As filed with the Securities and Exchange Commission on November 23, 2021

Registration No. 333-257685

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIGNA Sports United B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Kantstraße 164, Upper West

10623 Berlin, Federal Republic of Germany

Tel: +49 (30) 700 108 900

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Stephan Hutter, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Taunustor 1, TaunusTurm 60310 Frankfurt am Main, Republic of Germany +49 (69) 742 200	Howard L. Ellin, Esq. Kenneth M. Wolff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001-8602 (212) 735 3000

Christian O. Nagler, Esq.

David B. Feirstein, P.C.

Marshall P. Shaffer, P.C.

Aslam Rawoof, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Tel: (212) 446-4800

Fax: (212) 446-4900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, nominal value €0.12 per share, of TopCo	61,838,333(1)	$10.00	$618,383,330(2)	$67,465.62(3)
Warrants to purchase ordinary shares of TopCo	17,433,333(4)	$1.34	$23,360,666(5)	$2,548.65(3)
Aggregate Fee			$1,151,743,996	$70,014.27(6)

(1)

Represents ordinary shares, nominal value €0.12 per share (the “TopCo Shares”), of the registrant SIGNA Sports United B.V., a Dutch private limited liability company (“TopCo”) to be issued upon completion of the business combination described in the proxy statement/prospectus contained herein (the “Business Combination”), and includes (a) 34,500,000 TopCo Shares to be issued to holders of Class A ordinary shares of Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), (b) 9,905,000 TopCo Shares to be issued to holders of Class B ordinary shares of Yucaipa and (c) 17,433,333 TopCo Shares issuable upon exercise of warrants of TopCo to be issued to holders of public warrants of Yucaipa, each in connection with the Business Combination.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.00 (the implied price of the Class A ordinary shares of Yucaipa) multiplied by (ii) 61,838,333 TopCo Shares issuable in connection with the Business Combination.

(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(4)	Represents warrants of TopCo to be issued to holders of public warrants of Yucaipa in connection with the Business Combination.
(5)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $1.34 (the average of the high and low prices of the public warrants of Yucaipa as reported on NYSE on July 1, 2021) multiplied by (ii) 17,433,333 public warrants.

(6)	Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2021

LETTER TO SHAREHOLDERS OF YUCAIPA ACQUISITION CORPORATION

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

Dear Yucaipa Shareholder:

You are cordially invited to attend an extraordinary general meeting of Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), which will be held on                 , 2021 at          a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/yucaipayac/2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “General Meeting”). To attend the meeting virtually please visit https://www.cstproxy.com/yucaipayac/2021 and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

On June 10, 2021, Yucaipa, SIGNA Sports United GmbH, a German limited liability company (“SSU”), SIGNA Sports United B.V., a Dutch private limited liability company and wholly-owned subsidiary of SSU (“TopCo”), Olympics I Merger Sub, LLC, a Cayman Islands limited liability company and wholly-owned subsidiary of TopCo (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”), entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), contemplating several transactions, and in connection with which, Yucaipa will be merged with and into Merger Sub, with Merger Sub as the surviving company, and TopCo will be the ultimate parent company of SSU and Merger Sub (the “Business Combination”)).

At the General Meeting, Yucaipa shareholders will be asked to consider and vote upon (i) a proposal, as an ordinary resolution (the “Business Combination Proposal” or “Proposal No. 1”), to approve the Business Combination Agreement and the transactions contemplated thereby (including the Exchange, the Conversion, the Roll-up and the Wiggle Acquisition (each as defined herein)), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and (ii) a proposal, as a special resolution (the “Merger Proposal” or “Proposal No. 2”), to authorize and approve the plan of merger between Yucaipa and Merger Sub in the form tabled at the General Meeting, which will be substantially in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”) and the remaining transactions contemplated thereby.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

•

Yucaipa will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company (the “Surviving Company”) in the Merger, and each issued and outstanding Class A Share and Class B Share (collectively, the “Yucaipa Ordinary Shares”) will be automatically cancelled and extinguished in exchange for a claim to a corresponding equity security in Merger Sub, that will be contributed as a contribution in kind to TopCo in exchange for one ordinary share, par value €0.12 per share, of TopCo (the “TopCo Shares”) (provided that the 8,565,000 Class B Shares held by Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (“Yucaipa Sponsor”), will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Shares) and each outstanding warrant to acquire Yucaipa Ordinary Shares will become a warrant to acquire an equal number of TopCo Ordinary Shares (collectively, the “TopCo-Yucaipa Business Combination”);

•

immediately thereafter, TopCo will issue TopCo Shares, deemed under the Business Combination Agreement to have an aggregate value of approximately $2,462 million, to the shareholders of SSU (including to the SSU Convertible Loan Lenders and the Roll-up Minorities) that duly delivered a shareholder undertaking agreeing to participate in the transaction prior to Closing (collectively, the “Participating Shareholders”) in exchange for the contribution by such shareholders of all of their equity interests in SSU (Geschäftsanteile) (the “Exchange”). The Roll-up serves to streamline and adjust the shareholdings in certain of SSU’s subsidiaries, leading to SSU owning 100% (directly or indirectly) of such subsidiaries in which the Roll-up Minorities hold shares prior to the Roll-up. In order to fulfill SSU’s obligations under its roll-up agreements with the respective Roll-up Minorities, TopCo will issue TopCo Shares with a nominal value of €0.12 per share to the Roll-up Minorities;

•

immediately after giving effect to the Exchange, TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); and

•

SSU will consummate the acquisition of Mapil TopCo Limited, a private company limited by shares incorporated in England and Wales (“Wiggle” and such acquisition, the “Wiggle Acquisition”), the consummation of which is a condition to the Closing of the Business Combination, concurrently with the Closing in accordance with the terms of the definitive transaction agreement for the Wiggle Acquisition as amended, (the “Wiggle SPA”), which was signed concurrently with the Business Combination Agreement, pursuant to which, (i) on the closing date and in order to give effect to the Wiggle Acquisition, (A) TopCo will pay, or cause to be paid, a consideration in cash and in equity to the sellers under the Wiggle SPA, (B) TopCo will issue a number of TopCo Shares equivalent to the Wiggle Equity Consideration (as defined in the Business Combination Agreement) (based on a share price of $10.00 per TopCo Share), and (ii) within ten “Business Days” (as such term is defined in the Wiggle SPA) following the post-closing lock-up period described therein, TopCo will pay, or will cause to be paid to the sellers under the Wiggle SPA, the Wiggle Deferred Cash Consideration (as defined in the Business Combination Agreement).

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement and, with regards to the upsizing of the size of the PIPE Financing, in October 2021, Yucaipa and TopCo entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, severally and not jointly, and TopCo agreed to issue and sell to such PIPE Investors, an aggregate of 37.2 million TopCo Shares at $10.00 per share for gross proceeds of $372.0 million (the “PIPE Financing”) on the Closing Date, $50.0 million of which will be funded by Ronald W. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) (such investment, the “Sponsor PIPE”). The TopCo Shares to be issued pursuant to the Subscription Agreements as effected by the notarial “deed of issue of shares in TopCo” have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. TopCo will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. Pursuant to the amendment of the Sponsor Letter Agreement on October 15, 2021, the TopCo Shares issued to the PIPE Investors will not be subject to a post-Closing lock-up period. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Additionally, in connection with their entry into the Business Combination Agreement, Yucaipa and TopCo entered into a letter agreement (the “Sponsor Letter Agreement”) with Yucaipa Sponsor and the current directors of Yucaipa (the “Yucaipa Initial Shareholders”) pursuant to which, among other things, each Yucaipa Initial Shareholder agreed to (a) vote in favor of the transaction proposals to be voted upon at the General Meeting, including the approval of the Business Combination Agreement and the approval of the transactions contemplated thereby, (b) waive certain adjustments to the conversion ratio and other anti-dilution protections set forth in Yucaipa’s governing documents with respect to the Class B Shares that would result in the Yucaipa Sponsor holding more than 9,815,000 Class A Shares in the aggregate, (c) be bound by certain transfer restrictions with respect to their Yucaipa Ordinary Shares prior to the

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Closing, (d) terminate the lock-up provisions of that certain Letter Agreement, dated as of August 6, 2020, and (e) be bound by certain lock-up provisions during the post-closing lock-up period described therein with respect to the TopCo Shares issued to them pursuant to the Business Combination Agreement on the terms and subject to the conditions set forth therein.

In addition to the Business Combination Proposal and the Merger Proposal, Yucaipa shareholders are being asked to consider and vote upon, on a non-binding advisory basis, certain material provisions in the amendment of articles of association of TopCo (the “Charter Amendment Proposal” or “Proposal No. 3”), presented separately in accordance with the SEC requirements. Yucaipa shareholders are also being asked to consider and vote on a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Yucaipa shareholders or if, as of the time for which the General Meeting is scheduled, there are insufficient Yucaipa Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, or (B) in order to solicit additional proxies from Yucaipa shareholders in favor of the Business Combination Proposal or the Merger Proposal (the “Adjournment Proposal” or “Proposal No. 4”). The Adjournment Proposal will only be presented to Yucaipa shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal. Each of these proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully.

The Class A Shares, Yucaipa Public Units and Yucaipa Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “YAC,” “YAC.U” and “YAC WS,” respectively. Upon the closing of the Business Combination, the Yucaipa securities will be delisted from NYSE. TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants on NYSE under the symbols “SSU” and “SSUW,” respectively, upon the closing of the Business Combination.

TopCo is an “emerging growth company” under applicable United States federal securities laws and will be subject to reduced public company reporting requirements. Investing in TopCo’s securities involves a high degree of risk. See “Risk Factors” beginning on page 53 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in TopCo’s securities.

With respect to Yucaipa and the holders of the Yucaipa Ordinary Shares, the accompanying proxy statement/prospectus serves as a:

•

proxy statement for the extraordinary general meeting of Yucaipa shareholders being held on                 , 2021, where Yucaipa shareholders will vote on, among other things, a proposal to approve the Business Combination Agreement, the Business Combination and the Merger and authorize the Plan of Merger; and

•	prospectus for the TopCo Shares and TopCo Public Warrants that Yucaipa shareholders and public warrant holders will receive in the Business Combination.

Pursuant to the Yucaipa amended and restated memorandum and articles of association, Yucaipa is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of the Yucaipa IPO and certain of the proceeds of the sale of the Private Placement Warrants. Redemptions referred to herein shall take effect as repurchases under the Yucaipa amended and restated memorandum and articles of association. The per-share amount Yucaipa will distribute to investors who properly redeem their Class A Shares will not be reduced by the aggregate deferred underwriting commission of approximately $12.1 million that Yucaipa will pay to the underwriters of the Yucaipa IPO or transaction expenses of SSU and Yucaipa incurred in connection with the

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Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $345.0 million as of March 31, 2021, the estimated per Class A Share redemption price would have been approximately $10.00. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal and/or the Merger Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding Class A Shares (i.e., in excess of 5,175,000 Class A Shares). Yucaipa has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Yucaipa’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that SSU’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Financing (net of any unpaid transaction expenses of SSU and Yucaipa) being at least equal to the greater of: (i) $522 million, net of any unpaid or contingent liabilities of Yucaipa, and (ii) an aggregate amount equal to: (A) 60% of the Wiggle Consideration plus (B) an amount equal to certain estimated transaction expenses plus (C) $150 million.

The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Yucaipa’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then SSU may elect not to consummate the Business Combination. In addition, in no event will Yucaipa redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Yucaipa amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding Yucaipa Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that (i) none of Yucaipa’s public shareholders exercise their redemption rights with respect to their Class A Shares and (ii) Participating Shareholders represent 100% of the issued and outstanding shares of SSU.

The Yucaipa Initial Shareholders have agreed to waive their redemption rights with respect to any Yucaipa Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Yucaipa Initial Shareholders own 19.9% of the issued and outstanding Yucaipa Ordinary Shares, including all of the Founder Shares. The Yucaipa Initial Shareholders have agreed to vote any Yucaipa Ordinary Shares owned by them in favor of the Business Combination and the transactions contemplated thereby. The Founder Shares are subject to transfer restrictions. The Yucaipa amended and restated memorandum and articles of association includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of Class A Shares one day after the closing of the Business Combination, at a conversion rate that entitles the holders of such Founder Shares to own, in the aggregate, 20% of the issued and outstanding Yucaipa Ordinary Shares after giving effect to the PIPE Financing. However, the Yucaipa Initial Shareholders have agreed to waive such conversion adjustment pursuant to the Sponsor Letter Agreement to the extent it would result in the Yucaipa Sponsor holding more than 9,815,000 Founder Shares. As a result, the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares at the closing of the Business Combination, such that the Yucaipa Initial Shareholders will hold approximately 2.9% of the total number of TopCo Shares outstanding after the consummation of the Business Combination (assuming no exercise of the Private Placement Warrants). Please see the section entitled “Frequently Used Terms and Basis of Presentation” in the accompanying proxy statement/prospectus for assumptions relating to this calculation.

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Yucaipa is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournments or postponements of the General Meeting. Information about the General Meeting, the Business Combination and other related business to be considered by the Yucaipa shareholders at the General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the General Meeting, all Yucaipa shareholders are urged to read carefully the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of TopCo, Yucaipa and SSU carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 53 of the accompanying proxy statement/prospectus.

After careful consideration, the Yucaipa Board has approved the Business Combination Agreement and the Business Combination, and recommends that Yucaipa shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the Business Combination, the Merger and the Plan of Merger, and “FOR” all other proposals presented to Yucaipa shareholders in the accompanying proxy statement/prospectus. When you consider the Yucaipa Board’s recommendation of these proposals, you should keep in mind that certain Yucaipa directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for additional information.

Approval of the Merger Proposal requires the affirmative vote of holders of at least two-thirds of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Business Combination Proposal, the Charter Amendment Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting.

Your vote is very important. Whether or not you plan to attend the General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal and the Merger Proposal are each approved at the General Meeting. The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. Neither the Charter Amendment Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If you are a shareholder of record and you attend the General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT YUCAIPA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE GENERAL MEETING. THE REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A HOLDER MUST IDENTIFY HIMSELF, HERSELF OR ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE HIS, HER OR ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE TRANSFER AGENT IN ORDER TO VALIDLY REDEEM HIS, HER

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OR ITS SHARES. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Yucaipa Board, I would like to thank you for your support of Yucaipa and look forward to a successful completion of the Business Combination.

Sincerely,

Ronald W. Burkle President and Chairman of the Board of Directors

                    , 2021

Important Notice Regarding the Availability of Proxy Materials for the General Meeting to be held on         , 2021.

The notice of the General Meeting and the related proxy statement will be available at https://www.cstproxy.com/yucaipayac/2021.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 , 2021, and is expected to be first mailed or otherwise delivered to Yucaipa shareholders on or about                 , 2021.

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ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by TopCo, Yucaipa or SSU. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of TopCo, Yucaipa or SSU since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF EXTRAORDINARY GENERAL MEETING

OF YUCAIPA

TO BE HELD ON                  7, 2021

To the Shareholders of Yucaipa:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), will be held on                 , 2021 at          a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/yucaipayac/2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “General Meeting”). You are cordially invited to attend the General Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1.

Business Combination Proposal — to consider and vote on a proposal to approve, as an ordinary resolution (the “Business Combination Proposal” or “Proposal No. 1”) the consummation of Yucaipa’s business combination which will involve (i) entry into that Business Combination Agreement, dated as of June 10, 2021 (as it may be amended from time to time, the “Business Combination Agreement,” a copy of which is attached to the accompanying proxy statement/prospectus as Annex A), by and among Yucaipa, SIGNA Sports United GmbH, a German limited liability company (“SSU”), SIGNA Sports United B.V., a Dutch private limited liability company and wholly-owned subsidiary of SSU (“TopCo”), Olympics I Merger Sub, LLC, a Cayman Islands limited liability company and wholly owned subsidiary of TopCo (“Merger Sub”) and SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”), pursuant to which several transactions will occur, and in connection therewith, TopCo will be the ultimate parent company of SSU and Yucaipa (the “Business Combination”), and Yucaipa’s entry into the Business Combination Agreement and transactions contemplated thereby be confirmed, ratified and approved in all respects; (ii) Yucaipa’s merger with Merger Sub so that Merger Sub be the surviving company and all the undertaking, property and liabilities of Yucaipa vest in Merger Sub by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”);

2.

Merger Proposal — to consider and vote on a proposal to approve, as a special resolution (the “Merger Proposal” or “Proposal No. 2”) that the plan of merger as required under section 46(4) of the Limited Liability Companies Act (As Revised) (the “LLC Act”) and section 233(4) of the Companies Act in the form tabled to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex B, the “Plan of Merger”) be authorized, approved and confirmed in all respects; and Yucaipa be authorized to enter into the Plan of Merger and to merge with and into Merger Sub so that Merger Sub be the surviving entity and all the undertaking, property and liabilities of Yucaipa vest in the surviving entity by virtue of such merger pursuant to the Companies Act and the LLC Act;

3.

Charter Amendment Proposal — to consider and vote on a proposal to approve, on a non-binding advisory basis, certain material provisions in the amendment of the articles of association of TopCo (the “Charter Amendment Proposal” or “Proposal No. 3”), presented separately in accordance with the SEC requirements; and

4.

Adjournment Proposal — to consider and vote on a proposal to approve, as an ordinary resolution, to adjourn the General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Yucaipa shareholders or, if as of the time for which the General Meeting is scheduled, there are insufficient Yucaipa Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, or (B) in order to solicit additional proxies from Yucaipa shareholders in favor of the Business Combination Proposal or the Merger Proposal (the “Adjournment Proposal” or “Proposal No. 4”).

To attend the meeting virtually please visit https://www.cstproxy.com/yucaipayac/2021 and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

The record date for the General Meeting for Yucaipa shareholders that hold their shares in “street name” is                 , 2021. For Yucaipa shareholders holding their shares in “street name”, only shareholders at the close of business on that date may vote at the General Meeting or any adjournment thereof. For the avoidance of doubt, the record date does not apply to Yucaipa shareholders that hold their shares in registered form and are registered as shareholders in Yucaipa’s register of members. Yucaipa shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each Yucaipa Ordinary Share held on the date of the General Meeting.

As further described in this proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

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Yucaipa will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company (the “Surviving Company”) in the Merger, and each issued and outstanding Class A Share and Class B Share (collectively, the “Yucaipa Ordinary Shares”) will be automatically cancelled and extinguished in exchange for a claim for a corresponding equity security in Merger Sub, which will be contributed in kind to TopCo in exchange for one ordinary share, par value €0.12 per share of TopCo (the “TopCo Shares”) (provided that the 8,565,000 Class B Shares held by Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (“Yucaipa Sponsor”) will entitle Yucaipa Sponsor to a claim for equity security in Merger Sub, which upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Shares) and each outstanding warrant to acquire ordinary shares of Yucaipa will become a warrant to acquire an equal number of TopCo Shares (collectively, the “TopCo-Yucaipa Business Combination”);

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immediately thereafter, TopCo will issue 246,189,168 TopCo Shares, deemed under the Business Combination Agreement to have an aggregate value of approximately $2,462 million, to each of the shareholders of SSU that duly delivered a shareholder undertaking agreeing to participate in the transaction prior to Closing (collectively, the “Participating Shareholders”) in exchange for the contribution by such shareholders of all of their equity interests in SSU (Geschäftsanteile) (the “Exchange”). In the Exchange, of the 246,189,168 TopCo Shares issued in total, 204,411,690 TopCo Shares will be issued to SSU’s Initial Shareholders, 19,150,421 TopCo Shares will be issued to the SSU Convertible Loan Lenders and 22,627,057 TopCo Shares will be issued to the Roll-up Minorities;

•

immediately after giving effect to the Exchange, TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); and

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SSU will consummate the acquisition of Mapil TopCo Limited, a private company limited by shares incorporated in England and Wales (“Wiggle”. and such acquisition, the “Wiggle Acquisition”), the consummation of which is a condition to the Closing of the Business Combination, concurrently with the Closing in accordance with the terms of the definitive transaction agreement for the Wiggle Acquisition as amended, (the “Wiggle SPA”), which was signed concurrently with the Business Combination Agreement, pursuant to which, (i) on the closing date and in order to give effect to the Wiggle Acquisition (A) TopCo shall pay, or shall cause to be paid, the Wiggle Cash Consideration to the sellers under the Wiggle SPA, (B) TopCo shall issue 14,222,018 TopCo Shares equivalent to the Wiggle Equity Consideration (as defined in the Business Combination Agreement) (based on a share price of $10.00 per share), and (ii) within ten “Business Days” (as such term is defined in the Wiggle SPA) following the post-closing lock-up period described therein, TopCo shall pay, or shall cause to be paid to the sellers under the Wiggle SPA, the Wiggle Deferred Cash Consideration (as defined in the Business Combination Agreement) in an amount of estimated €71.9 million.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement and, with regards to the upsizing of the size of the PIPE Financing, in October 2021, Yucaipa and TopCo entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, severally and not jointly, and TopCo

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agreed to issue and sell to such PIPE Investors, an aggregate of 37.2 million TopCo Shares at $10.00 per share for gross proceeds of $372.0 million (the “PIPE Financing”) on the Closing Date, $50.0 million of which will be funded by Ronald W. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) (the “Sponsor PIPE”). The TopCo Shares to be issued pursuant to the Subscription Agreements as effected by the notarial “deed of issue of shares in TopCo” have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. TopCo will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. Pursuant to the amendment of the Sponsor Letter Agreement on October 15, 2021, the TopCo Shares issued to the PIPE Investors will not be subject to a post-Closing lock-up period. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Additionally, in connection with their entry into the Business Combination Agreement, Yucaipa and TopCo entered into a letter agreement (the “Sponsor Letter Agreement”) with the Yucaipa Initial Shareholders (as defined below) pursuant to which, among other things, each Yucaipa Initial Shareholder agreed to (a) vote in favor of the transaction proposals to be voted upon at the General Meeting, including the approval of the Business Combination Agreement and the approval of transactions contemplated thereby, (b) waive certain adjustments to the conversion ratio and other anti-dilution protections set forth in Yucaipa’s governing documents with respect to the Class B Shares that would result in the Yucaipa Sponsor holding more than 9,815,000 Class A Shares in the aggregate, (c) be bound by certain transfer restrictions with respect to their Yucaipa Ordinary Shares prior to the Closing, (d) terminate the lock-up provisions of that certain Letter Agreement, dated as of August 6, 2020, as a result of which, the resale of the Ordinary Shares issued to Yucaipa Sponsor and the Yucaipa Initial Shareholder in connection with the PIPE Financing is not restricted by any contractual lock-up arrangements, and (e) be bound by certain lock-up provisions during the post-closing lock-up period described therein with respect to the TopCo Shares issued to them pursuant to the Business Combination Agreement on the terms and subject to the conditions set forth therein.

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. You are urged to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of TopCo, Yucaipa and SSU.

Pursuant to the Yucaipa amended and restated memorandum and articles of association, Yucaipa is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of the Yucaipa IPO and certain of the proceeds of the sale of the Private Placement Warrants. Redemptions referred to herein shall take effect as repurchases under the Yucaipa amended and restated memorandum and articles of association. The per-share amount Yucaipa will distribute to investors who properly redeem their Class A Shares will not be reduced by the aggregate deferred underwriting commission of $12.1 million that Yucaipa will pay to the underwriters of the Yucaipa IPO or transaction expenses of SSU and Yucaipa incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $345 million as of March 31, 2021, the estimated per Class A Share redemption price would have been approximately $10.00. The redemption rights include the requirement that a holder must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to the Transfer Agent in order to validly redeem his, her or its shares. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal and/or the Merger Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding Class A Shares (i.e., in excess of 5,175,000 Class A Shares). Yucaipa has no specified maximum redemption threshold under its amended and restated memorandum and articles of

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association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Yucaipa’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid transaction expenses of SSU and Yucaipa) being no less than the Minimum Available Cash Condition (as defined in the Business Combination Agreement).

The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Yucaipa’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then SSU may elect not to consummate the Business Combination. In addition, in no event will Yucaipa redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Yucaipa amended and restated memorandum and articles of association and as required as a closing condition to SSU’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding Yucaipa Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that (i) none of Yucaipa’s public shareholders exercise their redemption rights with respect to their Class A Shares and (ii) Participating Shareholders represent 100% of the issued and outstanding shares of SSU.

Yucaipa Sponsor and the current independent directors of Yucaipa (the “Yucaipa Initial Shareholders”), as well as Yucaipa’s officers and other current directors, have agreed to waive their redemption rights with respect to any Yucaipa Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Yucaipa Initial Shareholders own 19.9% of the issued and outstanding Yucaipa Ordinary Shares, including all of the Founder Shares. The Yucaipa Initial Shareholders have agreed to vote any Yucaipa Ordinary Shares owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions. The Yucaipa amended and restated memorandum and articles of association includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of Class A Shares one day after the closing of the transactions contemplated by the Business Combination Agreement, at a conversion rate that entitles the holders of such Founder Shares to own, in the aggregate, 20% of the issued and outstanding Yucaipa Ordinary Shares after giving effect to the PIPE Financing. However, the Yucaipa Initial Shareholders have agreed to waive such conversion adjustment pursuant to the Sponsor Letter Agreement to the extent it would result in Yucaipa Sponsor holding more than 9,815,000 Founder Shares. As a result, the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares at the closing of the Business Combination, such that the Yucaipa Initial Shareholders will hold approximately 2.9% of the total number of TopCo Shares outstanding after the consummation of the Business Combination (assuming no exercise of the Private Placement Warrants). Please see the section entitled “Frequently Used Terms and Basis of Presentation” in the proxy statement/prospectus for assumptions relating to this calculation.

It is anticipated that, upon completion of the Business Combination following implementation of the Conversion and Roll-up in full: (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 10.0% of TopCo; (ii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.8% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee(s) with respect to the Sponsor PIPE) will own approximately 2.9% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 59.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.6% of TopCo, (vii) the Roll-up Minorities will own approximately 6.6% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo. These levels of ownership interests assume that (A) no Class A Shares are elected to be redeemed by Yucaipa’s public shareholders (B) that 37,200,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) Participating Shareholders represent 100% of the issued and outstanding shares of SSU.

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The ownership percentages with respect to TopCo following the Business Combination do not take into account the warrants to purchase TopCo Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will immediately be exchanged for an equivalent number of TopCo Shares at the closing of the Business Combination (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Shares). If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in TopCo will be different. For more information, please see the sections entitled “The Business Combination — Ownership of TopCo” and “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.”

Assuming Yucaipa Sponsor will exercise its 5,933,333 Private Placement Warrants to purchase an additional 5,933,333 TopCo Shares, (i) Yucaipa Sponsor would hold 15,748,333 TopCo Shares, which constitutes approximately 4.5% of the outstanding TopCo Shares, (ii) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 9.9% of TopCo, (iii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.7% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 58.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.5% of TopCo, (vii) the Roll-up Minorities will own approximately 6.5% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo, resulting in an amount of 349,242,719 total TopCo Shares outstanding.

Alternatively, assuming that (A) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied, without triggering the provisions of the Redemption Offset Agreement and therefore no Shortfall Amount would result, (B) that 37,200,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) Participating Shareholders represent 100% of the issued and outstanding shares of SSU, the levels of ownership will be as follows: (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 5.4% of TopCo; (ii) the PIPE Investors (including Ronald W. Burkle or his assignee(s) under the Subscription Agreement to which he is a party with respect to the Sponsor PIPE) will own approximately 11.4% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee (s) with respect to the Sponsor PIPE) will own approximately 3.0% of TopCo; (iv) the sellers in the Wiggle Acquisition will own approximately 4.4% of TopCo; (v) the SSU equityholders will own approximately 75.4% of TopCo; and (vi) SSU’s management will own approximately 0.4% of TopCo. If the actual facts are different than these above assumptions (which they are likely to be), the relative ownership percentages in TopCo will be different.

Should Class A Shares be elected to be redeemed by Yucaipa public shareholders to the extent that the Shortfall Amount (as defined in the Redemption Offset Agreement) is $90 million, (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 2.7% of TopCo; (ii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 11.4% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee(s) with respect to the Sponsor PIPE) will own approximately 3.0% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 5.3% of TopCo; (v) SSU equity holders will own approximately 77.2% of TopCo, and (vi) SSU’s management will own approximately 0.4% of TopCo.

However, if Yucaipa Public Shareholders exercise redemption rights to the extent that the Shortfall Amount (as defined in the Redemption Offset Agreement) exceeds $90 million, and is equal to the Wiggle Deferred Cash Consideration (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 0.1% of TopCo; (ii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 11.4% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee (s) with respect to the Sponsor PIPE) will own approximately 3.0% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 7.9% of TopCo; (v) SSU equity holders will own approximately 77.2% of TopCo, and (vi) SSU’s management will own approximately 0.0% of TopCo.

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Based on the fair value of marketable securities held in the Trust Account of approximately $345.0 million as of March 31, 2021 and 34,500,000 Class A Shares outstanding, the Class A Share Redemption Price would amount to $10 and the Redemption Threshold Amount would amount to approximately $167 million, assuming the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied. The amount by which the Actual Redemption Amount (as defined in the Redemption Offset Agreement) exceeds the Redemption Threshold Amount will account for the Shortfall Amount.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. Neither the Charter Amendment Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Approval of the Merger Proposal requires the affirmative vote of holders of at least two-thirds of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Business Combination Proposal, the Charter Amendment Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. The Yucaipa Board recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Ronald W. Burkle
Chairman of the Board of Directors
New York, New York

                    , 2021

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning Yucaipa, without charge, by written request to 9130 West Sunset Boulevard, Los Angeles, CA 90069.

In order for Yucaipa’s shareholders to receive timely delivery of the documents in advance of the general meeting to be held on                 , 2021, you must request the information no later than                 , 2021, five business days prior to the date of the general meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by TopCo (File No. 333-257685), constitutes a prospectus of TopCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the TopCo securities to be issued to Yucaipa shareholders and SSU equityholders, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the general meeting of Yucaipa shareholders at which Yucaipa shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination, the Merger and the Plan of Merger by the approval and adoption of the Business Combination Proposal and the Merger Proposal, among other matters.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar;

•	“€,” “EUR” and “Euro” each refer to the Euro; and

•	“£,” “GBP” “pound sterling” each refer to the “British pound sterling.”

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

SSU’s audited financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.”

This proxy statement/prospectus contains non-IFRS measures that are not required by, or presented in accordance with, IFRS. SSU presents non-IFRS measures because they are used by SSU’s management in monitoring SSU’s business and because SSU believes that they and similar measures are frequently used by securities analysts, investors and other interested parties in evaluating companies in its industry.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The SSU logo and other trademarks or service marks of SSU appearing in this prospectus are the property of SSU. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend to use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The Yucaipa logo and other trademarks or service marks of Yucaipa appearing in this prospectus are the property of Yucaipa. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Yucaipa will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to Yucaipa’s knowledge, the property of their respective owners. Yucaipa does not intend to use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

In this proxy statement/prospectus:

“Aggregate PIPE Proceeds” means the cash proceeds to be actually received by TopCo or any of its Affiliates in respect of the PIPE Financing.

“Aggregate TopCo Transaction Proceeds Condition” means the condition to SSU’s obligation to consummate the Business Combination if the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid transaction expenses of SSU and Yucaipa) is at least the Minimum Cash Amount.

“Ancillary Documents” means, collectively, the Sponsor Letter Agreement, the Registration Rights Agreement, the Subscription Agreements, the Shareholders’ Undertakings, the Earn-out Agreement, the Warrant Assumption Agreement, and the Lock-Up Agreements.

“Authorized Capital” means the capital created by SSU in accordance with Section 55a of the German Limited Liability Companies Act designated to ensure a conversion pursuant to certain convertible loan instruments, inter alia, pursuant to the terms of the Convertible Loan Agreements.

“Business Combination” means all of the transactions contemplated by the Business Combination Agreement and the other transaction documents, including (i) the Merger; (ii) the Exchange; (iii) the Conversion; (iv) the Roll-up; and (v) the Wiggle Acquisition. For accounting and financial reporting purposes, the Exchange will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on IFRS 2 (“Share-based Payment”).

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of June 10, 2021, by and among Yucaipa, SSU, TopCo, Merger Sub and SISH, which is attached hereto as Annex A, as it may be amended from time to time.

“Cash Redemption Amount” means the aggregate amount of cash required to satisfy any valid exercise by Yucaipa shareholders of their right to have Yucaipa redeem their Class A Shares in connection with the Business Combination.

“Cayman Islands Companies Act” means the Companies Act (2020 Revision) of the Cayman Islands.

“Change in Legal Form of TopCo” means the transactions whereby TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap).

“Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of Yucaipa.

“Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of Yucaipa.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Closing Date” means the date on which the Closing shall occur.

“Company” means SSU.

“Company Common Stock” means 21,233,124 paid up shares (Geschäftsanteile) of SSU in the nominal amount of €1.00 per share as of November 23, 2021, including the shares issued in the Conversion and the Roll-up.

“Conversion” means the conversion of the entire loan amount granted to SSU under the Convertible Loan Agreements plus accrued interest thereunder into shares of Company Common Stock by way of capital increase of the share capital of SSU as contemplated by the Shareholders’ Undertakings.

“Convertible Loan Agreements” means (i) the €50,000,000 convertible loan agreement between SISH, as original lender, and SSU, as borrower, dated December 20, 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) which was transferred and assigned from SISH (A) to Bayerische Beamten Lebensversicherung a.G. in a partial amount of €10,000,000 under a certain purchase and contractual assignment agreement (Vertragsübernahme), dated December 14, 2020 (notarial roll of deeds no. 348/2020 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) and (B) to INGBE Stiftung in a partial amount of €40,000,000 (plus accrued interest) under a certain purchase and contractual assignment agreement (Vertragsübernahme), dated January 20, 2021 (notarial roll of deeds no. 16/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) and, under two certain purchase and contractual assignment agreements (Vertragsübernahme), dated March 16, 2021 (notarial roll of deeds no. 82/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany), which was subsequently transferred and assigned from INGBE Stiftung to each of Arrow Holding AG and Guardians Invest AG in a partial amount of €5,000,000 each and (ii) the €25,000,000 convertible loan agreement between RAG-S LENDING SCS, SICAV-RAIF, as original lender, and SSU, as borrower, dated December 20, 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany).

“COVID-19” means a strain of the coronavirus and the infectious disease caused by it.

“DCGC” means the Dutch Corporate Governance Code, as of December 8, 2016 and as amended from time to time.

“Earn-out Agreement” means that certain Earn-out Agreement, dated as of June 10, 2021, by and among TopCo, SISH and Yucaipa, which is attached hereto as Annex O.

“Exchange” means the exchange for the contribution by the Participating Shareholders, pursuant to the Shareholders’ Undertakings of all of the paid up shares in SSU to TopCo, deemed to have an aggregate value of $2,462 million under the Business Combination Agreement, in exchange for TopCo Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Founder Shares” means the aggregate 8,625,000 Class B Shares that are currently owned by the Yucaipa Initial Shareholders, of which 8,565,000 shares are held by Yucaipa Sponsor and 30,000 shares are held by each of Christel Sicé, Tom Dahlen and Yusef Jackson (for a combined total of 8,625,000 shares).

“General Meeting” means the extraordinary general meeting of Yucaipa that is the subject of this proxy statement/prospectus.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Master Agency Agreement” means the master agency agreement on the raising and structuring of capital for equity financings, in particular the issuance of shares as well as securities, hybrid and subordinated financings

(Rahmenvermittlungsvertrag über die Kapitalbeschaffung und -Strukturierung für Eigenkapitalfinanzierungen, insbesondere die Ausgabe von Aktien sowie von Wertpapier-, Hybrid- und Nachrangfinanzierungen) entered into between SSU and SIGNA Financial Services AG dated December 3/5, 2019 (as amended from time to time and including, in particular, but not limited to, the single orders (Einzelaufträge) dated December 6/9, 2019 and December 14/16, 2020).

“Merger” means the merger of Yucaipa with and into Merger Sub, with Merger Sub being the surviving company.

“Merger Sub” means Olympics I Merger Sub, LLC, a Cayman Islands limited liability company.

“Minimum Cash Amount” means the greater of (i) $522 million (after deducting any unpaid or contingent liabilities of Yucaipa) and (ii) an aggregate amount equal to: (a) 60% of the consideration received in the Wiggle Acquisition owed to the sellers under the Wiggle SPA plus (b) an amount equal to the aggregate estimated transaction expenses of Yucaipa and SSU included in the TopCo Closing Statement and the Yucaipa Closing Statement (each as defined in the Business Combination Agreement), plus (c) $150 million.

“Morrow” means Morrow Sodali LLC, proxy solicitor to Yucaipa.

“NYSE” means the New York Stock Exchange.

“Participating Shareholders” means each of the shareholders of SSU that duly executed and delivered a Shareholders’ Undertaking agreeing to participate in the transaction prior to the Closing.

“PIPE Financing” means the private placement of 37.2 million TopCo Shares to the PIPE Investors pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, for gross proceeds to TopCo in an aggregate amount of approximately $372.0 million, pursuant to the Subscription Agreements.

“PIPE Investors” means the investors (including Ronald W. Burkle or his assignee(s) under the Subscription Agreement to which he is a party) in the PIPE Financing pursuant to the Subscription Agreements.

“Pre-Closing SSU Shareholders” means all of the shareholders of SSU (who will receive TopCo’s equity) prior to the Closing and the persons who have become shareholders of SSU following the Roll-Up and the Conversion (each of which will receive TopCo Shares in the Exchange at Closing).

“Plan of Merger” means, in connection with the Merger, the plan of merger between Yucaipa and Merger Sub in the form tabled at the General Meeting, which will be substantially in the form attached hereto as Annex B.

“Private Placement Warrants” means the warrants issued and sold to Yucaipa Sponsor in a private placement at the time of the Yucaipa IPO, each of which is exercisable for one Class A Share at an exercise price of $11.50 per share.

“public shareholders” means holders of public shares, including the Yucaipa Initial Shareholders and the directors and officers of Yucaipa to the extent they hold public shares, provided, that any of the Yucaipa Initial Shareholders or the directors and officers of Yucaipa will be considered a “public shareholder” only with respect to any public shares held by them.

“public shares” means Class A Shares included in the units issued in the Yucaipa IPO.

“Redemption Offset Agreement” means that certain Redemption Offset Agreement entered into by and among TopCo, SISH and Bridgepoint on October 15, 2021 pursuant to which the parties will offset redemptions above a certain level.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement to be entered into by and among TopCo, Yucaipa, the Yucaipa Sponsor, certain former stockholders of SSU (prior to the Merger), Christel Sicé, Yusef Jackson and certain investors, which shall be effective as of the closing of the Business Combination and which shall be substantially in the form attached hereto as Annex M.

“Required Company Shareholders’ Consent” means the approval of: (i) the execution of the Business Combination Agreement and the implementation of the transactions contemplated thereby; and (ii) the amendments to certain shareholders’ agreements of SSU, obtained at a meeting held on March 31, 2021 and by way of circular resolution dated April 1, 2021.

“Roll-up” means the issuance of shares of common stock of SSU to minority shareholders of certain of SSU’s subsidiaries by way of a capital increase of SSU against contribution of the equity interests held by such minority shareholders as contemplated by the Shareholders’ Undertakings.

“Roll-up Minorities” means certain minority shareholders with shareholdings in the following SSU subsidiaries prior to the implementation of the Roll-up: Tennis-Point GmbH, SIGNA Sport Online GmbH and SIGNA AppVentures GmbH.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders’ Undertakings” means, collectively, the irrevocable shareholders’ undertakings the Pre-Closing SSU Shareholders entered into, in one of three forms, concurrently with the execution of the Business Combination Agreement.

“SIGNA Group” means SIGNA Holding GmbH, an Austrian limited liability company, together with its consolidated subsidiaries, from time to time.

“SISH” means SIGNA International Sports Holding GmbH, a German limited liability company.

“SPA Variation Agreement” means that certain SPA Variation Agreement entered into by SSU, Bridgepoint and HUW CRWYS- Williams on October 15, 2021 to amend the Wiggle SPA (as defined below) and make the necessary changes to such agreement to reflect the offset of potential redemptions by Yucaipa’s public shareholders in accordance with the Redemption Offset Agreement.

“Sponsor Letter Agreement” means the letter agreement, dated as of June 10, 2021, by and between the Yucaipa Initial Shareholders, TopCo and Yucaipa attached hereto as Annex J, as it may be amended from time to time.

“Sponsor PIPE” means that portion of the PIPE Financing subscribed by Ronald W. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) pursuant to a Subscription Agreement.

“SSU” means SIGNA Sports United GmbH, a German limited liability company.

“SSU Convertible Loan Lenders” means INGBE Stiftung, Arrow Holding AG, Guardians Invest AG, Bayerische Beamten Lebensversicherung a.G. and RSI SCS, SICAV-RAIF.

“SSU Group” means SSU together with its consolidated subsidiaries.

“SSU’s Initial Shareholders” means SISH, SISH Beteiligung GmbH & Co. KG, R+V Lebensversicherung Aktiengesellschaft, R+V Versicherung AG, AEON Co. Ltd. and Evergrow Luxembourg SCS.

“SSU Shares” means ordinary shares of SSU.

“SSU shareholder” means any holder of SSU Shares.

“Subscription Agreements” means those certain subscription agreements entered into on June 10, 2021 and October 7, 2021 among Yucaipa, TopCo and the PIPE Investors named therein relating to the PIPE Financing.

“TopCo” means SIGNA Sports United B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will, in connection with the consummation of the Business Combination, be converted into a Dutch public limited liability company (naamloze vennootschap) and will change its name to SIGNA Sports United N.V., and, unless the context otherwise requires, includes its consolidated subsidiaries for periods following the Business Combination.

“TopCo Articles of Association” means the articles of association of TopCo, to be effective at the time of consummation of the Business Combination, which are attached hereto as Annex E.

“TopCo Board” means the board of directors of TopCo.

“TopCo Director” means a TopCo Executive Director or a TopCo Non-Executive Director.

“TopCo Equity Plan” means the omnibus equity incentive plan of TopCo to be approved and adopted by the board of directors of TopCo, subject to the Yucaipa shareholders approving the Business Combination Proposal and the Merger Proposal at the General Meeting, to be effective prior to the Closing Date.

“TopCo Executive Director” means an executive member of the TopCo Board.

“TopCo Non-Executive Director” means a non-executive member of the TopCo Board.

“TopCo Public Warrants” means warrants to acquire TopCo Shares on substantially equivalent terms and conditions as the Yucaipa Warrants.

“TopCo Shares” means the ordinary shares, nominal value €0.12 per share, of TopCo.

“TopCo-Yucaipa Business Combination” means, collectively, the Merger, with Merger Sub as the surviving company in the Merger, and each issued and outstanding Class A Share and Class B Share will be exchanged for a claim for a corresponding equity security in Merger Sub, which will be contributed as a contribution in kind to TopCo in exchange for one TopCo Share (provided that the 8,565,000 Class B Shares held by the Yucaipa Sponsor will entitle the Yucaipa Sponsor to a claim for equity security in Merger Sub, which upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Shares); each outstanding warrant to acquire Yucaipa Ordinary Shares will become a warrant to acquire an equal number of TopCo Shares.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of Yucaipa that holds the proceeds from the Yucaipa IPO and certain of the proceeds from the sale of the Private Placement Warrants.

“Trust Agreement” means the Investment Management Trust Account Agreement, dated August 6, 2020, between Yucaipa and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Unaudited Pro Forma Condensed Combined Financial Information” means the pro forma condensed combined financial information, consisting of unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2020 and for the six-month period ended March 31, 2021 and an unaudited pro forma condensed combined balance sheet as of March 31, 2021 and pro forma notes, each of which was prepared for purposes of this proxy statement/prospectus.

“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Warrant Agreement” means the Warrant Agreement, dated as of August 6, 2020, between Yucaipa and the Trustee.

“we”, “us”, “our” or “ourselves” means SSU, together with its subsidiaries prior to the consummation of the Business Combination, unless the context requires otherwise.

“Wiggle” means Mapil TopCo Limited, a private company limited by shares incorporated in England and Wales.

“Wiggle Acquisition” means the acquisition of Wiggle by SSU, substantially concurrently with the Closing in accordance with the terms of the Wiggle SPA, which was signed concurrently with the Business Combination Agreement.

“Wiggle Group” means Wiggle together with its consolidated subsidiaries.

“Wiggle SPA” means the definitive transaction agreement for the Wiggle Acquisition, as it may be amended from time to time.

“Yucaipa” means Yucaipa Acquisition Corporation, a Cayman Islands exempted company.

“Yucaipa amended and restated memorandum and articles of association” means the amended and restated memorandum and articles of association of Yucaipa, effective August 3, 2020.

“Yucaipa Board” means the board of directors of Yucaipa.

“Yucaipa Initial Shareholders” means Yucaipa Sponsor, Ronald W. Burkle, Christel Sicé and Yusef Jackson.

“Yucaipa IPO” means Yucaipa’s initial public offering, consummated on August 6, 2020, of 34,500,000 Yucaipa Public Units (including 4,500,000 units sold pursuant to the underwriters’ exercise in full of their over-allotment option) at $10.00 per unit, with each unit consisting of one Class A Share and one Yucaipa Public Warrant.

“Yucaipa Ordinary Shares” means collectively the Class A Shares and the Class B Shares.

“Yucaipa Private Warrants” means 5,933,333 warrants to acquire Class A Shares, issued to Yucaipa Sponsor, at an initial exercise price of $11.50 per share.

“Yucaipa Public Units” means the units issued in the Yucaipa IPO, consisting of one Class A Share and one-third of one Yucaipa Public Warrant.

“Yucaipa Public Warrants” means warrants to acquire Class A Shares, issued as part of units in the Yucaipa IPO, at an initial exercise price of $11.50 per share.

“Yucaipa shareholder” means any holder of Yucaipa Ordinary Shares.

“Yucaipa Sponsor” means Yucaipa Acquisition Manager, LLC, a Delaware limited liability company and an affiliate of Ronald W. Burkle.

“Yucaipa Warrants” means the Yucaipa Private Warrants and the Yucaipa Public Warrants.

Unless otherwise specified, all share calculations assume: (i) no exercise of redemption rights by public shareholders; (ii) prior to the consummation of the Business Combination, no inclusion of the 17,433,333 Class A Shares issuable upon the exercise of 11,500,000 Yucaipa Public Warrants or 5,933,333 Private Placement Warrants; (iii) after the consummation of the Business Combination, no inclusion of the 17,433,333 TopCo Shares issuable upon the exercise of 17,433,333 TopCo Public Warrants; and (iv) Participating Shareholders represent 100% of the issued and outstanding shares of SSU.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE GENERAL MEETING

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the General Meeting and the proposals to be presented at the General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Yucaipa shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the General Meeting, which will be held on                 , 2021 at          a.m., New York City time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Yucaipa shareholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination, the Merger and the Plan of Merger, among other proposals. Yucaipa has entered into the Business Combination Agreement, providing for, among other things:

•

the TopCo-Yucaipa Business Combination, including the Merger, pursuant to which (a) each Yucaipa Ordinary Share will ultimately be exchanged for a claim for a TopCo Share (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will ultimately be exchanged for 9,815,000 TopCo Shares), and (b) each outstanding Yucaipa Public Warrant to purchase a Class A Share will be exchanged for a TopCo Public Warrant;

•	the Exchange;

•	the Change in Legal Form of TopCo; and

•	the Wiggle Acquisition.

These transactions are collectively referred to as the Business Combination. You are being asked to vote on the Business Combination Proposal and the Merger Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the General Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the General Meeting?

A:

The General Meeting will be held on                 , 2021 at          a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/yucaipayac/2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q:	What are the specific proposals on which I am being asked to vote at the General Meeting?

A:	Yucaipa shareholders are being asked to approve the following proposals:

1.	Business Combination Proposal — To consider and vote on a proposal to approve, as an ordinary resolution, the Business Combination Agreement and approve the Business Combination;

2.	Merger Proposal — To consider and vote on a proposal to approve, as a special resolution, the Plan of Merger and the remaining transactions contemplated thereby;

3.

Charter Amendment Proposal — To consider and vote on a proposal to approve, on a non-binding advisory basis, certain material provisions in the amendment of the articles of association of TopCo, presented separately in accordance with the SEC requirements; and

4.

Adjournment Proposal — To consider and vote on a proposal to approve, as an ordinary resolution, to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal. The Adjournment Proposal will only be presented to Yucaipa shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

We intend to hold the General Meeting in person and it is a requirement under Cayman Islands law that the General Meeting have a physical location. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting also by means of remote communication (i.e., a virtual meeting). We plan to announce any such updates on our proxy website https://www.cstproxy.com/yucaipayac/2021, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	Are the proposals conditioned on one another?

A:

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. Neither the Charter Amendment Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal or the Merger Proposal do not receive the requisite vote for approval, then Yucaipa will not consummate the Business Combination. If Yucaipa does not consummate the Business Combination and fails to complete an initial business combination by August 6, 2022, Yucaipa will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to its public shareholders.

Q:	Why is Yucaipa proposing the Business Combination?

A:

Yucaipa is a blank check company incorporated as a Cayman Islands exempted company on June 4, 2020 and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. Although Yucaipa may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, Yucaipa has focused on industry sectors where its investment team and operating and governance personnel have established expertise and competitive advantages. Yucaipa is not permitted under its amended and restated memorandum and articles of association to effect a business combination with a blank check company or a similar type of company with nominal operations.

Yucaipa has been an active participant in the investment management business for over 30 years and believes that the perspective and experience gained from its longevity is a valuable asset in its own regard. Yucaipa is well known in industry circles and among the financial community as an operations-oriented investor with particular expertise in its logistically driven core industry sectors. Yucaipa believes it has evolved in a logical and thoughtful manner over the years, maintaining at its core many of the foundational elements of its experience base—industry focus, operating orientation, preference for profitable mid-size companies underperforming potential in some addressable way—while also further developing its capabilities by applying an innovative and creative mindset to extend its core skills across a slowly expanding set of opportunities.

Yucaipa intends to apply this same approach, utilizing the historic strengths of its franchise to pursue investment opportunities in today’s marketplace. In this regard Yucaipa seeks to: (i) source quality investment opportunities away from formal auction markets, (ii) transact effectively using a variety of strategies designed to provide for effective diligence, reduced risk, improved control features and aligned interests with key constituents, and (iii) add value to an acquisition using its expert resources.

Yucaipa gives the highest priority to opportunities that align well with the following characteristics:

•	proprietary-sourced

•	fit with target size parameters

•	fit with Yucaipa’s industry, operating or strategic strengths

•	reasonable valuation expectations on behalf of the acquisition target

•	reasonable prospect for transaction completion

•	strong or promising franchises

•	attractive industry dynamics: sector growth, consolidation potential, macroeconomic factors, and favorable demographics

•	identifiable levers to create value

•	strong in-place management or strong potential additions from Yucaipa’s network

•	attractive risk/return prospects

Based on its due diligence investigations of SSU and the industry in which it operates, including the financial and other information provided by SSU in the course of negotiations, Yucaipa believes that SSU meets the criteria and guidelines listed above. Please see the section entitled “The Business Combination — The Yucaipa Board’s Reasons for the Business Combination” for additional information.

Q:	Why is Yucaipa providing shareholders with the opportunity to vote on the Business Combination?

A:

The approval of the Business Combination is required under the Yucaipa amended and restated memorandum and articles of association, and the Merger requires the approval of Yucaipa shareholders under Cayman Islands law. In addition, such approvals are also conditions to the closing of the Business Combination under the Business Combination Agreement. Additionally, under its amended and restated memorandum and articles of association, Yucaipa must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Yucaipa has elected to provide its shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Therefore, Yucaipa is seeking to obtain the approval of its shareholders of the Business Combination Proposal and the Merger Proposal and also allow its public shareholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination in accordance with the Yucaipa amended and restated memorandum and articles of association.

Q:	What other matters will be brought before the General Meeting?

A:

In addition to consideration of the proposals described above, Yucaipa shareholders will have the opportunity to consider the financial statements of Yucaipa for the year ended December 31, 2020 and ask questions of Yucaipa’s management.

Q:	Will I have the opportunity to vote in the election of Yucaipa’s directors if I only hold Class A Shares?

A:

No. Pursuant to the Yucaipa amended and restated memorandum and articles of association, prior to an initial business combination only holders of Class B Shares are entitled to vote in the appointment election of Yucaipa’s directors. Holders of only Class A Shares are not entitled to vote in the appointment election of Yucaipa’s directors.

Q:	What revenues and profits/losses has SSU generated in the last two years?

A:

For the fiscal years ended September 30, 2020 and September 30, 2019, SSU had total revenues of € 703.2 million and €537.1 million, and losses of €25.6 million and €35.9 million, respectively. At the end of fiscal year ended September 30, 2020, SSU’s total assets were €682.0 million and its total liabilities were €334.9 million. For additional information, please see the section entitled “SSU’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q:	What impact will the COVID-19 pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the businesses of Yucaipa, SSU and TopCo, and there is no guarantee that efforts by Yucaipa, SSU and TopCo to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Yucaipa or SSU are unable to recover from a business disruption on a timely basis, the Business Combination and TopCo’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of Yucaipa, SSU and TopCo may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	What will happen in the Business Combination?

A:

Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, Yucaipa and SSU will effect a transaction that would replicate the economics of a merger of Yucaipa and SSU through a series of mergers and equity contributions and exchanges, which is collectively referred to as the Business Combination. To effect the Business Combination, among other things, (i) the TopCo-Yucaipa Business Combination, including the Merger, will be effected; (ii) the Conversion will be effected; (iii) the Roll-up will be effected; (iv) the Exchange will be effected; (v) the Change in Legal Form of TopCo will be effected; and (vi) the Wiggle Acquisition will be effected. As a result of the Business Combination, TopCo will be the ultimate parent company of Yucaipa and SSU (following the Exchange) and SSU’s direct and indirect subsidiaries. Please see the section entitled “The Business Combination” for additional information.

Q:	How has the announcement of the Business Combination affected the trading price of Yucaipa’s Class A Shares?

A:

On June 10, 2021, the last trading date before the public announcement of the Business Combination, the Class A Shares and Yucaipa Public Warrants closed at $9.84 and $1.02, respectively. On [●], 2021, the trading date immediately prior to the date of this proxy statement/prospectus, the Class A Shares and Yucaipa Public Warrants closed at $[●] and $[●], respectively.

Q:	Following the Business Combination, will Yucaipa’s securities continue to trade on a stock exchange?

A:

No. Yucaipa anticipates that, following consummation of the Business Combination, the Yucaipa Public Units will automatically separate into their component parts, the Class A Shares and Yucaipa Public Warrants will be delisted from NYSE and Yucaipa will be deregistered under the Exchange Act. However, TopCo intends to list the TopCo Shares and TopCo Public Warrants on NYSE under the symbols “SSU” and “SSUW,” respectively, upon the closing of the Business Combination and the approval of TopCo’s listing application by the NYSE is a condition to closing. TopCo’s initial listing application with the NYSE in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved and, immediately following the closing of the Business Combination transaction, TopCo shall satisfy any applicable initial and continuing listing requirements of the NYSE with regard to the listing of TopCo Shares and TopCo Public Warrants.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. Yucaipa does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for SSU to access the U.S. public markets.

Q:	Will the management of SSU change in the Business Combination?

A:

The current executive officers of SSU are Stephan Zoll, the Chief Executive Officer, Alexander Johnstone, the Chief Financial Officer, Philipp Rossner, the Chief Strategy Officer, Thomas Neumann, the Chief Technology Officer and Stefanie Kniepen, Deputy Chief Financial Officer. These individuals (aside from Stefanie Kniepen, who will remain the Deputy Chief Financial Officer of SSU, but will not serve as an executive officer of TopCo) are intended to continue to serve as TopCo’s executive officers upon consummation of the Business Combination.

Upon Closing, TopCo will be governed through a single-tiered board of directors comprised of eight members, with each director serving terms of up to four years.

Please see the section entitled “Management of TopCo After the Business Combination” for additional information.

Q:	What will Yucaipa shareholders receive in the Business Combination?

A:

Upon consummation of the TopCo-Yucaipa Business Combination, each Class A Share and each Class B Share will be exchanged for one TopCo Share through an exchange agent acting for the benefit and account of the former holders of the Yucaipa Ordinary Shares.

Q:	What will Yucaipa warrant holders receive in the Business Combination?

A:	Upon consummation of the TopCo-Yucaipa Business Combination, each Yucaipa Warrant will automatically become a TopCo Public Warrant.

Q:	What will Yucaipa unitholders receive in the Business Combination?

A:

In connection with the consummation of the TopCo-Yucaipa Business Combination, the Yucaipa Public Units will automatically separate into their component parts, and holders of Yucaipa Public Units will receive one TopCo Share for each Class A Share and one TopCo Public Warrant for each Yucaipa Warrant.

Q:	What will SSU equityholders receive in the Business Combination?

A:

Upon consummation of the Exchange, holders of SSU equity will receive TopCo Shares. See “Summary —Consideration to SSU Equityholders in the Business Combination” for information on the consideration to be received by SSU equityholders.

Q:	What is the PIPE Financing?

A:

In connection with the Business Combination and concurrently with the execution of the Business Combination Agreement and, with regards to the upsizing of the size of the PIPE Financing, on October 7, 2021, Yucaipa and TopCo entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors agreed to subscribe for and purchase, severally and not jointly, and TopCo agreed to issue and sell to such PIPE Investors, an aggregate of 37,200,000 TopCo Shares for gross proceeds of $372.0 million, at a purchase price of $10.00 per share, $50.0 million of which will be funded by Ronald W. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees).

Q:	What equity stake will the current shareholders of Yucaipa, the PIPE Investors and the current shareholders of SSU hold in TopCo after the closing of the Business Combination?

A:

It is anticipated that, upon completion of the Business Combination following implementation of the Conversion and Roll-up in full: (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 10.0% of TopCo; (ii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.8% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee(s) with respect to the Sponsor PIPE) will own approximately 2.9% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 59.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.6% of TopCo, (vii) the Roll-up Minorities will own approximately 6.6% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo. These levels of ownership interests assume that (A) no Class A Shares are elected to be redeemed by Yucaipa’s public shareholders (B) that 37,200,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) Participating Shareholders represent 100% of the issued and outstanding shares of SSU.

The ownership percentages with respect to TopCo following the Business Combination do not take into account the warrants to purchase TopCo Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will immediately be exchanged for an equivalent number of TopCo Shares at the closing of the Business Combination (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Shares). If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in TopCo will be different. For more information, please see the sections entitled “The Business Combination — Ownership of TopCo” and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.”

Assuming Yucaipa Sponsor will exercise its 5,933,333 Private Placement Warrants to purchase an additional 5,933,333 TopCo Shares, (i) Yucaipa Sponsor would hold 15,748,333 TopCo Shares, which constitutes approximately 4.5% of the outstanding TopCo Shares, (ii) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 9.9% of TopCo, (iii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.7% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 58.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.5% of TopCo, (vii) the Roll-up Minorities will own approximately 6.5% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo, resulting in an amount of 349,242,719 total TopCo Shares outstanding.

The following table illustrates varying ownership levels in TopCo immediately following the consummation of the Business Combination, assuming (i) no redemptions by the public shareholders, (ii) the median number of redemptions by the public shareholders, (iii) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied (assuming that 37,200,000 TopCo Shares are issued in connection with the PIPE Financing, that the amount in the Trust Account is $345.0 million (which was the approximate value of the Trust Account as of March 31, 2021), unpaid transaction expenses of SSU and Yucaipa are $60 million and Participating Shareholders represent 100% of the issued and outstanding shares of SSU), (iv) in addition to the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will be satisfied, Holders of 9,000,000 redeemable Class A shares exercise their redemption rights and (v) in addition to the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will be satisfied, Holders of 17,533,211 redeemable Class A shares exercise their redemption rights.

Share Ownership in TopCo

	No Redemptions		Median Redemptions(1)		Maximum Redemptions(2)		Assuming Maximum Redemptions with Redemption Offset - First and Second Instalment Shortfall Amounts(3)		Assuming Maximum Redemptions with Redemption Offset - Third Instalment Shortfall Amount (4)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Ownership in shares	Equity %	Ownership in shares	Equity %
SSU shareholders*	246,189,168	71.7	246,189,168	73.5	246,189,168	75.4	252,189,168	77.2	252,189,168	77.2
SSU management	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4
Wiggle Sellers	14,222,018	4.1	14,222,018	4.3	14,222,018	4.4	17,222,018	5.3	25,755,229	7.9
Yucaipa public shareholders	34,500,000	10.0	26,150,000	7.8	17,800,000	5,4	8,800,000	2.7	266,789	0.1
Yucaipa Sponsor**	9,815,000	2.9	9,815,000	2.9	9,815,000	3.0	9,815,000	3.0	9,815,000	3.0
Yucaipa directors	90,000	0.0	90,000	0.0	90,000	0.0	90,000	0.0	90,000	0.0
PIPE Investors	37,200,000	10.8	37,200,000	11.1	37,200,000	11.4	37,200,000	11.4	37,200,000	11.4

	343,309,386	100.0	326,150,000	100.0	326,609,386	100.0	326,609,386	100.0	326,609,386	100.0

*	Excludes 51,000,000 Earn-Out Shares
**	Assuming no exercise of the Private Placement Warrants
(1)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 8,350,000 of Yucaipa’s public shares, which represents redemption of approximately 24.2% of Yucaipa’s public shares and which is 50% of the maximum number of redemptions which may occur, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $83.5 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $599.2 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing. The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

(2)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 16,700,000 of Yucaipa’s public shares, which represents redemption of approximately 48.4% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur without the operation of the Redemption Offset Agreement, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $167.0 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing. The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

(3)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 25,700,000 of Yucaipa’s public shares, which represents redemption of approximately 74.5% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur if the Shortfall Amount (as defined below) was $90.0 million, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $257.0 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing, but the SSU shareholders would receive an additional 6,000,000 TopCo Ordinary Shares and the Wiggle Sellers would receive an additional 3,000,000 TopCo Ordinary Shares in accordance with the Redemption Offset Agreement. See “The Business Combination — Events after the execution of the Business Combination Agreement — Redemption Offset Agreement”

and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.” The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.
(4)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 34,233,211 of Yucaipa’s public shares, which represents redemption of approximately 99.2% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur if the Shortfall Amount (as defined below) was equal to the Wiggle Deferred Cash Consideration, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $342.3 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing, but the SSU shareholders would receive an additional 6,000,000 TopCo Ordinary Shares and the Wiggle Sellers would receive an additional 11,533,211 TopCo Ordinary Shares in accordance with the Redemption Offset Agreement. See “The Business Combination — Events after the execution of the Business Combination Agreement — Redemption Offset Agreement” and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.” The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

Based on the fair value of marketable securities held in the Trust Account of approximately $345.0 million as of March 31, 2021 and 34,500,000 Class A Shares outstanding, the Class A Share Redemption Price would amount to $10 and the Redemption Threshold Amount would amount to approximately $167 million, assuming the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied. The amount by which the Actual Redemption Amount (as defined in the Redemption Offset Agreement) exceeds the Redemption

Threshold Amount will account for the Shortfall Amount.

Q:

Will Yucaipa obtain new financing in connection with the Business Combination and are there any arrangements to help ensure that Yucaipa will have sufficient funds to consummate the Business Combination?

A:

Yes. Yucaipa will obtain new equity financing through a private placement of TopCo Shares in the PIPE Financing. TopCo will use the Aggregate PIPE Proceeds, together with the proceeds received from the Trust Account, for general corporate purposes. Pursuant to the amendment of the Sponsor Letter Agreement on October 15, 2021, the TopCo Shares issued to the PIPE Investors will not be subject to a post-Closing lock lock-up period. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination. Unless waived by SSU, the Business Combination Agreement provides that SSU’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid transaction expenses of SSU and Yucaipa) equaling or exceeding the Minimum Cash Amount.

Q:	Why is Yucaipa proposing the Charter Amendment Proposal?

A:

Yucaipa is requesting that its shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain provisions contained in the amendment of TopCo Articles of Association that materially affect shareholder rights. This vote is not otherwise required by Dutch law, but, consistent with SEC guidance, Yucaipa is submitting these provisions to its shareholders separately for approval. The shareholder vote regarding this proposal is an advisory vote and is not binding on Yucaipa or the Yucaipa Board. Furthermore, the Business Combination is not conditioned on the approval of the Charter Amendment Proposal. Please see the section entitled “Proposal No. 3—The Charter Amendment Proposal.”

Q:	Why is Yucaipa proposing the Adjournment Proposal?

A:

Yucaipa is proposing the Adjournment Proposal to allow the Yucaipa Board to adjourn the General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Yucaipa shareholders or, if as of the time for which the General Meeting is scheduled, there are insufficient Yucaipa Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (ii) in order to solicit additional proxies from Yucaipa shareholders in favor of the Business Combination Proposal or the Merger Proposal, or (iii) if Yucaipa shareholders redeem an amount of Class A Shares such that the

Aggregate TopCo Transaction Proceeds Condition would not be satisfied. The Adjournment Proposal will only be presented to Yucaipa shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal. Please see the section entitled “Proposal No. 4 — The Adjournment Proposal” for additional information.

Q:	What happens if I sell my Class A Shares before the General Meeting?

A:

The record date for the General Meeting for Yucaipa shareholders that hold their shares in “street name” is earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Shares after the record date for Yucaipa shareholders that hold their shares in “street name,” but before the General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the General Meeting. However, you will not be able to seek redemption of your Class A Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Class A Shares prior to the record date for Yucaipa shareholders that hold their shares in “street name,” you will have no right to vote those shares at the General Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the proposals presented at the General Meeting?

A:

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Yucaipa shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting https://www.cstproxy.com/yucaipayac/2021) at the General Meeting will not be counted towards the number of Yucaipa Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal.

The Yucaipa Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the Yucaipa IPO in favor of the Business Combination Proposal. Aside from the votes cast by the Yucaipa Initial Shareholders, at least 2,156,251 votes will be required to approve the Business Combination Proposal and the Merger Proposal, assuming a valid quorum is established.

The approval of the Charter Amendment Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Yucaipa shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting https://www.cstproxy.com/yucaipayac/2021) at the General Meeting will not be counted towards the number of Yucaipa Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Charter Amendment Proposal or the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Charter Amendment Proposal or the Adjournment Proposal.

Q:	What happens if either the Business Combination Proposal or the Merger Proposal is not approved?

A:

If either the Business Combination Proposal or the Merger Proposal is not approved and Yucaipa does not consummate an initial business combination by August 6, 2022, Yucaipa will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the General Meeting?

A:

Yucaipa shareholders that hold their shares in “street name” are entitled to one vote on each proposal presented at the General Meeting for each Yucaipa Ordinary Share held of record as of                 , 2021, the record date for the General Meeting. As of the close of business on the record date, there were 43,125,000 outstanding Yucaipa Ordinary Shares. For the avoidance of doubt, the record date does not apply to Yucaipa shareholders that hold their shares in registered form and are registered as shareholders in Yucaipa’s register of members. Yucaipa shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each Yucaipa Ordinary Share held on the date of the General Meeting.

Q:	What constitutes a quorum at the General Meeting?

A:

One or more shareholders who together hold 50% of the issued and outstanding Yucaipa Ordinary Shares entitled to vote at the General Meeting must be present, in person (which would include virtual presence by visiting https://www.cstproxy.com/yucaipayac/2021) or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Yucaipa Initial Shareholders, who currently own 19.9% of the issued and outstanding Yucaipa Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting for Yucaipa shareholders that hold their shares in “street name,” the presence of 21,577,500 Yucaipa Ordinary Shares would be required to achieve a quorum.

Q:	How will the Yucaipa Initial Shareholders and Yucaipa’s other current directors and officers vote?

A:

Prior to the Yucaipa IPO, Yucaipa entered into agreements with the Yucaipa Initial Shareholders and each of its other directors and officers, pursuant to which each agreed to vote any Yucaipa Ordinary Shares owned by them in favor of a proposed initial business combination. None of the Yucaipa Initial Shareholders nor any of Yucaipa’s other current directors or officers has purchased any Yucaipa Ordinary Shares during or after the Yucaipa IPO and, as of the date of this proxy statement/prospectus, neither Yucaipa nor the Yucaipa Initial Shareholders or any of Yucaipa’s other directors or officers have entered into agreements and are not currently in negotiations to purchase Yucaipa Ordinary Shares prior to the consummation of the Business Combination. Currently, the Yucaipa Initial Shareholders own 19.9% of the issued and outstanding Yucaipa Ordinary Shares, including all of the Founder Shares, and will be able to vote all of such shares at the General Meeting.

Q:	What interests do the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have in the Business Combination?

A:

The Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal and the Merger Proposal. These interests include:

•

the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed not to redeem any Yucaipa Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that Yucaipa Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $             based upon the closing price of $             per public share on the NYSE on                 , 2021, the record date for the General Meeting;

•

the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Yucaipa fails to complete an initial business combination by August 6, 2022;

•	the fact that the Registration Rights Agreement will be entered into by the Yucaipa Initial Shareholders;

•

the fact that Yucaipa Sponsor paid an aggregate of $8,900,000 for its 5,933,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by August 6, 2022. The Private Placement Warrants had an estimated aggregate value of $             based on the closing price of $             per warrant on the NYSE on                 , 2021; the record date for the General Meeting;

•

the fact that, in connection with the PIPE Financing, Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) will purchase 5,000,000 TopCo Shares, which are not subject to a post-Closing lock-up period, for an aggregate of $50,000,000;

•

the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the right of the Yucaipa Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods (it being understood that no selling restrictions apply to the TopCo Ordinary Shares issued in the PIPE Financing);

•	the anticipated designation by Yucaipa of Richard d’Abo as a non-executive director of TopCo following the Business Combination;

•	the continued indemnification of Yucaipa’s existing directors and officers and the continuation of Yucaipa’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that Yucaipa Sponsor and Yucaipa’s officers and directors will lose their entire investment in Yucaipa and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 6, 2022. If an initial business combination is consummated by August 6, 2022, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by Yucaipa Sponsor and its affiliates and Yucaipa’s officers and directors in connection with activities on Yucaipa’s behalf. The aggregate value of all out-of-pocket expenses for which Yucaipa Sponsor and Yucaipa’s officers and directors are entitled to reimbursement as of                 , 2021, the record date for the General Meeting is $                ;

•

the fact that if the Trust Account is liquidated, including in the event Yucaipa is unable to complete an initial business combination within the required time period, Yucaipa Sponsor has agreed to indemnify Yucaipa to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yucaipa has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yucaipa, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	the fact that the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the Closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares.

These interests may influence the Yucaipa Board in making its recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did the Yucaipa Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes. Yucaipa’s Board obtained a fairness opinion from Moelis & Company LLC (“Moelis”). For a description of the opinion issued by Moelis to Yucaipa’s Board, please see “Proposal No. 1: The Business Combination Proposal — Opinion of Yucaipa’s Financial Advisor.”

Q:	What happens if I vote against the Business Combination Proposal?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of holders of at least a majority of Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting, then the Business Combination Proposal will be approved and, assuming the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of holders of at least a majority of Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting, then the Business Combination Proposal will fail and Yucaipa will not consummate the Business Combination. If Yucaipa does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until August 6, 2022. If Yucaipa fails to complete an initial business combination by August 6, 2022, then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q:	What happens if I vote against the Merger Proposal?

A:

If you vote against the Merger Proposal but the Merger Proposal still obtains the affirmative vote of holders of at least two-thirds of Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting, then the Merger Proposal will be approved and, assuming the satisfaction or waiver of the other conditions to closing, the Merger will be consummated in accordance with the terms of the Plan of Merger.

If you vote against the Merger Proposal and the Merger Proposal does not obtain the affirmative vote of holders of at least two-thirds of Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting, then the Merger Proposal will fail and Yucaipa will not consummate the Merger, or, consequently, the Business Combination. If Yucaipa does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until August 6, 2022. If Yucaipa fails to complete an initial business combination by August 6, 2022, then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q:	Do I have redemption rights?

A:

If you are a holder of Yucaipa public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), by (ii) the total number of then-outstanding public shares; provided that Yucaipa will not redeem any Class A Shares issued in the Yucaipa IPO to the extent that such redemption would result in Yucaipa having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the Yucaipa IPO. Holders of outstanding Yucaipa Public Warrants do not have redemption rights in connection with the Business Combination. The Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed to waive their redemption rights with respect to any Yucaipa Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $345 million as of March 31, 2021, the estimated per share redemption price would have been approximately $10.00. Additionally, Class A Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of taxes payable) in connection with the liquidation of the Trust Account, unless Yucaipa completes an alternative business combination prior to August 6, 2022.

Q:	Can the Yucaipa Initial Shareholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:

No. The Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), may not redeem Class A Shares in excess of an aggregate of 15% of the shares sold in the Yucaipa IPO without Yucaipa’s consent. Accordingly, all Class A Shares in excess of 15% of Class A Shares sold in the Yucaipa IPO owned by a holder will not be redeemed for cash without Yucaipa’s consent. On the other hand, a public shareholder who holds less than 15% of the public shares may redeem all of the public shares held by such shareholder for cash.

Class B Shares cannot be redeemed.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in the Yucaipa IPO) for or against the Business Combination restricted.

Yucaipa has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Yucaipa public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $345,028,426 as of March 31, 2021. The Business Combination Agreement provides that SSU’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid transaction expenses of SSU and Yucaipa) being at least the Minimum Cash Amount. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Yucaipa’s public shareholders, this condition is not met or is not waived, then SSU may elect not to consummate the Business Combination. In addition, in no event will Yucaipa redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Yucaipa amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.

Q:	Is there a limit on the total number of Yucaipa public shares that may be redeemed?

A:

Yes. The Yucaipa amended and restated memorandum and articles of association provides that it may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that Yucaipa is not subject to the SEC’s “penny stock” rules). Other than this limitation, the Yucaipa amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold. The Business Combination Agreement provides that, as a condition to each party’s obligation to consummate the Business Combination, Yucaipa may not have net tangible assets less than $5,000,001 at the closing date of the transactions contemplated by the Business Combination Agreement. In addition, the Business Combination Agreement provides that SSU’s obligation to consummate the Business

Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid transaction expenses of SSU and Yucaipa) being at least the Minimum Cash Amount, which can be reasonably estimated to be $550.0 million, including $372.0 million in proceeds from the PIPE Financing and net of unpaid transaction expenses of SSU and Yucaipa. If, as a result of redemptions of Class A Shares by Yucaipa’s public shareholders, this condition is not met or is not waived, then SSU may elect not to consummate the Business Combination. If the Business Combination is not consummated, Yucaipa will not redeem any Class A Shares and all Class A Shares submitted for redemption will be returned to the holders thereof, and Yucaipa instead may search for an alternate business combination. Under these circumstances, Yucaipa shareholders may exercise their redemption rights with respect to a maximum of 16,700,000 redeemable Class A Shares upon consummation of the Business Combination at a redemption price of approximately $10.00 per share (assuming that unpaid expenses related to the Business Combination of $19.4 million are paid out of the Trust Account). The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios”.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Merger Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of NYSE.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold Yucaipa Public Units, separate the underlying Class A Shares and Yucaipa Public Warrants, and (ii) prior to 5:00 p.m., New York City time, on                 , 2021 (two business days before the initial date of the General Meeting), tender your shares physically or electronically and identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and submit a request in writing that Yucaipa redeem your Class A Shares for cash to Continental Stock Transfer & Trust Company (the “Transfer Agent”) at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

You do not have to be a record date holder in order to exercise your redemption rights. Yucaipa shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Yucaipa’s understanding that Yucaipa shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Yucaipa does not have any control over this process and it may take longer than two weeks. Yucaipa shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Yucaipa shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal and the Merger Proposal at the General Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). The redemption rights include the requirement that a holder must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to the Transfer Agent in order to validly redeem his, her or its shares. You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

If you hold Yucaipa Public Units registered in your own name, you must deliver the certificate for such Yucaipa Public Units to the Transfer Agent with written instructions to separate such Yucaipa Public Units into Class A Shares and Yucaipa Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the Yucaipa Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Yucaipa Public Units, you must instruct such nominee to separate your Yucaipa Public Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of Yucaipa Public Units to be split and the nominee holding such Yucaipa Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Class A Shares and Yucaipa Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Yucaipa Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Yucaipa Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Tax Considerations — U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights”. If you are a U.S. Holder of Class A Shares contemplating exercise of your redemption rights, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q:	What are the U.S. federal income tax consequences as a result of the TopCo-Yucaipa Business Combination?

A:	As discussed more fully under “Tax Considerations — U.S. Federal Income Tax Considerations to U.S. Holders” below, the TopCo-Yucaipa Business Combination generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as Yucaipa, this result is not entirely free from doubt. In the case of a transaction, such as the TopCo-Yucaipa Business Combination, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F), a U.S. Holder that exchanges its Class A Shares and Yucaipa Public Warrants in the TopCo-Yucaipa Business Combination for TopCo Shares and TopCo Public Warrants should not recognize any gain or loss on such exchange.

The tax consequences of the TopCo-Yucaipa Business Combination are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the TopCo-Yucaipa Business Combination, see the section entitled “Tax Considerations — U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the TopCo-Yucaipa Business Combination to U.S. Holders.” If you are a U.S. Holder exchanging Class A Shares or Yucaipa Public Warrants in the TopCo-Yucaipa Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q:	If I am a Yucaipa warrant holder, can I exercise redemption rights with respect to my Yucaipa Public Warrants?

A:	No. The holders of Yucaipa Public Warrants have no redemption rights with respect to such warrants.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:

The Cayman Islands Companies Act provides that a shareholder of a Cayman company shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation (the “Dissenter Rights”). However, such rights are not available in respect of the shares of any class for which an open market exists on a recognized stock exchange where, upon the merger or the consolidation, the shareholder receives, amongst other things, either: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; or (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders.

With respect to the Merger, (i) NYSE is a recognized stock exchange and is a national securities exchange, (ii) Yucaipa shareholders will receive a claim for a corresponding equity security in Merger Sub and (iii) such claim will be contributed as a contribution in kind to TopCo in exchange for TopCo Shares that will be listed on NYSE. Accordingly, Dissenter Rights may not be available in respect of the Merger. However, the absence of Dissenter Rights is not an impediment given the shareholder’s ability to exercise redemption rights as outlined in the Yucaipa amended and restated memorandum and articles of association and as described herein.

Appraisal rights are not available to holders of SSU Shares in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay Yucaipa public shareholders who properly exercise their redemption rights; (ii) pay $12.1 million in deferred underwriting commissions to the underwriters of the Yucaipa IPO; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by Yucaipa and other parties to the Business Combination Agreement in connection with the Business Combination pursuant to the terms of the Business Combination Agreement. Any remaining funds will be used by TopCo for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by Yucaipa shareholders of the Business Combination Proposal and the Merger Proposal and the Aggregate TopCo Transaction Proceeds Condition. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination Agreement is terminated or the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “The Business Combination Agreement and Ancillary Documents” for information regarding the parties’ specific termination rights.

If Yucaipa does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until August 6, 2022. If Yucaipa fails to complete an initial business combination by August 6, 2022, then Yucaipa will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem Yucaipa public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Yucaipa public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Yucaipa’s remaining shareholders and the Yucaipa Board, dissolve and liquidate, subject in the case of (ii) and (iii) to Yucaipa’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Yucaipa IPO. Please see the section entitled “Risk Factors — Risks Related to Yucaipa” for additional information.

Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the Yucaipa Public Warrants and Private Placement Warrants, which will expire worthless if Yucaipa fails to complete an initial business combination by August 6, 2022.

Q:	When is the Business Combination expected to be completed?

A:

The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.” The closing is expected to occur in the second half of 2021. The Business Combination Agreement may be terminated by Yucaipa or SSU if the closing of the Business Combination has not occurred by December 31, 2021 (the “Termination Date”) (unless mutually extended).

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you hold your shares in “street name” and were a holder of record of Yucaipa Ordinary Shares on                 , 2021, the record date for the General Meeting, you may vote with respect to the proposals in person at the General Meeting, virtually by visiting https://www.cstproxy.com/yucaipayac/2021 or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to Yucaipa shareholders that hold their shares in registered form and are registered as shareholders in Yucaipa’s register of members. All holders of shares in registered form on the day of the General Meeting are entitled to vote at the General Meeting.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., New York City time, on                 , 2021.

Voting in Person at the Meeting. If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the General Meeting and vote in person, you will need to bring to the General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “General Meeting of Yucaipa Shareholders.”

Voting Virtually at the Meeting: If your shares are registered in your name with Continental Stock Transfer and Trust Company and you attend the General Meeting and plan to vote virtually, you must visit https://www.cstproxy.com/yucaipayac/2021, enter the 12-digit control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the special meeting you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend. Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the special meeting date in order to ensure access.

Q:	What will happen if I abstain from voting or fail to vote at the General Meeting?

A:

At the General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, broker non-votes and abstentions will have no effect on the Business Combination Proposal, the Merger Proposal, the Charter Amendment Proposal or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by Yucaipa without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the General Meeting.

Q:	If I am not going to attend the General Meeting in person, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the General Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

We intend to hold the General Meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting also by means of remote communication (i.e., a virtual meeting). We plan to announce any such updates on our proxy website https://www.cstproxy.com/yucaipayac/2021, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Yucaipa believes that all of the proposals presented to the shareholders at this General Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the General Meeting. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the General Meeting. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Yucaipa’s Secretary at the address listed below so that it is received by Yucaipa’s Secretary prior to the General Meeting or attend the General Meeting in person (which would include attending virtually by visiting https://www.cstproxy.com/yucaipayac/2021) and vote. You also may revoke your proxy by sending a notice of revocation to Yucaipa’s Secretary, which must be received by Yucaipa’s Secretary prior to the General Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the General Meeting?

A:

Yucaipa will pay the cost of soliciting proxies for the General Meeting. Yucaipa has engaged Morrow to assist in the solicitation of proxies for the General Meeting. Yucaipa has agreed to pay Morrow a fee of $37,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Yucaipa will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Yucaipa Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Yucaipa Ordinary Shares and in obtaining voting instructions from those owners. The directors, officers and employees of Yucaipa may also solicit proxies by telephone, by facsimile, by mail, on the Internet, in person or virtually. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

You may also contact the proxy solicitor for Yucaipa at:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: YAC.info@investor.morrowsodali.com

To obtain timely delivery, Yucaipa shareholders must request the materials no later than                 , 2021, or five business days prior to the General Meeting.

You may also obtain additional information about Yucaipa from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your public shares (either physically or electronically) to the Transfer Agent prior to the General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your public shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf & Celeste Gonzalez

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of TopCo, Yucaipa and SSU, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the General Meeting (as described below). Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

SSU

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, SSU considers itself to be the global number one online sports specialty retailer measured by revenue. SSU defines the relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces.

SSU sells products through various online web shops as well as selected physical locations mainly to customers in the European Union, Switzerland, Norway, the UK and the US, with approximately 250 million website visits and more than 5.4 million net orders (i.e. orders after cancellations and returns) in the fiscal year ended September 30, 2020 and approximately 279 million website visits and more than 6.3 million net orders in the twelve months ended March 31, 2021. During the first nine months and the third quarter of the fiscal year 2021, website visits amounted to 197.2 million and 70.8 million, respectively, with net orders being 2.0 million in the third quarter of the fiscal year 2021 and 4.9 million during the first nine months of the fiscal year 2021, not taking into account Midwest Sports, WiggleCRC and Tennis Express.

Competitive Advantage

SSU operates in a large and still underpenetrated online sports retail market characterized by several global megatrends around health, fitness and wellness and related lifestyle and technology trends that drive structural growth in the industry.

SSU believes that with its leading market position in a highly fragmented market, SSU is particularly well positioned to benefit from the expected growth of the online sports market. SSU also differentiates itself from generalist online retailers such as Amazon and generalist sports retailers such as Decathlon due to our established and dedicated sports category and channel (e.g., online versus offline) competences based on an expert driven and longstanding product know-how as well as superior service offerings tailored to customers’ specific needs. SSU is also deeply engaged with sports communities through long-standing collaborations with associations and clubs. In light of its proven track record in the multi-brand online sports ecosystem, SSU believes that it is well prepared to successfully compete against online or offline sports generalists and specialists.

SSU owns leading online category champion destinations in the bike, tennis, outdoor, as well as team sports and athleisure segments in terms of revenue and brand awareness. SSU provides its customers with an enhanced sports retail solution driving revenue growth and customer loyalty.

Experienced management team with proven track record

SSU’s management team is led by a highly experienced and dedicated management team with a strong track record. SSU’s Chief Executive Officer, Dr. Stephan Zoll, possesses substantial experience in the areas of online, sports retail, marketing, process management, finance, logistics and technology. Alexander Johnstone is SSU’s Chief Financial Officer. Philipp Rossner is SSU’s Chief Strategy Officer. Thomas Neumann is SSU’s Chief Technology Officer. SSU also has a dedicated strong mid-level management team in charge of its product categories including the respective founders Mr. Miele leading Tennis-Point, Mr. Rochon leading Probikeshop.

The mailing address of SSU’s principal executive office prior to the closing of the Business Combination is Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany. The mailing address of SSU’s principal executive office after the closing of the Business Combination will be Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.

TopCo

TopCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that was incorporated on May 19, 2021. To date, TopCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents. Accordingly, no financial statements of TopCo have been included in this proxy statement/prospectus. As part of the Business Combination, immediately following the Exchange, TopCo’s corporate form will be converted to a Dutch public limited liability company (naamloze vennootschap) and its name will be changed to SIGNA Sports United N.V. TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants under the Exchange Act and on NYSE under the symbols “SSU” and “SSUW,” respectively, upon the closing of the Business Combination.

The mailing address of TopCo’s principal executive office prior to the closing of the Business Combination is Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany. The mailing address of TopCo’s principal executive office after the closing of the Business Combination will be Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.

Yucaipa

Yucaipa is a blank check company incorporated as a Cayman Islands exempted company on June 4, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Yucaipa consummated the Yucaipa IPO on August 6, 2020, generating gross proceeds of $345,000,000, which includes the full exercise of the underwriter’s option to purchase an additional 4,500,000 units at the initial public offering price to cover over-allotments.

The Class A Shares, Yucaipa Public Units and Yucaipa Public Warrants are traded on NYSE under the ticker symbols, “YAC”, “YAC.U” and “YAC WS”, respectively. Upon the closing of the Business Combination, Yucaipa’s securities will be delisted from NYSE.

The mailing address of Yucaipa’s registered office is 9130 West Sunset Boulevard, Los Angeles, CA 90069.

Merger Sub

Merger Sub is a Cayman Islands limited liability company and a direct owned subsidiary of TopCo that was incorporated on June 8, 2021 to facilitate the consummation of the Business Combination. In the Business Combination, Yucaipa will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity.

The mailing address of Merger Sub’s registered office is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

The Business Combination

General

On June 10, 2021, Yucaipa, SSU, TopCo, Merger Sub and SISH entered into the Business Combination Agreement, which provides for, among other things:

•

the TopCo-Yucaipa Business Combination, including the Merger, pursuant to which (a) each Yucaipa Ordinary Share will ultimately be exchanged for a TopCo Share (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Ordinary Shares), and (b) each outstanding Yucaipa Warrant will be exchanged for a TopCo public Warrant;

•

immediately thereafter, TopCo will issue 246,189,168 TopCo Shares to the shareholders of SSU that duly executed and delivered a Shareholders’ Undertaking agreeing to participate in the transaction prior to the Closing will participate in, and TopCo will give effect to, the Exchange; in the Exchange, of the 246,189,168 TopCo Shares issued in total, 204,411,690 TopCo Shares will be issued to SSU’s Initial Shareholders, 19,150,421 TopCo Shares will be issued to the SSU Convertible Loan Lenders and 22,627,057 TopCo Shares will be issued to the Roll-up Minorities;

•	immediately after giving effect to the Exchange, TopCo will undertake the Change in Legal Form of TopCo; and

•

the Wiggle Acquisition in which TopCo will pay a consideration in an amount of estimated €287.7 million (which amount may be partially settled upon the issuance of TopCo Ordinary Shares, depending on the amount of redemptions of Class A Shares) to the Wiggle Sellers and issue 14,222,018 TopCo Shares to the Wiggle Sellers.

For more information about the transactions contemplated in the Business Combination Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Organizational Structure

Illustrates the pre-Business Combination organizational structure of Yucaipa:

The following diagram illustrates the pre-Business Combination organizational structure of SSU (simplified, not indicative of shareholdings and assuming that the acquisition of Tennis Express LLC and the Wiggle Acquisition have closed for illustrative purposes):

The following diagram illustrates the structure of TopCo (simplified, not indicative of shareholdings, unless shown and assuming that the acquisition of Tennis Express LLC and the Wiggle Acquisition have closed for illustrative purposes) immediately following the Business Combination. This diagram also assumes that (a) no Yucaipa shareholders exercise their redemption rights, (b) 37.2 million TopCo Shares are issued to the PIPE Investors in the PIPE Financing, and (c) Participating Shareholders represent 100% of the issued and outstanding shares of SSU.

Effect of the Business Combination on Existing Yucaipa Equity

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•	each Class A Share will be converted into the right to receive a corresponding equity security in Merger Sub, which will be exchanged for one fully paid and non-assessable TopCo Share;

•

each Founder Share will be converted into the right to receive a corresponding equity security in Merger Sub, which will be exchanged for one fully paid and non-assessable TopCo Share (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will be entitled to a claim for 9,815,000 equity securities in Merger Sub, which will be exchanged for 9,815,000 fully paid and non-assessable TopCo Shares); and

•	each Yucaipa Warrant will be converted into a TopCo Public Warrant.

Consideration to SSU Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the shareholders of SSU in connection with the Business Combination will be an aggregate of 246,189,168 TopCo Shares.

Additionally, TopCo will issue 51,000,000 TopCo Shares to SISH, on the terms and subject to the conditions set forth in the Earn-Out Agreement, that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing.

Ownership of TopCo

It is anticipated that, upon completion of the Business Combination following implementation of the Conversion and Roll-up in full: (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 10.0% of TopCo; (ii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.8% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee(s) with respect to the Sponsor PIPE) will own approximately 2.9% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 59.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.6% of TopCo, (vii) the Roll-up Minorities will own approximately 6.6% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo. These levels of ownership interests assume that (A) no Class A Shares are elected to be redeemed by Yucaipa’s public shareholders (B) that 37,200,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) Participating Shareholders represent 100% of the issued and outstanding shares of SSU.

The ownership percentages with respect to TopCo following the Business Combination do not take into account the warrants to purchase TopCo Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will immediately be exchanged for an equivalent number of TopCo Shares at the closing of the Business Combination (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Shares). If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in TopCo will be different. For more information, please see the sections entitled “The Business Combination — Ownership of TopCo” and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.”

Assuming Yucaipa Sponsor will exercise its 5,933,333 Private Placement Warrants to purchase an additional 5,933,333 TopCo Shares, (i) Yucaipa Sponsor would hold 15,748,333 TopCo Shares, which constitutes approximately 4.5% of the outstanding TopCo Shares, (ii) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 9.9% of TopCo, (iii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.7% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately

4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 58.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.5% of TopCo, (vii) the Roll-up Minorities will own approximately 6.5% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo, resulting in an amount of 349,242,719 total TopCo Shares outstanding.

The following table illustrates varying ownership levels in TopCo immediately following the consummation of the Business Combination, assuming (i) no redemptions by the public shareholders, (ii) the median number of redemptions by the public shareholders, (iii) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied (assuming that 37,200,000 TopCo Shares are issued in connection with the PIPE Financing, that the amount in the Trust Account is $345.0 million (which was the approximate value of the Trust Account as of March 31, 2021), unpaid transaction expenses of SSU and Yucaipa are $60 million and Participating Shareholders represent 100% of the issued and outstanding shares of SSU), (iv) in addition to the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will be satisfied, Holders of 9,000,000 redeemable Class A shares exercise their redemption rights and (v) in addition to the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will be satisfied, Holders of 17,533,211 redeemable Class A shares exercise their redemption rights.

Share Ownership in TopCo

	No Redemptions		Median Redemptions(1)		Maximum Redemptions(2)		Assuming Maximum Redemptions with Redemption Offset - First and Second Instalment Shortfall Amounts(3)		Assuming Maximum Redemptions with Redemption Offset - Third Instalment Shortfall Amount (4)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Ownership in shares	Equity %	Ownership in shares	Equity %
SSU shareholders*	246,189,168	71.7	246,189,168	73.5	246,189,168	75.4	252,189,168	77.2	252,189,168	77.2
SSU management	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4
Wiggle Sellers	14,222,018	4.1	14,222,018	4.3	14,222,018	4.4	17,222,018	5.3	25,755,229	7.9
Yucaipa public shareholders	34,500,000	10.0	26,150,000	7.8	17,800,000	5,4	8,800,000	2.7	266,789	0.1
Yucaipa Sponsor**	9,815,000	2.9	9,815,000	2.9	9,815,000	3.0	9,815,000	3.0	9,815,000	3.0
Yucaipa directors	90,000	0.0	90,000	0.0	90,000	0.0	90,000	0.0	90,000	0.0
PIPE Investors	37,200,000	10.8	37,200,000	11.1	37,200,000	11.4	37,200,000	11.4	37,200,000	11.4
	343,309,386	100.0	326,150,000	100.0	326,609,386	100.0	326,609,386	100.0	326,609,386	100.0

*	Excludes 51,000,000 Earn-Out Shares
**	Assuming no exercise of the Private Placement Warrants
(1)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 8,350,000 of Yucaipa’s public shares, which represents redemption of approximately 24.2% of Yucaipa’s public shares and which is 50% of the maximum number of redemptions which may occur, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $83.5 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $599.2 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing. The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

(2)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 16,700,000 of Yucaipa’s public shares, which represents redemption of approximately 48.4% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur without the operation of the Redemption Offset Agreement, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $167.0 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing. The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

(3)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 25,700,000 of Yucaipa’s public shares, which represents redemption of approximately 74.5% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur if the Shortfall Amount (as defined below) was $90.0 million, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $257.0 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing, but the SSU shareholders would receive an additional 6,000,000 TopCo Ordinary Shares and the Wiggle Sellers would receive an additional 3,000,000 TopCo Ordinary Shares in accordance with the Redemption Offset Agreement. See “The Business Combination — Events after the execution of the Business Combination Agreement — Redemption Offset Agreement” and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.” The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

(4)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 34,233,211 of Yucaipa’s public shares, which represents redemption of approximately 99.2% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur if the Shortfall Amount (as defined below) was equal to the Wiggle Deferred Cash Consideration, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $342.3 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing, but the SSU shareholders would receive an additional 6,000,000 TopCo Ordinary Shares and the Wiggle Sellers would receive an additional 11,533,211 TopCo Ordinary Shares in accordance with the Redemption Offset Agreement. See “The Business Combination — Events after the execution of the Business Combination Agreement — Redemption Offset Agreement” and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.” The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

Based on the fair value of marketable securities held in the Trust Account of approximately $345.0 million as of March 31, 2021 and 34,500,000 Class A Shares outstanding, the Class A Share Redemption Price would amount to $10 and the Redemption Threshold Amount would amount to approximately $167 million, assuming the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied. The amount by which the Actual Redemption Amount (as defined in the Redemption Offset Agreement) exceeds the Redemption Threshold Amount will account for the Shortfall Amount.

Conditions to Closing of the Business Combination

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:

•

there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement;

•

the registration statement — of which this proxy statement/prospectus forms a part — must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remains in effect with respect to the registration statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remains pending;

•

the approval, at the General Meeting, of the Business Combination Proposal, by an ordinary resolution, and the Merger Proposal, by a special resolution, in accordance with Yucaipa’s governing documents;

•

the Required Company Shareholders’ Consent must continue to be in full force and effect (as described more fully below in the section entitled “The Business Combination Agreement and Ancillary Documents — Covenants of the Parties — Covenants of SSU, TopCo and Merger Sub”);

•

after giving effect to the transactions contemplated by the Business Combination Agreement, TopCo must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

•	the Wiggle Acquisition will be consummated simultaneously with the Closing; and

•

(i) the Master Agency Agreement shall have been terminated without any further obligations or liabilities (including any obligations to make expense reimbursements, termination fees or other payments thereunder) of SSU or any of its affiliates (including, from and after the Closing, Yucaipa and its affiliates), (ii) no expense reimbursements, termination fees or other payments under the Master Agency Agreement shall have been made by SSU or its affiliates after the date hereof and (iii) any payments that were made by SSU or any of its affiliates under the Master Agency Agreement on or after January 1, 2021 shall have been repaid or cause to be repaid in full to SSU or such affiliates, as applicable (the “Master Agency Agreement Termination and Reimbursement”).

The consummation of the Wiggle Acquisition is subject to the following conditions and regulatory approvals:

•	The cessation of the suspension obligations under German and Austrian merger control rules following the submission of merger control filings to the competent competition authorities.

•

The United Kingdom Competition and Markets Authority having communicated to SSU that it has no further questions in respect of the briefing paper (containing details of the Wiggle Acquisition) submitted to them or having announced that it does not intend to refer the Wiggle Acquisition or any part of it or any matters arising therefrom to its chair for the constitution of a group under Schedule 4 of the Enterprise and Regulatory Reform Act 2013. This approval has already been obtained as of the date of this filing.

•

The Financial Conduct Authority (“FCA”) having notified (and not withdrawn) its approval (as required in accordance with Part XII of the Financial Services and Markets Act 2000) in relation to each new controller’s proposed interest in Wiggle Limited and Chain Reaction Cycles Retail Limited resulting from the Wiggle Acquisition or the FCA being deemed as having given such approval.

•	Confirmation having been given by SSU that the Business Combination Agreement has become unconditional in all respects.

The obligations of the parties to the Business Combination Agreement to consummate the Business Combination are subject to additional conditions, as described more fully below in the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Ancillary Documents

Shareholders’ Undertakings

Concurrently with the execution of the Business Combination Agreement, the Pre-Closing SSU Shareholders have entered into one of three irrevocable Shareholders’ Undertakings, attached hereto as Annex P, Annex Q and Annex R, by and among Yucaipa, SSU, TopCo and the Pre-Closing SSU Shareholder(s) party thereto, pursuant to which, among other things, each Pre-Closing SSU Shareholder (i) granted one or more powers of attorney permitting and directing the respective authorized persons identified in such powers of attorney and the proxyholders under such power(s) of attorney to execute the documents relating to the Business Combination to which any Pre-Closing SSU Shareholder is or will be a party (including Dutch deeds of issue and German share transfer deeds, among other documents), (ii) undertook to take all necessary or desirable actions in connection with the transactions contemplated by the Business Combination Agreement and other transaction documents (including to fully support and implement the pre-closing transactions necessary for the closing of the Business Combination), and (iii) agreed to certain covenants to support the transactions contemplated by the Business Combination Agreement and other transaction documents (including restrictions on the sale, disposition or transfer of the Pre-Closing SSU Shareholders’ holdings in SSU), in each case, on the terms and subject to the conditions set forth in the Shareholders’ Undertakings.

Registration Rights Agreement

At the closing of the Business Combination, TopCo, Yucaipa Sponsor, the Pre-Closing SSU Shareholders and the sellers in the Wiggle Acquisition who receive equity as consideration will enter into a Registration Rights

Agreement, substantially in the form attached hereto as Annex M, providing for, among other things, subject to the terms thereof, customary registration rights, with respect to their respective TopCo Shares, including demand and piggy-back rights subject to cut-back provisions. The Registration Rights Agreement also provides that TopCo will file a shelf registration statement to register the TopCo Shares covered by the Registration Rights Agreement as soon as practicable but no later than 30 calendar days following the Closing Date.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, Yucaipa and TopCo entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, severally and not jointly, and TopCo agreed to issue and sell to such PIPE Investors, an aggregate of 37.2 million TopCo Shares at $10.00 per share for gross proceeds of $372.0 million on the Closing Date, $50.0 million of which will be funded by Ronald W. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees). The TopCo Shares to be issued pursuant to the Subscription Agreements as effected by the notarial “deed of issue of shares in TopCo” have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. TopCo has agreed to register the resale of the TopCo Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto. Pursuant to the amendment of the Sponsor Letter Agreement on October 15, 2021, the TopCo Shares issued to the PIPE Investors will not be subject to a post-Closing lock-up period.

The closings under the Subscription Agreements will occur substantially concurrently with the Closing of the Business Combination and are conditioned on such Closing. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto, (iii) notification to the PIPE Investors that the Business Combination has been abandoned and (iv) if any of the conditions to the Closing are not satisfied on or prior to the Closing of the Business Combination.

Lock-Up Agreements

In connection with the Business Combination Agreement, the Pre-Closing SSU Shareholders (other than the lenders under the Convertible Loan Agreements that will become Pre-Closing SSU Shareholders following the conversion of the loans granted to SSU) and the sellers in the Wiggle Acquisition who receive equity as consideration will enter into lock-up agreements (the “Lock-Up Agreements”) pursuant to which each such party will agree not to (a) sell or otherwise dispose of, directly or indirectly, any TopCo Shares it receives in connection with the Business Combination (the “Lock-up Shares”), subject to certain limited exceptions, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic ownership of any of the Lock-Up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (any of the actions specified in clauses (a)-(c), a “Transfer”), in each case, until the date that is 180 days after the Closing (the “Lock-Up Period”).

Forward Purchase Agreement Amendment

Concurrently with the execution of the Business Combination Agreement, the Yucaipa Sponsor and Yucaipa entered into an amendment (the “Forward Purchase Agreement Amendment”) to the Forward Purchase Agreement, dated as of August 6, 2020 (the “Forward Purchase Agreement”), attached hereto as Annex I, pursuant to which, among other things, the Yucaipa Sponsor and Yucaipa agreed that (i) the Yucaipa Sponsor would not purchase units through the Forward Purchase Agreement in connection with the transactions contemplated by the Business Combination Agreement; and (ii) the Forward Purchase Agreement will be terminated effective as of the Closing, in each case, on the terms and subject to the conditions set forth therein.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Yucaipa and the Initial Yucaipa Shareholders entered into a sponsor letter agreement (the “Sponsor Letter Agreement”), attached hereto as Annex J, pursuant to which, among other things, each Yucaipa Initial Shareholder agreed to (i) vote to adopt the Business Combination Agreement and approve the transactions contemplated thereby, (ii) waive certain adjustments to the conversion ratio and other anti-dilution protections set forth in Yucaipa’s governing documents with respect to the Class B Shares that would result in the Yucaipa Sponsor holding more than 9,815,000 Class A Shares in the aggregate, (iii) be bound by certain transfer restrictions with respect to their Yucaipa Ordinary Shares prior to the Closing, (iv) terminate lock-up provisions of that certain Letter Agreement, dated as of August 6, 2020, and (v) be bound by certain lock-up provisions during the post-closing lockup period described therein with respect to TopCo Shares issued to them pursuant to the Business Combination Agreement on the terms and subject to the conditions set forth therein.

Warrant Assumption Agreement

In connection with the Business Combination Agreement, TopCo will enter into a warrant assignment, assumption and amendment agreement (the “Warrant Assumption Agreement”), attached hereto as Annex N, immediately following the completion of the Business Combination, pursuant to which, among other things, Yucaipa will assign all of Yucaipa’s right, title and interest in and to, and TopCo will assume all of Yucaipa’s liabilities and obligations under, the Warrant Agreement. As a result of such assignment and assumption agreement, following the execution of the Warrant Agreement, each Yucaipa Warrant will be exchanged for a warrant to purchase a TopCo Share on the terms and conditions of the Warrant Agreement (as amended by the Warrant Assumption Agreement).

Earn-Out Agreement

Concurrently with the execution of the Business Combination Agreement, TopCo, SISH and Yucaipa have entered into the Earn-Out Agreement, attached hereto as Annex O, pursuant to which, among other things, TopCo will issue or cause to be issued to SISH 51,000,000 new TopCo Shares that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing, on the terms and subject to the conditions set forth in the Earn-Out Agreement.

Yucaipa Board’s Reasons for Approval of the Business Combination

Yucaipa was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Yucaipa Board sought to do this by utilizing the networks and industry experience of both Yucaipa Sponsor and the Yucaipa Board to identify, acquire and operate one or more businesses.

In particular, the Yucaipa Board performed due diligence, reviewed summary materials prepared by SSU, Yucaipa and their respective representatives (including the Investor Presentation and analyses included therein), reviewed the transaction documentation and consulted with SSU’s management and legal advisors. The Yucaipa Board also considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints of the Yucaipa Board:

•

Significant Growth Potential. The Yucaipa Board believes that SSU’s growth strategies and consolidation of leading global players in the U.S., Asian and Australian markets will grow sales and improve margins, as projected.

•	Experienced Management Team. The Yucaipa Board believes that SSU has a dedicated and experienced management team that is well positioned to lead SSU successfully following the Business Combination.

•

Easy to Use Platform; Personalized User Experience. The Yucaipa Board believes SSU provides its customers with a simple yet personalized experience, purposefully designed with individualized preferences in mind.

•

Attractive Valuation. Based on analysis conducted by Yucaipa management (in tandem with its advisors), the purchase price values SSU at an attractive value relative to selected comparable companies with respect to SSU’s pro forma implied enterprise value as a multiple of revenue for the estimated fiscal years 2021 and 2022.

•

Receipt of Fairness Opinion. The Yucaipa Board considered the opinion of Moelis rendered to the Yucaipa Board at the meeting of the Yucaipa Board on June 10, 2021, which was subsequently confirmed by delivery of a written opinion, dated June 10, 2021, addressed to the Yucaipa Board that as of such date and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations and other matters stated in its written opinion the consideration to be paid in the Business Combination was fair, from a financial point of view, to Yucaipa.

•

Reasonableness of Aggregate Consideration. Following a review of the financial data provided to Yucaipa, including SSU’s historical financial statements and certain unaudited prospective financial information, as well as Yucaipa’s due diligence review of the SSU business and the views of Yucaipa’s consultants and financial and other advisors, the Yucaipa Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

•	PIPE Financing. Sophisticated third-party investors subscribed for (and over-sized) the PIPE Financing.

•

Terms of the Business Combination Agreement and the Ancillary Documents. The Yucaipa Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Documents, including the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to close and the termination provisions, as well as Yucaipa’s and SSU’s strong commitment to complete the Business Combination. The Yucaipa Board determined that such terms and conditions are reasonable and were the product of arm’s length negotiations between Yucaipa and SSU.

•

Lock-Up. The pre-closing shareholders of SSU have demonstrated confidence in the long-term prospects of SSU by agreeing to refrain from transferring their TopCo Shares for a 180-day lock up following closing.

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Other Alternatives. The Yucaipa Board believes, after a thorough review of other business combination opportunities reasonably available to or explored by Yucaipa, that the proposed merger represents the best potential business combination for Yucaipa.

The Yucaipa Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic Risk. Macroeconomic uncertainty and the effects it could have on the TopCo’s revenues in the future.

•	Uncertainty of Benefits. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Redemption Risk. The risk that some Yucaipa shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to meet the minimum cash condition in the Business Combination Agreement and support SSU’s growth agenda following completion of the Business Combination. Please see the section entitled “Events after the execution of the Business Combination Agreement — Redemption Offset Agreement” for more information regarding the arrangements to offset redemptions that occur above a certain level.

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Liquidation of Yucaipa. The risks and costs to Yucaipa if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Yucaipa being unable to effect a business combination by August 6, 2022 and force Yucaipa to liquidate.

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Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Yucaipa from soliciting other business combination proposals, which restricts Yucaipa’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations prior to the termination of the Business Combination Agreement.

•	Shareholder Vote. The risk that Yucaipa’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Non-Survival. The fact that the remedies for breach of representations, warranties or covenants will not survive the Closing.

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Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Yucaipa’s control, including approval by Yucaipa shareholders and approval by NYSE of the initial listing application made for the TopCo Shares to be issued in connection with the Business Combination.

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Public Company Readiness Risks. The challenges associated with preparing SSU, a foreign, private entity, for the applicable disclosure and listing requirements to which SSU will be subject as a publicly traded company on NYSE, including the time and attention of management and employees that will be diverted from operating matters to achieve and maintain such requirements.

•	Yucaipa Shareholders Receiving a Minority Position in SSU. The risks associated with Yucaipa shareholders holding a minority position in SSU following the consummation of the Business Combination.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of Yucaipa and the business of SSU described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Yucaipa Board also considered that certain of the officers and directors of Yucaipa may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Yucaipa’s shareholders (see “The Business Combination — Interests of Certain Persons in the Business Combination”). Yucaipa’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Yucaipa Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Yucaipa Board concluded that the potential benefits that it expected Yucaipa and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Yucaipa Board unanimously determined that the Business Combination Agreement, the Business Combination and the Plan of Merger were advisable, fair to and in the best interests of Yucaipa and its shareholders.

For more information about the Yucaipa Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination — The Yucaipa Board’s Reasons for the Business Combination.”

The General Meeting of Yucaipa Shareholders

Date, Time and Place of General Meeting

The General Meeting of Yucaipa shareholders will be held on                 , 2021, at              a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/yucaipayac/2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

We intend to hold the General Meeting in person as well as virtually, via a live webcast at https://www.cstproxy.com/yucaipayac/2021. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website https://www.cstproxy.com/yucaipayac/2021, and we encourage you to check this website prior to the meeting if you plan to attend.

Proposals

At the General Meeting, Yucaipa shareholders will be asked to consider and vote on the following proposals:

1.	Business Combination Proposal — To approve, as an ordinary resolution, the Business Combination Agreement and the transactions contemplated thereby;

2.	Merger Proposal — To approve, as a special resolution, the Plan of Merger and the remaining transactions contemplated thereby;

3.

Charter Amendment Proposal — To vote upon, on a non-binding advisory basis, certain material provisions in the amendment of articles of association of TopCo, presented separately in accordance with the SEC requirements; and

4.

Adjournment Proposal — To approve, as an ordinary resolution, a proposal to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal. The Adjournment Proposal will only be presented to Yucaipa shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal.

Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Merger Proposal,” “Proposal No. 3 — The Charter Amendment Proposal” and “Proposal No. 4 — The Adjournment Proposal.”

Registering for the General Meeting

Any stockholder wishing to attend the General Meeting virtually should register for the General Meeting by                 , 2021 at https://www.cstproxy.com/yucaipayac/2021. To register for the General Meeting, please follow these instructions as applicable to the nature of your ownership of YAC shares:

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If your shares are registered in your name with Continental Stock Transfer and Trust Company and you wish to attend the online-only meeting, go to https://www.cstproxy.com/yucaipayac/2021, enter the 12-digit control number included on your proxy card or notice of the special meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the special meeting you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer and Trust Company, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer and Trust Company at least five business days prior to the special meeting date in order to ensure access.

Voting Power; Record Date

For Yucaipa shareholders holding their shares in “street name,” only holders of record at the close of business on                 , 2021, the record date for the General Meeting, will be entitled to vote at the General Meeting. Each Yucaipa shareholder that holds its shares in “street name” is entitled to one vote for each Yucaipa Ordinary Share that such shareholder owned as of the close of business on the record date. If a Yucaipa shareholder’s shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 43,125,000 Yucaipa Ordinary Shares outstanding, of which 34,500,000 are public shares and 8,625,000 are Founder Shares held by the Yucaipa Initial Shareholders. For the avoidance of doubt, the record date does not apply to Yucaipa shareholders that hold their shares in registered form and are registered as shareholders in Yucaipa’s register of members. Yucaipa shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each Yucaipa Ordinary Share held on the date of the General Meeting.

Vote of the Yucaipa Initial Shareholders and Yucaipa’s Other Directors and Officers

Prior to the Yucaipa IPO, Yucaipa entered into agreements with the Yucaipa Initial Shareholders and the other current directors and officers of Yucaipa, pursuant to which each agreed to vote any Yucaipa Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Yucaipa Initial Shareholders, including Yucaipa Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and the Merger Proposal and for all other proposals presented to Yucaipa shareholders in this proxy statement/prospectus. As of the record date for Yucaipa shareholders that hold their shares in “street name,” the Yucaipa Initial Shareholders and the other current directors and officers own 8,625,000 Founder Shares, representing 19.9% of the Yucaipa Ordinary Shares then outstanding and entitled to vote at the General Meeting.

The Yucaipa Initial Shareholders and the other current directors and officers of Yucaipa have waived any redemption rights, including with respect to Class A Shares purchased in the Yucaipa IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by the Yucaipa Initial Shareholders have no redemption rights upon the liquidation of Yucaipa and will be worthless if no business combination is effected by Yucaipa by August 6, 2022. However, the Yucaipa Initial Shareholders and the other current directors and officers of Yucaipa are entitled to redemption rights upon the liquidation of Yucaipa with respect to any public shares they may own.

Quorum and Required Vote for Proposals at the General Meeting

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Yucaipa shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting https://www.cstproxy.com/yucaipayac/2021) at the General Meeting will not be counted towards the number of Yucaipa Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The Yucaipa Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the Yucaipa IPO in favor of the Business Combination Proposal.

The approval of the Merger Proposal requires the affirmative vote of holders of at least two-thirds of Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Yucaipa shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of Yucaipa Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Merger Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Merger Proposal. The Yucaipa Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the Yucaipa IPO in favor of the Merger Proposal.

Aside from the votes cast by the Yucaipa Initial Shareholders, at least 2,156,251 votes will be required to approve the Business Combination Proposal and the Merger Proposal, assuming a valid quorum is established.

The approval of each of the Charter Amendment Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Yucaipa shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of Yucaipa Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Charter Amendment Proposal or the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Charter Amendment Proposal or the Adjournment Proposal.

One or more shareholders who together hold 50% of the issued and outstanding Yucaipa Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Yucaipa Initial Shareholders, who currently own 19.9% of the issued and outstanding Yucaipa Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting for Yucaipa shareholders that hold their shares in “street name,” 21,577,500 Yucaipa Ordinary Shares would be required to achieve a quorum.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. Neither the Charter Amendment Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, Yucaipa will not consummate the Business Combination. If Yucaipa does not consummate the Business Combination and fails to complete an initial business combination by August 6, 2022, Yucaipa will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to Yucaipa Shareholders

The Yucaipa Board believes that each of the Business Combination Proposal, the Merger Proposal, the Charter Amendment Proposal and the Adjournment Proposal to be presented at the General Meeting is in the best interests of Yucaipa and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

Opinion of Yucaipa’s Financial Advisor

At the meeting of the Yucaipa Board on June 10, 2021 to evaluate and approve the Business Combination, Moelis & Company LLC (“Moelis”) rendered to the Yucaipa Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated June 10, 2021, addressed to the Yucaipa Board that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in its written opinion, the consideration to be paid by Yucaipa in the Business Combination (the “Consideration”) was fair from a financial point of view to Yucaipa.

The full text of Moelis’ written opinion, dated June 10, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex S to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Yucaipa Board (solely in its capacity as such) in its evaluation of the Business Combination. Moelis’ opinion is limited solely to the fairness, from a financial point of view to Yucaipa, of the Consideration to be paid by Yucaipa in the Business Combination and does not address Yucaipa’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to Yucaipa. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

For a description of the opinion issued by Moelis to the Yucaipa Board, please see “Proposal No. 1: The Business Combination Proposal — Opinion of Yucaipa’s Financial Advisor.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Yucaipa Board to vote in favor of the Business Combination, Yucaipa shareholders should be aware that aside from their interests as shareholders, the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Yucaipa shareholders generally. The Yucaipa Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Yucaipa shareholders that they approve the Business Combination Proposal and the Merger Proposal. Yucaipa shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the Merger Proposal.

These interests include:

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the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed not to redeem any Yucaipa Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that Yucaipa Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Share had an estimated aggregate market value of $                 based upon the closing price of $                 per public share on the NYSE on                 , 2021, the record date for the General Meeting;

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the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Yucaipa fails to complete an initial business combination by August 6, 2022;

•	the fact that the Registration Rights Agreement will be entered into by the Yucaipa Initial Shareholders;

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the fact that Yucaipa Sponsor paid an aggregate of $8,900,000 for its 5,933,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by August 6, 2022. The Private Placement Warrants had an estimated aggregate value of $                 based on the closing price of $                 per warrant on the NYSE on                 , 2021, the record date for the General Meeting;

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the fact that, in connection with the PIPE Financing, Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) will purchase 5,000,000 TopCo Shares, which are not subject to a post-Closing lock-up period, for an aggregate of $50,000,000;

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the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

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the right of the Yucaipa Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods (it being understood that no selling restrictions apply to the TopCo Ordinary Shares issued in the PIPE Financing);

•	the anticipated designation by the Yucaipa Initial Shareholders of Richard d’Abo as a non-executive director of TopCo following the Business Combination;

•	the continued indemnification of Yucaipa’s existing directors and officers and the continuation of Yucaipa’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that Yucaipa Sponsor and Yucaipa’s officers and directors will lose their entire investment in Yucaipa and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 6, 2022. If an initial business combination is consummated by August 6, 2022, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by Yucaipa Sponsor and its affiliates and Yucaipa’s officers and directors in connection with activities on Yucaipa’s behalf. The aggregate value of all out-of-pocket expenses for which Yucaipa Sponsor and Yucaipa’s officers and directors are entitled to reimbursement as of                 , 2021, the record date for the General Meeting is $             ;

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the fact that if the Trust Account is liquidated, including in the event Yucaipa is unable to complete an initial business combination within the required time period, Yucaipa Sponsor has agreed to indemnify Yucaipa to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yucaipa has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yucaipa, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	the fact that the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the Closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares.

Redemption Rights

Pursuant to Yucaipa’s amended and restated memorandum and articles of association, holders of Yucaipa public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Yucaipa’s amended and restated memorandum and articles of association. As of March 31, 2021, this would have amounted to approximately $10.00 per share. If a holder of Yucaipa public shares exercises its redemption rights, then such holder will be exchanging its Class A Shares for cash and will not own shares of TopCo following the closing of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the Class A Shares included in the Yucaipa Public Units sold in the Yucaipa IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Yucaipa has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Yucaipa public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $345.0 million as of March 31, 2021. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) and the Aggregate PIPE Proceeds (net of any unpaid transaction expenses of SSU and Yucaipa) being at least the Minimum Cash Amount, which can be reasonably estimated to be $550.0 million, including $372.0 million in proceeds from the PIPE Financing and net of unpaid transaction expenses of SSU and Yucaipa. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Yucaipa’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then SSU may elect not to consummate the Business Combination. In addition, in no event will Yucaipa redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Yucaipa amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Under these circumstances, Yucaipa shareholders may exercise their redemption rights with respect to a maximum of 16,700,000 redeemable ClassA Shares upon consummation of the Business Combination at a redemption price of approximately $10.00 per share (assuming that unpaid expenses related to the Business Combination of $19.4 million are paid out of the Trust Account). The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios”. Yucaipa shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “General Meeting of Yucaipa Shareholders — Redemption Rights” in order to properly redeem their public shares.

Holders of Yucaipa Public Warrants will not have redemption rights with respect to such warrants.

Certain Information Relating to TopCo

Listing of TopCo Shares and TopCo Public Warrants on NYSE

TopCo Shares and TopCo Public Warrants currently are not traded on a stock exchange. TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants on NYSE under the symbols “SSU” and “SSUW,” respectively, upon the closing of the Business Combination.

Delisting of Yucaipa Ordinary Shares and Deregistration of Yucaipa

Yucaipa and SSU anticipate that, following consummation of the Business Combination, the Class A Shares, Yucaipa Public Units and Yucaipa Public Warrants will be delisted from NYSE, and Yucaipa will be deregistered under the Exchange Act.

Emerging Growth Company; Foreign Private Issuer

TopCo is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). TopCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which TopCo has total annual gross revenue of at least $1.07 billion or (c) in which TopCo is deemed to be a large accelerated filer, which means the market value of TopCo Shares held by non-affiliates exceeds $700 million as of the last business day of TopCo’s prior second fiscal quarter, and (ii) the date on which TopCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. TopCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that TopCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

As a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” TopCo’s officers and directors and holders of more than 10% of the issued and outstanding TopCo Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Comparison of Shareholder Rights

Until consummation of the Merger, Cayman Islands law and the Yucaipa amended and restated memorandum and articles of association will continue to govern the rights of Yucaipa shareholders. After consummation of the Merger, Dutch law and the TopCo Articles of Association will govern the rights of TopCo shareholders.

There are certain differences in the rights of Yucaipa shareholders prior to the Business Combination and the rights of TopCo shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Tax Consequences

As discussed more fully under “Tax Considerations — U.S. Federal Income Tax Considerations to U.S. Holders” below, the TopCo-Yucaipa Business Combination generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as Yucaipa, this result is not entirely free from doubt. In the case of a transaction, such as the TopCo-Yucaipa Business Combination, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F), a U.S. Holder that exchanges its Class A Shares and Yucaipa Public Warrants in the TopCo-Yucaipa Business Combination for TopCo Shares and TopCo Public Warrants should not recognize any gain or loss on such exchange.

Holders of Class A Shares and Yucaipa Public Warrants should read carefully the information included under the section entitled “Tax Considerations” for a detailed discussion of U.S. federal and Cayman Islands tax consequences of the Yucaipa-TopCo Business Combination, including the receipt of cash pursuant to the exercise of redemption rights, and the material U.S. federal, Dutch and German tax consequences of the ownership and disposition of TopCo Shares and TopCo Public Warrants after the Yucaipa-TopCo Business Combination. Holders of Class A Shares and Yucaipa Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Yucaipa-TopCo Business Combination, and prospective holders of TopCo Shares and TopCo Public Warrants are urged to consult their tax advisors to determine the tax consequences (including the application and effect of any state, local or other income and other tax laws) of any acquisition, holding, redemption and disposal of TopCo Shares or acquisition, holding, exercise or disposal of TopCo Public Warrants.

Accounting Treatment of the Business Combination

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. For accounting and financial reporting purposes, the Exchange will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on International Accounting Standards Board (“IASB”) International Financial Reporting Standard (“IFRS”) 2, Share-based Payment (“IFRS 2”).

Appraisal Rights

The Cayman Islands Companies Act provides that a shareholder of a Cayman company shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation (the “Dissenter Rights”). However, such rights are not available in respect of the shares of any class for which an open market exists on a recognized stock exchange where, upon the merger or the consolidation, the shareholder receives, amongst other things, either:

(a)	shares of a surviving or consolidated company, or depository receipts in respect thereof; or

(b)

shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders.

With respect to the Merger, (i) NYSE is a recognized stock exchange and is a national securities exchange, (ii) Yucaipa shareholders will receive a claim for a corresponding equity security in Merger Sub and (iii) such claim will be contributed as a contribution in kind to TopCo in exchange for TopCo Shares that will be listed on NYSE.

Accordingly, Dissenter Rights will not be available in respect of the Merger. However, the absence of Dissenter Rights is not an impediment, given the shareholder’s ability to exercise such shareholder’s redemption rights as outlined in the Yucaipa amended and restated memorandum and articles of association and as described herein.

Appraisal rights are not available to holders of SSU Shares in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. Yucaipa has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies.

If a Yucaipa shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the General Meeting. A Yucaipa shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “General Meeting of Yucaipa Shareholders — Revoking Your Proxy.”

Summary of Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to, the factors described below.

Risks Relating to the Industry in Which SSU Operates and SSU’s Business

•	The sports retail industry in our markets is very competitive and our ability to compete depends on a large variety of factors both within and beyond our control.

•	Negative developments in global and local economic conditions in our markets, including the COVID 19 pandemic if it continues, could adversely impact consumer spending in the sports retail industry.

•

We may not be able to maintain or grow our revenue or our business, if we are unable to manage our organic growth effectively; this could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

•	We regularly pursue acquisitions, any of which could result in significant additional expenses, failure to achieve anticipated benefits, or failure to be properly integrated.

•

Our growth strategy includes entering new geographic markets and pursuing new business opportunities, developing new websites or apps, or offering new products, sales formats or services, and the related investments may not yield the targeted results.

•

Our business depends on strong brands, which we might not be able to maintain or enhance and we may be subject to negative publicity, which could harm our business, financial condition, cash flows, results of operations and prospects.

•

Our business depends on search engines to attract a substantial portion of the customers who visit our sites. An increase in the cost of or in our reliance on search engine marketing or any decrease in the effectiveness of our search engine marketing could materially adversely affect our business.

•	We are involved in and may pursue strategic relationships. We may have limited control over such relationships, and these relationships may not provide the anticipated benefits.

•	We rely on external financing to support the continued growth of our business and may not be able to raise needed capital on economically acceptable terms, or at all.

•

We rely on third parties for development and maintenance of internet infrastructure, suppliers for the products we sell, and fulfillment and distribution of our products to end customers; and any deterioration in those business relationships may materially and adversely affect our business.

•

We are exposed to the risk of security breaches, including cyber-attacks, and unauthorized use of one or more of our websites, databases, online security systems or computerized logistics management systems.

•

We are subject to various regulations applying to e-commerce and tech businesses generally, including but not limited to regulations governing cyber security, data protection, consumer protection, product safety and trademarks, and future regulations might impose additional requirements and other obligations on our business.

•	Product recalls, product liability claims and breaches of corporate social responsibility could harm our reputation and business.

Risks Relating to the Acquisition of Wiggle

•	We may not be successful in integrating Wiggle into our existing business in the manner, or within the time frame, as currently anticipated or only at higher costs.

•	Potential tariffs or uncertainty surrounding the exit of the United Kingdom from the European Union could have a material adverse effect on Wiggle’s business.

Risks Relating to the Business Combination

•

Yucaipa Sponsor and each of Yucaipa’s officers and directors agreed to vote in favor of the Business Combination, regardless of how Yucaipa’s public shareholders vote; thus, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if Yucaipa Sponsor and each of Yucaipa’s officers and directors agreed to vote in accordance with the majority of the votes cast by Yucaipa’s public shareholders.

•	TopCo Shareholders may not be able to exercise pre-emption rights and, as a result, may experience substantial dilution upon future issuances of TopCo Shares or rights to subscribe for TopCo Shares.

•

The rights of TopCo’s shareholders and the duties of TopCo’s directors are governed by (i) Dutch law, (ii) the TopCo Articles of Association and (iii) internal rules and policies adopted by the TopCo Board, and differ in some important respects from the rights of shareholders and the duties of members of a board of directors of a Cayman Islands exempted company; thus, there can be no assurance that Dutch law will service to protect the shareholders in a similar fashion afforded under corporate law principles in the Cayman Islands.

•

Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

•

SSU’s ability to be successful following the Business Combination will depend upon the efforts of the key management personnel and the loss of such persons could negatively impact the operations and profitability of SSU’s business following the Business Combination.

•

As a foreign private issuer and as permitted by the listing requirements of NYSE, TopCo follows certain home country governance practices rather than the corporate governance requirements of NYSE, and TopCo is not obligated to, and does not, comply with all best practice provisions of the Dutch Corporate Governance Code.

•	TopCo’s and SSU’s tax positions could be adversely affected by the future application and interpretation of applicable tax laws by tax authorities.

•

Because Yucaipa is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Risks Relating to Yucaipa

•

The Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have interests in the Business Combination that are different from or are in addition to other Yucaipa shareholders in recommending that Yucaipa shareholders vote in favor of approval of the Business Combination Proposal, the Merger Proposal and approval of the other proposals described in this proxy statement/prospectus.

•

The Yucaipa Initial Shareholders, including Yucaipa Sponsor and Yucaipa’s independent directors, hold a significant number of Yucaipa Ordinary Shares. They will lose their entire investment in Yucaipa if a business combination is not completed and their personal and financial interests might have influenced their motivation in identifying and selecting SSU and completing the Business Combination.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “General Information,” in evaluating the Business Combination and the proposals to be voted on at the General Meeting. For purposes of this section, “SSU”, “we”, “our”, “us” and “ourselves” refer to SIGNA Sports United GmbH, together with its subsidiaries prior to the consummation of the Business Combination; and “TopCo” refers to SIGNA Sports United N.V., together with its subsidiaries after completion of the Business Combination, in each case unless the context otherwise requires. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of TopCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by TopCo, Yucaipa and SSU which later may prove to be incorrect or incomplete. TopCo, Yucaipa and SSU may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair their business or financial condition.

Risks Related to the Industry in Which We Operate

The sports retail industry in our markets is very competitive and our ability to compete depends on a large variety of factors both within and beyond our control.

The sports retail industry is fragmented and characterized by intense competition. Each of our regional brands faces increasing competitive pressure both online and offline and from local and international players, impacting their ability to grow, sustain profitability and retain and grow market share. The diverse group of sports retailers with which we compete includes, but is not limited to:

•	pure-play online sports retailers with business models similar to ours;

•	general e-commerce retailers and marketplaces attempting to increase their presence across a range of product categories;

•

offline-focused, vertically-integrated local retailers and brands, as well as international companies seeking to enter our geographic markets, who are expanding their own online and offline market share space using their own websites and apps; and

•	offline stores and mail order retailers focused on or including sports that use their brand, customer reach and fulfillment infrastructure to expand their online sports market shares.

Some of our current and potential future competitors have longer operating histories, greater financial resources, a larger customer base and wider reach or better economies of scale than we do. New market entrants may appear and some of our current smaller competitors may be acquired by, receive investment from or enter into strategic relationships with well-established and well-funded companies or investors who would enhance their competitive positions, potentially leading to reduced sales, lower profitability, and loss of market share for us. Moreover, as has happened in several of our regions in the past, competitors may significantly discount their prices on merchandise also offered by us. Such intensive price competition could negatively affect our ability to generate revenues as well as our profitability. Additionally, individual, strong competitors could expand their market presence in our current or future geographies and thus create a market controlling position for themselves, which could make it more difficult for us to expand our own market position.

In addition, some of our brand partners and suppliers are producers or distributors of sports products that sell their products directly to end-customers independent of any partnership with us. We could experience additional competitive pressure if such suppliers initiate or successfully expand their own online retail operations, as they have access to their merchandise at lower costs and can therefore sell such merchandise at lower prices while maintaining higher margins on their revenue than we can. We also face competition from the grey market, i.e., sports product imports that have not been authorized by the brand owner. In addition, as a result of the challenges presented by COVID-19, sports retailers and brands that previously have not used e-commerce channels to market their products may establish their own online presence or sell their goods in cooperation with our existing competitors, which may create new or strengthen existing competition.

We believe these factors make our industry especially competitive, with the potential for increased competition in the future. As a result, we believe that our ability to compete will depend on factors both within and beyond our control, including, but not limited to:

•	our ability to offer a convenient, efficient and reliable shopping experience for our customers in our regions and to adapt to evolving or local consumer preferences;

•	the development, brand recognition and reputation of our brands, relative to those of our competitors;

•	the growth, size and composition of our customer base and our ability to increase the number of repeat purchases from active customers;

•	the composition of and the quality of relationship with our supplier base, and its subsequent impact on the selection and price of products we feature on our sites;

•	the perception of our technical and operational capabilities, e.g. our websites, tools and apps as attractive distribution channels and service partners for our brand partners and suppliers;

•	our ability to create and expand proprietary brands that are recognized for high quality and generate attractive margins for us;

•	our ability to expand our product offering into new product categories and into new geographies;

•	our ability to create efficient and cost-effective advertising and marketing efforts to acquire new customers;

•	our ability to develop and manage new and existing technologies and sales channels in a timely manner;

•	our ability to collect, consolidate and leverage our data in order to improve our various operational processes and to drive new business models both for consumers and our brand partners;

•	the efficiency, reliability and service quality of our fulfillment operations, including fulfillment center activities, distribution, payment and customer service;

•	the legal framework on e-commerce and related legislation governing liability, obligations and supervisory oversight; and

•	our ability to offer convenient payment methods for every customer.

Any failure to properly address these factors and to successfully compete against current or future competitors could negatively affect our ability to attract and retain customers as well as brand partners and to achieve growth and sustainable profitability, which could, in turn, have a material adverse effect on our business, financial condition, results of operations and prospects.

Negative developments in global and local economic conditions in our markets, including the COVID-19 pandemic if it continues as well as severe supply chain interruptions, could adversely impact consumer spending in the sports retail industry as well as our results of operations and prospects.

We sell sports products mainly online. Purchases of our customers are discretionary, and therefore dependent upon the level of customer spending, particularly among affluent customers. As a result, our performance depends on global and regional economic conditions, which, however, have shown significant volatility in recent years. For example, as a result of the COVID-19 pandemic and the measures taken by various governments to combat its spread most countries in which we operate fell into recession in 2020. Our home market Germany, which had seen a long period of stable economic growth since the financial and economic crisis of 2008/2009, reported a 5% decline in its gross domestic product (GDP) for 2020 compared to 2019 (source: Destatis (Press release #20 of January 14, 2021)). The ongoing pandemic and related counter-measures will at best continue to dampen economic prospects in Europe in the short term. While the COVID-19 crisis contributed to growth in the sports retail industry in 2020, following the end of government support programs a continued economic downturn in one or more of our markets may result in higher levels of unemployment or other negative macro-economic developments that can, as a consequence materially negatively affect consumer confidence and discretionary consumer spending, including purchases of sports products.

In addition, adverse economic developments in the countries in which we generate our revenue could adversely affect the collection of accounts receivable from our customers due to deterioration in credit quality and increase our inventory risk. There is also a risk of increased taxes, for the purpose of addressing the extraordinary levels of public spending and public debt related to the COVID-19 pandemic, in some or all of the European countries in which we sell our merchandise. Tax increases that lead to increases in the sales prices of our products or the prices of services we purchase or offer or reduce the income available for consumption could also weaken demand for our sports products.

Furthermore, there is no guarantee that our markets will continue to grow at rates experienced in the recent past, or at all. In particular, there is no certainty that our growth continues to be supported by an increasing shift from offline to online retail in the markets in which we operate (particularly in our bike vertical). There is no guarantee that the growth, which has been significantly driven by the COVID-19 pandemic, will continue sustainably after the end of the COVID-19 pandemic. If our markets do not develop as anticipated, in particular due to unforeseen severe supply chain interruptions, demand for our products may not increase as currently anticipated or may even decline. Consequently, we may not be able to recoup the investments made in these markets and may be forced to close, or decide to divest, our operations in selected markets, which could have an adverse material effect on the implementation of our expansion strategy and our results and operations and prospects.

Risks related to Our Business Activities

We have incurred significant operating losses since our inception, and there is no guarantee that we will achieve or maintain profitability in the future.

We have not yet generated any consolidated net profit. In the fiscal year ended September 30, 2019, our group wide loss amounted to €35.9 million and to €25.6 million in the fiscal year ended September 30, 2020. These losses are primarily attributable to the costs associated with building and growing our business such as marketing expenses, geographic expansion and investments to further developing our platform. Our business plan is premised on our ability to benefit from the expected growth of, and increasing e-commerce penetration in, our regional markets. If our markets experience disruptive political or economic events or otherwise fail to grow, or if local governments restrain us from continuing to do business as we have in the past or at all, our growth prospects may not materialize, which may negatively affect our profitability or may even force us to cease operating in certain regions. Even in a stable political and economic environment, we must invest significant resources into organic growth opportunities such as building relationships with sports brands, enhancing the customer experience, driving market campaigns to gain new and retain existing customers, improving and expanding our technology and fulfillment infrastructure and other areas in order to capitalize on any potential growth opportunities. These investments may prove more expensive than anticipated and may not yield the desired results. There can be no assurance that we will be able to achieve or maintain profitability in the future. Continued losses would have a material adverse effect on our business, financial condition, results of operations and prospects.

We regularly pursue acquisitions, any of which could result in significant additional expenses, failure to achieve anticipated benefits, or failure to be properly integrated.

As part of our business strategy, we regularly engage in acquisitions of other companies, businesses or assets. Acquisitions involve numerous risks, any of which could harm our business, including but not limited to:

•	difficulties in integrating the technologies, operations, existing contracts and personnel of acquired businesses;

•	difficulties in supporting, retaining and transitioning customers or suppliers of an acquired company;

•	diversion of financial and management resources from existing operations or alternative acquisition opportunities;

•	failure to realize the anticipated benefits or synergies of a transaction;

•

failure to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance, accounting practices or employee or customer issues;

•	risks of entering new product categories or markets in which we have limited or no experience;

•	potential loss of key employees, customers and suppliers from either our current business or an acquired company’s business;

•	inability to generate sufficient net revenue, profits and/or financial benefits to offset acquisition costs;

•	additional costs or equity dilution associated with funding the acquisition; and

•	potential write-offs or impairment charges relating to acquired businesses.

If, in the context of any future acquisition, we fail to properly assess the merits of the acquisition target, incur costs that later prove to be unjustified, fail to integrate the acquisition into our business properly and in a cost-efficient manner, or incur liabilities that prove to be larger than anticipated, it could have a material adverse effect on our business, financial condition and results of operations. Failure to provide our customers with an inspiring personalized online sports experience and to adapt to the fast-changing landscape (including, but not limited to social media platforms, sports brands, associations and clubs) could limit our growth and prevent us from achieving or maintaining profitability.

We may not be able to maintain or grow our revenue or our business.

We experienced significant growth in the past, with revenue increasing from €413.3 million in the fiscal year ended September 30, 2018 to €703.2 million in the fiscal year ended September 30, 2020, corresponding to a compound annual growth rate (“CAGR”) of 30.4%. Likewise, the number of site visits increased from 178.7 million in the fiscal year ended September 30, 2018 to 250.2 million in the fiscal year ended September 30, 2020, corresponding to a CAGR of 18.3%. However, there can be no assurance that we will be able to sustain these historic growth levels, or that we will continue to experience significant above-market growth or any growth at all. In addition, we anticipate that our growth rate will decline over time, especially in our first-party ecommerce business, as we achieve higher market penetration rates in all markets in which we operate. To the extent growth rate in the first-party business slows, our business performance will become increasingly dependent on our ability to achieve economies of scale by, among other things, using our operating leverage, increasing our fulfillment efficiencies and reducing marketing costs in relation to our revenue and to expand into adjacent business models and new strategies to maintain growth. We have made and are continuing to make investments in optimizing and localizing our overall customer experience, our fulfillment and technology infrastructure and the development of mobile applications. However, there is no assurance that these efforts will be sufficient to grow our revenue or business in total or in relation to the costs we incur. In particular, there is no certainty that our revenue growth continues to be supported by an increasing shift from offline to online retail in the markets in which we operate (particularly in our bike vertical), which has been significantly driven by the COVID-19 pandemic and that our new services and offerings leveraging our platform capabilities for industry partners and other market participants will be successful and will to complementary growth. There is no guarantee that the revenue growth driven by the COVID-19 pandemic will continue sustainably after the end of the COVID-19 pandemic. If our efforts and strategies should prove to be unsuccessful, our revenue growth slows or if our revenue declines, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to manage our organic growth effectively, this could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

While we have taken steps to further enable the scalability of or business, our underlying businesses continue to operate, to a large degree, as separate entities. A primary operational target of us is to create a more integrated e-commerce and technology platform across our businesses as well as integrated back-office functions to enable us to realize revenue and cost-saving synergies in the context of a rapidly growing market. If we continue to experience organic growth at similar or higher levels than currently envisaged, we may be required to further upscale our technical IT-platform as well as expand and improve our fulfillment infrastructure, enterprise resource planning, logistics, customer service and related functions beyond what is currently planned to further support the growth and harmonize our e-commerce and technology platform. Our existing teams may not be adequately staffed to handle an increase in the workload. In addition, our workforce management may prove insufficient for our expanding business and growth plans. Our continued growth strategy therefore depends on our ability to hire new and qualified personnel in the near future and there is no guarantee that we will be able to hire the required number of employees with the adequate qualifications to expand our business in a timely manner and on acceptable terms.

Continued growth may also require us to expand and improve our operational, IT, financial, accounting, compliance and management controls and reporting systems and to make significant capital expenditures in offline sites and facilities, which may not always be possible or prove lengthy or costly. If we are unable to successfully handle future growth, we may be required to take steps to slow down our growth, which may adversely affect our business and competitive position.

If we experience significant future growth, we may also have to expand our relationships with various suppliers and other third parties we do business with and to expend time and effort to integrate new suppliers and other third parties into our operations. The expansion of our business could exceed the capacities of certain of our suppliers and third parties willing to do business with us and if they are unable to keep up with our growth, our operations could be adversely affected.

In addition, an expansion of our e-commerce and technology platform, in particular our IT-infrastructure, as well as our relationships with a growing number of third parties and a growing workforce will make our operations more complex and challenging. There is no guarantee that we will be able to meet such challenges and the risk of disruptions and compliance violations may increase

An inability to manage future growth efficiently could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our growth strategy includes entering new geographic markets and pursuing new business opportunities, developing new websites or apps, or offering new products, sales formats or services, and the related investments may not yield the targeted results.

As part of our growth strategy we continuously search for opportunities to expand into new geographic markets, such as recently into the United Kingdom and the US as a result of the acquisition of Midwest Sports, Wiggle and Tennis Express. While we have experience with entering into new markets, such as entering into the

Japanese market in 2020 via a joint venture with AEON Co., Ltd., we need to tailor our offering to the specific circumstances of every new geography which results in significant investments. However, we may not be able to reach our strategic goals for these new markets or these markets may prove less attractive than anticipated. If we launch but fail to generate satisfactory returns from any such initiative, it could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we choose to enter into new markets, expand our offering to include other types of products, or develop any new businesses, own sports brands, apps, websites, promotions, sales formats or services we believe would be compatible with, adjacent to, or complementary to our existing business, there can be no guarantee that any such endeavor will succeed. As a result, we may need to terminate, cancel, close, sell or wind up parts of our business. Any such initiative that is not favorably received by consumers and/or suppliers, especially in the case of a termination, could damage our reputation and brand, and any expansion or alteration of our operations could require significant additional expenses and divert management and other resources, which could in turn negatively affect our results of operations. In addition, the entrance into new markets will result in a more complex regulatory and compliance environment and any failure to comply with such rules may negatively affect our results of operations.

Our management team has limited experience managing a public company, and publicly traded company reporting and compliance requirements could divert resources from the day-to-day management of our business.

Our management team has limited experience managing a publicly-traded company and complying with the increasingly complex laws pertaining to public companies. Our management team might not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under applicable laws and regulations. These new obligations will require substantial attention from our management team and could divert their attention away from the day-to-day management of our business.

As a public company, we will be subject to additional reporting and disclosure requirements. In connection with the audit of SSU’s consolidated financial statements for the fiscal years ended September 30, 2019 and 2020, SSU identified material weaknesses in SSU’s internal controls related to (i) the adequate number of individuals within its accounting and financial reporting function with sufficient training in IFRS and SEC reporting standards, (ii) the design and maintenance of formal and effective controls over certain general information technology controls for IT systems and (iii) control activities that are responsive to the identified fraud risks, including the risk of bias and management override of controls. In August 2021, we determined that due to such material weaknesses certain amounts included in the net cash flow from operating activities, net cash flow from investing activities and in the net cash flow from financing activities were misclassified. As a consequence, the 2020 net cash outflow from operating activities was overstated and the net cash outflow from investing activities was understated. In 2019, the net cash outflow from operating activities was overstated, the net cash outflow from investing activities was understated and the net cash inflow from financing activities was understated. The errors have been corrected by restating each of the affected cash flow statement line items in our consolidated financial statements for the fiscal years ended September 30, 2020 and 2019 and the affected cash flow items in our unaudited interim condensed consolidated financial statements as of and for the six-month period, respectively. We have developed and are in the process of implementing a remediation plan to address these control deficiencies, which we believe will address the underlying causes of our material weaknesses. Please also refer to “We are aware of material control and accounting weaknesses in our current finance organization. If TopCo fails to maintain an effective system of internal control over financial reporting, TopCo may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in TopCo’s financial and other public reporting, which is likely to negatively affect TopCo’s business and the market price of TopCo Shares.”

Notwithstanding the actions already taken, management’s attention may be diverted from other business concerns and we may be required to hire and train additional employees or engage outside consultants to comply with these requirements and additional Sarbanes-Oxley Act requirements applicable to SSU in the future, which would increase costs and expenses. Any compliance failure could harm SSU’s reputation and have a material adverse effect on SSU’s business, financial condition, results of operations and prospects. Compliance with these rules and regulations will increase our legal and financial compliance costs and may make some activities more time-consuming than they were previously. For example, our accounting, controlling, legal or other corporate administrative functions may not be capable of responding to these additional requirements without difficulties and inefficiencies that may cause us to incur significant additional expenditures and/or expose us to legal, regulatory or civil costs or penalties. Any non-compliance could result in significant fines or other penalties. To secure compliance it may become necessary to hire further employees or purchase outside services which may in turn interfere with our lean organizational set-up, increase our costs and expenses, and may therefore have a material adverse effect on the operation of our business as well as on our financial condition.

We may be subject to negative publicity, including adverse information and negative publicity related to our affiliates or persons associated with us or any one of our affiliates.

Customers value readily available information concerning online retailers and often act on such information without further investigation or authentication or regard to its accuracy. Social media and websites immediately publish posts from users, often without filters or checks on the accuracy of the content posted. Allegations against us may be posted on social media, in internet chat rooms or on blogs or websites or other channels by anyone on an anonymous basis and any negative publicity may be accelerated through social media or other channels due to its immediacy and accessibility as a means of communication. In addition, we may be the target of harassment or other detrimental conduct by third parties, including from our competitors. Our reputation may be negatively affected as a result of the public dissemination of allegations or demeaning statements about our business, the business of our affiliates or persons associated with us or one of our affiliates, even if these allegations or statements are unfounded and we may be required to spend significant time and money to address such allegations. Such negative publicity, even if factually incorrect or based on isolated incidents, could damage our reputation, diminish the value of our brands, undermine the trust and credibility we have established and have a negative impact on our ability to attract new or retain existing customers. Inaccurate adverse information may harm our business and we may not be able to redress or correct inaccurate posts in a timely manner, or at all.

Our business may become the subject of negative media coverage and public attention, including regarding our business, the business of our affiliates or persons associated with us or one of our affiliates, which may develop strong dynamics and adversely affect our business. Third parties may communicate complaints to regulatory agencies and we may be subject to government or regulatory investigation as a result of such complaints. There is no assurance that we will be able to conclusively refute such allegations in a timely manner, or at all.

In addition, since many of our products are supplied by third-party suppliers, we may also receive negative publicity in case of inappropriate actions of our suppliers (e.g., violations of product safety regulation, environmental standards, labor laws or a use of child and slave labor). While we target to delist any products or suppliers who fail to meet our contractually agreed performance standards, there is no guarantee that we will be able to address any such concerns in a timely manner, or at all.

Any negative publicity and complaints could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our business depends on search engines to attract a substantial portion of the customers who visit our sites. Any increase in the cost of or in our reliance on search engine marketing or any decrease in the effectiveness of our search engine marketing could materially adversely affect our business.

A portion of our business is generated by customers clicking on search results displayed by search engines, such as Google, Yahoo or Bing. These search engines typically provide two types of results: algorithmic and purchased listings. Algorithmic listings cannot be purchased and instead are determined and displayed solely by a set of formulas designed by the search engine provider. Purchased listings can be purchased by companies and other entities in order to attract users to their sites. We rely on both algorithmic and purchased listings to attract a substantial portion of the customers that we serve. The cost of purchased search listing advertising may increase as demand for such advertising channels grows, and further increases may have a negative impact on our ability to maintain or increase profitability. Further, search engines revise their algorithms from time to time in an attempt to optimize their search result listings and to maximize the advertising revenue generated by those listings. Innovations at search engines and online retailers, such as the Google “Buy” button or voice assistance, such as Amazon Alexa, may no longer channel customers to our websites in order to purchase products, which may result in reduced site traffic, fewer repeat customers and lower overall orders. Search engines may also place websites on a “blacklist” or remove them from their indexes for example due to poor search engine optimization. We cannot guarantee that a removal of any of our websites by Google, Yahoo, Bing or another search engine will not happen in the future or that we will be able to adapt to changes in search engine providers’ algorithms in a timely manner.

If the search engines on which we rely for site traffic remove any of our websites from their indices or otherwise modify their algorithms such that our websites have less favorable placement or do not appear among search results, our business would be adversely affected. Such circumstances may result in fewer customers clicking through to our sites, requiring us to resort to other more costly resources to attempt to replace that traffic, and this may reduce our net sales and could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

In addition, a part of our marketing strategy is to pay for a prominent display on search engines’ results pages. In order to place these listings with a search engine, we frequently place bids on key words at a certain cost per click that we pay to the search engine. Under the bidding system, the order in which websites appear in a search engine’s paid search results is determined by a combination of the price bid by the website and the historical and expected rate at which consumers click through to the website. Bids on generic search terms (such as “bike”) typically cost more than bids on branded search terms (such as “Tennis-Point”). The click-through rate is, in turn, influenced by the strength of the website’s brand and the popularity of the website. As the importance of online advertising increases and competition to be ranked higher in purchased listings intensifies, the cost of search engine marketing generally increases. Any increase in the cost of or in our reliance on search engine marketing, or any decrease in the effectiveness of our search engine marketing, could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our business depends on the continued penetration of the internet and the development and maintenance of internet infrastructure by third parties.

The delivery of our products and services depends on the ability of third-party internet service companies to provide internet access and maintain reliable networks with the necessary speeds, data capacity and security. Changes in access fees to users may materially adversely affect the ability or willingness of users to access our content. A departure from “net neutrality” (the principle that all forms of internet traffic (i.e., video, telephony and text) are subject to equal treatment in transmission speed and quality) in the markets in which we operate, for example, could result in increased costs to our business. These factors are out of our control and the manifestation of any of them could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

In addition, increasing traffic or user numbers may result in a decline in internet (including mobile internet) performance or reliability. Internet outages or delays could also materially adversely affect our ability to provide services to its customers, which could in turn have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects

Our investments to increase brand awareness, to generate website and mobile traffic and to build or retain a loyal customer base may not be effective.

Maintaining and enhancing the awareness of our brands, acquiring new customers, and increasing the number of customer visits to our website and apps, the number of orders and the basket size per order is critical to our success and profitability.

We have made significant investments related to brand awareness, customer acquisition and customer loyalty, and we expect to continue to spend significant amounts to attract new and retain existing customers. For example, we have incurred and will continue to incur significant expenses in marketing through a broad range of media to attract website and app traffic, to increase customer loyalty and repeat purchases in order to increase revenue and maintain our brand awareness and recognition. These expenses include cost of marketing relating primarily to search engine advertising (Google), costs for TV commercials and costs for price comparison websites. Our decisions regarding investments in customer acquisition substantially depend upon our analysis of the conversion rates and customer lifetime value to customer acquisition cost ratios as well as first order profitability generated from customers we acquired in earlier periods. There can be no assurance that our assumptions regarding required customer acquisition investment and resulting net revenue from such customers, including those relating to the effectiveness of our marketing expenditures, will prove to be correct or that our marketing efforts and other promotional activities will achieve what we consider to be an optimal mix of advertising and marketing at a cost we consider to be economically viable. Furthermore, we cannot guarantee that certain methods of advertising that we currently utilize will not become less effective, be prohibited or otherwise be unavailable to us in the future. Our online partners might be unable to deliver the anticipated number of customer visits or impressions, or visitors that are attracted to our websites by such campaigns might not make purchases as anticipated by us.

If we are unable to attract sufficient brand awareness, website or app traffic, translate a sufficient number of website visitors or app users into purchasers with sufficiently large basket sizes, build and maintain a loyal customer base, increase repeat purchases from customers, or do any of the foregoing on a cost-effective basis, our future growth could be limited or our revenue could even decline. The occurrence of any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on strong brands, which we might not be able to maintain or enhance. Any such inability could harm our business, financial condition, cash flows, results of operations and prospects.

The recognition and reputation of our brands, in particular “Tennis-Point”TM, “fahrrad.de”TM, “Bikester”TM, “Brügelmann”TM, “Probikeshop”TM, “Addnature”TM, “Campz”TM, “Stylefile” TM and “Outfitter”TM, among customers and suppliers are critical for the growth and continued success of our business as well as for our competitiveness in its target product categories and markets. Maintaining leading brands is particularly important in the multi-brand sports e-commerce industry, and competition among online retailers typically favors the market participants with the strongest brands. While less well-known brands may also be able to operate profitably, the market participant with the strongest brand typically captures a very large market share. In this regard, we depend on our multi-brand strategy, where each individual brand is well known though not necessarily maintaining a leading market position in respect of such brand. Therefore, any developments, such as the potential legal dispute concerning the use of our brand “Tennis-Point”TM in the United States, that harm our brands could materially adversely affect our business.

As competition in the sports e-commerce markets intensifies, we anticipate that maintaining and enhancing our brands will become increasingly difficult and expensive, and investments to increase the value of our brands may not be successful. Many factors, some of which are beyond our control, are important for maintaining and enhancing its brands, including its ability to:

•	compile an attractive sports and sports-related product offering sold at attractive prices;

•	increase brand awareness through marketing and brand promotion activities;

•	preserve and improve our reputation;

•	increase purchase frequency;

•	maintain and improve customer satisfaction through dedicated customer services tailored to meet customers’ specific needs (from pre-sale advice to after-sales services);

•	attractively present and market these products as part of an inspiring and convenient shopping experience, in particular products marketed under our private brand labels;

•	maintain, monitor and improve its relationships with suppliers;

•	manage new and existing technologies and sales channels, including its apps; and

•	maintain and improve the efficiency, reliability and quality of our delivery and fulfillment processes to ensure comparably short delivery times.

In addition, we may be required in the future to invest in one specific brand or customer category to the detriment of our other brands or customer categories, which may weaken such brand or category.

Any failure to offer high-quality products, an inspiring and convenient shopping experience and excellent customer service tailored to meet customers’ specific needs could damage our reputation and brands and result in the loss of revenues, which could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our business is complemented by our private label brands, which we might not be able to maintain or enhance, and unfavorable customer feedback or negative publicity could adversely affect our private label brands.

Our business is complemented by private label brands, including, Fixie Inc., Red Cycling, Votec, Ortler, Serious, Tennis-Point, Bidi Badu, Axant and Campz. The strong awareness of our private label brands contributes to higher organic traffic on our websites and lower marketing costs, as a high percentage of our website traffic is generated by direct visits or related to customer relationship management, social media or search engine optimization channels. We also typically achieve a higher gross margin when selling our private label brands to consumers vs selling third-party brands. Maintaining and enhancing our private label brands is therefore crucial for the expansion and retention of our base of customers, suppliers and brands as well as for the improvement of our financial results. However, our private label brands may be adversely affected if their public image or reputation is tarnished by customer complaints or negative publicity about product quality, delivery times, return processes, customer support or other services. Any failure to maintain or enhance our private label brands and thus to expend and retain our loyal customer base, could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Failure to provide our customers with a customized and an inspiring sports online experience could limit our growth and prevent us from achieving or maintaining sustainable profitability.

We believe that the foundation of our success as a sports online retailer is to provide our customers with a highly inspiring and engaging sports online experience from a wide selection of brands. If we should fail to offer the sports products and brands in demand by our clients, if we are unable to present such products on our websites in an inspiring and attractive way and at competitive prices, if customization of online experience offered by us fails to be inspiring and yet being expensive, or if customers regard our fulfillment capabilities, in particular delivery, returns and payment, as not entirely convenient, we may be unable to win new customers, may lose existing customers or may be faced with reduced volumes of purchases on our websites, any of which would have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Any failure to anticipate and respond in a timely manner to sports trends and consumer preferences could result in a loss of customers and business.

Our ability to sell a sufficient number of products at satisfactory price levels depends on our ability to predict and respond to sports trends and changing customer preferences in a timely manner. We operate in the sports retail industry, which is highly sensitive to changes in customer preference, fluctuations in sports trends and seasonal weather patterns. Customer preferences regarding sports design, quality and price tend to change rapidly and new trends, such as focus on sustainability, may continue to gain importance. Thus, accurately forecasting the selection and required quantities of such products is difficult. In addition, we must take into account the time it takes us to respond to changes in trends, as we incur lead times for the delivery of merchandise from our suppliers. As such, a potential increase in lead times, e.g., due to disruptions in the supply chain, may result in us not having the appropriate selection or the required quantities of products in order to satisfy customer demand. While there has been an increase in demand for more sustainable and environmental-friendly sports products due to ever more present public awareness regarding climate change and the environmental impact of sports, this may not result in customers’ willingness to pay higher prices, for example. We typically enter into agreements to purchase our merchandise in advance of the applicable selling season and any failure to anticipate and respond in a timely manner to sports trends and customer preferences could result in lost sales, a loss of customers or unfavorable margin structures when selling lower demanded products, which would have a material adverse effect on our business, financial condition, write-offs on inventory and results of operation.

We may miss or may not be able to adapt to the latest trends in communication with our customers through social media or other channels.

We heavily rely on social media to communicate with our customers. Changes to the terms and conditions of the relevant providers could limit our ability to communicate through social media. These services may also change their algorithms or interfaces even without notifying us, which may reduce our visibility or increase our costs.

We also use newsletters in the form of emails and other messaging services in order to promote our brands, inform customers of our product offering and/or the status of their transactions. Changes in how webmail services organize and prioritize emails could reduce the number of customers opening our emails. For example, several service providers organize incoming emails into categories. Such tools and features could result in our emails and other messages being shown as “spam” or as lower-priority messages to our customers, which could reduce the likelihood of customers opening or responding positively to them. Actions by third parties to block, impose restrictions on, or charge for the delivery of, emails, app push notifications and other messages, as well as legal or regulatory changes limiting our right to send such messages or imposing additional requirements on our ability to conduct email marketing or send other messages, could impair our ability to communicate with our customers.

If we are unable to communicate through social media, via emails, app push notifications or other messages with our customers, if our messages are delayed, or if customers do not receive or view them, we will no longer be able to use this marketing channel. This could impair our marketing efforts, or make them more expensive if we feel the need to increase spending on paid marketing channels to compensate for the loss of free marketing, and, as a result, our business could be adversely affected.

In addition, any malfunction of our communication services could result in erroneous messages being sent and customers no longer wanting to receive any messages from us. Furthermore, our process to obtain consent from the visitors to our websites to receive newsletters, app push notifications and other messages from us and to allow us to use their data may be seen as insufficient or invalid. As a result, such individuals or third parties may accuse us of sending unsolicited advertisements and other messages which could result in claims against us.

The way our customers communicate online is constantly evolving. Keeping up with these developments is key for us to effectively present our brand, labels and products to our customers. However, we may not be able to identify new trends in communication or to adapt to these trends. An inability to communicate through social media, app push notifications, emails or other messaging services could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are involved in and may pursue strategic relationships. We may have limited control over such relationships, and these relationships may not provide the anticipated benefits.

We have partnered with numerous third parties, inter alia by acquiring shares in their businesses or by entering into cooperation agreements, including komoot and our joint venture with AEON and a number of operative cooperations across our group of companies and may pursue and enter into additional strategic relationships in the future. Current and future strategic relationships involve risks, including but not limited to maintaining good working relationships with the other party, inconsistency of economic or business interests, the other party’s failure to fund its share of capital for operations or to fulfill its other commitments — including providing accurate and timely accounting and financial information to us — loss of key personnel, actions taken by our strategic partners that may not be compliant with applicable rules, regulations and laws, reputational concerns regarding our partners or our leadership that may be imputed to us, bankruptcy and related bankruptcy proceedings requiring us to assume all risks and capital requirements related to the relationship. Further, these relationships may not deliver the benefits that were originally anticipated, all of which could have a material adverse effect on our business strategy and results of operations.

We rely on external financing to support the continued growth of our business and may not be able to raise needed capital on economically acceptable terms, or at all.

Since our inception, we have had negative operating cash flows and relied on external financing. The uncertain and volatile economic environment across our key regions, combined with significant funding needs and a loss-making business, may reduce our options for raising additional capital, be it in the form of equity or debt financing. This uncertain and volatile environment may also negatively impact the accuracy of our budgeting and financial forecasting. As a consequence, we may not be able to correctly anticipate our capital requirements. If we are not able to raise the required capital on economically acceptable terms, or at all, or fail to accurately project and anticipate our capital needs, we might have insufficient funds to meet our obligations and/or may be forced to limit or even scale back our operations, which may adversely affect our growth, business and market share and could ultimately lead to insolvency.

We intend to raise significant capital in the Business Combination. However, we may require additional capital to finance our operations or the future growth of our business. If we choose to raise additional capital by issuing new shares, our ability to place such shares at attractive prices, or at all, depends on the condition of equity capital markets in general and the price of our shares in particular, and such share price may be subject to considerable fluctuation.

A breach of covenants or other contractual obligations contained in external financing agreements, including any arrangements we enter into in the future, could trigger an event of default that may trigger immediate repayment obligations or may lead to the seizure of collateral posted by us, all of which may adversely affect our business. Additional debt financing from independent third parties may not be easily available to us. Even if additional debt financing were available, such financing may require us to grant security in favor of the relevant lenders or impose other restrictions on our business and financial position. Moreover, if we raise additional capital through debt financing on unfavorable terms, this could adversely affect our operational flexibility and profitability. Such restrictions may adversely affect our operations and limit our ability to grow our business as intended.

An inability to obtain capital on economically acceptable terms, or at all, could have a material adverse effect on the implementation of our business strategy, financial condition, results of operations and prospects.

We rely on third party suppliers for the products we sell and any deterioration in those business relationships may materially and adversely affect our business.

We source the products we sell (including our private brand label products) from a significant number of suppliers. Our continued growth resulting from increased demand for the products we sell will require us to increase our ability to source commercial-quality products on reasonable terms.

Our suppliers (including those manufacturing our private label products) may:

•	cease selling merchandise on terms acceptable to us;

•	fail to deliver goods that meet consumer demands;

•	encounter financial difficulties;

•	terminate our relationships and enter into agreements with our competitors on more favorable terms;

•	have economic or business interests or goals that are inconsistent with ours and take actions contrary to our instructions, requests or objectives;

•	decide to initiate their own e-commerce operations, thereby directly competing with us;

•	be unable or unwilling to fulfill their obligations, including their obligations to meet our production deadlines, quality standards and product specifications;

•	fail to expand their production capacities to meet our growing demands;

•	encounter raw material or labor shortages or increases in raw material or labor costs, labor disputes or boycotts which may impact our costs;

•	be affected by natural disasters;

•	encounter trade restrictions or disruptions, currency fluctuations or adverse changes in general economic and political conditions; or

•	engage in other activities or employment practices that may harm our reputation.

Any disruption in our relationships with suppliers or our failure to resolve disputes with or complaints from its suppliers in a timely manner, could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

In addition, certain of our businesses have a high level of turnover with a select number of suppliers. For instance, a significant portion of our sales in our teamsport and athleisure segments related to products of Adidas and Nike. If any significant supplier chooses not to sell their products to us or limit our access to their products, this could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our brands and other suppliers could discontinue selling to us on financially viable terms, fail to supply us with high quality, compliant and sufficient merchandise, or fail to comply with applicable laws or regulations.

We source our proprietary brand products from numerous domestic and international manufacturers, distributors and resellers with whom we typically do not agree on long-term supply agreements. These suppliers are subject to various risks, such as changes in raw material costs, labor disputes, boycotts, natural disasters, trade restrictions or disruptions, currency fluctuations, reductions in available credit from banks, factors or other financial institutions and adverse changes in general economic and political conditions as well as supply chain interruptions caused by the ongoing COVID-19 pandemic that could limit their ability to provide us with high-quality and compliant merchandise on a timely basis and in accordance with agreed-upon terms or may fail to re-negotiate new supply agreements with our suppliers on favorable terms. In addition, we face risks in relation to the shortage of supplies in bicycles and bicycle parts due to the overall increased demand for bicycles and bicycle parts due to the COVID-19 pandemic. In this respect, we may be unable to fully pass on price increases for bicycles to our customers which could have a negative impact on our profitability.

We could also become subject to adverse legal or regulatory actions if our suppliers provide us with or have us sell from third-party stock products that do not comply with applicable laws or regulations, including laws and regulations relating to product safety, embargoes, environmental protection, and standards relating to employment and factory conditions. While we have taken steps to prevent non-compliance of our brand partners and suppliers with applicable laws and regulations, there can be no assurance that these steps effectively prevent non-compliance in all circumstances. If sports brand partners or suppliers do not observe these regulations, we may be unable to sell or otherwise handle the relevant products. If we fail to detect any deficiencies in the products sold or handled by us before such products are shipped to customers, we may have to recall such products. In the event of any failure by sports brand partners or suppliers to meet our quality standards or the quality standards of our customers, we could incur additional costs, our brand and reputation may be damaged by negative publicity due to such deficiencies, we or our management may face administrative fines, claims related to product liability or criminal charges and we may lose current or potential customers, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We source our private label brand products from a large number of different manufacturers, including manufacturers across multiple continents (including Asia), where there is a relatively higher risk that agreed-upon working conditions are not respected at all times. In addition, manufacturers may use materials that are not suitable for the relevant products and could potentially even harm consumers of our own private label brand products. While we regularly check the working conditions in most of these factories and the quality of our own private label brand products, there can be no guarantee that our checks effectively uncover all deficiencies. We may also become liable for violation of national or European legislation regarding the monitoring of our supply chains in the future (for further details please refer to “We are subject to various regulations applying to e-commerce and tech businesses generally, including but not limited to regulations governing cyber security, data protection, consumer protection, product safety and trademarks, and future regulations might impose additional requirements and other obligations on our business.”). Any deficiencies may result in negative publicity and may materially harm our reputation and business. In addition, some of our manufacturers require that we prepay orders for merchandise, which exposes us to the risk of fraud. Further, we may lose these prepayments if the relevant manufacturer enters bankruptcy proceedings.

We are subject to standardized contractual terms and conditions imposed by our suppliers that regularly include restrictive clauses, which. for example, prohibit us from selling our products in or into certain regions and markets or on certain platforms.

When we enter into arrangements or contracts with our suppliers, we typically have to agree to their respective standardized contractual terms and conditions, which are generally not further negotiable. Such standardized contracts often include various restrictive clauses, such as, territorially restricting or other similar clauses prohibiting us from selling our products in or into certain regions and markets or on-selling products through channels other than our own websites. At the same time, such standardized contracts typically do not impose comparable restrictions on our suppliers that would prevent those suppliers from selling the relevant products to our competitors or any other third party. Any breach of such restricting clauses, both intentional or inadvertent, might lead to the termination of the respective contract by the supplier concerned, expose us to substantial liability or contractual fines, and could result in material litigation against us. Even if our contractors falsely accuse us of having violated such clauses and assert corresponding claims against us, defending such claims might be expensive and time-consuming and may divert our management’s attention away from the day-to-day management of our business. Besides that, there would be no guarantee that the defense against such claims would ultimately be successful.

The agreements concluded with our suppliers typically do not provide for a fixed price for the purchase of products by us. As a result, we may be subject to price fluctuations based on changes in our suppliers’

businesses, cost structures, foreign exchange rates or other factors. Most of these standardized contracts do not incorporate any obligations or standards for our suppliers regarding ethical business conduct, corporate responsibility or legal compliance in general. There is no guarantee that our suppliers conduct their business according to our own ethical business principles or ideas of corporate responsibility and any non-compliance by any of our suppliers with such principles or applicable laws and regulations could significantly damage our reputation, business and/or expose us to claims by third parties. For further details on recent supply chain legislation, please also refer to “We are subject to various regulations applying to e-commerce and tech businesses generally, including but not limited to regulations governing cyber security, data protection, consumer protection, product safety and trademarks, and future regulations might impose additional requirements and other obligations on our business.”

Further, we are already subject to numerous contracts incorporating such restricting or other similar clauses and may enter into additional contracts or may be subjected to similar arrangements in the future involving such or similarly restricting clauses, particularly if and to the extent we geographically expand our business operations. For example, based on such restricting clauses, we are already prohibited from selling certain of our products sourced from selected brand partners or suppliers in or into markets outside of Germany, the European Economic Area or the US. Certain other brand partners impose restrictions or certain requirements for the presentation of their products on our websites or our marketing activities. Any such contractual restriction may significantly limit our ability and potential to conduct or grow our business operations, particularly if we enter into further contracts containing such non-compete, territorially restricting or similar clauses in the future.

Many of our suppliers rely on credit insurance to protect their receivables, and any changes to, or too slow adjustments or withdrawals of, such credit insurance might lead suppliers to seek to reduce their credit exposure to us.

We are aware that many of our third-party suppliers have traditionally obtained credit insurance to protect their receivables against the risk of bad debt, insolvency or protracted default of their buyers, including us. Credit levels available to us from our suppliers remain dependent on the general economic environment and our financial position. In our last fiscal year ended September 30, 2020, we experienced a notable decrease in the availability of credit insurance to our suppliers. If such availability further decreases, or if requests concerning an increase in credit levels are not met in a timely manner, and if such suppliers are unwilling or unable to take credit risk themselves or find alternative credit sources, they might choose to reduce their credit exposure to us, which efforts might include attempts to change their credit terms or refusing to contract with us. Any such actions could have a material adverse effect on our cash position, lead to an increase in our indebtedness or have a negative impact on our product offering and, thus, on revenue, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in customer return rates might increase our costs and harm our business.

We have established return policies specific to our various local markets and verticals that permit our customers to return products within designated timeframes ranging from 30 to 100 days following delivery. Granting return rights is an important element for converting app and website visitors into customers, providing our customers with the certainty that they will only be required to pay for those products that they want to keep.

We might experience a significant increase in returns — for example, due to customer dissatisfaction with our products or customer service, changes in customer behavior or the abuse of our liberal return policy by persons not actually willing to purchase our products. In this case there is no guarantee that we will be able to utilize returned goods in a cost-efficient manner — for example, by reselling them on our websites, selling them at third-party outlets or returning them to our suppliers. We incur costs associated with returned goods — for example, costs associated with return processing and delivery — but may not receive revenue from returns or proceeds from sales of returned goods may not cover all costs incurred. Thus, any increase in returns would increase our costs with no corresponding increase in revenue.

Continued growth, in particular in case of an increase in market place sales, is likely to increase the absolute number of returns, which may force us to allocate additional resources to the handling of such returns and may further complicate our operations. Even though products that have not passed through our fulfillment centers, but are delivered via drop-shipping, contain a return label for that drop-shipping partner, we cannot guarantee that some packages are wrongly labeled and returned to us, which may require us to store such products for a certain amount of time and initiate the further return to our partner. Furthermore, any modification of our return policies may result in customer dissatisfaction or an increase in the number of returns, which could adversely affect our business.

We may be unable to manage our own inventory levels effectively and shifting customer preferences may result in overstocking or understocking of products.

We operate in the sports retail industry, which is highly sensitive to changes in consumer preference, fluctuations in sports trends and weather patterns. Consumer preferences regarding sports design, quality, sustainability and price tend to change rapidly and accurately forecasting the selection and required quantities of such products in future periods is difficult. Accelerated through sentiments on social media, the popularity of products can change significantly between the time products are ordered and the date of sale. In addition, the lead times we must incur in taking delivery of merchandise from many of our suppliers pose challenges by increasing, in some cases significantly, the time it takes us to respond to changes in product trends, consumer demand and market prices. As a result, we face the risk of not having the appropriate selection or the required quantities of products in order to satisfy customer demand, in which case our reputation might suffer. A sudden loss of customers may additionally result in increased costs of maintaining inventory and the risk of losses on excess inventory.

In addition, we may misjudge the popularity of our products due to changing customer preferences, which may render us unable to avoid overstocking or understocking. We therefore face the risk of carrying excess inventory which we might be unable to sell during the relevant selling seasons, or only by offering significant discounts. In addition, significant discounting may damage both our relationship with suppliers whose products we sell at discounts as well as our own brand. We generally do not have the right to return unsold products to our brand partners. If we fail to anticipate and respond in a timely manner to changing consumer preferences and adjust our purchases and inventory accordingly, this may result in lost sales, sales at lower than anticipated margins and/or write-offs on inventories, any of which would have a material adverse effect on our business, financial condition and results of operations.

The broad variety of payment methods we accept exposes us to operational, regulatory and fraud risks.

We currently accept a number of different payment methods tailored to meet our customers’ payment preferences. These payment methods include, among others, invoicing, credit and debit cards, PayPal, direct deposit, online bank transfer, direct debit, checks and gift cards. Due to the complexity of the broad variety of payment methods we accept, we face the risk of operational failures in our checkout process, which could adversely affect our conversion rate (i.e., the percentage of people visiting our websites that actually place an order) and customer satisfaction. There is also the risk that, in connection with the methods of payment we offer, we may become subject to additional regulations, compliance requirements, and various types of fraud or cyber-attacks.

For certain payment methods, including credit and debit cards, we pay bank interchange and other fees. These fees may increase over time, increasing our operating costs and decreasing our profitability. We are also subject to operating rules and certification requirements of payment scheme associations, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers. Amendments to these rules or the introduction of new laws or requirements regarding any payment method we accept could result in increasing compliance costs, higher transaction fees, and the possible loss of or restrictions to our ability to accept credit or debit cards or other types of payment.

We generally rely on third parties to provide payment processing services. We also rely on third-party payment processors, and encryption and authentication technology licensed from third parties, to securely transmit customers’ personal information. If these companies become unwilling or unable to provide these services, or increase their fees, such as bank and intermediary fees for credit card payments, our operations may be disrupted and our operating costs could increase.

Furthermore, we face risks relating to customer claims that purchases or payments were not properly authorized or were transmitted in error, as well as risks that customers have insufficient funds and the risk of fraud. While fraud risks are mostly covered through our contracts with payment processing services, any failure to avoid or limit losses from fraudulent transactions could damage our reputation and result in increased legal expenses and fees.

The materialization of any of the risks described above could have a material adverse effect on our business, financial condition, results of operations and prospects.

We largely depend on third-party service providers for the fulfillment and distribution of our products to end customers.

We depend on third-party logistics providers for the fulfillment and distribution of the products that our customers order online. Therefore, we have only limited control over the handling of our goods in the course of the fulfillment process, the timing of deliveries and the security of our products while they are being transported. There may be shipping delays due to, among other things, inclement weather, natural disasters, strikes, terrorism or ongoing restrictions related to the COVID-19 pandemic. We also face the risk that our products may be damaged or lost in transit — for example, in the course of sourcing from overseas. If these third-party providers terminate their contracts with us, we may not be able to find suitable alternatives on commercially acceptable terms, which could disrupt our services or increase our costs. Additionally, there can be no assurance that customers will not expect or demand faster delivery times than we can ensure in the future. If the products we sell are not delivered in a timely manner or are damaged or lost in transit, if we are not able to provide adequate customer support, or if our competitors are able to deliver the same or equivalent products faster or more conveniently, our customers could become dissatisfied and cease buying on our websites.

In some of our markets, it may be difficult to replace the logistics providers with whom we cooperate due to a lack of alternative offerings at comparable price and/or service quality and we may not be able to substitute such third-party services with an own last-mile delivery service. Changes in shipping terms and costs, for example due to higher fuel costs, or the inability or refusal of third-party logistics providers to deliver our products in a safe and timely manner could harm our reputation and have an adverse effect on our business. Additionally, any deterioration in the financial condition of any third-party service provider could have an adverse impact on the quality of our logistics processes and distribution costs. If third-party logistics providers were to increase their shipping costs and we continue to offer free delivery and returns, the increased shipping costs could have a material adverse effect on our business and financial condition.

Any failure to successfully address our changing fulfillment and logistics capacity requirements could severely affect our business and prospects.

The functioning of our online business depends to a large extent on our customers receiving the ordered goods in a timely and convenient manner and their ability to return them without any difficulties. To keep our customers satisfied we rely on a multi-national logistics infrastructure, consisting of both own, hybrid and third-party logistics infrastructure set-ups, including inbound receipt of items for sale, storage systems, packaging, outbound freight, and the receipt, screening and handling of returns. These processes are complex and depend on sophisticated know-how and computerized systems. We are therefore constantly monitoring and sourcing our fulfillment services and logistics capacity to keep up with those requirements and match our continued growth. It is, however, not certain that we will be able to find suitable service providers on commercially acceptable terms to support any future expansion plans. We might also need to increase our capital expenditures more than anticipated in order to increase the capacity of our own logistics infrastructure while at the same time, in other regions we may be forced to deal with excess capacities. Any failure in the required sourcing of fulfillment and logistics infrastructure as our business expands could materially impact our growth strategy.

If we continue to add new businesses or categories with different logistical requirements, or change the mix in products that we sell, our logistics capacities will become increasingly complex and operating it will become even more challenging. Operational difficulties could result in shipping delays and customer dissatisfaction or cause our logistics costs to become high and uncompetitive. Any failure to successfully address such challenges in a cost-effective and timely manner could severely disrupt our business and harm our reputation.

Our sourcing and logistics costs are subject to movements in the prices for raw materials and fuel as well as other factors beyond our control, and we may not be able to pass on price increases by our third-party services providers to our customers.

Our sourcing and logistics costs depend on the development of prices for certain raw materials, in particular cotton and other textile raw materials, as well as fuel. In addition, our sourcing costs are also influenced by the capacity utilization rates at our suppliers, quantities demanded from our suppliers, and product specification. As a result, our costs of materials can vary materially in the short-term and, in cases of supply shortages, can increase significantly. We are typically impacted by increases in the prices of raw materials and fuel price as well as carrier-charge increases, as our suppliers and third-party service providers attempt to pass along these increases to us. Although we may attempt to pass on cost increases to our customers by increasing selling prices via regular price reviews, we may not always be able to do so. Moreover, any price increases could adversely affect our sales or reduce our profitability. During periods of declining input or fuel prices, customer demand may also require that we sell our products at lower prices or may restrict our ability to increase prices, in spite of the fact that we may use goods that were purchased at higher prices or that we are forced to incur higher shipping costs, thereby negatively impacting our margins. The volatility in our sourcing and logistics costs and our limited ability to pass them on to customers may adversely affect our business and financial condition.

Dissatisfaction with our customer service could negatively affect our customer retention and the further implementation of our growth strategy.

A satisfied and loyal customer base is crucial to our continued growth. A strong customer service is required to ensure that customer complaints are dealt with in a timely manner and to the customer’s satisfaction. Except with respect to our offline stores, we do not typically have direct face-to-face contact with customers which is afforded through offline retail, the way we directly interact with customers through our customer service team is crucial to maintaining continuous customer relationships. We respond to customer requests and inquiries through e-mail, chat functions, social media and our partly toll-free hotlines. Any actual or perceived failure or unsatisfactory response by our customer service could negatively affect customer satisfaction and loyalty. Our inability to retain customers due to a lack of satisfactory customer service could have a material adverse effect on the further implementation of our growth strategy.

Our business is subject to operational and accident risks which may not be fully covered by our insurance.

We are exposed to risks related to the health and safety of our employees and contractors as well as other workplace safety risks. For example, our distribution activities involve specific risks such as fire, falls from height, objects falling from storage shelving and during movement, or traffic movements which could result in damage to equipment, damage to the property of third parties and personal injury or death. Accidents or other incidents that occur at any of our shops or distribution facilities or involve its personnel or operations could result in claims for damages against us and could damage our reputation. If staff and contractors get injured during the course of their duties we may, among other things, face fines and penalties from regulators as well as damage to our reputation.

We are also exposed to risks due to external factors beyond our control, including, but not limited to, accidents, vandalism, natural hazards, acts of terrorism, damage and loss caused by fire, power failures or other events, that could potentially lead to personal injuries, damage to third-party property or the environment or the interruption of our business operations. Accidents or other incidents that occur at our offices and workshops, or involve our personnel or operations could result in claims for damages against us and could damage our reputation. Although we maintain insurance against such losses to a level and at a cost we deem appropriate, our insurance policies are subject to exclusions and limitations, and we cannot guarantee that all material events of damage or loss will be fully or adequately covered by an applicable insurance policy. As a result, the amount of any costs, including fines or damages that we might incur in such circumstances, could substantially exceed any insurance we have to cover such losses. In addition, our insurance providers could raise their costs or become insolvent. The occurrence of any of these events, alone or in combination, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Any failure to operate, maintain, integrate and scale our network and mobile infrastructure could result in customer dissatisfaction, loss of revenues or subject us to claims for damages.

As an online sports retailer, we are dependent on the smooth functioning of our information technology systems, especially our internet and mobile infrastructure, which are critical to our business and inherently subject to various operating risks. For example, our offering is founded on our marketing platform specifically designed for the sourcing, presentation, curation, marketing and fulfillment of sports products. In addition, a key element of our strategy is to generate a high volume of traffic on, and use of, our websites and mobile domains to analyze a broad range of customer data, tracking individual journeys and ensuring efficient spending of our marketing resources. Our reputation and ability to acquire, retain and serve our customers are dependent upon the reliable performance of our websites, mobile domains and their underlying network infrastructure. As our customer base and the amount of information shared on our websites continue to grow, we will require additional network capacity and computing power. In addition, we need to maintain reliable internet and mobile networks with the necessary speed, data capacity and security, as well as ensuring timely development of complementary products.

The operation of our technology systems is expensive and complex and could result in operational failures. In addition, we are exposed to the risk of our technology systems being undersized and functionally maladjusted. In the event that our customer base or the amount of traffic on our websites grows more quickly than anticipated, we may be required to incur significant additional costs to enhance the underlying network infrastructure. Inadequate performance of our technology systems, whether due to system failures, power outages, lack of firewall protection, denial-of-service and credential stuffing attacks (attempts of which we experience regularly), computer viruses, physical or electronic break-ins, undetected errors, design faults or other unexpected events or causes, could affect the security or availability of websites, prevent customers from accessing our websites and result in limited capacity, reduced demand, processing delays and loss of customers. Past internal and external audits have revealed deficiencies in the technology systems of certain of our verticals. There can be no assurance that our remediation measures are effective. Moreover, future audits could reveal similar or other deficiencies in our technology systems. Any actual or perceived failure to maintain the performance, reliability, security and availability of our products and technology systems to the satisfaction of our customers and certain regulators could harm our reputation, disrupt our business or decrease our ability to attract and retain customers.

We use cloud services for storing and maintaining customer data as well as for the provision of our IT-infrastructure. An interruption or breakdown of our technology systems and IT-infrastructure due to power outages, fire, natural disasters, acts of terrorism, vandalism or sabotage, actions of third-party providers or any other unanticipated reason cannot be ruled out completely. If our cloud service partners fail, we may experience downtime on websites which could reduce the attractiveness of our websites to customers. Failure in our IT-infrastructure could also result in unfavorable media coverage, damage our reputation, and/or result in regulatory inquiries or other proceedings.

A failure to adopt and apply technological advances in a timely manner could limit our growth and prevent us from maintaining profitability.

The internet and e-commerce ecosystems are characterized by rapid technological development. New advances in technology can increase competitive pressure. Our success therefore depends, for example, on our ability to improve our current technological capabilities and capacities, including machine learning algorithms and big data infrastructure and to develop new online features and apps for a variety of platforms in a timely manner in order to remain competitive. Any failure to adopt and apply new technological advances in a timely manner could decrease the attractiveness of our websites and mobile domains to customers and thus adversely affect our growth and our revenue.

Customer growth and activity on mobile devices depends upon effective use of mobile operating systems, networks and standards that we do not control.

Purchases using mobile devices by customers generally, and by our customers specifically, have increased significantly, and we expect this trend to continue. In the fiscal year ended September 30, 2020, approximately 61.8% of page views were generated via mobile app, tablet and mobile phone. To optimize the mobile shopping experience, we are dependent on our customers’ ability to access our sites from an internet browser on their mobile device. With the continued release of new mobile devices and operating systems, we face difficulties predicting the problems we may encounter in developing apps for these alternative devices and operating systems, and we may need to devote significant resources to the creation, support and maintenance of such applications. In addition, our future growth and our results of operations could suffer if we experience difficulties in the future when offering our merchandise on mobile devices. We are further dependent on the interoperability of our sites with popular mobile operating systems that we do not control, such as iOS and Android, and any changes in such systems that degrade the functionality of our sites or give preferential treatment to competitive products could adversely affect the usage of our sites on mobile devices. In the event that it is more difficult for our customers to access and use our sites on their mobile devices, or if our customers choose not to access or to use our sites on their mobile devices or to use mobile products that do not offer access to our sites, our customer growth could be harmed and our business, financial condition and results of operations may be materially and adversely affected.

Further, we continually upgrade existing technologies and business applications, and we may be required to implement new technologies or business applications in the future. The implementation of upgrades and changes requires significant investments. The timing, effectiveness and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure could have adverse effects on our results of operations.

We are exposed to the risk of security breaches, including cyber-attacks, and unauthorized use of one or more of our websites, databases, online security systems or computerized logistics management systems.

We operate apps, websites, networks and other data systems through which we collect, maintain, transmit and store information about our customers, suppliers and others, including credit card or other financial information and personal information, as well as other confidential and proprietary information, including information related to intellectual property. We also employ third-party service providers that store, process and transmit proprietary, personal and confidential information on our behalf. Furthermore, we rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card details. While we take extensive steps to protect the security, integrity and confidentiality of sensitive and confidential information (e.g., password policies and firewalls), our security practices may be insufficient and third parties may breach our systems (e.g., through Trojans, spyware, ransomware or other malware attacks, or breaches by our employees or third party service providers), which may result in unauthorized use or disclosure of information. Such attacks might lead to blackmailing attempts, forcing us to pay substantial amounts to release our captured data or resulting in the unauthorized release of such data.

Given that techniques used in these attacks change frequently and often are not recognized until launched against a target, it may be impossible to properly secure our systems. In addition, technical advances or a continued expansion and increased complexity of our IT-infrastructure could increase the likelihood of security breaches.

Advances in computer capabilities, new technological discoveries or other developments could increase the frequency or likelihood of security breaches. In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by persons with whom we have commercial relationships. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data security and other laws, and cause significant legal and financial risks, adverse publicity or a loss of confidence in our security measures. We cannot be certain that our insurance coverage concerning other risks will be adequate for liabilities that we might actually incur or that such insurance will continue to be available to us on economically reasonable terms, or at all. Additionally, we may need to devote significant resources to protect against security breaches or to address problems caused by breaches, which may require us to divert resources from the growth and expansion of our business. The materialization of any of the foregoing risks could have a material adverse effect on our business, financial condition, results of operations and prospects as well as our reputation as a software enterprise.

Our business may be harmed if we are unable to secure licenses for third-party technologies on which we rely.

We rely on licenses to utilize certain technology provided by third parties, such as database technology, our e-commerce and technology platform, operating systems for our servers and other computers and components for our servers. These third-party technology licenses may cease to be available to SSU on commercially reasonable terms, or at all. If we are unable to obtain licenses for, or otherwise make use of this technology, we would need to obtain substitute technology, which may not be available. If substitute technology is available, it may be of lower quality or have lower performance standards or may only be available at a greater cost, any of which could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Also, because we often depend upon the successful operation of third-party products in conjunction with our software, any errors in these third-party products, which may be outside of our control, may prevent the implementation or impair the functionality of our software and internet-based services, or delay the introduction of new services.

Ineffective protection of confidential information might materially weaken our market position.

Our key employees and officers have access to sensitive confidential information relating to our business, especially relating to the functioning of our websites and apps, our proprietary machine learning algorithms and big data infrastructure. While we have confidentiality agreements and technical measures in place we cannot assure that third parties or the general public never gain access to such information. Any ineffective protection of such information relating to our business might materially weaken our market position and thus adversely affect our business and operations.

We may be unable to attract, train, motivate and retain suitably qualified personnel and to maintain good relationships with our workforce.

The competence and commitment of our employees are important factors for our successful development and management of opportunities and risks. Therefore, our success is largely dependent on our ability to attract, train, motivate and retain highly qualified individuals, while building our corporate culture. A lack of qualified and motivated personnel could impair our development and growth, increase our costs and harm our reputation. We face competition for qualified personnel, for example those in information technology positions. Any loss of qualified personnel, high employee turnover, or persistent difficulties in filling job vacancies with suitable applicants could have a material adverse effect on our ability to compete effectively in our business and considerable expertise could be lost by us or access thereto gained by our competitors. In addition, to attract or retain qualified personnel, we might have to offer competitive compensation packages and other benefits which could lead to higher personnel costs. Any failure to attract, train, motivate or retain skilled personnel at reasonable costs could result in a material adverse effect on our business, financial condition and our reputation.

Personnel expenses represent a significant cost factor for our business. Although none of our own employees, except for some of our employees at our subsidiary Addnature AB, is currently subject to any collective bargaining agreement, there can be no assurance that labor disputes, work stoppages, strikes or similar actions will not occur in the future which might urge us to adopt or negotiate a collective bargaining agreement. Any material disagreements between us and our employees could disrupt our operations, lead to a loss in revenue and customers and increase our operating costs. In addition, there is no guarantee that collective bargaining would be possible on terms that are satisfactory to us. If our operations are affected over a longer period of time by labor disputes or if we are forced to enter into a collective bargaining agreement at unfavorable terms, this could have a material adverse effect on our business, financial condition and our reputation.

Our business is partly subject to local seasonal revenue fluctuations which may make it difficult to predict our future performance.

Our business has historically been, and will in all likelihood continue to be, seasonal. For example, most sports we sell equipment for are played in spring/summer, leading to significantly lower sales during winter times than during spring/summer. As a result of this seasonality of our business, any factor that negatively affects our business during the warmer months in any given year can have a disproportionate adverse effect on our revenue for such year. These factors include unfavorable economic conditions in the markets in which we operate at the relevant time and adverse weather conditions such as unusually long winters or short summers. In addition, any negative effects of weak seasons or weak sales of seasonal merchandise are likely to be exacerbated by industry-wide price reductions designed to clear out excess merchandise before or at the end of the relevant season. We might be unable to forecast accurately or synchronize its procurement cycles to coincide properly with seasonal variations in sales volumes. If our business growth slows or ceases, these seasonal fluctuations could become more important to its results of operations. Seasonal variations could also cause our inventories, working capital requirements and cash flows to vary from quarter to quarter. In addition, any negative effects of weak seasons or weak sales of seasonal merchandise are likely to be exacerbated by industry-wide price reductions designed to clear out excess merchandise before or at the end of the relevant season. We might be unable to forecast accurately or synchronize our procurement cycles to coincide properly with seasonal variations in sales volumes. If our business growth slows or ceases, these seasonal fluctuations could become more important to our results of operations. Seasonal variations could also cause our inventories, working capital requirements and cash flows to fluctuate from quarter to quarter. Any failure to adapt to these seasonal changes in a timely manner, may have a material adverse effect on our financial condition and results of operations for the relevant period.

Inability to forecast our business accurately could prevent us from properly planning expenses and process capacity.

We base our current and future expense levels on our forecasts of our business and estimates of future revenue. Such future revenue and results of operations are difficult to forecast because they generally depend on the volume, timing and type of orders we receive, all of which are uncertain. Seasonal variations in our inventories, working capital requirements and cash flows, among other things, also increase the difficulty of our financial forecasting and could adversely affect our ability to accurately predict financial results. For any given season, a substantial portion of our expenses is incurred in advance, and therefore fixed, due to the seasonality of demand for our products and the necessity of purchasing merchandise with significant lead times. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenue, which could have a material adverse effect on our financial condition and results of operations.

Regulatory, Legal and Tax Risks

We are subject to various regulations applying to e-commerce and tech businesses generally, including but not limited to regulations governing cyber security, data protection, consumer protection, product safety and trademarks, and future regulations might impose additional requirements and other obligations on our business.

We are subject to a variety of laws and regulations applicable to e-commerce and tech businesses, as well as laws and regulations of broader application that apply to us and to public companies in general. These laws and regulations include, among other things, cyber security, data protection, consumer protection, product safety, trademarks and internet domains, human rights and environmental topics (including the collection and disposal of electrical waste and electronic equipment), antitrust, pricing, content, copyrights, the design and operation of websites, social media and other communication, advertising practices, electronic contracts, credit card processing procedures, the provision of online payment services, unencumbered internet access to our services, textile labeling, packaging as well as taxation, tariffs and anti-bribery.

These laws and regulations evolve continuously and at a rapid pace and can differ across the jurisdictions in which we operate. Existing and future regulations and laws may particularly impede the growth and availability of the internet and online services which in turn could impede the ability to grow our business, or otherwise adversely affect our business by increasing costs and administrative burdens.

Given the broad variety of rules and their evolving nature, there can be no assurance that we have complied or will comply fully with all applicable laws and regulations. Any actual or alleged failure by us to comply with applicable laws or regulations could damage our reputation, could lead to a loss of revenue and may give rise to civil liability, administrative orders, fines or criminal charges. Legal or enforcement actions brought against us could damage our reputation and result in substantial legal expenses. Changes in laws or regulations could cause us to incur substantial costs, require us to change business practices, and could inhibit the effective implementation of our growth strategy.

In addition, the legislative and regulatory bodies, or self-regulatory organizations in jurisdictions in which we operate, may expand the scope of applicable laws or regulations, enact new laws or regulations in areas that are relevant to our business. For example, the European Commission’s Digital Single Market (DSM) initiative is expected to result in additional rules on e-commerce or data protection, information security and privacy. Furthermore, on June 11, 2021, the German federal parliament (Bundestag) adopted the so-called Supply Chain Act (Lieferkettengesetz), under which companies will have to carefully document their whole value chains, review their suppliers and prove that they are making efforts to comply with applicable standards and will make companies responsible for counteracting human rights violations in the production of their economic goods or economic goods supplied to them. In addition, in January 2021, the Legal Affairs Committee of the European Parliament called on the Commission to present a law that ensures companies are held accountable and liable when they harm or contribute to harming human rights, the environment and good governance. The European Parliament adopted a legislative initiative report in March 2021 calling for the adoption of a binding European law on the same matter. This would oblige companies to identify, address and remedy aspects of their value chains. It would also include a ban on imported products linked to severe human rights violations. Companies could be held liable for their actions and risk fines and legal remedies by victims. The Commission will present its legislative proposal on this matter later this year.

Any (perceived) compliance failure with existing laws and regulations as well as new or expanded rules could result in damage to our reputation and a loss of revenues as well as liability, fines and charges.

Non-compliance with data protection laws could result in liability and reputational harm to our business, and adverse changes in the applicable legal framework could increase our costs of operations.

As part of our business we process sensitive customer data (including banking/payment information, names and addresses) and therefore must comply with the applicable data protection and privacy laws. We are currently particularly subject to German and European laws and regulations on privacy, information security and data protection, the most relevant of which relate to the collection, protection and use of personal and business data, including Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“General Data Protection Regulation”), but also to other legal frameworks like the UK Data Protection Act or the California Consumer Privacy Act. The costs of complying with the General Data Protection Regulation are high and continue to increase, particularly in the context of ensuring that adequate data protection and data transfer mechanisms are in place. Any failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory and/or governmental investigations and/or actions, litigation, fines, sanctions and damage to our reputation.

Privacy related regulation could interfere with our strategy to collect and use personal information as part of our data driven approach. For example, the use of “cookies” and similar (tracking) technologies, especially for behavioral advertising as well as other tracking and analytics purposes, requires any user’s explicit prior consent. Certain details as to how to validly obtain prior consent of the users are still open and there can be no assurance that further restrictions in obtaining prior consent, if widely adopted, will not result in a significant reduction in the effectiveness of the use of cookies and other methods of online tracking. Currently, there is uncertainty in relation to the exact implementation of future consent requirements and the exact implementation of tighter legislative restrictions may lead to lower opt-in rates for the application of our cookies and other methods of online tracking. Data protection laws and rules also impose certain standards of protection and safeguarding on our ability to collect and use personal information relating to customers and potential customers. This particularly applies to profiling, e.g. any form of automated processing of personal data intended to evaluate certain personal aspects relating to a natural person or to analyze or predict such person’s economic situation, location, health, consumer preferences, or other relevant behavior. Such restrictions may impede our ability to offer more curated and personalized content to our customers.

Any unauthorized access or disclosure of personal data may constitute a personal data breach under the General Data Protection Regulation. Unauthorized data access or disclosure could occur through cyber security breaches as a result of human error, external hacking, malware infection, malicious or accidental user activity, internal security breaches, and physical security breaches due to unauthorized personnel gaining physical access. In the event of such a personal data breach, we could be required to notify applicable government authorities and/or potential victims on very short notice and could face continued governmental investigations, fines and private claims for compensation from individuals whose personal data was involved. Violations of the General Data Protection Regulation may result in monetary penalties in the higher of up to €20.0 million or 4% of our worldwide turnover of the preceding fiscal year.

Furthermore, on July 16, 2020, the European Court of Justice issued its decision in Data Protection Commissioner v. Facebook Ireland Limited and Maximilian Schrems, which invalidated the EU-U.S. Privacy Shield framework for data transfers from countries of the European Union to the United States. This decision has greatly increased the legal requirements imposed on data exporters for transfers of personal data from EU-countries to non-EU countries, which are deemed to have an inadequate data protection level compared to the standards imposed in the European Economic Area (including, amongst others, the United States). Ensuring compliance with changing and/or stricter standards requires resources to continuously review and, as necessary, replace, amend or supplement the international data transfer mechanisms which we currently rely on, including corporate binding rules, standard contractual clauses and adequate data processing agreements with our business partners. The resulting mechanisms and procedures may increase the expenses associated with our overall compliance with personal data protection requirements or even require us to discontinue using certain tools that are relevant to our business. Any non-compliance could result in potentially significant regulatory and/or governmental investigations and/or actions, litigation, fines, sanctions and damage to our reputation.

Changes in the economic or political framework may lead to further changes in these and/or other regulations governing data protection or changed interpretation of existing laws as well as the enactment of stricter laws and regulations governing data protection, which could increase our costs of operations due to increased compliance measures.

We sell products to customers that are located in various jurisdictions and intent to further increase our geographic reach, which requires us to comply with various, and sometimes conflicting legal and regulatory requirements.

As we sell products to customers that are located in various jurisdictions, we are subject to various laws and regulations of the relevant countries. While a certain number of relevant regulations have been harmonized throughout the European Union, currently or main markets, many of these laws and regulations are complex and difficult to interpret, also due to deviating practices and interpretation of local authorities and courts. Moreover, as we plan to further expand our international operations to target customers in additional countries, we will become subject to additional laws and regulatory regimes. The legal and regulatory frameworks governing our business and operations may become increasingly uncertain due to quickly changing laws, contradictory interpretation of laws and regulations, administrative bypassing of legal frameworks or a lack of market precedents upon which we can rely.

Our international business is subject to laws and regulations in many areas, including cyber security, data protection, consumer protection, product safety, trademarks and internet domains, human rights and environmental topics, antitrust, pricing, content, copyrights, the design and operation of websites, social media and other communication, advertising practices, electronic contracts, credit card processing procedures, the provision of online payment services, textile labeling, packaging as well as taxation, tariffs, international sanctions and anti-bribery. These various laws and regulations often evolve and sometimes conflict with each other. Furthermore, operating in foreign jurisdictions entails an inherent risk of misinterpreting and wrongly implementing foreign laws and regulations. While we are not aware of any material breach by us of any applicable laws and regulations, we cannot rule out that we have not been in full compliance with these laws and regulations in the past.

Additionally, some of the tax systems into which we sell our products are very complex and there is no guarantee that the relevant tax authorities agree with the positions we have taken or the tax optimization structures and measures we have used to minimize legal risks, administrative burdens and tax rates. In other countries, changes in the political or legal climate may impact our use of local currency and local banking. Similarly, we may be bound by extended waiting periods and complex and costly administrative approval processes and registration.

As these laws continue to evolve and as we expand into new jurisdictions, our compliance efforts will become more complex and expensive and the risk of non-compliance will increase. Violations of applicable laws and regulations may harm our reputation and result in legal action, criminal and civil sanctions, or administrative fines and penalties against us or members of our governing bodies and our employees. Such violations may also result in damage claims by third parties or other adverse legal consequences, including class action lawsuits and enforcement actions by national and international regulators resulting in the limitation or prohibition of business operations. There is no guarantee that we can successfully manage or avoid any of the legal risks to which we are exposed, and non-compliance with the legal and regulatory frameworks that govern our operations, whether intentional or not, may have material adverse effects on our businesses, including causing us to cease our operations entirely.

Product recalls, product liability claims and breaches of corporate social responsibility could harm our reputation and business.

There is a risk that the goods we sell may cause property damage or injury to our customers, particularly in our bike business. While we believe that our operations comply in all material respects with all applicable product safety and consumer protection laws and regulations, the sale of defective products might result in product recalls, product liability claims and/or administrative fines or criminal charges. Even if an event causing a product recall proves to be unfounded or if a product liability claim against us is unsuccessful, the negative publicity surrounding any assertion that products sold by us caused injury or damage, or any allegation that the goods sold by us were defective, could adversely affect our reputation with both existing and potential customers as well as our corporate and brand image, particularly with a view to our own brands. We also face risks associated with environmental, animal-rights and sustainability concerns. For example, any negative publicity campaigns concerning low-priced, short-lived sports items may negatively affect our reputation or our sales. Similarly, negative publicity associated with the sale of sports items manufactured using animal-sourced products may negatively affect our reputation or our sales. We are further exposed to risks in relation to possible breaches of corporate social responsibility, including ethical sourcing, working conditions, child labor and responsible recruitment, which may harm our reputation and prospects. For example, if improper working conditions are found or alleged to exist at one or more of the factories in which the sports products we sell are manufactured, or if there is a major injury or loss-of-life incident in such factories, we could face negative publicity that could damage our reputation and the perception of the brands we sell, including our own brands, and we may be required to pay fines, face enhanced scrutiny by regulators or be subjected to other adverse legal consequences. Deficiencies in the area of corporate social responsibility may also negatively affect our recruiting efforts or disrupt our business.

The materialization of any of the foregoing risks, alone or in combination, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our inability to acquire, use or maintain our local trademarks and domain names for our sites could substantially harm our business, financial condition and results of operations.

We are the registrant of various trademarks as well as the trademarks of our websites in numerous jurisdictions and have also registered various internet domain names containing e.g., our brand names for our websites combined with the relevant top level domain in those jurisdictions in which we are active, e.g., inter alia but not limited to, “fahrrad.de”, “tennis-point”, “bikester”, “probikeshop”, “campz”, “Outfitter” and “stylefile” for our websites in those jurisdictions in which we are active (for example, “tennis-point.de” in Germany). Domain names are generally regulated by internet regulatory bodies and are also subject to trademark laws and other related laws of each country. If we do not have or cannot obtain or maintain on reasonable terms the ability to use our core trademarks or a major private label brand in a particular country, or to use or register our domain names, we could be forced either to incur significant additional expenses to market our products within that country, including the development of a new brand and the creation of new promotional materials and packaging, or to elect not to sell products in that country.

Any of our trademarks and domain names, from time to time, may become the subject matter of litigation. Currently, our trademark “Tennis-Point” is subject to a dispute for cease-and-desist and deletion in the United States. In case of a negative outcome, we therefore might not be able to use our trademark Tennis-Point, our domain Tennis-Point.com and the respective company name in the US in the future.

Furthermore, the regulations governing domain names and laws protecting marks and similar proprietary rights could change in ways that block or interfere with our ability to use relevant domains or our current brands. In addition, we might not be able to prevent third parties from registering, using or retaining domain names that interfere with our consumer communications or infringe or otherwise decrease the value of our marks, domain names and other proprietary rights. Regulatory bodies may establish additional generic or country-code top-level domains or may allow modifications of the requirements for registering, holding or using domain names. As a result, we might not be able to register, use or maintain the domain names that utilize our brand names in all of the countries in which we currently conduct business or intend to conduct business in the future, which, alone or in combination with the above risks, could have a material adverse effect on the further implementation and expansion of our business.

The realization of any of such risks, alone or in combination, could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

We might be unable to adequately protect other intellectual property rights.

We believe our customer data, copyrights, trade secrets, proprietary technology and similar intellectual property are critical to our success, and we rely on trade secret protection, agreements and other methods with our employees and others to protect our proprietary rights. In addition, we have developed, and we anticipate that we will continue to develop, a substantial number of programs, processes and other know-how on a proprietary basis (but partly based on open source codes) that are of key importance to the successful functioning of our business.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may not be able to discover or determine the extent of any infringement, misappropriation or other violation of our intellectual property rights and other proprietary rights. We may initiate claims or litigation against others for infringement, misappropriation or violation of our intellectual property rights or proprietary rights or to establish the validity of such rights. Despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights and other proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which could have a material adverse effect on our business and financial condition.

Third parties might accuse us of infringing their intellectual property rights.

The e-commerce sports industry, as well as the sports industry in general, is characterized by vigorous protection for and pursuit of intellectual property rights. We might be subject to litigation and disputes related to our intellectual property rights and technology in the future, as well as disputes related to intellectual property and product offerings of third-party suppliers featured by us. The costs of defending against such actions can be high, and there is no guarantee that such defenses will be successful. In addition, as our business expands and the number of competitors in our market increases, infringement claims against us could increase in number and significance. As an example, our trademark “Tennis-Point” is currently subject to a dispute for cease-and-desist and deletion in the United States. In case of a negative outcome, we therefore might not be able to use our trademark Tennis-Point, our domain Tennis-Point.com and the respective company name in the US in the future. We also have received in the past, and we will receive in the future, claims from third parties that certain items posted on, or sold through one of our websites violate third-party marks, copyrights, trade names or other intellectual property rights. Such claims, whether or not successful, could result in significant expenses, redirect management attention and could have a material adverse effect on our business and financial condition.

Legal claims regarding intellectual property rights are subject to inherent uncertainties due to the complex issues involved, and we cannot be certain that we will be successful in defending ourselves against such claims. Many potential litigants have the ability to dedicate substantially greater resources than we do to the enforcement of intellectual property rights and defense of claims that may be brought against them. If successful, a claimant could secure a judgment against us for substantial damages or prevent us from conducting our business as we have historically done so or may desire to do so in the future. We could also be required to seek additional licenses or pay royalties for the use of the intellectual property we need to conduct our business, which might not be available on commercially acceptable terms or at all. Alternatively, we may be forced to develop non-infringing technology or intellectual property on a proprietary basis, which could be expensive and/or unsuccessful.

The control and prevention mechanisms of our compliance structure might not be sufficient to adequately protect us from all legal or financial risks.

To protect us against legal risks and other potential harm, we established several compliance guidelines, including a code of ethics for employees as well as anti-corruption and anti-bribery guidelines and a group-wide guideline on data protection. These codes, guidelines and policies and the oversight of our internal compliance and legal departments might not be sufficient to prevent all unauthorized practices, legal infringements, corruption and fraud — especially regarding purchasing practices — or other adverse consequences of non-compliance within our organization or by or on behalf of our employees. Any compliance failure could harm our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

As a result, we are exposed to the risk that our employees or other authorized persons could make payments or grant hidden benefits in violation of anti-corruption laws and regulations, especially in response to demands or attempts at extortion. In addition, our current internal controls, prevention (such as our anti-corruption policy) and training programs may prove to be insufficient. Our employees or authorized persons may have been or could be engaged in activities for which we could be held liable.

Some laws and regulations promulgated against corruption and money laundering may require us to implement certain controls, procedures and internal regulations in order to ensure that the operations of a given entity do not involve corruption, illegal payments, extortion or money-laundering. The great diversity and complexity of these local laws and regulations and the expansive nature of the business conducted by us in various countries and markets create a risk that we may be deemed liable for violations of local laws and regulations. Any violation or breach of these laws and regulations could affect our overall reputation and, depending on the case, expose us to administrative or judicial proceedings, which could result in criminal and civil judgments, including a possible prohibition on maintaining business relationships with suppliers, sports brands or customers in certain countries, which could have material adverse effects on the implementation of our business strategy as well as on our financial condition.

Changes in tax treatment of companies engaged in e-commerce in the jurisdictions in which we operate could adversely affect the commercial use of our sites and our financial results.

Our business is subject to the general tax environments in the countries in which we operate. Changes in tax legislation or case law, especially with regards to transnational e-commerce activities, — which might be applied retroactively — could increase our tax burden. Since 2017, the G20/OECD Inclusive Framework has been working on addressing the tax challenges arising from the digitalization of the economy and has proposed a two-pillar tax approach with pillar one referring to the re-allocation of taxing rights, addressing issues such as where tax should be paid and on what basis (i.e., where sustained and significant business is conducted, regardless of a physical presence), and pillar two ensuring a minimum tax to be paid by multinational enterprises. An agreement on the approach presented could have material adverse effects for us as a digital and multinational enterprise with regards to our tax obligations.

Changes in tax treatment of companies engaged in e-commerce in the jurisdictions in which we operate could adversely affect the commercial use of our sites and our financial results. For example, some jurisdictions in which we operate our business (e.g., Italy) have introduced new local taxes on transnational e-commerce activities (“digital services taxes” or “DST”). These DST generally aim at securing taxation rights of the jurisdiction for the revenues/profits generated by the transnational e-commerce activities with customers who are resident in this specific jurisdiction. We have established a process to assess on a regular (i.e., quarterly) basis whether or not our revenues/profits are subject to these DST. For 2020, it was concluded that there should be no such DST liability but there is a general risk that new local DST will be introduced or that the existing DST will be applied differently with the result that this could adversely affect our tax liability. We cannot predict the effect of current attempts to impose sales, income or other taxes on e-commerce. New or revised taxes — e.g., sales taxes, value-added tax (“VAT”) and similar taxes — would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling products over the internet. New taxes could also lead to significant increases in internal costs necessary to capture data and collect and remit taxes.

Additionally, tax laws may be interpreted differently by the competent tax authorities and courts, and their interpretations may change at any time, which could lead to an increase of our tax burden. Accordingly, we may face unfounded tax claims in such countries. Moreover, legislators and tax authorities may change territoriality rules or their interpretation for the application of VAT on cross-border services, which may lead to significant additional payments for past and future periods. In addition, court decisions are sometimes ignored by competent tax authorities or overruled by higher courts, which could lead to higher legal and tax advisory costs and create significant uncertainty. New taxes could also result in additional costs necessary to collect the data required to assess these taxes and to remit them to the relevant tax authorities. Besides this, the documentation obligations under applicable VAT and VAT-related laws are considerable. Therefore, it cannot be ruled out that we may not fully comply, or, as the case may be, may have not fully complied with applicable VAT regulations throughout all phases of their development.

Taxes actually assessed in future tax audits for periods not yet covered by our last tax audit may exceed the taxes already paid by us. As a result, we may be required to make significant additional tax payments with respect to previous periods. Furthermore, the competent tax authorities could revise their original tax assessments (for example, with respect to the recognition of invoiced value added taxes). Any tax assessments that deviate from our expectations could lead to an increase in our tax burden. In addition, we may be required to pay interest on these additional taxes as well as late filing penalties. Furthermore, we have carried out reorganizations of the Group structure, and there is a risk that any such restructuring could attract additional tax scrutiny or result in unexpected or expected tax leakage despite our best efforts to avoid such negative tax consequences (e.g., obtain tax advisory services by reputable consultants who confirmed the tax neutrality of the group structure reorganizations).

Any of these events occurring could, alone or in combination, have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to the Acquisition of Wiggle

We may not be successful in integrating Wiggle into our existing business in the manner, or within the time frame, as currently anticipated or only at higher costs

Through the acquisition of Wiggle (together with its subsidiaries, the “Wiggle Group”), we aim to expand our business into new markets, in particular in the United Kingdom. The integration of the Wiggle business into our business holds special challenges for both parties and expose us to a number of risks, that could, among others arise from the circumstances described below. The following discussion is not meant to be exhaustive and, in addition, other risks and unexpected issues may arise that we are currently not aware of or unable to assess.

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Commitment of management capacity: The integration of the Wiggle Group is expected to require significant resources in terms of time and attention by both companies’ managements. If integration issues divert management from other responsibilities, our business could be adversely affected.

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Possible loss of key employees: Both companies depend on our and Wiggle’s executives and talent for the successful integration and implementation of a joint strategy. Should we and Wiggle be unsuccessful in retaining these employees, for example due to potential uncertainty among employees regarding jobs, company locations or corporate culture, this could impede efficient integration and leveraging our or Wiggle’s respective strengths. In particular, know-how of management and talented employees could be lost, which could be negatively affect innovation capability and lead to business disruptions.

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Transaction and integration costs: We and Wiggle have incurred and expect to continue to incur a number of non-recurring expenses associated with the acquisition of Wiggle and the integration of Wiggle’s operations in our group, which could be significant. These include financial advisory, legal, accounting, consulting and other advisory fees and expenses, investments in IT, business continuity and the adaptation of quality, health, safety & environment systems, reorganization and restructuring costs, severance/employee benefit-related expenses, public company filing fees and other regulatory expenses and related charges.

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Disruption to business operations: In connection with the integration of Wiggle, inadequate or misaligned commercial priorities, insufficient speed of decision making or insufficient demand could lead to a result in business loss and reputational damage. In addition, failure to harmonize potentially diverging corporate and commercial policies of us and Wiggle could negatively impact stakeholder loyalty and cause customers to change existing business relationships. A failure to harmonize external co-operations could entail a loss of partners, loss of projects, overlaps and legal implications. There is also a risk that any negative perception of the acquisition of Wiggle may impair our ability to attract and retain its key stakeholders and could cause suppliers, customers and other counterparties to change existing business relationships.

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Integration of internal controls and compliance procedures: Wiggle has internal controls and compliance procedures in place to identify business and financial risks, including compliance risks, at an early stage and take appropriate action to manage them. While we expect that Wiggle’s control systems are designed to comply with legal and other requirements applicable or relevant to Wiggle, there can be no assurance that they cover all topics deemed relevant to us. While we aim to bring Wiggle’s internal controls and compliance procedures in line with our controls and compliance procedures as quickly as possible, there can be no assurance that our control and risk management system can provide adequate protection against losses arising from business risks, including compliance risks, arising from the Wiggle business.

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Unidentified risks and liabilities: We performed due diligence as part of the acquisition of Wiggle. However, we may not be aware of all material risks and such risks may only be detected in the course of the integration process.

If any of the risks discussed were to materialize, this could disrupt our operations and cause the integration of Wiggle to become more onerous, time-consuming and costly than anticipated. In addition, the potential benefits of the acquisition of Wiggle may not be realized to the full extent, in a timely fashion or at all. In particular, we may not be able to capitalize on the expected opportunities for cost and sales synergies.

Warranty claims and claims for damages and indemnification under the Wiggle share purchase agreement are limited in scope and amount and are subject to time limits.

All warranty claims and claims for damages that we may have against the sellers of Wiggle under the share purchase agreement are subject to customary limitations and qualifications. Each seller of Wiggle has given title and capacity warranties to us, with all other commercial and tax warranties being given by the warrantors only (as described in the Wiggle share purchase agreement). Most of the warranties contained in the share purchase agreement are backed by a warranty and indemnity insurance policy. However, due to the limitations in scope and amount of the warranty claims and claims for damages and indemnification and due to the fact that not all warranties are covered by insurance, for instance warranties for cyber security, legal compliance on data protection which are not covered by the warranty and indemnity insurance policy, there is no certainty that the warranty and indemnity insurance policy or our contractual protections under the Wiggle share purchase agreement will be sufficient to ensure we will be able to recover all claims and claims for damages we may have against the sellers of Wiggle.

The pro forma consolidated financial information of TopCo describes only a hypothetical situation and thus, due to its nature, the presentation does not reflect the actual combined assets, financial position and results of operations of TopCo upon the closing of the Wiggle Acquisition.

Since the Business Combination is expected to have a material impact on the assets, financial position and results of operations of TopCo, pro forma consolidated financial information, consisting of unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2020 and for the six-month period ended March 31, 2021 and an unaudited pro forma condensed combined balance sheet as of March 31, 2021 and pro forma notes, was prepared for purposes of this proxy statement/prospectus (the

“Unaudited Pro Forma Condensed Combined Financial Information”). The purpose of the Unaudited Pro Forma Condensed Combined Financial Information, among others, is to present the pro forma effects of the Wiggle Acquisition on TopCo after giving pro forma effect to the Business Combination. The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Business Combination was consummated on March 31, 2021. The unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2020 and the six-month period ended March 31, 2021 assume that the Business Combination was consummated on October 1, 2019. Therefore, the Unaudited Pro Forma Condensed Combined Financial Information describes only a hypothetical situation and thus, due to its nature, the presentation does not reflect the actual net assets, financial position and results of operations of TopCo upon the Closing of the Business Combination. The presentation of the Unaudited Pro Forma Condensed Combined Financial Information of TopCo is based on information available, preliminary estimates and certain pro forma assumptions and is intended for illustrative purposes only. In addition, the Unaudited Pro Forma Condensed Combined Financial Information does not represent a forecast of the net assets, financial position and results of operations of TopCo at any future date or for any future period. The Unaudited Pro Forma Condensed Combined Financial Information neither contains potential synergies or cost savings, nor a normalization of any restructuring or any additional future expenses that could result from the Wiggle Acquisition. Furthermore, the Unaudited Pro Forma Condensed Combined Financial Information is only meaningful in conjunction with the historical consolidated financial statements of SSU, Yucaipa and Wiggle, included elsewhere in this proxy statement/prospectus.

The historical consolidated financial information of Wiggle contained in the proxy statement/prospectus may not be considered indicative of Wiggle’s future performance as part of TopCo.

The audited consolidated financial statements for the 39 weeks ended September 27, 2020 of the Wiggle Group have been prepared in accordance with IFRS and the unaudited consolidated financial statements for the 26 weeks ended March 28, 2021 of the Wiggle Group have been prepared on the basis of IFRS applicable for interim financial reporting (IAS 34) (together the “Wiggle Consolidated Financial Statements”) have been prepared in accordance with IFRS and British pound sterling (GBP) as its reporting currency. We were not involved in the preparation of the Wiggle Consolidated Financial Statements and therefore did not have the possibility to independently confirm and verify that these financial statements are complete and correct in all material respects as was the case for our own historical financial statements contained herein. The Unaudited Pro Forma Condensed Combined Financial Information gives effect to adjustments required to convert Wiggle’s financial statement presentation (function) to SSU’s presentation (nature) and its reporting currency to Euros.

The Wiggle Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3 Business Combinations. The assets acquired and liabilities assumed from the Wiggle Group are recorded at the fair value. The Wiggle Acquisition has not been consummated as of the date of the preparation of the Unaudited Pro Forma Condensed Combined Financial Information and its completion is subject to numerous conditions, including the closing of the Business Combination as well as the occurrence of certain other events contemplated by the Wiggle SPA. The accounting of the Wiggle Acquisition will have a significant impact on the TopCo’s future consolidated financial statements.

Therefore, the historical consolidated financial information of Wiggle contained in the proxy statement / prospectus may not be considered indicative of the future performance of Wiggle as part of TopCo.

Potential tariffs or uncertainty surrounding the exit of the United Kingdom from the European Union could have a material adverse effect on Wiggle’s business.

On March 29, 2017, the United Kingdom formally notified the European Council of its intention to leave the European Union (“Brexit”). On January 24, 2020, a withdrawal agreement was entered into between the European Union, the European Atomic Energy Community and the United Kingdom, setting the terms of the withdrawal of the latter from the former two. On December 24, 2020, the United Kingdom and the European

Union agreed to a trade and cooperation agreement (the “Trade and Cooperation Agreement”). The Trade and Cooperation Agreement took provisional effect from January 1, 2021 and provided for, among other things, zero-rate tariffs and zero quotas on the movement of goods between the United Kingdom and the European Union.

Due to the size and importance of the economy of the United Kingdom, the uncertainty and unpredictability concerning the United Kingdom’s future laws and regulations (including financial laws and regulations, tax and free trade agreements, immigration laws and employment laws) as well as its legal, political and economic relationships with Europe following its exit of the European Union may continue to be a source of instability in international markets, create significant currency fluctuations or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise)for the foreseeable future. The long-term effects of Brexit will depend on the implementation of the Trade and Cooperation Agreement and any future agreements (or lack thereof) between the United Kingdom and the European Union and, in particular, any potential changes in the arrangements for the United Kingdom to retain access to European Union markets. Brexit could result in adverse economic effects across the United Kingdom and Europe, which could have a material adverse effect on the Wiggle’s business, results of operations, financial condition and prospects. In addition, a portion of Wiggle’s staff in the United Kingdom are from other European countries and there is a risk that Brexit will affect the ability of Wiggle to recruit skilled workers from this wider European labor market for its operations in the United Kingdom.

Risks related to the Business Combination

TopCo has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.

TopCo has been recently incorporated and has no operating history and no revenues. This document includes unaudited pro forma condensed combined financial information for TopCo. The unaudited pro forma condensed combined statement of profit or loss of TopCo for the twelve-month period ended September 30, 2020 combines the historical unaudited condensed combined statement of operations of Yucaipa for the period from June 4, 2020 (inception) through September 30, 2020, with the historical audited consolidated statement of profit or loss of SSU for the fiscal year ended September 30, 2020 and financial data from the Wiggle Group’s audited consolidated income statement for the 39 weeks ended September 27, 2020 and the Wiggle Group’s unaudited interim consolidated income statement for the 13 weeks ended December 27, 2020, and gives pro forma effect to the Business Combination and the Wiggle Acquisition as if it had been consummated as of October 1, 2019.

The unaudited pro forma condensed combined statement of profit or loss of TopCo for the six-month period ended March 31, 2021 combines Yucaipa’s audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020 subtracting Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020 and adding Yucaipa’s unaudited condensed statement of operations for the three-month period ended March 31, 2021, SSU’s unaudited interim condensed consolidated statement of profit or loss for the six-months period ended March 31, 2021, and adding the Wiggle Group’s unaudited and interim consolidated income statement for the 26 weeks ended March 28, 2021.

The unaudited pro forma condensed combined balance sheet of TopCo combines the historical balance sheet of Yucaipa and the consolidated balance sheets of SSU and the Wiggle Group as of March 31, 2021 and gives pro forma effect to the Business Combination and the Wiggle Acquisition as if it had been consummated on such date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the Wiggle Acquisition been consummated on the dates indicated above, or the future consolidated results of operations or financial position of TopCo. Accordingly, TopCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document.

The COVID-19 pandemic may trigger an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, the COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported, the coronavirus has spread to over 200 countries and every state in the United States. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of Yucaipa, SSU and TopCo, and there is no guarantee that efforts by Yucaipa, SSU and TopCo to address the adverse impact of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Yucaipa or SSU are unable to recover from a business disruption on a timely basis, the Business Combination and TopCo’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak, for example it could become more costly. Each of Yucaipa, SSU and TopCo may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

During the pre-closing period, Yucaipa and SSU are prohibited from entering into certain transactions that might otherwise be beneficial to Yucaipa, SSU or their respective shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, Yucaipa and SSU are subject to certain limitations on the operations of their businesses, each as summarized under the section entitled “The Business Combination Agreement and Ancillary Documents — Covenants of the Parties.” The limitations on Yucaipa’s and SSU’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Uncertainties about the Business Combination during the pre-closing period may cause a loss of key management personnel and other key employees.

SSU is dependent on the experience and industry knowledge of its key management personnel and other key employees to operate its business and execute its business plans. TopCo’s success following the Business Combination will depend in part upon its ability to retain SSU’s existing key management personnel and other key employees and attract new management personnel and other key employees. During the pre-closing period, current and prospective employees of SSU may experience uncertainty about their roles with TopCo or other circumstances relating to their willingness to continue their work for us after the Business Combination, which may adversely affect the ability of TopCo to retain or attract management personnel and other key employees.

Uncertainties about the Business Combination during the pre-closing period may cause third parties to delay or defer decisions concerning SSU or seek to change existing arrangements.

There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning SSU, which could negatively affect SSU’s business. Third parties may seek to change existing agreements with SSU as a result of the Business Combination for these or other reasons.

Yucaipa Sponsor and each of Yucaipa’s officers and directors agreed to vote in favor of the Business Combination, regardless of how Yucaipa’s public shareholders vote.

Unlike other blank check companies in which the founders agree to vote their Founder Shares and any public shares purchased by them during or after such company’s initial public offering in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Yucaipa Sponsor and each of Yucaipa’s officers and directors agreed, and their permitted transferees will agree, pursuant to the terms of letter agreements entered into with Yucaipa, to vote any Founder Shares held by them, as well as any public shares owned by them, in favor the Business Combination. As of the record date for Yucaipa shareholders holding their shares in “street name,” the Yucaipa Initial Shareholders owned 19.9% of the issued and outstanding Yucaipa Ordinary Shares, including all of the Founder Shares, and will be able to vote all of such shares at the General Meeting. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if Yucaipa Sponsor and each of Yucaipa’s officers and directors agreed to vote any Yucaipa Ordinary Shares owned by them in accordance with the majority of the votes cast by Yucaipa’s public shareholders.

Yucaipa may waive one or more of the conditions to the Business Combination.

Yucaipa may agree to waive, in whole or in part, one or more of the conditions to Yucaipa’s obligations to complete the Business Combination, to the extent permitted by the Yucaipa amended and restated memorandum and articles of association and applicable laws. Yucaipa may not waive the condition that Yucaipa public shareholders approve the Business Combination Proposal or the Merger Proposal. Please see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination” for additional information.

Subsequent to the consummation of the Business Combination, TopCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Yucaipa has conducted due diligence on SSU, Yucaipa cannot assure you that this diligence revealed all material issues that may be present in SSU’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Yucaipa’s and SSU’s control will not later arise. As a result, TopCo may be forced to later write-downs or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Yucaipa’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Yucaipa’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on TopCo’s liquidity, the fact that TopCo reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause TopCo to be unable to obtain future financing on favorable terms or at all.

You may not have the same benefits as an investor in an underwritten public offering.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities.

Because the underwriters have a defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a “due diligence” investigation of the issuer.

Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence.

In contrast, Yucaipa and SSU each have engaged a financial advisor (rather than underwriters) in connection with the Business Combination. The role of a financial advisor typically differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In connection with this proxy statement/prospectus, no parties other than Yucaipa and SSU and their advisors have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, Yucaipa or SSU beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

Risks Related to Ownership of TopCo Shares

The rights of TopCo’s shareholders and the duties of TopCo’s directors are governed by (i) Dutch law, (ii) the TopCo Articles of Association and (iii) internal rules and policies adopted by the TopCo Board, and differ in some important respects from the rights of shareholders and the duties of members of a board of directors of a Cayman Islands exempted company.

Upon completion of the Business Combination, TopCo will be a public limited liability company (naamloze vennootschap) under Dutch law. TopCo’s corporate affairs are governed by the TopCo Articles of Association, the rules of the TopCo Board, TopCo’s other internal rules and policies and by Dutch law. There can be no assurance that Dutch law will not change in the future or that it will serve to protect shareholders in a similar fashion afforded under corporate law principles in the Cayman Islands, which could adversely affect the rights of TopCo’s shareholders.

The rights of shareholders and the responsibilities of TopCo directors may be different from the rights and obligations of shareholders and directors in companies governed by the laws of the Cayman Islands. In particular, pursuant to Dutch law TopCo’s directors are required to act in the interest of the company and its business, and should be guided by promoting the sustainable success of its business, with an aim to creating long-term value, taking into account the interests of its employees, clients, shareholders and other stakeholders of the company, such as creditors and suppliers, as a whole and not only those of TopCo’s shareholders in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder.

For more information on relevant provisions of Dutch corporation law and of the TopCo Articles of Association, see “Description of TopCo Securities and Articles of Association” and “Comparison of Shareholder Rights.”

TopCo is organized and existing under the laws of the Netherlands, and, as such, the rights of TopCo shareholders and the civil liability of TopCo directors and executive officers will be governed in certain respects by the laws of the Netherlands.

TopCo is organized and existing under the laws of the Netherlands, and, as such, the rights of TopCo’s shareholders and the civil liability of TopCo’s directors and executive officers will be governed in certain respects by the laws of the Netherlands. The ability of TopCo’s shareholders in certain countries other than the Netherlands to bring an action against TopCo, its directors and executive officers may be limited under applicable law. In addition, substantially all of TopCo’s assets are located outside the United States.

As a result, it may not be possible for shareholders to effect service of process within the United States upon TopCo or its directors and executive officers or to enforce judgments against TopCo or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on TopCo or any of its directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this proxy statement/prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. With respect to choice of court agreements in civil or commercial matters, the Hague Convention on Choice of Court Agreements has entered into force for the Netherlands, but has not entered into force for the United States. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such foreign judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands. However, even if such a foreign judgment is given binding effect, a claim based on that foreign judgment may still be rejected if the foreign judgment is not or no longer formally enforceable.

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against TopCo or its directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the TopCo Articles of Association, and certain other contractual arrangements between TopCo and its directors, TopCo indemnifies and holds its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of TopCo’s directors in the United States under U.S. securities laws.

TopCo does not anticipate paying dividends on TopCo Shares.

TopCo has never paid or declared any cash dividends in the past, and TopCo does not anticipate paying any cash dividends in the foreseeable future. TopCo intends to retain all available funds and any future earnings to fund the further development and expansion of its business. Under Dutch law, TopCo may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves TopCo must maintain under Dutch law or the TopCo Articles of Association and (if it concerns a distribution of profits) after adoption of TopCo’s statutory annual accounts by the TopCo General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the TopCo Board and will depend upon a number of factors, including TopCo’s results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors the TopCo Board deems relevant. See “Dividend Policy.”

Under the TopCo Articles of Association as they will read upon completion of the Business Combination, the TopCo Board may decide that all or part of the profits shown in TopCo’s adopted statutory annual accounts will be added to TopCo’s reserves. After reservation of any such profits, any remaining profits will be at the disposal of the TopCo General Meeting at the proposal of the TopCo Board for distribution on the TopCo Shares, subject to applicable restrictions of Dutch law. The TopCo Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the TopCo General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the TopCo Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to TopCo (verjaring).

TopCo may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution TopCo is not able to pay its due and collectable debts, then its shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to TopCo’s creditors.

Since TopCo is a holding company, its ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and TopCo’s receipt of dividends, loans or other funds from, its subsidiaries. TopCo’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to TopCo. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which TopCo’s subsidiaries may pay dividends, make loans or otherwise provide funds to TopCo.

Each of Yucaipa Sponsor and SSU’s current equityholders will own a significant portion of TopCo Shares and will have representation on the TopCo Board. Yucaipa Sponsor and SSU’s current equityholders may have interests that differ from those of other shareholders.

Upon the completion of the Business Combination, approximately 2.9% of TopCo Shares (assuming no exercise of the Private Placement Warrants) will be owned by the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party with respect to the Sponsor PIPE), approximately 71.7% of TopCo Shares will be owned by the current SSU’s equityholders, approximately 10.8% of TopCo Shares will be owned by the PIPE Investors (including Mr. Burkle or his assignee(s) with respect to the Sponsor PIPE), and approximately 0.4% of TopCo Shares will be owned by SSU’s management. These levels of ownership interests assume that (A) no Class A Shares are elected to be redeemed by Yucaipa’s public shareholders and exclude the exercise of outstanding warrants, (B) that 37.2 million TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing, (C) Participating Shareholders represent 100% of the issued and outstanding shares of SSU, (D) the recipients of SAR Cash Proceeds required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will reinvest such proceeds as set forth in the Business Combination Agreement, and (E) the Converted Options are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method. In addition, the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the Closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares upon Closing of the Business Combination. For more information about factors that affect the assumptions above, please see the section entitled “The Business Combination — Ownership of TopCo.” and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.” In addition, one of TopCo’s director nominees was designated by Yucaipa Sponsor. As a result, Yucaipa Sponsor and SISH may be able to significantly influence the outcome of matters submitted for director action, subject to obligation of the TopCo Board to act in the interest of all of TopCo’s stakeholders, and for shareholder action, including the designation and appointment of the TopCo Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. The influence of Yucaipa Sponsor and SISH over TopCo’s board of directors could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of TopCo, which could cause the market price of TopCo Shares to decline or prevent TopCo’s shareholders from realizing a premium over the market price for TopCo Shares. Additionally, Yucaipa Sponsor is controlled by Ronald W. Burkle, who is in the business of making investments in companies and who may from time to time acquire and hold interests in businesses that compete directly or indirectly with TopCo or that supply TopCo with goods and services. Mr. Burkle may also pursue acquisition opportunities that may be complementary to (or competitive with) TopCo’s business, and as a result those acquisition opportunities may not be available to TopCo. Prospective investors in TopCo Shares should consider that the interests of Yucaipa Sponsor and the current SSU’s equityholders may differ from their interests in material respects.

Provisions of the TopCo Articles of Association or Dutch corporate law might deter acquisition bids for TopCo that its shareholders might consider to be favorable and prevent, delay or frustrate any attempt to replace or remove the TopCo Board at the time of such acquisition bid.

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.

In this respect, certain provisions of the TopCo Articles of Association may make it more difficult for a third-party to acquire control of TopCo or effect a change in the composition of the TopCo Board. These include:

•

a provision that TopCo Directors are appointed (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of TopCo’s issued share capital, with respect to one, two or three TopCo Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other TopCo Directors on the basis of a binding nomination prepared by the TopCo Board, provided any that such nomination can only be overruled by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital;

•

a provision that TopCo Directors may only be dismissed by the TopCo General Meeting by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital, unless the dismissal is proposed by (i) the TopCo Board or (ii) during the period when SISH is allowed to make a binding nomination as discussed above, with respect to a SISH nominated TopCo Director, at the proposal of SISH, in which latter case a simple majority of the votes cast would be sufficient;

•

a provision allowing, among other matters, the former chairperson of the TopCo Board or TopCo’s former Chief Executive Officer (in each case, during the period when SISH is allowed to make a binding nomination as discussed above, together with a person designated by SISH for that purpose if the former chairperson or Chief Executive Officer, as applicable, was not a SISH nominated TopCo Director) to manage TopCo’s affairs if all of the TopCo Directors are dismissed and to appoint others to be charged with TopCo’s affairs, including the preparation of a binding nomination for TopCo Directors as discussed above, until new TopCo Directors are appointed by the TopCo General Meeting on the basis of such binding nomination; and

•

a requirement that certain matters, including an amendment of the TopCo Articles of Association, may only be resolved upon by the TopCo General Meeting with a majority of at least 75% of the votes cast during the period when SISH is allowed to make a binding nomination as discussed above and in each case at the proposal of the TopCo Board.

Dutch law also allows for staggered multi-year terms of the TopCo Directors, as a result of which only part of the TopCo Directors may be subject to appointment or re-appointment in any given year.

In addition, in accordance with the DCGC, shareholders who have the right to put an item on the agenda for the TopCo General Meeting or to request the convening of a TopCo General Meeting shall not exercise such rights until after they have consulted the TopCo Board. If exercising such rights may result in a change in TopCo’s strategy (for example, through the dismissal of TopCo Directors), the TopCo Board must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, the TopCo Board must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and exploring alternatives. At the end of the response time, the TopCo Board shall report on this consultation and the exploration of alternatives to the TopCo General Meeting. The response period may be invoked only once for any given TopCo General Meeting and shall not apply (i) in respect of a matter for which a response period has been previously invoked or (ii) if a shareholder holds at least 75% of TopCo’s issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a general meeting be convened, as described in Description of Topco Securities and Articles Of Association; TopCo General Meeting of Shareholders and Voting Rights.

On May 1, 2021, a bill was enacted in the Netherlands which introduces a statutory cooling-off period of up to 250 days during which the TopCo General Meeting would not be able to dismiss, suspend or appoint members of the TopCo Board (or amend the provisions in the TopCo Articles of Association dealing with those matters) unless those matters would be proposed by the TopCo Board. This cooling-off period could be invoked by the TopCo Board in case:

a.

shareholders, using either their shareholder proposal right or their right to request a TopCo General Meeting, propose an agenda item for the TopCo General Meeting to dismiss, suspend or appoint a TopCo Director (or to amend any provision in the TopCo Articles of Association dealing with those matters); or

b.

a public offer for TopCo is made or announced without TopCo’s support, provided, in each case, that the TopCo Board believes that such proposal or offer materially conflicts with the interests of TopCo and its business.

The cooling-off period, if invoked, ends at occurrence of the earliest of the following events:

a.	the expiration of 250 days from:

i.	in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal expired;

ii.	in case of Shareholders using their right to request a TopCo General Meeting, the day when they obtain court authorization to do so; or

iii.	in case of a hostile offer being made, the first following day;

b.	the day after the hostile offer having been declared unconditional; or

c.	the TopCo Board voluntarily terminating the cooling-off period.

In addition, shareholders representing at least 3% of TopCo’s issued share capital may request the Dutch Enterprise Chamber of the Amsterdam Court of Appeals for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

a.

the TopCo Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of TopCo and its business;

b.	the TopCo Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

c.

if other defensive measures have been activated during the cooling-off period and not terminated or suspended at the relevant shareholders’ request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the TopCo Board must gather all relevant information necessary for a careful decision-making process. In this context, the TopCo Board must at least consult with shareholders representing at least 3% of TopCo’s issued share capital at the time the cooling-off period was invoked and with the TopCo’s works council (if any). Formal statements expressed by these stakeholders during such consultations must be published on TopCo’s website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the TopCo Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on TopCo’s website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at TopCo’s office and must be tabled for discussion at the next TopCo General Meeting.

We are aware of material control and accounting weaknesses in our current finance organization. If TopCo fails to maintain an effective system of internal control over financial reporting, TopCo may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in TopCo’s financial and other public reporting, which is likely to negatively affect TopCo’s business and the market price of TopCo Shares.

As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Effective internal control over financial reporting is necessary for TopCo to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in TopCo’s implementation could cause TopCo to fail to meet its reporting obligations. In addition, any testing conducted by TopCo, or any testing conducted by TopCo’s independent registered public accounting firm, may reveal deficiencies in TopCo’s internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to TopCo’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in TopCo’s reported financial information, which is likely to negatively affect TopCo’s business and the market price of TopCo Shares. In connection with the audit of SSU’s consolidated financial statements for the fiscal years ended September 30, 2019 and 2020, SSU identified material weaknesses in SSU’s internal controls related to (i) the adequate number of individuals within its accounting and financial reporting function with sufficient training in IFRS and SEC reporting standards, (ii) the design and maintenance of formal and effective controls over certain general information technology controls for IT systems and (iii) control activities that are responsive to the identified fraud risks, including the risk of bias and management override of controls. In August 2021, we determined that due to such material weaknesses certain amounts included in the net cash flow from operating activities, net cash flow from investing activities and in the net cash flow from financing activities were misclassified. As a consequence, the 2020 net cash outflow from operating activities was overstated and the net cash outflow from investing activities was understated. In 2019, the net cash outflow from operating activities was overstated, the net cash outflow from investing activities was understated and the net cash inflow from financing activities was understated. The errors have been corrected by restating each of the affected cash flow statement line items in our consolidated financial statements for the fiscal years ended September 30, 2020 and 2019 and the affected cash flow items in our unaudited interim condensed consolidated financial statements as of and for the six-month period, respectively. We have developed and are in the process of implementing a remediation plan to address these control deficiencies, which we believe will address the underlying causes of our material weaknesses.

Notwithstanding the actions already taken, management’s attention may be diverted from other business concerns and TopCo may be required to hire and train additional employees or engage outside consultants to comply with these requirements and additional Sarbanes-Oxley Act requirements applicable to TopCo in the future, which would increase costs and expenses. Any compliance failure could harm TopCo’s reputation and have a material adverse effect on TopCo’s business, financial condition, results of operations and prospects. For further information please refer to the risk factors entitled “Our management team has limited experience managing a public company, and publicly traded company reporting and compliance requirements could divert resources from the day-to-day management of our business.”

TopCo will be required to disclose changes made in its internal controls and procedures on a quarterly basis and its management will be required to assess the effectiveness of these controls annually. As long as TopCo is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of TopCo’s internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. TopCo expects to remain an “emerging growth company” until the Closing of the Business Combination. An independent assessment of the effectiveness of TopCo’s internal controls could detect problems that TopCo’s management’s assessment might not. Undetected material weaknesses in TopCo’s internal controls could lead to financial statement restatements and require TopCo to incur the expense of remediation.

The market price and trading volume of TopCo Shares and TopCo Public Warrants may be volatile and could decline significantly following the Business Combination.

The stock markets, including NYSE on which TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants under the symbols “SSU” and “SSUW,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for TopCo Shares and TopCo Public Warrants following the Business Combination, the market price of TopCo Shares and TopCo Public Warrants may be volatile and could decline significantly. In addition, the trading volume in TopCo Shares and TopCo Public Warrants may fluctuate and cause significant price variations to occur. If the market price of TopCo Shares and TopCo Public Warrants declines significantly, you may be unable to resell your securities at or above the market price as of the date of the consummation of the Business Combination. TopCo cannot assure you that the market price of the TopCo Shares and TopCo Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•

actual or anticipated differences in TopCo’s estimates, or in the estimates of analysts, for TopCo’s revenues, results of operations, liquidity or financial condition (including the (i) sale of 37,200,000 TopCo Ordinary Shares issued in the PIPE Financing and (ii) potential issuance of up to (A) 6,000,000 TopCo Ordinary Shares to SISH and (B) 11,533,211 TopCo Ordinary Shares to the Wiggle Sellers pursuant to the Redemption Offset Agreement, to which no lock-up restrictions apply (the intention being for the aforementioned TopCo Ordinary Shares to be registered on a Form F-1 to be filed no later than thirty (30) days following the closing of the Business Combination. In addition, at the closing of the Business Combination, SISH will receive 51,000,000 TopCo Ordinary Shares that will be restricted until such time as they vest in accordance with the Earn-out Agreement)).;

•	additions and departures of key personnel;

•	failure to comply with the requirements of NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•

future issuances, sales or resales, or anticipated issuances, sales or resales, of TopCo Shares (including the (i) sale of 37,200,000 TopCo Ordinary Shares issued in the PIPE Financing and (ii) potential issuance of up to (A) 6,000,000 TopCo Ordinary Shares to SISH and (B) 11,533,211 TopCo Ordinary Shares to the Wiggle Sellers pursuant to the Redemption Offset Agreement, to which no lock-up restrictions apply (the intention being for the aforementioned TopCo Ordinary Shares to be registered on a Form F-1 to be filed no later than thirty (30) days following the closing of the Business

Combination. In addition, at the closing of the Business Combination, SISH will receive 51,000,000 TopCo Ordinary Shares that will be restricted until such time as they vest in accordance with the Earn-out Agreement)).;

•	publication of research reports about TopCo;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert TopCo’s management’s attention and resources, which could have a material adverse effect on TopCo.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about TopCo, its share price and trading volume could decline significantly.

The market for TopCo Shares will depend in part on the research and reports that securities or industry analysts publish about TopCo or its business. Securities and industry analysts do not currently, and may never, publish research on TopCo. If no securities or industry analysts commence coverage of TopCo, the market price and liquidity for TopCo Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover TopCo downgrade their opinions about TopCo Shares, publish inaccurate or unfavorable research about TopCo, or cease publishing about TopCo regularly, demand for TopCo Shares could decrease, which might cause its share price and trading volume to decline significantly.

Even if the Business Combination is consummated the TopCo Public Warrants may never be in the money, and they may expire worthless.

The exercise price for the TopCo Public Warrants is $11.50 per TopCo Share. The TopCo Public Warrants may never be in the money prior to their expiration, and as such, the warrants may expire worthless.

TopCo Shareholders may not be able to exercise pre-emption rights and, as a result, may experience substantial dilution upon future issuances of TopCo Shares or rights to subscribe for TopCo Shares.

In the event of an issue of TopCo Shares or a grant of rights to subscribe for TopCo Shares, subject to certain exceptions, each holder of TopCo Shares will have a pro rata pre-emption right in proportion to the aggregate nominal value of such holder’s TopCo Shares. These pre-emption rights may be restricted or excluded by a resolution of the TopCo General Meeting or by another corporate body designated by the TopCo General Meeting. Prior to the completion of the Business Combination, the TopCo Board will be authorized for a period of five years from the completion of TopCo’s corporate reorganization to issue shares or grant rights to subscribe for shares up to TopCo’s authorized share capital from time to time (which is anticipated to be approximately, but no more than, five times the issued share capital of TopCo immediately following the closing of the Business Combination) and to limit or exclude pre-emption rights in connection therewith. Accordingly, holders of TopCo Shares may not have any pre-emptive rights in connection with, and may be diluted by, an issue of new shares and it may be more difficult for a shareholder to obtain control over the TopCo General Meeting. This could cause existing shareholders to experience substantial dilution of their interest in us.

TopCo is not obligated to, and does not, comply with all best practice provisions of the Dutch Corporate Governance Code.

Upon the closing of the Business Combination, TopCo will be subject to the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the board of directors and the general meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. TopCo will not comply with all best practice provisions of the DCGC. See “Description of TopCo Securities and Articles of Association” This may affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

The JOBS Act permits “emerging growth companies” like TopCo to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

TopCo currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, TopCo takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, TopCo shareholders may not have access to certain information they deem important. TopCo expects to remain an emerging growth company until the completion of the Business Combination.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. TopCo has elected to avail itself of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, TopCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TopCo financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

TopCo cannot predict if investors will find TopCo Ordinary Shares less attractive because it relies on these exemptions. If some investors find TopCo Ordinary Shares less attractive as a result, there may be a less active trading market and share price for TopCo Ordinary Shares may be more volatile. TopCo does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

As a foreign private issuer and as permitted by the listing requirements of NYSE, TopCo follows certain home country governance practices rather than the corporate governance requirements of NYSE.

TopCo will be a foreign private issuer. As a result, in accordance with the listing requirements of NYSE TopCo will rely on home country governance requirements and certain exemptions thereunder rather than relying on the corporate governance requirements of NYSE. In accordance with Dutch law and generally accepted business practices, the TopCo Articles of Association do not provide quorum requirements generally applicable to general meetings. To this extent, TopCo’s practice varies from the requirement of NYSE Listed Company Manual §310.00, which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum required for any meeting of the holders of common stock should be sufficiently high to insure a representative vote. Although TopCo must provide its shareholders with an agenda and other relevant documents for the TopCo General Meeting, Dutch law does not have a regulatory regime for the solicitation of proxies and the solicitation of proxies is not a generally accepted business practice in the Netherlands, thus TopCo’s practice will vary from the requirement of NYSE Listed Company Manual §402.04(A). As permitted by the listing requirements of NYSE, TopCo has also opted out of the requirements of NYSE Listed Company Manual §303A.05(a)), which requires, among other things, an issuer to have a compensation committee that consists entirely of independent directors, NYSE Listed Company Manual §303A.04(a), which requires independent director oversight of director nominations, and NYSE Listed Company Manual §303A.01, which requires an issuer to have a majority of independent directors on its board. TopCo will also rely on the phase-in rules of the SEC and NYSE with respect to the independence of our audit committee. These rules require that a majority of TopCo Directors must be independent and all members of TopCo’s audit committee must meet the independence standard for audit committee members within one year of TopCo’s listing on NYSE. In addition, TopCo has opted out of shareholder approval requirements, as included in the NYSE Listing Rules, for the issuance of securities in connection with certain events such as the acquisition of shares or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control of our company and certain private placements. To this extent, TopCo’s practice varies from the requirements of NYSE Listed Company Manual § 312.03, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events. For an overview of TopCo’s corporate governance principles, see “Description of TopCo Securities and Articles of Association” Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to these NYSE requirements.

TopCo may not meet the NYSE’s initial listing criteria, and even if it does, the NYSE may not continue to list TopCo’s securities on its exchange, which could limit the ability of investors in TopCo to make transactions in TopCo’s securities and subject TopCo to additional trading restrictions.

TopCo intends to apply to have its securities listed on the NYSE upon the consummation of the Business Combination, and it is a condition to the Closing that such listing be approved. TopCo will be required to meet the NYSE’s initial listing requirements to be listed. Among the conditions requested by the NYSE are requirements of an expected at least $4.00 per share trading price and a minimum “public float” (based on all outstanding Company Common Shares except shares held by directors, executive officers and shareholders owning 10% or more of the outstanding shares) of at least $100.0 million.

If TopCo’s securities are listed on the NYSE upon completion of the Business Combination and TopCo fails to continue to meet the listing requirements of the NYSE, TopCo’s securities may be delisted, and TopCo could face significant material adverse consequences, including:

•	limited availability of market quotations for its securities;

•	limited amount of news and analyst coverage for TopCo; and

•	decreased ability to issue additional securities or obtain additional financing in the future.

This risk will be heightened by a high level of redemption of Class A Shares held by Yucaipa’s public shareholders in connection with the Closing of the Business Combination. However, in a maximum redemption scenario, a total of 165,441,538 or approximately 50.7% of TopCo Shares would still be in the public float, based on a trading price of $9.95 per TopCo Share (as measured on November 19, 2021), resulting in a total value of the public float of approximately $1,646 million. Please see the section entitled “Events after the execution of the Business Combination Agreement — Redemption Offset Agreement” for more information regarding the arrangements to offset redemptions that occur above a certain level.

TopCo’s and SSU’s tax positions could be adversely affected by the future application and interpretation of applicable tax laws by tax authorities.

The tax treatment of TopCo’s, SSU’s and their respective affiliates depends in some instances on determinations of fact and interpretations of complex provisions of applicable tax law for which no clear precedent or authority may be available. Relevant tax rules are consistently under review by persons involved in the legislative process and taxing authorities, which may result in revised interpretations of established concepts, statutory changes, new reporting obligations, revisions to regulations and other modifications and interpretations. The present tax treatment of TopCo’s, SSU’s and their respective affiliates may be modified by administrative, legislative or judicial interpretation at any time, and any such action may apply on a retroactive or retrospective basis. TopCo’s, SSU’s and their respective affiliates’ effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. TopCo, SSU and their respective affiliates continue to assess the impact of such changes in tax laws and interpretations on their businesses and may determine that changes to their structure, practice, tax positions or the manner in which they conduct their businesses are necessary in light of such changes and developments in the tax laws of the jurisdictions in which TopCo, SSU and their respective affiliates operate. Such changes may nevertheless be ineffective in avoiding an increase in tax liability, which could adversely affect the financial conditions, results of operations and cash flows.

The original treatment of a tax-relevant matter in a tax return, tax assessment or otherwise could later be found incorrect and as a result, TopCo’s, SSU’s and their respective affiliates may be subject to additional taxes, interest, penalty payments and/or social security payments. Such reassessment may be due to an interpretation or view of laws and/or facts by tax authorities in a manner that deviates from TopCo’s, SSU’s and their respective affiliates’ view and may emerge as a result of tax audits or other review actions by the relevant financial or tax authorities. TopCo’s, SSU’s and their respective affiliates are subject to tax audits by the respective tax authorities on a regular basis. As a result of future tax audits or other reviews by the tax authorities, additional taxes could be imposed that exceed the provisions reflected in previous financial statements. This could lead to an increase in TopCo’s, SSU’s and/or their respective affiliates tax obligations, either as a result of the relevant tax payment being assessed directly against them or as a result of becoming liable for the relevant tax as a secondary obligor due to the primary obligor’s failure to pay. Consequently, TopCo’s, SSU’s and/or their respective affiliates may have to engage in tax litigation to defend or achieve results reflected in prior estimates, declarations or assessments which may be time-consuming and expensive.

Further, current tax losses and tax loss carry-forwards existing with SSU or its German affiliates forfeit if, within a period of five years, more than 50% of the subscribed capital, membership rights, participation rights or voting rights of the respective company are transferred directly or indirectly to an acquirer or to persons closely associated with such an acquirer or a group of several acquirers with aligned interest, or if a comparable situation exists. By exception, tax losses and tax loss carry-forwards do not forfeit upon a harmful transfer of shares or any other comparable instrument as described, if, inter alia, to the extent such losses and loss carry forwards do not exceed the total taxable hidden reserves of the business assets of SSU or its German affiliates existing in Germany at the time of the harmful event. Various aspects of this loss forfeiture rule are unclear as of today and not yet determined by case law.

As SSU intends to operate in various countries and taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by taxing authorities of these jurisdictions. Generally, if two or more affiliated companies are located in different countries, the tax laws or regulations of each country will typically require that transfer prices be the same as those between unrelated companies dealing at arms’ length and that appropriate documentation is maintained to support the transfer prices. In addition, existing transfer pricing documentation may be considered to be insufficient by the relevant tax authorities which may also result in penalties and additional tax payments. It is not uncommon for taxing authorities in different countries to have conflicting views, for instance, with respect to, among other things, the manner in which the arm’s length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. If taxing authorities in any of these countries were to successfully challenge SSU’s transfer prices as not reflecting arm’s length transactions, they could require SSU to adjust its transfer prices and thereby reallocate its income to reflect these revised transfer prices, which could result in a higher tax liability to SSU. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, potentially resulting in double taxation. If taxing authorities were to allocate income to a higher tax jurisdiction, subject SSU’s income to double taxation or assess interest and penalties, it would increase SSU’s tax liability, which could adversely affect its financial condition, results of operations and cash flows. Further, with a view that TopCo is a Dutch corporation with effective place of management in Germany, Dutch and German tax authorities may have deviating views as to their respective entitlement under tax assets and income.

We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us.

Since our incorporation we have had, on a continuous basis, our place of “effective management” in Germany. We will therefore qualify as a tax resident of Germany on the basis of German domestic law. As an entity incorporated under Dutch law, however, we also qualify as a tax resident of the Netherlands for Dutch corporate income tax, Dutch dividend withholding tax and Dutch withholding tax purposes on the basis of Dutch domestic law. However, based on our current management structure and the current tax laws of the United States, Germany and the Netherlands, as well as applicable income tax treaties, and current interpretations thereof, we should qualify solely as a tax resident of Germany for the purposes of the 2012 Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation with respect to taxes on income (the “double tax treaty between Germany and the Netherlands”) due to the “effective management” tie-breaker included in Article 4(3) of the double tax treaty between Germany and the Netherlands and the current reservation made by Germany under the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”), with respect to the tie-breaker provision included in Article 4(3) of the double tax treaty between Germany and the Netherlands (the “MLI tie-breaker reservation”).

The test of “effective management” is largely a question of fact and degree based on all the circumstances, rather than a question of law. Nevertheless, the relevant case law and OECD guidance suggest that we are likely to be regarded as having become a German tax resident from incorporation and remaining so if, as our company intends, (i) most meetings of its management board are prepared and held in Germany (and none will be held in the Netherlands) with a majority of managing directors present in Germany for those meetings; (ii) at those meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting our company and its subsidiaries; (iii) those meetings are properly minuted; (iv) a majority of our managing directors, together with supporting staff, are based in Germany; and (v) our company has permanent staffed office premises in Germany. We may, however, become subject to limited income tax liability in other countries with regard to the income generated in the respective other country, for example, due to the existence of a permanent establishment or a permanent representative in such other country.

The applicable tax laws or interpretations thereof may change, including the MLI tie-breaker reservation. Furthermore, whether we have our place of effective management in Germany and are as such tax resident in Germany is largely a question of fact and degree based on all the circumstances, rather than a question of law, which facts and degree may also change. Changes to applicable laws or interpretations thereof, changes to applicable facts and circumstances (for example, a change of directors or the place where board meetings take place), or changes to applicable income tax treaties, including a change to the MLI tie-breaker reservation, may result in us becoming (also) a tax resident of the Netherlands or another jurisdiction. See “— If we do pay dividends, we may need to withhold tax on such dividends payable to holders of our shares in both Germany and the Netherlands.” As a consequence, our overall effective income tax rate and income tax expense could materially increase, which could have a material adverse effect on our business, results of operations, financial condition and prospects, which could cause our share price and trading volume to decline. In addition, as a consequence, dividends distributed by us, if any, may become subject to dividend withholding tax in more than one jurisdiction. The double taxation of income and the double withholding tax on dividends may be reduced or avoided entirely under the double tax treaty between Germany and the Netherlands or under a double tax treaty between the Netherlands and the respective other country.

If we do pay dividends, we may need to withhold tax on such dividends payable to holders of TopCo Shares in both Germany and the Netherlands.

We do not intend to pay any dividends to holders of TopCo Shares. See “— TopCo does not anticipate paying dividends on TopCo Shares.” However, if we do pay dividends, we may need to withhold tax on such dividends both in Germany and the Netherlands.

As an entity incorporated under Dutch law, any dividends distributed by us are subject to Dutch dividend withholding tax on the basis of Dutch domestic law. However, on the basis of the double tax treaty between Germany and the Netherlands, the Netherlands will be restricted in imposing these taxes if we are also a tax resident of Germany and our effective management is located in Germany (the “withholding tax restriction”). See also “— We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us.” The withholding tax restriction does, however, not apply, and Dutch dividend withholding tax is still required to be withheld from dividends, if and when paid to Dutch resident holders of our common shares (and non-Dutch resident holders of our common shares that have a permanent establishment in the Netherlands to which their shareholding is attributable). As a result, upon a payment of dividends, we will be required to identify our shareholders in order to assess whether there are Dutch residents (or non-Dutch residents with a permanent establishment in the Netherlands to which the common shares are attributable) in respect of which Dutch dividend withholding tax has to be withheld. Such identification may not always be possible in practice. If the identity of our shareholders cannot be determined, withholding of both German and Dutch dividend withholding tax may occur upon a payment of dividends.

Furthermore, the withholding tax restriction referred to above is based on the current MLI tie-breaker reservation. If Germany changes its MLI tie-breaker reservation, we will not be entitled to any benefits of the double tax treaty between Germany and the Netherlands, including the withholding tax restriction, as long as Germany and the Netherlands do not reach an agreement on our tax residency for purposes of the double tax treaty between Germany and the Netherlands, and, as a result, any dividends distributed by us during the period no such agreement has been reached between Germany and the Netherlands, may be subject to dividend withholding tax both in Germany and the Netherlands.

TopCo may be or may become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If TopCo (or its predecessor Yucaipa) or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in the section of this registration statement captioned “U.S. Federal Income Tax Considerations to U.S. Holders”), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. TopCo and its subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly there can be no assurance that TopCo or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, TopCo does not expect to provide a PFIC annual information statement for 2021 or future taxable years. Please see the section entitled “U.S. Federal Income Tax Considerations to U.S. Holders — PFIC Considerations” for a more detailed discussion with respect to TopCo’s PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the TopCo Shares and TopCo Public Warrants.

Risks Related to Yucaipa

The Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have interests in the Business Combination that are different from or are in addition to other Yucaipa shareholders in recommending that Yucaipa shareholders vote in favor of approval of the Business Combination Proposal, the Merger Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the Yucaipa Board’s recommendation that Yucaipa shareholders vote in favor of the approval of the Business Combination Proposal and the Merger Proposal, Yucaipa shareholders should be aware that aside from their interests as shareholders, the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Yucaipa shareholders generally. These interests include:

•

the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed not to redeem any Yucaipa Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that Yucaipa Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $                 based upon the closing price of $                 per public share on the NYSE on                 , 2021, the record date for the General Meeting;

•

the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Yucaipa fails to complete an initial business combination by August 6, 2022;

•

the fact that Yucaipa Sponsor paid an aggregate of $8,900,000 for its 5,933,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by August 6, 2022. The Private Placement Warrants had an estimated aggregate value of $             based on the closing price of $             per warrant on the NYSE on                 , 2021, the record date for the General Meeting;

•

the fact that, in connection with the PIPE Financing, Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) will purchase 5,000,000 TopCo Shares, which are not subject to a post-Closing lock-up period, for an aggregate of $50,000,000;

•

the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the right of the Yucaipa Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods (it being understood that no selling restrictions apply to the TopCo Ordinary Shares issued in the PIPE Financing);

•	the anticipated designation by the Yucaipa Initial Shareholders of Richard d’Abo as a non-executive director of TopCo following the Business Combination;

•	the continued indemnification of Yucaipa’s existing directors and officers and the continuation of Yucaipa’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that Yucaipa Sponsor and Yucaipa’s officers and directors will lose their entire investment in Yucaipa and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 6, 2022. If an initial business combination is consummated by August 6, 2022, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by Yucaipa Sponsor and its affiliates and Yucaipa’s officers and directors in connection with activities on Yucaipa’s behalf. The aggregate value of all out-of-pocket expenses for which Yucaipa Sponsor and Yucaipa’s officers and directors are entitled to reimbursement as of                 , 2021, the record date for the General Meeting is $             ;

•

the fact that if the Trust Account is liquidated, including in the event Yucaipa is unable to complete an initial business combination within the required time period, Yucaipa Sponsor has agreed to indemnify Yucaipa to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yucaipa has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yucaipa, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	the fact that the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the Closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares.

The Yucaipa Initial Shareholders, including Yucaipa Sponsor and Yucaipa’s independent directors, hold a significant number of Yucaipa Ordinary Shares. They will lose their entire investment in Yucaipa if a business combination is not completed.

The Yucaipa Initial Shareholders hold an aggregate of 8,625,000 Founder Shares, representing 19.9% of the total outstanding Yucaipa Ordinary Shares upon completion of the Yucaipa IPO. The Founder Shares will be worthless if Yucaipa does not complete a business combination by August 6, 2022. In addition, the 8,565,000 Founder Shares held by Yucaipa Sponsor will be exchanged for 9,815,000 TopCo Shares upon Closing of the Business Combination.

The personal and financial interests of Yucaipa’s officers and directors may have influenced their motivation in identifying and selecting SSU and completing a business combination with SSU and may influence their operation of TopCo following the Business Combination.

Since Yucaipa Sponsor and Yucaipa’s executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.

At the Closing of the Business Combination, Yucaipa Sponsor and Yucaipa’s executive officers and directors, and any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Yucaipa’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Yucaipa’s behalf. These financial interests of Yucaipa Sponsor and Yucaipa’s executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Business Combination.

The Yucaipa Initial Shareholders will control the election of the Yucaipa Board until consummation of a business combination and hold a substantial interest in Yucaipa. As a result, they will elect all of Yucaipa’s directors and may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

The Yucaipa Initial Shareholders own 19.9% of the issued and outstanding Yucaipa Ordinary Shares. In addition, the Founder Shares, all of which are held by the Yucaipa Initial Shareholders, entitle the holders thereof to elect all of Yucaipa’s directors prior to the initial business combination. In addition, the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the Closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares upon Closing of the Business Combination. Holders of Class B Shares have the exclusive right prior to Yucaipa’s initial business combination to elect Yucaipa’s directors. Accordingly, as holders of the Class A Shares, Yucaipa public shareholders will not have the right to vote on the election of directors prior to consummation of the Business Combination. These provisions of the Yucaipa amended and restated memorandum and articles of association may only be amended by a special resolution passed by holders representing a majority of the Founder Shares. As a result, holders of Yucaipa public shares will not have any influence over the election of directors of Yucaipa prior to an initial business combination.

In addition, as a result of their substantial ownership in Yucaipa, the Yucaipa Initial Shareholders may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that Yucaipa shareholders do not support, including amendments to the Yucaipa amended and restated memorandum and articles of association and approval of major corporate transactions, including the Business Combination. If the Yucaipa Initial Shareholders purchase any Class A Shares in the aftermarket or in privately negotiated transactions, this would increase their influence over these actions. Accordingly, the Yucaipa Initial Shareholders will exert significant influence over actions requiring a shareholder vote at least until the completion of a business combination.

Yucaipa Sponsor and Yucaipa’s other directors, executive officers, advisors and their affiliates may elect to purchase shares from Yucaipa public shareholders, which may influence a vote on the Business Combination.

Yucaipa Sponsor or Yucaipa’s other directors, executive officers, advisors or their affiliates may purchase Class A Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of the Class A Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Yucaipa Sponsor or Yucaipa’s other directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy the Aggregate TopCo Transaction Proceeds Condition, where it appears that such condition would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Yucaipa Public Units, Class A Shares or Yucaipa Public Warrants, potentially at a loss.

Yucaipa’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Yucaipa amended and restated memorandum and articles of association to modify the substance or timing of Yucaipa’s obligation to redeem 100% of the public shares if Yucaipa does not complete a business combination by August 6, 2022; and (iii) the redemption of all of the public shares if Yucaipa is unable to complete a business combination by August 6, 2022, subject to applicable law. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Yucaipa Public Units, Class A Shares or Yucaipa Public Warrants, potentially at a loss.

If Yucaipa is unable to complete a business combination by August 6, 2022 Yucaipa will cease all operations except for the purpose of winding up and Yucaipa will redeem the public shares and liquidate.

Yucaipa Sponsor and Yucaipa’s executive officers and directors have agreed that Yucaipa must complete a business combination by August 6, 2022. If Yucaipa has not completed an initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $10.00 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Yucaipa’s remaining shareholders and the Yucaipa Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to Yucaipa’s obligations under

Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Yucaipa IPO. In addition, if Yucaipa fails to complete an initial business combination by August 6, 2022, there will be no redemption rights on liquidating distributions with respect to Yucaipa Public Warrants or the Private Placement Warrants, which will expire worthless.

If the Business Combination is not completed, potential target businesses may have leverage over Yucaipa in negotiating a business combination and Yucaipa’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, which could undermine Yucaipa’s ability to complete a business combination on terms that would produce value for Yucaipa’s shareholders.

Any potential target business with which Yucaipa enters into negotiations concerning a business combination will be aware that Yucaipa must complete an initial business combination by August 6, 2022. Consequently, if Yucaipa is unable to complete this Business Combination, a potential target may obtain leverage over Yucaipa in negotiating a business combination, knowing that Yucaipa may be unable to complete a business combination with another target business by August 6, 2022. This risk will increase as Yucaipa gets closer to the timeframe described above. In addition, Yucaipa may have limited time to conduct due diligence and may enter into a business combination on terms that Yucaipa would have rejected upon a more comprehensive investigation.

Because of Yucaipa’s limited resources and the significant competition for business combination opportunities, if this Business Combination is not completed, it may be more difficult for Yucaipa to complete an initial business combination. In addition, resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If Yucaipa is unable to complete an initial business combination by August 6, 2022, Yucaipa’s public shareholders may receive only approximately $10.00 per share, on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Yucaipa that Yucaipa Sponsor is unable to indemnify), and the Yucaipa Public Warrants will expire worthless.

If Yucaipa is unable to complete this Business Combination, Yucaipa would expect to encounter intense competition from other entities having a business objective similar to its business objective, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses Yucaipa could acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Yucaipa does and Yucaipa’s financial resources will be relatively limited when contrasted with those of many of these competitors. While Yucaipa believes there are numerous target businesses Yucaipa could potentially acquire with the net proceeds of the Yucaipa IPO and the sale of the Private Placement Warrants, Yucaipa’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by Yucaipa’s available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, if Yucaipa is obligated to pay cash for the public shares redeemed and, in the event Yucaipa seeks shareholder approval of a business combination, Yucaipa makes purchases of its public shares, potentially reducing the resources available to Yucaipa for a business combination. Any of these obligations may place Yucaipa at a competitive disadvantage in successfully negotiating a business combination.

Yucaipa anticipates that, if Yucaipa is unable to complete this Business Combination, the investigation of other specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If Yucaipa decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if Yucaipa reaches an agreement relating to a specific target business, Yucaipa may fail to complete such business combination (including the Business Combination described in this proxy statement/prospectus) for any number of reasons including those beyond Yucaipa’s control. Any such event will result in a loss to Yucaipa of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

If Yucaipa does not complete this Business Combination and is unable to complete an initial business combination by August 6, 2022, Yucaipa’s public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Yucaipa that Yucaipa Sponsor is unable to indemnify) and the Yucaipa Public Warrants will expire worthless.

The exercise of discretion by Yucaipa’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the public shareholders of Yucaipa.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require Yucaipa to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that Yucaipa is entitled to under those agreements. Such events could arise because of changes in the course of SSU’s business, a request by the SSU shareholders or SSU to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on SSU’s business and would entitle Yucaipa to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of Yucaipa, acting through the Yucaipa Board, to grant its consent or waive its rights. The existence of the financial and personal interests of Yucaipa’s directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for Yucaipa and the public shareholders of Yucaipa and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Yucaipa does not believe there will be any changes or waivers that Yucaipa’s directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, Yucaipa will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of the Yucaipa public shareholders with respect to the Business Combination Proposal.

Yucaipa will incur significant transaction and transition costs in connection with the Business Combination.

Yucaipa has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

Yucaipa’s transaction expenses as a result of the Business Combination are currently estimated at approximately $[●], including $12.1 million in deferred underwriting commissions to the underwriters of the Yucaipa IPO.

The ability of the holders of Yucaipa’s Ordinary Shares to exercise redemption rights with respect to a large number of Yucaipa’s Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that Yucaipa’s public shareholders would have to wait for liquidation to redeem their shares.

At the time that Yucaipa entered into the Business Combination Agreement and related transaction documents for the Business Combination, it did not know how many of its public shareholders would exercise their redemption rights, and therefore it structured the Business Combination based on its expectations as to the number of Ordinary Shares that will be submitted for redemption. If a larger number of Yucaipa’s Ordinary Shares are submitted for redemption than it initially expected, this could lead to a failure to consummate the Business Combination, a failure to maintain the listing of its securities on NYSE, which could impair Yucaipa’s ability to fund its operations and adversely affect its business, financial condition and results of operations. Please see the section entitled “Events after the execution of the Business Combination Agreement — Redemption Offset Agreement” for more information regarding the arrangements to offset redemptions that occur above a certain level.

If third parties bring claims against Yucaipa, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

Yucaipa’s placing of funds in the Trust Account may not protect those funds from third-party claims against Yucaipa. Although Yucaipa will seek to have all vendors, service providers (other than Yucaipa’s independent auditors), prospective target businesses or other entities with which Yucaipa does business execute agreements with Yucaipa waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of Yucaipa’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Yucaipa’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, Yucaipa’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Yucaipa than any alternative.

Examples of possible instances where Yucaipa may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by Yucaipa Management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Yucaipa Management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Yucaipa and will not seek recourse against the Trust Account for any reason. Upon redemption of Yucaipa’s public shares, if Yucaipa is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, Yucaipa will be required to provide for payment of claims of creditors that were not waived that may be brought against Yucaipa within the ten years following redemption. Accordingly, the per-share redemption amount received by Yucaipa’s public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Yucaipa Sponsor has agreed that it will be liable to Yucaipa if and to the extent any claims by a vendor for services rendered or products sold to Yucaipa, or a prospective target business with which Yucaipa has discussed entering into a Business Combination Agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Yucaipa’s indemnity of the underwriters of the Yucaipa IPO against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Yucaipa Sponsor will not be responsible to the extent of any liability for such third-party claims. Yucaipa has not independently verified whether Yucaipa Sponsor has sufficient funds to satisfy its indemnity obligations and believes that Yucaipa Sponsor’s only assets are securities of Yucaipa. Yucaipa Sponsor may not have sufficient funds available to satisfy those obligations. Yucaipa has not asked Yucaipa Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Yucaipa may not be able to complete a business combination, and Yucaipa shareholders would receive such lesser amount per share in connection with any redemption of public shares.

Yucaipa’s directors may decide not to enforce the indemnification obligations of Yucaipa Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Yucaipa’s public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share or (ii) other than due to the failure to obtain such waiver, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and Yucaipa Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Yucaipa’s independent directors would determine whether to take legal action against Yucaipa Sponsor to enforce its indemnification obligations. While Yucaipa currently expects that its independent directors would take legal action on its behalf against Yucaipa Sponsor to enforce its indemnification obligations to Yucaipa, it is possible that Yucaipa’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Yucaipa’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Yucaipa’s public shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to Yucaipa public shareholders, Yucaipa files a bankruptcy petition or an involuntary bankruptcy petition is filed against Yucaipa that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Yucaipa’s shareholders and the per-share amount that would otherwise be received by Yucaipa’s shareholders in connection with Yucaipa’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Yucaipa public shareholders, Yucaipa files a bankruptcy petition or an involuntary bankruptcy petition is filed against Yucaipa that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Yucaipa’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Yucaipa’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Yucaipa’s shareholders in connection with its liquidation may be reduced.

Yucaipa’s public shareholders may be held liable for claims by third parties against Yucaipa to the extent of distributions received by them upon redemption of their public shares.

If Yucaipa is forced to enter into an insolvent liquidation, any distributions received by public shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Yucaipa was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Yucaipa’s shareholders. Furthermore, Yucaipa’s directors may be viewed as having breached their fiduciary duties to Yucaipa or its creditors and/or may have acted in bad faith, and thereby exposing themselves and Yucaipa to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Yucaipa cannot assure you that claims will not be brought against it for these reasons. Yucaipa and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Yucaipa’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of approximately $18,000 and to imprisonment for five years in the Cayman Islands.

If, after Yucaipa distributes the proceeds in the Trust Account to its public shareholders, Yucaipa files a bankruptcy petition or an involuntary bankruptcy petition is filed against Yucaipa that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Yucaipa Board may be viewed as having breached their fiduciary duties to Yucaipa’s creditors, thereby exposing the members of the Yucaipa Board and Yucaipa to claims of punitive damages.

If, after Yucaipa distributes the proceeds in the Trust Account to its public shareholders, Yucaipa files a bankruptcy petition or an involuntary bankruptcy petition is filed against Yucaipa that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Yucaipa’s shareholders. In addition, the Yucaipa Board may be viewed as having breached its fiduciary duty to Yucaipa’s creditors and/or having acted in bad faith, thereby exposing itself and Yucaipa to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

Because Yucaipa is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Yucaipa is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for Yucaipa public shareholders to effect service of process within the United States upon Yucaipa’s directors or executive officers, or enforce judgments obtained in the United States courts against Yucaipa’s directors or officers.

Yucaipa’s corporate affairs are governed by its amended and restated memorandum and articles of association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Yucaipa’s directors to Yucaipa under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Yucaipa’s shareholders and the fiduciary responsibilities of Yucaipa’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like Yucaipa have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Yucaipa judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against

Yucaipa predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be: (i) one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules; (ii) final and conclusive; (iii) either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non money relief; and (iv) neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. As a result of English case law, which will likely be highly persuasive in the Cayman Islands, the Cayman Islands courts may also have discretion to enforce judgments obtained in foreign bankruptcy proceedings in other circum-stances. Cayman Islands courts may stay enforcement proceedings if concurrent proceedings are brought elsewhere.

As a result of all of the above, Yucaipa public shareholders may have more difficulty in protecting their interests in the face of actions taken by Yucaipa management, members of the Yucaipa Board or controlling shareholders of Yucaipa than they would as public shareholders of a United States company.

Yucaipa shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination.

Any shareholders who choose to remain shareholders following a business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by Yucaipa’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to a business combination contained an actionable material misstatement or material omission.

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

•	the audited consolidated financial statements of SSU as of and for the fiscal years ended September 30, 2019 and September 30, 2020, prepared in accordance with IFRS as issued by the IASB;

•

the unaudited interim condensed consolidated financial statements of SSU as of and for the six months ended March 31, 2021, prepared in accordance with International Accounting Standard IAS 34 – “Interim Financial Reporting”;

•

the audited financial statements of Yucaipa for the fiscal year from June 4, 2020 (inception) ended December 31, 2020 and the unaudited interim condensed financial statements of Yucaipa as of and for the three-months from January 1, 2021 to March 31, 2021, each as restated and prepared in accordance with U.S. GAAP;

•	the audited consolidated financial statements of the Wiggle Group for the 39 weeks ended September 27, 2020 and prepared in accordance with IFRS; and

•	the unaudited interim consolidated financial statements of the Wiggle Group for the 26 weeks ended March 28, 2021 prepared on the basis of IFRS applicable for interim financial reporting (IAS 34);

•

the unaudited pro forma condensed combined statements of profit or loss of TopCo for the twelve-month period ended September 30, 2020, and for the six-month period ended March 31, 2021, and the unaudited pro forma condensed combined balance sheet as of March 31, 2021 prepared in accordance with Article 11 of Regulation S-X.

Unless indicated otherwise, financial data presented in this document has been taken from the audited consolidated financial statements of Yucaipa included in this document, and the audited consolidated financial statements of SSU included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide TopCo’s current expectations or forecasts of future events. Forward-looking statements include statements about TopCo’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding TopCo’s disclosure concerning SSU’s operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections entitled “SSU’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Yucaipa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of Yucaipa and Certain Information About Yucaipa” and “Business of SSU and Certain Information About SSU.” The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	future payments of dividends and the availability of cash for payment of dividends;

•	SSU’s expectations relating to dividend payments and forecasts of its ability to make such payments;

•	future acquisitions, business strategy and expected capital spending;

•	assumptions regarding interest rates and inflation;

•	business disruptions arising from the recent coronavirus outbreak;

•

the combined company’s financial condition and liquidity, including its ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve TopCo’s capital base;

•	ability of the combined company to effect future acquisitions and to meet target returns;

•	changes in general economic conditions in the Federal Republic of Germany (“Germany”), including changes in the unemployment rate, the level of consumer prices, wage levels, etc.;

•	the further development of online sports markets, in particular the levels of acceptance of internet retailing;

•	SSU’s behavior on mobile devices and its ability to attract mobile internet traffic and convert such traffic into purchases of its goods;

•	SSU’s ability to offer its customers an inspirational and attractive online purchasing experience;

•	demographic changes, in particular with respect to Germany;

•	changes affecting interest rate levels;

•	changes in the competitive environment and in the competition level;

•	changes affecting currency exchange rates;

•	the occurrence of accidents, terrorist attacks, natural disasters, fire, environmental damage, or systemic delivery failures;

•	inability to attract and retain qualified personnel;

•	political changes;

•	changes in laws and regulations; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. TopCo undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks TopCo describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.

In addition, statements that “TopCo believes” and similar statements reflect TopCo’s beliefs and opinions on the relevant subject. These statements are based on information available to TopCo as of the date of this proxy statement/prospectus. And while TopCo believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. TopCo’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although TopCo believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither TopCo nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by TopCo or persons acting on its behalf.

EXTRAORDINARY GENERAL MEETING OF YUCAIPA SHAREHOLDERS

This proxy statement/prospectus is being provided to Yucaipa shareholders as part of a solicitation of proxies by the Yucaipa Board for use at the General Meeting of Yucaipa Shareholders to be held on                 , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about                 , 2021 to all shareholders of record of Yucaipa as of                 , 2021, the record date for the General Meeting for Yucaipa Shareholders that hold their shares in “street name.” For “street name” shareholders, all shareholders of record who owned Yucaipa Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the General Meeting. On the record date, there were 43,155,000 Yucaipa Ordinary Shares outstanding. Yucaipa shareholders that hold their shares in registered form on the day of the General Meeting are entitled to vote their shares at the General Meeting.

Date, Time and Place of General Meeting

The General Meeting of Yucaipa shareholders will be held on                 , 2021, at              a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/yucaipayac/2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

We intend to hold the General Meeting in person as well as virtually, via a live webcast at https://www.cstproxy.com/yucaipayac/2021. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website https://www.cstproxy.com/yucaipayac/2021, and we encourage you to check this website prior to the meeting if you plan to attend.

Proposals at the General Meeting

At the General Meeting, Yucaipa shareholders will vote on the following proposals:

•	Business Combination Proposal — To approve, as an ordinary resolution, the Business Combination Agreement and approve the Business Combination;

•	Merger Proposal — To approve, as a special resolution, the Plan of Merger and the remaining transactions contemplated thereby;

•

Charter Amendment Proposal — To vote upon, on a non-binding advisory basis, certain material provisions in the amendment of articles of association of TopCo, presented separately in accordance with the SEC requirements; and

•

Adjournment Proposal — To approve, as an ordinary resolution, a proposal to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal. The Adjournment Proposal will only be presented to Yucaipa shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal.

Registering for the General Meeting

Any stockholder wishing to attend the General Meeting virtually should register for the General Meeting by                 , 2021 at https://www.cstproxy.com/yucaipayac/2021. To register for the General Meeting, please follow these instructions as applicable to the nature of your ownership of YAC shares:

•

If your shares are registered in your name with Continental Stock Transfer and Trust Company and you wish to attend the online-only meeting, go to https://www.cstproxy.com/yucaipayac/2021, enter the 12-digit control number included on your proxy card or notice of the special meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the special meeting you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer and Trust Company, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer and Trust Company at least five business days prior to the special meeting date in order to ensure access.

THE YUCAIPA BOARD RECOMMENDS THAT

YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a shareholder of Yucaipa, you have a right to vote on certain matters affecting Yucaipa. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. If you are a shareholder that holds your shares in “street name,” you will be entitled to vote or direct votes to be cast at the General Meeting if you owned Yucaipa Ordinary Shares at the close of business on                 , 2021, which is the record date for the General Meeting. You are entitled to one vote for each Yucaipa Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 43,125,000 Yucaipa Ordinary Shares outstanding, of which 34,500,000 are public shares and 8,625,000 are Founder Shares held by the Yucaipa Initial Shareholders. For the avoidance of doubt, the record date does not apply to Yucaipa shareholders that hold their shares in registered form and are registered as shareholders in Yucaipa’s register of members. Yucaipa shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each Yucaipa Ordinary Share held on the date of the General Meeting.

Vote of the Yucaipa Initial Shareholders and Yucaipa’s Other Directors and Officers

Prior to the Yucaipa IPO, Yucaipa entered into agreements with the Yucaipa Initial Shareholders and the other current directors and officers of Yucaipa, pursuant to which each agreed to vote any Yucaipa Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Yucaipa Initial Shareholders, including Yucaipa Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal, the Merger Proposal and for all other proposals presented to Yucaipa shareholders in this proxy statement/prospectus. As of the record date, the Yucaipa Initial Shareholders and the other current directors and officers own 8,625,000 Founder Shares, representing 19.9% of the Yucaipa Ordinary Shares then outstanding and entitled to vote at the General Meeting.

The Yucaipa Initial Shareholders and the other current directors and officers of Yucaipa have waived any redemption rights, including with respect to Class A Shares purchased in the Yucaipa IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the Yucaipa Initial Shareholders have no redemption rights upon the liquidation of Yucaipa and will be worthless if no business combination is effected by Yucaipa by August 6, 2022. However, the Yucaipa Initial Shareholders and the other current directors and officers of Yucaipa are entitled to redemption rights upon the liquidation of Yucaipa with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the General Meeting

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Yucaipa shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting https://www.cstproxy.com/yucaipayac/2021) at the General Meeting will not be counted towards the number of Yucaipa Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The Yucaipa Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the Yucaipa IPO in favor of the Business Combination Proposal.

The approval of the Merger Proposal requires the affirmative vote of holders of at least two-thirds of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Yucaipa shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting https://www.cstproxy.com/yucaipayac/2021) at the General Meeting will not be counted towards the number of Yucaipa Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Merger Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Merger Proposal. The Yucaipa Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the Yucaipa IPO in favor of the Merger Proposal.

Aside from the votes cast by the Yucaipa Initial Shareholders, at least 2,156,251 votes will be required to approve the Business Combination Proposal and the Merger Proposal, assuming a valid quorum is established.

The approval of each of the Charter Amendment Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Yucaipa shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting https://www.cstproxy.com/yucaipayac/2021) at the General Meeting will not be counted towards the number of Yucaipa Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Charter Amendment Proposal or the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Charter Amendment Proposal or the Adjournment Proposal.

One or more shareholders who together hold a majority of the issued and outstanding Yucaipa Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Yucaipa Initial Shareholders, who currently own 19.9% of the issued and outstanding Yucaipa Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting for Yucaipa shareholders that hold their shares in “street name,” 21,577,500 Yucaipa Ordinary Shares would be required to achieve a quorum.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. Neither the Charter Amendment Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, Yucaipa will not consummate the Business Combination. If Yucaipa does not consummate the Business Combination and fails to complete an initial business combination by August 6, 2022, Yucaipa will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to Yucaipa Shareholders

The Yucaipa Board believes that each of the Business Combination Proposal, the Merger Proposal, the Charter Amendment Proposal and the Adjournment Proposal to be presented at the General Meeting is in the best interests of Yucaipa and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of the Yucaipa Board in favor of approval of the Business Combination Proposal or the Merger Proposal, you should keep in mind that Yucaipa Sponsor and certain members of the Yucaipa Board and officers of Yucaipa have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the General Meeting, including the Business Combination Proposal and the Merger Proposal. These interests include, among other things:

•

the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed not to redeem any Yucaipa Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that Yucaipa Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $             based upon the closing price of $                 per public share on the NYSE on                 , 2021, the record date for the General Meeting;

•

the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Yucaipa fails to complete an initial business combination by August 6, 2022;

•	the fact that the Registration Rights Agreement will be entered into by the Yucaipa Initial Shareholders;

•

the fact that Yucaipa Sponsor paid an aggregate of $8,900,000 for its 5,933,333 Private Placement Warrants to purchase Class A Shares and that such Private Placement Warrants will expire worthless if a business combination is not consummated by August 6, 2022. The Private Placement Warrants had an estimated aggregate value of $             based on the closing price of $             per warrant on the NYSE on                 , 2021; the record date for the General Meeting;

•

the fact that, in connection with the PIPE Financing, Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) will purchase 5,000,000 TopCo Shares, which are not subject to a post-Closing lock-up period, for an aggregate of $50,000,000;

•

the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the right of the Yucaipa Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods (it being understood that no selling restrictions apply to the TopCo Ordinary Shares issued in the PIPE Financing);

•	the anticipated designation by the Yucaipa Initial Shareholders of Richard d’Abo as a non-executive director of TopCo following the Business Combination;

•	the continued indemnification of Yucaipa’s existing directors and officers and the continuation of Yucaipa’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that Yucaipa Sponsor and Yucaipa’s officers and directors will lose their entire investment in Yucaipa and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 6, 2022. If an initial business combination is consummated by August 6, 2022, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by Yucaipa Sponsor and its affiliates and Yucaipa’s officers and directors in connection with activities on Yucaipa’s behalf. The aggregate value of all out-of-pocket expenses for which Yucaipa Sponsor and Yucaipa’s officers and directors are entitled to reimbursement as of                 , 2021, the record date for the General Meeting is $             ;

•

the fact that if the Trust Account is liquidated, including in the event Yucaipa is unable to complete an initial business combination within the required time period, Yucaipa Sponsor has agreed to indemnify Yucaipa to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yucaipa has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yucaipa, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	the fact that the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the Closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares.

Broker Non-Votes and Abstentions

Broker non-votes and abstentions are considered present for the purposes of establishing a quorum, but will have no effect on the Business Combination Proposal, the Merger Proposal, the Charter Amendment Proposal or the Adjournment Proposal.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the General Meeting.

Voting Your Shares — Shareholders of Record

If you hold your shares in “street name” and are a Yucaipa shareholder of record, you may vote by mail or in person at the General Meeting. Each Yucaipa Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the General Meeting. Your one or more proxy cards show the number of Yucaipa Ordinary Shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Yucaipa Ordinary Shares will be voted as recommended by the Yucaipa Board. The Yucaipa Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m., New York City time, on                 , 2021.

Voting in Person at the Meeting. If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the General Meeting and vote in person, you will need to bring to the General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way Yucaipa can be sure that the broker, bank or nominee has not already voted your Yucaipa Ordinary Shares.

Voting Virtually at the Meeting: If your shares are registered in your name with Continental Stock Transfer and Trust Company and you attend the General Meeting and plan to vote virtually, you must visit https://www.cstproxy.com/yucaipayac/2021, enter the 12-digit control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the special meeting you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the General Meeting, you will need to bring to the General Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. See “— Attending the General Meeting” below for more details.

Attending the General Meeting

Only Yucaipa shareholders on the record date (if the shares are held in “street name”) or their legal proxy holders may attend the General Meeting. To be admitted to the General Meeting, you will need a form of photo identification and valid proof of ownership of Yucaipa Ownership Shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the General Meeting. If you have a legal proxy from a “street name” shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” shareholder that is assignable, and the legal proxy from the “street name” shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf. Shareholders that hold their shares in registered form on the date of the General Meeting are entitled to attend and vote at the General Meeting.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the special meeting date in order to ensure access.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the General Meeting or at the General Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify Yucaipa’s Secretary in writing to Yucaipa, at 9130 West Sunset Boulevard, Los Angeles, California 90069, Attn.: Secretary, before the General Meeting that you have revoked your proxy; or

•	you may attend the General Meeting, revoke your proxy, and vote in person (including by virtual means), as indicated above.

No Additional Matters

The General Meeting has been called only to consider the approval of the Business Combination Proposal, the Merger Proposal, the Charter Amendment Proposal and the Adjournment Proposal. Under the Yucaipa amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the General Meeting, no other matters may be considered at the General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the General Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your Yucaipa Ordinary Shares, you may call Morrow, Yucaipa’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to Yucaipa’s amended and restated memorandum and articles of association, any holders of Yucaipa public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Yucaipa IPO and a portion of the proceeds from the sale of the Private Placement Warrants (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $345.0 million as of March 31, 2021, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•	if you hold Yucaipa Public Units, separate the underlying Class A Shares and Yucaipa Public Warrants;

•

prior to 5:00 p.m., New York City time, on                 , 2021 (two business days before the initially scheduled General Meeting), identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and tender your shares physically or electronically and submit a request in writing that Yucaipa redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attention: Francis Wolf & Celeste Gonzalez

and

•

deliver your public shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the initially scheduled General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

You do not have to be a record date holder in order to exercise your redemption rights. Shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the initially scheduled vote on the Business Combination Proposal and the Merger Proposal at the General Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding Yucaipa Public Units must separate the underlying Class A Shares and Yucaipa Public Warrants prior to exercising redemption rights with respect to the public shares.

If you hold Yucaipa Public Units registered in your own name, you must deliver the certificate for such units to the Transfer Agent with written instructions to separate such units into Class A Shares and Yucaipa Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the Class A Shares from the Yucaipa Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Yucaipa Public Units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Class A Shares and Yucaipa Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Yucaipa Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Yucaipa Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Class A Share by Yucaipa’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $345.0 million as of March 31, 2021. The Business Combination Agreement provides that SSU’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid transaction expenses of SSU and Yucaipa) being at least the Minimum Cash Amount, which can be reasonably estimated to be $550.0 million, including $372.0 million in proceeds from the PIPE Financing and net of unpaid transaction expenses of SSU and Yucaipa. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Yucaipa’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then SSU may elect not to consummate the Business Combination. In addition, in no event will Yucaipa redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Yucaipa amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Under these circumstances, Yucaipa shareholders may exercise their redemption rights with respect to a maximum of 16,700,000 redeemable Class A Shares upon consummation of the Business Combination at a redemption price of approximately $10.00 per share (assuming that unpaid expenses related to the Business Combination of $19.4 million are paid out of the Trust Account). The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios”.

Prior to exercising redemption rights, Yucaipa shareholders should verify the market price of the Class A Shares, as shareholders may receive higher proceeds from the sale of their Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any TopCo Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of TopCo, if any. You will be entitled to receive cash for your Class A Shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Yucaipa does not consummate an initial business combination by August 6, 2022, Yucaipa will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders and all of Yucaipa’s warrants will expire worthless.

The Cayman Islands Companies Act provides that a shareholder of a Cayman company shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation (the “Dissenter Rights”). However, such rights are not available in respect of the shares of any class for which an open market exists on a recognized stock exchange where, upon the merger or the consolidation, the shareholder receives, amongst other things, either:

(a)	shares of a surviving or consolidated company, or depository receipts in respect thereof; or

(b)

shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders.

With respect to the Merger, (i) NYSE is a recognized stock exchange and is a national securities exchange, (ii) Yucaipa shareholders will receive shares of the surviving company and (iii) immediately following receipt of shares of the surviving company, Yucaipa shareholders will then exchange such shares for TopCo Shares that will be listed on NYSE. Accordingly, Dissenter Rights will not be available in respect of the Merger. The absence of Dissenter Rights does not impede a shareholder’s ability to exercise such shareholder’s redemption rights as outlined in the Yucaipa amended and restated memorandum and articles of association.

Appraisal rights are not available to holders of SSU Shares in connection with the Business Combination.

Proxy Solicitation Costs

Yucaipa is soliciting proxies on behalf of the Yucaipa Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Yucaipa has engaged Morrow to assist in the solicitation of proxies for the General Meeting. Yucaipa and its directors, officers and employees may also solicit proxies in person. Yucaipa will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Yucaipa will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Yucaipa will pay Morrow a fee of $37,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Yucaipa’s proxy solicitor. Yucaipa will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Yucaipa shareholders. Directors, officers and employees of Yucaipa who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

General

On June 10, 2021, Yucaipa, SSU, TopCo, Merger Sub and SISH entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•

the Topco-Yucaipa Business Combination, including the Merger, pursuant to which (a) each Yucaipa Ordinary Share will ultimately be exchanged for a TopCo Share (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Ordinary Shares), and (b) each outstanding Yucaipa Warrant will be exchanged for a TopCo Public Warrant;

•

immediately thereafter, TopCo will issue 246,189,168 TopCo Shares to the shareholders of SSU that duly executed and delivered a Shareholders’ Undertaking agreeing to participate in the transaction prior to the Closing will participate in, and TopCo will give effect to, the Exchange; in the Exchange, of the 246,189,168 TopCo Shares issued in total, 204,411,690 TopCo Shares will be issued to SSU’s Initial Shareholders, 19,150,421 TopCo Shares will be issued to the SSU Convertible Loan Lenders and 22,627,057 TopCo Shares will be issued to the Roll-up Minorities;

•	immediately after giving effect to the Exchange, TopCo will undertake the Change in Legal Form of TopCo; and

•

the Wiggle Acquisition in which TopCo will pay a consideration in an amount of estimated €287.7 million (which amount may be partially settled upon the issuance of TopCo Ordinary Shares, depending on the amount of redemptions of Class A Shares) to the Wiggle Sellers and issue 14,222,018 TopCo Shares to the Wiggle Sellers.

For more information about the transactions contemplated in the Business Combination Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Effect of the Transactions on Existing Yucaipa Equity in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•	each Class A Share will be converted into the right to receive a corresponding equity security in Merger Sub, which will be exchanged for one fully paid and non-assessable TopCo Share;

•

each Founder Share will be converted into the right to receive a corresponding equity security in Merger Sub, which will be exchanged for one fully paid and non-assessable TopCo Share (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will be entitled to a claim for 9,815,000 equity securities in Merger Sub, which will be exchanged for 9,815,000 fully paid and non-assessable TopCo Shares); and

•	each Yucaipa Warrant will be converted into a TopCo Public Warrant.

Aggregate TopCo Transaction Proceeds

The Aggregate TopCo Transaction Proceeds will be used for general corporate purposes after the Business Combination, including to support future growth through strategic acquisitions.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:

•

there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement;

•

this proxy statement/prospectus must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remain in effect with respect to the proxy statement/prospectus, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remain pending;

•

the approval, at the General Meeting, of the Business Combination Proposal, by an ordinary resolution, and the Merger Proposal, by a special resolution, in accordance with Yucaipa’s governing documents;

•	the Required Company Shareholders’ Consent must continue to be in full force and effect (as described more fully below in the section entitled “— Covenants of SSU, TopCo and Merger Sub”);

•

after giving effect to the transactions contemplated by the Business Combination Agreement, TopCo must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

•	the Wiggle Acquisition will be consummated simultaneously with the Closing; and

•	the Master Agency Agreement Termination and Reimbursement must have been consummated.

Other Conditions to Yucaipa’s Obligations

The obligations of Yucaipa to consummate the Business Combination, are subject to the satisfaction, or written waiver by Yucaipa, at or prior to the Closing of the following conditions:

•

the representations and warranties of SSU, SISH, TopCo and Merger Sub regarding corporate organization, due authorization, capitalization and brokers fees and change of control payments owed by SSU must be true and correct, disregarding any qualifications contained therein relating to Company Material Adverse Effect or materiality, in all material respects as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of SSU regarding the capitalization of SSU, its subsidiaries, TopCo and Merger Sub must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of SSU, SISH, TopCo and Merger Sub, disregarding any qualifications contained therein relating to Company Material Adverse Effect (as defined in the Business Combination Agreement) or materiality, must be true and correct as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•

SSU, TopCo and Merger Sub must have performed and complied with in all material respects its covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Company Material Adverse Effect (as defined in the Business Combination Agreement) has occurred;

•	the TopCo Shares issuable in connection with the Business Combination must be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo’s governing documents;

•	the Conversion must have occurred;

•	the Roll-Up must have occurred;

•	the Shareholders’ Undertakings, pursuant to which the shareholders of SSU approved the Business Combination Agreement and agreed to otherwise support the transaction, must still be in effect;

•	Yucaipa must have received a certificate executed and delivered by an authorized officer of SSU confirming that the conditions set forth in the first four bullet points above have been satisfied; and

•	Yucaipa must have received a copy of the Registration Rights Agreement duly executed by TopCo and certain shareholders of SSU that have agreed to participate in the transaction.

Other Conditions to SSU’s, TopCo’s and Merger Sub’s Obligations

The respective obligations of SSU, TopCo and Merger Sub to consummate the Business Combination, are subject to the satisfaction, or written waiver by SSU, TopCo and Merger Sub, at or prior to the Closing of the following conditions:

•

the representations and warranties of Yucaipa regarding corporate organization, due authorization, brokers fees and the capitalization of Yucaipa must be true and correct in all material respects as of the date of the Business Combination Agreement (except for de minimis inaccuracies with respect to the capitalization of Yucaipa) and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of Yucaipa regarding the capitalization of Yucaipa must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Yucaipa disregarding any qualifications contained therein relating to materiality or any similar limitation, must be true and correct as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Yucaipa to consummate the Business Combination;

•

Yucaipa must have performed and complied with in all material respects its covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•

SSU must have received a certificate executed and delivered by an authorized officer of Yucaipa confirming that the conditions set forth in the four immediately preceding bullet points have been satisfied;

•	the Aggregate TopCo Transaction Proceeds Condition;

•

TopCo’s initial listing application with the NYSE in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved and, immediately following the closing of the business combination transaction, TopCo shall satisfy any applicable initial and continuing listing requirements of the NYSE and TopCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the closing of the business combination transaction, and the TopCo Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof; and

•	SSU must have received a copy of the Registration Rights Agreement duly executed by Yucaipa Sponsor.

The consummation of the Wiggle Acquisition, which is a condition to the Closing of the Business Combination, is subject to the following conditions and regulatory approvals:

•	the cessation of the suspension obligations under German and Austrian merger control rules following the submission of merger control filings to the competent competition authorities;

•

the United Kingdom Competition and Markets Authority having communicated to SSU that it has no further questions in respect of the briefing paper (containing details of the Wiggle Acquisition) submitted to them or having announced that it does not intend to refer the Wiggle Acquisition or any part of it or any matters arising therefrom to its chair for the constitution of a group under Schedule 4 of the Enterprise and Regulatory Reform Act 2013 (which approval has already been obtained as of the date of this filing);

•

the Financial Conduct Authority (“FCA”) having notified (and not withdrawn) its approval (as required in accordance with Part XII of the Financial Services and Markets Act 2000) in relation to each new controller’s proposed interest in Wiggle Limited and Chain Reaction Cycles Retail Limited resulting from the Wiggle Acquisition or the FCA being deemed as having given such approval; and

•	confirmation having been given by SSU that the Business Combination Agreement has become unconditional in all respects.

Ownership of TopCo

It is anticipated that, upon completion of the Business Combination following implementation of the Conversion and Roll-up in full: (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 10.0% of TopCo; (ii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.8% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee(s) with respect to the Sponsor PIPE) will own approximately 2.9% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 59.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.6% of TopCo, (vii) the Roll-up Minorities will own approximately 6.6% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo. These levels of ownership interests assume that (A) no Class A Shares are elected to be redeemed by Yucaipa’s public shareholders (B) that 37,200,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) Participating Shareholders represent 100% of the issued and outstanding shares of SSU.

The ownership percentages with respect to TopCo following the Business Combination do not take into account the warrants to purchase TopCo Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will immediately be exchanged for an equivalent number of TopCo Shares at the closing of the Business Combination (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Shares). If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in TopCo will be different. For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.”

Assuming Yucaipa Sponsor will exercise its 5,933,333 Private Placement Warrants to purchase an additional 5,933,333 TopCo Shares, (i) Yucaipa Sponsor would hold 15,748,333 TopCo Shares, which constitutes approximately 4.5% of the outstanding TopCo Shares, (ii) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 9.9% of TopCo, (iii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.7% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 58.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.5% of TopCo, (vii) the Roll-up Minorities will own approximately 6.5% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo, resulting in an amount of 349,242,719 total TopCo Shares outstanding.

The following table illustrates varying ownership levels in TopCo immediately following the consummation of the Business Combination, assuming (i) no redemptions by the public shareholders, (ii) the median number of redemptions by the public shareholders, (iii) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied (assuming that 37,200,000 TopCo Shares are issued in connection with the PIPE Financing, that the amount in the Trust Account is $345.0 million (which was the approximate value of the Trust Account as of March 31, 2021), unpaid transaction expenses of SSU and Yucaipa are $60 million and Participating Shareholders represent 100% of the issued and outstanding shares of SSU), (iv) in addition to the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will be satisfied, Holders of 9,000,000 redeemable Class A shares exercise their redemption rights and (v) in addition to the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will be satisfied, Holders of 17,533,211 redeemable Class A shares exercise their redemption rights.

	Share Ownership in TopCo
	No Redemptions		Median Redemptions(1)		Maximum Redemptions(2)		Assuming Maximum Redemptions with Redemption Offset - First and Second Instalment Shortfall Amounts(3)		Assuming Maximum Redemptions with Redemption Offset - Third Instalment Shortfall Amounts(4)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Ownership in shares	Equity %	Ownership in shares	Equity %
SSU shareholders*	246,189,168	71.7	246,189,168	73.5	246,189,168	75.4	252,189,168	77.2	252,189,168	77.2
SSU management	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4
Wiggle Sellers	14,222,018	4.1	14,222,018	4.3	14,222,018	4.4	17,222,018	5.3	25,755,229	7.9
Yucaipa public shareholders	34,500,000	10.0	26,150,000	7.8	17,800,000	5,4	8,800,000	2.7	266,789	0.1
Yucaipa Sponsor**	9,815,000	2.9	9,815,000	2.9	9,815,000	3.0	9,815,000	3.0	9,815,000	3.0
Yucaipa directors	90,000	0.0	90,000	0.0	90,000	0.0	90,000	0.0	90,000	0.0
PIPE Investors	37,200,000	10.8	37,200,000	11.1	37,200,000	11.4	37,200,000	11.4	37,200,000	11.4

	343,309,386	100.0	326,150,000	100.0	326,609,386	100.0	326,609,386	100.0	326,609,386	100.0

*	Excludes 51,000,000 Earn-Out Shares
**	Assuming no exercise of the Private Placement Warrants
(1)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 8,350,000 of Yucaipa’s public shares, which represents redemption of approximately 24.2% of Yucaipa’s public shares and which is 50% of the maximum number of redemptions which may occur, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $83.5 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $599.2 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing. The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

(2)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 16,700,000 of Yucaipa’s public shares, which represents redemption of approximately 48.4% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur without the operation of the Redemption Offset Agreement, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $167 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing. The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

(3)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 25,700,000 of Yucaipa’s public shares, which represents redemption of approximately 74.5% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur if the

Shortfall Amount (as defined below) was $90.0 million, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $257.0 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing, but the SSU shareholders would receive an additional 6,000,000 TopCo Ordinary Shares and the Wiggle Sellers would receive an additional 3,000,000 TopCo Ordinary Shares in accordance with the Redemption Offset Agreement. See “The Business Combination — Events after the execution of the Business Combination Agreement — Redemption Offset Agreement” and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.” The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.
(4)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 34,233,211 of Yucaipa’s public shares, which represents redemption of approximately 99.2% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur if the Shortfall Amount (as defined below) was equal to the Wiggle Deferred Cash Consideration, at a redemption price of approximately $10.00 per share, for an aggregate redemption payment of approximately $342.3 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing, but the SSU shareholders would receive an additional 6,000,000 TopCo Ordinary Shares and the Wiggle Sellers would receive an additional 11,533,211 TopCo Ordinary Shares in accordance with the Redemption Offset Agreement. See “The Business Combination — Events after the execution of the Business Combination Agreement — Redemption Offset Agreement” and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.” The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Yucaipa’s public shareholders is unknowable prior to the Yucaipa shareholder vote with respect to the Business Combination. Please see the section entitled “Events after the execution of the Business Combination Agreement—Redemption Offset Agreement” for more information regarding the arrangements to offset redemptions that occur above a certain level.

Background of the Business Combination

Yucaipa is a blank check company incorporated on June 4, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Business Combination Agreement is the result of a comprehensive search for potential transactions utilizing the global network of Yucaipa’s management team and the Yucaipa Board. The terms of the Business Combination Agreement were the result of extensive arm’s length negotiations among representatives of Yucaipa and SSU.

On June 13, 2020, prior to Yucaipa’s IPO, the Yucaipa Sponsor purchased an aggregate of 8,625,000 Class B Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Prior to the initial investment in Yucaipa of $25,000 by the Yucaipa Sponsor, Yucaipa had no assets, tangible or intangible.

On August 6, 2020, Yucaipa completed the Yucaipa IPO of 34,500,000 units at a price of $10.00 per unit generating gross proceeds of $345,000,000, which includes the full exercise of the underwriter’s option to purchase an additional 4,500,000 units at the initial public offering price to cover over-allotments. Each unit consists of one Class A Share, and one-third of one redeemable Yucaipa Public Warrant. Each Yucaipa Public Warrant entitles the holder thereof to purchase one Class A Share at a price of $11.50 per share, subject to certain adjustments. In addition, the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the Closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares upon Closing of the Business Combination.

Concurrently with the completion of the Yucaipa IPO, the Yucaipa Sponsor purchased an aggregate of 5,933,333 Private Placement Warrants at a price of $1.50 per warrant, for gross proceeds of $8,900,000 to Yucaipa. Certain proceeds of the sale of the Private Placement Warrants were added to the net proceeds of the IPO and placed in the Trust Account such that the Trust Account held $345,000,000 at the close of the Yucaipa IPO. Each whole Private Placement Warrant entitles the holder thereof to purchase one Class A Share at a price of $11.50 per share, subject to certain adjustments.

Citigroup Global Markets Inc. (“Citi”) served as representative of the underwriters in the Yucaipa IPO and, in connection with its role in the Yucaipa IPO, Citi will be entitled to a deferred underwriting commission upon the consummation of Yucaipa’s initial business combination.

Yucaipa did not select any business combination target in advance of the Yucaipa IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of the Yucaipa IPO.

Following the Yucaipa IPO, Yucaipa primarily considered businesses that were undergoing some form of transition (including as a result of a restructuring, a change in their business model, the prospect of disruption due to technological developments or other innovations, a change in customer behavior or a change in their industry’s basis of competition), or a material acquisition, divestiture, recapitalization or other transformative event, that it believed could benefit from the substantial operational experience and network of its management team and have attractive risk-adjusted growth prospects. Further, Yucaipa gave highest priority to opportunities that, in its judgement, would align well, among other things, with the following characteristics: proprietary-sourced, fit with target size parameters, fit with Yucaipa’s industry, operating and strategic strengths, reasonable valuation expectations on behalf of the acquisition target, reasonable prospect for transaction completion, strong or promising franchises, attractive industry dynamics (including sector growth, consolidation potential, macroeconomic factors and favorable demographics), strong management team or strong potential additions from Yucaipa’s network and attractive risk/return prospects.

Following the Yucaipa IPO, Yucaipa’s representatives commenced an active search for potential business combination targets, leveraging Yucaipa’s officers’ and directors’ and the Yucaipa Sponsor’s relationships with leading companies and investment banks. During this search, representatives of Yucaipa initiated contact with, or were contacted by, representatives of approximately 75 companies with respect to a potential business combination. Of those potential targets, Yucaipa entered into non-disclosure agreements (pursuant to which Yucaipa agreed, among other things, to exchange and hold in confidence certain information for purposes of further evaluating a potential business combination) with approximately 25 entities, including SSU, that Yucaipa believed, based on its and its representatives’ preliminary due diligence and evaluation (among other things), were most suitable for a business combination, to enable more extensive due diligence and further evaluation of these companies as potential business combination targets. Yucaipa engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with these potential business combination targets, based on, among other factors, interest from, and due diligence access granted by, each target, Yucaipa’s representatives’ beliefs as to which targets could best satisfy Yucaipa’s key criteria for a business combination target, the receptivity to, or preparedness of, each target with respect to a business combination and the terms on which each target was willing to consider a potential business combination. This due diligence, evaluation and analysis centered on each target’s business (including its existing and potential product or service offerings), technology, historical and projected future performance (as well as other financial information and growth opportunities), the management team (as well as their respective ability to lead a public company) and competitive positioning, among other things.

Before engaging in discussions with SSU, Yucaipa had already engaged in negotiating non-binding letters of intent with three other potential targets and, on January 11, 2021, had signed a non-binding letter of intent with one such target, operating in the biotechnology industry. Despite initial progress in signing a non-binding letter of intent, after conducting further diligence, Yucaipa decided not to pursue a business combination with the prospective biotechnology business combination target. Discussions with the two other potential business combination targets, both operating in the technology industry as image and video-sharing platforms, did not result in an executed letter of intent or term sheet.

Yucaipa ultimately determined to pursue the potential business combination with SSU and to abandon other potential business combination opportunities that it had explored to varying degrees because, among other things: (i) the other business combination targets did not meet enough of Yucaipa’s key criteria for a business combination target; (ii) Yucaipa’s directors’ and officers’ belief that SSU was the most attractive potential business combination that met its key criteria in a target; (iii) the level of engagement by, and advanced negotiations and discussions with, SSU as compared to the other potential business combination targets; and (iv) SSU’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, including the fact that SSU had previously prepared for an initial public offering, relative to the other potential business combination targets.

Formal Auction Process and Negotiations with SSU

The following is a brief description of the background of the formal auction process and the negotiations between Yucaipa and SSU and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives but, instead, is intended to provide a summary of material developments over the course of negotiations.

SSU mandated Citi in September 2020 to advise SSU on a potential business combination. In parallel, SSU negotiated the Wiggle Acquisition with the Wiggle Sellers. SSU then began to prepare the potential business combination process in the fourth quarter of 2020. Citi conducted an initial sounding on a no-names basis with a small number of SPACs during November through to December 2020 resulting in initial positive feedback from the SPACs contacted.

SSU signed an umbrella agreement with the Wiggle Sellers on January 28, 2021, which attached as an exhibit the agreed form of the Wiggle SPA and acknowledged SSU’s intent to engage in a business combination transaction. The agreement also established mechanics for the timing of signing of the Wiggle SPA. Following the siging of the umbrella agreement, Citi formally reached out to a pre-selected group of SPACs starting on the same day.

Ira Tochner, one of Yucaipa’s officers, was initially contacted via e-mail on January 28, 2021 by a representative of Citi, which was acting as SSU’s financial advisor, in connection with a formal auction process for a potential business combination involving SSU. In this first contact, a representative of Citi provided a brief introductory presentation of SSU and offered a meeting to provide introductory information on SSU and the formal auction process.

On January 29, 2021, Yucaipa and SSU entered into a confidentiality agreement to facilitate Yucaipa’s review of SSU’s confidential information, and scheduled the introductory meeting.

Nine SPACs in total, including Yucaipa, signed non-disclosure agreements with SSU and subsequently received preliminary marketing materials, beginning from February 4, 2021.

On February 4, 2021, Ira Tochner and Richard D’Abo, as representatives of Yucaipa management, Citi and Mike Özkan, as representative of SSU, held a videoconference meeting, during which, SSU’s management presented a teaser, outlining key information and metrics for the SSU business to Yucaipa management. At the conclusion of the meeting, Messrs. Tochner and D’Abo, expressed interest in further exploring a potential business combination on behalf of Yucaipa because of, among other things, SSU’s strong e-commerce and technology platform, established presence in the European market (where Yucaipa’s affiliates already have a strong presence), value-add with respect to its product lines and impressive, experienced management team.

During the period from February 4 through February 18, 2021, seven SPACs, including Yucaipa, attended formal management presentations, on the basis of which two submitted initial written indications of. Two further SPACs indicated their desire to submit letters of intent, conditional upon the participation of these SPACs in the next round of diligence with SSU’s management.

In early February 2021, Ira Tochner and Richard D’Abo evaluated the engagement of a potential financial advisor on behalf of Yucaipa in order to assist in the evaluation of a potential business combination with SSU. From February through March 2021, representatives of Yucaipa evaluated and discussed terms of the potential engagement of Moelis. On March 23, 2021, Moelis was formally engaged by Yucaipa, upon the execution of an engagement letter and, following approval from the Yucaipa Board, Yucaipa engaged Moelis to act as its financial advisor with respect to the proposed Business Combination with SSU.

During the week of February 15, 2021, Messrs. Tochner and D’Abo, as representatives of Yucaipa management, and Moelis had several meetings to discuss SSU. Moelis prepared preliminary and illustrative materials which were discussed with Mr. Tochner on February 17 and February 18, 2021. Yucaipa was focused on evaluating SSU’s technology and the practicality of SSU’s business plan and financial model in an effort to determine whether SSU was a desirable target for a potential business combination. Over the course of the next two weeks, SSU and its advisors continued to share confidential information with Messrs. Tochner and D’Abo, as representatives of Yucaipa management, and Moelis, engaging in several telephonic and video conference calls and email correspondence; such representatives of Yucaipa management and Moelis continued to evaluate and conduct further due diligence with respect to SSU’s financial model, business and prospects.

On March 2, 2021, Citi sent instructions regarding SSU’s auction process to Mr. Tochner, as representative of Yucaipa management, and Moelis. On March 3 and on March 5, 2021, Mike Özkan, Stephan Zoll, Philipp Rossner and Stefanie Kniepen, as representatives of SSU and Ira Tochner, Richard d’Abo and Harrison Reinisch, as representatives of Yucaipa held three separate meetings in order to provide Yucaipa with a better understanding of SSU’s business, operations and industry.

On March 7, 2021, Mr. Tochner, as a representative of Yucaipa, submitted a draft non-binding letter of intent regarding the potential business combination with SSU (the “LOI”) to Mr. Özkan, as the representative of SSU which contemplated a transaction that would value SSU at $3.85 billion on a pre-transaction, enterprise value basis of $3.85 billion. The LOI contemplated that SSU would enter into a previously negotiated definitive agreement for the Wiggle Acquisition, immediately following the entry by Yucaipa and SSU of the Business Combination Agreement. The LOI also contemplated a PIPE Financing in conjunction with the proposed transaction, in the amount of $360 million, and that the Yucaipa Sponsor would fund an additional $50 million through its then existing forward purchase agreement. Included in the LOI was a request for a mutual 30-day exclusivity period, intended to allow Yucaipa to complete its due diligence and to negotiate and finalize the definitive documentation. On March 9, 2021, representatives of Yucaipa management and Moelis spoke with representatives of Citi and Mike Özkan, Stephan Zoll, Philipp Rossner and Stefanie Kniepen, as representatives of SSU, to discuss Yucaipa’s LOI.

Before signing the LOI with Yucaipa, Messrs. Özkan and Berninghaus, as representatives of SSU, and Citi held in-person and video meetings with the two most favorable bidders in its auction process over the course of the day on March 11 and March 12, 2021 in Miami, Florida. On March 11, 2021, Messrs. Tochner and D’ Abo met in-person and via video with representatives of SSU to discuss the terms of a potential business combination.

On March 12, 2021, representatives of SSU management provided comments on Yucaipa’s LOI and along with Yucaipa’s management, Kirkland & Ellis LLP, its legal counsel (“K&E”), and Skadden, Arps, Slate, Meagher & Flom LLP, SSU’s legal counsel (“Skadden”), negotiated the terms of such letter over the course of the next six days. Representatives of both parties had several phone conversations and e-mail exchanges to discuss valuation, and certain other transaction considerations. In the course of the discussions between Yucaipa and representatives of SSU, both parties re-evaluated the initial enterprise valuation provided by Yucaipa, based on a multiple based valuation of SSU’s peers as well as SSU’s analysis of alternative bids received in the formal auction process from other bidders, ultimately reducing the valuation from $3.85 billion to $3.17 billion. Furthermore, SSU and Yucaipa concluded that the re-evaluation of the initial enterprise value considered by Yucaipa would offer an attractive investment case for new investors in TopCo. Accordingly, and taking into account Yucaipa’s and SSU’s ambition to create long-term sustainable shareholder value, the parties agreed to the re-evaluation combined with an earn-out mechanism based on a positive share price development in the future (as described in more detail below). Such considerations included, among other things, the valuation of SSU, as well as the inclusion, calculation and structuring of the earnout to be included as part of the consideration to be paid to SISH, the composition and allocation of the transaction consideration, procedural matters, the due diligence review process, transaction structure and the PIPE Financing process.

Between March 14, 2021 and March 17, 2021, SISH and SSU evaluated the offers of the three remaining SPAC candidates, including Yucaipa, and decided to further pursue the business combination transaction with Yucaipa as SSU and SISH concluded that the business combination with Yucaipa would offer the most favorable business proposition for SSU overall.

On March 17, 2021, Yucaipa and SISH then entered into the LOI providing for a potential business combination between Yucaipa and SSU, in a form that (aside from the enterprise value) was not substantially different from the initial draft letter of intent delivered on March 7, 2021 by Yucaipa to SSU. The executed LOI provided for a business combination transaction that would reflect an implied pre-transaction enterprise valuation of $3.17 billion with a PIPE Financing of $410 million, which would include a $50 million commitment from Ronald W. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees). In agreeing on valuation stated in the LOI, representatives of Yucaipa management considered its and its advisors’ ongoing financial diligence of SSU as well as other preliminary financial matters. The Yucaipa Sponsor also agreed not to exercise its rights to purchase units through its then existing forward purchase agreement. The consideration to be paid to the equity holders of SSU would consist of ordinary shares of TopCo and SISH would be entitled to receive additional 51 million ordinary shares of TopCo, as an earn-out payment, which would vest (in whole or in part) upon, and among other things, the achievement of certain earn-out thresholds prior to the fifth year anniversary of the closing of the transaction. The LOI set out a framework with respect to the proposed transaction structure and documentation and also included a 45-day mutual exclusivity provision, beginning on the date of the LOI, whereby each of Yucaipa and SISH agreed not to, and SISH agreed to cause SSU not to, continue or engage in any discussions or negotiations, or enter into any agreements, with respect to a competing transaction (including other M&A transactions) during such period. The LOI also provided that the consummation of the transaction would be conditioned on a minimum cash-in-trust condition, on the consummation of the Wiggle Acquisition immediately following the closing of the business combination transaction and assumption by Yucaipa of the obligation to pay to the sellers under the Wiggle SPA the cash consideration for such sale, shareholder approvals, no material adverse effect on SSU during the interim period and other customary conditions. With respect to the Wiggle Acquisition, Yucaipa did not participate in the negotiation of this transaction, which was conducted between SSU, the sellers under the Wiggle Acquisition and their respective advisors prior to the negotiation of the Business Combination between SSU, Yucaipa and their respective advisors.

Following the signing of the LOI, on March 18, 2021, representatives of Citi, Moelis, K&E and Skadden had a telephonic meeting, where they discussed the potential timeline, drafting responsibilities and other steps to signing a definitive agreement for the proposed business combination.

On March 19, 2021, SSU provided legal and financial advisors of Yucaipa with access to an online data room for purposes of the due diligence review. Between March 19, 2021 and June 10, 2021, the date on which the Business Combination Agreement was ultimately signed, representatives of Yucaipa conducted further due diligence with respect to SSU and its business and worked closely with the SSU team on more detailed technical due diligence as well as diligence on legal issues. The focus of this second phase of due diligence was broad, including validating SSU’s technology and exploring potential risks in SSU’s business, in addition to a focus on intellectual property and customary legal and financial diligence. To support a thorough diligence review, Yucaipa formally engaged multiple experts and professional advisors in different jurisdictions.

To assist with technical due diligence, on March 22, 2021, Yucaipa engaged Interna, a California corporation (“Interna”), a consulting firm, to diligence SSU’s technology. In the second half of March 2021,

Yucaipa engaged local legal counsel to diligence matters of Dutch corporate law, Loyens & Loeff N.V. (“LL”), and German labor law, Schweibert Lessmann Partners (“SLP”). Yucaipa also instructed K&E to conduct an in-depth legal review of SSU’s governance documents, debt instruments, material contracts, employment practices, real property rights, intellectual property entitlements and environmental and litigation matters. K&E regularly corresponded with the Yucaipa management team and counsel to SSU with respect to legal diligence inquiries.

Concurrently with due diligence investigation, SSU and Yucaipa collaborated with Jefferies and Citi, and their respective counsel, to prepare marketing materials and conduct the offering with respect to the PIPE Financing. Between March 3, 2021 and June 10, 2021, Yucaipa, SSU, Jefferies, Citi and their respective counsel exchanged numerous drafts of, and held various calls and meetings to discuss the investor management presentation to be provided to potential investors in the PIPE Financing.

Concurrently with its due diligence investigation, on April 2, 2021, K&E provided an initial draft of the Business Combination Agreement to Skadden. The initial draft of the Business Combination Agreement reflected the terms of the executed LOI and, as a result, there were relatively few open points for negotiation among the parties. The draft Business Combination Agreement contemplated, among other things, (i) customary representations, warranties, and pre-closing operating covenants, (ii) the conditions to closing and associated obligations of Yucaipa and SSU, including the consummation of the Wiggle Acquisition simultaneously with the closing of the business combination transaction, SSU’s minimum cash amount, the necessary shareholder consents and approvals, the effectiveness of the proxy statement/prospectus, and the effectiveness of various ancillary documents, (iii) the Roll-up and the Conversion (and the execution of the shareholders’ undertaking by the Pre-Closing SSU Shareholders and the lenders under the Convertible Loan Agreements, respectively, in order to support the Business Combination, among other things); and (iv) issuance of TopCo’s earn-out shares to SISH.

On April 13, 2021, Yucaipa engaged Ernest & Young LLP (“EY”) to conduct tax and financial due diligence review of SSU.

On April 17, 2021, Skadden provided K&E with a revised draft of the Business Combination Agreement. Such draft contemplated, among other things, the structure for the series of transactions comprising the Business Combination (such as the mechanics and timing of the Exchange, the Roll-Up, the Conversion and SISH’s earn-out), modifications to the closing conditions, such as the mechanics for cross-conditioning the Business Combination and the Wiggle Acquisition, the composition of the TopCo Board (increasing the number of directors from seven to eight) and restrictions on communications among the parties and with their respective shareholders.

Between April 17, 2021 and June 10, 2021, the date on which the Business Combination Agreement was ultimately signed, representatives of the parties continued to negotiate the terms of the Business Combination Agreement, including the terms related to structure, the scope of the representations and warranties, the cross-conditionality of the Wiggle Acquisition, the form of SISH’s earn-out, the board composition, including the final number of board members and the respective parties’ nomination rights and, in the case of SISH, certain veto rights of the SISH nominees depending on the shareholding of SISH and other customary legal points.

On April 30, 2021, SSU signed legally binding agreements for the acquisition of Tennis Express. Yucaipa was aware of this potential acquisition during its diligence efforts, and it did not participate or engage in any negotiations with respect to the acquisition of Tennis Express with SSU.

On May 4, 2021, Yucaipa engaged Citi and Jefferies LLC (“Jefferies”) as co-placement agents in connection with the PIPE Financing. The Yucaipa management team considered the role that Citi played as financial advisor to SSU and also as the underwriter in the Yucaipa IPO, and after considering the issues, including, the benefit that Yucaipa management perceived of engaging Citi as a co-placement agent along with Jefferies for the PIPE Financing, Yucaipa management agreed to move forward with Citi’s engagement. Beginning on May 27, 2021, more than one hundred potential PIPE Financing investors were “wall-crossed” in connection with the PIPE Financing, many of whom participated in discussions with representatives of Yucaipa and SSU. The potential PIPE investors that were “wall-crossed” were selected on the basis of their previous interest and investments in private investments in public equity. In addition, certain PIPE Investors that invested in the PIPE Financing, including Mr. Burkle, are shareholders of SSU and its affiliates or had previously invested in Yucaipa or were otherwise affiliated with Yucaipa.

Between early April and early May 2021, Latham & Watkins LLP, legal counsel to the co-placement agents (“Latham”), K&E and Skadden exchanged drafts of the form of subscription agreement for the PIPE Financing. K&E and Latham further engaged in negotiations with prospective investors regarding the terms of the PIPE Financing and responded to follow up questions and comments from prospective investors related to the draft of the subscription agreement and the terms of the PIPE Financing. An initial version of the subscription agreement was distributed to the prospective investors in the PIPE Financing beginning on April 21, 2021. In the weeks leading up to signing, K&E and Latham negotiated the definitive terms of the subscription agreements for the PIPE Financing.

During the week of April 12, 2021 through and including the week of June 7, 2021, representatives of Yucaipa management, representatives of SSU management and their respective advisors held multiple calls to discuss feedback from PIPE Investors regarding the terms of the subscription agreement.

On April 30, 2021, Yucaipa and SISH mutually agreed to extend the mutual exclusivity period in the LOI through May 30, 2021, given the progress made on the business combination negotiations to date.

On April 30, 2021, the Yucaipa Board held a board meeting, which was also attended by representatives of K&E and Moelis, to discuss the status of due diligence and negotiations of definitive agreements. Representatives of Moelis and the Yucaipa Board reviewed a summary of the financial projections provided by SSU and Moelis described general timing considerations in light of the ongoing due diligence and internal procedures. After discussion, the Yucaipa Board directed Moelis to use such projections for purposes of Moelis’ financial analysis and opinion and further directed that Moelis prepare a preliminary financial analysis utilizing such financial projections. Yucaipa management followed Moelis’ discussion by presenting recently updated projections from SSU and summarizing the current status of negotiations regarding the proposed transaction. K&E then described the fiduciary duties of the Yucaipa Board, including implications for the proposed transaction, and the series of meetings to be scheduled for the Yucaipa Board leading up to signing of Yucaipa’s initial business combination. Finally, the independent directors (having invited K&E to join) met in executive session to further discuss the proposed transaction.

On May 6, 2021, Citi and Jefferies LLC, acting as co-placement agents for the PIPE Financing, uploaded an investor presentation regarding SSU to a virtual data room set up for potential investors in the PIPE Financing.

On May 10, 2021, the Yucaipa Board held a board meeting, which was also attended by representatives from K&E and Moelis, to discuss transaction progress, including the status of the PIPE Financing, as well as a preliminary financial analysis of SSU on a pro forma basis giving effect to the proposed Business Combination. Yucaipa management provided an update on the PIPE Financing. Representatives from K&E and Moelis also provided context regarding the status of PIPE offerings generally. In light of these updates, the Yucaipa Board discussed the option of reducing the size of the PIPE Financing to expedite signing of the deal, given that further delays may jeopardize SSU’s ability to sign and close the Wiggle Acquisition concurrently with the Business Combination, or at all. Additionally, the Yucaipa Board discussed expanding Yucaipa’s engagement of Moelis to include the delivery of an opinion to the Yucaipa Board, evaluating whether the consideration to be paid in the Business Combination was fair to Yucaipa from a financial point of view, which the Yucaipa Board approved following such discussion.

On May 24, 2021, pursuant to the approval of the Yucaipa Board, Yucaipa amended the terms of its engagement of Moelis by entering into a letter agreement setting forth the terms pursuant to which Moelis , if requested by the Yucaipa Board, would undertake an investigation and analysis to enable Moelis to render an opinion to the Yucaipa Board as to whether the consideration to be paid in the Business Combination was fair to Yucaipa, from a financial point of view.

On May 30, 2021, Yucaipa and SISH mutually agreed to extend the mutual exclusivity period in the LOI through June 30, 2021, given the progress made on the Business Combination negotiations to date and continuing generalized difficulty in the capital markets. At this time, Yucaipa and SISH also discussed the status of the PIPE Financing and agreed to reduce the size from $410 million to $250 million, which would still include a $50 million commitment from Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees). PIPE marketing activities continued through the end of May 2021.

Over the end of May and beginning of June 2021, the parties held several negotiations to finalize the terms of the proposed transaction and resolve the remaining outstanding issues. K&E and Skadden, on behalf of their respective clients, exchanged a series of drafts of the Business Combination Agreement and Ancillary Documents.

Between June 4 and June 10, 2021, K&E, Skadden and Latham negotiated the terms and exchanged drafts of the subscription agreements with potential investors in the PIPE Financing and responded to follow-up questions and comments related thereto. During this period, representatives of Yucaipa management, representatives of SSU management, Citi and Jefferies remained in frequent communication regarding sizing for the PIPE Financing and allocation among the anticipated PIPE Investors.

On June 7, 2021, a draft of the Business Combination Agreement was posted to the virtual data room for potential PIPE Investors to review in connection with the evaluation of their participation in the PIPE Financing. The parties continued to negotiate issues in, and refine, the draft Business Combination Agreement through June 10, 2021 at which point the final Business Combination Agreement was also posted to the virtual data room for PIPE Investors.

Concurrently Yucaipa and SSU initiated discussions around the development of adequate compensation schemes for the TopCo Directors which are still ongoing.

On June 8, 2021, the Yucaipa Board held a board meeting, which was also attended by representatives from K&E and Moelis, to discuss due diligence, the anticipated benefits and risks of the transaction, and other developments with respect to the proposed transaction. Yucaipa management provided an update on the PIPE Financing and the near-to-complete status of negotiations with SSU. Moelis provided an updated preliminary financial analysis of the consideration to be paid in the proposed Business Combination with SSU, accounting for SSU’s recently closed acquisitions and the resulting updates to its financial projections. Members of the Yucaipa Board inquired about various assumptions made by SSU’s management and Moelis’ preliminary financial analysis based on such management projections. K&E described the terms and conditions of the Business Combination Agreement and various ancillary documents, flagging the remaining open issues for consideration of the Yucaipa Board. Members of the Yucaipa Board asked questions regarding, and discussed, the calculation, components and allocation of consideration to be issued or paid at closing. The independent directors then met in executive session (with K&E in attendance) to further discuss the proposed transaction.

On June 9 and 10, 2021, further updated versions of the investor management presentation were uploaded to the virtual data room for review by potential PIPE Investors. On June 10, 2021, the size of the PIPE Financing was upsized to $302 million and the final investment allocations of the PIPE Investors were determined and a final version of the subscription agreement was distributed to the prospective PIPE Investors. Yucaipa and SSU intended for the increased capital to be used to facilitate the Wiggle Acquisition as well as to fund growth initiatives, future acquisitions, support marketing efforts, provide additional working capital and for general corporate purposes.

On the morning of June 10, 2021, Moelis provided written materials summarizing its financial analysis of the consideration to be paid in the proposed Business Combination with SSU and K&E provided current drafts of each of the transaction documents, draft resolutions and written materials summarizing the terms and conditions of the Business Combination to the Yucaipa Board. Later that day, the Yucaipa Board met, along with representatives from K&E, its Cayman Islands legal counsel and Moelis, to discuss the status of the proposed business combination with SSU and determine whether to authorize Yucaipa to enter into the Business Combination Agreement. Representatives of Yucaipa’s management summarized recent developments and findings in Yucaipa’s coordinated diligence process. Representatives of K&E described the terms and conditions of the transaction and related documentation. Representatives of Moelis then provided a presentation to the Yucaipa Board regarding Moelis’ financial analysis of the consideration to be paid by Yucaipa in the potential Business Combination with SSU and rendered to the Yucaipa Board an oral opinion (which was subsequently confirmed by delivery of a written opinion dated June 10, 2021, addressed to the Yucaipa Board), that as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations and other matters stated in its written opinion, the consideration to be paid in the Business Combination was fair, from a financial point of view, to Yucaipa. For a description of the opinion issued by Moelis to Yucaipa’s Board, please see “Proposal No. 1: The Business Combination Proposal — Opinion of Yucaipa’s Financial Advisor.” Yucaipa’s legal counsel also discussed with the Yucaipa Board their fiduciary duties. Following discussion, K&E described the resolutions previously circulated to the directors, including the matters they were being asked to approve and authorize, such as resolutions (i) determining that it is in the best interests of Yucaipa and its shareholders to approve the execution and delivery of the Business Combination Agreement and the Ancillary Documents and the transactions contemplated by each of the foregoing (including the Merger, the Exchange and the Conversion) and (ii) adopting the Business Combination Agreement and Ancillary Documents and approving Yucaipa’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, including the PIPE Financing ($50 million of which would be subscribed by Mr. Burkle) and the Merger, and recommending that the Yucaipa shareholders vote in favor of the Business Combination Proposal. After meaningful deliberation, the Yucaipa Board moved to approve the aforementioned resolutions and adjourned its meeting.

Also on June 10, 2021, the advisory board (Beirat) of SSU held a meeting and adopted resolutions approving the execution and delivery of the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby.

On the evening of June 10, 2021, the parties entered into the Business Combination Agreement and certain Ancillary Documents and the PIPE Investors executed subscription agreements with respect to the PIPE Financing, which provided for binding subscriptions to purchase an aggregate of 30.2 million TopCo Shares at $10.00 per share.

Before the market opened for trading on June 11, 2021, Yucaipa and SSU issued a joint press release announcing the execution of the Business Combination Agreement (and subscription agreements for the PIPE Investment, among other things) and Yucaipa filed a Current Report on Form 8-K with a summary of certain key terms of the Business Combination Agreement and other key Ancillary Documents including the final version of the investor presentation (the “Investor Presentation”).

Beginning on September 28, 2021, SISH and Bridgepoint Advisors Limited ((acting as manager of the Bridgepoint Beneficial Sellers (as defined in the Wiggle SPA)) and in its capacity as “Investor Representative” under the Wiggle SPA (“Bridgepoint” and together with SISH, the (“ROA Parties”) entered into discussions with respect to an arrangement to provide additional liquidity for purposes of meeting the minimum cash condition in the Business Combination Agreement and deal certainty to the Business Combination, in light of recent challenges that similar transactions have faced as a result of high levels of redemptions by SPAC shareholders. As a result of those discussions, it was agreed that the ROA Parties would enter into an arrangement with TopCo whereby (i) SISH would agree to provide additional liquidity to TopCo by subscribing for and purchasing, and TopCo would agree to issue, TopCo Ordinary Shares and (ii) the Wiggle Sellers agreed to alter the cash they were to receive at and following the Closing pursuant to the Wiggle SPA in exchange for TopCo Ordinary Shares, as set forth in the SPA Variation Agreement (defined below). The parties negotiated the terms and conditions of such an arrangement between September 28, 2021 and October 14, 2021. On October 14, 2021, the Yucaipa Board met, along with representatives from K&E and Moelis, to discuss the arrangements proposed by SSU. Representatives of Yucaipa’s management and K&E summarized the terms of the arrangements to the Yucaipa Board. Following discussion, the Yucaipa Board directed management to finalize the terms of the arrangements with SSU on terms discussed with the Board, and unanimously consented to the execution of the arrangements discussed with the Board, subject to final negotiation by management. Following the meeting of the Yucaipa Board, on October 14, 2021, as directed by the Yucaipa Board, representatives of Yucaipa’s management asked SSU’s management for two changes to the proposed arrangements: (1) shifting a portion of the consideration to SSU shareholders in the Business Combination from the issuance of TopCo Ordinary Shares at Closing to an earn-out structure, pursuant to which TopCo Ordinary Shares would be issued to SSU shareholders upon the achievement of certain earn-out thresholds, and (2) agreeing that all of the TopCo Ordinary Shares issued in the PIPE Financing would not be subject to a lock-up period following the Closing. After discussion, SSU’s management rejected the first request and accepted the second request. On October 15, 2021, the (1) ROA Parties entered into the SPA Variation Agreement, (2) Yucaipa, SSU and SISH entered into an amendment to the Business Combination Agreement to, among other things, reflect the arrangements under the SPA Variation Agreement and extend the Termination Date to December 31, 2021, and (3) Yucaipa, TopCo and the Yucaipa Initial Shareholders entered into an amendment to the Sponsor Letter Agreement to reflect that the TopCo Ordinary Shares issued in the PIPE Financing would not be subject to a lock-up period following the Closing.

Events after the execution of the Business Combination Agreement

PIPE Upsizing

On October 7, 2021, Yucaipa and SSU entered into subscription agreements with certain new and current PIPE Investors pursuant to which the size of the PIPE Financing was upsized by an additional $70 million (7,000,000 TopCo Ordinary Shares at a price of $10.00 per share), together with the initial PIPE Financing commitment, to a total of $372 million.

Redemption Offset Agreement

On October 15, 2021, TopCo, SISH, and Bridgepoint, entered into a Redemption Offset Agreement, pursuant to which the ROA Parties will offset redemptions that occur above a certain level. The Redemption Offset Agreement provides, among other things, that:

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In the event that the level of redemptions by Yucaipa Public Shareholders will require the release to such shareholders of an aggregate amount from Yucaipa’s Trust Account exceeding the Redemption Threshold Amount (as defined in the Redemption Offset Agreement) (the amount by which the amount required to be released exceeds the Redemption Threshold Amount, the “Shortfall Amount”), then (A) SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in the amount of fifty percent (50%) of the lesser of the Shortfall Amount and $60 million (the “First Instalment Shortfall Amount”) and (B) All or a portion of the First Consideration Instalment (as defined in the Wiggle SPA) up to an aggregate amount equal to First Consideration Instalment (as defined in the Wiggle SPA) will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers (as defined in the Wiggle SPA) in accordance with the terms of the Wiggle SPA;

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In the event the Shortfall Amount exceeds $60 million, SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in an amount equal to the lesser of (A) the amount equal to the Shortfall Amount minus $60 million and (B) $30 million;

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In the event the Shortfall Amount exceeds $90 million, then all or a portion of the Third Consideration Instalment (as defined in the Wiggle SPA) up to an amount equal to the lesser of the Third Consideration

Installment and the difference between the shortfall amount and $90 million will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers in accordance with the terms of the Wiggle SPA;

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The shares issued to the Wiggle Sellers in satisfaction of a portion of all of the Third Consideration Instalment pursuant to the Redemption Offset Agreement and the Wiggle SPA as discussed above will be subject to the lock-up restrictions set forth in that certain Lock-up Agreement (as described in the section of this proxy statement/prospectus entitled “The Business Combination Agreement and Ancillary Documents”); and

•	any TopCo Ordinary Shares to be issued by TopCo to either of the ROA Parties pursuant to the Redemption Offset Agreement will be issued at Closing at a price of $10 per share.

The Redemption Offset Agreement is attached hereto as Annex U.

SPA Variation Agreement

On October 15, 2021, SSU, Bridgepoint, and HUW CRWYS-Williams entered into that certain SPA Variation Agreement to amend the Wiggle SPA to make the necessary changes to such agreement to reflect the above. The SPA Variation Agreement is attached hereto as Annex V.

Relationships with Certain PIPE Investors

The PIPE Investors include, Ronald W. Burke, an affiliate of Yucaipa Sponsor, one SSU Convertible Loan Lender and certain non-affiliated third-party investors with pre-existing debt and/or equity investment relationships with entities within the SIGNA Group unrelated to SSU, Yucaipa or the Yucaipa Sponsor.

The Yucaipa Board’s Reasons for the Business Combination

The Yucaipa Board, in evaluating the transaction with SSU, consulted with its legal, financial, accounting and other advisors. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the Merger, are advisable and in the best interests of Yucaipa and its shareholders, and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the Merger and the Plan of Merger, the Yucaipa Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Yucaipa Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Yucaipa Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Yucaipa’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “General Information — Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Yucaipa Board performed due diligence, reviewed summary materials prepared by SSU, Yucaipa and their respective representatives (including the Investor Presentation and financial projections, as discussed in “— Projected Financial Information”), reviewed the transaction documentation and consulted with SSU’s management and legal advisors. The Yucaipa Board also discussed the material results of the due diligence process conducted by Yucaipa’s management, in conjunction with Yucaipa’s third party advisors, which included:

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Extensive meetings and calls with SSU’s management team regarding SSU’s operations and projections, including conversations with and interviews of top executives regarding SSU’s business, results of operations, financial model and business risks and opportunities;

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Research on the e-commerce and sporting goods industries and independent validation and extrapolation of the internet statistics collected by SSU, including the rates at which accessing websites converts to sales of goods;

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Financial and valuation analyses of (i) historic and projected financials provided by SSU (as discussed in “— SSU’s Management’s Discussion and Analysis of Financial Condition and Operations”), (ii) the public trading values of companies that Yucaipa’s management considered comparable and (iii) precedent merger and acquisition transactions involving companies in the e-commerce industry;

•	Engagement of Moelis and EY to assist with financial, accounting, tax, and public-market readiness due diligence;

•	Engagement of K&E, Loyens & Loeff N.V., Schweibert Leßmann & Partner and Maples Group to assist with legal due diligence; and

•	Engagement of Interna to assist with website data and statistical due diligence.

The Yucaipa Board also considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints of the Yucaipa Board:

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Significant Growth Potential. The Yucaipa Board believes that SSU’s growth strategies for consolidation of leading global players in the U.S., Asian and Australian markets will grow sales and improve margins, as projected (as discussed in “— Projected Financial Information”).

•	Experienced Management Team. The Yucaipa Board believes that SSU has a dedicated and experienced management team that is well positioned to lead SSU successfully following the Business Combination.

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Easy to Use Platform; Personalized User Experience. The Yucaipa Board believes SSU provides its customers with a simple yet personalized experience, purposefully designed with individualized preferences in mind.

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Attractive Valuation. Based on analysis conducted by Yucaipa management (in tandem with its advisors), the purchase price values SSU at an attractive value relative to selected comparable companies with respect to SSU’s pro forma implied enterprise value as a multiple of revenue for the estimated fiscal years 2021 and 2022.

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Receipt of Fairness Opinion. The Yucaipa Board considered the opinion of Moelis rendered to the Yucaipa Board at the meeting of the Yucaipa Board on June 10, 2021, which was subsequently confirmed by delivery of a written opinion, dated June 10, 2021, addressed to the Yucaipa Board that as of such date and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations and other matters stated in its written opinion, the consideration to be paid in the Business Combination was fair, from a financial point of view, to Yucaipa.

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Reasonableness of Aggregate Consideration. Following a review of the financial data provided to Yucaipa, including SSU’s historical financial statements and certain unaudited prospective financial information, as well as Yucaipa’s due diligence review of the SSU business and the views of Yucaipa’s consultants and financial and other advisors, the Yucaipa Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

•	PIPE Financing. Sophisticated third-party investors subscribed for (and over-sized) the PIPE Financing.

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Terms of the Business Combination Agreement and the Ancillary Documents. The Yucaipa Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Documents, including the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to close and the termination provisions, as well as Yucaipa’s and SSU’s strong commitment to complete the Business Combination. The Yucaipa Board determined that such terms and conditions are reasonable and were the product of arm’s length negotiations between Yucaipa and SSU.

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Lock-Up. The pre-closing shareholders of SSU have demonstrated confidence in the long-term prospects of SSU by agreeing to refrain from transferring their TopCo Shares for a 180-day lock up following closing.

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Other Alternatives. The Yucaipa Board believes, after a thorough review of other business combination opportunities reasonably available to or explored by Yucaipa, that the proposed merger represents the best potential business combination for Yucaipa.

The Yucaipa Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic Risk. Macroeconomic uncertainty and the effects it could have on the TopCo’s revenues in the future.

•	Uncertainty of Benefits. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Redemption Risk. The risk that some Yucaipa shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to meet the minimum cash condition in the Business Combination Agreement and support SSU’s growth agenda following completion of the Business Combination. Please see the section entitled “Events after the execution of the Business Combination Agreement—Redemption Offset Agreement” for more information regarding the arrangements to offset redemptions that occur above a certain level.

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Liquidation of Yucaipa. The risks and costs to Yucaipa if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Yucaipa being unable to effect a business combination by August 6, 2022 and force Yucaipa to liquidate.

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Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Yucaipa from soliciting other business combination proposals, which restricts Yucaipa’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations prior to the termination of the Business Combination Agreement.

•	Shareholder Vote. The risk that Yucaipa’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Non-Survival. The fact that the remedies for breach of representations, warranties or covenants will not survive the Closing.

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Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Yucaipa’s control, including approval by Yucaipa shareholders and approval by NYSE of the initial listing application made for the TopCo Shares to be issued in connection with the Business Combination.

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Public Company Readiness Risks. The challenges associated with preparing SSU, a foreign, private entity, for the applicable disclosure and listing requirements to which SSU will be subject as a publicly traded company on NYSE, including the time and attention of management and employees that will be diverted from operating matters to achieve and maintain such requirements.

•	Yucaipa Shareholders Receiving a Minority Position in SSU. The risks associated with Yucaipa shareholders holding a minority position in SSU following the consummation of the Business Combination.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of Yucaipa and the business of SSU described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Yucaipa Board also considered that certain of the officers and directors of Yucaipa may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Yucaipa’s shareholders (see “The Business Combination — Interests of Certain Persons in the Business Combination”). Yucaipa’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Yucaipa Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Yucaipa Board concluded that the potential benefits that it expected Yucaipa and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Yucaipa Board unanimously determined that the Business Combination Agreement, the Business Combination and the Plan of Merger were advisable, fair to and in the best interests of Yucaipa and its shareholders.

Satisfaction of 80% Test

It is a requirement under Yucaipa’s amended and restated memorandum and articles of association and NYSE listing requirements that the business or assets acquired in Yucaipa’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of June 10, 2021, the date of the execution of the Business Combination Agreement, the fair value of marketable securities held in the Trust Account was approximately $332.9 million (excluding $12.1 million of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $226.32 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Yucaipa Board reviewed the pre-transaction enterprise valuation of SSU of approximately $3.17 billion. In determining whether the equity value described above represents the fair market value of SSU, the Yucaipa Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Business Combination Agreement and Ancillary Documents” and that the $3.17 billion SSU equity value was determined as a result of arm’s length negotiations. As a result, the Yucaipa Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Projected Financial Information

In connection with the proposed business combination, SSU provided Yucaipa with its internally prepared financial forecasts for the fiscal year ended September 30, 2021 and each of the years in the following four-year period ending September 30, 2025 for use as a component of Yucaipa’s overall evaluation of SSU. Forecasts for each of the years in the five-year period ending September 30, 2025 are presented in the table below and, in addition to the Business Combination, give effect to the Wiggle Acquisition. SSU does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to its future performance, sales, earnings, financial condition or other results. However, the management of SSU has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to Yucaipa. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections were prepared solely for internal use, and were not intended for third-party use, including by shareholders.

In the view of SSU’s management, the projections were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of TopCo. However, the inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Yucaipa, the Yucaipa Board, SSU, the SSU Board or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including shareholders, are cautioned not to place undue reliance on this information in making a decision regarding the transaction, as the projections may be materially different from actual results. As noted above, the information below, in addition to being forward-looking, does not reflect the fiscal year results that will be publicly reported after consummation of the Business Combination. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

Neither SSU’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The financial projections assume the consummation of the Business Combination and the Wiggle Acquisition and also reflect numerous estimates and assumptions with respect to general business, economic, market, regulatory and financial conditions, competitive uncertainties, operational assumptions and other future events, as well as matters specific to SSU’s and Wiggle’s business, all of which are difficult to predict and many of which are beyond SSU’s or TopCo’s control. The projections provided to the Yucaipa Board are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond SSUs’ or TopCo’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. While all projections are necessarily speculative, notably, statements regarding SSU’s yearly forecasts, the summary financial projections are, without limitation, subject to material assumptions regarding SSU’s estimates of the total addressable market for TopCo’s platform following closing, assumptions regarding TopCo’s ability to effect future acquisitions and meet target returns, and further development of online sports markets and the levels of acceptance of internet retailing. The various risks and uncertainties include those set forth in the “Risk Factors”, “SSU’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. SSU cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Yucaipa and the Yucaipa board in connection with its review of the proposed business combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL

PROJECTIONS FOR SSU, YUCAIPA UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the financial overview reflected in the Investor Presentation (as defined below) and of the projections provided by management of SSU to Yucaipa, which were considered by the Yucaipa Board, are summarized in the table below:

	Financial Information of SSU ($ in millions)(1)
	Historical	Projection
	FY20A	FY21E	FY22E	FY23E	FY24E	FY25E
Total Net Revenue	$1,432	$1,645	$1,984	$2,492	$3,136	$3,985
Total Adj. Gross Profit(2)	$500	$591	$717	$924	$1,196	$1,580
Total Adj. EBITDA (Incl. Corporate EBITDA)(3)	$41	$59	$96	$173	$296	$498
Unlevered Free Cash Flow(4)	—	($70)	($58)	$13	$100	$262

(1)

The information provided in the table above is based on an exchange rate of €/$1.2179, which was the exchange rate as of the close of business on June 8, 2021. SSU uses a fiscal year end of September 30.

(2)	Adj. Gross Profit is calculated as net revenue less the cost of materials, which does not contain all the necessary expenses to conform to the comparable IFRS measure.
(3)

Adj. EBITDA (Incl. Corporate EBITDA) is calculated as earnings before interest, income tax, depreciation and amortization and other items that are unusual or not related to SSU’s revenue-generating operations (including $7.3 million in adjustments in FY21E relating to transaction charges, reorganization and restructuring costs, extraordinary consulting fees, share-based compensation, costs and other one-time items). The figures presented in this table are calculated based on an exchange rate of €/$1.2179, which was the exchange rate as of the close of business on June 8, 2021.

(4)	Unlevered Free Cash Flow is calculated as Total Adj. EBITDA (Incl. Corporate EBITDA) less taxes, capital expenditures and changes in net working capital and other adjustments.

Additionally, the management of SSU provided a target financial model to Yucaipa, as described in the table below and considered by the Yucaipa Board, to illustrate the anticipated benefits of improved wholesale economics, increased automation and scale benefits, among other things.

The management of SSU also provided Yucaipa with a projection of 36% gross margin and 5% EBITDA margin for the fiscal year ending September 30, 2022, along with comparisons to comparable companies in the ecommerce, marketplace and software licensing and delivery industries. The Yucaipa Board considered these projections alongside the various other factors (as discussed in “—The Yucaipa Board’s Reasons for the Business Combination”) in evaluating whether to enter into the Business Combination Agreement.

Unlevered Free Cash Flow (which is an element of, and described in the notes to, the first table above), Adjusted EBITDA (which is an element of the first table above, and is calculated as consolidated net income (loss) before interest, taxes, depreciation and amortization adjusted for certain items which SSU’s management believes do not reflect the core operating performance of the operating segments of SSU, as described in the notes to the first table above), and Adjusted EBITDA margin (which is calculated as Adjusted EBITDA as a percentage of Net Revenue), are measures that are not in accordance with IFRS. Non-IFRS measures are additions to, and not substitutes for or superior to, measures of financial performance prepared in accordance with IFRS and should not be considered, individually or collectively, as alternatives to net income (loss), operating income (loss) or any other performance measure derived in accordance with IFRS or as alternative to cash flows from operating activities as a measure of liquidity.

Certain Estimated Synergies

In connection with its evaluation of the Business Combination, SSU’s management prepared estimates of certain expected synergies estimated to be potentially realizable in connection with the Business Combination. SSU’s management estimated that approximately EUR 30 million of estimated run rate EBITDA synergies could be potentially realizable on an annual basis five (5) years post-Closing. SSU provided these expected synergies to Yucaipa as part of the financial projections that it provided to Yucaipa as described above.

The estimated expected synergies assumed that the expected benefits of the Business Combination would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the Business Combination. No assurance can be given that the integration process will deliver all or substantially all of the expected benefits of the Business Combination. Such expected synergies may not be realized within the expected time frames or might be less than projected. As well, the benefits from the Business

Combination may be offset by costs incurred in integrating the companies or for required capital expenditures related to the combined company. In addition, the quantification of synergies expected to result from the transactions is based on significant estimates and assumptions that are subjective in nature and inherently uncertain. Realization of any benefits and synergies could be affected by a number of factors beyond SSU’s, Yucaipa’s or the combined company’s control, including, without limitation, general economic conditions, increased operating costs, regulatory developments and the other risks described in the section entitled Risk Factors of this registration statement. The amount of synergies actually realized in the transactions, if any, and the time periods in which any such synergies are realized, could differ materially from the expected synergies discussed in this document, regardless of whether the two business operations are combined successfully. If the integration is unsuccessful or if the combined company is unable to realize the anticipated synergies and other benefits of the transactions, there could be a material adverse effect on the combined company’s share price, business, financial condition and results of operations. See “Risk Factors—Risks Related to the Acquisition of Wiggle: We may not be successful in integrating Wiggle into our existing business in the manner, or within the time frame, as currently anticipated or only at higher costs; The pro forma consolidated financial information of TopCo describes only a hypothetical situation and thus, due to its nature, the presentation does not reflect the actual combined assets, financial position and results of operations of TopCo upon the closing of the Wiggle Acquisition; The historical consolidated financial information of Wiggle contained in the proxy statement/prospectus may not be considered indicative of Wiggle’s future performance as part of TopCo and Risks Related to the Business Combination: TopCo has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this document beginning on page 83 of this proxy statement/prospectus. In addition, see the section entitled “—Projected Financial Information” beginning on page 139 of this proxy statement/prospectus for further information regarding the uncertainties underlying the estimated expected synergies.

Opinion of Yucaipa’s Financial Advisor

At the meeting of the Yucaipa Board on June 10, 2021 to evaluate and approve the Business Combination, Moelis rendered to the Yucaipa Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated June 10, 2021, addressed to the Yucaipa Board that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in its written opinion, the Consideration to be paid was fair from a financial point of view to Yucaipa.

The full text of Moelis’ written opinion, dated June 10, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex S to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Yucaipa Board (solely in its capacity as such) in its evaluation of the Business Combination. Moelis’ opinion is limited solely to the fairness, from a financial point of view to Yucaipa, of the Consideration to be paid by Yucaipa in the Business Combination and does not address Yucaipa’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to Yucaipa. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

(i) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of SSU on a pro forma basis (“Pro Forma SSU”) giving effect to the Wiggle Acquisition as well as the acquisitions of Midwest Sports Supply, Inc. (“MSI”) and Tennis Express (such acquisitions, collectively, the “Contemplated Acquisitions”) prepared by SSU and furnished to Moelis by Yucaipa, including financial and other forecasts provided to, or discussed with Moelis by the management of Yucaipa; For additional information, please see the section entitled “—Projected Financial Information”);

(ii) reviewed certain internal information relating to synergies and related expenses expected to result from the Wiggle Acquisition and the other Contemplated Acquisitions (the “Expected Synergies”) and certain other pro forma financial effects of such acquisitions prepared by SSU and furnished to Moelis by Yucaipa;

(iii) reviewed certain internal information relating to expenses expected to result from the Business Combination prepared by SSU and furnished to Moelis by Yucaipa;

(iv) conducted discussions with members of management and representatives of Yucaipa concerning the information described in clauses (i) through (iii) above, as well as the businesses and prospects of SSU, Wiggle, MSI, Tennis Express and Yucaipa generally;

(v) reviewed Yucaipa’s and SSU’s capital structure furnished to Moelis by the management of Yucaipa on a standalone basis pre-Business Combination and TopCo’s capital structure on a pro forma basis giving effect to the Contemplated Acquisitions, the Business Combination and the other transactions contemplated by the Business Combination Agreement, including the issuance of the Earn-Out Shares;

(vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

(vii) reviewed the financial terms of certain other transactions that Moelis deemed relevant;

(viii) reviewed a draft, dated June 9, 2021, of the Business Combination Agreement and an execution version of the Wiggle SPA;

(ix) participated in certain discussions and negotiations among representatives of Yucaipa and SSU and their advisors; and

(x) conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis, with the consent of the Yucaipa Board, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any of such information. With the consent of the Yucaipa Board, Moelis relied upon, without independent verification, the assessment of Yucaipa and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial and other forecasts and other information relating to SSU on a pro forma basis giving effect to the Contemplated Acquisitions, Yucaipa, the Expected Synergies and other pro forma financial effects referred to in this section above, Moelis assumed, at the Yucaipa Board’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Yucaipa as to the future performance of SSU on a pro forma basis giving effect to the Contemplated Acquisitions, Yucaipa, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. Moelis also assumed, at the Yucaipa Board’s direction, that the future financial results (including the Expected Synergies) reflected in such forecasts and other information would be achieved at the times and in the amounts projected. In addition, Moelis relied, with the Yucaipa Board’s consent, on the assessments of the management of Yucaipa as to the existing technology, products and services of SSU on a pro forma basis giving effect to the Contemplated Acquisitions and the validity of, and risks associated with, the future technology, products and services of SSU on a pro forma basis giving effect to the Contemplated Acquisitions. Moelis assumed, with the Yucaipa Board’s consent, that there would be no developments with respect to any of the foregoing that would affect its analyses or opinion. With the Yucaipa Board’s consent, Moelis assumed that, (i) the Wiggle Cash Consideration will be equal to the equivalent of $341 million, the Wiggle Equity Consideration will consist of TopCo Shares having an aggregate value of $142 million and the Wiggle Deferred Cash Consideration will be equal to the equivalent of $85 million;

(ii) for purposes of its analysis and to calculate TopCo’s pro forma enterprise value, TopCo would have (x) cash, net of debt, of $150 million on its balance sheet following the consummation of the Business Combination and the other transactions (including the PIPE Financing) after giving effect to the payment of fees and expenses, the Wiggle Cash Consideration, the Wiggle Deferred Cash Consideration and consideration in respect of the Contemplated Acquisitions, and (y) noncontrolling interest of $16 million; and (iii) any adjustments to the Consideration in accordance with the terms of the Business Combination Agreement and the Wiggle SPA or otherwise would not be material to its analysis or its opinion. In addition, Moelis relied, with the Yucaipa Board’s consent, on the assessments of the management of Yucaipa as to Yucaipa’s ability to retain key employees of SSU, Wiggle, MSI and Tennis Express. Moelis expressed no views as to the reasonableness of any financial or other forecasts or the assumptions on which they were based. In addition, with the Yucaipa Board’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of SSU, Wiggle, MSI, Tennis Express or Yucaipa, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion did not address Yucaipa’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might have been available to Yucaipa and did not address any legal, regulatory, tax, or accounting matters. At the Yucaipa Board’s direction, Moelis was not asked to, nor did Moelis, offer any opinion as to any terms of the Business Combination Agreement or the Wiggle SPA or any aspect or implication of the Business Combination, except for the fairness of the Consideration to be paid pursuant to the Business Combination Agreement from a financial point of view to Yucaipa. With the Yucaipa Board’s consent, Moelis expressed no opinion as to what the value of the TopCo Shares actually would be when issued pursuant to the Business Combination or the prices at which such TopCo Shares or the ordinary shares of Yucaipa or any other securities of TopCo or of Yucaipa would trade at any time. With the Yucaipa Board’s consent, Moelis did not express any opinion on the Earn-Out Shares or any other potential future consideration, including equity interests of TopCo, that may be received by sellers of SSU contingent on certain market prices for TopCo Shares. Moelis did not express any opinion with respect to the allocation of the Consideration between the SSU Consideration and the Wiggle Consideration or the separate fairness of the SSU Consideration or the Wiggle Consideration, respectively. Moelis did not express any opinion as to the fair value or the solvency of SSU, Wiggle, MSI, Tennis Express or TopCo following the closing of the Business Combination. In rendering this opinion, Moelis assumed, with the Yucaipa Board’s consent, that the final executed forms of the Business Combination Agreement and the Wiggle SPA would not differ in any material respect from the drafts thereof that it reviewed, that the Business Combination and other transactions, including the PIPE Financing in an amount equal to $302 million, would be consummated in accordance with their terms without any waiver or modification that would be material to Moelis’ analysis, and that the parties to the Business Combination Agreement and Wiggle SPA would comply with all the material terms of the Business Combination Agreement and the Wiggle SPA. Moelis assumed, with the Yucaipa Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination would be obtained except to the extent that could not be material to their analysis. In addition, representatives of Yucaipa advised Moelis, and Moelis assumed, with the Yucaipa Board’s consent, that the TopCo-Yucaipa Business Combination would qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, June 10, 2021, and Moelis assumed no responsibility to update its opinion for developments after such date.

Moelis’ opinion was for the use and benefit of the Yucaipa Board (solely in its capacity as such) in its evaluation of the Business Combination. Moelis’ opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion did not address the fairness of the Business Combination or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Yucaipa, SSU or Wiggle. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, whether relative to the Consideration or otherwise. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

The following is a summary of the material financial analyses presented by Moelis to the Yucaipa Board at its meeting held on June 10, 2021, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Summary of Financial Analyses of SSU

Financial data for SSU was based on financial forecasts and other information and data prepared by SSU and provided by Yucaipa’s management, including, among other things, SSU’s projections of SSU’s revenue, its net revenues less cost of materials and Adjusted EBITDA for all periods, as described further in the section “—Projected Financial Information.” Such financial projections were converted to USD as necessary using the applicable currency exchange rates as of June 8, 2021.

Discounted Cash Flow Analysis.

Moelis performed a discounted cash flow (“DCF”) analysis of Pro Forma SSU using the financial forecast and other information and data provided by SSU’s management to calculate the estimated present value of the future unlevered after-tax free cash flows projected to be generated by Pro Forma SSU from January 1, 2021 to fiscal year end 2025, and the estimated present value of the terminal value. Unlevered after-tax free cash flow estimates through fiscal year end 2025 and the terminal value were discounted to December 31, 2020 using mid-year discounting convention. In performing the DCF analysis of Pro Forma SSU, Moelis utilized a range of discount rates of 7.75% to 10.50% based on an estimate of SSU’s weighted average cost of capital (“WACC”). The WACC range reflected a derived cost of equity using (i) a risk-free rate based on 20-year U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the selected companies described below under the heading “—Selected Public Companies Analysis”, (iii) an equity risk premium, and (iv) a size premium. Moelis estimated a terminal value based on the terminal multiple method using multiple ranges of 1.0x to 1.6x total enterprise value (“Total Enterprise Value”) to Net Revenue, which was informed by historical trading multiples of Total Enterprise Value to NTM Net Revenue of the selected publicly traded companies that had relevant historical trading data. The terminal value represented approximately 94% - 97% of Pro Forma SSU’s total DCF net present value.

This analysis indicated an implied Total Enterprise Value range for Pro Forma SSU of $2,627 million to $4,643 million as compared to the Total Enterprise Value of $3,230 million implied by the Business Combination.

Selected Publicly Traded Companies Analysis.

Moelis reviewed financial and stock market information of a selected group of publicly traded companies whose operations Moelis believed, based on its experience and professional judgement, to be generally relevant in certain respects to Pro Forma SSU for the purposes of its financial analysis. Since there were no publicly traded companies whose combination of business model, product offering, user focus and growth profile were identical to Pro Forma SSU, Moelis selected for purposes of its analysis ten e-commerce companies: Chewy, Inc., Zalando SE, THG PLC, ASOS plc, Stitch Fix, Inc., Revolve Group, Inc., Zur Rose Group AG, Shop Apotheke Europe NV, MyTheresa Group and Boozt AB. Although none of these ten selected public e-commerce companies were directly comparable to Pro Forma SSU, Moelis focused on these companies because, among other things, these companies have one or more similar operating characteristics as Pro Forma SSU including business profile and end-markets, product offering, geographic mix and company size and financial characteristics as Pro Forma SSU, including projected revenue, revenue compounded annual growth rate, gross margins and EBITDA margins, among other characteristics.

Estimates in this section focus on Total Enterprise Value to estimated revenue multiples for the years ended September 30, 2021 and September 30, 2022 (which we refer to in this section “—Opinion of Yucaipa’s Financial Advisor” as “FY2021” and “FY2022”.)

Moelis reviewed the Total Enterprise Value of each of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on June 8, 2021, plus, as of the relevant company’s most recently reported quarter end (with pro forma adjustments for any publicly announced corporate actions following the most recent reporting quarter), preferred stock, net debt, including convertible debt, and, where applicable, book value of non-controlling interests) as a multiple of estimated revenue, in each case for 2021 and 2022 calendarized to be a fiscal year end of September 30. Revenue data for the selected companies were based on publicly available consensus research analysts’ estimates and Total Enterprise Value related data for the selected companies was based on public filings and other publicly available information, each as of June 8, 2021.

The Total Enterprise Value to estimated revenue multiples, and the estimated revenue amounts used to derive such multiples, for the ten selected companies utilized by Moelis for purposes of this analysis are summarized in the table below:

	Revenue ($MM)		Total Enterprise Value / Revenue
Company	2021E	2022E	2021E	2022E
ASOS plc	$5,610	$6,637	1.3x	1.1x
Boozt AB	$633	$745	2.3x	1.9x
Chewy, Inc.	$8,532	$10,271	3.9x	3.3x
MyTheresa Group	$747	$919	3.7x	3.0x
Revolve Group, Inc.	$716	$878	5.5x	4.5x
Shop Apotheke Europe NV	$1,438	$1,749	2.3x	1.9x
Stitch Fix, Inc.	$2,040	$2,462	3.8x	3.2x
THG PLC	$2,942	$3,770	3.7x	2.9x
Zalando SE	$10,928	$14,362	2.8x	2.2x
Zur Rose Group AG	$2,042	$2,695	1.9x	1.4x
Median			3.3x	2.5x
Mean			3.1x	2.5x

Based on the foregoing and using its professional judgment, Moelis selected and applied reference range multiples of (i) 1.75x to 3.3x to the projected revenue of Pro Forma SSU for FY2021 and (ii) 1.50x to 2.50x to the projected revenue of Pro Forma SSU for FY2022, in each case as reflected in SSU’s projections of Pro Forma SSU’s revenue for such periods. No individual multiple was determinative of the reference range.

This analysis indicated the following implied Total Enterprise Value ranges for SSU as compared to the Total Enterprise Value of $3,230 million implied by the Business Combination:

Total Enterprise Value as a Multiple of:	Implied Total Enterprise Value Range ($MM)
FYE 2021E Revenue	$2,879 - $5,430
FYE 2022E Revenue	$2,977 - $4,961

Selected Precedent Transactions Analysis.

Moelis reviewed financial information of certain selected transactions announced within the past five years involving companies in the E-Commerce industry which Moelis believed, based on its experience and professional judgement, to be generally relevant in certain respects to Pro Forma SSU. In performing this analysis, Moelis reviewed implied transaction values of the selected transactions as a multiple, to the extent the information was publicly available, of the relevant target’s revenue for the latest 12 month period (“LTM”) for which financial information was publicly available immediately preceding announcement of the relevant transaction. Financial data for the relevant transactions was based on publicly available information at the time of announcement of the relevant transaction.

The results of this analysis and the transaction values of the selected precedent transactions are summarized in the following table:

Announcement Date	Target	Acquiror	TEV / LTM REVENUE	Transaction Value ($MM)
Jan-21	WiggleCRC	SIGNA Sports United GmbH	1.2x	$676
Dec-20	Dermstore LLC	THG Holdings Ltd.	1.8x	350
Dec-20	Barkbox, Inc.	Northern Star Acquisition Corp.	5.0x	1,642
Jun-20	MIRROR	lululemon athletica inc.	5.0x	500
Nov-19	Fitbit	Google LLC	1.2x	1,845
Jun-19	Shutterfly Inc	Apollo Global Management	1.3x	2,708
Aug-18	MVMT Watches Inc.	Movado Group	2.8x	200
May-18	Flipkart Group	Walmart Inc.	4.1x	18,779
Jan-18	YOOX Net-A-Porter Group S.p.A.	Richemont SA	2.5x	6,332
Nov-17	Purple Innovation, LLC	Global Partner Acquisition Corp.	5.6x	886
Sep-17	Europa Apotheek Venlo BV	Shop Apotheke Europe NV	0.8x	152
Nov-16	Blue Nile Inc.	Bain Capital	1.0x	456

In reviewing the characteristics of the selected precedent transactions for purposes of determining a reference range, Moelis noted that the transactions reviewed had an overall mean of 2.7x and an overall median of 2.1x. In addition, Moelis believed that the WiggleCRC transaction was less instructive given the lower growth profile of WiggleCRC.

Based on the foregoing analysis and using its professional judgment, Moelis applied a reference range multiple of 2.1x to 2.7x to Pro Forma SSU’s LTM net revenue, which assumed LTM net revenue as of December 31, 2020 equal to 75% of FY2020 actual net revenue (which includes FY2020 Net Revenue for MSI and Tennis Express), plus 25% of FY2021 estimated net revenue.

This analysis indicated an implied total enterprise value range for Pro Forma SSU of $3,119 to $4,010, as compared to the Total Enterprise Value of $3,230 million implied by the Business Combination.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in, or reviewed in connection with, the analyses described above is identical to Yucaipa, SSU, Pro Forma SSU or the Business Combination. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Yucaipa, Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Consideration was determined through arms’ length negotiations between Yucaipa and SSU and was approved by the Yucaipa Board. Moelis did not recommend any specific Consideration to Yucaipa or the Yucaipa Board, or that any specific amount or type of Consideration constituted the only appropriate Consideration for the Business Combination.

Moelis was engaged by Yucaipa to act as its financial advisor in connection with the Business Combination pursuant to the engagement letter between Moelis and Yucaipa, dated as of March 23, 2021 (as amended on May 4, 2021, the “Engagement Letter”), and will receive (i) a transaction fee for its services of $3.5 million all of which is contingent upon the consummation of the Business Combination, and (ii) an opinion fee of $1 million, of which $250,000 became payable upon rendering of Moelis’s opinion, $250,000 will become payable at the earlier of (x) the closing of the Business Combination, (y) six months from the rendering of Moelis’ opinion, or (z) upon dissolution of Yucaipa, and $500,000 will become payable upon closing of the Business Combination, which such $500,000 will be offset, to the extent previously paid, against the transaction fee above. No part of Moelis’ fee is conditioned upon the conclusion expressed in its opinion. Yucaipa also agreed in the Engagement Letter to reimburse Moelis for certain expenses that Moelis has incurred in performing services pursuant to the Engagement Letter, and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of Yucaipa, TopCo, SSU and Wiggle. Moelis has provided investment banking and other services to an affiliate of Yucaipa and affiliates of Wiggle, and in the future, Moelis may provide investment banking or other services to such persons or their respective affiliates and has received and may receive compensation for such services. Moelis and its affiliates may, in the future, provide investment banking and other services to SSU (other than for the Business Combination), including services prior to the closing of the Business Combination to SSU and Yucaipa, collectively. In the past two years prior to the date of its opinion, Moelis has acted as a financial advisor to an affiliate of Yucaipa on one engagement, for which Moelis received approximately $2.5 million in aggregate compensation. In the past two years prior to the date of its opinion, Moelis has acted as a financial advisor to affiliates of Wiggle on seven engagements, for which Moelis received approximately $12.2 million in aggregate compensation. In the past two years prior to the date of its opinion, Moelis has not provided investment banking or other services to SSU for which Moelis has received compensation.

The Yucaipa Board selected Moelis as its financial advisor in connection with the Business Combination because Moelis has substantial experience in similar transactions and familiarity with Yucaipa. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Yucaipa Board to vote in favor of the Business Combination, Yucaipa shareholders should be aware that aside from their interests as shareholders, the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Yucaipa shareholders generally. The Yucaipa Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business

Combination, and in recommending to Yucaipa shareholders that they approve the Business Combination Proposal and the Merger Proposal. Yucaipa shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the Merger Proposal.

These interests include:

•

the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed not to redeem any Yucaipa Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that Yucaipa Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $             based upon the closing price of $             per public share on the NYSE on                 , 2021, the record date for the General Meeting;

•

the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Yucaipa fails to complete an initial business combination by August 6, 2022;

•	the fact that the Registration Rights Agreement will be entered into by the Yucaipa Initial Shareholders;

•

the fact that Yucaipa Sponsor paid an aggregate of $8,900,000 for its 5,933,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by August 6, 2022. The Private Placement Warrants had an estimated aggregate value of $             based on the closing price of $             per warrant on the NYSE on                 , 2021, the record date for the General Meeting;

•

the fact that, in connection with the PIPE Financing, Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) will purchase 5,000,000 TopCo Shares, which are not subject to a post-Closing lock-up period, for an aggregate of $50,000,000;

•

the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the right of the Yucaipa Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods (it being understood that no selling restrictions apply to the TopCo Ordinary Shares issued in the PIPE Financing);

•	the anticipated designation by Yucaipa of Richard d’Abo as a non-executive director of TopCo following the Business Combination;

•	the continued indemnification of Yucaipa’s existing directors and officers and the continuation of Yucaipa’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that Yucaipa Sponsor and Yucaipa’s officers and directors will lose their entire investment in Yucaipa and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 6, 2022. If an initial business combination is consummated by August 6, 2022, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by Yucaipa Sponsor and its affiliates and Yucaipa’s officers and directors in connection with activities on Yucaipa’s behalf. The aggregate value of all out-of-pocket expenses for which Yucaipa Sponsor and Yucaipa’s officers and directors are entitled to reimbursement as of                 , 2021, the record date for the General Meeting is $            ;

•

the fact that if the Trust Account is liquidated, including in the event Yucaipa is unable to complete an initial business combination within the required time period, Yucaipa Sponsor has agreed to indemnify Yucaipa to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yucaipa has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yucaipa, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	the fact that the 8,565,000 Founder Shares held by Sponsor prior to the Closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares.

These interests may influence Yucaipa’s directors in making their recommendation that Yucaipa shareholders vote in favor of the approval of the Business Combination.

Redemption Rights

Pursuant to Yucaipa’s amended and restated memorandum and articles of association, holders of Yucaipa public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Yucaipa’s amended and restated memorandum and articles of association. As of March 31, 2021, this would have amounted to approximately $10.00 per share. If a holder of Yucaipa public shares exercises his, her or its redemption rights, then such holder will be exchanging his, her or its Class A Shares for cash and will not own shares of TopCo following the closing of the Business Combination. Such a holder will be entitled to receive cash for his, her or its public shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her or it or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more 15% of the Class A Shares included in the Yucaipa Public Units sold in the Yucaipa IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

It is anticipated that upon completion of the Business Combination following implementation of the Conversion and Roll-up in full: (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 10.0% of TopCo; (ii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.8% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee(s) with respect to the Sponsor PIPE) will own approximately 2.9% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 59.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.6% of TopCo, (vii) the Roll-up Minorities will own approximately 6.6% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo. These levels of ownership interests assume that (A) no Class A Shares are elected to be redeemed by Yucaipa’s public shareholders (B) that 37,200,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) Participating Shareholders represent 100% of the issued and outstanding shares of SSU.

The ownership percentages with respect to TopCo following the Business Combination do not take into account the warrants to purchase TopCo Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will immediately be exchanged for an equivalent number of TopCo Shares at the closing of the Business Combination (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Shares). If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in TopCo will be different. For more information, please see the sections entitled “The Business Combination — Ownership of TopCo” and “Unaudited Pro Forma Condensed Combined Financial Information — Redemption Scenarios.”

Assuming Yucaipa Sponsor will exercise its 5,933,333 Private Placement Warrants to purchase an additional 5,933,333 TopCo Shares, (i) Yucaipa Sponsor would hold 15,748,333 TopCo Shares, which constitutes approximately 4.5% of the outstanding TopCo Shares, (ii) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 9.9% of TopCo, (iii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 10.7% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 4.1% of TopCo; (v) SSU’s Initial Shareholders will own approximately 58.5% of TopCo; (vi) the SSU Convertible Loan Lenders will own approximately 5.5% of TopCo, (vii) the Roll-up Minorities will own approximately 6.5% of TopCo, and (viii) SSU’s management will own approximately 0.4% of TopCo, resulting in an amount of 349,242,719 total TopCo Shares outstanding.

Alternatively, assuming that (A) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied without triggering the provisions of the Redemption Offset Agreement and therefore no Shortfall Amount would result, (B) that 37,200,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) Participating Shareholders represent 100% of the issued and outstanding shares of SSU, the levels of ownership will be as follows: (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 5.5% of TopCo; (ii) the PIPE Investors (including Ronald W. Burkle or his assignee(s) under the Subscription Agreement to which he is a party with respect to the Sponsor PIPE) will own approximately 11.4% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee(s) with respect to the Sponsor PIPE) will own approximately 3.0% of TopCo; (iv) the sellers in the Wiggle Acquisition will own approximately 4.4% of TopCo; (v) the SSU equityholders will own approximately 75.3% of TopCo; and (vi) SSU’s management will own approximately 0.4% of TopCo. If the actual facts are different than these above assumptions (which they are likely to be), the relative ownership percentages in TopCo will be different.

Should Class A Shares be elected to be redeemed by Yucaipa public shareholders to the extent that the Shortfall Amount (as defined in the Redemption Offset Agreement) is $90 million, (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 2.7% of TopCo; (ii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 11.4% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee(s) with respect to the Sponsor PIPE) will own approximately 3.0% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 5.3% of TopCo; (v) SSU equity holders will own approximately 77.2% of TopCo, and (vi) SSU’s management will own approximately 0.4% of TopCo.

However, if Yucaipa Public Shareholders exercise redemption rights to the extent that the Shortfall Amount (as defined in the Redemption Offset Agreement) exceeds $90 million and is equal to the Wiggle Deferred Cash Consideration, (i) Yucaipa’s public shareholders (other than the PIPE Investors) will own approximately 0.1% of TopCo; (ii) the PIPE Investors (including Mr. Burkle or his assignee(s) under the Subscription Agreement to which he is a party, with respect to the Sponsor PIPE) will own approximately 11.4% of TopCo; (iii) the Yucaipa Initial Shareholders (including Yucaipa Sponsor but not including Mr. Burkle or his assignee (s) with respect to the Sponsor PIPE) will own approximately 3.0% of TopCo; (iv) the Wiggle Sellers under the Wiggle Acquisition will own approximately 7.9% of TopCo; (v) SSU equity holders will own approximately 77.2% of TopCo, and (vi) SSU’s management will own approximately 0.0% of TopCo.

By way of background, based on the fair value of marketable securities held in the Trust Account of approximately $345.0 million as of March 31, 2021 and 34,500,000 Class A Shares outstanding, the Class A Share Redemption Price would amount to $10 and the Redemption Threshold Amount would amount to approximately $167 million, assuming the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied. The amount by which the Actual Redemption Amount (as defined in the Redemption Offset Agreement) exceeds the Redemption Threshold Amount will account for the Shortfall Amount.

As such, holders of Yucaipa public shares who choose not redeem their Class A Shares may experience immediate and material dilution upon closing of the Business Combination.

Yucaipa has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Yucaipa public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $345.0 million as of March 31, 2021. The Business Combination Agreement provides that SSU’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) and the Aggregate PIPE Proceeds (net of any unpaid transaction expenses of SSU and Yucaipa) being at least the Minimum Cash Amount, which can be reasonably estimated to be $550.0 million, including $372.0 million in proceeds from the PIPE Financing and net of unpaid transaction expenses of SSU and Yucaipa. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Yucaipa’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then SSU may elect not to consummate the Business Combination. In addition, in no event will Yucaipa redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Yucaipa amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Under these circumstances, Yucaipa shareholders may exercise their redemption rights with respect to a maximum of 16,700,000 redeemable Class A Shares upon consummation of the Business Combination at a redemption price of approximately $10.00 per share (assuming that unpaid expenses related to the Business Combination of $19.4 million are paid out of the Trust Account). The estimated per share redemption value of $10.00 was calculated by dividing the Yucaipa Trust Account balance of approximately $345.0 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information —Redemption Scenarios”. Yucaipa shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “General Meeting of Yucaipa Shareholders — Redemption Rights” in order to properly redeem their public shares. Please see the section entitled “Events after the execution of the Business Combination Agreement—Redemption Offset Agreement” for more information regarding the arrangements to offset redemptions that occur above a certain level.

Holders of Yucaipa Public Warrants will not have redemption rights with respect to such warrants. The value of the 17,433,333 Yucaipa Public Warrants, based on $1.48, the average of the high and low prices of the public warrants of Yucaipa as reported on NYSE on November 22, 2021, is approximately $25,801,333.

The per-share amount Yucaipa will distribute to investors who properly redeem their Class A Shares will not be reduced by the aggregate deferred underwriting commission of approximately $12.1 million that Yucaipa will pay to the underwriters of the Yucaipa IPO or transaction expenses of SSU and Yucaipa incurred in connection with the Business Combination.

The following table presents the deferred underwriting commission as a percentage of the aggregate proceeds from Yucaipa’s IPO across varying redemption scenarios, if Yucaipa had only sold the shares remaining after each such redemption.

No Redemptions		Median Redemptions(1)		Maximum Redemptions(2)
Number of Shares Remaining	Underwriting commission as a % of proceeds from Yucaipa’s IPO	Number of Shares Remaining	Underwriting commission as a % of proceeds from Yucaipa’s IPO	Number of Shares Remaining	Underwriting commission as a % of proceeds from Yucaipa’s IPO
34,500,000	3.5%	26,150,000	4.6%	17,800,000	6.8%

(1)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 8,350,000 of Yucaipa’s public shares, which represents redemption of approximately 24.2% of Yucaipa’s public shares and which is 50% of the maximum number of redemptions which may occur, at a redemption price of approximately €8.53 per share, for an aggregate redemption payment of approximately €71.2 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $599.2 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing. The

estimated per share redemption value of €8.53 was calculated by dividing the Yucaipa Trust Account balance of approximately €294.3 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.
(2)

Assumes that Yucaipa’s public shareholders exercise redemption rights with respect to 16,700,000 of Yucaipa’s public shares, which represents redemption of approximately 48.4% of Yucaipa’s public shares and which is the maximum number of redemptions which may occur, at a redemption price of approximately €8.53 per share, for an aggregate redemption payment of approximately €142.4 million. This would leave behind Aggregate TopCo Transaction Proceeds of at least $550.0 million, consisting of cash in the Trust Account and the Aggregate PIPE Proceeds, to be delivered at Closing of the Business Combination and the PIPE Financing. The estimated per share redemption value of €8.53 was calculated by dividing the Yucaipa Trust Account balance of approximately €294.3 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Yucaipa’s public shareholders is unknowable prior to the Yucaipa shareholder vote with respect to the Business Combination.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination:

Sources & Uses

(No Redemption Scenario — Assuming No Redemptions of the Outstanding Class A Shares

by Yucaipa Shareholders)

Sources		Uses
	(in $ million)		(in $ million)
Yucaipa Trust Account(1)	$345.0	Transaction Expenses	$57.9
PIPE Financing	$372.0	Additional Cash on Balance Sheet	$237.5
SSU Equity Rollover(2)	$2,461.9	SSU Equity Rollover(2)	$2,461.9
SSU Management	$12.9	SSU Management	$12.9
Yucaipa Founder Shares	$99.1	Yucaipa Founder Shares	$99.1
Wiggle Sellers	$142.2	Wiggle Sellers	$142.2
		Wiggle Cash Consideration	$337.3
		Wiggle Deferred Cash Consideration	$84.3
Total Sources	$3,433.1	Total Uses	$3,433.1

(1)	As of March 31, 2021.
(2)	Assumes that Participating Shareholders represent 100% of the issued and outstanding shares of SSU. 51,000,000 Earn-out Shares issuable under the Earn-out Agreement are excluded.

Sources & Uses

(Maximum Redemption Scenario without Redemption Offset Agreement — Assuming Redemptions of 16,700,000(1) Outstanding Class A Shares by Yucaipa Shareholders)

Sources		Uses
	(in $ million)		(in $ million)
Yucaipa Trust Account(2)	$345.0	Transaction Expenses	$57.9
PIPE Financing	$372.0	Additional Cash on Balance Sheet	$70.5
SSU Equity Rollover(3)	$2,461.9	SSU Equity Rollover(3)	$2,461.9
SSU Management	$12.9	SSU Management	$12.9
Yucaipa Founder Shares	$99.1	Yucaipa Founder Shares	$99.1
Wiggle Sellers	$142.2	Wiggle Sellers	$142.2
		Wiggle Cash Consideration	$337.3
		Wiggle Deferred Cash Consideration	$84.3
		Redemption of Class A Shares	$167.0
Total Sources	$3,433.1	Total Uses	$3,433.1

(1)

Assumes (i) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied (assuming that 37,200,000 TopCo Shares are issued in connection with the PIPE Financing) and (ii) that the amount in the Trust Account is $345,028,426 (which was the approximate value of the Trust Account as of March 31, 2021).

(2)	As of March 31, 2021.
(3)	Assumes that Participating Shareholders represent 100% of the issued and outstanding shares of SSU. 51,000,000 Earn-out Shares issuable under the Earn-out Agreement are excluded.

Sources & Uses

(Maximum Redemption Scenario if Shortfall Amount is $90 million — Assuming Redemption of 25,700,000(1) Outstanding Class A Shares by Yucaipa Shareholders)

Sources		Uses
	(in $million)		(in $million)
Yucaipa Trust Account(2)	$345.0	Transaction Expenses	$57.9
PIPE Financing	$372.0	Additional Cash on Balance Sheet	$70.5
SSU Equity Rollover(3)	$2,461.9	SSU Equity Rollover(3)	$2,461.9
SSU Management	$12.9	SSU Management	$12.9
Yucaipa Founder Shares	$99.1	Yucaipa Founder Shares	$99.1
Wiggle Sellers	$142.2	Wiggle Sellers	$142.2
SISH Redemption Offset Payment(4)	$60.0	Wiggle Cash Consideration	$307.3
		Wiggle Deferred Cash Consideration	$84.3
		Redemption of Class A Shares	$257.0
Total Sources	$3,493.1	Total Uses	$3,493.1

(1)

Assumes (i) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied (assuming that 37,200,000 TopCo Shares are issued in connection with the PIPE Financing), (ii) SISH will receive an additional 6,000,000 TopCo Shares and the Wiggle Sellers will receive an additional 3,000,000 TopCo Shares in accordance with the Redemption Offset Agreement and (iii) that the amount in the Trust Account is $345,028,426 (which was the approximate value of the Trust Account as of March 31, 2021).

(2)	As of March 31, 2021.
(3)	Assumes that Participating Shareholders represent 100% of the issued and outstanding shares of SSU. 51,000,000 Earn-out Shares issuable under the Earn-out Agreement are excluded.
(4)	Corresponds to the investment made by SISH in TopCo pursuant to the Redemption Offset Agreement.

Sources & Uses

(Maximum Redemption Scenario if Shortfall Amount exceeds $90 million and is equal to the Wiggle Deferred Cash Consideration — Assuming Redemption of 34,233,211(1) Outstanding Class A Shares by Yucaipa Shareholders)

Sources		Uses
	(in $million)		(in $million)
Yucaipa Trust Account(2)	$345.0	Transaction Expenses	$57.9
PIPE Financing	$372.0	Additional Cash on Balance Sheet	$70.5
SSU Equity Rollover(3)	$2,461.9	SSU Equity Rollover(3)	$2,461.9
SSU Management	$12.9	SSU Management	$12.9
Yucaipa Founder Shares	$99.1	Yucaipa Founder Shares	$99.1
Wiggle Sellers	$142.2	Wiggle Sellers	$142.2
SISH Redemption Offset Payment(4)	$60.0	Wiggle Cash Consideration	$307.3
		Redemption of Class A Shares	$342.3
Total Sources	$3,493.1	Total Uses	$3,493.1

(1)

Assumes (i) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied (assuming that 37,200,000 TopCo Shares are issued in connection with the PIPE Financing), (ii) SISH will receive an additional 6,000,000 TopCo Shares and the Wiggle Sellers will receive an additional 11,533,211 TopCo Shares in accordance with the Redemption Offset Agreement and (iii) that the amount in the Trust Account is $345,028,426 (which was the approximate value of the Trust Account as of March 31, 2021).
(2)	As of March 31, 2021.
(3)	Assumes that Participating Shareholders represent 100% of the issued and outstanding shares of SSU. 51,000,000 Earn-out Shares issuable under the Earn-out Agreement are excluded.
(4)	Corresponds to the investment made by SISH in TopCo pursuant to the Redemption Offset Agreement.

Certain Information Relating to TopCo

Listing of TopCo Shares and TopCo Public Warrants on NYSE

TopCo Shares and TopCo Public Warrants currently are not traded on a stock exchange. TopCo intends to apply to list the TopCo Shares and the TopCo Public Warrants on NYSE under the symbols “SSU” and “SSUW,” respectively, upon the closing of the Business Combination.

Restrictions on Resales

All TopCo Shares and TopCo Public Warrants received by Yucaipa public shareholders in the Business Combination are expected to be freely tradable, except that TopCo Shares and TopCo Public Warrants received in the Business Combination by persons who become affiliates of TopCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of TopCo generally include individuals or entities that control, are controlled by or are under common control with, TopCo and may include the directors and executive officers of TopCo, as well as its principal shareholders.

Delisting of Yucaipa Ordinary Shares and Deregistration of Yucaipa

Yucaipa and SSU anticipate that, following consummation of the Business Combination, the Class A Shares, Yucaipa Public Units and Yucaipa Public Warrants will be delisted from NYSE, and Yucaipa will be deregistered under the Exchange Act.

Emerging Growth Company; Foreign Private Issuer

TopCo is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. TopCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which TopCo has total annual gross revenue of at least $1.07 billion or (c) in which TopCo is deemed to be a large accelerated filer, which means the market value of TopCo Shares held by non-affiliates exceeds $700 million as of the last business day of TopCo’s prior fiscal quarter, and (ii) the date on which TopCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. TopCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that TopCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

As a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a

“foreign private issuer,” TopCo’s officers and directors and holders of more than 10% of the issued and outstanding TopCo Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section  16 short swing profit reporting and liability.

Comparison of Shareholder Rights

Until consummation of the Merger, Cayman Islands law and the Yucaipa amended and restated memorandum and articles of association will continue to govern the rights of Yucaipa shareholders. After consummation of the Merger, Dutch law and the TopCo Articles of Association will govern the rights of TopCo shareholders.

There are certain differences in the rights of Yucaipa shareholders prior to the Business Combination and the rights of TopCo shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Certain Tax Consequences of the Business Combination

Please see the section entitled “Tax Considerations.”

Accounting Treatment of the Business Combination

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. For accounting and financial reporting purposes, the Exchange will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on International Accounting Standards Board (“IASB”) International Financial Reporting Standard (“IFRS”) 2, Share-based Payment (“IFRS 2”).

Appraisal Rights

The Cayman Islands Companies Act provides that a shareholder of a Cayman company shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation. However, such rights are not available in respect of the shares of any class for which an open market exists on a recognized stock exchange where, upon the merger or the consolidation, the shareholder receives, amongst other things, either:

(i)	shares of a surviving or consolidated company, or depository receipts in respect thereof; or

(ii)

shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders.

With respect to the Merger, (i) NYSE is a recognized stock exchange and is a national securities exchange and (ii) Yucaipa shareholders will receive shares of the surviving company and (iii) immediately following receipt of shares of the surviving company, Yucaipa shareholders will then exchange such shares for TopCo Shares that will be listed on NYSE. Accordingly, Dissenter Rights will not be available in respect of the Merger. Please see the section entitled “Proxy Solicitation” for more information. The absence of Dissenter Rights does not impede a shareholder’s ability to exercise such shareholder’s redemption rights as outlined in the Yucaipa amended and restated memorandum and articles of association.

Appraisal rights are not available to holders of SSU Shares in connection with the Business Combination.

TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations to U.S. Holders

The following discussion is a summary of U.S. federal income tax considerations applicable to you if you are U.S. Holder (as defined below) of Class A Shares and Yucaipa Public Warrants (other than Yucaipa Sponsor or any of its affiliates), as a consequence of (i) electing to have your shares redeemed for cash if the acquisition is completed, (ii) the TopCo-Yucaipa Business Combination, and/or (iii) the ownership and disposition of TopCo Shares and TopCo Public Warrants after the TopCo-Yucaipa Business Combination. This discussion addresses only those U.S. Holders that hold Class A Shares and/or Yucaipa Public Warrants as a capital asset (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions,

•	insurance companies,

•	mutual funds,

•	pension plans,

•	S corporations,

•	broker-dealers,

•	traders in securities that elect mark-to-market treatment,

•	regulated investment companies,

•	real estate investment trusts,

•	trusts and estates,

•	tax-exempt organizations (including private foundations),

•

investors that hold Class A Shares or Yucaipa Public Warrants or who will hold TopCo Shares or TopCo Public Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes,

•	investors subject to the alternative minimum tax provisions of the U.S. Tax Code,

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar,

•	U.S. expatriates or former long-term residents of the U.S.,

•	investors subject to the U.S. “inversion” rules,

•

U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of our Class A Shares, or, following the TopCo-Yucaipa Business Combination, TopCo Shares,

•	persons who purchase stock in TopCo as part of the Private Placement,

•	persons who received any of Yucaipa’s stock as compensation,

•	passive foreign investment companies,

•	controlled foreign corporations,

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the U.S. Tax Code, and

•	persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in SSU prior to the TopCo-Yucaipa Business Combination, including holders of Class A Shares or Yucaipa Public Warrants that also hold, directly or indirectly, equity interests in SSU. With respect to the consequences of holding TopCo Shares or TopCo Public Warrants, this discussion is limited to U.S. Holders who acquire such TopCo Shares in connection with the TopCo-Yucaipa Business Combination or as a result of the exercise of a TopCo Public Warrant, and U.S. Holders who acquire such TopCo Public Warrants in connection with the TopCo-Yucaipa Business Combination.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Class A Shares or Yucaipa Public Warrants or TopCo Shares or TopCo Public Warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Class A Shares or Yucaipa Public Warrants or TopCo Shares or TopCo Public Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the TopCo-Yucaipa Business Combination and/or the ownership and disposition of TopCo Shares and TopCo Public Warrants by the partnership.

This summary is based upon the U.S. Tax Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below.

For purposes of this discussion, because any Yucaipa Public Unit consisting of one Class A Share and one-third of a Yucaipa Public Warrant is separable at the option of the holder, Yucaipa is treating any Class A Shares and one-third of a Yucaipa Public Warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a Yucaipa Public Unit in connection with the consummation of the TopCo-Yucaipa Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of Class A Shares and Yucaipa Public Warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any foreign tax consequences of the transactions contemplated by the TopCo-Yucaipa Business Combination (including any Redemption (as defined below)) with respect to any Class A Shares and Yucaipa Public Warrants held through a Yucaipa Public Unit (including alternative characterizations of a Yucaipa Public Unit).

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Class A Shares or Yucaipa Public Warrants, or of TopCo Shares or TopCo Public Warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the U.S. Tax Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

The following discussion assumes that any redemption of Class A Shares pursuant to the redemption provisions described in the section entitled “General Meeting of Yucaipa Shareholders — Redemption Rights” (a “Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the TopCo-Yucaipa Business Combination. Such treatment is not free from doubt, particularly if you elect to redeem some, but not all, of the Class A Shares held by you immediately prior to the TopCo-Yucaipa Business Combination. See “—Tax Consequences of the TopCo-Yucaipa Business Combination to U.S. Holders” below for more information. You are urged to consult your tax advisor regarding the tax consequences to you of electing to redeem some, but not all of your Class A Shares held by you.

Redemption of Class A Shares

If you are a U.S. Holder and elect to redeem some or all of your Class A Shares in a Redemption, subject to the discussion of the PFIC rules below, the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as sale of the Class A Shares under Section 302 of the U.S. Tax Code taxable as described below under the heading “— Taxable Sale or Exchange of Class A Shares,” or rather as a distribution taxable as described below under the heading “— Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of shares of Yucaipa’s stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Yucaipa Public Warrants and taking into account any ownership in TopCo Shares and/or TopCo Public Warrants immediately after the TopCo-Yucaipa Business Combination) relative to all of our shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption of Class A Shares generally will be treated as a sale of our Class A Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of Yucaipa’s stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A Shares which could be acquired pursuant to the exercise of any Yucaipa Public Warrants held by it (and, after the completion of the TopCo-Yucaipa Business Combination, TopCo Shares which could be acquired by exercise of the TopCo Public Warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock (including the Class A Shares and TopCo Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption of Class A Shares must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Yucaipa’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Yucaipa’s stock actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption of the Class A Shares will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of Class A Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption of their Class A Shares would be treated as a sale or as a distribution under the U.S. Tax Code.

Taxable Sale or Exchange of Class A Shares

Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a Class A Share (rather than a distribution with respect to such Class A Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption of such Class A Share and (ii) the U.S. Holder’s adjusted tax basis in such Class A Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Share exceeds one year. A U.S. Holder’s adjusted tax basis in a Class A Share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of a Yucaipa Public Warrant, the initial basis of the Class A Share upon exercise of the Yucaipa Public Warrant (generally determined as described below in “— Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants — Exercise or Lapse of a Warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption of a Class A Share is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Shares and will be treated as described above under “— Taxable Sale or Exchange of Class A Shares.” Amounts treated as dividends that Yucaipa pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Class A Shares are readily tradable on an established securities market in the United States, Yucaipa is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because Yucaipa believes it is likely that Yucaipa was a PFIC for our most recent taxable year (as discussed below under “— PFIC Considerations”) dividends Yucaipa pays to a non-corporate U.S. Holder generally will not constitute “qualified dividends” that would be taxable at a reduced rate.

PFIC Considerations

As discussed more fully below under — “Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants — Passive Foreign Investment Company Rules,” if Yucaipa is a passive foreign investment company (“PFIC”) for any taxable year, U.S. Holders of Class A Share or Yucaipa Public Warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to Yucaipa’s stock, and may be subject to additional reporting requirements. Because Yucaipa is a blank-check company with no current active business, based upon the composition of Yucaipa’s income and assets, Yucaipa believes that it is likely Yucaipa was a PFIC for its first taxable year. However, it may qualify for an exception under which a corporation will not be treated as a PFIC for the first taxable year in which it has gross income. There can be no assurance, however, that Yucaipa and TopCo will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If Yucaipa is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its Class A Shares Redeemed would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for Yucaipa’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). These rules are described more fully below under “— Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants — Passive Foreign Investment Company Rules.”

The application of the PFIC rules to Yucaipa Public Warrants is unclear. A proposed Treasury Regulation issued under these rules generally treats an “option” (which would include a Yucaipa Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under these rules provides that the holder of an option is not entitled make the PFIC Elections. If the proposed Treasury Regulation were to apply to a U.S. Holder of Yucaipa Public Warrants, any gain recognized by a U.S. Holder on the deemed receipt of TopCo Public Warrants could be subject to the special tax and interest charge.

It is difficult to predict if the proposed Treasury Regulations under the PFIC rules will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be retroactive to the date of the Business Combination.

The rules dealing with PFICs discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of the PFIC rules to your exchange of Class A Shares and/or Yucaipa Public Warrants under your particular circumstances, including as a result of PFIC Elections such U.S. Holders may have made (or may wish to make for the taxable year including the Business Combination).

IF YOU ARE A HOLDER OF CLASS A SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the TopCo-Yucaipa Business Combination to U.S. Holders

The discussion under this heading “— Tax Consequences of the TopCo-Yucaipa Business Combination to U.S. Holders” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to Yucaipa, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Class A Shares and Yucaipa Public Warrants as a result of the TopCo-Yucaipa Business Combination, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Yucaipa, TopCo and Merger Sub.

The U.S. federal income tax consequences of the TopCo-Yucaipa Business Combination will depend primarily upon whether the TopCo-Yucaipa Business Combination qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the TopCo-Yucaipa

Business Combination, we will change our jurisdiction of incorporation by merging with and into Merger Sub pursuant to which Class A Shares and Yucaipa Public Warrants will be exchanged for TopCo Shares and TopCo Public Warrants.

The TopCo-Yucaipa Business Combination generally should qualify as an F Reorganization. However, due to the absence of direct guidance on the statutory conversion of a corporation holding only investment-type assets such as Yucaipa, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the TopCo-Yucaipa Business Combination, that should qualify as an F Reorganization, (i) a U.S. Holder that exchanges its Class A Shares and Yucaipa Public Warrants in the TopCo-Yucaipa Business Combination for TopCo Shares and TopCo Public Warrants should not recognize any gain or loss on such exchange, (ii) the aggregate adjusted tax basis of the TopCo Shares and TopCo Public Warrants received in the TopCo-Yucaipa Business Combination by a U.S. Holder should be equal to the adjusted tax basis of the Class A Shares and Yucaipa Public Warrants surrendered in the TopCo-Yucaipa Business Combination in exchange therefor, and (iii) the holding period of the TopCo Shares and TopCo Public Warrants should include the period during which the Class A Shares and Yucaipa Public Warrants surrendered in the TopCo-Yucaipa Business Combination in exchange therefor were held, although the running of the holding period for the public shares may be suspended as a result of the redemption rights with respect thereto (as described above in this proxy statement/prospectus).

If the TopCo-Yucaipa Business Combination does not qualify as an F Reorganization, it is not clear how the transaction would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the TopCo-Yucaipa Business Combination to U.S. Holders may depend, among other things, on whether the TopCo-Yucaipa Business Combination would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code and whether Yucaipa and/or TopCo are treated as PFICs, and U.S. Holders might be required to recognize any gain realized on the exchange of Class A Shares and Yucaipa Public Warrants for TopCo Shares and TopCo Public Warrants, although possibly may not recognize any loss realized. If Yucaipa is treated as a PFIC, the nature and character of any gain required to be recognized would be similar to those described below.

The tax matters described above are very complicated and U.S. Holders are urged to consult their tax advisors regarding the potential tax consequences to them if the TopCo-Yucaipa Business Combination does not qualify as an F Reorganization.

Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants

Dividends and Other Distributions on TopCo Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on TopCo Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from TopCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of TopCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its TopCo Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of TopCo Shares and TopCo Public Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent), which, as described below under the heading “— Material Dutch Tax Considerations — TopCo Shares and TopCo Public Warrants” and “— Material German Tax Considerations — TopCo Shares and TopCo Public Warrants,” is expected to be in respect of German, and not Dutch, income taxes. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that TopCo pays to a

U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if TopCo Shares are readily tradable on an established securities market in the United States or TopCo is eligible for benefits under an applicable tax treaty with the United States, and TopCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, German income taxes withheld from dividends on common shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s (as defined below) U.S. federal income tax liability. Subject to certain complex limitations, the non-refundable withheld German taxes generally will be eligible for credit against a U.S. treaty beneficiary’s (as defined below) federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any German income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of TopCo Shares and TopCo Public Warrants

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of TopCo Shares or TopCo Public Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such TopCo Share or TopCo Public Warrant (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such TopCo Share exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

If TopCo Shares or TopCo Public Warrants are sold, exchanged, redeemed, retired or otherwise disposed of in a taxable transaction for Euro, the amount realized generally will be the U.S. dollar value of the Euro received based on the spot rate in effect on the date of sale, exchange, redemption, retirement or other taxable disposition. If you are a cash method taxpayer and the TopCo Shares and/or TopCo Public Warrants are traded on an established securities market, Euro paid or received will be translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of TopCo Shares or TopCo Public Warrants traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Euro received on the sale or other disposition of a TopCo Share or TopCo Public Warrant generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by you on a sale, exchange, redemption, retirement or other taxable disposition of the Euro will be ordinary income or loss and generally will be U.S.-source gain or loss.

Exercise or Lapse of a TopCo Public Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of a TopCo Share upon exercise of a TopCo Public Warrant for cash. The U.S. Holder’s tax basis in the TopCo Share received upon exercise of the TopCo Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the TopCo Public Warrant (i.e., its tax basis, calculated in U.S. dollars) and the exercise price. If the exercise price is paid in Euro, a U.S. Holder’s tax basis in respect of the exercise price will be the U.S. dollar value of the Euro paid on exercise, determined at the spot rate on the date of exercise. The U.S. Holder’s holding period for TopCo Shares received upon exercise of the of a TopCo Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the TopCo Public Warrant and will not include the period during which the U.S. Holder held the TopCo Public Warrant (or any Yucaipa Public Warrant exchanged therefor). If a TopCo Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the warrant has been held for more than one year.

Adjustment to Exercise Price

Under Section 305 of the U.S. Tax Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a TopCo Public Warrant or to the TopCo Public Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Dividends and Other Distributions on TopCo Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a TopCo Public Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a TopCo Public Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of TopCo Shares and TopCo Public Warrants could be materially different from that described above if TopCo is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

TopCo is not expected to be treated as a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and, thus, is subject to change.

Although TopCo’s PFIC status is determined annually, a determination that TopCo is a PFIC in a particular taxable year will generally apply for subsequent years to a U.S. Holder who held TopCo Shares or TopCo Public Warrants while TopCo was a PFIC, whether or not TopCo meets the test for PFIC status in those subsequent years.

If Yucaipa is determined to be a PFIC with respect to a U.S. Holder who exchanges Class A Shares or Yucaipa Public Warrants for TopCo Shares or TopCo Public Warrants in the Business Combination, and such U.S. Holder did not make any of the PFIC elections with respect to such Class A Shares or Yucaipa Public

Warrants, then TopCo would also be treated as a PFIC as to such U.S. Holder with respect to such TopCo Shares and TopCo Public Warrants even if TopCo did not meet the test for PFIC status in its own right. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such TopCo Shares (treated as shares of a PFIC as to such holder) for a period that includes its holding period for the Class A Shares and Yucaipa Public Warrants exchanged therefor, respectively.

If TopCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of TopCo Shares or TopCo Public Warrants and, in the case of TopCo Shares, the U.S. Holder did not make either an applicable PFIC Election (or elections) for the first taxable year of TopCo (or, as applicable Yucaipa) in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its TopCo Shares or TopCo Public Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the TopCo Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the TopCo Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the TopCo Shares or TopCo Public Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of TopCo’s first taxable year in which TopCo is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if TopCo is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of TopCo Shares (but not TopCo Public Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of TopCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which TopCo’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its TopCo Public Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such TopCo Public Warrants (other than upon exercise of such TopCo Public Warrants for cash) and TopCo was a PFIC at any time during the U.S. Holder’s holding period of such TopCo Public Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such TopCo Public Warrants properly makes and maintains a QEF election with respect to the newly acquired TopCo Shares (or has previously made a QEF election with respect to TopCo Shares, or Class A Shares, as applicable), the QEF election will apply to the newly acquired TopCo Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired TopCo Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the TopCo Public Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the

U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, TopCo will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of TopCo’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, TopCo must also be determined to be a “controlled foreign corporation” as defined by the U.S. Tax Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the TopCo Share acquired upon the exercise of the warrants solely for purposes of the PFIC rules. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. TopCo may, but is not required to, provide the information necessary for U.S. Holders to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. However, TopCo does not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election.

Alternatively, if TopCo is a PFIC and TopCo Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) TopCo Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its TopCo Shares at the end of such year over its adjusted basis in its TopCo Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its TopCo Shares over the fair market value of its TopCo Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its TopCo Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its TopCo Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to TopCo Public Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which TopCo Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the TopCo Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to TopCo Shares under their particular circumstances.

Related PFIC Rules

If TopCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if TopCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of TopCo Shares and TopCo Public Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to TopCo securities under their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to you depending upon your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences to you of the disposition of our Class A ordinary shares and Yucaipa Public Warrants in connection with the Business Combination, and of the acquisition, ownership and disposition of TopCo Shares and TopCo Public Warrants including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

Material Cayman Islands Tax Considerations

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share. However, an instrument of transfer in respect of our securities, including our warrants, is stampable if executed in or brought into the Cayman Islands.

Yucaipa has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

(2018 Revision)

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Law (2018 Revision) the Financial Secretary undertakes with Yucaipa.

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Yucaipa or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of Yucaipa ; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of TWENTY years from 13 July 2018.

Material Dutch Tax Considerations — TopCo Shares and TopCo Public Warrants

Taxation in the Netherlands

This section outlines the principal Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of the TopCo Shares and the acquisition, holding, exercise, and disposal of the TopCo Public Warrants. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of TopCo Shares (a “Shareholder”) or a holder of TopCo Public Warrants. For Dutch tax purposes, a Shareholder or holder of TopCo Public Warrants may include an individual who, or an entity that, does not hold the legal title to the TopCo Shares or TopCo Public Warrants, but to whom, or to which, nevertheless the TopCo Shares or TopCo Public Warrants, or the income thereof, are attributed based either on such individual or entity owning a beneficial interest in the TopCo Shares or TopCo Public Warrants or based on specific statutory provisions. These include statutory provisions pursuant to which TopCo Shares or TopCo Public Warrants are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the TopCo Shares or TopCo Public Warrants.

This section is intended as general information only. A prospective Shareholder or prospective holder of TopCo Public Warrants should consult his own tax adviser regarding the tax consequences of any acquisition, holding, redemption and disposal of TopCo Shares or acquisition, holding, exercise, or disposal of TopCo Public Warrants.

Except as otherwise provided, this section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this proxy statement/prospectus, including, for the avoidance of doubt, the tax rates applicable on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulations for the Netherlands and Curacao (Belastingregeling Nederland Curaçao), the Tax Regulations for the Netherlands and Sint Maarten (Belastingregeling Nederland Sint Maarten), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This section does not describe any Dutch tax considerations or consequences that may be relevant to a Shareholder or holder of TopCo Public Warrants:

(i)

who is an individual and for whom the income or capital gains derived from the TopCo Shares or TopCo Public Warrants are attributable to employment activities, the income from which is taxable in the Netherlands;

(ii)

who has, or that has, a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in TopCo within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a Shareholder or holder of TopCo Public Warrants has a substantial interest in TopCo if such Shareholder or holder of TopCo Public Warrants, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them, directly or indirectly:

1.

owns, or holds, or is deemed to own or hold, certain rights to shares representing five percent or more of the total issued capital of TopCo, or of the issued and outstanding capital of any class of shares of TopCo;

2.

holds, or is deemed to hold, rights, including TopCo Public Warrants, to, directly or indirectly, acquire shares, whether or not already issued, representing five percent or more of the total issued capital of TopCo, or of the issued capital of any class of shares of TopCo; or

3.

owns, or holds, or is deemed to own or hold, certain rights on profit participating certificates (winstbewijzen) that relate to five percent or more of the annual profit of TopCo or to five percent or more of the liquidation proceeds of TopCo.

A Shareholder or holder of TopCo Public Warrants who is an individual will also have a substantial interest if a partner for Dutch tax purposes or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them has a substantial interest in TopCo.

(iii)

that is an entity which is, pursuant to the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

(iv)	that is an investment institution (beleggingsinstelling) as described in clause 6a or 28 CITA; or

(v)	that is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the TopCo Shares, TopCo Public Warrants, or a combination thereof (as defined in clause 13 CITA).

Generally, a holding of TopCo Shares or TopCo Public Warrants is considered to qualify as a participation for the participation exemption if it represents a holding of, or right to acquire, an interest of five percent or more of the nominal paid-up share capital in TopCo.

Withholding Tax on Dividend Payments

Shareholders

A Shareholder is generally subject to Dutch dividend withholding tax at a rate of 15 percent on dividends distributed by TopCo. Generally, TopCo is responsible for the withholding of such dividend withholding tax at source.

However, a Shareholder will not be subject to Dutch dividend withholding tax on dividends distributed by TopCo if, and for as long as, TopCo is resident solely in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”), unless:

(i)	the Shareholder is a Dutch Individual (as defined below) or a Dutch Corporate Entity (as defined below); or

(ii)

the Shareholder is a Non-Dutch Individual (as defined below) or a Non-Dutch Corporate Entity (as defined below) and derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the TopCo Shares are attributable.

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. It is currently envisaged that TopCo shall have its place of effective management in Germany.

It is currently uncertain what evidence, information and documentation will be required by the Dutch tax authorities for purposes of accepting application of the German-Dutch tax treaty as described above, either at source or through a refund request by a Shareholder or a holder of a TopCo Public Warrant.

Dividends distributed by TopCo include, but are not limited to:

(i)	distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)

proceeds from the liquidation of TopCo or proceeds from the repurchase of TopCo Shares by TopCo, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(iii)

the nominal value of TopCo Shares issued to a Shareholder or an increase in the nominal value of TopCo Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)	partial repayment of paid-in capital, that is

•	not recognized for Dutch dividend withholding tax purposes, or

•

recognized for Dutch dividend withholding tax purposes, to the extent that TopCo has “net profits” (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make such repayment and (b) the nominal value of the TopCo Shares concerned has been reduced with an equal amount by way of an amendment to the articles of association of TopCo. The term “net profits” includes anticipated profits that have yet to be realized.

If a Shareholder is resident or deemed to be resident in the Netherlands, such Shareholder is generally entitled to an exemption or a credit for any Dutch dividend withholding tax against his Dutch (corporate) income tax liability and to a refund of any residual Dutch dividend withholding tax.

Depending on his specific circumstances, a Shareholder resident in a country other than the Netherlands, may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax pursuant to Dutch law, EU law, or treaties for avoidance of double taxation.

A Shareholder that is resident (i) in an EU member state, or (ii) in a state that is a party to the Agreement on the European Economic Area (“EEA”; Iceland, Liechtenstein or Norway), or (iii) in a designated third state with which the Netherlands has agreed to an arrangement for the exchange of information on tax matters, is entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of TopCo Shares if the final tax burden in respect of the dividends distributed by TopCo of a comparable Dutch resident shareholder is lower than the withholding tax incurred by the non-Dutch resident Shareholder. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident Shareholder is entirely compensated in his state of residence under the provisions of a treaty for the avoidance of double taxation concluded between this state of residence and the Netherlands.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch (corporate) income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividends paid by TopCo is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends.

The Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) (the “DWTA”) provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a Shareholder will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:

(i)	a person other than the Shareholder wholly or partly, directly or indirectly, benefits from the dividends;

(ii)	whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the TopCo Shares on which the dividends were paid; and

(iii)	that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the Shareholder.

Please refer to the paragraph “Risk Factors” for a risk regarding TopCo’s tax residency and the consequences thereof.

Holders of TopCo Public Warrants

The exercise of a TopCo Public Warrant does in the view of TopCo not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price is below the nominal value of a TopCo Share (currently, the nominal value per TopCo Share is €0.12 and the exercise price is $11.50) and (ii) such difference is not charged against TopCo’s share premium reserve recognized for purposes of Dutch dividend withholding tax. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of a TopCo Public Warrant, Dutch dividend withholding tax shall be due by TopCo on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth in the preceding paragraph.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Shareholders or holders of TopCo Public Warrants:

(i)	individuals who are resident or deemed to be resident in the Netherlands for Dutch income tax purposes (“Dutch Individuals”); and

(ii)	entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands for corporate income tax purposes (“Dutch Corporate Entities”).

Dutch Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Individuals engaged or deemed to be engaged in an enterprise or who derive income from miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 49.5 percent on any benefits derived or deemed to be derived from the TopCo Shares or TopCo Public Warrants, including any capital gains realized on the disposal thereof or on the exercise of TopCo Public Warrants, that are either attributable to:

(i)

an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement (medegerechtigde) to the net worth of such enterprise other than as an entrepreneur or a shareholder; or

(ii)

the benefits of which are attributable to miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer).

Dutch Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Generally, the TopCo Shares or TopCo Public Warrants held by a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or miscellaneous activities, or who is so engaged or deemed to be engaged but the TopCo Shares or TopCo Public Warrants are not attributable to that enterprise or miscellaneous activities, will be subject to annual income tax imposed on a fictitious yield on the TopCo Shares or TopCo Public Warrants under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized, including the TopCo Shares received upon the exercise of a TopCo Public Warrant, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the TopCo Shares and TopCo Public Warrants, is set at a percentage of the positive balance of the fair market value of these assets, including the TopCo Shares and TopCo Public Warrants, and the fair market value of these liabilities. The percentage, which is annually indexed, increases:

(i)	from 1.90 percent over the first €50,000;

(ii)	to 4.50 percent over €50,001 up to and including €950,000; and

(iii)	to a maximum of 5.69 percent over €950,001 or higher.

No taxation occurs if this positive balance does not exceed a certain threshold (heffingvrij vermogen), which is €50,000 in 2021. The fair market value of assets, including the TopCo Shares and TopCo Public Warrants, and liabilities that are taxed under this regime is measured once in each calendar year on January 1. The tax rate under the regime for savings and investments is a flat rate of 31 percent.

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25 percent on any benefits derived or deemed to be derived from the TopCo Shares or TopCo Public Warrants, including any capital gains realized on the disposal thereof or on the exercise of TopCo Public Warrants. A reduced rate of 15 percent applies to the first €245,000 of taxable profits.

Non-residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Shareholders or holders of TopCo Public Warrants:

•	individuals not resident and not deemed to be resident in the Netherlands for Dutch income tax purposes (“Non-Dutch Individuals”); or

•	entities not resident and not deemed to be resident in the Netherlands for Dutch corporate income tax purposes (“Non-Dutch Corporate Entities”).

A Non-Dutch Individual or a Non-Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the acquisition, holding, redemption and disposal of TopCo Shares and the acquisition, holding, exercise, and disposal of TopCo Public Warrants, other than withholding tax as described above, except if:

(i)

the Non-Dutch Individual or the Non-Dutch Corporate Entity derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the TopCo Shares or TopCo Public Warrants are attributable;

(ii)

the Non-Dutch Individual derives benefits from miscellaneous activities carried out in the Netherlands in respect of the TopCo Shares or TopCo Public Warrants, including (without limitation) activities which are beyond the scope of active portfolio investment activities;

(iii)

the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the TopCo Shares or TopCo Public Warrants are attributable; or

(iv)

the Non-Dutch Individual is entitled to a share in the profits of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the TopCo Shares or TopCo Public Warrants are attributable.

Under certain specific circumstances, Dutch taxation rights may be restricted for Non-Dutch Individuals and Non-Dutch Corporate Entities pursuant to treaties for the avoidance of double taxation.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the TopCo Shares or TopCo Public Warrants by, or inheritance of the TopCo Shares or TopCo Public Warrants on the death of, a Shareholder or holder of TopCo Public Warrants, except if:

•	at the time of the gift or death of the Shareholder or holder of TopCo Public Warrants, the Shareholder or holder of TopCo Public Warrants is resident, or is deemed to be resident, in the Netherlands;

•

the Shareholder or holder of TopCo Public Warrants passes away within 180 days after the date of the gift of the TopCo Shares or TopCo Public Warrants and is not, or not deemed to be, at the time of the gift, but is, or deemed to be resident in the Netherlands at the time of his death; or

•

the gift of the TopCo Shares or TopCo Public Warrants is made under a condition precedent and the Shareholder or holder of TopCo Public Warrants is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

For purposes of Dutch gift tax or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his death. For purposes of Dutch gift tax, any individual, irrespective of his nationality, will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of the Shareholder or holder of TopCo Public Warrants by reason only of the purchase, ownership and disposal of the TopCo Shares or the purchase, ownership, exercise and disposal of the TopCo Public Warrants.

Residency

A Shareholder or holder of TopCo Public Warrants will not become resident, or deemed resident, in the Netherlands for tax purposes by reason only of holding the TopCo Shares or TopCo Public Warrants.

Material German Tax Considerations — TopCo Shares and TopCo Public Warrants

The following discussion addresses certain German tax consequences of acquiring, owning, disposing or exercising, as the case may be, of the TopCo Shares and TopCo Public Warrants. With the exception of the subsections “— German Taxation of Holders of TopCo Shares — Taxation of Holders of TopCo Shares Tax Resident in Germany” and “— German Taxation of Holders of TopCo Public Warrants — Taxation of Holders of TopCo Public Warrants Tax Resident in Germany” below, which provide an overview of the taxation of the respective holders of TopCo Shares and TopCo Public Warrants that are residents of Germany, this discussion applies only to U.S. treaty beneficiaries (defined below) that acquire TopCo Shares or TopCo Public Warrants in the offering.

This discussion is based on domestic German tax laws, including, but not limited to, circulars issued by German tax authorities, which are not binding on the German courts, and the Treaty (defined below). It is based upon tax laws in effect at the time of filing of this proxy statement/prospectus. These laws are subject to change, possibly with retroactive effect. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. It does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be of relevance in the context of acquiring, owning and disposing of the TopCo Shares or TopCo Public Warrants.

The tax information presented in this section is not a substitute for tax advice. Prospective holders of TopCo Shares or TopCo Public Warrants should consult their own tax advisors regarding the German tax consequences of the purchase, ownership, disposition, exercise, donation or inheritance of TopCo Shares or TopCo Public Warrants in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. The same applies with respect to the rules governing the refund of any German withholding tax (Kapitalertragsteuer) withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each investor.

Taxation of TopCo

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany, it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. TopCo believes that its place of effective management is in Germany, so that TopCo is treated as a German tax resident for German tax purposes.

TopCo’s taxable income, whether distributed or retained, is generally subject to corporate income tax (Körperschaftsteuer) at a uniform rate of 15% plus the solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon, resulting in a total tax rate of 15.825%.

Dividends (Gewinnanteile) and other distributions received by TopCo from domestic or foreign corporations are generally exempt from corporate income tax, inter alia, if TopCo held at the beginning of the calendar year at least 10% of the registered share capital (Grundkapital or Stammkapital) of the distributing corporation which did not deduct the distributions from its own tax base; however, 5% of such revenue is treated as a non-deductible business expense and, as such, is subject to corporate income tax plus the solidarity surcharge. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of other corporations which TopCo holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to TopCo only on a pro rata basis at its entitlement to the profits of the relevant partnership. As a consequence of the above, and subject to the above-mentioned requirements, effectively 95% of the amount of dividends and other distributions that TopCo receives from corporations are exempt from corporate income tax. The same applies, in general and irrespective of the size of the shareholding of TopCo in the respective corporation, to profits earned by TopCo from the sale of shares in another domestic or foreign corporation since 5% of the gains are treated as non-deductible business expenses and are therefore subject to corporate income tax (plus the solidarity surcharge thereon) at a rate of 15.825%. Conversely, losses incurred from the sale of such shares are not deductible for tax purposes. Currently, there are no specific rules for the taxation of gains arising from the disposal of a direct participation of less than 10% in the share capital of a corporation as further described above in relation to dividends. Please note that there have been discussions and even draft laws which would lead to the taxation of such gains. However, so far none of the draft laws has actually been passed. Pursuant to a new draft law of the German government on the introduction of a new so-called Tax Haven Defense Act (Steueroasen-Abwehrgesetz — StAbwG) which is currently under discussion in the respective legislative bodies, the above-stated exemptions from corporate income tax on dividends and on capital gains shall not apply if the distributing entity, or the entity the shares in which are disposed of, are tax resident in a non-cooperative jurisdiction, as further defined in such draft law (e.g., listed on the EU blacklist of non-cooperative jurisdictions).

In addition, TopCo is subject to trade tax (Gewerbesteuer) with respect to its taxable trade profit (Gewerbeertrag) from its permanent establishments in Germany (inländische gewerbesteuerliche Betriebsstätten). Trade tax is generally based on the taxable income as determined for corporate income tax purposes taking into account, however, certain add-backs and deductions.

The trade tax rate depends on the local municipalities in which TopCo maintains its permanent establishments. Dividends received from other corporations and capital gains from the sale of shares in other corporations are treated in principle in the same manner for trade tax purposes as for corporate income tax purposes. However, dividends received from domestic and foreign corporations (i.e., EU or non-EU corporations) are effectively 95% exempt from trade tax only if TopCo held at least 15% of the registered share capital of the distributing corporation at the beginning of the relevant tax assessment period.

Interest expenses of TopCo are subject to the “interest barrier” (Zinsschranke) rules. When TopCo calculates its taxable income, the interest barrier rules generally prevent TopCo from deducting certain net interest expense from its taxable income, i.e., the excess of interest expenses over interest income for a given fiscal year, to the extent such interest expenses exceed 30% of the current taxable EBITDA of the respective entity (taxable earnings adjusted for interest expense, interest income and certain depreciation/amortization and other reductions) if its net interest expense is equal to, or exceeds, €3 million (Freigrenze) and no other exceptions apply. Interest expenses that are not deductible in a given year may be carried forward to subsequent fiscal years of TopCo (interest carryforward) and will increase the interest expense in those subsequent years. EBITDA amounts that could not be utilized may, under certain conditions, be carried forward into future fiscal years. If such EBITDA carryforward is not used within five fiscal years it will be forfeited. An EBITDA carryforward that arose in an earlier year must be used before a carryforward that arose in a later year is used. For the purpose of trade tax, however, the deductibility of interest expenses is further restricted to the extent that the sum of interest expenses plus certain other trade tax add back items exceeds €200,000.00. In such cases, 25% of the interest expenses, to the extent they were deducted for corporate income tax purposes, are added back for purposes of the trade tax base.

Pursuant to a draft law on the implementation of the EU anti-tax avoidance directive of the German government (ATAD Implementation Act — ATAT-Umsetzungsgesetz), certain interest expenses shall not be deductible for German tax purposes in case of tax shortfalls due to mismatches from the use of hybrid financial instruments or hybrid entities or due to dual tax residency. Furthermore, new provisions on intercompany financing that may ultimately limit the deduction of interest expenses on intercompany loans, as previously proposed by the Federal Finance Ministry draft law on the implementation of the EU anti-tax avoidance directive (ATAD Implementation Act — ATAT-Umsetzungsgesetz), has been deleted in the further legislative process. It is open whether such rules will be introduced in the future by the German legislator in the future. The introduction of such rules could result in higher taxable income of TopCo and a higher tax burden for corporate income tax and trade tax purposes of TopCo, possibly also with retroactive effect in the current and future tax periods.

Tax-loss carryforwards can be fully offset against taxable income for corporate income tax and trade tax purposes up to an amount of €1 million of such income. If the taxable profit for the year or taxable profit subject to trade taxation exceeds this threshold, only up to 60% of the amount exceeding the threshold may be offset against tax-loss carry-forwards. The remaining 40% is subject to tax (minimum taxation) (Mindestbesteuerung). The rules also provide for a tax carryback to the previous year with regard to corporate income tax up to an amount of €1 million. Unused tax-loss carryforwards may be generally carried forward indefinitely and used in subsequent assessment periods to be offset against future taxable income in accordance with this rule. According to recently enacted laws in force since March 18, 2021 or since July 1, 2020, each to provide COVID-19 tax support (Drittes Corona-Steuerhilfegesetz, Zweites Corona-Steuerhilfegesetz — “German COVID-19 Tax Laws”), tax loss carry-back for the assessment periods 2020 and 2021 are increased to €10.0 million.

If more than 50% of the subscribed capital or voting rights in a corporation are directly or indirectly transferred to an acquirer (including parties related to the acquirer) within five years or if comparable circumstances (including a capital increase of the subscribed capital to the extent that it causes a change of the interest ratio in the capital of the corporation), all tax loss carryforwards and interest carryforwards are generally forfeited. A group of acquirers with aligned interests is also considered to be an acquirer for these purposes. In addition, any current annual losses incurred prior to the acquisition will not be deductible. The forfeiture of tax loss carryforward pursuant to the preceding rules does not apply to share transfers if (i) the acquirer directly or indirectly holds a participation of 100% in the transferring entity, (ii) the transferor indirectly or directly holds a participation of 100% in the receiving entity, or (iii) the same individual or legal entity or commercial partnership directly or indirectly holds a participation of 100% in the transferring and the receiving entity. Furthermore, tax loss carryforwards, unused current losses and interest carryforwards taxable in Germany will not expire to the extent that they are covered by built in gains taxable in Germany at the time of such acquisition.

Currently, a proceeding is pending at the German Federal Constitutional Court whether forfeiture upon ownership changes of more than 50% is constitutional or not. A decision has not been issued as of the date of this filing.

German Taxation of Holders of TopCo Shares

General

Shareholders are taxed in particular in connection with the holding of shares (taxation of dividend income), upon the sale or disposal of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax). However, if and to the extent TopCo pays dividends sourced out of a tax recognized contribution account (steuerliches Einlagekonto), such dividends may not be subject to withholding tax, personal income tax (including the solidarity surcharge and church tax, if any) or corporate income tax, as the case may be. However, dividends paid out of a tax-recognized contribution account lower the acquisition costs of the shares, which may result in a higher amount of taxable capital gains upon the shareholder’s sale of the shares. Special rules apply to the extent that dividends from the tax-recognized contribution account exceed the then lowered acquisition costs of the shares.

German Taxation of Holders of TopCo Shares that are U.S. Treaty Beneficiaries

The following discussion describes the material German tax consequences for a holder that is a U.S. treaty beneficiary of acquiring, owning and disposing of the TopCo Shares. For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes as of June 4, 2008 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung und zur Verhinderung der Steuerverkürzung auf dem Gebiet der Steuern vom Einkommen und vom Vermögen und einiger anderer Steuern in der Fassung vom 4. Juni 2008) (the “Treaty”), who is fully eligible for benefits under the Treaty.

A holder will be a U.S. treaty beneficiary entitled to full Treaty benefits in respect of the TopCo Shares if it is, inter alia:

•	the beneficial owner of the TopCo Shares (and the dividends paid with respect thereto);

•	a U.S. holder;

•	not also a resident of Germany for German tax purposes; and

•	not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the Treaty that applies in limited circumstances.

Special rules apply to pension funds and certain other tax-exempt investors.

This discussion does not address the treatment of TopCo Shares that are (i) held in connection with a permanent establishment or fixed base through which a U.S. treaty beneficiary carries on business or performs personal services in Germany or (ii) part of business assets for which a permanent representative in Germany has been appointed.

General Rules for the Taxation of Dividends of Holders of TopCo Shares that are U.S. Treaty Beneficaries

The full amount of a dividend distributed by TopCo (such dividend herein referred to as a “Taxable Dividend”) to a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany is generally subject to (final) German withholding tax at an aggregate rate of 26.375%. If shares are admitted for collective custody by a securities custodian bank (Wertpapiersammelbank) pursuant to Section 5 German Act on Securities Accounts (Depotgesetz) and are entrusted to such bank for collective custody (Sammelverwahrung) in Germany (as in the case of the Shares), the withholding tax is withheld and passed on for the account of the shareholders (i) by the domestic credit or financial services institution (inländisches Kredit — oder Finanzdienstleistungsinstitut) (including domestic branches of such foreign enterprises), by the domestic securities trading company (inländisches Wertpapierhandelsunternehmen) or the domestic securities trading bank (inländische Wertpapierhandelsbank) which keeps or administers the shares and disburses or credits the dividends or disburses the dividends to a foreign agent or (ii) by the central securities depository (Wertpapiersammelbank) to which the shares were entrusted for collective custody if the dividends are disbursed to a foreign agent by such central securities depository (Wertpapiersammelbank) (the “Dividend Paying Agent”). TopCo does not assume any responsibility for the withholding of the withholding tax, in accordance with the statutory provisions.

Pursuant to the Treaty, the German withholding tax may not exceed 15% of the gross amount of the dividends received by U.S. treaty beneficiaries. The excess of the total withholding tax, including the solidarity surcharge (Solidaritätszuschlag), over the maximum rate of withholding tax permitted by the Treaty may be refunded to U.S. treaty beneficiaries upon application, provided that the requirements under the Treaty are fulfilled. Further, such refund is subject to the German anti-avoidance treaty shopping rules (as described below in section “— Withholding Tax Refund for U.S. Treaty Beneficiaries”).

German Taxation of Capital Gains of the U.S. Treaty Beneficiaries of the TopCo Shares

The Capital gains from the disposition of the TopCo Shares realized by a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany would be treated as German source income and be subject to German tax if such holder at any time during the five years preceding the disposition, directly or indirectly, owned 1% or more of TopCo’s share capital. If such holder had acquired the TopCo Shares without consideration, the previous owner’s holding period and quota would be taken into account. Pursuant to a decision of the German Federal Fiscal Court, and the view shared by the German tax authorities, the gains on the disposal of shares are exempt from corporate income tax if the shareholder is a corporation and has no domestic permanent establishment or fixed place of business in Germany and the shares do not form part of business assets for which a permanent representative in Germany has been appointed.

Pursuant to the Treaty, U.S. treaty beneficiaries may not be subject to German tax even under the circumstances described in the preceding paragraph and therefore may not be taxed on capital gains from the disposition of the TopCo Shares.

German statutory law requires the Domestic Paying Agent to levy withholding tax on capital gains from the sale of TopCo Shares or other securities held in a custodial account in Germany. With regard to the German taxation of capital gains, “Domestic Disbursing Agent” means a German credit institution, a financial services institution, a securities trading enterprise or a securities trading bank (each as defined in the German Banking Act (Kreditwesengesetz) and, in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise that holds the TopCo Shares in custody or administers the TopCo Shares for the investor or conducts sales or other dispositions and disburses or credits the income from the TopCo Shares to the holder of the TopCo Shares. The German statutory law does not explicitly condition the obligation to withhold taxes on capital gains being subject to taxation in Germany under German statutory law or on an applicable income tax treaty permitting Germany to tax such capital gains.

However, a circular issued by the German Federal Ministry of Finance, dated January 18, 2016 (as amended), reference number IV C 1-S2252/08/10004 :017, provides that taxes need not be withheld by the Domestic Disbursing Agent if the holder of the custody account is not a resident of Germany for tax purposes. The circular further states that there is no obligation to withhold such tax even if the non-resident holder owns 1% or more of the share capital of the respective German company. While circulars issued by the German Federal Ministry of Finance are only binding on the German tax authorities but not on the German courts, in practice, the disbursing agents nevertheless typically rely on guidance contained in such circulars. Therefore, a Domestic Paying Agent would only withhold tax at 26.375% on capital gains derived by a U.S. treaty beneficiary from the sale of TopCo Shares held in a custodial account in Germany in the event that the Domestic Paying Agent did not follow the abovementioned guidance. In this case, the U.S. treaty beneficiary may be entitled to claim a refund of the withholding tax from the German tax authorities under the Treaty, as described below in the section “— Withholding Tax Refund for U.S. Treaty Beneficiaries.”

Withholding Tax Refund for U.S. Treaty Beneficiaries

U.S. treaty beneficiaries are generally eligible for treaty benefits under the Treaty, as described above in Section “— German Taxation of Holders of TopCo Shares — Taxation of Holders of TopCo Shares Tax Resident in Germany” and “— German Taxation of Holders of TopCo Public Warrants — Taxation of Holders of TopCo Public Warrants Tax Resident in Germany.” Accordingly, U.S. treaty beneficiaries may be entitled to claim a refund of the portion of the otherwise applicable 26.375% German withholding tax (corporate income tax including solidarity surcharge) on dividends that exceeds the applicable Treaty rate. However, such refund would only be possible, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the TopCo Shares for an uninterrupted minimum holding period of 45 days within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the TopCo Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk by more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, then for a shareholder not being tax-resident in Germany who applied for a full or partial refund of the withholding tax pursuant to a double taxation treaty, no refund is available. This restriction generally does only apply, if (i) the tax underlying the refund application is below a tax rate of 15% based on the gross amount of the dividends or capital gains and (ii) the shareholder does not directly own 10% or more in the shares of TopCo and is subject to income taxes in its state of residence, without being tax-exempt. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 17, 2017 IV C 1 — S 2252/15/10030:05, DOK 2017/0614356), as amended, the withholding tax credit may also be denied under the general German anti-abuse rule.

Further, such refund is subject to the German anti-avoidance treaty shopping rules. Generally, this rule requires that the U.S. treaty beneficiary (in case it is a non-German resident company) maintains its own administrative substance and conducts its own business activities. However, this would not apply if the foreign company’s principal class of stock is regularly traded in substantial volume on a recognized stock exchange, or if the foreign company is subject to the provisions of the German Investment Tax Act (Investmentsteuergesetz). Whether or not and to which extent the anti-avoidance treaty shopping rule applies, has to be analyzed on a case by case basis taking into account all relevant tests.

Taxation of Holders of TopCo Shares Tax Resident in Germany

This subsection provides an overview of dividend and capital gains taxation with regard to the general principles applicable to TopCo’s holders that are tax resident in Germany. A holder is a German tax resident if, in case of an individual, he or she maintains a domicile (Wohnsitz) or a habitual abode (gewöhnlicher Aufenthalt) in Germany or if, in case of a corporation, it has its place of management (Geschäftsleitung) or statutory seat (Sitz) in Germany.

The German dividend and capital gains taxation rules applicable to German tax residents require a distinction between TopCo Shares held as private assets (Privatvermögen) and TopCo Shares held as business assets (Betriebsvermögen).

TopCo Shares as Private Assets (Privatvermögen)

If the TopCo Shares are held as private assets by a German tax resident, dividends and capital gains are generally taxed as investment income and are principally subject to a 25% German flat income tax rate (Abgeltungsteuer) (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). The flat tax is levied in the form of withholding tax. Generally and subject to exemptions set out below, the tax withholding has discharging effect (abgeltende Wirkung) with regard to the respective shareholder’s income tax liability.

However, shareholders may apply to have their capital investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden in which case actually incurred expenses are not deductible. In this case the withholding tax would be credited against the income tax subject to the progressive income tax rate and any excess amount may generally be refunded. Also, in this case income-related expenses cannot be deducted from the capital investment income, except for the aforementioned annual lump-sum deduction of €801 (€1,602 in the case of jointly assessed married couples or registered life partners).

In general, no flat income withholding tax is levied in case of an individual shareholder who holds the shares as private assets if he or she submits a tax exemption request (Freistellungsauftrag) to the Dividend Paying Agent, but only to the extent the income derived from the shares together with all other capital income do not exceed the lump-sum deduction amount. Similarly, no withholding tax is deducted if it is to be assumed that the income is not subject to taxation and the shareholder has submitted to the German Custodian a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the competent tax office.

Further exceptions from the flat tax with regard to dividends apply upon application for shareholders who have a shareholding of at least 25% in TopCo and for shareholders who have a shareholding of at least 1% in TopCo and can take significant entrepreneurial influence on TopCo’s economic activity by a professional activity for TopCo.

A further exception from the flat tax with regard to capital gains applies if, a holder directly or indirectly held at least 1% of the share capital of TopCo at any time during the five years preceding the sale. In that case, 60% of any capital gains resulting from the sale would be taxable at the holder’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Conversely, only 60% of any capital losses would be recognized for tax purposes. Even though withholding tax is withheld by a Domestic Paying Agent in such case, this does not satisfy the tax liability of the shareholder. Consequently, a shareholder must declare his capital gains in his income tax returns. The withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the shareholder’s income tax on his tax assessment (including the solidarity surcharge and any church tax if applicable) or refunded in the amount of any excess, provided that the statutory requirements are fulfilled. Losses resulting from the disposal of TopCo Shares can only be offset against capital gains from the sale of any TopCo Shares and other shares. If gains are exceeded by losses, such excess losses may be carried forward to subsequent assessment periods. If losses result from the derecognition (Ausbuchung) or transfer to a third party of certain worthless assets or any other total loss of such assets, such losses, together with losses resulting from the full or partial non-recoverability of the repayment claim of capital receivables of the same year, and loss-carry forwards of previous years can only be offset against investment income up to an amount of €20,000 (“Limitation on Loss Deduction”) per calendar year. Any exceeding loss amount can be carried forward and offset against future investment income, but again subject to the €20,000 limitation. Given that the Limitation on Loss Deduction will not be applied by the Domestic Paying Agent, investors suffering losses which are subject to the Limitation on Loss Deduction are required to declare such losses in their respective income tax return.

Church tax generally has to be withheld, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office. Where church tax is not levied by way of withholding, it is assessed by means of income tax assessment.

TopCo Shares as Business Assets (Betriebsvermögen)

In case the TopCo Shares are held as business assets, the taxation depends on the legal form of the holder (i.e., whether the holder is a corporation, a sole proprietor or a partnership (co-entrepreneurship)). Irrespective of the legal form of the holder, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) are subject to the aggregate withholding tax rate (including solidarity surcharge) of 26.375% plus church tax, if applicable. The withholding tax is credited against the respective holder’s income tax liability, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the TopCo Shares for an uninterrupted minimum holding period of 45 days occurring within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the TopCo Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk for more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant tax assessment period. Such requirements also apply to TopCo Shares which lead to domestic income in Germany and which are held by a non-German depositary bank. A shareholder that is generally subject to German income tax or corporate income tax and that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for a full tax credit under the aforementioned requirements has to timely notify the competent local tax office accordingly, has to file a withholding tax return in the amount of 15% of the dividends in accordance with the procedural rules applicable for such withholding tax returns, and has to make a payment in the amount of the tax that was stated in such withholding tax return. The special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the TopCo Shares for at least one uninterrupted year upon receipt of the dividends. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 17, 2017 (IV C 1 — S 2252/15/10030:05, DOK 2017/0614356), as amended, the withholding tax credit may also be denied based on the general German anti-abuse rules.

To the extent the amount withheld exceeds the income tax liability, the withholding tax may be refunded, provided that certain requirements are met (including the aforementioned requirements).

Special rules apply to credit institutions (Kreditinstitute), financial services institutions (Finanzdienstleistungsinstitute), financial enterprises (Finanzunternehmen), life insurance and health insurance companies, and pension funds.

Generally, dividends paid to, and capital gains realized by, a corporation with a tax domicile in Germany are subject to corporate income tax (and solidarity surcharge thereon) at a rate of 15.825%. However, the, dividends and capital gains are in general effectively 95% tax exempt from corporate income tax (including solidarity surcharge). The remaining 5% is treated as non-deductible business expense and, as such, is subject to corporate income tax (including solidarity surcharge). With regard to dividends, this is subject to the shareholder holding at least 10% of the registered share capital of TopCo at the beginning of the calendar year. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of TopCo being held through a partnership, including co-entrepreneurships, are attributable the shareholder only on a pro rata basis at the ratio of its entitlement to the profits of the relevant partnership. Moreover, actual business expenses incurred to generate the dividends may be deducted.

For purposes of German trade tax, capital gains are in general effectively 95% tax exempt as well. The remaining 5% is treated as non-deductible business expense and, as such, is subject to trade tax. As regards dividends, the amount of such dividends after deducting business expenses related to the dividends is subject to German trade tax, unless the corporation held at least 15% of TopCo’s registered share capital at the beginning of the relevant tax assessment period. In the latter case, the aforementioned exemption of 95% of the dividend income for corporate income tax purposes also applies for trade tax purposes.

Losses from the sale of TopCo Shares are generally not tax deductible for corporate income tax and trade tax purposes.

The Domestic Disbursing Agent may not withhold the withholding tax if (i) the shareholder is a corporation, association of persons or estate with a tax domicile in Germany, or (ii) the shares belong to the domestic business assets of a shareholder, and the shareholder declares so to the Domestic Disbursing Agent using the designated official form and certain other requirements are met. If withholding tax is nonetheless withheld by Domestic

Disbursing Agent, the withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the income or corporate income tax liability (including the solidarity surcharge and church tax, if applicable) or may be refunded in the amount of any excess, subject to the requirements for such credit or refund.

With regard to sole proprietors individuals holding TopCo Shares as business assets (i.e., not as private assets), 60% of dividends and capital gains are taxed at the individual’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Correspondingly, only 60% of business expenses related to the dividends and capital gains as well as losses from the sale of TopCo Shares are principally deductible for income tax purposes. If the shares are attributable to a domestic permanent establishment in Germany of a business operation of the shareholder, the dividend income (after deduction of business expenses economically related thereto) is not only subject to income tax but is also fully subject to trade tax, unless the prerequisites of the trade tax participation exemption privilege are fulfilled. In this latter case, the net amount of dividends (i.e., after deducting directly related expenses) is exempt from trade tax. Further, if the shares are attributable to a German permanent establishment of a business operation of the sole proprietor, 60% of the gains of the disposal of the shares are, in addition, subject to trade tax. As a rule, trade tax on dividends or capital gains can be credited against the shareholder’s personal income tax, either in full or in part, by means of a lump-sum tax credit method, depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.

If a shareholder is a partnership, the personal income tax or corporate income tax, as the case may be, and the solidarity surcharge are levied at the level of each partner rather than at the level of the partnership. The taxation of each partner depends upon whether the partner is a corporation or an individual. If the partner is a corporation, the dividends or capital gains contained in the profit share of the shareholder will be taxed in accordance with the principles applicable for corporations. If the partner is an individual, the taxation is in line with the principles described for sole proprietors. Upon application and subject to further conditions, an individual as a partner may have his or her personal income tax rate lowered for earnings not withdrawn from the partnership.

In addition, if the shares are held as business assets of a domestic permanent establishment of an actual or presumed commercial partnership, the full amount of dividend income is generally also subject to trade tax at the level of the partnership. In the case of partners who are individuals, the trade tax that the partnership pays on the relevant partner’s portion of the partnership’s income is generally credited as a lump sum — fully or in part against the individual’s personal income tax liability, depending on the tax rate imposed by the local municipality and certain individual tax-relevant circumstances of such shareholder. If the partnership held at least 15% of TopCo’s registered share capital at the beginning of the relevant tax assessment period, the dividends (after deduction of business expenses economically related thereto) should generally not be subject to trade tax. In this case, trade tax should, however, be levied on 5% of the dividends to the extent they are attributable to the profit share of such corporate partners to whom at least 10% of the shares in TopCo are attributable on a look-through basis, since this portion of the dividends should be deemed to be non-deductible business expenses. The remaining portion of the dividend income attributable to partners other than such specific corporate partners (which includes individual partners and should, according to a literal reading of the law, also include corporate partners to whom, on a look-through basis, only portfolio participations are attributable) should not be subject to trade tax.

In addition, gains on the disposal of shares in TopCo are subject to trade tax at the level of a commercial or deemed commercial partnership if the shares are attributed to a domestic permanent establishment of a business operation of the partnership: This generally applies to 60% of the gain as far as the shares in TopCo are attributable to the profit share of an individual as the partner of the partnership, and, effectively, at 5% as far as they are attributable to the profit share of a corporation as the partner of the partnership. Losses on disposals and other profit reductions in connection with the shares are not taken into account for the purposes of trade tax if they are attributable to the profit share of a corporation, and are taken into account at 60% in the context of general limitations if they are attributable to the profit share of an individual. If the partner of the partnership is an individual, the portion of the trade tax paid by the partnership attributable to his profit share may generally be credited, either in full or in part, against his personal income tax by means of a lump-sum method — depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.

German Taxation of Holders of TopCo Public Warrants

General

Holders of TopCo Public Warrants are taxed in particular upon the sale or disposal of public warrants (taxation of capital gains) and the gratuitous transfer of public warrants (inheritance and gift tax).

Taxation of Holders of TopCo Public Warrants Not Tax Resident in Germany

The capital gains from the disposition of the TopCo Public Warrants realized by a non-German tax resident holder of the TopCo Public Warrants would not be treated as German source income and not be subject to German income tax provided that (i) such non-German resident holder does not maintain a permanent establishment or other taxable presence in Germany which the TopCo Public Warrants form part of, and (ii) the income does not otherwise constitute German-source income (such as income from the letting and leasing of certain property located in Germany or income from certain capital investments directly or indirectly secured by real estate located in Germany). If either requirement (i) or (ii) above is not met, a tax regime similar to that described under “— Taxation of Holders of TopCo Public Warrants Tax Resident in Germany” below applies.

The capital gains from the disposition of the TopCo Public Warrants realized by a non-German tax resident holder of the TopCo Public Warrants are, in general, not subject to German withholding tax on capital gains. However, where the income is subject to German taxation as set forth in the preceding paragraph and if capital gains derived from a disposal of the TopCo Public Warrants are paid out or credited to the holder of the TopCo Public Warrants by a Domestic Disbursing Agent, withholding tax may be levied under certain circumstances. The withholding tax may be refundable based on an assessment to tax or under an applicable tax treaty, and subject to the requirements for such refund.

Taxation of Holders of TopCo Public Warrants Tax Resident in Germany

Withholding Tax on Capital Gains

The capital gains from the disposition of the TopCo Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) received by a German resident individual holder of TopCo Public Warrants holding the TopCo Public Warrants as private assets are generally subject to German withholding tax if the TopCo Public Warrants are kept or administered in a custodial account with a Domestic Disbursing Agent. The withholding tax rate is 25% (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). For individual Holders who are subject to church tax, the church tax generally has to be withheld by the Domestic Disbursing Agent, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office.

If the TopCo Public Warrants are settled by a cash payment, capital gains realized upon exercise (i.e., the cash amount received minus directly related costs and expenses, e.g. the acquisition costs or any premium) are subject to withholding tax. In the event of delivery of TopCo Shares upon exercise of the TopCo Public Warrants, the acquisition costs of the TopCo Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. Withholding tax may then apply to any gain resulting from the subsequent disposal, redemption or assignment of the TopCo Shares received, as described above in Section “— German Taxation of Holders of TopCo Shares”.

To the extent the TopCo Public Warrants have not been kept or administered in a custodial account with same Domestic Disbursing Agent since the time of their acquisition, upon the disposal, redemption, repayment or assignment, a withholding tax applies at a rate of 26.375% (including solidarity surcharge, plus church tax, if applicable) on a lump-sum withholding tax base consisting of 30% of the gross proceeds from the disposal, redemption, repayment or assignment unless the current Domestic Disbursing Agent has been notified of the actual acquisition costs of the TopCo Public Warrants by the previous Domestic Disbursing Agent or, if applicable, by a statement of a bank or financial services institution from another member state of the European Union or the European Economic Area or from certain other countries (e.g., Switzerland or Andorra).

In computing any German tax to be withheld, the Domestic Disbursing Agent generally deducts from the basis of the withholding tax, subject to certain limitations, negative investment income realized by a non-business holder of the TopCo Public Warrants via the Domestic Disbursing Agent (e.g. losses from the sale of other securities with the exception of shares). For assessment periods beginning after December 31, 2020, losses incurred by non-business holders of the TopCo Public Warrants from TopCo Public Warrants or certain other forward/future or option transactions may only be applied against income from TopCo Public Warrants or certain other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year. The Domestic Disbursing Agent also deducts accrued interest on other securities (if any) paid separately upon the acquisition of the respective security by a non-business holder of TopCo Public Warrants via the Domestic Disbursing Agent. In addition, subject to certain requirements and restrictions the Domestic Disbursing Agent may credit foreign withholding taxes levied on investment income in a given year regarding securities held by a non-business holder of TopCo Public Warrants in the custodial account with the Domestic Disbursing Agent.

Non-business holders of the TopCo Public Warrants are entitled to an annual saver’s allowance of €801 for an individual or €1,602 for a married couple and a registered civil union filing taxes jointly for all investment income received in a given year. Upon the non-business holder of the TopCo Public Warrants filing an exemption certificate (Freistellungsauftrag) with the Disbursing Agent, the Disbursing Agent will take the allowance into account when computing the amount of tax to be withheld. No withholding tax will be deducted if the Holder of the Warrants has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungs-Bescheinigung) issued by the competent local tax office. The deduction of expenses related to the investment income (including gains with respect to the TopCo Public Warrants) is generally not possible for private investors.

German withholding tax will not apply to gains from the disposal, redemption, repayment or assignment of TopCo Public Warrants held by a corporation. The same may apply where the TopCo Public Warrants form part of a trade or business or are related to income from letting and leasing of property, subject to further requirements being met.

Taxation of Capital Gains

The personal income tax liability of an individual holder of the TopCo Public Warrants holding the TopCo Public Warrants as private assets deriving income from capital investments under the TopCo Public Warrants is, in principle, settled by the tax withheld. To the extent withholding tax has not been levied, such as in the case of TopCo Public Warrants kept in custody abroad or if no Domestic Disbursing Agent is involved in the payment process, the non-business holder of TopCo Public Warrants must report his or her income and capital gains derived from the TopCo Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) on his or her income tax return and then will also be taxed at a flat tax rate of 25% (plus solidarity surcharge of 5.5% thereon, and church tax, if applicable). In the event of delivery of TopCo Shares upon exercise of the TopCo Public Warrants, the acquisition costs of the TopCo Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. If the withholding tax on a disposal, redemption, repayment or assignment has been calculated from the lump-sum withholding tax base of 30% of the gross proceeds from the disposal (rather than from the actual gain) due to a change to a Domestic Disbursing Agent, a non-business holder of the TopCo Public Warrants may and in case the actual gain is higher than 30% of the disposal proceeds must also file an income tax return for an assessment on the basis of his or her actual acquisition costs. Further, a non-business holder may request that all investment income of a given year is taxed at his or her lower individual tax rate. In each case, the deduction of expenses is generally not permitted.

Where TopCo Public Warrants form part of a trade or business or the income from the Warrants qualifies as income from the letting and leasing of property the withholding tax, if any, will not settle the personal or corporate income tax liability. The respective holder TopCo Public Warrants will have to report income and related (business) expenses on the tax return and the balance will be taxed at the holder’s applicable tax rate. Withholding tax levied, if any, may be credited against the personal or corporate income tax of the holder, provided that the requirements for such credit are fulfilled. Where TopCo Public Warrants form part of a German trade or business, gains from the disposal, redemption, repayment or assignment of the TopCo Public Warrants may also be subject to German trade tax.

Generally the deductibility of capital losses from TopCo Public Warrants is limited.

With regard to non-business holders of TopCo Public Warrants, losses may only be applied against profits from income from capital investments derived in the same or, subject to certain limitations, in subsequent years. For assessment periods beginning after December 31, 2020, losses from TopCo Public Warrants or certain other forward/future or option transactions incurred by non-business holders of the TopCo Public Warrants may only be applied against income from TopCo Public Warrants or certain other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year.

In addition, losses of non-business holders arising from a bad debt loss (Forderungsausfall), a waiver of a receivable (Forderungsverzicht) or a transfer of an impaired receivable to a third party or from any other default can only be offset against other income from capital investments and only up to an amount of €20,000 per year. The same rules should apply if the TopCo Public Warrants expire worthless or lapse.

With regard to business holders of TopCo Public Warrants, losses may generally only be applied against profits from other forward/future or option transactions derived in the same or, subject to certain restrictions, the previous year. Otherwise these losses can be carried forward indefinitely and, within certain limitations, applied against profits from forward/future or option transactions in subsequent years. Further special rules apply to credit institutions, financial services institutions and finance companies within the meaning of the German Banking Act.

Abolishment of Solidarity Surcharge

The solidarity surcharge has partially been abolished as of the assessment period 2021 for certain individual holders of TopCo Shares or TopCo Public Warrants. The solidarity surcharge, however, continues to apply for capital investment and, thus, on withholding taxes levied. In addition, the solidarity surcharge continues to apply if holders of TopCo Shares or TopCo Public Warrants are corporations.

German Inheritance and Gift Tax (Erbschaft- und Schenkungsteuer)

The transfer of TopCo Shares or TopCo Public Warrants to another person by inheritance or gift should be generally subject to German inheritance and gift tax only if:

(i)

the decedent or donor or heir, beneficiary or other transferee maintained his or her domicile or a usual residence in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside of Germany without maintaining a domicile in Germany or is a German citizen who serves for a German entity established under public law and is remunerated for his or her service from German public funds (including family members who form part of such person’s household, if they are German citizens) and is only subject to estate or inheritance tax in his or her country of domicile or usual residence with respect to assets located in such country (special rules apply to certain former German citizens who neither maintain a domicile nor have their usual residence in Germany);

(ii)

at the time of the transfer, the TopCo Shares or TopCo Public Warrants are held by the decedent or donor as business assets forming part of a permanent establishment in Germany or for which a permanent representative in Germany has been appointed; or

(iii)

the TopCo Shares subject to such transfer form part of a portfolio that represents at the time of the transfer 10% or more of the registered share capital of TopCo and that has been held directly or indirectly by the decedent or donor, either alone or together with related persons.

The Agreement between the Federal Republic of Germany and the United States of America for the avoidance of double taxation with respect to taxes on inheritances and gifts as of December 21, 2000 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung auf dem Gebiet der Nachlass-, Erbschaft- und Schenkungssteuern in der Fassung vom 21. Dezember 2000) (the “United States-Germany Inheritance and Gifts Tax Treaty”), provides that the German inheritance tax or gift tax can, with certain restrictions, only be levied in the cases of (i) and (ii) above. Special provisions apply to certain German citizens living outside of Germany and former German citizens.

Other Taxes

No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of TopCo Shares or TopCo Public Warrants. Provided that certain requirements are met, an entrepreneur may, however, opt for the payment of value-added tax on transactions that are otherwise tax-exempt. Net wealth tax (Vermögensteuer) is currently not imposed in Germany. Certain member states of the European Union (including Germany) are considering introducing a financial transaction tax (Finanztransaktionssteuer) which, if and when introduced, may also be applicable on sales and/or transfer of TopCo Shares and TopCo Public Warrants.

In the German legislature, currently certain draft laws are under discussion. One of those draft laws is a draft law on the implementation of the EU anti-tax avoidance directive of the German government (ATAD Implementation Act — ATAT-Umsetzungsgesetz), pursuant to which certain interest expenses shall not be deductible for German tax purposes in case of tax shortfalls due to mismatches from the use of hybrid financial instruments or hybrid entities or due to dual tax residency; further, such draft law includes new German rules on controlled foreign corporations (CFC) (Hinzurechnungsbesteuerung). Pursuant to another new draft law by the German government on the introduction of a new so-called Tax Haven Defense Act (Steueroasen-Abwehrgesetz — StAbwG) which is currently under discussion in the respective legislative bodies, certain further changes in German tax law are envisaged; such proposed changes include new rules on the exemptions from corporate income tax on dividends and on capital gains if the distributing entity, or the entity the shares in which are disposed of, are tax resident in a noncooperative jurisdiction, as further defined in such draft law (e.g., listed on the EU blacklist of non-cooperative jurisdictions). It is open whether and to which extent such new rules will become binding law and whether there will be changes in the adopted law (if any) compared to the draft laws that are currently under discussion. Prospective holders of TopCo Shares or TopCo Public Warrants should monitor these developments closely and should consult their own tax advisors regarding the consequences of such developments or any adopted or published new law on the purchase, ownership, disposition, exercise, donation or inheritance of TopCo Shares or TopCo Public Warrants in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. TopCo, Yucaipa, SISH, Merger Sub and SSU do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may not have been, or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TopCo, Yucaipa, or SSU or any other matter.

General Description of the Business Combination Agreement

General

On June 10, 2021, Yucaipa, SSU, TopCo, Merger Sub and SISH entered into the Business Combination

Agreement, which provides for, among other things, the following transactions:

•

the Topco-Yucaipa Business Combination, including the Merger, pursuant to which (a) each Yucaipa Ordinary Share will ultimately be exchanged for a TopCo Share (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Ordinary Shares), and (b) each outstanding Yucaipa Warrant will be exchanged for a TopCo Public Warrant;

•

immediately thereafter, TopCo will issue 246,189,168 TopCo Shares to the shareholders of SSU that duly executed and delivered a Shareholders’ Undertaking agreeing to participate in the transaction prior to the Closing will participate in, and TopCo will give effect to, the Exchange; in the Exchange, of the 246,189,168 TopCo Shares issued in total, 204,411,690 TopCo Shares will be issued to SSU’s Initial Shareholders, 19,150,421 TopCo Shares will be issued to the SSU Convertible Loan Lenders and 22,627,057 TopCo Shares will be issued to the Roll-up Minorities;

•	immediately after giving effect to the Exchange, TopCo will undertake the Change in Legal Form of TopCo; and

•

the Wiggle Acquisition in which TopCo will pay a consideration in an amount of estimated €287.7 million (which amount may be partially settled upon the issuance of TopCo Ordinary Shares, depending on the amount of redemptions of Class A Shares) to the Wiggle Sellers and issue 14,222,018 TopCo Shares to the Wiggle Sellers.

Effect of the Transactions on Existing Yucaipa Equity in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•	each Class A Share will be converted into the right to receive a corresponding equity security in Merger Sub, which will be exchanged for one fully paid and non-assessable TopCo Share;

•

each Founder Share will be converted into the right to receive a corresponding equity security in Merger Sub, which will be exchanged for one fully paid and non-assessable TopCo Share (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will be entitled to a claim for 9,815,000 equity securities in Merger Sub, which will be exchanged for 9,815,000 fully paid and non-assessable TopCo Shares); and

•	each Yucaipa Warrant will be converted into a TopCo Public Warrant.

Consideration to SSU Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the shareholders of SSU in connection with the Business Combination will be an aggregate of 246,189,168 TopCo Shares.

Additionally, TopCo will issue 51,000,000 TopCo Shares to SISH, on the terms and subject to the conditions set forth in the Earn-Out Agreement, that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth year anniversary of the Closing.

Aggregate TopCo Transaction Proceeds

The Aggregate TopCo Transaction Proceeds will be used for general corporate purposes after the Business Combination, including to support future growth through strategic acquisitions.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:

•

there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement;

•

this proxy statement/prospectus must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remain in effect with respect to the proxy statement/prospectus, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remain pending;

•

the approval, at the General Meeting, of the Business Combination Proposal, by an ordinary resolution, and the Merger Proposal, by a special resolution, in accordance with Yucaipa’s governing documents;

•	the Required Company Shareholders’ Consent must continue to be in full force and effect (as described more fully below in the section entitled “— Covenants of SSU, TopCo and Merger Sub”);

•

after giving effect to the transactions contemplated by the Business Combination Agreement, TopCo must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

•	the Wiggle Acquisition will be consummated simultaneously with the Closing; and

•	the Master Agency Agreement Termination and Reimbursement must have been consummated.

Other Conditions to Yucaipa’s Obligations

The obligations of Yucaipa to consummate the Business Combination, are subject to the satisfaction, or written waiver by Yucaipa, at or prior to the Closing of the following conditions:

•

the representations and warranties of SSU, SISH, TopCo and Merger Sub regarding corporate organization, due authorization, capitalization and brokers fees and change of control payments owed by SSU must be true and correct, disregarding any qualifications contained therein relating to Company Material Adverse Effect or materiality, in all material respects as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of SSU regarding the capitalization of SSU, its subsidiaries, TopCo and Merger Sub must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of SSU, SISH, TopCo and Merger Sub, disregarding any qualifications contained therein relating to Company Material Adverse Effect (as defined in the Business Combination Agreement) or materiality, must be true and correct as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•

SSU, TopCo and Merger Sub must have performed and complied with in all material respects its covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Company Material Adverse Effect (as defined in the Business Combination Agreement) has occurred;

•	the TopCo Shares issuable in connection with the Business Combination must be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo’s governing documents;

•	the Conversion must have occurred;

•	the Roll-Up must have occurred;

•	the Shareholders’ Undertakings, pursuant to which the shareholders of SSU approved the Business Combination Agreement and agreed to otherwise support the transaction, must still be in effect;

•

the Yucaipa must have received a certificate executed and delivered by an authorized officer of SSU confirming that the conditions set forth in the first four bullet points above have been satisfied; and

•	Yucaipa must have received a copy of the Registration Rights Agreement duly executed by TopCo and certain shareholders of SSU that have agreed to participate in the transaction.

Other Conditions to SSU’s, TopCo’s and Merger Sub’s Obligations

The respective obligations of SSU, TopCo and Merger Sub to consummate the Business Combination, are subject to the satisfaction, or written waiver by SSU, TopCo and Merger Sub, at or prior to the Closing of the following conditions:

•

the representations and warranties of Yucaipa regarding corporate organization, due authorization, brokers fees and the capitalization of Yucaipa must be true and correct in all material respects as of the date of the Business Combination Agreement except for de minimis innacuries with respect to the capitalization of Yucaipa and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of Yucaipa regarding the capitalization of Yucaipa must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Yucaipa disregarding any qualifications contained therein relating to materiality or any similar limitation, must be true and correct as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Yucaipa to consummate the Business Combination;

•

Yucaipa must have performed and complied with in all material respects its covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•	the Aggregate TopCo Transaction Proceeds Condition;

•

TopCo’s initial listing application with the NYSE in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved and, immediately following the closing of the business combination transaction, TopCo shall satisfy any applicable initial and continuing listing requirements of the NYSE and TopCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the closing of the business combination transaction, and the TopCo Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof;

•	SSU must have received a certificate executed and delivered by an authorized officer of Yucaipa confirming that the conditions set forth in the first four bullet points above have been satisfied; and

•	SSU must have received a copy of the Registration Rights Agreement duly executed by Yucaipa Sponsor.

Representations and Warranties

Under the Business Combination Agreement, SSU, SISH, TopCo and Merger Sub made customary representations and warranties to Yucaipa relating to, among other things: corporate organization, subsidiaries, due authorization, consents and requisite governmental approvals, capitalization, business activities, financial statements, undisclosed liabilities, litigation, compliance with laws, material contracts, benefit plans, labor matters, taxes, insurance, permits, property, intellectual property and IT security, environmental matters, absence of changes, brokers, SSU’s transactions with affiliates, information supplied by SSU and its Subsidiaries, Shareholders’ Undertaking, no TID U.S. businesses, investigations, and Investment Company Act.

Under the Business Combination Agreement, Yucaipa made customary representations and warranties to SSU, TopCo and Merger Sub relating to, among other things: organization, due authorization, litigation, compliance with laws, consents and requisite governmental approvals, the Trust Account, brokers, Yucaipa’s SEC filings, internal controls, listing, financial statements, no undisclosed liabilities, taxes, capitalization, information supplied by Yucaipa, absence of changes, business activities, employees and benefit plans, PIPE subscriptions, the Investment Company Act, and transactions with affiliates.

Covenants of the Parties

Covenants of SSU

SSU made certain covenants under the Business Combination Agreement, including, among other things, the following:

•

Subject to certain exceptions, prior to the Closing, SSU will and will cause its subsidiaries to, operate the business of SSU and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact the business organization, material assets and properties of SSU and its subsidiaries, taken as a whole;

•

Subject to certain exceptions, prior to the Closing, SSU will and will cause its subsidiaries to, refrain from each of the following actions subject to receipt of Yucaipa’s prior written consent (such consent, other than in the case of certain items expressly noted in the Business Combination Agreement, not to be unreasonably withheld, conditioned or delayed) and other specified exceptions:

•	declare, set aside, make or pay any dividends or distribution or repurchase or redeem any equity securities of SSU;

•

merge, consolidate, combine or amalgamate SSU with any other person, or purchase or acquire any corporation partnership, association or other business entity or organization or division thereof above a certain threshold;

•	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the equity securities of SSU;

•	adopt any amendments, supplements, restatements or modifications to SSU’s organizational documents or SSU’s shareholder agreements;

•

(i) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of SSU, other than inventory or obsolete equipment in the ordinary course of business or (ii) create, subject or incur any lien on any material assets or properties of SSU (subject to limited exceptions);

•

(i) transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of intellectual property rights in accordance with its maximum statutory term) or otherwise dispose of any intellectual property of SSU, (ii) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of SSU in such trade secrets) or disclose, license, release, deliver, escrow or make available any source code or (iii) make any material change to the operation or security of any IT systems of SSU or any of SSU’s respective rules, policies or procedures with respect to privacy and security requirements for personal information that has the result of decreasing the overall operation or security of an IT system or decreasing the security of personal information;

•

transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (i) any equity securities of SSU or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating SSU to issue, deliver or sell any equity securities of SSU;

•

incur, create or assume any indebtedness, other than (i) ordinary course trade payables and (ii) indebtedness under SSU’s existing revolving credit facility provided that the amount outstanding thereunder at any time does not exceed a certain threshold;

•

(i) amend, modify or terminate any material contract of SSU (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any material contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any material contract), (ii) waive any material benefit or right under any material contract or (iii) enter into any contract that would constitute a material contract;

•	subject to certain exceptions, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person;

•

(i) amend, modify, adopt, enter into or terminate any benefit or compensation plan, policy, program or contract that would be a benefit plan of SSU if in effect as of the date of date of the Business Combination Agreement, (ii) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of SSU, except in the ordinary course of business consistent with past practice, (iii) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of SSU, except in the ordinary course of business consistent with past practice, (iv) hire, engage or terminate the employment or engagement of (other than for cause), furlough or temporarily layoff, any director, manager, officer or employee of SSU whose annual base compensation exceeds a certain threshold, (v) except in the ordinary course of business consistent with past practice, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any labor agreement (to the extent such actions do not result in material economic concessions or operational restrictions), (vi) recognize or certify any labor organization, works council, labor union or group of employees of SSU as the bargaining representative for any employees of SSU or (vii) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee or individual independent contractor of SSU, other than waiver of any restrictive covenant obligations (excluding nondisclosure obligations) as part of a settlement or similar agreement with such individual;

•

make, change or revoke any material tax election, amend any material tax return, adopt or change any material method of accounting with respect to taxes, enter into any closing agreement with respect to any material taxes, settle or compromise any material tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, enter into any material tax sharing or material tax indemnification agreement (except for any such agreements that are commercial contracts not primarily relating to taxes);

•

enter into any settlement or similar contract the performance of which would involve the payment by SSU of a certain threshold, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on SSU;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SSU;

•	change SSU’s methods of accounting in any material respect, other than changes that are made in accordance with Public Company Oversight Board (“PCAOB”) standards;

•	voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to SSU and its assets and properties;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, or the Wiggle SPA;

•

fail to maintain the real property leased by SSU in all material respects in the same condition as of the date of the Business Combination Agreement, ordinary wear and tear, casualty and condemnation excepted;

•	enter into, conduct, engage in or otherwise operate any new line of business, modify operating policies in any material respect or discontinue or make any material change to the business of SSU;

•	make any change of control payment that is not disclosed to Yucaipa on the disclosure schedules to the Business Combination Agreement delivered by SSU to Yucaipa; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above;

•

Each of SSU, TopCo, Merger Sub and SISH acknowledged that Yucaipa is a blank check company, waived any past, present or future claim of any kind against the Trust Account and agreed not to seek recourse against the Trust Account for any reason;

•

At or prior to Closing, TopCo will purchase and maintain in effect for a period of six years after the Effective Time a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of any persons currently covered by any comparable insurance policies of Yucaipa with respect to matters occurring on or prior to the date of the Business Combination Agreement;

•	Use its reasonable best efforts to cause the TopCo Ordinary Shares to be approved for listing on the NYSE;

•

Take, together with SISH, all actions and do all things necessary to satisfy on a timely basis all the covenants and conditions applicable to the SSU and SISH under the Shareholders’ Undertakings and otherwise comply with its respective obligations thereunder;

•	At or prior to Closing, terminate all related party transactions of SSU (subject to certain exceptions and exclusions);

•

Prior to Closing, (i) terminate, as soon as possible, the Master Agency Agreement without any further obligations or liabilities (including any obligations to make expense reimbursements, termination fees or other payments thereunder) of SSU or any its affiliates (including, from and after the Closing, Yucaipa and its affiliates), (ii) procure and undertake that no expense reimbursements, termination fees or other payments under the Master Agency Agreement are made by SSU or any of its affiliates under the Master Agency Agreement between the date in which the Business Combination Agreement was signed and the Closing Date, and (iii) procure and undertake that no expense reimbursements, termination fees or other payments under the Master Agency Agreement are made by SSU or any of its affiliates under the Master Agency Agreement on or after January 1, 2021 are repaid or cause to be repaid in full to SSU (the “Master Agency Agreement Termination and Reimbursement”); and

•

Between signing and Closing, TopCo shall not take or cause to be taken any action which would reasonably be expected to cause TopCo to have its principal place of effective management outside of Germany or otherwise be treated as resident of any country other than Germany for tax purposes.

Covenants of Yucaipa

Yucaipa made certain covenants under the Business Combination Agreement, including, among other things, the following:

•

Subject to certain exceptions, prior to the Closing, Yucaipa will refrain from each of the following actions, subject to receipt of SSU’s prior written consent (such consent not to be unreasonably withheld, condi-tioned or delayed) and other specified exceptions:

•

adopt any amendments, supplements, restatements or modifications to the Trust Agreement or Yucaipa’s organizational documents (except for any amendment, modification or change to the Forward Purchase Agreement);

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of Yucaipa, other than, for the avoidance of doubt, in connection with the Yucaipa Shareholder Redemption;

•

adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its equity securities or permit the conversion of any indebtedness into warrants or other equity securities;

•	incur, create or assume any indebtedness, except for indebtedness for borrowed money permitted under the Business Combination Agreement;

•	make any loans or advances to, or capital contributions in, any other person;

•	issue any equity securities or grant any additional options, warrants or stock appreciation rights with respect to its equity securities;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Yucaipa;

•

enter into any contract (other than contracts contemplated by the Business Combination Agreement) which require or will reasonably be expected to require payments by Yucaipa above a certain threshold, other than any contract relating to Yucaipa’s transaction expenses;

•

engage in any activities or business, other than activities or business (i) currently conducted by Yucaipa as of the date of the Business Combination Agreement, (ii) in connection with or incident or related to Yucaipa’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by Yucaipa’s filings with the SEC, (iii) contemplated by, or incident or related to, this Agreement or the Ancillary Documents, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or (iv) that are (A) administrative or ministerial and (B) immaterial in nature;

•	(i) amend, modify, adopt or enter into any benefit plan or (ii) hire, engage or appoint, any director, manager, officer or employee;

•

enter into, or modify or amend in any material respect any contract between Yucaipa and any Yucaipa related party other than any Contracts between Yucaipa and the Yucaipa Sponsor pursuant to which Yucaipa incurs, creates or assumes any indebtedness permitted under the Business Combination Agreement; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above;

•

Notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document thereto or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	Keep current and timely file all reports required to be filed or furnished with the SEC;

•	Cooperate with TopCo and take all actions necessary to de-list the Class A Shares from the NYSE and de-register such securities under the Exchange Act; and

•

Upon the satisfaction of the conditions to consummate the Business Combination, to deliver any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement and use its reasonable best efforts to cause the Trust to pay all amounts due pursuant to the shareholder redemptions of Yucaipa and pay all remaining amounts then available in the Trust Account to Yucaipa.

Joint Covenants

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	Using reasonable best efforts to consummate the Business Combination and the transactions contemplated by the Subscription Agreements;

•

Take any actions necessary or reasonably appropriate such that effective as of the Change of Legal Form of TopCo, the Board of Directors of TopCo will be as described in the section “Board of Directors” below;

•	SISH shall cause SSU (but only to the extent within SISH’s control and only in its capacity as shareholder of SSU) to use reasonable best efforts to consummate the Wiggle Acquisition;

•

Not to, and not to cause their respective representatives to, directly or indirectly, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to or enter into any agreement with any person concerning any purchase of SSU or any of its affiliates;

•	Keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	Making relevant public announcements;

•	Cooperate in connection with certain tax matters and filings; and

•	Jointly preparing and mutually agreeing upon the proxy statement/prospectus that will be filed by TopCo with the SEC relating to the Business Combination.

Board of Directors

Each of Yucaipa and SSU have agreed to take all action within their power as may be necessary or appropriate such that, effective of the Change of Legal Form of TopCo, the board of directors of TopCo will be a “one-tier” board of directors, with one executive director serving an initial four-year term and seven non-executive directors, who will serve staggered multi-year terms (two directors serving an initial two-year term, two directors serving an initial three-year term and three directors serving an initial four-year term). One of the non-executive directors serving an initial three-year term will be designated by Yucaipa Sponsor, and the other six non-executive directors will be designated by SISH, in each case prior to the effectiveness of this proxy statement/prospectus. Of the six non-executive directors designated by SISH, three will be independent, and three will not be independent.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Closing, provided, that such termination will not limit (i) the survival of any agreement or covenant which by their terms contemplate performance after the Closing and (ii) the liability of any person with respect to actual fraud in the making of the representations and warranties under the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of Yucaipa, SSU and TopCo;

•

by Yucaipa, upon written notice to SSU and TopCo, subject to certain exceptions, if SSU, TopCo or Merger Sub breach any of their respective representations and warranties or if SSU, TopCo or Merger Sub fail to perform any covenant or agreement set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of SSU, TopCo or Merger Sub, as described in the section entitled “Conditions to Closing of the Business Combination” above could not be satisfied as of the Closing and the breach (or breaches) of such representations or warranties is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) the Termination Date;

•

by SSU and TopCo, upon written notice to Yucaipa, subject to certain exceptions, if Yucaipa breaches any of its representations and warranties or if Yucaipa fails to perform any covenant or agreement set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Yucaipa, as described in the section entitled “Conditions to Closing of the Business Combination” above could not be satisfied as of the Closing and the breach (or breaches) of such representations or warranties is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) the Termination Date;

•

by either SSU or Yucaipa, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•

by either SSU or Yucaipa, (i) if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement beyond the Termination Date and such order or other action shall have become final and non-appealable; and (ii) if the Yucaipa Required Shareholder Approval has not been obtained; or

•	by Yucaipa, if the Required Company Shareholders’ Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of intentional and willful breach prior to the termination of the Business Combination Agreement.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors, accountants and other representatives or consultants, will be paid by the party incurring such fees or expenses; provided that, (a) if the Business Combination Agreement is terminated in accordance with its terms, then SSU shall pay, or cause to be paid, all unpaid SSU expenses and Yucaipa shall pay, or cause to be paid, all unpaid Yucaipa expenses and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all unpaid SSU expenses and all unpaid Yucaipa expenses.

Governing Law

The Business Combination Agreement, the ancillary documents thereto and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, and any claim, action, suit, dispute, or controversy arising out of the Business Combination Agreement, the ancillary documents thereto and the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by each of the parties to the Business Combination Agreement.

Ancillary Documents

This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents. The Shareholders’ Undertakings are attached hereto as Annex P, Annex Q and Annex R, a form of the Registration Rights Agreement is attached hereto as Annex M, a form of the Subscription Agreements is attached hereto as Annex L, a form of the Lock-up Agreement is attached hereto as Annex G, the Forward

Purchase Agreement is attached hereto as Annex I, the Sponsor Letter Agreement is attached hereto as Annex J, a form of the Warrant Assignment, Assumption and Amendment Agreement is attached hereto as Annex N, and the Earn-out Agreement is attached hereto as Annex O. Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the General Meeting.

Shareholders’ Undertakings

Concurrently with the execution of the Business Combination Agreement, the Pre-Closing SSU Shareholders have entered into one of three irrevocable Shareholders’ Undertakings (collectively, the “Shareholders’ Undertakings”), attached hereto as Annex P, by and among Yucaipa, SSU, TopCo and the Pre-Closing SSU Shareholder(s) party thereto, pursuant to which, among other things, each Pre-Closing SSU Shareholder (i) granted one or more powers of attorney permitting and directing the respective authorized persons identified in such powers of attorney and the proxyholders under such power(s) of attorney to execute the documents relating to the Business Combination to which any Pre-Closing SSU Shareholder is or will be a party (including Dutch deeds of issue and German share transfer deeds, among other documents), (ii) undertook to take all necessary or desirable actions in connection with the transactions contemplated by the Business Combination Agreement and other transaction documents (including to fully support and implement the pre-closing transactions necessary for the closing of the Business Combination), and (iii) agreed to certain covenants to support the transactions contemplated by the Business Combination Agreement and other transaction documents (including restrictions on the sale, disposition or transfer of the Pre-Closing SSU Shareholders’ holdings in SSU), in each case, on the terms and subject to the conditions set forth in the Shareholders’ Undertakings.

Registration Rights Agreement

At the closing of the Business Combination, TopCo, Yucaipa Sponsor, the Pre-Closing SSU Shareholders and the sellers in the Wiggle Acquisition who receive equity as consideration will enter into a Registration Rights Agreement, substantially in the form attached hereto as Annex M, providing for, among other things, subject to the terms thereof, customary registration rights with respect to their respective TopCo Shares, including demand and piggy-back rights subject to cut-back provisions. The Registration Rights Agreement also provides that TopCo will file a shelf registration statement to register the TopCo Shares covered by the Registration Rights Agreement as soon as practicable but no later than 30 calendar days following the Closing Date.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, Yucaipa and TopCo entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, severally and not jointly, and TopCo agreed to issue and sell to such PIPE Investors, an aggregate of 37.2 million TopCo Shares at $10.00 per share, for aggregate gross proceeds of $372.0 million on the Closing Date, which we refer to as the “PIPE Financing”. Ronald W. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) will fund $50.0 million in the PIPE Financing (the “Sponsor PIPE”). The TopCo Shares to be issued pursuant to the Subscription Agreements as effected by the notarial “deed of issue of shares in TopCo” have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. TopCo has agreed to register the resale of the TopCo Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. TopCo is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies TopCo that it will “review” the registration statement) following the filing thereof and (ii) the 10th business day after the date TopCo is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. TopCo must use commercially reasonable efforts to keep the registration statement effective until the earliest of the: (i) second anniversary of the Closing, (ii) the date the PIPE Investors no longer hold any registrable shares, and (iii) the date all registrable shares held by the PIPE Investors may be sold without restriction under Rule 144 within 90 days without the public information, volume or manner of sale limitations of such rule. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto. Pursuant to the amendment of the Sponsor Letter Agreement on October 15, 2021, the TopCo Shares issued to the PIPE Investors will not be subject to a post-Closing lock-up period.

The closings under the Subscription Agreements will occur substantially concurrently with the Closing of the Business Combination and are conditioned on such Closing. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the mutual written agreement of the parties thereto, (c) notification to the PIPE Investors that the Business Combination has been abandoned and (d) if any of the conditions to the Closing are not satisfied on or prior to the Closing of the Business Combination.

Lock-Up Agreements

In connection with the Business Combination Agreement, the Pre-Closing SSU Shareholders (other than the lenders under the Convertible Loan Agreements that will become Pre-Closing SSU Shareholders following the conversion of the loans granted to SSU) and the sellers in the Wiggle Acquisition who receive equity as consideration will enter into lock-up agreements (the “Lock-Up Agreements”) pursuant to which each such party will agree not to (a) sell or otherwise dispose of, directly or indirectly, any TopCo Shares it receives in connection with the Business Combination (the “Lock-up Shares”), subject to certain limited exceptions, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic ownership of any of the Lock-Up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (any of the actions specified in clauses (a)-(c), a “Transfer”), in each case, until the date that is 180 days after the Closing (the “Lock-Up Period”).

Forward Purchase Agreement Amendment

Concurrently with the execution of the Business Combination Agreement, the Yucaipa Sponsor and Yucaipa entered into an amendment (the “Forward Purchase Agreement Amendment”) to the Forward Purchase Agreement, attached hereto as Annex I, dated as of August 6, 2020 (the “Forward Purchase Agreement”), pursuant to which, among other things, the Yucaipa Sponsor and Yucaipa agreed that (i) the Yucaipa Sponsor would not purchase units through the Forward Purchase Agreement in connection with the transactions contemplated by the Business Combination Agreement; and (ii) the Forward Purchase Agreement will be terminated effective as of the Closing, in each case, on the terms and subject to the conditions set forth therein.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Yucaipa and the Initial Yucaipa shareholders entered into a sponsor agreement (the “Sponsor Letter Agreement”), attached hereto as Annex J, pursuant to which, among other things, each Yucaipa Initial Shareholder agreed to (i) vote to adopt the Business Combination Agreement and approve the transactions contemplated thereby, (ii) waive certain adjustments to the conversion ratio and other anti-dilution protections set forth in Yucaipa’s governing documents with respect to the Class B Shares that would result in the Yucaipa Sponsor holding more than 9,815,000 Class A Shares in the aggregate, (iii) be bound by certain transfer restrictions with respect to their Yucaipa Ordinary Shares prior to the Closing, (iv) terminate lock-up provisions of that certain Letter Agreement, dated as of August 6, 2020, as a result of which, the resale of the Ordinary Shares issued to Yucaipa Sponsor and the Yucaipa Initial Shareholder in connection with the PIPE Financing is not restricted by any contractual lock-up arrangements, and (v) be bound by certain lock-up provisions during the post-closing lock-up period described therein with respect to TopCo Shares issued to them pursuant to the Business Combination Agreement on the terms and subject to the conditions set forth therein.

Warrant Assumption Agreement

In connection with the Business Combination Agreement, TopCo will enter into a warrant assignment, assumption and amendment agreement (the “Warrant Assumption Agreement”), attached hereto as Annex N, immediately following the completion of the Business Combination, pursuant to which, among other things, Yucaipa will assign all of Yucaipa’s right, title and interest in and to, and TopCo will assume all of Yucaipa’s liabilities and obligations under, the Warrant Agreement. As a result of such assignment and assumption agreement, following the execution of the Warrant Agreement, each Yucaipa Warrant will be exchanged for a warrant to purchase a TopCo Share on the terms and conditions of the Warrant Agreement (as amended by the Warrant Assumption Agreement).

Earn-Out Agreement

Concurrently with the execution of the Business Combination Agreement, TopCo, SISH and Yucaipa have entered into the Earn-Out Agreement, attached hereto as Annex O, pursuant to which, among other things, TopCo will issue or cause to be issued to SISH 51,000,000 new TopCo Shares that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing, on the terms and subject to the conditions set forth in the Earn-Out Agreement.

Redemption Offset Agreement

On October 15, 2021, TopCo, SISH and Bridgepoint entered into a Redemption Offset Agreement, attached hereto as Annex U, pursuant to which the ROA Parties will offset redemptions that occur above a certain level, on the terms and subject to the conditions set forth in the Redemption Offset Agreement. Please see the section entitled “Events after the execution of the Business Combination Agreement—Redemption Offset Agreement” for more information regarding the Redemption Offset Agreement.

SPA Variation Agreement

On October 15, 2021, SSU, Bridgepoint, and HUW CRWYS-Williams entered into that certain SPA Variation Agreement, attached hereto as Annex V. Under this agreement, the parties thereto agreed to amend the Wiggle SPA to make the necessary changes to such agreement to reflect the arrangements under the Redemption Offset Agreement and amend the definitions of First Consideration Instalment and Third Consideration Instalment (each, as defined in the SPA Variation Agreement).

SELECTED HISTORICAL FINANCIAL DATA OF SSU

The following tables set forth selected historical consolidated financial information and operating data for SSU as of and for the fiscal years ended September 30, 2020 and 2019 and as of and for the six months ended March 31, 2021 and 2020. You should read the following selected historical financial information and operating data in conjunction with the sections entitled “SSU’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and SSU’s consolidated financial statements and related notes, all included elsewhere in this proxy statement/prospectus. SSU derived the selected consolidated statements of profit or loss data, the selected consolidated statements of financial position data and the selected statement of cash flows data for the fiscal years ended September 30, 2020 and 2019 from SSU’s audited consolidated financial statements for the fiscal year ended September 30, 2020 prepared based on IFRS included elsewhere in this proxy statement/prospectus. SSU derived the selected consolidated statements of profit or loss data, the selected consolidated statements of financial position data and the selected statement of cash flows data for the six-month period ended March 31, 2021 and 2020 from SSU’s unaudited interim condensed consolidated financial statements as of and for the six-month period ended March 31, 2021, prepared on the basis of IFRS applicable for interim financial reporting (IAS 34) included elsewhere in this proxy statement/prospectus. SSU’s historical results may not be indicative of the results that may be achieved in the future.

Consolidated Statement of Profit or Loss Data

	For the fiscal year ended September 30,		For the six-month period ended March 31,
	2020	2019	2021	2020
	(audited)		(unaudited)
	(in € million)
Revenue	703.2	537.1	374.4	256.7
Own work capitalized	3.3	3.4	1.7	1.4
Other operating income	1.5	4.4	1.7	1.1
Cost of materials	(449.6)	(351.6)	(231.2)	(166.0)
Personnel expenses	(75.5)	(59.9)	(42.9)	(34.9)
Other operating expenses	(175.7)	(144.6)	(94.7)	(66.3)
Depreciation, amortization and impairment	(25.6)	(21.0)	(14.8)	(11.6)
Operating result	(18.4)	(32.3)	(5.9)	(19.6)
Finance income	0.2	0.2	0.0	0.0
Finance costs	(8.7)	(7.4)	(3.9)	(3.0)
Result from investments accounted for at equity	(0.7)	0.0	(0.6)	(0.0)
Earnings before tax (EBT)	(27.6)	(39.5)	(10.3)	(22.5)
Income tax expense (prior year benefit)	1.9	3.6	(1.7)	4.4
Loss for the period	(25.6)	(35.9)	(12.0)	(18.1)
of which attributable to non-controlling interests	(0.9)	(3.1)	0.7	(1.6)
of which attributable to the owners of SIGNA Sports United GmbH	(24.8)	(32.8)	(12.6)	(16.6)
Loss per shares
Basic and diluted loss per share	(1.4)	(2.4)	(0.7)	(0.9)

Consolidated Statement of Financial Position

Assets

	As of September 30,		As of March 31,
	2020	2019	2021
	(audited)		(unaudited)
	(in € million)
Property, plant and equipment	33.9	23.2	39.6
Right-of-use-assets	35.3	37.2	45.7
Intangible assets and goodwill	313.7	313.3	309.5
Investments accounted for using the equity method	0.7	1.9	0.2
Other non-current financial assets	0.6	0.5	1.0
Deferred tax assets	—	0.0	0.0
Non-current assets	384.2	376.1	396.0
Inventories	147.8	136.8	174.1
Trade receivables	21.6	20.4	27.7
Other current financial assets	13.3	9.8	11.2
Other current assets	19.5	24.0	30.7
Cash and cash equivalents	95.6	108.1	53.0
Current assets	297.8	299.1	296.7
Total assets	682.0	675.1	692.7

Equity and liabilities

	As of September 30,		As of March 31,
	2020	2019	2021
	(audited)		(unaudited)
	(in € million)
Share capital	17.6	17.6	17.6
Capital reserve	370.4	367.3	370.4
Retained earnings	(64.6)	(39.7)	(93.2)
Other reserves	(0.7)	(0.9)	(0.2)
Capital and reserves attributable to the owners of SIGNA Sports United GmbH	322.7	344.3	294.7
Non-controlling interests	24.4	26.0	22.2
Total equity	347.1	370.3	316.9
Non-current provisions	0.1	0.4	0.1
Non-current financial liabilities	138.9	112.6	157.4
Other non-current liabilities	0.1	0.1	0.3
Deferred tax liabilities	39.6	41.9	40.3
Non-current liabilities	178.6	154.9	198.0
Current provisions	2.9	0.4	3.0
Trade payables	79.3	88.3	102.3
Other current financial liabilities	28.2	27.5	26.9
Other current liabilities	40.2	30.3	40.9
Contract liabilities	5.7	3.4	4.8
Current liabilities	156.3	149.9	177.8
Total liabilities	334.9	304.9	375.8
Total equity and liabilities	682.0	675.1	692.7

Consolidated Statement of Cash Flows

	For the fiscal year ended September 30,		For the six-month period ended March 31,
	2020* (Restated)	2019* (Restated)	2021* (Restated)	2020* (Restated)
	(audited)		(unaudited)
	(in € million)
Earnings before taxes	(27.6)	(39.5)	(10.3)	(22.6)
Adjustments for
Depreciation and amortization	25.6	21.0	14.8	11.6
Income from investments accounted for using the equity method	0.7	0.0	0.6	—
Net finance costs	8.5	7.2	3.9	3.0
Other non-cash income and expenses	0.1	(3.0)	0.3	(0.1)
Change in other non-current assets and liabilities**	(0.5)	1.1	(0.4)	(0.6)
Change in net working capital
Change in inventories	(10.9)	(29.0)	(26.3)	(48.4)
Change in trade receivables	(1.1)	4.1	(6.1)	0.2
Change in other current financial assets	(3.5)	(7.3)	2.1	1.8
Change in other current assets	4.4	(9.1)	(11.2)	(4.5)
Change in current provisions	2.5	(5.7)	0.1	0.5
Change in trade payables	(9.0)	19.7	23.0	8.5
Change in other current financial liabilities	(5.1)	2.8	6.8	2.8
Change in other current liabilities	9.6	13.3	(0.3)	0.6
Change in contract liabilities	2.2	3.1	(0.9)	0.2
Income tax payment	(0.1)	(0.8)	(0.4)	(0.1)
Net cash flow from operating activities	(4.2)	(22.1)	(4.3)	(47.1)
Acquisition of intangible assets and property, plant and equipment	(26.5)	(24.8)	(11.0)	(11.9)
Proceeds from the sale of intangible assets and property, plant and equipment	0.0	0.0	0.0	0.0
Acquisition of subsidiaries, net of cash acquired	(0.3)	(4.3)	—	—
Acquisition of shares in equity method investments	(1.2)	0.0	—	(1.3)
Interest received	0.0	0.0	—	—
Net cash flow from investing activities	(28.0)	(29.1)	(11.0)	(13.2)
Proceeds from capital contributions	0.0	138.6	—	—
Proceeds from the issue of convertible loans	24.4	—	—	24.4
Proceeds from financial liabilities to shareholders	0.0	31.5	0	0
Acquisitions of NCI	(0.4)	—	(1.8)	(0.4)
Repayments of financial liabilities to related parties	(25.2)	(14.3)	0	(25.0)
Proceeds from financial liabilities to financial institutions	34.8	1.1	—	50.6
Repayment of financial liabilities to financial institutions	(1.3)	(2.6)	(17.4)	(0.9)
Repayment of other loans	(0.4)	—	—	—
Payments for lease liabilities	(7.8)	(6.4)	(4.8)	(3.7)
Interest paid	(4.4)	(5.0)	(3.3)	(2.9)
Net cash flow from financing activities	19.7	142.9	(27.3)	42.1
Effects of movements in exchange rates on cash held	0.0	0.0	0.0	0.0
Change in cash and cash equivalents	(12.5)	91.7	(42.6)	(18.2)
Cash and cash equivalents as of October 1	108.1	16.4	95.6	108.1
Cash and cash equivalents as of September 30	95.6	108.1	53.0	89.9

*	The information is restated on account of correction of errors. See note 8.3 to the consolidated financial statements of SSU for the fiscal years ended September 30, 2020 and September 30, 2019 and note 15 of the unaudited interim condensed consolidated financial statements of SSU as of and for the six-month period ended March 31, 2021.
**

Includes change in other non-current assets of EUR (0.2) million for the fiscal year ended September 30, 2020 and EUR 1.0 million for the fiscal year ended September 30, 2019 and change in other current liabilities of EUR (0.3) million for the fiscal year ended September 30, 2020 and EUR 0.1 million for the fiscal year ended September 30, 2019 and change in other non-current assets of EUR (0.2) million for the six-month period ended March 31, 2021 and EUR 0.1 million for the six-month period ended March 31, 2020, respectively, and change in other current liabilities of EUR (0.2) million or the six-month period ended March 31, 2021 and EUR (0.7) million for the six-month period ended March 31, 2020, respectively.

SELECTED HISTORICAL FINANCIAL DATA OF YUCAIPA

The following tables contain summary historical financial data for Yucaipa. Yucaipa’s balance sheet data as of December 31, 2020, and the statement of operations data and cash flow data for the period from June 4, 2020 (inception) through December 31, 2020 are derived from the audited financial statements, as restated, Yucaipa included elsewhere in this proxy statement/prospectus. Yucaipa’s condensed balance sheet data as of March 31, 2021 and the condensed statement of operations data and cash flow data for the three months ended March 31, 2021 are derived from Yucaipa’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “Yucaipa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Yucaipa’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	For the Three Months Ended March 31, 2021 (unaudited)	Period from June 4, 2020 (inception) through December 31, 2020
Statement of Operations Data:
General and administrative costs	$1,401,591	$243,372

Loss from operations	(1,431,591)	(293,372)
Interest earned on marketable securities held in Trust Account	5,097	23,329
Change in fair value of derivative liabilities	1,749,500	(10,103,970)
Offering costs - derivative warrant liabilities	—	(675,810)

Net income (loss)	$323,006	$(11,049,823)

Weighted average shares outstanding of Class A ordinary shares	34,500,000	34,500,000

Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.00

Weighted average shares outstanding of Class B ordinary shares	8,625,000	8,324,257

Basic and diluted net income per share, Class B ordinary shares	$0.04	$(1.33)

	March 31, 2021 (unaudited)	December 31, 2020
Condensed Balance Sheet Data (At Period End):
Working capital (deficit)	$(310,766)	$1,120,825
Total assets	$346,124,883	$346,308,718
Total liabilities	$39,618,693	$40,125,534
Class A ordinary shares (excluding 34,500,000 and 30,118,318 shares subject to possible redemption as of March 31, 2021 and December 31, 2020, respectively)	$435	$438
Class B ordinary shares	$862	$862
Total shareholders’ equity	$5,000,010	$5,000,004

	For the Three Months Ended March 31, 2021 (unaudited)	Period from June 4, 2020 (inception) through December 31, 2020 (audited)
Cash Flow Data:
Net cash used in operating activities	$(207,385)	$(427,274)
Net cash used in investing activities	$—	$(345,000,000)
Net cash provided by financing activities	$—	$346,469,197

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

1. Introduction

The following unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X, herein referred to as Article 11. The unaudited pro forma condensed combined financial information presents the pro forma effects of the following contemplated Business Combination:

•

the TopCo-Yucaipa Business Combination, including the Merger, pursuant to which (a) each Yucaipa Ordinary Share will ultimately be exchanged for a TopCo Share (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Ordinary Shares), and (b) each outstanding Yucaipa Warrant will be exchanged for a TopCo Public Warrant;

•

immediately thereafter, TopCo will issue 246,189,168 TopCo Shares to the shareholders of SSU that duly executed and delivered a Shareholders’ Undertaking agreeing to participate in the transaction prior to the Closing will participate in, and TopCo will give effect to, the Exchange; in the Exchange, of the 246,189,168 TopCo Shares issued in total, 204,411,690 TopCo Shares will be issued to SSU’s Initial Shareholders, 19,150,421 TopCo Shares will be issued to the SSU Convertible Loan Lenders and 22,627,057 TopCo Shares will be issued to the Roll-up Minorities;

•	immediately after giving effect to the Exchange, TopCo will undertake the Change in Legal Form of TopCo;

•

prior to the Closing and after the deadline for Yucaipa Shareholders to redeem their Yucaipa Class A Shares, SISH and Bridgepoint will offset redemptions that occur above a certain level, on the terms and subject to the conditions set forth in the Redemption Offset Agreement (see the section entitled “Events after the execution of the Business Combination Agreement—Redemption Offset Agreement” for more information regarding the Redemption Offset Agreement); and

•	the Wiggle Acquisition in which TopCo will pay a consideration in an amount of estimated €287.7 million to the Wiggle Sellers and issue 14,222,018 TopCo Shares to the Wiggle Sellers.

Yucaipa and Wiggle have historically prepared their financial statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and IFRS as issued by the IASB (“IFRS”) with the U.S. Dollar ($) and British pound sterling (£) as their reporting currency, respectively. The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert Yucaipa’s historical financial information to IFRS, its financial statement presentation (function) to SSU’s presentation (nature) and its reporting currency to Euros and Wiggle’s presentation to SSU’s financial statement presentation and its reporting currency to Euros.

All references to “TopCo” refer to SIGNA Sports United B.V. and its subsidiaries, after giving pro forma effect to the Business Combination.

SSU intends to finance the cash portion of the consideration to be paid in the Wiggle Acquisition with proceeds from the Merger.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Business Combination has been consummated on March 31, 2021.

The unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2020 and the six-month period ended March 31, 2021 assume that the Business Combination was consummated on October 1, 2019.

The unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not necessarily reflect what TopCo’s actual financial position or results of operations would have been had the Business Combination consummated on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of TopCo. The unaudited pro forma condensed combined financial information is intended to provide information about the continuing impact of the Business Combination as if it had been consummated earlier. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. SSU has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information and therefore, the unaudited pro forma condensed combined financial information does not include discussion of the realization of any expected cost savings or other synergies from the Wiggle Acquisition as a result of restructuring activities and other planned cost savings initiatives following the completion of the Business Combination. The unaudited Transaction Accounting Adjustments, which are described in the accompanying notes are based on information currently available and certain assumptions and may be revised as additional information becomes available and is evaluated. In the opinion of SSU’s management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made based on information available at this time. The assumptions and estimates underlying the adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. The actual results may differ significantly from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts may differ materially from the information presented.

This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information, SSU Group and Wiggle Group consolidated financial statements, Yucaipa financial statements and related notes, the sections entitled “SSU’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Yucaipa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business of the Wiggle Group and certain Information about the Wiggle Group” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been derived from the following financial information:

•	SSU’s audited consolidated financial statements for the fiscal year ended September 30, 2020 prepared based on IFRS and included in this proxy statement/prospectus;

•

SSU’s unaudited interim condensed consolidated financial statements as of and for the six-month period ended March 31, 2021, prepared on the basis of IFRS applicable for interim financial reporting (IAS 34) and included in this proxy statement/prospectus;

•	the unaudited interim condensed financial statements of Yucaipa as of and for the period from June 4, 2020 (inception) through September 30, 2020, as restated, prepared in accordance with U.S. GAAP;

•

the audited financial statements of Yucaipa as of and for the fiscal year from June 4, 2020 (inception) through December 31, 2020, as restated, prepared in accordance with U.S. GAAP and included in this proxy statement/prospectus;

•	the unaudited interim condensed financial statements of Yucaipa as of and for the three-month period ended March 31, 2021, as restated, prepared in accordance with U.S. GAAP;

•	the audited consolidated financial statements of Wiggle Group for the 39 weeks ended September 27, 2020 prepared in accordance with IFRS and included in this proxy statement/prospectus;

•

the unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020 of Wiggle Group prepared in accordance with the measurement and recognition requirements of IFRS as adopted for use by IASB; and

•	the unaudited interim consolidated financial statements for the 26 weeks ended March 28, 2021 of Wiggle Group prepared on the basis of IFRS applicable for interim financial reporting (IAS 34).

The unaudited pro forma condensed combined financial information has been prepared utilizing period ends for SSU Group, Yucaipa and Wiggle Group that differ by fewer than 93 days, as permitted by Regulation S-X.

The unaudited pro forma condensed combined statement of profit or loss for the twelve-month period ended September 30, 2020 is based on:

•	SSU’s audited consolidated statement of profit or loss for the fiscal year ended September 30, 2020;

•	Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020, as restated; and

•

Adding financial data from Wiggle Group’s audited consolidated income statement for the 39 weeks ended September 27, 2020 and Wiggle Group’s unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020.

The unaudited pro forma condensed combined statement of profit or loss for the six-month period ended March 31, 2021 is based on:

•	SSU’s unaudited interim condensed consolidated statement of profit or loss for the six-month period ended March 31, 2021;

•

Yucaipa’s audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020, as restated, subtracting Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020, as restated, and adding Yucaipa’s unaudited condensed statement of operations for the three-month period ended March 31, 2021, as restated; and

•	Adding Wiggle Group’s unaudited interim consolidated income statement for the 26 weeks ended March 28, 2021.

Description of the Business Combination

On June 10, 2021, Yucaipa, SSU, TopCo, Merger Sub and SISH entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•

the TopCo-Yucaipa Business Combination, including the Merger, pursuant to which (a) each Yucaipa Ordinary Share will ultimately be exchanged for a TopCo Share (except that the 8,565,000 Class B Shares held by Yucaipa Sponsor will entitle Yucaipa Sponsor to a claim for equity securities in Merger Sub, which, upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Ordinary Shares), and (b) each outstanding Yucaipa Warrant will be exchanged for a TopCo Public Warrant;

•

immediately thereafter, TopCo will issue 246,189,168 TopCo Shares to the shareholders of SSU that duly executed and delivered a Shareholders’ Undertaking agreeing to participate in the transaction prior to the Closing will participate in, and TopCo will give effect to, the Exchange; in the Exchange, of the 246,189,168 TopCo Shares issued in total, 204,411,690 TopCo Shares will be issued to SSU’s Initial Shareholders, 19,150,421 TopCo Shares will be issued to the SSU Convertible Loan Lenders and 22,627,057 TopCo Shares will be issued to the Roll-up Minorities;

•	immediately after giving effect to the Exchange, TopCo will undertake the Change in Legal Form of TopCo; and

•	the Wiggle Acquisition in which TopCo will pay a consideration in an amount of estimated €287.7 million to the Wiggle Sellers and issue 14,222,018 TopCo Shares to the Wiggle Sellers.

Concurrent with the execution of the Business Combination Agreement, TopCo and Yucaipa entered into Subscription Agreements with PIPE Investors and Ronald W. Burkle pursuant to which, among other things, the PIPE Investors and Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) have agreed to subscribe for and purchase, severally and not jointly, and TopCo has agreed to issue and sell to the PIPE Investors and Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees), an aggregate number of TopCo Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of €317.3 million ($372.0 million) on the Closing Date. Pursuant to the amendment of the Sponsor Letter Agreement on October 15, 2021, the TopCo Shares issued to the PIPE Investors will not be subject to a post-Closing lock-up period.

In accordance with the Business Combination Agreement, TopCo shall use its reasonable best efforts to cause the TopCo Shares to be approved for listing on NYSE, subject to official notice of issuance, as promptly as practicable after the date of the Business Combination Agreement.

In addition and subject to the completion of the Business Combination, on June 10, 2021, SSU agreed on the purchase of all shares in Wiggle via the signing of the Wiggle SPA against both, payment in cash and issuance of new shares in TopCo.

As well, prior to the Closing and after the deadline for Yucaipa Shareholders to redeem their Yucaipa Class A Shares, SISH and Bridgepoint will offset redemptions that occur above a certain level, on the terms and subject to the conditions set forth in the Redemption Offset Agreement (see the section entitled “Events after the execution of the Business Combination Agreement—Redemption Offset Agreement” for more information regarding the Redemption Offset Agreement).

For more information about the Business Combination, please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Accounting for the Business Combination

The Business Combination is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Business Combination effectuated three main steps:

1.	The exchange of shares held by SSU shareholders, which is accounted for as a capital reorganization.

2.

The merger of Yucaipa and Merger Sub, which is not within the scope of IFRS 3 Business Combinations since Yucaipa does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 Share-based Payment. Any excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s identifiable net assets acquired represents compensation for services and is expensed as incurred. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual TopCo Share issued to Yucaipa shareholders is equal to the fair value of each individual Yucaipa Ordinary Share measured with the stock price of Yucaipa ($9.95 per share) at November 19, 2021. Ultimately, the expense recognized in accordance with IFRS 2 will be based on the difference between the fair value of the TopCo Shares issued to Yucaipa shareholders and the fair value of Yucaipa’s identifiable net assets at consummation, and may differ materially based on the fluctuation in the share price of Yucaipa’s shares, due to, among other things, developments occurring prior to the date of the consummation of the Business Combination.

3.

The Subscription Agreements related to the PIPE Financing, which were executed concurrently with the Business Combination Agreement and, with regards to the upsizing of the size of the PIPE Financing, on October 7, 2021, will result in the issuance of TopCo Shares, leading to an increase in share capital and capital reserve.

Within the Merger, SSU has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•	SSU’s shareholders will have the largest portion of voting rights in TopCo;

•	SSU has the right to appoint the management in TopCo;

•	SSU’s existing senior management team will comprise senior management of TopCo; and

•	The operations of TopCo will primarily represent operations of SSU.

The Wiggle Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3 Business Combinations. SSU recorded the fair value of assets acquired and liabilities assumed from Wiggle Group. The Wiggle Acquisition has not been consummated as of the date of the preparation of the unaudited pro forma condensed combined financial information and its completion is subject to numerous conditions, including the closing of the Business Combination as well as the occurrence of certain other events contemplated by the Wiggle SPA.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

	As of Mar 31, 2021		Scenario 1 Assuming No Redemptions into Cash			As of Mar 28, 2021				Scenario 2 Assuming Maximum Redemptions into Cash			Scenario 3 Assuming First and Second Instalment Shortfall Amounts			Scenario 4 Assuming Third Instalment Shortfall Amounts
	SSU Group (Historical)	Yucaipa (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1)	Wiggle Group (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 2, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 3, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 4, incl. Wiggle Group)
in € million
ASSETS
Property, plant and equipment	€39.6	€—	€—		€39.6	€9.3	€—		€48.9	€—		€48.9	—		€48.9	—		€48.9
Right-of-use-assets	45.7	—	—		45.7	20.7	4.5	M	71.0	—		71.0	—		71.0	—		71.0
Intangible assets and goodwill	309.5	—	—		309.5	114.7	420.9	N	845.1	—		845.1	—		845.1	—		845.1
Investments accounted for using the equity method	0.2	—	—		0.2	—	—		0.2	—		0.2	—		0.2	—		0.2
Other non-current financial assets	1.0	294.3	(294.3)	A	1.0	—	—		1.0	—		1.0	—		1.0	—		1.0
Deferred tax assets	0.0	—	—		0.0	—	—		0.0	—		0.0	—		0.0	—		0.0

Non-current assets	€396.0	€294.3	€(294.3)		€396.0	€144.8	€425.4		€966.1	€—		€966.1	—		€966.1	—		€966.1

Inventories	174.1	—	—		174.1	65.3	—		239.4	—		239.4	—		239.4	—		239.4
Trade receivables	27.7	—	—		27.7	0.7	—		28.4	—		28.4	—		28.4	—		28.4
Other current financial assets	11.2	—	—		11.2	1.5	—		12.8	—		12.8	—		12.8	—		12.8
Other current assets	30.7	0.2	—		30.9	11.4	—		42.3	—		42.3	—		42.3	—		42.3
Cash and cash equivalents	53.0	0.7	294.3	A	603.7	68.8	(19.9)	O	258.6	(142.4)	A	116.2	(76.8)	A	116.1	(72.8)	A	43.3
			317.3	B			(287.7)	P		—			76.8	Z		—
			(42.1)	C			(84.1)	Q		—			—			—
			(10.3)	D			(3.4)	R		—			—			—
			(9.1)	E			(16.5)	S		—			—			—
			—				(2.3)	T		—			—			—
Assets held for sale	—		—		—	1.2	0.6	U	1.8	—		1.8	—		1.8	—		1.8

Current assets	€296.7	€0.9	€550.0		€847.6	€149.0	€(413.4)		€583.2	€(142.4)		€440.8	€(0.0)		€440.8	€(72.8)		€368.0

Total assets	€692.7	€295.2	€255.7		€1,243.6	€293.7	€12.0		€1,549.3	€(142.4)		€1,406.9	€(0.0)		€1,406.9	€(72.8)		€1,334.1

	As of Mar 31, 2021		Scenario 1 Assuming No Redemptions into Cash			As of Mar 28, 2021				Scenario 2 Assuming Maximum Redemptions into Cash			Scenario 3 Assuming First and Second Instalment Shortfall Amounts			Scenario 4 Assuming Third Instalment Shortfall Amounts
	SSU Group (Historical)	Yucaipa (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1)	Wiggle Group (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 2, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 3, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 4, incl. Wiggle Group)
in € million
EQUITY AND LIABILITIES
Share capital	€ 17.6	€ 0.0	€ 4.5	B	€ 45.6	€ 0.1	€1.7	V	€ 47.3	€(2.0)	I	€ 45.3	(1.1)	I	€ 45.3	(1.0)	I	€ 45.3
			1.6	F			—			—			1.1	Z		1.0	Z
			2.0	G			—			—			—			—
			8.3	H			—			—			—			—
			5.3	I			—			—			—			—
			6.1	J			—			—			—			—
			0.2	K			—			—			—			—
Capital reserve	370.4	—	312.8	B	1,147.0	235.9	(116.3)	V	1,266.6	1.1	C	1,127.9	0.7	C	1,129.0	0.6	C	1,130.0
			(15.8)	C			—			(139.7)	I		(75.3)	I		(71.4)	I
			73.0	F			—			—			75.7	Z		71.8	Z
			35.6	G			—			—			—			—
			(8.3)	H			—			—			—			—
			384.2	I			—			—			—			—
			(6.1)	J			—			—			—			—
			1.2	K			—			—			—			—
Retained earnings	(93.2)	(32.8)	(26.3)	C	(258.0)	(505.3)	(19.9)	O	(296.1)	(1.1)	C	(297.9)	(0.7)	C	(298.9)	(0.6)	C	(299.9)
			(95.3)	I			(1.5)	R		(0.7)	I		(0.4)	I		(0.4)	I
			(9.1)	E			(16.5)	S		—			—			—
			(1.3)	L			(0.1)	T		—			—			—
			—				505.3	V		—			—			—
Other reserves	(0.2)	—	—		(0.2)	1.9	(3.3)	V	(1.7)	—		(1.7)	—		(1.7)	(0.9)	Z	(2.5)

Capital and reserves attributable to shareholders of the parent company	€294.7	€(32.8)	€672.5		€934.4	€(267.5)	€349.3		€1,016.2	€(142.4)		€873.7	€(0.0)		€873.7	€(0.9)		€872.9

Non-controlling interests	22.2	—	(22.2)	G	—	—	—		—	—		—	—		—	—		—

Total equity	€316.9	€(32.8)	€650.3		€934.4	€(267.5)	€349.3		€1,016.2	€(142.4)		€873.7	€(0.0)		€873.7	€(0.9)		€872.9

Non-current provisions	0.1	—	—		0.1	4.1	(1.9)	R	2.3	—		2.3	—		2.3	—		2.3
Non-current financial liabilities	157.4	316.5	(74.6)	F	91.0	443.0	(82.9)	Q	114.2	—		114.2	—		114.2	—		114.2
			(15.4)	G			5.0	W		—			—			—
			(294.2)	I			(341.9)	X		—			—			—
			1.3	L			—			—			—			—

	As of Mar 31, 2021		Scenario 1 Assuming No Redemptions into Cash			As of Mar 28, 2021				Scenario 2 Assuming Maximum Redemptions into Cash			Scenario 3 Assuming First and Second Instalment Shortfall Amounts			Scenario 4 Assuming Third Instalment Shortfall Amounts
	SSU Group (Historical)	Yucaipa (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1)	Wiggle Group (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 2, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 3, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 4, incl. Wiggle Group)
in € million
Other non-current liabilities	€0.3	€10.3	€(10.3)	D	€0.3	€—	€—		€0.3	€—		€0.3	—		€0.3	—		€0.3
Deferred tax liabilities	40.1	—	—		40.1	—	42.4	Y	82.5	—		82.5	—		82.5	—		82.5

Non-current liabilities	€197.8	€326.8	€(393.2)		€131.5	€447.1	€(379.4)		€199.2	€—		€199.2	—		€199.2	—		€199.2

Current provisions	3.0	—	(1.4)	K	1.6	—	—		1.6	—		1.6	—		1.6	—		1.6
Trade payables	102.3	0.1	—		102.4	51.3	(1.1)	T	152.6	—		152.6	—		152.6	—		152.6
Other current financial liabilities	26.9	—	—		26.9	29.3	(26.5)	X	28.6	—		28.6	—		28.6	—		28.6
			—				(1.2)	Q		—			—			—
Other current liabilities	41.1	1.1	—		42.2	30.7	71.9	P	143.7	—		143.7	—		143.7	(71.9)	Z	71.7
			—				(1.1)	T		—			—			—
Contract liabilities	4.8	—	—		4.8	2.7	—		7.5	—		7.5	—		7.5	—		7.5

Current liabilities	€178.0	€1.2	€(1.4)		€177.8	€114.0	€42.1		€333.9	€—		€333.9	—		€333.9	(71.9)		€262.0

Total liabilities	€375.8	€328.0	€(394.6)		€309.2	€561.2	€(337.3)		€533.1	€—		€533.1	—		€533.1	(71.9)		€461.2

Total equity and liabilities	€692.7	€295.2	€255.7		€1,243.6	€293.7	€12.0		€1,549.3	€(142.4)		€1,406.9	€(0.0)		€1,406.9	€(72.8)		€1,334.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 2020

	For the twelve- month period ended Sep 30, 2020	For the period from June 4, 2020 (inception) through September 30, 2020	Scenario 1 Assuming No Redemptions into Cash			For the 39 weeks ended Sep 27, 2020	For the 13 weeks ended Dec 27, 2020	For the 52 weeks ended Dec 27, 2020				Scenario 2 Assuming Maximum Redemptions into Cash			Scenario 3 Assuming First and Second Instalment Shortfall Amounts			Scenario 4 Assuming Third Instalment Shortfall Amounts
	SSU Group (Historical)	Yucaipa (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1)	Wiggle Group (As Adjusted) (Historical) (Note 4)	Wiggle Group (As Adjusted) (Historical) (Note 4)	Wiggle Group (39 weeks and 13 weeks combined)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 2, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 3, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 4, incl. Wiggle Group)
in € million
Revenue	€703.2	€—	€—		€703.2	€328.4	€114.3	€442.7	€—		€1,145.9	€—		€1,145.9	—		€1,145.9	—		€1,145.9
Own work capitalized	3.3	—	—		3.3	1.0	0.3	1.4	—		4.7	—		4.7	—		4.7	—		4.7
Other operating income	1.5	—	—		1.5	1.1	0.1	1.2	—		2.7	—		2.7	—		2.7	—		2.7
Cost of material	(449.6)	—	—		(449.6)	(224.8)	(73.2)	(298.0)	—		(747.6)	—		(747.6)	—		(747.6)	—		(747.6)
Personnel expenses	(75.5)	—	(9.1)	AA	(84.6)	(28.7)	(9.4)	(38.1)	(1.5)	JJ	(140.7)	—		(140.7)	—		(140.7)	—		(140.7)
			—						(16.5)	KK		—			—			—
Other operating expenses	(175.7)	(0.1)	(22.4)	BB	(330.3)	(60.8)	(20.3)	(81.1)	(19.9)	LL	(431.4)	(1.1)	BB	(433.2)	(0.7)	BB	(434.2)	(0.6)	BB	(435.2)
			(132.0)	CC					(0.1)	MM		(0.7)	CC		(0.4)	CC		(0.4)	CC
			0.0	DD					—			—			—			—
Depreciation and amortization	(25.6)	—	—		(25.6)	(16.8)	(3.2)	(20.0)	(6.5)	NN	(51.7)	—		(51.7)	—		(51.7)	—		(51.7)
			—						0.4	OO		—			—			—

Operating result	€(18.4)	€(0.1)	€(163.5)		€(182.0)	€(0.4)	€8.5	€8.1	€(44.2)		€(218.1)	€(1.8)		€(219.9)	€(1.0)		€(221.0)	€(1.0)		€(222.0)

Finance income	0.2	0.0	(0.0)	EE	0.2	2.8	2.8	5.6	(1.1)	PP	4.7	—		4.7	—		4.7	—		4.7
Finance costs	(8.7)	(3.9)	5.8	FF	(7.8)	(40.5)	(14.0)	(54.5)	8.5	PP	(13.9)	—		(13.9)	—		(13.9)	—		(13.9)
			(1.0)	GG					39.9	QQ		—			—			—
Result from investments accounted for at equity	(0.7)	—	—		(0.7)	—	—	—	—		(0.7)	—		(0.7)	—		(0.7)	—		(0.7)

Earnings before taxes (EBT)	€(27.6)	€(4.1)	€(158.7)		€(190.4)	€(38.2)	€(2.6)	€(40.8)	€3.2		€(228.0)	€(1.8)		€(229.8)	€(1.0)		€(230.8)	€(1.0)		€(231.8)

Income tax benefit/(expense)	1.9	—	8.5	HH	10.4	0.5	(0.0)	0.5	0.0	RR	10.9	0.4	HH	11.4	0.2	HH	11.6	0.2	HH	11.8

Loss for the period	€(25.6)	€(4.1)	€(150.3)		€(180.0)	€(37.7)	€(2.7)	€(40.3)	€3.2		€(217.1)	€(1.3)		€(218.4)	€(0.8)		€(219.3)	€(0.8)		€(220.1)

of which attributable to non-controlling interests	(0.9)	—	0.9	II	—	—	—	—	—		—	—		—	—		—	—		—
of which attributable to shareholders of the parent company	(24.8)	(4.1)	(151.1)	II	(180.0)	(37.7)	(2.7)	(40.3)	3.2		(217.1)	(1.3)		(218.4)	(0.8)		(219.3)	(0.8)		(220.1)
Loss per share
Pro forma weighted average common shares outstanding - basic and diluted											343,309,386			326,609,386			326,609,386			326,609,386
Pro forma loss per share - basic and diluted											€(0.63)			€(0.67)			€(0.67)			€(0.67)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE SIX-MONTH PERIOD ENDED MARCH 31, 2021

	For the six-month period ended Mar 31, 2021	For the six-month period ended Mar 31, 2021	Scenario 1 Assuming No Redemptions into Cash			For the 26 weeks ended Mar 28, 2021				Scenario 2 Assuming Maximum Redemptions into Cash			Scenario 3 Assuming First and Second Instalment Shortfall Amounts			Scenario 4 Assuming Third Instalment Shortfall Amounts
	SSU Group (Historical)	Yucaipa (As Adjusted) (Calculated) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1)	Wiggle Group (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 1, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 2, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 3, incl. Wiggle Group)	Additional Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (Scenario 4, incl. Wiggle Group)
in € million
Revenue	€374.4	€—	€—		€374.4	€214.8	€—		€589.2	€—		€589.2	—		€589.2	—		€589.2
Own work capitalized	1.7	—	—		1.7	0.8	—		2.5	—		2.5	—		2.5	—		2.5
Other operating income	1.7	—	—		1.7	0.1	—		1.8	—		1.8	—		1.8	—		1.8
Cost of material	(231.2)	—	—		(231.2)	(135.0)	—		(366.2)	—		(366.2)	—		(366.2)	—		(366.2)
Personnel expenses	(42.9)	—	—		(42.9)	(19.0)	—		(62.0)	—		(62.0)	—		(62.0)	—		(62.0)
			—				—			—			—			—
Other operating expenses	(94.7)	(1.3)	0.1	DD	(95.9)	(39.3)	—		(135.2)	—		(135.2)	—		(135.2)	—		(135.2)
Depreciation and amortization	(14.8)	—	—		(14.8)	(6.3)	(3.3)	NN	(24.2)	—		(24.2)	—		(24.2)	—		(24.2)
			—				0.2	OO		—			—			—

Operating result	€(5.9)	€(1.3)	€0.1		€(7.1)	€16.1	€(3.0)		€5.9	€—		€5.9	—		€5.9	—		€5.9

Finance income	0.0	1.5	(0.0)	EE	0.4	4.7	(4.7)	PP	0.5	—		0.5	—		0.5	—		0.5
			(1.0)	GG			—
Finance costs	(3.9)	(5.2)	2.7	FF	(5.3)	(24.1)	2.0	PP	(6.1)	—		(6.1)	—		(6.1)	—		(6.1)
			1.1	GG			21.3	QQ		—			—			—
Result from investments accounted for at equity	(0.6)	—	—		(0.6)	—	—		(0.6)	—		(0.6)	—		(0.6)	—		(0.6)

Earnings before taxes (EBT)	€(10.3)	€(5.1)	€2.8		€(12.6)	€(3.3)	€15.6		€(0.3)	€—		€(0.3)	—		€(0.3)	—		€(0.3)

Income tax benefit/(expense)	(1.7)	—	0.9	HH	(0.8)	(0.0)	(2.8)	RR	(3.6)	—		(3.6)	—		(3.6)	—		(3.6)

Loss for the period	€(12.0)	€(5.1)	€3.7		€(13.4)	€(3.3)	€12.8		€(3.9)	€—		€(3.9)	—		€(3.9)	—		€(3.9)

of which attributable to non-controlling interests	0.7		(0.7)	II	—	—	—		—	—		—	—		—	—		—
of which attributable to shareholders of the parent company	(12.6)	(5.1)	4.3	II	(13.4)	(3.3)	12.8		(3.9)	—		(3.9)	—		(3.9)	—		(3.9)
Loss per share
Pro forma weighted average common shares outstanding — basic and diluted									343,309,386			326,609,386			326,609,386			326,609,386
Pro forma loss per share — basic and diluted									€(0.01)			€(0.01)			€(0.01)			€(0.01)

2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. The Transaction Accounting Adjustments reported in these financial statements are based upon available information and certain assumptions that SSU’s management believes are reasonable. The unaudited pro forma condensed combined financial information does not necessarily reflect what TopCo’s financial condition or result of operations would have been had the Business Combination occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of TopCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors, including those discussed in the section entitled “Risk Factors”. The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Business Combination was consummated on March 31, 2021. The unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2020 and the six-month period ended March 31, 2021 assume that the Business Combination was consummated on October 1, 2019.

The unaudited pro forma condensed combined financial information is presented in Euro (€). Amounts are stated in € millions (€ million) except if otherwise stated. The figures presented in the tables of the unaudited pro forma condensed combined financial information were rounded according to established commercial principles. Additions of the figures can thus lead to amounts that deviate from those shown in the tables.

There were no intercompany balances or transactions between SSU, Yucaipa, and Wiggle Group as of the dates and for the periods of these unaudited pro forma condensed combined financial information.

3. Redemption scenarios

The unaudited pro forma condensed combined financial information has been prepared assuming four alternative levels of redemption for Yucaipa’s Class A Shares.

•	Scenario 1 — Assuming No Redemptions: This presentation assumes that no holders of Class A Shares exercise their redemption rights upon consummation of the Business Combination.

•

Scenario 2 — Assuming Maximum Redemptions of Class A Shares for cash: The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Financing (net of any unpaid transaction expenses of SSU and Yucaipa) being at least €469.1 million ($550.0 million). Therefore, this presentation assumes proceeds to be equal to €469.1 million ($550.0 million), including €317.3 million ($372.0 million) in proceeds from the PIPE Financing and net of unpaid transaction expenses of SSU and Yucaipa. Under these circumstances, Yucaipa shareholders may exercise their redemption rights with respect to a maximum of 16,700,000 redeemable Class A Shares upon consummation of the Business Combination at a redemption price of approximately €8.53 per share. This leads to a total maximum redemption value of €142.4 million, resulting in a Trust Account balance of €151.8 million ($178.0 million) after the Business Combination. This scenario assumes unpaid expenses related to the Business Combination of €16.6 million ($19.4 million), to be paid out of the Trust Account. The estimated per share redemption value of €8.53 was calculated by dividing the Yucaipa Trust Account balance of approximately €294.3 million as of March 31, 2021 by 34,500,000 Class A Shares outstanding.

•	Scenario 3 — Redemption Offset Agreement, First Instalment Shortfall Amount and Second Instalment Shortfall Amount:

•

First Instalment Shortfall Amount – In the event that the level of redemptions by Yucaipa Public Shareholders will require the release to such shareholders of an aggregate amount from Yucaipa’s Trust Account exceeding the Redemption Threshold Amount (as defined in the Redemption Offset Agreement) (the amount by which the amount required to be released exceeds the Redemption Threshold Amount, the “Shortfall Amount”), then (A) SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in the amount of fifty percent (50%) of the lesser of the Shortfall Amount and $60 million (the “First Instalment Shortfall Amount”) and (B) All or a portion of the First Consideration Instalment (as defined in the Wiggle SPA) up to an aggregate amount equal to First Consideration Instalment (as defined in the Wiggle SPA) will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers (as defined in the Wiggle SPA) in accordance with the terms of the Wiggle SPA;

•

Second Instalment Shortfall Amount – In the event the Shortfall Amount exceeds $60 million, SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in an amount equal to the lesser of (A) the amount equal to the Shortfall Amount minus $60 million and (B) $30 million (the “Second Instalment Shortfall Amount”);

•

Scenario 4 — Redemption Offset Agreement, Third Instalment Shortfall: In the event the Shortfall Amount exceeds $90 million, then all or a portion of the Third Consideration Instalment (as defined in the Wiggle SPA) up to an amount equal to the lesser of the Third Consideration Instalment and the difference between the shortfall amount and $90 million (the “Third Instalment Shortfall Amount”) will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers in accordance with the terms of the Wiggle SPA.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Yucaipa’s public shareholders is unknowable prior to the Yucaipa shareholder vote with respect to the Business Combination. Accordingly, the actual financial position and results of operations may differ significantly from the pro formas presented herein. Please see the section entitled “Events after the execution of the Business Combination Agreement––Redemption Offset Agreement” for more information regarding the arrangements to offset redemptions that occur above a certain level.

The following table summarizes the number of TopCo Shares outstanding under the four redemption scenarios:

	Scenario 1 Assuming No Redemptions into Cash		Scenario 2 Assuming Maximum Redemptions into Cash		Scenario 3 Assuming Maximum Redemptions with Redemption Offset - First and Second Instalment Shortfall Amounts		Scenario 4 Assuming Maximum Redemption with Redemption Offset - Third Instalment Shortfall Amounts
	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
SSU shareholders*	246,189,168	71.7	246,189,168	75.4	252,189,168	77.2	252,189,168	77.2
SSU management	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4	1,293,200	0.4
Wiggle Sellers	14,222,018	4.1	14,222,018	4.4	17,222,018	5.3	25,755,229	7.9
Yucaipa public shareholders	34,500,000	10.0	17,800,000	5.4	8,800,000	2.7	266,789	0.1
Yucaipa Sponsor**	9,815,000	2.9	9,815,000	3.0	9,815,000	3.0	9,815,000	3.0
Yucaipa directors	90,000	0.0	90,000	0.0	90,000	0.0	90,000	0.0
PIPE Investors	37,200,000	10.8	37,200,000	11.4	37,200,000	11.4	37,200,000	11.4

	343,309,386	100.0	326,609,386	100.0	326,609,386	100.0	326,609,386	100.0

*	Excludes 51,000,000 Earn-Out Shares
**	Assuming no exercise of the Private Placement Warrants

4. Foreign Currency Alignment and Reclassification Adjustments

Foreign Currency Alignment

The historical financial information of Yucaipa was prepared in accordance with U.S. GAAP and presented in $. The historical financial information was translated from $ to € using the following historical exchange rates:

$/ €
Average exchange rate for the period from June 4, 2020 (inception) through September 30, 2020 (statement of profit or loss)	0.86244
Average exchange rate for the period from June 4, 2020 (inception) through December 31, 2020 (statement of profit or loss)	0.85179
Average exchange rate for the three-month period ended March 31, 2021 (statement of profit or loss)	0.83001
Period end exchange rate as of March 31, 2021 (balance sheet)	0.85288

The historical financial information of Wiggle Group was prepared in accordance with IFRS and presented in British pound sterling (£). The historical financial information was translated from £ to € using the following historical exchange rates:

£/ €
Average exchange rate for the 39 weeks ended September 27, 2020 (statement of profit or loss)	1.13076
Average exchange rate for the 13 weeks ended December 27, 2020 (statement of profit or loss)	1.10670
Average exchange rate for the 26 weeks ended March 28, 2021 (statement of profit or loss)	1.12372
Average exchange rate for the 52 weeks ended December 27, 2020 (statement of profit or loss)	1.12456
Period end exchange rate as of March 28, 2021 (balance sheet)	1.17481

Alignment to Nature of Expense Method

In order to present uniform basic figures in the unaudited pro forma condensed combined financial information, the statements of operations of Yucaipa for the periods from June 4, 2020 (inception) through September 30, 2020, from June 4, 2020 (inception) through December 31, 2020 and for the three-month period ended March 31, 2021 and the consolidated income statements of Wiggle Group for the 39 weeks ended September 27, 2020, for the 13 weeks ended December 27, 2020, and for the 26 weeks ended March 28, 2021, respectively, all historically presented in accordance with the function of expense method have been aligned to the nature of expense method as applied by SSU and the following adjustments were made:

Yucaipa Group alignment for the period from June 4, 2020 (inception) through September 30, 2020 (in $ million):

Yucaipa presentation in $ million		SIGNA Sports United Group presentation in $ million
		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
General and administrative expenses	$(0.1)	$—	$—	$—	$—	$—	$(0.1)
Administrative expenses — related party	(0.0)	—	—	—	—	—	(0.0)

Total	$(0.2)	$—	$—	$—	$—	$—	$(0.2)

Yucaipa Group alignment for the period from June 4, 2020 (inception) through December 31, 2020 (in $ million):

Yucaipa presentation in $ million		SIGNA Sports United Group presentation in $ million
		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
General and administrative expenses	$(0.2)	$—	$—	$—	$—	$—	$(0.2)
Administrative expenses — related party	(0.1)	—	—	—	—	—	(0.1)

Total	$(0.3)	$—	$—	$—	$—	$—	$(0.3)

Yucaipa Group alignment for the three-month period ended March 31, 2021 (in $ million):

Yucaipa presentation in $ million		SIGNA Sports United Group presentation in $ million
		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
General and administrative expenses	$(1.4)	$—	$—	$—	$—	$—	$(1.4)
Administrative expenses — related party	(0.0)	—	—	—	—	—	(0.0)

Total	$(1.4)	$—	$—	$—	$—	$—	$(1.4)

Wiggle Group alignment for the 39 weeks ended September 27, 2020 (in £ million):

Wiggle Group presentation in £ million		SIGNA Sports United Group presentation in £ million

		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
Revenue	£291.6	£290.4	£—	£1.2	£—	£—	£—
Cost of sales	(199.9)	—	—	(0.2)	(198.4)	(0.9)	(0.4)
Selling and distribution expenses	(37.1)	—	—	—	(0.3)	(6.2)	(30.5)
Administrative expenses	(40.1)	—	0.9	—	—	(18.3)	(22.8)

Total	£14.5	£290.4	£0.9	£1.0	£(198.8)	£(25.4)	£(53.8)

Wiggle Group alignment for the 13 weeks ended December 27, 2020 (in £ million):

Wiggle Group presentation in £ million		SIGNA Sports United Group presentation in £ million
		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
Revenue	£103.3	£103.2	£—	£0.1	£—	£—	£—
Cost of sales	(66.5)	—	—	—	(66.1)	(0.3)	(0.1)
Selling and distribution expenses	(13.1)	—	—	—	(0.1)	(2.3)	(10.6)
Administrative expenses	(13.1)	—	0.3	—	—	(5.8)	(7.6)

Total	£10.6	£103.2	£0.3	£0.1	£(66.1)	£(8.5)	£(18.4)

Wiggle Group alignment for the 26 weeks ended March 28, 2021 (in £ million):

Wiggle Group presentation in £ million		SIGNA Sports United Group presentation in £ million
		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
Revenue	£191.3	£191.1	£—	£0.1	£—	£—	£—
Cost of sales	(120.8)	—	—	—	(120.0)	(0.6)	(0.2)
Selling and distribution expenses	(25.6)	—	—	—	(0.2)	(4.4)	(20.9)
Administrative expenses	(24.9)	—	0.8	—	—	(11.9)	(13.8)

Total	£20.0	£191.1	£0.8	£0.1	£(120.2)	£(16.9)	£(35.0)

Reclassification Adjustments

In addition to the alignment to nature of expense method, certain reclassifications have been made on a preliminary basis to the historical presentation of the financial statements of Yucaipa and the consolidated financial statements of Wiggle Group, included within the unaudited pro forma condensed combined financial information to conform to the financial statement presentation of SSU. Upon consummation and completion of the Business Combination, TopCo will perform a full and detailed review of Yucaipa’s and Wiggle Group’s accounting policies and financial statements. As a result, additional differences between the accounting policies of the companies may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Until the date of the unaudited pro forma condensed combined financial information SSU has identified preliminary adjustments to the presentation of the historical financial statements of Yucaipa and Wiggle Group to those of SSU based upon currently available information and assumptions management believes to be reasonable.

The following tables indicate the currency translations and reclassifications of the historical financial information of Yucaipa made for the purpose of unaudited pro forma condensed combined financial information:

Statement of Financial Position	As of Mar 31, 2021			As of Mar 31, 2021	As of Mar 31, 2021
in € million (unless otherwise stated)	Yucaipa (Historical) in $ million	Reclassification Adjustments in $ million	Note	Yucaipa (As Adjusted) (Historical) in $ million	Yucaipa (As Adjusted) (Historical) in € million
ASSETS
Property, plant and equipment	—			—	—
Right-of-use-assets	—			—	—
Intangible assets and goodwill	—			—	—
Investments accounted for using the equity method	—			—
Other non-current financial assets[1]	345.0			345.0	294.3
Deferred tax assets	—			—	—

Non-current assets	345.0	—		345.0	294.3

Inventories	—			—	—
Trade receivables	—			—	—
Other current financial assets	—			—	—
Other current assets[2]	0.3			0.3	0.2
Cash and cash equivalents[3]	0.8			0.8	0.7
Assets held for sale	—			—	—

Current assets	1.1	—		1.1	0.9

Total assets	346.1	—		346.1	295.2

Statement of Financial Position	As of Mar 31, 2021			As of Mar 31, 2021	As of Mar 31, 2021
in € million (unless otherwise stated)	Yucaipa (Historical) in $ million	Reclassification Adjustments in $ million	Note	Yucaipa (As Adjusted) (Historical) in $ million	Yucaipa (As Adjusted) (Historical) in € million
EQUITY AND LIABILITIES
Share capital[4]	0.0			0.0	0.0
Capital reserve[5]	—			—	—
Retained earnings[6]	(38.5)			(38.5)	(32.8)
Other reserves	—			—	—

Capital and reserves attributable to shareholders of the parent company	(38.5)	—		(38.5)	(32.8)

Non-controlling interests	—			—	—

Total equity	(38.5)	—		(38.5)	(32.8)

Class A ordinary shares; 34,500,000 shares subject to possible redemption at $10.00 per share redemption value as of March 31, 2021 and December 31, 2020	345.0	(345.0)	a)	—	—

Commitments and Contingencies	345.0	(345.0)		—	—

Non-current provisions	—			—	—
Non-current financial liabilities	—	26.1	b)	371.1	316.5
		345.0	a)
Other non-current liabilities[7]	12.1			12.1	10.3
Deferred tax liabilities	—			—	—
Derivative liabilities	26.1	(26.1)	b)	—	—

Non-current liabilities	38.2	345.0		383.2	326.8

Current provisions	—			—	—
Trade payables[8]	0.2			0.2	0.1
Other current financial liabilities	—			—	—
Other current liabilities[9]	1.3			1.3	1.1
Contract liabilities	—			—	—

Current liabilities	1.4	—		1.4	1.2

Total liabilities	39.6	345.0		384.6	328.0

Total equity and liabilities	346.1	—		346.1	295.2

(1)	Corresponds to “Investments held in Trust Account” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
(2)	Corresponds to “Prepaid expenses” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
(3)	Corresponds to “Cash” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
(4)

Corresponds to “Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no nonredeemable Class A ordinary shares issued and outstanding as of March 31, 2021 and December 31, 2020” ($nil million) and “Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020” ($0.0 million) in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.

(5)	Corresponds to “Additional paid-in capital” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
(6)	Corresponds to “Accumulated deficit” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
(7)	Corresponds to “Deferred underwriting commissions” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
(8)	Corresponds to “Accounts payable” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
(9)	Corresponds to “Accrued expenses” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.

Statement of Operations	For the period from June 4, 2020 (inception) through December 31, 2020			For the period from June 4, 2020 (inception) through December 31, 2020	For the period from June 4, 2020 (inception) through December 31, 2020
in € million (unless otherwise stated)	Yucaipa (Restated, historical after P&L alignment) in $ million	Reclassification Adjustments in $ million	Note	Yucaipa (As Adjusted) (Restated) in $ million	Yucaipa (As Adjusted) (Restated) in € million
Revenue	—			—	—
Own work capitalized	—			—	—
Other operating income	—			—	—
Cost of material	—			—	—
Personnel expenses	—			—	—
Other operating expenses	(0.3)			(0.3)	(0.2)
Depreciation and amortization	—			—	—

Operating result	(0.3)			(0.3)	(0.2)

Finance income[1]	0.0			0.0	0.0
Finance costs	—	(10.8)	c)	(10.8)	(9.2)
Result from investments accounted for at equity	—			—	—
Change in fair value of derivative liabilities	(10.1)	10.1	c)	—	—
Offering costs — derivative warrant liabilities	(0.7)	0.7	c)	—	—

Earnings before taxes (EBT)	(11.0)	—		(11.0)	(9.4)

Income tax benefit/(expense)	—			—	—

Loss for the period	(11.0)	—		(11.0)	(9.4)

(1)

Corresponds to “Interest income earned on investments held in Trust Account” ($0.0 million) in the audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020.

Statement of Operations	For the period from June 4, 2020 (inception) through September 30, 2020			For the period from June 4, 2020 (inception) through September 30, 2020	For the period from June 4, 2020 (inception) through September 30, 2020
in € million (unless otherwise stated)	Yucaipa (Restated, historical after P&L alignment) in $ million	Reclassification Adjustments in $ million	Note	Yucaipa (As Adjusted) (Restated) in $ million	Yucaipa (As Adjusted) (Restated) in € million
Revenue	—			—	—
Own work capitalized	—			—	—
Other operating income	—			—	—
Cost of material	—			—	—
Personnel expenses	—			—	—
Other operating expenses	(0.2)			(0.2)	(0.1)
Depreciation and amortization	—			—	—

Operating result	(0.2)			(0.2)	(0.1)

Finance income[1]	0.0			0.0	(0.0)
Finance costs	—	(4.6)	c)	(4.6)	(3.9)
Result from investments accounted for at equity	—			—	—

Statement of Operations	For the period from June 4, 2020 (inception) through September 30, 2020			For the period from June 4, 2020 (inception) through September 30, 2020	For the period from June 4, 2020 (inception) through September 30, 2020
in € million (unless otherwise stated)	Yucaipa (Restated, historical after P&L alignment) in $ million	Reclassification Adjustments in $ million	Note	Yucaipa (As Adjusted) (Restated) in $ million	Yucaipa (As Adjusted) (Restated) in € million
Change in fair value of derivative liabilities	(3.9)	3.9	c)	—	—
Offering costs — derivative warrant liabilities	(0.7)	0.7	c)	—	—

Earnings before taxes (EBT)	(4.7)	—		(4.7)	(4.1)

Income tax benefit/(expense)	—			—	—

Loss for the period	(4.7)	—		(4.7)	(4.1)

(1)

Corresponds to “Interest earned on cash held in operating account” ($0.0 million) and “Interest income earned on investments held in Trust Account” ($0.0 million) in the unaudited interim condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020.

Statement of Operations	For the three- month period ended March 31, 2021			For the three- month period ended March 31, 2021	For the three- month period ended March 31, 2021
in € million (unless otherwise stated)	Yucaipa (Historical after P&L alignment) in $ million	Reclassification Adjustments in $ million	Note	Yucaipa (As Adjusted) (Historical) in $ million	Yucaipa (As Adjusted) (Historical) in € million
Revenue	—			—	—
Own work capitalized	—			—	—
Other operating income	—			—	—
Cost of material	—			—	—
Personnel expenses	—			—	—
Other operating expenses	(1.4)			(1.4)	(1.2)
Depreciation and amortization	—			—	—

Operating result	(1.4)			(1.4)	(1.2)

Finance income[1]	0.0	1.7	c)	1.8	1.5
Finance costs	—			—	—
Result from investments accounted for at equity	—			—	—
Change in fair value of derivative liabilities	1.7	(1.7)	c)	—	—

Earnings before taxes (EBT)	0.3	—		0.3	0.3

Income tax benefit/(expense)	—			—	—

Loss for the period	0.3	—		0.3	0.3

(1)	Corresponds to “Interest income earned on investments held in Trust Account” ($0.0 million) in the unaudited interim condensed statement of operations for the three-month period ended March 31, 2021.

The following items represent certain reclassifications of the historical financial statement line items of Yucaipa presented in the tables above to conform to the financial statement line items and IFRS reporting presentation of SSU including:

Statement of financial position items:

a)

Reflects the conversion of redeemable shares which are presented as “Class A ordinary shares; 34,500,000 shares subject to possible redemption at $10.00 per share redemption value as of March 31, 2021 and December 31, 2020” in the U.S. GAAP unaudited interim condensed statement of financial position as restated of Yucaipa as of March 31, 2021 to the line item Non-current financial liabilities.

b)

Yucaipa presents the line item Derivative liabilities. SSU presents the line item Non-current financial liabilities. Accordingly, the line item Derivative liabilities was reclassified to Non-current financial liabilities ($26.1 million) to be in line with the presentation of SSU.

Statement of profit or loss items:

c)

Yucaipa presents the line items Change in fair value of derivative liabilities as well as Offering costs – derivative warrant liabilities. SSU presents the line items Finance income and Finance costs. Accordingly, the line item Offering costs – derivative warrant liabilities was reclassified to Finance costs for the period from June 4, 2020 (inception) through December 31, 2020 ($0.7 million) and for the period from June 4, 2020 (inception) through September 30, 2020 ($0.7 million). In addition, Yucaipa presents changes in fair value of derivative liabilities – net under the separate line item Change in fair value of derivative liabilities. SSU presents income from valuation of derivatives under the line item Finance income and expense from valuation of derivatives under the line item Finance costs. Accordingly, expense from valuation of derivatives in an amount of $10.1 million for the period from June 4, 2020 (inception) through December 31, 2020 and $3.9 million for the period from June 4, 2020 (inception) through September 30, 2020, both included in Change in fair value of derivative liabilities were reclassified to Finance costs and income from valuation of derivatives in an amount of $1.7 million for the three-month period ended March 31, 2021 was re-classified to Finance income.

The following table presents the calculation of Yucaipa’s statement of operations for the six-month period ended March 31, 2021 as presented in the unaudited pro forma condensed combined statement of profit or loss for the six-month period ended March 31, 2021 after giving effect to currency translations and reclassifications of the respective historical financial information of Yucaipa as described above. The calculation is based on Yucaipa’s audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020 subtracting Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020

(inception) through September 30, 2020 and adding Yucaipa’s unaudited condensed statement of operations for the three-month period ended March 31, 2021:

Statements of Operations	For the period from June 4, 2020 (inception) through December 31, 2020	For the period from June 4, 2020 (inception) through September 30, 2020	For the three- month period ended March 31, 2021	For the six-month period ended March 31, 2021
in € million (unless otherwise stated)	Yucaipa (As Adjusted) (Restated) in € million	Yucaipa (As Adjusted) (Restated) in € million	Yucaipa (As Adjusted) (Historical) in € million	Yucaipa (As Adjusted) (Calculated) in € million
Revenue	—	—	—	—
Own work capitalized	—	—	—	—
Other operating income	—	—	—	—
Cost of material	—	—	—	—
Personnel expenses	—	—	—	—
Other operating expenses	(0.2)	(0.1)	(1.2)	(1.3)
Depreciation and amortization	—	—	—	—

Operating result	(0.2)	(0.1)	(1.2)	(1.3)

Finance income	0.0	0.0	1.5	1.5
Finance costs	(9.2)	(3.9)	—	(5.2)
Result from investments accounted for at equity	—	—	—	—

Earnings before taxes (EBT)	(9.4)	(4.1)	0.3	(5.1)

Income tax benefit (expense)	—	—	—	—

Loss for the period	(9.4)	(4.1)	0.3	(5.1)

In addition, the following tables indicate the currency translations and reclassifications of the historical financial information of the Wiggle Group made for the purpose of unaudited pro forma condensed combined financial information:

Consolidated Statement of Financial Position	As of Mar 28, 2021			As of Mar 28, 2021	As of Mar 28, 2021
In € million (unless otherwise stated)	Wiggle Group (Historical) in £ million	Reclassification Adjustments in £ million	Note	Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
ASSETS
Property, plant and equipment[1]	25.6	(17.6)	a)	7.9	9.3
Right-of-use-assets		17.6	a)	17.6	20.7
Intangible assets and goodwill[2]	97.7			97.7	114.7
Investments accounted for using the equity method	—			—	—
Other non-current financial assets	—			—	—
Deferred tax assets	—			—	—

Non-current assets	123.2	—		123.2	144.8

Inventories[3]	55.6			55.6	65.3
Trade receivables		0.6	b)	0.6	0.7
Other current financial assets		1.3	b)	1.3	1.5
Other current assets		9.7	b)	9.7	11.4
Cash and cash equivalents	58.6			58.6	68.8
Assets held for sale	1.0			1.0	1.2
Trade and other receivables	11.6	(11.6)	b)	—	—

Current assets	126.8	—		126.8	149.0

Total assets	250.0	—		250.0	293.7

Consolidated Statement of Financial Position	As of Mar 28, 2021			As of Mar 28, 2021	As of Mar 28, 2021
In € million (unless otherwise stated)	Wiggle Group (Historical) in £ million	Reclassification Adjustments in £ million	Note	Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
EQUITY AND LIABILITIES
Share capital	0.0			0.0	0.1
Capital reserve		127.7	c)	200.8	235.9
		72.4	d)
		0.7	e)
Retained earnings		(430.1)	e)	(430.1)	(505.3)
Other reserves		1.6	e)	1.6	1.9
Share premium	127.7	(127.7)	c)	—	—
Capital contribution	72.4	(72.4)	d)	—	—
Profit and loss	(427.8)	427.8	e)	—	—

Capital and reserves attributable to shareholders of the parent company	(227.7)	—		(227.7)	(267.5)

Non-controlling interests	—			—	—

Total equity	(227.7)	—		(227.7)	(267.5)

Non-current provisions[4]	1.9	1.6	f)	3.5	4.1
Non-current financial liabilities		377.1	f)	377.1	443.0
Other non-current liabilities	—			—	—
Deferred tax liabilities[5]	—			—	—
Creditors: amounts falling due after more than one year	378.7	(378.7)	f)	—	—

Non-current liabilities	380.6	—		380.6	447.1

Current provisions	—			—	—
Trade payables		43.6	g)	43.6	51.3
Other current financial liabilities		25.0	g)	25.0	29.3
Other current liabilities		26.1	g)	26.1	30.7
Contract liabilities		2.3	g)	2.3	2.7
Creditors: amounts falling due within one year	97.1	(97.1)	g)	—	—

Current liabilities	97.1	—		97.1	114.0

Total liabilities	477.7	—		477.7	561.2

Total equity and liabilities	250.0	—		250.0	293.7

(1)	Corresponds to “Tangible assets” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.
(2)	Corresponds to “Intangible assets” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.
(3)	Corresponds to “Inventory” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.
(4)	Corresponds to “Provisions for liabilities and charges” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.
(5)	Corresponds to “Deferred tax liability” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.

Consolidated Income Statement	For the 39 weeks ended Sep 27, 2020			For the 39 weeks ended Sep 27, 2020	For the 39 weeks ended Sep 27, 2020
	Wiggle Group (Historical after P&L alignment) in £ million	Reclassification Adjustments in £ million	Note	Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
Revenue	290.4			290.4	328.4
Own work capitalized	0.9			0.9	1.0
Other operating income	1.0	0.0	h)	1.0	1.1
Cost of material	(198.8)			(198.8)	(224.8)
Personnel expenses	(25.4)			(25.4)	(28.7)
Other operating expenses	(53.8)			(53.8)	(60.8)
Depreciation and amortization[1]	(14.8)			(14.8)	(16.8)
Gain / (Loss) on disposal	0.0	(0.0)	h)	—	—

Operating result	(0.4)	—		(0.4)	(0.4)

Finance income[2]	—	2.5	i)	2.5	2.8
Finance costs	—	(35.8)	i)	(35.8)	(40.5)
Result from investments accounted for at equity	—			—	—
Other interest payable and similar charges	(7.2)	7.2	i)	—	—
Interest payable to shareholders and investors	(26.1)	26.1	i)	—	—

Earnings before taxes (EBT)	(33.7)	—		(33.7)	(38.2)

Income tax benefit/(expense)[3]	0.4			0.4	0.5

Loss for the period	(33.3)	—		(33.3)	(37.7)

(1)	Corresponds to “Depreciation, amortisation and impairment” in the audited consolidated income statement of Wiggle Group for the 39 weeks ended September 27, 2020.
(2)	Corresponds to “Interest receivable and similar income” in the audited consolidated income statement of Wiggle Group for the 39 weeks ended September 27, 2020.
(3)	Corresponds to “Taxation” in the audited consolidated income statement of Wiggle Group for the 39 weeks ended September 27, 2020.

Consolidated Income Statement	For the 13 weeks ended Dec 27, 2020			For the 13 weeks ended Dec 27, 2020	For the 13 weeks ended Dec 27, 2020
	Wiggle Group (Historical after P&L alignment) in £ million	Reclassification Adjustments in £ million	Note	Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
Revenue	103.2			103.2	114.3
Own work capitalized	0.3			0.3	0.3
Other operating income	0.1	0.0	h)	0.1	0.1
Cost of material	(66.1)			(66.1)	(73.2)
Personnel expenses	(8.5)			(8.5)	(9.4)
Other operating expenses	(18.4)			(18.4)	(20.3)
Depreciation and amortization[1]	(2.9)			(2.9)	(3.2)
Gain / (Loss) on disposal	0.0	(0.0)	h)	—	—

Operating result	7.7	—		7.7	8.5

Consolidated Income Statement	For the 13 weeks ended Dec 27, 2020			For the 13 weeks ended Dec 27, 2020	For the 13 weeks ended Dec 27, 2020
	Wiggle Group (Historical after P&L alignment) in £ million	Reclassification Adjustments in £ million	Note	Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
Finance income[2]	—	2.5	i)	2.5	2.8
Finance costs	—	(12.6)	i)	(12.6)	(14.0)
Result from investments accounted for at equity	—			—	—
Other interest payable and similar charges	(0.7)	0.7	i)	—	—
Interest payable to shareholders and investors	(9.4)	9.4	i)	—	—

Earnings before taxes (EBT)	(2.4)	—		(2.4)	(2.6)

Income tax benefit/(expense)[3]	(0.0)			(0.0)	(0.0)

Loss for the period	(2.4)	—		(2.4)	(2.7)

(1)	Corresponds to “Depreciation, amortisation and impairment” in the unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020 of Wiggle Group.
(2)	Corresponds to “Interest receivable and similar income” in the unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020 of Wiggle Group.
(3)	Corresponds to “Taxation” in the unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020 of Wiggle Group.

Consolidated Income Statement	For the 26 weeks ended Mar 28, 2021			For the 26 weeks ended Mar 28, 2021	For the 26 weeks ended Mar 28, 2021
	Wiggle Group (Historical after P&L alignment) in £ million	Reclassification Adjustments in £ million	Note	Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
Revenue	191.1			191.1	214.8
Own work capitalized	0.8			0.8	0.8
Other operating income	0.1	0.0	h)	0.1	0.1
Cost of material	(120.2)			(120.2)	(135.0)
Personnel expenses	(16.9)			(16.9)	(19.0)
Other operating expenses	(35.0)			(35.0)	(39.3)
Depreciation and amortization[1]	(5.6)			(5.6)	(6.3)
Gain / (Loss) on disposal	0.0	(0.0)	h)	—	—

Operating result	14.3	—		14.3	16.1

Finance income[2]	4.2			4.2	4.7
Finance costs	—	(21.4)	i)	(21.4)	(24.1)
Result from investments accounted for at equity	—			—	—
Other interest payable and similar charges	(2.5)	2.5	i)	—	—
Interest payable to shareholders and investors	(18.9)	18.9	i)	—	—

Earnings before taxes (EBT)	(2.9)	—		(2.9)	(3.3)

Income tax benefit/(expense)[3]	(0.0)			(0.0)	(0.0)

Loss for the period	(2.9)	—		(2.9)	(3.3)

(1)	Corresponds to “Depreciation, amortisation and impairment” in the unaudited interim consolidated income statement for the 26 weeks ended March 28, 2021 of Wiggle Group.
(2)	Corresponds to “Foreign currency gain / (loss)” in the unaudited interim consolidated income statement for the 26 weeks ended March 28, 2021 of Wiggle Group.
(3)	Corresponds to “Taxation” in the unaudited interim consolidated income statement for the 26 weeks ended March 28, 2021 of Wiggle Group.

The following items represent certain reclassifications of the historical Wiggle Group’s financial statement line items presented in the tables above to conform to the financial statement line items of SSU including:

Statement of financial position items:

a)

The Wiggle Group presents right-of-use-assets under the line item Property, plant and equipment. SSU presents right-of-use assets as separate line item. Accordingly, right-of-use-assets (£17.6 million) were reclassified to the separate line item Right-of-use assets, to be in line with the presentation of SSU.

b)

The Wiggle Group presents the line item Trade and other receivables. SSU presents the line items Trade receivables, Other current financial assets and Other current assets as separate line items. Accordingly, Trade and other receivables were reclassified to Trade receivables (£0.6 million), Other current financial assets (£1.3 million) and Other current assets (£9.7 million) to be in line with the presentation of SSU.

c)

The Wiggle Group presents the line item Share premium. SSU presents the line item Capital reserve. Accordingly, Share premium (£127.7 million) was reclassified to Capital reserve, to be in line with the presentation of SSU.

d)

The Wiggle Group presents the line item Capital contribution. SSU presents the line item Capital reserve. Accordingly, Capital contribution (£72.4 million) was reclassified to Capital reserve, to be in line with the presentation of SSU.

e)

The Wiggle Group presents the line item Profit and loss. SSU presents Capital reserve, Retained earnings and Other reserves as separate line items. Accordingly, Profit and loss was reclassified to Capital reserve (£0.7 million), Retained earnings (£(430.1) million) and Other reserves (£1.6 million) to be in line with the presentation of SSU.

f)

The Wiggle Group presents the line item Creditors: amounts falling due after more than one year. SSU presents the line item Non-current financial liabilities. Accordingly, Creditors: amounts falling due after more than one year was reclassified to Non-current financial liabilities (£377.1 million) to be in line with the presentation of SSU. In addition, the Wiggle Group presents provisions for long-term incentives under the line item Creditors: amounts falling due after more than one year. SSU presents provisions for long-term incentives under the line item Non-current provisions. Accordingly, the remaining portion of Creditors: amounts falling due after more than one year consisting of provisions for long-term incentives (£1.6 million) was reclassified to Non-current provisions.

g)

The Wiggle Group presents the line item Creditors: amounts falling due within one year. SSU presents Trade payables, Other current financial liabilities, Other current liabilities and Contract liabilities as separate line items. Accordingly, the line item Creditors: amounts falling due within one year was reclassified to Trade payables (£43.6 million), Other current financial liabilities (£25.0 million), Other current liabilities (£26.1 million) and Contract liabilities (£2.3 million) to be in line with the presentation of SSU.

Statement of profit or loss items:

h)

The Wiggle Group presents income from disposals of fixed assets under the separate line item Gain / (Loss) on disposal. SSU presents income from disposals of fixed assets under the line item Other operating income. Accordingly, income from disposals of fixed assets (£0.0 million) for the 39 weeks ended September 27, 2020, £0.0 million for the 13 weeks ended December 27, 2020 and £0.0 million for the 26 weeks ended March 28, 2021 were reclassified to Other operating income.

i)

The Wiggle Group presents the line items Other interest payable and similar charges as well as Interest payable to shareholders and investors. SSU presents the line item Finance costs. Accordingly, Other interest payable and similar charges as well as Interest payable to shareholders and investors were reclassified to Finance costs (£35.8 million) for the 39 weeks ended September 27, 2020, £12.6 million for the 13 weeks ended December 27, 2020 and £21.4 million for the 26 weeks ended March 28, 2021 to be in line with the presentation of SSU. In addition, the Wiggle Group presents currency gains and losses — net under the line items Other interest payable and similar charges and Interest payable to shareholders and investors in the case of a currency loss — net position. In case of a currency gain — net position, Wiggle Group presents currency gains and losses — net under the line item Interest receivable and similar income. SSU presents currency gains under the line item Finance income and currency losses under the line item Finance costs. Accordingly, currency gains in an amount of £2.5 million for the 39 weeks ended September 27, 2020 and £2.5 million for the 13 weeks ended December 27, 2020, both included in Other interest payable and similar charges and Interest payable to shareholders and investors were reclassified to Finance income due to a currency loss — net position. The reclassifications to Finance costs in the amount of £35.8 million for the 39 weeks ended September 27, 2020, £12.6 million for the 13 weeks ended December 27, 2020 and £21.4 million for the 26 weeks ended March 28, 2021 include currency losses in the amount of £6.5 million, £1.9 million and £ nil, respectively.

5. Preliminary Purchase Price Allocation

The estimated consideration of the Wiggle Acquisition is as follows:

Wiggle Group Estimated Consideration (in € million)
Initial Cash Consideration	€287.7
Equity Consideration	€119.9
Deferred Cash Consideration*	€71.9

Total estimated consideration	€479.5

*

The deferred cash consideration has to be settled within ten business days of the earlier date of (i) the date on which the lock-up period applicable to the Wiggle Sellers in respect of the Yucaipa Ordinary Shares expires as agreed in the Business Combination Agreement, and (ii) the date which is nine months after the completion of the Wiggle Acquisition.

SSU has performed a preliminary valuation analysis of the fair market value of Wiggle Group’s assets to be acquired and liabilities to be assumed. Using the total estimated consideration for the Wiggle Acquisition, SSU has estimated the allocations to such assets and liabilities. The assumptions underlying the preliminary purchase price allocation are presented in Transaction Accounting Adjustments M, N, U, W, Y, NN and OO. The

following table summarizes the allocation of the preliminary purchase price as of the proposed transaction’s closing date, September 30, 2021 (in € million):

in € million	Wiggle Group (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Estimated Fair Value
Property, plant and equipment	9.3	—		9.3
Right-of-use-assets	20.7	4.5	M	25.2
Intangible assets and goodwill	114.7	420.9	N	535.6
Inventories	65.3	—		65.3
Trade receivables	0.7	—		0.7
Other current financial assets	1.5	—		1.5
Other current assets	11.4	—		11.4
Cash and cash equivalents	68.8	—		68.8
Assets held for sale	1.2	0.6	U	1.8

Total assets acquired (I)	293.7	426.0		719.7

Non-current provisions	4.1	—		4.1
Non-current financial liabilities	443.0	(336.9)	W, X	106.1
Deferred tax liabilities	—	42.4	Y	42.4
Trade payables	51.3	—		51.3
Other current financial liabilities	29.3	(26.5)	X	2.9
Other current liabilities	30.7	—		30.7
Contract liabilities	2.7	—		2.7
Total liabilities assumed (II)	561.2	(321.0)		240.2

Total identifiable net assets [(I) – (II)]	(267.5)	747.0		479.5

This preliminary purchase price allocation has been used to prepare Transaction Accounting Adjustments in the unaudited pro forma condensed combined balance sheet and statements of profit or loss. The final purchase price allocation could differ materially and will be determined when SSU has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the Transaction Accounting Adjustments. The final allocation may include changes in fair values of property, plant and equipment, changes in allocations to intangible assets such as trademarks, customer relationships and technology as well as goodwill and other changes to assets and liabilities.

6. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had TopCo filed consolidated income tax returns during the periods presented.

The Transaction Accounting Adjustments are based on information currently available and preliminary estimates and assumptions that are subject to change and may be revised as additional information becomes available and is evaluated.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

A.

Reflects the liquidation and reclassification of (i) €294.3 million ($345.0 million) of investments held in the Trust Account to cash and cash equivalents that become available to fund expenses in connection with the Merger or future cash needs of TopCo under scenario 1, (ii) a reduction to scenario 1 of €142.4 million ($167.0 million) under scenario 2, (iii) a reduction to scenario 2 of €76.8 million ($90.0 million) under scenario 3 and (iv) a reduction to scenario 3 of €72.8 million ($85.3 million) under scenario 4.

B.

Reflects the proceeds of €317.3 million ($372.0 million) from the issuance and sale of 37,200,000 TopCo Shares at €8.53 ($10.00) (with a nominal value of €0.12 per share) per share in the PIPE Financing pursuant to the PIPE Investors (including the Yucaipa Sponsor).

C.

Reflects the payment of approximately €42.1 million of estimated and incremental transaction costs incurred in connection with the Merger by SSU and Yucaipa subsequent to March 31, 2021. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€ nil) as well as for the six-month period ended March 31, 2021 (€4.6 million) and in the historical statements of operations of Yucaipa for the period from June 4, 2020 (inception) through September 30, 2020 (€ nil) as well as for the six-month period ended March 31, 2021 (€1.0 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date. Equity issuance costs (namely, professional fees directly attributable to the Merger) of €15.8 million are offset to capital reserve and the remaining balance is accounted for through retained earnings under scenario 1. Under scenario 2 equity issuance costs of €14.8 million are offset to capital reserve, resulting in an increase to scenario 1 in capital reserve of €1.1 million and a corresponding decrease in retained earnings. Under scenario 3 equity issuance costs of €14.1 million are offset to capital reserve, resulting in an increase to scenario 2 in capital reserve of €0.7 million and a corresponding decrease in retained earnings. Under scenario 4 equity issuance costs of €13.5 million are offset to capital reserve, resulting in an increase to scenario 3 in capital reserve of €0.6 million and a corresponding decrease in retained earnings.

D.

Reflects the payment of €10.3 million of deferred underwriting commissions in connection with Yucaipa’s IPO. The fees are expected to be paid at closing of the Merger with the cash in the Trust Account.

E.	Reflects the payment of approximately €9.1 million in transaction bonuses for certain key executives of SSU upon the successful closing of the Business Combination.

F.	Reflects the conversion of the convertible loan of SSU into 1.6 million SSU Shares prior to closing of the Business Combination.

G.

Reflects the equity roll-up of the historical non-controlling interests of SSU through a contribution in kind for 2.0 million SSU Shares prior to closing of the Business Combination. SSU’s historical non-controlling interests of €22.2 million and €15.4 million relating to a put option liability recognized within Non-current financial liabilities are eliminated.

H.

Reflects the adjustment to share capital and capital reserve after the contribution of SSU’s Shares (including SSU’s Shares issued in Transaction Accounting Adjustment F and G) outstanding to TopCo in exchange for 246,189,168 TopCo Shares resulting in a total share capital of €29.5 million and a decrease in capital reserve of €8.3 million, respectively. SSU’s historical share capital of €17.6 million is eliminated.

I.

Reflects the contribution of outstanding Yucaipa Ordinary Shares to TopCo and the issuance of TopCo Shares in exchange. The Merger is accounted for under IFRS 2 with an expense reflected for any excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s net assets acquired. As the holders of redeemable Class A shares may exercise their redemption rights (refer to note 3), the number of TopCo Shares issued in exchange for Yucaipa Ordinary Shares may vary:

•

Scenario 1 (Assuming No Redemptions): TopCo issues 44,405,000 TopCo Shares and recognizes share capital of €5.3 million and capital reserve of €371.5 million in exchange for all outstanding Yucaipa Ordinary Shares. Yucaipa’s historical equity, including share capital of €0.0 million, capital reserve of €nil million, retained earnings of €(32.8) million and the redeemable Class A shares of €294.2 million presented under non-current financial liabilities until consummation and assuming no exercise of redemption rights are eliminated.

•

In accordance with IFRS 2, any excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s identifiable net assets acquired represents compensation for services and is reflected as an expense, resulting in a €132.0 million decrease to retained earnings. A one percent change in Yucaipa’s market price per share and per warrant would result in a change of €3.8 million in the estimated expense.

•

Scenario 2 (Assuming Maximum Redemptions) — Holders of 16,700,000 redeemable Class A shares exercise their redemption rights, resulting in a decrease in Yucaipa’s marketable securities held in Trust Account of €142.4 million. TopCo issues 17,800,000 TopCo Shares to Yucaipa shareholders, resulting in a reduction of share capital of €2.0 million and capital reserve of €139.7 million compared to scenario 1. Yucaipa’s historical equity, including share capital of €0.0 million, capital reserve of €nil million, retained earnings of €(32.8) million and the redeemable Class A shares of €294.2 million presented under non-current financial liabilities until completion and assuming maximum redemption of are eliminated.

In accordance with IFRS 2, any excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s identifiable net assets acquired represents compensation for services and is reflected as an expense, resulting in a €0.7 million decrease to retained earnings compared to scenario 1. A one percent change in Yucaipa’s market price per share and per warrant would result in a change of €2.4 million in the estimated expense.

•

Scenario 3 (Redemption Offset Agreement, First Instalment Shortfall Amount and Second Instalment Shortfall Amount) — In addition to scenario 2, Holders of 9,000,000 redeemable Class A shares exercise their redemption rights, resulting in a decrease in Yucaipa’s marketable securities held in Trust Account of €76.8 million. TopCo issues 8,800,000 TopCo Shares to Yucaipa shareholders, resulting in a reduction of share capital of €1.1 million and capital reserve of €75.3 million compared to scenario 2. Yucaipa’s historical equity, including share capital of €0.0 million, capital reserve of €nil million, retained earnings of €(32.8) million and the redeemable Class A shares of €294.2 million presented under non-current financial liabilities until completion are eliminated and assuming Redemption Offset Agreement, First Instalment Shortfall Amount and Second Instalment Shortfall Amount are received.

In accordance with IFRS 2, any excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s identifiable net assets acquired represents compensation for services and is reflected as an expense, resulting in a €0.4 million decrease to retained earnings compared to scenario 2. A one percent change in Yucaipa’s market price per share and per warrant would result in a change of €1.6 million in the estimated expense.

•

Scenario 4 (Redemption Offset Agreement, Third Instalment Shortfall Amount) — In addition to scenario 3, Holders of 8,533,211 redeemable Class A shares exercise their redemption rights, resulting in a decrease in Yucaipa’s marketable securities held in Trust Account of €72.8 million. TopCo issues 266,789 TopCo Shares to Yucaipa shareholders, resulting in a reduction of share capital of €1.0 million and capital reserve of €71.4 million compared to scenario 3. Yucaipa’s historical equity, including share capital of €0.0 million, capital reserve of €nil million, retained earnings of €(32.8) million and the redeemable Class A shares of €294.2 million presented under non-current financial liabilities until completion are eliminated and assuming Redemption Offset Agreement, Third Instalment Shortfall Amount is received.

In accordance with IFRS 2, any excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s identifiable net assets acquired represents compensation for services and is reflected as an expense, resulting in a €0.4 million decrease to retained earnings compared to scenario 3. A one percent change in Yucaipa’s market price per share and per warrant would result in a change of €0.9 million in the estimated expense.

J.

Reflects the issuance of 51,000,000 TopCo Shares issuable pursuant to the Earn-out Agreement in the Business Combination Agreement with a nominal value of €0.12 per TopCo Share. The shares are conditioned upon per share increases agreed to in the Business Combination Agreement, there are no service conditions.

K.

Reflects the issuance of 1,293,200 TopCo Shares to SSU’s management in exchange for an existing current provision (€1.4 million) relating to the long-term incentive plan of SSU resulting in a total share capital of €0.2 million and an increase in capital reserve of €1.2 million. All personnel expenses relating to the long-term incentive plan of SSU are reflected in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€1.4 million).

L.	Reflects the termination of Yucaipa’s forward purchase agreement with a fair value of €1.3 million, which will terminate upon consummation of the Business Combination for no consideration.

M.

Reflects the adjustment of Wiggle Group’s historical right-of-use-assets acquired by TopCo to their estimated fair values. Wiggle Group historically recognized an amount of €20.7 million right-of-use-assets pertaining mainly to a warehouse as well as forklifts, tools, and vehicles and corresponding lease liabilities in the amount of €25.2 million recognized within Non-current financial liabilities (€23.2 million) and Other current financial liabilities (€2.0 million) in the historical consolidated statement of financial position as of March 28, 2021.

As part of the preliminary valuation analysis of the right-of-use assets’ information, TopCo noted that either the right-of-use-assets’ lease start date was recent (in which case market conditions are presumed), or that their remaining lease term and payment amounts deem them to be immaterial. The leases are assumed to be at market conditions, the net book value of the lease liabilities is deemed to be a good proxy for its fair value. Accordingly, and following IFRS 3.28B guidance, the fair value of the lease liabilities is deemed to be a good estimate for the fair value of the right-of-use-assets.

The following table summarizes the estimated fair values of Wiggle Group’s identifiable right-of-use-assets and their estimated useful lives and uses a straight-line method of depreciation:

in € million	Estimated Fair Value	Estimated remaining useful life in years	Twelve-Month Period Ended September 30, 2020 depreciation expense	Six-Month Period Ended March 31, 2021 depreciation expense
Right-of-use-assets	25.2	13	1.9	1.0
Total	25.2		1.9	1.0

Historical Right-of-use-assets	20.7		2.4	1.2

Total	20.7		2.4	1.2

Transaction Accounting Adjustment	4.5		(0.4)	(0.2)

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts TopCo will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information. A 10% change in the valuation of right-of-use-assets would cause a corresponding increase or decrease in the balance of approximately €0.2 million, assuming an estimated remaining useful life of 13.0 years.

N.

Reflects the adjustment of Wiggle Group’s historical intangible assets acquired by TopCo to their estimated fair values. As part of the preliminary valuation analysis, TopCo identified intangible assets, including trademarks, customer relationships and technology. The fair value of identifiable intangible assets is determined primarily using the “income approach”, which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of

Wiggle Group’s intangible assets could not be obtained as of the date of this filing, for purposes of this unaudited pro forma condensed combined financial information, TopCo used certain assumptions based on publicly available transaction data for the industry.

The following table summarizes the estimated fair values of Wiggle Group’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

in € million	Estimated Fair Value	Estimated remaining useful life in years	Twelve- Month Period Ended September 30, 2020 amortization expense	Six-Month Period Ended March 31, 2021 amortization expense
Goodwill	342.4	n/a	n/a	n/a
Trademarks	114.0	5 —Indefinite	2.9	1.5
Indefinite Trademarks	88.5	Indefinite	n/a	n/a
Finite Trademarks	25.5	5 — 10	2.9	1.5
Customer Relationships	56.5	10 — 11	5.3	2.7
Technology	1.5	5	0.3	0.2

Total	514.4		8.5	4.3

Historical Goodwill raised from the CRC acquisition	83.6		n/a	n/a
Historical Trademarks raised from the CRC acquisition	9.2		1.7	0.8
Historical Customer Relationships raised from the CRC acquisition	0.0		0.2	0.1
Historical Technologies raised from the CRC acquisition	0.7		0.1	0.1

Total	93.5		2.0	1.0

Transaction Accounting Adjustment	420.9		6.5	3.3

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts TopCo will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately €0.9 million, assuming an overall weighted average useful life of 10.0 years for the intangible assets with finite useful lives.

Additionally, this adjustment reflects the elimination of Wiggle Group’s historical goodwill of €83.6 million and the recognition of the goodwill based on the preliminary allocation of the purchase price of €342.4 million.

O.

Reflects the additional payment of approximately €19.9 million of estimated and incremental transaction costs incurred within the Wiggle Acquisition by SSU and Wiggle Group subsequent to March 31, 2021. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€0.1 million) as well as for the six-month period ended March 31, 2021 (€1.2 million) and in the historical income statements of Wiggle Group for the 39 weeks ended September 27, 2020 (€0.8 million), for the 13 weeks ended December 27, 2020 (€0.1 million) as well as for the 26 weeks ended March 28, 2021 (€0.4 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date.

P.	Reflects the payment of approximately €287.7 million in cash and the recognition of a deferred liability of €71.9 million as partial considerations of the Wiggle Acquisition.

Q.

Reflects the repayment of €84.1 million of Wiggle Group’s existing bank debt as of March 28, 2021 historically recognized within Non-current financial liabilities (€82.9 million) and Other current financial liabilities (€1.2 million) in the historical consolidated statement of financial position of Wiggle Group.

R.

Reflects the payment in full of the long-term incentive plan of approximately €3.4 million of Wiggle Group, for which an amount of €1.9 million was already recognized in Non-current provisions in the historical consolidated statement of financial position of Wiggle Group as of March 28, 2021.

S.	Reflects the payment of approximately €16.5 million in management bonuses to certain key executives of Wiggle Group upon closing of the Wiggle Acquisition.

T.

Reflects the payment of €2.3 million of outstanding monitoring fees to Wiggle Sellers, of which an amount of €2.2 million was already recognized in Trade payables (€1.1 million) and Other current liabilities (€1.1 million) in the historical consolidated statement of financial position of Wiggle Group as of March 28, 2021.

U.	Reflects the adjustment of Wiggle Group’s historical assets held for sale to their estimated fair values.

The following table summarizes the adjustment to the fair values of Wiggle Group’s assets held for sale:

in € million	Estimated Fair Value
Assets held for sale	1.8

Total	1.8

Historical Assets held for sale	1.2

Total	1.2

Transaction Accounting Adjustment	0.6

V.

Reflects the elimination of the historical equity of Wiggle Group and the issuance of 14,222,018 TopCo Shares as part of the consideration paid to the Wiggle Sellers to finance the Wiggle Acquisition. The consideration paid will be denominated in £; however, for pro forma purposes, the period end exchange rate as of March 28, 2021 was used to convert the estimated consideration paid for the Wiggle Acquisition to € assuming the Business Combination have been consummated on March 31, 2021. The exchange rate used to calculate the corresponding amount of TopCo Shares to Wiggle Sellers will be based on the most recent exchange rate, resulting in a cumulative translation adjustment of €1.4 million.

W.	Reflects the adjustment of Wiggle Group’s historical preference shares and related dividends to their estimated fair values which become payable with completion of the Wiggle Acquisition.

The following table summarizes the adjustment to the fair values of Wiggle Group’s preference shares and related dividends:

in € million	Estimated Fair Value
Preference shares and related dividends	98.4

Total	98.4

Historical Preference shares and related dividends	93.4

Total	93.4

Transaction Accounting Adjustment	5.0

X.

Reflects the repayment of €363.4 million of Wiggle Group’s shareholder loans and preference shares and related dividends as of March 28, 2021 historically recognized within Non-current financial liabilities (€336.9 million) and Other current financial liabilities (€26.5 million) in the historical consolidated statement of financial position of Wiggle Group as well as the elimination of the fair value adjustment recognized within Non-current financial liabilities (€5.0 million) as presented in Transaction Accounting Adjustment W.

Y.

Reflects the deferred tax liabilities resulting from the Wiggle Acquisition. The estimated increase in deferred tax liabilities of €42.4 million primarily results from the fair value adjustments for non-deductible intangible assets, right-of-use-assets and assets held for sale based on a corporate tax rate of 25.00% for Wiggle Group for future years. The deferred income tax balances are preliminary and subject to change based on management’s final determination of the fair values of assets acquired and liabilities assumed by jurisdiction.

Z.	Assumes redemptions by Yucaipa Public Shareholders of an aggregate amount from Yucaipa’s Trust Account exceeding the Redemption Threshold Amount as described in scenario 3 and scenario 4 above.

•

Scenario 3 (Redemption Offset Agreement, First Instalment Shortfall Amount and Second Instalment Shortfall Amount) — In accordance with the Redemption Offset Agreement, the ROA Parties will subscribe for and purchase 9,000,000 TopCo Shares, resulting in cash receipts of €76.8 million and an increase of share capital of €1.1 million and capital reserve of €75.7 million.

•

Scenario 4 (Redemption Offset Agreement, Third Instalment Shortfall Amount) — In accordance with the Redemption Offset Agreement, the Wiggle Sellers will subscribe for TopCo Shares in an amount equal to the Third Consideration Installment (as defined in the Wiggle SPA). The deferred cash consideration recognized as a result of the Wiggle Acquisition will be used as the purchase price for the TopCo Shares, resulting in an increase of share capital of €1.0 million and capital reserve of €71.8 million and a decrease in other reserves of €0.9 million due to foreign currency effects and in other current liabilities of €71.9 million.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss:

AA.	Reflects the payment of approximately €9.1 million in transaction bonuses for certain key executives of SSU upon the successful closing of the Business Combination.

BB.

Reflects the estimated and incremental transaction costs incurred in regard with the Merger by SSU subsequent to March 31, 2021 in the amount of approximately €22.4 million under scenario 1, additional €1.1 million under scenario 2, additional €0.7 million under scenario 3 and additional €0.6 under scenario 4, respectively. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€ nil) as well as for the six-month period ended March 31, 2021 (€4.6 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date.

CC.

Reflects the excess of the fair value of TopCo Shares issued over the fair value of Yucaipa’s identifiable net assets acquired recognized in other operating expenses in the amount of (i) €132.0 million under scenario 1, (ii) additional €0.7 million under scenario 2, (iii) additional €0.4 million under scenario 3 and (iv) additional €0.4 million under scenario 4, respectively.

DD.

Reflects the elimination of approximately €0.0 million and €0.1 million in historical expenses related to Yucaipa’s office space, secretarial and administrative services pursuant to the Administrative Support Agreement for the period from June 4, 2020 (inception) through September 30, 2020 and for the six-month period ended March 31, 2021, respectively, which will terminate upon consummation of the Merger.

EE.

Reflects the elimination of approximately €0.0 million and €0.0 million in interest income earned on Yucaipa’s investments held in Trust Account for the period from June 4, 2020 (inception) through September 30, 2020 and for the six-month period ended March 31, 2021, respectively.

FF.

Reflects the elimination of approximately €5.8 million and €2.7 million in interest expense relating to the convertible loan in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 and for the six-month period ended March 31, 2021, respectively.

GG.

Reflects the elimination of fair value changes of the forward purchase agreement within finance income and finance costs due to the termination of the forward purchase agreement upon consummation of the Business Combination.

HH.

Reflects the income tax effect of transaction accounting adjustments relating to the Merger based on the statutory tax rate of 32.98% (including the solidarity surcharge of 15.83% and a trade tax rate of 17.15%) for SSU. Transaction accounting adjustments directly relating to Yucaipa do not reflect income tax effects as Yucaipa is not subject to income taxation by the Government of the Cayman Islands.

II.

Reflects the elimination of €0.9 million loss for the period attributable to non-controlling interests of SSU for the fiscal year ended September 30, 2020 and €0.7 million income for the period attributable to non-controlling interests of SSU for the six-month period ended March 31, 2021 due to the equity roll-up as presented in Transaction Accounting Adjustment G.

JJ.

Reflects additional personnel expenses relating to the payment of the long-term incentive plan in the amount of approximately €1.5 million. The remaining personnel expenses relating to the long-term incentive plan are already included in the historical consolidated income statements of Wiggle Group for the 39 weeks ended September 27, 2020 (€1.2 million), for the 13 weeks ended December 27, 2020 (€0.2 million) as well as for the 26 weeks ended March 28, 2021 (€0.6 million).

KK.	Reflects the payment of approximately €16.5 million in management bonuses to certain key executives of Wiggle Group upon closing of the Wiggle Acquisition.

LL.

Reflects the estimated and incremental transaction costs incurred within the Wiggle Acquisition by SSU and Wiggle Group subsequent to March 31, 2021 in the amount of approximately €19.9 million. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€0.1 million) as well as for the six-month period ended March 31, 2021 (€1.2 million) and in the historical consolidated income statements of Wiggle Group for the 39 weeks ended September 27, 2020 (€0.8 million), for the 13 weeks ended December 27, 2020 (€0.1 million) as well as for the 26 weeks ended March 28, 2021 (€0.4 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date.

MM.	Reflects additional other operating expenses relating to the payment of the outstanding monitoring fees to Wiggle Sellers in the amount of approximately €0.1 million.

NN.	Reflects the increase of amortization expense resulting from the estimated fair value adjustments recognized within the Wiggle Acquisition as presented in Transaction Accounting Adjustment N.

OO.	Reflects the decrease of depreciation expense resulting from the estimated fair value adjustments recognized within the Wiggle Acquisition as presented in Transaction Accounting Adjustment M.

PP.

Reflects the elimination of interest expenses relating to bank debt for the 52 weeks ended December 27, 2020 (€3.9 million (including €2.9 million for the 39 weeks ended September 27, 2020 and €1.0 million for the 13 weeks ended December 27, 2020)) and for the 26 weeks ended March 28, 2021 (€2.0 million) as well as the elimination of currency gains and losses relating to bank debt mainly denominated in €for the 52 weeks ended December 27, 2020 (€3.5 million (including €4.6 million currency losses for the 39 weeks ended September 27, 2020 and €1.1 million currency gains for the 13 weeks ended December 27, 2020)) and the elimination of currency gains for the 26 weeks ended March 28, 2021 (€4.7 million) in the historical consolidated income statements of Wiggle Group.

QQ.

Reflects the elimination of interest expenses for the shareholder loans and preference shares and related dividends for the 52 weeks ended December 27, 2020 (€39.9 million (including €29.6 million for the 39 weeks ended September 27, 2020 and €10.4 million for the 13 weeks ended December 27, 2020)) and for the 26 weeks ended March 28, 2021 (€21.3 million) in the historical consolidated income statements of Wiggle Group.

RR.

Reflects the income tax effect of transaction accounting adjustments relating to the Wiggle Acquisition based on the statutory tax rate of 19.00% for Wiggle Group, a deferred corporate tax rate of 25.00% for Wiggle Group for future years and the statutory tax rate of 32.98% (including the solidarity surcharge of 15.83% and a trade tax rate of 17.15%) for SSU.

7. Loss per share

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of profit or loss are based upon the number of TopCo Shares outstanding as of March 31, 2021 and September 30, 2020, assuming the Business Combination occurred on October 1, 2019. As the unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2020 and for the six-month period ended March 31, 2021 are in a loss position, anti-dilutive instruments are excluded in the calculation of diluted weighted average number of ordinary shares outstanding, additionally, up to 51,000,000 TopCo Shares issuable pursuant to the Earn-out Agreement in the Business Combination Agreement and 11,500,000 Public and 5,933,333 Private Placement Warrants to acquire TopCo Shares.

The unaudited pro forma condensed combined financial information has been prepared assuming four alternative levels of redemption of Yucaipa’s Class A Shares:

in € million, except share and per share data	Scenario 1 Assuming No Redemptions into Cash	Scenario 2 Assuming Maximum Redemptions into Cash	Scenario 3 Assuming First and Second Instalment Shortfall Amounts	Scenario 4 Assuming Third Instalment Shortfall Amounts
Weighted average shares outstanding - basic and diluted[1]	343,309,386	326,609,386	326,609,386	326,609,386

Pro forma loss for the six-month period ended March 31, 2021	(3.9)	(3.9)	(3.9)	(3.9)
Loss per share - basic and diluted for the six-month period ended March 31, 2021	€(0.01)	€(0.01)	€(0.01)	€(0.01)

Pro forma loss for the twelve-month period ended September 30, 2020	(217.1)	(218.4)	(219.3)	(220.1)
Loss per share - basic and diluted for the twelve-month period ended September 30, 2020	€(0.63)	€(0.67)	€(0.67)	€(0.67)

Weighted average shares outstanding - basic and diluted[1]
SSU shareholders	246,189,168	246,189,168	252,189,168	252,189,168
SSU management	1,293,200	1,293,200	1,293,200	1,293,200
Wiggle Sellers	14,222,018	14,222,018	17,222,018	25,755,229
Yucaipa public shareholders	34,500,000	17,800,000	8,800,000	266,789
Yucaipa Sponsor	9,815,000	9,815,000	9,815,000	9,815,000
Yucaipa directors	90,000	90,000	90,000	90,000
PIPE Investors	37,200,000	37,200,000	37,200,000	37,200,000

	343,309,386	326,609,386	326,609,386	326,609,386

1

The weighted average shares outstanding - basic and diluted exclude 51,000,000 Earn-Out Shares to SSU shareholders and 11,500,000 Public and 5,933,333 Private Placement Warrants. Assuming no exercise of the Private Placement Warrants.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of Yucaipa as of and for the three-month period ended March 31, 2021 and as of and for the fiscal year from June 4, 2020 (inception) through December 31, 2020;

•	historical per share information of SSU as of and for the six-month period ended March 31, 2021, and as of and for the fiscal year ended September 30, 2020;

•

unaudited pro forma per share information of the combined company as of and for the six-month period ended March 31, 2021 and for the fiscal year ended September 30, 2020, respectively, after giving effect to the Business Combination, the Wiggle Acquisition and the PIPE Financing, assuming two redemption scenarios as follows:

•	Assuming no Redemptions: This presentation assumes that no holders of Class A Shares exercise their redemption rights upon consummation of the Business Combination.

•

Assuming Maximum Redemptions: This presentation assumes that holders of 16,700,000 redeemable Class A Shares exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.00 (€8.53 per share).

The following tables assume that 37,200,000 TopCo Shares are issued in the PIPE Financing. If the actual facts are different than these assumptions, the below numbers will be different. These figures also do not take into account the number of TopCo Public and Private Placement Warrants to purchase TopCo Shares that will be outstanding immediately following the completion of the Business Combination and up to 51,000,000 TopCo Shares issuable pursuant to the Earn-out Agreement in the Business Combination Agreement.

The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Data of SSU,” “Selected Historical Financial Data of Yucaipa,” “Yucaipa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SSU’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of each of Yucaipa and SSU contained elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net income per share information below does not purport (i) to represent what the actual results of operations of TopCo would have been had the Business Combination and the Wiggle Acquisition been completed or (ii) to project TopCo’s results of operations that may be achieved after the Business Combination and the Wiggle Acquisition. The unaudited pro forma book value per share information below does not purport to represent what the book value of TopCo would have been had the Business Combination and the Wiggle Acquisition been completed nor the book value per share for any future period.

As of and for the six-month period ended March 31, 2021 (for Yucaipa as of and for the three-month period ended March 31, 2021)

	SSU	Yucaipa[3]		Pro Forma Combined
				Assuming No Redemptions	Assuming Maximum Redemptions
	as of and for the six-month period ended March 31, 2021	as of and for the three-month period ended March 31, 2021		as of and for the six-month period ended March 31, 2021	as of and for the six-month period ended March 31, 2021
Book value per ordinary share[1]	16.7	—		2.85	2.68
Book value per share, Class A Shares (basic and diluted)	—	8.2	[4]	—	—
Book value per share, Class B Shares (basic and diluted)	—	(2.6)[5]		—	—
Net loss attributable to equityholders of parent per ordinary share	(0.7)[2]	—		(0.0)	(0.0)
Net income per share — Class A Shares	—	0.0		—	—
Net loss per share — Class B Shares	—	0.0		—	—
Cash dividends per share	—	—		—	—
Cash dividends per share — Class A Shares	—	—		—	—
Cash dividends per share — Class B Shares	—	—		—	—

As of and for the fiscal year ended September 30, 2020 (for Yucaipa as of and for the fiscal year from June 4, 2020 (inception) through December 31, 2020)

	SSU	Yucaipa[3]	Pro Forma Combined
			Assuming No Redemptions	Assuming Maximum Redemptions
	as of and for the twelve- month period ended September 30, 2020	as of and for the fiscal year from June 4, 2020 (inception) through ended December 31, 2020	for the twelve-month period ended September 30, 2020	for the twelve-month period ended September 30, 2020
Book value per ordinary share[1]	18.3	—	—	—
Book value per share, Class A Shares (basic and diluted)	—	7.9 [4]	—	—
Book value per share, Class B Shares (basic and diluted)	—	(2.6)[5]	—	—
Net loss attributable to equityholders of parent per ordinary share	(1.4)[2]	—	(0.6)	(0.7)
Net income per share — Class A Shares	—	0.0	—	—
Net loss per share — Class B Shares	—	(0.0)	—	—
Cash dividends per share	—	—	—	—
Cash dividends per share — Class A Shares	—	—	—	—
Cash dividends per share — Class B Shares	—	—	—	—

1	Book value per share represents total shareholder’s (deficit) equity divided by total shares outstanding.
2

Prior to the Exchange, 21,233,124 SSU Shares were outstanding. After the exchange, SSU shareholders and SSU management will hold 246,189,168 and 1,293,200 shares, respectively, in TopCo, resulting in a reduction of net loss per share to €(0.10) and to €(0.05) on a pro forma basis for the six months ended March 31, 2021, and for the fiscal year ended September 30, 2020, respectively.
3

Yucaipa historically prepared its financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) with the U.S. dollar as its reporting currency. Per share amounts reported for Yucaipa reflect its historical financial results reported under U.S. GAAP and are reported in Euro. The historical financial statements of Yucaipa are presented in $. The historical financial information was translated from U.S. dollars to Euros using the historical exchange rates as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

4	Book value per share — Class A Shares represents investments held in Trust Account minus deferred underwriting commissions divided by total weighted average number of Class A Shares outstanding.
5

Book value per share — Class B Shares represents net assets except for investments held in Trust Account and deferred underwriting commissions divided by total weighted average number of Class B Shares outstanding.

BUSINESS OF TOPCO BEFORE THE BUSINESS COMBINATION

The information provided below pertains to TopCo prior to the Business Combination. As of the date of this proxy statement/prospectus, TopCo has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, Yucaipa and SSU will effect a transaction, the result of which TopCo will become the ultimate parent of SSU. For information about TopCo’s management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of TopCo After the Business Combination.”

Incorporation

TopCo was incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on May 19, 2021 with an issued share capital of €0.12. Prior to consummation of the Business Combination, the TopCo General Meeting will resolve to convert TopCo’s corporate form into a Dutch public limited liability company (naamloze vennootschap).

Articles of Association

Prior to or simultaneously with consummation of the Business Combination and immediately after the completion of the Exchange, TopCo’s current articles of association will be amended and restated in their entirety to be in the form of the TopCo Articles of Association contemplated by the Business Combination Agreement and attached as Annex A to this proxy statement/prospectus. TopCo’s current articles of association may be amended at any time prior to consummation of the Business Combination by mutual agreement of SSU, TopCo’s shareholder and Yucaipa or after consummation of the Business Combination by amendment in accordance with their terms. Please see the section entitled “Description of TopCo Securities and Articles of Association.”

Name

TopCo is registered with the Commercial Register of the Netherlands Chamber of Commerce under the registration number 82838194 and the legal name SIGNA Sports United B.V. Prior to or simultaneously with consummation of the Business Combination and immediately after the completion of the Exchange, TopCo’s legal name will be changed to SIGNA Sports United N.V. as a result of the amendment of TopCo’s articles of association.

Official Seat

TopCo’s official seat (statutaire zetel) is in Amsterdam, the Netherlands and its business address is Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany. The mailing address of TopCo’s principal executive office after the closing of the Business Combination will be at Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.

Financial Year

TopCo’s financial year runs from the first day of October up to and including the thirtieth day of September of the following calendar year. In connection with the Business Combination, Yucaipa may change the financial year of TopCo.

Subsidiaries

Merger Sub, a newly incorporated Cayman Islands limited liability company, is a wholly-owned subsidiary of TopCo. As of the date of this proxy statement/prospectus, Merger Sub has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

Sole Shareholder

SSU is currently the sole shareholder of TopCo. In connection with the Business Combination, Yucaipa shareholders will become shareholders of TopCo pursuant to the First Merger, and SSU equityholders will become shareholders of TopCo pursuant to the Exchange.

Management Board

TopCo is currently managed by a management board with two managing directors. Currently, the managing directors of TopCo are Stephan Zoll, who also serves as Chief Executive Officer of SSU, and Philipp Rossner, who also serves as Chief Strategy Officer of SSU. Stephan Zoll will be the sole TopCo Executive Director upon completion of the Business Combination.

Legal Proceedings

As of the date of this proxy statement/prospectus, TopCo was not party to any material legal proceedings. In the future, TopCo may become party to legal matters and claims arising in the ordinary course of business, the resolution of which TopCo does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.

Properties

TopCo currently does not own or lease any physical property.

Employees

TopCo currently has no employees.

BUSINESS OF SSU AND CERTAIN INFORMATION ABOUT SSU

Overview

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider ourselves to be the global number one online sports specialty retailer measured by revenue. We define our relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces.

We sell products through various online web shops as well as selected physical locations mainly to customers in the European Union, Switzerland, Norway, the UK and the US, with approximately 250 million website visits and more than 5.4 million net orders (i.e. orders after cancellations and returns) in the fiscal year ended September 30, 2020 and approximately 279 million website visits and more than 6.3 million net orders in the twelve months ended March 31, 2021. During the first nine months and the third quarter of the fiscal year 2021, website visits amounted to 197.2 million and 70.8 million, respectively, with net orders being 2.0 million in the third quarter of the fiscal year 2021 and 4.9 million during the first nine months of the fiscal year 2021, not taking into account Midwest Sports, WiggleCRC and Tennis Express.

For the fiscal year ended September 30, 2020, net revenue of our group was €703.2 million. For the six months ended March 31, 2021, net revenue was €374.4 million and $625 million for the nine months ended June 30, 2021 (taking into account Midwest Sports since May 1, 2021). Furthermore our group had net revenues less cost of materials, in the amount of €245.4 million for the nine months ended June 30, 2021, resulting in a margin calculated as net revenue less costs of material divided by net revenue, of 39.3% for the same period.

Bike is our largest product category with approximately 56% of net revenues, followed by Tennis, Outdoor, and Teamsports with approximately 17%, 14%, 12% net revenue share, respectively, in the fiscal year ended September 30, 2020.

Our online shops offer a large variety of products from more than 1,000 third-party brands and exclusive own brands such as Votec, Ortler, Fixie Inc. and Serious as examples from our Bike business. Our websites are configured to help guide customers in choosing the right product for their level of activity and needs, e.g. online racket finder applications, digital bike size fitting tools and web-based jersey configurators. Many of our specialists online shops also offer customizable products and services (including, for example, delivery of fully assembled ready-to-ride bikes through our expert concierge service, customized racket stringing services, and team jersey customization), further distinguishing us from other online retailers. More broadly, we have undertaken a number of efforts to ensure that the customer experience is as seamless as possible, such as optimizing websites for mobile shopping, establishing a limited number of physical stores and shop-in-shops, which act as sales points as well provide after-sale services, and further developing our warehousing and logistics capabilities to ensure quick delivery times and back-end fulfillment. This core focus of serving the unique needs of the sports customer has led to high customer satisfaction and a growing customer base.

The sports industry is one of the largest consumer industries with a total global market size of approximately $1.1 trillion, of which sports retail accounts for approximately $475 billion in 2020 (source: company information). In 2020, the sports retail market volume in SSU-relevant markets, consisting of Europe, the Asia-Pacific region (APAC) and North America, was $430 billion in 2020, of which $120 billion were attributable to sports in-spired athleisure categories (source: company information). In the markets relevant to us (Europe, APAC and North America), the sports retail market grew on average by approximately 2.5% per year between 2015 and 2020 and is expected to continue to grow at an accelerated pace of 7% per year until 2025 to then reach $670 billion (source: company information). This implies a growth rate of approximately 1.4x GDP growth compared to global GDP growth of 5% per year (2020 – 2025) (source: company information). We believe that the market’s highly attractive growth profile is based on, and driven by, global and fundamental megatrends such as growing health & lifestyle consciousness, sustainability-induced electric mobility disruption, increasing female participation in sports activities, new technologies driving product innovation and sports digitalization, and accelerating offline-to-online retail shift. We foresee that these fundamental mega-trends will translate into more people doing more sports more digitally.

Our strategy is built on the firm belief that sports consumers can be served much better through a specialist proposition than a one-size-fits-all generalist sports retail model. In contrast to other billion-dollar consumer markets like Electronics, Fashion, or Fast-Moving Consumer Goods, that are characterized by rather homogenous customer preferences across product categories (e.g., customer behavior in Fashion markets differ more across gender than across product categories like shirts, trousers, and jackets), sports customer preferences vary a lot more across product categories. For example, tennis racket orders require customized stringing, advice from coaches can be an important part of the purchase decision, providing test rackets may drive conversion, and professional players like Serena Williams or Roger Federer are important influencers. Customers in the outdoor category rather tend to derive their purchase decisions from expert blogs, advice from friends and family, and category-specific fitting tools. Teamsports’ customer orders are again very much different as they often arise from relations to clubs and teams and require a broad array of value adding jersey printing services and social marketing centered around in-season high-runner products. Just to name a few, there is surely more differences in customer preferences across sports categories.

A recent study conducted by us in January 2021 (on the basis of a survey completed by more than 16,000 consumers from Germany, France, the UK and the US) has shown that specialist online sports retailers are more likely to be the preferred shopping destination for equipment intense sports such as biking, tennis, golf, horse-back riding or winter sports compared to general online retailers: In fact, two-thirds of consumers prefer to purchase at online sports specialists for equipment-heavy sports according to the study. Additionally, consumers spend more per order when shopping with online sports specialists which is translating into more favorable unit economics (source: company information).

Our strategic advantage is to be “large and special” at the same time: being special from a consumer proposition perspective while being large and scalable from an e-commerce backend perspective. We are realizing economies of scope from our sports specialists web shops with differentiated customer propositions tailored to the specific consumer needs by category while realizing economies of scale across the different webshops that are leveraging our central e-commerce and technology platform services.

History and Key Acquisitions

The following is a brief synopsis of the history and key milestones leading to the formation of our group:

Acquisition of Internetstores

SISH acquired the Internetstores group, comprising at that time Internetstores Holding GmbH, internetstores GmbH and Addnature AB, in December 2016 and subsequently transferred it to us in September 2018. The headquarters of the Internetstores group are located in Stuttgart (Germany). Internetstores is a leading bike and outdoor online retailer in Europe in terms of revenues (source: company information), with a particularly strong market position in continental Europe. The Internetstores group mainly operates under the brands fahrrad.de, Bikester, Brügelmann and Probikeshop (since 2017) for bikes, and Addnature and Campz for outdoor related equipment, clothing and footwear.

Since its establishment in 2003, Internetstores has focused on bike and related product offerings online, addressing both the mainstream and enthusiast segments of the bike market via its specialized brands. Internetstores has developed unique expertise on offering and delivering full bikes, including private label products. In 2011, Internetstores entered the sports-inspired online outdoor market through its webshop Campz, initially focusing on Germany, Austria, and Switzerland. Through the acquisition of Addnature in May 2013, Internetstores also entered the Scandinavian online outdoor market. In 2017, Internetstores completed the acquisition of Probikeshop, a leading supplier of bike supplies, spare parts and accessories in France, mainly focused on the bike enthusiast and expert customer segments (see below).

Acquisition of Probikeshop

Internetstores Holding GmbH acquired the Probikeshop group, comprising Dolphin France SAS, E-Prolog SAS and E-Procall SAS, in May 2017. Probikeshop was subsequently transferred from SISH to us in September 2018 as part of the Internetstores Group. The Probikeshop group is located in St. Etienne (France). Since its foundation in 2005, Probikeshop has become the leading bike supplies, bike spare parts and accessories retailer for professional and expert bike enthusiasts by revenues (source: company information) in France. The acquisition of Probikeshop enabled Internetstores to complement its regional footprint with a significantly stronger customer base in southern Europe. The acquisition of Probikeshop also helped Internetstores to expand its presence in the enthusiast and expert customer segments and to gain access to related product offerings. The integration into Internetstores allows Probikeshop to significantly extend its business scope with comprehensive full bike and private label product offerings in addition to its core product range of bike spare parts and accessories. Internetstores has also implemented marketing attribution measures and other efficiency measures at Probikeshop.

Acquisition of Tennis-Point

SISH acquired the Tennis-Point group, comprising Tennis-Point GmbH, its fully owned subsidiaries MRS Tennis AG and Tennis-Point Handels GmbH, in two stages in February 2017 (78%) and in March 2018 (10%) and subsequently transferred it to us in September 2018. In 2021, we acquired an additional 1% in Tennis-Point. The headquarters of the Tennis-Point group are located in Herzebrock-Clarholz (Germany). Founded in 1999, Tennis-Point, which operates under the brands Tennis-Point, CenterCourt (acquired in April 2018), Tennis-Peters, Jogging-Point and Padel-Point, has become a trusted retailer for members of the entire tennis community including tennis enthusiasts (professionals and amateurs) and clubs, particularly in Germany and Austria, offering tennis sportswear, tennis balls, tennis shoes, tennis rackets, other tennis and racket sports equipment and accessories as well as running equipment. Tennis-Point also offers a range of value-added services around tennis and tennis fashion, such as stringing, testing and product guidance. Tennis-Point further successfully rolled out myTennis App, the leading tennis community app in Germany, with more than 300,000 downloads and an engaged active user base. It offers live scores, rankings, breakthrough statistics, and unique content, connecting tennis players, coaches as well as fans.

Acquisition of Outfitter

SISH originally acquired the Outfitter group in May 2016. We acquired the teamsport business of the Outfitter group, comprising Outfitter Teamsport GmbH and participations in teamstolz GmbH and System Sport GmbH, in two steps in June 2018 and June 2019. Located in Großostheim (Germany), Outfitter is a multi-channel e-commerce retailer centering around soccer with its 360 degree approach, which focuses on product offerings for before (products for training and fitness), during (jerseys and soccer products and accessories) and after (soccer lifestyle products) a soccer match. In particular, Outfitter provides soccer enthusiasts with a broad product portfolio ranging from sports accessories such as soccer sportswear and soccer shoes to fan merchandise and lifestyle products. Outfitter also offers customers the ability to purchase customized sports shirts and jerseys using sophisticated 3D software and state-of-the-art printing technology (including its flock printing machine, which we believe is one of only three installed in Europe). Outfitter is the partner of choice for more than 500 professional and amateur football clubs.

Acquisition of Publikat

SIGNA Retail Sports Holding GmbH acquired Publikat GmbH in March 2018 and subsequently transferred it to us in September 2018. Publikat GmbH is located in Großostheim (Germany). Under its main brand StyleFile, Publikat has focused on the online retail supply of sports-inspired footwear and apparel, in particular sneakers, as well as selected graffiti art, streetwear, skateboarding and lifestyle products since its establishment in 1999.

Acquisition of TennisPro

We acquired the TennisPro group, a leading tennis online retailer in France and Southern-Europe, in August 2019 which included the takeover of the TennisPro group’s of online and offline business with currently 55 stores in France, Belgium, Greece and Italy. Besides the main brand TennisPro, TennisPro also operates webshops under the brands Tennis.fr, Tennis Achat, Larde Sports (Badminton) and Badminton-Point.

Acquisition of Midwest Sports

We acquired Midwest Sports based in Cincinnati, Ohio effective as of April 30, 2021. Midwest Sports is, among the top three online tennis retailers in the U.S. and the official retail sponsor of the Western & Southern Open. The acquisition of Midwest Sports is highly complementary to our existing tennis business and serves as the entry point into the U.S. market for Tennis-Point. For further information on the acquisition documentation, please refer to —  “Material Contracts — Midwest Acquisition SPA”.

Acquisition of Wiggle

On June 10, 2021, SSU entered into a share purchase agreement (the “Wiggle SPA”) to acquire the entire issued share capital of Wiggle, together with its subsidiaries (the “Wiggle Group”), from, among others, funds managed by Bridgepoint Advisers Limited (the “Wiggle Sellers”) (the “Wiggle Acquisition”). Wiggle owns Wiggle Limited and Chain Reaction Cycles Retail Limited (“CRC”). The Wiggle Group is a leading online sports retailer of specialist cycling, running and swimming equipment, apparel and accessories headquartered in the UK.

Completion of the Wiggle SPA (and the Wiggle Acquisition) (“Completion”), which is a condition to the Closing of the Business Combination, is conditional upon satisfaction of each of the following conditions:

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Each of the (i) German Federal Cartel Office and (ii) Austrian Competition Authorities (Austrian Federal Competition Authority and Austrian Federal Cartel Prosecutor) having approved the Wiggle Acquisition or the Wiggle Acquisition being deemed to be approved.

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The United Kingdom Competition and Markets Authority having communicated to SSU that it has no further questions in respect of the briefing paper (containing details of the Wiggle Acquisition) submitted to them or having announced that it does not intend to refer the Wiggle Acquisition for investigation under Schedule 4 of the Enterprise and Regulatory Reform Act 2013.

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The Financial Conduct Authority (“FCA”) having notified (and not withdrawn) its approval (as required in accordance with Part XII of the Financial Services and Markets Act 2000) in relation to each new controller’s proposed interest in the Wiggle Group resulting from the Wiggle Acquisition or the FCA being deemed as having given such approval.

•	Confirmation having been given by SSU that the Business Combination Agreement has become unconditional in all respects.

The Wiggle SPA contains customary interim conduct undertakings pursuant to which the Wiggle Sellers undertake to (i) operate the Wiggle Group business in the ordinary course between the date of exchange and Completion and (ii) procure that the Wiggle Group does not take particular material actions without the prior written consent of SSU.

On Completion, the Total Consideration payable by SSU to the Wiggle Sellers as follows:

•	60% of the Total Consideration is payable by SSU in cash on Completion (in an amount of estimated €287.7).

•	25% of the Total Consideration is satisfied by SSU procuring the issue of shares by TopCo to certain of the Wiggle Sellers (to be held subject to lock-up agreements).

•	15% of the Total Consideration is payable by SSU in cash 5 business days following the date on which the lock-up agreements expire.

The Wiggle SPA contains a customary suite of business warranties, together with a stand-alone tax covenant given in favor or the Buyer, all of which are backed by warranty and indemnity insurance.

Acquisition of Tennis Express

We signed legally binding agreements for the acquisition of Tennis Express on April 30, 2021. Tennis Express is a full-service tennis specialty retailer based in Houston, with approx. 90% of its revenue coming from digital channels. Together with the acquisition of Midwest Sports, we are in the course of establishing a leading online tennis platform in the U.S. For further information on the acquisition documentation, please refer to “Material Contracts — Tennis Express SPA”.

Our Strengths

World’s largest specialist online sports retailer, with leading market positions in fast growing categories and attractive markets

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider ourselves to be the global number one online sports specialty retailer measured by revenue. We define our relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces.

We are running iconic sports specialists e-commerce shops, including Addnature, bikester, fahrrad.de, Outfitter, Probikeshop and Tennis-Point, with high brand awareness in the most attractive verticals and regions. Specialized online sports retailers are more likely to be the preferred shopping destination for equipment intense sports such as biking, tennis, golf, horseback riding or winter sports compared to general online retailers. Additionally, consumers spend more per order when shopping with online vertical sports specialists like us (source: company information).

We also hold leading market positions in each of our fast-growing verticals Bike, Tennis, Outdoor, and Teamsports. Our bike category, on a pro forma basis including the Wiggle Group, is the largest bike online specialist by revenues worldwide with approximately $880 million of revenues in the fiscal year ended September 30, 2020 and the second largest competitor generating approximately estimated $270 million in the calendar year 2020 (source: company information) and the only player covering major international markets in continental and Northern Europe (including Scandinavia and the UK), North America, South-East Asia, Japan and Australia. We are also the largest full-bike direct-to-consumer online specialist globally shipping approximately 300,000 assembled full-bikes over the last twelve months prior to the publication of this registration statement. Our other categories also hold globally leading market positions: our Tennis category is the world’s largest online tennis retailer by revenues on a pro forma basis including Midwest Sports and Tennis-Express, with approximately $230 million of revenues in the fiscal year ended September 30, 2020 and the second largest competitor generating approximately estimated $120 million in the calendar year 2020, our Outdoor category is global number two by revenues with approximately $220 million of revenues in the fiscal year ending September 30, 2020 and our Teamsport category is global number three by revenues with approximately $100 million of revenues in the fiscal year ended September 30, 2020 and the two larger competitors generating approximately estimated $250 million and $140 million, respectively in the calendar year 2020 (source: company information). Our market positions as described above are based on a comparison among the twenty largest online sports specialist retailers globally.

We are acting from a position of strength in a still highly fragmented global sports retail market where the top-3 global sports retailers Decathlon, Dick’s Sporting Goods, and JD Sports, accounting for only approximately 7% of the total market revenues on a combined basis (source: company information).

Our main competitive advantage is twofold:

•	Differentiated sports specialist web shops addressing expert and mainstream consumers with category specific customer propositions

•	Scalable, data-driven and synergistic commerce & technology platform powering core e-commerce functions for our own web shops as well as for third-party enterprise customers

Based on all of the above, we believe that we are well positioned to gain further market share and increase profitability in the future.

Highly differentiated category champions with vertical specific expertise and assortment

We own some of the most iconic sports specialist web shop brands, including Addnature, bikester, fahrrad.de, Outfitter, Probikeshop and Tennis-Point, with a high brand awareness as top-of-mind online sports point of sales. According to a brand awareness study carried out by us in January 2021 across the four markets Germany, France, UK, and US, our brands, when aggregated together, have an aided brand awareness (asking “do you know          sports shop?”) of 35% across all markets, ranging from 12% in U.S. up to 70% in our core market Germany. Our brand awareness in our core verticals bike and tennis is even higher reaching 49% across all markets (Germany, France, UK, US) and 54% in Europe (Germany, France, UK), including Wiggle and Chain Reaction Cycles on a proforma basis.

We are positioning our web shop brands to address mutually exclusive but comprehensively exhaustive sports consumer segments in non-overlapping markets: For example, Probikeshop is addressing Expert Bike customers in Continental Europe. Same for Mainstream Bike customers which are addressed through our Fahrrad.de brand in Germany, and our Bikester brand in Rest of Europe. Mainstream outdoor customers across Europe are addressed by our Campz web shops, whereas our Addnature web shops are addressing more adventurous expert outdoor customers in Europe. We believe that such a distinguished but comprehensive specialist web shop brand architecture allows us to exploit a higher market share on a combined basis.

This is even more true because specialist online web shops are supposedly more likely to be the preferred shopping destination for equipment intense sports such as biking, tennis, golf, horseback riding or winter sports compared to general online retailers: In fact, two-thirds of consumers prefer to purchase at online sports specialists for equipment-heavy sports (source: company information). Additionally, consumers spend more per order when shopping with online sports specialists: For example, the average yearly spend on bike products is $271 per customer for online specialists shops, compared to only $195 for online generalists (source: company information). This is translating into higher average order values and, ultimately, more favorable unit economics: For example, our online shops have achieved net average order value (calculated by dividing net revenue by net orders) of €101.1 for the fiscal year ending September 30, 2020, which, in turn, yields approximately twice as much net revenues less cost of materials per order compared to multi-brand online fashion retailers Zalando and Asos in their most recent full fiscal years (source: company information).

Top reasons to buy from online sports specialist shops are curation and recommendation across a broad and sometimes exclusive product range, value added services and customization (source: company information). Our customer proposition is distinguishing our specialist web shops from other online and offline retailers in two ways:

•	Being better at the e-commerce basics: broad selection, right price, convenient delivery

•	Providing category-specific differentiators to inspire, guide, serve, and engage customers

Our specialist web shops offer a large variety of products from more than 1,000 third-party brands and exclusive SSU own brands such as Votec, Ortler, Fixie Inc. and Serious as examples from our Bike business. Approximately 2/3 of our products cannot be found on Amazon, with an even higher share of 89% for the products in our Bike business (source: assortment comparison vs. Amazon during calendar weeks 38-41 2020 carried out by us). Our dynamic pricing engine is determining the supposedly right price on a daily basis given relevant context information such as competitor pricing, supply situation, seasonal factors, and overall growth and profitability targets, amongst others. Our web shops are offering relevant payment options in their core markets and a relevant selection of convenient delivery options including home delivery, click & collect, and premium concierge delivery, subject to local customer preferences by category.

Our web shops are further configured to inspire, guide, serve and engage specific customer segments throughout all steps of the customer journey. For example: guiding customers to find the right product that is matching their personal body size and skill level with the help of proprietary online racket finder applications, digital bike size fitting tools, and web-based jersey configurators. Many of our specialist web shops offer customizable products and services: For example, Tennis-Point offers personalized stringing services to fit the racquet to individual needs of our customers, and our bike shops Probikeshop, Bikester, and Fahrrad.de offer a premium last-mile delivery and concierge service for full bike orders, to ensure that our bikes are fitted to the exact requirements of our customers. Our teamsport web shops have developed a proprietary web-based jersey configurator tool to customize teamsport orders in the most convenient way. We are also deeply engaged with sports communities, e.g. through long-standing collaborations with associations and clubs in our Tennis vertical.

More broadly, we have undertaken a number of efforts to ensure that the customer experience is as seam-less as possible, such as optimizing websites for mobile shopping, establishing a limited number of physical stores and shop-in-shops, which act as sales points as well provide after-sale services, and further developing our ware-housing and logistics capabilities to ensure quick delivery times and back-end fulfillment. This core focus of serving the unique needs of the sports customer has led to high customer satisfaction and a growing customer base. This is not only creating high barriers to entry, but also yielding strong shop performance in terms of visit growth, conversion growth, and growth of net average order value. We have created go-to destinations in each of our customer categories, evidenced by 5-star customer reviews via Trusted Shops (e.g. tennis-point.de 4.77/5 or fahrrad.de 4.7/5) such that we have increased visits by 21% year-on-year, net conversion (defined as total net orders divided by total visits) by 13bps, and net AOV (defined as total online revenue (excluding sales partners) divided by net orders) by more than 3€ year-on-year to 101.1€ in the financial year ending September 30, 2020. During the first nine months and the third quarter of the fiscal year 2021, website visits amounted to 197.2 million and 70.8 million, respectively, with net orders being 4.9 million in the first nine months and 2.0 million during the third quarter of the fiscal year 2021, not taking into account Midwest Sports, WiggleCRC and Tennis Express. We had a net AOV of €104.0 in the third quarter and €103.0 during the first nine months of the fiscal year 2021, again, excluding Midwest Sports, WiggleCRC and Tennis Express. The number of active customers increased to 4.8 million in the twelve-month period ended June 30, 2021 (not counting in customers of Midwest Sports, WiggleCRC and Tennis Express) compared to the number of active customers during the twelve-month period ended June 30, 2020, which was 3.6 million, representing a year-over-year increase in active customers of approximately 32%.

In light of our proven track record in the multi-brand online sports ecosystem, we are well prepared to successfully compete against online or offline sports generalists and specialists.

Scalable, data-driven and synergistic e-commerce and technology platform powering core e-commerce functions for our own web shops as well as for third-party enterprise customers

We operate a scalable and synergistic commerce & technology platform that is powering some of the core e-commerce functions for many of our online shops across all categories Bike, Outdoor, Tennis, and Teamsports. Our e-commerce and technology platform services can be distinguished at three levels: Data and technology solutions, global fulfillment services, and shared business functions & central services. We believe that the economic benefits from such scalable and synergistic commerce & technology platform are threefold: (1) Higher cost-efficiency and productivity across the group; (2) higher service quality and business function output for internal and external customers; (3) higher degree of innovation and best-practice exchange.

In addition to powering our own shops, our e-commerce and technology platform provides e-commerce and omni-channel solutions for third-party brands, associations, retailers, and sports apps and digital communities. We can provide full-service direct-to-consumer e-commerce solutions for mid-to large-scale enterprise customers or stand-alone e-commerce services, including global fulfillment, content creation, retail media and data services. For example, we are powering the end-to-end direct-to-consumer e-commerce solutions for the International Tennis Federation (ITF) including shop frontend, order management, check-out & payment collection, Marketing & CRM, global fulfillment, and customer service.

Our platform services can be distinguished at three levels: Data & technology solutions — We operate a scalable, best-of-breed technology platform with custom-built software and state-of-the-art standard software from various vendors that runs parts of our own online shops as well as e-commerce retail operations for third-party enterprise customers. Our technology platform provides substantial flexibility to cater for category specific and local market and regulatory requirements on the one side and to provide a scalable e-commerce toolkit of advanced uniform solutions on the other side. These technology solutions include, among others, state-of-the-art shop frontend technology, our dynamic pricing engine, performance marketing solutions, business intelligence tools with automated data dashboards, connected retail solutions, and more. We also collect and analyze large amounts of data across all our shops. We use this data to continuously improve our value proposition for end customers and enterprise partners and to improve our organizational processes and decision making such as dynamic pricing and marketing. We are in the process of setting-up a group data warehouse infrastructure to consolidate structured data at group level and a group data lakehouse to collect and analyze unstructured data across our group. Our data science team is deploying large-scale data analytics models and machine-learning algorithms on top of our data pools to continuously improve the technology used by us like our group-wide shop frontends, dynamic pricing engine, or performance marketing systems such as real-time bidding or attribution modeling. The different software solutions are connected through an enterprise service bus, which is a system that facilitates communication between software applications through a standard set of data interfaces and exchange protocols. Such an enterprise service bus architecture makes our commerce & technology platform highly robust, scalable, and flexible as it enables rapid integration of newly acquired companies or setting-up new shops and services connected to the quite heterogenous infrastructure of third-party enterprise customers.

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Group fulfillment services — We have a fulfillment network of eight distribution centers (DC) across Europe, not including our most recent acquisitions Wiggle in UK, Midwest Sports and Tennis Express in US, and our joint venture company in Japan. Our fulfillment network is optimized to maximize efficiency, flexibility, scalability, customer differentiation and satisfaction across all shops in all verticals. We have implemented a high degree of process automation and system integration to optimize capacities across the network. Some facilities like our distribution center in Großostheim (Germany) are handling similar items across different verticals to realize economies of scale at group level, while other facilities like our distribution center in Holdorf (Germany) are focusing on specific product categories, in this case full-bike assembly and outbound logistics. We are continuously optimizing our fulfillment network and global supply-chain set-up. For example, in March 2021, we have entered into a long-term 3PL logistics service contract with a third-party contractor that will provide us with additional warehouse capacities mainly to cover the Southern European markets of our Tennis and Bike verticals, but also allows for flexibility to on-board further clients from other verticals. Our current logistical footprint already exhibits good cost ratios and sets us up for significant increased capacity with limited future investment requirements.

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Shared business functions & central services: We are in the course of establishing shared business functions for retail media sales, pricing and marketing infrastructure development, and management of our own brands. We are also in the course of establishing central services in respect of our group finance, accounting and controlling structures (including the roll-out of uniform enterprise resource planning (“ERP”) systems throughout our verticals and a uniform controlling reporting platform), sourcing, a central HR group function as well as a centralized information security function. In addition, we run our M&A processes in a centralized manner, with close cooperation of our verticals. We have also established a central project management office at group level that centrally monitors the progress and continuous implementation of our various group-wide strategic and synergetic projects. Overall, we are constantly adjusting our overall organizational footprint to find the optimal balance between central services and local execution at business unit level.

We believe that our platform currently enables us to scale our businesses for future growth and further integration of the platform offers significant further upside potential. Please see “SSU’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Integration of Acquisitions” for further information in respect of the measures taken thus far to fully integrate our platform.

Proven business model in our core e-commerce business with strong organic growth, proven unit economics and expanding margins

Our value proposition and marketing approach in our core e-commerce business centers around the four pillars to inspire, guide, serve and engage our customers. Through these efforts, we believe we can grow our customer base, increase orders and order value, and overall lead to a higher level of profitability. This strategy has already shown success as implemented by our businesses to date.

For instance, for the period from January 1, 2020 to December 31, 2020, customer acquisition costs (“CAC”, defined as total applicable marketing costs, including employee costs, during a specific period to acquire a particular customer cohort divided by the total number of new customers acquired in that period) for our core verticals Bike, Outdoor, and Tennis (excluding TennisPro and Midwest) was on average €15.65 per new customer. For the same period, the average first order customer lifetime value (“CLV”, defined as net revenues less cost of materials after cancellations and returns, less shipping, packaging and fulfilment costs from only the initial orders of all new customers, divided by number of new customers) was €22.70 per new customer. This results in a first-order CLV to CAC ratio of 1.45x. Considering all (i.e. not only the initial, but also repeat) first-year orders of the same 2020 customer cohort this yields a first-year CLV to CAC ratio of already 1.70x, which we believe is rare in our industry as, for example luxury fashion online retailer MYT NETHERLANDS PARENT B.V. reports a first-year CLV/CAC of 1.17 and a second-year CLV/CAC of 1.60 for their 2016 customer cohort (source: Form F-1 of MYT NETHERLANDS PARENT BV, dated December 28, 2020). By comparison, SSU’s average first-year CLV to CAC ratio for the 2017 and 2018 cohorts was 1.31x. As a result of our strong organic growth and proven unit economics, we were also able to increase our adjusted EBITDA in the fiscal year ended September 30, 2020 by 20.3 million to 14.5 million (against the previous fiscal year) and by 19.9 million to 13.4 million in the six months ended March 31, 2021 (against the respective six months period in the previous fiscal year).

Dynamic management team with committed long-term shareholder

Our management team is led by a highly experienced and dedicated management team with a strong track record. Our Chief Executive Officer, Dr. Stephan Zoll, was President Online at Sears Holdings and Vice

President and General Manager Germany at eBay and possesses substantial experience in the areas of online, sports retail, marketing, process management, finance, logistics and technology. Alexander Johnstone, Chief Financial Officer, has worked for 10 years for Citigroup’s investment banking department in New York, Dubai and London and has gained a vast experience in the field of group financing, capital structure activities and investor relation communications. Philipp Rossner, our Chief Strategy Officer, has worked as CEO of the Brands4Friends online shopping club and more than eleven years in various positions at eBay and the Boston Consulting Group and possesses profound knowledge and experience in running our M&A processes and consolidating companies in the areas of smart data, marketing, sales and logistics. Thomas Neumann, Chief Technology Officer, the architect of our technology platform has more than 15 years of experience in the e-commerce field, including stations at Rocket Internet and acting as Head of IT for the online division of Plus Warenhandelsgesellschaft.

We also have a dedicated strong mid-level management team in charge of our product categories including the respective founders Mr. Miele leading Tennis-Point, Mr. Rochon leading Probikeshop and Mr. Wolf as founder of Midwest Sports.

In addition, SISH, SSU’s founding shareholder, is committed to remain a long-term shareholder in TopCo and to further strategically support TopCo’s management in the future.

SSU’s Strategy

Build global leadership positions in specialist sports verticals organically or inorganically

Our strategic advantage is to be “large and special” at the same time: being special from a consumer proposition perspective while being large and scalable from an e-commerce backend perspective. We are realizing economies of scope from our sports specialists web shops with differentiated customer propositions tailored to the specific consumer needs by category while realizing economies of scale across the different web shops that are leveraging our commerce technology platform services.

We are determined to further grow our market share in the next several years by leveraging our leading market positions and our presence in fast-growing product categories and the most important geographical sports markets globally (except for China). The global sports market reached a volume of approximately $1.1 trillion in 2020 in size, and we see ample growth opportunities in our existing and new geographies and through our existing category offerings. We will selectively push our market presence and marketing efforts in select geographies to increase market share organically and inorganically.

Our growth strategy is threefold:

•	Increase organic market share from above-market growth

•	Consolidate markets inorganically

•	Expand platform businesses

Regarding organic growth, we will continue to further differentiate the category-specific customer propositions of our web shops by further expanding and refining our established and dedicated specialist category competences, based on our expert driven and longstanding product know-how as well as our superior service offerings tailored to customers’ specific needs. Particularly, we intend to further develop and digitize our shopping experience to inspire, guide, serve and engage customers. For example, we plan to further develop our personal customer advisory offerings through our websites (“guide” e.g. by expanding, personal customer advisory services in our web shops or using advanced size, racket or shoe finding technologies for bikes, rackets and footwear), expand our value-added-services like stringing services for rackets, ready-to-ride services for bikes or product customization services for clubs (“serve”), continuously engage with our customers e.g. through product-related information services, public-in-store or other events and social media activation (“engage”) and to inspire our customers e.g. through blogs and magazines, testimonial or influencer marketing, sponsorings/collaboration with professional athletes or highly attractive flagship stores in various locations.

In addition, we intend to continuously expand our multichannel offering by adding more features and interconnectivity to our websites as well as positioning more of our websites internationally. More generally, we also intend to use our strong competitive position and highly differentiated sports category destinations on the basis of — among others — first-class front end usability, high quality product and brand offerings, demand-driven dynamic pricing models and superior expert service offerings to further grow our customer base and achieve above-market revenue growth across our key product categories while at the same time maintaining profitability. We are continually testing new marketing channels, expanding existing marketing channels, and piloting new omni-channel propositions to attract new customers and enhance customer loyalty. We will also use our commerce & technology platform to further integrate and optimize our overall business operations in support of our ambitious growth trajectory. Finally, we also intend to further benefit from our excellent product assortment by offering all or nearly all leading third-party brands in a specific category to our customers, complemented by a strong, price-attractive and profitable offering of own brands.

Overall, we will further sharpen the positioning of our web shop brands to address mutually exclusive but comprehensively exhaustive sports consumer segments with the most efficient web shop brand architecture. We are continuously monitoring and improving our global web shop brand architecture to ensure we have as much web shop brands as necessary, but as little as possible, to efficiently address distinguished customer segments.

Continuous improvement of commerce & technology platform to drive further scale benefits and operating leverage across verticals

We intend to further advance our synergetic and scalable commerce & technology platform to achieve cost synergies, operational efficiencies and benefit from economies of scope and scale as a result of additional integration and streamlining. For example, with our modular, harmonized IT blueprint, we intend to achieve scalability and fast time-to-market implementation. The rollout of our harmonized IT blueprint across our platform only occurs once a pilot project is implemented, tested and operating in one of our dedicated sports categories and once the respective IT module has reached its end-of-life cycle, thereby avoiding unnecessary IT slowdowns, excess costs or other complications. We are also in the course of establishing additional technology competence centers in order to enable cost-efficient and risk-optimized scaling. In respect of logistics, we believe there is further optimization potential through additional automation and consolidation of our logistical footprint and warehousing systems across our sports online offerings. For example, we have recently implemented additional automation technology in our warehouse in Großostheim serving our outdoor and teamsport categories and might increase the degree of automation in our other warehouses in the future as well, where appropriate. We believe that such platform related integration and streamlining measures will not only result in cost synergies but also generally support our future growth by unlocking additional capacity and generating additional economies of scale and scope.

Continuously and actively monitor consolidation opportunities in our existing and adjacent markets and consider bolt-on or transformative acquisitions

Regarding inorganic growth, we continuously and actively monitor consolidation opportunities in our existing and adjacent markets and consider bolt-on or transformative acquisitions of complementary target companies, technologies or other assets. In addition to enhancing and expanding our already existing sports category expertise, we also continuously consider entering new (attractive) sports categories, new geographical markets as well as in-vesting in access to new business models or technologies. Our M&A strategy will be closely aligned with our overall focus on profitable growth as well as building and executing an integrated and synergistic sports online platform. As an example, we have recently executed the geographical expansion of our largest product category bike by signing definitive agreements for the acquisition of the Wiggle Group, adding the UK and US as geographical markets to our group, and a focused strategic initiative for our Tennis category in France and the US by acquiring the French TennisPro Group in August 2019, Midwest Tennis Sports and signing definitive agreements for the acquisition of Tennis Express in April 2021.

We also intend to invest in the complementary expansion of our existing categories such as padel, running or others. For example, we have recently launched Padel-Point branded web shops specifically targeting Padel rack-et sports customers in different European jurisdictions. At a more general level, we find that those categories that we consider more attractive than others, can be characterized by all or at least some of the following seven criteria: (1) large global markets with above-average growth rates driven by fundamental megatrends; (2) attractive unit eco-nomics driven by high average order values, high price integrity, low return-rates, and a fair mix of fast-moving and more seasonal products; (3) high degree of supplier and retailer fragmentation; (4) equipment-heavy product range with high share of specialized fulfillment (e.g., bike assembly, racquet stringing, jersey printing) and relatively low fashion risk; (5) B2C and B2B distribution channels including teams, clubs, coaches, and associations; (6) professional leagues and global tournaments and events schedule with global media coverage; (7) high share of expert customers with higher willingness-to-pay for specialist products and higher overall engagement and dedication.

Become a strategically important partner for suppliers, offline specialist stores and enthusiast communities

We intend to become a strategically important partner for suppliers, offline specialist stores and enthusiast communities beyond our core B2C e-commerce business in the coming years. This will include implementing upstream retail media sales for suppliers and other third parties (e.g. branded newsletters, branded shops, social media campaigns or the sale of data packages etc.), for which we are currently in the course of building a dedicated team and server architecture. We also plan to expand our e-commerce as-a-service solutions for third parties, spanning from strategic partnerships to optimize and manage brands’ D2C business relationships to one-stop shop Software-as-a-service solutions where we provide comprehensive end-to-end e-commerce services to third parties. We have already partnered with a number of brands and business partners in this area (e.g. with the International Tennis Federation (ITF) or the Association of Tennis Professionals (ATP) in our tennis category). The downstream connected retail platform solutions for offline partners will include the expansion of our network of offline stores providing fulfillment services through which customers can pick-up their orders in local stores either pre-assembled or ready-to use (currently including around 500 independent partner retail stores in our bike category and 38 franchise stores in France and Italy in our tennis category), endless-aisle offerings through which connected retail stores can access our inventory and place purchase price orders as well as marketplace solutions through which connected retail stores can list their products on our online shops. Our engagement with enthusiast communities will encompass further self-built offerings (like our myTennis App and HelloSports App) cooperations with partners where the technical integration requires little effort (e.g. exclusive marketing partnerships where we grant shopping benefits to community partners, and minority investments in start-ups or other technology partners. We can also offer fulfilment as a service to Bike OEMs that want to sell bikes direct to consumer, or we can utilize our warehouse infrastructure to act as the exclusive distributor for a tennis brand in a region; fulfilling both their wholesale and direct to consumer orders. Our platform businesses are a selection of services geared towards our ecosystem partners designed to enable them to better reach and serve their end consumer and subsequently become a more efficient enterprise.

Accelerate technology and data advantage to introduce new business models and technologies tailored to meet the specific needs of our B2C and B2B clients

We intend to develop new business models and technologies for additional transactions and internet-based applications (including IoT) for new online sports service models. We believe that new transactions and service models will need to take into account and reflect — among others — new mobility concepts, remote services, voice-based ordering technologies, theft protection and networked e-bikes as well as additional IoT product applications based on tracker and sensor technologies in combination with increasing data driven customer interaction. We believe that based on our leading market positions and longstanding online technology expertise we are well positioned to benefit from this development and to be a leading player also in the next generation sports e-commerce ecosystem. In the medium- to long-term, we intend to enhance our transaction-based model towards a data driven relationship-based model driven by engagement, personalization and innovative services.

We believe that by investing in new technologies and innovation we will be able to further strengthen our competitive position as a technology leader in the online sports retail industry and generate additional business volume. Through innovations in areas such as smart data analytics we seek to manage and analyze data received from external sources. We intend to use our insights to tailor our product offerings and recommendations more specifically to fit individual customer’s needs. For example, we are applying artificial intelligence powered algorithms to estimate customers’ price sensitivities which, in turn, are fed into our dynamic pricing models to increase revenues and profitability, for example. We also intend to develop a more harmonized digital marketing platform across our entire online sports product offerings to support future growth with top level marketing efficiencies. We believe that a more targeted new customer identification and activation process in combination with an optimization of utilized media resources (personalized marketing) will lead to higher marketing efficiencies and thereby further improve conversion rates and support profitable revenue growth.

SSU’s Key Product Categories and Brands

Our operations are focused around four key product categories: bike, tennis, outdoor and teamsports. Bike is our largest product category with approximately 56% of net revenues, followed by Tennis, Outdoor, and Teamsports with approximately 17%, 14%, 12% net revenue share, respectively, in the fiscal year ending September 30, 2020. Our businesses operate primarily through various online websites as well as selected physical locations.

Bike

Our main bike shop brands include fahrrad.de, Bikester, Brügelmann, and Probikeshop. In our bike category, we offer full bikes (constituting approximately 23% of bike revenues and e-bikes constituting approximately an additional 15% of bike revenues, in the fiscal year ending September 30, 2020), parts (constituting approximately 26% of our bike revenues in the fiscal year ending September 30, 2020), accessories (constituting approximately 10% of our bike revenues in the fiscal year ending September 30, 2020), and clothing (constituting approximately 14% of our bike revenues in the fiscal year ending September 30, 2020). Our bike business is growing strongly with 43% of net orders from new customers in the fiscal year ended September 30, 2020.

Mainstream customer focus: fahrrad.de and Bikester — Through the online and mobile channels of fahrrad.de and Bikester, we offer a broad selection of full bikes, parts, accessories and clothing to our mainstream customer segment, including family and recreational bikes, e-bikes, mountain bikes and road bikes. The product portfolio includes bikes and other products produced under own brands — VOTEC, Fixie Inc., Ortler, Serious, Vermont and Red Cycling Products — as well as products from most of the major third party brands. In addition to being able to address almost any customer need relating to bikes and biking related products, the fahrrad.de and Bikester bike shops also provide for dedicated specialist offerings, such as delivery of already substantially assembled bikes to the customer.

Enthusiast customer focus: Probikeshop and Brügelmann — Brügelmann and Probikeshop offer a selection of full bikes (ranging from racing and cyclocross bikes to mountain bikes, BMX bikes, urban bikes, and e-bike offerings for most categories), parts, accessories and clothing catered to our bike enthusiast customer segment. Probikeshop has become a leading retailer of bikes and bike spare parts and is well renowned within France and Southern Europe addressing mainly the enthusiast biking community. Probikeshop stocks bike spare parts and accessories from all major manufacturers and maintains a significant inventory, enabling Probikeshop to deliver a large range of bike spare parts within a very short time. The size of Probikeshop’s inventory also allows Probikeshop to offer its customers tailor-made solutions that fit their specific requirements from a comprehensive portfolio of spare parts across many different specialist brands, providing Probikeshop with a competitive advantage over single manufacturers.

Strategic initiatives — We intend to further expand our successful online full bike business and to roll out our proven business model across and beyond Europe, growing into North America and Asia. We will continue to exploit synergies across the different shops and drive key growth initiatives across markets. All bike shops are powered by our commerce & tech platform and share resources for key functions such as purchasing, pricing, marketing, and fulfillment, e.g.: certain bike inventory is held centrally and made available to all shops which is driving conversion and sell-through rates. At the same time, we are currently realizing logistics synergies across the five different bike distribution centers in Chaponnay (France), Esslingen (Germany), Holdorf (Germany), Helsingborg (Sweden) and Untertürkheim (Germany), providing for economies of scale and storage cost reduction. In addition, in March 2021, we have concluded a seven year-term logistics service agreement with a third-party logistics service provider who will give us even more flexibility in realizing logistics synergies in our bike business starting from 2022.

Growth initiatives are threefold: (1) Urban and Smart Mobility (incl. E- and IOT-Bikes), (2) private label brands, (3) and geographic expansion. Our e-Bike business has been growing with a CAGR of more than 88% since the fiscal year ended September 30, 2017, with significant room to grow as many large markets like France, Italy, Spain, the UK, and the US show still a relatively low e-Bike sales penetration compared to more mature e-Bike markets like the Netherlands and Germany. Our own bike brands are especially well positioned in the e-Bike category accounting for approximately 29% of total own brand bike net revenues. We also intend to further promote our other private label brands with a focus on full bikes and intend to further strengthen Probikeshop’s leading market position in France, Spain, Italy and Portugal as well as to expand Probikeshop’s expert offerings geographically to central and northern Europe.

Tennis

Our main tennis brands include Tennis-Point, TennisPro, CenterCourt, Tennis Peters and Midwest Sports (the latter since April 30, 2021). We offer, in the tennis category, tennis wear (constituting approximately 28% of tennis revenue in the fiscal year ended September 30, 2020), tennis shoes (constituting approximately 21% of tennis revenue in the fiscal year ended September 30, 2020), rackets (constituting approximately 20% of tennis revenue in the fiscal year ended September 30, 2020), balls (constituting approximately 10% of tennis revenue in the fiscal year ended September 30, 2020), bags (constituting approximately 5% of tennis revenue in the fiscal year ended September 30, 2020), and accessories and other (constituting approximately 12% of tennis revenue in the fiscal year ended September 30, 2020). Tennis customers exhibit a strong tendency for repeat orders, with repeat orders constituting 60% of gross orders in the fiscal year ended September 30, 2020.

Tennis-Point — We operate 16 web shops in local languages under the brand Tennis-Point and offer a full range of brand name and private label tennis equipment as set forth above. Tennis-Point also offers a number of value-adding services, which helps drive customer growth and loyalty. For instance, Tennis-Point offers racket guidance through its websites and stringing services, allowing customers to purchase a complete racket adjusted to their needs online. In addition, customers can test rackets (up to three at a time for a ten-day period), which has been demonstrated to lead to racket sales of approximately 57% of those customers who test rackets. Tennis-Point also operates more than 20 physical stores in Germany, Austria, Switzerland, Spain, Italy, Croatia and Turkey, with most of the shops located in Germany and Austria. Through its successful community platform myTennis app, Tennis-Point maintains a close relationship and communication with existing customers and uses the app to attract new customers.

Tennis-Point maintains longstanding relationships with key manufacturers and suppliers. It has established a number of partnerships with leading manufacturers, and we believe that given its purchasing power, Tennis-Point is able to drive demand in a number of product categories. Tennis-Point has also established strong relationships within the tennis community across Europe, including with tennis enthusiasts (professionals and amateurs) and clubs, and has maintained strong relationships with a number of European tennis associations like German tennis associations, the Austrian Tennis Association (Österreichischer Tennisverband), the International Tennis Federation and Tennis Europe. In April 2021, Tennis-Point has entered into a cooperation with the Association of Tennis Professionals (ATP), the worldwide association for the ATP’s men professional tennis circuit, pursuant to which Tennis-Point will become the official racket sports retail partner of the ATP and will launch a new ATP

Tour online shop. Due to Tennis-Point’s longstanding strong relationship with the tennis community, we believe Tennis-Point is able to adopt trends quickly and to offer its customers the full range of high end, popular and fashionable tennis related equipment and products, including private label brands,

Tennis-Point has also started to operate web shops under the brand “Padel-Point” to enter the upcoming racket sports segment.

CenterCourt and Tennis Peters — CenterCourt and Tennis Peters offer similar products as Tennis-Point but are positioned more as a discount option for price sensitive customers. Offers on these sites include end-of-season and second season lines.

TennisPro — TennisPro is a leading online specialist for tennis, badminton and padel-related products and services in France and Southern Europe, which offers similar products as Tennis-Point to its customers. TennisPro also operates a network of 38 franchise stores in France, Belgium. Italy and Greece as well as 4 integrated stores. Besides the main brand TennisPro, TennisPro also operates webshops under the brands Tennis.fr, Tennis Achat, Larde Sports and Badminton Point.

Midwest Sports — Midwest Sports, which was acquired by us as of April 30, 2021, is based in Cincinnati, Ohio and offers similar products as Tennis-Point mainly to customers in the US. Midwest Sports is one of the leading U.S. online tennis retailers and employs approximately 100 people. In 2020, Midwest Sports had almost six million website visitors and served more than 220,000 customers. Midwest Sports is the official retail sponsor of the Western & Southern Open, also known as the Cincinnati Masters.

Strategic initiatives — We aim for further geographic expansion of Tennis-Point and to increase Tennis-Point’s visibility across and beyond Europe by selectively entering new European markets and expanding into the overseas markets North America and Asia. Additionally, we intend to further expand Tennis-Point’s product range to other racket sports, such as badminton, pickleball and padel. Tennis-Point also seeks to expand its proprietary mobile app platform (myTennis) where users can interact in and with their community, consume unique and quality content and follow tennis news, scores and rankings in addition to making purchases. By utilizing smart data obtained from the app, such as previous orders, favorite brands, motion profiles and time spent on the tennis court, we believe that Tennis-Point will be able to further enhance its tailor-made offers for tennis equipment to customers, addressing their specific and customized needs almost in real time. In addition, Tennis-Point is joining forces with tennis clubs, associations, and media partners to promote the sports of tennis overall with the clear goal to drive the number of people playing and following tennis in total.

Outdoor

Our outdoor brands include Addnature and Campz. In our outdoor category we offer, outdoor wear (constituting approximately 41% of outdoor revenue in the fiscal year ended September 30, 2020), equipment (constituting approximately 42% of outdoor revenue in the fiscal year ended September 30, 2020) and outdoor shoes (constituting approximately 16% of outdoor revenue in the fiscal year ended September 30, 2020). Outdoor exhibited a positive repeat order rate of 47% in the fiscal year ended September 30, 2020.

Addnature and Campz — Addnature is one of the largest outdoor retailers in the Nordic countries, with additional operations in Italy, Poland and the UK, providing a wide range of private label and third party outdoor wear and equipment, including clothing and footwear, hiking, camping and climbing equipment and selected sportswear. Campz is an outdoor e-commerce retailer with similar product offering to Addnature and targets markets in southern and western Europe. In addition to third party products, Campz and Addnature also offer dedicated products under the Campz brand name.

Strategic initiatives — We intend to further develop and expand our product offering in the outdoor category, to strengthen our core customer proposition and to further broaden our geographic reach, in particular in the UK, Nordics, and Southern-Europe. We are partnering with leading third-party outdoor tracking apps like e.g. Komoot (https://www.komoot.com/ ) so that outdoor users can connect their accounts with our shops to get access to exclusive shopping benefits. We intend to grow these partnerships on the one hand and deepen strategic supplier relations on the other hand to seamlessly connect the shopping experience with sports activities across different apps, devices, and wearables. At the same time, we intend to accelerate successful content marketing initiatives to drive outdoor customer engagement. E.g., our Addnature “hooked” magazine (e.g., https://www.addnature.com/magazine.html), and exclusive guides, tips, and inspirational content shared online and across social communities (e.g., https://www.addnature.com/info/). We are also in the process to reposition our outdoor brands, with Campz mainly targeting the recreational customer segments and Addnature mainly targeting the adventure-oriented customers.

Teamsports and Athleisure

Our teamsports and athleisure brands include Outfitter and Stylefile. In this category we mainly offer apparel (constituting approximately 57% of teamsports revenue in the fiscal year ended September 30, 2020), footwear (constituting approximately 40% of teamsports revenue in the fiscal year ended September 30, 2020) and accessories (constituting approximately 3% of teamsports revenue in the fiscal year ended September 30, 2020).

Outfitter — Outfitter is an e-commerce retailer with a strong focus on soccer gear and soccer lifestyle products. Through its own online and mobile channels as well as through partner sites, such as Amazon, Outfitter provides soccer enthusiasts with a broad product portfolio ranging from sports products for soccer, training and fitness as well as sport-lifestyle products including footwear, clothing and accessories. The business distributes products from all major suppliers including Adidas, Nike, Puma and New Balance, among others, as well as its private label brand “Outfitter”. Outfitter has a particular focus on soccer products, offering soccer accessories, such as shoes, jerseys and fan merchandise. Outfitter also commands a strong competitive position supplying B2B customers like soccer clubs and companies with individualized team wear products – in particular soccer clothing, footwear, and balls. Outfitter supplies soccer jerseys to a number of German professional soccer clubs using its proprietary jersey printing and refinement technology providing for more endurable best in class items. Jerseys refined this way are also available to B2C customers and can be easily designed using Outfitter’s proprietary jersey configurator offering a broad variety of options for customization. Outfitter is an accredited soccer expert with major suppliers such as Adidas and Nike, enabling SSU to procure limited edition products from both manufacturers which are only available to a distinct number of such suppliers’ business partners.

Stylefile — Stylefile is an online retailer focusing on sports-inspired footwear, streetwear and lifestyle products as part of our teamsports category. Stylefile offers a range of over 8,500 products, which are sold through its own websites and through large online marketplaces. We believe that a key strength of Stylefile is its ability to capture customer trends early across its distribution channels and to leverage these insights by a sophisticated re-ordering system that automatically focuses reorders on the bestselling and most trendy products in order to mitigate fashion risk (i.e., the risk that changes in fashion make existing inventory obsolete). Such strength is complemented by the young age of Stylefile’s workforce and their like-mindedness to Stylefile’s customers. Stylefile offers products from many different brands including major brands and suppliers such as Adidas, Nike, Levi’s and New Balance.

Strategic initiatives — We intend to grow Outfitter’s B2B teamsports business by expanding the client base to additional soccer clubs and teams and to related and synergetic teamsports categories such as basketball. In addition, Outfitter intends to expand its B2B customer base to mid- and large-scale businesses and professional service firms. To this end, Outfitter has made its proprietary jersey printing and refinement technology, including Outfitter’s proprietary jersey configurator, available to companies for corporate activities and events. In addition, Outfitter is leveraging its corporate customer base to co-sponsor jersey orders from soccer teams and clubs who receive exclusive discounts on their jersey orders from such sponsor partnerships. Outfitter’s strategic focus on its core soccer business involves a further deepening of its relationship with regional and local amateur soccer clubs. Stylefile plans to continue to grow its limited capsule collections in partnership with brands like Puma, Calvin Klein Jeans and artists that create exclusive styles to upgrade products for sports-inspired product ranges.

Customer Categories and Sales Channels

Customer Categories

With 3.9 million active customers (meaning customers that have made one or more purchases within the last twelve months irrespective of returns or cancellations) as of September 30, 2020 and 4.8 million during the twelve months as of June 30, 2021 (not taking into account customers of Midwest Sports, WiggleCRC and Tennis Express), highly recognized consumer brands and a large selection of products across a number of sports verticals, our websites and stores attract a highly diversified customer base as measured across multiple attributes, including demographics (gender, age and income), psychographics (brand preference, sports activities and interests) and behavior (purchasing behavior and level of sports engagement). We target a well-defined set of customers within each of our customer categories.

Bike

Within the bike category, we generally focus on two customer groups, mainstream and enthusiast. Mainstream customers in bike include young people and students, health-conscious and traditional use, while the enthusiast category focuses on demanding enthusiasts, competition-oriented riders and convinced fans. Generally, fahrrad.de and Bikester focus more on mainstream customers and Brügelmann and Probikeshop focus more on enthusiast.

Tennis

Within the tennis category, we generally focus on two customer segments, core and discount. Core customers in tennis include products for the full range of tennis players from novices to professionals, while the discount segment has products for price sensitive customers. Generally, Tennis-Point, TennisPro and Midwest Sport focus on the core customer segment and CenterCourt and Tennis Peters focus on the discount customer segment.

Outdoor

Within the outdoor category, we generally focus on two customer segments, recreational and adventure. Recreational customers in outdoor include nature loving explorers, fun-loving fitness-oriented consumers and demanding senor nature friends, while the adventure-oriented customer segment focuses on urban runners, travel and mountain fans and passionate outdoor athletes. Generally, Campz focuses on the recreational customer segment and Addnature focuses on the adventure-oriented customer segment.

Teamsports

Within the teamsports category, we generally focus on two customer segments, players and teams. Teamsports customers include professional and amateur soccer teams and other teams (e.g. esoports), while the players segment focuses on football enthusiastic children/teens and ambitious amateur players. Our athleisure customer segment focuses on fashion conscious sportswear with our brand Stylefile.

Sales Channels

Online and Mobile

With our comprehensive bike, tennis, outdoor and teamsports product offering we target the above-mentioned customer segments. Our sales occur predominantly through our own online and mobile channels as well as in certain categories (primarily team sports and athleisure) through marketplaces such as Amazon. In the twelve months ended September 30, 2020, there were approximately 250 million visits to SSU’s websites and over 5.4 million net orders (after cancellations and returns). Sales through online and mobile channels account for almost the entirety of our sales.

In order to improve traffic, attract more customers to our sites and increase conversion rates, we are implementing smart data analytics and other technology tools.

We monitor our clients’ shopping experience by measuring Net Promoter Score (“NPS”), a widely known survey methodology used to capture customers’ overall satisfaction. NPS is an indicator of customer loyalty and represents willingness to recommend company/service/product to others. We are following a widely recognized and standard definition and methodology of NPS measurement as follows: NPS is derived from asking a representative sample of actual customers how likely it is they would recommend their specific SSU online shop to friends or colleagues. Answers are given by 0 (= unlikely) to 10 (=highly likely). Customer answering 9 and 10 are considered to be “Promoters”, whereas customers answering 0-6 are considered “Detractors”. Customers answering 7 and 8 are considered to be “indifferent”. NPS is then calculated as NPS = Promoters (%share of sample) - detractors (%share of sample). Therefore NPS is between -100 and +100.

The below table shows the NPS in each of our product categories (Bike and Outdoor, Tennis and Teamsports and Athleisure) from October 1, 2020 to March 31, 2021.

NPS from October 1, 2020, to March 31, 2021
Bike and Outdoor	56%
Tennis	70%
Teamsports	55%

Physical Stores

We also operate a limited number of physical stores in certain of our customer categories to further drive brand awareness and serve and engage our customers and related sports communities:

•

Tennis-Point has 28 shops in Europe and Asia (14 in Germany, five in Austria, two in Switzerland, three in Spain, one in Italy, one in Croatia and two in Turkey). Its store located in Essen (Germany) is one of the world’s largest tennis stores with an area of approximately 1,500 square meters. We believe that the Tennis-Point stores constitute an important meeting and servicing place, allowing Tennis-Point to directly interact with customers. Tennis-Point stores are fully integrated into the online/offline customer experience, including click-and-collect and store inventory being displayed on websites. TennisPro operates a network of 38 franchise stores in France, Belgium, Italy and Greece.

•

Outfitter operates a flagship store in Frankfurt (Germany), which serves as an anchor point for the local soccer community and as a point-of-contact for Outfitter’s customers and a retail outlet store in Mainz-Kastel (Germany).

•

Our bike business currently operates five physical bike stores in Germany, one physical bike store in Lyon and one physical bike store in Stockholm. We believe that physical bike stores are an important add-on to our online bike offering by creating an additional touch point to interact and learn from customers while enhancing offered services. These stores are complementary to the online product offering with respect to service, maintenance, and bike testing capabilities. We believe that physical stores will also be an important point-of sale for e-bikes. In addition, our online shops are connected with more than 250 local bike stores who offer click-and-collect, repair and order services.

•

Addnature operates a store in the city center of Stockholm (Sweden), thereby physically reaching a large number of its Swedish customers for special services, such as expert advice and click-and-collect.

•	Furthermore, we are piloting and testing physical shop-in-shops in the tennis and bike categories in larger general sports stores (such as Sport Scheck).

In addition to physical locations, all of our businesses maintain customer service centers for pre-sales and after-sale services, including technical consumer advice.

Business-to-business (B2B)

We currently maintain business-to-business (“B2B”) customers primarily through the Outfitter business. Outfitter’s sponsoring partners for the jersey configurator currently include more than 500 sports clubs / associations providing individualized teamsports products alone or in cooperation with business partners.

In addition, we maintain B2B customer sales in our Tennis business directly and exclusively supplying associations, clubs, pro shops, and tennis coaches. As of September 30, 2020, Tennis-Point was a partner to more than 794 sports clubs providing tennis equipment and sportswear to teams and coaches. E.g., the Tennis-Point Advanced Coach Program (“ACP”) has signed up more than thousand licensed tennis coaches who get exclusive shopping benefits and benefit from a more convenient business customer experience and additional services. Tennis-Point also operates the global shop for the International Tennis Federation (“ITF”) where registered members and licensed players get exclusive product access and dedicated shopping benefits and promotions (e.g., https://itf-tennis-point.com/) and will operate the ATP branded online shop based on a cooperation agreement signed with the ATP Tour in April 2021.

We further maintain B2B customer relations in our Bike business by providing omni-channel retail services to more than 500 independent retail store partners as well as by providing bike leasing services to corporate customers. Furthermore, we operate e-commerce shops-in-shop of major bike brands (e.g. Cube, Orbea and Haibike) as part of our Retail Media Sales offerings and other global partners such as AEON on our commerce and tech platform.

Assortment and Suppliers

We offer over 1,500 different brands on our websites.

We are a trusted partner for important brands in the sports retail industry in continental Europe, including Wilson (Tennis), Adidas (Teamsports and Athleisure, Tennis and Outdoor) and Cube (Bike).

With our diverse base of leading suppliers with reputable brands across our product categories, we are not dependent on any one supplier in any of our businesses, except for teamsports and athleisure. In bike, the top ten brands constitute less than 40% of net revenues in financial year 2020, with the top three brands constituting approximately 20%. In tennis, the top ten brands constitute approximately 83% of net revenues in financial year 2020, with the top three brands constituting less than 50%. In outdoor, the top ten brands constitute less than 30% of net revenues, with the top three brands constituting approximately 10%. In teamsports and athleisure, key suppliers include Adidas and Nike, whose products make up a substantial portion of sales. A number of our businesses have significant purchasing power due to their position in their respective markets, and as a result are able to obtain considerable wholesale price discounts.

With respect to our private label products, we do not manufacture such products ourselves, but instead purchase them from various third-party agents and manufacturer across multiple continents (including Asia) and currency areas, who source or produce the merchandise according to our specifications. Generally, private label brands will have a lower sale price but a better gross margin, than third party brands.

Pricing

Pricing is in general driven by market retail pricing, product cost, shipping and payment cost, marketing expenses including seasonal product promotions, margin objectives, and the overall demand, supply and competitive situation. Our pricing function is highly automated and controlled and executed through a group-wide dynamic pricing engine. Our pricing engine runs on tech stack combining proven standard software and proprietary software and machine-learning algorithms continuously optimized by our data science teams. All our businesses, i.e., Bike, Outdoor, Tennis, and Teamsports and Athleisure, determine their online shop consumer prices from the central pricing engine. The central pricing engine calculates optimal consumer prices every day based on a number of input variables such as competitor price information, product availability, historic sales, and seasonal information such as consumer demand and estimated price elasticity, and many more, given strategic pricing rules and financial targets individually set by pricing managers at business unit level. E.g., price crawlers and scrapers collect more than 10 million competitor price points per day to inform more up to 30,000 price changes per day on average. Our dynamic pricing engine is leveraging large scale data inputs combined with sophisticated machine-learning algorithms and technologies (e.g., double-ML dynamic panel estimation to calculate price elasticities at single category level) to grow organically above market while realizing a consumer price premium at the same time driving long-term margins and brand perception. We are continuously optimizing data inputs and mappings, dynamic pricing algorithms and methods, pricing rules, and processes to cement long-term competitive advantage.

Marketing

We focus our efforts on reaching the world’s most affluent sports consumers. We believe there are 2,700 million people globally who do sports at least once per month and we have a significant opportunity to expand our customer base in both our existing and new markets. We expect to attract new customers in all geographies including Europe, as well as the United States and Asia. Our demonstrated playbook for attracting and retaining customers is efficient, effective and repeatable. We target, acquire and retain the most valuable sports customers by combining a uniquely differentiated shopping experience and services with advanced technology and data and decades of thought-leadership in sports.

We have grown our active customer base from 2.7 million in the fiscal year ended September 30, 2018 to 4.5 million during the six months ended March 31, 2021 and 4.8 million during the last twelve months ended June 30, 2021 (not taking into account customers of Midwest Sports, WiggleCRC and Tennis Express), with higher CLV/CAC ratios for more recent cohorts compared to prior cohorts. Despite the steadily growing number of first-time customers over the last three years, our average CAC was decreasing while the gross margin was increasing over the same time period, a trend we believe is rare in our industry. Our customer acquisition has been first-order profitable over the last three years, meaning that the CLV of a newly acquired customers exceeds CAC already with the first transaction done after the acquisition.

A substantial part of our marketing is done in-house. Marketing is data-driven and return-on-investment focused, geared towards overall CLV/CAC optimization. We are relying on proprietary and highly sophisticated marketing attribution models to determine the effective CLV contribution from individual marketing channels along the user journey. Budgets for specific marketing channels and campaigns are allocated based on the channel’s expected contribution.

We are running and optimizing all text search campaigns on a central marketing engine across the group. This is driving significant synergies in terms of improved marketing return-on-advertising-spend as seen, for example, when the Probikeshop search advertising was migrated from a legacy system onto the group-wide central marketing engine. In addition, we are constantly fostering best-practice exchange amongst the different marketing teams to drive knowledge exchange.

The three main marketing methods that we employ are reach marketing, performance marketing and data driven promotions.

•	Reach marketing — Reach marketing generally includes traditional TV advertising in order to drive traffic and new customers. TV advertising often occurs around high-profile sporting events to expand the viewing base. Using our marketing attribution model, it assesses the success of the TV campaign in order to optimize TV advertising spend almost in real-time. Physical stores also help drive sales in surrounding locations, serving a key marketing channel in those respective regions. In addition, we are running content marketing campaigns across a broad mix of channels including social communities like Facebook, Instagram, and YouTube.

•

Performance marketing — Performance marketing generally includes search engine advertising (promotion of website through visible ads on a search engine screen), search engine optimization (promotion of website within a search engine’s results), and display marketing (promotion of website through visible ads on third-party websites and blogs). We rely on our proprietary attribution model in order to enhance return on investment.

•

Data driven promotions — Marketing promotions are optimized to efficiently maximize sales and to acquire and retain customers, factoring in customer information, timing, and partnering strategies. We make use of our existing customer database, which includes information on customer activity, behavior, demographics and purchasing history, for promotions. In addition, promotions may be timed for specific sport events, seasons or other opportunities (such as end-of-line sales) and will occur across a number of marketing channels. Finally, we will work with suppliers and partners to help manage the discounting risk/reward trade-off.

Most advertising that we engage in is performance advertising rather than brand advertising to drive measurable customer acquisition for our sites. We aim to maintain the right balance between marketing across brand-building channels and performance-based customer acquisition strategies.

We also employ customer relationship management activities that seek to maintain customer loyalty and drive repeat orders. We actively follow our customer orders and sends targeted advertising, typically through an email or newsletter, to the customer to create cross selling opportunities.

In addition, we own a number of exclusive customer acquisition channels through sports events in cooperation with associations and brands or through sports clubs and community apps like the myTennis app. For instance, Tennis-Point maintains close cooperation with German tennis clubs and tennis associations, the International Tennis Federation (ITF) and the Association of Tennis Professionals (ATP). Tennis-Point maintains direct relationships with more than 1,000 tennis clubs and has more than 700 licensed tennis coaches signed-up in its proprietary Advanced Coach Program (ACP). Outfitter has a number of relationships with soccer clubs and associations across Germany and a number of regional and local amateur clubs. Probikeshop, Fahrrad.de, Bikester, Campz, and Addnature also participate in a number of bike and outdoor events, such as ÖTILLÖ Swimrun (a new endurance sport comprising swimming and running which is driven by respect and dedication for participants, competitors and the environment), Votec Gravel Fondo, races and performance shows. We also maintain an active social media presence on a number of platforms, including Facebook, Instagram and YouTube.

Order Fulfillment and Delivery

Handling and shipping sports goods can be complex as the products include items with differing characteristics and sizes. While a substantial share of the products is easy to transport (e.g. apparel, accessories, balls), tennis rackets are fragile items that require a fair amount of customization (e.g. stringing, grip adjustment) before being shipped. Full bikes are large and complex items of high value that often require customized and complex assembly (e.g. e-bikes) and sometimes two man handling delivery. Being category champions, each of our businesses has mastered the handling of these complexities over the past years. All businesses have implemented a pro-active approach towards customer returns prevention thanks to their guided shopping experience (e.g. correct sizes). As a result, we enjoy declining average return rates from 18.7% in the fiscal year ended September 30, 2018 down to 15.5% for the fiscal year ended September 30, 2020 and 16.7% for the six months ended March 31, 2021, which is 64bps lower than previous year period six months ended March 31, 2020.

While we strive for integration amongst our businesses, we retain a product-specific approach when and where required. Therefore, each of our businesses maintains logistic centers for processing orders. In general, each of our businesses separately manages and operates their respective centers.

We use three different set-ups for our logistics centers. The logistics centers can be internal, i.e., own logistics hub operated at business units levels, external, i.e., logistics fully outsourced to external parties, or hybrid, i.e., based on the in-built model, where the assembly line is owned by us but located at an outsourced warehouse operated by an integrated partner under our supervision. This approach ensures flexibility with respect to handling specific customer needs and seasonality of certain product groups.

Our bike businesses have a state-of-the-art logistics infrastructure with logistic hubs in Esslingen (Germany), Untertürkheim (Germany), Holdorf and Gehrde (Germany), which serves as central full bike and bulky items hub, Chaponnay (France) and Helsingborg (Sweden). In certain jurisdictions, such as the Nordics, logistics are sourced out to reliable third-party logistics operators. The average delivery time for our bike products is between one day, in core countries, such as Germany and Sweden, and up to five days in more remote areas of non-core countries. With both our internal distribution centers and cooperation with external service providers, we retain high flexibility in coping with additional growth and in further scaling its activities.

While Probikeshop’s main logistics center is currently located in Chaponnay (France). Probikeshop also uses the stock of our German bike business, in particular the logistics hub in Holdorf (Germany).

Tennis-Point maintains a logistics center in Herzebrock-Clarholz (Germany). The center uses a fully automatized storage management system (AutoStore), with limited manual involvement, resulting in a lower error-rate, less personnel expenses and faster delivery times. The Tennis Pro group maintains a logistics center in Entzheim (France).

Our teamsports business uses a logistics center located in Großostheim (Germany). The facility provides a state-of-the-art logistics infrastructure which is well positioned to accommodate future growth. We have also established a new warehouse management system offering flexibly defined delivery times. Usual delivery times are between one to two days and up to five days in more remote areas outside core countries. The logistics center in Großostheim is also used to ship products sold by our German outdoor business Campz to customers.

As a part of our efforts to harmonize our e-commerce and technology platform in line with our ‘buy-and-build’ strategy, we are in the process of further consolidating our businesses warehousing and logistics functions in order to realize cost synergies and improve back-end fulfillment capabilities. As an example, in March 2021, we have entered into a multi-year contract with a third-party logistics provider regarding the construction and use of a logistics center in Southern Germany that will serve as logistics hub for our Southern European bike and tennis business, but may also be used by our other businesses.

We believe that we have sufficient capacity to operate our current fulfilment and logistics set-up and will not be required to make material expansion investments in the next two years (with the exception of our Tennis business in the US, depending on the concrete expansion plans). Our existing footprint provides us with sufficient free space to be utilized with further capacity by adding additional layers of standard shelves, positioning us with sparse capacity without needing additional warehouse space. In addition, we have options to extend existing own warehouses and outsourced warehouses. Finally, we could use expansion in 2- and 3-shift-operation, special labor contracts and flex-time accounts to accommodate potential growth.

We have implemented smart automation at selected warehouses (e.g. AutoStore at Herzebrock-Clarholz), which has optimized our logistics capacity utilization. We are committed to further concentrate our order fulfilment and delivery set-up around automation.

IT Infrastructure

We have adopted a technology-forward and data-driven approach to all aspects of our operations. At the heart of this approach, is a state-of-the-art IT infrastructure set-up that puts highest emphasis on security and reliability. Recruiting and retaining technology talent is thereof of high importance. We also strive to achieve cross-fertilization of best practices across segments with the aim of allowing scalability of our IT infrastructure while preserving agility.

We are currently in the process of further harmonizing our IT platform on the basis of a group wide IT blueprint allowing us to quickly develop new features and implement them across the group. Legacy tools are replaced by group-wide uniform IT solutions. This will allow for an overall more efficient IT architecture, with the ability to exploit potential synergies across all websites whenever possible. The IT architecture will be comprised of different modules and services that only need to be developed once but can be utilized across all online shops, ensuring full scalability of the business. This has been implemented already with customer facing applications like Salesforce Commerce Cloud nearly throughout all web shops in our group.

Our platform is engineered to build and leverage a compounding data advantage and to provide a personalized experience to our customers. We collect insights from our customers’ interactions through algorithms and through traditional information retrieval techniques, such as cookies. These insights include information on customer activity, behavior, demographics and purchasing history, which we use to improve the shopping experience of our customers, customize our offerings, increase the conversion rate, purchase frequency and average order value, continuously optimize the efficiency of our business operations and to initiate targeted marketing activities across various channels. We have also implemented a broad array of services and systems for pricing, site management, product searching, customer interaction, transaction processing, and order fulfillment functions, notably through the use of smart data. These services and systems use a combination of our own technologies and commercially available, licensed technologies. Many of the technologies our businesses use are compatible with partner sites, such as Amazon. We are also in the process of updating ERP programs across our group with the majority of our subsidiaries running on an SAP blueprint expectedly in the second half of 2022. We are expanding our IT infrastructure to deliver fast new features based on a minimum viable product (MVP) approach (introducing new features to satisfy the initial customers and provide feedback for future development), reduce website load times (in particular on mobile devices and applications) and to take into account future growth.

We are committed to further invest into tech and data innovation to drive our profitable growth. As an example, we are currently expanding our data lake infrastructure and analytics platform that is, amongst others, aiming for increased personalization (e.g. product recommendation), elasticity-based dynamic pricing and advanced marketing attribution.

Seasonality

Our businesses are seasonal in nature, and we generate the majority of our sales and operating income during the third and fourth fiscal quarter that includes the summer holiday season. As a result, our overall profitability is heavily impacted by our third and fourth quarter operating results. Our sales and marketing expenses as a percentage of sales are lowest in the third and fourth quarter due to higher existing customer purchases during the summer holiday season which have lower marketing costs as a percent of total sales. Additionally, in preparation for the summer holiday sales season, our businesses significantly increase inventory levels.

In addition, sports events can have a particular effect on sales. For instance, the success of major tennis stars can significantly boost sales in our tennis businesses.

Material Contracts

Wiggle SPA

Acquisition of the entire issued share capital of Wiggle

On June 10, 2021, SSU entered into the Wiggle SPA to acquire the entire issued share capital of Wiggle from, among others, the Wiggle Sellers. Wiggle owns Wiggle Limited and CRC. The Wiggle Group is a leading online sports retailer of specialist cycling, running and swimming equipment, apparel and accessories headquartered in the UK.

Completion of the Wiggle SPA (and the Wiggle Acquisition) (“Completion”), which is a condition to the Closing of the Business Combination, is conditional upon satisfaction of each of the following conditions:

•

Each of the (i) German Federal Cartel Office and (ii) Austrian Competition Authorities (Austrian Federal Competition Authority and Austrian Federal Cartel Prosecutor) having approved the Wiggle Acquisition or the Wiggle Acquisition being deemed to be approved.

•

The United Kingdom Competition and Markets Authority having communicated to the Buyer that it has no further questions in respect of the briefing paper (containing details of the Wiggle Acquisition) submitted to them or having announced that it does not intend to refer the Wiggle Acquisition for investigation under Schedule 4 of the Enterprise and Regulatory Reform Act 2013.

•

The Financial Conduct Authority (FCA) having notified (and not withdrawn) its approval (as required in accordance with Part XII of the Financial Services and Markets Act 2000) in relation to each new controller’s proposed interest in the Wiggle Group resulting from the Wiggle Acquisition or the FCA being deemed as having given such approval.

•	Confirmation having been given by the Buyer that the Business Combination Agreement has become unconditional in all respects.

The Wiggle SPA contains customary interim conduct undertakings pursuant to which the Wiggle Sellers undertake to (i) operate the Wiggle Group business in the ordinary course between the date of exchange and Completion and (ii) procure that the Wiggle Group does not take particular material actions without the prior written consent of the Buyer.

On Completion, the Total Consideration (as defined in the Wiggle SPA) is payable by SSU to the Wiggle Sellers as follows:

•

60% of the Total Consideration is payable by the Buyer in cash on Completion. However, (i) in the event that the level of redemptions by Yucaipa Public Shareholders will require the release to such shareholders of an aggregate amount from Yucaipa’s Trust Account exceeding the Redemption Threshold Amount (as defined in the Redemption Offset Agreement) (the amount by which the amount required to be released exceeds the Redemption Threshold Amount, the “Shortfall Amount”), then (A) SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in the amount of fifty percent (50%) of the lesser of the Shortfall Amount and $60 million (the “First Instalment Shortfall Amount”) and (B) All or a portion of the First Consideration Installment (as defined in the Wiggle SPA) up to an aggregate amount equal to First Consideration Instalment (as defined in the Wiggle SPA) will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers (as defined in the Wiggle SPA) in accordance with the terms of the Wiggle SPA; (ii) in the event the Shortfall Amount exceeds $60 million, SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in an amount equal to the lesser of (A) the amount equal to the Shortfall Amount minus $60 million and (B) $30 million.

•	25% of the Total Consideration is satisfied by the Buyer procuring the issue of shares by TopCo to certain of the Wiggle Sellers (to be held subject to Lock-Up Agreements).

•

15% of the Total Consideration is payable by the Buyer in cash 5 business days following the date on which the Lock-Up Agreements expire. However, the event the Shortfall Amount exceeds $90 million, then all or a portion of the Third Consideration Instalment (as defined in the Wiggle SPA) up to an amount equal to the lesser of the Third Consideration Installment and the difference between the shortfall amount and $90 million will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers in accordance with the terms of the Wiggle SPA. The shares issued to the Wiggle Sellers in satisfaction of a portion of all of the Third Consideration Instalment pursuant to the Redemption Offset Agreement and the Wiggle SPA as discussed above will be subject to the lock-up restrictions set forth in that certain Lock-up Agreement (as described in the section of this proxy statement/prospectus entitled “The Business Combination Agreement and Ancillary Documents”).

The Wiggle SPA contains a customary suite of business warranties, together with a stand-alone tax covenant given in favor or the Buyer, all of which are backed by warranty and indemnity insurance.

Pursuant to a letter agreement dated October 15, 2021, SSU and Bridgepoint agreed to amend the Wiggle SPA to extend the Long Stop Date from November 30, 2021 to December 31, 2021.

Midwest Acquisition SPA

On January 8, 2021 SSU Midwest Acquisition Corp., a Delaware corporation and newly formed US subsidiary of SSU, as buyer and Midwest Sports Supply Holdings, Inc., an Ohio based corporation, as seller, entered into an equity purchase agreement pursuant to which SSU Midwest Acquisition Corp, agreed to acquire a participation of 60.60% to 66.66% in the issued and then outstanding shares of capital stock of Midwest Sports Supply, Inc., a wholly owned subsidiary of Midwest Sports Supply Holdings, Inc. and which, following to a certain reorganization and conversion process set out in the equity purchase agreement, would be transformed into a limited liability company under Delaware law and renamed Midwest Sports Supply, LLC, the exact amount of the to be acquired participation depending on the exact amount of the enterprise value at closing (as defined in the equity purchase agreement).

Under the equity purchase agreement SSU Midwest Acquisition Corp. acquired a stake of 60.60% of the issued and outstanding shares of Midwest Sports Supply, LLC from its parent company against payment of a cash purchase price determined on the basis of an agreed equity value of around $9.8 million for the acquired stake of 60.60% in Midwest Sports Supply LLC. In addition, SSU Midwest Acquisition Corp. has agreed, within twelve months period following the closing, to make an additional contribution of cash to Midwest Sports Supply LLC at a valuation equal to the valuation implied by the equity purchase agreement. Under the amended LLC company agreement, the parties to the LLC agreement also agreed on certain call/put option rights that allow the option holder to sell/buy its shares in Midwest Sports Supply LLC at certain points in time or if certain conditions are met. The put/call value is determined on the basis of certain parameters relating to the 12 months-economic performance of the business as of the last day of the most recent fiscal quarter ended immediately prior to the exercise of the option.

SSU has provided financing for the initial purchase price to SSU Midwest Acquisition Corp. and in addition entered into a guaranty contract with and for the benefit of Midwest Sports Supply, Inc., according to which SSU guaranteed the full and punctual performance of the contractual duties of SSU Midwest Acquisition Corp. under the equity purchase agreement and agreed to indemnify, among others, Midwest Sports Supply, Inc. and Midwest Sports Supply Holdings, Inc. as its selling shareholder against any costs incurred in enforcing the selling parties’ rights under the equity purchase agreement.

Moreover, as a condition precedent to the closing of the share purchase, the former majority shareholder of Midwest Sports Supply, Inc., a key individual to the business of the company, entered into an employment agreement with Midwest Sports Supply, LLC following the transformation and reorganization process.

Tennis Express SPA

On April 30, 2021 SSU subsidiary SSU Midwest Acquisition Corp. as buyer and Tennis Express, L.P., a Texas limited partnership (“Tennis Express”), Tennis Express Management, L.L.C., a Texas limited liability company (“Tennis Management”), and the owner (the “Seller”) of Tennis Now LLC, a Nevada limited liability company (“Tennis Now”) as sellers entered into an equity purchase agreement (the “Tennis Express SPA”) to sell to SSU Midwest Acquisition Corp., following to a certain reorganization and conversion process set out in the Tennis Express SPA, 66.66% of the equity interests in Tennis Express. The Seller and Tennis Management are the sole owners of all outstanding equity interest of Tennis Express.

Under the Tennis Express SPA, the Seller will contribute all of the equity interests of Tennis Now to Tennis Express, thereby making Tennis Now a wholly owned subsidiary of Tennis Express. Following the contribution of Tennis Now to Tennis Express, the Seller and Tennis Management will cause Tennis Express to convert into a Delaware limited liability company and the Seller will become the sole owner of all outstanding equity interests of Tennis Management.

The Tennis Express SPA contains customary interim conduct undertakings for the period between the execution of the Tennis Express SPA and the closing pursuant to which the Seller and Tennis Management undertake, among other things, to operate Tennis Express only in the ordinary course of business and consistent with past customs and practices.

The closing of the transactions contemplated by the Tennis Express SPA are subject to a number of conditions precedent, including, among others the successful completion of the audit of Tennis Express’ financial statements for the twelve months period ended June 30, 2021, the achievement of certain financial targets during that period by Tennis Express, the successful completion of our due diligence exercise and Tennis Express entering into an employment agreement pursuant to which the Seller will serve as Tennis Express’ president.

The cash purchase price to be paid at closing will be based on an enterprise value for 100% of the shares in Tennis Express L.P. in a range between USD 19 million and 25.2 million, the exact value of the enterprise value depending on the financial performance of the business in fiscal year 2020. Prior to the closing of the Tennis Express transaction, the parties to the Tennis Express SPA may enter into an amendment to such agreement modifying the purchase price to enable the Seller and Tennis Management to receive a portion of the purchase price in TopCo Ordinary Shares. In addition, under the amended LLC company agreement to be entered into at closing, the parties to the LLC agreement agreed on certain call/put option rights that allow the option holder to sell/buy its shares at certain points in time or if certain conditions are met. The put/call value is determined on the basis of certain parameters relating to the 12 months-economic performance of the business as of the last day of the most recent fiscal quarter ended immediately prior to the exercise of the option.

The purchase price payable by SSU Midwest Acquisition Corp. consists of cash payments to the Seller and Tennis Management in accordance with their pro rata shareholdings in Tennis Express following the reorganization and conversion process and is subject to certain adjustment and disbursement provisions provided for in the Tennis Express SPA.

LBBW syndicated loan

On May 5, 2021 SSU and its subsidiaries Internetstores Holding GmbH and internetstores GmbH as borrowers and guarantors and SIGNA Sport Online GmbH, Dolphin France SAS and Tennis-Point GmbH as guarantors have entered into a €100,000,000 revolving facility agreement with Landesbank Baden-Württemberg as lender. The committed facility amount under the revolving facility may be increased from €100,000,000 to a maximum of €150,000,000 upon request if certain conditions are met.

In general, any loan amount drawn under the revolving facility agreement must be applied towards the refinancing of existing credit facility obligations of the borrowers, for working capital purposes, capital expenditures and up to an amount of €10,000,000 for certain M&A purposes, in particular the repayment of a bridge loan.

Any loan a borrower under the revolving credit facility agreement requests bears interest for the period the respective borrower may determine in its utilization request in accordance with the terms of the revolving credit facility. The loan amount drawn under the revolving credit facility agreement must be repaid in full with interest on the last day of the requested credit period.

The loans will be secured by independent payment obligations (selbstständige Zahlungsversprechen) and in case of any payment defaults undertakings to indemnify each of the lenders by the guarantors to the credit facility agreement.

The term of the agreement is three years and loans will be made available to the borrowers until one month prior to the termination date. However, the agreement provides for the right of each borrower to request an extension of the contract term under certain conditions.

Salesforce Commerce Cloud

On January 15, 2021 SSU has executed an order form for e-commerce cloud services provided by salesforce.com EMEA Limited, a limited liability company under UK law (“salesforce”) in accordance with a Master Subscription Agreement between salesforce and SISH of August 7, 2017. By entering into such order form with salesforce SSU has agreed to be bound by the terms of the Master Subscription Agreement as if SSU was an original party thereto.

The services subscribed for include, among others, B2C Commerce services and other tools to track customer interactions and establish a personalized customer communication.

The contract end date is September 14, 2024 but may be renewed in case additional e-commerce cloud services are subscribed for by SSU.

Rhenus 3 PL Contract

On March 31, 2021 SSU subsidiaries Tennis-Point GmbH and internetstores GmbH have entered into a logistics agreement with Rhenus Warehousing Solutions SE & Co. KG, a logistics service provider and supplier of outsourcing warehousing solutions (“Rhenus”). The agreement provides for the establishment and operation of a goods distribution warehouse with a storage area of approx. 20,000 square meters in Hockenheim, Germany.

Under the logistics agreement, SSU is entitled to store in the warehouse sports goods, clothing and accessories for their tennis and bicycle business segments. The logistics service are not limited to Tennis-Point GmbH and Internetstores GmbH, however, but may be utilized by other SSU companies operating in the tennis or bicycle business segments as well, provided that such other companies are included in the contract as additional parties to the logistics agreement upon request.

Each SSU subsidiary that is or will become a party to the logistics agreement with Rhenus is individually and not jointly and severally liable for the services rendered to them by Rhenus in each case.

The logistics agreement provides for a remuneration of Rhenus for certain fixed costs incurred and a variable remuneration component based on the stock level and certain services provided by Rhenus.

The agreement has a fixed term until December 31, 2028 and is automatically extended by one year at a time if it has not been terminated in advance with due notice or for good cause by either of the contract parties.

Among other collateral provided by its subsidiaries SSU has entered into a directly enforceable surety for the benefit of Rhenus with regard to payment obligations arising out of or in connection with the implementation of the logistics agreement for an amount of up to €4,500,000.

OMNIA Services Agreement

SSU and Omniaretail B.V. (“Omnia”) entered into a service agreement on March 15, 2020, as amended. Under this agreement Omnia provides various services to manage pricing and online markets for merchandise sold by SSU. The services are split into various packages relating to price watching and dynamic pricing packages as well as customer pricing fees. The agreement has a fixed term until March 14, 2021 but was extended for another 12 months period until March 14, 2022.

Real Property

We do not own any real property.

Below is a list of our material leased property as of the date of this proxy statement/prospectus, including the type of property, our business area, location and approximate square meterage.

Type of property	Business	Location	Square Meterage	Owned / Leased
Office	Internetstores GmbH	Stuttgart, Germany	1,670	leased

Office & Warehouse	E-Prolog SAS	Chaponnay, France	29,179	leased

Office & Warehouse	Publikat GmbH & OUTFITTER Teamsport GmbH	Großostheim, Germany	20,335	leased

Office & Warehouse	Tennis-Point GmbH	Herzebrock-Clarholz, Germany	19,065	leased

Office & Warehouse	Tennispro Distribution SAS	Entzheim, France	10,745	leased

Warehouse	internetstores GmbH	Esslingen, Germany	8,554	leased

Warehouse	internetstores GmbH	Untertürkheim, Germany	7,568	leased

Warehouse	internetstores GmbH	Holdorf, Germany	14,079	leased

Warehouse	Internetstores GmbH	Gehrde, Germany	11,400	leased

Lease agreements for our premises are generally long-term leases with terms of between 3 and 10 years.

Intellectual Property

As of the date of this registration statement, we own more than 130 trademarks (including “SIGNA Sports United”, “fahrrad.de”, “Brügelmann”, “CAMPZ”, “Addnature”, “Bikester”, “Probikeshop”, “Tennis-Point”, “Jogging-Point”, “TennisPro”, “Midwest Sports”, “CenterCourt”, “Outfitter”, “Stylefile”, and “Ballside”) as well as related tradenames and logos. We also have a portfolio of more than 900 domain name. We believe that our trademarks and our respective domains adopted for the different countries are of value to our business. Our private label brand products and other branding material are also featured on our websites and in our marketing.

Insurance

We maintain insurance against various risks related to the ordinary operations of our businesses, including general business interruption insurance and third-party liability, employer’s liability, property damage, cyber liability, liabilities for acts of terror, transportation damage and directors’ and officers’ liability insurance. We believe that the types and amounts of insurance coverage that we maintain are consistent with customary industry standards. However, no assurances can be given that this coverage will be sufficient to cover the cost of defense or damages in the event of a significant claim.

Employees

As of March 31, 2021 we employed 1,845 full-time equivalents.

The table below sets forth number of full-time equivalents by business and country for the periods indicated.

	As of September 30,	As of March 31,
	2020	2020	2021
	(unaudited)
Outfitter (Germany)	42	43	61
Internetstores
Germany	533	498	655
Sweden	70	47	52
Total	603	546	707
Tennis-Point
Germany	261	266	272
Austria	21	17	24
Switzerland	12	10	15
Rest of the World	7	5	16
Total	300	298	327
Probikeshop (France)	171	167	193
Publikat (Germany)	378	378	457
TennisPro (France)	87	85	85
SSU (Germany)	10	14	16
Total	1,592	1,531	1,845

We believe that we have strong, positive relationships with our employees. We have not suffered any disruptions to its business as a result of work stoppages or strikes.

Legal and Arbitration Proceedings

Neither we nor any of our subsidiaries are party to any governmental, legal or arbitration proceedings (nor are we aware of any such proceedings that are pending or threatened) that have had or may have a significant effect on our financial position or profitability.

BUSINESS OF THE WIGGLE GROUP AND CERTAIN INFORMATION ABOUT THE WIGGLE GROUP

Overview

Wiggle is a UK headquartered online cycling and multisport specialist, supplemented by a hotline distribution business and one brick-and-mortar store, which, based on revenues and on a stand-alone basis, is the second largest specialist bike online retailer globally (Source: company information). The Wiggle Group operates 15 different transactional web shops in local languages under the shop brands Wiggle and Chain Reaction Cycles in the high-end performance bike segment, primarily targeting customers that frequently use their bikes for sports. It also targets customers in adjacent sports, such as running, triathlon and outdoors.

In calendar year 2020, the Wiggle Group had over 2.2 million active customers. The Wiggle Group ships products worldwide in over 75 countries, with its main geographical markets in the UK (60% of revenues in the 52 weeks ended December 27, 2020), continental Europe (18% of 2020 revenues), North America (7% of 2020 revenues), Australia/New Zealand (5% of 2020 revenues) and Japan (4% of 2020 revenues). The Wiggle Group sells both high-end third-party brands as well as a strong private labels portfolio, including well established brands such as Vitus (bikes), Nukeproof (bikes, components and clothing) and dhb (clothing).

The Wiggle Group generated revenues of €442.7 million in the 52 weeks ended December 27, 2020.

History

In 2016, Wiggle acquired Chain Reaction Cycles (“CRC”) as its leading competitor, forming the Wiggle Group. A key driver of the strategic rationale for the acquisition was the access to the strong CRC own brand portfolio, spanning bikes, accessories and performance clothing. The two business logistics operations were merged and underwent a significant investment and capability improvement program.

In addition, the Wiggle Group acquired its competitor Bike24 in 2017 and resold it in 2019.

Wiggle’s Key Product Categories

The Wiggle Group focuses on three key product categories when addressing its target customers: hard goods (components, full bikes, bike accessories as well as wheels and tires), soft goods (cycling clothing including shoes and accessories) and focus sports (running, fitness, outdoor and triathlon). Hard goods contributed 61% to overall revenues, soft goods 28% and focus sports 11% in the 52 weeks ended December 27, 2020.

Hard goods

Hard goods offered by the Wiggle Group include components, full bikes, bike accessories as well as wheels and tires.

Components sold by the Wiggle Group include brakes, chains, pedals, entire group sets and cassettes of strong third-party brands like Shimano and SRAM and private labels like Prime and Lifeline. In the full bike category, The Wiggle Group mainly sells road race bikes and mountain bikes of strong third-party brands including Cube and Fuji, and its private labels Vitus and Nukeproof. Bike accessories include bike computers, indoor trainers, and other accessories; the main third-party brands in this product category include Garmin and Tacx, complemented by Lifeline as private label offering. Wheels and tires are sold under strong third-party brands such as Continental and Schwalbe and private labels like Lifeline and Prime.

In the hard goods product category, components contributed 31% to hard goods sales, full bikes 22%, bike accessories 27% and wheels and tires 20% and with the UK 59%, the EU 18%, North America 9%, Japan 5% and Australia/New Zealand 4% being the major markets each in the 52 weeks ended December 27, 2020.

Soft goods

Soft goods products sold by the Wiggle Group mainly consist of cycle performance clothing (including shoes, helmets and other protection wear such as sunglasses) across a range of price points, from entry level to super-premium offerings. Strong third-party brands include Castelli and Gore and private label dhb. In the soft goods product category, the main geographical markets in in the 52 weeks ended December 27, 2020 were the UK 60%, the EU 18%, Australia/New Zealand 7%, North America 4%, and Japan 4%.

Focus sports

Products sold for various adjacent focus sport categories mainly include running, fitness, outdoor and triathlon related products, such as clothing, shoes, smart watches and nutrition. Major third-party brands offered in this category include adidas, Zone3, the North Face and Salomon. The main geographical markets in 2020 were the UK 66%, the EU 19%, Australia/New Zealand 7% and Japan 2%.

Customer Segments and Sales Channels

Customer Segments

The Wiggle Group mainly focuses on customers that frequently use their bikes for sports, with the majority of the more than 2.2 million active customers participating in multiple sports. In addition, the Wiggle Group’s customer basis is highly engaged with 80% of its active customers training two times or more a week and 55% owning three or more bikes.

Within the bike segment, the Wiggle Group has identified various sub-target segments in cycling (the committed road cyclist, the new enthusiast, the thrill-seeking mountain biker and the trail rider) and in adjacent sports. Most of the bike customer categories are targeted by both the Wiggle and the CRC brand (with the exception of the thrill-seeking mountain biker, which is the focus area of CRC) while customers in adjacent sports areas like running, outdoor and triathlon are targeted through the Wiggle brand only.

Sales Channels

The Wiggle Group’s sales occur predominantly through its own online and mobile channels. In the 52 weeks ended December 27, 2020, there were approximately 198 million sessions on the Wiggle Group’s websites and over 5.8 million net orders (after cancellations and returns). Sales through online and mobile channels (including apps) account for almost the entirety of the sales of the Wiggle Group.

The Wiggle Group monitor its customers shopping experience via a quarterly Net Promoter Score (“NPS”) survey. The average NPS for 2020 was 55% for Wiggle (considered “excellent”) and 49% for CRC (considered “favorable”).

Assortment and Suppliers

The Wiggle Group offers over 500 different brands on its websites. Product categories can be differentiated between premium brands such as Castelli, Gore, Cube and Garmin, mainstream brands such as adidas, Asics, and the North Face and The Wiggle Group’s private label brands including Vitus, Nukeproof, dhb, Lifeline, Prime and Föhn.

The Wiggle Group is a trusted partner for some of the most important brands in the sports retail industry in the UK and continental Europe. Most importantly, The Wiggle Group has added new premium brands to its assortment, as is recently demonstrated with its supply of Hoka One One and Apple products.

The Wiggle Group is not dependent on any one supplier as it procures the majority of its top 20 brands from a well-diversified portfolio of suppliers. The top ten third party brands constitute less than 31% of purchasing value in calendar year 2020, with the top three brands constituting less than 17%.

With respect to the Wiggle Group’s private label products, the product portfolio is managed by a dedicated multi-functional team which is responsible for the end-to-end product management. The team is split into two focus centers of expertise: (1) bikes & components (focusing on creating bikes, components, equipment and bike accessories) and (2) clothing and accessories (focusing on creating clothing, footwear and other soft accessories). All new private label products are fully originated and designed in-house, including ongoing generational evolution and/or seasonal range updates and the relevant intellectual property rights owned by the Wiggle Group. The production of the products is outsourced with a range of third-party partners in the far East (frames and components) and Europe (Italy), depending on the product category.

Marketing

A substantial part of the Wiggle Group’s marketing is done in-house. The three main marketing methods that the Wiggle Group employs are brand marketing, performance marketing, customer relationship management (CRM) through e-mail.

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Brand marketing — Brand marketing generally includes advertising of the CRC or Wiggle brands in print and online, defining the brand strategy and execution of this in terms of ‘look and feel’ (e.g. photography).

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Performance marketing — Performance marketing generally includes search engine advertising (promotion of website through visible ads on a search engine screen) and search engine optimization (promotion of website within a search engine’s results).

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Customer Relationship Management (CRM) — CRM utilizes the data the Wiggle Group holds on its customers to target and send relevant and timely email communications to encourage customers to visit the site and purchase goods.

The Wiggle Group also employs other marketing strategies that seek to maintain customer loyalty and drive repeat orders, typically through a loyalty program and Wiggle+ a subscription based unlimited free delivery proposition.

Order Fulfillment and Delivery

The Wiggle Group uses one global distribution hub in Citadel/Wolverhampton, England, to ship all of its products, with all operations (mainly bike assembly) completely integrated in the warehouse. The warehouse is located in the logistics center of the UK with close access to motorways and international air hubs. The warehouse combines the full range of logistic functions from inbound, outbound, handling returns and bike assembly with workshop production. The relevant lease agreement runs through 2029. The Wiggle Group also used to operate a warehouse in Whitepark, Belfast, Northern Ireland, which discontinued operations in December 2020.

IT Infrastructure

The Wiggle Group has an established IT organization, primarily focusing on supporting the core operative business functions (e-commerce sales and services, merchandise management, warehousing, marketing and content).

The Wiggle Group has implemented a broad array of services and systems for site management, product search, customer interaction, transaction processing, and order fulfillment functions. These services and systems use a combination of the Wiggle Group’s own technologies and commercially available, licensed technologies. For example, the Wiggle Group uses self-developed applications for running its Wiggle web shop, order management system and product enhancement tools.

The Wiggle Group uses its technology platform to improve the experience of its customers, increase the purchase frequency and average order size placed by its customers and optimize the efficiency of its business operations and online marketing.

In total, the Wiggle Group employs approximately 88 dedicated technology professionals.

Real Property

The Wiggle Group operates in several locations: its head offices in Portsmouth, England (leased) and Mallusk, Northern Ireland (leased), the Citadel logistics center in Wolverhampton, England (leased), the CRC branded bike shop in Belfast, Northern Ireland (leased), the Hotlines offices in Edinburgh, Scotland (leased) a private labels sourcing office, Taiwan (leased),and the former logistics site in Whitepark,/Belfast, Northern Ireland (owned).

The below list sets out the Wiggle Group’s material property as of the date of this proxy statement/prospectus, including the type of property, business area, location and approximate square meterage.

Type of property	Location	Square Meterage	Owned / Leased
Office	Portsmouth	2,065	leased
Office	Mallusk	1,960	leased
Warehouse	Citadel/Wolverhampton	30,140	leased
Store	Belfast	929	leased
Office	Edinburgh	340	leased
Office	Taiwan	100	leased
Former warehouse	Whitepark/Belfast	4,790	Owned (being sold)

Intellectual Property

As of the date of this Registration Statement, the Wiggle Group owns approximately 41 trademarks (including “Wiggle”, “Chain Reaction Cycles”, “Vitus”, “Nukeproof”, “dhb”, “Lifeline” and “Prime”) as well as related tradenames and logos. The Wiggle Group also holds a portfolio of approximately 525 domain names.

Insurance

The Wiggle Group maintains insurance against various risks related to the ordinary operations of its businesses, including Material Damage and Business Interruption, Employer’s Liability, Product and Public Liability, Cyber, Marine, Management Liability, Motor and Engineering. We believe the types and amounts of insurance coverage that the Wiggle Group maintains are consistent with customary industry standards and we retain the services of an insurance broker, Marsh, to advise us as part of our annual renewal and ongoing insurance matters. However, no assurances can be given that this coverage will be sufficient to cover the cost of defense or damages in the event of a significant claim.

Employees

As of March 31, 2021 the Wiggle Group employed 838 full-time equivalents. The Company believes that the Wiggle Group has strong, positive relationships with its employees. The Wiggle Group has not suffered any disruptions to its business as a result of work stoppages or strikes.

Legal and Arbitration Proceedings

The Wiggle Group is not party to any governmental, legal or arbitration proceedings (nor are we aware of any such proceedings that are pending or threatened) that have had or may have a significant effect on our financial position or profitability.

MARKETS AND COMPETITION

Market Overview

Sports is the number two most preferred global leisure activity after traveling (source: company information): Approximately 2.7 billion people (35% of the global population) exercise at least once per month according to the Global Wellness institute (source: “Move to be well: The global economy of physical activity” study, October 2019). We are seeing that consumers around the world have been adapting to new habits, like doing more sports, and buying online and we are confident that we will benefit disproportionately and sustainably from this shift in behavior.

We also believe that sports consumers are a more affluent and highly attractive target group due to an approximately 20% higher household income compared to U.S. average and a longer average life expectancy driven by higher awareness for a healthy and more balanced lifestyle. Overall, the total global sports markets comprises $1.1 trillion with sports retail being the largest part of approximately $475 billion in 2020 (including sports-inspired athleisure wear), followed by $365 billion spend on physical activities including sports club memberships and training lessons, etc., next to the remaining $ 265 billion spend on watching sports including broadcasting rights and ticket sales (source: company information).

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider ourselves to be the global number one online sports specialty retailer measured by revenue. We define our relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces. We believe that the fast-growing categories bike, tennis/racket sports, outdoor and teamsports (the latter including running, fitness, football/soccer and other teamsports), accounted for more than 70% of the relevant sports retail market in 2020 (source: company information). The global sports retail market is highly fragmented with the top-3 largest offline retailers Decathlon, DICK’S Sporting Goods, and JD Sports only accounting for approximately 7% of the total market measured by revenue (source: company information).

In the SSU-relevant markets (Europe, APAC and North America), the sports retail market grew on average by approximately 2.5% per year between 2015 and 2020 and is expected to continue to grow at an accelerated pace of 7% per year (source: company information). This implies a growth rate of approximately 1.4x GDP growth compared to global GDP growth of 5% per year (2020 – 2025) based on EIU data (source: company information). We believe that the sports market’s highly attractive growth profile is based on, and driven by, global and fundamental megatrends such as growing health & lifestyle consciousness, sustainability-induced electric mobility disruption, new technologies driving product innovation and sports digitalization, and accelerating offline-to-online retail shift.

We foresee that these fundamental megatrends will translate into more people doing more sports more digitally. Furthermore, sports consumers are best characterized as expert customers following well-informed mission-shopping journeys purchasing high-value functional wear, parts, accessories, and equipment often accepting recommended retail price for the right products and services. As a result, we believe that online pure-players in the sports retail market benefit from these market and consumer characteristics and achieve performance indicators that are usually above other consumer categories like Fashion characterized by impulse-driven low-value product orders. For example, our net average order value after returns reached $121.30 per order for the last FY 2019/20 ending September 2020 driven by high-value products (such as full bikes, tennis racquets, technical gear, functional sportswear and shoes) and relatively low return rates of only 15.5% over the same period due to the functional nature of our products like sports gear (e.g., bikes, tennis rackets) and sportswear (e.g., moisture-wicking textiles). Furthermore, some of our products are customized and, therefore, not returnable (e.g., printed team jerseys). Overall, we believe that sports categories benefit from lower fashion risk due to the technical nature of many products and the relatively low number of collections and seasons per year, resulting in longer product lifecycles.

This market environment with its overall characteristics therefore leads to a favorable environment for online specialists to grow fast and operate profitably.

The Sports Retail Market Size

Sports is the number two most preferred global leisure activity after traveling (source: company information): Approximately 2.7 billion people (35% of the global population) exercise at least once per month according to the Global Wellness institute (source: “Move to be well: The global economy of physical activity” study, October 2019). The number of sports consumers is expected to grow by almost 1 billion to reach 3.5 billion occasional athletes worldwide in 2025 (source: company information). The global pandemic has given further tailwinds to sports participation: Sports participation rate in the U.S. alone has increased by 8 million (+4% YoY) to 230 million active people in 2020 which is the steepest increase since 2015 (source: 2021 Physical Activity Council’s Overview Report on U.S. Participation).

The sports industry is one of the largest consumer industries with a total global market size of approximately $1.1 trillion, of which sports retail accounts for approximately $475 billion in 2020 (source: company information). In the SSU-relevant markets (Europe, APAC and North America), the sports retail market volume amounted to $430 billion in 2020, of which $120 billion were attributable to sports-inspired athleisure categories (source: company information). The retail market size for SSU-addressable categories bike, outdoor, tennis/racket sports, teamsports (including football/soccer and other teamsports), and running/fitness in the SSU-relevant markets (Europe, APAC and North America) accounted for $66 billion, $25 billion, $20 billion, $47 billion, and $71 billion, respectively, amounting to approximately 74% of the global sports retail market not including sports-inspired athleisure in 2020 (source: company information).

Key Trends

In the SSU-relevant markets (Europe, APAC and North America), the sports retail market grew on average by approximately 2.5% per year between 2015 and 2020 and is expected to continue to grow at an accelerated pace of 6.7% per year from 2020 onwards to reach $670 billion by 2025 (source: company information). This leads to a growth rate of approximately 1.4x GDP growth compared to global GDP growth from 2020 — 2025 based on EIU data (source: company information).

The positive growth momentum of the sports market is driven by a number of long lasting, global megatrends, of which the most important ones are outlined below:

Health: Increasing health & lifestyle consciousness

There is a growing share of health conscious-consumers that are taking greater control of their health and fitness, pursuing more physical activity, consuming more nutritious foods to stay both mentally and physically fit and “in shape”. We believe that awareness of health, wellness and fitness principles is becoming ever more important and relevant across all age groups and demographics. For example, the sports participation in the US has reached a record high of 229.7 million people in 2020, which is approximately 8 million more people being active compared to prior year 2019, following a steadily growing and now accelerated trend since 2015 (source: Physical Activity Counsel, Annual Study 2021). SSU’s core categories Bike, Outdoor, and Tennis are the fastest growing categories in the US in terms of participation rate growth 2020 compared to prior year (source: Physical

Activity Counsel, Annual Study 2021). This is confirmed at a more global level by a recent study from McKinsey and The World Federation Sporting Goods Industry (WFSGI) concluding that individual outdoor sports (including cycling and hiking) will see highest increase in participation rates in 2021 amongst all other sports categories (source: McKinsey & Company “Sporting Goods 2021 — The Next Normal for an Industry in Flux”).

Complementing this trend is the support from governments, insurers and employers who are all supporting sports participation and promoting an active and healthy lifestyle, e.g., by subsidizing activities, such as offering subsidies for gym memberships, offering sport courses and events themselves or offering bonus programs for participating in sports activities. For example, the average annual premiums for employer-sponsored health insurance in the US in 2019 were $7,188 for single coverage and $20,576 for family coverage; while the average premium for family coverage has increased 22% over the last five years and 54% over the last ten years (source: KKF Employer Health Benefit Survey 2019, https://www.kff.org/report-section/ehbs-2019-summary-of-findings/). Similarly, the number of people reached by health insurance subsidies in Germany has increased from 8.0 million in 2017 to 10.9 million in 2019 (source: company information).

Strongly increasing female participation in sports activities

Female participation in physical sports activities is still lacking behind the level of their male counterparts. This also corresponds to generally lower spending for sports-related products by female participants. However, recent years have seen a considerable increase in female participation in physical activity that is narrowing the gap to the male participation level. As an example, the female population engaged in sports and exercise every day has risen by 15% between 2010 and 2020 in the US and by 3% between 2016 and 2020 in the UK (source: company information).

The segments with the highest popularity among women are running and fitness/recreational. While gender and social norms often still discourage female participation in physical activity (particularly in developing countries), these norms are gradually being overcome and fueling the growth of the overall sports market. This is confirmed by a recent study finding that, in the US, the female segment grew 40 percent faster than the male segment, while in the UK it expanded three times as quickly (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”).

New technologies driving product innovation and sports digitalization

New technologies are expected to improve the sports experience in many ways: personalized coaching, convenient court booking and player matching, smart products improving individual performance, intelligent gear with better safety protection, etc. The so-called global app-based fitness e-service market, which was approximately €1.8 billion in 2017, is expected to grow at a CAGR of 15% until 2024 (source: company information). This is also marked by spiking downloads of Fitness & Outdoor wearables and tracking apps which reached a new all-time high in 2020 and has attracted attention from venture capital funds (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”). Indeed, the venture capital investments into connected fitness solutions rose six-fold in the three years to 2020, “reflecting the potential of a segment that plays into many of the themes of the decade”: There were 162 venture-capital backed deals in 2019, the highest number on record; by comparison there were just 24 in 2012 (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”). Companies capitalizing on this trend include those Strava (app for tracking physical activities), Runtastic (mobile fitness app) and Peloton (combination of fitness clubs, training gear, lessons and apps).

Sporting goods brands are focusing on innovations in various fields relevant to us, e.g. new materials such as stink-stopping silverescent© and sensors such as for heart rate monitoring. The drive in innovation is also evidenced in the increasing R&D spending by sportswear manufacturers such as Puma and Adidas, whose R&D spending increased by 29% and 32% respectively from 2013 to 2019 (source: company information). We believe that alongside such new innovative products and services, an important focus has been on sustainability and social responsibility, especially when it comes to sourcing materials as well as production and finishing methods. This has led to the growing relevance of sustainability brands such as Patagonia, Fjall Raven and Houdini.

Sustainability-induced electric mobility disruption

There is a broadly recognized and well documented need for more resource-efficient and more sustainable transportation, particular acute in urban areas where congestion is more severe. Bikes are expected to pick a higher share in total urban transportation, especially for shorter journeys: For example, more than half of all car trips in England are less than 5 miles and a third of car trips in urban areas such as London are less than 1.2 miles. “However, as of 2019, only around 5 percent of journeys in London are taken by bike” (source: Deloitte, “Discover the future: 2020 predictions for UK Technology, Media and Telecommunications”).

The modal shift towards cycling is supported by billion-dollar government investment programs: For example, Germany is investing €1.5 billion for the promotion of cycling and the expansion of cycling infrastructure until 2023; UK is investing £2.0 billion for cycling infrastructure as part of the government’s aim to double cycling by 2025; and the new Biden administration has set out a clear plan to build a sustainable infrastructure and an equitable clean energy future which includes investments in infrastructure for pedestrians, cyclists, and riders of e-scooters and other micro-mobility vehicles (source: company information).

Now, driven by recent improvements in lithium ion battery technology, direct government investments and subsidies, such as the UK Cycle to Work scheme, the electric bike market is seeing a surge globally (bikes which can be powered by electricity as well as propelled by pedals). Deloitte expects more than 130 million of such electric bikes being sold globally between 2020 and 2023. To put these numbers into context, only 12 million electric vehicles are expected to sell in 2025 according to Deloitte (source: Deloitte, “Discover the future: 2020 predictions for UK Technology, Media and Telecommunications”). In Germany alone, the largest e-bike market in Europe, the number of e-bikes sold reached 2 million units in 2020, 43% more than prior year 2019 (source: ZIV Zweirad Verband, https://www.ziv-zweirad.de/fileadmin/redakteure/Downloads/Marktdaten/PM_2021_10.03._Fahrrad-_und_E-Bike_Markt_2020.pdf).

Increasing online penetration

Sports retail market online penetration stands in 2020 globally at 24% and is expected to increase to 31% by 2025 (source: company information). A comparison with other industries, such as consumer electronics, which had a 67% online penetration in the US in 2020 vs. only 29% in sports retail (source: company information), suggests significant upside potential. Favorable demographic developments are currently expected to accelerate the migration from offline to online shopping in the sports industry, primarily driven by so-called millennials (i.e., people born after the early 1980s) with a high affinity for the Internet in general and e-commerce in particular. Therefore, millennials are a key customer group in the target markets of SSU.

With older millennials only in their thirties, most members of this generation are at the beginning of their careers and so will be an important economic factor for decades to come. Millennials have been influenced by media and technology unlike any previous generation. They are the first generation of digital natives, and their affinity for technology will shape the direction of e-commerce. As a result of the increasing share of millennials entering the job market, the share of Europeans between the ages of 25 and 54 years who purchased products online increased from 56% to 78% between 2010 and 2020 (source: Eurostat).

Besides the demographic development driven by younger customers and millennials and an increasing relevance and penetration amongst “silver surfers”, we believe that online penetration will be driven by further improvements and innovations in technology (e.g. broadband, 5G, voice based systems), logistics (introduction and expansion of express and same day delivery options) and payment methods (expansion of mobile payment solutions). All of these will further reduce barriers to purchase online and thus drive penetration.

Competition

Competitive landscape

We believe that the market for online sports products is highly fragmented with rapidly changing competitive dynamics. Competition comes from a diversified group of competitors i.e. traditional offline sports retailers and specialist offline sports retailers, e-commerce generalists and online sports specialists, operating under various brands as well as some leading sporting goods brands. Ongoing consolidation of the highly fragmented retail landscape plays in favor of large online pure-players like SSU who enable more efficient sporting goods distribution along global supply chains.

Traditional generalist offline sports retailers

According to SSU, companies in this category primarily focus on mass market sporting goods which do not need much specialized expert service to sports customers. Such companies typically focus more on a broad assortment and on price, but not necessarily on product expertise or service. These companies primarily generate revenues from sales in stores, with some of these companies also having a limited online presence. This online presence is, however, typically not the focus of their activities. Companies in this category include both international chains and independent stores. In recent years generalist offline sports retailers have been struggling marked by stagnating or declining store numbers and increasing economic pressure already before the pandemic (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”) which has led to bankruptcies of well-known generalist offline sports retailers like Norwegian’s Gresvig Retail Group which had approximately $350 million sales in 2019 before it filed for bankruptcy on 3 February, 2020, prior to COVID-19 (source: https://norwaytoday.info/finance/sports-giant-gresvig-has-gone-bankrupt/). Other examples for traditional generalist offline sports retailers include companies such as DICK’s Sporting Goods, Decathlon and JD Sports Fashion Plc.

Specialist offline sports retailers

Companies in this category often have a strong brand and sell customizable specialist sports products. Similar to traditional offline sports companies, specialist offline sports retailers generate most of their revenues from offline stores and only have a limited online presence. Due to the combination of specialized sports retailing and offline channel focus, specialist offline sports retailers tend to be regional players rather than global chains. Therefore, the number of customers they reach is also relatively small compared to international chains. Foot Locker is an example for some of the few international specialist offline sports retail chains. However, similar to generalist offline sports retailers, Foot Locker has seen falling store numbers from 3,383 in 2015 to 3,129 in 2019 (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”). Examples for more regional players in this segment include Globetrotter, Bass Pro Shops, and A.S. Adventure.

E-commerce generalists

This segment includes companies that primarily sell all kind of small- and medium-sized goods online, with sports products just being one of the many categories they offer. Such companies typically focus more on a vast assortment and fast delivery often with a category focus outside of sports such as Media & Electronics or Fashion. Companies who operate in this segment include Amazon and Zalando. Due to the nature of their business, generalist e-commerce companies focus on entry price-level commodity products addressing mainstream customers rather than on high-value specialized sports goods addressing more expert customers. This generalist approach has enabled online specialist retailers to establish an attractive positioning and differentiated offering by aligning their value propositions with category specific customer needs. For example, Wayfair (NYSE:W), Home24 (FRA:H24), Westwing (FRA:WEW), and the BHG Group (STO:BHG) maintain a strong market position in the home and living market despite competition from Amazon (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”). Same for Chewy (NYSE: CHWY) and Zooplus (FRA:ZO1) in the pet supply market and Zur Rose Group (SWX: ROSE) and Shop Apotheke (FRA:SAE) in the pharmacy market.

Online sports specialist retailers

This is a segment where companies focus on sports retailing mainly via online channels. Due to online being a relatively new channel for sports retailing, there are not many companies that operate in this segment and even among those that do, many are yet to achieve sufficient scale to build well known shop brands. Backcountry.com, Bike24, Bike-discount, and Sports Warehouse are examples of companies that operate in the online sports specialist segment along with SSU.

In Western Europe as well as the US, both traditional generalist offline sports retailers (such as DICK’s Sporting Goods, Decathlon, and JD Sports) and online sports specialists (such as SSU, backcountry.com, Bike24, Bike-discount, Sports Warehouse, etc.) are shaping the market. While the sports industry is one of the most relevant markets for consumer goods, it is still characterized by a high degree of fragmentation, with top three retailers (excluding buying organizations such as Intersport) accounting for only approximately 7% of the global sports retail market (source: company information).

Sporting goods brands

Sporting goods brands like Nike, Adidas, Under Armour and Puma are considerably increasing their direct-to-consumer sales through the extension of their mono-label store portfolio and especially online sales. Nike is widely recognized as most advanced in terms of direct-to-consumer sales, however, achieved only 35% direct-to-consumer sales share of total sales in financial year 2020 with the majority of sales still generated through their wholesale business (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”).

Many other sporting goods brands have significantly lower direct-to-consumer sales share, especially in SSU’s core categories Bike, Outdoor, and Tennis. For example, leading brands like Cannondale, Ghost, Haibike, Tecnifibre, and many more, do not even offer simple online shopping on their websites at the time of this writing but rather basic store locator functionalities (source: cannondale.com, ghost-bikes.com, haibike.com, tecnifibre.com).

Sports retail consolidation

While wholesale is expected to remain the largest sales channel for sporting goods brands in the foreseeable future, many brands are actively consolidating their wholesale networks to focus on fewer but larger and more digital retail partners, which eventually favors leading online sports specialist retailers such as SSU: For example, Nike first announced in 2017 plans to focus its wholesale business on selected retail partners that would support their vision of a seamless online-to-offline shopping experience while pulling back from “undifferentiated” channels of distribution including Amazon as announced end of 2019.

Other brands like Adidas and Under Armour have made similar announcements followed, in turn, by many other privately held brands in a similar attempt to rationalize their wholesale networks focusing their efforts on large online pure-play retail partners. As a result, the long-tail of rather undifferentiated offline sports retailers came under pressure as many were cut off from branded sporting goods supply in recent years: As a result, the store count of Intersport International, largest sports buying group worldwide, has fallen sharply from 5,647 stores in 2017 to 5,186 stores in 2020 (source: SGI Europe, https://www.sgieurope.com/intersport-grew-by-only-07-in-2018-worldwide/66194.article, https://www.sgieurope.com/retail-and-distribution/intersports-global-retail-sales-fell-by-9-in-2020/86898.article).

Such sports retail consolidation amidst a growing total market is piling up more sales volume across few digital-savvy retailers which is expected to drive overall supply-chain efficiency. SSU is well positioned to actively drive such consolidation. The SSU group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, SSU considers itself to be the global number one online sports specialty retailer measured by revenue in a market comprising the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers and specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carrying a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focus on sports retailing mainly via online channels and generate the vast majority of sales through such online channels, e.g., own websites and marketplaces. SSU also provides enterprise platform solutions to enable more efficient sporting goods distribution along global supply chains.

REGULATORY ENVIRONMENT

We sell products through various online web shops as well as selected physical locations mainly to customers in the European Union, Switzerland, Norway, the UK and the US. Therefore, our business is subject to various regulatory requirements under European law and regulations of the EEA, the applicable national laws of the European countries in which we operate as well as the laws of Switzerland, Norway, the UK and the US (including the local laws of the federal states in the US).

While the relevant laws and regulations are typically of a national scope, within the European Union, a considerable degree of regulatory harmonization exists in a number of areas relevant to our business. The European Union has created a common regulatory framework that applies in all member states of the European Union and comprises directives and regulations. Directives only become effective once they are transposed into national law in the respective member state of the European Union and the implementation of directives may vary between member states. Regulations, however, do not require implementation into national law and apply directly and uniformly in all member states of the European Union. In addition, Switzerland, Norway and the UK have enacted national regulatory frameworks that are somewhat similar to the framework applicable in the European Union in certain areas (e.g. regarding data and consumer protection).

The following description provides an overview of selected regulations applicable to our business.

Data Protection and Data Privacy in the European Union

The collection, processing and other use of personal data is extensively regulated by European and national legislation. At the EU level, Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (the ”General Data Protection Regulation”) entered into force on May 25, 2018. In Germany, our most important jurisdiction in the European Union in terms of revenue, the General Data Protection Regulation is supplemented and modified by the German Federal Data Protection Act (Bundesdatenschutzgesetz (the “Data Protection Act”)), which was last amended with effect from November 26, 2019.

In general, European data protection and data privacy laws regulate when and how personal data may be collected, for which purposes it may be processed, for how long such data may be stored and to whom and how it may be transferred. The General Data Protection Regulation contains strict requirements for obtaining the consent of data subjects (i.e., the persons to whom personal data relates) to the use and processing of their personal data. Such consent may be withdrawn at any time and without causing, preventing the continued use of the affected data. In addition, a transfer of personal data to entities outside the EEA is subject to specific requirements.

The General Data Protection Regulation also requires organizational measures such as the installation of a data protection officer (Datenschutzbeauftragter) who, inter alia, monitors compliance with the General Data Protection Regulation. In addition, it may require so-called privacy impact assessments, at least in cases where the data processing is likely to result in a high risk to the rights and freedoms of individuals.

In addition to the General Data Protection Regulation and the Data Protection Act, various sector-specific statutes set forth specific rules which apply to certain industries or businesses and prevail over the general provisions of the Data Protection Act. Generally, online retailers based in Germany have to comply with the specific requirements of the German Tele Media Act (Telemediengesetz (the “Tele Media Act”)), which is based on the European Directive 2007/65/EC of December 11, 2007 and takes into consideration particular aspects of online communication and may deviate from the Data Protection Act. For example, the Tele Media Act provides for additional information obligations which are stricter than the general requirements of the Data Protection Act (e.g., a requirement to include an imprint on websites and apps). Similar provisions apply in other countries of the European Union based on the before-mentioned directive.

The following selected areas of data protection and data privacy are of particular relevance to SSU’s business:

Individual Rights of Data Subjects

Under the General Data Protection Regulation data subjects, inter alia, have a right to require information about what data has been recorded with respect to them, how their data is being processed, the right to data portability as well as the right to restrict certain processing of their data. Furthermore, the General Data Protection Regulation establishes a “right to be forgotten”. Therefore, data subjects may require online retailers that data relating to such data subjects is deleted when there is a problem with the underlying legality of the processing or where the data subjects have withdrawn their consent to the use and storage of such data.

Web Analysis

Web analysis technologies such as cookies or tracking tools (e.g., Google Analytics) enables us to utilize traffic to our websites and apps to personalize our offering and marketing efforts to better match the interests of our customers. Even though some web analysis tools allow for the anonymization of data (e.g., by collecting only a part of the users’ IP addresses) and do not allow for a subsequent allocation of such data to individual users, the use of such tools may still be subject to data privacy laws when the relevant information collected is only pseudonymized (e.g. through the allocation of customer or user IDs to certain users.

Based on a decision by the European Court of Justice on October 1, 2019, the use of cookies that are not mandatory for the proper functioning of the relevant website requires a clear affirmative act of the user and that a pre-activated checkbox does not fulfil this requirement. This decision was confirmed by the Federal Court of Germany (Bundesgerichtshof), on May 28, 2020 under German law. Currently, certain details as to how to validly obtain prior consent of the users are still open and there can be no assurance that further restrictions in obtaining prior consent, if widely adopted, will not result in a significant reduction in the effectiveness of the use of cookies and other methods of online tracking. This uncertainty in relation to the exact implementation of future consent requirements and the exact implementation of tighter legislative restrictions may lead to lower opt-in rates for the application of our cookies and other methods of online tracking.

The use of cookies, which is currently regulated by, inter alia, the General Data Protection Regulation, may be restricted further by a new European regulation concerning the respect for private life and the protection of personal data in electronic communications. This legislation provides for an opt-in regime pursuant to which the use of cookies requires a clear affirmative act establishing a freely given, specific, informed and unambiguous indication of the respective user in the relevant website or app. In February 2021, the Council of the European Union has submitted a revised version of the draft regulation to the European Parliament to initiate the so called trialogue negotiations and further advance the legislative process.

Profiling

The General Data Protection Regulation imposes various restrictions on profiling. Profiling can be defined as any form of automated processing of personal data intended to evaluate certain personal aspects relating to a natural person or to analyze or predict such person’s performance at work, economic situation, location, health, personal preferences, reliability or behavior. Such restrictions impede the ability of online retailers to establish a centralized data strategy with group-wide consolidation of customer data and to offer more curated and personalized content which may require an analysis that could be considered profiling.

Email Advertisements

Subject to certain exceptions, email advertisements (e.g., newsletters) may only be sent to recipients who have given their explicit prior consent to receiving such communication. In Germany, case law demands that in certain cases consent must be obtained by way of a so-called double-opt-in procedure. This procedure requires that recipients give their consent twice (i.e., once by filling out an online registration form, a second time by confirming their email address after they have registered).

When obtaining the relevant consents, the respective sender has to clearly inform the recipients on the scope and consequences of their consent. For example, a declaration of consent may not be hidden in general terms and conditions but must be clearly highlighted. Consent may be withdrawn at any time without cause.

As an exception from the consent requirement, personalized product recommendations may be sent to customers by email without their explicit prior consent provided, inter alia, that such recommendations only relate to products identical or similar to those previously purchased by the respective customer and that the customer has been duly informed about his right to object to receiving such recommendations.

Social Plugins

Online retailers use social plugins (e.g., Facebook’s “Like” or “Share” buttons) to promote their websites and apps through social media and to communicate with their customers and followers. However, the use of social plugins may infringe data privacy laws depending on the technical design of the relevant plugin. Therefore, some German data protection authorities recommend the use of a two-click-solution pursuant to which users must first activate the relevant social plugins before being able to actually click on the relevant buttons. This two-click-solution is aimed at ensuring that no personal data is collected through social plugins without the consent of the relevant user and assumes that consent is not already given by activating social plugins with the first click.

Payment Processes

Directive (EU) 2015/2366 of the European Parliament and of the Council of November 25, 2015 on payment services in the internal market covers, inter alia, online-based payment services, provides for a uniform regulation of payments via Internet and mobile phones and increased customer protection and requirements for user authentication.

Consequences of Non-Compliance

Under the General Data Protection Regulation, any non-compliance with the relevant regulations may result in severe fines. Depending on the relevant infringement, fines of up to the higher of 4% of the annual worldwide turnover for the last fiscal year or €20.0 million may be imposed. In addition, the General Data Protection Regulation grants individual data subjects the right to claim damages for violations of their rights under the General Data Protection Regulation.

Cybersecurity

We are also required to comply with various cybersecurity requirements. In particular, the General Data Protection Regulation and the Data Protection Act stipulate that entities that collect and process personal data (e.g., most online retailers including SSU) must implement certain technical and organizational measures to ensure that such data is processed and stored safely, remains confidential and can be restored and accessed again after interruptions. These measures may include physical security against unauthorized access and manipulation (e.g., secure storage and transportation of physical data carriers), password security, authorization concepts, logging of subsequent changes of data, separation of data that has been collected for different purposes, reasonable encryption as well as protection against accidental loss, destruction or damage of data. Furthermore, the effectiveness of such measures must be tested regularly.

In addition, online retailers must ensure that appropriate compliance measures cover the detection and control of IT-related risks. In Germany, the German Act to Increase the Security of Information Technology

Systems (Gesetz zur Erhöhung der Sicherheit informationstechnischer Systeme) amended the Tele Media Act in 2015. German law requires operators of websites and apps to protect their IT-infrastructure, particularly any data they collect and store, against outside attacks in accordance with the current standards of technology (Stand der Technik).

Directive (EU) 2016/1148 of the European Parliament and of the Council of July 6, 2016 concerning measures for a high common level of security of network and information systems (the “NIS Directive”), which was implemented in Germany on June 23, 2017, provides for additional requirements in order to protect the integrity of network and information systems. The NIS Directive, inter alia, requires digital service providers (e.g., online marketplaces) to

•	carefully review their existing network security mechanisms;

•	implement state of the art security measures aimed at ensuring a level of security appropriate to the risk of the respective provider; and

•	establish proper notification measures to promptly notify the competent authority of any incident which has a substantial impact on the services offered in the European Union.

Furthermore, the General Data Protection Regulation generally requires us to inform the competent supervisory authority of any breaches of personal data stored or processed by us within 72 hours of becoming aware of such breach. Where the relevant breach is likely to result in a high risk to the rights and freedoms of the affected data subjects, we are also required to inform these data subjects of such breach without undue delay.

Consumer Protection

As we are an online sports e-commerce platform, our products must comply with various consumer protection laws. Throughout the European Union, consumer protection is extensively regulated on the basis of various directives and regulations, in particular:

•	Council Directive 93/13/EEC of April 5, 1993 on unfair terms in consumer contracts, as amended;

•	Directive 1999/44/EC of the European Parliament and of the Council of May 25, 1999 on certain aspects of the sale of consumer goods and associated guarantees, as amended;

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Directive 2000/31/EC of the European Parliament and of the Council of June 8, 2000 on certain legal aspects of information society services, in particular electronic commerce, in the internal market, as amended;

•	Directive 2005/29/EC of the European Parliament and of the Council of May 11, 2005 concerning unfair business-to-consumer commercial practices in the internal market, as amended;

•	Directive 2011/83/EU of the European Parliament and of the Council of October 25, 2011 on consumer rights (the “Consumer Rights Directive”); and

•	Regulation 2018/302/EU of the European Parliament and of the Council of February 18, 2018 on addressing unjustified geo-blocking (the “Geo-blocking Regulation”).

The aforementioned European directives on consumer protection and the national laws implementing or complementing these directives impose extensive duties and responsibilities on SSU described in more detail in the following.

Information Requirements

Online retailers are subject to extensive and formalized information requirements. For example, they have to provide potential customers with detailed and accurate information on the main characteristics of their products, price and payment details and on statutory withdrawal rights (see “Withdrawal Rights” below). Online retailers have to observe these requirements when designing and structuring their websites and apps as well as their ordering, payment and fulfillment processes.

As a result of changing legislation, online retailers are regularly required to adapt their offering and processes. For example, the Consumer Rights Directive requires online retailers to ensure that during the order process consumers explicitly acknowledge that their order implies an obligation to pay. If placing an order requires activating a button or a similar function, such button must be labeled “order with obligation to pay” or similarly labeled, and the retailer must ensure that consumers are made aware of certain key information relating to the purchase directly before placing orders by activating such button.

Warranty Rights

Online retailers are responsible for the conformity of their products with the agreed condition and liable to consumers for any lack thereof at the time of delivery. In case of product defects, consumers may require the relevant retailer to repair or replace the relevant products free of charge. Consumers may even request the removal of the originally delivered products and the reassembly or installation of the replacement products at the seller’s expense.

Withdrawal Rights

Consumers have the right to withdraw from online purchases without cause within 14 days from the day on which the consumer comes into possession of the relevant products. Certain online retailers may voluntarily extend such period for the exercise of withdrawal rights. Online retailers are required to inform consumers of their statutory withdrawal rights and failure to do so results in an extension of the withdrawal period by twelve months, unless the online retailer subsequently informs the customers of their withdrawal rights. In such case, the withdrawal period ends 14 days after the subsequent information. Consumers must exercise their withdrawal rights by explicitly declaring their withdrawal (e.g., in writing, per email or phone). A return of the relevant products without a clear statement indicating the intention to withdraw from the contract does not constitute a valid declaration of withdrawal.

Following a valid exercise of the statutory withdrawal right, the consumer is required to return the relevant products within 14 days. During the same period, the retailer is required to reimburse the purchase price, including shipping costs, if any. However, the retailer is not required to reimburse the consumer for any additional costs, if the consumer has expressly opted for a more expensive type of delivery (e.g., express delivery). The consumer generally has to bear the expenses for the return, unless the retailer has agreed to bear them or failed to properly inform the consumer that he will have to bear such expenses in case of a withdrawal. In addition, the consumer is also required to compensate the seller for any loss in the value of the returned products, unless (i) such loss was caused by the customary handling of the products in order to examine their condition, features and functionalities or (ii) the seller has failed to properly inform the customer of his statutory withdrawal rights.

Advertising

Advertising efforts (e.g., promotional games, newsletters and personalized product recommendations) are heavily regulated, in particular if distributed via email or telephone. Advertisements may not be misleading, harassing, coercing or unreasonably or otherwise unduly influence consumers. These criteria leave wide room for interpretation, resulting in significant uncertainty as to how competent authorities will apply them.

Anti-discrimination/Geo-blocking

On December 3, 2018, the Geo-blocking Regulation entered into force. Under the Geo-blocking Regulation, traders have an obligation to treat EU customers in the same manner when they are in the same situation, regardless of their nationality, place of residence or place of establishment. Customers from another EU member state must have the same access and possibility to acquire goods and services as local customers and must be allowed to access different national channels. The Geo-blocking Regulation covers situations which include both online and offline sales of goods and services as well as cases where these two channels are integrated (omni-channel).

While traders are free to choose the range of payment means they accept, they should not discriminate against customers within the EU by refusing transactions or applying different conditions of payment based on the customers’ nationality, place of residence or establishment or in relation to the location of the payment account, the establishment of the payment service provider or the place of issue of the payment instrument. Differential treatment is prohibited if payments are made by means of electronic transactions by credit transfer, direct debit or a card-based payment instrument within the same brand and category, authentication requirements are fulfilled and the payments are in a currency that the trader accepts. Traders are also free to limit the number of shipping destinations within the EU, to the extent customers do have the possibility to obtain delivery of their products by other means.

The Geo-blocking Regulation does not contain any rules on the enforcement of non-compliance with these obligations. Each member state must designate one or more bodies for its adequate and effective enforcement. In Germany, the Federal Network Agency (Bundesnetzagentur) is responsible for the enforcement of the Geo-blocking Regulation. It may, e.g., issue orders and impose fines on German traders who contravene the regulation.

Consequences of Non-Compliance

Failure to comply with provisions on consumer protection may give rise to civil liability, administrative orders or fines and may even result in the invalidity of the affected agreements with the relevant purchasers.

Product Safety

Requirement to ensure Product Safety

Online retailers marketing their products in the European Union have to act with due care to help ensure that their products are safe. To this end, Directive 2001/95/EC of the European Parliament and of the Council of December 3, 2001 on general product safety, as amended (the “Product Safety Directive”), which has been implemented in Germany by the German Act on Product Safety (Produktsicherheitsgesetz) as well as various governmental regulations (Rechtsverordnungen) on the safety of specific products and product groups, imposes various obligations on manufacturers and retailers.

Under the Product Safety Directive, retailers are required to act with due care to ensure compliance of their products with the applicable safety requirements, in particular by not marketing products, if they know, or should have presumed, that such products do not comply with such safety requirements. The Product Safety Directive applies to all products which are intended for consumers, or likely to be used by consumers even if not intended for them, whether new, used or reconditioned. However, the Product Safety Directive does not apply to secondhand products supplied as antiques or as products that need to be repaired or reconditioned prior to being used, if the retailer clearly informs the consumer of this condition.

In addition, retailers are generally required to participate in the monitoring of the safety of their products, especially by passing on information with respect to product risks, by keeping and providing the documentation necessary for tracing the origins of their products, and by cooperating with manufacturers and competent governmental authorities to mitigate risks from defective products. Retailers may also become subject to the even more extensive regulations relating to producers under the Product Safety Directive, for example if they modify their products in a way that affects the safety of such products.

Depending on the nature of the products SSU offers, in particular the individual materials used in the manufacture of such products, certain products may be subject to additional regulations, including the German Act on Food, Feed and Consumer Products (Lebensmittel, Bedarfsgegenstände- und Futtermittelgesetzbuch) and the German Consumer Goods Ordinance (Bedarfsgegenständeverordnung). These regulations are primarily aimed at protecting the health of consumers that come into contact with certain products and grant extensive powers to the competent governmental authorities in order to supervise the compliance of retailers with their legal duties.

Consequences of Non-Compliance

A violation of European or national product safety laws and related regulations may be sanctioned with fines and in severe cases even with criminal sanctions. The German Product Liability Act (Produkthaftungsgesetz (the “Product Liability Act”)) provides for an additional liability regime with respect to products that cause injury or death of a natural person or damage to property and such liability generally applies irrespective of fault (verschuldensunabhängig). Under the Product Liability Act, retailers are generally considered manufacturer with respect to establishing their product liability obligations. The Product Liability Act provides for a liability limit (Haftungshöchstbetrag) in an amount of €85.0 million. In addition, in case of damage to property, owners of such property are required to bear damages in an amount of €500.00 themselves.

Textile Labeling

Retailers who make textile products available within the European Union also have to comply with various requirements with respect to the use of textile fiber names as well as labeling and marking of the composition of textile products.

On the EU level, these aspects are governed by the Regulation (EU) No 1007/2011 of the European Parliament and of the Council of September 27, 2011 on textile fiber names and related labeling and marking of the fiber composition of textile products (the “Regulation on Textile Labeling”). It contains rules concerning the use of textile fiber names, the composition of multi-fibers, the content and form of labeling as well as the monitoring of the implementation of the respective requirements including market surveillance checks by the competent authorities.

In Germany the Act on Textile Labeling (Textilkennzeichnungsgesetz) has to be observed. Its provisions and duties are almost identical with to the Regulation on Textile Labeling, but it also provides for penalties for the violation of the legal duties of the retailer and/or the importer of textile products.

The Regulation on Textile Labeling does not apply to the labeling of certain types of footwear or of footwear in general. However, the Directive 94/11/EC of European Parliament and Council on the approximation of the laws, regulations and administrative provisions of the Member States relating to labeling of the materials used in the main components of footwear for sale to the consumer, as amended, which regulates the information on the composition of footwear that must be conveyed by means of labeling, and the German Consumer Goods Ordinance (Bedarfsgegenständeverordnung) have to be observed. Certain types of footwear and footwear in general have to be labeled by the manufacturer or the retailer making the products available on the Union market. The ordinance contains rules about the content and form of labeling and also provides for penalties for the violation of these duties.

Packaging

According to the German Packaging Act (Verpackungsgesetz) producers and distributors, including online retailers such as SSU, are obligated to register and participate in a disposal and recycling system. Packaging items that require registration and licensing under the law are sales packaging (Verkaufsverpackungen) and secondary packaging or outer packaging (Umverpackungen). Authorities may impose fines up to €200,000 on producers and retailers, including importers, who offer the packaging without proper registration.

Trademarks

The registration and protection of trademarks is regulated by international, European and national legislation:

On an international level, trademark registration and protection are, inter alia, governed by the Madrid Agreement Concerning the International Registration of Marks of April 14, 1891, as last amended on September 28, 1979 (the “MMA”), the Protocol Relating to the Madrid Agreement Concerning the International Registration of Marks of June 27, 1989, as last amended on November 12, 2007 (the “PMMA”), and the Paris Convention for the Protection of Industrial Property of March 20, 1883, as last amended on September 28, 1979.

On the European level, trademarks are governed by Directive (EU) 2015/2436 of the European Parliament and of the Council of December 16, 2015 to approximate the laws of the Member States relating to trademarks and, with respect to a union-wide trademark registration and protection regime, by Regulation (EU) 2017/1001 of June 14, 2017 on the European Union trade mark.

In Germany, trademarks are governed by the German Federal Trademark Act (Markengesetz).

Trademarks may be registered with the respective national trademark authority (e.g., the German Patent and Trade Mark Office (Deutsches Patent- and Markenamt)), as well as with the European Union Intellectual Property Office (the “EUIPO”) for union-wide registration, and, following either national or union-wide registration, via the World Intellectual Property Organization in countries which are parties to the MMA or PMMA for 10-year periods. Such registrations may be renewed repeatedly. Upon receiving an application, the EUIPO will examine whether there are grounds for refusal of granting the trademark registration (e.g., due to earlier, identical or similar trademarks registered in a member state of the European Union or a lack of distinctive character of the relevant trademark). Furthermore, proprietors of earlier trademarks may oppose the application for registration within three months of the publication of the application (e.g., if the new trademark and the products or services sold thereunder are identical or similar to their trademark and the products or services sold thereunder). Upon registration of a European trademark, the proprietor is entitled to prohibit any third party from using such trademark commercially without his prior consent. In addition, national trademark laws of the member states of the European Union stipulate that the proprietor of a European trademark is entitled to, inter alia, receive compensation for damages arising from the illegal use of his trademark.

Internet Domains

The reservation, transfer and renewal of generic top-level Internet domains (e.g., “.com”) and country code top-level Internet domains (e.g., “.de”) are administered by the Internet Corporation for Assigned Names and Numbers (“ICANN”), which is a US-based non-profit organization. The reservation, transfer and renewal of country code top-level Internet domains are administered by certain registrars which are accredited by ICANN. In Germany, Internet domains ending with “.de” are administered by DENIC eG (“DENIC”), a German non-profit organization. Reservations of country-code top-level Internet domains are made by DENIC depending on who is the first applicant for the relevant domain.

If a domain infringes on trademarks or name rights, the proprietor of the relevant trademarks or name rights can under certain conditions file an injunction to prevent the registration or use of such domain. Such proprietor may also be entitled to compensation for damages arising from infringements on such rights. Furthermore, specific dispute resolution proceedings are available for disputes over domains, including with respect to infringements of trademark or name rights. For example, the Uniform Domain-Name Dispute Resolution Policy of the ICANN applies to disputes over the abusive reservation and use of domains for generic and certain national top-level domains.

In Germany, DENIC refers to the German courts for any disputes arising from the reservation and use of national domains. German courts may, inter alia, approve requests for the cancellation of domains, but not for the transfer of the disputed domains. However, if an entry on the disputed domain has been made with DENIC, such domain is transferred automatically to the claimant upon cancellation of the relevant domain by the courts. In addition, holders of domains who are also proprietors of trademarks corresponding to such domains can under certain conditions defend their domains vis-a-vis third parties against abusive reservation or use on the grounds of trademark protection.

Human rights and environmental concerns

On June 11, 2021 the German federal parliament (Bundestag) adopted the so-called Supply Chain Act (Lieferkettensorgfaltspflichtgesetz), under which companies will have to carefully document their whole value chains, review their suppliers and prove that they are making efforts to comply with the required standards. The Supply Chain Act (Lieferkettengesetz) will make companies responsible for counteracting human rights violations in the production of their economic goods and provides for severe fines which may be imposed upon a defaulting company and imposes an obligation on companies to install a comprehensive risk management and compliance system to prevent violations. The law is will come into force in 2023. Violations can be sanctioned with a fine of up to 2% of the annual consolidated revenues.

In January 2021, the Legal Affairs Committee of the European Parliament called on the Commission to present a law that ensures companies are held accountable and liable when they harm or contribute to harming human rights, the environment and good governance. The European Parliament adopted a legislative initiative report in March 2021 calling for the adoption of a binding European law on the same matter. This would oblige companies to identify, address and remedy aspects of their value chains. It would also include a ban on imported products linked to severe human rights violations. Companies could be held liable for their actions and risk fines and legal remedies by victims. The Commission will present its legislative proposal on this matter later this year. The draft of the European law, in its current version, would impose stricter regulations than the Supply Chain Act (Lieferkettengesetz) as the European law would impose the regulations on the whole value chain. Also, the Supply Chain Act would only apply to Companies with more than 3,000 employees, and from 2024 with more than 1,000 employees, while the European law would already apply to companies with 250 employees. What the final draft will contain depends on the negotiations between the Commission, the European Parliament and the member states of the European Union. If passed, such laws could lead to significantly higher compliance costs.

E-Commerce laws in the US

Our business operations in the US (currently only covered by our US tennis business Midwest Sports) is subject to US federal and state laws and regulations applicable to all US ecommerce businesses. The main laws and regulations cover areas, among others, such as personal privacy and data security, consumer protection, processing of payments or sales and other taxes; other laws define and regulate unfair and deceptive trade practices. Certain applicable privacy laws and regulations require us to provide customers with our policies on sharing information with third parties, and advance notice of any changes to these policies. Related laws may govern the manner in which we store or transfer sensitive information or impose obligations on us in the event of a security breach or inadvertent disclosure of such information. Under applicable US federal and state laws and regulations addressing privacy and data security, we must provide notice to consumers of our policies with respect to the collection and use of personal information, and our sharing of personal information with third parties, and notice of any changes to our data handling practices.

In some instances, we may be obligated to give customers the right to prevent sharing of their personal information with third parties. Under applicable federal and state laws, we also are required to adhere to a number of requirements when sending commercial email to consumers, including identifying advertising and promotional emails as such, ensuring that subject lines are not deceptive, giving consumers an opportunity to opt-out of further communications and clearly disclosing our name and physical address in each commercial email. Regulation of privacy and data security matters is an evolving area, with new laws and regulations enacted frequently. For example, California enacted legislation that went into effect on January 1, 2020 that, among other things, requires new disclosures to California consumers, and affords such consumers new abilities to opt out of certain sales of personal information. In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission, or “FTC”, regulations, we must, and our network of influencers may be required to, accurately identify product offerings, not make misleading claims on our websites or in advertising, and use qualifying disclosures where and when appropriate. The growth and demand for ecommerce could result in more stringent domestic and foreign consumer protection laws that impose additional compliance burdens on companies that transact substantial business on the internet. New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our US business, or the application of existing laws and regulations to the internet and e-commerce generally could result in significant additional taxes on our US business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements.

SSU’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of SSU’ financial condition and results of operations together with its consolidated financial statements and the related notes thereto and the unaudited pro forma condensed combined financial statements and consolidated financial statements and the related notes thereto, each included elsewhere in this proxy statement/prospectus. The following discussion is based on SSU’s financial information prepared in accordance with the International Financial Reporting Standards (“IFRS”) and the interpretations of the IFRS Interpretations Committee (IFRS IC) as issued by the International Accounting Standards Board (IASB). Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to SSU’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. SSU’s fiscal year ends on September 30.

Overview

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider ourselves to be the global number one online sports specialty retailer measured by revenue. We define our relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces.

We sell products to customers through various online web shops as well as selected physical locations mainly to customers in the European Union as well as in Switzerland, Norway, the UK and the US, with approximately 250 million website visits and more than 5.4 million net orders in the fiscal year ended September 30, 2020 and approximately 279 million website visits and more than 6.3 million net orders in the twelve months ended March 31, 2021.

Our primary source of revenue is the sale of products, in particular, full bikes and bike spare parts, tennis rackets and accessories, outdoor gear, footwear and other sports products, through the websites of our various web shop brands. The business model in our core first party e-commerce business focuses on four key pillars to inspire, guide, serve and engage our customers. We believe that this focus on delivering a superior customer sports shopping experience compared to both online generalists and physical sports store retailers distinguishes SSU and drives high traffic, conversion rates and builds brand affinity resulting in an increasingly loyal customer base and growing revenue retention.

We intend to become a strategically important partner for suppliers, offline specialist stores and enthusiast communities beyond our core B2C e-commerce business in the coming years. We are developing multiple new business models leveraging the SSU’s technology, infrastructure, data, relationships, and people. These businesses which we describe as our platform businesses are a selection of services geared towards our ecosystem partners and designed to enable them to better reach and serve their end consumers.

Factors Affecting Our Performance

We believe that our performance and future success depend on several factors which have affected our performance in the periods for which financial information is presented in this proxy statement/prospectus and which will continue to affect our future performance. These factors present significant opportunities for us but also pose risks and challenges, including those discussed in the section of this proxy statement/prospectus titled “Risk Factors.” These factors include:

Growth of the sports market

The sports retail market and in-particular the sports verticals that we operate in have benefited from favorable growth trends over the recent years. As a result, and due to our investments in marketing and entering new territories we have successfully grown above the market rate in recent years. Our ability to continue growing will be dependent in part on the continued growth of the sports retail market.

Continued shift to e-commerce

Sports retail has steadily shifted online over recent years as measured by the percentage of total sports retail sales that have been transacted through online channels. The shift to online channels in conjunction with the broader growth in the sports retail market has resulted in significant online sports retail growth ahead of the total sports retail market. This continued shift has been attributed to consumers valuing the larger assortment online and associated convenience. Should the percentage of sports retail transactions occurring online not continue to increase, our ability to grow revenues would be largely dependent on the attractiveness of our customer proposition in combination with the effectiveness of our marketing efforts versus our competitors.

Acquisition of new and retention of existing customers

Our ability to attract new and retain existing customers is a key factor for our future growth. To date we have successfully acquired new customers through marketing and the development of our webshop brands. As a result, revenue has increased each year. If we are unable to acquire sufficient new customers or retain existing customers in the future, our revenue might decline. New customer growth and the retention of existing customers could be negatively impacted if our marketing efforts are less effective in the future. Increases in advertising rates could also negatively impact our ability to acquire new customers cost at attractive cost levels. Consumer tastes, preferences, and sentiment for our sports categories may also change and result in decreased demand for our products and services.

Seasonality

We are subject to seasonality given that, in particular, bike and outdoor as well as tennis have their high season in spring and summer. Accordingly, we generate a high proportion of our sales, growth and operating income during the third and fourth fiscal quarter. As a result, our overall profitability is heavily impacted by our third and fourth quarter operating results.

Additionally, weather conditions during this time of the year may also have an impact on our business. Due to our geographic footprint, the impact of weather conditions is partially mitigated by the fact that we reach customers throughout the entire European continent which is rarely affected by low-pressure weather conditions as a whole.

Integration of acquisitions

We have pursued selected acquisition opportunities in the past and will continue to pursue such opportunities in the future. As a result of the acquisitions of Internetstores, Tennis-Point, Probikeshop, Publikat and the Outfitter businesses, we incurred significant acquisition expenses. We expect to incur significant one-off expenses associated with the acquisitions and integrations of Wiggle, Midwest Sports and Tennis Express.

Integration of acquired businesses has focused primarily on combining and harmonizing group wide IT, logistics and marketing functions as well as establishing shared services in strategy and M&A, sourcing, finance, and HR and administration. If we are unable to efficiently integrate acquired businesses, we may not recover the financial investments to acquire such businesses.

Investments in growth

We expect to continue to invest in expansion to new territories, including our entrance into North America in Tennis and Bike, and our platform offerings. We expect to make significant investments in marketing to acquire new customers in new territories. Additionally, we intend to continue to invest in our fulfillment, technology, and operating capabilities to enhance our platform service offerings. In the short term, we expect these investments to increase our operating expenses, however, in the long term, we anticipate that these investments will result in an increased revenue contribution from higher margin platform services.

Operational Costs

Our cost base is significantly affected by marketing spend, distribution, personnel costs and IT & Other.

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Cost of marketing — marketing is one of the key company specific revenue drivers and we are constantly seeking to optimize and improve our marketing strategy in order to drive customer growth and order values. As the ratio of new to existing customers declines, we anticipate that the traditionally targeted range of 7 to 8% will decrease over time.

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Costs of distribution — Our existing distribution centers are continuously being optimized for growth of the operating companies. We have invested in automation to improve efficiency and reduce personnel costs. In addition, We have undertaken efforts to consolidate its warehousing capabilities. As a result, we expect this cost as a percentage of revenue to improve over time.

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Personnel costs — personnel costs are a significant component of our cost base; however, personnel costs are not proportional to increases in revenue. Further investments in automation and centralized shared corporate services will drive incremental efficiencies. As a result, we expect personnel costs as a percentage of revenue to improve as revenue grows.

•

IT & Other — IT & Other expenses consist of expense items not directly tied to the selling and fulfillment of products such as IT costs, rent not in scope of IFRS 16 and professional fees and other overhead costs. These expenses have generally not scaled in-line with sales growth. As a result, we expect IT & Other costs as a percentage of revenue to continue to improve as revenue grows.

COVID-19

The global community has faced special challenges regarding developments in connection with COVID-19. As a result of COVID-19 and the adoption of different laws within Europe to mitigate the consequences of the coronavirus pandemic, development in sales over the past year showed differing results within our segments. The Tennis segment initially showed a decline in revenue due to closed retail shops and closed tennis courts; however, revenues stabilized in May 2020 and exceeded prior year revenues for the fiscal year ended September 30, 2020. The Teamsport & Athleisure segment was also negatively impacted in March 2020, however since that time revenue in the segment largely recovered but ended the year below expectations for the fiscal year ended September 30, 2020. The Bike and Outdoor segment did not experience a decline in revenue.

COVID-19 did not have a material impact on our supply chain for the fiscal year ended September 30, 2020; however, since that time, especially in the Bike segment, we have experienced reduced levels of availability across the full-bike and parts and accessories categories. The uncertainties about the future development of the pandemic and its impact on the global economy remain and uncertainties in the global economy could have an adverse impact on us and our supply chain, future sales as well as our assets.

Key Operating Performance Metrics

SSU measures certain performance metrics comprising site visits, conversion rate, number of net orders and net average order value. All these performance metrics are, to the extent applicable, measured on a net basis, i.e., after value added taxes, returns and cancellations.

The key performance metrics shown in the table below are only derived from sales generated through online shops of entities owned by SSU as of the date of this proxy statement/prospectus and do not include revenue generated through sales partners (e.g. Zalando) or revenue from physical stores (offline sales). The key performance metrics shown in the table below represent aggregated information for the relevant entities and do not distinguish between pre- and post-acquisition of the relevant entities.

SSU’s key performance metrics are used by management to monitor the underlying performance of SSU’s operations and the performance of its sites. The key performance measures should be viewed as a supplement and not a substitute for the financial performance of SSU as shown in the financial statements included in this proxy statement/prospectus. The key performance metrics are also not meant to be predictive of future results. Since not all companies do calculate these measures in an identical manner, SSU’s presentation may not be consistent with similar metrics used by other companies. Therefore, undue reliance should not be placed on such data.

The following table provides information for the twelve-month periods ended September 30, 2019 and 2020 and March 31, 2021, respectively, and the six-month period ended March 31, 2021 as well as the nine-month period ended June 30, 2021.

	For the fiscal year ended September 30,		For the six month period ended March 31,		For the nine month period ended June, 30,
	2019	2020	2021	2020	2021[6]
	(unaudited)
Site Visits[1] (in millions)	207.4	250.2	126.3	97.5	197.2
Net Conversion Rate[2] (in %)	2.1	2.2	2.3	2.1	2.5
Number of Net Orders[3] (in thousands)	4,252	5,451	2,889	2.022	4,900
Net Average Order Value[4] (in €)	97.9	101.1	102.4	94.5	103.0
Active Customers[5] (in millions)	3.0	3.9	4.5	3.3	4.8

[1]	Defined as number of visits including mobile and website. Cut off at 30 minutes of inactivity and at date change. Not cut off at channel change during session.
[2]	Defined as total net orders (post cancellations and returns) divided by total visits.
[3]	Defined as orders post cancellations and returns.
[4]	Defined as total online revenue (excluding sales partners) divided by net orders (post value added taxes, cancellations and returns).
[5]	Defined as customers with one or more purchases within the last 12 months, irrespective of cancellations or returns.
[6]	Does not include Midwest Sports, WiggleCRC and Tennis Express.

The following tables show the development of SSU’s key performance metrics (excluding sales partners and offline sales) from October 1, 2018 to March 31, 2021 on a quarterly basis:

	Dec. 31, 2018	Mar. 31, 2019	June 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	June 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021
	(unaudited)
Site Visits[1] (in millions)	43	45	59	61	49	48	78	74	64	62
Site Visits (year-over-year growth in %)	20.4	21.7	13.7	11.7	14.3	8.0	32.7	22.6	31.3	27.8
Net Conversion Rate[2] (in %)	2.11	1.84	2.07	2.14	2.14	2.01	2.12	2.38	2.33	2.24
Net Conversion Rate (year-over-year growth in basis points)	90	2.0	(9.0)	3.0	3.0	17.0	5.0	24.0	19.0	23.0
Number of Net Orders[3] (in thousands)	905	825	1,224	1,298	1,049	973	1,662	1,768	1,502	1,387
Number of Net Orders (year-over-year growth in %)	25.7	23.1	9.2	13.1	16.0	17.9	35.8	36.1	43.2	42.6
Net Average Order Value (in €)	89.8	94.3	105.3	99.0	93.2	96.0	111.4	98.8	98.7	106.4
Net Average Order Value[4] (year-over-year growth in %)	(2.6)	(4.5)	(0.1)	9.1	3.8	1.8	5.8	(0.1)	6.0	10.8

[1]	Defined as number of visits including mobile and website. Cut off at 30 minutes of inactivity and at date change. Not cut off at channel change during session.
[2]	Defined as total net orders (post cancellations and returns) divided by total visits.
[3]	Defined as orders post cancellations and returns.
[4]	Defined as total online revenue (excluding sales partners) divided by net orders (post cancellations and returns).
[5]	Does not include Midwest Sports, WiggleCRC and Tennis Express.

Site visits refer to the number of visitors to each of SSU’s sites. Site visits are a useful indicator to understand SSU’s sites overall reach within the market. Site visits have increased from 207.4 million in the fiscal year ended September 30, 2019 to 250.2 million in the fiscal year ended September 30, 2020, showing accelerating year-over-year growth. The increase in site visits in the fiscal year ended September 30, 2020 is primarily attributable to improved performance-based marketing and marketing attribution tools and increased marketing spend across SSU’s sites.

Net conversion rate refers to the rate at which a site visit results in an order. Net conversion rate is a useful indicator to understand how effective SSU’ sites are at converting visits into orders. Net conversion rates are calculated by taking total site visits for the relevant period and dividing by the total number of net orders. Net conversion rates have increased from 2.1% in the fiscal year ended September 30, 2019 to 2.2% in the fiscal year ended September 30, 2020. The increase in conversion rates in the fiscal year ended September 30, 2020 compared to the previous year is primarily attributable to improvements in the customer journey across SSU’s websites and an increasing proportion of returning customers.

The number of net orders is defined as the total number of orders minus cancellations and returns. The number of net orders is a useful indicator to understand the ability of SSU’s sites to monetize their products. The number of net orders has increased from 4,252 thousand in the fiscal year ended September 30, 2019 to 5,451 thousand in the fiscal year ended September 30, 2020. The increase in the number of net orders in the fiscal year ended September 30, 2020 is primarily attributable to increased traffic and conversion.

The net average order value is calculated by dividing net revenue by net orders. Net average order value is a useful indicator as a further measure of monetization. Net average order value has increased from €97.9 in the fiscal year ended September 30, 2019 to €101.1 in the fiscal year ended September 30, 2020. Net average order value has been particularly affected by an increased share of items with a high average order value such as bikes and tennis rackets and improvements in our dynamic pricing engine.

Results of Operations

The following table summarizes SSU’s consolidated statements of operations for each period presented:

	For the fiscal year ended September 30,				For the six-month period ended March 31,
	2020		2019		2021		2020
	in € million	in % of net revenues	in € million	in % of net revenues	in € million	in % of net revenues	in € million	in % of net revenues
	(audited)				(unaudited)
Revenue	703.2		537.1		374.4		256.7
Own work capitalized	3.3	0.5%	3.4	0.6%	1.7	0.5%	1.4	0.5%
Other operating income	1.5	0.2%	4.4	0.8%	1.7	0.5%	1.1	0.4%
Cost of materials	(449.6)	(63.9)%	(351.6)	(65.5)%	(231.2)	(61.8)%	(166.0)	(64.7)%
Personnel expenses	(75.5)	(10.7)%	(59.9)	(11.2)%	(42.9)	(11.5)%	(34.9)	(13.6)%
Other operating expenses	(175.7)	(25.0)%	(144.6)	(26.9)%	(94.7)	(25.3)%	(66.3)	(25.8)%
Expenses for logistics and packaging	(69.9)	(9.9)%	(50.9)	(9.5)%	(39.4)	(10.5)%	(25.6)	(10.0)%
Marketing expenses	(49.6)	(7.1)%	(47.1)	(8.8)%	(24.5)	(6.5)%	(18.6)	(7.2)%
IT & Other expenses	(56.2)	(8.0)%	(46.6)	(8.7)%	(30.8)	(8.2)%	(22.1)	(8.6)%
Depreciation, amortization and impairment	(25.6)	(3.6)%	(21.0)	(3.9)%	(14.8)	(4.0)%	(11.6)	(4.5)%
Operating result	(18.4)	(2.6)%	(32.3)	(6.0)%	(5.9)	(1.6)%	(19.6)	(7.6)%
Finance income	0.2	0.0%	0.2	0.0%	0.0	0.0%	0.0	0.0%
Finance costs	(8.7)	(1.2)%	(7.4)	(1.4)%	(3.9)	(1.0)%	(3.0)	(1.2)%
Result from investments accounted for at equity	(0.7)	(0.1)%	0.0	0.0%	(0.6)	(0.2)%	0.0	0.0%
Earnings before tax (EBT)	(27.6)	(3.9)%	(39.5)	(7.4)%	(10.3)	(2.8)%	(22.5)	(8.8)%
Income tax expense (prior year benefit)	1.9	0.3%	3.6	0.7%	(1.7)	(0.5)%	4.4	1.7%
Loss for the period	(25.6)	(3.6)%	(35.9)	(6.7)%	(12.0)	(3.2)%	(18.1)	(7.1)%
of which attributable to non-controlling interests	(0.9)	(0.1)%	(3.1)	0.6%	0.7	0.2%	(1.6)	(0.6)%
of which attributable to the owners of SSU	(24.8)	(3.5)%	(32.8)	(6.1)%	(12.6)	(3.4)%	(16.6)	(6.5)%
Loss per shares
Basic and diluted loss per share	(1.4)		(2.4)		(0.7)		(0.9)

Revenue

Revenue includes revenue from the sale of merchandise net of deduction of sales tax, returns, prepayments, customer discounts and rebates.

Fiscal year ended September 30, 2020

For the fiscal year ended September 30, 2020, revenues were €703.2 million compared to €537.1 million in the fiscal year ended September 30, 2019. The increase in revenue was primarily due to increased net orders and increased average net order value.

Six months ended March 31, 2021

For the six months ended March 31, 2021, revenues were €374.4 million, an increase of €117.7 million, or 45.9%, compared to revenues of €256.7 million in the six months ended March 31, 2020. The increase in revenue was primarily due to increased net orders and increased average net order value.

Cost of material

Cost of material mainly consisted exclusively of cost for merchandise.

Fiscal year ended September 30, 2020

For the fiscal year ended September 30, 2020, cost of material was € 449.6 million, an increase of 27.9%, or €98.0 million, compared to €351.6 million in the fiscal year ended September 30, 2019. The increase in cost of material was mainly driven by higher order volumes.

Six months ended March 31, 2021

For the six months ended March 31, 2021, cost of material was €231.2 million, an increase of €65.2 million, or 39.3%, compared to €166.0 million in the six months ended March 31, 2020. The increase in cost of material resulted from higher order volumes.

Personnel expenses

Personnel expenses consisted of wages and salaries, social security contributions and other personnel expenses.

Fiscal year ended September 30, 2020

For the fiscal year ended September 30, 2020, personnel expenses were €75.5 million, an increase of 26.0%, or €15.6 million, compared to €59.9 million in the fiscal year ended September 30, 2019. Personnel expenses mainly consisted of wages and salaries. The increase in personnel expenses mainly resulted from an increase in employees across SSU.

Six months ended March 31, 2021

For the six months ended March 31, 2021, personnel expenses were €42.9 million, an increase of €8.0 million, or 22.9%, compared to €34.9 million in the six months ended March 31, 2020. The increase in personnel expenses resulted from an increase in employees and workers across our group.

Other operating expenses

Other operating expenses mainly consisted of expenses for logistics and packaging (relating primarily to outbound shipping costs, return shipping costs and packaging material), marketing expenses (relating primarily to search engine advertising (Google), costs for TV commercials and costs for price comparison websites), IT expenses and charges for payment services.

Fiscal year ended September 30, 2020

For the fiscal year ended September 30, 2020, expenses for logistics and packaging were €69.9 million, an increase of 37.3%, or €19.0 million, compared to €50.9 million in the fiscal year ended September 30, 2019. The increase in expenses for logistics and packaging mainly results from an increased order volume and the increase of the cost ratio is driven by a higher international share as well as higher carrier costs.

For the fiscal year ended September 30, 2020, marketing expenses were €49.6, an increase of 5.3%, or €2.5 million, compared to €47.1 million in the fiscal year ended September 30, 2019. In order to drive the sales volumes, marketing expenses were increased. The decrease of the cost ratio is driven by a higher share of organic traffic channels.

For the fiscal year ended September 30, 2020, IT & Other expenses were €56.2, an increase of 20.6%, or €9.6 million, compared to €46.6 million in the fiscal year ended September 30, 2019. The increase in IT & Other expenses mainly resulted from an increase in expenses for warehousing as well as IT expenses and the decrease of the cost ratio is driven by the operating leverage.

Six months ended March 31, 2021

For the six months ended March 31, 2021, expenses for logistics and packaging were €39.4 million, an increase of 53.9%, or €13.8 million, compared to €25.6 million in the six months ended March 31, 2020. The increase in expenses for logistics and packaging mainly results from an increased order volume and the increase of the cost ratio is driven by a higher international share as well as higher carrier costs.

For the six months ended March 31, 2021, marketing expenses were €24.5 million, an increase of 31.7%, or €5.9 million, compared to €18.6 million in the six months ended March 31, 2020. In order to drive the sales volumes, marketing expenses were increased. The decrease of the cost ratio is driven by a higher share of organic traffic channels.

For the six months ended March 31, 2021, IT & Other expenses were €30.8 million, an increase of 39.4%, or €8.7 million, compared to €22.1 million in the six months ended March 31, 2020. The increase in IT & Other expenses mainly resulted from increase in expenses for warehousing as well as IT expenses and the decrease of the cost ratio is driven by the operating leverage.

For the six months ended March 31, 2021, other operating expenses were €94.7 million, an increase of €28.4 million, or 42.8%, compared to €66.3 million in the six months ended March 31, 2020. The increase in other operating expenses resulted from increased order volumes.

Depreciation, amortization and impairment

Depreciation, amortization and impairment comprises depreciation, amortization and impairment of tangible and intangible assets.

Fiscal year ended September 30, 2020

For the fiscal year ended September 30, 2020, depreciation, amortization and impairment was €25.6 million, an increase of 21.9%, or €4.6 million, compared to €21.0 million in the fiscal year ended September 30, 2019. The increase in depreciation, amortization and impairment mainly resulted from the investments in logistics and technology and resulting in increased amortization.

Six months ended March 31, 2021

For the six months ended March 31, 2021, depreciation, amortization and impairment was €14.8 million, an increase of €3.2 million, or 27.6%, compared to €11.6 million in the six months ended March 31, 2020. The increase in depreciation, amortization and impairment resulted from an increase in IT and logistics investments.

Finance income and costs

Finance income includes interest income, foreign currency exchange gains and other financial income. Finance costs include interest expense on financial liabilities measured at amortized costs and other financing costs and foreign currency exchange losses.

Fiscal year ended September 30, 2020

For the fiscal year ended September 30, 2020, finance income was €0.2 million and remained stable compared to €0.2 million in the fiscal year ended September 30, 2019.

For the fiscal year ended September 30, 2020, finance costs were €8.7 million, an increase of €1.3 million, or 17.6%, compared to €7.4 million in the fiscal year ended September 30, 2019 and mainly driven by the subsequent measurement of the convertible loan.

Six months ended March 31, 2021

For the six months ended March 31, 2021, finance income was €0.0 million and remained constant as compared to €0.0 million in the six months ended March 31, 2020.

For the six months ended March 31, 2021, finance costs were €3.9 million, an increase of €0.9 million, or 30%, compared to €3.0 million in the six months ended March 31, 2020. The increase in finance costs resulted from the subsequent measurement of the convertible loan and an increase in interest expenses for the working capital loan.

Result from investments accounted for at equity

The result from investments accounted for at equity includes SSU’s share in the results of joint ventures and associates.

Fiscal year ended September 30, 2020

For the fiscal year ended September 30, 2020, the result from investments accounted for at equity was negative €0.7 million, a decrease of €0.7 million, compared to €0.0 million in the fiscal year ended September 30, 2019. The result from investments accounted for at equity mainly consisted of the pro rata loss of the AEON joint venture.

Six months ended March 31, 2021

For the six months ended March 31, 2021, the result from investments accounted for at equity was negative €0.6 million, a decrease of €0.6 million compared to €0.0 million in the six months ended March 31, 2020. The decrease in the result from investments accounted for at equity resulted from a pro rata loss of the AEON joint venture.

Income tax benefit /expense

Income tax benefit consists primarily of current tax and deferred income tax. Current income taxes are calculated by applying the tax regulations enacted or substantially enacted as of the reporting date in countries in which SSU’s businesses operate. Deferred taxes are recognized on temporary differences between the carrying amounts of the assets and liabilities in SSU’s financial statements and the corresponding tax bases used in the computation of taxable income in accordance with IAS 12. The tax rate in Germany that applies to SSU is the German corporation tax inclusive of solidarity surcharge of 15.8% and a trade tax rate of 17.2%.

Fiscal year ended September 30, 2020

For the fiscal year ended September 30, 2020, income tax benefit was €1.9 million, a decrease of 47.2%, or €0.7 million, compared to €3.6 million in the fiscal year ended September 30, 2019 with an effective tax rate of 6.9%. The decrease in income tax benefit mainly resulted from a decrease of deferred tax assets. Income taxes are based on the current estimated average annual effective income tax rate.

Six months ended March 31, 2021

For the six months ended March 31, 2021, income tax expense was €1.7 million, a decrease of €6.1 million compared to an income tax benefit of €4.4 million in the six months ended March 31, 2020. The income tax expense resulted from the increase in the provision for income taxes.

Segments

In accordance with IFRS 8, SSU has three operating segments. These reporting segments are comprised of:

•

Bike and Outdoor — the segment bike and outdoor includes the financial results of all business operations from retail activities and online business relating to the bike and outdoor customer categories;

•	Tennis — the segment tennis includes the financial results of all business operations from retail activities and online business relating to tennis with the main brands Tennis-Point and Tennis Pro;and

•	Teamsport and Athleisure— the segment teamsport and athleisure includes the financial results of all business operations from the sale of merchandise through the online shops StyleFile and OUTFITTER.

The following tables present certain financial information of SSU and the three above-mentioned reporting segments for the fiscal year ended and as of September 30, 2020:

	For the fiscal year ended September 30, 2020
	Tennis	Bike and Outdoor	Teamsport and Athleisure
	(in € million)
Revenue	125.9	497.5	84.4
External revenue	125.5	497.4	80.4
Intersegment revenue	0.4	0.1	4.0
Segment Adjusted EBITDA	2.2	24.8	(4.7)

During the fiscal year ended September 30, 2020, the focus for SSU was on further investing in its e-commerce and technology platform.

On a segment level, the segments Bike and Outdoor and Tennis exhibited significant growth respectively. The segment Bike and Outdoor achieved revenues of €497.5 million in the fiscal year ended September 30, 2020, compared to €370.0 million in the fiscal year ended September 30, 2019. The segment Tennis generated revenues of €125.9 million in the fiscal year ended September 30, 2020, compared to €98.2 million in the fiscal year ended September 30, 2019. This growth is primarily due to growing online penetration in these verticals resulting in increased traffic and net orders. In the segment teamsport and athleisure, revenue improved considerably to €84.4 million in the fiscal year ended September 30, 2020 from €72.4 million in the fiscal year ended September 2019 mainly driven by growth in sales from marketplaces.

The segment Bike & Outdoor generated a segment adjusted EBITDA of €24.8 million in the fiscal year ended September 30, 2020 compared to € 4.3 million in the fiscal year ended September 30, 2019. Main drivers within the segment have been an improved ratio of cost of materials and marketing expenses to net revenues. The segment Tennis generated a segment adjusted EBITDA of €2.2 million in the fiscal year ended September 30, 2020, compared to € 3.7 million in the fiscal year ended September 30, 2019. The decrease was mainly COVID-19 related and the accompanying marketing investment to increase revenues. The segment teamsport & athleisure generated a segment adjusted EBITDA of negative €4.7 million in the fiscal year ended September 30, 2020, compared to negative € 4.4 million in the fiscal year ended September 30, 2019. The slight decrease was also mainly COVID-19 related and the associated decrease of the higher margin teamsport business.

	As of September 30, 2020
	Tennis	Bike and Outdoor	Teamsport and Athleisure
	(in € million)
Segment Assets	122.5	435.7	82.1
Segment Liabilities	84.6	273.5	96.1

The following tables present certain financial information of SSU and the three above-mentioned operating segments for the fiscal year ended and as of September 30, 2019:

	For the fiscal year ended September 30, 2019
	Tennis	Bike and Outdoor	Teamsport and Athleisure
	(in € million)
Revenue	98.2	370.0	72.4
External revenue	96.1	370.0	70.7
Intersegment revenue	2.1	—	1.7
Segment Adjusted EBITDA	3.7	4.3	(4.4)

	As of September 30, 2019
	Tennis	Bike and Outdoor	Teamsport and Athleisure
	(in € million)
Segment Assets	125.1	396.2	65.9
Segment Liabilities	80.2	231.9	66.6

The following table presents the geographical breakdown of external revenues for the fiscal years ended and as of September 30, 2019 and September 30, 2020:

	For the fiscal year ended September 30,
€ million	2019	2020
Germany	248.5	284.2
Switzerland	50.5	80.4
Austria	23.5	31.2
France	75.7	105.3
Rest of the World	138.9	202.2
Total	537.1	703.2

Non-IFRS Financial Measures

Adjusted EBITDA

Adjusted EBITDA on a consolidated basis is used by management to evaluate SSU’s consolidated core on a consolidated basis operating performance on a comparable basis and to make strategic decisions. SSU believes Adjusted EBITDA on a consolidated basis is useful to investors for the same reasons as well as in evaluating SSU’s operating performance against competitors, which commonly disclose similar performance measures. However, SSU’s calculation of Adjusted EBITDA on a consolidated basis may not be comparable to other similarly titled performance measures of other companies. Adjusted EBITDA on a consolidated basis is not intended to be a substitute for any IFRS financial measure.

The following table presents a reconciliation of SSU’s Adjusted EBITDA on a consolidated basis from its consolidated net loss for the periods indicated.

	For the fiscal year ended September 30,		For the six-month period ended March 31,		For the nine month period ended June 30,
	2020	2019	2021	2020	2021
	(in € million)
Net loss for the period	(25.7)	(35.9)	(12.0)	(18.1)	(24.9)
Income tax benefit	(1.9)	(3.6)	1.7	(4.4)	4.6
Earnings before taxes (EBT)	(27.6)	(39.5)	(10.3)	(22.5)	(20.3)
Depreciation and amortization	25.6	21.0	14.8	11.6	22.4
Finance income	(0.2)	(0.2)	0.0	0.0	(0.1)
Finance costs	8.7	7.4	3.9	3.0	8.6
Result from investments accounted for at equity	0.7	0.0	0.6	0.0	0.9
EBITDA	7.2	(11.3)	9.0	(7.9)	11.5
Acquisition related charges[1]	0.4	0.8	(0.0)	0.1	0.4
Reorganization and restructuring costs[2]	3.2	0.7	1.1	1.5	1.7
Consulting fees[3]	1.1	2.7	3.2	0.1	13.2
Share-based compensation[4]	0.1	0.1	—	(0.4)	—
Other items not directly related to current operations[5]	2.5	1.2	0.1	0.1	0.0
Adjusted EBITDA	14.5	(5.8)	13.4	(6.5)	26.8
[1]

Acquisition related charges consist of transaction costs incurred from acquisitions during the period or subsequent business integration related project costs directly associated with an acquired business.

[2]

Reorganization and restructuring costs represent fees and costs associated with various internal reorganization and restructuring initiatives across the Company’s segments, including severance costs in the amount of €0.9 million in the fiscal year ended September 30, 2020, and €0.4 million and €0.5 million in the six-month periods ended March 31, 2021 and 2020, respectively, restructuring costs in the amount of €1.0 million in the fiscal year ended September 30, 2020, and €0.4 million and €0.6 million in the six-month periods ended March 31, 2021 and 2020, and changes to share-based compensation plans as a result of the reorganization or restructuring.

[3]

Consulting fees primarily include expenses related to a cancelled equity offering in the amount of €2.5 million in the fiscal year ended September 30, 2019; expenses incurred in connection with acquisitions in the amount of €0.2 million in the six-month period ended March 31, 2021 and €0.7 million in the nine-month period ended June 30, 2021 and expenses related to the implementation of a new ERP system in the amount of €0.3 million in the fiscal year ended September 30, 2020, €0.5 million in the six-month period ended March 31, 2021 and €1.1 million in the nine-month period ended June 30, 2021. Fees related to the Business Combination in the amount of €0.7 million in the fiscal year ended September 30, 2020, €2.5 million in the six-month period ended March 31, 2021 and €11.2 million in the nine-month period ended June 30, 2021.

[4]	Share-based compensation represents non-cash share-based compensation expenses related to option awards to employees and executives.
[5]

Other items are excluded from adjusted EBITDA because they are not considered to be representative of the core performance of our businesses. These items include a long term incentive plan in the amount of €1.4 million in the fiscal year ended September 30, 2020 and the derecognition of supplier bonuses in the amount of €0.4 million in the fiscal year ended September 30, 2019.

Fiscal year ended September 30, 2020

For the fiscal year ended September 30, 2020, EBITDA was €7.2 million, an increase of €18.5 million, compared to negative €11.3 million in the fiscal year ended September 30, 2019 and adjusted EBITDA was €14.5 million in the fiscal year ended September 30, 2020, an increase of €20.3 million, compared to negative €(5.8) million in the fiscal year ended September 30, 2019. The increase in EBITDA and adjusted EBITDA mainly resulted from an improved ratio of cost of materials and operating expenditures to net revenues.

Six months ended March 31, 2021

For the six months ended March 31, 2021, EBITDA was €9.0 million, an increase of €16.9 million compared to negative €7.9 million in the six months ended March 31, 2020. Adjusted EBITDA amounted to €13.4 million in the six months ended March 31, 2021, an increase of €19.9 million compared to negative €6.5 million in the six months ended March 31, 2020. The increase in EBITDA and adjusted EBITDA resulted from an improved ratio of cost of materials and operating expenditures to net revenues.

Nine months ended June 3, 2021

For the nine months ended June 30, 2021, EBITDA was €11.5 million, an increase of €6.4 million compared to €5.1 million in the nine months ended June 30, 2020. Adjusted EBITDA amounted to €26.8 million in the nine months ended June 30, 2021, an increase of €18.7 million compared to €8.1 million in the nine months ended June 30, 2020. The increase in EBITDA and adjusted EBITDA resulted from an improved ratio of cost of materials and operating income to net revenues.

Consolidated Statements of Financial Position

The following tables summarize SSU’s consolidated statements of financial position for each period presented:

Assets

	As of September 30,		As of March 31,
	2020	2019	2021	2020
	(audited)		(unaudited)
	(in € million)
Property, plant and equipment	33.9	23.2	39.6	27.6
Right-of-use-assets	35.3	37.2	45.7	38.3
Intangible assets and goodwill	313.7	313.3	309.5	312.1
Investments accounted for using the equity method	0.7	1.9	0.2	3.1
Other non-current financial assets	0.6	0.5	1.0	0.4
Deferred tax assets	—	0.0	0.0	0.7
Non-current assets	384.2	376.1	396.0	382.2
Inventories	147.8	136.8	174.1	185.2
Trade receivables	21.6	20.4	27.7	20.2
Income tax receivables	—	—	—	0.5
Other current financial assets	13.3	9.8	11.2	7.6
Other current assets	19.5	24.0	30.7	28.0
Cash and cash equivalents	95.6	108.1	53.0	89.9
Current assets	297.8	299.1	296.7	331.4
Total assets	682.0	675.1	692.7	713.6

As of September 30, 2019, total assets were €675.1 million. Total assets include mainly intangible assets consisting mainly of goodwill, domains and software as well as cash and inventories.

As of September 30, 2020, total assets were €682.0 million, an increase of 1.0%, or €6.9 million, compared to total assets of €675.1 million as of September 30, 2019. This increase is due to the overall growth of the business and the accompanying increase in fixed assets and working capital.

As of March 31, 2021, total assets were €692.7 million, an increase of €10.7 million, or 1.6%, compared to total assets of €682.0 million as of September 30, 2020. The increase in total assets was primarily affected by an increase in inventory levels and right-of-use-assets.

Equity

	As of September 30,		As of March 31,
	2020	2019	2021	2020
	(audited)		(unaudited)
	(in € million)
Share capital	17.6	17.6	17.6	17.6
Capital reserve	370.4	367.3	370.4	370.4
Retained earnings	(64.6)	(39.7)	(93.2)	(56.4)
Other reserves	(0.7)	(0.9)	(0.2)	(1.5)
Capital and reserves attributable to the owners of SSU	322.7	344.3	294.7	330.2
Non-controlling interests	24.4	26.0	22.2	24.0
Total equity	347.1	370.3	316.9	354.1

As of September 30, 2019, total equity was €370.3 million. Total equity includes €26.0 million non-controlling interests.

As of September 30, 2020, total equity was €347.1 million, a decrease of 6.3%, or €23.2 million, compared to total equity of €370.3 million as of September 30, 2019. This decrease is due to the net loss in 2020.

As of March 31, 2021, total equity was €316.9 million, a decrease of €30.2 million, or 8.7%, compared to total equity of €347.1 million as of September 30, 2020. The decrease in total equity was mainly due to the net loss in this time period.

Liabilities

	As of September 30,		As of March 31,
	2020	2019	2021	2020
	(audited)		(unaudited)
	(in € million)
Non-current provisions	0.1	0.4	0.1	0.1
Non-current financial liabilities	138.9	112.6	157.4	106.9
Other non-current liabilities	0.1	0.1	0.3	0.1
Deferred tax liabilities	39.6	41.9	40.3	37.8
Non-current liabilities	178.6	154.9	198.0	144.9
Current income tax liabilities	—	—	—	0.0
Current provisions	2.9	0.4	3.0	0.9
Trade payables	79.3	88.3	102.3	96.8
Other current financial liabilities	28.2	27.5	26.9	82.4
Other current liabilities	40.2	30.3	40.9	30.8
Contract liabilities	5.7	3.4	4.8	3.7
Current liabilities	156.3	149.9	177.8	214.6
Total liabilities	334.9	304.9	375.8	359.5

As of September 30, 2019, total liabilities were €304.9 million. Total liabilities include mainly shareholder loans, trade payables, deferred income tax liabilities due to purchase price allocation, finance lease liabilities and other current liabilities (mainly VAT related).

As of September 30, 2020, total liabilities were €334.9 million, an increase of 9.8%, or €30.0 million, compared to total liabilities of €304.9 million as of September 30, 2019. This increase is mainly due to the increase in non-current financial liabilities which includes a working capital loan in the amount of €30 million as of September 20, 2020.

As of March 31, 2021, total liabilities were €375.8 million, an increase of €40.9 million, or 12.2%, compared to total equity of €334.9 million as of September 30, 2020. The increase in total liabilities was mainly due to an increase in trade payables and non-current financial liabilities.

Liquidity and Capital Resources

Sources and uses of funds

SSU’s primary sources of capital include:

•	existing cash reserves;

•	convertible loans; and

•	a revolving credit facility.

Net Working Capital

Net working capital is defined as inventories plus trade receivables minus trade payables. The amount of cash flows and working capital SSU requires to support its operational fluctuations throughout the year, primarily driven by the seasonality of its business. SSU’s working capital requirements are also affected by payment terms agreed with its suppliers.

Typically, the third and the fourth quarters of the fiscal year are SSU’s strongest sales quarters. Conversely, inventory levels need to be strongest in these quarters in order to fulfil the high demand. In parallel, also trade receivables increase during that period as well as trade payables due to high volume of incoming goods. In total, generally net working capital is lowest in the third quarter of the fiscal year (as a result of the maturity of the payment terms with suppliers for inventory acquired in advance of SSU´s peak selling season) and highest in the fourth quarter (as supplier invoices come due).

SSU continuously strives to improve its days inventory outstanding, foster strong relationships with suppliers to improve days payables outstanding while offering a good payment services mix for its clients without increasing days sales outstanding. These initiatives include the following:

Trade payables

Given SSU’s scale and the significance of its business to its suppliers, SSU has been able to further diversify its supplier portfolio and deepen relationships with existing suppliers, allowing SSU to renegotiate and further extend payment terms with them.

Together with SSU’s trade buying associations, SSU can offer suppliers to receive their funds early by accepting a discount on the face value. This allows SSU to negotiate competitive payment terms with our suppliers.

As of September 30, 2020, trade payables were €79.3 million, a decrease of 10.8%, or €9.6 million, compared to trade payables of €88.9 million as of September 30, 2019. The decrease in trade payables is driven by maximizing the utilization of cash discounts.

Inventories

SSU’s increasing size allows it to order the same quantities more efficiently, both in terms of size of orders and frequency, especially in the bike and private label part of its business. This results in inventory being fewer days on stock as SSU grows. Furthermore, SSU’s re-ordering tools allow it to grow without taking on substantially higher inventory in the tennis, outdoor, teamsport and athleisure businesses.

For the reporting periods, days inventory outstanding, defined as inventories as of the balance sheet date divided by costs of material per day, are 142 days for the fiscal year ended September 30, 2019, 120 days for the fiscal year ended September 30, 2020, 162 days for the six months ended March 31, 2020 and 137 days for the six months ended March 31, 2021.

Trade receivables

Since a large part of SSU’s clients pay by online service payment providers or credit cards, days sales outstanding, defined as trade receivables as of the balance sheet date divided by net revenues per day, are rather low with 11 days during the fiscal year ended September 30, 2020, 15 days for the six months ended March 31, 2020 and 14 days for the six months ended March 31, 2021.

Cash and Cash Equivalents

SSU had cash and cash equivalents of €108.1 million as of September 30, 2019 and cash and cash equivalents of €95.6 million as of September 30, 2020, cash and cash equivalents of €90.0 million as of March 31, 2020 and cash and cash equivalents of €53 million as of March 31, 2021, which primarily consisted of cash and bank deposits.

Consolidated Cash Flows

The following table summarizes SSU’s consolidated cash flows for each of the periods presented:

	For the fiscal year ended September 30,		For the six-month period ended March 31,
	2020* (Restated)	2019* (Restated)	2021* (Restated)	2020* (Restated)
	(audited)		(unaudited)
	(in € million)
Earnings before taxes	(27.6)	(39.5)	(10.3)	(22.5)
Depreciation and amortization	25.6	21.0	14.8	11.6
Income from investments accounted for using the equity method	0.7	0.0	0.6	—
Net finance costs	8.5	7.2	3.9	3.0
Other non-cash income and expenses	0.1	(3.0)	(0.3)	(0.1)
Change in other non-current assets and liabilities**	(0.5)	1.1	(0.4)	(0.6)
Change in
Change in inventories	(10.9)	(29.0)	(26.3)	(48.4)
Change in trade receivables	(1.1)	4.1	(6.1)	0.2
Change in other current financial assets	(3.5)	(7.3)	2.1	1.8
Change in other current assets	4.4	(9.1)	(11.2)	(4.5)
Change in current provisions	2.5	(5.7)	0.1	0.5
Change in trade payables	(9.0)	19.7	23.0	8.5
Change in other current financial liabilities	(5.1)	2.8	6.8	2.8
Change in other current liabilities	9.6	13.3	(0.3)	0.6
Change in contract liabilities	2.2	3.1	(0.9)	0.2
Income tax payment	(0.1)	(0.8)	(0.4)	(0.1)
Net cash flow from operating activities	(4.2)	(22.1)	(4.3)	(47.1)
Acquisition of intangible assets and property, plant and equipment	(26.5)	(24.8)	(11.0)	(11.9)

	For the fiscal year ended September 30,		For the six-month period ended March 31,
	2020* (Restated)	2019* (Restated)	2021* (Restated)	2020* (Restated)
	(audited)		(unaudited)
	(in € million)
Proceeds from the sale of intangible assets and property, plant and equipment	0.0	0.0	0.0	0.0
Acquisition of subsidiaries, net of cash acquired	(0.3)	(4.3)	—	—
Acquisition of shares in equity method investments	(1.2)	0.0	—	(1.3)
Interest received	0.0	0.0	—	—
Net cash flow from investing activities	(28.0)	(29.1)	(11.0)	(13.2)
Proceeds from capital contributions	0.0	138.6	—	—
Proceeds from the issue of convertible loans	24.4	—	—	24.4
Proceeds from financial liabilities to shareholders	0.0	31.5	—	—
Repayments of financial liabilities to related parties	(25.2)	(14.3)	—	(25.0)
Proceeds from financial liabilities to financial institutions	34.8	1.1	—	50.6
Repayment of financial liabilities to financial institutions	(1.3)	(2.6)	(17.4)	(0.9)
Acquisitions of NCI	(0.4)	—	(1.8)	(0.4)
Repayment of other loans	(0.4)	—	—	—
Payments for lease liabilities	(7.8)	(6.4)	(4.8)	(3.7)
Interest paid	(4.4)	(5.0)	(3.3)	(2.9)
Net cash flow from financing activities	19.7	142.9	(27.3)	42.1
Effects of movements in exchange rates on cash held	0.0	0.0	0.0	0.0
Change in cash and cash equivalents	(12.5)	91.7	(42.6)	(18.2)
Cash and cash equivalents as of October 1	108.1	16.4	95.6	108.1
Cash and cash equivalents as of September 30	95.6	108.1	53.0	89.9

*

The information is restated on account of correction of errors. See note 8.3 to the consolidated financial statements of SSU for the fiscal years ended September 30, 2020 and September 30, 2019 and note 15 of the unaudited interim condensed consolidated financial statements of SSU as of and for the six-month period ended March 31, 2021.

**

Includes change in other non-current assets of EUR (0.2) million for the fiscal year ended September 30, 2020 and EUR 1.0 million for the fiscal year ended September 30, 2019 and change in other non-current liabilities of EUR (0.3) million for the fiscal year ended September 30, 2020 and EUR 0.1 million for the fiscal year ended September 30, 2019 and change in other non-current assets of EUR (0.2) million for the six-month period ended March 31, 2021 and EUR 0.1 million for the six-month period ended March 31, 2020, respectively, and change in other non-current liabilities of EUR (0.2) million or the six-month period ended March 31, 2021 and EUR (0.7) million for the six-month period ended March 31, 2020, respectively.

Net Cash Flows from Operating Activities

For the fiscal year ended September 30, 2019, net cash flow from operating activities was negative €22.1 million and primarily resulted from the increase in net working capital.

For the fiscal year ended September 30, 2020, net cash flow from operating activities was negative €4.2 million, an increase of €17.9 million, compared to cash flow from operating activities of negative €22.1 million in the fiscal year ended September 30, 2019. This decrease in cash outflow was due to improvements in profitability and net working capital.

For the six-month period ended March 31, 2021, net cash flow from operating activities was negative €4.3 million, an increase of €42.8 million, compared to net cash flow from operating activities of negative €47.1 million in the six-month period ended March 31, 2020. This increase in net cash flow from operating activities was primarily due to enhanced operative performance.

Net Cash Flows from Investing Activities

For the fiscal year ended September 30, 2019, net cash flows from investing activities was negative €29.1 million and primarily resulted from investments in fulfillment infrastructure and IT.

For the fiscal year ended September 30, 2020, net cash flows from investing activities was negative €28.0 million, an increase of €1.1 million, or 3.8%, compared to net cash flows from investing activities of negative €29.1 million in the fiscal year ended September 30, 2019. This increase is due to increased investments in fulfillment infrastructure.

For the six-month period ended March 31, 2021, net cash flows from investing activities was negative €11.0 million, an increase of €2.2 million, or 16.7%, compared to net cash flows from investing activities of negative €13.2 million in the six-month period ended March 31, 2020.

Net Cash Flows from Financing Activities

For the fiscal year ended September 30, 2019, net cash flows from financing activities were €142.9 million and primarily resulted from capital contributions from shareholders.

For the fiscal year ended September 30, 2020, net cash flows from financing activities were €19.7 million, a decrease of €123.2 million, or 86.2%, compared to net cash flows from financing activities of €142.9 million in the fiscal year ended September 30, 2019. This decrease is due to significantly lower capital contributions in the period.

For the six-month period ended March 31, 2021, net cash flow from financing activities was negative €27.3 million, a decrease of €69.4 million, compared to net cash flow from financing activities of €42.1 million in the six-month period ended March 31, 2020. This decrease was due to the repayment of financial liabilities to financial institutions.

Financial Liabilities. As of September 30, 2019 there were loans from affiliated companies with a total amount of €75 million. Of this amount, €25 million were repaid to SISH and €50 million was converted into a convertible loan bearing interest at 5.25%. Another €25 million was issued as a convertible loan to the RAG Foundation. Both loans have a term of 5 years. Liabilities to financial institutions mainly consist of non-current financial liabilities by certain entities of the Group under lines of credit with clearing banks. The average interest rates on the borrowings at September 30, 2020 and 2019 were 1.8% and 5.6%, respectively. The average interest rates on the other current financial liabilities at September 30, 2020 and 2019 were 5.8% and 1.8%, respectively.

Contingent Liabilities. Liabilities of Publikat GmbH to banks totaling €8 million are secured by inventories, trade receivables and mortgages granted by the company’s management.

Commitments and Contractual Obligations

The following table presents our commitments and contractual obligations as of September 30, 2020:

	As of September 30, 2020
	< 1 year	1-5 years	> 5 years
	(in € million)
Financial liabilities to financial institutions	10.5	35.1	—
Lease liabilities	8.1	20.1	8.6
Other financial liabilities	8.3	2.7	—
Trade payables	79.2	—	—
Convertible loan	5.3	76.0	—
Thereof related parties/shareholders	3.9	50.7	—
Total	111.4	133.9	8.6

Quantitative and Qualitative Disclosures on Selected Risks

Credit and Default Risks

Credit and default risk management refers to potential losses resulting from the inability of business partners to meet their contractual obligations to SSU. The credit risk arises mainly from SSU’s receivables from its customers. In the opinion of management, the credit risk of SSU is mainly influenced by the individual characteristics of each customer. However, management also takes into account the factors which may influence the credit risk of the customer base, including the default risk associated with the respective industry.

SSU’s credit risk management includes the ongoing review of receivables from contractual parties and the credit assessment of new and existing contractual partners. There are no significant market-related risk concentrations in the individual industries due to different geographical markets and customer groups. From management’s point of view, the credit risks from trade receivables are relatively low due to the need for immediate bank transfers, credit card payments, PayPal payments and advance payments.

Nevertheless, the receivables are monitored on an ongoing basis. The monitoring of receivables is the responsibility of the managing directors of the individual subsidiaries. They are obliged to review the receivables regularly and draw up appropriate action plans. The decision on the creation of allowances is made individually by the companies. In the case of doubtful receivables, impairment losses are recognized in the amount of the default risk. If financial assets are uncollectible, they are written off in full.

Since SSU only cooperates with well-known credit-worthy financial institutions, expected credit losses were not recorded due to immateriality. Furthermore, these financial assets are highly liquid and flexible and therefore can be easily accessed by SSU.

Due to the global activities of SSU and the associated diversification, there were no significant concentrations of risk in the past fiscal year.

The following table contains information on the default risk and expected credit losses for trade receivables:

	As of September 30, 2020
	Gross carrying amounts	Value adjustment
	(in € million)
Low risk	19.7	(2.8)
Medium risk	6.1	(1.4)
Total	25.8	(4.2)

Low risks exist in particular for business customers and for secured receivables. Medium risks exist when entering into transactions with private customers where no collateral exists.

In the previous year, the default risk and expected credit losses were as follows:

	As of September 30, 2019
	Gross carrying amounts	Value adjustment
	(in € million)
Low risk	15.1	(0.6)
Medium risk	6.9	(1.0)
Total	22.0	(1.6)

The gross carrying amount of trade receivables and the valuation adjustments developed as follows in the fiscal years ended September 30, 2020 and 2019:

	As of September 30,
	2020	2019
	(in € million)
Receivables at the beginning of the reporting period	22.0	24.0
Business combinations	0.1	3.7
Additions	24.2	20.1
Payments	(20.0)	(25.3)
Written-off receivables	(0.6)	(0.5)
Exchange rate differences	0.0	0.0
Receivables at the end of the reporting period	25.8	22.0

In 2020, the impairment loss for trade receivables relating to the franchise business were higher than in the previous year due to the COVID-19 pandemic.

As of September 30, 2020
(in € million)
Value adjustment (ECL) at the beginning of the reporting period	(1.6)
Business combinations	—
Additions	(3.1)
Utilization	0.6
Cancellations	0.1
Exchange rate differences	—
Value adjustment at the end of the reporting period	(4.2)

As of September 30, 2019
(in € million)
Value adjustment (ECL) at the beginning of the reporting period	(0.9)
Adjustment from first times application of IFRS 9	(0.1)
Value adjustment after conversion to IFRS 9	(1.0)
Business combinations	(0.3)
Additions	(0.9)
Utilization	0.5
Value adjustment at the end of the reporting period	(1.6)

The carrying amount of the financial assets plus the value adjustments recorded in the consolidates statement of financial position represents the maximum credit risk to which SSU is exposed on the balance sheet date. There were no impairments for other financial assets.

Liquidity Risk

Liquidity risks arise for SSU from contractual liabilities to repay debts in full and when they are due as well as from accelerated repayment of contractual liabilities before their stated maturities in certain instances. SSU’s approach to liquidity management is to ensure as far as possible that it has sufficient liquidity to meet its liabilities as they fall due, both under normal and more difficult conditions, without incurring unacceptable losses or compromising the reputation of SSU. In order to minimize this risk, incoming and outgoing payments and maturities are continuously monitored and controlled. Liquidity management includes the determination of liquidity requirements and liquidity surpluses.

Market Risks

The market risk is a risk that changes in market prices could affect the results of SSU or the value of its holdings of financial instruments. The aim of market risk management is to manage and control market risk positions with acceptable parameters.

The market risk to SSU is exposed mainly consists of minor exchange rate risks. These risks are constantly monitored by the Group and controlled by contractual agreements. SSU uses derivatives to manage foreign currency risks. All these transactions are carried out within the framework of the risk management guidelines.

Foreign Currency Risk

SSU is exposed to currency risks to a limited extent that there is a mismatch between the currencies in which sales and purchases are denominated and the respective functional currencies of the companies of SSU. Exchange rate risks exist primarily for the Swiss franc (CHF), the Swedish krona (SEK), the Norwegian krona (NOK) and the US Dollar (USD). In order to reduce the effects of exchange rate fluctuations, SSU continuously quantifies the exchange rate risk and hedges all significant risks by means of forward exchange transactions.

SSU is exposed to foreign currency risks through highly probable payments in USD, an intercompany loan in SEK and sales in CHF. In order to minimize foreign currency risk, SSU concludes corresponding forward transactions. As a result of the hedging transactions concluded for this risk, the Group was not exposed to any significant currency risk.

As of September 30, 2020, there were significant assets denominated in foreign currencies amounting to USD 0.3 million, CHF 4.7 million, SEK 38.0 million and NOK 29.3 million and liabilities amounting to USD 3.7 million, CHF 2.3 million, SEK 16.0 million and NOK 1.5 million.

For highly probable payments in USD from imports and revenues in CHF, cash flow hedge accounting is applied for SSU. SSU aims to achieve a hedge ratio of up to 100%.

The purpose of applying hedge accounting is to prevent a temporary distortion of the result by the gains or losses from the fair value measurement of the derivatives concluded to hedge existing currency risks.

The existing foreign currency risk and the associated hedging of these risks is constantly monitored. SSU’s risk management strategy aims to minimize the impact of changes in foreign exchange rates on transactions that have already been agreed or are highly likely to occur. In principle, it is SSU’s policy that the critical terms of the forward transaction correspond to the hedged underlying transaction. SSU determines the existence of an economic relationship between the hedging instrument and the hedged underlying transaction on the basis of the currency, amount and timing of their respective cash flows.

SSU uses the hypothetical derivative method to assess whether the derivative designated in each hedging relationship is expected to be and has been effective in offsetting changes in the cash flows of the hedged item.

When this method is applied, the absolute changes in value of the underlying transaction and the hedging instrument are compared. For cash flow hedges, the smaller of the change in value of the underlying transaction and the hedging instrument is recognized in other comprehensive income. If the change in value of the hedging instruments exceeds the change in value of the underlying transaction, this amount is recognized in income.

The hedging relationship between the unrecognized forecast transaction (underlying transaction) and the forward exchange transaction (hedging instrument) is documented at the beginning of the hedged transaction.

In the fiscal year ended September 30, 2020, net losses from cash flow hedges in the amount of €0.1 million were recognized in other comprehensive income.

The maximum remaining term of cash flow hedges from planned transactions was essentially 12 months at the end of the fiscal year. It is expected that the hedged planned transactions will occur and thus affect the result of the next period.

The net assets of foreign subsidiaries and translation risks are not hedged against exchange rate fluctuations.

As of September 30, 2020 and 2019, a change in foreign currency holdings by 10 percentage points against the euro would have only had a minor impact on total comprehensive income.

Interest Rate Risk

Interest rate risks arise from fluctuations in interest rates on the capital market, which affect SSU’s net assets, financial position and results of operations.

Due to the contractually agreed fixed interest rates for financial liabilities, there are no significant interest rate risks for the reporting period. It was therefore not necessary to hedge interest rates through the use of derivatives.

SSU does not recognize fixed-interest financial assets and liabilities at fair value through profit or loss. Derivatives (interest rate swaps) are not designated as fair value hedging instruments. A change in the interest rate on the reporting date would therefore not affect profit or loss.

Critical Accounting Estimates

The preparation of SSU’s financial statements requires SSU’s management to make judgments, estimates and assumptions that affect the recognition of income, expenses, assets and liabilities, and the accompanying disclosures. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis and revisions of estimates are recorded prospectively. SSU evaluates its judgments, estimates and assumptions continuously and bases its judgments, estimates and assumptions on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates if the assumptions prove incorrect. To the extent there are material differences between actual results and these estimates, SSU’s future results could be materially and adversely affected.

Significant judgement is required by SSU for the determination of the cash generating units (“CGUs”) and the allocation of goodwill related to business combinations.

Key assumptions and sources of significant estimation uncertainty

Some accounting and valuation methods require estimates to be made on the basis of complex and subjective judgments using assumptions, including for matters which are inherently uncertain and subject to change. These accounting estimates may change from period to period and have a significant effect on income, expenses and results, as well as the Financial Position and cash flows. Accounting estimates may also include estimates where management could reasonably have made a different estimate in the current accounting period. Even though these estimates and assumptions were made to the best of management’s knowledge, actual results may differ. Estimates and assumptions are reviewed on an ongoing basis. Changes in estimates and assumptions are recognized in the period in which the changes first occur and for future periods affected by the changes. SSU’s management expressly points out that future events often deviate from forecasts and that estimates must be adjusted regularly.

Goodwill and intangible assets with indefinite useful lives are not amortized, but tested annually for impairment. For the purpose of impairment testing, goodwill is allocated to each group of CGUs expected to benefit from the synergies of the business combination. Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired, using the relief-from-royalty method. If there is an indication of impairment, the recoverable amount is determined for the CGU to which the intangible asset belongs. The assessment of impairment is based on discretionary decisions by management, in particular with regard to expected future discounted cash flows. The assessment of discounted future cash flows is based on key assumptions regarding revenue growth rates, terminal value EBITDA margins; terminal value growth rates; royalty rates and the WACC.

Although the current assumptions appear reasonable to management, an actual change in the assumptions may have a material impact on the items reported in the financial statements and result in the recognition of impairment losses or reversals of impairment losses in future periods.

BUSINESS OF YUCAIPA AND CERTAIN INFORMATION ABOUT YUCAIPA

General

Yucaipa is a recently organized blank check company incorporated as a Cayman Islands corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Yucaipa has generated no operating revenues to date and does not expect to generate operating revenues until it has consummate an initial business combination. To date, Yucaipa’s efforts have been limited to organizational activities, activities related to its initial public offering as well as the search for a prospective business combination target.

The Yucaipa Companies

Yucaipa’s sponsor is Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Yucaipa Sponsor”). The Yucaipa Sponsor is an affiliate of the Yucaipa Companies, a premier investment firm that has established a record of fostering economic value through the growth and responsible development of companies. Founded in 1986 by Ronald W. Burkle, the firm has completed mergers and acquisitions valued at more than $40 billion in numerous sectors including retail, logistics, hospitality and entertainment. As an investor, Yucaipa works with management to strategically reposition businesses and implement operational improvements, resulting in value creation for investors. Yucaipa has over 30 employees and over 15 investment professionals and has had proven success at building market leaders and industry consolidation.

Initial Business Combination

So long as Yucaipa’s securities are then listed on the NYSE, Yucaipa’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of signing a definitive agreement in connection with Yucaipa’s initial business combination. If Yucaipa’s board of directors is not able to independently determine the fair market value of the target business or businesses, Yucaipa will obtain an opinion from an independent investment banking firm or an independent valuation or appraisal firm with respect to the satisfaction of such criteria. While Yucaipa considers it unlikely that its board will not be able to make an independent determination of the fair market value of a target business or businesses, it may be unable to do so if the board is less familiar or experienced with the target company’s business, there is a significant amount of uncertainty as to the value of the company’s assets or prospects, including if such company is at an early stage of development, operations or growth, or if the anticipated transaction involves a complex financial analysis or other specialized skills and the board determines that outside expertise would be helpful or necessary in conducting such analysis. Since any opinion, if obtained, would merely state that the fair market value of the target business meets the 80% of net assets threshold, unless such opinion includes material information regarding the valuation of a target business or the consideration to be provided, it is not anticipated that copies of such opinion would be distributed to Yucaipa’s shareholders. However, if required under applicable law, any proxy statement that Yucaipa delivers to shareholders and files with the SEC in connection with a proposed transaction will include such opinion.

Yucaipa anticipates structuring its initial business combination so that the post-business combination company in which Yucaipa’s public shareholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. Yucaipa may, however, structure its initial business combination such that the post-business combination company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but we will only complete such business combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post-business combination company owns or acquires 50% or more of the voting securities of the target, Yucaipa’s shareholders prior to the business combination may collectively own a minority interest in the post-business combination company, depending on valuations ascribed to the target and us in the business combination. For example, Yucaipa could pursue a transaction in which it issues a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, Yucaipa would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, Yucaipa’s shareholders immediately prior to its initial business combination could own less than a majority of our outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-business combination company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% of net assets test. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses. In addition, Yucaipa has agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of Yucaipa Sponsor. If Yucaipa’s securities are not then listed on the NYSE for whatever reason, Yucaipa would no longer be required to meet the foregoing 80% of net asset test.

To the extent Yucaipa effects its initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, Yucaipa may be affected by numerous risks inherent in such company or business. Although Yucaipa’s management will endeavor to evaluate the risks inherent in a particular target business, Yucaipa cannot assure you that Yucaipa will properly ascertain or assess all significant risk factors.

The time required to select and evaluate a target business and to structure and complete Yucaipa’s initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which Yucaipa’s initial business combination is not ultimately completed will result in Yucaipa incurring losses and will reduce the funds Yucaipa can use to complete another business combination.

Financial Position

With funds available for a business combination initially in the amount of approximately $334,311,000, after payment of the estimated non-reimbursed expenses of Yucaipa’s IPO and $12,075,000 of deferred underwriting fees, Yucaipa offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because Yucaipa is able to complete its initial business combination using its cash, debt or equity securities, or a combination of the foregoing, Yucaipa has the flexibility to use the most efficient combination that will allow it to tailor the consideration to be paid to the target business to fit its needs and desires. However, Yucaipa has not taken any steps to secure third-party financing and there can be no assurance it will be available to Yucaipa.

Lack of Business Diversification

For an indefinite period of time after the completion of Yucaipa’s initial business combination, the prospects for Yucaipa’s success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that Yucaipa will not have the resources to diversify its operations and mitigate the risks of being in a single line of business. By completing its initial business combination with only a single entity, Yucaipa’s lack of diversification may:

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subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Shareholders May Not Have the Ability to Approve Yucaipa’s Initial Business Combination

Yucaipa may conduct redemptions without a shareholder vote pursuant to the tender offer rules of the SEC subject to the provisions of its amended and restated memorandum and articles of association. However, Yucaipa will seek shareholder approval if it is required by applicable law or stock exchange listing requirement, or Yucaipa may decide to seek shareholder approval for business or other reasons.

Under the NYSE’s listing rules, shareholder approval would typically be required for Yucaipa’s initial business combination if, for example:

•	Yucaipa issues ordinary shares that will be equal to or in excess of 20% of the number of its ordinary shares then-outstanding (other than in a public offering);

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Any of Yucaipa’s directors, officers or substantial security holder (as defined by the NYSE rules) has a 5% or greater interest, directly or indirectly, in the target business or assets to be acquired or otherwise and the present or potential issuance of ordinary shares could result in an increase in issued and outstanding ordinary shares or voting power of 1% or more (or 5% or more if the related party involved is classified as such solely because such person is a substantial security holder); or

•	The issuance or potential issuance of ordinary shares will result in Yucaipa undergoing a change of control.

The decision as to whether Yucaipa will seek shareholder approval of a proposed business combination in those instances in which shareholder approval is not required by law will be made by Yucaipa, solely in its discretion, and will be based on business and other reasons, which include a variety of factors, including, but not limited to:

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the timing of the transaction, including in the event Yucaipa determines shareholder approval would require additional time and there is either not enough time to seek shareholder approval or doing so would place the company at a disadvantage in the transaction or result in other additional burdens on the company;

•	the expected cost of holding a shareholder vote;

•	the risk that the shareholders would fail to approve the proposed business combination;

•	other time and budget constraints of the company; and

•	additional legal complexities of a proposed business combination that would be time-consuming and burdensome to present to shareholders.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

Yucaipa will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of its initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to Yucaipa to pay its income taxes, if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.00 per public share. The per-share amount Yucaipa will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Yucaipa pays to Citi, the underwriter of Yucaipa’s IPO. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to Yucaipa’s warrants. Further, Yucaipa will not proceed with redeeming its public shares, even if a public shareholder has properly elected to redeem its shares, if a business combination does not close. Yucaipa Sponsor and each member of Yucaipa’s management team have entered into an agreement with Yucaipa, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with (i) the completion of Yucaipa’s initial business combination and (ii) a shareholder vote to approve an amendment to Yucaipa’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with Yucaipa’s initial business combination or to redeem 100% of Yucaipa’s public shares if Yucaipa does not complete its initial business combination within 24 months from the closing of its initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

Limitation on Redemption Rights

Yucaipa’s amended and restated memorandum and articles of association provide that in no event will Yucaipa redeem its public shares in an amount that would cause Yucaipa’s net tangible assets to be less than $5,000,001 (so that Yucaipa does not then become subject to the SEC’s “penny stock” rules). However, the proposed business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration Yucaipa would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to Yucaipa, Yucaipa will not complete the business combination or redeem any shares, and all Class A ordinary shares submitted for redemption will be returned to the holders thereof.

Redemption of Public Shares and Liquidation if No Business Combination

Yucaipa’s amended and restated memorandum and articles of association provide that Yucaipa has 24 months from the closing of Yucaipa’s IPO to consummate an initial business combination. If Yucaipa has not consummated an initial business combination within 24 months from the closing of Yucaipa’s IPO, Yucaipa will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Yucaipa to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Yucaipa’s remaining shareholders and Yucaipa’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to Yucaipa’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Yucaipa’s warrants, which will expire worthless if Yucaipa fails to consummate an initial business combination within 24 months from the closing of Yucaipa’s IPO. Yucaipa’s amended and restated memorandum and articles of association provide that, if Yucaipa winds up for any other reason prior to the consummation of Yucaipa’s initial business combination, Yucaipa will follow the foregoing: Yucaipa Sponsor and each member of Yucaipa’s management team have entered into an agreement with Yucaipa, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if Yucaipa fails to consummate an initial business combination within 24 months from the closing of Yucaipa’s IPO (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if Yucaipa fails to complete Yucaipa’s initial business combination within the prescribed time frame).

Yucaipa Sponsor and each of Yucaipa’s executive officers and directors have agreed, pursuant to a written agreement with Yucaipa, that they will not propose any amendment to Yucaipa’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of Yucaipa’s obligation to provide holders of Yucaipa’s Class A ordinary shares the right to have their shares redeemed in connection with Yucaipa’s initial business combination or to redeem 100% of Yucaipa’s public shares if Yucaipa does not complete Yucaipa’s initial business combination within 24 months from the closing of Yucaipa’s IPO or (B) with respect to any other provision relating to the rights of holders of Yucaipa’s Class A ordinary shares, unless Yucaipa provides it’s public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Yucaipa to pay Yucaipa’s income taxes, if any, divided by the number of the then-outstanding public shares. However, Yucaipa may not redeem Yucaipa’s public shares in an amount that would cause Yucaipa’s net tangible assets to be less than $5,000,001 (so that Yucaipa does not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that Yucaipa cannot satisfy the net tangible asset requirement, Yucaipa would not proceed with the amendment or the related redemption of Yucaipa’s public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by Yucaipa Sponsor, any executive officer or director, or any other person.

Yucaipa expects that all costs and expenses associated with implementing Yucaipa’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,000,000 held outside the trust account plus up to $100,000 of funds from the trust account available to Yucaipa to pay dissolution expenses, although Yucaipa cannot assure you that there will be sufficient funds for such purpose.

If Yucaipa was to expend all of the net proceeds of Yucaipa’s IPO and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon Yucaipa’s dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of Yucaipa’s creditors which would have higher priority than the claims of Yucaipa’s public shareholders. Yucaipa cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While Yucaipa intends to pay such amounts, if any, Yucaipa cannot assure you that Yucaipa will have funds sufficient to pay or provide for all creditors’ claims.

Although Yucaipa will seek to have all vendors, service providers, prospective target businesses and other entities with which Yucaipa does business execute agreements with Yucaipa waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Yucaipa’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Yucaipa’s assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, Yucaipa’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where Yucaipa may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Yucaipa and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, Yucaipa Sponsor has agreed that it will be liable to Yucaipa if and to the extent any claims by a third-party for services rendered or products sold to Yucaipa (other than Yucaipa’s independent registered public accounting firm), or a prospective target business with which Yucaipa has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Yucaipa’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under Yucaipa’s indemnity of Citi against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, Yucaipa Sponsor will not be responsible to the extent of any liability for such third-party claims. However, Yucaipa has not asked Yucaipa Sponsor to reserve for such indemnification obligations, nor has Yucaipa independently verified whether Yucaipa Sponsor has sufficient funds to satisfy its indemnity obligations and Yucaipa believes that Yucaipa Sponsor’s only assets are securities of Yucaipa. Therefore, Yucaipa cannot assure you that Yucaipa Sponsor would be able to satisfy those obligations. None of Yucaipa’s officers or directors will indemnify Yucaipa for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay Yucaipa’s income tax obligations, and Yucaipa Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Yucaipa’s independent directors would determine whether to take legal action against Yucaipa Sponsor to enforce its indemnification obligations. While Yucaipa currently expects that Yucaipa’s independent directors would take legal action on Yucaipa’s behalf against Yucaipa Sponsor to enforce its indemnification obligations to Yucaipa, it is possible that Yucaipa’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Yucaipa cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that Yucaipa Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Yucaipa Sponsor will also not be liable as to any claims under Yucaipa’s indemnity of Citi against certain liabilities, including liabilities under the Securities Act. We will have access to up to $1,041,923 of proceeds held outside of the trust account (as of December 31, 2020), with which to pay any such potential claims (including costs and expenses incurred in connection with Yucaipa’s liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from Yucaipa’s trust account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from Yucaipa’s trust account received by any such shareholder.

If Yucaipa files a bankruptcy petition or an involuntary bankruptcy petition is filed against Yucaipa that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Yucaipa’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Yucaipa’s shareholders. To the extent any bankruptcy claims deplete the trust account, Yucaipa cannot assure you that Yucaipa will be able to return $10.00 per public share to Yucaipa’s public shareholders. Additionally, if Yucaipa files a bankruptcy petition or an involuntary bankruptcy petition is filed against Yucaipa that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Yucaipa’s shareholders. Furthermore, Yucaipa’s board of directors may be viewed as having breached its fiduciary duty to Yucaipa’s creditors and/or may have acted in bad faith, and thereby exposing itself and Yucaipa’s company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Yucaipa cannot assure you that claims will not be brought against Yucaipa for these reasons.

Yucaipa’s public shareholders are entitled to receive funds from the trust account only (i) in the event of the redemption of Yucaipa’s public shares if we do not complete Yucaipa’s initial business combination within 24 months from the closing of Yucaipa’s IPO, (ii) in connection with a shareholder vote to amend Yucaipa’s amended and restated memorandum and articles of association (A) to modify the substance or timing of Yucaipa’s obligation to provide holders of Yucaipa’s Class A ordinary shares the right to have their shares redeemed in connection with Yucaipa’s initial business combination or to redeem 100% of Yucaipa’s public shares if Yucaipa does not complete Yucaipa’s initial business combination within 24 months from the closing of Yucaipa’s IPO or (B) with respect to any other provision relating to the rights of holders of Yucaipa’s Class A ordinary shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if Yucaipa has not consummated an initial business combination within 24 months from the closing of Yucaipa’s initial public offering, with respect to such Class A ordinary shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event Yucaipa seeks shareholder approval in connection with Yucaipa’s initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to Yucaipa for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of Yucaipa’s amended and restated memorandum and articles of association, like all provisions of Yucaipa’s amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Conflicts of Interest

Yucaipa is not prohibited from pursuing an initial business combination with a company that is affiliated with Yucaipa Sponsor, Yucaipa’s founders, officers or directors. In the event Yucaipa seeks to complete Yucaipa’s initial business combination with a company that is affiliated with Yucaipa Sponsor or any of Yucaipa’s founders, officers or directors, Yucaipa, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to Yucaipa’s company from a financial point of view. Yucaipa is not required to obtain such an opinion in any other context.

In addition, certain of Yucaipa’s founders, officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of Yucaipa’s founders, officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he, she or it has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he, she or it will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before Yucaipa can pursue such opportunity. If these other entities decide to pursue any such opportunity, Yucaipa may be precluded from pursuing the same. However, Yucaipa does not expect these duties to materially affect Yucaipa’s ability to complete Yucaipa’s initial business combination. Yucaipa’s amended and restated memorandum and articles of association provide that Yucaipa renounces Yucaipa’s interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that Yucaipa is able to complete on a reasonable basis.

Yucaipa’s founders, Yucaipa Sponsor, Yucaipa’s officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which Yucaipa is seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates. However, Yucaipa does not currently expect that any such other blank check company would materially affect Yucaipa’s ability to complete Yucaipa’s initial business combination. In addition, Yucaipa’s founders, sponsor, officers and directors, are not required to commit any specified amount of time to Yucaipa’s affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence.

In addition, Yucaipa’s officers and directors have the following interests in the Business Combination

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the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed not to redeem any Yucaipa Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that Yucaipa Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $             based upon the closing price of $             per public share on the NYSE on                 , 2021, the record date for the General Meeting;

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the fact that the Yucaipa Initial Shareholders and Yucaipa’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Yucaipa fails to complete an initial business combination by August 6, 2022;

•	the fact that the Registration rights agreement will be entered into by the Yucaipa Initial Shareholders;

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the fact that Yucaipa Sponsor paid an aggregate of $8,900,000 for its 5,933,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by August 6, 2022. The Private Placement Warrants had an estimated aggregate value of $             based on the closing price of $             per warrant on the NYSE on                 , 2021, the record date for the General Meeting;

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the fact that, in connection with the PIPE Financing, the Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) will purchase 5,000,000 TopCo Shares, which are not subject to a post-Closing lock-up period, for an aggregate of $50,000,000;

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the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

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the right of the Yucaipa Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods (it being understood that no selling restrictions apply to the TopCo Ordinary Shares issued in the PIPE Financing);

•	the anticipated designation by the Yucaipa Initial Shareholders of Richard d’Abo as a non-executive director of TopCo following the Business Combination;

•	the continued indemnification of Yucaipa’s existing directors and officers and the continuation of Yucaipa’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that Yucaipa Sponsor and Yucaipa’s officers and directors will lose their entire investment in Yucaipa and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 6, 2022. If an initial business combination is consummated by August 6, 2022, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by Yucaipa Sponsor and its affiliates and Yucaipa’s officers and directors in connection with activities on Yucaipa’s behalf. The aggregate value of all out-of-pocket expenses for which Yucaipa Sponsor and Yucaipa’s officers and directors are entitled to reimbursement as of                 , 2021, the record date for the General Meeting is $            ; and

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the fact that if the Trust Account is liquidated, including in the event Yucaipa is unable to complete an initial business combination within the required time period, Yucaipa Sponsor has agreed to indemnify Yucaipa to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yucaipa has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yucaipa, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	the fact that the 8,565,000 Founder Shares held by Yucaipa Sponsor prior to the Closing of the Business Combination will be exchanged for 9,815,000 TopCo Shares.

Employees

Yucaipa currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Yucaipa matters but they intend to devote as much of their time as they deem necessary to Yucaipa’s affairs until Yucaipa has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Yucaipa’s initial business combination and the stage of the business combination process Yucaipa is in. Yucaipa does not intend to have any full time employees prior to the completion of its initial business combination.

Facilities

Yucaipa currently maintains its executive offices at 9130 West Sunset Boulevard, Los Angeles, CA 90069. The cost for Yucaipa’s use of this space is included in the $10,000 per month fee Yucaipa will pay to an affiliate of Yucaipa Sponsor for office space, administrative and support services. Yucaipa considers its current office space adequate for its current operations.

Periodic Reporting and Financial Information

Yucaipa has registered its units, Class A ordinary shares and warrants under the Exchange Act and have reporting obligations, including the requirement that Yucaipa file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Yucaipa’s annual reports contain financial statements audited and reported on by Yucaipa’s independent registered public accountants.

Yucaipa will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation or tender offer materials, as applicable, sent to shareholders. These financial statements may be required to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses Yucaipa may acquire because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete Yucaipa’s initial business combination within the prescribed time frame. Yucaipa cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, Yucaipa may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, Yucaipa does not believe that this limitation will be material.

Yucaipa will be required to evaluate Yucaipa’s internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event Yucaipa is deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will Yucaipa not be required to comply with the independent registered public accounting firm attestation requirement on Yucaipa’s internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Yucaipa filed a Registration Statement on Form 8-A with the SEC to voluntarily register Yucaipa’s securities under Section 12 of the Exchange Act. As a result, Yucaipa is subject to the rules and regulations promulgated under the Exchange Act. Yucaipa has no current intention of filing a Form 15 to suspend Yucaipa’s reporting or other obligations under the Exchange Act prior or subsequent to the consummation of Yucaipa’s initial business combination.

Yucaipa is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, Yucaipa applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or Yucaipa’s operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of Yucaipa’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to Yucaipa’s shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

Yucaipa is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Yucaipa is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Yucaipa’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Yucaipa’s securities less attractive as a result, there may be a less active trading market for Yucaipa’s securities and the prices of Yucaipa’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Yucaipa intends to take advantage of the benefits of this extended transition period.

Yucaipa will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of Yucaipa’s IPO, (b) in which Yucaipa has total annual gross revenue of at least $1.07 billion, or (c) in which Yucaipa is deemed to be a large accelerated filer, which means the market value of Yucaipa’s Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which Yucaipa has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, Yucaipa is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Yucaipa will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of Yucaipa’s ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30, or (2) Yucaipa’s annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of Yucaipa’s ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Yucaipa or any members of Yucaipa’s management team in their capacity as such.

Directors, Executive Officers and Corporate Governance.

The current directors and executive officers of Yucaipa are as follows:

Name	Age	Position
Ronald W. Burkle	68	Chairman and President
Ira Tochner	59	Chief Financial Officer and Chief Operating Officer
Christel Sicé	44	Director
Yusef Jackson	49	Director
Tom Dahlen	67	Director

Ronald W. Burkle, Yucaipa’s Chairman and President since June 2020, is Managing Partner of The Yucaipa Companies, a private investment firm, which he founded in 1986. Mr. Burkle currently serves as Chairman of the Board of Soho House Holdings, Ltd., a group of members-only clubs and restaurants with locations all over the world, and The Ned, a 5-star 252 room luxury hotel located in the City of London. Mr. Burkle has served as Chairman of the Board and controlling shareholder of numerous companies in the retail, logistics and hospitality sectors including Pathmark Stores (NASDAQ: PTMK), Ralphs Supermarkets, Americold Realty Trust (NYSE: COLD), Eimskip Logistics (ICE: EIM), TDS Logistics, and Morgans Hotel Group (NASDAQ: MHGC).

Mr. Burkle also owns or is a major investor in several companies in the entertainment industry, focusing on movie, television, music, sports and live events (concerts/festivals). These companies include European film and television agency — Independent Talent Group, U.S. and European music agencies — Artist Group International, Paradigm Agency UK and X-Ray Touring, and U.S. and Europe-based music festival operators Danny Wimmer Presents and Primavera Sound. Mr. Burkle also controls Independent Sports & Entertainment, a major sports agency. Mr. Burkle has also served as a director of several other public companies including Occidental Petroleum Corp. (NYSE: OXY), Yahoo! Inc. (NASDAQ: YHOO), and KB Home Corporation (NYSE: KBH).

In 2010, Mr. Burkle, along with partners Ashton Kutcher and Guy Oseary, formed A-Grade Investments, a venture capital firm established to invest in technology start-up companies including Airbnb, Uber, Spotify and Warby Parker. Mr Burkle is also co-owner of the NHL hockey team Pittsburgh Penguins with partner Mario Lemieux.

Mr. Burkle is Co-Chairman of the Burkle Center for International Relations at UCLA and is broadly involved in the community. He is a member of the Board of The Scripps Research Institute and is a trustee of AIDS Project Los Angeles (APLA). Mr. Burkle was the Founder and Chairman of the Ralphs/Food4Less Foundation and the Fred Meyer Inc. Foundation. He was a member of the board the J. Paul Getty Trust, the Los Angeles County Museum of Art, The John F. Kennedy Center for the Performing Arts, The Music Center and the Museum of Contemporary Art, The Carter Center, the Frank Lloyd Wright Building Conservancy and the National Urban League.

Yucaipa believes Mr. Burkle’s extensive experience in private equity and business qualify him to serve on Yucaipa’s board of directors.

Ira Tochner, Yucaipa’s Chief Operating Officer and Chief Financial Officer since June 2020, is a Senior Partner at The Yucaipa Companies, which he joined in 1990. Mr. Tochner has been involved in all aspects of portfolio company ownership, including mergers and acquisitions, financings, portfolio company monitoring, strategic planning, labor relations, executive recruiting, asset dispositions, and public company reporting. Mr. Tochner currently serves as a director of O’Gara Coach Company, Aquahydrate Water Company, and YC Holdings. During his tenure at Yucaipa, Mr. Tochner has served on the board of directors of Americold Realty Trust (NYSE: COLD), Pathmark Stores (NASDAQ: PTMK), Dominick’s Supermarkets (NYSE: DFF), Fresh & Easy Stores, Golden State Foods, Wild Oats Marketing, Aloha Airlines, and TDS Logistics. Prior to joining The Yucaipa Companies, Mr. Tochner was employed by Arthur Andersen & Co. as an audit manager from 1983 to 1989. Mr. Tochner holds a Bachelor of Science in Business and Accounting from the University of Southern California.

Christel Sicé has served as a director of Yucaipa Acquisition Corporation since August 2020. Ms. Sicé has been an Executive with Steve Harvey Global since 2017, responsible for all areas of company operations including the investing division, Harvey Ventures. Steve Harvey Global, creates and distributes original, powerful entertainment, content and products that inspire the world. Ms. Sicé currently serves on the board of directors and as chair of the governance and human resources committee of Anthem Sports & Entertainment as well as the board of directors of BlockCap, Inc. since January 2021. Ms. Sicé previously worked at The Yucaipa Companies from 2002 to 2014 as a Director, managing all aspects of the investment and portfolio management process. Prior to joining The Yucaipa Companies, Ms. Sicé worked at Arthur Andersen LLP as a Transaction Advisory Manager from 1998 to 2002. Ms. Sicé holds a Bachelor of Arts in Economics from the University of California at Berkeley.

Yucaipa believes Ms. Sicé’s extensive experience in private equity and business qualify her to serve on Yucaipa’s board directors.

Yusef D. Jackson, Esq. has served as a director of Yucaipa Acquisition Corporation since August 2020. Mr. Jackson is the Executive Director of the Jackson Foundation, a 501(c)(3) charitable organization that provides for underprivileged students to pursue education, arts and athletics. Mr. Jackson also serves as Secretary for the Rainbow Push Coalition, a leading civil rights organization. In March 2021, Mr. Jackson also joined Aventiv Technologies (“Aventiv”) as a senior executive and became an advisor to the ownership team of Aventiv at Platinum Equity. Mr. Jackson will help Aventiv’s corrections subsidiary, Securus Technologies, expand and implement an ongoing operational transformation to make current products and services more affordable and accessible, and develop new offerings utilizing the latest technology that reduce recidivism and ultimately create better outcomes for incarcerated individuals. After practicing corporate law at the law firm of Mayer Brown and Platt, from 1996 to 1999, Mr. Jackson acquired River North Sales and Service, and turned it into a leading beverage solution company in Chicago. During his leadership and expansion of River North Sales and Service, Mr. Jackson spearheaded the acquisition of dozens of beverage brands and led the design and development of commercial real estate development projects related to the warehousing sales, marketing and administration of the company. In 2006, Mr. Jackson acquired Radar Magazine, a niche media company specializing in witty au courant analysis, opinions and perspectives of modern day pop culture. Under his leadership, Radar Magazine acquired a team of talented writers many of whom have gone on to be industry leaders. Mr. Jackson is a graduate of University Virginia with a BA in Government and Foreign Affairs. In 1996, Mr. Jackson earned his JD from the University of Virginia School of Law. Mr. Jackson is a member of the Economic Club of Chicago, the Chicago Bar Association and serves as a director of the Chicago Children’s Choir, the Virginia Athletic Foundation and Rocket Wagon Ventures.

Yucaipa believes Mr. Jackson’s extensive experience in business qualify him to serve on Yucaipa’s board of directors.

Tom Dahlen has served as a director of Yucaipa Acquisition Corporation since August 2021. Mr. Dahlen is an executive with 50 years of experience in the food industry including senior leadership roles across sales, marketing, procurement, advertising, operations, manufacturing, supply chain and logistics. In addition to his operational experience, Mr. Dahlen has a long history of leading mergers, acquisition integrations and overall best practices for transactions.

Most recently, Mr. Dahlen was appointed as Executive Advisor to Co-Protect Global and CSO for Swiftly Systems. In the past, Mr. Dahlen has held positions including interim CEO for both Pathmark Stores and A&P Grocery Stores, EVP of both Ralphs Grocery Company and Alpha Beta Stores, President of Food 4 Less Foods Co, Foods Company Markets and Fleming Retail Group, Chairman/CEO of Furrs Supermarkets, and CEO of Wild Oats. Mr. Dahlen is also a past President of the Food Industry Circle for the City of Hope and Vice President of MDA. Mr. Dahlen’s past and current board affiliations include Wild Oats, Premio Foods, Jana Water USA, Zacky Farms, Foods Company Markets, Furrs Supermarkets and Homeland Foods. Mr. Dahlen previously served as an Operating Partner at The Yucaipa Companies at various points over the last 25 years. In

1987, Mr. Dahlen earned his MBA from UCLA Anderson School of Management. In 1975, he earned his bachelor’s degree from University of Southern California.

Yucaipa believes Mr. Dahlen’s extensive experience in business qualifies him to serve on Yucaipa’s board of directors.

Number and Terms of Office of Officers and Directors

Yucaipa’s board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, Yucaipa is not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Yusef Jackson, will expire at Yucaipa’s first annual meeting of shareholders. The term of office of the second class of directors, consisting of Christel Sicé and Tom Dahlen, will expire at Yucaipa’s second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Burkle, will expire at Yucaipa’s third annual meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of Yucaipa’s Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of Yucaipa’s Founder Shares may remove a member of the board of directors for any reason.

Pursuant to a registration and shareholder rights agreement, Yucaipa Sponsor, upon and following consummation of an initial business combination, is entitled to nominate three individuals for election to Yucaipa’s board of directors, as long as Yucaipa Sponsor holds any securities covered by the registration and shareholder rights agreement.

Committees of the Yucaipa Board

Yucaipa’s board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit Committee

Yucaipa established an audit committee of the board of directors. Christel Sicé, Tom Dahlen and Yusef Jackson serve as members of Yucaipa’s audit committee. Yucaipa’s board of directors has determined that each of Christel Sicé, Tom Dahlen and Yusef Jackson are independent under the NYSE listing standards and applicable SEC rules. Christel Sicé serves as the Chairman of the audit committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that Christel Sicé qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with Yucaipa’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of Yucaipa’s accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management Yucaipa’s compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by Yucaipa’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of Yucaipa’s IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of Yucaipa’s IPO; and

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reviewing and approving all payments made to Yucaipa’s existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of Yucaipa’s audit committee will be reviewed and approved by Yucaipa’s board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

Yucaipa established a nominating committee of Yucaipa’s board of directors. The members of Yucaipa’s nominating committee are Christel Sicé, Tom Dahlen and Yusef Jackson, and Christel Sicé serves as chairman of the nominating committee. Under the NYSE listing standards, Yucaipa is required to have a nominating committee composed entirely of independent directors. Yucaipa’s board of directors has determined that each of Christel Sicé, Tom Dahlen and Yusef Jackson are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Compensation Committee

Yucaipa established a compensation committee of Yucaipa’s board of directors. The members of Yucaipa’s compensation committee are Christel Sicé, Tom Dahlen and Yusef Jackson, and Yusef Jackson serves as chairman of the compensation committee.

Under the NYSE listing standards, Yucaipa is required to have a compensation committee composed entirely of independent directors. Yucaipa’s board of directors has determined that each of Christel Sicé, Tom Dahlen and Yusef Jackson are independent. Yucaipa adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to Yucaipa’s President’s, Chief Financial Officer’s and Chief Operating Officer’s, evaluating Yucaipa’s President’s, Chief Financial Officer’s and Chief Operating Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Yucaipa’s President, Chief Financial Officer and Chief Operating Officer based on such evaluation;

•	reviewing and approving the compensation of all of Yucaipa’s other Section 16 executive officers;

•	reviewing Yucaipa’s executive compensation policies and plans; and

•	implementing and administering Yucaipa’s incentive compensation equity-based remuneration plans.

Compensation Committee Interlocks and Insider Participation

None of Yucaipa’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Yucaipa’s officers, directors and persons who beneficially own more than ten percent of Yucaipa’s ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish Yucaipa with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, Yucaipa believes that during the year ended December 31, 2020 there were no delinquent filers.

Code of Ethics

Yucaipa has adopted a Code of Ethics applicable to its directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon written request to Yucaipa’s principal executive offices. Yucaipa intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at shareholder meetings.

Certain of Yucaipa’s founders, officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of Yucaipa’s founders, officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, Yucaipa may be precluded from pursuing the same. However, Yucaipa does not expect these duties to materially affect its ability to complete its initial business combination. Yucaipa’s amended and restated memorandum and articles of association provide that Yucaipa renounces its interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that Yucaipa is able to complete on a reasonable basis.

Below is a table summarizing the entities to which Yucaipa’s executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Ronald W. Burkle	The Yucaipa Companies(1)	Private Equity	Founder
	Soho House Holdings, Ltd.	Hospitality	Chairman
	Poultry Tenant Limited	Hospitality	Chairman
	Discovery Land Ventures	Media	Manager
	ITG (Independent Talent Group Limited)	Media	Director
	LBI Entertainment LLC	Media	Manager
	Expanded Media	Media	Director
	YC Holdings LLC	Residential Development and Private Membership Club	Manager
	Pittsburgh Penguins Hockey Team	Sports Club	Director

Ira Tochner	The Yucaipa Companies	Private Equity	Senior Partner
	O’Gara Coach Company	Automobile Retail	Director
	Aquahydrate Water Company	Consumer Products	Director
	YC Holdings LLC	Residential Development and Private Membership Club	Manager

Christel Sicé	Steve Harvey Global	Media	Executive
	Anthem Sports & Entertainment Inc.	Media	Director
	BlockCap, Inc.	Bitcoin Mining	Director

Yusef D. Jackson	Aventiv Technologies	Corrections and Government Technology Service	Senior Executive
	Platinum Eagle	Private Equity	Advisor

Tom Dahlen	Wild Oats	Food	Executive

(1)	Includes certain of its funds and other affiliates.

Potential investors should also be aware of the following other potential conflicts of interest:

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Yucaipa’s executive officers and directors are not required to, and will not, commit their full time to Yucaipa’s affairs, which may result in a conflict of interest in allocating their time betYucaipaen Yucaipa’s operations and Yucaipa’s search for a business combination and their other businesses. Yucaipa do not intend to have any full-time employees prior to the completion of Yucaipa’s initial business combination.

Each of Yucaipa’s executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and Yucaipa’s executive officers are not obligated to contribute any specific number of hours per Yucaipaek to Yucaipa’s affairs.

•	Yucaipa Sponsor subscribed for Founder Shares prior purchased Private Placement Warrants in a transaction that closed simultaneously with the closing of Yucaipa’s IPO.

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Yucaipa’s sponsor and each member of Yucaipa’s management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with (i) the completion of Yucaipa’s initial business combination and (ii) a shareholder vote to approve an amendment to Yucaipa’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of Yucaipa’s obligation to provide holders of Yucaipa’s Class A ordinary shares the right to have their shares redeemed in connection with Yucaipa’s initial business combination or to redeem 100% of Yucaipa’s public shares if Yucaipa do not complete Yucaipa’s initial business combination within 24 months from the closing of Yucaipa’s IPO or (B) with respect to any other provision relating to the rights of holders of Yucaipa’s Class A ordinary shares. Additionally, Yucaipa’s sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its Founder Shares if Yucaipa fail to complete Yucaipa’s initial business combination within the prescribed time frame. If Yucaipa do not complete Yucaipa’s initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless. Except as described herein, Yucaipa’s sponsor and Yucaipa’s directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of Yucaipa’s initial business combination and (B) subsequent to Yucaipa’s initial business combination, (x) if the closing price of Yucaipa’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Yucaipa’s initial business combination, or (y) the date on which Yucaipa complete a liquidation, merger, share exchange or other similar transaction that results in all of Yucaipa’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Except as described herein, the Private Placement Warrants are not transferable until 30 days following the completion of Yucaipa’s initial business combination. Because each of Yucaipa’s executive officers and independent directors own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate Yucaipa’s initial business combination.

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Yucaipa’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to Yucaipa’s initial business combination. In addition, Yucaipa’s Founders, Yucaipa Sponsor, Yucaipa’s officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which Yucaipa is seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

Yucaipa is not prohibited from pursuing an initial business combination with a company that is affiliated with Yucaipa Sponsor, Yucaipa’s Founders, officers or directors. In the event Yucaipa seek to complete Yucaipa’s initial business combination with a company that is affiliated with Yucaipa Sponsor or any of Yucaipa’s Founders, officers or directors, Yucaipa, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to Yucaipa’s company from a financial point of view. Yucaipa is not required to obtain such an opinion in any other context.

Furthermore, in no event will Yucaipa Sponsor or any of Yucaipa’s existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of Yucaipa’s initial business combination. Further, commencing on the effective date of the registration statement related to Yucaipa’s IPO, Yucaipa will also reimburse an affiliate of Yucaipa Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.

Yucaipa cannot assure you that any of the above mentioned conflicts will be resolved in Yucaipa’s favor.

If Yucaipa seek shareholder approval, Yucaipa will complete Yucaipa’s initial business combination only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the business combination. In such case, Yucaipa Sponsor and each member of Yucaipa’s management team have agreed to vote their Founder Shares and public shares in favor of Yucaipa’s initial business combination.

Aside from the votes cast by the Yucaipa Initial Shareholders, at least 2,156,251 votes will be required to approve the Business Combination Proposal and the Merger Proposal, assuming a valid quorum is established.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Yucaiapa’s amended and restated memorandum and articles of association provide for indemnification of Yucaipa’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Yucaipa entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. Yucaipa purchased a policy of directors’ and officers’ liability insurance that insures Yucaipa’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Yucaipa against its obligations to indemnify its officers and directors.

Yucaipa’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to Yucaipa and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by Yucaipa if (i) Yucaipa has sufficient funds outside of the trust account or (ii) Yucaipa consummates an initial business combination.

Yucaipa’s indemnification obligations may discourage shareholders from bringing a lawsuit against Yucaipa’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Yucaipa’s officers and directors, even though such an action, if successful, might otherwise benefit Yucaipa and Yucaipa’s shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Yucaipa pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Yucaipa believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation

Executive Officer and Director Compensation

None of Yucaipa’s executive officers or directors have received any cash compensation for services rendered to Yucaipa. Commencing on the date that Yucaipa’s securities are first listed on the NYSE through the earlier of consummation of Yucaipa’s initial business combination and Yucaipa’s liquidation, Yucaipa will reimburse an affiliate of Yucaipa Sponsor for office space, secretarial and administrative services provided to Yucaipa in the amount of $10,000 per month. In addition, Yucaipa Sponsor, Yucaipa’s executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Yucaipa’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Yucaipa’s audit committee will review on a quarterly basis all payments that were made by Yucaipa to Yucaipa Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, Yucaipa do not expect to have any additional controls in place governing Yucaipa’s reimbursement payments to Yucaipa’s directors and executive officers for their out-of-pocket expenses incurred in connection with Yucaipa’s activities on Yucaipa’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Yucaipa Sponsor, Yucaipa’s executive officers and directors, or their respective affiliates, prior to completion of Yucaipa’s initial business combination.

After the completion of Yucaipa’s initial business combination, directors or members of Yucaipa’s management team who remain with Yucaipa may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to Yucaipa’s shareholders in connection with a proposed business combination. Yucaipa have not established any limit on the amount of such fees that may be paid by the combined company to Yucaipa’s directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to Yucaipa’s executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on Yucaipa’s board of directors.

Yucaipa does not intend to take any action to ensure that members of Yucaipa’s management team maintain their positions with Yucaipa after the consummation of Yucaipa’s initial business combination, although it is possible that some or all of Yucaipa’s executive officers and directors may negotiate employment or consulting arrangements to remain with Yucaipa after Yucaipa’s initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with Yucaipa may influence Yucaipa’s management’s motivation in identifying or selecting a target business but Yucaipa do not believe that the ability of Yucaipa’s management to remain with Yucaipa after the consummation of Yucaipa’s initial business combination will be a determining factor in Yucaipa’s decision to proceed with potential business combination. Yucaipa are not party to any agreements with Yucaipa’s executive officers and directors that provide for benefits upon termination of employment.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

The following table sets forth information regarding the beneficial ownership of Yucaipa’s ordinary shares as of December 31, 2020 based on information obtained from the persons named below, with respect to the beneficial ownership of Yucaipa’s ordinary shares, by:

•	each person known by Yucaipa to be the beneficial owner of more than 5% of our issued and outstanding ordinary shares;

•	each of Yucaipa’s executive officers and directors that beneficially owns Yucaipa’s ordinary shares; and

•	all of Yucaipa’s executive officers and directors as a group.

In the table below, percentage ownership is based on 34,500,000 public shares and 8,625,000 Class B ordinary shares, issued and outstanding as of December 31, 2020. All of the Class B ordinary shares are convertible into Class A ordinary shares on a one-for-one basis, as described herein.

	Class B Ordinary Shares			Class A Ordinary Shares
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned		Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class		Approximate Percentage of Voting Control(2)
Yucaipa Acquisition Manager LLC (Yucaipa’s sponsor)(3)	8,565,000		99.30%	—	—		19.9%
Integrated Core Strategies (US) LLC(4)	—		—	2,733,100	7.9%		6.3%
Ronald W. Burkle(3)	8,565,000		99.30%	—	—		19.9%
Ira Tochner	—		—	—	—		—
Christel Sicé	30,000	*		—	—	*
Yusef Jackson	30,000	*		—	—	*
Tom Dahlen	—		—	—	—		—
All officers and directors as a group (four individuals)	8,625,000		100%	—	—		20%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of Yucaipa’s shareholders is 9130 West Sunset Boulevard, Los Angeles, CA.
(2)	Assuming the automatic conversion of Class B common shares into the shares of Class A common shares at the time of Yucaipa’s initial business combination.
(3)

The shares reported are held by Yucaipa Sponsor. Mr. Burkle controls Yucaipa Sponsor, and as such has voting and investment discretion with respect to the securities held by Yucaipa Sponsor and may be deemed to have beneficial ownership of the securities held directly by Yucaipa Sponsor.

(4)

Includes an aggregate of 2,733,100 Class A ordinary share as a result of holding 1,439,997 Class A ordinary shares and 1,293,103 of Yucaipa’s units. Specifically, as of the close of business on December 31, 2020: (i) Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 1,458,100 Class A ordinary shares as a result of holding 439,998 Class A ordinary shares and 1,018,102 of Yucaipa’s units; (ii) Riverview Group LLC, a Delaware limited liability company (“Riverview Group”), beneficially owned 1,000,000 Class A ordinary shares as a result of holding 999,999 Class A ordinary shares and one of Yucaipa’s units; and (iii) ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”), beneficially owned 275,000 Class A ordinary shares as a result of holding 275,000 of Yucaipa’s units. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities. The business address of each of the reporting persons is 666 Fifth Avenue New York, New York 10103.

Director Independence

NYSE listing standards require that a majority of Yucaipa’s board of directors be independent. Yucaipa’s board of directors has determined that Christel Sicé, Tom Dahlen and Yusef Jackson are “independent directors” as defined in the NYSE listing standards. Yucaipa’s independent directors will have regularly scheduled meetings at which only independent directors are present.

YUCAIPA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Yucaipa included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Yucaipa’s current expectations, estimates and assumptions concerning events and financial trends that may affect Yucaipa’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “General Information — Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated on June 4, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our Sponsor is Yucaipa Acquisition Manager, LLC, a Delaware limited liability company. Our registration statement for the Initial Public Offering was declared effective on August 3, 2020. On August 6, 2020, we consummated an Initial Public Offering of 34,500,000 Units, including the 4,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, we consummated the Private Placement of 5,933,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million.

Upon the closing of the Initial Public Offering and the Private Placement in August 2020, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a Trust Account, located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

If we have not completed a Business Combination within 24 months from the closing of the Initial Public Offering, or August 6, 2022 (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

As more fully described in Note 1 and Note 10 in Item 1 to this Quarterly Report on Form 10-Q, on June 10, 2021, we entered into a Business Combination Agreement as amended on July 2, 2021 and on October 15, 2021 and into a series of Business Combination related agreements. We reviewed a number of opportunities to enter into a Business Combination with an operating business before entering into the Business Combination Agreement with SSU. We intend to finance the Business Combination with SSU through a combination of (i) TopCo Ordinary Shares issued to shareholders of SSU, (ii) cash held in the trust account net of redemptions and deferred underwriting discounts and (iii) gross proceeds from the PIPE Financing.

The issuance of additional shares in a business combination:

•

may significantly dilute the equity interest of investors in this offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

•	may subordinate the rights of holders of Class A ordinary shares if preference shares are issued with rights senior to those afforded our Class A ordinary shares;

•

could cause a change in control if a substantial number of our Class A ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

•	may adversely affect prevailing market prices for our units, Class A ordinary shares and/or warrants; and

•	may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt or otherwise incur significant debt, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on our Class A ordinary shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Liquidity and Going Concern

At September 30, 2021, we had approximately $15,000 in cash and working capital deficit of approximately $3.9 million. Our liquidity needs up to September 30, 2021, had been satisfied through the receipt of $25,000 from our Sponsor to cover certain expenses of our behalf in exchange for the issuance of the Founder Shares, and a loan of approximately $102,000 pursuant to a note issued to our Sponsor, and, subsequent to the Initial Public Offering, the net proceeds from the consummation of the Private Placement not held in the Trust Account. We repaid the outstanding Note balance of $102,000 in full on August 7, 2020. In order to finance transaction costs in connection with a Business Combination, our Sponsor may, but is not obligated to, provide us working capital loans.

In connection with our assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation – Going Concern,” management has determined that the working capital deficit and mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after August 6, 2022. The unaudited condensed financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Our management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Our entire activity since inception up to September 30, 2021, was in preparation for our formation and the preparation of our Initial Public Offering. We will not be generating any operating revenues until the closing and completion of our initial Business Combination.

For the three months ended September 30, 2021, we had net income of approximately $4.4 million, which consisted of a gain of approximately $5.5 million from the change in fair value of derivative warrant liabilities and an approximately $5,000 interest income earned on investments held in Trust account, which was partially offset by approximately $993,000 in general and administrative expenses and approximately $30,000 in administrative expenses - related party.

For the nine months ended September 30, 2021, we had net income of approximately $3.5 million, which consisted of a gain of approximately $8.5 million from the change in fair value of derivative warrant liabilities and an approximately $15,000 interest income earned on investments held in Trust account, which was partially offset by approximately $4.9 million in general and administrative expenses and approximately $90,000 in administrative expenses - related party.

For the three months ended September 30, 2020, we had a net loss of approximately $4.7 million, which consisted of approximately $122,000 in general and administrative expenses, $20,000 of related party administrative fees, an approximately $3.9 million loss from changes in fair value of warrant liabilities, and approximately 676,000 in offering cost – derivative warrant liabilities, partially offset by approximately $16,000 in interest income earned from investments held in the Trust Account.

For the period from June 4, 2020 (inception) through September 30, 2020, we had a net loss of approximately $4.7 million, which consisted of approximately $136,000 in general and administrative expenses, $20,000 of related party administrative fees, an approximately $3.9 million loss from changes in fair value of warrant liabilities, and approximately 676,000 in offering cost – derivative warrant liabilities, partially offset by approximately $16,000 in interest earned from investments held in the Trust Account.

Contractual Obligations

Registration Rights

The holders of Founder Shares, Private Placement Shares and Private Placement Shares that may be issued upon conversion of Working Capital Loans, will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed upon consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or approximately $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Public Share, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Administrative Support Agreement

Commencing on the date that our securities are first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination or our liquidation, we have agreed to reimburse the Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. During the three and nine months ended September 30, 2021, for the three months ended September 30, 2020, and for the period from June 4, 2020 (inception) through September 30, 2020, we incurred $30,000, $90,000, $20,000 and $20,000, respectively, in expenses for these services which is included as administrative expenses - related party on the accompanying unaudited condensed statements of operations. As of September 30, 2021 and December 31, 2020, there was $10,000 and $0 balance outstanding included in due to related party on the accompanying condensed balance sheets, respectively.

Forward Purchase Agreement

As more fully described in Note 1 and Note 9 in Item 1 to this Quarterly Report on Form 10-Q, we entered into the Forward Purchase Agreement with the Sponsor, which was subsequently amended in connection with the execution of the Business Combination Agreement.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company has identified the following as its critical accounting policies:

Investments Held in the Trust Account

Our portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When our investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income earned on investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Derivative Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We account for our warrants issued in connection with its Initial Public Offering and Private Placement and units committed to be issued under the Forward Purchase Agreement as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the instruments as liabilities at fair value and adjusts the instruments to fair value at the end of each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations.

The fair value of all warrants and units committed to be issued under the Forward Purchase Agreement were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants. The fair value of the Private Placement Warrants and units committed under the Forward Purchase Agreement continue to be valued using a Monte Carlo simulation model as of each measurement date.

The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2021, and December 31, 2020, 34,500,000 Class A ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Effective with the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Loss Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase 17,433,333 Class A ordinary shares because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021, for the three months ended September 30, 2020, and for the period from August 28, 2020 (inception) through September 30, 2020. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. The Company elected the modified retrospective method for transition. Adoption of the ASU did not have a material impact our financial position, results of operations or cash flows.

Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT OF TOPCO AFTER THE BUSINESS COMBINATION

The following information concerning the management of TopCo is based on the provisions of the TopCo Articles of Association, the form of which is attached as Annex D to this document, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the TopCo Articles of Association may be changed at any time prior to consummation of the Business Combination by mutual agreement of Yucaipa and SSU or after consummation of the Business Combination by amendment in accordance with their terms. If the TopCo Articles of Association are amended, the below summary may cease to accurately reflect the TopCo Articles of Association as so amended.

Board Structure

As of the date of this document, TopCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). As part of the Business Combination, immediately following the Exchange, TopCo will be converted into a Dutch public limited liability company (naamloze vennootschap) with a one-tier board structure (the “TopCo Board”), consisting of one TopCo Executive Director and seven TopCo Non-Executive Directors. There are no family relationships among any of TopCo’s directors.

Board of directors

The TopCo Board consists of eight members, comprised of one TopCo Executive Director and seven TopCo Non-Executive Directors. Following the closing of the Business Combination, each of the TopCo Directors will hold office for the term set by the TopCo General Meeting (as set forth in the table below), except in the case of his or her earlier death, resignation or dismissal. The TopCo Directors do not have a retirement age requirement under the TopCo Articles of Association.

Under TopCo’s board rules, the executive director on the TopCo Board may be appointed as executive director for a term of up to four years, without limitation on the number of consecutive terms which an executive director may serve. A person may be appointed as non-executive director for a maximum of up to eight consecutive years and, subsequently, for a maximum of two consecutive terms of up to two years each.

The initial TopCo Directors will be appointed with staggered term periods ranging from two to up to four years.

The following table lists the current TopCo Directors, as well as their ages, term served, the year of expiration of their term as directors following the completion of the Business Combination and position:

Name	Age	Term Served	Year in which Term Expires	Position
Dr. Stephan Zoll	50	2021 – Present	2024	Executive director and Chief Executive Officer
Mike Özkan	34	2021 – Present	2025	Non-executive director and Chairman
Wolfram Keil	54	2021 – Present	2025	Non-executive director
Dieter Berninghaus	56	2021 – Present	2025	Non-executive director
Dr. Martin Wittig	57	2021 – Present	2024	Non-executive director
Christoph Keese	57	2021 – Present	2023	Non-executive director
Richard d’Abo	65	2021 – Present	2024	Non-executive director
Thomas Rudolph	59	2021 – Present	2023	Non-executive director

The following is a brief summary of the business experience of the TopCo Directors. Unless otherwise indicated, the current business address for each TopCo Director is the same as TopCo’s business address: Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.

Executive Officer and Executive Director

Dr. Stephan Zoll was born in 1970 in Hamburg (Germany). From 1993 to 1998, Dr. Zoll studied law at the universities of Heidelberg (Germany) and Munich (Germany) and obtained a doctorate degree from the university of Augsburg (Germany) in 1999. In 2006, he completed the general manager program at Harvard Business School in Boston, Massachusetts (United States).

Most recently, Dr. Zoll was President Online of the Illinois-based company Sears Holdings, Inc., a multi-channel retailer comprising brands Sears, Kmart, Sears Home Services, Kenmore, DieHard and ShopYourWay. He held this position being responsible for the performance of Sears’ and Kmart’s online businesses from 2016 until 2018. Prior to 2016, Dr. Zoll served for 10 years at eBay, Inc., a NASDAQ-listed California-based global online marketplace as Vice President and managing director (Geschäftsführer) and was a member of eBay’s Marketplaces EU Leadership Team. During his time at eBay, Inc. he was responsible for several subsidiaries. The functions included his positions as managing director of Tradera (eBay Sweden), Gitti Gidiyor (eBay Turkey) and eBay Advertising Group. In his early career, Dr. Zoll worked as a strategy consultant at Olivier Wyman and Booz Allen & Hamilton in various countries.

Non-Executive Directors

Mike Özkan was born in 1987 in Dortmund (Germany). He acts as member of the management board of SIGNA Retail Selection AG. Mr. Özkan obtained the advanced federal diploma of higher education for bankers in 2013 and holds a LL.M. degree in international business law from Zurich University since 2018. Mr. Özkan began his career with a trainee program for high school graduates at UBS Switzerland in Zurich (Switzerland) and was promoted to Associate Director of Sales in 2009. In 2011, he was promoted to authorized officer at DZ Private Bank where he was a financial advisor to wealthy private clients. Since 2018, Mr. Özkan is Member of the Advisory Board of SSU and Chairman of the Operating Committee. He plays a major role in establishing and building up SSU and contributes significantly to its further strategic development.

Wolfram Keil was born in 1967 in Mannheim (Germany). Mr. Keil has been a Member of the SIGNA Executive Board and Managing Director of SIGNA Retail since 2013. He previously worked as CFO of SIGNA RECAP Funds. He gained extensive experience in the private equity and real estate business while working for Cerberus Capital Management in Germany and Terra Firma Capital Partners in London. After completing his university studies with a master’s degree in business management and economics from Ruhr-University Bochum (Germany), Mr. Keil began his professional career in finance management at Procter & Gamble and Coca-Cola. He is an experienced board director chairing various supervisory boards of SIGNA portfolio companies.

Dieter Berninghaus was born in 1965 in Pulheim (Germany). As of September 2016, Dr. Dieter Berninghaus took over as Chairman of the SIGNA Group Executive Board and Chairman of SIGNA Retail. Prior to this, from the beginning of 2008 to August of 2016, Mr. Berninghaus was a Member of the Executive Board as well as CEO Retail at the Swiss Migros Group. This is where, in his position as a Member and Chairman of the Board of Directors, Mr. Berninghaus was responsible for the entire non co-operative retail business and managed 15 companies of the Swiss Migros Group. Mr. Berninghaus also worked for Denner AG/Rast Holding AG (2004–2008) as a Member of the Board of Directors and subsequently as Chairman of the Board of Directors, and also as the CEO and Spokesperson of the Management Board of REWE Group (1999–2004). At Metro AG (1991–1999), Mr. Berninghaus was responsible — most recently as Director — for the management of the Internationalization and Strategic Corporate Development Group Division.

Dr. Martin Wittig was born in 1964 in Frankenholz (now: Bexbach) (Germany). He graduated from RHTW Aachen (Germany) and holds a degree in mining engineering and in economics. Moreover, he obtained his doctorate degree in mining engineering from the Technical University of Berlin (Germany) in 1995. In the same year, Dr. Wittig joined Roland Berger Strategy Consultants and became an associate partner in 1999 and a full partner in 2000. Since January 2001, he had been acting as managing partner and director of the branch in Zurich

(Switzerland). In December 2002, Dr. Wittig was elected chief financial officer by the partners in the global executive committee of Roland Berger and re-elected in 2006. Dr. Wittig was elected the chief executive officer of Roland Berger Strategy Consultants unanimously by 180 partners in 2010. In May 2013, Dr. Wittig resigned from his office at Roland Berger. He holds lectures at the University of St. Gallen (Switzerland) on a regular basis and has been appointed Honorary Consul of Germany for the nation of Switzerland (Canton of Schwyz and Canton of Zurich).

Christoph Keese was born in 1964 in Remscheid (Germany). After his graduation as an economist at the universities of Marburg and Frankfurt a.M. (Germany), Mr. Keese started his professional career as assistant to the chief executive officer and head of corporate communications of Gruner + Jahr, the Bertelsmann magazine division. He was managing editor of Berliner Zeitung, editor in chief of Financial Times Deutschland and editor in chief of Welt am Sonntag and Welt Online. In 2008, Mr. Keese switched to the management side of Axel Springer SE, Europe’s leading digital publisher. As senior vice president public affairs and investor relations (until 2013) and as executive vice president (after 2013) he helped to shape Axel Springer SE’s digitization strategy. Mr. Keese is the author of bestselling books about digitization, among them “Silicon Valley”. As CEO and founder of his consulting firm, Mr. Keese, inter alia, exercises various formal and informal mandates for Axel Springer SE.

Richard d’Abo was born in 1956. Mr. d’Abo attended the University of Southern California, after which he worked for Union Bank from 1978 to 1987. In 1984, Mr. d’Abo started Union Bank’s leverage finance lending group and was its vice president until joining Yucaipa in 1988 as a partner. During this time with Yucaipa, Mr. d’Abo held various integral roles that included origination and structuring of principal transactions that culminated in Yucaipa’s consolidation of the supermarket industry in the western United States. From 1995 to 2003, Mr. d’Abo was involved in various financial advisory and private equity investing.

Mr. d’Abo returned to Yucaipa in 2004 as a partner. In 2009, Mr. d’Abo led Yucaipa’s $2.2 billion restructuring of Eimskip, a leading logistics company in the North Atlantic. This restructuring resulted in the purchase of Versacold International Corporation, which was the second largest global cold storage company at the time. In 2012, Eimskip completed its IPO (NASDAQ OMX: EIM) and Mr. d’Abo served as a director and Chairman of Eimskip from 2012 to 2018. Mr. d’Abo was also active in Yucaipa’s consolidation of the cold storage industry, which resulted in the IPO of Americold (NYSE: COLD). Mr. d’Abo further served as a member of the board of trustees for Americold from 2013 to 2018. Additionally, Mr. d’Abo is Chairman of New Planet Energy Development, LLC, a developer of advanced waste management facilities.

Thomas Rudolph was born in 1962 in Öhringen (Germany). He studied business administration at the University of Mannheim. Since 2000, he teaches marketing and researches as a full-time professor at the University of St.Gallen. In 2006, he founded the “Retail Lab”, a partnership program between the University of St.Gallen and numerous international retailers. Since 2009, he manages and directs the Institute of Retail Management. Professor Rudolph authored over 400 research articles, many in high impact journals, as well as eleven books, and is consistently honored for his excellence in research and teaching. As an advisory board member he supports numerous renowned companies.

Director and Officer Qualifications

TopCo is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, TopCo expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of TopCo’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of TopCo’s shareholders.

The Nomination and Corporate Governance Committee will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the TopCo Board.

Board Composition

The TopCo Board consists of one Executive Director and seven TopCo Non-Executive Directors:

•	the Executive Director and CEO will be Dr. Stephan Zoll;

•	the Chairman will be Mr. Mike Özkan;

•	the Vice-Chairman will be Dieter Berninghaus.

Committees of the Board of Directors

Upon the completion of the Business Combination, the TopCo Board will establish three standing committees, including Audit Committee, Compensation Committee and Nomination and Corporate Governance Committee.

Audit Committee

The audit committee is expected to consist of Martin Wittig, Christoph Keese and Richard d’Abo. The audit committee will assist the TopCo Board in overseeing TopCo’s accounting and financial reporting processes and the audits of TopCo’s financial statements. Martin Wittig will serve as chairperson of the audit committee. In addition, the audit committee will be responsible for the appointment, compensation, retention and oversight of the work of TopCo’s independent registered public accounting firm. The TopCo Board has determined that Martin Wittig satisfies the “independence” requirements set forth in Rule 10A-3 under the Exchange Act and qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC. The composition of TopCo’s audit committee is consistent with the best practice provisions of the DCGC Wolfram Keil is expected to be appointed as an observer of the audit committee.

TopCo intend to rely on the phase-in rules of the SEC and NYSE with respect to the independence of TopCo’s audit committee. These rules require that all members of TopCo’s audit committee must meet the independence standard for audit committee membership within one year of the effectiveness of the completion of the Business Combination. The audit committee will be governed by a charter that complies with applicable NYSE rules, which charter will be posted on TopCo’s website.

Compensation Committee

The compensation committee is expected to consist of Wolfram Keil, Christoph Keese and Thomas Rudolph. The compensation committee will assist the TopCo Board in determining compensation for TopCo’s executive officers and the TopCo Directors. Wolfram Keil will serve as chairperson of the compensation committee.

Under SEC and NYSE rules, there are heightened independence standards for members of the compensation committee, including a prohibition against the receipt of any compensation from TopCo other than standard director fees. As permitted by the listing requirements of NYSE, TopCo will opt out of NYSE Listed Company Manual §303A.05(a), which requires that a compensation committee consist entirely of independent directors. The compensation committee will be governed by a charter that will be posted on TopCo’s website.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee is expected to consist of Dieter Berninghaus, Mike Özkan and Richard d’Abo. The nomination and corporate governance committee will assist the TopCo Board in identifying individuals qualified to become TopCo Directors consistent with criteria established by TopCo and in developing TopCo’s code of business conduct and ethics. Dieter Berninghaus will serve as chairperson of the nomination and corporate governance committee. The composition of TopCo’s nomination and corporate governance committee is consistent with the best practice provisions of the DCGC to appoint a selection and appointment committee.

As permitted by the listing requirements of NYSE, TopCo will opt out of NYSE Listed Company Manual §303A.04(a), which requires independent director oversight of director nominations. The nomination and corporate governance committee will be governed by a charter that will be posted on TopCo’s website.

Remuneration and Other Benefits to TopCo Directors for the Year Ended December 31, 2021

As a foreign private issuer, in accordance with NYSE listing requirements, TopCo will comply with home country compensation requirements and certain exemptions thereunder rather than complying with NYSE compensation requirements. Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to TopCo Directors, such compensation should however be consistent with TopCo’s compensation policy. Such compensation policy will be adopted by the TopCo General Meeting prior to completion of the Business Combination. Changes to such compensation policy will require a vote of the TopCo General Meeting by simple majority of votes cast. The TopCo Board determines the remuneration of individual TopCo Directors with due observance of the compensation policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which TopCo Directors may participate is subject to approval by the TopCo General Meeting by simple majority of votes cast. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the TopCo Directors and the criteria for granting or amendment.

TopCo’s compensation policy will authorize the TopCo Board to determine the amount, level and structure of the compensation packages of the TopCo Directors at the recommendation of TopCo’s compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by the TopCo Board.

Code of Business Conduct and Ethics

TopCo intends to adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. TopCo’s code of business conduct and ethics will be available on its website. TopCo intends to disclose any amendment to the code, or any waivers of its requirements, on its website.

TopCo Board Dividend Policy

Following completion of the transaction, the TopCo Board may institute a dividend policy. TopCo currently expects to retain all future earnings for use in the operation and expansion of its business and does not plan to pay any dividends on its shares in the near future. The Topco General Meeting shall be authorized to declare distributions. The TopCo General Meeting may only resolve to declare distributions on the proposal of the TopCo Board. Declaration and payment of any dividends in the future will depend on a number of factors, including TopCo’s results of operations, financial condition, future prospects, contractual restrictions, capital investment requirements, earnings, cash flow, restrictions imposed by applicable law and other factors TopCo deems relevant. See “Dividend Policy.”

TopCo Non-Employee Director Compensation Program

As of their respective appointment and prorated for the first year with regards to cash and the initial compensation components described hereafter, nonemployee directors of the TopCo Board will receive, as compensation for serving on the TopCo Board, a mix of cash compensation and restricted stock unit (“RSU”) awards (granted under the TopCo Equity Plan), as follows: (i) an annual cash retainer equal to €75,000; (ii) an annual RSU award with a grant date fair value equal to €100,000, which shall vest on the first anniversary of the grant date subject to continued service with the TopCo Board, and (iii) an initial RSU award with a grant date fair value equal to €175,000, which shall vest on the third anniversary of the grant date subject to continued service with the TopCo Board. It is anticipated that non-employee directors’ compensation will be aligned to the annual directors’ terms so that annual grants will be made right after the election of the directors at the shareholder meeting. In addition, non-employee directors serving on the audit committee, compensation committee and nomination and corporate governance committee will receive the following additional compensation, as applicable:

•	€7,500 for each non-chairperson member of the audit committee;

•	€10,000 for the chairperson of the compensation committee;

•	€5,000 for each non-chairperson member of the compensation committee;

•	€7,500 for the chairperson of the nomination and corporate governance committee; and

•	€3,750 for each non-chairperson member of the nomination and corporate governance committee.

TopCo Non-Employee Director Stock Ownership Guidelines

Following the Closing of the Business Combination, TopCo will adopt minimum stock ownership guidelines applicable to non-employee directors of the TopCo Board in order to align their interests with TopCo stockholders’ interests. Non-employee directors will be expected to maintain beneficial ownership of shares of our common stock valued at three times the annual cash retainer. Non-employee directors will have a transition period of five years from their initial election (or from the first annual meeting of TopCo stockholders following their election) to meet the ownership guidelines and, thereafter, one year (measured from the date of each annual meeting) to meet any increased ownership requirements resulting from changes in stock price, annual retainer, annual base salary, or ownership levels occurring since the initial deadline. During the transition period and until the non-employee directors satisfies the specified ownership levels, the guidelines require that each director retain 100% of the shares received, net of tax payment obligations, upon the vesting of any stock or equity awards granted to such director. For the purposes of the guidelines, unvested shares or RSUs will be considered to be owned.

Executive Director and Chief Executive Officer Agreements

Services Agreement

Pursuant to a Services Agreement by and between SSU and Dr. Stephan Zoll, as amended through June 10, 2021, if the listing of TopCo Shares occurs as contemplated by this filing no later than December 31, 2021 (such a listing the “Qualified Listing”), Dr. Zoll is entitled to receive:

•	an annual salary of €825,000, which will increase to €900,000 following a Qualified Listing,

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an annual short term incentive bonus with an annual target amount of €550,000 (with a maximum payment at 150% of target), which will increase to an annual target amount of €600,000 following a Qualified Listing,

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a long term incentive bonus with an annual target amount of €1,000,000, which will increase to €2,000,000 following a Qualified Listing (see below under “Long-term incentive plan” for more detail), and

•	a listing bonus, consisting of (a) a cash payment of €2,400,000 and (b) a grant of option rights (see below under “Option Agreement” for more detail).

In addition, Dr. Zoll is, under the Services Agreement, entitled to ancillary benefits such as a company car, D&O and accident insurance as well as certain contributions mandatory under German law to pension, health and long term care insurance. The Services Agreement extends Dr. Zoll’s employment term through at least March 31, 2023.

Option Agreement

In connection with the Business Combination, TopCo entered into an option agreement with Dr. Zoll on June 10, 2021. This option agreement provides that, upon a Qualified Listing, Dr. Zoll has the right to acquire 1,293,200 shares of TopCo (the listing bonus as noted above). The strike price of each of the options will be €0.12 per option share.

Loan Agreement

In connection with the grant of option rights, Dr. Zoll entered into a loan agreement with SIGNA Retail Selection AG, an indirect majority shareholder of SISH who grants similar financial assistance to other SIGNA Retail group companies from time to time. The loan is for an amount of up to €5,300,000, bearing interest at 2.0% per annum, for the purpose of financing tax obligations that would arise if Dr. Zoll transfers shares acquired under the option rights to a personal investment vehicle and is payable only at the request of Dr. Zoll in connection with such a transfer. Provided the aforementioned terms are met, the loan term will end at the earlier of March 31, 2024 or within five days of the receipt of a notice of termination issued by either party. Any loan amount drawn upon, plus interest, is repayable no later than March 31, 2024.

Chairman of the Board Services Agreement

Pursuant to a Services Agreement to be executed by and between TopCo and Mr. Özkan, Mr. Özkan will be entitled to receive an annual salary of €500,000, ancillary benefits such as a company car, a housing allowance, D&O and accident insurance, as well as certain contributions mandatory under German law to pension, health and long term care insurance.

Mr. Özkan will also be eligible to participate in TopCo’s equity incentive plan and is scheduled to receive a grant of options with three different exercise prices and vesting dates that will serve as Mr. Özkan’s sole equity compensation for a six-year period commencing with the listing of TopCo Shares.

The equity grant is a grant of stock options comprised of three tranches each equal to 1% of shares outstanding, with exercise prices equal to each $10.00, $25.00 and $40.00. These tranches will vest on the third anniversary, fourth anniversary and fifth anniversary of the grant date, respectively. Such stock options will expire on the tenth anniversary of grant and, once vested, stock options can be exercised any time prior to expiration.

Omnibus Equity Incentive Plan

TopCo intends to establish the TopCo Equity Plan, pursuant to which TopCo may grant options, restricted stock, restricted stock units, share appreciation rights and other equity and equity-based awards. The maximum number of TopCo Shares underlying awards granted pursuant to the TopCo Equity Plan will in total not exceed 10% of TopCo’s issued share capital at completion of the Business Combination. In addition, the number of TopCo Shares reserved for issuance under the TopCo Equity Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2022, in an amount equal to 5% of the total number of TopCo Shares comprised in its issued share capital on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by the TopCo Board. The TopCo Equity Plan will be administered by any committee or sub-committee of non-employee directors appointed by the TopCo Board. TopCo may grant awards under the TopCo Equity Plan to the TopCo Directors, employees or consultants. The size/amount of grant will be determined by the LTI amounts agreed individually in each employment agreement, based on a 100% target achievement rate and independent from TopCo or individual performance in the relevant fiscal year. The TopCo Equity Plan will provide for special provisions for good leavers and bad leavers as well as for a change in control of TopCo.

In addition to the stock options granted to Dr. Zoll in connection with the Business Combination, Dr. Zoll’s long term incentive bonus will be a mix of option rights and restricted stock units (“RSUs”). Option rights will have exercise price equal to stock price on date of grant, which will vest ratably over four years. The term of the Zoll option award is ten years from the date of grant.

Equally, all other senior executive officer that participates in the TopCo Equity Plan will receive a mix of option rights and RSUs. Option grants made to executive officers will be subject to the same terms as the Zoll award above. All RSUs will vest ratably over four years, with the amount of the grant to be determined by each recipient’s employment agreement and will assume 100% target performance achievement rate.

Other Compensatory Arrangements

The amount of compensation, including benefits in kind, accrued or paid to the SSU executive officers with respect to the fiscal year ended September 30, 2020 amounted in the aggregate to €5.1 million.

DESCRIPTION OF TOPCO SECURITIES AND ARTICLES OF ASSOCIATION

This section of the proxy statement/prospectus includes a description of the material terms of the TopCo Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the TopCo Articles of Association, which are attached as Annex E to this proxy statement/prospectus. We urge you to read the full text of the TopCo Articles of Association.

Overview

TopCo was incorporated pursuant to Dutch law on May 19, 2021. TopCo’s corporate affairs are governed by the TopCo Articles of Association, the rules of the TopCo Board, TopCo’s other internal rules and policies and by Dutch law. TopCo is registered with the Dutch Trade Register under number 82838194. TopCo’s corporate seat is in Amsterdam, the Netherlands, and TopCo’s office address is Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.

As of the date of this proxy statement/prospectus, TopCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Upon the Change in Legal Form of TopCo, TopCo will be a Dutch public limited liability company (naamloze vennootschap). Unless otherwise indicated, the descriptions set forth below assumes TopCo has already been converted into a Dutch public limited liability company (naamloze vennootschap).

Share Capital

Authorized Share Capital

It is anticipated that, as of the consummation of the Business Combination, TopCo has an authorized share capital in the amount of €187,500,000, divided into 1,562,500,000 TopCo Shares, each with a nominal value of €0.12.

Under Dutch law, TopCo’s authorized share capital is the maximum capital that TopCo may issue without amending the TopCo Articles of Association. An amendment of the TopCo Articles of Association would require a resolution of TopCo General Meeting upon proposal by the TopCo Board. Upon the completion of the Business Combination, TopCo’s authorized share capital will be €0.12, represented by one TopCo Share.

Upon the completion of the Business Combination, the TopCo Articles of Association will provide that, for as long as any TopCo Shares are admitted to trading on NYSE, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of TopCo Shares reflected in the register administered by TopCo’s transfer agent, subject to certain overriding exceptions under Dutch law.

TopCo Shares

The following summarizes the main rights of holders of TopCo Shares:

•	each holder of TopCo Shares is entitled to one vote per TopCo Share on all matters to be voted on by shareholders generally, including the appointment of TopCo Directors;

•	there are no cumulative voting rights;

•	the holders of TopCo Shares are entitled to dividends and other distributions as may be declared from time to time by TopCo out of funds legally available for that purpose, if any;

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upon TopCo’s liquidation and dissolution, the holders of TopCo Shares will be entitled to share ratably in the distribution of all of TopCo’s assets remaining available for distribution after satisfaction of all TopCo’s liabilities; and

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the holders of TopCo Shares have pre-emption rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and the TopCo Articles of Association.

Shareholders’ Register

Pursuant to Dutch law and the TopCo Articles of Association, TopCo must keep its shareholders’ register accurate and current. The TopCo Board keeps the shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of TopCo as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares. The TopCo Shares listed in this transaction will be held through DTC. Therefore, DTC or its nominee will be recorded in the shareholders’ register as the holder of those TopCo Shares. The TopCo Shares shall be in registered form (op naam). TopCo may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by TopCo Board.

Corporate Objectives

Pursuant to the TopCo Articles of Association, TopCo’s main corporate objectives are:

•	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

•	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

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to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties;

•	to operate trading/retail businesses; and

•	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

Limitations on the Rights to Own Securities

TopCo Shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. The TopCo Articles of Association contain no limitation on the rights to own TopCo’s shares and no limitation on the rights of non-residents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Limitation on Liability and Indemnification Matters

Under Dutch law, the TopCo Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to TopCo and to third parties for infringement of the TopCo Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, the TopCo Articles of Association provide for indemnification of TopCo’s current and former directors and other current and former officers and employees as designated by the TopCo Board. No indemnification under the TopCo Articles of Association shall be given to an indemnified person:

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if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

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to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

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in relation to proceedings brought by such indemnified person against TopCo, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the TopCo Articles of Association, pursuant to an agreement between such indemnified person and TopCo which has been approved by the TopCo Board or pursuant to insurance taken out by TopCo for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without TopCo’s prior consent.

Under the TopCo Articles of Association, the TopCo Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

TopCo General Meeting of Shareholders and Voting Rights

TopCo General Meeting of Shareholders

TopCo General Meetings may be held in Amsterdam, Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle, all in the Netherlands. The annual TopCo General Meeting must be held within six months of the end of each financial year. Additional extraordinary TopCo General Meeting may also be held, whenever considered appropriate by the TopCo Board and shall be held within three months after the TopCo Board has considered it to be likely that TopCo’s shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of TopCo’s paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of TopCo’s issued share capital may request TopCo to convene a TopCo General Meeting, setting out in detail the matters to be discussed. If TopCo Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a TopCo General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the TopCo Board to convene a TopCo General Meeting and the TopCo Board has not taken the necessary steps so that the TopCo General Meeting could be held within six weeks after the request.

TopCo General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the TopCo General Meeting by proxy, as well as other information as required by Dutch law. TopCo will observe the statutory minimum convening notice period for a TopCo General Meeting. The agenda for the annual TopCo General Meeting shall include, among other things, the adoption of TopCo’s statutory annual accounts, appropriation of TopCo’s profits and proposals relating to the composition of the TopCo Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the TopCo Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of TopCo’s issued share capital. These requests must be made in writing or by electronic means and received by the TopCo Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the DCGC and the TopCo Articles of Association, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the TopCo

Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in TopCo’s strategy (for example, the dismissal of TopCo Directors), the TopCo Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the TopCo Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the TopCo Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of TopCo’s issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a TopCo General Meeting be convened, as described above.

On May 1, 2021, a bill has been enacted which introduces a statutory cooling-off period of up to 250 days during which the TopCo General Meeting would not be able to dismiss, suspend or appoint members of the TopCo Board (or amend the provisions in the TopCo Articles of Association dealing with those matters) unless those matters would be proposed by the TopCo Board. This cooling-off period could be invoked by the TopCo Board in case:

a.

shareholders, using either their shareholder proposal right or their right to request a TopCo General Meeting, propose an agenda item for the TopCo General Meeting to dismiss, suspend or appoint a TopCo Director (or to amend any provision in the TopCo Articles of Association dealing with those matters); or

b.

a public offer for TopCo is made or announced without TopCo’s support, provided, in each case, that the TopCo Board believes that such proposal or offer materially conflicts with the interests of TopCo and its business.

The cooling-off period, if invoked, ends at occurrence of the earliest of the following events:

a.	the expiration of 250 days from:

i.	in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal expired;

ii.	in case of shareholders using their right to request a TopCo General Meeting, the day when they obtain court authorization to do so; or

iii.	in case of a hostile offer being made, the first following day;

b.	the day after the hostile offer having been declared unconditional; or

c.	the TopCo Board voluntarily terminating the cooling-off period.

In addition, shareholders representing at least 3% of TopCo’s issued share capital may request the Dutch Enterprise Chamber of the Amsterdam Court of Appeals for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

a.

the TopCo Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of TopCo and its business;

b.	the TopCo Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

c.

if other defensive measures have been activated during the cooling-off period and not terminated or suspended at the relevant shareholders’ request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the TopCo Board must gather all relevant information necessary for a careful decision-making process. In this context, the TopCo Board must at least consult with shareholders representing at least 3% of TopCo’s issued share capital at the time the cooling-off period was invoked. Formal statements expressed by these stakeholders during such consultations must be published on TopCo’s website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the TopCo Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on TopCo’s website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at TopCo’s office and must be tabled for discussion at the next TopCo General Meeting.

The TopCo General Meeting is presided over by the chairperson of the TopCo Board. If no chairperson has been elected or if he or she is not present at the meeting, the TopCo General Meeting shall be presided over by the vice-chairperson of the TopCo Board. If no vice-chairperson has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by a person designated in accordance with the TopCo Articles of Association. TopCo Directors may always attend a TopCo General Meeting. In these meetings, they have an advisory vote. The chairperson of the TopCo General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the TopCo General Meeting, to address the meeting and, in so far as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of TopCo Shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the TopCo General Meeting. Under the TopCo Articles of Association, shareholders and others with meeting rights under Dutch law must notify TopCo in writing or by electronic means of their identity and intention to attend the TopCo General Meeting. This notice must be received by TopCo ultimately on the seventh day prior to the TopCo General Meeting, unless indicated otherwise when such meeting is convened.

Each TopCo Share confers the right on the holder to cast one vote at the TopCo General Meeting. Shareholders may vote by proxy. No votes may be cast at a TopCo General Meeting on TopCo Shares held by TopCo or its subsidiaries or on TopCo Shares for which TopCo or its subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of TopCo Shares held by TopCo or its subsidiaries in its share capital are not excluded from the right to vote on such TopCo Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such TopCo Shares were acquired by TopCo or any of its subsidiaries. Neither TopCo nor any of its subsidiaries may cast votes in respect of a TopCo Share on which TopCo or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). TopCo Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a TopCo General Meeting.

Decisions of the TopCo General Meeting are taken by a simple majority of votes cast, except where Dutch law or the TopCo Articles of Association provide for a qualified majority or unanimity.

TopCo Directors

Appointment of TopCo Directors

TopCo Directors will be appointed by the TopCo General Meeting (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of TopCo’s issued share capital, with respect to one, two or three TopCo Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other TopCo Directors on the basis of a binding nomination by the TopCo Board. In this respect, for as long as SISH, alone or together with its affiliates, holds at least 10% (but less than 20%) of TopCo’s issued share capital, it will be allowed to make a binding nomination for one TopCo Director, for as long as SISH, alone or together with its affiliates, holds at least 20% (but less than 30%) of TopCo’s issued share capital, it will be allowed to make a binding nomination for two TopCo Directors and for as long as SISH, alone or together with its affiliates, holds at least 30% of TopCo’s issued share capital, it will be allowed to make a binding nomination for three TopCo Directors. However, the TopCo General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the TopCo General Meeting overrules a binding nomination, SISH or the TopCo Board, as applicable, shall make a new nomination.

Prior to the completion of the Business Combination, the TopCo Board shall adopt a diversity policy for the composition of the TopCo Board, as well as a profile for the composition of the TopCo Board. The TopCo Board shall make any nomination for the appointment of a TopCo Director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable.

At a TopCo General Meeting, a resolution to appoint a TopCo Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or in the explanatory notes thereto.

Duties and Liabilities of TopCo Directors

Under Dutch law, the TopCo Board is charged with the management of TopCo, subject to the restrictions contained in the TopCo Articles of Association. The TopCo Executive Directors manage TopCo’s day-to-day business and operations and implement TopCo’s strategy. The TopCo Non-Executive Directors focus on the supervision on the policy and functioning of the performance of the duties of all TopCo Directors and TopCo’s general state of affairs. The TopCo Directors may divide their tasks among themselves in or pursuant to internal rules. Each TopCo Director has a statutory duty to act in the corporate interest of TopCo and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of TopCo also applies in the event of a proposed sale or break-up of TopCo, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

The TopCo Board is as a whole entitled to represent TopCo. The power to represent TopCo also vests in the Chief Executive Officer and the Chairman of TopCo acting jointly, as well as in the Chairman of TopCo acting together with any other TopCo Director upon prior information of the other TopCo Directors.

Certain Other Major Transactions

The TopCo Articles of Association and Dutch law provide that resolutions of the TopCo Board concerning a material change to the identity or the character of TopCo or the business are subject to the approval of the TopCo General Meeting. Such changes include:

•	transferring the business or materially all of the business to a third party;

•

entering into or terminating a long-lasting alliance of TopCo or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for TopCo; and

•

acquiring or disposing of an interest in the capital of a company by TopCo or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if TopCo prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in TopCo’s most recently adopted annual accounts.

Dividends and Other Distributions

Dividends

TopCo has never paid or declared any cash dividends in the past, and TopCo does not anticipate paying any cash dividends in the foreseeable future. TopCo intends to retain all available funds and any future earnings to fund the further development and expansion of its business. Under Dutch law, TopCo may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves TopCo must maintain under Dutch law or the TopCo Articles of Association and (if it concerns a distribution of profits) after adoption of TopCo’s statutory annual accounts by the TopCo General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the TopCo Board and will depend upon a number of factors, including TopCo’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors TopCo deems relevant. See “Dividend Policy.”

Under the TopCo Articles of Association as they will read upon completion of the Business Combination, the TopCo Board may decide that all or part of the profits shown in TopCo’s adopted statutory annual accounts will be added to TopCo’s reserves. After reservation of any such profits, any remaining profits will be at the disposal of the TopCo General Meeting at the proposal of the TopCo Board for distribution on the TopCo Shares, subject to applicable restrictions of Dutch law. The TopCo Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the TopCo General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the TopCo Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to TopCo (verjaring).

TopCo may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution TopCo is not able to pay its due and collectable debts, then its shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to TopCo’s creditors. TopCo has never declared or paid any cash dividends and TopCo has no plan to declare or pay any dividends in the foreseeable future on TopCo Shares. TopCo currently intends to retain any earnings for future operations and expansion.

Since TopCo is a holding company, its ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and TopCo’s receipt of dividends, loans or other funds from, its subsidiaries. TopCo’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to TopCo. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which TopCo’s subsidiaries may pay dividends, make loans or otherwise provide funds to TopCo.

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in the TopCo Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-Out Procedure

A shareholder who holds at least 95% of TopCo’s issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against TopCo’s other shareholders jointly for the transfer of their TopCo Shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the TopCo Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the TopCo Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the TopCo Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and Liquidation

Under the TopCo Articles of Association, TopCo may be dissolved by a resolution of the TopCo General Meeting, subject to a proposal of the TopCo Board. In the event of a dissolution, the liquidation shall be effected by the TopCo Board, unless the TopCo General Meeting decides otherwise. During liquidation, the provisions of the TopCo Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of TopCo’s liabilities, any remaining assets shall be distributed to TopCo’s shareholders in proportion to their number of TopCo Shares.

Certain Disclosure Obligations of TopCo

As of consummation of the Business Combination, TopCo will be subject to certain disclosure obligations under Dutch and U.S. law and the rules of NYSE. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Financial Reporting under Dutch Law

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), or AFM, supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from TopCo regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt TopCo’s financial reporting meets such standards and (ii) recommend to TopCo that it makes available further explanations. If TopCo does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders TopCo to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (iii) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting under U.S. Securities Law

After the consummation of this transaction, TopCo will be a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. TopCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NYSE’s listing standards. Under the NYSE rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the NYSE rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of NYSE.

TopCo has one or more non-independent directors serving as committee members on its nomination and corporate governance committee. As a result, non-independent directors may, among other things, participate in resolving governance issues regarding TopCo. Accordingly, in the future you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

NYSE Rules

For so long as its shares will be listed on NYSE, TopCo will be required to meet certain requirements relating to ongoing communication and disclosure to TopCo shareholders, including a requirement to make any annual report filed with the SEC available on or through TopCo’s website and to comply with the “prompt disclosure” requirement of NYSE with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on NYSE must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of TopCo shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

In connection with its listing on NYSE, TopCo will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the TopCo Board and TopCo employees in TopCo Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to TopCo or to TopCo Shares as the TopCo Shares are solely listed on NYSE, a stock exchange outside the European Economic Area. As a result, there are no EU rules applicable to TopCo relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to TopCo.

TopCo has identified those persons working for it who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.

United States

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the TopCo Board, officers and other employees of TopCo may not purchase or sell shares or other securities of TopCo when he or she is in possession of material, non-public information about TopCo (including TopCo’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about TopCo.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of TopCo

As of consummation of the Business Combination, directors, officers, and shareholders of TopCo will be subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

DCGC

Upon the completion of the Business Combination, TopCo will be subject to the Dutch Corporate Governance Code, or the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the board of directors and the general meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. TopCo does not comply with all best practice provisions of the DCGC. As of the date of this document, TopCo’s main deviations from the DCGC are summarized below, but TopCo cannot exclude the possibility of deviating from additional provisions of the DCGC after the date hereof, including in order to follow market practice or governance practices in the United States.

Under the TopCo Articles of Association, TopCo Directors will be appointed by the TopCo General Meeting (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of TopCo’s issued share capital, with respect to one, two or three TopCo Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other TopCo Directors on the basis of a binding nomination by the TopCo Board. In this respect, for as long as SISH, alone or together with its affiliates, holds at least 10% (but less than 20%) of TopCo’s issued share capital, it will be allowed to make a binding nomination for one TopCo Director, for as long as SISH, alone or together with its affiliates, holds at least 20% (but less than 30%) of TopCo’s issued share capital, it will be allowed to make a binding nomination for two TopCo Directors and for as long as SISH, alone or together with its affiliates, holds at least 30% of TopCo’s issued share capital, it will be allowed to make a binding nomination for three TopCo Directors. This means that the nominee will be appointed unless the general meeting removes the binding nature of the nomination (in which case a new nomination will be prepared for a subsequent general meeting). The TopCo Articles of Association provide that the TopCo General Meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. However, the DCGC recommends that the TopCo General Meeting can pass such a resolution by simple majority, representing no more than one-third of the issued share capital.

Under the TopCo Articles of Association, TopCo Directors can only be dismissed by the TopCo General Meeting by simple majority, provided that the TopCo Board or, during the period when SISH is allowed to make a binding nomination as discussed above, with respect to a SISH nominated TopCo Director, SISH proposes the dismissal. In other cases, the TopCo General Meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. The DCGC recommends that the TopCo General Meeting can pass a resolution to dismiss a TopCo Director by simple majority, representing no more than one-third of the issued share capital.

The DCGC recommends against providing equity awards as part of the compensation of a non-executive director. However, TopCo may deviate from this recommendation and grant equity awards to the TopCo Non-Executive Directors, consistent with U.S. market practice.

The Plan allows TopCo to set the terms and conditions of equity awards granted thereunder. Under the Plan, TopCo may grant shares that are not subject to a lock-up period of at least five years after the date of grant, and TopCo may grant options without restricting the exercisability of those options during the first three years after the date of grant. In those cases, this would cause additional deviations from the DCGC.

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in TopCo’s annual accounts. Information on the remuneration and rights to acquire TopCo Shares of TopCo Directors need to be disclosed in TopCo’s annual accounts.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted TopCo Shares or TopCo Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of TopCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) TopCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted TopCo Shares or TopCo Public Warrants for at least six months but who are TopCo’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of common shares then outstanding; or

•	the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by TopCo’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, TopCo’s initial shareholders will be able to sell their TopCo Shares pursuant to Rule 144 without registration one year after the closing of the business combination.

Registration Rights

Certain persons who will be holders of the TopCo Shares immediately after consummation of the Business Combination, including Yucaipa Sponsor, will be entitled to registration rights pursuant to the Registration Rights Agreement. For additional detail on the Registration Rights Agreement, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Registration Rights Agreement.”

In addition, the PIPE Investors have certain registration rights under the Subscription Agreements. For additional detail on the Subscription Agreements, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Subscription Agreements.”

Listing of TopCo Securities

TopCo intends to apply to list the TopCo Shares and the TopCo Public Warrants on NYSE under the symbols “SSU” and “SSUW” respectively, upon the closing of the Business Combination.

Transfer, Transfer Agent and Registrar

Pursuant to the TopCo Articles of Association, TopCo Shares are registered shares. Under Dutch law, transfers of TopCo Shares other than in book-entry form (as described below) require a written deed of transfer and, unless TopCo is a party to the deed of transfer, and acknowledgement by or proper service upon TopCo to be effective.

Upon the completion of the Business Combination, the transfer agent and registrar for TopCo Shares will be Continental Stock Transfer & Trust Company.

Upon the completion of the Business Combination, the TopCo Articles of Association will provide that, for as long as any TopCo Shares are admitted to trading on the NYSE, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of TopCo Shares reflected in the register administered by TopCo’s transfer agent, subject to certain overriding exceptions under Dutch law.

TopCo will list the TopCo Shares in registered form and such TopCo Shares will not be certificated. TopCo has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain TopCo’s shareholders’ register on behalf of the TopCo Board and to act as transfer agent and registrar for the TopCo Shares. The TopCo Shares will be traded on NYSE in book-entry form. The warrant agent for the TopCo Public Warrants is Continental Stock Transfer & Trust Company.

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the rights of Yucaipa shareholders before the consummation of the Business Combination, and the rights of TopCo shareholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands and Dutch law and the respective governing documents of Yucaipa and TopCo.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Yucaipa shareholders are urged to carefully read the relevant provisions of the Cayman Islands Companies Law, the Dutch Civil Code, the Dutch Financial Supervision Act, Yucaipa’s amended and restated memorandum and articles of association and the forms of the TopCo Articles of Association that will be in effect as of consummation of the Business Combination (which forms is included as Annex E to this proxy statement/prospectus, respectively). References in this section to the TopCo Articles of Association are references thereto as they will be in effect upon consummation of the Business Combination. However, the TopCo Articles of Association may be amended at any time prior to consummation of the Business Combination by mutual agreement of Yucaipa and SSU or after the consummation of the Business Combination by amendment in accordance with their terms. If the TopCo Articles of Association are amended, the below summary may cease to accurately reflect the TopCo Articles of Association as so amended.

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder
Authorized Capital

Yucaipa is authorized to issue up to 551,000,000 shares, consisting of (i) 500,000,000 Class A Shares, (ii) 50,000,000 Class B Shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. As of [ ], 2021, there were 34,500,000 Class A Shares, 8,625,000 Class B Shares, and no preference shares issued and outstanding.	It is anticipated that, as of the consummation of the Business Combination, the TopCo Articles of Association will provide for an authorized share capital in the amount of €187,500,000, consisting of 1,562,500,000 TopCo Shares. The TopCo Shares will have a nominal value of €0.12.

Voting Rights

The Yucaipa amended and restated memorandum and articles of association provides that the holders of shares of Yucaipa shall have one vote for every share of which he is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.

Under Dutch law, shares have one vote per share, provided such shares have the same nominal value.

The TopCo Articles of Association do not provide quorum requirements generally applicable to TopCo General Meetings, which is common for Dutch listed N.V. companies.

Resolutions at TopCo General Meeting can be adopted irrespective of the number of issued TopCo Shares present or represented at such general meeting, subject to any provision of mandatory Dutch law.

Appraisal / Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Islands Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.

Under Dutch law, resolutions of the board of directors concerning a material change to the identity or the character of the company or the business are subject to the approval of the general meeting by a simple majority of the votes cast. Such changes include in any event:

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder
transferring the business or materially all of the business to a third party;

entering into or terminating a long-lasting alliance of TopCo or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for TopCo; and

acquiring or disposing of an interest in the capital of a company by TopCo or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if TopCo prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in TopCo’s most recently adopted annual accounts.

Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights. However, Dutch law does provide for squeeze-out procedures as described under “Dividends and Other Distributions - Squeeze-Out Procedures.” Also, Dutch law provides for cash exit rights in certain situations for dissenting shareholders of a company organized under Dutch law entering into certain types of mergers. In those situations, a dissenting shareholder may file a claim with the Dutch company for compensation. Such compensation shall then be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the merger

Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger is organized under the laws of another European Economic Area member state, a shareholder of a non-surviving Dutch company who has voted against the cross-border merger may make a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts, subject to certain exceptions.

Dividends

The directors of Yucaipa may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.	Under Dutch law, TopCo may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves TopCo must maintain under Dutch law or the TopCo Articles of Association and (if it concerns a distribution of profits) after adoption of TopCo’s statutory annual accounts by the TopCo General

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder
Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the TopCo Board and will depend upon a number of factors, including TopCo’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors TopCo deems relevant. See the section “Description of TopCo Securities and Articles of Association — Dividends and Other Distributions on TopCo Shares.”

The TopCo General Meeting may determine that distributions shall be made in whole or in part in a currency other than the Euro. Dividends and other distributions shall be made payable no later than a date determined by TopCo. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to TopCo (verjaring).

Purchase and Repurchase of Shares

Subject to the Cayman Islands Companies Act or applicable stock exchange or other regulatory rules, Yucaipa may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine at the time of such purchase.

Under Dutch law, when issuing shares, a public company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital. A listed public company such as ours may acquire fully paid shares in its own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and its articles of association, such company may repurchase fully paid shares in its own capital if (i) the company’s shareholders’ equity (eigen vermogen) less the payment required to make the acquisition does not fall below the sum of paid-in and called-up share capital plus any reserves required by Dutch law or its articles of association and (ii) the aggregate nominal value of shares of the company which the company acquires, holds or on which the company holds a pledge (pandrecht) or which are held by a subsidiary of the company, would not exceed 50% of its then-current issued share capital.

An acquisition by TopCo of TopCo Shares for a consideration must be authorized by the TopCo General Meeting. Such authorization may be granted for a maximum period of 18 months and must specify the number of TopCo Shares that may be acquired, the manner in which TopCo Shares may be acquired and the price limits within which TopCo Shares may be acquired. The actual acquisition may only be effected pursuant to a resolution of the TopCo Board.

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

The TopCo Board will be authorized for a period of 18 months following the completion of its corporate reorganization to cause the repurchase of TopCo Shares (or depository receipts for TopCo Shares) by TopCo of up to 10% of TopCo’s issued share capital, for a price per share not exceeding 110% of the average market price of TopCo’s common shares on NYSE (such average market price being the average of the closing prices on each of the five consecutive trading days preceding the date the acquisition is agreed upon by TopCo), provided that, until TopCo Shares are listed on a stock exchange, the maximum purchase price shall be 110% of the original issue price of the TopCo Shares concerned.

No authorization of the TopCo General Meeting is required if fully paid TopCo Shares are acquired by TopCo with the intention of transferring such TopCo Shares to TopCo’s employees under an applicable employee share purchase plan.

TopCo cannot derive any right to any distribution from TopCo Shares, or voting rights attached to TopCo Shares acquired by it.
For each annual TopCo General Meeting, TopCo expects that the TopCo Board will place on the agenda a proposal to re-authorize the TopCo Board to repurchase TopCo Shares for a period of 18 months from the date of the resolution.

Redemption Rights

Upon consummation of the initial business combination, the Yucaipa amended and restated memorandum and articles of association provides holders of the Class A Shares with the opportunity to redeem their Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest (net of taxes payable), divided by the number of then- outstanding Class A Shares provided that Yucaipa shall not repurchase Class A Shares in an amount that would cause Yucaipa’s net tangible assets to be less than $5,000,001.

Holders of TopCo Shares will have no redemption rights.
If Yucaipa seeks to amend any provision of the amended and restated memorandum and articles of association that would affect the substance or timing of Yucaipa’s obligation to redeem 100% of the public shareholders’ Class A Shares if Yucaipa has not consummated an initial business combination within 24 months after the date of the closing of the Yucaipa IPO, Yucaipa must provide public shareholders with the opportunity to redeem their Class A Shares in connection with such

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder
vote. Yucaipa will redeem the public shareholders’ Class A Shares and liquidate if it does not complete a business combination by August 6, 2022.
After consummation of the initial business combination, holders of Class A Shares are not entitled to redemption rights with respect to their Class A Shares.

Issuance of Shares

Subject to the provisions of the constitutional documents and the rules and regulations of a designated stock exchange, the SEC or otherwise under applicable law, the Yucaipa Board may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the constitutional documents) vary such rights.	Under Dutch law, a company’s general meeting is the corporate body authorized to resolve on the issuance of shares and the granting of rights to subscribe for shares. The general meeting can delegate such authority to another corporate body of the company for a period not exceeding five years; this authorization may only be extended from time to time for a maximum period of five years. Prior to the completion of the Business Combination, the TopCo Board will be authorized for a period of five years from the completion of TopCo’s corporate reorganization to issue shares or grant rights to subscribe for shares up to TopCo’s authorized share capital from time to time. TopCo may not subscribe for its own shares on issue. Under the TopCo Articles of Association, TopCo shall comply with NYSE Rule 312.03 (b)(i) and (ii) for as long as TopCo ordinary shares are admitted to trading on NYSE, irrespective of whether that rule is binding upon TopCo.

Pre-emption Rights

None.	Under Dutch law, in the event of an issuance of shares, each shareholder will have a pro rata pre-emption right in proportion to the aggregate nominal value of the shares held by such holder (except in case of an issue of shares to employees, against a contribution other than in cash or pursuant to the exercise of a previously acquired right to subscribe for shares). Under the TopCo Articles of Association, the pre-emption rights in respect of newly issued shares may be restricted or excluded by a resolution of the TopCo General Meeting. Another corporate body may restrict or exclude the pre-emption rights in respect of newly issued TopCo Shares if it has been designated as the authorized body to do so by the TopCo General Meeting. Such designation can be granted for a period not exceeding five years. A resolution of the TopCo General Meeting to restrict or exclude the pre-emption rights or to designate another corporate body as the authorized body to do so requires a majority of not less than two-thirds of the votes cast, if less than half of TopCo’s issued share capital is represented at the meeting. Prior to completion of the Business Combination, the TopCo Board will be authorized for

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder
a period of five years from the completion of TopCo’s corporate reorganization to limit or exclude pre-emption rights in relation to an issuance of shares or a grant of rights to subscribe for TopCo Shares that the TopCo Board is authorized to resolve upon (see above under “Issuance of Shares”).

Amendments to Governing Documents

Amendment of any provision of the Yucaipa amended and restated memorandum and articles of association requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the outstanding Yucaipa Ordinary Shares that are entitled to vote that vote in a general meeting. Yucaipa Sponsor and Yucaipa’s executive officers and directors have agreed that they will not propose any amendment to the Yucaipa amended and restated memorandum and articles of association that would affect the substance or timing of Yucaipa’s obligation to redeem 100% of its public shares if Yucaipa does not complete its initial business combination by August 6, 2022 (24 months after the closing of the Yucaipa IPO), unless Yucaipa provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment. The provisions of the Yucaipa amended and restated memorandum and articles of association relating to the election of directors prior to the business combination may only be amended by a special resolution passed by at least 90% of the outstanding Class B Shares voted. Yucaipa may, by a vote of a majority of the Yucaipa Ordinary Shares voted:

At a TopCo General Meeting, at the proposal of the TopCo Board, the TopCo General Meeting may resolve to amend the articles of association. A resolution by the TopCo General Meeting to amend the articles of association requires a majority of seventy-five percent (75%) of the votes cast during the period when SISH is allowed to make a binding nomination as discussed above.
• Increase its share capital;
• Consolidate and divide all or any of its share capital into shares of larger amount;
• Convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

•  By subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of Yucaipa or into shares without par value; and

• Cancel any shares that have not been taken or agreed to be taken by any person.

In all other instances, the Yucaipa amended and restated memorandum and articles of association may be amended by a special resolution of holders of two-thirds of the Yucaipa Ordinary Shares voted or by unanimous written consent of all holders entitled to vote.

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

Number of Directors

The Yucaipa amended and restated memorandum and articles of association provides that, unless otherwise determined by a vote of a majority of the Yucaipa Ordinary Shares voted, the minimum number of directors shall be one.	The TopCo Board shall consist of such number of TopCo Executive Directors and TopCo Non-Executive Directors as the TopCo Board may determine.

Classes of Directors

The directors of Yucaipa are divided into three classes and retire by rotation on a three year basis.	The TopCo Board will not be classified but upon the closing of the Business Combination, each TopCo Director will serve staggered terms of up to four years.

Nomination and election of Directors

The Yucaipa amended and restated memorandum and articles of association provides that members seeking to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive officers not less than 120 calendar days before the date of the Yucaipa’s proxy statement release to members in connection with the previous year’s annual general meeting or, if Yucaipa did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Yucaipa board with such deadline being a reasonable time before Yucaipa begins to print and send its related proxy materials.

The Yucaipa amended and restated memorandum and articles of association provides that prior to the initial business combination, a vote of the majority of the Class B Shares outstanding will be required to appoint any person as director of Yucaipa. After the business combination, a vote of a majority of the Ordinary Shares outstanding will be required to appoint any person as director of Yucaipa. The directors of Yucaipa may appoint any person to be an additional director provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.

TopCo Directors will be appointed by the TopCo General Meeting (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of TopCo’s issued share capital, with respect to one, two or three TopCo Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other TopCo Directors on the basis of a binding nomination by the TopCo Board. In this respect, for as long as SISH, alone or together with its affiliates, holds at least 10% (but less than 20%) of TopCo’s issued share capital, it will be allowed to make a binding nomination for one TopCo Director, for as long as SISH, alone or together with its affiliates, holds at least 20% (but less than 30%) of TopCo’s issued share capital, it will be allowed to make a binding nomination for two TopCo Directors and for as long as SISH, alone or together with its affiliates, holds at least 30% of TopCo’s issued share capital, it will be allowed to make a binding nomination for three TopCo Directors. However, the TopCo General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the TopCo General Meeting overrules a binding nomination, the TopCo Board shall make a new nomination. The TopCo Directors will serve staggered terms of up to four years. Five TopCo Directors will serve an initial term expiring at the close of the annual TopCo General Meeting to be held in 2023, three TopCo Directors will serve an initial term expiring at the close of the annual TopCo General Meeting to be held in 2024 and three TopCo Directors will serve an initial term expiring at the close of the annual TopCo General Meeting to be held in 2025.

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

Removal of Directors

The Yucaipa amended and restated memorandum and articles of association provides that a director may be removed if:

(i) he is prohibited by the law of the Cayman Islands from acting as a director; or

(ii) he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(iii) he is found to be or becomes of unsound mind; or

(iv) without the consent of the other directors, he is absent from three consecutive meetings of the board of directors.

(vi) all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Yucaipa amended and restated memorandum and articles of association or by a resolution in writing signed by all of the other directors.

The Yucaipa amended and restated memorandum and articles of association provides that prior to the initial business combination, a vote of a majority of the Class B Shares will be required to remove a director. After the Business Combination, a vote of a majority of the Yucaipa Ordinary Shares outstanding will be required to remove any person as director of Yucaipa.

Under the TopCo Articles of Association, TopCo Directors can only be dismissed by the TopCo General Meeting by simple majority, provided that the TopCo Board or during the period when SISH is allowed to make a binding nomination as discussed above, with respect to a SISH nominated TopCo Director, SISH proposes the dismissal. In other cases, the TopCo General Meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. The DCGC recommends that the general meeting can pass a resolution to dismiss a director by simple majority, representing no more than one-third of the issued share capital.

Filling of Board Vacancies

The Yucaipa amended and restated memorandum and articles of association provides that the directors may appoint any person as director of Yucaipa to fill a vacancy.	The TopCo Board directors can temporarily fill vacancies in its midst caused by temporary absence or incapacity of TopCo Directors without requiring a shareholder vote. If all of TopCo Directors are absent or incapacitated, TopCo’s management shall be attributed to (i) the person who most recently ceased to hold office as the chairperson of the TopCo Board or (ii) if such former chairperson is unwilling or unable to accept that position, the person who most recently ceased to hold office as TopCo’s Chief Executive Officer (in each case, during the period when SISH is allowed to make a binding nomination as discussed below, together with a person designated by SISH for that purpose if the former chairperson or Chief Executive Officer, as applicable, was not a SISH nominated TopCo Director). The person(s) charged with TopCo’s management in this manner may designate one or more persons to be charged with TopCo’s management instead of, or together with, such person(s).

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

Under Dutch law, directors are appointed and re-appointed by the general meeting. Under the TopCo Articles of Association as they will read upon the completion of the Business Combination, TopCo Directors will be appointed by the TopCo General Meeting (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of TopCo’s issued share capital, with respect to one, two or three TopCo Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other TopCo Directors on the basis of a binding nomination by the TopCo Board. In this respect, for as long as SISH, alone or together with its affiliates, holds at least 10% (but less than 20%) of TopCo’s issued share capital, it will be allowed to make a binding nomination for one TopCo Director, for as long as SISH, alone or together with its affiliates, holds at least 20% (but less than 30%) of TopCo’s issued share capital, it will be allowed to make a binding nomination for two TopCo Directors and for as long as SISH, alone or together with its affiliates, holds at least 30% of TopCo’s issued share capital, it will be allowed to make a binding nomination for three TopCo Directors. However, the TopCo General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the TopCo General Meeting overrules a binding nomination, SISH or the TopCo Board, as applicable, shall make a new nomination.

Compensation of Directors

The Yucaipa amended and restated memorandum and articles of association provides that the directors shall determine any compensation of the directors; provided, that no compensation shall be paid to any director prior to the consummation of the initial business combination.	Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to TopCo Directors, such compensation should however be consistent with TopCo’s compensation policy. Such compensation policy will be adopted by the TopCo General Meeting prior to completion of the Business Combination. Changes to such compensation policy will require a vote of the TopCo General Meeting by simple majority of votes cast. The TopCo Board determines the remuneration of individual TopCo Directors with due observance of the compensation policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which TopCo Directors may participate is subject to approval by the TopCo General Meeting by simple majority of votes cast. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the TopCo Directors and the criteria for granting or amendment.

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

TopCo’s compensation policy will authorize the TopCo Board to determine the amount, level and structure of the compensation packages of the TopCo Directors at the recommendation of TopCo’s compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by the TopCo Board

Manner of Acting by Board

The Yucaipa amended and restated memorandum and articles of association provides that the affirmative vote by a majority of votes at a meeting of the directors is an act by the Yucaipa Board. In the case of an equality of votes, the chairman shall have a second casting vote.

Each TopCo Executive Director and each TopCo Non-Executive Director shall have one vote. Resolutions of the TopCo Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by simple majority, unless the rules applicable to the TopCo Board provide differently. In case of the absence or incapacitation of each SISH nominated TopCo Director during the period when SISH is allowed to make a binding nomination for a TopCo Director, the TopCo Board shall not pass any resolution which requires the affirmative vote of at least one such SISH nominee until a SISH nominated TopCo Director (or a temporary replacement) has been appointed. Where there is a tie in any vote of the TopCo Board, the chairman shall have a casting vote, provided that there are at least three TopCo Directors in office and provided further that, during the period when SISH is allowed to make a binding nomination for a TopCo Director, the resolution concerned will require the affirmative vote of at least one SISH nominated TopCo Director. Otherwise, the relevant resolution shall not have been passed.

The TopCo Executive Directors shall not participate in the decision-making concerning:

a.   the determination of the compensation of TopCo Executive Directors; and

b.  the instruction of an auditor to audit the annual accounts if the TopCo General Meeting has not granted such instruction.

Special Meetings of the Board

The Yucaipa amended and restated memorandum and articles of association provides that a director may, and the secretary of Yucaipa on the direction of a director shall, call a meeting of the directors by at least two days’ notice to every director. Notice may be waived.	The TopCo Board shall meet as often as any TopCo Director deems necessary or appropriate.

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

Director Action by Written Consent

The Yucaipa amended and restated memorandum and articles of association provides that a resolution in writing signed by all the directors shall be valid and effectual as if it had been passed at a meeting of the directors.	Resolutions of the TopCo Board may, instead of at a board meeting, be passed in writing, provided that all TopCo Directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

Annual Shareholders’ Meetings

The Yucaipa amended and restated memorandum and articles of association provides that all matters be determined by the vote of a majority of the votes cast by the shareholders present in person, participating by conference telephone, or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Yucaipa amended and restated memorandum and articles of association, the Companies Act or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.	Annually, at least one TopCo General Meeting shall be held. This annual TopCo General Meeting shall be held within six months after the end of TopCo’s financial year. General Meetings must be held in the place where SSU has its corporate seat or in Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.

Special Shareholders’ Meetings

The amended and restated memorandum and articles of association provides that a general meeting may be called by the directors at any time and shall be called on a member of Yucaipa’s proper requisition.

A TopCo General Meeting shall also be held:

a.   within three months after the TopCo Board has considered it to be likely that TopCo’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.  whenever the TopCo Board so decides.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of TopCo’s issued share capital may request the TopCo Board to convene a TopCo General Meeting, setting out in detail the matters to be discussed. If the TopCo Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a TopCo General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the TopCo Board to convene a TopCo General Meeting and the TopCo Board has not taken the necessary steps so that the TopCo General Meeting could be held within six weeks after the request.

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

The agenda for TopCo General Meetings shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of TopCo’s issued share capital. These requests must be made in writing or by electronic means and received by the TopCo Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the DCGC and the TopCo Articles of Association, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the TopCo Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in TopCo’s strategy (for example, the dismissal of TopCo Directors), the TopCo Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the TopCo Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the TopCo Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of TopCo’s issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a TopCo General Meeting be convened, as described above.

On May 1, 2021, a bill has been enacted which introduces a statutory cooling-off period of up to 250 days during which the TopCo General Meeting would not be able to dismiss, suspend or appoint members of the TopCo Board (or amend the provisions in the TopCo Articles of Association dealing with those matters) unless those matters would be proposed by the TopCo Board. This cooling-off period could be invoked by the TopCo Board in case:

a.   shareholders, using either their shareholder proposal right or their right to request a TopCo General Meeting, propose an agenda item for the TopCo General Meeting to dismiss, suspend or appoint a TopCo Director (or to amend any

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

provision in the TopCo Articles of Association dealing with those matters); or

b.  a public offer for TopCo is made or announced without TopCo’s support, provided, in each case, that the TopCo Board believes that such proposal or offer materially conflicts with the interests of TopCo and its business.

The cooling-off period, if invoked, ends at occurrence of the earliest of the following events:

a.   the expiration of 250 days from:

i.   in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal expired;

ii.  in case of Shareholders using their right to request a TopCo General Meeting, the day when they obtain court authorization to do so; or

iii.   in case of a hostile offer being made, the first following day;

b.  the day after the hostile offer having been declared unconditional; or

c.   the TopCo Board voluntarily terminating the cooling-off period.

In addition, shareholders representing at least 3% of TopCo’s issued share capital may request the Dutch Enterprise Chamber of the Amsterdam Court of Appeals for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

a.   the TopCo Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of TopCo and its business;

b.  the TopCo Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

c.   if other defensive measures have been activated during the cooling-off period and not terminated or suspended at the relevant shareholders’ request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the TopCo Board must gather all relevant information necessary for a careful decision-making process. In this context, the TopCo Board must at least consult with shareholders representing at least 3% of TopCo’s issued share capital at the time the cooling-off period

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder
was invoked. Formal statements expressed by these stakeholders during such consultations must be published on TopCo’s website to the extent these stakeholders have approved that publication.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

The amended and restated memorandum and articles of association does not provide that members shall have the ability to call general meetings.

The Yucaipa amended and restated memorandum and articles of association provides that members may seek to bring business before annual general meetings in limited circumstances.

TopCo General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the TopCo General Meeting by proxy, as well as other information as required by Dutch law. TopCo will observe the statutory minimum convening notice period for a TopCo General Meeting. The agenda for the annual TopCo General Meeting shall include, among other things, the adoption of TopCo’s statutory annual accounts, appropriation of TopCo’s profits and proposals relating to the composition of the TopCo Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the TopCo Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of TopCo’s issued share capital. These requests must be made in writing or by electronic means and received by TopCo at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

Notice and Record Date of Shareholder / Shareholders’ Meetings

The amended and restated memorandum and articles of association requires that notice of a general meeting be given not less than five clear days before the date of the meeting. The notice must state (i) the place, date and hour of the meeting (ii) if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting; (iii) subject to paragraph (iv), the general nature of the business to be transacted; and (v) if a resolution is proposed as a special resolution, the text of that resolution.

A notice convening a General Meeting will be made in accordance with Dutch law and in such other manner as may be required to comply with any applicable rules of NYSE and any other stock exchange on which TopCo Shares are listed from time to time. The record date for the TopCo General

Meeting will be 28 days prior to the date of such TopCo General Meeting.

Quorum and Actions

The Yucaipa amended and restated memorandum and articles of association provides that business may only be transacted at a general meeting if a quorum is present, such quorum being one or more shareholders who together hold a majority of the shares entitled to vote as of the record date at such meeting.	Under the TopCo Articles of Association no quorum requirement applies to the TopCo General Meeting. Certain resolutions can only be adopted by a majority of the votes cast which represent a certain part of the issued share capital.

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder
Certain resolutions require an enhanced majority if less than half of the issued share capital is present or represented at the TopCo General Meeting.

Shareholder Action Without Meeting

The Yucaipa amended and restated memorandum and articles of association provides that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.	Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the articles of association allow such action by written consent, (ii) the company has not issued bearer shares or, with its cooperation, depository receipts for shares in its capital, (iii) there are no persons entitled to the same rights as holders of depositary receipts issued with the company’s cooperation, (iv) the directors have been given the opportunity to give their advice on the resolution and (v) the resolution is adopted unanimously by all shareholders that are entitled to vote. Although the TopCo Articles of Association allow for shareholders’ resolutions to be adopted in writing, the requirement of unanimity renders the adoption of shareholder resolutions without holding a meeting not feasible for TopCo as a publicly traded company.

Indemnification of Directors and Officers

The Yucaipa amended and restated memorandum and articles of association provides that each current and former director and officer of Yucaipa (which includes auditors of Yucaipa) shall be indemnified against:

(i) any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions; and

(ii) without limitation to paragraph (i), all reasonable attorneys’ fees and other costs and expenses, incurred in the defense of any action, suit, proceeding or investigation involving such current or former director or officer of Yucaipa for which indemnity will or could be sought.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

Under Dutch law, the TopCo Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to TopCo and to third parties for infringement of the TopCo Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, the TopCo Articles of Association provide for indemnification of TopCo’s current and former directors and other current and former officers and employees as designated by the TopCo Board. No indemnification under the TopCo Articles of Association shall be given to an indemnified person:

•  if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

•  to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•  in relation to proceedings brought by such indemnified person against TopCo, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the TopCo Articles of Association, pursuant to an agreement between such indemnified person and TopCo which has been approved by the TopCo Board or pursuant to insurance taken out by TopCo for the benefit of such indemnified person; and

•  for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without TopCo’s prior consent.

Under the TopCo Articles of Association, the TopCo Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Limitation on Liability of Directors

The Yucaipa amended and restated memorandum and articles of association provides that Yucaipa may by special resolution release any existing or former director (including alternate director), secretary or other officer of Yucaipa from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, willful default or willful neglect.

Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort.

This applies equally to the TopCo Executive Directors and TopCo Non-Executive Directors.

Dissolution/Liquidation

The Yucaipa amended and restated memorandum and articles of association provides that in the event that Yucaipa does not consummate a business combination by 24 months after the closing of the Yucaipa IPO Yucaipa shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Shares issued in the Yucaipa IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay	Under the TopCo Articles of Association, TopCo may be dissolved by a resolution of the TopCo General Meeting (with a majority of 75% of the votes cast during the period when SISH is allowed to make a binding nomination as discussed above), subject to a proposal of the TopCo Board. In the event of a dissolution, the liquidation shall be effected by the TopCo Board, unless the TopCo General Meeting decides otherwise. During liquidation, the provisions of the TopCo Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of TopCo’s liabilities,

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder
liquidation expenses), divided by the number of then outstanding Shares issued in the Yucaipa IPO, which redemption will completely extinguish public members’ rights as members (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Yucaipa’s remaining members and the Yucaipa Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.	any remaining assets shall be distributed to TopCo’s shareholders in proportion to their number of TopCo Shares.

Rights of Inspection

The Yucaipa amended and restated memorandum and articles of association provides that no member (not being a director) shall have any right of inspecting any account or book or document of Yucaipa except as conferred by the Companies Act or authorized by the directors or by Yucaipa in general meeting.	The TopCo Board must provide the TopCo General Meeting, within a reasonable amount of time, all information that it requires, unless this would be contrary to an overriding interest of TopCo. If the TopCo Board invokes such an overriding interest, it must give reasons.

Derivative Shareholder Suits

Yucaipa’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Yucaipa’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

a company is acting, or proposing to act, illegally or beyond the scope of its authority;

the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against Yucaipa where the individual rights of that shareholder have been infringed or are about to be infringed.

In the event a third-party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third-party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third-party in its own name. Dutch law provides for the possibility to initiate such actions collectively, in which a foundation or an association can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met. The court will first determine if those criteria are met. If so, the case will go forward as a class action on the merits after a period allowing class members to opt out from the case has lapsed. All members of the class who are residents of the Netherlands and who did not opt-out will be bound to the outcome of the case. Residents of other countries must actively opt in in order to be able to benefit from the class action. The defendant is not required to file defenses on the merits prior to the merits phase having commenced. It is possible for the parties to reach a settlement during the merits phase. Such a settlement can be approved by the court, which approval will then bind the members of the class, subject to a second opt-out. This new regime applies to claims brought after January 1, 2020 and which relate to certain events that occurred prior to that date. For other matters, the old Dutch class actions regime will apply. Under the old regime, no

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder
monetary damages can be sought. Also, a judgment rendered under the old regime will not bind individual class members. Even though Dutch law does not provide for derivative suits, TopCo’s directors and officers can still be subject to liability under U.S. securities laws.

Conflict of Interest Transactions

The Yucaipa amended and restated memorandum and articles of association provides that, unless permitted by the amended and restated articles of association, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of Yucaipa.

However, the amended and restated articles of association provide that if a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the amended and restated articles of association he may:

(a) be a party to, or otherwise interested in, any transaction or arrangement with Yucaipa or in which Yucaipa is or may otherwise be interested; or

(b) be interested in another body corporate promoted by Yucaipa or in which Yucaipa is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

If a director has made such a disclosure, then he shall not, by reason only of his office, be accountable to Yucaipa for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Under Dutch law and the TopCo Articles of Association, the TopCo Directors shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a direct or indirect personal conflict of interest with TopCo. Such a conflict of interest would generally arise if the TopCo Director concerned is unable to serve TopCo’s interests and the business connected with TopCo with the required level of integrity and objectivity due to the existence of the conflicting personal interest. The TopCo Articles of Association provide that if as a result of conflicts of interests no resolution of the TopCo Board can be adopted, the resolution may nonetheless be adopted by the TopCo Board as if none of the TopCo Directors had a conflict of interest. In that latter case, each TopCo Director is entitled to participate in the discussion and decision-making process and to cast a vote.

The DCGC provides the following best practice recommendations in relation to conflicts of interests in respect of directors:

•  A director should report any conflict of interest or potential conflict of interest in a transaction that is of material significance to the company and/or to such person to the chairperson of the board of directors without delay and should provide all relevant information in that regard, including the relevant information pertaining to his or her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. If the chairperson of the board of directors has a conflict of interest or potential conflict of interest, he or she should report this to the vice-chairperson of the board of directors without delay.

•  The board of directors should decide, outside the presence of the director concerned, whether there is a conflict of interest.

•  All transactions in which there are conflicts of interest with directors should be agreed on terms that are customary in the market.

•  Decisions to enter into transactions in which there is a conflict of interest with a director that

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

is of material significance to the company and/or to such director, should require the approval of the board of directors, and such transactions should be published in TopCo’s statutory annual report, together with a description of the conflict of interest and a declaration that the relevant best practice provisions of the DCGC have been complied with.

Listing

Yucaipa Ordinary Shares trade on NYSE.	TopCo Shares will trade on NYSE.

Anti-Takeover Provisions

The Yucaipa amended and restated memorandum and articles of association provide that, the directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I Directors shall stand elected for a term expiring at Yucaipa’s first annual general meeting, the Class II directors shall stand elected for a term expiring at Yucaipa’s second annual general meeting and the Class III directors shall stand elected for a term expiring at Yucaipa’s third annual general meeting. Commencing at Yucaipa’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Subject to the provisions of the Cayman Islands Company Act, the Yucaipa amended and restated memorandum and articles of association and the rules of NYSE, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of Yucaipa to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of Yucaipa to carry out a Class B Share Conversion as described in the Yucaipa amended and restated memorandum and articles of association.

The directors may so deal with the unissued Shares of Yucaipa:

(a) either at a premium or at par; or

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.

In this respect, certain provisions of the TopCo Articles of Association may make it more difficult for a third-party to acquire control of TopCo or effect a change in the composition of the TopCo Board. These include:

•  a provision that TopCo Directors are appointed on the basis of a binding nomination prepared by (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of TopCo’s issued share capital, with respect to one, two or three TopCo Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other TopCo Directors on the basis of a binding nomination prepared by the TopCo Board, provided in case that such nomination can only be overruled by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital;

•  a provision that TopCo Directors may only be dismissed by the TopCo General Meeting by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital, unless the dismissal is proposed by (i) the TopCo Board or (ii) during the period when SISH is allowed to make a binding nomination as discussed above, with respect to a SISH nominated TopCo Director, at the proposal of SISH, in which latter cases a simple majority of the votes cast would be sufficient;

•  a provision allowing, among other matters, the former chairperson of the TopCo Board or TopCo’s former Chief Executive Officer (in each case, during the period when SISH is allowed to make a binding nomination as discussed above, together with a person

Rights of Yucaipa Shareholders	Rights of TopCo Shareholder

(b) with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

Yucaipa may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in Yucaipa at such times and on such terms and conditions as the directors may decide.

designated by SISH for that purpose if the former chairperson or Chief Executive Officer, as applicable, was not a SISH nominated TopCo Director) to manage TopCo’s affairs if all of the TopCo Directors are dismissed and to appoint others to be charged with TopCo’s affairs, including the preparation of a binding nomination for TopCo Directors as discussed above, until new TopCo Directors are appointed by the TopCo General Meeting on the basis of such binding nomination; and

•  a requirement that certain matters, including an amendment of the TopCo Articles of Association, may only be resolved upon by the TopCo General Meeting with a majority of at least 75% of the votes cast during the period when SISH is allowed to make a binding nomination as discussed above and in each case at the proposal of the TopCo Board.

Dutch law also allows for staggered multi-year terms of the TopCo Directors, as a result of which only part of the TopCo Directors may be subject to appointment or re-appointment in any given year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Yucaipa Relationships and Related Party Transactions

Founder Shares

On June 13, 2020, Yucaipa Sponsor paid $25,000, or approximately $0.003 per share, to cover certain expenses on Yucaipa’s behalf in consideration of 8,625,000 Class B ordinary shares, par value $0.0001. In July 2020, Yucaipa Sponsor transferred 30,000 Class B ordinary shares to each of Yucaipa’s independent directors. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the issued and outstanding shares upon completion of Yucaipa’s IPO. Up to 1,125,000 Founder Shares were subject to forfeiture by Yucaipa Sponsor depending on the extent to which the Underwriter’s over-allotment option was exercised. On August 6, 2020, the Underwriter fully exercised the over-allotment option; thus, these Founder Shares were no longer subject to forfeiture. The Founder Shares (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Private Placement Warrants

Yucaipa Sponsor purchased an aggregate of 5,933,333 Private Placement Warrants for a purchase price of $1.50 per whole warrant in a private placement occurred simultaneously with the closing of Yucaipa’s IPO. As such, Yucaipa Sponsor’s interest in this transaction was valued $8,900,000. Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of Yucaipa’s initial business combination.

If Yucaipa does not complete an initial business combination by August 6, 2022, certain of the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Class A Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Forward Purchase Agreement

In connection with the consummation of the Yucaipa IPO, Yucaipa entered into a forward purchase agreement with Yucaipa Sponsor, which provided for the purchase of up to $50,000,000 of units, with each unit consisting of one Class A ordinary share and one-third of one warrant to purchase one Class A ordinary share at $11.50 per share, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of Yucaipa’s initial business combination. The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by Yucaipa’s public shareholders. The forward purchase securities will be issued only in connection with the closing of the initial business combination. The proceeds from the sale of forward purchase securities may be used as part of the consideration to the sellers in our initial business combination, expenses in connection with Yucaipa’s initial business combination or for working capital in the post-transaction company.

Forward Purchase Agreement Amendment

Concurrently with the execution of the Business Combination Agreement, the Yucaipa Sponsor and Yucaipa entered into a Forward Purchase Agreement Amendment, attached hereto as Annex I, pursuant to which, among other things, the Yucaipa Sponsor and Yucaipa agreed that (i) the Yucaipa Sponsor would not purchase units through the Forward Purchase Agreement in connection with the transactions contemplated by the Business Combination Agreement; and (ii) the Forward Purchase Agreement will be terminated effective as of the Closing, in each case, on the terms and subject to the conditions set forth therein.

Registration Rights

Yucaipa entered into a registration and shareholder rights agreement pursuant to which Yucaipa Sponsor is entitled to certain registration rights with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the Founder Shares, and, upon consummation of Yucaipa’s initial business combination, to nominate three individuals for election to TopCo’s board of directors, as long as the Yucaipa Sponsor holds any securities covered by the agreement.

At the closing of the Business Combination, TopCo will enter into the Registration Rights Agreement, with the Yucaipa Initial Shareholders, which will amend and restate the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the Yucaipa Initial Shareholders will be entitled to certain registration rights. For more information about the Registration Rights Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Registration Rights Agreement.”

Administrative Services Agreement

On August 6, 2020, Yucaipa entered into an agreement to pay monthly recurring expenses of $10,000 for office space, administrative and support services to an affiliate of Yucaipa Sponsor effective August 3, 2020. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of Yucaipa. For the year ended December 31, 2020, Yucaipa incurred expenses of $50,000 under this agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Yucaipa and the Initial Yucaipa shareholders entered into a Sponsor Letter Agreement, attached hereto as Annex J, pursuant to which, among other things, each Yucaipa Initial Shareholder agreed to (i) vote to adopt the Business Combination Agreement and approve the transactions contemplated thereby, (ii) waive certain adjustments to the conversion ratio and other anti-dilution protections set forth in Yucaipa’s governing documents with respect to the Class B Shares that would result in the Yucaipa Sponsor holding more than 9,815,000 Class A Shares in the aggregate, (iii) be bound by certain transfer restrictions with respect to their Yucaipa Ordinary Shares prior to the Closing, (iv) terminate lock-up provisions of that certain Letter Agreement, dated as of August 6, 2020 as a result of which, the resale of the Ordinary Shares issued to Yucaipa Sponsor and the Yucaipa Initial Shareholder in connection with the PIPE Financing is not restricted by any contractual lock-up arrangements, and (v) be bound by certain lock-up provisions during the post-closing lock-up period described therein with respect to TopCo Shares issued to them pursuant to the Business Combination Agreement on the terms and subject to the conditions set forth therein.

SSU Relationships and Related Party Transactions

Karstadt Cooperation

SSU’s subsidiaries Internetstores and Tennis-Point each separately entered into a cooperation agreement (each a “Karstadt Cooperation Agreement” and together, the “Karstadt Cooperation Agreements”) with Karstadt Sports GmbH (“Karstadt Sports”) both dated April 3, 2018. Karstadt Sports, which has 17 branches across Germany, is owned by a subsidiary of SIGNA Retail and is an affiliate of SSU. The Karstadt Cooperation Agreements contemplate an arrangement whereby Karstadt Sports will sell tennis products and bike accessories within its branches in its own name but for the account (auf Rechnung) of Tennis-Point or Internetstores, respectively. Each of Tennis-Point and Internetstores will pay a commission fee to Karstadt Sports for the provision of retail space, personnel and other ancillary support.

Products sold pursuant to the Karstadt Cooperation Agreements need not to be identified to the customer as Tennis-Point or Internetstores products. Karstadt Sports will provide logistical support and floor space, which will be reimbursed accordingly by Internetstores and Tennis-Point through their respective commission payments, the amount of which is dependent on sales and / or individually agreed fees for services provided by Karstadt Sports.

Revenue resulting from the Karstadt Cooperation Agreements was €18.6 million for the fiscal year ended September 30, 2019 and €7.6 million in the fiscal year ended September 30, 2020 and €2.3 million for the six months ended March 31, 2021. Both agreements have been terminated meanwhile.

Convertible Loan

SSU entered into a convertible term loan with SISH on December 20, 2019 in a nominal amount of €50.0 million. The convertible loan bears an interest of 5.25% p.a. and with maturity of December 22, 2024. A tranche of €10.0 million was, with the prior consent of SSU, transferred from SISH to Bayerische Beamten Lebensversicherung a.G by way of a contractual assignment agreement. The remaining tranche of €40.0 million was, with the prior consent of SSU, transferred and assigned from SISH to INGBE Stiftung on January 19, 2021 by way of a contractual assignment agreement. INGBE Stiftung then on March 16, 2021 transferred, tranches of €5.0 million each to Arrow Holding AG and Guardians Invest AG, with the prior consent of SSU, by way of contractual assignment agreements. Following exercise of the conversion rights of INGBE Stiftung, Arrow Holding AG and Guardians Invest AG on June 19, 2021, June 23, 2021 and June 18, 2021, respectively, and contribution of the entire convertible loan amount, including interest accrued, into the capital of SSU against issuance of new shares in SSU each of INGBE Stiftung, Arrow Holding AG and Guardians Invest AG have become shareholders of SSU and the convertible term loan has seized to exist due to confusion.

SIGNA Group Insurances

SIGNA Retail GmbH included SSU and its subsidiaries in customary group insurance policies. In exchange SSU paid annual fees and cost reimbursements to SIGNA Retail GmbH in the fiscal years ended September 30, 2019 and September 30, 2020 SSU of €0.4 million and €0.4 million, respectively.

Framework Agreement regarding Capital Raisings and Capital Structuring

On March 20, 2019 (and confirmed on December 5, 2019) SSU and SIGNA Financial Services AG which is an affiliate of SIGNA Holding GmbH and SSU entered into a framework agreement in relation to equity acquisition and equity structuring services (the “Framework Agreement”). In the Framework Agreement SSU and SIGNA Financial Services AG agreed the terms under which SIGNA Financial Services AG agrees to provide equity acquisition and equity structuring services to SSU on a case by case basis. The services include, inter alia, coordination and structuring of financial instruments, analysis of finance projects, interaction and communication with potential investors, due diligence services, negotiation of contractual documentation and other transaction related services. SSU agreed to pay a commission of up to 2.0% of the net proceeds from equity or other corporate finance measures concluded with the assistance of SIGNA Financial Services AG. In the fiscal years ended September 30, 2019 and September 30, 2020 SSU paid a total of €1.5 million and €0.0 million, respectively, to SIGNA Financial Services AG.

Rochon Loans

On May 17, 2017, Rochon Holding SAS, an affiliate of Mr. Olivier Rochon, a founder and manager of Probikeshop, as borrower entered into a loan agreement with SIGNA Retail GmbH as lender pursuant to which SIGNA Retail GmbH granted a loan to Rochon Holding SAS, consisting of two tranches with an aggregate amount of circa €1.4 million with an interest of 3.0% per annum (the “Rochon Loan 1”). The first tranche was to finance the acquisition of 39,484 D2-shares in SIGNA Sport Online GmbH from SISH, while the second tranche was to be applied towards the payment of a premium on the shares to SIGNA Sport Online GmbH. The Rochon Loan 1 will mature in the context of the Business Combination. Under the Rochon Loan 1, Mr. Rochon assumed certain liabilities with respect to all obligations of Rochon Holding SAS and has pledged his current and future shares in SIGNA Sport Online GmbH to SIGNA Retail GmbH.

In connection with a share capital contribution obligation of Mr. Rochon resulting from Mr. Rochon’s subscription for 41,216 A-Shares and 32,475 B-Shares of SIGNA Sport Online GmbH, Mr. Rochon and SIGNA Retail GmbH as lender entered into a maturity loan agreement on May 17, 2017 (the “Rochon Loan 2”). The Rochon Loan 2 bears interest at 3.0% per annum and comprises two tranches for an amount of c. €74 thousand. Mr. Rochon pledged his shares in SIGNA Sport Online GmbH in favor of SIGNA Retail GmbH as collateral under the Rochon Loan 2. SIGNA Retail GmbH may terminate the Rochon Loan 2 for good cause, e.g., upon the occurrence of certain events of default specified in the loan agreement. In general, however, the Rochon Loan 2 will mature in the context of the Business Combination.

Other Loans

Furthermore, SIGNA Retail GmbH granted two loans to two former shareholders in some of our subsidiaries to finance the acquisition of shares in SIGNA Sport Online GmbH with amounts of circa €63 thousand and circa €35 thousand, each bearing an interest of 3% per annum. Both loans will mature in the context of the Business Combination.

Description of Relationships with Members of the Board of Directors

For an overview regarding compensation, shareholding and share based compensation of the members of TopCo Board, see “Management Of TopCo After The Business Combination”.

Indemnification Agreements

Effective upon the completion of the Business Combination, the TopCo Articles of Association will provide for certain indemnification rights for TopCo’s directors and executive officers, and TopCo will enter into an indemnification agreement with each of TopCo’s executive officers and directors providing for procedures for indemnification and advancements by TopCo of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to TopCo or, at TopCo’s request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Policies and Procedures Regarding Related Party Transactions

While TopCo does not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the TopCo Board reviews and considers the interests of its directors, executive officers and principal shareholders in its review and consideration of transactions and obtains the approval of non-interested directors when it determines that such approval is appropriate under the circumstances.

Review, Approval or Ratification of Transactions with Related Persons

Upon the completion of the Business Combination and consistent with Dutch law and the TopCo Articles of Association, TopCo will adopt a code of business conduct and ethics that will prohibit directors and executive officers from engaging in transactions that may result in a conflict of interest with TopCo. The code of business conduct and ethics will include a policy requiring that TopCo’s Board review any transaction a director or executive officer proposes to have with TopCo that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, TopCo’s Board will be obligated to ensure that all such transactions are approved by a majority of TopCo’s Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to TopCo and on terms not less favorable to TopCo than those available from unaffiliated third parties.

BENEFICIAL OWNERSHIP OF TOPCO SECURITIES

The table sets forth below information regarding the expected beneficial ownership of TopCo Shares immediately following the consummation of the Business Combination and the PIPE Financing, assuming that no Public Shares of Yucaipa are redeemed, by:

(i)	each person who is expected to be the beneficial owner of more than 5% of TopCo’s outstanding ordinary shares post-Business Combination;

(ii)	each person who will become a named executive officer or director of TopCo post-Business Combination; and

(iii)	all executive officers and directors of TopCo as a group post-Business Combination.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The expected beneficial ownership percentages set forth in the table below do not take into account the issuance of any shares upon the exercise of warrants to purchase 5,933,333 TopCo Shares that will remain outstanding following the Business Combination.

The expected beneficial ownership of TopCo Shares post-Business Combination is based on 343.3 million TopCo Shares issued and outstanding and assumes (i) the issuance of 37.2 million TopCo Shares in the PIPE Financing, (ii) that the amount in the Trust Account is $345 million (which was the approximate value of the Trust Account as of March 31, 2021) and (iii) the unpaid transaction expenses of SSU and Yucaipa are $60 million.

Unless otherwise indicated, TopCo believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To TopCo’s knowledge, no TopCo Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o SIGNA Sports United B.V., Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.

	Beneficial Ownership Upon the Completion of the Business Combination and PIPE Financing
	Number of TopCo Shares	Percentage of All TopCo Shares
Beneficial Owner
5% Shareholders
SIGNA International Sports Holding GmbH[1]	159,913,488	46.6%
R+V Lebensversicherung AG2	23,697,432	6.9%
Named Executive Officers, Directors and Director Nominees
Dr. Stephan Zoll[3]	1,293,200	0.4%
All executive officers and directors as a group (8 persons)	1,293,200	0.4%

1

Contains the combined shareholding of SIGNA International Sports Holding GmbH, Maximiliansplatz 12, 80333 Munich, Germany and SISH Beteiligung GmbH & Co. KG, Maximiliansplatz 12, 80333 Munich, Germany, both of which are under common control of SIGNA Retail Sports Holding GmbH Bärengasse 29, 8001 Zurich, Switzerland. The majority of the share capital of SIGNA Retail Sports Holding GmbH is held by SIGNA Retail Selection AG, Bärengasse 29, 8001 Zurich, Switzerland; all of the share capital of SIGNA Retail Selection AG is held by SIGNA Retail GmbH, Freyung 3, 1010 Vienna, Austria; the majority of the share capital of SIGNA Retail GmbH is held by SIGNA Holding GmbH, Maria-Theresien-Straße 31, 6020, Austria; the majority of the share capital of SIGNA Holding GmbH is held by Supraholding GmbH & Co. KG, Maria-Theresien-Straße 31, 6020, Austria and the majority of the share capital of Supraholding GmbH & Co. KG is held, directly or indirectly, by Familie Benko Privatstiftung, Maria-Theresien-Straße 31, 6020, Austria. Each of the foregoing entities may be deemed to beneficially own 160,021,501 TopCo Shares. The sole managing director of SIGNA International Sports Holding GmbH is Wolfram Keil.
2

Contains the combined shareholding in TopCo of R+V Lebensversicherung AG and R+V Versicherung AG, both of which are under common control of DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Platz der Republik, Frankfurt am Main, Germany. The members of the management board of R+V Lebensversicherung AG are Claudia Andersch, Jens Hasselbächer, Marc René Michallet, Tillmann Lukosch and Julia Merkel. The members of the management board of R+V Versicherung AG are Claudia Andersch, Jens Hasselbächer, Marc René Michallet, Tillmann Lukosch, Julia Merkel, Dr. Edgar Martin, Dr. Christoph Lamby and Dr. Norbert Rollinger.

3	Assuming full exercise of the stock options granted to Dr. Stephan Zoll under the stock option agreement dated June 10, 2021.

PRICE RANGE OF SECURITIES AND DIVIDENDS

TopCo

Price Range of TopCo’s Securities

Historical market price information regarding TopCo is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the TopCo Shares or TopCo Public Warrants.

Dividend Policy

TopCo has not paid any cash dividends on the TopCo Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon TopCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the TopCo Board. However, TopCo does not anticipate paying any dividends on the TopCo Shares for the foreseeable future.

Yucaipa

Price Range of Yucaipa’s Securities

Yucaipa Public Units, each of which consists of one Class A Share and one Yucaipa Public Warrant, began trading on NYSE under the symbol “YAC.U” on August 3, 2020. On September 21, 2020, Yucaipa announced that holders of its public units could elect to separately trade the Class A Shares and Yucaipa Public Warrants. On September 24, 2020, the Class A Shares and Yucaipa Public Warrants began trading on NYSE under the symbols “YAC” and “YAC WS,” respectively.

On June 9, 2021, the trading date before the public announcement of the Business Combination, the Yucaipa Public Units, Class A Shares and Yucaipa Public Warrants closed at $10.16, $9.84 and $0.97, respectively.

Holders

At [                    ], 2021, there was one holder of record of the Yucaipa Public Units, one holder of record of the separately traded Class A Shares, and one holder of record of the separately traded Yucaipa Public Warrants.

Dividend Policy

Yucaipa has not paid any cash dividends on its Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

SSU

Price Range of SSU Securities

Historical market price information regarding SSU’s ordinary shares is not provided because there is no public market for SSU’s ordinary shares.

Dividend Policy

SSU has never declared or paid any cash dividends on SSU’s ordinary shares.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Yucaipa is asking its shareholders to adopt the Business Combination Agreement, and approve the Business Combination. Yucaipa shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. Yucaipa shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal at the General Meeting.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if the Yucaipa shareholders approve a special resolution which requires the affirmative vote of the holders of at least a majority of the outstanding Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting vote “FOR” the Business Combination Proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the Yucaipa Initial Shareholders have agreed to vote any Yucaipa Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, the Yucaipa Initial Shareholders own 19.9% of the issued and outstanding Yucaipa Ordinary Shares and have not purchased any public shares, but may do so at any time.

Recommendation of the Yucaipa Board

THE YUCAIPA BOARD RECOMMENDS

THAT YUCAIPA SHAREHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

Overview

Yucaipa is asking its shareholders to authorize the Plan of Merger, substantially in the form attached to this proxy statement/prospectus as Annex B. Yucaipa shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Plan of Merger, which is attached as Annex B to this proxy statement/prospectus. Yucaipa shareholders are urged to read carefully the Plan of Merger in its entirety before voting on this proposal.

Wording of the Resolution

It is resolved as a special resolution that the plan of merger, as required under section 46(4) of the Limited Liability Companies Act (As Revised) (the “LLC Act”) and section 233(4) of the Companies Act (As Revised) (the “Companies Act”) in the form tabled to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex B, the “Plan of Merger”) be authorized, approved and confirmed in all respects; and Yucaipa be authorised to enter into the Plan of Merger and to merge with and into Merger Sub so that Merger Sub be the surviving entity and all the undertaking, property and liabilities of Yucaipa vest in the surviving entity by virtue of such merger pursuant to the Companies Act and the LLC Act.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Merger Proposal at the General Meeting.

This Merger Proposal (and consequently, the Plan of Merger and the transactions contemplated thereby) will be adopted and approved only if the Yucaipa shareholders approve a special resolution which requires the affirmative vote of the holders of at least two-thirds of the outstanding Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting vote “FOR” the Merger Proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the Merger Proposal.

As of the date of this proxy statement/prospectus, the Yucaipa Initial Shareholders have agreed to vote any Yucaipa Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, the Yucaipa Initial Shareholders own 19.9% of the issued and outstanding Yucaipa Ordinary Shares and have not purchased any public shares, but may do so at any time.

Recommendation of the Yucaipa Board

THE YUCAIPA BOARD RECOMMENDS

THAT YUCAIPA SHAREHOLDERS VOTE “FOR”

THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE CHARTER AMENDMENT PROPOSAL

Overview

Yucaipa shareholders are also being asked to vote on the provisions referred to below, which are included in the amendment of TopCo Articles of Association. Consistent with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

These provisions were specifically negotiated for by Yucaipa and SSU and, in the judgment of the Yucaipa Board, were essential to entering into the Merger Agreement and necessary to adequately address the needs of the post-combination company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the TopCo intends that the Deed of Conversion and Amendment of the Articles of Association of Signa Sports United B.V. Into Signa Sports United N.V., in the form set forth on Annex E will take effect at consummation of the Business Combination, assuming adoption of the Business Combination Proposal and the Merger Proposal.

Proposal No. 3A: Quorum and voting rights

Existing Yucaipa amended and restated memorandum and articles of association

The Yucaipa amended and restated memorandum and articles of association provides that business may only be transacted at a general meeting if a quorum is present, such quorum being one or more shareholders who together hold a majority of the shares entitled to vote as of the record date at such meeting.

The Yucaipa amended and restated memorandum and articles of association provides that the holders of shares of Yucaipa shall have one vote for every share of which he is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.

Proposed TopCo Articles of Association

The TopCo Articles of Association do not provide quorum requirements. Resolutions at TopCo General Meeting can be adopted irrespective of the number of issued TopCo Shares present or represented at such general meeting, subject to any provision of mandatory Dutch law. Certain resolutions require an enhanced majority if less than half of the issued share capital is present or represented at the TopCo General Meeting.

The TopCo Articles of Association provide for a list of resolutions that can only be passed by the general meeting at the proposal of the TopCo Board and, during the period from the Closing Date until SISH, alone or together with its affiliates, no longer holds at least 10% of the TopCo’s issued share capital, with a majority of 75% of the votes cast.

Proposal No. 3B: Redemption Rights

Existing Yucaipa amended and restated memorandum and articles of association

Upon consummation of the initial business combination, the Yucaipa amended and restated memorandum and articles of association provides holders of the Class A Shares with the opportunity to redeem their Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest (net of taxes payable), divided by the number of then- outstanding Class A Shares provided that Yucaipa shall not repurchase Class A Shares in an amount that would cause Yucaipa’s net tangible assets to be less than $5,000,001.

If Yucaipa seeks to amend any provision of the amended and restated memorandum and articles of association that would affect the substance or timing of Yucaipa’s obligation to redeem 100% of the public shareholders’ Class A Shares if Yucaipa has not consummated an initial business combination within 24 months after the date of the closing of the Yucaipa IPO, Yucaipa must provide public shareholders with the opportunity to redeem their Class A Shares in connection with such vote. Yucaipa will redeem the public shareholders’ Class A Shares and liquidate if it does not complete a business combination by August 6, 2022.

After consummation of the initial business combination, holders of Class A Shares are not entitled to redemption rights with respect to their Class A Shares.

Proposed TopCo Articles of Association

Holders of TopCo Shares will not have redemption rights.

Proposal No. 3C: Amendments to Governing Documents

Existing Yucaipa amended and restated memorandum and articles of association

Amendment of any provision of the Yucaipa amended and restated memorandum and articles of association requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the outstanding Yucaipa Ordinary Shares that are entitled to vote that vote in a general meeting. Yucaipa Sponsor and Yucaipa’s executive officers and directors have agreed that they will not propose any amendment to the Yucaipa amended and restated memorandum and articles of association that would affect the substance or timing of Yucaipa’s obligation to redeem 100% of its public shares if Yucaipa does not complete its initial business combination by August 6, 2022 (24 months after the closing of the Yucaipa IPO), unless Yucaipa provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment. The provisions of the Yucaipa amended and restated memorandum and articles of association relating to the election of directors prior to the business combination may only be amended by a special resolution passed by at least 90% of the outstanding Class B Shares voted. Yucaipa may, by a vote of a majority of the Yucaipa Ordinary Shares voted to:

•	Increase its share capital;

•	Consolidate and divide all or any of its share capital into shares of larger amount;

•	Convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

•

By subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of Yucaipa or into shares without par value; and

•	Cancel any shares that have not been taken or agreed to be taken by any person.

In all other instances, the Yucaipa amended and restated memorandum and articles of association may be amended by a special resolution of holders of two-thirds of the Yucaipa Ordinary Shares voted or by unanimous written consent of all holders entitled to vote.

Proposed TopCo Articles of Association

The TopCo General Meeting may resolve to amend the articles of association of TopCo at the proposal of the TopCo Board. A resolution by the TopCo General Meeting to amend the articles of association requires a majority of 75% of the votes cast during the period from the Closing Date until SISH, alone or together with its affiliates, no longer holds at least 10% of the TopCo’s issued share capital.

Proposal No. 3D: Classes of Directors

Existing Yucaipa amended and restated memorandum and articles of association

The directors of Yucaipa are divided into three classes and retire by rotation on a three year basis.

Proposed TopCo Articles of Association

The TopCo Board will not be classified but effective from the Change of Legal Form of TopCo, each TopCo Director will serve terms of up to four years.

Proposal No. 3E: Removal of Directors

Existing Yucaipa amended and restated memorandum and articles of association

The Yucaipa amended and restated memorandum and articles of association provides that a director may be removed if:

(i)	he is prohibited by the law of the Cayman Islands from acting as a director; or

(ii)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(iii)	he is found to be or becomes of unsound mind; or

(iv)	without the consent of the other directors, he is absent from three consecutive meetings of the board of directors.

(vi)

all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Yucaipa amended and restated memorandum and articles of association or by a resolution in writing signed by all of the other directors.

The Yucaipa amended and restated memorandum and articles of association provides that prior to the initial business combination, a vote of a majority of the Class B Shares will be required to remove a director. After the Business Combination, a vote of a majority of the Yucaipa Ordinary Shares outstanding will be required to remove any person as director of Yucaipa.

Proposed TopCo Articles of Association

A resolution of the TopCo General Meeting to suspend or dismiss a TopCo Director shall require a majority of at least 2/3 of the votes cast representing more than 50% of the TopCo issued share capital, unless the resolution is passed (i) at the proposal of the TopCo Board or (ii) during the period from the Closing Date until SISH, alone or together with its affiliates, no longer holds at least 10% of the TopCo’s issued share capital, with respect to a SISH Nominee, at the proposal of SISH.

Proposal No. 3F: Shareholder Action Without Meeting

Existing Yucaipa amended and restated memorandum and articles of association

The Yucaipa amended and restated memorandum and articles of association provides that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.

Proposed TopCo Articles of Association

Unless TopCo has cooperated with the issuance of depositary receipts for ordinary shares, TopCo shareholders may pass resolutions outside a meeting. Such resolutions can only be passed by unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

Proposal No. 3G: Dissolution/Liquidation

Existing Yucaipa amended and restated memorandum and articles of association

The Yucaipa amended and restated memorandum and articles of association provides that in the event that Yucaipa does not consummate a business combination by 24 months after the closing of the Yucaipa IPO

Yucaipa shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Shares issued in the Yucaipa IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay liquidation expenses), divided by the number of then outstanding Shares issued in the Yucaipa IPO, which redemption will completely extinguish public members’ rights as members (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Yucaipa’s remaining members and the Yucaipa Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Proposed TopCo Articles of Association

TopCo may be dissolved by a resolution of the TopCo General Meeting, subject to the proposal of the TopCo Board and, during the period from the Closing Date until SISH, alone or together with its affiliates, no longer holds at least 10% of the TopCo’s issued share capital, with a majority of 75% of the votes cast.

Consequences if the Charter Amendment Proposal is Not Approved

A vote to approve the Governance Proposal is a non-binding, advisory vote, and therefore, is not binding on Yucaipa, TopCo, SSU or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Yucaipa and SSU intend that the amendment of TopCo Articles of Associations, in the form set forth on Annex E and containing the provisions noted above, will take effect at consummation of the Business Combination.

Vote Required for Approval

The Charter Amendment Proposal will be adopted and approved only if the the affirmative vote of a majority of the holders of the outstanding Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting vote “FOR” the Charter Amendment Proposal.

Broker non-votes and abstentions will have no effect on the outcome of the vote on the Charter Amendment Proposal.

Recommendation of the Yucaipa Board

THE YUCAIPA BOARD RECOMMENDS THAT YUCAIPA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL IF PRESENTED.

PROPOSAL NO. 4 — THE ADJOURNMENT PROPOSAL

Overview

Yucaipa is proposing the Adjournment Proposal to allow the Yucaipa Board to adjourn the General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Yucaipa shareholders or, if as of the time for which the General Meeting is scheduled, there are insufficient Yucaipa Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (ii) in order to solicit additional proxies from Yucaipa shareholders in favor of the Business Combination Proposal or the Merger Proposal, or (iii) if Yucaipa shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied. The Adjournment Proposal will only be presented to Yucaipa shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Yucaipa shareholders, the Yucaipa Board may not be able to adjourn the General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal or any other proposal.

Vote Required for Approval

The Adjournment Proposal will be adopted and approved only if the Yucaipa shareholders approve an ordinary resolution which requires the affirmative vote of the holders of not less than the outstanding Yucaipa Ordinary Shares that are entitled to vote and are voted at the General Meeting vote “FOR” the Adjournment Proposal.

Broker non-votes and abstentions will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Yucaipa Board

THE YUCAIPA BOARD RECOMMENDS THAT YUCAIPA SHAREHOLDERS

VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL IF PRESENTED.

LEGAL MATTERS

NautaDutilh N.V., Dutch counsel to TopCo, has provided a legal opinion for TopCo regarding the validity of the TopCo Shares offered by this document.

EXPERTS

The financial statements of Yucaipa Acquisition Corporation as of December 31, 2020 and for the period from June 4, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SSU as of September 30, 2020 and 2019, and for each of the years in the two-year period ended September 30, 2020, have been included herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the 2020 and 2019 consolidated financial statements contains an emphasis of matter which states that those financial statements have been restated to correct a misstatement.

The consolidated financial statements of Mapil Topco Limited as of September 27, 2020 and December 29, 2019, and for the 39 week period ended September 27, 2020 and the 52 week period ended December 29, 2019, have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere, and upon the authority of said firm as experts in auditing and accounting. The audit report covering these consolidated financial statements contains an emphasis of matter that states that the 2019 financial statements have been restated to correct a misstatement.

ENFORCEMENT OF CIVIL LIABILITIES

TopCo is organized and existing under the laws of the Netherlands, and, as such, the rights of TopCo’s shareholders and the civil liability of TopCo’s directors and executive officers will be governed in certain respects by the laws of the Netherlands. The ability of TopCo’s shareholders in certain countries other than the Netherlands to bring an action against TopCo, its directors and executive officers may be limited under applicable law. In addition, substantially all of TopCo’s assets are located outside the United States.

As a result, it may not be possible for shareholders to effect service of process within the United States upon TopCo or its directors and executive officers or to enforce judgments against TopCo or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on TopCo or any of its directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this proxy statement/prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. With respect to choice of court agreements in civil or commercial matters, the Hague Convention on Choice of Court Agreements has entered into force for the Netherlands, but has not entered into force for the United States. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such foreign judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands. However, even if such a foreign judgment is given binding effect, a claim based on that foreign judgment may still be rejected if the foreign judgment is not or no longer formally enforceable.

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against TopCo or its directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the TopCo Articles of Association, and certain other contractual arrangements between TopCo and its directors, TopCo indemnifies and holds its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of TopCo’s directors in the United States under U.S. securities laws.

HOUSEHOLDING INFORMATION

Unless Yucaipa has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Yucaipa believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Yucaipa shareholders will be “householding” this proxy statement/prospectus. Yucaipa shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•

If the shares are registered in the name of the shareholder, the shareholder should contact Yucaipa at its offices at 9130 West Sunset Boulevard, Los Angeles, CA or by telephone at (310) 228-2894, to inform Yucaipa of his or her request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Yucaipa securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to the TopCo Articles of Association, any matter of which the discussion has been requested in writing by one or more persons with meeting rights who, individually or collectively, represent at least three percent of the issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if TopCo has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the general meeting.

WHERE YOU CAN FIND MORE INFORMATION

Yucaipa files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Yucaipa’s public filings are also available to the public from the SEC’s website at www.sec.report.

If you would like additional copies of this proxy statement/prospectus or Yucaipa’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the General Meeting, you should contact Yucaipa at the following address and telephone number:

9130 West Sunset Boulevard

Los Angeles, CA

(310) 228-2894

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Yucaipa’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: YAC.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Yucaipa shareholder and would like to request documents, please do so by                 , 2021, or five business days prior to the General Meeting, in order to receive them before the General Meeting. If you request any documents from Yucaipa, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of TopCo in addition to being a proxy statement of Yucaipa for the General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Yucaipa has been supplied by Yucaipa, and all such information relating to SSU has been supplied by SSU. Information provided by either Yucaipa or SSU does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Yucaipa for the General Meeting. Yucaipa has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Yucaipa that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Yucaipa Acquisition Corporation
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020 (As Restated)	F-3
Statement of Operations for the Period from June 4, 2020 (inception) to December 31, 2020 (As Restated)	F-4
Statement of Changes in Shareholders’ Deficit for the Period from June 4, 2020 (inception) through December 31, 2020 (As Restated)	F-5
Statement of Cash Flows for the Period from June 4, 2020 (inception) to December 31, 2020 (As Restated)	F-6
Notes to the Financial Statements (As Restated)	F-7

Condensed Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-26

Unaudited Condensed Statements of Operations for the Three Months Ended September 30, 2021 and 2020, and for the Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020

F-27

Unaudited Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020

F-28
Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020	F-29
Notes to Unaudited Condensed Financial Statements (As Restated)	F-30

Audited Consolidated Financial Statements of SIGNA Sports United GmbH
Independent Auditor’s Report	F-54
Consolidated Statement of Profit or Loss and Other Comprehensive Income for the fiscal years ended September 30, 2020 and September 30, 2019	F-55
Consolidated Statement of Financial Position as of September 30, 2020 and September 30, 2019	F-56
Consolidated Statement of Changes in Equity for the fiscal years ended September 30, 2020 and September 30, 2019	F-58
Consolidated Statement of Cash Flows for the fiscal years ended September 30, 2020 and September 30, 2019	F-60
Notes to the Audited Consolidated Financial Statements	F-61

Unaudited Interim Condensed Financial Statements of SIGNA Sports United GmbH
Interim Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income for the six months ended March 31, 2021 and March 31, 2020	F-128
Interim Condensed Consolidated Statement of Financial Position as of March 31, 2021 and March 31, 2020	F-129
Interim Condensed Consolidated Statement of Changes in Equity for the six months ended March 31, 2021 and March 31, 2020	F-131
Interim Condensed Consolidated Statement of Cash Flows for the six months ended March 31, 2021 and March 31, 2020	F-132
Selected Explanatory Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-133

Audited Consolidated Financial Statements of Mapil TopCo Limited
Officers and Professional Advisers	F-147
Independent Auditor’s Report	F-148
Consolidated Income Statement and Statement of Other Comprehensive Income for the 39 weeks ended September 27, 2020 and the 52 weeks ended December 29, 2019	F-149
Consolidated Statement of Financial Position as of September 27, 2020 and December 29, 2019	F-150
Consolidated Statement of Changes in Equity for the 39 weeks ended September 27, 2020 and the 52 weeks ended December 29, 2019	F-151
Consolidated Cash Flow Statement for the 39 weeks ended September 27, 2020 and the 52 weeks ended December 29, 2019	F-152
Notes to the Audited Consolidated Financial Statements	F-153

Unaudited Interim Financial Statements of Mapil TopCo Limited
Officers and Professional Advisers	F-189
Consolidated Income Statement and Statement of Other Comprehensive Income for the 26 weeks ended March 28, 2021 and the 26 weeks ended March 29, 2020	F-190
Consolidated Statement of Financial Position as of March 28, 2021 and March 29, 2020	F-191
Consolidated Statement of Changes in Equity for the 26 weeks ended March 28, 2021 and the 26 weeks ended March 29, 2020	F-192
Consolidated Cash Flow Statement for the 26 weeks ended March 28, 2021 and the 26 weeks ended March 29, 2020	F-193
Notes to the Unaudited Interim Financial Statements	F-194

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Yucaipa Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Yucaipa Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 4, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 4, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company’s working capital deficit, mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Previously Issued Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York. New York

June 10, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 22, 2021

YUCAIPA ACQUISITION CORPORATION

BALANCE SHEET

December 31, 2020

(As Restated)

Assets
Current assets:
Cash	$1,041,923
Prepaid expenses	243,466

Total current assets	1,285,389
Investments held in Trust Account	345,023,329

Total assets	$346,308,718

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$111,025
Accrued expenses	53,539

Total current liabilities	164,564
Deferred underwriting commissions	12,075,000
Derivative liabilities	27,885,970

Total liabilities	40,125,534
Commitments and Contingencies (Note 6)
Class A ordinary shares, $0.0001 par value; 34,500,000 shares subject to possible redemption at $10.00 per share	345,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no nonredeemable shares shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding	862
Additional paid-in capital	—
Accumulated deficit	(38,817,678)

Total shareholders’ equity	(38,816,816)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$346,308,718

The accompanying notes are an integral part of these financial statements.

YUCAIPA ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

For the Period from June 4, 2020 (inception) through December 31, 2020

(As Restated)

General and administrative expenses	$243,372
Administrative expenses—related party	50,000

Loss from operations	(293,372)
Interest income earned on investments held in Trust Account	23,329
Change in fair value of derivative liabilities	(10,103,970)
Offering costs—derivative warrant liabilities	(675,810)

Net loss	$(11,049,823)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	25,277,228

Basic and diluted net loss per share, Class A	$(0.33)

Basic and diluted weighted average shares outstanding of Class B ordinary shares	8,324,257

Basic and diluted net loss per share, Class B	$(0.33)

The accompanying notes are an integral part of these financial statements.

YUCAIPA ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Period from June 4, 2020 (inception) through December 31, 2020

(As Restated)

	Ordinary Shares						Total
	Class A		Class B		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance—June 4, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	862	24,138	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	2,848,000	—	2,848,000
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	(2,872,138)	(27,767,855)	(30,639,993)
Net loss	—	—	—	—	—	(11,049,823)	(11,049,823)

Balance—December 31, 2020	—	—	8,625,000	$862	—	(38,817,678)	(38,816,816)

The accompanying notes are an integral part of these financial statements.

YUCAIPA ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

For the Period from June 4, 2020 (inception) through December 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net loss	$(11,049,823)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under note payable	5,000
Change in fair value of derivative liabilities	10,103,970
Offering costs—derivative warrant liabilities	675,810
Net gain from investments held in Trust Account	(23,329)
Changes in operating assets and liabilities:
Prepaid expenses	(218,466)
Accounts payable	111,025
Accrued expenses	(31,461)

Net cash used in operating activities	(427,274)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(102,031)
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	8,900,000
Offering costs paid	(7,328,772)

Net cash provided by financing activities	346,469,197

Net change in cash	1,041,923
Cash—beginning of the period	—

Cash—end of the period	$1,041,923

Supplemental disclosure of noncash investing and financing activities:
Expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accrued expenses	$85,000
Payment of offering costs through note payable—related party	$97,031
Deferred underwriting commissions	$12,075,000

The accompanying notes are an integral part of these financial statements.

YUCAIPA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Organization and General

Yucaipa Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on June 4, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from June 4, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from its investments held in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 3, 2020. On August 6, 2020, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions (Note 4).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement in August 2020, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, and then only in connection with those Class A ordinary shares that the holders of public shares (the “Public Shareholders”) properly elected to redeem, subject to certain limitations described in the IPO Registration Statement, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) (A) to modify the substance or timing of the Company’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Initial Public Offering, or August 6, 2022 (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of Class A ordinary shares, and (iii) the redemption of the Class A ordinary shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company may use the interest income generated by the assets in the Trust Account to pay for taxes that were paid by the Company or are payable by the Company and, in case the Company does not complete its initial Business Combination within the Combination Period, $100,000 of the interest income may be used to pay dissolution expenses.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the Public Shareholders, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to Citigroup Global Markets Inc. (the “Underwriter) (as discussed in Note 6). These Public Shares were classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within the Combination Period or (b) with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The Underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the Underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the

Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. The Sponsor may not be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.0 million of cash in its operating account and working capital of approximately $1.1 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on the Company’s behalf in exchange for the issuance of Founder Shares (as defined below), and a loan of approximately $102,000 pursuant to the Note issued to the Sponsor, which was repaid on August 7, 2020 (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 —Restatement of Previously Issued Financial Statements

In preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99, redemption provisions not solely within the control of the Company, require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error. Therefore, the Company, in consultation with its Audit Committee, concluded that the following financial statements should be restated: (i)

audited balance sheet as of August 6, 2020 (the “Post IPO Balance Sheet”), as previously revised in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2020, filed with the SEC on June 10, 2021 (“2020 Form 10-K/A No. 1”), (ii) audited financial statements included in the 2020 Form 10-K/A No. 1, and (iii) unaudited interim financial statements included in the Form 10-Q for the quarterly period ended September 30, 2020 as previously revised in the 2020 Form 10-K/A No. 1 (collectively, the “Affected Periods”), and should no longer be relied upon. As such, the Company will restate its financial statements for the Affected Periods in this Form 10-K/A for the Post IPO Balance Sheet and the Company’s audited financial statements included in the 2020 Form 10-K/A No. 1, and the unaudited condensed financial statements for the quarterly period ended September 30, 2020. The unaudited condensed financial statements for the periods ended March 31, 2021 and June 30, 2021 will be amended in the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2021, to be filed with the SEC.

The restatement does not have an impact on the Company’s cash position and cash held in the trust account established in connection with the IPO (the “Trust Account”).

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of December 31, 2020:

As of December 31, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Total assets	$346,308,718	—	$346,308,718

Total liabilities	$40,125,534	—	$40,125,534
Class A ordinary shares subject to possible redemption	301,183,180	43,816,820	345,000,000
Preferred shares	—	—	—
Class A ordinary shares	438	(438)	—
Class B ordinary shares	862	—	862
Additional paid-in capital	16,048,527	(16,048,527)	—
Accumulated deficit	(11,049,823)	(27,767,855)	(38,817,678)

Total shareholders’ equity (deficit)	$5,000,004	$(43,816,820)	$(38,816,816)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$346,308,718	$—	$346,308,718

The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from June 4, 2020 (inception) through December 31, 2020:

Period From June 4, 2020 (Inception) Through December 31, 2020
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Value of Class A ordinary shares subject to possible redemption	$311,506,440	$(311,506,440)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(10,323,260)	$10,323,260.00	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the period from June 4, 2020 (inception) through December 31, 2020:

	Earnings Per Share
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
For the period From June 4, 2020 (Inception) Through December 31, 2020
Net loss	$(11,049,823)	$—	$(11,049,823)

Weighted average shares outstanding - Class A ordinary shares	34,500,000	(9,222,772)	25,277,228
Basic and diluted loss per share - Class A ordinary shares	$—	$(0.33)	$(0.33)
Weighted average shares outstanding - Class B ordinary shares	8,324,257	—	8,324,257
Basic and diluted loss per share - Class B ordinary shares	$(1.33)	$1.00	$(0.33)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of August 6, 2020:

As of August 6, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Total assets	$347,278,700	—	$347,278,700

Total liabilities	$30,772,251	—	$30,772,251
Class A ordinary shares subject to possible redemption	311,506,440	33,493,560	345,000,000
Preferred stock	—	—	—
Class A ordinary shares	335	(335)	—
Class B ordinary shares	863	—	863
Additional paid-in capital	5,725,369	(5,725,369)	—
Accumulated deficit	(726,558)	(27,767,856)	(28,494,414)

Total shareholders’ equity (deficit)	$5,000,009	$(33,493,560)	$(28,493,551)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$347,278,700	$—	$347,278,700

See Note 11 for the unaudited interim balance sheet restatement as of September 30, 2020, unaudited interim supplemental cash flow restatement for the period from June 4, 2020 (inception) through September 30, 2020, and the earnings per share and weighted average share restatement for the three months ended September 30, 2020 and for the period from June 4, 2020 (inception) through September 30, 2020.

Subsequent to our previously issued Form 10-K/A on June 10, 2021, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 6, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 6, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date.

Note 3—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements as of December 31, 2020, and for the period from June 4, 2020 (inception) through December 31, 2020 and as of September 30, 2020 and for the three months ended September 30, 2020 and for the period from June 4, 2020 (inception) through September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of December 31, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income earned on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

The fair value of the Public Warrants and forward purchase agreement issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the issuance of Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, Accordingly, at December 31, 2020, 34,500,000 Class A ordinary shares subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 11,500,000 warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering, including the over-allotment, and simultaneously issued 5,933,333 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

The Company entered into a forward purchase agreement with our sponsor, which provides for the purchase of up to $50.0 million of units, with each unit consisting of one Class A ordinary share (the “forward purchase shares”) and one-third of one warrant to purchase one Class A ordinary share at $11.50 per share (the “forward purchase warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial business combination. The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by the public shareholders. The forward purchase shares and forward purchase warrants will be issued only in connection with the closing of the initial business combination. The proceeds from the sale of forward purchase shares may be used as part of the consideration to the sellers in the initial business combination, expenses in connection with the initial business combination or for working capital in the post-transaction company. The forward purchase agreement is recognized as a derivative liability in accordance with ASC 815-40. Accordingly, the Company recognizes the instrument as a liability at fair value and adjust the instrument to fair value at each reporting period.

The fair value of the Public Warrants and forward purchase agreement issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Net Income (Loss) Per Ordinary Share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 17,433,333, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the period from June 4, 2020 (inception) through December 31, 2020. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

Income Taxes

ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4—Initial Public Offering

On August 6, 2020, the Company consummated its Initial Public Offering of 34,500,000 Units (the “Units”), including the 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 5—Related Party Transactions

Founder Shares

On June 13, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the Underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 6, 2020, the Underwriter fully exercised the over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering in August 2020, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On June 12, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $102,000 under the Note, which was fully repaid on August 7, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date of the Company’s prospectus, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space and certain office and secretarial services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the period from June 4, 2020 (inception) through December 31, 2020, the Company incurred $50,000 in expenses for these services. As of December 31, 2020, no amounts were due to the related party.

Forward Purchase Agreement

In connection with the consummation of the Initial Public Offering, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with the Sponsor, which provides for the purchase of up to $50.0 million of units, with each unit consisting of one Class A ordinary share (the “Forward Purchase Shares”) and one-third of one warrant to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial Business Combination. The obligations under the Forward Purchase Agreement do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The Forward Purchase Shares and Forward Purchase Warrants will be issued only in connection with the closing of the initial Business Combination. The proceeds from the sale of Forward Purchase Shares may be used as part of the consideration to the sellers in the initial Business Combination, expenses in connection with the initial Business Combination or for working capital in the post-transaction company.

Note 6—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed upon consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Forward Purchase Agreement, the Company has agreed to use its reasonable best efforts (i) to file within 30 days after the closing of a Business Combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A ordinary shares), (ii) to cause such registration statement to be declared effective promptly thereafter but in no event later than sixty (60) days after the initial filing, (iii) to maintain the effectiveness of such registration statement until the earliest of (A) the date on which the Sponsor or its assignees cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and (iv) after such registration statement is declared effective, cause us to conduct firm commitment underwritten offerings, subject to certain limitations. In addition, the Forward Purchase Agreement provides that these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriting Agreement

The Company granted the Underwriter a 45-day option from the date of the final prospectus relating to the Company’s Initial Public Offering to purchase up to 2,086,956 additional Ordinary Shares at the Initial Public Offering price less the underwriting discounts and commissions. On August 6, 2020, the Underwriter fully exercised the over-allotment option.

The Underwriter was paid a cash underwriting discount of $0.20 per Public Share, or approximately $6.9 million in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, $0.35 per Public Share, or approximately $12.1 million in the aggregate will be payable to the Underwriter for deferred underwriting commissions. The deferred fee will become payable to the Underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7—Warrant Liabilities

As of December 31, 2020, the Company had 11,500,000 and 5,933,333 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per whole share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the agreed redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8— Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. As of December 31, 2020, there were 34,500,000 Class A ordinary shares outstanding, all of which were subject to possible redemption.

The Class A ordinary shares issued in the Initial Public Offering and issued as part of the Over-Allotment Units were recognized in Class A ordinary shares stock subject to possible redemption as follows

Gross Proceeds for initial public offering and over-allotment	$345,000,000
Less:	—
Offering costs allocated to Class A shares subject to possible redemption	(18,909,993)
Proceeds allocated to Public Warrants at issuance	(11,730,000)
Plus:
Accrection on Class A ordinary shares subject to possible redemption amount	30,639,993

Class A ordinary shares subject to possible redemption	$345,000,000

Note 9—Shareholders’ Equity

Preference shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2020, there are no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 34,500,000 Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and classified in temporary equity (see Note 8).

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 13, 2020, the Company issued 8,625,000 Class B ordinary shares, of which up to 1,125,000 Class B shares were subject to forfeiture to the extent that the Underwriter’s over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares. On August 6, 2020, the Underwriter fully exercised the over-allotment option; thus, these shares were no longer subject to forfeiture.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 10—Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury securities money market funds	$345,023,329	$—	$—
Liabilities:
Derivative warrant liabilities—Public Warrants	16,445,000	—	—
Derivative warrant liabilities—Private Warrants	—	—	8,662,670
Forward purchase agreement	—	—	2,778,300

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2020, when the Public Warrants were separately listed and traded.

The fair value of the Public Warrants and forward purchase agreement issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, beginning in September 2020.

The estimated fair value of the Private Placement Warrants, Forward Purchase Agreement and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	As of August 6, 2020	As of December 31, 2020
Warrants:
Option term (in years)	5.0	5.0
Volatility	20%	22%
Risk-free interest rate	0.21%	0.36%
Expected dividends	0.00%	0.00%
Stock price	$9.69	$10.10
Forward purchase agreement:
Expected term	1.1	0.7
Risk-free interest rate	0.14%	0.1%

The change in the fair value of the derivative liabilities measured with Level 3 inputs for the period from June 4, 2020 (inception) through December 31, 2020 is summarized as follows:

Level 3- Derivative liabilities at June 4, 2020 (inception)	$—
Issuance of Public and Private Warrants and Forward Purchase Agreement	17,782,000
Change in fair value of derivative warrant liabilities and forward purchase agreement	10,103,970
Transfer of Public Warrants out of level 3	(16,445,000)

Level 3 -Derivative liabilities at December 31, 2020	$11,440,970

Note 11—Quarterly Financial Information (Unaudited)

The following tables contain unaudited quarterly financial information for the three and for the period from June 4, 2020 (inception) through September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement and revision had no impact on net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of September 30, 2020:

As of September 30, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Total assets	$346,437,009		$346,437,009

Total liabilities	$33,910,137		$33,910,137
Class A ordinary shares subject to possible redemption	307,526,870	37,473,130	345,000,000
Preferred shares	—	—	—
Class A ordinary shares	375	(375)	—
Class B ordinary shares	863	—	863
Additional paid-in capital	9,704,899	(9,704,899)	—
Accumulated deficit	(4,706,135)	(27,767,856)	(32,473,991)

Total shareholders’ equity (deficit)	$5,000,002	$(37,473,130)	$(32,473,128)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$346,437,009	$—	$346,437,009

The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from June 4, 2020 (inception) through June 30, 2021:

Period From June 4, 2020 (Inception) Through September 30, 2020
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Value of Class A ordinary shares subject to possible redemption	$311,506,440	$(311,506,440)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(3,979,570)	$3,979,570	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the affected interim periods:

	Earnings Per Share
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
For the period From June 4, 2020 (Inception) Through September 30, 2020
Net loss	$(4,706,135)	$—	$(4,706,135)

Weighted average shares outstanding - Class A ordinary shares	34,500,000	(16,936,364)	17,563,636
Basic and diluted loss per share - Class A ordinary shares	$—	$(0.18)	$(0.18)
Weighted average shares outstanding - Class B ordinary shares	8,072,727	—	8,072,727
Basic and diluted loss per share - Class B ordinary shares	$(0.59)	$0.41	$(0.18)

	Earnings Per Share
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Three months ended September 30, 2020
Net loss	$(4,692,306)	$—	$(4,692,306)

Weighted average shares outstanding - Class A ordinary shares	34,500,000	(13,500,000)	21,000,000
Basic and diluted loss per share - Class A ordinary shares	$—	$(0.16)	$(0.16)
Weighted average shares outstanding - Class B ordinary shares	8,184,783	—	8,184,783
Basic and diluted loss per share - Class B ordinary shares	$(0.58)	$0.42	$(0.16)

Condensed Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-26

Unaudited Condensed Statements of Operations for the Three Months Ended September 30, 2021 and 2020, and for the Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020	F-27

Unaudited Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020	F-28

Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020	F-29

Notes to Unaudited Condensed Financial Statements (As Restated)	F-30

YUCAIPA ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
Assets	(Unaudited)
Current assets:
Cash	$15,095	$1,041,923
Prepaid expenses	157,792	243,466

Total current assets	172,887	1,285,389
Investments held in Trust Account	345,038,790	345,023,329

Total assets	$345,211,677	$346,308,718

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$96,536	$111,025
Accrued expenses	3,952,605	53,539
Due to related party	11,320	—

Total current liabilities	4,060,461	164,564
Deferred underwriting commissions	12,075,000	12,075,000
Derivative liabilities	19,397,960	27,885,970

Total liabilities	35,533,421	40,125,534
Commitments and Contingencies (Note 5)
Class A ordinary shares; 34,500,000 shares subject to possible redemption at $10.00 per share redemption value as of September 30, 2021 and December 31, 2020	345,000,000	345,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no nonredeemable Class A ordinary shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	862	862
Additional paid-in capital	—	—
Accumulated deficit	(35,322,606)	(38,817,678)

Total shareholders’ deficit	(35,321,744)	(38,816,816)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$345,211,677	$346,308,718

The accompanying notes are an integral part of these unaudited condensed financial statements.

YUCAIPA ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2021	For The Period From June 4, 2020 (inception) through September 30, 2020
	2021	2020
General and administrative expenses	$992,777	$122,158	$4,918,399	$135,987
Administrative expenses - related party	30,000	20,000	90,000	20,000

Loss from operations	(1,022,777)	(142,158)	(5,008,399)	(155,987)
Interest earned on cash held in operating account	—	35	—	35
Interest income earned on investments held in Trust Account	5,211	16,417	15,461	16,417
Offering cost - derivative warrant liabilities	—	(675,810)	—	(675,810)
Change in fair value of derivative liabilities	5,466,050	(3,890,790)	8,488,010	(3,890,790)

Net income (loss)	$4,448,484	$(4,692,306)	$3,495,072	$(4,706,135)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	34,500,000	21,000,000	34,500,000	17,563,636

Basic and diluted net income (loss) per share, Class A	$0.10	$(0.16)	$0.08	$(0.18)

Basic and diluted weighted average shares outstanding of Class B ordinary shares	8,625,000	8,184,783	8,625,000	8,072,727

Basic and diluted net income (loss) per share, Class B	$0.10	$(0.16)	$0.08	$(0.18)

The accompanying notes are an integral part of these unaudited condensed financial statements.

YUCAIPA ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	For the Three and Nine Months Ended September 30, 2021
	Ordinary Shares						Total Shareholders’ Deficit
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2020, as restated	—	$—	8,625,000	$862	$—	$(38,817,678)	$(38,816,816)
Net income	—	—	—	—		323,006	323,006

Balance - March 31, 2021 (Unaudited), as restated	—	—	8,625,000	862	—	(38,494,672)	(38,493,810)
Net loss	—	—	—	—	—	(1,276,418)	(1,276,418)

Balance - June 30, 2021 (Unaudited), as restated	—	—	8,625,000	862	—	(39,771,090)	(39,770,228)
Net income	—	—	—	—	—	4,448,484	4,448,484

Balance - September 30, 2021 (Unaudited)	—	$—	8,625,000	$862	$—	$(35,322,606)	$(35,321,744)

	For the Period from June 4, 2020 (inception) through September 30, 2020
	Ordinary Shares				Additional		Total Shareholder’s Equity (Deficit)
	Class A		Class B		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit
Balance - June 4, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	862	24,138	—	25,000
Net loss	—	—	—	—	—	(13,829)	(13,829)

Balance - June 30, 2020 (unaudited)	—	—	8,625,000	862	24,138	(13,829)	11,171
Excess of cash received over fair value of private placement warrants	—	—	—	—	2,848,000	—	2,848,000
Accretion of Class A ordinary stock subject to possible redemption amount	—	—	—	—	(2,872,138)	(27,767,855)	(30,639,993)
Net loss	—	—	—	—	—	(4,692,306)	(4,692,306)

Balance - September 30, 2020 (unaudited)	—	$—	8,625,000	$862	$—	$(32,473,990)	$(32,473,128)

The accompanying notes are an integral part of these unaudited condensed financial statements.

YUCAIPA ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2021	For the Period from June 4, 2020 (inception) through September 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$3,495,072	$(4,706,135)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party under note payable	—	5,000
Change in fair value of derivative liabilities	(8,488,010)	3,890,790
Offering cost- derivative warrant liabilities	—	675,810
Interest income earned on investments held in Trust Account	(15,461)	(16,417)
Changes in operating assets and liabilities:
Prepaid expenses	85,674	(263,919)
Accounts payable	(14,489)	27,520
Accrued expenses	3,899,066	49,827
Due to related party	11,320	—

Net cash used in operating activities	(1,026,828)	(337,524)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(345,000,000)

Net cash used in investing activities	—	(345,000,000)

Cash Flows from Financing Activities:
Repayment of notes payable to related party	—	(102,031)
Proceeds received from initial public offering, gross	—	345,000,000
Proceeds received from private placement	—	8,900,000
Offering costs paid	—	(7,328,772)

Net cash provided by financing activities	—	346,469,197

Net change in cash	(1,026,828)	1,131,673
Cash - beginning of the period	1,041,923	—

Cash - end of the period	$15,095	$1,131,673

Supplemental disclosure of noncash investing and financing activities:
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Offering costs included in accrued expenses	$—	$85,000
Payment of offering costs through note payable - related party	$—	$97,031
Deferred underwriting commissions	$—	$12,075,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

YUCAIPA ACQUISITION CORPORATION

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

(As Restated)

Note 1 - Description of Organization and Business Operations

Yucaipa Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on June 4, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from June 4, 2020 (inception) through September 30, 2021, relates to the Company’s formation and the preparation of the initial public offering (“Initial Public Offering”) described below, and since the initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 3, 2020. On August 6, 2020, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement in August 2020, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, and then only in connection with those Class A ordinary shares that the holders of public shares (the “Public Shareholders”) properly elected to redeem, subject to certain limitations described in the IPO Registration Statement, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) (A) to modify the substance or timing of the Company’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Initial Public Offering, or August 6, 2022 (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of Class A ordinary shares, and (iii) the redemption of the Class A ordinary shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company may use the interest income generated by the assets in the Trust Account to pay for taxes that were paid by the Company or are payable by the Company and, in case the Company does not complete its initial Business Combination within the Combination Period, $100,000 of the interest income may be used to pay dissolution expenses.

The Company entered into a forward purchase agreement with the Company’s sponsor, which provides for the purchase of up to $50.0 million of units, with each unit consisting of one Class A ordinary share (the “forward purchase shares”) and one-third of one warrant to purchase one Class A ordinary share at $11.50 per share (the “forward purchase warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial business combination (the “Forward Purchase Agreement”). The obligations under the Forward Purchase Agreement do not depend on whether any Class A ordinary shares are redeemed by the public shareholders. The forward purchase shares and forward purchase warrants will be issued only in connection with the closing of the initial business combination. The proceeds from the sale of forward purchase shares may be used as part of the consideration to the sellers in the initial business combination, expenses in connection with the initial business combination or for working capital in the post-transaction company. Concurrently with the execution of the Business Combination Agreement (as defined below), the Sponsor and the Company agreed that (i) the Sponsor would not purchase units through the Forward Purchase Agreement in connection with the Proposed Business Combination (as defined below) and (ii) the Forward Purchase Agreement will be terminated effective as of the closing of the Proposed Business Combination, in each case, on the terms and subject to the conditions set forth therein.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the Investment Company Act”).

The Company will provide the holders of Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares have been classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will be adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or August 6, 2022 (the “Combination Period”) or with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On June 10, 2021, the Company entered into a Business Combination Agreement as amended on July 9, 2021 (see Note 9) (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, SIGNA Sports United GmbH, a German limited liability company (“SSU”), SIGNA Sports United B.V., a Dutch private limited liability company and wholly-owned subsidiary of SSU (“TopCo”), Olympics I Merger Sub, LLC, a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company (the “Proposed Business Combination”). Concurrently with the execution of the Business Combination Agreement, the Company and TopCo have also entered into subscription agreements with certain third-party investors and Ronald W. Burkle (the “Subscription Agreements”) for an aggregate of 30,200,000 ordinary shares of TopCo (“TopCo Ordinary Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $302 million (the “PIPE Financing”).

The Business Combination Agreement provides for, among other things, the following transactions on the closing date (the “closing”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement:

•

the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the merger (the “Surviving Company”), and each issued and outstanding Class A ordinary share, par value of $0.0001 per share, of the Company (the “Yucaipa Class A Shares”) and Class B ordinary share, par value of $0.0001 per share, of the Company (the “Yucaipa Class B Shares” and, together with the Yucaipa Class A Shares, the “Yucaipa Shares”) will be exchanged for a claim for a corresponding equity security in Merger Sub, which will be contributed as a contribution in kind to TopCo in exchange for one ordinary share of TopCo (such ordinary shares, the “TopCo Ordinary Shares”) (provided that the 8,565,000 Yucaipa Class B Shares held by Sponsor will entitle Sponsor to a claim for equity security in Merger Sub, which upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Ordinary Shares); each outstanding warrant to acquire ordinary shares of the Company will become a warrant to acquire an equal number of TopCo Ordinary Shares;

•

immediately thereafter, TopCo will issue TopCo Ordinary Shares, deemed under the Agreement to have an aggregate value of $2,462 million, to the shareholders of SSU’s capital stock immediately prior to the Closing in exchange for the contribution by such shareholders of all of the paid up shares (Geschäftsanteile) of SSU (such exchange, the “Exchange”);

•	immediately after giving effect to the Exchange, TopCo will change its legal form to a Dutch public limited liability company; and

•	SSU will consummate the acquisition of Mapil TopCo Limited, a private company limited by shares incorporated in England and Wales (“Wiggle” and such acquisition, the “Wiggle Acquisition”), the consummation of which is a condition to the Closing of the Business Combination, concurrently with the Closing in accordance with the terms of the definitive transaction agreement for the Wiggle Acquisition (the “Wiggle SPA”), which was signed concurrently with the Business Combination Agreement, pursuant to which, (i) on the closing date and in order to give effect to the Wiggle Acquisition, (A) TopCo will pay, or cause to be paid, a consideration in cash to the sellers under the Wiggle SPA, (B) TopCo will issue a number of TopCo Shares equivalent to the Wiggle Equity Consideration (as defined in the Business Combination Agreement) (based on a share price of $10.00 per TopCo Share), and (ii) within ten “Business Days” (as such term is defined in the Wiggle SPA) following the post-closing lock-up period described therein, TopCo will pay, or will cause to be paid to the sellers under the Wiggle SPA, the Wiggle Deferred Cash Consideration (as defined in the Business Combination Agreement).

The obligation of the Company, TopCo, SSU, Merger Sub and SISH to consummate the Proposed Business Combination is subject to certain closing conditions, including, among others: (i) the registration statement on Form F-4 becoming effective, (ii) the absence of any order, law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction enjoining or prohibiting the consummation of the Proposed Business Combination, (iii) the required approval of the Company’s shareholders, (iv) the approval of SSU’s shareholders continuing to be in full force and effect, (v) TopCo having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing, (vi) the Wiggle Acquisition being consummated simultaneously with the Closing and (vii) the termination of a certain affiliate agreement.

The proposed transaction is further described in the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2021. The Business Combination Agreement, the forms of the Subscription Agreements, an amendment to the Forward Purchase Agreement, and other related agreements are included with the Form 8-K filing.

On July 2, 2021, TopCo filed a Registration Statement on Form F-4 with the SEC in connection with the Proposed Business Combination (the “Registration Statement on Form F-4”).

On July 9, 2021, the Company, SSU and SISH entered into the First Amendment to the Business Combination Agreement (“Amendment No. 1 to Business Combination Agreement”), pursuant to which, among other things, the parties thereto have agreed to (i) reduce the number of TopCo Ordinary Shares to which the Sponsor will ultimately be entitled with respect to its Class B ordinary shares of the Company from 9,875,000 TopCo Ordinary Shares to 9,815,000 TopCo Ordinary Shares (“TopCo Ordinary Share Adjustment”), and (ii) include SSU’s transaction expenses as a reduction in the cash held in the Company’s trust account as of the closing of the Business Combination for purposes of calculating the “Minimum Available Cash Condition” (as defined in the Business Combination Agreement), in each case, on the terms and subject to the conditions set forth therein.

Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, SSU, TopCo and certain individuals party thereto (the “Insiders”) entered into a letter agreement (the “Sponsor Agreement”). In connection with Amendment No. 1 to Business Combination Agreement, on July 9, 2021, the Company, the Sponsor, SSU, TopCo and the Insiders entered into the Sponsor Agreement Amendment ( “Amendment No. 1 to Sponsor Agreement”), pursuant to which, among other things, the parties have agreed to waive anti-dilution protections set forth in the Company’s governing documents in excess of 9,815,000 TopCo Ordinary Shares, rather than in excess of 9,875,000 TopCo Ordinary Shares, in alignment with the TopCo Ordinary Share Adjustment included in Amendment No. 1 to Business Combination Agreement.

For more information, the Company filed a Current Report on Form 8-K on July 9, 2021, which includes and further describes the amendments to the Business Combination Agreement and the Sponsor Agreement.

On October 15, 2021, TopCo, SISH and Bridgepoint Advisors Limited (acting as manager of the Bridgepoint Beneficial Sellers (as defined in the Wiggle SPA)) and in its capacity as “Investor” Representative under the

Wiggle SPA (“Bridgepoint”) (collectively, the “ROA Parties”) entered into a Redemption Offset Agreement (the “Redemption Offset Agreement”), pursuant to which the ROA Parties agreed to offset redemptions that occur above a certain level. The Redemption Offset Agreement provides, among other things, that (i) in the event that the level of redemptions by the public shareholders of the Company will require the release to such shareholders of an aggregate amount from the Trust Account exceeding the Redemption Threshold Amount (as defined in the Redemption Offset Agreement) (the amount by which the amount required to be released exceeds the Redemption Threshold Amount, the “Shortfall Amount”), then (A) SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in the amount of fifty percent (50%) of the lesser of the Shortfall Amount and $60 million (the “First Installment Shortfall Amount”) and (B) all or a portion of the First Consideration Installment (as defined in the Wiggle SPA) up to an aggregate amount equal to First Consideration Installment will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers (as defined in the Wiggle SPA) in accordance with the terms of the Wiggle SPA; (ii) in the event the Shortfall Amount exceeds $60 million, SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in an amount equal to the lesser of (A) the amount equal to the Shortfall Amount minus $60 million and (B) $30 million; (iii) in the event the Shortfall Amount exceeds $90 million, then all or a portion of the Third Consideration Installment (as defined in the Wiggle SPA) up to an amount equal to the lesser of the Third Consideration Installment and the difference between the shortfall amount and $90 million will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers in accordance with the terms of the Wiggle SPA; (iv) the shares issued to the Wiggle Sellers in satisfaction of a portion of all of the Third Consideration Installment pursuant to the Redemption Offset Agreement and the Wiggle SPA as discussed above will be subject to the lock-up restrictions set forth in that certain Lock-up Agreement (as described in the section of the Registration Statement on Form F-4 entitled “The Business Combination Agreement and Ancillary Documents”); and (v) any TopCo Ordinary Shares to be issued by TopCo to either of the ROA Parties pursuant to the Redemption Offset Agreement will be issued at Closing at a price of $10.00 per share.

On October 15, 2021, SISH and Bridgepoint and HUW CRWYS-Williams entered into the SPA Variation Agreement (the “SPA Variation Agreement”) pursuant to which the Wiggle SPA was amended to establish, among other things, that a portion of the cash consideration that the Wiggle Sellers were entitled to receive under the Wiggle SPA will be settled through the issuance of TopCo Ordinary Shares, under certain circumstances and pursuant to the terms and conditions set forth in the SPA Variation Amendment. I.

In connection with Amendment No. 2 to Business Combination Agreement, on October 15, 2021, Yucaipa, the Sponsor, SSU, TopCo and the Insiders entered into the Sponsor Agreement Amendment ( “Amendment No. 2 to Sponsor Agreement”) to reflect that the TopCo Ordinary Shares issued to the Sponsor in the PIPE Financing (as defined in the Registration Statement) would not be subject to a lock-up period following the Closing.

In connection with the foregoing transactions, Yucaipa and SSU entered into subscription agreements with certain new and current investors in the PIPE Financing pursuant to which the size of the PIPE Financing was increased by an additional $70 million (7,000,000 TopCo Ordinary Shares at a price of $10.00 per share), together with the initial PIPE Financing commitment, to a total of $372 million.

On October 18, 2021, the Company filed another Current Report on Form 8-K with additional material agreements entered into with respect to the proposed business combination. See Note 10.

Liquidity and Going Concern

At September 30, 2021, the Company had approximately $15,000 in cash and working capital deficit of approximately $3.9 million.

The Company’s liquidity needs up to September 30, 2021, had been satisfied through the payment of $25,000 from the Sponsor to cover certain expenses of the Company’s behalf in exchange for the issuance of the Founder Shares (as defined below), and a loan of approximately $102,000 pursuant to the Note issued to the Sponsor

(Note 4) which was fully repaid on August 7, 2020. Subsequent to the Initial Public Offering on August 6, 2020, and through September 30, 2021, the Company’s liquidity needs had been satisfied with the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). As of September 30, 2021, there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation – Going Concern,” management has determined that the working capital deficit and mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 6, 2022. The unaudited condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies (as restated)

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited interim condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the balances and results for the period presented. Operating results for the three and nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as amended, for the period ended December 31, 2020 as filed with the SEC on June 10, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K, as amended, for the period from June 4, 2020 (inception) to December 31, 2020.

Restatement of Previously Reported Financial Statements

In preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99, redemption provisions not solely within the control of the Company, require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Quarterly Periods should be restated to present all Class A ordinary shares subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.

The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:

As of March 31, 2021	As Reported	Adjustment	As Restated
Total assets	$346,124,883		$346,124,883
Total liabilities	$39,618,693		$39,618,693
Class A ordinary shares subject to possible redemption	301,506,180	43,493,820	345,000,000
Preferred shares	—	—	—
Class A ordinary shares	435	(435)	—
Class B ordinary shares	862	—	862
Additional paid-in capital	15,725,530	(15,725,530)	—
Accumulated deficit	(10,726,817)	(27,767,855)	(38,494,672)
Total shareholders’ equity (deficit)	$5,000,010	$(43,493,820)	$(38,493,810)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$346,124,883	$—	$346,124,883

The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the three months ended March 31, 2021:

Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$323,000	$(323,000)	$—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

As of June 30, 2021	As Reported	Adjustment	As Restated
Total assets	$345,704,187		$345,704,187
Total liabilities	$40,474,414		$40,474,414
Class A ordinary shares subject to possible redemption	300,229,770	44,770,230	345,000,000
Preferred shares	—	—	—
Class A ordinary shares	448	(448)	—
Class B ordinary shares	862	—	862
Additional paid-in capital	17,001,928	(17,001,928)	—
Accumulated deficit	(12,003,235)	(27,767,854)	(39,771,089)
Total shareholders’ equity (deficit)	$5,000,003	$(44,770,230)	$(39,770,227)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$345,704,187	$—	$345,704,187

The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2021:

Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$(953,410)	$953,410	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the Affected Quarterly Periods:

	Earnings Per Share
	As Reported	Adjustment	As Restated
Three Months Ended March 31, 2021
Net income	$323,006	$—	$323,006
Weighted average shares outstanding - Class A ordinary shares	34,500,000	—	34,500,000
Basic and diluted earnings per share - Class A ordinary shares	$0.00	$0.01	$0.01
Weighted average shares outstanding - Class B ordinary shares	8,625,000		8,625,000
Basic and diluted earnings per share - Class B ordinary shares	$0.04	$(0.03)	$0.01

	Earnings Per Share
	As Reported	Adjustment	As Restated
Three Months Ended June 30, 2021
Net loss	$(1,276,418)	$—	$(1,276,418)
Weighted average shares outstanding - Class A ordinary shares	34,500,000	—	34,500,000
Basic and diluted earnings per share - Class A ordinary shares	$0.00	$(0.03)	$(0.03)
Weighted average shares outstanding - Class B ordinary shares	8,625,000		8,625,000
Basic and diluted earnings per share - Class B ordinary shares	$(0.15)	$0.12	$(0.03)

	Earnings Per Share
	As Reported	Adjustment	As Restated
Six Months Ended June 30, 2021
Net loss	$(953,412)	$—	$(953,412)
Weighted average shares outstanding - Class A ordinary shares	34,500,000	—	34,500,000
Basic and diluted earnings per share - Class A ordinary shares	$0.00	$(0.02)	$(0.02)
Weighted average shares outstanding - Class B ordinary shares	8,625,000		8,625,000
Basic and diluted earnings per share - Class B ordinary shares	$(0.11)	$0.09	$(0.02)

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenue and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of September 30, 2021, is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities money market funds.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of September 30, 2021, and December 31, 2020.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income earned on investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed balance sheets.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its warrants issued in connection with its Initial Public Offering and Private Placement and units committed to be issued under the Forward Purchase Agreement as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the instruments as liabilities at fair value and adjusts the instruments to fair value at the end of each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations.

The fair value of all warrants and units committed to be issued under the Forward Purchase Agreement were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants. The fair value of the Private Placement Warrants and units committed under the Forward Purchase Agreement continue to be valued using a Monte Carlo simulation model as of each measurement date.

The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the derivative liabilities are expensed as incurred, presented as non-operating expenses in the condensed statement of operations. Offering costs associated with the Public

Shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2021, and December 31, 2020, 34,500,000 Class A ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase 17,433,333 Class A ordinary shares because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021, for the three months ended September 30, 2020, and for the period from August 28, 2020 (inception) through September 30, 2020. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$3,558,787	$889,697	$2,796,058	$699,014
Denominator:
Basic and diluted weighted average ordinary shares outstanding	34,500,000	8,625,000	34,500,000	8,625,000

Basic and diluted net income per ordinary share	$0.10	$0.10	$0.08	$0.08

	For the Three Months Ended September 30, 2020		For The Period From June 4, 2020 (inception) through September 30, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(3,376,363)	$(1,315,943)	$(3,224,203)	$(1,481,932)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	21,000,000	8,184,783	17,563,636	8,072,727

Basic and diluted net loss per ordinary share	$(0.16)	$(0.16)	$(0.18)	$(0.18)

Income Taxes

FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021, and December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021, and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own

Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. The Company elected the modified retrospective method for transition. Adoption of the ASU did not have a material impact on the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 - Initial Public Offering

On August 6, 2020, the Company consummated its Initial Public Offering of 34,500,000 Units (the “Units”), including the 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 - Related Party Transactions

Founder Shares

On June 13, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to the Forward Purchase Agreement. On August 6, 2020, the underwriters fully exercised the over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering in August 2020, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the

Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination.

Related Party Loans

On June 12, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $102,000 under the Note, and fully repaid the Note on August 7, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021, and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination or the Company’s liquidation, the Company has agreed to reimburse the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $10,000 per month. During the three and nine months ended September 30, 2021, for the three months ended September 30, 2020, and for the period from June 4, 2020 (inception) through September 30, 2020, the Company incurred $30,000, $90,000, $20,000 and $20,000, respectively, in expenses for these services which is included as administrative expenses - related party on the accompanying unaudited condensed statements of operations. As of September 30, 2021, and December 31, 2020, there was $10,000 and $0 balance outstanding included in due to related party on the accompanying condensed balance sheets, respectively.

Due to Related Party

As of September 30, 2021, there was approximately $11,000 in due to related party included in current liabilities on the condensed balance sheets. The balance consists of monthly administrative expenses and the fees paid by the related party.

Forward Purchase Agreement

In connection with the consummation of the Initial Public Offering, the Company entered into the Forward Purchase Agreement, which was subsequently amended in connection with the execution of the Business Combination Agreement (as described in Note 1).

Note 5 - Commitments & Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed upon consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Forward Purchase Agreement, the Company has agreed to use its reasonable best efforts (i) to file within 30 days after the closing of a Business Combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A ordinary shares), (ii) to cause such registration statement to be declared effective promptly thereafter but in no event later than sixty (60) days after the initial filing, (iii) to maintain the effectiveness of such registration statement until the earliest of (A) the date on which the Sponsor or its assignees cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and (iv) after such registration statement is declared effective, cause us to conduct firm commitment underwritten offerings, subject to certain limitations. In addition, the Forward Purchase Agreement provides that these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised their over-allotment option on August 6, 2020.

The underwriters were paid a cash underwriting discount of $0.20 per Public Share, or approximately $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Public Share, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the unaudited condensed balance sheet. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6-Warrant Liabilities

As of September 30, 2021, the Company has 11,500,000 and 5,933,333 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per whole share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the agreed redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 – Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2021, there were 34,500,000 Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheet.

Class A ordinary shares subject to possible redemption reflected on the unaudited condensed balance sheet is reconciled on the following table:

Gross proceeds	$345,000,000
Less:
Fair value of Public Warrants at issuance	(11,730,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(18,909,993)
Plus:
Accretion of carrying value to redemption value	30,639,993

Class A ordinary share subject to possible redemption	$345,000,000

Note 8 - Shareholders’ Equity (Deficit)

Preference shares-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of September 30, 2021, and December 31, 2020, there are no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 34,500,000 Class A ordinary shares outstanding, and all of which were subject to possible redemption and classified as temporary equity in the accompanying condensed balance sheets. See Note 7.

Class B Ordinary Shares-The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 13, 2020, the Company issued 8,625,000 Class B ordinary shares, of which up to 1,125,000 Class B shares were subject to forfeiture to the extent that the Underwriter’s over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares. On August 6, 2020, the Underwriter fully exercised the over-allotment option; thus, these shares were no longer subject to forfeiture.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 9 - Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020 by level within the fair value hierarchy:

September 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury securities money market funds	$345,038,790	$—	$—
Liabilities:
Derivative warrant liabilities - Public warrants	$12,190,000	$—	$—
Derivative warrant liabilities - Private warrants	$—	$—	$6,289,330
Forward purchase securities	$—	$—	$918,630

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury securities money market funds	$345,023,329	$—	$—
Liabilities:
Derivative warrant liabilities - Public warrants	$16,445,000	$—	$—
Derivative warrant liabilities - Private warrants	$—	$—	$8,662,670
Forward purchase securities	$—	$—	$2,778,300

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2020, when the Public Warrants were separately listed and traded. There were no transfers to/from Level 1, 2 or 3 in the three and nine months ended September 30, 2021.

The fair value of all warrants and units committed to be issued under the Forward Purchase Agreement were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, beginning in September 2020. The fair value of the Private Placement Warrants and units committed under the Forward Purchase Agreement continue to be valued using a Monte Carlo simulation model as of each measurement date.

The estimated fair value of the Private Placement Warrants and the FPS is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	As of September 30, 2021	As of December 31, 2020
Warrants:
Option term (in years)	5.0	5.0
Volatility	21%	22%
Risk-free interest rate	1.01%	0.36%
Expected dividends	0.00%	0.00%
Stock price	$9.88	$10.10
Forward purchase securities:
Expected term	0.1	0.7
Risk-free interest rate	0.05%	0.1%
Stock price	$1.06 - $9.88	$1.46 - $10.10

The change in the fair value of the derivative liabilities measured with Level 3 inputs for the three and nine months ended September 30, 2021 is summarized as follows:

Level 3- Private warrant liabilities and forward purchase securities liability at December 31, 2020	$11,440,970
Change in fair value of private warrant liabilities and forward purchase securities liability	(1,404,500)

Level 3 -Private warrant liabilities and forward purchase securities liability at March 31, 2021	$10,036,470
Change in fair value of private warrant liabilities and forward purchase securities liability	(582,460)

Level 3 -Private warrant liabilities and forward purchase securities liability at June 30, 2021	$9,454,010
Change in fair value of private warrant liabilities and forward purchase securities liability	(2,246,050)

Level 3 -Private warrant liabilities and forward purchase securities liability at September 30, 2021	$7,207,960

Note 10 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date unaudited condensed financial statements were issued. Other than disclosed above, based on this evaluation, the Company does not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Consolidated Financial Statements of SIGNA

Sports United GmbH for the fiscal years ended

September 30, 2020 and September 30, 2019

Report of Independent Registered Public Accounting Firm

To the Shareholders and Advisory board

SIGNA Sports United GmbH:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of SIGNA Sports United GmbH (the Company) as of September 30, 2020 and 2019, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended September 30, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

Correction of a Misstatement

As discussed in Note 8.3 to the consolidated financial statements, the 2020 and 2019 financial statements have been restated to correct a misstatement.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

We have served as the Company’s auditor since 2018.

Düsseldorf, Germany

August 30, 2021

Consolidated Statement of Profit or Loss and Other Comprehensive Income

		Fiscal year ended September 30,
EUR million	Note	2020	2019
Revenue	5.1	703.2	537.1
Own work capitalized	5.2	3.3	3.4
Other operating income	5.3	1.5	4.4
Cost of material	5.4	(449.6)	(351.6)
Personnel expenses	5.5	(75.5)	(59.9)
Other operating expenses	5.6	(175.7)	(144.6)
Depreciation and amortization	6.1, 6.3	(25.6)	(21.0)

Operating result		(18.4)	(32.3)

Finance income	5.7	0.2	0.2
Finance costs	5.7	(8.7)	(7.4)
Result from investments accounted for at equity	6.5	(0.7)	0.0

Earnings before taxes (EBT)		(27.6)	(39.5)

Income tax benefit	5.8	1.9	3.6

Loss for the period		(25.6)	(35.9)

of which attributable to non-controlling interests	14.2	(0.9)	(3.1)
of which attributable to the owners of SIGNA Sports United GmbH		(24.8)	(32.8)
Loss per share	5.9
Basic and diluted loss per share		(1.4)	(2.4)

		Fiscal year ended September 30,
EUR million	Note	2020	2019
Loss for the period		(25.6)	(35.9)

Items that may be subsequently reclassified to profit or loss
Currency translation differences		0.2	(1.3)

Gain (Loss) from derivative financial instruments		(0.1)	0.2
Income tax relating to these items	5.8	—	0.0

Other comprehensive income/(loss), net of tax		0.1	(1.1)

Total comprehensive income/(loss)		(25.5)	(37.0)

of which attributable to non-controlling interests	14.2	(1.0)	(3.3)
of which attributable to the owners of SIGNA Sports United GmbH		(24.6)	(33.7)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Financial Position

Assets

		Fiscal year ended September 30,
EUR million	Note	2020	2019
Property, plant and equipment	6.3	33.9	23.2
Right-of-use-assets	6.3	35.3	37.2
Intangible assets and goodwill	6.1	313.7	313.3
Investments accounted for using the equity method	6.5	0.7	1.9
Other non-current financial assets		0.6	0.5
Deferred tax assets	6.6	—	0.0

Non-current assets		384.2	376.1

Inventories	6.7	147.8	136.8
Trade receivables	6.8	21.6	20.4
Other current financial assets	6.9	13.3	9.8
Other current assets	6.10	19.5	24.0
Cash and cash equivalents	6.11	95.6	108.1

Current assets		297.8	299.1

Total assets		682.0	675.1

The accompanying notes are an integral part of these consolidated financial statements

Equity and liabilities

		Fiscal year ended September 30,
EUR million	Note	2020	2019
Share capital	6.12	17.6	17.6
Capital reserve	6.12	370.4	367.3
Retained earnings		(64.6)	(39.7)
Other reserves		(0.7)	(0.9)
Capital and reserves attributable to the owners of SIGNA Sports United GmbH	8	322.7	344.3
Non-controlling interests	14.2	24.4	26.0

Total equity		347.1	370.3

Non-current provisions	6.14	0.1	0.4
Non-current financial liabilities	6.15	138.9	112.6
Other non-current liabilities		0.1	0.1
Deferred tax liabilities	6.6	39.6	41.9

Non-current liabilities		178.6	154.9

Current provisions	6.14	2.9	0.4
Trade payables	6.16	79.3	88.3
Other current financial liabilities	6.17	28.2	27.5
Other current liabilities	6.18	40.2	30.3
Contract liabilities	6.19	5.7	3.4

Current liabilities		156.3	149.9

Total liabilities		334.9	304.9

Total equity and liabilities		682.0	675.1

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statement of Changes in Equity

	Capital Reserve			Other Reserve		Retained earnings	Capital and reserves attributable to the owners of SIGNA Sports United GmbH	Non- controlling interests	Group equity
EUR million	Share capital	Capital reserve	Equity component of convertible loans	Currency conversion	Cash flow hedges

Balance as of Oct. 1, 2019	17.6	367.3	—	(0.8)	(0.2)	(39.7)	344.3	26.0	370.3

Total income/(loss)	—	—	—	0	0	(24.8)	(24.8)	(0.9)	(25.6)
Other comprehensive income/(loss), net of tax	—	—	—	0.4	(0.1)	—	0.2	(0.2)	0.1

Total comprehensive total income/(loss)			—	0.4	(0.1)	(24.8)	(24.6)	(1.0)	(25.5)

Equity-settled share-based payment	—	—	—	—	—	0.1	0.1	—	0.1
Recognition of equity component of convertible loans	—	—	3.1	—	—		3.1	—	3.1
Change in non-controlling interests	—	—	—	—	0.0	(0.1)	(0.1)	(0.6)	(0.8)

Balance as of Sept. 30, 2020	17.6	367.3	3.1	(0.4)	(0.3)	(64.6)	322.7	24.4	347.1

The accompanying notes are an integral part of these consolidated financial statements.

	Capital Reserves		Other Reserves		Retained earnings		Non- controlling interests	Group equity
EUR million	Share capital	Capital reserve	Currency conversion	Cash flow hedges		Capital and reserves attributable to the owners of SIGNA Sports United GmbH

Balance as of Sept. 30, 2018	12.5	186.4	0.5	(0.5)	(6.7)	192.3	30.3	222.6

Effect of the implementation of IFRS 16 as of October 1, 2018	—	—	—	—	(0.4)	(0.4)	0.0	(0.4)

Adjusted balance as of Oct. 1, 2018	12.5	186.4	0.5	(0.5)	(7.1)	191.9	30.3	222.2

Total net income/(Loss)	—	—	—	—	(32.8)	(32.8)	(3.1)	(35.9)
Other comprehensive income/(loss)	—	—	(1.3)	0.2	0.0	(0.9)	(0.2)	(1.1)

Total comprehensive total income/(loss)	—	—	(1.3)	0.2	(39.7)	(33.7)	(3.3)	(37)

Capital increase	5.1	183.1	—	—	—	188.3	0.0	188.3
Transaction costs of the capital increase, net of taxes	—	(2.3)	—	—	—	(2.3)	—	(2.3)
Change in the employee participation plan	—	—	—	—	0.1	0.1	—	0.1
Change in non-controlling interests	—	—	—	—	—	—	(1.0)	(1.0)

Balance as of Sept. 30, 2019	17.6	367.3	(0.8)	(0.2)	(39.7)	344.3	26.0	370.3

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows

		Fiscal Year ended September,
EUR million	Note	2020* (Restated)	2019* (Restated)
Earnings before taxes		(27.6)	(39.5)

Adjustments for
Depreciation and amortization	6.1, 6.3	25.6	21.0
Income from investments accounted for using the equity method	6.5	0.7	0.0
Net finance costs	5.7	8.5	7.2
Other non-cash income and expenses		0.1	(3.0)
Change in other non-current assets and liabilities**		(0.5)	1.1
Change in:
Inventories		(10.9)	(29.0)
Trade receivables		(1.1)	4.1
Other current financial assets		(3.5)	(7.3)
Other current assets		4.4	(9.1)
Current provisions		2.5	(5.7)
Trade payables		(9.0)	19.7
Other current financial liabilities		(5.1)	2.8
Other current liabilities		9.6	13.3
Contract liabilities		2.2	3.1
Income tax payment		(0.1)	(0.8)

Net cash flow from operating activities		(4.2)	(22.1)

Acquisition of intangible assets and property, plant and equipment	6.1, 6.3	(26.5)	(24.8)
Proceeds from the sale of intangible assets and property, plant and equipment	6.1, 6.3	0.0	0.0
Acquisition of subsidiaries, net of cash acquired	8.1	(0.3)	(4.3)
Acquisition of shares in equity method investments	6.5	(1.2)	0.0
Interest received		0.0	0.0

Net cash flow from investing activities		(28.0)	(29.1)

Proceeds from capital contributions	8	0.0	138.6
Proceeds from the issue of convertible loans	8	24.4	—
Proceeds from financial liabilities to shareholders	8	0.0	31.5
Repayments of financial liabilities to related parties	8	(25.2)	(14.3)
Proceeds from financial liabilities to financial institutions	8	34.8	1.1
Repayment of financial liabilities to financial institutions	8	(1.3)	(2.6)
Acquisition of NCI		(0.4)	—
Repayment of other loans		(0.4)	—
Payments for lease liabilities	8	(7.8)	(6.4)
Interest paid	8	(4.4)	(5.0)

Net cash flow from financing activities		19.7	142.9

Effects of movements in exchange rates on cash held		0.0	0.0

Change in cash and cash equivalents		(12.5)	91.7

Cash and cash equivalents as of October 1		108.1	16.4
Cash and cash equivalents as of September 30		95.6	108.1

*	The information is restated on account of correction of errors. See note 8.3
**	Includes change in other non-current assets of EUR (0.2) million (2019: EUR 1.0 million) and change in other non-current liabilities of EUR (0.3) million (2019: EUR 0.1 million)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1. General information

SIGNA Sports United Group (hereinafter also referred to as “SIGNA Sports United” or “The Group”) comprises the parent company SIGNA Sports United GmbH, Munich, Germany, and its direct and indirect subsidiaries. The company is registered in the Commercial Register of the Munich District Court under the registration number HRB 241442 with its registered office in Munich. The address of the registered office of the Company is Maximiliansplatz 12, 80333 Munich, Germany. SIGNA Sports United Group is a leading e-commerce platform for various sporting goods brands in continental Europe. Its business activities focus on the Tennis, Bike & Outdoor, Teamsport & Athleisure sectors. The Group markets its products mainly via various online platforms, as well as through individual physical stores where customers are offered various sports and lifestyle products.

2. Basis of preparation and general principles

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and the interpretations of the IFRS Interpretations Committee (IFRS IC) as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been presented in euros, which is the Group’s functional currency (except for a few entities). Unless indicated otherwise, the amounts are presented in millions of euros (EUR million). Rounding differences may occur for calculation reasons.

These consolidated financial statements comprise a consolidated statement of financial position as of September 30, 2020 and 2019, and a consolidated statement of profit or loss and other comprehensive income, a consolidated statement of cash flows, a consolidated statement of changes in equity and notes to the consolidated financial statements for the fiscal years ended September 30, 2020 and 2019. In accordance with IAS 1.99, expenses in the income statement are presented by their nature. This method provides information about expenses arising from the main inputs that are consumed in order to accomplish group’s business activities. The ultimate parent company of the Group is SIGNA Retail GmbH, Vienna, Austria.

The consolidated financial statements have been prepared on a basis which assumes that the Group will continue as a going concern, and which contemplates the recoverability of assets and the satisfaction of the liabilities and commitments in the normal course of business.

These consolidated financial statements were previously authorized by management of SIGNA Sports United GmbH on June 30, 2021 and have been restated as described in note 8.3. The restated consolidated financial statements have been authorized by management of SIGNA Sports United GmbH on August 30, 2021.

3. Effects of new IFRS applicable for the first time and in future periods

Standards to be applied in future periods

The new and amended standards and interpretations that have been published, but not yet effective, are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

Standard / Interpretation	Effective date
Amendments to References to the Conceptual Framework in IFRS Standards	1/1/2020
Definition of a Business (Amendments to IFRS 3)	1/1/2020
Definition of Material (Amendments to IAS 1 and IAS 8)	1/1/2020
Interest Rate Benchmark Reform (Amendments to IFRS 9, IAS 39 and IFRS 7)	1/1/2020

The amendments to the standards and interpretations presented are expected to have only an insignificant impact on the consolidated financial statements and are therefore not discussed further.

Standards applied for the first time in the current financial statements

The following standards and interpretations were applied for the first time to these consolidated financial statements.

Standard / Interpretation
IFRIC 23 Uncertainty over Income Tax Treatments
Prepayment Features with Negative Compensation (Amendments to IFRS 9)
Long-term Interests in Associates and Joint Ventures (Amendments to IAS 28)
Annual Improvements to IFRS Standards 2015-2017 Cycle
Plan Amendment, Curtailment or Settlement (Amendments to IAS 19)

IFIC 23: Uncertainty over Income Tax Treatments

IFRIC 23 interprets the accounting for current and deferred tax liabilities where there is uncertainty concerning the income tax treatment.

An entity considers these uncertainties in accounting for tax liabilities or assets only when it is probable that the related tax amounts will be paid or refunded. It is assumed that the tax authorities will exercise their right to review the amounts declared and have full knowledge of all related information.

Prepayment Features with Negative Compensation (Amendments to IFRS 9)

The amendments to IFRS 9 clarify that for the purpose of assessing whether a prepayment feature meets the ‘solely payments of principal and interest’ (“SPPI”) condition, the party exercising the option may pay or receive reasonable compensation for the prepayment irrespective of the reason for prepayment.

Long-term Interests in Associates and Joint Ventures (Amendments to IAS 28)

The amendment clarifies that IFRS 9, including its impairment requirements, applies to other financial instruments in an associate or joint venture to which the equity method is not applied. These include long-term interests that, in substance, form part of the entity’s net investment in an associate or joint venture.

Annual Improvements to IFRS Standards 2015-2017 Cycle

IAS 12 Income Taxes

The amendments clarify that the Group should recognize the income tax consequences of dividends in profit or loss, other comprehensive income or equity according to where the Group originally recognized the transactions that generated the distributable profits. This is the case irrespective of whether different tax rates apply to distributed and undistributed profits.

IAS 23 Borrowing Costs

If any specific borrowing remains outstanding after the related asset is ready for its intended use or sale, that borrowing becomes part of the funds that an entity borrows generally when calculating the capitalization rate on general borrowings.

IFRS 3 Business Combinations

When the Group obtains control of a business that is a joint operation, the Group applies the requirements for a business combination achieved in stages, including remeasuring its previously held interest (“PHI”) in the joint operation at fair value. The PHI to be remeasured includes any unrecognized assets, liabilities and goodwill relating to the joint operation.

IFRS 11 Joint Arrangements

When a party that participates in, but does not have joint control of, a joint operation that is a business obtains joint control of such a joint operation, the Group does not remeasure its PHI in the joint operation.

Plan Amendment, Curtailment or Settlement (Amendments to IAS 19)

The amendments to IAS 19 Employee Benefits clarify the accounting for defined benefit plan amendments, curtailments and settlements.

The amendments require the Group to conduct the calculation of current service cost and net interest using updated assumptions. Further, an immediate recognition of any reduction in a surplus in profit and loss as well as a separate recognition of any changes in the asset ceiling through other comprehensive income is required.

There are no effects with regards to all above-mentioned standards and interpretations to be applied for the first time.

4. Summary of significant accounting judgements, estimates, and significant accounting policies

4.1 Significant accounting judgements and estimates

The preparation of the consolidated financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of income, expenses, assets and liabilities, and the accompanying disclosures. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis and revisions of estimates are recorded prospectively.

Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included hereinafter:

Leases

SIGNA Sports United Group exercises judgement in determining the lease term as the non-cancellable term of the lease, together with the impact of options to extend or terminate the lease if it is reasonably certain to be exercised. The group usually assess whether it is reasonably certain to exercise the option to renew. In doing so, management considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, management reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise the option to renew.

CGUs / Goodwill

Significant judgement is required by SIGNA Sports United Group for the determination of the cash generating units (CGUs) and the allocation of goodwill related to business combination. Synergies are expected to be realized across the whole group from the expansion of existing business activities. Therefore, goodwill should be allocated to the CGU groups Internetstores, Publikat, Tennis and OUTFITTER, Teamsport & Ballside.

Key assumptions and sources of significant estimation uncertainty

Some accounting and valuation methods require estimates to be made on the basis of complex and subjective judgements using assumptions, including for matters which are inherently uncertain and subject to change. These accounting estimates may change from period to period and have a significant effect on income, expenses and results, as well as the Financial Position and cash flows. Accounting estimates may also include estimates where management could reasonably have made a different estimate in the current accounting period. Even though these estimates and assumptions were made to the best of management’s knowledge, actual results may differ. Estimates and assumptions are reviewed on an ongoing basis. Changes in estimates and assumptions are recognized in the period in which the changes first occur and for future periods affected by the changes. Management expressly points out that future events often deviate from forecasts and that estimates must be adjusted regularly.

Impairment of goodwill and intangible assets with indefinite useful lives

Goodwill and intangible assets with indefinite useful lives are not amortized but tested annually for impairment. For the purpose of impairment testing, goodwill is allocated to each group of CGUs expected to benefit from the synergies of the business combination. Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired, using the relief-from-royalty method. If there is an indication of impairment, the recoverable amount is determined for the CGU to which the intangible asset belongs. The assessment of impairment is based on discretionary decisions by management, in particular with regard to expected future discounted cash flows. The assessment of discounted future cash flows is based on key assumptions regarding revenues, costs and discount rates, as well as assumptions regarding future product portfolios, market penetration, market developments, the success of the integration of the acquired businesses and growth.

Although the current assumptions appear reasonable to management, an actual change in the assumptions may have a material impact on the items reported in the financial statements and result in the recognition of impairment losses or reversals of impairment losses in future periods.

Further information on the impairment test and subsequent measurement of goodwill and assets with indefinite useful lives is provided in note 6.2

Income taxes

SIGNA Sports United Group operates in various tax jurisdictions and must therefore interpret tax-relevant matters in accordance with the respective local tax laws and the views of the tax authorities. These matters can be complex and may be subject to different interpretations by taxpayers and local tax authorities. Deferred tax assets are recognized if sufficient future taxable income is available, including income from projected operating results and the reversal of existing taxable temporary differences. At the end of each reporting period, management assesses the recoverability of deferred tax assets. Since future developments are uncertain and in some cases beyond the control of management, assumptions and estimates are required regarding future taxable income and the period in which deferred tax assets can be realized. Estimates are adjusted in the reporting period in which there is sufficient evidence for a change in the assumptions. Further information can be found in note 6.6.

Business combinations

As a result of business combinations, SIGNA Sports United Group has reported goodwill in the consolidated statement of financial position. In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recognized at their fair values on the acquisition date. One of the most important estimates relates to the determination of the fair value of these assets, liabilities and contingent liabilities. In order to assess purchase price allocations, management of SIGNA Sports United Group uses appropriate valuation techniques to determine the fair value of the acquired assets, liabilities and contingent liabilities. These valuations are dependent on assumptions and assessments made by management with regard to the future development of the assets concerned and changes in discount rates.

The determination of the expected useful lives of the acquired long-lived tangible and intangible assets and the determination of the amortization method are based on the exercise of judgement and estimates, particularly with regard to the period of expected cash flows from these assets. Intangible assets that generate cash flows for an indefinite period of time, according to management estimates, are not amortized but tested annually for impairment. Further information is provided in note 6.2 and under “Goodwill and assets with indefinite useful lives” in the previous subsection on significant accounting policies. Further information can be found in note 13.

Leases

When accounting for leases under IFRS 16, certain assumptions and estimates are made by management, in particular when determining the discount rate (incremental borrowing rate). Further information can be found in note 6.4.

Revenue

A particular degree of discretion is required in determining sales deductions for returns from customers, which are mainly estimated on the basis of experience from specific contractual obligations. The estimate of return rates or revocation rates results from the assessment of actual empirical observations, such as historical sales channel-related return rates. Further information can be found in note 5.1.

Convertible loan

There is some uncertainty in estimating the cash flow patterns for the convertible loan. The cash flow pattern is mainly dependent on future events (e.g. timing of the conversion and the interest rate applicable to the loan).

COVID-19

The global community has faced special challenges regarding developments in connection with the coronavirus (COVID-19). As a result of COVID-19 and the adoption of different laws within Europe to mitigate the consequences of the coronavirus pandemic, development in sales over the past year showed differing results within our segments. The Tennis segment initially showed a decline in revenue due to closed retail shops and closed tennis courts; however, revenues stabilized in May 2020 and exceeded prior year results. The Teamsport & Athleisure segment was also negatively impacted in March 2020; however, since that time revenue in the segment largely recovered but ended the year below expectations for the fiscal year ended September 30, 2020. The Bike & Outdoor segment did not experience a decline in revenue.

COVID-19 did not have a material impact on the company’s supply chain. The uncertainties about the future development of the pandemic and its impact on the global economy remain and uncertainties in the global economy could have an adverse impact on the company and its supply chain, future sales as well as the company’s assets.

Related parties

The Company’ s ultimate beneficial owner in accordance with applicable US securities laws and SEC regulations is Familie Benko Privatstiftung, a trust incorporated under Austrian law which controls its own succession. The trustors are Mr. René Benko and Ms. Ingeborg Benko. Familie·Benko·Privatstiftung indirectly owns the majority of the Company’s· ownership interest through multiple holding companies·involving also other minority shareholders.

In assessing the Company’s related party relationships, management exercised judgement in determining the Company’s ultimate controlling party in accordance with IAS 24.13 and concluded that neither Familie Benko Privatstiftung, nor its trustors René Benko or Ingeborg Benko are considered the ultimate controlling party of SIGNA Sports United. In reaching this conclusion, management took into consideration the governance structure of the trusts that hold an indirect interest in the company as well as other contractual relationships at the multiple shareholder levels. As a result of the analysis, management concluded that Familie Benko Privatstiftung is an investor with significant influence and that SIGNA Retail GmbH is the ultimate controlling party of the company.

4.2 Significant accounting policies

Measurement

The consolidated financial statements have been prepared on a historical cost basis, except for certain items such as derivative financial instruments, hedging transactions and pensions and similar obligations.

The basis of measurement for these exceptions is described below.

Principles of consolidation

The consolidated financial statements include the financial statements of SIGNA Sports United GmbH and the financial statements of all subsidiaries directly or indirectly controlled by SIGNA Sports United GmbH. Control exists only if the parent company has power of disposal over the subsidiary, is exposed to positive and negative returns and is in a position to influence the level of variable returns based on voting or other rights.

The Group’s interests in equity-accounted investees comprises a joint venture, namely Teamstolz GmbH. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities.

Interests in the joint venture are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income of equity accounted investees, until the date on which significant influence or joint control ceases.

The financial statements of the consolidated subsidiaries included in the consolidated financial statements are generally prepared as of the balance sheet date of the parent entity. The financial statements of SIGNA Sports United GmbH and its subsidiaries included in the consolidated financial statements are prepared in accordance with uniform accounting policies. All intercompany assets and liabilities, equity, income and expenses, as well as cash flows from transactions between the consolidated companies are eliminated in full as part of the consolidation process. Acquisitions of companies that are not under common control are accounted for using the purchase method in accordance with IFRS 3 at the time of acquisition. Changes in shareholdings in Group companies which reduce or increase the shareholding of SIGNA Sports United GmbH without loss of control are accounted for as equity transactions between owners.

Foreign currency

The euro is the functional and presentation currency of the companies included in the consolidation with a primary economic environment within the European currency area. Transactions in foreign currencies are initially recognized in the functional currency by applying the spot rate prevailing at the time of the transaction to the foreign currency amount. Resulting currency gains and losses from currency translation are directly reported in the consolidated statement of profit or loss. Differences arising from the translation of the financial statements of companies outside the euro zone are reported under equity in accordance with IAS 21 and reclassified to the consolidated statement of profit or loss when the gain or loss on disposal of the company is recognized.

The financial information of the companies included in the scope of consolidation of SIGNA Sports United Group, whose functional currency is not the euro, is translated into the reporting currency of the consolidated financial statements as of the balance sheet date. Closing rates are used for the translation of the Financial Position, while average rates for the reporting period are used for the translation of the consolidated statement of profit or loss and other comprehensive Income.

Business combinations

Business combinations that are not carried out under common control are accounted for using the acquisition method in accordance with IFRS 3 at the time of the acquisition. Acquisition costs are determined at the fair value of the assets given and liabilities taken over as well as on the basis of agreed contingent consideration at the time of acquisition. Incidental acquisition costs are expenses in the reporting period. Identifiable assets acquired and liabilities assumed in a business combination (including contingent liabilities) are initially measured at their fair values at the acquisition date, irrespective of non-controlling interests. A positive difference between the acquisition cost including the fair value of the non-controlling interest and the acquired assets and liabilities is recognized as goodwill.. SIGNA Sports United GmbH chooses on a case-by-case basis between the partial and full goodwill method by way of business combination. Under the partial goodwill method, only the acquirer’s share of goodwill is recognized. Goodwill under the full goodwill method exceeds goodwill under the partial goodwill method by the minority interest in goodwill.

In the case of acquisitions concluded in stages, the fair values of the assets and liabilities of the acquired company are measured in accordance with IFRS 3 “Business Combinations” on the date on which the control is obtained. Resulting adjustments to the fair value of the existing shares are recognized in the consolidated statement of profit or loss. The carrying amount of the assets and liabilities already recognized in the consolidated statement of financial position is adjusted accordingly.

The application of the acquisition method requires certain estimates and assumptions, especially with regard to the fair values of the acquired intangible assets, property, plant and equipment and liabilities assumed at the time of acquisition, as well as the useful lives of the acquired intangible assets and property, plant and equipment.

The valuation is primarily based on expected cash flows. If the actual cash flows differ from those used in the calculation of fair values, this may have a material impact on future operating results. The valuations are based on the information available at the time of acquisition.

Goodwill and assets with indefinite useful lives

Groups of CGUs to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the CGU is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired. For those assets, the relief-from-royalty method is used for impairment testing. The relief-from-royalty method determines the fair value of intangible assets by reference to the capitalized value of the hypothetical royalty payments that would be saved through owning the asset, as compared with licensing the asset from a third party.

If, on the balance sheet date, an indication arises that the reasons for impairment no longer exist, a review is carried out to determine whether a reversal of the impairment loss is required in whole or in part. Therefore, the carrying amount is written up to the recoverable amount, but not higher than the amortized cost of the asset, as if no impairment had taken place. Impairment losses on goodwill are not reversed in subsequent periods. Further information can be found in note 6.2.

Intangible assets

Acquired intangible assets are initially measured at cost, whereas intangible assets acquired in a business combination are measured at fair value. After initial recognition, intangible assets are accounted for using the cost model.

Amortization of intangible assets with finite useful lives is calculated using the straight-line method. The estimated useful life and the amortization method are reviewed annually at the end of the reporting period and any changes in the useful life are accounted for prospectively.

Amortization of intangible assets is recognized in the consolidated statement of profit or loss. For further information on intangible assets, please see note 6.1.

Besides scheduled amortization, an impairment test is performed if relevant events or changes in circumstances indicate that intangible assets may be impaired. If the carrying amount of an intangible asset exceeds its recoverable amount, the intangible asset is impaired. An impairment loss is recognized in the amount by which the carrying amount exceeds the recoverable amount. Assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets (CGUs). If the reasons for impairment no longer exist, the impairment loss is reversed up to the amortized cost of the intangible asset.

Costs for internally generated intangible assets are capitalized in the consolidated statement of financial position, provided that these costs can be clearly assigned to the development phase and where the following criteria are met: :

•	it is technically feasible to complete the intangible asset so that it will be available for use

•	management intends to complete the intangible asset and use or sell it

•	there is an ability to use or sell the intangible asset

•	it can be demonstrated how the intangible asset will generate probable future economic benefits

•	adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available, and

•	the expenditure attributable to the intangible asset during its development can be reliably measured.

The estimated useful lives of intangible assets are as follows:

Intangible assets	Average useful life
Software	3 - 5 years
Customer relationships	Lower of the contract term and the useful economic life
Internally developed	3 - 5 years
Other intangible assets	3 - 5 years

Intangible assets with indefinite useful lives mainly relate to acquired brands and Internet domains. An analysis of product life cycle studies and market and competitive trends provides evidence that brands and Internet domains will generate net cash inflows for the group for an indefinite period.

Gains or losses arising from derecognition of intangible assets are recognized based on the difference between the net realizable value and the carrying amount of the intangible asset. The gain or loss is recognized in the consolidated statement of profit or loss in the period in which the intangible asset is derecognized.

Property, plant and equipment

Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. The cost of property, plant and equipment consists of expenses that must be incurred to acquire an asset and bring it to working condition. Subsequent costs, including repair and maintenance costs, are only recognized as part of the cost of an existing asset or, if applicable, as a separate asset, if it is probable that SIGNA Sports United Group will receive the future economic benefits attributable to the asset and the cost of the asset can be measured reliably. All other expenses (e.g. for ongoing repairs and maintenance) are expensed as incurred.

Property, plant and equipment is depreciated on a straight-line basis over the following useful lives:

Property, plant and equipment	Average useful life
Buildings	Up to 40 years
Technical facilities and machines	3 - 10 years
Other facilities, operating and business equipment	5 - 10 years
Leasehold improvements	Shorter of useful life and the term of the underlying lease

In addition to depreciation and amortization, an impairment test is carried out and, if necessary, an impairment loss is recognized if there are relevant events or changes in circumstances that indicate that an impairment of property, plant or equipment may have occurred.

Property, plant and equipment is derecognized from the accounts either at the time of disposal or when no further economic benefit is derived from the respective items. Gains or losses on disposal or retirement are recognized in the consolidated statement of profit or loss in the period in which they arise.

Remaining carrying amounts and estimated useful lives as well as depreciation methods are reviewed annually and adjusted, if necessary.

Right of return

For certain categories of goods customers have a right to return these goods within a specified period. Return allowances, which reduce net revenues, are estimated based on historical experiences. The Group updates its estimates on a quarterly basis.

For goods that are expected to be returned from the customers, the Group recognizes a refund liability (included other current liabilities in the consolidated statement of financial position). The liability is measured at the amount the Group ultimately expects it will have to return to the customer. A right of return asset (included in Inventories in the consolidated statement of financial position) and corresponding adjustment to cost of sales is also recognized for the right to recover products from the customers.

Leases

The Group assesses at contract inception of the lease whether a contract is, or contains a lease. The Group recognizes a right-of-use asset and a corresponding lease liability for all leases where the Group is the lessee. The Group elected to apply an exemption for low value leases as well as short-term leases in accordance with IFRS 16. Lease payments associated with low value leases and short-term leases are expensed on a straight-line basis over the lease term. Accordingly, no right-of-use assets or lease liabilities are recognized.

Upon initial recognition, the lease liability is measured at the present value of the lease payments not yet paid at the inception of the lease and is discounted on the basis of the interest rate underlying the lease. If this interest rate cannot be readily determined, the Group uses its incremental borrowing rate.

The following lease payments are included in the measurement of the lease liability:

•	Fixed lease payments (including de facto fixed payments), less incentive payments to be received;

•	Variable lease payments based on an index or price, initially measured at the index or price at the inception of the lease;

•	Expected payments by the lessee due to residual value guarantees;

•	Exercise prices of purchase options if the lessee is reasonably certain that these will be exercised; and

•	Penalties for the premature termination of leases, if the term of the lease is based on the exercise of the right to terminate the lease.

Subsequent measurement of the lease liability is made by increasing the carrying amount by the interest on the lease liability (using the effective interest method) and reducing the carrying amount by the lease payments made.

In the following cases, the Group remeasures the lease liability and adjusts the corresponding right-of-use asset accordingly:

•

There has been a change in the lease term or there is a significant event or significant change in circumstances that results in a change in judgement with respect to the exercise of a purchase option. In this case, the lease liability is remeasured by discounting the adjusted lease payments at a revised discount rate.

•

The lease payments change due to index or exchange rate changes or due to a change in the expected payment to be made on the basis of a residual value guarantee. In these cases, the lease liability is remeasured by discounting the adjusted lease payments at an unchanged discount rate, unless the change in the lease payments is attributable to a change in a variable interest rate. In this case, an updated interest rate is to be applied.

•

A lease is amended and the amendment to the lease is not recognized as a separate lease. In this case, the lease liability is remeasured on the basis of the term of the amended lease by discounting the amended lease payments at an updated interest rate at the effective date of the amendment.

Right-of-use assets are generally amortized over the term of the lease. However, if the useful life of the underlying asset is shorter than the term of the lease, the right-of-use asset shall be amortized over that period accordingly. This also applies in cases where a lease transfers ownership of the leased asset or where the Group deems the exercise of a purchase option agreed under the lease to be sufficiently certain and the exercise price is therefore already included in the cost of the right-of-use asset. Depreciation begins at the beginning of the lease.

To assess the need for an impairment of a right-of-use asset, the Group applies IAS 36 and recognizes all impairment losses as described in the accounting policies for property, plant and equipment.

Share-based Payment

IFRS 2 “Share-based Payment” is applied in accounting for share-based payment schemes involving employees and other participants who render the respective services. The Group has only equity-settled share-based payments.

In the case of equity-settled share-based payment, services are provided as consideration for equity instruments. The fair value of the services is determined at the grant date by reference to the fair value of the equity instruments. The fair value is recognized over the vesting period as personnel expenses with a corresponding increase in equity.

The fair value of equity instruments is determined using valuation models such as the Black-Scholes formula or a Monte Carlo model.

Fair value

A number of accounting policies and disclosures of SIGNA Sports United Group require the measurement of fair values for both financial and non-financial assets and liabilities.

The valuation of assets and liabilities at fair value is based on the three-level “fair value hierarchy” or “level hierarchy” in accordance with IFRS 13 and the proximity of the valuation factors used to an active market. An active market is a market in which homogeneous products are traded, in which interested buyers and sellers can be found at any time and in which prices are publicly available. On the basis of the three-level measurement hierarchy, certain assumptions and estimates of management were used, in particular with regard to assets and liabilities at fair value, which were classified to Levels 2 and 3:

Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2: Quoted prices other than those included in Level 1 that are observable, directly or indirectly, for the asset or liability. The fair value of Level 2 financial instruments is determined on the basis of the conditions prevailing at the end of the reporting period, such as interest rates or exchange rates, and using recognized models such as discounted cash flow or option pricing models.

Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs). The fair value of Level 3 financial instruments was determined by reference to individual default expectations; these are based to a large extent on the Group’s assumptions regarding the creditworthiness of the counterparty.

If the parameters used to determine the fair value of an asset or liability fall into different levels of the fair value hierarchy, the fair value measurement in its entirety is classified in the same level of the fair value hierarchy as the lowest input that is significant to the fair value measurement as a whole.

Investments accounted for using the equity method

Investments in associated companies are accounted for using the equity method. An associated company is a company over which SIGNA Sports United has significant influence, but not control.

Under the equity method, shares in associated companies are capitalized in the consolidated statement of financial position at acquisition cost. Goodwill in connection with the acquisition of associated companies is not amortized but tested for impairment as part of the total investment in the associate.

Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and OCI of equity-accounted investees, until the date on which significant influence or joint control ceases. Intercompany profits or losses arising from transactions between SIGNA Sports United Group and its associates are eliminated to the extent of SIGNA Sports United Group’s interest in the associate.

Financial Instruments (IFRS 9)

Financial assets

SIGNA Sports United Group classifies its financial assets in the following measurement categories:

•	those to be measured subsequently at fair value either through OCI or through profit or loss (FVOCI or FVPL), and

•	those to be measured at amortized cost (AC)

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows. SIGNA Sports United Group reclassifies debt investments when and only when its business model for managing those assets changes.

SIGNA Sports United Group recognizes a financial asset when, and only when, the Group becomes party to the contractual provisions of the instrument. Regular way purchases and sales of financial assets are recognized on trade date, the date that the Group commits to purchase or sell the asset.

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset measured not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Subsequent measurement of financial assets depends on the Group’s business model for managing the asset and the cash flow characteristics of the asset:

•

Amortized cost: Financial assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss. For SIGNA Sports United Group, this category mainly comprises trade receivables, other financial assets (with the exception of derivatives and contingent receivables) and cash and cash equivalents.

•

FVOCI: Financial assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest on the principal amount outstanding, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss. Currently SIGNA Sports United Group does not hold any financial assets designated as at FVOCI.

•

FVPL: Financial assets that are not classified as measured at amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other gains/(losses) in the period in which it arises. For SIGNA Sports United Group, this category comprises contingent receivables, related to earn-out agreements.

In accordance with the impairment provisions of IFRS 9, SIGNA Sports United Group applies the simplified approach to the valuation of expected credit losses (ECL), under which an allowance is made for trade receivables based on the expected losses over the term of the receivable. Due to the common default risk characteristics of company’s trade receivables, the expected losses over the term of the receivable are determined on the basis of external industry-related ratings and internally determined past default rates, unless there is objective evidence of an individual deterioration in creditworthiness. The external rating reflects current and future-oriented information on macroeconomic factors affecting the ability of customers to settle the receivables. For reasons of materiality, no value adjustments are made for cash and cash equivalents and other financial assets.

Additionally, allowances for individual receivables are recognized if there is objective evidence of credit impairment. Objective indications may be payment arrears of a certain duration, the initiation of enforcement measures, the risk of insolvency or over indebtedness, the filing or opening of insolvency proceedings or the failure of restructuring measures. Account balances are written off either partially or in full if judged that the likelihood of recovery is remote. Allowances for doubtful accounts are regularly posted to separate allowance accounts.

Trade receivables are eliminated from the accounts after a reasonable estimate has been made if they are no longer realizable. This is the case, for example, if the debtor fails to commit to a repayment schedule vis-à-vis the Group or if no other partial repayment is foreseeable.

Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Financial liabilities

SIGNA Sports United Group recognizes a financial liability when, and only when, the Group becomes party to the contractual provisions of the instrument. Financial liabilities are categorized as either financial liabilities at fair value through profit or loss (FVPL) or financial liabilities at amortized cost.

Financial liabilities are categorized as at FVPL if the financial liability is either held for trading or it is designated as at FVPL. Currently SIGNA Sports United Group holds only earn-out and put option liabilities at FVPL. Derivative financial liabilities for which hedge accounting is not applied are classified as held for trading upon initial recognition. Financial liabilities are initially recognized at fair value. Financial liabilities at FVPL are subsequently carried at fair value.

Other financial liabilities, including trade payables and the remaining other financial liabilities, are initially measured at fair value, net of transaction costs. They are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis.

The Group derecognizes financial liabilities if, and only if, the Group’s obligations are discharged, cancelled or have expired.

Offsetting financial assets and liabilities

Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position where the Group currently has a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

Derivative financial instruments and hedge accounting

Derivative financial instruments, such as forward contracts, are used in the Group to hedge foreign currency risks for balance sheet items and future cash flows. SIGNA Sports United Group does not hold derivatives for speculative trading purposes.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. Where the derivative is not designated as a cash-flow hedge, subsequent changes in the fair value are recognized in profit or loss. Such derivatives are classified as a current asset or liability.

The group designates certain derivatives as cash flow hedges to hedge particular risks associated with the cash flows of recognized assets and liabilities and highly probable forecast transactions.

At inception of the hedge relationship, the Group documents the economic relationship between hedging instruments and hedged items including whether changes in the cash flows of the hedging instruments are expected to offset changes in the cash flows of hedged items. The Group documents its risk management objective and strategy for undertaking its hedge transactions. Currently the Group has only designated cash flow hedges.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the cash flow hedge reserve within equity. The gain or loss relating to the ineffective portion is recognized immediately in profit or loss.

When a hedging instrument matures, any gains or losses held in the cash flow hedge reserve are recycled to the statement of operations or inventory on the balance sheet when the related hedged item is recognized in the statement of operations or inventory on the balance sheet.

If a hedge no longer meets the criteria for hedge accounting, or the forecast transaction is no longer likely to occur, the cumulative gain or loss reported in equity is immediately reclassified to profit or loss.

Contingent liabilities, such as earn-out agreements, are classified as either equity or financial liabilities and measured at fair value upon initial recognition. Amounts classified as financial liabilities are subsequently remeasured at fair value, with changes in fair value recognized in profit or loss.

Inventories

Inventories are valued at the lower of cost and net realizable value. The net realizable value is the estimated selling price of goods, minus the cost of their sale or disposal. In general, acquisition costs are determined using the weighted average purchase price, adjusted for reductions, e.g. from discounts, and ancillary acquisition costs, e.g. from customs duties. If circumstances which previously caused inventories to be written down below cost no longer exist or if there is clear evidence of an increase in net realizable value due to changed economic circumstances, the amount of the write-down is reversed. Further information can be found in note 6.7.

Provisions

Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost. Provisions are measured in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets,” or, if applicable, IAS 19 “Employee Benefits.” If it is expected that the cash flow required to settle an obligation will occur after one year, the provision is measured at the present value of the expected cash flow. Claims for reimbursement by third parties are shown separately in the consolidated statement of financial position if their realization is virtually certain. Further information can be found in note 6.14.

Contingent liabilities

Contingent liabilities are possible obligations resulting from past events whose existence will only be confirmed by the occurrence of one or more uncertain future events that are not entirely within the control of SIGNA Sports United Group. Furthermore, contingent liabilities can be current obligations resulting from past events but which are not recognized in the consolidated statement of financial position because it is not probable that an outflow of resources will be required to settle the obligation or the amount of the obligation cannot be measured with sufficient reliability. In accordance with IAS 37, such contingent liabilities are not recognized in the consolidated statement of financial position but disclosed in the notes.

Revenue recognition

Revenue is measured at the calculated transaction price including any effects of variable consideration, financing components, non-cash consideration and payments to customer. Revenue is recognized when the company has fulfilled the underlying performance obligations.

Revenue from the sale of merchandise is recognized on delivery of goods to the end consumer, which represents the point in time at which control transfers to the consumer and the Group’s performance obligation is satisfied. Thus, transportation is not considered as separate performance obligation since customer obtains control of the goods after transport is completed. Revenue from the sale of merchandise is recognized at net value, i.e. after deduction of sales tax, returns, prepayments, customer discounts and rebates. Sales transactions generally include the right of the buyer to return the goods within a certain period of time. Sales deductions, including for returns from customers, are estimated mainly on the basis of past experience and specific contract provisions.

Services (e.g. repair, product configuration, flocking) are recognized at the time of service provision, i.e. when the service is completed. The services that are offered by the group usually run for a short period of time only. Accordingly, the revenue is recognized at a point in time rather than over a period.

Payment for the purchased goods or services is generally made either before delivery or when service is performed. In case of payment by invoice payment is due within short time after sending the goods to the customer. Cash is collected by the Group from the end consumer using payment service providers. A contract liability is recognized for customer advances as well as for unredeemed gift certificates.

Income taxes

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

Management has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Current income taxes

The current income tax expense is determined by applying the tax regulations in force on the balance sheet date in the countries in which SIGNA Sports United Group operates. Estimates are required in determining income taxes. The valuations by the relevant tax authorities may deviate from these estimates. This uncertainty is taken into account by the fact that uncertain tax positions are only recognized if SIGNA Sports United Group estimates the probability of their occurrence to be more than 50%.

Deferred income taxes

Deferred taxes are recognized in accordance with IAS 12 on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the amounts used for tax purposes. In addition, deferred tax assets are recognized for tax loss carryforwards. Deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized for deductible temporary differences and tax loss carryforwards to the extent that it is probable that sufficient taxable income will be available in the future against which deductible temporary differences and/or tax loss carryforwards can be offset.

Deferred taxes are measured at the tax rates that are expected to apply in the period in which the asset is realized or the liability settled.

Deferred tax assets and liabilities arising from temporary differences in connection with investments in subsidiaries, associates or joint ventures are recognized unless the timing of the reversal of the temporary differences cannot be determined at Group level and/or it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets and deferred tax liabilities are only offset if the Group has a legally enforceable right to set off current tax assets against current tax liabilities, deferred tax assets and liabilities relate to the same taxable entity and are examined by the same tax authority.

Segment reporting

Management of SIGNA Sports United GmbH has appointed a strategic steering and control committee for SIGNA Sports United Group that evaluates the financial performance and situation of SIGNA Sports United Group and makes strategic decisions. This committee acts as Chief Operating Decision Maker (“CODM”). The steering and control committee consists of the Chief Executive Officer and the Chief Financial Officer. Based on the current reporting structures and decision-making processes, SIGNA Sports United GmbH identified three operating segments, which represent the reportable segments (see note 15).

5. Notes to the Consolidated Statement of Profit and Loss and Other Comprehensive Income

5.1. Revenue

	September 30,
EUR million	2020	2019
Revenue from the sale of merchandise	701.8	535.9
Revenue from the sale of services	1.4	1.2

Total	703.2	537.1

The business activities of Tennis, Bike & Outdoor as well as Teamsport & Athleisure are managed globally and have their main business activities within the DACH region, which includes activities in Germany (D), Austria (A) and Switzerland (CH), as well as France. In the presentation of geographical information (see note 15), segment revenues were determined based on the geographical location of the sales units.

The following table shows the geographical breakdown of external revenues:

EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Revenue for the year ended Sept. 30, 2020
Germany	53.9	172.4	58.0	284.2
Switzerland	6.2	74.1	0.1	80.4
Austria	11.1	17.3	2.7	31.2
France	19.7	78.8	6.7	105.3
Rest of the world	34.6	154.8	12.8	202.2

Total	125.5	497.4	80.4	703.2

The geographical information on segment revenues from the previous year is broken down as follows:

EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Revenue for the year ended Sept. 30, 2019
Germany	52.8	143.5	52.2	248.5
Switzerland	5.7	44.7	0.2	50.5
Austria	8.2	12.8	2.4	23.5
France	7.2	62.2	6.3	75.7
Rest of the world	22.1	107.0	9.8	138.9

Total	96.1	370.0	70.7	537.1

Refund liabilities

The following table provides information about the Group’s refund liabilities from contracts with customers:

	September 30,
EUR million	2020	2019
Refund liabilities arising from right of return	10.1	5.9

5.2 Own work capitalized

	September 30,
EUR million	2020	2019
Own work capitalized	3.3	3.4

Total	3.3	3.4

Own work capitalized mainly comprises the capitalized development costs for internally generated intangible assets as well as capitalized internal costs for other intangible assets.

5.3. Other operating income

	September 30,
EUR million	2020	2019
Other	1.5	4.4

Total	1.5	4.4

Other consists mainly of income from compensation payments. The higher income for the previous year resulted in particular from a change in fair value from an earn-out liability in the amount of EUR 2.9 million.

5.4. Cost of material

	September 30,
EUR million	2020	2019
Costs for merchandise	(449.6)	(351.6)

Total	(449.6)	(351.6)

5.5. Personnel expenses

	September 30,
EUR million	2020	2019
Wages and salaries	(61.0)	(49.4)
Social security contributions	(11.7)	(9.4)
Other personnel expenses	(2.7)	(1.1)

Total	(75.5)	(59.9)

The following table shows the annual average number of employees within SIGNA Sports United Group:

	September 30,
EUR million	2020	2019
Employees	1,914	1,590

Total	1,914	1,590

5.6. Other operating expenses

	September 30,
EUR million	2020	2019
Expenses for logistics and packaging	(69.9)	(50.9)
Marketing expenses	(49.6)	(47.1)
Expenses for warehousing, rents and similar expenses	(10.1)	(8.0)
Charges for payment services	(8.9)	(6.9)
Legal and consulting fees	(7.2)	(8.0)
IT expenses	(9.3)	(6.1)
Administrative expenses	(3.6)	(3.7)
Expenses related to personnel	(9.3)	(8.8)
Loss allowance for receivables	(4.0)	(0.9)
Other	(3.9)	(4.2)

Total	(175.7)	(144.6)

Expenses for warehousing, rents and similar expenses include payments for services and leases that do not meet the definition of of a lease.

5.7. Finance income and cost

	September 30,
EUR million	2020	2019
Finance income
Interest income	0.0	0.0
Other financial income	0.1	0.2

Total	0.2	0.2

	September 30,
EUR million	2020	2019
Finance cost
Interest expense for financial liabilities carried at amortized cost	(8.3)	(6.8)
Other financial expenses	(0.1)	(0.3)
Interest expense for lease liabilities (IFRS 16)	(0.3)	(0.3)

Total	(8.7)	(7.4)

Net finance costs	(8.5)	(7.2)

5.8. Income taxes

Income taxes recognized directly in other comprehensive income

	September 30,
EUR million	2020	2019
Deferred income taxes	0.0	0.4

Total	0.0	0.4

The income taxes recognized in other comprehensive income in the previous year resulted in particular from currency translation.

Income tax expenses recognized in the consolidated statement of profit or loss

	September 30,
EUR million	2020	2019
Current income taxes	(0.5)	(0.1)
Deferred income taxes	2.4	3.7

Total	1.9	3.6

The current income tax expenses and income are as follows:

	September 30,
EUR million	2020	2019
Earnings before taxes	(27.6)	(39.5)

Expected income tax rate (of the parent company)	33.0%	33.0%
Income taxes based on the expected income tax rate	9.1	13.0
Increase (decrease) in income tax expense due to:
Differences between the company’s domestic and foreign tax rates	(0.9)	(1.0)
Tax rate changes	—	0.0
Non-deductible operating expenses	(0.4)	(0.5)
Recognition/non-recognition of deferred tax assets from temporary differences and tax loss carryforwards	(5.5)	(7.1)
Other tax effects	(0.4)	(0.8)

Total Taxes on income and earnings	1.9	3.6

Effective tax rate	6.9%	9.1%

The tax rate used to calculate the expected tax income corresponds to the tax rate of SIGNA Sports United GmbH, Munich/Germany, and consists of the corporate tax rate including the solidarity surcharge of 15.83% and a trade tax rate of 17.15%.

5.9. Earnings per share (“EPS”)

Basic EPS is calculated by dividing the profit/(loss) for the year attributable to ordinary equity holders of the parent by the weighted average number of common shares outstanding during the year.

Basic earnings/(loss) per share is computed using the weighted-average number of outstanding shares during the period. Diluted loss per share is computed using the weighted-average number of outstanding shares and excludes all potential shares outstanding during the period, as their inclusion would be anti-dilutive. The Group’s potential shares consist of incremental shares issuable in relation to the convertible loan (see note 7) and upon the assumed exercise of share options.

The calculation of earnings/(loss) per share is as follows:

	September 30,
EUR million	2020	2019
Earnings
Earnings for the purposes of basic earnings per share being net profit attributable equity holders of the parent entity	(24.8)	(32.8)
Number of shares in millions
Weighted average number of ordinary shares for the purposes of basic earnings per share	17.6	13.6
Basic and diluted loss per share in EUR	(1.4)	(2.4)

Weighted average number of ordinary shares:

	September 30,
in millions of shares	2020	2019
Issued ordinary shares at October 1	17.3	5.2
Effect of shares issued in March 2019	—	7.0
Effect of shares issued in September 2019	—	1.4
Effect of shares issued in October 2019	0.3	—

Weighted average number of ordinary shares at September 30	17.6	13.6

Potential dilutive securities that are not included in the diluted per share calculations because they would be anti-dilutive are as follows:

	September 30,
in millions of shares	2020	2019
Employee options	0.0	0.0
Convertible loan	1.6	—

6. Notes to the Consolidated Statement of Financial Position

6.1. Intangible assets and goodwill

The intangible assets as of September 30, 2020, are as follows:

EUR million	Goodwill	Software	Domains	Brands	Customer relationships	Internally developed intangible assets	Other intangible assets	Total
Cost
Balance as of Oct. 1, 2019	117.5	19.1	157.9	5.6	13.3	9.7	11.4	334.5

Business combinations	1.0	0.0	—	—	0.4	0.0	0.0	1.5
Additions	0.0	2.7	0.7	0.0	0.0	2.2	7.3	13.0
Transfers	—	0.4	0.3	—	0.2	3.1	(3.9)	0.0
Disposals	—	(0.4)	(0.6)	0.0	—	—	(0.2)	(1.2)
Currency translation differences	—	0.0	0.2	—	0.0	—	—	0.2

Balance as of Sept. 30, 2020	118.4	21.8	158.5	5.6	13.9	15.1	14.6	347.9

Accumulated amortization
Balance as of Oct. 1, 2019	0.0	(9.5)	(0.9)	(0.4)	(6.5)	(3.3)	(0.5)	(21.2)

Additions	0.0	(5.7)	(0.1)	(0.1)	(3.0)	(3.1)	(1.4)	(13.4)
Transfers	—	—	—	—	—	—	—	—
Disposals	—	0.3	0.0	0.0	—	—	0.0	0.3
Currency translation differences	—	0.0	—	—	0.0	—	—	0.0

Balance amortization as of Sept. 30, 2020	0.0	(15.0)	(1.0)	(0.5)	(9.5)	(6.4)	(1.9)	(34.3)

Carrying amount as of Sept. 30, 2020	118.4	6.9	157.5	5.1	4.4	8.7	12.7	313.7

The intangible assets as of September 30, 2019, are as follows:

EUR million	Goodwill	Software	Domains	Brands	Customer relationships	Self- created intangible assets	Other intangible assets	Total
Cost
Balance as of Oct. 1, 2018 (before correction)	113.7	18.6	158.0	3.0	11.0	6.4	2.8	313.5

Correction	—	(1.7)	0.8	0.3	0.5	(1.8)	1.9	0.0

Cost
Balance as of Oct. 1, 2018 (after correction)	113.7	16.8	158.8	3.3	11.5	4.6	4.6	313.6

Business combinations	3.7	0.2	—	1.9	1.7	0.3	—	7.9
Additions	0.0	2.7	0.0	0.0	—	0.6	11.5	14.8
Transfers	0.0	(0.7)	0.7	0.4	0.1	4.2	(4.7)	0.0
Disposals	—	(0.1)	0.0	0.0	—	—	0.0	(0.1)
Currency translation differences	0.0	—	(1.6)	—	(0.1)	—	—	(1.7)

Balance as of Sept. 30, 2019	117.5	19.1	157.9	5.6	13.3	9.7	11.3	334.5

Accumulated amortization
Balance as of Oct. 1, 2018 (before correction)	0.0	(6.0)	0.0	0.0	(3.5)	(1.2)	(0.2)	(10.9)

Correction	—	0.9	(0.1)	(0.1)	(0.2)	(0.5)	—	0.0

Accumulated amortization
Balance as of Oct. 1, 2018 (after correction)	0.0	(5.1)	(0.1)	(0.1)	(3.7)	(1.7)	(0.2)	(10.9)

Additions	0.0	(4.9)	(0.8)	(0.1)	(2.7)	(1.6)	(0.3)	(10.4)
Transfers	—	0.3	—	(0.2)	(0.1)	—	0.0	0.0
Disposals	—	0.1	0.0	0.0	—	—	0.0	0.1
Currency translation differences	—	0.0	—	—	0.0	—	—	0.0

Balance as of Sept. 30, 2019	0.0	(9.5)	(0.9)	(0.4)	(6.5)	(3.3)	(0.5)	(21.2)

Carrying amount as of Sept. 30, 2019	117.5	9.5	157.0	5.2	6.8	6.4	10.9	313.4

In the current reporting period, SIGNA Sports United Group completed an acquisition and classified it as a business combination, which was accounted for using the acquisition method at the time of acquisition in accordance with IFRS 3. In this business combination, the purchase price was allocated to acquired tangible and intangible assets and liabilities and contingent liabilities on the basis of their respective fair values. The difference between the purchase price and the net assets acquired was recognized as goodwill. Further details on the acquisition of System Sport GmbH are presented in note 13.

The balances as of October. 1, 2018 were adjusted according to IAS 8. These adjustments do not have an impact on the consolidated statement of profit or loss and other comprehensive income and only include reclassifications within the subgroups of the inantigble assets.

6.2. Impairment test for goodwill and intangible assets with indefinite useful lives

Goodwill

has been allocated to groups of CGUs as follow:

	As of September 30, 2020
EUR million	CGU Group Internetstores	CGU Group Publikat	CGU Group Tennis	CGU Group OUTFITTER Teamsport & Ballside
Goodwill	88.9	4.1	24.4	1.0

	As of September 30, 2019
EUR million	CGU Group Internetstores	CGU Group Publikat as of	CGU Group Tennis as of	CGU Group OUTFITTER Teamsport & Ballside
Goodwill	88.4	4.6	24.4	0.1

In the period from October 1, 2019, to September 30, 2020, there were reclassifications in goodwill from the CGU group Publikat to the CGU group Internetstores due to the reorganization of the outdoor business amounting to EUR 0.5 million. As of October 1, 2018 due to changes in the organization, management has started to monitor goodwill for Probikeshop and Internetstores at the operating segment level named CGU group Internetstores which equals the operating segment Bike & Outdoor.

The following table shows the key assumptions used in the impairment test for those CGU groups to which significant goodwill is allocated. Significant assumptions are relevant in order to compare the carrying amount with the recoverable amount, which, in the case of SIGNA Sports United Group, is defined as fair value less costs of disposal. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from both external and internal sources.

	As of September 30, 2020
	CGU Group Internetstores	CGU Group Publikat	CGU Group Tennis	CGU Group OUTFITTER Teamsport & Ballside
WACC (after taxes)	9.67%	9.55%	9.07%	9.10%
Tax rate	26.50%	28.08%	28.98%	31.93%
5-year annual average revenue growth rate	24,41%	17.31%	23.71%	35.95%
Growth rate terminal value	0.50%	0.50%	0.50%	0.50%
Terminal value EBITDA margin	9.53%	8.50%	10.69%	7.36%
Carrying amount in EUR million	281.1	37.7	69.8	15.0

	As of September 30, 2019
	CGU Group Internetstores	CGU Group Publikat	CGU Group Tennis	CGU Group OUTFITTER Teamsport & Ballside
WACC (after taxes)	8.40%	8.83%	8.29%	8.78%
Tax rate	30.26%	28.08%	29.83%	32.98%
5-year average annual revenue growth rate	25.29%	14.53%	23.19%	49.23%
Growth rate terminal value	0.62%	0.62%	0.62%	0.62%
Terminal value EBITDA margin	7.96%	7.19%	8.76%	6.57%
Carrying amount in EUR million	286.0	29.0	59.9	8.9

For the goodwill impairment test, the recoverable amount of the CGU groups were determined on the basis of fair value less costs of disposal, which requires the use of assumptions. The calculations are based on cash flow projections from financial budgets approved by management and cover a period of five years up to TV (Termination Value) from 2025. Accordingly, the budget represents an appropriate financial basis for the calculation of a fair value less cost of disposal, which would be paid in an orderly transaction between market participants. As there is no active market (Level 3 of the valuation hierarchy), fair values are calculated as the sum of discounted cash flow projections less costs of disposal, estimated at 3%. Cash flows beyond the five-year period are extrapolated using the estimated terminal value growth rates mentioned above. The terminal value growth rate was determined based on management’s estimate of the long-term compound annual EBITDA growth rate, consistent with the assumptions that a market participant would make. Assumed 5-year average revenue growth rates mentioned above were projected taking into account the average growth levels experienced over the past five years and the estimated sales volume and price growth for the next five years. Growth rates in the past were above average market growth. It was assumed that the sales price would increase in line with forecast inflation over the next five years on the respective market environment of the CGU groups. The budgeted EBITDA takes into account the 5-year average revenue growth rates projected as described above.

For goodwill, no impairment losses were recognized for the fiscal years ended September 30, 2020 and 2019.

The first-time application of IFRS 16 increased the carrying amounts of the CGU groups due to the recognition of right-of-use assets. This effect was offset by an analogous increase in fair values due to increased cash flows (i.e., lease payments) and a reduced cost of capital.

Intangible assets with an indefinite useful life

As required by IAS 36, intangible assets with an indefinite useful life have to be tested for impairment annually.

Intangible assets with indefinite useful lives amounted to EUR 162.6 million as of September 30, 2020 (2019: EUR 162.2 million). The Internetstores group comprises 29 brands and domains with carrying amounts between EUR 0.1 million and EUR 33.1 million. The Tennis group comprises 24 brands and domains with carrying amounts between EUR 0.1 million and EUR 8.3 million. Publikat and Outfitter Teamsport & Ballside comprise 7 brands and domains and one domain with book values between EUR 0.1 million and EUR 0.5 million and EUR 3.8 million respectively. The largest internet domains/brand names being www.fahrrad.de and www.bikester.ch with a carrying amount of EUR 33.1 million and EUR 25.8, respectively. All other individual domains/brand names have carrying amounts that are below 10% of the total carrying amount of all indefinite useful life intangible assets.

As internet domains are unique alphanumeric names that are used to identify a particular numeric internet address, there are no indications that the domains might be subject to technical, technological, commercial or other types of obsolescence. Although domains have fairly short legal lives, they can be renewed over and over without great effort and will be renewed automatically. As such, they have an indefinite useful life.

Management has determined the recoverable amount of those assets by assessing the fair value less cost of disposal of the underlying assets using the relief from royalty method which considered is a level 3 fair value measurement. In this method fair value is derived from future royalties which Signa Sports United would have to pay to a third party in order to license these domains and brand names. In order to calculate the value, the relevant revenues are multiplied with the estimated royalty rate. The relevant revenue is based on managements approved financial budgets covering a five-year period. Assumed 5-year average revenue growth rates were projected taking into account the average growth levels experienced over the past five years and the estimated sales volume and price growth for the next five years. It was assumed that the sales price would increase in line with forecast inflation over the next five years. The discount rate used was a internet domain/brand name-specific post-tax discount rate. Cash flows beyond the five-year period are extrapolated using the estimated growth rates. The terminal value growth rate was determined based on management’s estimate of the long-term compound annual EBITDA growth rate, consistent with the assumptions that a market participant would make.

The following table summarizes the allocation of carrying amounts and significant assumptions used in determining fair value less costs of disposal as of September 30, 2020 and as of September 30, 2019:

	As of September 30, 2020
	Internetstores (incl. Fahrrad.de and Bikester.ch)	Publikat	Tennis	Outfitter Teamsport & Ballside
WACC (after taxes)	8.25% - 11.1%	8.57% - 10.34%	7.49% - 9.27%	8.7%
5-year annual average revenue growth	24,41%	17.31%	23.71%	35.95%
Royalty rate	0.72% - 4.88%	0.27%	1.54%	1.17%
Carrying amount in EUR million	137.2	0.8	15.7	3.8

	As of September 30, 2019
	Internetstores (incl. Fahrrad.de and Bikester.ch)	Publikat	Tennis	Outfitter Teamsport & Ballside
WACC (after taxes)	7.23% - 9.7%	8.2% - 10.27%	6.73% - 9.58%	7.77%
5-year annual average revenue growth	25.29%	14.53%	23.19%	49.23%
Royalty rate	0.72% - 4.88%	0.27%	1.54%	1.17%
Carrying amount in EUR million	136.9	1.0	15.4	3.8

In the fiscal year ended September 30, 2019, management has decided to reduce marketing effort for the domain “bikeunit.de” and not to continue operating this domain in the short term. The impairment test, as described above, resulted in impairment of EUR 0.8 million, which has been recognized in profit and loss. As of October 1, 2018, the intangible asset “bikeunit.de” was recognized with an amount of EUR 0.8 million. This domain is assigned to the group’s “ Bike & Outdoor “ reportable segment. The impairment loss is included in depreciation and amortization expenses in the consolidated statement of profit or loss.

For other intangible assets with indefinite useful life, no impairment losses were recognized for the fiscal years ended September 30, 2020 and 2019.

Significant estimates: Effects of possible changes in key assumptions

The results of the impairment test are essentially based on the management assumptions presented. To validate these results, the assumptions made were subjected to sensitivity analyses in which the effects of a change in the parameters on the values were calculated.

Management has identified that a change in key assumptions could cause the carrying amount to exceed the recoverable amount. The following tables show the amount by which the key assumptions would need to change for significant goodwill and significant intangible assets with an indefinite useful life individually for the estimated recoverable amount to be equal to the carrying amount.

The below analysis has been performed on a ceteris paribus basis and does not take into account interdependencies between changes in key assumptions.

	Goodwill
	2020		2019
In percentage points	Terminal Value EBITDA margin	5-year annual average revenue growth	Terminal Value EBITDA margin	5-year annual average revenue growth
CGU Group Internetstores	(6.2)	(5.1)	(3.5)	(3.3)
CGU Group Tennis	(6.6)	(5.4)	(3.4)	(3.0)

	Intangible assets with an indefinite useful life
	2020	2019
In percentage points	5-year annual average revenue growth	5-year annual average revenue growth
Fahrrad.de	(16.1)	(15.1)
Bikester.ch	(15.7)	(9.0)

Internetstores (excl. Fahrrad.de and Bikester.ch)	(13.4)	(11.7)
Tennis	(17.7)	(13.3)
Outfitter Teamsport & Ballside	(28.3)	(34.8)

6.3. Property, plant and equipment and right-of-use assets

Property, plant and equipment excluding right-of-use assets accounted for in accordance with IFRS 16 are as follows as of September 30, 2020:

EUR million	Land and buildings	Technical facilities and machines	Other facilities, operating and business equipment	Assets under construction	Total
Cost
Balance as of Oct. 1, 2019	2.5	5.1	27.7	0.3	35.7

Business combinations	—	0.5	—	—	0.5
Additions	1.1	4.2	4.1	5.1	14.5
Transfers	0.3	0.4	0.4	(1.2)	(0.1)
Disposals	(0.0)	(0.0)	(0.6)	—	(0.7)
Currency translation differences	—	—	—	—	—

Balance as of Sept. 30, 2020	3.9	10.2	31.6	4.3	49.9

Accumulated depreciation
Balance as of Oct. 1, 2019	(0.1)	(1.2)	(11.0)	—	(12.3)

Additions	(0.3)	(0.6)	(3.3)	—	(4.2)
Transfers	—	—	—	—	—
Disposals	0.0	0.0	0.6	—	0.6
Currency translation differences	—	—	0.0	—	0.0

Balance as of Sept. 30, 2020	(0.4)	(1.8)	(13.8)	0.0	(16.0)

Carrying amount as of Sept. 30, 2020	3.4	8.4	17.8	4.3	33.9

Property, plant and equipment as of September 30, 2019, is as follows:

EUR million	Land and buildings	Technical facilities and machines	Other facilities, operating and business equipment	Assets under construction	Total
Cost
Balance as of Sept. 30, 2018	7.6	14.2	5.1	0.2	27.1

Effect of the implementation of IFRS 16 as of Oct. 1, 2018	(3.9)	(2.8)	—	—	(6.7)
Correction	(1.9)	(8.4)	16.1	(0.0)	5.9

Adjusted Balance as of Oct. 1, 2018 (after correction)	1.8	3.1	21.2	0.2	26.3

Business combinations	—	—	0.2	—	0.2
Additions	0.3	1.0	6.0	2.4	9.8
Transfers	0.4	1.2	0.7	(2.3)	0.0
Disposals	(0.0)	(0.1)	(0.4)	(0.0)	(0.6)
Currency translation differences	—	—	(0.0)	—	(0.0)

Balance as of Sept. 30, 2019	2.5	5.1	27.7	0.3	35.7

Accumulated depreciation
Balance as of Oct. 1, 2018	(1.4)	(2.1)	(0.9)	—	(4.4)

Effect of the implementation of IFRS 16 as of Oct. 1, 2018	0.8	0.5	—	—	1.3
Correction	0.7	0.7	(7.3)	—	(5.9)

Adjusted depreciation as of Oct. 1, 2018 (after correction)	(0.0)	(0.9)	(8.2)	—	(9.0)

Additions	(0.2)	(0.3)	—	—	(3.8)
Transfers	0.1	(0.1)	—	—	0.0
Disposals	0.0	0.0	0.6	—	0.6
Currency translation differences	—	—	0.0	—	0.0

Balance as of Sept. 30, 2019	(0.1)	(1.2)	(11.0)	—	(12.3)

Carrying amount as of Sept. 30, 2019	2.4	3.9	16.6	0.3	23.2

Further details of the acquisitions are shown in note 13.

In regard to the nature of the correction please refer to note 6.1.

The right-of-use assets recognized in accordance with IFRS 16 are as follows as of September 30, 2020:

EUR million	Land and buildings	Technical facilities and machines	Other facilities, operating and business equipment	Total
Cost
Balance amount as of Oct. 1, 2019	40.3	4.1	0.4	44.8

Additions	5.6	0.3	0.1	6.0
Derecognition	(0.2)	(0.6)	0.0	(0.8)
Acquisition through business combinations	0.5	0.0	—	0.5
Currency translation differences	0.0	—	—	0.0

Balance amount as of Sept. 30, 2020	46.2	3.8	0.5	50.5

Accumulated depreciation
Balance as of Oct. 1, 2019	(6.6)	(1.0)	(0.1)	(7.7)

Additions	(7.2)	(0.5)	(0.1)	(7.8)
Derecognition	0.2	0.1	0.0	0.3
Currency translation differences	0.0	—	—	0.0

Balance as of Sept. 30, 2020	(13.6)	(1.4)	(0.3)	(15.4)

Carrying amount as of Sept. 30, 2020	32.6	2.4	0.3	35.3

The right-of-use assets recognized in accordance with IFRS 16 are as follows as of September 30, 2019:

EUR million	Land and buildings	Technical facilities and machines	Other facilities, operating and business equipment	Total
Balance amount as of Oct. 1, 2018	—	—	—	—

First-time application of IFRS 16	35.1	3.1	0.4	38.6
Additions	3.3	1.0	0.0	4.3
Disposals	(0.2)	—	(0.0)	(0.2)
Acquisition through business combinations	2.2	—	0.0	2.2

Balance amount as of Sept. 30, 2019	40.3	4.1	0.4	44.8

Accumulated depreciation	—	—	—	—
Balance as of Oct. 1, 2018
First-time application of IFRS 16	(0.8)	(0.5)	—	(1.3)
Additions	(6.0)	(0.5)	(0.1)	(6.5)
Disposals	0.2	—	0.0	0.2
Currency translation differences	0.0	—	—	0.0

Balance as of Sept. 30, 2019	(6.6)	(1.0)	(0.1)	(7.7)

Carrying amount as of Sept. 30, 2019	33.8	3.1	0.3	37.2

6.4. Leases

Except for short-term leases and leases of low-value assets, the Group applies a single recognition and measurement approach for all leases. As a lessee, the Group recognizes a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset).

The recognized right-of-use assets relate to the following types:

	September 30,
EUR million	2020	2019
Land and buildings	32.6	33.8
Plant and machinery	2.4	3.1
Other equipment	0.3	0.3

Total right of use assets	35.3	37.2

Lease liabilities

Lease liabilities are presented in the statement of financial position as follows:

	September 30,
EUR million	2020	,2019
Current	7.9	7.0
Non-current	27.6	30.3

Total Lease liabilities	35.5	37.3

The maturity of the lease liabilities classified as non-current is set out below:

EUR million	One to five years	More than five years	Total
Lease liability future payments	19.3	8.3	27.6

The Group has several lease contracts that include extension and termination options. These are used to maximize operational flexibility in terms of managing the assets used in the group’s operations. The majority of extension and termination options held are exercisable only by the group and not by the respective lessor. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). Most extension options in land and building leases have not been included in the lease liability, because the group could replace the assets without significant cost or business disruption. As at September 30, 2020, potential future cash outflows of EUR 24.0 million (undiscounted) have not been included in the lease liability because it is not reasonably certain that the leases will be extended (or not terminated).

Upon initial recognition, the lease liability is measured at the present value of the lease payments not yet paid at the inception of the lease and is discounted based on the interest rate implicit in the lease. If this interest rate cannot be readily determined, the Group uses its incremental borrowing rate. For further details please refer Note 4.1 Leases.

The following lease payments are included in the measurement of the lease liability:

•	Fixed lease payments (including de facto fixed payments), less any incentive payments receivable;

•	Variable lease payments based on an index or rate, initially measured using the index or price as at the commencement date;

•	Expected payments by the lessee due to residual value guarantees;

•	Exercise prices of purchase options if the lessee is reasonably certain that these will be exercised; and

•	Penalties for the premature termination of leases, if the lease term reflects the lessee exercising the right to terminate the lease.

Right-of-use assets

The right-of-use asset is initially measured at the amount of the lease liability plus any initial direct costs incurred by the Group. Right-of-use assets are generally amortized over the lease term. However, depreciation is charged over the useful life of the underlying asset if it is shorter than the lease term. This also applies when a lease transfers ownership of the leased asset or when the Group deems the exercise of a purchase option inherent in the lease to be sufficiently certain. In this case, the exercise price is already included in the cost of the right-of-use asset. Depreciation begins at the beginning of the lease.

To assess the need for an impairment of a right-of-use asset, the Group applies IAS 36 and recognizes all impairment losses as described in the accounting policies for property, plant and equipment.

Lease payments not recognized as a liability

The recognition of short-term leases (with a lease term of 12 months or less) and leases of low-value assets is optional. The Group has elected to account for payments associated with such leases as an expense in profit or loss. The payments should be expensed on a straight-line basis over the lease term, or another systematic basis if this basis is more representative of the time pattern in which the economic benefits embodied in the leased assets are consumed. Furthermore, certain variable lease payments are not permitted to be recognized as lease liabilities and are expensed as incurred.

The following table depicts the amounts related to IFRS 16 recognized in profit or loss:

	September 30,
EUR million	2020	2019
Interest on lease liabilities	(0.4)	(0.4)
Expense relating to variable lease payment not included in lease liabilities	—	—
Expenses relating to short term leases	(0.0)	(0.0)
Expenses relating to leases of low-value assets, excluding short-term leases of low-value assets	(0.0)	(0.0)

The total cash flow for leases in 2020 was EUR 8.1 million (2019: EUR 6.7 million).

Expenses for rents and similar expenses are included in the consolidated statement of profit (see note 5.6 “Other operating expenses”) and amounted to EUR 10.1 million as of September 30, 2020 (2019: EUR 8.0 million).

6.5. Investments accounted for using the equity method

The table below illustrates the summarized financial information of the Group’s investments in AEON SIGNA Sports United Co.Ltd. The investment in AEON SIGNA Sports United Co.Ltd arose as a result of its foundation. The entities have share capital consisting solely of ordinary shares, which are held directly by the Group and the proportion of ownership interest is the same as the proportion of voting rights held. For System Sport GmbH see note 13.

Name	Nature of relationship	Measurement method	Quoted fair value		Carrying amount
			September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
in AEON SIGNA Sports United Co.Ltd	Joint Venture	Equity Method	0.7	—	0.7	—
System Sport GmbH	Investment in Associates	Equity Method	—	1.9	—	1.9
Total Equity Accounted Investments			0.7	1.9	0.7	1.9

The associates had no contingent liabilities or capital commitments as of September 30, 2019 and 2020.

No further disclosures are made due to immateriality.

6.6. Deferred taxes

Deferred tax assets and liabilities as of September 30, 2020, and 2019 are as follows:

	September 30,
	2020		2019
EUR million	Assets	Liabilities	Assets	Liabilities
Deferred taxes	24.9	64.5	13.3	55.2
Set-off	(24.9)	(24.9)	(13.3)	(13.3)

Total	—	39.6	—	41.9

All deferred taxes are reported as non-current, even if they are expected to be used in the short term.

The change in deferred tax assets and liabilities results from the effects shown below:

	September 30,
EUR million	2020	2019
Deferred tax assets	0.0	0.0
Deferred tax liabilities	39.6	41.9

Recognized deferred taxes (net)	(39.6)	(41.9)

Changes compared to the previous year	2.4	3.2

of which recognized in the consolidated statement of profit and loss	2.4	3.8
of which recognized in other comprehensive income	0.0	0.4
of which recognized in the context of business combinations	(0.1)	(1.0)

Deferred tax assets on tax loss carryforwards and deductible temporary differences are only recognized to the extent that it is probable that the tax benefit will be realized through future taxable profits. To the extent that sufficient taxable temporary differences are available, taking into account regulations on minimum taxation where applicable, tax loss carryforwards can definitely be recognized.

Deferred tax assets have not been recognized in respect to trade tax and corporate tax loss carryforwards in the amount of EUR 85.3 million (2019: EUR 48.3 million).

The corporation tax loss carryforwards, mainly from Probikeshop Dolphin France SAS and Internetstores GmbH, amounted to EUR 81.0 million (2019: EUR 54.5 million). Deferred tax assets were recognized for corporate tax loss carryforwards in the amount of EUR 34.8 million (2019: EUR 28.4 million). The trade tax loss carryforwards amounted to EUR 58.9 million (2019: EUR 38.3 million). As of September 30, 2020, deferred tax assets were recognized for trade tax loss carryforwards in the amount of EUR 19.8 million (2019: EUR 16.1 million). The trade tax and corporate tax loss carryforwards have no restrictions on their use.

In addition, deferred tax assets are recognized for all temporary differences. In order to determine the tax base of the right-of-use asset and lease liability, the available tax deductions are allocated to either to the right-of-use asset or the lease liability. Depending on the allocation, a temporary difference can arise upon initial recognition or in subsequent periods, resulting in the recognition of deferred taxes.

Effects on earnings from deferred taxes are essentially attributable to the formation and reversal of deferred tax liabilities on temporary differences in intangible assets (net effect: EUR 0.1 million; 2019: EUR 0.4 million), as well as to the recognition of deferred tax assets on tax loss carryforwards (EUR 2.6 million; 2019: EUR 3.8 million).

As of September 30, 2020, outside base differences in the amount of EUR 1.1 million exist. No deferred tax liabilities were recognized.

Benefit arising from a previously unrecognized tax loss, tax credit or temporary difference of a prior period that is used to reduce current tax expense amounted EUR 0.5 million (2019: EUR 0.0 million).

Classes of assets and liabilities relating to temporary differences

The allocation of deferred taxes from temporary differences to the respective assets and liabilities as of September 30, 2020, is as follows:

	September 30, 2020
EUR million	Deferred tax assets	Deferred tax liabilities
Assets
Non-current assets
Intangible assets	—	51.7
Property, plant and equipment	—	1.2
Right-of-use assets (IFRS 16)	—	8.9
Other financial assets	0.9	—
Current assets
Inventories	—	0.9
Trade and other receivables	0.4	—
Other assets	—	0.7
Cash and cash equivalents	—	—
Equity and debt capital
Non-current liabilities
Financial liabilities	8.3	1.1
Other provisions	—	—
Trade payables and other liabilities	—	—
Other liabilities	—	—
Current liabilities
Financial liabilities	2.8	—
Other provisions	0.2	—
Trade payables and other liabilities	0.8	—
Other liabilities	0.4	—

Total temporary differences	13.8	64.5

Tax loss carried forward	11.1	—

Total	24.9	64.5

Set-off	(24.9)	(24.9)

Total after set-off	—	39.6

The allocation of deferred taxes from temporary differences to the corresponding assets and liabilities as of September 30, 2019, is as follows:

	September 30, 2019
EUR million	Deferred tax assets	Deferred tax liabilities
Assets
Non-current assets
Intangible assets	—	51.79
Property, plant and equipment	0.2	1.5
Other financial assets	—	0.1
Current assets
Inventories	—	0.8
Trade and other receivables	—	—
Other assets	—	0.2
Cash and cash equivalents	—	—
Equity and debt capital
Non-current liabilities
Financial liabilities	1.3	0.3
Other provisions	0.2	0.1
Trade payables and other liabilities	0.0	—
Other liabilities	—	—
Current liabilities
Financial liabilities	0.9	0.1
Other provisions	—	0.0
Trade payables and other liabilities	0.7	—
Other liabilities	0.8	—

Total temporary differences	4.8	55.2

Tax loss carried forward	8.5	—

Total	13.3	55.2

Set-off	(13.3)	(13.3)

Total after set-off	—	41.8

6.7. Inventories

	September 30,
EUR million	2020	2019
Raw materials and supplies	0.4	0.3
Merchandise	143.6	134.3
Right of return assets	3.8	2.1

Total	147.8	136.8

Merchandise mainly consists of Bike & Outdoor, Tennis and Athleisure products.

As of September 30, 2020, the Group has pledged inventories amounting to EUR 54.2 (2019: EUR 12.2) as collateral.

Write-downs of inventories to net realizable value amounted to EUR 4.9 million (2019: EUR 2.5 million). These were recognized as an expense and included in cost of material in the consolidated statement of profit or loss.

6.8. Trade receivables

	September 30,
EUR million	2020	2019
Trade receivables before value adjustments	25.8	22.0
Valuation adjustments (ECL)	(4.2)	(1.5)

Total	21.6	20.4

The carrying amounts correspond to the fair values due to their short-term nature. They are generally settled within 30 days, but this depends on the individual circumstances.

Information on the impairment of trade receivables, their creditworthiness and the Group’s exposure to credit, foreign currency and interest rate risk is provided in note 9.

6.9. Other current financial assets

	September 30,
EUR million	2020	2019
Supplier discounts and bonuses	6.5	6.6
Derivative financial instruments	0.2	0.3
Other	6.6	2.8

Total	13.3	9.8

Supplier discounts and bonus are settled in cash within a short period of time.

Further information on derivative financial instruments can be found in note 9. The position other mainly compromises restricted cash positions in the amount of EUR 3.2 million.

The expected credit losses for other current financial assets are immaterial.

6.10. Other current assets

	September 30,
EUR million	2020	2019
Other tax receivables	12.1	17.5
Prepaid expenses	1.1	0.8
Miscellaneous other current assets	6.4	5.7

Total	19.5	24.0

The other tax receivables mainly result from value added tax.

Prepaid expenses result from the normal course of business such as license agreements.

Miscellaneous other current assets mainly include creditors with debit balances amounting to EUR 1.8 million (2019: EUR 1.6

6.11. Cash and cash equivalents

	September 30,
EUR million	2020	2019
Cash on hand	0.1	0.2
Bank balances	95.5	107.9

Total	95.6	108.1

Short-term deposits are generally recognized as cash equivalents if they have a maturity of up to three months from the date of acquisition and can be repaid with 24 hours’ notice without loss of interest. Bank balances only comprise short-term deposits.

6.12. Share capital, share premium and other capital reserves

Share capital

The Company has one class of ordinary shares which carries no right to fixed income. The number of outstanding shares for the years ended September 30, 2020 and 2019 can be summarized as follows:

	Authorized		Issued and fully paid
	September 30,
EUR million	2020	2019	2020	2019
Ordinary shares of 1 EUR each	17.6	17.6	17.6	17.6

Total	17.6	17.6	17.6	17.6

All ordinary shares rank equally with regard to the Company’s residual assets. Holders of these shares are entitled to dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All rights attached to the Company’s shares held by the Group are suspended until those shares are reissued.

There were no changes or movements regarding ordinary shares:

	Quantity
EUR million	Ordinary Shares	Share capital	Share premium
Balances as of Oct. 1, 2019	17.6	17.6	—

Balances as of Sept. 30, 2020	17.6	17.6	—

Share amounts in tables above are presented on a split-basis.

SIGNA Sports United GmbH carried out the following capital increases during the fiscal year ended September 30, 2019:

On February 18, 2019, the shareholders’ meeting of SIGNA Sports United GmbH resolved to increase the company’s share capital by EUR 1.5 million to EUR 14.0 million through cash contributions. The capital increase became effective upon entry in the Commercial Register at the Munich District Court on March 26, 2019.

On September 16, 2019 the shareholders’ meeting of SIGNA Sports United GmbH resolved to increase the share capital of the company

•

(i) by means of a combination of a non-cash capital increase of EUR 1.3 million and a cash capital increase of a further EUR 2.0 million to a total of EUR 17.4 million (together, the “Capital Increase I”) and

•	(ii) by means of a further cash capital increase of EUR 0.3 million to a total of EUR 17.6 million (the “Capital Increase II”).

The 1,292,089 new shares issued as part of the non-cash capital increase as part of Capital Increase I were acquired by the existing majority shareholder of the company, SIGNA International Sports Holding GmbH.

The Capital Increase I became effective upon entry in the Commercial Register at the Munich District Court on September 23, 2019; the Capital Increase II on October 7, 2019.

A total of EUR 2.3 million in transaction costs for the capital increases were deducted from the capital reserves in the fiscal year ended September 30, 2019.

Capital reserve

The following table shows the movement of the capital reserves for the years ended September 30, 2020 and 2019.

	September 30,
EUR million	2020	2019
Balance as of Oct. 1,	367.3	186.4

Corrected balance as of Oct. 1, 2018	—	186.4

Earnings after taxes	—	—
Other result (loss), after taxes	—	—
Capital increase	—	183.1
Recognition of equity component of convertible bonds	3.1	—
Transaction costs of the capital increase after taxes	—	(2.3)
Change in the employee participation plan	—	—
Share-based payment – value of employee benefits	—	—
Change in non-controlling interests	—	—

Balance as of Sept. 30, 2019	370.4	367.3

Ownership Structure

The following table provides information about the Group’s major shareholders on a non-diluted basis as at September 30, 2020 and 2019:

	September 30,
EUR million	2020	2019
SIGNA International Sports Holding GmbH	13.8	13.8
R+V Lebensversicherung Aktiengesellschaft	1.8	1.8
AEON Co.Ltd.	1.3	1.3
Evergrow Asia Limited	0.5	0.5
R+V Versicherung AG	0.3	0.3

Total Shares	17.6	17.6

6.13. Share-based Payment

SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG is a limited partnership which currently holds 2.52 % of the shares in SIGNA Sport Online GmbH, a subsidiary of SIGNA Sports United Group. The share capital of SIGNA Sport Online GmbH is divided into A-, B-, C-, D1- and D2-Shares that give the shareholder the right to receive distributions. D1- and D2-Shares rank before A-, B- and C-Shares with a preferred dividend payment of 12%. SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG holds C- and D1-Shares.

Certain executives of SIGNA Sports United Group have been granted the right to become limited partners of SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG and acquire shares that economically correspond to the C- and D1-Shares of SIGNA Sport Online GmbH. The executives therefore indirectly hold 1.47% (2019: 1.98%) of the shares in SIGNA Sport Online GmbH. The shareholding structure of SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG is shown in the following table:

	September 30,
	2020		2019
Shares corresponding to	C-Shares	D1-Shares	C-Shares	D1-Shares
SIGNA Sports United GmbH	20,001	3,810	9,501	2,702
Executives	30,000	3,117	40,500	4,225

Total	50,001	6,927	50,001	6,927

The executives acquired the C-Shares on December 15, 2016, at a price of EUR 1.0 per share and the D1-Shares on May 17, 2017, at a price of EUR 302.7 per share. The C- and D1-Shares have a nominal value of EUR 1.0 each.

SIGNA Sports United GmbH holds a call option to purchase the C- and D1-Shares in case the executives terminate their employment with a company of SIGNA Sports United Group. The exercise price of the call option depends on whether or not the shares are deemed vested at the time of termination. Shares become vested in accordance with a vesting schedule: 50 % of the shares become vested three years after acquisition, another 25 % four years and the remaining 25 % five years after acquisition. For vested shares, the exercise price is determined using an EBITDA multiple less net debt of SIGNA Sport Online Group. For unvested shares, the exercise price is equal to the acquisition price plus an interest of 2%, but not more than the exercise price for vested shares.

In addition, SIGNA Sports United GmbH holds various call options and the executives hold various put options in special events.

On July 17, 2018, the shareholders of SIGNA Sports United GmbH and the executives signed a roll-up agreement regarding their shares in SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG. According to this agreement, the limited partnership should cease in case of an IPO of SIGNA Sports United GmbH and the shares should be exchanged into shares in the listed SIGNA Sports United Group. This roll-up agreement was renewed and modified in some parts on September 14, 2020. In particular, the roll-up shall now also apply in case of an indirect IPO of SIGNA Sports United GmbH via a special acquisition company. Further, the executives were granted the right to immediately exercise their D1-Shares for an exercise price of EUR 441.5. The executives exercised in total 2,909 of the 3,117 D1-Shares. However, the transaction was not yet executed on September 30, 2020.

The acquisition of the shares in SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG by the executives is a share-based payment transaction in scope of IFRS 2. Since a direct or indirect IPO of SIGNA Sports United GmbH was regarded probable, the share-based payment transaction was accounted for as equity-settled. However, since SIGNA Sports United GmbH has a practice to exercise the call option in case the executives terminate their employment, an additional liability was recognized in the amount of the acquisition price paid by the executives. In total, a liability of EUR 1.4 million including the exercised D1-Shares was recognized (2019: EUR 1.0 million).

The total fair value of the share-based transaction at grant date amounted to EUR 1.8 million. It was based on the following assumptions:

	C-Shares	D1-Shares
Number of shares	42,000	4,433
Valuation date	December 15, 2016	May 17, 2017
Valuation procedure	Black Scholes	Monte Carlo
Risk-free interest rate	(0.51%)	(0.46%)
Expected term (call option)	July 1, 2021	July 1, 2021
Equity value	EUR 153.7 million	EUR 199.0 million
Volatility	27.5%	27.5%
Exercise price	EUR 206.2 million	—
Expected dividend	No	No
Calculated value per share	EUR 25.0	EUR 482.9
Purchase price per share	EUR 1.0	EUR 302.7
Fair value per share	EUR 24.0	EUR 180.2

Total fair value	EUR 1.0 million	EUR 0.8 million

The volatility was determined as the historical volatility based on a benchmarking with peer group companies.

In the current period from October 1, 2019, to September 30, 2020, an amount of EUR 0.1 million was recognized as expense (from October 1, 2018 to September 30, 2019: EUR 0.4 million as expense).

6.14. Provisions

The provisions as of September 30, 2020, are as follows:

EUR million	Other provisions
Balance of non-current provisions as of Oct. 1, 2019	0.4

Current provisions	0.4

Balance of provisions as of Oct. 1, 2019	0.7

Use of provision	(0.2)
Additions	2.4

Balance of provisions as of Sept. 30, 2020	3.0

Less current provisions	2.9

Balance of non-current provisions as of Sept. 30, 2020	0.1

Expected cash flow	—

Within 12 months	2.9
Within 1-5 years	0.1
After 5 years	—

Total	3.0

The provisions as of September 30, 2019, are as follows:

EUR million	Provisions for returns	Other provisions	Total
Balance of non-current provisions as of Oct. 1, 2018	—	0.2	0.2

Current provisions	3.4	2.6	6.0

Balance of provisions as of Oct. 1, 2018	3.4	2.8	6.2

Acquired as part of a business combination	—	—	—
Accrued interest	—	—	—
Reclassification to refund liability	(3.4)		(3.4)
Utilization		(2.0)	(2.0)
Reversal	—	(0.2)	(0.2)
Additions	—	0.2	0.2
Currency translation differences	—	—	—

Balance of provisions as of Sept. 30, 2019	0.0	0.7	0.7

Less current provisions	—	(0.4)	(0.4)

Balance of non-current provisions as of Sept. 30, 2019	0.0	0.4	0.4

Expected cash flow

Within 12 months	—	0.4	0.4
Within 1-5 years	—	0.4	0.4
After 5 years	—	—	—

Total	0.0	0.7	0.7

The provisions for returns are reported as of September 30, 2019, under other current liabilities in accordance with IFRS 15.

Other provisions exist in particular for long-term bonus agreements that are linked to certain achievements of performance parameters and litigation risks in France due to different legal positions. For goods that are expected to be returned from the customers, the Group recognizes a refund liability. The liability is measured at the amount the Group ultimately expects it will have to return to the customer.

6.15. Non-current financial liabilities

	September 30,
EUR million	2020	2019
Loans from affiliated companies	0.0	69.5
Liabilities to financial institutions	34.6	10.0
Lease liabilities	27.6	30.3
Earn-out obligations	0.6	0.6
Forward exchange transactions	0.0	0.0
Other	2.2	2.2
Convertible loan	73.9	—

Total	138.9	112.6

As of September 30, 2019 there were loans from affiliated companies with a total amount of EUR 75 million, EUR 69.5 million were presented as non-current loans and EUR 5.5 million were presented as current loans. Of this amount, EUR 25 million were repaid to SIGNA International Sports Holding GmbH and EUR 50 million was converted into a convertible loan bearing interest at 5.25%. Another EUR 25 million was issued as a convertible loan to the RAG Foundation. Both loans have a term of 5 years. At the time of initial recognition, an amount of EUR 47.8 million was recognized in respect of SIGNA International Sports Holding GmbH and an amount of EUR 23.4 million in respect of the RAG Foundation. Due to the reassessment of the timing of the conversion and the underlying interest rate the convertible loan was adjusted in the amount of EUR 2.3 million. For further information on the convertible loan recognized, please refer to Note 7.

Further information on earn-out obligations can be found in note 9.

Liabilities to financial institutions mainly consist of borrowings by certain entities of the Group under lines of credit with clearing banks. The average interest rates on the borrowings at September 30, 2020 and 2019 were 1.8% and 5.6%, respectively. Liabilities to financial institutions are secured by inventories and trade receivables as well as by mortgages granted by company management.

The carrying amounts of assets pledged as security for current and non-current borrowings are:

	September 30,
EUR million	2020	2019
Current
Cash and cash equivalents	5.3	—
Trade receivables	9.1	—
Inventories	54.2	12.2

Total current assets pledged as security	68.6	12.2

The trade receivables are reported on a quarterly basis towards the financial institutions and are made as a continuing security in order the secure the prompt, full and final discharge of any and all secured obligations. Upon the occurrence of an event of default all or part of the receivables are realized to the extent necessary to satisfy any outstanding obligations.

6.16. Trade payables

	September 30,
EUR million	2020	2019
Trade payables	79.3	88.3

Total	79.3	88.3

Trade payables are unsecured. The carrying amounts correspond to their fair values due to their short-term maturity. Payment is generally made within 120 days but may vary due to individual payment terms.

6.17. Other current financial liabilities

	September 30,
EUR million	2020	2019
Liabilities to related parties	1.3	5.5
Liabilities to financial institutions	10.0	1.0
Lease liabilities	7.9	7.0
Derivative financial instruments	0.8	0.7
Other	8.3	13.3

Total	28.2	27.5

Further information on financial liabilities to related parties is provided in note 11.

Liabilities to financial institutions are secured by inventories, trade receivables and mortgages granted by the company’s management. Other liabilities in the amount of EUR 4.7 million arose from the agreement between SIGNA Sports United and a payment processing agency regarding payments to suppliers, where the financial institution assumes the payment obligation. Liabilities to financial institutions mainly consist of borrowings by certain entities of the Group under lines of credit with commercial banks. The average interest rates on the borrowings at September 30, 2020 and 2019 were 5.8% and 1.8%, respectively.

Please refer to section 9 for information on derivative financial instruments.

6.18. Other current liabilities

	September 30,
EUR million	2020	2019
Liabilities from other taxes	17.8	15.2
Liabilities for personnel expenses	7.3	5.2
Payables to customers	3.6	2.0
Refund liability	10.1	5.9
Other liabilities	1.5	2.0

Total	40.2	30.3

The liabilities for personnel expenses mainly include holiday and bonus obligations.

6.19. Contract liabilities

	September 30,
EUR million	2020	2019
Contract liabilities	5.7	3.4

Total	5.7	3.4

Contract liabilities include customer advances, in particular advance payments received from the sale of vouchers. The Group recognized EUR 3.4 million of revenues in 2020 from balances recognized as contract liabilities as of September 30, 2019. All contracts with customers are for periods of one year or less. As permitted under IFRS 15, the transaction price allocated to these unsatisfied contracts is not disclosed.

7. Notes to the Consolidated Statement of Changes in Equity

Issue of convertible loans

In December 2019, the Group entered into convertible loan agreements with its existing shareholder SIGNA International Sports Holding GmbH and by a company of the RAG Foundation. The loans are convertible into a fixed number of 1.6 million of Company’s ordinary shares under certain conditions (i.e. ((1) capital contribution (2)change of control or an IPO (3) once during each calendar year and (4) at any time during the six months period prior to the termination date) . If no IPO has occurred prior to the termination date SIGNA Sports United shall pay to the lenders in addition to the interest rate of 5.25% an amount in EUR to achieve an internal rate of return of 10%which will become due at the termination date. An equity component of EUR 3.1 million was recognized at the time of initial recognition and transaction costs occurred in the amount of EUR 0.7 million which are going to be expensed over 5 years. The applicable effective interest rate is 6.9% and 6.4% For information on the issue of the convertible bond, please refer to note 6.15.

During the financial year ended September 30, 2020 there were no conversions of the loan into ordinary shares.

8. Notes to the Consolidated Statement of Cash flows

8.1. Investment activity

The cash outflow from the acquisition of subsidiaries in fiscal year 2020 resulted from the acquisition of the remaining shares in System Sport GmbH for a purchase price of EUR 0.7 million.

The cash outflow from the acquisition of subsidiaries in fiscal year 2019 resulted from the acquisition of the remaining shares in Ballside GmbH for a purchase price of EUR 0.2 million and the net outflow of cash and cash equivalents from the acquisition of Score Invest SAS of EUR 4.2 million.

8.2. Financing activity

The cash inflows and outflows from financing activities can be reconciled with the balance sheet items as follows:

EUR million	Note	September 30, 2020	Cash outflow	Cash inflow	Other non-cash items	Conversion	Business combinations	October 1, 2019
Group equity
Share capital	6.12	17.6	—	—	—	—	—	17.6
Capital reserve	6.12	370.4	—	—	3.1	—	—	367.3
Non-controlling interests*		24.4	(0.4)		(1.2)			26.0
Non-current financial liabilities
Financial liabilities to shareholders (including accrued interest)	11	—	(19.7)	—	—	(49.9)	—	69.5
Convertible loan	7	49.3	—	—	(0.6)	49.9	—	—
Convertible loan	7	24.6	—	24.4	0.2	—
Lease liabilities	6.4	27.6	—	—	(3.1)	—	0.4	30.3
Liabilities to financial institutions	6.15	34.6	(0.3)	32.0	(7.1)	—	—	10.0
Other current financial liabilities
Financial liabilities to equity holders (including accrued interest)	11	1.3	(5.5)	—	1.3	—	—	5.5
Lease liabilities	6.4	8.0	(7.8)	—	8.8	—	0.1	7.0
Liabilities to financial institutions	6.17	10.0	(1.0)	2.8	7.2	—	—	1.0
Other loans		0.5	(0.4)	—	—	—	—	0.9

Balance		568.3	(35.1)	59.2	8.6	—	0.5	535.1

Financial expenses
Interest expenses	5.7	(8.6)	(4.4)	—	(4.3)	—	—	—

Profit and loss statement		(8.6)	(4.4)	0.0	(4.3)	—	0.0	0.0

Cash flow from financing activities			(39.5)	59.2

*	The information is added to adjust for an immaterial error.

8.3. Correction of errors in the Consolidated Statement of Cash Flows

In August 2021, the Group determined that certain amounts included in the net cash flow from operating activities, net cash flow from investing activities and in the net cash flow from financing activities were misclassified. As a consequence, the 2020 net cash outflow from operating activities was overstated and the net cash outflow from investing activities was understated. In 2019, the net cash outflow from operating activities was overstated, the net cash outflow from investing activities was understated and the net cash inflow from financing activities was understated.

The errors have been corrected by restating each of the affected cash flow statement line items for the 2020 and 2019, respectively.

The following table summarizes the impacts on the Consolidated Statement of Cash Flows for 2020:

	Impact of Correction of Error
EUR million	As previously reported	Adjustments	As restated
Earnings before taxes	(27.6)	—	(27.6)
Own work capitalized	(3.3)	3.3	—
Other non-cash income and expenses	0.0	0.1	0.1
Change in other non-current assets and liabilities	(2.4)	1.9	(0.5)
Change in:
Other current financial liabilities	(3.5)	(1.6)	(5.1)
Others	28.9	—	28.9
Net cash flow from operating activities	(7.8)	3.6	(4.2)
Acquisition of intangible assets and property, plant and equipment	(22.9)	(3.6)	(26.5)
Others	(1.5)	—	(1.5)
Net cash flow from investing activities	(24.4)	(3.6)	(28.0)
Net cash flow from financing activities	19.7	—	19.7
Change in cash and cash equivalents	(12.5)	—	(12.5)
Cash and cash equivalents as of October 1	108.1	—	108.1
Cash and cash equivalents as of September 30	95.6	—	95.6

The following table summarizes the impacts on the Consolidated Statement of Cash Flows for 2019:

	Impact of Correction of Error
EUR million	As previously reported	Adjustments	As restated
Earnings before taxes	(39.5)	—	(39.5)
Own work capitalized	(3.4)	3.4	—
Other non-cash income and expenses	(1.1)	(1.9)	(3.0)
Change in other non-current assets and liabilities	(11.5)	12.6	1.1
Change in:
Inventories	(29.8)	0.8	(29.0)
Trade receivables	5.8	(1.7)	4.1
Trade payables	12.2	7.5	19.7
Other current financial liabilities	21.7	(18.9)	2.8
Other current liabilities	13.2	0.1	13.3
Income tax payment	(0.9)	0.1	(0.8)
Others	9.2	—	9.2
Net cash flow from operating activities	(24.0)	1.9	(22.1)
Acquisition of intangible assets and property, plant and equipment	(21.0)	(3.8)	(24.8)
Others	(4.3)	—	(4.3)
Net cash flow from investing activities	(25.3)	(3.8)	(29.1)
Payments for lease liabilities	(6.2)	(0.2)	(6.4)
Interest paid	(7.1)	2.1	(5.0)
Others	154.3	—	154.3
Net cash flow from financing activities	141.0	1.9	142.9
Change in cash and cash equivalents	91.7	—	91.7
Cash and cash equivalents as of October 1	16.4	—	16.4
Cash and cash equivalents as of September 30	108.1	—	108.1

As a consequence of the above error correction certain amounts in the condensed cash flow statements in note 14.2 were restated.

9. Financial risk management

9.1 Categories and measurement at fair value

The following section provides additional information on the significance of financial instruments and on individual items of the consolidated statement of financial position and the consolidated statement of profit or loss and other comprehensive income with respect to financial instruments.

The following table shows the reconciliation of the consolidated statement of financial position items to the relevant classes of financial instruments as of September 30, 2020, and 2019, broken down by the carrying amount and fair value of the financial instruments and the allocation of the consolidated statement of financial position items to the measurement categories. See note 7 for debt restructuring related to convertible loans.

The financial instruments as of September 30, 2020, are as follows:

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of September 30, 2020	Fair value hierarchy	Fair value
Financial assets
Other non-current financial assets		0.6		0.6

of which with related companies and persons	AC	0.1	2	0.1
of which from the positive fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.0	2	0.0
of which from other financial assets	AC	0.5	2	0.5

Trade receivables	AC	21.6	n/a	21.6

Other current financial assets		13.3		13.3

of which from the positive fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.2	2	0.2
of which from financial assets	AC	13.1	n/a	13.1
Cash and cash equivalents	AC	95.6	n/a	95.6

Financial liabilities
Non-current financial liabilities		138.9		138.9

of which to financial institutions	AC	34.6	2	34.6
of which other loans	AC	0.0	2	0.0
of which from lease liabilities	n/a	27.6	n/a	n/a
of which earn-out liabilities	FVPL	0.6	3	0.6
of which put option liabilities	FVPL	1.2	2	1.2
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.0	2	0.0
of which from other financial liabilities	AC	1.0	2	1.0
of which convertible loan	AC	73.9	2	73.9

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of September 30, 2020	Fair value hierarchy	Fair value
Trade payables	AC	79.3	n/a	79.3

Other current financial liabilities		28.2		28.2

of which with related companies and persons	AC	1.3	n/a	1.3
of which to financial institutions	AC	10.0	n/a	10.0
of which from lease liabilities	n/a	7.9	n/a	n/a
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.8	2	0.8
of which from other financial liabilities	AC	8.3	n/a	8.3

The financial instruments as of September 30, 2019, are as follows:

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of September 30, 2019	Fair value hierarchy	Fair value
Financial assets
Other non-current financial assets		0.5		0.5

of which with related companies and persons	AC	0.1	2	0.1
of which from the positive fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.0	2	0.0
of which contingent claims	FVPL	0.3	3	0.3
of which from other financial assets	AC	0.0	2	0.0

Trade receivables	AC	20.4	n/a	20.4

Other current financial assets		9.8		9.8

of which from the positive fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.3	2	0.3
of which from financial assets	AC	9.5	n/a	9.5

Cash and cash equivalents	AC	108.1	n/a	108.1

Financial liabilities
Non-current financial liabilities		112.6		115.5

of which with related companies and persons	AC	69.5	2	73.0
of which to financial institutions	AC	10.0	2	10.3
of which other loans	AC	0.8	2	0.8
of which from lease liabilities	n/a	30.3	n/a	n/a
of which earn-out liabilities	FVPL	0.6	3	0.6
of which put option liabilities	AC	1.2	3	1.2

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of September 30, 2019	Fair value hierarchy	Fair value
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.0	2	0.0
of which from other financial liabilities	AC	0.2	2	0.2

Trade payables	AC	88.3	n/a	88.3

Other current financial liabilities		27.5		27.5

of which with related companies and persons	AC	5.5	n/a	5.5
of which to financial institutions	AC	1.0	n/a	1.0
of which from lease liabilities	n/a	7.0	n/a	n/a
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.7	2	0.7
of which from other financial liabilities	AC	13.3	n/a	13.3

The following table shows the changes in Level 3 instruments for the twelve-month period ending September 30, 2020:

EUR million	Contingent receivables	Earn-out liabilities	Total
Opening balance as of Oct. 1, 2019	0.3	0.6	0.9

Changes in fair value	—	—	—
Utilization / dissolution	(0.3)	—	(0.3)

Closing balance as of Sept. 30, 2020	—	0.6	0.6

And as of September 30,2019:

EUR million	Contingent receivables	Earn-out liability	Total
Opening balance as of Oct. 1, 2018	0.3	3.5	3.8

Changes in fair value	—	(2.5)	(2.5)
Utilization / reversal	—	(0.4)	(0.4)

Closing balance as of Sept. 30, 2019	0.3	0.6	0.9

Significant unobservable parameters used in the Level 3 valuation at fair value of contingent assets and contingent liabilities in connection with the acquisitions of Probikeshop and Publikat are based on the contractual terms and conditions (mainly EBITDA-related performance indicators) and the related probability assessment of various scenarios for possible business development and how the current economic environment is expected to affect this.

Financial liabilities from earn-out agreements are measured at fair value. The most important parameter is the estimated EBITDA of Publikat in the respective periods, which is derived from the business plan. The sensitivity analysis for EBITDA shows a potentially negative effect on earnings of EUR 0.1 million if EBITDA had been 10% higher in each period of the business plan and a potentially positive effect on earnings of EUR 0.1 million if EBITDA had been 10% lower in each period of the business plan.

The cumulative carrying amounts of financial instruments allocated to the measurement categories of IFRS 9 as of September 30, 2020, and 2019 are as follows:

EUR million	Carrying amount as of September 30, 2020	Fair value as of September 30, 2020
Financial assets measured at amortized cost (AC)	130.9	130.9
Financial assets at fair value profit or loss (FVPL)	0.2	0.2
Financial assets fair value OCI (FVOCI)	—	—

Total financial assets	131.1	131.1

Financial liabilities measured at amortized cost (AC)	129.1	129.1
Financial liabilities at fair value through profit or loss (FVPL)	1.8	1.8
Financial liabilities at fair value OCI (FVOCI)	0.8	0.8

Total financial liabilities	131.7	131.7

EUR million	Carrying amount as of September 30, 2019	Fair value as of September 30, 2019
Financial assets measured at amortized cost (AC)	138.1	138.1
Financial assets at fair value profit or loss (FVPL)	0.3	0.3
Financial assets fair value OCI (FVOCI)	0.3	0.3

Total financial assets	138.7	138.7

Financial liabilities measured at amortized cost (AC)	189.8	193.6
Financial liabilities at fair value through profit or loss (FVPL)	0.6	0.6
Financial liabilities at fair value OCI (FVOCI)	0.7	0.7

Total financial liabilities	191.1	194.9

The fair values were determined on the basis of the market conditions prevailing at the end of the reporting period and the valuation techniques described. The fair values correspond to the prices that would be obtained for the sale of an asset or for the transfer of a liability between market participants in an arm’s length transaction. There were no material changes in the valuation methods applied compared to the previous year.

Cash and cash equivalents, trade receivables and payables and other financial assets and liabilities mainly have short-term residual terms. Therefore, the carrying amounts at the end of the reporting periods correspond approximately to the fair values. In addition, an appropriate impairment loss was recognized for trade receivables if there were objective indications of impairment.

The measurement and presentation of the fair values of financial instruments are based on the fair value hierarchy, which reflects the significance of the parameters used for measurement.

There were no reclassifications between Level 1, Level 2 and Level 3 in fiscal years 2020 and 2019.

9.2 Offsetting of financial assets and financial liabilities

The gross amount of the financial assets and liabilities shown equates to the net amount, as these have not been offset in the consolidated statement of financial position.

9.3 Net gains and losses from financial instruments by measurement category in accordance with IFRS 9

The net gains and losses from financial instruments based on valuation categories according to IFRS 9 are as follows as of September 30, 2020 and September 30, 2019:

	September 30,
EUR million	2020	2019
Financial assets measured at amortized cost (AC)	(0.8)	(4.0)
Financial liabilities measured at amortized cost (AC)	(6.6)	(8.6)
Financial assets measured at fair value	0.2	—
Financial liabilities measured at fair value	(0.3)	—

Net result	(7.5)	(12.6)

The net result from financial instruments includes net interest income and expenses, fair value measurements and impairments.

Interest expenses for financial liabilities not measured at fair value through profit or loss amounted to EUR 5.9 million (2019: EUR 6.7 million).

Interest income from impaired financial assets is insignificant, as the receipt of payment is expected in the short term in most cases.

9.4 Management of financial risks

SIGNA Sports United Group is exposed to financial risks within the scope of its operating and business activities, in particular interest rate, credit, exchange rate and liquidity risks.

The overall financial risks of SIGNA Sports United Group are regularly assessed and monitored in order to control and minimize the overall risk. The aim is to maintain an appropriate balance between the business risks entered and the earnings as well as to reduce financial risks.

The principles and responsibilities for monitoring and controlling the risks associated with the financial instruments are determined by management.

Risk management guidelines are established to identify and analyze the risks to which SIGNA Sports United Group is exposed, to set appropriate risk limits and controls and to monitor the risks and compliance with the limits. The risk management guidelines are reviewed regularly to take account of changes in market conditions and the activities of SIGNA Sports United Group.

9.5 Credit and default risks

Credit risk management refers to potential losses resulting from the inability of business partners to meet their contractual obligations to SIGNA Sports United Group. The credit risk arises mainly from SIGNA Sports United Group’s receivables from its customers. In the opinion of management, the credit risk of SIGNA Sports United Group is mainly influenced by the individual characteristics of each customer. However, management also takes into account the factors which may influence the credit risk of the customer base, including the default risk associated with the respective industry.

The Group’s credit risk management includes the ongoing review of receivables from contractual parties and the credit assessment of new and existing contractual partners. There are no significant market-related risk concentrations in the individual industries due to different geographical markets and customer groups. From management’s point of view, the credit risks from trade receivables are relatively low due to the need for immediate bank transfers, credit card payments, PayPal payments and advance payments.

Nevertheless, the receivables are monitored on an ongoing basis. The monitoring of receivables is the responsibility of the Managing Directors of the individual subsidiaries. They are obliged to review the receivables regularly and draw up appropriate action plans. The decision on the creation of allowances is made individually by the companies. In the case of doubtful receivables, impairment losses are recognized in the amount of the default risk. If financial assets are uncollectible, they are written off in full. Please refer to note 4.2 (Financial instruments) for more information on expected credit losses according to IFRS 9.

Since the Group only cooperates with well-known credit-worthy financial institutions, expected credit losses were not recorded due to immateriality. Furthermore, these financial assets are highly liquid and flexible and therefore can be easily accessed by the Group.

Due to the global activities of the Group and the associated diversification, there were no significant concentrations of risk in the past fiscal year.

The following table contains information on the default risk and expected credit losses for trade receivables:

	September 30, 2020
EUR million	Gross carrying amounts	Value adjustment
Low risk	19.7	(2.8)
Medium risk	6.1	(1.4)

Total	25.8	(4.2)

Low risks exist in particular for business customers and for secured receivables. Medium risks exist when entering into transactions with private customers where no collateral exists.

In the previous year, the default risk and expected credit losses were as follows:

	September 30, 2019
EUR million	Gross carrying amounts	Value adjustment
Low risk	15.1	(0.6)
Medium risk	6.9	(1.0)

Total	22.0	(1.6)

The gross carrying amount of trade receivables and the valuation adjustments developed as follows in the fiscal years ended September 30, 2020 and 2019:

	September 30,
EUR million	2020	2019
Receivables at the beginning of the reporting period	22.0	24.0
Business combinations	0.1	3.7
Additions	24.2	20.1
Payments	(20.0)	(25.3)
Written-off receivables	(0.6)	(0.5)
Exchange rate differences	0.0	0.0

Receivables at the end of the reporting period	25.8	22.0

In 2020, the impairment loss for trade receivables relating to the franchise business were higher than in the previous year due to the Covid-19 pandemic.

EUR million	September 30, 2020
Value adjustment (ECL) at the beginning of the reporting period	(1.6)

Business combinations	—
Additions	(3.1)
Utilization	0.6
Cancellations	0.1
Exchange rate differences	—
Value adjustment (ECL) at the end of the reporting period	(4.2)

EUR million	September 30, 2019
Value adjustment (ECL) at the beginning of the reporting period	(0.9)

Adjustment from first time application of IFRS 9	(0.1)
Value adjustment (ECL) after conversion to IFRS 9	(1.0)

Business combinations	(0.3)
Additions	(0.9)
Utilization	0.5

Value adjustment at the end of the reporting period	(1.6)

The carrying amount of the financial assets plus the value adjustments (expected credit losses) recorded in the consolidates statement of financial position represents the maximum credit risk to which SIGNA Sports United Group is exposed on the balance sheet date. There were no impairments for other financial assets.

9.6 Liquidity risks

Liquidity risks arise for SIGNA Sports United Group from contractual liabilities to repay debts in full and when they are due as well as from accelerated repayment of contractual liabilities before their stated maturities in certain instances . The Group’s approach to liquidity management is to ensure as far as possible that it has sufficient liquidity to meet its liabilities as they fall due, both under normal and more difficult conditions, without incurring unacceptable losses or compromising the reputation of SIGNA Sports United Group. In order to minimize this risk, incoming and outgoing payments and maturities are continuously monitored and controlled. Liquidity management includes the determination of liquidity requirements and liquidity surpluses.

9.7 Maturity analysis of financial liabilities :

The tables below analyze the Group’s financial liabilities into relevant maturity groups for September 30, 2020 and September 30, 2019, respectively. The amounts disclosed in the table are the contractual undiscounted cash flows.

	September 30, 2020
EUR million	< 1 year	1-5 years	> 5 years	Total undiscounted cash flows	Carrying amount
Financial liabilities to financial institutions	10.5	35.1	—	45.5	44.5
Lease liabilities	8.1	20.1	8.6	36.7	35.5
Other financial liabilities	8.3	2.7	—	11.0	11.0
Trade payables	79.2	—	—	79.2	79.2
Convertible loan	5.3	76.0	—	81.2	75.2
Thereof related parties/shareholders	3.9	50.7	—	54.6	50.6
Inflow	12.2	1.2	—	13.4	0.8
Outflow	(12.5)	(1.3)	—	(13.8)	—

Total	111.0	133.8	8.6	253.4	246.3

	September 30, 2019
EUR million	< 1 year	1-5 years	> 5 years	Total	Carrying amount
Financial liabilities to shareholders	3.8	75.9	—	79.7	75.0
Financial liabilities to financial institutions	1.9	9.1	0.4	11.4	11.0
Lease liabilities	7.4	19.6	11.9	38.9	37.3
Other financial liabilities	13.5	2.6	—	16.1	16.0
Trade payables	88.3	—	—	88.3	88.3
Inflow	20.9	—	—	20.9	0.8
Outflow	(21.7)	—	—	(21.7)	—

Total	114.0	107.2	12.3	233.6	228.4

For the interest-bearing liabilities the nominal interest rates and the face values are as followed.

				September 30, 2020		September 30, 2019
EUR million	Currency	Nominal interest rate	Year of maturity	Carrying amount	Face value	Carrying amount	Face value
Secured bank loan	EUR	1%	2026	0.6	0.6	1.4	1.6
Unsecured bank loan	EUR	8.45%	2020	3.1	3.1	2.3	2.3
Unsecured bank loan	EUR	7.95%	2020	0.2	0.0	0.1	0.1
Unsecured bank loan	EUR	7.65%	2020	3.7	3.9	4.1	3.9
Secured bank loan	EUR	1.3%	2025	0.6	0.6	0.6	0.6
Secured bank loan	EUR	1.55%	2025	0.6	0.6	0.6	0.6
Secured bank loan	EUR	0.9%	2025	0.3	0.3	0.3	0.3
Secured bank loan	EUR	EURIBOR 3M+3.4 points	2021	0.1	0.1	0.2	0.2
Secured bank loan	EUR	1.25%	2024	0.9	0.9	0.9	0.9
Secured bank loan	EUR	0.5%	2022	0.0	0.0	0.0	0.0
Secured bank loan	EUR	0.6%	2024	0.3	0.3	0.3	0.3
Secured bank loan	EUR	0.25%	2021	2.0	2.0	—	—
Secured bank loan	EUR	0.25%	2025	2.0	2.0	—	—
Secured bank loan	EUR	0.95%	2021	0.0	0.0	0.1	0.1

				September 30, 2020		September 30, 2019
EUR million	Currency	Nominal interest rate	Year of maturity	Carrying amount	Face value	Carrying amount	Face value
Secured bank loan	EUR	EURIBOR 3M+2.5% marge	2023	30.0	30.0	—	—
Secured bank loan	EUR	EURIBOR 3M+2.5% marge	2020	0.0	0.0	—	—
Convertible loan	EUR	5.25%	2024	75.2	73.9	—	—

The cash inflows and outflows shown in the table above represent the contractual, undiscounted cash flows from derivative financial liabilities held for risk management purposes, which are generally not concluded before the expiry of the contract. The disclosure shows the gross cash inflows and outflows for derivatives that also show gross cash settlement.

It is not expected that the cash flows included in the maturity analysis could occur significantly earlier or in significantly different amounts.

The secured bank loans are secured over inventories, trade receivables and restricted cash positions. Please refer to note 6.15.

9.8 Market risks

The market risk is a risk that changes in market prices could affect the results of SIGNA Sports United Group or the value of its holdings of financial instruments. The aim of market risk management is to manage and control market risk positions with acceptable parameters.

The market risk to which SIGNA Sports United Group is exposed mainly consists of minor exchange rate risks. These risks are constantly monitored by the Group and controlled by contractual agreements. SIGNA Sports United Group uses derivatives to manage foreign currency risks. All these transactions are carried out within the framework of the risk management guidelines.

9.9 Foreign currency risks

SIGNA Sports United Group is exposed to currency risks to a limited extent that there is a mismatch between the currencies in which sales and purchases are denominated and the respective functional currencies of the companies of SIGNA Sports United Group. Exchange rate risks exist primarily for the Swiss franc (CHF), the Swedish krona (SEK), the Norwegian krona (NOK) and the US Dollar (USD). In order to reduce the effects of exchange rate fluctuations, SIGNA Sports United Group continuously quantifies the exchange rate risk and hedges all significant risks by means of forward exchange transactions.

SIGNA Sports United Group is exposed to foreign currency risks through highly probable payments in USD, an intercompany loan in SEK and sales in CHF. In order to minimize foreign currency risk, SIGNA Sports United Group concludes corresponding forward transactions. As a result of the hedging transactions concluded for this risk, the Group was not exposed to any significant currency risk.

As of the balance sheet date, there are significant assets denominated in foreign currencies amounting to USD 0.3 million, CHF 4.7 million, SEK 38.0 million and NOK 29.3 million and liabilities amounting to USD 3.7 million, CHF 2.3 million, SEK 16.0 million and NOK 1.5 million.

For highly probable payments in USD from imports and revenues in CHF, cash flow hedge accounting is applied for SIGNA Sports United Group. SIGNA Sports United Group aims to achieve a hedge ratio of up to 100%.

The purpose of applying hedge accounting is to prevent a temporary distortion of the result by the gains or losses from the fair value measurement of the derivatives concluded to hedge existing currency risks.

The existing foreign currency risk and the associated hedging of these risks is constantly monitored. The Group’s risk management strategy aims to minimize the impact of changes in foreign exchange rates on transactions that have already been agreed or are highly likely to occur. In principle, it is the Group’s policy that the critical terms of the forward transaction correspond to the hedged underlying transaction. SIGNA Sports United determines the existence of an economic relationship between the hedging instrument and the hedged underlying transaction on the basis of the currency, amount and timing of their respective cash flows.

The Group uses the hypothetical derivative method to assess whether the derivative designated in each hedging relationship is expected to be and has been effective in offsetting changes in the cash flows of the hedged item. When this method is applied, the absolute changes in value of the underlying transaction and the hedging instrument are compared. For cash flow hedges, the smaller of the change in value of the underlying transaction and the hedging instrument is recognized in other comprehensive income. If the change in value of the hedging instruments exceeds the change in value of the underlying transaction, this amount is recognized in income.

The hedging relationship between the unrecognized forecast transaction (underlying transaction) and the forward exchange transaction (hedging instrument) is documented at the beginning of the hedged transaction.

In the fiscal year, net losses from cash flow hedges in the amount of 0.1 million were recognized in other comprehensive income.

The maximum remaining term of cash flow hedges from planned transactions was essentially 12 months at the end of the fiscal year. It is expected that the hedged planned transactions will occur and thus affect the result of the next period.

The net assets of foreign subsidiaries and translation risks are not hedged against exchange rate fluctuations.

As of September 30, 2020 and 2019, a change in foreign currency holdings by 10 percentage points against the euro would have only a minor impact on total comprehensive income.

9.10 Interest rate risks

Interest rate risks arise from fluctuations in interest rates on the capital market, which affect the Group’s net assets, financial position and results of operations.

Due to the contractually agreed fixed interest rates for financial liabilities, there are no significant interest rate risks for the reporting period. For further information on the main current financing arrangements and the underlying interest rates, see note 11 “Related party transactions.” It was therefore not necessary to hedge interest rates through the use of derivatives.

The Group does not recognize fixed-interest financial assets and liabilities at fair value through profit or loss. Derivatives (interest rate swaps) are not designated as fair value hedging instruments. A change in the interest rate on the reporting date would therefore not affect profit or loss.

9.11 Capital management

SIGNA Sports United Group is not subject to any external legal requirements regarding capital management.

In the past, SIGNA Sports United Group was provided with capital by its parent company through capital contributions and intra-Group loans, primarily from SIGNA International Sports Holding GmbH. SIGNA Sports United distributes its financial resources among its Group companies independently of its parent company.

The objectives of SIGNA Sports United Group in managing its capital were:

•	to secure its ability to continue as a going concern so that it can continue to generate income for its shareholders and economic benefits for other stakeholders, and

•	to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust its capital structure, SIGNA Sports United has implemented a sustainable concept for managing its short, medium and long-term financing and liquidity requirements. For the current reporting period, SIGNA Sports United manages liquidity risks by maintaining sufficient capital reserves and credit lines with banks as well as by continuously monitoring expected and actual cash flows and a balanced portfolio of financial assets and liabilities with regard to maturities.

The following table shows the total equity of SIGNA Sports United Group (as shown in the consolidated statement of financial position, including non-controlling interests) and the equity ratio:

	September 30,
EUR million	2020	2019
Total equity	347.1	370.3
Total equity and borrowed capital	682.0	675.1

Equity ratio	50.9%	54.9%

10. Commitments, contingent liabilities and guarantees

Liabilities of Publikat GmbH to banks totaling EUR 8 million (2019: EUR 8 million) are secured by inventories, trade receivables and mortgages granted by the company’s management.

11. Related party transactions

The Company’s parent is SIGNA International Sports Holding GmbH, Munich, Germany and the Company’s ultimate controlling party is SIGNA Retail GmbH, Vienna, Austria. The next more senior parent that produces consolidated financial statements is SIGNA Retail AG, Zürich, Switzerland.

Transactions and outstanding balances with related parties exist between the consolidated companies of SIGNA Sports United GmbH (see note 14) and the other companies of SIGNA Retail Selection Group, consisting of SIGNA Retail Selection AG, Zürich/Switzerland and its direct and indirect subsidiaries outside the consolidated companies of SIGNA Sports United GmbH, as well as with associated companies and joint ventures (e.g. Teamstolz GmbH and AEON SIGNA Sports United Co., Ltd.), and with members of management in key positions and the Advisory Board of SIGNA Sports United GmbH.

Transactions and outstanding balances with related parties are explained below. Please refer to note 12 for the remuneration of Executive Management and the Advisory Board.

During the year, group entities entered into the following transactions with related parties who are not members of the Group:

	Transaction values		Balance outstanding
	September 30,
EUR million	2020	2019	2020	2019
Sale of goods and services
OUTFITTER GmbH	0.8	0.0	—	0.4
Karstadt Sports	—	0.9	—	—
SportScheck GmbH	—	—	0.3	—
Purchase of goods
OUTFITTER GmbH	0.5	13.1	1.5	3.2
Karstadt Sports	2.2	18.6	0.2	—
Galeria Karstadt Kaufhof GmbH	5.4	—	0.1	—
SportScheck GmbH	0.2	—	—	—
SIGNA Retail Selection AG	0.4	—	0.4	—
o5 Logistik GmbH	0.2	—	—	—
SIGNA Retail GmbH	0.4	0.4	—	—
SIGNA Financial Services AG	—	1.5	—	1.5
Financial liabilities and interest
SIGNA International Sports Holding GmbH
Convertible Loan and related interest	2.7	—	50.7	—
Shareholder Loan and related interest	—	5.7	—	75.0

All outstanding balances with these related parties are to be settled in cash within two months of the reporting date with the exception of the convertible loan which has a term of 5 years. None of the balances is secured. No expense has been recognized in the current year or prior year for bad or doubtful debts in respect of amounts owed by related parties.

With effect from April 3, 2018, both Internetstores Holding and Tennis-Point have entered into a partnership agreement with Karstadt Sports GmbH, Essen/Germany, (hereinafter also referred to as “Karstadt”), a subsidiary of Karstadt Warenhaus GmbH. The subject of the agreement is a cooperation in the bicycle and tennis business segments using Karstadt stores.

Karstadt is compensated for its retail space and sales services by a monthly rental payment, a marketing fee, a purchase commission, a sales commission and cost of goods. In a second phase, Internetstores Holding and Tennis-Point will be responsible for the complete merchandise purchasing and also for the logistics to the Karstadt stores.

OUTFITTER Teamsport GmbH and OUTFITTER GmbH have entered into a service agreement which includes the performance of certain business activities, supply of goods, by OUTFITTER GmbH. OUTFITTER Teamsport GmbH is part of the consolidation scope of the Group and OUTFITTER GmbH is within the consolidation scope of Signa Retail Selection AG.

12. Remuneration of the members of Executive Management and the Advisory Board

Executive management (CEO and CFO) has authority and responsibility for planning, directing and controlling the activities of the Group, and is considered to be key management personnel. In the financial year ended September 30, 2020, the key management personnel as defined above received short-term employee benefits as total compensation.

The total remuneration of management is shown in the following table:

	September 30,
EUR million	2020	2019
Salaries and other short-term benefits	4.0	3.2
Post-employment benefits	0.9	—
Termination benefits	0.2	—

Total	5.1	3.2

The Advisory Board monitors and advises management on all matters relating to the daily business of the company and in particular in the exercise of rights in relation to its direct holdings. The Advisory Board currently consists of six members.

The total remuneration of the Advisory Board in the fiscal year amounted to EUR 0.3 million.

13. Business combinations

13.1. The following strategic business combinations were made to form the SIGNA Sports United Business in fiscal year 2020:

Acquisition of System Sport

The acquisition of System Sport GmbH, Munderkingen, Germany on May 31, 2020, was a strategic investment to strengthen the activities in the Teamsport & Athleisure business segment. The acquired business offers a range of techniques for textile branding.

In the course of the transaction, SIGNA Sports United acquired in addition to the already held 60% of the shares a further 40% of the shares in System Sport GmbH. The purchase price paid in cash amounted to EUR 0.7 million at the time of acquisition. No gains or losses were recognized since the carrying amount/book value of the previously held 60% was nearly equal to the fair value in the amount of EUR 1.7 million.

As a result of the business combination achieved in stages, System Sport GmbH is fully consolidated in the consolidated financial statements. In the prior year, SIGNA Sports United did not have control over System Sport GmbH. The lack of control was due to extensive approval rights in the articles of incorporation / selling and purchasing agreements for the other parties involved.

The following table shows the total of the acquired assets and liabilities allocated to the consolidated financial statements at the time of acquisition and is based on the finalized purchase price allocation in the financial year 2019/20.

EUR million	Fair value at the time of acquisition
Intangible assets	0.5
Property, plant and equipment	1.0
Inventories	0.1
Trade receivables	0.1
Other current assets	0.0
Cash and cash equivalents	0.3
Trade payables	(0.1)
Non-current financial liabilities	(0.5)
Current tax liabilities	0.0
Trade payables	0.0
Other current liabilities	(0.1)

Value of net assets acquired	1.4

Consideration transferred	2.4

Goodwill	1.0

The goodwill allocated to the expected synergies from the expansion of existing business activities was not tax deductible.

The fair value allocated to the customer base was determined using the “Multi-Period Excess Earnings Method”.

From the acquisition date on May 31, 2020, to September 30, 2020, System Sport GmbH contributed revenue of EUR 0.5 million and profit of EUR 0.0 million to the Group’s results. If the acquisition had taken place already on October 1, 2019, management estimates that the contribution to the consolidated revenue and consolidated profit would have been EUR 1.3 million and EUR -0.2 million, respectively. In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on October 1, 2019.

13.2. Purchase price allocations from the previous year completed in the reporting year:

Acquisition of Tennis Pro

The acquisition of the Score Invest SAS group, Holtzheim, France (“TennisPro”) on July 31, 2019, was a strategic investment in the e-commerce business for tennis products. TennisPro is the leading online tennis retailer in France and Southern Europe. The acquisition includes the TennisPro online business and the strategically positioned franchise network with over 40 franchise stores in France, Belgium and Italy.

As part of the transaction, SIGNA Sports United acquired 81% of the shares in Score Invest SAS. The purchase price paid in cash was EUR 5.1 million at the time of acquisition. At the time of the acquisition, SSU and the non-controlling shareholders entered a nearly symmetrical put call option that can be classified as a synthetic forward transaction. Under the options, the Group is obligated to acquire the 19% non-controlling interests for a contractually agreed figure no later than the expiry of the options on December 31, 2022. The expected payment amount from the put option liability at the acquisition date is EUR 1.2 million. SIGNA Sports United GmbH has applied the so-called anticipated acquisition method, whereby the put option liability is regarded as part of the consideration transferred and no minority interests are recognized.

Acquisition-related costs in the amount of EUR 0.2 million were reported under other operating expenses in 2019.

The purchase price allocation was completed in the fiscal year. There were no changes compared to the preliminary purchase price allocation presented in the consolidated financial statements as of September 30, 2019. The assets and liabilities recognized as part of the acquisition are therefore as follows.

EUR million	Fair value at the time of acquisition
Intangible assets	4.1
Property, plant and equipment	0.2
Other non-current financial assets	0.1
Inventories	4.8
Trade receivables	3.4
Income tax refund claims	0.1
Other current financial assets	0.1
Other current assets	0.4
Cash and cash equivalents	0.9
Non-current financial liabilities	(3.1)
Trade payables	(6.1)
Other current liabilities	(1.0)
Contract liabilities	(0.3)
Deferred tax liabilities	(1.0)

Value of net assets acquired	2.6

Consideration transferred	6.3

Goodwill	3.7

The goodwill allocated to the expected synergies from the expansion of existing business activities and the expected benefits from the expansion into new markets and business segments was not tax deductible.

Acquired intangible assets with indefinite useful lives amounted to EUR 1.9 million.

The fair value of acquired trade receivables from third parties with a gross value of EUR 3.7 million was EUR 3.4 million.

From the acquisition date of July 31, 2019, to September 30, 2019, TennisPro generated sales of EUR 5.0 million, resulting in earnings after taxes of EUR -0.1 million.

14. Disclosures on shareholdings in accordance with IFRS 12

14.1. Subsidiaries

As of September 30, 2020, SIGNA Sports United Group comprised the following material companies which were included in the scope of consolidation:

Name	Principal place of business, Country	Sum of the direct and indirect shares as of September 30, 2020	Type of interest[1]	Sum of the direct and indirect shares as of September 30, 2019	Type of interest
SIGNA Sports United GmbH	Munich, Germany
OUTFITTER Teamsport GmbH	Großostheim, Germany	100.0%	FC	100.0%	FC
Teamstolz GmbH	Ehingen, Germany	55.0%	AE	55.0%	AE

[1]	FC: Full consolidation
AE:	At-equity
AC:	At amortized cost

Name	Principal place of business, Country	Sum of the direct and indirect shares as of September 30, 2020	Type of interest	Sum of the direct and indirect shares as of September 30, 2019	Type of interest
System Sport GmbH	Munderkingen, Germany	100.0%	FC	60.0%	AE
SIGNA SPORTS CENTRO TÉCNICO SL	Barcelona, Spain	100.0%	FC	100.0%	FC
Score Invest SAS	Holtzheim, France	80.58%	FC	80.58%	FC
Tennis Pro Distribution SAS	Entzheim, France	100.0%	FC	100.0%	FC
Sport Distributeur SARL	Villejust, France	100.0%	FC	100.0%	FC
Lardé Sports SARL	Entzheim, France	100.0%	FC	100.0%	FC
Made of Tennis SARL	Boulogne-Billancour, France	100.0%	FC	100.0%	FC
Pure Tennis SARL	Illrich, France	—	—	100.0%	FC
TennisPro Japan Ltd.	Kiyosu, Japan	51.0%	AC	51.0%	AC
Tennis-Point GmbH	Herzebrock-Clarholz, Germany	88.0%	FC	88.0%	FC
MRS Tennis AG	Dietikon, Switzerland	100.0%	FC	100.0%	FC
Tennis-Point Handels GmbH	Graz, Austria	100.0%	FC	100.0%	FC
TENNIS POINT SPOR MALZEMELERI LIMITED SIRKETI	Serik Antalya, Turkey	100.0%	FC	100.0%	FC
Tennis-Point Iberia S.L.	Barcelona, Spain	100.0%	FC	—	—
Tennis-Point d.o.o.	Bol, Croatia	100.0%	FC	100.0%	FC
Ballside GmbH	Rostock, Germany	100.0%	FC	100.0%	FC
Publikat GmbH	Großostheim, Germany	100.0%	FC	100.0%	FC
SIGNA Sport Online GmbH	Munich, Germany	87.21%	FC	85.23%	FC
Internetstores Holding GmbH	Stuttgart, Germany	100.0%	FC	100.0%	FC
Internetstores GmbH	Stuttgart, Germany	100.0%	FC	100.0%	FC
Bikester Sweden Retail Stores AB	Stockholm, Sweden	100.0%	FC	—	—
Addnature AB	Stockholm, Sweden	100.0%	FC	100.0%	FC
Probikeshop-Dolphin France SAS	Saint Etienne, France	100.0%	FC	100.0%	FC
E-Procall	Saint Etienne, France	100.0%	FC	100.0%	FC
E-Prolog	Chapponay, France	100.0%	FC	100.0%	FC
SIGNA Beteiligung I Verwaltungs UG (haftungsbeschränkt)	Munich, Germany	100.0%	FC	100.0%	FC
SIGNA Beteiligung I UG (haftungsbeschränkt) & Co KG	Munich, Germany	41.83%	FC	21.44%	FC
INSIGNA GmbH	Munich, Germany	100.0%	FC	100.0%	FC

Name	Principal place of business, Country	Sum of the direct and indirect shares as of September 30, 2020	Type of interest	Sum of the direct and indirect shares as of September 30, 2019	Type of interest
SIGNA AppVentures GmbH	Munich, Germany	80.0%	FC	80.0%	FC
AEON SIGNA Sports United Co., Ltd.	Chiba, Japan	50.0%	AE	—	—

Although SIGNA Sports United Group owns less than half of SIGNA Beteiligung I UG (haftungsbeschränkt) & Co KG and has less than half of their voting power, management has determined that the Group controls this entity. SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG was controlled by SIGNA International Sports Holding GmbH due to its right to appoint the only managing director. This right was granted to SIGNA International Sports Holding GmbH via the articles of association of SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG. Although, the Group has half of the voting rights of AEON SIGNA Sports United Co., Ltd., management decided that the group has no control over this investee, AEON SIGNA Sports United Co., Ltd is account for at-equity.

14.2. Non-controlling interests

As of September 30, 2020, SIGNA Sports United has significant non-controlling interests in its companies Tennis-Point GmbH (12%) and Signa Sport Online GmbH (12.8%).

Tennis-Point

The following tables contain summarized financial information for Tennis-Point GmbH and its fully consolidated subsidiaries, including the effects of purchase price allocation and goodwill.

Combined Statement of Financial Position of Tennis-Point

	September 30,
EUR million	2020	2019
Current
Assets	42.5	45.6
Liabilities	63.6	35.1

Current net assets	(21.1)	10.5

Non-current
Assets	57.6	59.8
Liabilities	4.5	32.3
Non-current net assets	53.1	27.5

Total net assets	32.0	38.0

Total net assets attributable to NCI	3.7	4.4

Combined Statement of Comprehensive Income of Tennis-Point

	September 30,
EUR million	2020	2019
Revenue	101.1	95.6
Earnings before income taxes	(8.2)	(5.2)
Taxes on income and earnings	2.2	1.1

Loss after taxes	(5.9)	(4.1)

Other comprehensive income	0.1	0.0

Total comprehensive income	(5.9)	(4.1)

Loss attributable to NCI	(0.8)	(0.4)

Condensed cash flow statement of Tennis-Point

	September 30,
EUR million	2020 restated*	2019 restated*
Cash flow from operating activities	1.7	6.3
Cash flow from investing activities	(4.0)	(10.0)
Cash flow from financing activities	2.9	7.8

Net change in cash and cash equivalents	0.6	4.1

Cash and cash equivalents at the beginning of the reporting period	8.6	4.5

Cash and cash equivalents at the end of the reporting period	9.2	8.6

Cash and cash equivalents attributable to NCI	1.1	1.0

*	Cash flow from operating activities for 2020 and 2019 has been restated by EUR + 1.0 million and EUR + 0.2 million, respectively
*	Cash flow from investing activities for 2020 and 2019 has been restated by EUR (1.0) million and EUR (0.2) million, respectively

Signa Sport Online

The following tables contain summarized financial information for Signa Sport Online GmbH and its fully consolidated subsidiaries, including the effects of purchase price allocation and goodwill.

Combined Statement of Financial Position of Signa Sport Online

	September 30,
EUR million	2020	2019
Current
Assets	157.0	122.7
Liabilities	91.2	83.4

Current net assets	65.8	39.3

Non-current
Assets	278.8	273.5
Liabilities	182.3	148.4

Non-current net assets	96.5	125.1

Total net assets	162.2	164.4

Total net assets attributable to NCI	(3.5)	(3.6)

Combined Statement of Comprehensive Income of Signa Sport Online

	September 30,
EUR million	2020	2019
Revenue	495.1	359.5
Earnings before income taxes	(1.3)	(21.9)
Taxes on income and earnings	(0.8)	3.5

Loss Profit after taxes	(2.2)	(18.4)

Other comprehensive income	0.0	(1.1)

Total comprehensive income	(5.8)	(19.5)

Loss attributable to NCI	(0.1)	(2.0)

Combined Statement of Cash Flows of Signa Sport Online

	September 30,
EUR million	2020 restated*	2019 restated*
Cash flow from operating activities	24.2	(10.6)
Cash flow from investing activities	(13.7)	(10.9)
Cash flow from financing activities	21.3	20.0

Net change in cash and cash equivalents	31.8	(1.5)

Cash and cash equivalents at the beginning of the reporting period	8.6	10.1
Effects of changes in interest rates on cash and cash equivalents	0.0	0.0

Cash and cash equivalents at the end of the reporting period	40.5	8.6

Cash and cash equivalents attributable to NCI	5.2	1.1

*	Cash flow from operating activities for 2020 and 2019 has been restated by EUR + 2.5 million and EUR + 3.2 million, respectively.

*	Cash flow from investing activities for 2020 and 2019 has been restated by EUR (2.5) million and EUR (3.2) million, respectively.
*	Net change in cash and cash equivalents for 2019 has been restated by EUR (0.1) million.

15. Segment information

Basis for segmentation

SIGNA Sports United Group operates a variety of e-commerce platforms and offline stores for various brands and offers a broad product portfolio in the sporting goods sector. The Group has the following divisions, which are its operating segments: Tennis, Bike & Outdoor, and Teamsport & Athleisure. These divisions offer different products and services, and are managed separately because they require different technology and marketing strategies.

Segment	Operations

Tennis	Retail activities and online business with main brands Tennis-Point and TennisPro; product portfolio comprises tennis supplies

Bike & Outdoor	Retail activities and online business through various brands; product portfolio comprises bikes and related services as well as outdoor products

Teamsport & Athleisure	Sale through the online shops StyleFile and OUTFITTER; focus is on offering and selling sports & street wear and sneakers as well as customizing of merchandise

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (CODM). The CODM evaluates the financial performance of SIGNA Sports United Group, allocates resources and is involved in strategic and operational decision making on an ongoing basis. The CODM receives and reviews the internal management reporting for each operating segment at least once a month in order to make decisions and allocate resources to the Tennis, Bike & Outdoor, and Teamsport & Athleisure segments.

In accordance with IFRS 8.5, all three operating segments are reportable segments.

See further information regarding impairment testing in note 6.2.

Segment Adjusted EBITDA

The CODM assesses the performance of the operating segments based on Segment Adjusted EBITDA (consolidated net income (loss) before interest, taxes, depreciation and amortization) adjusted for certain items which management believes do not reflect the core operating performance of the operating segments. Such adjustments described below in more detail include acquisition related charges, reorganization and restructuring costs, consulting fees, share-based compensation, ramp-up cost and other items not directly related to current operations

Information on reportable segments

	Fiscal year ended September 30, 2020
EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Segment total
Revenue	125.9	497.5	84.4	707.8
External revenue	125.5	497.4	80.4	703.3
Intersegment revenue	0.4	0.1	4.0	4.5

	Fiscal year ended September 30, 2020
EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Segment total
Segment Adjusted EBITDA	2.2	24.8	(4.7)	22.3
Segment Assets	122.5	435.7	82.1	640.3
Segment Liabilities	84.6	273.5	96.1	454.2

	Fiscal year ended September 30, 2019
EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Segment total
Revenue	98.2	370.0	72.4	540.6
External revenue	96.1	370.0	70.7	536.8
Intersegment revenue	2.1	—	1.7	3.8
Segment Adjusted EBITDA	3.7	4.3	(4.4)	3.6
Segment Assets	125.1	396.2	65.9	587.2
Segment Liabilities	80.2	231.9	66.6	378.7

The following table reconciles the performance indicators presented in the segment information to the consolidated statement of profit or loss and other comprehensive Income of SIGNA Sports United Group.

	September 30,
EUR million	2020	2019
Segment Adjusted EBITDA total	22.3	3.6
Unallocated corporate costs	(6.7)	(4.7)
Acquisition related charges (1)	(0.4)	(0.8)
Reorganization and restructuring costs (2)	(3.2)	(0.7)
Consulting fees (3)	(1.3)	(4.8)
Share-based compensation (4)	(0.1)	(0.1)
Ramp-up cost (5)	(0.8)	(2.8)
Other items not directly related to current operations (6)	(2.5)	(1.2)

Result from investments accounted for at equity	(0.7)	(0.0)

Finance costs	(8.7)	(7.4)

Finance income	0.2	0.2

Depreciation and amortization	(25.6)	(21.0)

Earnings before taxes (EBT)	(27.6)	(39.5)

Unallocated corporate costs predominantly include expenses related to personnel expenses in the amount of €4.4 million and €3.8 million in the fiscal years ended September 30, 2020 and 2019, respectively; consulting fees incurred at the corporate level in the amount of €1.0 million in the fiscal year ended September 30, 2020; and other corporate costs such as insurance, audit fees, and board fees in the amount of €1.2 million and €0.6 million in the fiscal years ended September 30, 2020 and 2019, respectively.

(1) Acquisition related charges consist of transaction costs incurred from acquisitions during the period or subsequent business integration related project costs directly associated with an acquired business.

(2) Reorganization and restructuring costs represent fees and costs associated with various internal reorganization and restructuring initiatives across the Company’s segments, including severance costs and changes share-based compensation plans as a result of the reorganization or restructuring.

(3) Consulting fees include consultancy fees in connection with the offering contemplated by a Prospectus, acquisitions, financing (equity and debt), strategic projects and the replacement of management posts.

(4) Share-based compensation represents non-cash share-based compensation expenses related to option awards to employees and executives.

(5) Ramp-up costs include expenses from the expansion into and development of new markets, which were incurred in advance to generate sales revenues in these markets for the first time. In particular, these relate to incremental marketing and personnel expenses as well as set up costs related to IT and new domains which are not capitalizable.

(6) Other items are excluded from Segment Adjusted EBITDA because they are not considered to be representative of the performance of our businesses.

Reconciliations of information on reportable segments to the amounts reported in the financial statements

	September, 30
EUR million	2020	2019
I. Revenue
Total segment revenue	707.8	540.6
Unallocated and intersegment elimination	(4.6)	(3.6)

Consolidated revenue	703.2	537.1

II. Assets
Total segment assets	640.3	587.2
Unallocated and intersegment elimination	41.6	87.9

Consolidated assets	682.0	675.1

III. Liabilities
Total segment liabilities	454.2	378.7
Unallocated and intersegment elimination	(119.3)	(73.9)

Consolidated liabilities	334.9	304.9

Unallocated and intersegment elimination consists of mainly intercompany activities and loans, corporate functions as well as cost allocations.

Geographical information

Non-current assets are presented according to the company’s registered office. The tangible and other intangible assets of SIGNA Sports United GmbH are mainly located in Germany. Therefore, goodwill is not included in the geographical allocation of non-current assets.

	Non-current assets as of September 30,
EUR million	2020	2019
Germany	219.1	212.3
Switzerland	0.1	0.2
Austria	0.4	0.1
France	29.8	31.3
Rest of the world	16.3	14.7

Total	265.8	258.6

For the geographical breakdown of external revenues see note 5.1.

Information on major customers

Revenues from one single customer do not exceed 10% of the revenues of SIGNA Sports United GmbH in the reporting period ending on September 30, 2020 and September 30, 2019.

16. Events after the reporting period

The following events of particular significance occurred after September 30, 2020:

On June 10, 2021, Signa Sports United entered into a business combination agreement with Yucaipa Acquisition Corporation (“Yucaipa”), a special purpose acquisition company, incorporated as a Cayman Islands exempted company. Under the terms of the agreement, the transaction will be structured through SIGNA Sports United B.V., a Dutch private limited liability company.

Upon consummation of the transaction, SIGNA Sports United B.V will become a publicly traded corporation. The transaction is subject to the approval of the shareholders of Signa Sports United and Yucaipa.

In connection with the business combination agreement the Group signed a Sale and Purchase Agreement to acquire all shares in Mapil Topco Ltd. Portsmouth, United Kingdom] in which Wiggle Ltd., is the main trading entity. That transaction is expected to be completed as part of the transaction with Yucaipa.

On April 30, 2021, the acquisition of a majority stake in Midwest Sports Supply Inc., an online retailer based in the US, was completed. The acquisition is expected to increase the group’s market share and reduce cost through economies of scale.

On the same day, the purchase agreement to acquire a majority stake in Tennis Express, L.P., an online tennis retailer in the US, was signed.

On May 5, 2021, the Group entered into a long-term syndicated financing to further strengthen the Group’s development and growth policy. The financing concludes a revolving facility with a maximum amount of EUR 150 million.

Munich, August 30, 2021

SIGNA Sports United GmbH

Dr. Stephan Zoll	Alexander Johnstone
Chief Executive Officer	Chief Financial Officer

Dr. Philipp Rossner	Thomas Neumann
Chief Strategy Officer	Chief Technical Officer

Stefanie Kniepen
Deputy Chief Financial Officer

Unaudited Interim Condensed Consolidated

Financial Statements

As of and for the six-month period ended

March 31, 2021

SIGNA Sports United GmbH

Interim Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income

		Six months ended March 31,
EUR million	Note	2021	2020
Revenue	8	374.4	256.7

Own work capitalized		1.7	1.4
Other operating income		1.7	1.1
Cost of material		(231.2)	(166.0)
Personnel expenses		(42.9)	(34.9)
Other operating expenses		(94.7)	(66.3)
Depreciation and amortization		(14.8)	(11.6)

Operating result		(5.9)	(19.6)

Finance income		0.0	0.0
Finance costs		(3.9)	(3.0)
Result from investments accounted for at equity		(0.6)	0.0

Earnings before taxes (EBT)		(10.3)	(22.6)

Income tax expense (prior year benefit)		(1.7)	4.4

Loss for the period		(12.0)	(18.1)

of which attributable to non-controlling interests		0.7	(1.6)
of which attributable to the owners of SIGNA Sports United GmbH		(12.6)	(16.6)
Loss per share
Basic and diluted loss per share	9	(0.7)	(0.9)

		Six months ended March 31,
EUR million	Note	2021	2020
Loss for the period		(12.0)	(18.1)

Items that may be subsequently reclassified to profit or loss
Currency translation differences		0.4	(0.4)

Gain (Loss) from derivative financial instruments		0.1	(0.3)
Income tax relating to these items		—	—

Other comprehensive income/(loss), net of tax		0.5	(0.7)

Total comprehensive income/(loss)		(11.4)	(18.8)

of which attributable to non-controlling interests		0.7	(1.7)
of which attributable to the owners of SIGNA Sports United GmbH		(12.2)	(17.1)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim Condensed Consolidated Statement of Financial Position

Assets

EUR million	Note	March 31, 2021	September 30, 2020
Property, plant and equipment	11	39.6	33.9
Right-of-use-assets	6	45.7	35.3
Intangible assets and goodwill		309.5	313.7
Investments accounted for using the equity method		0.2	0.7
Other non-current financial assets		1.0	0.6

Non-current assets		396.0	384.2

Inventories		174.1	147.8
Trade receivables	13	27.7	21.6
Other current financial assets	13	11.2	13.3
Other current assets		30.7	19.5
Cash and cash equivalents		53.0	95.6

Current assets		296.7	297.8

Total assets		692.7	682.0

The accompanying notes are an integral part of these interim condensed consolidated financial statements

Equity and liabilities

EUR million	Note	March 31, 2021	September 30, 2020
Share capital		17.6	17.6
Capital reserve		370.4	370.4
Retained earnings		(93.2)	(64.6)
Other reserves		(0.2)	(0.7)
Capital and reserves attributable to the owners of SIGNA Sports United GmbH		294.7	322.7
Non-controlling interests		22.2	24.4

Total equity		316.9	347.1

Non-current provisions		0.1	0.1
Non-current financial liabilities	12,13	157.4	138.9
Other non-current liabilities		0.3	0.1
Deferred tax liabilities		40.3	39.6

Non-current liabilities		198.0	178.6

Current provisions		3.0	2.9
Trade payables	13	102.3	79.3
Other current financial liabilities	13	26.9	28.2
Other current liabilities		40.9	40.2
Contract liabilities		4.8	5.7

Current liabilities		177.8	156.3

Total liabilities		375.8	334.9

Total equity and liabilities		692.7	682.0

The accompanying notes are an integral part of these interim condensed consolidated financial statements

Interim Condensed Consolidated Statement of Changes in Equity

		Capital Reserve		Other Reserves
EUR million	Share capital	Capital reserve	Equity component of convertible loans	Currency conversion	Cash flow hedges	Retained earnings	Capital and reserves attributable to the owners of SIGNA Sports United GmbH	Non-controlling interests	Group equity
Balance as of Oct. 1, 2020	17.6	367.3	3.1	(0.4)	(0.3)	(64.6)	322.7	24.4	347.1

Total income/(loss)	—	—	—	—	—	(12.6)	(12.6)	0.7	(12.0)
Other comprehensive income/(loss), net of tax	—	—	—	0.4	0.1	—	0.5	0.1	0.5

Total comprehensive total income/(loss)	—	—	—	0.4	0.1	(12.6)	(12.2)	0.7	(11.4)

Change in non-controlling interests	—	—	—	—	0.0	(15.9)	(15.9)	(2.9)	(18.8)

Balance as of Mar. 31, 2021	17.6	367.3	3.1	(0.1)	(0.2)	(93.2)	294.7	22.2	316.9

		Capital Reserve		Other Reserves
EUR million	Share capital	Capital reserve	Equity component of convertible loans	Currency conversion	Cash flow hedges	Retained earnings	Capital and reserves attributable to the owners of SIGNA Sports United GmbH	Non-controlling interests	Group equity
Balance as of Oct. 1, 2019	17.6	367.3	—	(0.8)	(0.2)	(39.8)	344.2	26.0	370.2

Total income/(loss)	—	—	—	—	—	(16.6)	(16.6)	(1.6)	(18.1)
Other comprehensive income/(loss), net of tax	—	—	—	(0.4)	(0.2)	—	(0.5)	(0.2)	(0.7)
Total comprehensive total income/(loss)	—	—	—	(0.4)	(0.2)	(16.6)	(17.1)	(1.7)	(18.8)
Equity settled share-based payments	—	—	—	—	—	0.0	0.0	—	0.0
Recognition of equity component of convertible loans	—	—	3.1	—	—		3.1	—	3.1
Change in non-controlling interests	—	—	—	—	—	(0.0)	(0.0)	(0.3)	(0.4)

Balance as of Mar. 31, 2020	17.6	367.3	3.1	(1.1)	(0.3)	(56.4)	330.2	23.9	354.1

The accompanying notes are an integral part of these interim condensed consolidated financial statements

Interim Condensed Consolidated Statement of Cash Flows

		Six months ended March 31,
EUR million	Note	2021* (Restated)	2020* (Restated)
Earnings before taxes		(10.3)	(22.6)

Adjustments for
Depreciation and amortization		14.8	11.6
Income from investments accounted for using the equity method		0.6	—
Net finance costs		3.9	3.0
Other non-cash income and expenses		0.3	(0.1)
Change in other non-current assets and liabilities**		(0.4)	(0.6)
Change in:
Inventories		(26.3)	(48.4)
Trade receivables		(6.1)	0.2
Other current financial assets		2.1	1.8
Other current assets		(11.2)	(4.5)
Current provisions		0.1	0.5
Trade payables		23.0	8.5
Other current financial liabilities		6.8	2.8
Other current liabilities		(0.3)	0.6
Contract liabilities		(0.9)	0.2
Income tax payment	4	(0.4)	(0.1)

Net cash flow from operating activities		(4.3)	(47.1)

Acquisition of intangible assets and property, plant and equipment	11	(11.0)	(11.9)
Proceeds from the sale of intangible assets and property, plant and equipment		0.0	0.0
Acquisition of shares in equity method investments		—	(1.3)

Net cash flow from investing activities		(11.0)	(13.2)

Proceeds from the issue of convertible loans		—	24.4
Acquisitions of non-controlling interests	10	(1.8)	(0.4)
Repayments of financial liabilities to related parties		—	(25.0)
Proceeds from financial liabilities to financial institutions		—	50.6
Repayment of financial liabilities to financial institutions	7	(17.4)	(0.9)
Payments for lease liabilities		(4.8)	(3.7)
Interest paid		(3.3)	(2.9)

Net cash flow from financing activities		(27.3)	42.1

Effects of movements in exchange rates on cash held		0.0	0.0

Change in cash and cash equivalents		(42.6)	(18.2)

Cash and cash equivalents as of October 1		95.6	108.1
Cash and cash equivalents as of March 31		53.0	89.9

*	The information is restated on account of correction of errors. See note 15.
**	Includes change in other non-current assets of EUR (0.2) million (2020: EUR 0.1 million) and change in other non-current liabilities of EUR (0.2) million (2020: EUR (0.7) million)

The accompanying notes are an integral part of these interim condensed consolidated financial statements

Selected Explanatory Notes to the Unaudited Interim Condensed Consolidated Financial Statements

1. General Information

SIGNA Sports United Group (hereinafter also referred to as “SIGNA Sports United” or “The Group”), comprises the parent company SIGNA Sports United GmbH, Munich, Germany, and its direct and indirect subsidiaries. The Company is registered in the Commercial Register of the Munich District Court under the registration number HRB 241442 with its registered office in Munich. The address of the registered office of the Company is Maximiliansplatz 12, 80333 Munich, Germany. SIGNA Sports United Group is a leading e-commerce platform for various sporting goods brands in continental Europe. Its business activities focus on the Tennis, Bike, Outdoor, Teamsport and Athleisure sectors. The Group markets its products mainly via various online platforms as well as through individual physical stores where customers are offered various sports and lifestyle products.

2. Basis of preparation and general principles

These unaudited interim condensed consolidated financial statements of the SIGNA Sports United Group have been prepared as of and for the six-month period ended March 31, 2021.

The unaudited interim condensed consolidated financial statements are presented in euros. which is the Group’s functional currency (except for a few entities). Unless indicated otherwise, the amounts are presented in millions of euros (EUR million). Rounding differences may occur for calculation reasons.

The unaudited interim condensed consolidated financial statements comprise an interim condensed consolidated statement of profit or loss and other comprehensive income, an interim condensed consolidated statement of changes in equity and an interim condensed consolidated statement of cash flows for the six-month periods ended March 31, 2021 and 2020. Also included is an interim consolidated statement of financial position as of March 31, 2021 and September 30, 2020.

These unaudited interim condensed financial statements for the six months ended March 31, 2021 have been prepared in accordance with International Accounting Standard IAS 34 – “Interim Financial Reporting”. They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS standards and should be read in conjunction with the Group’s latest annual consolidated financial statements as of and for the year ended September 30, 2020. Selected information has been included to explain significant changes in the reporting period since the last annual financial statements and disclosures explicitly required by IAS 34. For further information on the scope of consolidation, including the six-month period ended March 31, 2021, refer to the consolidated financial statements of SIGNA Sports United GmbH as of and for the fiscal year ended September 30, 2020.

The unaudited interim condensed consolidated financial statements have been prepared on a basis which assumes that the Group will continue as a going concern, and which contemplates the recoverability of assets and the satisfaction of the liabilities and commitments in the normal course of business.

These unaudited interim condensed consolidated financial statements were previously authorized by the management of SIGNA Sports United GmbH on June 30, 2021 and have been restated as described in note 15. The restated consolidated financial statements have been authorized by management of SIGNA Sports United GmbH on August 30, 2021.

3. Effects of new IFRS applicable for the first time and in future periods

Standards applied for the first time in the current financial statements

The IASB and the IFRS Interpretations Committee have issued amendments to IFRS 3, IAS 1, IAS 8, IFRS 9, IAS 39 and IFRS 7, whose application was mandatory for fiscal years beginning on or after January 1, 2020, but which did not have any material effects on the unaudited interim condensed consolidated financial statements.

Standards to be applied in future periods

The expected impact of the most relevant new and amended standards and interpretations effective in future periods have been disclosed in the consolidated financial statements as of and for the fiscal year ended September 30, 2020, that have been authorized on June  30, 2021.

4. Summary of significant accounting judgements, estimates, and significant accounting policies

Significant accounting judgements, estimates and assumptions

No significant changes in accounting estimates, management judgements and assumptions have occurred compared to the significant accounting judgements, estimates and assumptions discussed in the consolidated financial statements as of and for the fiscal year ended September 30, 2020.

Unless stated otherwise the unaudited interim condensed consolidated financial statements as of and for the six-month period ended March 31, 2021 are presented on a basis consistent with the accounting policies and specific considerations set out in the consolidated financial statements for the Group as of and for the year ended September 30, 2020 and should be read in conjunction with these, as the unaudited interim condensed consolidated financial statements are an update of that information considering significant changes in the reporting period and disclosures explicitly required by IAS 34.

Income taxes

In interim periods for the six-month ended March 31, 2021 and March 31, 2020, current and deferred taxes are determined based on the domestic tax rates and tax legislations of the Group’s components, which are expected to be in force when the liability will be settled or the asset will be realized. Deferred taxes also include the recognition of assets for reductions in tax resulting in subsequent years from the expected use of existing unused tax losses (or similar items), as far as the realization can be expected with a sufficient degree of certainty.

The Group’s consolidated effective tax rate for the six months ended March 31, 2021 was 16.8% (six-month period ended March 31, 2020: 19.7%). The change in effective tax rate was caused mainly by the benefit arising from a previous unrecognized tax loss.

5. Significant events in the current reporting period

The financial position and performance of the group was particularly affected by the following events and transactions during the six months period ended March 31, 2021:

COVID-19

The global community has faced special challenges regarding developments in connection with the coronavirus (COVID-19). As a result of COVID-19 and the adoption of different laws within Europe to mitigate the consequences of the coronavirus pandemic, development in sales over the past year showed differing results within our segments. Partially due to the mobility restrictions introduced, which included social distancing, stay-at-home orders and limited quarantine measures, the Group’s revenue increased by 45.9 % during the six months ended March 31, 2021 compared to the same period last year, by reason of the increasing offline to online shift.

COVID-19 did not have a material impact on the company’s supply chain. The uncertainties about the future development of the pandemic and its impact on the global economy remain and uncertainties in the global economy could have an adverse impact on the company and its impact supply chain, future sales as well as the company’s assets.

Related Parties

As of September 30, 2020, convertible loan liabilities payable to related companies are reported in “Non-current financial liabilities” and in “Other current financial liabilities” with an amount of EUR 49.4 million and EUR 1.3 million, respectively.

The amounts reflect the book value of the convertible loan of SIGNA International Sports Holding GmbH.

During the reporting period, SIGNA International Sports Holding GmbH transferred their holdings in convertible loan liabilities in different tranches to four lenders that are all unrelated parties. There were no adjustments in the conditions of the convertible loan.

6. Right-of-use-assets

During the six months ended March 31, 2021 the Group entered into a new lease agreement for logistic capacities for 7 years. The group makes fixed payments during the contact period. On lease commencement, the Group recognized EUR 12.8 million of right-of-use-assets and lease liability.

7. Financial Liabilities

During the six months ended March 31, 2021 the Group repaid bank loans in the amount of EUR 17,4 million. The breakdown is shown in the following table:

EUR million	Repayment
Secured bank loan	(10.4)
Unsecured bank loan	(7.0)

Total	(17.4)

8. Revenue

The Group’s operations and main revenue streams are those described in the last annual financial statements. In the following tables, revenue is disaggregated by primary geographical market, major products and service lines.

EUR million	Tennis	Bike and Outdoor	Teamsport and Athleisure	Revenue for the six months ended March 31, 2021
Germany	21.5	77.5	33.8	132.8
Switzerland	3.5	8.9	2.2	14.6
Austria	3.0	33.9	2.9	39.8
France	7.3	47.9	4.4	59.6
Rest of the world	23.4	91.8	12.3	127.6

Total	58.7	260.0	55.6	374.4

The business activities of Tennis, Bike and Outdoor as well as Teamsport and Athleisure are managed globally and have their main business activities within the DACH region, which includes activities in Germany (D), Austria (A) and Switzerland (CH), as well as in France.

	Six months ended March 31,
EUR million	2021	2020
Revenue from the sale of merchandise	374.1	256.1
Revenue from the sale of services	0.3	0.6

Total	374.4	256.7

Effects from seasonality have an impact on reported revenues, given that, in particular, bike and outdoor as well as tennis activities have their high season in spring and summer. As a result, SIGNA Sports United generates a high proportion of its revenues and operating income during the third and fourth quarters of their fiscal year. Additionally, weather conditions during this time of the year have an impact on the business. Furthermore, sports events can have a particular effect on revenues. For instance, the success of major sport stars and teams can significantly boost sales.

9. Earnings per share (“EPS”)

Basic earnings/(loss) per share is calculated by dividing the profit/(loss) for the year attributable to ordinary equity holders of the parent by the weighted average number of common shares outstanding during the period.

Diluted loss per share is computed using the weighted-average number of outstanding shares and excludes all potential shares outstanding during the period, as their inclusion would be anti-dilutive. The Group’s potential shares consist of incremental shares issuable in relation to the convertible bond and upon the assumed exercise of share options.

The calculation of earnings/(loss) per share is based on the following data:

	Six months ended March 31,
EUR million	2021	2020
Earnings
Earnings for the purposes of basic earnings per share being net profit attributable equity holders of the parent entity	(12.6)	(16.6)
Number of shares in millions
Weighted average number of ordinary shares for the purposes of basic earnings per share	17.6	17.6
Basic and diluted loss per share in EUR	(0.7)	(0.9)

Potential dilutive securities that are not included in the diluted per share calculations because they would be anti-dilutive are as follows:

	Six months ended March 31,
in millions of shares	2021	2020
Employee options	0.0	0.0
Convertible loan	1.6	1.6

10. Acquisition of non-controlling interests

In February 2021, the Group acquired an additional 5,11% interest in SIGNA Beteiligung I UG (haftungsbeschränkt) & Co KG, increasing its ownership from 41,83% to 46,94%. Furthermore, the Group acquired an additional 0,25% interest in SIGNA Sport Online GmbH increasing its ownership from 84,69% to 84,94%.

In the same month the Group acquired an additional 1,0% interest in Tennis-Point GmbH, increasing its ownership from 88,00% to 89,00%.

In January 2021, the Group entered into a forward purchase agreement to acquire further 11,00% of interest in Tennis-Point GmbH (please also refer to note 12).

The following table summarizes the effect of changes in the Group’s ownership interests:

EUR million
Carrying amount of non-controlling interest acquired	4.3
Consideration transferred	20.1
Thereof paid in cash	1.8

A decrease in equity attributable to owners of the Group	15.9

11. Property, plant and equipment

During the six months ended 31 March 2021, the Group acquired assets with a cost of EUR 9.8 million (six months ended 31 March 2020: EUR 10.1 million). The main investments relate to the construction, expansion, and automatization of the warehouse. The costs incurred in the reporting period totaled to EUR 4.8 million.

12. Non-current financial liabilities

In January 2021, the Group entered into a forward purchase agreement with a non-controlling shareholder. Therefore, the Group recognized in accordance with IAS 32 a put option liability of EUR 15.4  million using the anticipated-acquisition method.

13. Financial risk management

The following section contains additional disclosures on the significance of financial instruments and on individual line items from the statement of financial position and statement of profit or loss relating to financial instruments.

The following table shows the reconciliation of the statement of financial position items to the relevant classes of financial instruments as of March 31, 2021, broken down by the carrying amount and fair value of the financial instruments as well as the allocation of the interim consolidated statement of financial position items to the measurement categories.

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of Mar 31, 2021	Fair value hierarchy	Fair value
Financial Assets
Other non-current financial assets		1.0		1.0

of which with related companies and persons	AC	0.0	2	0.0
of which from the positive fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.3	2	0.3
of which from other financial assets	AC	0.6	2	0.6
Trade receivables	AC	27.7	n/a	27.7

Other current financial assets		11.2		11.2

of which from other financial assets	AC	11.2	n/a	11.2
Cash and cash equivalents	AC	53.0	n/a	53.0

Financial Liabilities
Non-current financial liabilities		157.4		157.4

of which to financial institutions	AC	25.4	2	25.4
of which other loans	AC	0.8	2	0.8
of which from lease liabilities	n/a	36.3	n/a	36.3
of which earn-out liabilities	FVPL	0.6	3	0.6

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of Mar 31, 2021	Fair value hierarchy	Fair value
of which put option liabilities	FVPL	16.5	2	16.5
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.2	2	0.2
of which from related companies and persons	AC	2.9	2	2.9
of which convertible loan	AC	74.6	2	74.6
Trade payables	AC	102.3	n/a	102.3

Other current financial liabilities		26.9		26.9

of which with related companies and persons	AC	0.0	n/a	0.0
of which to financial institutions	AC	1.7	n/a	1.7
of which from lease liabilities	n/a	9.8	n/a	9.8
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	FVOCI	0.5	2	0.5
of which from other financial liabilities	AC	15.0	n/a	15.0

The following table shows the changes in Level 3 instruments for the six-month period ending March 31, 2021:

EUR million	Earn-out liabilities
Opening balance as of Oct. 1, 2020	0.6

Changes in fair value	—
Utilization / dissolution	—
Closing balance as of March. 31, 2021	0.6

Significant unobservable parameters used in the Level 3 valuation at fair value of contingent liabilities in connection with the acquisitions of Publikat are based on the contractual terms and conditions (mainly EBITDA-related performance indicators) and the related probability assessment of various scenarios for possible business development and how the current economic environment is expected to affect this.

Fair values were determined on the basis of the market conditions prevailing at the end of the reporting period and the valuation techniques described in group consolidated financial statement as of September 30, 2020. The fair values correspond to the prices that would be received for the sale of an asset or paid for the transfer of a liability between market participants in an arm’s length transaction.

Cash and cash equivalents, trade receivables and payables, and other financial assets and liabilities mostly have short remaining maturities. For this reason, their carrying amounts at the end of the reporting periods are approximately the same as their fair values.

Measurement of financial instruments at fair value is based on the three-level hierarchy and on the proximity of the measurement factors used to an active market. An active market is one in which homogeneous products are traded, where willing buyers and sellers can be found for them at all times, and where their prices are publicly available.

Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The fair value of Level 2 financial instruments is determined on the basis of the conditions prevailing at the end of the reporting period, such as interest rates or exchange rates, and using recognized models such as discounted cash flow or option pricing models.

Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs). The fair value of Level 3 financial instruments was measured by reference to individual expectations of losses; these are based, to a significant extent, on the business’ assumptions about counterparty credit quality.

The transfers between the levels of the fair value hierarchy are reported at the respective reporting dates. There were no transfers between Level 1, Level 2, and Level 3 in six-month period ended March 31, 2021.

14. Segment information

Basis for segmentation

SIGNA Sports United Group operates a variety of e-commerce platforms and offline stores for various brands and offers a broad product portfolio in the sporting goods sector. The Group has the following divisions, which are its operating segments: Tennis, Bike and Outdoor, and Teamsport and Athleisure. These divisions offer different products and services and are managed separately because they require different technology and marketing strategies.

Segment	Operations

Tennis	Retail activities and online business with main brands Tennis-Point and TennisPro; product portfolio comprises tennis supplies

Bike and Outdoor	Retail activities and online business through various brands; product portfolio comprises bikes and related services as well as outdoor products

Teamsport and Athleisure	Sale through the online shops StyleFile and OUTFITTER; focus is on offering and selling sports & street wear and sneakers as well as customizing of merchandise

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (CODM). The CODM evaluates the financial performance of SIGNA Sports United Group, allocates resources and is involved in strategic and operational decision making on an ongoing basis. The CODM receives and reviews the internal management reporting for each operating segment at least once a month in order to make decisions and allocate resources to the Tennis, Bike and Outdoor, and Teamsport and Athleisure segments.

In accordance with IFRS 8.5, all three operating segments are reportable segments.

Segment Adjusted EBITDA

The CODM assesses the performance of the operating segments based on Segment Adjusted EBITDA (consolidated net income (loss) before interest, taxes, depreciation and amortization) adjusted for certain items which management believes do not reflect the core operating performance of the operating segments. Such adjustments described below in more detail include acquisition related charges, reorganization and restructuring costs, consulting fees, share-based compensation, ramp-up cost and other items not directly related to current operations.

Information on reportable segments

Six months ended March 31, 2021

EUR million	Tennis	Bike and Outdoor	Teamsport and Athleisure	Segment total
Revenue	58.7	260.2	57.8	376.7
External revenue	58.7	260.0	55.6	374.4
Intersegment revenue	—	0.2	2.2	2.4
Segment Adjusted EBITDA	1.1	22.5	(2.6)	20.9
Segment Assets	127.2	459.5	84.1	670.8
Segment Liabilities	93.7	291.1	106.2	490.9

Six months ended March 31, 2020

EUR million	Tennis	Bike and Outdoor	Teamsport and Athleisure	Segment total
Revenue	53.4	163.2	42.4	259.0
External revenue	52.9	163.2	40.6	256.7
Intersegment revenue	0.5	0.0	1.8	2.2
Segment Adjusted EBITDA	(1.5)	2.9	(2.9)	(1.5)
Segment Assets	127.7	486.7	73.3	687.7
Segment Liabilities	87.5	329.9	80.0	497.4

The following table reconciles the performance indicators presented in the segment information to the consolidated statement of profit or loss and other comprehensive Income of SIGNA Sports United Group.

	Six months ended March 31,
EUR million	2021	2020
Segment Adjusted EBITDA total	20.9	(1.5)
Unallocated corporate costs	(7.1)	(3.2)
Acquisition related charges (1)	0.0	(0.1)
Reorganization and restructuring costs (2)	(1.1)	(1.5)
Consulting fees (3)	(3.4)	(0.4)
Share-based compensation (4)	0.0	0.4
Ramp-up cost (5)	(0.3)	(1.6)
Other items not directly related to current operations (6)	(0.1)	(0.1)

Result from investments accounted for at equity	(0.6)	0.0

Finance costs	(3.9)	(3.0)

Finance income	0.0	0.0

Depreciation and amortization	(14.8)	(11.6)

Earnings before taxes (EBT)	(10.3)	(22.6)

Unallocated corporate costs predominantly include expenses related to personnel expenses in the amount of €2.8 million and €2.1 million in the six-month periods ended March 31, 2021 and 2020, respectively; consulting fees incurred at the corporate level in the amount of €0.9 million and €0.6 million in the six-month periods ended March 31, 2021 and 2020, respectively; other corporate costs such as insurance, audit fees, and board fees in the amount of €0.5 million and €0.4 million in the six-month periods ended March 31, 2021 and 2020, respectively; and expenses driven by platform investments in the amount of €2.3 million in the six-month period ended March 31, 2021, that are expected be allocated to the segments at end of the fiscal year 2021.

(1)

Acquisition related charges consist of transaction costs incurred from acquisitions during the period or subsequent business integration related project costs directly associated with an acquired business.

(2)

Reorganization and restructuring costs represent fees and costs associated with various internal reorganization and restructuring initiatives across the Company’s segments, including severance costs and changes share-based compensation plans as a result of the reorganization or restructuring.

(3)

Consulting fees include consultancy fees in connection with the offering contemplated by a Prospectus, acquisitions, financing (equity and debt), strategic projects and the replacement of management posts.

(4)	Share-based compensation represents non-cash share-based compensation expenses related to option awards to employees and executives.

(5)

Ramp-up costs include expenses from the expansion into and development of new markets, which were incurred in advance to generate sales revenues in these markets for the first time. In particular, these relate to incremental marketing and personnel expenses as well as set up costs related to IT and new domains which are not capitalizable.

(6)	Other items are excluded from Segment Adjusted EBITDA because they are not considered to be representative of the performance of our businesses.

Reconciliations of information on reportable segments to the amounts reported in the financial statements

	Six months ended March 31,
EUR million	2021	2020
I. Revenue

Total segment revenue	376.7	259.0

Unallocated and intersegment elimination	(2.4)	(2.3)
Consolidated revenue	374.4	256.7

II. Assets

Total segment assets	670.8	687.7

Unallocated and intersegment elimination	21.8	25.9
Consolidated assets	692.7	713.6

III. Liabilities

Total segment liabilities	490.9	497.4

Unallocated and intersegment elimination	(115.1)	(138.0)
Consolidated liabilities	375.8	359.5

Unallocated and intersegment elimination consists of mainly intercompany activities and loans, corporate functions as well as cost allocations.

Geographical information

Non-current assets are presented according to the company’s registered office. The tangible and other intangible assets of SIGNA Sports United GmbH mainly come from Germany. Therefore, goodwill is not included in the geographical allocation of non-current assets.

EUR million	Non-current assets as of March 31, 2021	Non-current assets as of September 30, 2020
Germany	230.1	219.1
Switzerland	0.2	0.1
Austria	0.3	0.4
France	30.0	29.8
Rest of the world	17.0	16.3

Total	277.5	265.8

15. Correction of errors in the Consolidated Statement of Cash Flows

In August 2021, the Group determined that certain amounts included in the net cash flow from operating activities, net cash flow from investing activities and in the net cash flow from financing activities were misclassified. As a consequence, for the six-month period ended March 31, 2021 net cash outflow from operating activities was overstated and the net cash outflow from investing activities was understated. For the six-month period ended March 31, 2020 the net cash outflow from operating activities was overstated, the net cash outflow from investing activities was understated and the net cash inflow from financing activities was understated.

The errors have been corrected by restating each of the affected cash flow statement items for the six-month period ended March 31, 2021 and six-month period ended March 31, 2020, respectively.

The following table summarizes the impacts on the Consolidated Statement of Cash Flows for six-month period ended March 31, 2021:

		Impact of Correction of Error
EUR million	As previously reported	Adjustments	As restated
Earnings before taxes	(10.3)	—	(10.3)

Own work capitalized	(1.7)	1.7	—
Net finance costs	3.8	0.1	3.9

Other non-cash income and expenses	(0.7)	1.0	0.3
Change in other non-current assets and liabilities	(3.5)	3.1	(0.4)

Change in:
Other current financial liabilities	11.5	(4.7)	6.8
Other current liabilities	(0.5)	0.2	(0.3)
Income tax payment	(0.2)	(0.2)	(0.4)
Others	(3.9)	—	(3.9)

Net cash flow from operating activities	(5.5)	1.2	(4.3)
Acquisition of intangible assets and property, plant and equipment	(9.8)	(1.2)	(11.0)

Net cash flow from investing activities	(9.8)	(1.2)	(11.0)
Net cash flow from financing activities	(27.3)	—	(27.3)

Change in cash and cash equivalents	(42.6)	—	(42.6)
Cash and cash equivalents as of October 1	95.6	—	95.6
Cash and cash equivalents as of March 31	53.0	—	53.0

The following table summarizes the impacts on the Consolidated Statement of Cash Flows for six-month period ended March 31, 2020:

		Impact of Correction of Error
EUR million	As previously reported	Adjustments	As restated
Earnings before taxes	(22.6)	—	(22.6)

Own work capitalized	(1.4)	1.4	—
Other non-cash income and expenses	(1.0)	0.9	(0.1)

Change in other non-current assets and liabilities	(6.7)	6.1	(0.6)
Change in:
Other current financial assets	2.2	(0.4)	1.8
Other current financial liabilities	8.0	(5.2)	2.8
Others	(28.4)	—	(28.4)
Net cash flow from operating activities	(49.8)	2.7	(47.1)
Acquisition of intangible assets and property, plant and equipment	(10.1)	(1.8)	(11.9)

Acquisition of shares in equity method investments	—	(1.3)	(1.3)
Net cash flow from investing activities	(10.1)	(3.1)	(13.2)

Proceeds from the issue of convertible loans	24.3	0.1	24.4
Repayment of financial liabilities to financial institutions	(1.1)	0.2	(0.9)
Others	18.6	—	18.6
Net cash flow from financing activities	41.8	0.3	42.1
Change in cash and cash equivalents	(18.2)	—	(18.2)

Cash and cash equivalents as of October 1	108.1	—	108.1
Cash and cash equivalents as of March 31	89.9	—	89.9

16. Events after the reporting period

On June 10, 2021, Signa Sports United entered into a business combination agreement with Yucaipa Acquisition Corporation (“Yucaipa”), a special purpose acquisition company, incorporated as a Cayman Islands exempted company. Under the terms of the agreement, the transaction will be structured through SIGNA Sports United B.V., a Dutch private limited liability company.

Upon consummation of the transaction, SIGNA Sports United B.V will become a publicly traded corporation. The transaction is subject to the approval of the shareholders of Signa Sports United and Yucaipa.

In connection with the business combination agreement the Group signed a Sale and Purchase Agreement to acquire all shares in Mapil Topco Ltd. Portsmouth, United Kingdom] in which Wiggle Ltd., is the main trading entity. That transaction is expected to be completed as part of the transaction with Yucaipa.

On April 30, 2021, the acquisition of a majority stake in Midwest Sports Supply Inc., an online retailer based in the US, was completed. The acquisition is expected to increase the group’s market share and reduce cost through economies of scale.

On the same day, the purchase agreement to acquire a majority stake in Tennis Express, L.P., an online tennis retailer in the US, was signed.

On May 5, 2021, the Group entered a long-term syndicated financing to further strengthen the Group’s development and growth policy. The financing concludes a revolving facility with a maximum amount of EUR 150 million.

Munich, August 30, 2021

SIGNA Sports United GmbH

Dr. Stephan Zoll	Alexander Johnstone
Chief Executive Officer	Chief Financial Officer

Dr. Philipp Rossner	Thomas Neumann
Chief Strategy Officer	Chief Technical Officer

Stefanie Kniepen
Deputy Chief Financial Officer

Company Registered Number: 07862446

MAPIL TOPCO LIMITED

Annual Report and Financial Statements

for the 39 weeks ended 27 September 2020

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Officers and Professional Advisers

Directors

A Bruce

H Crwys-Williams (appointed 10 March 2021)

A Clemmow (resigned 24 March 2021)

M Davy

M Dunn

B McBride (resigned 23 June 2020)

C Watson

Registered office

1000 Lakeside, Suite 310

Third Floor, N E Wing

Portsmouth, PO6 3EN

Banker

HSBC Bank plc

165 High Street

Southampton, SO14 2NZ

Solicitor

Travers Smith LLP

10 Snow Hill

London, EC1A 2AL

Auditor

KPMG LLP

Gateway House

Tollgate

Chandler’s Ford

Southampton, SO53 3TG

Independent Auditor’s report

The Board of Directors

Mapil Topco Limited

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Mapil Topco Limited and its subsidiaries (the Company), which comprise the consolidated statements of financial position as of 27 September 2020 and 29 December 2019, and the related consolidated income statements and statements of other comprehensive income, statements of changes in equity, and cash flow statements for the 39 week period ended 27 September 2020 and 52 week period ended 29 December 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mapil Topco Limited and its subsidiaries as of 27 September 2020 and 29 December 2019, and the results of their operations and their cash flows for the 39 week period ended 27 September 2020 and 52 week period ended 29 December 2019, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the 2019 consolidated financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

KPMG LLP

Southampton

United Kingdom

7 April 2021

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Consolidated Income Statement and Statement of Other Comprehensive Income

For the 39 weeks ended 27 September 2020

(2019: For the 52 weeks ended 29 December 2019)

	Note	39 weeks ending 27 September 2020 £‘000	52 weeks ending 29 December 2019 £‘000
Revenue	3	291,602	315,179
Cost of sales		(199,938)	(227,645)

Gross profit		91,664	87,534
Selling and distribution expenses		(37,065)	(40,804)
Administrative expenses		(40,121)	(47,567)

Operating profit / (loss) before depreciation, amortisation, impairment and gain / (loss) on disposal		14,478	(837)
Depreciation, amortisation and impairment	4	(14,814)	(18,325)
Gain / (Loss) on disposal		8	(57)

Operating loss		(328)	(19,219)
Interest receivable and similar income	6	—	1
Other interest payable and similar charges	6	(7,214)	(4,474)
Interest payable to shareholders and investors	6	(26,148)	(31,845)

Loss before tax		(33,690)	(55,537)
Taxation	7	444	111

Loss for the period from continuing operations		(33,246)	(55,426)

Discontinued operations	8	—	3,761

Profit for the period from discontinued operations		—	3,761

Loss for the period		(33,246)	(51,665)

Loss attributable to:
Non-controlling interest		—	(88)
Owners of the Company		(33,246)	(51,577)

Loss for the period		(33,246)	(51,665)

There are no other comprehensive gains or losses for the current or preceding financial period.

The notes on pages 7 to 29 are an integral part of these financial statements.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Consolidated Statement of Financial Position

At 27 September 2020

(2019: At 29 December 2019)

	Note	27 September 2020 £‘000	29 December 2019 £‘000
Non-current assets
Intangible assets	9	98,906	109,836
Tangible assets	10	25,977	16,834

Total non-current assets		124,883	126,670

Current assets
Inventory	12	53,214	59,873
Trade and other receivables	13	10,375	9,033
Cash and cash equivalents		49,306	5,860

Total current assets		112,895	74,766

Current liabilities
Creditors: amounts falling due within one year	14	(89,737)	(63,048)

Total current liabiltiies		(89,737)	(63,048)

Net current assets		23,158	11,718

Total assets less current liabilities		148,041	138,388

Non-current liabilities
Creditors: amounts falling due after more than one year	15	(371,157)	(327,626)
Provisions for liabilities and charges	16	(1,661)	(1,947)
Deferred tax liability	7	—	(346)

Total non-current liabiltiies		(372,818)	(329,919)

Net liabilities		(224,777)	(191,531)

Capital and reserves
Share capital	17	46	46
Share premium	17	127,697	127,697
Capital contribution		72,430	72,430
Profit and loss		(424,950)	(391,704)

Total equity		(224,777)	(191,531)

The notes on pages 7 to 29 are an integral part of these financial statements.

These financial statements were approved by the Board of Directors on 6 April 2021.

Signed on behalf of the Board of Directors

A Bruce

Director

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Consolidated Statement of Changes in Equity

At 27 September 2020

	Share capital £‘000	Share premium £‘000	Capital contribution reserve £‘000	Retained earnings £‘000	Foreign currency reserve £‘000	Non controlling interest £‘000	Total equity £‘000
At 30 December 2018	46	128,264	72,430	(340,694)	814	15,362	(123,778)
Loss for the period	—	—	—	(51,577)	—	—	(51,577)
Non-controlling interest	—	—	—	—	—	(88)	(88)

Total comprehensive income	—	—	—	(51,577)	—	(88)	(51,665)

Capital reduction	—	(567)	—	567	—	—	—
Foreign exchange	—	—	—	—	2,703	—	2,703
Disposal of subsidiary	—	—	—	—	(3,517)	(15,274)	(18,791)

At 29 December 2019	46	127,697	72,430	(391,704)	—	—	(191,531)

Loss for the period	—	—	—	(33,246)	—	—	(33,246)

Total comprehensive income	—	—	—	(33,246)	—	—	(33,246)

At 27 September 2020	46	127,697	72,430	(424,950)	—	—	(224,777)

The notes on pages 7 to 29 are an integral part of these financial statements.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Consolidated Cash Flow Statement

for the 39 weeks ended 27 September 2020

(2019: for the 52 weeks ended 29 December 2019)

	Note	39 weeks ending 27 September 2020 £‘000	Restated 52 weeks ending 29 December 2019 £‘000
Cash flows from operating activities
Loss for the period from continuing operations		(33,246)	(55,426)
Adjustments for:
Depreciation, amortisation and impairment		14,814	18,325
Decrease in provision for dilapidations		(286)	(21)
(Gain) / Loss on disposals		(8)	57
Net foreign exchange loss		4,059	246
Net finance cost		29,303	36,072
Tax credit		(444)	(111)
Operating cashflows from discontinued operations before working capital movements		—	9,526
Movements in working capital:
Decrease / (Increase) in inventories		6,659	(8,936)
(Increase) / Decrease in trade and other receivables		(1,342)	4,570
Increase in trade and other payables		27,673	4,034

Cash flows from operations		47,182	8,336
Tax paid		(23)	(75)
Interest paid		(267)	(1,008)

Net cash flows from operating activities		46,892	7,253

Cash flows from investing activities
Payments for intangible assets, property, plant and equipment		(2,336)	(7,436)
Proceeds from sale of property, plant and equipment		8	18
Interest received		—	1
Disposal of discontinued operation, net of cash disposed of and costs to sell	8	—	34,094

Net cash flows used in investing activities		(2,328)	26,677

Cash flows from financing activities
Drawdown of loans with shareholders and non-controlling interests		—	14,224
Repayment of loans with shareholders and non-controlling interests		—	(37,158)
Acquisition of non-controlling interest		—	(8,256)
Payment of lease liabilities		(1,510)	(4,015)

Net cash flows from financing		(1,510)	(35,205)

Net increase / (decrease) in cash and cash equivalents		43,054	(1,275)

Net increase / (decrease) in cash and cash equivalents		43,054	(1,275)
Cash and cash equivalents at beginning of period		5,860	8,524
Effects of exchange rate changes on cash and cash equivalents held in foreign currencies		392	(1,389)

Cash and cash equivalents at end of period		49,306	5,860

The notes on pages 7 to 29 are an integral part of these financial statements.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements

1.	General information

Mapil Topco Limited (the “Company”) incorporated in the United Kingdom on 28 November 2011 with company number 07862446. The registered address of the Company is 1000 Lakeside, Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN, United Kingdom. On 7 December 2011, the Company acquired Mapil Midco 1 Limited whose primary trading subsidiary undertaking was Wiggle Limited. On 6 December 2017 the Group acquired Bike24 GMBH, this was later disposed of on 8 November 2019. Both Wiggle Limited and Bike24 GMBH were the main trading entities of the Group up until the point of disposal. In addition the Company wholly owns the subsidiaries listed in note 11, which together form Mapil Topco Limited Group (the “Group”).

2.	Summary of significant accounting policies

A summary of the significant accounting policies is set out below; these have been applied consistently in the financial period.

Statement of compliance

These consolidated interim financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as adopted for use by the International Accounting Standards Board (“IASB”), in conformity with the requirements of the International Financial Reporting Interpretations Committee (“IFRIC”) interpretations.

Change in Financial Period

For the current period, the accounts have been drawn up to 27 September 2020, a shorter period, due to the fact these accounts are prepared for the purposes of inclusion in a US filing document, for the acquisition of the Mapil Topco Group by Signa Sports United GmbH. As a result, comparative figures in this report are not directly comparable. The current financial period is for a shortened 39 week period from 30 December 2019 to 27 September 2020 whilst the comparative figures are for a 52 week period unless otherwise specified.

Basis of preparation

These consolidated financial statements are prepared on a going concern basis under the historical cost convention as modified by financial instruments at fair value through the profit and loss, they are presented in sterling (£’000).

Historical cost is generally based on the fair value of the consideration in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2, leasing transactions that are within the scope of IFRS 16, and measurements that have some similarity to fair value but are not fair value, such as net realisable value in IAS 2 or value in use in IAS 36.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Basis of preparation  (continued)

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for assets or liabilities, either directly (i.e. as prices) or indirectly (i.e. Derived from prices); and

•	Level 3: inputs for assets or liabilities that are not based on observable market data (unobservable inputs).

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement, complexity or areas where assumptions and estimates are significant to the financial statements are disclosed in this note below (Significant accounting judgements, estimates and assumptions).

Going Concern

In adopting the going concern basis for preparing the financial statements, the directors have considered the principal activities of the Group, the business risks and uncertainties, the financial performance for the period ended 27 September 2020 and expectations for the financial performance for 2021 and the first half of 2022 (the ‘Going Concern Assessment Period’), and the performance of the business against these expectations following the period end.

Operating profit before depreciation, amortisation, impairment and gain on disposal (Adjusted EBITDA) increased from a loss of £0.8m for the 52 week period ended December 2019 to a profit of £14.5m for the 39 week period ended September 2020. The key drivers are an increase in sales volume along with careful margin and cost management during the Covid-19 pandemic, underpinned by the strategic and operational improvements that have been delivered during the course of the last two years. Closing cash at the 27 September 2020 was £49.3m, which comprised a net cash inflow from operating activities in the year of £46.9m, a cash outflow from investing activities of £2.3m, and a cash outflow from financing activities of £1.5m. Net current trading assets at the period end (being net current assets less amounts owed to shareholders detailed in note 14) are £37.7m.

The plan for the Going Concern Assessment Period is to maintain the positive development in Adjusted EBITDA delivered in 2020. Underpinning this plan is an expectation to generate cash from operations through profitable trade and to re-invest this cash into the business as part of the capital investment plan in the Going Concern Assessment Period, as well as unwinding the working capital benefit enjoyed by the group in 2020. The result of this would be a modest decrease in the closing cash balance. At the time of signing the accounts, business performance in 2021 has been in line with these expectations. The cleared cash balance at the 28 March 2021 was £51.6m which was £9.7m higher than budgeted.

Funding

The Group is funded through a mixture of bank debt, shareholder loan notes, preference shares and equity. All interest on the shareholder loan notes is capitalised and no capital repayments are due until 30 June

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Going Concern  (continued)

2023. The Group’s banking facilities with HSBC have a maturity date of 31 December 2022. Since the update to these facilities in March 2019 all fixed margin interest has been capitalised and a covenant holiday has been in place with only liquidity-based measures during 2020 and the first half of 2021. From 1 July 2021 and until maturity interest will be cash paid on these facilities and the liquidity-based covenant measures will be replaced with Adjusted EBITDA to Net Debt and Interest Cover ratios. Given the strong cash position of the Group, a capital repayment of £5.0m will be made on 27 June 2021. Following the period end, the backstop date on the preference shares was extended to 6 December 2026.

Cash Flow Projections

Detailed cash flow projections have been prepared which demonstrate the Group has sufficient financial resources and is forecast to trade within its financial covenants for the Going Concern Assessment Period. Those forecasts are based on the approved budget adjusted for any learnings that have come from the year to date performance. These forecasts have been sensitized against a set of severe but plausible downside assumptions, being a drop in revenue against the plan of 10% and a reduction in gross margin by an average 2.7%, mitigated through some modest overhead and capital cost reductions, which are within the control of the directors. The Group would continue to have a strong cash position and remain compliant with the banking covenants in this downside forecast. In the unlikely event of further downside (beyond the severe but plausible scenario) there is the possibility that banking covenants might be breached in 2022 but given the cash headroom in the business this is not considered to lead to a plausible risk to the ongoing operational existence of the business, and the directors have no reason to think the bank would not be supportive in this situation.

Acquisition

In the event of successful completion of the acquisition of the Group by Signa Sports United GmbH, the bank debt, shareholder loan notes and preference shares will become repayable. This will be satisfied through new debt or equity raised as part of the deal completion. The Directors are confident that any new debt being introduced into the business would be on terms that would not lead to any risk to the operational existence of the Group for the Going Concern Assessment period.

On the basis of their assessment of the Group’s financial position the Group’s directors are confident that the Group will have sufficient funds to continue to meet its liabilities as they fall due for the Going Concern Assessment Period and therefore have prepared the financial statements on a going concern basis.

Subsidiaries

Business combinations are accounted for using the purchase method.

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. In assessing control, the Group takes into consideration potential voting rights. The acquisition date is the date on which control is transferred to the acquirer. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Subsidiaries  (continued)

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Unrealised losses are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Revenue

Revenue arising from sales represents the invoiced amounts of goods and services, adjusted at the period end for items which have yet to reach the customer, stated net of value added tax. Revenue arising from the sale of gift vouchers is deferred and recognised at the point of redemption. An expiration assumption is applied to customer vouchers based on historic voucher expiry data. There are no other performance obligations arising from the sale of goods to customers that require disaggregation. Rights to return are estimated based on historic returns data and an estimate of sales to be refunded and stock returned made within the accounts. There are no separable or enhanced warranties that are sold to customers that would require disaggregation.

Cost of sales

Cost of sales includes the cost of goods sold and all direct costs associated with landing these goods into the warehouse, including import duty and import freight. The cost of damaged and lost stock is included within cost of sales as is the impairment of stock from cost to net realisable value.

Pensions

The Group operates a defined contribution scheme and pays contributions to publicly or privately administered pension plans. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expense when they are due.

Net finance costs

Net finance costs comprises interest payable, finance charges on finance leases, interest receivable on funds invested and foreign exchange gains and losses, that are recognised in the income statement. Interest income and interest payable is recognised in profit or loss as it accrues, using the effective interest method.

Intangible assets

Acquired intangible assets are capitalised at costs incurred to acquire and to bring into use. These costs are amortised over their estimated useful lives as follows:

Asset Class	Amortisation Policy
Goodwill	Annual impairment review
Brands	5 to 12 years
Customer relationships	5 years
Customer database	3 to 8 years
Trademarks	10 years or registered life if shorter
Software and licenses	2 to 10 years

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Intangible assets  (continued)

Certain costs incurred in connection with the development of software to be used internally or for providing services to customers are capitalised once a project has progressed beyond a conceptual, preliminary stage to that of application development. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Company are recognised as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and

•	the expenditure attributable to the software product during its development can be reliably measured.

Costs that qualify for capitalisation include both internal and external costs, but are limited to those that are directly related to the specific project. Computer software costs are included at capitalised costs less accumulated amortisation and any recognised impairment loss.

Amortisation is calculated to write down the cost of the asset on a straight line basis over their estimated useful lives, which range from 2 to 10 years. Useful lives are reviewed at the end of each reporting period and adjusted if appropriate.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment. Depreciation is provided to write off the cost less the estimated residual value, of tangible fixed assets over their estimated useful economic lives as follows:

Asset Class	Depreciation Policy
Land	Indefinite
Buildings	50 years to life of the lease
Equipment and fixtures:
Computer and communications equipment	2 to 4 years
Fixtures, fittings and furniture	5 to 7 years
Plant and machinery	4 to 5 years
Motor vehicles	4 years

Impairment of non-financial assets

Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Impairment of non-financial assets  (continued)

for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the cash-generating unit (“CGU”) to which the asset belongs. For tangibles and intangibles the allocation is made to those CGU units that are expected to benefit from the asset.

Any impairment charge is recognised in the income statement in the period in which it occurs. With the exception of goodwill; when an impairment loss subsequently reverses due to a change in the original estimate, the carrying amount of the asset is increased to the revised estimate of its recoverable amount providing it doesn’t exceed the original carrying amount before impairment. Any impairment loss related to goodwill is non reversible.

Financial Instruments

Financial assets and financial liabilities are recognised when the company becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and liabilities (other than financial assets and financial liabilities at fair value through the profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets and financial liabilities at fair value through the profit or loss are recognised immediately in profit or loss.

Effective interest method

The effective interest method is a method of calculating amortised cost of a financial instrument and allocating interest over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash flows related to the financial instrument over its expected life, or where appropriate, a shorter period, to the net carrying amount on initial recognition.

Financial Assets

Financial assets are classified into the following specified categories: financial assets ‘at fair value through profit or loss’ (FVTPL), ‘held-to-maturity’ investments, ‘available-for-sale’ (AFS) financial assets and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. All regular way purchases or sales of financial assets are recognised and derecognised on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Financial Instruments  (continued)

Financial assets at FVTPL

Financial assets are classified as at FVTPL when the financial asset is (i) contingent consideration that may be paid by an acquirer as part of a business combination to which IFRS 3 applies, (ii) held for trading, or (iii) it is designated as at FVTPL. Financial assets at FVTPL are stated at fair value, with any gains or losses arising on remeasurements included in profit or loss. Fair value is determined in the manner described in note 20.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including trade and other receivables, bank balances and cash) are measured at amortised cost using the effective interest method, less any impairment.

Interest income is recognised by applying the effective interest rate, except for short term receivables when the effect of discounting is immaterial.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at FVTPL’ or ‘other financial liabilities’.

Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL when the financial liability is (i) contingent consideration that may be paid by an acquirer as part of a business combination to which IFRS 3 applies, (ii) held for trading, or (iii) it is designated as at FVTPL. Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on remeasurements included in profit or loss.

Other financial liabilities

Other financial liabilities (including borrowings and trade and other payables) are subsequently remeasured at amortised cost using the effective interest rate method.

Derecognition of financial liabilities

The Company derecognises a financial liability when the criteria for derecognition are met such as when, the Company’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognised and consideration paid or payable is recognised in profit or loss.

Leasing

The Company recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Leasing  (continued)

incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise the following:

•	fixed payment, including in-substance fixed payments.

•	variable lease payments that depend on an index or rate, initially measured using the index or rate as at the commencement date

•	amounts expected to be payable under a residual value guarantee; and

•

the exercise price under a purchase option that the Company is reasonably certain to exercise, leases payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company presents right-of-use assets that do not meet the definition of investment property in “tangible assets” and lease liabilities in “creditors: amounts falling due within one year” or “creditors: amounts falling due after more than one year” in the statement of financial position.

Short-term leases and leases of low-value assets

The Company has elected not to recognise right-of-use assets and lease liabilities for short-term leases of machinery that have a lease term of 12 months or less and leases of low-value assets, including IT equipment. The Company recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Government grants

Government grants are included within deferred government grants in the balance sheet and credited to the profit and loss account on a systematic basis over the periods in which the Group recognises as expenses the related costs for which the grants are intended to compensate. The Group has elected to present grants related to income as a reduction to the related expense line. During the period, the group claimed Government grants in relation to the Coronavirus Job Retention Scheme totalling less than £32,000. These grants were fully repaid to the scheme within the period.

Inventory

A provision is made for those items of inventory where the net realisable value is estimated to be lower than cost. Net realisable value is based on both historical experience and assumptions regarding future selling prices, and is consequently a source of estimation uncertainty. The key estimation uncertainties relate to the level of price adjustment that would be required to stimulate demand on slower-selling lines; the estimate of future selling prices based on historical levels achieved and specific pricing plans; and the assumptions around demand levels for product types.

Borrowing costs

General and specific borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

Current taxation

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantially enacted by the balance sheet date.

Income tax relating to items recognised in comprehensive income or directly in equity is recognised in comprehensive income or equity and not in the income statement.

Deferred taxation

Deferred income tax is provided using the liability method on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, with the following exceptions:

•

where the temporary difference arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss;

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Deferred taxation  (continued)

•

in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future;

•

and deferred income tax assets are recognised only to the extent that it is probable that taxable profit will be available against which deductible temporary differences, carried forward tax credits or tax losses can be utilised.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised.

The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date.

Employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under incentives if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Termination benefits are recognised as an expense when the company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognised as an expense if the company has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably. If benefits are payable more than 12 months after the reporting date, then they are discounted to their present value.

Significant accounting judgements, estimates and assumptions

These consolidated interim financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as adopted for use by the International Accounting Standards Board (“IASB”), in conformity with the requirements of the International Financial Reporting Interpretations Committee (“IFRIC”) interpretations, which require estimates, judgements and assumptions to be made that affect the value at which certain assets and liabilities are held at the balance sheet date and also the amounts of revenue and expenditure recorded in the period. The directors believe the accounting policies chosen are appropriate to the circumstances and that the estimates, judgements and assumptions involved in its financial reporting are reasonable. Accounting estimates made by the Group’s management are based on information available to management at the time each estimate is made. Accordingly, actual outcomes may differ materially from current expectations under different assumptions and conditions. The estimates, assumptions and judgements for which there is a significant risk of a material adjustment to the financial statements within the next financial year are set out below.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Significant accounting judgements, estimates and assumptions  (continued)

Significant Estimates and Assumptions

Inventory

Provision is made for those items of inventory totalling £53.2m (2019: £59.9m) where the net realisable value is estimated to be lower than cost, the provision totalling £2.7m (2019: £1.3m). Net realisable value is based on both historical experience and assumptions regarding future selling prices, and is consequently a source of estimation uncertainty. The key estimation uncertainties relate to the level of price adjustment that would be required to stimulate demand on slower-selling lines; the estimate of future selling prices based on historical levels achieved and specific pricing plans; and the assumptions around demand levels for product types.

A sensitivity has been carried out on the carrying value of inventory. A 10% reduction in the current selling price of products would cause a £1.3m reduction in inventory net realisable value; and a 10% increase in price would lead to a £1.3m increase in inventory net realisable value.

Goodwill Impairment

The carrying amounts of the Company’s and the Group’s assets other than inventories and deferred tax assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. An impairment loss is recognised whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. The value in use is remeasured based upon recent performance and the future financial plans, the key assumptions in calculating the value in use are the revenue and margin growth rates along with the cost percentages, discount rate and terminal growth rate. Impairment losses are recognised in the income statement. Brought forward impairments of £108.4m in relation to Goodwill are recognised in the Group balance sheet.

Restatement of prior year cash flow

In preparing this financial information the directors have reconsidered and reclassified in the consolidated cash flow statement an amount of £8.3m in the period ended 29 December 2019, related to a cash outflow arising on the acquisition of non-controlling interests associated with the disposal of Bike 24 from Investing to Financing cash flows. The restatement of this cash flow misstatement has no effect on the loss or net liabilities for any period presented.

3.	Revenue by geographic location

	39 weeks ending 27 Sep 2020	52 weeks ending 29 Dec 2019
	£’000	£’000
United Kingdom	171,950	153,969
Rest of Europe	49,020	76,878
Rest of World	70,632	84,332

	291,602	315,179

This analysis is based on the geographical location of customers.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

4.	Expenses and auditor’s remuneration

	39 weeks ending 27 Sep 2020	52 weeks ending 29 Dec 2019
	£’000	£’000
Other charges:
Depreciation of tangible assets	2,248	3,757
Amortisation of intangible assets	12,566	15,816
Depreciation and amortisation to align cost and depreciation	—	(1,248)

	14,814	18,325
(Gain) / Loss on disposal of tangible assets	(8)	57

	14,806	18,382

	39 weeks ending 27 Sep 2020	52 weeks ending 29 Dec 2019
	£’000	£’000
Auditor’s remuneration:
Statutory audit services: Continuing	1,209	301
Statutory audit services: Discontinuing	—	44
Other services relating to taxation and advisory services: Continuing	182	89
Other services relating to taxation and advisory services: Discontinuing	—	11

	1,391	445

5.	Employee numbers and costs

	39 weeks ending 27 Sep 2020	52 weeks ending 29 Dec 2019
	£’000	£’000
Costs of Group Employees (excluding directors) during the period amounted to:
Wages and salaries: Continuing	20,376	22,876
Wages and salaries: Discontinuing	—	6,358
Social security costs: Continuing	2,108	2,100
Social security costs: Discontinuing	—	1,276
Other Pension Costs: Continuing	753	1,042
Other Pension Costs: Discontinuing	—	7
Healthcare Costs: Continuing	96	171

	23,333	33,830

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

5.	Employee numbers and costs (continued)

Average number of employees employed by the Group, including directors employed by the Group, during the period analysed by category, was as follows:

	39 weeks ending 27 Sep 2020	52 weeks ending 29 Dec 2019
	Number	Number
Directors: Continuing	2	3
Directors: Discontinuing	—	3
Head office and administration: Continuing	482	520
Head office and administration: Discontinuing	—	184
Warehouse: Continuing	321	328
Warehouse: Discontinuing	—	128

	805	1,166

Directors’ emoluments

Compensation of key management personnel

Key management includes the directors as identified in the directors’ report. The compensation paid or payable to key management for employee services to Group companies within the Group is shown below:

	39 weeks ending 27 Sep 2020 £’000	52 weeks ending 29 Dec 2019 £’000
Short-term employee benefits: Continuing	387	426
Short-term employee benefits: Discontinuing	—	539

	387	965

Long-term employee benefits: Continuing	184	—

Highest paid director	310	164

Retirement benefits are accruing to zero (2019: zero) directors under a money purchase scheme.

At the period-end £375,667 (2019: £nil) was owed to the directors in respect of short-term and long-term incentive plans.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

6.	Finance income and finance cost

	39 weeks ending 27 Sep 2020 £’000	52 weeks ending 29 Dec 2019 £’000
Finance income
Bank interest receivable	—	1

Finance cost
Payable to shareholders	26,127	31,173
Loan cost amortisation relating to shareholder and investor loans	21	672

	26,148	31,845

Bank interest and other similar charges	2,349	3,548
Interest on lease liability	775	651
Loan cost amortisation relating to bank loans	31	29
Exchange loss	4,059	246

	33,362	36,319

7.	Taxation

	39 weeks ending 27 Sep 2020 £’000	52 weeks ending 29 Dec 2019 £’000
Recognised in the income statement
Current tax
Current tax on income for the period	(20)	—
Adjustments in respect of prior periods	(78)	187

Total current tax	(98)	187

Deferred tax
Origination and reversal of temporary differences	(1)	(300)
Adjustments in respect of prior periods	(351)	2
Effect of tax rate change	6	—

Total deferred tax	(346)	(298)

Tax credit in the Income Statement	(444)	(111)

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

7.	Taxation (continued)

Reconciliation of effective income tax charge / (credit)

The charge for the period can be reconciled to the loss per the income statement as follows:

	39 weeks ending 27 Sep 2020 £’000	52 weeks ending 29 Dec 2019 £’000

Loss before tax	(33,690)	(55,537)

Weighted average tax rate	19.00%	19.00%
At the weighted average income tax rate	(6,401)	(10,552)
Income not taxable for tax purposes	(4)	—
Expenses not deductible for tax purposes	4,602	6,014
Fixed asset differences	35	79
Research and development credit	16	6
Impact of rate change	—	359
Movement in unrecognised deferred tax asset	1,737	3,794
Adjustments in respect of prior periods	(429)	189

	(444)	(111)

A UK corporation rate of 19% (effective 1 April 2020) was substantively enacted on 17 March 2020, reversing the previously enacted reduction in the rate from 19% to 17%. This will increase the company’s future current tax charge accordingly. The deferred tax asset at 27 September 2020 has been calculated at 19% (2019: 17%).

The March 2021 Budget announced that a rate of 19% would continue to apply with effect from 1 April 2021, and will increase to 25% with effect 1 April 2023. This will increase the company’s future current tax charge accordingly and the unrecognised deferred tax asset by £5,007,000.

	Intangibles arising on acquisition £’000	Accelerated capital allowances £’000	Other short term temporary differences £’000	Total £’000
Deferred tax
Asset / (Liability) at 30 December 2018	(19,444)	2	84	(19,358)
Movement in the year	298	—	—	298
Business disposals	18,714	—	—	18,714

Asset / (Liability) at 29 December 2019	(432)	2	84	(346)
Movement in the period	(1,346)	1,776	(84)	346

Asset / (Liability) at 27 September 2020	(1,778)	1,778	—	—

A deferred tax asset in respect of tax losses carried forward and, accelerated capital allowances and other short term temporary differences has not been recognised in the statement of financial position due to uncertainty relating to the sufficiency of taxable profits against which to utilise the benefits of the temporary differences, and when they are expected to reverse in the foreseeable future. These are detailed below. Tax losses do not expire under current legislation.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

7.	Taxation (continued)

Reconciliation of effective income tax charge / (credit)  (continued)

	Losses carried forwards £’000	Accelerated capital allowances £’000	Interest Excess £’000	Other short term temporary differences £’000	Total £’000
Unrecognised deferred tax asset
Unrecognised asset at 30 December 2018	5,354	4,943	1,564	27	11,888
Movement in the year	383	2,894	—	517	3,794
Business disposals	—	—	(1,564)	—	(1,564)

Unrecognised asset at 29 December 2019	5,737	7,837	—	544	14,118
Remeasurement of unrecognised deferred tax asset	675	922	—	177	1,774
Movement in the period	2,398	888	—	(1,549)	1,737
Recognition of deferred tax asset	—	(2,602)	—	828	(1,774)

Unrecognised asset at 27 September 2020	8,810	7,045	—	—	15,855

8.	Discontinued operations

Disposal of Bike24

During the prior period, the Group completed the disposal of Bike 24 GmbH on 8 November 2019. As consideration the Group received €46,412,000 the equivalent to £41,771,000 in cash. As part of the disposal, the 27% non-controlling interest in Peloton Topco Limited, an intermediary holding company that indirectly held Bike 24 GmbH, was acquired for €9,173,000 the equivalent to £8,256,000.

To coincide with this disposal the Tracking Ordinary shares were redeemed in Mapil Topco to the value of £511,278, shareholder and management loan notes totalling £37,158,000 were repaid.

The tables below show the condensed results of the discontinued operations which are included in the Group income statement and Group cash flow statement respectively.

Income Statement

52 weeks ending 29 Dec 2019 £’000
Turnover	101,739
Expenses	(109,100)

Underlying loss before tax	(7,361)
Taxation	(755)

Loss after tax	(8,116)
Costs to sell	(4,397)
Profit after tax on disposal of Bike24 Group	16,274

Total profit after tax of discontinued operations	3,761

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

8.	Discontinued operations (continued)

Income Statement  (continued)

The profit after tax on disposal of the Bike24 Group is made up as follows:

29 Dec 2019 £’000
Intangible assets	(143,868)
Tangible assets	(8,146)
Inventory	(34,325)
Trade and other receivables	(5,435)
Cash and cash equivalents	(3,280)
Creditors: amounts falling due within one year	28,321
Creditors: amounts falling due after more than one year	116,037
Deferred tax liability	17,228

Net book value of assets disposed	(33,468)
Consideration received in cash	41,771
Gain on non-controlling interest disposed of	7,971

Profit after tax on disposal of Bike24 Group	16,274

Cashflows from / (used in) operations

29 Dec 2019 £’000
Net cash used in operating activities	(19)
Net cash used in investing activities	(447)
Net cash from financing activities	—

Net cash used in discontinued operations	(466)

Effect of disposal on the financial position of the Group

29 Dec 2019 £’000
Consideration received, satisfied in cash	41,771
Cash and cash equivalents disposed of	(3,280)
Costs to sell	(4,397)

Net cash inflow on disposal of discontinued operation, net of cash disposed of and costs to sell	34,094

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

9.	Intangible assets

	Construction in progress £’000	Goodwill £’000	Intellectual property £’000	Software and licenses £’000	Total £’000

Cost
At 29 December 2019	3,020	179,505	16,941	66,014	265,480
Additions	837	—	—	838	1,675
Transfer on completion	(130)	—	—	91	(39)

At 27 September 2020	3,727	179,505	16,941	66,943	267,116

Accumulated amortisation
At 29 December 2019	604	108,372	6,813	39,855	155,644
Amortisation and impairment	1,846	—	1,345	9,375	12,566

At 27 September 2020	2,450	108,372	8,158	49,230	168,210

Net book value
At 27 September 2020	1,277	71,133	8,783	17,713	98,906

At 29 December 2019	2,416	71,133	10,128	26,159	109,836

Borrowing costs amounting to £1,330,000 (2019: £1,330,000) have been capitalised in software and licenses at interest rates ranging from 4.45% to 7.12%.

Intellectual property includes brands, trademarks and customer databases.

	Construction in progress	Goodwill	Intellectual property	Software and licenses	Total
	£’000	£’000	£’000	£’000	£’000
Cost
At 30 December 2018	1,840	281,189	82,665	62,509	428,203
Additions	2,376	113	11	2,984	5,484
Transfer on completion	(1,196)	—	—	1,196	—
Effect of movements in foreign exchange	—	(5,576)	(3,601)	(37)	(9,214)
Disposals	—	—	—	—	—
Business disposals	—	(96,221)	(62,134)	(638)	(158,993)

At 29 December 2019	3,020	179,505	16,941	66,014	265,480

Accumulated amortisation
At 30 December 2018	—	108,272	15,415	26,825	150,512
Amortisation and impairment	604	100	6,347	13,206	20,257
Disposals	—	—	—	—	—
Business disposals	—	—	(14,949)	(176)	(15,125)

At 29 December 2019	604	108,372	6,813	39,855	155,644

Net book value
At 29 December 2019	2,416	71,133	10,128	26,159	109,836

At 30 December 2018	1,840	172,917	67,250	35,684	277,691

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

9.	Intangible assets (continued)

Impairment testing for cash generating units containing goodwill

For the purpose of impairment testing management consider the operations of Mapil Topco Limited and its subsidiaries to constitute one cash generating unit (the “WiggleCRC CGU”). The entire carrying value of goodwill has been allocated to this CGU for the purposes of impairment testing.

The recoverable amount of the WiggleCRC CGU is based on its value in use which has been determined by discounting the future cash flows to be generated from the continuing use of this CGU.

Key assumptions used in calculating value in use

The discounted cash flow calculation is based on management’s 5 year plan, with the first year being the 2021 Budget. A terminal value is applied to the last year.

The growth rates used to extrapolate cash flow projections beyond the period covered by the business plan are as follows:

	2020	2019
Terminal growth rate	2.0%	2.0%
Pre-tax discount rate	11.9%	11.8%

Terminal growth rate

A terminal growth of 2% is consistent with long term projections of the online retail sector.

Discount rate

The discount rate has been calculated by by using the Capital Asset Pricing Model (CAPM), adjusted to reflect market risks. This is considered to be the most accurate measure of the risk associated with cash flow of the CGU.

Key assumptions in the 5 year plan include average annual revenue growth of 4.8% (2019: 3.4%) and an average annual increase to gross margin of 0.2% (2019: 0.8%).

Sensitivity 2020

The impairment review determined that there has been no impairment of the CGU. Sensitivity analysis has been performed in assessing the recoverable amounts of goodwill by changing key assumptions in the 5 year plan and the terminal growth and discount rates. The sensitivity analysis shows an impairment would occur if: the terminal gross margin rates were 300 bps lower, the pre-tax discount rate was increased to 18.2%, the terminal growth rate dropped to -8.0%, the average annual revenue growth in the 5 year plan was an average reduction of -23.7%, or if the average annual gross margin growth in the 5 year plan was an average annual gross margin reduction of -0.3%.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

9.	Intangible assets (continued)

Sensitivity 2019

The impairment review determined that there has been no impairment of the CGU. Sensitivity analysis has been performed in assessing the recoverable amounts of goodwill by changing key assumptions in the 5 year plan and the terminal growth and discount rates. The sensitivity analysis shows an impairment would occur if: there was no sales growth in the 5 year plan; the average annual gross margin increase in the 5 year plan was 30 bps lower; terminal gross margin rates were 135 bps lower, terminal distribution costs, sales promotion costs or overhead costs as a percentage of sales were 135 bps higher; the pre-tax discount rate was 188 bps higher; or if the terminal growth rate dropped to -0.4%.

10.	Tangible fixed assets

	Right of use asset	Leasehold land and buildings	Equipment and fixtures	Motor vehicles	Total
Cost	£’000	£’000	£’000	£’000	£’000
At 29 December 2019	13,059	11,438	8,327	320	33,144
Additions	3,585	—	612	—	4,197
Modification	7,480	—	—	—	7,480
Transfer from CIP	—	—	39	—	39
Disposals	(2,171)	—	—	—	(2,171)

At 27 September 2020	21,953	11,438	8,978	320	42,689

Accumulated depreciation
At 29 December 2019	3,546	5,038	7,454	272	16,310
Depreciation	1,551	356	330	11	2,248
Disposals	(1,846)	—	—	—	(1,846)

At 27 September 2020	3,251	5,394	7,784	283	16,712

Net book value
At 27 September 2020	18,702	6,044	1,194	37	25,977

At 29 December 2019	9,513	6,400	873	48	16,834

Cost includes direct costs incurred in bringing assets into their present condition, which includes certain incremental labour costs. Borrowing costs amounting to £618,000 (2019: £618,000) have been included in leasehold land and buildings.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

10.	Tangible fixed assets (continued)

Modification of right of use assets relates to lease amendments for the group’s main warehouse, including a lease extension and revised rental payments.

	Right of use asset	Leasehold land and buildings	Equipment and fixtures	Motor vehicles	Total
Cost	£’000	£’000	£’000	£’000	£’000
At 30 December 2018	22,131	11,493	17,736	329	51,689
Additions	1,411	—	1,913	38	3,362
Movement in asset retirement provisions	—	76	—	—	76
Effect of movements in foreign exchange	(3,488)	(48)	(4,121)	(12)	(7,669)
Disposals	(949)	—	(56)	(14)	(1,019)
Business disposals	(6,046)	(83)	(7,145)	(21)	(13,295)

At 29 December 2019	13,059	11,438	8,327	320	33,144

Accumulated depreciation
At 30 December 2018	3,448	4,399	8,753	294	16,894
Depreciation	2,920	689	1,954	12	5,575
Disposals	(940)	—	(56)	(14)	(1,010)
Business disposals	(1,882)	(50)	(3,197)	(20)	(5,149)

At 29 December 2019	3,546	5,038	7,454	272	16,310

Net book value
At 29 December 2019	9,513	6,400	873	48	16,834

At 30 December 2018	18,683	7,094	8,983	35	34,795

11.	Subsidiary undertakings

The following are wholly owned subsidiary companies of the Mapil Topco Limited Group.

Name	Country of incorporation	Class of shares held	Holding		Principal activity
Mapil Midco 1 Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100 Direct	%	Holding company
Peloton Topco Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100 Indirect	%	Holding company
Peloton Midco 1 Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100 Indirect	%	Holding company

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

11.	Subsidiary undertakings (continued)

Name	Country of incorporation	Class of shares held	Holding		Principal activity
Mapil Midco 2 Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100 Indirect	%	Holding company
Mapil Bidco Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100 Indirect	%	Holding company
Chain Reaction Cycles Limited 5 Trench Road, Mallusk, Newtonabbey BT36 4TY, Northern Ireland	United Kingdom	Ordinary	100 Indirect	%	Management company
Chain Reaction Cycles Retail Limited 5 Trench Road, Mallusk, Newtonabbey BT36 4TY, Northern Ireland	United Kingdom	Ordinary	100% Indirect		Retail of cycle goods
Hotlines Europe Limited Kilbride Road, Doagh, Ballyclare, County Antrim, BT39 0EE, Northern Ireland	United Kingdom	Ordinary	100% Indirect		Retail of cycle goods
Taiwan Chain Reaction Co. Ltd 3F., No. 398, Juguang Rd, Yuanlin Township Changhua County 51052, Taiwan	Taiwan	Ordinary	100% Indirect		Buying office
Ensco 503 Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary A Ordinary 2009 Ordinary Super Ordinary 2010 Ordinary 2010 Super Ordinary A Preference B Preference	100% Indirect		Holding company
Wiggle Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary A Ordinary B Ordinary C Ordinary D Ordinary	100% Indirect		Retail of cycle and other sporting goods
Wiggle Australia (Pty) Limited Tower Two, Collins Square, Level 36, 727 Collins Street, Docklands, Victoria, 3008, Australia	Australia	Ordinary	100% Indirect		Retail of cycle and other sporting goods
WiggleCRC US LLC 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801	United States of America	Ordinary	100% Indirect		Dormant

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

12.	Inventories

	27 Sep 2020 £’000	29 Dec 2019 £’000
Finished goods and goods for resale	53,214	59,873

All inventories are carried at cost less a provision to take account of slow moving and obsolete items.

The cost of inventories recognised as an expense in continuing operations during the 39 weeks to 27 September 2020 was £199,938,000 (52 weeks to 29 December 2019: £227,645,000).

The cost of inventories recognised as an expense includes £2,652,000 (2019: £1,276,000) in respect of write-downs to net realisable value.

13.	Trade and other receivables

	27 Sep 2020 £’000	29 Dec 2019 £’000
Trade receivables	354	608
Prepayments and accrued income	9,359	7,694
Corporation tax	292	125
Other taxes and social security	1	1
Other receivables	369	605

	10,375	9,033

All Group receivables are repayable on demand. Management have analysed forecast future cash flows for the Group in determining that group receivable balances are recoverable.

14.	Creditors: amounts falling due within one year

	27 Sep 2020 £’000	29 Dec 2019 £’000
Amounts owed to shareholders	14,536	14,361
Trade creditors	44,917	30,410
Other taxes and social security	6,526	4,831
Lease liability	2,141	2,158
Accruals	10,009	3,422
Other creditors	11,608	7,866

	89,737	63,048

Amounts owed to shareholders includes interest of £12,511,000 (2019: £12,472,000).

Trade creditors are non-interest bearing and are payable on average within 43 days at 27 September 2020 (2019: 34 days). Interest on group loan balances are at a rate ranging between 11% and 20% per annum (2019: 11% and 20%).

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

15.	Creditors: amounts falling due after more than one year

	27 Sep 2020 £’000	29 Dec 2019 £’000
Amounts owed to shareholders	199,102	176,948
Preference shares classified as liabilities	58,559	58,559
Dividends due on preference shares	18,211	14,265
Bank loans	73,710	67,078
Lease liability	20,502	10,776
Other	1,073	—

	371,157	327,626

The Creditors: amounts falling due after more than one year are repayable as follows:

As at 27 September 2020	Preference shares and dividends £’000	Loans from share- holders £’000	Bank loans £’000
Between two and five years	—	199,102	73,710
More than five years	76,770	—	—

As at 29 December 2019	Preference shares and dividends £’000	Loans from share- holders £’000	Bank loans £’000
Between two and five years	—	176,948	67,078
More than five years	72,824	—	—

Debt refinance

During the prior financial year, on 21 March 2019 the banking agreement held with HSBC was amended and restated. The key changes were as follows:

— Capital repayment date extended to December 2022;

— Term B loan was converted from JPY, SEK and AUD to EUR;

— RCF A was converted from SEK and GBP to EUR and GBP;

— Interest margin payments will be capitalised into the facility value until December 2021 quarterly; and

— Leverage Covenant measures were suspended with liquidity based measures agreed.

This was treated as a substantial modification and the effect on the consolidated income statement was not material.

In March 2021 new quarterly Net Debt to Adjusted EBITDA and Interest Cover covenants were agreed which replace the previous liquidity based covenant measures from July 2021 onwards. It was also agreed that interest payments will be settled in cash on a quarterly basis from July 2021 onwards and a capital repayment of £5.0m will be made on 27 June 2021.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

15.	Creditors: amounts falling due after more than one year (continued)

Debt refinance  (continued)

The maturity date of all shareholder loan notes is 30 June 2023.

Preference shares

Following the period end, the back stop date of the preference shares was extended to 6 December 2026. Due to this contractual repayment date, these are accounted for as a liability and are measured at amortised cost.

This table provides information about the contractual terms of the Group’s interest-bearing loans and borrowings, showing both the principal and carrying values, which are measured at amortised costs. For more information about the Group’s exposure to interest rate, liquidity, foreign currency and credit risks, see note 20.

As at 27 September 2020	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Revolving Facility (GBP)	4.5%	Libor	Dec 2022	10,341	10,325
Revolving Facility (EUR)	4.5%	Euribor	Dec 2022	15,072	13,719
Facility B (EUR)	5%	Euribor	Dec 2022	54,567	49,666

Total Bank Loans					73,710

As at 27 September 2020	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Loan Notes issued to shareholders (GBP)	11%	—	Jun 2023	93,762	93,762
Loan Notes issued to shareholders (GBP)	20%	—	Jun 2023	105,340	105,340

Total Loan Notes issued to shareholders					199,102

As at 29 December 2019	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Revolving Facility (GBP)	4.5%	Libor	Dec 2022	9,887	9,986
Revolving Facility (EUR)	4.5%	Euribor	Dec 2022	14,402	12,393
Facility B (EUR)	5%	Euribor	Dec 2022	51,879	44,699

Total Bank Loans					67,078

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

15.	Creditors: amounts falling due after more than one year (continued)

Debt refinance  (continued)

As at 29 December 2019	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Loan Notes issued to shareholders (GBP)	11.0%	—	Jun 2023	84,470	84,470
Loan Notes issued to shareholders (GBP)	20.0%	—	Jun 2023	92,478	92,478

Total Loan Notes issued to shareholders					176,948

16.	Provisions for liabilities and charges

	27 Sep	29 Dec
	2020	2019
Dilapidations and asset retirement provision	£’000	£’000
Balance at beginning of the period	1,947	1,968
Provisions utilised during the period	(210)	—
Remeasurement	(76)	(21)

	1,661	1,947

A dilapidations and asset retirement provision is made to cover the future cost of returning properties to the condition required by the lessor upon exit from the lease. It is based on management’s assessment of the current state of properties in the Group’s portfolio and an assessment of inflation and discount rates. These provisions are expected to be used within the next 15 years.

17.	Share capital and reserves

The movements in the called up share capital and share premium account are set out below:

	Share capital	Share Premium	27 Sep 2020	29 Dec 2019
Called up, allotted and fully paid	£’000	£’000	£’000	£’000
58,559,127 Preference shares of £.0001 each	6	58,553	58,559	58,559
1,600,000 A Ordinary shares of £.01 each	16	1,584	1,600	1,600
338,080 B Ordinary shares of £.01 each	4	336	340	340
339,384 C Ordinary shares of £.0125 each	4	—	4	4
124,789,389 D Ordinary shares of £.0001 each	12	124,777	124,789	124,789
2,931,957 E Ordinary shares of £.0001 each	—	—	—	—
60,000 E2 Ordinary Shares of £.15 each	9	—	9	9
77,111 F Ordinary shares of £.01 each	1	—	1	1
100 G Ordinary shares of £.00001 each	—	1,000	1,000	1,000
2,000,000 Preferred Ordinary shares of £.0001 each	—	—	—	—
567,738 Tracker Ordinary shares of £0.0001 each	—	—	—	—

Total share capital	52	186,250	186,302	186,302
Less: Preference shares classified as liabilities (see note 15)	(6)	(58,553)	(58,559)	(58,559)

Shares classified as equity at 27 September 2020	46	127,697	127,743	127,743

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

17.	Share capital and reserves (continued)

The A Ordinary Shares, B Ordinary Shares and C Ordinary shares, D Ordinary Shares, E Ordinary Shares, E2 Ordinary Shares, F Ordinary Shares, G Ordinary Shares, Preferred Ordinary Shares (together the “Ordinary Shares”) and Tracker Ordinary Shares shall rank pari passu among themselves, but they constitute separate classes of shares. Only holders of the E Ordinary Shares, E2 Ordinary Shares and the F Ordinary Shares shall have voting rights.

Tracker Ordinary Shares shall rank ahead of the Preference Shares and Ordinary Shares for all purposes and the Preference Shares shall rank ahead of the Ordinary Shares for all purposes.

Any return of capital will be made in the following order of priority:

1.	in paying to the holder of the Tracker ordinary Shares an amount equal to the Tracker Proportion Amount;;

2.	in paying to the holders of Preference Shares the Issue Price per share and all accrued Preference Dividends;

3.

to the extent the amount returned to the holders of the Midco 1 Surrey Loan Notes and Preference Shares is less than £238m in aggregate, in paying to the holders of Preferred Ordinary Shares (pro rata to their holdings of Preferred Ordinary Shares) such shortfall (for the avoidance of doubt, if the holders of the Midco 1 Surrey Loan Notes and Preference Shares receive an aggregate amount of £238m through the Midco 1 Surrey Loan Notes and Preference Shares, no return will be made to the holders of Preferred Ordinary Shares); and

4.	any balance of capital remaining will be paid between the following shareholders:

a.	97% to the holders of the E Ordinary Shares and E2 Ordinary Shares (pari passu as if one class of share);

b.	0.8% to the holders of the A Ordinary Shares;

c.	0.2% to the holders of the B Ordinary Shares; and

d.	2% to the holders of the D Ordinary Shares.

The C Ordinary Shares, F Ordinary Shares and G Ordinary Shares all have very limited rights on a return of capital:

1.	The C Ordinary Shares are entitled to receive £0.01 per share on a return of capital, but only after £100m of capital is returned on the A Ordinary Shares;

2.	The F Ordinary Shares are entitled to receive £0.01 per share on a return of capital, but only after £100m of capital is returned on the E and E2 Ordinary Shares (in aggregate); and

3.	The G Ordinary Shares are entitled to receive £0.01 per share on a return of capital, but only after £100m of capital is returned on the on the C and F Ordinary Shares (in aggregate).

Capital contribution reserve

The capital contribution reserve consists of shareholder debt that has been waived in exchange for capital contributions.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

17.	Share capital and reserves (continued)

Foreign currency reserve

The foreign currency reserve consists of the revaluation of non GBP functional currency in Group Companies.

18.	Commitments, contingencies and leases

Guarantees

A guarantee facility is in place under the terms of the HSBC banking facility and this is utilised in order to meet the requirements of the Group’s HMRC deferment account and Paypal settlement account. HMRC and Paypal guarantees in Wiggle Limited amount to £270,000 (2019: £900,000) and £630,000 (2019: £nil) respectively. No claims are expected in respect of these guarantees.

Cross Company Guarantees

The cross company guarantees are in relation to shareholder and bank loans. Shareholder loans in Mapil Midco 2 Limited amount to £71,703,000 (2019: £71,703,000) and bank loans in Mapil Bidco Limited amount to £68,604,000 (2019: £67,171,000). No claims are expected in respect of these guarantees.

The Company leases assets including land and buildings, equipment and fixtures and motor vehicles. Information about leases for which the Company is a lessee is presented below.

Right-of-use assets	Land and building £’000	Equipment and fixtures £’000	Motor vehicles £’000	Total £’000
Balance at 30 December 2018	17,854	814	15	18,683
Additions	863	485	63	1,411
Disposals	(944)	(5)	—	(949)
Depreciation	(2,821)	(84)	(15)	(2,920)
Depreciation on disposals	935	5	—	940
Business disposals	(7,619)	—	(33)	(7,652)

Balance at 29 December 2019	8,268	1,215	30	9,513
Additions	2,824	740	21	3,585
Modification	7,480	—	—	7,480
Disposals	(1,422)	(749)	—	(2,171)
Depreciation	(1,245)	(294)	(12)	(1,551)
Depreciation on disposals	1,410	436	—	1,846

Balance at 27 September 2020	17,315	1,348	39	18,702

Lease liabilities			27 Sep	29 Dec
Maturity analysis - contractual undiscounted cash flows			2020	2019
			£’000	£’000
Less than one year			3,194	3,037
One to five years			10,517	8,560
More than five years			16,242	8,901

Total undiscounted lease liabilities			29,953	20,498

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

18.	Commitments, contingencies and leases (continued)

Cross Company Guarantees  (continued)

	27 Sep	29 Dec
	2020	2019
Lease liabilities included in the statement of financial position	£’000	£’000
Current	2,141	2,158
Non-current	20,502	10,776

	22,643	12,934

Amounts recognised in profit and loss	27 Sep 2020 £’000	29 Dec 2019 £’000
Depreciation	1,551	2,920
Interest on lease liabilities	775	1,102

	2,326	4,022

Amounts recognised in the statement of cashflow	27 Sep 2020 £’000	29 Dec 2019 £’000
Total cash outflow for leases	1,510	4,015

During the initial uncertainty brought about by Covid related lockdown measures in the spring of 2020 some minor rental concessions were agreed with landlords. We have applied the practical expedient in all cases as per the IFRS 16 COVID-19-Related Rent Concessions Amendment. The immaterial P&L impact will unwind over the remaining lease terms.

19.	Related party disclosures

Identity of related parties

Mapil Topco Limited and all its subsidiaries form the Topco Group of Companies (“the Group”). The Group’s controlling shareholder is Bridgepoint Europe IV (Nominees) Limited. The registered office of Bridgepoint Europe IV (Nominees) Limited is 95 Wigmore Street, London, W1U 1FB. Bridgepoint Europe IV (Nominees) Limited holds the shares as nominee for the partnerships which make up the Bridgepoint Europe IV Fund, which is managed by Bridgepoint Advisers Holdings a company regulated by the Financial Conduct Authority and incorporated in England and Wales. The registered office of Bridgepoint Advisers Holdings is 95 Wigmore Street, London, W1U 1FB.

Christopher Watson a director of the Group was in the prior period a director of Taiwan Chain Reaction Co Limited. The registered office of Taiwan Chain Reaction Co Limited is 3F, No. 398 Jyuguang Road, Yuanlin Township, Changhua Hsien, Taiwan, 53269624.

	27 Sep 2020 £’000	29 Dec 2019 £’000
Shareholder loans and PIK notes	199,102	176,948
Preference shares classified as liabilities	76,770	72,824

	275,872	249,772

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

19.	Related party disclosures (continued)

Identity of related parties  (continued)

Interest due on the loan from the parent company is paid by the issue of PIK notes at rates of 11% to 20% per annum. Interest is then also payable on the PIK notes at rates of 11% to 20% per annum by the issue of further PIK notes.

Included in the loan from shareholders is £61,764,245 (2019: £61,764,245) of Mapil Midco 1 Limited and £71,703,116 (2019: £71,703,116) of Mapil Midco 2 Limited Unsecured Subordinated Redeemable Loan Notes listed on The International Stock Exchange.

Other transactions with controlling parties

At the period end there was £900,000 (2019: £900,000) outstanding in relation to management fees invoiced, and a further £825,000 (2019: £600,000) in relation to accrued management fees, payable to Bridgepoint.

Key management personnel

Key management includes the Directors as identified in the Directors’ report. The compensation paid or payable to key management for employee services is set out in note 5. Included within shareholder loans and PIK notes is £7,277,858 (2019: £7,081,358) owed to one of the Directors.

Other related parties

The Bike 24 Group was disposed of in 2019. During the period Wiggle Limited invoiced £nil (2019: £703,243) for transfers of stock to Bike 24 GMBH. At the period end there were no balances outstanding in relation to Bike 24 GMBH.

20.	Financial instruments

	27 Sep 2020 £’000	29 Dec 2019 £’000
Financial assets
Cash and bank balances	49,306	5,860
Loans and receivables at amortised cost	3,261	4,207

	52,567	10,067

	27 Sep 2020 £’000	29 Dec 2019 £’000
Financial liabilities
Held at amortised cost
Trade and other payables	73,059	46,529
Bank loans	73,710	67,078
Shareholder loans	213,639	191,309
Preference shares classified as amortising financial liability	76,770	72,824
Lease liability	22,643	12,934

	459,821	390,674

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

20.	Financial instruments (continued)

Loans and receivables at amortised cost excludes prepayments amounting to £7,114,000 (2019: £4,826,000).

20.1 Capital management

The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. There were no changes in the Group’s approach to capital management during the year.

The funding requirements of the Group are met by the utilisation of external borrowings together with available cash, as detailed in note 15.

20.2 Financial risk management objectives

The Group’s Treasury and Finance function monitors and manages the financial risks relating to the operations of the Group through internal management risk reports which evaluate financial risk exposures. These risks include market risk (including currency risk, interest rate risk and other price risk), credit risk and liquidity risk.

The Group manages the exposure to these risks as part of its day to day management of trading margins and profitability.

20.3 Market risk

Market risk is the risk that changes in market prices, such as exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments.

The Groups exposure to market risk is high due to the international sales mix, relatively low margins and high price elasticity. The directors are aware of this risk and are actively mitigating this by increasing margins and naturally hedging with purchasing currency.

20.4 Foreign currency risk management

The Group has a large overseas customer base. In certain key countries, customers can pay for products using their home currency. The Group manages the risk of foreign exchange fluctuations through natural hedging. The Group manages this exposure as part of its day to day management of trading margins and profitability; where possible measures are adopted to minimise this risk including matching payments to suppliers with monies received from revenue in the same currency.

Foreign currency sensitivity analysis

In managing currency risks, the Group aims to reduce the impact of short-term fluctuations on the Group’s earnings. The following analysis shows the Group’s sensitivity to a 10% increase in GBP against relevant foreign currencies. 10% is the sensitivity rate generally used when evaluating risk exposures internally and represents management’s assessment of a reasonably possible change in foreign currency exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 10% change in foreign currency rates. The analysis includes external

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

20.	Financial instruments (continued)

20.4 Foreign currency risk management  (continued)

loans as well as cash, trade creditors and trade prepayments. For a 10% weakening of GBP against relevant the currency, there would be a comparable impact on profit as follows:

If GBP had been 10% stronger/weaker against EUR and all other variables were held constant, the Group’s profit before tax would have increased/decreased by £5,468,871 (2019: £5,093,380) and this is due mainly to exposure on the loans and borrowings and trade creditor balances denominated in EUR, offset by cash balances held and trade prepayments denominated in EUR.

If GBP had been 10% stronger/weaker against JPY and all other variables were held constant, the Group’s profit before tax would have decreased/increased by £86,095 (2019: £88,297) and this is due mainly to cash balances held in JPY offset by trade creditor balances denominated in JPY.

If GBP had been 10% stronger/weaker against AUD and all other variables were held constant, the Group’s profit before tax would have decreased/increased by £187,526 (2019: £163,661) and this is due mainly to cash balances held in AUD offset by trade creditor balances denominated in AUD.

If GBP had been 10% stronger/weaker against USD and all other variables were held constant, the Group’s profit before tax would have decreased/increased by £377,471 (2019: £117,885) and this is due mainly to cash balances held and trade prepayments denominated in USD offset by trade creditors balances denominated in USD.

20.5 Interest rate risk management

The Group is exposed to interest rate risk because it borrows funds at both fixed and floating interest rates. This risk is managed by maintaining an appropriate mix between fixed and floating rate borrowings. The interest rate profile of loans and borrowings is described in note 15.

Interest rate sensitivity analysis

The sensitivity analysis below is determined based on the exposure to interest rates for loans and borrowings at the end of the reporting period. For floating rate borrowings, the analysis assumes the liability at the end of the year was outstanding for the whole year. A 1% increase or decrease is used as management consider this to be a reasonably possible change in interest rates.

If interest rates had been 1% higher/lower and all other variables were held constant, the Group’s profit before tax for the period would have decrease/increased by £334,000 (2019: £363,000) and this is due mainly to exposure on floating rate borrowings.

20.6 Credit risk management

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from a Group’s receivables from customers and investment securities.

The Group’s operations are principally retail and so exposure to credit risk is minimal. The Group periodically reviews its receivables and makes appropriate provisions where recovery is deemed to be doubtful.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 39 weeks ended 27 September 2020

Notes to the financial statements  (continued)

20.	Financial instruments (continued)

20.7 Liquidity risk management

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due.

The Group is in a stable cash position and retains headroom in its available working capital. In addition to an overdraft facility, the Group has access to revolving credit, import loans, guarantees and documents in trust.

20.8 Fair value measurements

Fair value of the Group’s financial assets and financial liabilities that are measured at fair value on a recurring basis

Trade and other receivables

Trade and other receivables are carried at recoverable amount, less provisions for any amounts where recovery is doubtful. All trade and other receivables are expected to be short term and therefore no discounting of value is appropriate. The fair value of trade and other receivables approximate the carrying values.

Trade and other payables

Trade and other payables are carried at the face value payable. All trade and other payables are expected to be short term and therefore no discounting of future cash flows is appropriate.

Cash and cash equivalents

The fair value of cash and cash equivalents is estimated at its carrying amount.

The bank loans are valued at their carrying amount in foreign currency, revalued at the corporate period end exchange rates. Shareholder debt is valued at its carrying amount.

In estimating fair value for foreign exchange derivatives, the Group uses future exchange rates derived from published forward currency rates.

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

20.	Financial instruments (continued)

20.9 Guarantees

Mapil Midco 2 Limited and its subsidiaries are obligors and joint guarantors of the HSBC banking facilities held in the name of a fellow subsidiary, Mapil Bidco Limited. The values of those facilities at the balance sheet date are shown below.

	Currency	Nominal interest rate (GBP)	Maturity	Face value 2020 Currency 000s
As at 27 September 2020
Revolving Facility (GBP)	GBP	Libor +4.5%	Dec 2022	10,341
Revolving Facility (EUR)	EUR	Euribor +4.5%	Dec 2022	15,072
Facility B (EUR)	EUR	Euribor +5%	Dec 2022	54,567

	Currency	Nominal interest rate (GBP)	Maturity	Face value 2020 Currency 000s
As at 29 December 2019
Revolving Facility (GBP)	GBP	Libor +4.5%	Dec 2022	9,887
Revolving Facility (EUR)	EUR	Euribor +4.5%	Dec 2022	14,402
Facility B (EUR)	EUR	Euribo r+5%	Dec 2022	51,879

21. Net debt

	Cash and bank balances £’000	Bank loans and other NCI £’000	Finance leases £’000	Preference shares and shareholder loan notes £’000	Net debt £’000
Balance at 30 December 2018	8,524	(161,531)	(22,951)	(237,978)	(413,936)
Cash flow	2,004	—	(4,015)	22,934	20,923
Disposal of subsidiary	(3,280)	93,441	—	—	90,161
Other movements including the effects of foreign exchange	(1,388)	1,012	14,032	(34,728)	(21,072)

Balance at 29 December 2019	5,860	(67,078)	(12,934)	(249,772)	(323,924)
Cash flow	43,054	—	(1,510)	—	41,544
Other movements including the effects of foreign exchange	392	(6,632)	(8,199)	(26,100)	(40,539)

Balance at 27 September 2020	49,306	(73,710)	(22,643)	(275,872)	(322,919)

Net debt is the total amount of cash and cash equivalents less interest-bearing loans and borrowings and finance lease liabilities. Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management and included as a component of cash and cash equivalents for the purposes of the statement of cash flows only.

22. Post balance sheet events

There are no adjusting or non adjusting post balance sheet events to be disclosed.

Company Registered Number: 07862446

MAPIL TOPCO LIMITED

Interim Financial Statements

for the 26 weeks ending 28 March 2021

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Officers and Professional Advisers

Directors

A Bruce

H Crwys-Williams (appointed 10 March 2021)

A Clemmow (resigned 24 March 2021)

M Davy

M Dunn

B McBride (resigned 23 June 2020)

C Watson

Registered office

1000 Lakeside, Suite 310

Third Floor, N E Wing

Portsmouth, PO6 3EN

Banker

HSBC Bank plc

165 High Street

Southampton, SO14 2NZ

Solicitor

Travers Smith LLP

10 Snow Hill

London, EC1A 2AL

Auditor

KPMG LLP

Gateway House

Tollgate

Chandler’s Ford

Southampton, SO53 3TG

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Consolidated Income Statement and Statement of Other Comprehensive Income

For the 26 weeks ending 28 March 2021

(2020: For the 26 weeks ending 29 March 2020)

	Note	26 weeks ending 28 March 2021 £‘000	26 weeks ending 29 March 2020 £‘000
Revenue		191,256	136,173
Cost of sales		(120,842)	(97,779)

Gross profit		70,414	38,394
Selling and distribution expenses		(25,558)	(17,859)
Administrative expenses		(24,879)	(22,554)

Operating profit / (loss) before depreciation, amortisation, impairment and gain / (loss) on disposal		19,977	(2,019)
Depreciation, amortisation and impairment	3	(5,627)	(10,222)
Gain / (Loss) on disposal		4	(65)

Operating profit / (loss)		14,354	(12,306)
Foreign currency gain / (loss)	4	4,206	(2,222)
Other interest payable and similar charges	4	(2,482)	(2,359)
Interest payable to shareholders and investors	4	(18,933)	(16,631)

Loss before tax		(2,855)	(33,518)
Taxation		(42)	(1,441)

Loss for the period from continuing operations		(2,897)	(34,959)

Discontinued operations	5	—	7,834

Profit for the period from discontinued operations		—	7,834

Loss for the period		(2,897)	(27,125)

Loss attributable to:
Non-controlling interest		—	(88)
Owners of the Company		(2,897)	(27,037)

Loss for the period		(2,897)	(27,125)

There are no other comprehensive gains or losses for the current or preceding financial period.

The notes on pages 6 to 14 are an integral part of these financial statements.

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Consolidated Statement of Financial Position

At 28 March 2021

(2020: At 29 March 2020)

	Note	28 March 2021 £‘000	29 March 2020 £‘000
Non-current assets
Intangible assets		97,661	106,428
Tangible assets		25,562	16,228

Total non-current assets		123,223	122,656

Current assets
Inventory	6	55,595	59,710
Assets held for sale		1,041	—
Trade and other receivables	7	11,559	9,428
Cash and cash equivalents		58,597	9,299

Total current assets		126,792	78,437

Current liabilities
Creditors: amounts falling due within one year	8	(97,079)	(74,740)

Total current liabilities		(97,079)	(74,740)

Net current assets		29,713	3,697

Total assets less current liabilities		152,936	126,353

Non-current liabilities
Creditors: amounts falling due after more than one year	9	(378,694)	(335,593)
Provisions for liabilities and charges		(1,916)	(1,950)
Deferred tax liability		—	(1,913)

Total non-current liabilities		(380,610)	(339,456)

Net liabilities		(227,674)	(213,103)

Capital and reserves
Share capital		46	46
Share premium		127,697	127,697
Capital contribution		72,430	72,430
Profit and loss		(427,847)	(413,276)

Total equity		(227,674)	(213,103)

The notes on pages 6 to 14 are an integral part of these financial statements.

These financial statements were approved by the Board of Directors on 7 June 2021.

Signed on behalf of the Board of Directors

A Bruce

Director

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Consolidated Statement of Changes in Equity

At 28 March 2021

	Share capital £‘000	Share premium £‘000	Capital contribution reserve £‘000	Retained earnings £‘000	Foreign currency reserve £‘000	Non controlling interest £‘000	Total equity £‘000
At 29 September 2019	46	128,264	72,430	(386,806)	814	15,362	(169,890)
Loss for the 26 week period to 29 March 2020	—	—	—	(27,037)	—	—	(27,037)
Non-controlling interest	—	—	—	—	—	(88)	(88)

Total comprehensive income	—	—	—	(27,037)	—	(88)	(27,125)

Capital reduction	—	(567)	—	567	—	—	—
Foreign exchange	—	—	—	—	2,703	—	2,703
Disposal of subsidiary	—	—	—	—	(3,517)	(15,274)	(18,791)

At 29 March 2020	46	127,697	72,430	(413,276)	—	—	(213,103)

	Share capital £‘000	Share premium £‘000	Capital contribution reserve £‘000	Retained earnings £‘000	Foreign currency reserve £‘000	Non controlling interest £‘000	Total equity £‘000
At 27 September 2020	46	127,697	72,430	(424,950)	—	—	(224,777)
Loss for the 26 week period to 28 March 2021	—	—	—	(2,897)	—	—	(2,897)

Total comprehensive income	—	—	—	(2,897)	—	—	(2,897)

At 28 March 2021	46	127,697	72,430	(427,847)	—	—	(227,674)

The notes on pages 6 to 14 are an integral part of these financial statements.

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Consolidated Cash Flow Statement

for the 26 weeks ending 28 March 2021

(2020: for the 26 weeks ending 20 March 2020)

	Note	26 weeks ending 28 March 2021 £‘000	26 weeks ending 29 March 2020 £‘000
Cash flows from operating activities
Loss for the period from continuing operations		(2,897)	(34,959)
Adjustments for:
Depreciation, amortisation and impairment		5,627	10,222
Decrease / (increase) in provision for dilapidations		255	(126)
(Gain) / Loss on disposals		(4)	65
Net foreign exchange (gain) / loss		(4,206)	2,222
Net finance cost		21,415	18,990
Tax charge		42	1,441
Operating cashflows from discontinued operations before working capital movements		—	319
Movements in working capital:
(Increase) / Decrease in inventories		(2,381)	6,285
(Increase) / Decrease in trade and other receivables		(1,184)	11,005
(Decrease) in trade and other payables		(976)	(1,506)

Cash flows from operations		15,691	13,958
Tax (paid) / refund		(10)	13
Interest paid		(7)	(118)

Net cash flows from operating activities		15,674	13,853

Cash flows (used in) / from investing activities
Payments for intangible assets, property, plant and equipment		(4,727)	(2,861)
Proceeds from sale of property, plant and equipment		4	14
Disposal of discontinued operation, net of cash disposed of and costs to sell	5	—	34,094

Net cash flows (used in) / from investing activities		(4,723)	31,247

Cash flows used in financing activities
Drawdown of loans with shareholders and non-controlling interests		—	3,688
Repayment of loans with shareholders and non-controlling interests		—	(37,158)
Financing cash flows from discontinued operations		—	(677)
Acquisition of non-controlling interest		—	(8,256)
Payment of lease liabilities		(1,697)	(1,139)

Net cash flows used in financing		(1,697)	(43,542)

Net increase in cash and cash equivalents		9,254	1,558

Net increase in cash and cash equivalents		9,254	1,558
Cash and cash equivalents at beginning of period		49,306	9,500
Effects of exchange rate changes on cash and cash equivalents held in foreign currencies		37	(1,759)

Cash and cash equivalents at end of period		58,597	9,299

The notes on pages 6 to 14 are an integral part of these financial statements.

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements

1.	General information

Mapil Topco Limited (the “Company”) incorporated in the United Kingdom on 28 November 2011 with company number 07862446. The registered address of the Company is 1000 Lakeside, Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN, United Kingdom. On 7 December 2011, the Company acquired Mapil Midco 1 Limited whose primary trading subsidiary undertaking was Wiggle Limited. On 7 July 2016 Mapil Bidco Limited, a subsidiary undertaking of Mapil Midco 1 Limited, acquired Chain Reaction Cycles Limited and its subsidiaries along with Decade Europe Limited and Hotlines Europe Limited. The trade and assets of Chain Reaction Cycles Limited were transferred to Wiggle Limited on the 28 August 2017. On 6 December 2017 the Group acquired Bike 24 GMBH, this was later disposed of on 8 November 2019. Both Wiggle Limited and Bike 24 GMBH were the main trading entities of the Group up until the point of disposal. In addition the Company wholly owns the subsidiaries listed in the consolidated financial statements made up to 27 September 2020, which together form Mapil Topco Limited Group (the “Group”).

2.	Summary of significant accounting policies

A summary of the significant accounting policies is set out below; these have been applied consistently in the financial period, and consistently with those applied in the consolidated financial statements made up to 27 September 2020.

Basis of preparation

These unaudited interim financial statements for the six months ended 28 March 2021 have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with the Group’s last consolidated financial statements prepared for the purpose of inclusion in a US filing document, for the acquisition of the Mapil Topco Group by Signa Sports United GmbH, as at and for the period ended 27 September 2020 (‘last financial statements’). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last financial statements.

The business encounters some seasonality and cyclicality of operations during the year. As a retailer of predominantly outdoor sports goods, the key northern hemisphere spring and summer trading months of May and June can see sales around 20% higher than the weekly average across the year, whilst sales in October can be 15% lower than the average. Key promotional periods can also see an increase in activity versus the weekly average; in particular the annual Black Friday campaign in November can see the single biggest trading week in the year. These interim financial statements cover a period of October through to March and so represent the autumn / winter trading period inclusive of the Black Friday campaign in November in both the current and comparative period.

These consolidated financial statements are prepared on a going concern basis under the historical cost convention as modified by financial instruments at fair value through the profit and loss. They are presented in sterling (£’000).

Historical cost is generally based on the fair value of the consideration in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Basis of preparation  (continued)

liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2, leasing transactions that are within the scope of IFRS 16, and measurements that have some similarity to fair value but are not fair value, such as net realisable value in IAS 2 or value in use in IAS 36.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for assets or liabilities, either directly (i.e. as prices) or indirectly (i.e. Derived from prices); and

•	Level 3: inputs for assets or liabilities that are not based on observable market data (unobservable inputs).

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement, complexity or areas where assumptions and estimates are significant to the financial statements are disclosed in this note below (Significant accounting judgements, estimates and assumptions).

Going Concern

In adopting the going concern basis for preparing the interim financial statements, the directors have considered the principal activities of the Group, the business risks and uncertainties, the financial performance for the period ended 28 March 2021 and expectations for the financial performance for 2021 and the first half of 2022 (the ‘Going Concern Assessment Period’), and the performance of the business against these expectations following the period end.

Operating profit before depreciation, amortisation, impairment and gain on disposal (Adjusted EBITDA) increased from a loss of £2.0m for the 26 week period ended 29 March 2020 to a profit of £20.0m for the 26 week period ended 28 March 2021. The key drivers are an increase in sales volume along with careful margin and cost management during the Covid-19 pandemic, underpinned by the strategic and operational improvements that have been delivered during the course of the last two years. Closing cash at the 28 March 2021 was £58.6m, which comprised a net cash inflow from operating activities in the period of £15.7m, a cash outflow from investing activities of £4.7m, and a cash outflow from financing activities of £1.7m. Net current trading assets at the period end (being net current assets less amounts owed to shareholders detailed in note 8) are £52.2m.

The plan for the Going Concern Assessment Period is to maintain the positive development in Adjusted EBITDA delivered in 2020 and the beginning of 2021. Underpinning this plan is an expectation to generate cash from operations through profitable trade and to re-invest this cash into the business as part of the capital investment plan in the Going Concern Assessment Period, as well as unwinding the working capital

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Going Concern  (continued)

benefit enjoyed by the group in 2020. The result of this would be a modest decrease in the closing cash balance. At the time of signing the interim financial statements, business performance in 2021 has been in line with these expectations.

Funding

The Group is funded through a mixture of bank debt, shareholder loan notes, preference shares and equity. All interest on the shareholder loan notes is capitalised and no capital repayments are due until 30 June 2023. The Group’s banking facilities with HSBC have a maturity date of 31 December 2022. Since the update to these facilities in March 2019 all fixed margin interest has been capitalised and a covenant holiday has been in place with only liquidity-based measures during 2020 and the first half of 2021. From 1 July 2021 and until maturity interest will be cash paid on these facilities and the liquidity-based covenant measures will be replaced with Adjusted EBITDA to Net Debt and Interest Cover ratios. Given the strong cash position of the Group, a capital repayment of £5.0m will be made on 27 June 2021.

Cash Flow Projections

Detailed cash flow projections have been prepared which demonstrate the Group has sufficient financial resources and is forecast to trade within its financial covenants for the Going Concern Assessment Period. Those forecasts are based on the approved budget adjusted for any learnings that have come from the year to date performance. These forecasts have been sensitized against a set of severe but plausible downside assumptions, being a drop in revenue against the plan of 10% and a reduction in gross margin by an average 2.7%, mitigated through some modest overhead and capital cost reductions, which are within the control of the directors. The Group would continue to have a strong cash position and remain compliant with the banking covenants in this downside forecast. In the unlikely event of further downside (beyond the severe but plausible scenario) there is the possibility that banking covenants might be breached in 2022 but given the cash headroom in the business this is not considered to lead to a plausible risk to the ongoing operational existence of the business, and the directors have no reason to think the bank would not be supportive in this situation.

Acquisition

In the event of successful completion of the acquisition of the Group by Signa Sports United GmbH, the bank debt, shareholder loan notes and preference shares will become repayable. This will be satisfied through new debt or equity raised as part of the deal completion. The directors are confident that any new debt being introduced into the business would be on terms that would not lead to any risk to the operational existence of the Group for the Going Concern Assessment period.

On the basis of their assessment of the Group’s financial position the Group’s directors are confident that the Group will have sufficient funds to continue to meet its liabilities as they fall due for the Going Concern Assessment Period and therefore have prepared the financial statements on a going concern basis.

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Significant accounting judgements, estimates and assumptions

These consolidated interim financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as adopted for use by the International Accounting Standards Board (“IASB”), in conformity with the requirements of the International Financial Reporting Interpretations Committee (“IFRIC”) interpretations, which require estimates, judgements and assumptions to be made that affect the value at which certain assets and liabilities are held at the balance sheet date and also the amounts of revenue and expenditure recorded in the period. The directors believe the accounting policies chosen are appropriate to the circumstances and that the estimates, judgements and assumptions involved in its financial reporting are reasonable.

Accounting estimates made by the Group’s management are based on information available to management at the time each estimate is made. Accordingly, actual outcomes may differ materially from current expectations under different assumptions and conditions. The estimates, assumptions and judgements for which there is a significant risk of a material adjustment to the financial statements within the next financial year are set out below.

Significant Estimates and Assumptions

Inventory

Provision is made for those items of inventory totalling £55.6m (2020: £59.7m) where the net realisable value is estimated to be lower than cost, the provision totalling £2.6m (2020: £1.7m). Net realisable value is based on both historical experience and assumptions regarding future selling prices, and is consequently a source of estimation uncertainty. The key estimation uncertainties relate to the level of price adjustment that would be required to stimulate demand on slower-selling lines; the estimate of future selling prices based on historical levels achieved and specific pricing plans; and the assumptions around demand levels for product types. A sensitivity has been carried out on the carrying value of inventory. A 10% reduction in the current selling price of products would cause a £1.0m reduction in inventory net realisable value; and a 10% increase in price would lead to a £1.0m increase in inventory net realisable value.

Goodwill Impairment

The carrying amounts of the Company’s and the Group’s assets other than inventories and deferred tax assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. An impairment loss is recognised whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. The value in use is remeasured based upon recent performance and the future financial plans, the key assumptions in calculating the value in use are the revenue and margin growth rates along with the cost percentages, discount rate and terminal growth rate. Impairment losses are recognised in the income statement. Brought forward impairments of £108.4m in relation to Goodwill are recognised in the Group balance sheet.

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

3.	Depreciation, amortisation and impairment

	26 weeks ending 28 Mar 2021 £’000	26 weeks ending 29 Mar 2020 £’000
Depreciation of tangible assets	1,759	1,621
Amortisation and impairment of intangible assets	3,868	8,601

	5,627	10,222
(Gain) / Loss on disposal of tangible assets	(4)	65

	5,623	10,287

In September 2020 a number of intangible assets with a three year useful economic life capitalised in 2017 following the integration of Wiggle and Chain Reaction Cycles were fully depreciated. This has led to a reduction in amortisation when compared to the same period in the prior year of £4m.

4.	Finance income and finance cost

	26 weeks ending 28 Mar 2021 £’000	26 weeks ending 29 Mar 2020 £’000
Foreign currency gain / (loss)
Exchange gain / (loss) on bank debt and other foreign currency balances	4,206	(2,222)

Interest payable to shareholders and investors
Payable to shareholders	18,917	16,606
Loan cost amortisation relating to shareholder and investor loans	16	25

	18,933	16,631

Other interest payable and similar charges
Bank interest and other similar charges	1,935	1,876
Interest on lease liability	526	473
Loan cost amortisation relating to bank loans	21	10

	21,415	18,990

5.	Discontinued operations

Disposal of Bike24

During the prior period, the Group completed the disposal of Bike 24 GmbH on 8 November 2019. As consideration the Group received €46,412,000 the equivalent to £41,771,000 in cash. As part of the disposal, the 27% non-controlling interest in Peloton Topco Limited, an intermediary holding company that indirectly held Bike 24 GmbH, was acquired for €9,173,000 the equivalent to £8,256,000.

To coincide with this disposal the Tracking Ordinary shares were redeemed in Mapil Topco to the value of £511,278, shareholder and management loan notes totalling £37,158,000 were repaid.

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

5.	Discontinued operations (continued)

Disposal of Bike24  (continued)

The tables below show the condensed results of the discontinued operations which are included in the Group income statement and Group cash flow statement respectively.

Income Statement

26 weeks ending 29 Mar 2020 £’000
Turnover	9,304
Expenses	(13,259)

Underlying loss before tax	(3,955)
Taxation	(88)

Loss after tax	(4,043)
Costs to sell	(4,397)
Profit after tax on disposal of Bike24 Group	16,274

Total profit after tax of discontinued operations	7,834

The profit after tax on disposal of the Bike24 Group is made up as follows:

29 Mar 2020 £’000
Intangible assets	(143,868)
Tangible assets	(8,146)
Inventory	(34,325)
Trade and other receivables	(5,435)
Cash and cash equivalents	(3,280)
Creditors: amounts falling due within one year	28,321
Creditors: amounts falling due after more than one year	116,037
Deferred tax liability	17,228

Net book value of assets disposed	(33,468)
Consideration received in cash	41,771
Gain on non-controlling interest disposed of	7,971

Profit after tax on disposal of Bike24 Group	16,274

Cashflows from / (used in) operations:

29 Mar 2020 £’000
Net cash used in operating activities	(19)
Net cash used in investing activities	(447)
Net cash from financing activities	—

Net cash used in discontinued operations	(466)

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

5.	Discontinued operations (continued)

Income Statement  (continued)

Effect of disposal on the financial position of the Group:

29 Mar 2020 £’000
Consideration received, satisfied in cash	41,771
Cash and cash equivalents disposed of	(3,280)
Costs to sell	(4,397)

Net cash inflow on disposal of discontinued operation, net of cash disposed of and costs to sell	34,094

6.	Inventories

	28 Mar 2021 £’000	29 Mar 2020 £’000
Finished goods and goods for resale	55,595	59,710

All inventories are carried at cost less a provision to take account of slow moving and obsolete items.

The cost of inventories recognised as an expense in continuing operations during the 26 weeks to 28 March 2021 was £120,842,000 (26 weeks to 29 March 2020: £97,779,000).

The cost of inventories recognised as an expense includes £2,607,000 (2020: £1,725,000) in respect of write-downs to net realisable value.

7.	Trade and other receivables

	28 Mar 2021 £’000	29 Mar 2020 £’000
Trade receivables	590	537
Prepayments and accrued income	10,063	8,371
Corporation tax	292	110
Other taxes and social security	1	—
Other receivables	613	410

	11,559	9,428

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

8.	Creditors: amounts falling due within one year

	28 Mar 2021 £’000	29 Mar 2020 £’000
Amounts owed to shareholders	22,493	17,613
Trade creditors	43,648	35,135
Other taxes and social security	8,397	6,193
Lease liability	1,681	1,480
Accruals	10,172	3,911
Other creditors	10,688	10,408

	97,079	74,740

Amounts owed to shareholders includes interest of £20,402,000 (2020: £17,649,000). Interest on shareholder loan balances are at a rate ranging between 11% and 20% per annum (2020: 11% and 20%).

Trade creditors are non-interest bearing and are payable on average within 45 days at 28 March 2021 (2020: 45 days).

9.	Creditors: amounts falling due after more than one year

	28 Mar 2021 £’000	29 Mar 2020 £’000
Amounts owed to shareholders	207,250	179,009
Preference shares classified as liabilities	58,559	58,559
Dividends due on preference shares	20,937	15,580
Bank loans	70,568	70,986
Lease liability	19,801	11,049
Other	1,579	410

	378,694	335,593

Amounts owed to shareholders includes loan notes totalling £133,467,000 (2020: £133,467,000) and accrued PIK interest of £73,829,000 (2020: £45,577,000). The balance also includes unamortised loan costs of £46,000 (2020: £35,000).

The Creditors: amounts falling due after more than one year are repayable as follows:

As at 28 March 2021	Preference shares and dividends £’000	Loans from share- holders £’000	Bank loans £’000
Between two and five years	—	207,250	70,568
More than five years	79,496	—	—

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

9.	Creditors: amounts falling due after more than one year (continued)

As at 29 March 2020	Preference shares and dividends £’000	Loans from share- holders £’000	Bank loans £’000
Between two and five years	-	179,009	70,986
More than five years	74,139	—	—

This table provides information about the contractual terms of the Group’s interest-bearing loans and borrowings, showing both the principal and carrying values, which are measured at amortised costs. For more information about the Group’s exposure to interest rate and foreign currency, see note 12.

As at 28 March 2021	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Revolving Facility (GBP)	4.5%	Libor	Dec 2022	10,462	10,458
Revolving Facility (EUR)	4.5%	Euribor	Dec 2022	15,251	12,997
Facility B (EUR)	5%	Euribor	Dec 2022	55,287	47,113

Total Bank Loans					70,568

As at 28 March 2021	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Loan Notes issued to shareholders (GBP)	11%	—	Jun 2023	93,762	93,741
Loan Notes issued to shareholders (GBP)	20%	—	Jun 2023	113,534	113,509

Total Loan Notes issued to shareholders					207,250

As at 29 March 2020	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Revolving Facility (GBP)	4.5%	Libor	Dec 2022	10,110	10,105
Revolving Facility (EUR)	4.5%	Euribor	Dec 2022	14,729	13,203
Facility B (EUR)	5%	Euribor	Dec 2022	53,189	47,678

Total Bank Loans					70,986

As at 29 March 2020	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Loan Notes issued to shareholders (GBP)	11.0%	—	Jun 2023	84,470	84,453
Loan Notes issued to shareholders (GBP)	20.0%	—	Jun 2023	94,574	94,556

Total Loan Notes issued to shareholders					179,009

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

10.	Commitments, contingencies and leases

Guarantees

During the prior period, a guarantee facility was in place under the terms of the HSBC banking facility and this was utilised in order to meet the requirements of the Group’s HMRC deferment account and Paypal settlement account. HMRC and Paypal guarantees in Wiggle Limited amount to £nil (2020: £270,000) and £nil (2020: £630,000) respectively. No claims were made in respect of these guarantees.

Cross Company Guarantees

The cross company guarantees are in relation to shareholder and bank loans. Shareholder loans in Mapil Midco 2 Limited amount to £71,703,000 (2020: £71,703,000) and bank loans in Mapil Bidco Limited amount to £64,785,000 (2020: £68,604,000). No claims are expected in respect of these guarantees.

The Company leases assets including land and buildings, equipment and fixtures and motor vehicles. Information about leases for which the Company is a lessee is presented below.

Right-of-use assets

	Land and buildings £’000	Equipment and fixtures £’000	Motor vehicles £’000	Total £’000
Balance at 27 September 2020	17,315	1,347	39	18,702
Depreciation	(898)	(168)	(8)	(1,074)

Balance at 28 March 2021	16,417	1,179	31	17,628

Lease liabilities Maturity analysis—contractual undiscounted cash flows	29 Mar 2021 £’000	28 Mar 2020 £’000
Less than one year	2,704	3,105
One to five years	10,285	10,892
More than five years	15,230	8,718

Total undiscounted lease liabilities	28,219	22,715

Lease liabilities included in the statement of financial position	28 Mar 2021 £’000	29 Mar 2020 £’000
Current	1,681	1,480
Non-current	19,801	11,049

	21,482	12,529

Amounts recognised in profit and loss	28 Mar 2021 £’000	29 Mar 2020 £’000
Depreciation	1,074	1,113
Interest on lease liabilities	526	473

	1,600	1,586

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

10.	Commitments, contingencies and leases (continued)

Right-of-use assets  (continued)

Amounts recognised in the statement of cashflow	28 Mar 2021 £’000	29 Mar 2020 £’000
Total cash outflow for leases	1,697	1,139

During the initial uncertainty brought about by Covid related lockdown measures in the spring of 2020 some minor rental concessions were agreed with landlords. The practical expedient has been applied in all cases as per the IFRS 16 COVID-19-Related Rent Concessions Amendment. The immaterial P&L impact will unwind over the remaining lease terms.

11.	Related party disclosures

Identity of related parties

Mapil Topco Limited and all its subsidiaries form the Topco Group of Companies (“the Group”). The Group’s controlling shareholder is Bridgepoint Europe IV (Nominees) Limited. The registered office of Bridgepoint Europe IV (Nominees) Limited is 95 Wigmore Street, London, W1U 1FB. Bridgepoint Europe IV (Nominees) Limited holds the shares as nominee for the partnerships which make up the Bridgepoint Europe IV Fund, which is managed by Bridgepoint Advisers Holdings a company regulated by the Financial Conduct Authority and incorporated in England and Wales. The registered office of Bridgepoint Advisers Holdings is 95 Wigmore Street, London, W1U 1FB.

Christopher Watson a director of the Group was in the prior period a director of Taiwan Chain Reaction Co Limited. The registered office of Taiwan Chain Reaction Co Limited is 3F, No. 398 Jyuguang Road, Yuanlin Township, Changhua Hsien, Taiwan, 53269624.

	28 Mar 2021 £’000	29 Mar 2020 £’000
Shareholder loans and PIK notes	207,250	179,009
Preference shares classified as liabilities	79,496	74,139

	286,746	253,148

Included in the loan from shareholders is £87,423,021 (2020: £61,764,245) of Mapil Midco 1 Limited and £111,494,271 (2020: £71,703,116) of Mapil Midco 2 Limited Unsecured Subordinated Redeemable Loan Notes listed on The International Stock Exchange.

Other transactions with controlling parties

At the period end there was £1,800,000 (2020: £900,000) outstanding in relation to management fees invoiced, and a further £62,500 (2020: £675,000) in relation to accrued management fees, payable to Bridgepoint.

Key management personnel

Included within shareholder loans and PIK notes is £7,260,179 (2020: £6,545,062) owed to one of the Directors.

Company Number: 07862446	MAPIL TOPCO LIMITED Interim Financial Statements For the 26 weeks ending 28 March 2021

Notes to the financial statements  (continued)

11.	Related party disclosures (continued)

Other related parties

The Bike 24 Group was disposed of in 2019. During the current or prior period there were no transactions between the parties. At the period end there were no balances outstanding in relation to Bike 24 GmbH.

12.	Financial instruments

	28 Mar 2021 £’000	29 Mar 2020 £’000
Financial assets
Cash and bank balances	58,597	9,299
Loans and receivables at amortised cost	2,474	3,273

	61,071	12,572

	28 Mar 2021 £’000	29 Mar 2020 £’000
Financial liabilities
Held at amortised cost:
Trade and other payables	72,905	55,647
Bank loans	70,568	70,986
Shareholder loans	229,743	196,622
Preference shares classified as amortising financial liability	79,496	74,139
Lease liability	21,482	12,529

	474,194	409,923

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

YUCAIPA ACQUISITION CORPORATION,

SIGNA SPORTS UNITED GMBH,

SIGNA SPORTS UNITED B.V.,

OLYMPICS I MERGER SUB, LLC

and

SIGNA INTERNATIONAL SPORTS HOLDING GMBH

dated as of

June 10, 2021

Page

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01	Definitions	A-4
Section 1.02	Construction	A-19
Section 1.03	Knowledge	A-20
Section 1.04	Equitable Adjustments	A-20

ARTICLE II

THE CLOSING TRANSACTIONS

Section 2.01	The Closing Transactions	A-20
Section 2.02	Exchange Agent	A-23
Section 2.03	Further Assurances	A-25
Section 2.04	Withholding Rights	A-25

ARTICLE III

CLOSING

Section 3.01	Closing	A-25
Section 3.02	Allocation Schedule	A-25
Section 3.03	Closing Statements	A-26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

A-i

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO AND MERGER SUB

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO YUCAIPA

A-ii

ARTICLE VII

COVENANTS OF THE COMPANY

ARTICLE VIII

COVENANTS OF YUCAIPA

Section 8.01	Conduct of Yucaipa During the Interim Period	A-60
Section 8.02	Shareholder Litigation	A-61
Section 8.03	Yucaipa Public Filings	A-61
Section 8.04	Trust Account Proceeds and Redemptions	A-61
Section 8.05	De-Listing	A-61

ARTICLE IX

JOINT COVENANTS

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01	Conditions to Obligations of the Parties	A-71
Section 10.02	Additional Conditions to the Obligations of TopCo, the Company and Merger Sub	A-71
Section 10.03	Additional Conditions to Obligations of Yucaipa	A-72
Section 10.04	Frustration of Conditions	A-73

A-iii

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01	Termination	A-74
Section 11.02	Effect of Termination	A-74

ARTICLE XII

MISCELLANEOUS

EXHIBITS

Exhibit A-1	Form of Shareholder Undertaking of Minority Shareholders
Exhibit A-2	Form of Shareholder Undertaking of Lenders
Exhibit B	Form of Company Lock-Up Agreement
Exhibit C	Form of Wiggle Sellers Lock-Up Agreement
Exhibit D	Sponsor Letter Agreement
Exhibit E	Form of Sponsor Subscription Agreement
Exhibit F	Form of Subscription Agreement
Exhibit G	Form of Earn-Out Agreement
Exhibit H	Wiggle SPA
Exhibit I	Form of Incentive Equity Plan
Exhibit J	Form of Registration Rights Agreement
Exhibit K	Form of Warrant Assumption Agreement
Exhibit L	Form of TopCo Amended and Restated Articles of Association

ANNEXES

Annex A	Minority Shareholders and Minority Shareholders

A-iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2021, by and among Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), SIGNA Sports United GmbH, a German limited liability company (the “Company”), SIGNA Sports United B.V., a Dutch private limited liability company (“TopCo”), Olympics I Merger Sub, LLC, a Cayman Islands limited liability company (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”). Yucaipa, the Company, TopCo, Merger Sub and SISH are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, (a) Yucaipa is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, (b) TopCo is a newly incorporated, wholly-owned Subsidiary of the Company, (c) Merger Sub is a newly formed, wholly-owned Subsidiary of TopCo and (d) SISH is the majority shareholder of the Company;

WHEREAS, concurrently with the execution of this Agreement all of the Company Shareholders as of the date hereof (including SISH), the Minority Shareholders and Lenders (collectively, the “Pre-Closing Company Shareholders”) have entered into one of the forms of irrevocable shareholder undertaking (collectively, the “Shareholder Undertaking”) attached hereto as Exhibit A-1 and Exhibit A-2, respectively by and among Yucaipa, the Company, SISH, and the Pre-Closing Company Shareholders, pursuant to which, among other things, each Pre-Closing Company Shareholder (a) granted one or more powers of attorney, in substantially the form(s) attached to the Shareholder Undertaking, permitting and directing the respective authorized persons identified in such powers of attorney (acting on behalf of such Pre-Closing Company Shareholder) and the proxyholders under such power(s) of attorney to execute (i) the Dutch Deeds of Issue, (ii) a German Share Transfer Deed and (iii) any Transaction Documents to which such Pre-Closing Company Shareholder is or will be a party, (b) undertook to take all necessary or desirable actions in connection with the transactions contemplated by this Agreement and the other Transaction Documents (including to fully support and implement the Roll-up and the Conversion), and (c) agreed to certain covenants to support the transactions contemplated by this Agreement and the other Transaction Documents (including restrictions on the sale, disposition or transfer of the Company Common Stock held by such Pre-Closing Company Shareholder), in each case, on the terms and subject to the conditions set forth in the Shareholder Undertaking;

WHEREAS, the Lenders have agreed to effect the Conversion prior to the Closing;

WHEREAS, the Minority Shareholders have agreed to implement the Roll-up prior to the Closing;

WHEREAS, pursuant to Yucaipa’s Governing Documents, Yucaipa is required to provide an opportunity for its shareholders to have their outstanding Yucaipa Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required Yucaipa Shareholder Approval at the Special Meeting;

WHEREAS, concurrently with the execution of this Agreement, (a) certain Pre-Closing Company Shareholders are entering into lock-up agreements, pursuant to which they will agree not to effect any sale or distribution of any Equity Securities of TopCo issued to them pursuant to this Agreement during the lock-up period described therein (each, a “Company Lock-Up Agreement”), in the form attached hereto as Exhibit B, in each case, on the terms and subject to the conditions set forth therein and (b) the Wiggle Sellers that will receive Wiggle Equity Consideration are entering into lock-up agreements, pursuant to which they will agree not to effect any sale or distribution of any Equity Securities of TopCo issued pursuant to this Agreement during the lock-up period described therein (each, a “Wiggle Sellers Lock-Up Agreement”), in the form attached hereto as Exhibit C, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”), Yucaipa, the Company and certain individuals party thereto (the “Insiders”) have entered into the sponsor letter agreement in the form attached hereto as Exhibit E (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Insiders have agreed to (a) vote in favor of all of the Transaction Proposals, (b) waive certain adjustments to the conversion ratio set forth in Yucaipa’s Governing Documents with respect to the Yucaipa Class B Shares, (c) be bound by certain transfer restrictions with respect to their Yucaipa Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement, dated as of August 6, 2020, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement and (e) be bound by certain lock-up provisions during the lock-up period described therein with respect to the Equity Securities of TopCo issued pursuant to this Agreement or the Subscription Agreements, in each case on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and Yucaipa have entered into an amendment to the Forward Purchase Agreement, dated as of August 6, 2020 (the “Forward Purchase Agreement”), pursuant to which, among other things, the Sponsor and Yucaipa agreed that (a) the Sponsor would not purchase units through the Forward Purchase Agreement in connection with the Transactions and (b) the Forward Purchase Agreement will be terminated effective as of the Closing (it being understood that the Sponsor entered into the Sponsor Subscription Agreement in lieu of exercising its rights under the Forward Purchase Agreement in connection with the Transactions), in each case on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, Ronald W. Burkle, an Affiliate of Sponsor, Yucaipa and TopCo have entered into a subscription agreement (the “Sponsor Subscription Agreement”), in the form attached hereto as Exhibit E, pursuant to which, among other things, Ronald W. Burkle has agreed to subscribe for and accept, and TopCo has agreed to issue to Ronald W. Burkle, immediately following the Merger, 5,000,000 TopCo Ordinary Shares in exchange for a subscription price of $50,000,000 (the “Sponsor Investment”), on the terms and subject to the conditions set forth in the Sponsor Subscription Agreement and the applicable Dutch Deed of Issue;

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PIPE Investors”), Yucaipa and TopCo have entered into subscription agreements (the “PIPE Subscription Agreements” and, together with the Sponsor Subscription Agreement, the “Subscription Agreements”), substantially in the form attached hereto as Exhibit F, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and accept on the Closing Date, and TopCo has agreed to issue to each such PIPE Investor on the Closing Date, the number of TopCo Ordinary Shares set forth in the applicable PIPE Subscription Agreement for the subscription price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement and the applicable Dutch Deed of Issue (in the aggregate, together with the Sponsor Investment, the “PIPE Investment”);

WHEREAS, as an inducement for Yucaipa to enter into this Agreement, SISH will give certain representations and warranties relating to the Company;

WHEREAS, concurrently with the execution of this Agreement, TopCo, SISH and Yucaipa have entered into an earn-out agreement (the “Earn-Out Agreement”), in the form attached hereto as Exhibit G, pursuant to which, among other things, TopCo will issue or cause to be issued to SISH 51,000,000 TopCo Ordinary Shares that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth year anniversary of the Closing, in each case, on the terms and subject to the conditions set forth in the Earn-Out Agreement (the “Earn-Out Shares”);

WHEREAS, the Company has negotiated the acquisition of Mapil Topco Limited (“Mapil”), a private company limited by shares incorporated in England and Wales (the “Wiggle Acquisition”), and,

contemporaneous with the execution of this Agreement, the Company and the other parties thereto will enter into a sale and purchase agreement, pursuant to which the Company will effect the Wiggle Acquisition (the “Wiggle SPA”), in the form attached hereto as Exhibit H, on the terms and subject to the conditions set forth in the Wiggle SPA;

WHEREAS, at the Effective Time, Yucaipa will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the merger (the “Surviving Company”), and each issued and outstanding Yucaipa Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined below) and the Merger Consideration will be settled as follows: (i) each holder of Yucaipa Shares will be entitled to the Merger Claims (as defined below), (ii) the Merger Claims will be contributed to TopCo in exchange for the issuance of TopCo Ordinary Shares (in each case, upon the terms and subject to the conditions set forth in this Agreement), and (iii) the Surviving Company will issue and allot to TopCo a corresponding number of ordinary shares, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”) and each Yucaipa Warrant that is outstanding immediately prior to the Effective Time will, immediately following the completion of the TopCo-Yucaipa Business Combination, represent a warrant on the same contractual terms and conditions as were in effect with respect to such Yucaipa Warrant immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable, that is exercisable for an equivalent number of TopCo Ordinary Shares, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon completion of the TopCo-Yucaipa Business Combination, in accordance with this Agreement and the Shareholder Undertaking, the Company Shareholders and TopCo shall effect the Exchange;

WHEREAS, upon completion of the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) (“Change of Legal Form”);

WHEREAS, prior to the consummation of the Transactions, TopCo shall, subject to obtaining the Yucaipa Shareholder Approval at the Special Meeting, adopt a long-term equity incentive plan (the “Incentive Equity Plan”), in the form set forth on Exhibit I;

WHEREAS, at the Closing, TopCo, Sponsor and the Pre-Closing Company Shareholders shall enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit J, pursuant to which, among other things, Sponsor and each Pre-Closing Company Shareholder will be granted certain registration rights with respect to their respective TopCo Ordinary Shares, in each case, on the terms and subject to the conditions in the Registration Rights Agreement;

WHEREAS, the board of directors of Yucaipa has (a) approved this Agreement, the Transaction Documents to which Yucaipa is or will be a party and the transactions contemplated hereby and thereby (including the TopCo-Yucaipa Business Combination) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents to which Yucaipa is or will be a party (including the TopCo-Yucaipa Business Combination) by the holders of Yucaipa Shares entitled to vote thereon;

WHEREAS, the advisory board (Beirat) of the Company has granted the Company Advisory Board Approval and has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Exchange);

WHEREAS, the Company Shareholders at a meeting (Gesellschafterversammlung) of the Company Shareholders on March 31, 2021, and by way of circular resolution dated April 1, 2021 (and subject to the terms and subject to the conditions set forth therein) have approved the execution of this Agreement and execution of the transactions contemplated hereby, the amendment of the Company Shareholder Agreements and certain other matters related to the implementation of the Transactions (the “Required Company Shareholders’ Consent”);

WHEREAS, the board of directors of TopCo and the member of Merger Sub has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company, as the sole shareholder of TopCo, has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;

WHEREAS, TopCo, as the sole member of Merger Sub, has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the TopCo-Yucaipa Business Combination shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”); and

WHEREAS, each of the Parties intends that the Exchange shall, to the extent legally and factually possible, qualify as a tax neutral roll-over (qualifizierter Anteilstausch zu Buchwerten) for German tax purposes pursuant to Section 21 German Reorganization Tax Act (Umwandlungssteuergesetz).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01    Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any claim, action, suit, charge, audit, investigation, assessment, arbitration or legal, judicial or administrative proceeding by or before any Governmental Authority (whether at law or in equity).

“Additional Yucaipa SEC Reports” has the meaning specified in Section 6.08.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.02(a).

“Anti-Corruption Laws” means any applicable Laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), or anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 (as amended) and all national and international Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.

“Authorized Capital” means the capital created by the Company in accordance with Section 55a of the German Limited Liability Companies Act designated to ensure a conversion pursuant to certain convertible loan instruments, inter alia, pursuant to the terms of the Convertible Loan Agreements.

“Available Closing Yucaipa Cash” means, as of the Measurement Time, all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Yucaipa Shareholder Redemption).

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or any other benefit or compensation plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement), in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York, (b) Munich, Germany or (c) Amsterdam, the Netherlands are authorized or required by Law to close.

“Cayman Islands Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” has the meaning specified in Section 2.01(a)(i).

“Certificates” means any and all certificates representing Yucaipa Shares.

“Change of Control Payment” means any success bonus, change of control bonus, retention bonus, transaction bonus or other similar payment or amount payable to any Person as a result of the Transactions or any other Change of Control Transaction to be agreed or closed prior to or concurrently with the Closing (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events; provided that no severance payments relating to individuals terminated following, and not otherwise in connection with or arising out of, the Closing shall constitute Change of Control Payments).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Change of Legal Form” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Company Financial Statements” has the meaning specified in Section 4.07(b).

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 9.07(e).

“Closing Press Release” has the meaning specified in Section 9.07(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed PIPE Investment Amount” has the meaning specified in Section 6.12(d).

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Advisory Board Approval” means the approval of the transactions contemplated by this Agreement and the other Transaction Documents, and the other transactions contemplated hereby, by the advisory board of the Company in accordance with its Governing Documents and the Company Shareholder Agreements.

“Company Assets” has the meaning specified in Section 4.17(d).

“Company Benefit Plan” means a Benefit Plan that is sponsored, maintained or contributed to, or is required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or contractor of the Company or any Subsidiary or his or her dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

“Company Common Stock” means 17,629,934 paid up shares (Geschäftsanteile) of the Company in the nominal amount of EUR €1.00 per share as of the date of this Agreement; provided that the term Company Common Stock shall, after implementation of the Conversion and the Roll-up, also include such shares of the Company that will be issued as a result of the Conversion and the Roll-up.

“Company Counsel” has the meaning specified in Section 12.18(b).

“Company Counsel Privileged Communications” has the meaning specified in Section 12.18(b).

“Company D&O Persons” has the meaning specified in Section 7.04(a).

“Company Designee” has the meaning specified in Section 9.01(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Yucaipa by the Company on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03 (Due Authorization), Section 4.05(b) (Capitalization), Section 4.21 (Brokers), Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.06 (Brokers).

“Company Lock-Up Agreements” has the meaning specified in the Recitals.

“Company Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of TopCo, Merger Sub or the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to consummate the Transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence from or related to (i) general business or economic conditions in or affecting Germany, the United States, the Netherlands or any other country, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including COVID-19 Measures) or changes in IFRS or any interpretation thereof, in each case, coming into effect after the date of this Agreement, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 4.04(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 10.03 to the extent it relates to such representations and warranties), (vi) any failure in and of itself by the Company or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Germany, the United States, the Netherlands or any other country, or any escalation of the foregoing, (viii) changes generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (ix) any action taken by, or at the written request of, Yucaipa; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (vii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Per Share Consideration” means, with respect to each share of Company Common Stock, a number of TopCo Ordinary Shares equal to the Exchange Ratio.

“Company Related Party” has the meaning specified in Section 4.22.

“Company Related Party Transactions” has the meaning specified in Section 4.22.

“Company Shareholder Agreements” means, collectively, the investment agreements entered into by SIGNA International Sports Holding GmbH, with the participation of SIGNA Sports United GmbH, with (i) AEON Co., Ltd. on December 20, 2018 (notarial roll of deeds no. 420/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany), (ii) Evergrow Asia Limited under participation of Harng Central Department Store Ltd. on December 20, 2018 (notarial roll of deeds no. 422/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) and (iii) R+V Versicherung AG and R+V Lebensversicherung Aktiengesellschaft on September 16, 2019 (notarial roll of deeds no. 296/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany), each, as amended.

“Company Shareholders” means, collectively, the holders of shares of Company Common Stock as of any applicable determination time prior to Closing.

“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to Yucaipa pursuant to the terms of this Agreement or any Transaction Document) by the Company or any of its Subsidiaries, TopCo or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of their covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or any of its Subsidiaries, TopCo or Merger Sub and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or its Subsidiaries, TopCo or Merger Sub pursuant to this Agreement or any Transaction Document.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any oral or written agreement, contract, license, Lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Conversion” means the conversion of the entire loan amount granted to the Company under the Convertible Loan Agreements plus accrued interest thereunder into shares of Company Common Stock by way of a capital increase of the share capital of the Company utilizing the Authorized Capital as contemplated by the Shareholder Undertaking.

“Converted Warrant” has the meaning specified in Section 2.01(d).

“Convertible Loan Agreements” means (i) the EUR 50,000,000 convertible loan agreement between SISH, as original lender, and the Company, as borrower, dated December 20, 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) which was transferred and assigned from SISH (A) to Bayerische Beamten Lebensversicherung a.G. in a partial amount of EUR 10,000,000 under a certain purchase and contractual assignment agreement (Vertragsübernahme), dated December 14, 2020 (notarial roll of deeds no. 348/2020 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) and (B) to INGBE Stiftung in a partial amount of EUR 40,000,000 (plus accrued interest) under a certain purchase and contractual assignment agreement (Vertragsübernahme), dated January 20, 2021 (notarial roll of deeds no. 16/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) and, under two certain purchase and contractual assignment agreements (Vertragsübernahme), dated March 16, 2021 (notarial roll of deeds no. 82/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany), which was subsequently transferred and assigned from INGBE Stiftung to each of Arrow Holding AG and Guardians Invest AG in a partial amount of EUR 5,000,000 each and (ii) the EUR 25,000,000 convertible loan agreement between RAG-S LENDING SCS, SICAV-RAIF, as original lender, and the Company, as borrower, dated December 20, 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany).

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof.

“COVID-19 Changes” has the meaning specified in Section 9.07(b).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Authority in response to COVID-19.

“DTC” has the meaning specified in Section 2.01(j).

“Dutch Deeds of Issue” means each deed governed by Dutch law in form and substance reasonably satisfactory to Yucaipa and the Company, pursuant to which TopCo will issue, as applicable, (i) TopCo Ordinary Shares to the Exchange Agent, acting solely for the account and benefit of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time in accordance with Section 2.01(b), (ii) TopCo Ordinary Shares to the Company Shareholders in accordance with Section 2.01(e), (iii) TopCo Ordinary Shares to Sponsor pursuant to the Sponsor Subscription Agreement in accordance with Section 2.01(h) or (iv) TopCo Ordinary Shares to the PIPE Investors (pursuant to the PIPE Subscription Agreement) in accordance with Section 2.01(i).

“Earn-Out Agreement” has the meaning specified in the Recitals.

“Earn-Out Shares” has the meaning specified in the Recitals.

“Effective Time” has the meaning specified in Section 2.01(a)(i).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Enterprise Value” means the pre-money enterprise value of the Company, Mapil and their respective Subsidiaries on a combined basis, of $3,174,000,000.

“Environmental Laws” means any and all Laws relating to pollution or protection of the environment (including natural resources), public health and safety, worker health and safety or the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“Equity Value Per Share” means (a) $2,461,891,680 divided by (b) the Fully Diluted Company Capitalization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning specified in Section 2.01(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company or such other agent selected by Yucaipa that is reasonably acceptable to TopCo.

“Exchange Agent Agreement” has the meaning specified in Section 2.02(a).

“Exchange Consideration” means a number of newly issued TopCo Ordinary Shares equal to the result of (a) $2,461,891,680 divided by (b) $10.00.

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) $10.00.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning specified in Section 4.07(a).

“Forward Purchase Agreement” has the meaning specified in the Recitals.

“Fully Diluted Company Capitalization” means, without duplication, the aggregate number of shares of Company Common Stock (for clarity, after having given effect to the Conversion and the Roll-up) outstanding as of immediately prior to the Exchange.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“German Transfer Deed” has the meaning specified in Section 2.01(d).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a German limited liability company are its articles of association (Gesellschaftsvertrag), the “Governing Documents” of a Dutch company are its articles of association (statuten) and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Authority” means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, stock exchange or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold, radiation, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“IFRS” means international financial reporting standards, consistently applied.

“Illustrative Allocation Schedule” has the meaning specified in Section 3.02(b).

“Incentive Equity Plan” has the meaning specified in the Recitals.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) all obligations as lessee that are required to be capitalized in accordance with GAAP or IFRS, as applicable, (d) any obligations associated with unpaid bonuses or severance or unfunded deferred compensation, and the employer portion of any applicable Taxes relating thereto and (e) all obligations of the type referred to in clauses (a) through (d) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Insiders” has the meaning specified in the Recitals.

“Intellectual Property” means all intellectual property rights of any type in any jurisdiction, including all: (a) patents and patent applications, (b) trademarks, service marks, logos, trade dress and trade names, (c) copyrights and copyrightable works (including copyrights in Software) and moral rights, (d) trade secrets and confidential information, rights to inventions (whether patentable or not), rights in Software, know-how, technology, data, databases and documentation thereof, utility models and (e) all other intellectual property rights, in each case, together with all goodwill associated therewith and, in each case, whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 7.01(a).

“IT Systems” means all computer systems, servers, networks, network equipment, firmware, Software, hardware, information technology systems or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, used, held for use, outsourced, leased or licensed.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Kirkland” has the meaning specified in Section 12.18(a).

“Kirkland Privileged Communications” has the meaning specified in Section 12.18(a).

“Labor Agreement” has the meaning specified in Section 4.11(a)(xvii).

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or similarly used or occupied by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.17(b).

“Lenders” means Bayerische Beamten Lebensversicherung a.G., INGBE Stiftung, Arrow Holding AG, Guardians Invest AG and RAG-S LENDING SCS, SICAV-RAIF, each in their capacity as lenders under the Convertible Loan Agreements.

“Letter of Transmittal” has the meaning specified in Section 2.02(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, purchase option, right of first refusal, restriction, security interest, license, restriction on transfer, title defect, encroachment or other survey defect, or any other similar lien, encumbrance or interest.

“Lock-Up Expiry Date” means the date that is 180 days following the Closing Date.

“Mapil” has the meaning specified in the Recitals.

“Master Agency Agreement” means the master agency agreement on the raising and structuring of capital for equity financings, in particular the issuance of shares as well as securities, hybrid and subordinated financings (Rahmenvermittlungsvertrag über die Kapitalbeschaffung und -Strukturierung für Eigenkapitalfinanzierungen, insbesondere die Ausgabe von Aktien sowie von Wertpapier-, Hybrid- und Nachrangfinanzierungen) entered into between SIGNA Sports United GmbH and SIGNA Financial Services AG dated December 3/5, 2019 (as amended from time to time and including, in particular, but not limited to, the single orders (Einzelaufträge) dated December 6/9, 2019 and December 14/16, 2020).

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Leased Real Property” has the meaning specified in Section 4.17(b).

“Material Permits” has the meaning specified in Section 4.16.

“Measurement Time” means 12:01 a.m. (New York Time) on the Closing Date.

“Merger” has the meaning specified in the Recitals.

“Merger Claim” has the meaning specified in Section 2.01(a)(iii).

“Merger Consideration” has the meaning specified in Section 2.01(a)(iii).

“Merger Documents” has the meaning specified in Section 2.01(a)(i).

“Merger Proposal” has the meaning specified in Section 9.03(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Available Cash Condition” has the meaning specified in Section 10.02(c).

“Minimum Cash Amount” has the meaning specified in Section 10.02(c).

“Minority Shareholders” means the shareholders listed on Annex A.

“Minority Shareholdings” means the shares of the Company held by the Minority Shareholders, as set forth in Annex A.

“Most Recent Balance Sheet” has the meaning specified in Section 4.07(a).

“Open Source Software” means any Software distributed as “free software” or “open source software” and licensed under any form of open-source license meeting the Open Source Initiative’s Open Source Definition (at https://opensource.org/docs/definition.php) or otherwise distributed publicly in source code form under terms that permit modification and redistribution of such Software, including Software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License.

“Other Yucaipa Shareholder Approval” means the approval, at the Special Meeting where a quorum is present, of each Transaction Proposal (other than the Business Combination Proposal and the Merger Proposal), by an ordinary resolution in accordance with the Governing Documents of Yucaipa requiring the affirmative vote of the holders of the requisite number of Yucaipa Shares entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Yucaipa and applicable Law.

“Parties” has the meaning specified in the preamble hereto.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” has the meaning specified in Section 4.07(a).

“Permits” has the meaning specified in Section 4.10(b).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising or incurred in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (b) Liens arising or incurred under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (d) Liens, encumbrances and restrictions of record affecting title to real property (including easements, covenants, rights of way and similar restrictions of record) that do not or would not, individually or in the aggregate, prohibit or materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (e) rights, interests, Liens, or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar property being leased or licensed, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or its Subsidiaries and do not prohibit or materially interfere with any of the Company’s or its Subsidiaries’ use or occupancy of such real property or the business of the Company or its Subsidiaries, and (g) non-disclosure agreements and non-exclusive licenses of Intellectual Property, in each case, entered into in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person, including personal data and personally identifiable information (each as defined in any Privacy Laws) that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investors” has the meaning specified in the Recitals.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“Pre-Closing Company Shareholders” has the meaning specified in the Recitals.

“Pre-Closing Yucaipa Holders” means the holders of Yucaipa Shares as of any specified time prior to the Effective Time.

“Privacy Laws” means any and all applicable Laws in any applicable jurisdiction relating to the receipt, collection, compilation, use, storage, processing, protection, privacy, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU (GDPR), the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), any national legislation supplementing the GDPR or UK GDPR (such as, in the UK, the Data Protection Act 2018), the Privacy and Electronic Communications (EC Directive) Regulations 2003, and the e-Privacy Directive (2002/58/EC), including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Private Placement Warrants” means the Private Placement Warrants (as defined in the Warrant Agreement).

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Public Warrants” means the Public Warrants (as defined in the Warrant Agreement).

“Registered Intellectual Property” has the meaning specified in Section 4.18(a).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement/Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and the transactions contemplated by the Transaction Documents and containing a proxy statement of Yucaipa.

“Regulated Companies” has the meaning specified in Section 5.04(a).

“Relevant Provider” has the meaning specified in Section 9.06(b).

“Relevant Recipient” has the meaning specified in Section 9.06(b).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Required Company Shareholders’ Consent” has the meaning specified in the Recitals.

“Required Yucaipa Shareholder Approval” means the approval, at the Special Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with the Governing Documents of Yucaipa and applicable Laws requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Yucaipa Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled to vote on such matter and (b) in the case of the Merger Proposal, by a special resolution in accordance with the Governing Documents of Yucaipa and applicable Laws requiring the affirmative vote of at least two-thirds of the votes cast by the holders of the issued

Yucaipa Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled to vote on such matter.

“Roll-up” means the issuance of shares of Company Common Stock to the Minority Shareholders by way of a capital increase by the Company against contribution of the Minority Shareholdings by the Minority Shareholders as contemplated by the Shareholder Undertaking.

“Sanctions and Export Control Laws” means all Laws applicable to the Company or any of its Subsidiaries relating to (a) import and export controls, including the U.S. Export Administration Regulations and the EU’s Dual Use Regulation, (b) economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom, and (c) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries and/or the disclosure schedules of Yucaipa, as the context requires.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws and the rules and regulations promulgated thereunder.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack adversely affecting any IT Systems or (b) incident in which Personal Information or any other data or information was or may have been accessed, disclosed, destroyed, processed, used or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by or on behalf of the Company or any Subsidiary).

“Shareholder Undertaking” has the meaning specified in the Recitals.

“Signing Filing” has the meaning specified in Section 9.07(e).

“Signing Press Release” has the meaning specified in Section 9.07(e).

“SISH” has the meaning specified in the preamble hereto.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 9.03(b).

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Investment” has the meaning specified in the Recitals.

“Sponsor Letter Agreement” has the meaning specified in the Recitals.

“Sponsor Subscription Agreement” has the meaning specified in the Recitals.

“SSU Group” has the meaning specified in Section 12.18(b).

“Stock Exchange” means the New York Stock Exchange.

“Subscription Agreements” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, the Parties acknowledge and agree that unless expressly provided, Mapil and its Subsidiaries shall only be deemed to be Subsidiaries of the Company or TopCo for purposes of this Agreement, from and after the Closing.

“Surviving Company” has the meaning specified in the Recitals.

“Surviving Company Common Stock” has the meaning specified in the Recitals.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net Income Tax, alternative or add-on minimum tax, base erosion minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding, employer payroll tax or social security contributions), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties and sales or use tax, or other tax or like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, election, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 11.01(d).

“TopCo” has the meaning specified in the preamble hereto.

“TopCo Amended and Restated Articles of Association” has the meaning specified in Section 2.01(g).

“TopCo Board of Directors” has the meaning specified in Section 9.01(a).

“TopCo Closing Statement” has the meaning specified in Section 3.03.

“TopCo Officers” has the meaning specified in Section 9.01(a).

“TopCo Ordinary Shares” means an ordinary share in the share capital of TopCo.

“TopCo-Yucaipa Business Combination” has the meaning specified in Section 2.01(a)(iii).

“Transaction Conditions” shall mean the conditions set forth in (a) Article X of this Agreement and (b) Schedule 3 of the Wiggle SPA.

“Transaction Documents” shall mean this Agreement, the Shareholder Undertaking, the Company Lock-Up Agreements, the Wiggle Sellers Lock-Up Agreements, the Sponsor Letter Agreement, the Subscription Agreements, the Earn-Out Agreement, the Registration Rights Agreement, the Warrant Assumption Agreement, the TopCo Amended and Restated Articles of Association, the Dutch Deeds of Issue, the German Transfer Deed and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.02.

“Transaction Proposals” has the meaning specified in Section 9.03(b).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the TopCo-Yucaipa Business Combination, the Exchange, the Conversion, the Roll-up and the Wiggle Acquisition.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06.

“Trust Agreement” has the meaning specified in Section 6.06.

“Trustee” has the meaning specified in Section 6.06.

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value-added tax (EC Directive 2006/112) as amended from time to time, or (b) any tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere, including any interest, penalty, addition thereto.

“Virus” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) may disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment or communications without authorization.

“Warrant Agreement” that certain Warrant Agreement, dated as of August 6, 2020, by and between Yucaipa and the Exchange Agent, as the warrant agent.

“Warrant Assumption Agreement” has the meaning specified in Section 2.01(d).

“Wiggle Acquisition” has the meaning specified in the Recitals.

“Wiggle Acquisition Funds Flow” has the meaning specified in Section 2.01(j)(ii).

“Wiggle Cash Consideration” means the First Consideration Instalment (as defined in the Wiggle SPA).

“Wiggle Closing” means the Completion (as defined in the Wiggle SPA).

“Wiggle Consideration” means the Total Consideration (as defined in the Wiggle SPA), which shall be determined based on, among other components, the Enterprise Value.

“Wiggle Deferred Cash Consideration” means the Third Consideration Instalment (as defined in the Wiggle SPA).

“Wiggle Equity Consideration” means the Second Consideration Instalment (as defined in the Wiggle SPA).

“Wiggle Sellers” means the Sellers (as defined in the Wiggle SPA).

“Wiggle Sellers Lock-Up Agreement” has the meaning specified in the Recitals.

“Wiggle SPA” has the meaning specified in the Recitals.

“Wiggle Transaction Documents” means the Wiggle SPA and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto

“Withholding Party” has the meaning specified in Section 2.04.

“Yucaipa” has the meaning specified in the preamble hereto.

“Yucaipa Acquisition Proposal” means (a) any transaction or series of related transactions under which Yucaipa or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Yucaipa or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Yucaipa Acquisition Proposal.

“Yucaipa Class A Shares” means the Class A ordinary shares, par value of $0.0001 per share, of Yucaipa.

“Yucaipa Class B Shares” means the Class B ordinary shares, par value of $0.0001 per share, of Yucaipa.

“Yucaipa Closing Statement” has the meaning specified in Section 3.03.

“Yucaipa D&O Persons” has the meaning specified in Section 7.03(a).

“Yucaipa Designee” has the meaning specified in Section 9.01(b).

“Yucaipa Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered to the Company by Yucaipa on the date of this Agreement in connection with the execution of this Agreement.

“Yucaipa Exchange Fund” has the meaning specified in Section 2.02(f).

“Yucaipa Financial Statements” has the meaning specified in Section 6.09(a).

“Yucaipa Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.12(b) (Capitalization) and Section 6.07 (Brokers).

“Yucaipa Group” has the meaning specified in Section 12.18(a).

“Yucaipa SEC Reports” has the meaning specified in Section 6.08.

“Yucaipa Shareholder Approval” means, collectively, the Required Yucaipa Shareholder Approval and the Other Yucaipa Shareholder Approval.

“Yucaipa Shareholder Redemption” means the right of the holders of Yucaipa Class A Shares to redeem all or a portion of their Yucaipa Class A Shares in connection with the transactions contemplated by this Agreement as set forth in Yucaipa’s Governing Documents.

“Yucaipa Shares” means, collectively, the Yucaipa Class A Shares and the Yucaipa Class B Shares.

“Yucaipa Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or its Subsidiaries, TopCo or Merger Sub, pursuant to the terms of this Agreement or any Transaction Document) by Yucaipa in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of any Yucaipa and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Yucaipa Party pursuant to this Agreement or any Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Yucaipa Transaction Expenses shall not include any Company Transaction Expenses.

“Yucaipa Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i) The phrases “provided to,” “furnished to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 5:00 p.m. (New York Time) on the third calendar day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party and its legal counsel via electronic mail.

Section 1.03 Knowledge. As used herein, the phrase “knowledge” shall mean the actual knowledge, after due inquiry, (a) in the case of the Company, Merger Sub or TopCo, Stephan Zoll, Alexander Johnstone, Philipp Rossner, Thomas Neumann, Tilman Wink and Stefanie Kniepen and (ii) in the case of the Yucaipa, Ronald Burkle and Ira Tochner.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or Yucaipa Shares or TopCo Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of this Agreement by Yucaipa with respect to its Yucaipa Shares or rights to acquire Yucaipa Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Yucaipa Shares or TopCo Ordinary Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Yucaipa Shares or the holders of TopCo Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Party to take any action with respect to their respective securities or otherwise that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

THE CLOSING TRANSACTIONS

Section 2.01 The Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.01:

(a) Merger.

(i) On the terms and subject to the conditions set forth herein and in accordance with the Cayman Islands Act, on the Closing Date and immediately prior to giving effect to the Exchange, Yucaipa and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to the Company and Yucaipa (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act), along with all other documentation and declarations required under the Cayman Islands Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Islands Act (together, the “Merger Documents”). The Merger shall become effective on the date that the Merger Documents have been duly filed with and approved by the Cayman Registrar or on a subsequent date as is agreed by Yucaipa and the Company and specified in the Merger Documents in accordance with the Cayman Islands Act (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(ii) On the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Islands Act, Yucaipa shall merge with and into Merger Sub at the Effective Time. Following the Effective Time, the separate existence of Yucaipa shall cease and Merger Sub shall continue as the surviving entity of the Merger and shall succeed to and assume all the rights and obligations of Yucaipa in accordance with the Cayman Islands Act, and Merger Sub shall, upon the consummation of the transactions contemplated by Section 2.01(b), continue as the Surviving Company as a direct, wholly-owned Subsidiary of TopCo.

(iii) At the Effective Time, each Yucaipa Share (other than Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (A) each holder of a Yucaipa Share (other than the Pre-Closing Yucaipa Holders holding Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) will be entitled to a claim for a corresponding Equity Security in the Merger Sub that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time (each, a “Merger Claim” and collectively, the “Merger Claims”); (B) the Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of the holders of the Yucaipa Shares and in consideration for such contribution in kind TopCo shall issue a corresponding number of TopCo Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each Yucaipa Share, other than the Yucaipa Class B Shares held by Sponsor, being exchanged for one TopCo Ordinary Share), and in fulfillment of each such holder’s respective obligations to pay up such TopCo Ordinary Shares; and (C) notwithstanding clauses (A) and (B) of this Section 2.01(a)(iii), the 8,565,000 Yucaipa Class B Shares held by Sponsor will be entitled Sponsor to a claim for 9,875,000 Merger Claims, which 9,875,000 Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of Sponsor and in consideration for such contribution in kind TopCo shall issue 9,875,000 TopCo Ordinary Shares, and in fulfillment of Sponsor’s obligation to pay up such TopCo Ordinary Shares (together the “Merger Consideration”) (such issuance, together with the Merger, the “TopCo-Yucaipa Business Combination”). From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of Yucaipa Shares or Yucaipa Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(iv) At the Effective Time, each Yucaipa Share held immediately prior to the Effective Time by Yucaipa as treasury shares shall be cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

(v) At the Effective Time, the register of members of Yucaipa shall be closed and no transfer of Yucaipa Shares shall be made thereafter.

(vi) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Islands Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Yucaipa and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Yucaipa and Merger Sub set forth in this Agreement to be performed after the Effective Time.

(b) With effect from completion of the TopCo-Yucaipa Business Combination, all TopCo Ordinary Shares owned by the Company shall be cancelled following the full dilution of such TopCo Ordinary Shares as a consequence of the TopCo-Yucaipa Business Combination.

(c) Assumption by TopCo of Yucaipa Warrants. In connection with and contingent upon the TopCo-Yucaipa Business Combination, each Yucaipa Warrant that is outstanding immediately prior to the Effective

Time shall in conformity with the terms and conditions of the Warrant Assumption Agreement cease to represent a right to acquire Yucaipa Class A Shares and shall represent, immediately following the completion of the TopCo-Yucaipa Business Combination, a right to acquire TopCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect with respect to Yucaipa Warrants immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable; provided that each Converted Warrant: (i) shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of Yucaipa Class A Shares subject to each such Yucaipa Warrant immediately prior to the Effective Time; (ii) shall have an exercise price of $11.50 per whole TopCo Ordinary Share; and (iii) shall expire on the fifth anniversary of the Closing Date. TopCo shall enter into a warrant assumption agreement in substantially the form attached hereto as Exhibit K (the “Warrant Assumption Agreement”) immediately following the completion of the TopCo-Yucaipa Business Combination.

(d) Exchange. At the Closing, immediately after giving effect to the TopCo-Yucaipa Business Combination, pursuant to the Shareholder Undertaking, and in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek), the Company Shareholders, as of immediately prior to the Closing, shall contribute their shares of Company Common Stock to TopCo, in return for the Exchange Consideration by, among other things, entering with TopCo into (i) a notarized contribution and transfer agreement governed by German law, in a form and substance reasonably satisfactory to Yucaipa (the “German Transfer Deed”), pursuant to which such Company Shareholders shall contribute, assign and transfer to TopCo the shares of Company Common Stock owned by such Company Shareholders and (ii) a Dutch Deed of Issue, under which each share of Company Common Stock issued and outstanding as of immediately prior to the Closing shall be exchanged for such number of TopCo Ordinary Shares equal to the Company Per Share Consideration (the transactions contemplated by this Section 2.01(d), the “Exchange”).

(e) Earn-Out Agreement. At the Closing, as part of the Exchange, TopCo shall issue, or cause to be issued, to SISH the Earn-Out Shares, pursuant to the terms provided in the Earn-Out Agreement, including with respect to vesting and forfeiture.

(f) Change in Legal Form of TopCo. At the Closing, immediately after giving effect to the Exchange, a notarial deed of change of legal form shall be executed by a Dutch notary and TopCo shall (i) change its legal form to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its articles of association pursuant to a notarial deed in the form attached hereto as Exhibit L (the “TopCo Amended and Restated Articles of Association”).

(g) Sponsor Investment. Immediately following the Merger, Ronald W.Burkle and Sponsor shall consummate the Sponsor Investment pursuant to the Sponsor Subscription Agreement and the applicable Dutch Deed of Issue.

(h) PIPE Investment. At the Closing, immediately after giving effect to the Exchange, TopCo and the PIPE Investors shall consummate the PIPE Investment pursuant to the PIPE Subscription Agreements and the applicable Dutch Deed of Issue.

(i) DTC. Prior to the Effective Time, the Parties shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (the “DTC”) with the objective that the Exchange Agent and/or the Company Shareholders, as applicable, shall transmit to DTC or its nominee on the Closing Date the aggregate amount of the TopCo Ordinary Shares issued pursuant to this Section 2.01.

(j) Wiggle Acquisition.

(i) Subject to and conditioned upon the closing of the Wiggle Acquisition, the payment of the Wiggle Consideration shall be made to the Wiggle Sellers, as follows: (A) on the Closing Date, TopCo or the Company shall pay, or shall cause to be paid, the Wiggle Cash Consideration to the Wiggle Sellers in accordance with paragraph 1.1.1 of Part 3 of Schedule 1 and paragraph 1.1. of Part 2 of Schedule 5 of the Wiggle SPA, (B) on the Closing Date, TopCo shall issue a number of TopCo Ordinary Shares equivalent to the Wiggle Equity Consideration (based on a share price of $10.00 per share) to the Wiggle Sellers in accordance with paragraph 1.1.2 of Part 3 of Schedule 1 and paragraph 1.2 of Part 2 of Schedule 5 of the Wiggle SPA and (C) within ten “Business Days” (as such term is defined in the Wiggle SPA) following the Lock-Up Expiry Date (or at such earlier date as determined by the Company in its sole discretion, upon prior written notice to the Wiggle Sellers) TopCo or the Company shall pay, or shall cause to be paid to the Wiggle Sellers the Wiggle Deferred Cash Consideration in accordance with paragraph 1.1.3 of Part 3 of Schedule 1 of the Wiggle SPA.

(ii) The Company shall deliver to Yucaipa, within three Business Days prior to Closing, a funds flow schedule (the “Wiggle Acquisition Funds Flow”) setting forth (A) the Wiggle Cash Consideration, the Wiggle Equity Consideration, the Wiggle Deferred Cash Consideration and all other amounts required pursuant to the Wiggle SPA payable by the Company in connection with the closing of the Wiggle Acquisition (as set forth on Section 2.01(j)(ii) of the Company Disclosure Schedules), including (1) reasonably detailed calculations of each component and subcomponent of the Wiggle Consideration, (2) with respect to the Wiggle Equity Consideration, the number of TopCo Ordinary Shares to be issued to each Wiggle Seller and (3) with respect to the Wiggle Cash Consideration, the cash amount to be paid to each Wiggle Seller, along with wire instructions for each such cash payment and (B) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant this section are (1) true and correct in all respects and (2) in accordance with the applicable provisions of the Wiggle SPA and this Agreement. The Company shall review any comments to the Wiggle Acquisition Funds Flow provided by Yucaipa or any of its Representatives and shall consider in good faith and incorporate any reasonable comments proposed by Yucaipa or any of its Representatives.

(iii) Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of TopCo Ordinary Shares that each Wiggle Seller will have a right to receive pursuant to this Section 2.01 will be rounded down to the nearest whole share.

Section 2.02 Exchange Agent.

(a) Prior to the Closing, TopCo and Yucaipa shall appoint the Exchange Agent to act on behalf of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time (other than the Pre-Closing Yucaipa Holders holding Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)), and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) reasonably acceptable to TopCo and Yucaipa for the purpose of (i) effecting the contribution of the Merger Claims that were deposited with the Exchange Agent to TopCo against the issuance of TopCo Ordinary Shares, each as contemplated by Section 2.01(a)(iii); and (ii) exchanging Certificates (if any) or uncertificated Yucaipa Shares of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time (other than the Pre-Closing Yucaipa Holders holding Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) for the TopCo Ordinary Shares issued to the Exchange Agent for the account and benefit of such Pre-Closing Yucaipa Holders pursuant to Section 2.01(b). Immediately following the Effective Time, TopCo shall deposit with the Exchange Agent, for the benefit of the holders of the Merger Claims, the number of TopCo Shares (in uncertificated form or book-entry form) sufficient to deliver the applicable TopCo Ordinary Shares to be issued to the holders of the Merger Claims pursuant to the applicable Dutch Deed of Issue and this Agreement.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of Yucaipa Shares who received TopCo Ordinary Shares pursuant to Section 2.01(b) for its account and benefit: (i) a letter of transmittal in customary form to be approved by TopCo and Yucaipa (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated Yucaipa Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as TopCo and Yucaipa may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates held by any such holder of Yucaipa Shares represented by Certificates. In the event any such holder of Yucaipa Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Merger Consideration unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each Certificate or uncertificated Yucaipa Share shall at any time after the consummation of the TopCo-Yucaipa Business Combination represent only the right to receive, upon compliance with these requirements, the Merger Consideration pursuant to Section 2.01(a)(iii) and this Section 2.02(b). The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of Yucaipa Shares receiving any portion of the Merger Consideration.

(c) Upon receipt of a Letter of Transmittal (accompanied with all Certificates representing Yucaipa Shares of the holder of such Yucaipa Shares, to the extent such Yucaipa Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo, the holder of such Yucaipa Shares shall be entitled to receive in exchange therefor the Merger Consideration in book-entry form. Until surrendered as contemplated by Section 2.02(b) and this Section 2.02(c), each Yucaipa Share shall be deemed at any time from and after the consummation of the TopCo-Yucaipa Business Combination to represent only the right to receive upon such surrender the Merger Consideration which the holders of Yucaipa Shares were entitled to receive in respect of such shares pursuant to Section 2.01(b) and Section 2.02(b).

(d) All TopCo Ordinary Shares delivered upon the surrender of Yucaipa Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Yucaipa Shares and there shall be no further registration of transfers on the stock transfer books of Yucaipa of the Yucaipa Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Yucaipa Shares shall cease to have any rights as shareholders of Yucaipa, except as provided in this Agreement or by applicable Law.

(e) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by TopCo, the provision by such Person of a customary indemnity against any claim that may be made against TopCo with respect to such Certificate (including by means of a medallion guarantee), in each case, in a form approved by each of the Exchange Agent and TopCo, and TopCo shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with this Article II.

(f) Any portion of the Yucaipa Exchange Fund that remains unclaimed by the holders of Yucaipa Shares who were entitled to receive a portion of the Yucaipa Exchange Fund in accordance with Section 2.01(b) and this Section 2.02 12 months after the Effective Time shall be returned to TopCo for no consideration and any such holder of Yucaipa Shares who has not received its portion of the Yucaipa Exchange Fund in accordance with Section 2.01(b) and this Section 2.02 prior to that time, shall thereafter look only to TopCo (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the TopCo Ordinary Shares to which they are entitled, subject to TopCo receiving a Letter of Transmittal (accompanied with all Certificates representing Yucaipa Shares of the holder of such Yucaipa Shares, to the extent such Yucaipa Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo. Notwithstanding the foregoing, TopCo shall not be liable to any holder or former holder of Yucaipa Shares for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any TopCo Ordinary Shares remaining unclaimed by holders of Yucaipa Shares 24 months after the Effective Time shall become, to the extent permitted by applicable Law, the property of TopCo free and clear of any claims or interest of any Person previously entitled thereto and TopCo. All TopCo Shares deposited with the Exchange Agent pursuant to this Section 2.02 shall be referred to as the “Yucaipa Exchange Fund”.

Section 2.03 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right and title to, and possession of, all assets, property, rights, privileges, powers and franchises of Yucaipa and Merger Sub, Yucaipa and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Yucaipa, Merger Sub, the Company, TopCo, the Surviving Company and their respective Affiliates, and any applicable withholding agent (each a “Withholding Party”), shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that if any Withholding Party determines that any amounts payable pursuant to this Agreement is subject to deduction and/or withholding (other than any withholding required in respect of compensatory amounts or amounts paid to a public shareholder of any of the Parties), then such Withholding Party shall (a) provide notice to such Person as soon as reasonably practicable after such determination and (b) cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE III

CLOSING

Section 3.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York Time) on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing or the Wiggle Closing, but subject to the satisfaction or waiver of such Transaction Conditions); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the Parties may agree in writing; provided, further, that the Dutch Deeds of Issue (to the extent these are notarial deeds) and the Dutch deed adopting and implementing the TopCo Amended and Restated Articles of Association shall be executed by the applicable Persons in the Netherlands and the German Transfer Deed shall be executed in Germany, in each case, at or prior to the time required in Section 2.01. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.02 Allocation Schedule.

(a) At least ten Business Days prior to the Closing Date, the Company shall deliver to Yucaipa an allocation schedule (the “Allocation Schedule”) setting forth:

(i) the number of shares of Company Common Stock held by each Company Shareholder (including Company Common Stock resulting from the Conversion and the Roll-up);

(ii) (A) the Exchange Ratio and (B) the portion of the Exchange Consideration (specifying the number of TopCo Ordinary Shares) allocated to each share of Company Common Stock pursuant to Section 2.01(e) based on the Exchange Ratio, including reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based); and

(iii) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i) and (ii) of this Section 3.02(a) are and, as of immediately prior to the Exchange, will be true and correct, and prepared in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholder Agreements and applicable Laws.

(b) Section 3.02(b) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Closing occurred as of the date of this Agreement (and taking into account the Conversion and the Roll-up) and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Transaction Document or any Company Shareholder under any Transaction Document or the rights or remedies of Yucaipa or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to Yucaipa pursuant to Section 3.02(a). The Company will review any comments to the Allocation Schedule provided by Yucaipa or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Yucaipa or any of its Representatives.

(c) Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of TopCo Ordinary Shares that each Company Shareholder will have a right to receive under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of TopCo Ordinary Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Shareholders), exceed the Exchange Consideration, (iii) Yucaipa, the Surviving Company and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Shareholders under this Agreement or under the Exchange Agent Agreement, as applicable, and (iv) upon delivery, payment and issuance of the Exchange Consideration on the Closing Date to the Exchange Agent, Yucaipa and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Exchange Consideration), and none of them shall have (A) any further obligations to the Company or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Exchange Consideration) or (B) any Liability with respect to the allocation of the consideration under this Agreement and SISH hereby irrevocably waives and releases Yucaipa and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Exchange Consideration, as the case may be, among each Company Shareholder as set forth in such Allocation Schedule.

Section 3.03 Closing Statements. At least three Business Days prior to the Closing Date, TopCo shall deliver to Yucaipa a statement (the “TopCo Closing Statement”) setting forth (a) the Company Transaction Expenses and (b) the Wiggle Cash Consideration, the Wiggle Equity Consideration (including the TopCo Ordinary Shares to be issued to each Wiggle Seller under the Wiggle SPA) and the Wiggle Deferred Cash Consideration. Two Business Days prior to the Special Meeting and, in any event, not earlier than the time that the holders of Yucaipa Class A Shares may no longer elect to redeem their Yucaipa Class A Shares in accordance with the Yucaipa Shareholder Redemption, Yucaipa shall deliver to TopCo a statement (the “Yucaipa Closing Statement”) setting forth: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Yucaipa Shareholder Redemption), (b) the aggregate amount of all payments required to be made in connection with the Yucaipa Shareholder Redemption, (c) the Available Closing Yucaipa Cash resulting therefrom, (d) the Yucaipa Transaction Expenses, (e) the number of Yucaipa Shares to be outstanding as of immediately prior to the Effective Time after giving effect to the Yucaipa Shareholder Redemption, and (f) the number of shares of Yucaipa Class A Shares that may be issued upon the exercise of all Yucaipa Warrants issued and outstanding as of immediately prior to the Effective Time and the exercise prices therefor. From and after the delivery of the TopCo Closing Statement or the Yucaipa Closing Statement, as the case may be, until the Closing Date, each of TopCo and Yucaipa shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by Yucaipa or TopCo or any of their respective Representatives in connection with the review of the TopCo Closing Statement or the Yucaipa Closing Statement, as the case may be,

(ii) consider in good faith any comments to the TopCo Closing Statement or the Yucaipa Closing Statement, as the case may be, provided by any other Party at least two Business Days prior to the Closing Date and (iii) revise the TopCo Closing Statement or Yucaipa Closing Statement as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised TopCo Closing Statement or Yucaipa Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.08), each of the Company and SISH hereby represents and warrants to Yucaipa as follows:

Section 4.01 Corporate Organization. The Company has been duly formed and is validly existing under the laws of the Federal Republic of Germany. The Company has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company. The copies of the Company’s Governing Documents and the Company Shareholder Agreements as in effect on the date hereof previously made available by the Company to Yucaipa are true, correct and complete, are in full force and effect and have not been amended. The Company is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not in breach or violation of any provision set forth in its Governing Documents or the Company Shareholder Agreements.

Section 4.02 Subsidiaries. The Subsidiaries of the Company are set forth on Section 4.02 of the Company Disclosure Schedules. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified as a foreign corporation or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. The jurisdiction of organization of each Subsidiary of the Company is identified on Section 4.02 of the Company Disclosure Schedules.

Section 4.03 Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by the Company pursuant to Section 7.08, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document (when executed and delivered by the Company) will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 Consents and Requisite Governmental Approvals; No Violations.

(a) No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the filings and approvals set forth in Section 4.04(a) of the Company Disclosure Schedules, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Merger Documents under the applicable law of the Cayman Islands, (v) the approvals and consents to be obtained on behalf of Merger Sub pursuant to Section 7.06 or (vi) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution or delivery by the Company of this Agreement or any Transaction Document to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company or any of its Subsidiaries is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.05 Capitalization.

(a) Section 4.05 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, and the Allocation Schedule sets forth, as of immediately prior to Closing, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and (ii) the identity of the Persons that are the legal, record and beneficial owners thereof. All of the Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than (i) Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Exchange or (ii) transfer restrictions under applicable Securities Laws or under the Company Shareholder Agreements). The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b) The aggregate amount of the Change of Control Payments of the Company does not exceed the amount set forth in Section 4.05(b)(i) of the Company Disclosure Schedules. As of the date of this Agreement, the Change of Control Payments are as set forth in the Contracts or, if not set forth in a Contract, set forth as to recipients and amounts, listed in Section 4.05(b)(ii) of the Company Disclosure Schedules.

(c) Annex A (Minority Shareholders and Minority Shareholdings) hereto sets forth, (i) as of the date of this Agreement, a list of the Persons entering into the Shareholder Undertaking; and (ii) as of immediately prior to the Closing, the number and class or series (as applicable) of all of the Equity Securities of the Company that are held legally, of record and beneficially by the Minority Shareholders. There are no Equity Securities of the Subsidiaries of the Company outstanding except Equity Securities that are (i) held by the Company or its Subsidiaries or (ii) Equity Securities listed on Annex A.

(d) Section 4.05(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of May 31, 2021, including, as applicable, the principal amount of such Indebtedness, the outstanding balance as of May 31, 2021, and the debtor and the creditor thereof, as applicable.

Section 4.06 Capitalization of Subsidiaries. Section 4.06 of the Company Disclosure Schedule sets forth true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the legal, record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

Section 4.07 Financial Statements.

(a) The Company made available to Yucaipa true, correct and complete copies of (i) the audited consolidated statement of financial position of the Company as of September 30, 2020 and September 30, 2019, and the related audited consolidated statements of comprehensive income and cash flows of the Company for the years then ended, and the related notes, prepared in compliance in all material respects, with IFRS as adopted by the European Union, and (ii) the most recent draft of the unaudited consolidated balance sheet of the Company as of March 31, 2020 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of income and cash flows of the Company for the six months ended March 31, 2020 (clauses (i) and (ii), collectively, the “Financial Statements,” each of which are attached as Section 4.07 of the Company Disclosure Schedules and, in the case of clause (i), contains an unqualified report of the Company’s auditors). Each of the Financial Statements (including the notes thereto) (x) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) give a true and fair view of the assets, liabilities and the financial position of the Company or any of its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Each of the financial statements or similar reports of the Company required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended September 30, 2020 and September 30, 2019, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 7.05, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries, as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company and the Company’s Subsidiaries maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Company and the Company’s Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company’s Subsidiaries in all material respects.

(d) Since October 1, 2018, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim from its independent auditor, a member of its internal accounting, audit, treasury or legal functions or a Governmental Authority that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

Section 4.08 Undisclosed Liabilities. Except (a) for Liabilities reflected or reserved for on the Most Recent Balance Sheet, (b) for Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (c) or (d) of this Section 4.08), (c) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, any Transaction Documents or any Wiggle Transaction Documents, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby and (d) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities.

Section 4.09 Litigation. There is (and since October 1, 2018 there has been) no Action pending or, to the Company’s knowledge, threatened against or involving (a) the Company or any of the Company Subsidiaries, (b) any of the Company’s or Company’s Subsidiaries’ material assets or properties, (c) any of the Company’s or Company’s Subsidiaries’ managers, officers or directors or, to the Company’s knowledge, any of the Company’s or Company’s Subsidiaries’ employees (in each case, in their capacities as such) (in the case of each of clauses (a) through (c), seeking material non-monetary relief or involving an amount in controversy that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (d) any of the foregoing in such capacity in a criminal Action. Neither the Company or any of the Company’s Subsidiaries nor any of their properties or assets are subject to any outstanding Governmental Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are (and since the October 1, 2018 there have been) no material Actions by the Company or any of its Subsidiaries pending against any other Person.

Section 4.10 Compliance with Laws.

(a) The Company and each of its Subsidiaries (i) conducts (and since October 1, 2018 has conducted) its business in accordance with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary, as applicable, and is not in violation of any such Law or Governmental Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since April 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Company’s knowledge, employees, agents or other Persons acting on their behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws, (ii) neither the Company nor any of its Subsidiaries has been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any actual or alleged noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law. The Company and its Subsidiaries have in place policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions and Export Control Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company or any of its Subsidiaries nor any of their respective directors, officers, or, to the Company’s knowledge, employees, other Representatives or agents (A) is or at any time within the past five years has been, (1) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (2) located, organized or resident in a country or territory (or government thereof) which is itself the subject of or target of any comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria); (3) an entity 50% or greater owned, directly or indirectly, by one or more Persons described in clause (1) or (2); or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any Sanctions and Export Control Laws within the last five years. Since October 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or licenses, approvals, consents, registrations, franchises or permits (the “Permits”) held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.11 Material Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.11(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.11(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). True, complete and correct copies of the following Material Contracts have been made available to Yucaipa:

(i) any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries (other than any such Contracts relating to Indebtedness solely owing to the Company or any of its Subsidiaries) or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;

(ii) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person in each case for an aggregate purchase price in excess of €10 million (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(iii) any Contract under which the Company or any of its Subsidiaries is a lessee of or hold or operate, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed €300,000;

(iv) any Contract under which the Company or any of its Subsidiaries are a lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed €300,000;

(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of €300,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) €300,000 annually or (B) €2,500,000 over the term of the agreement;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area that would so limit or purport to limit, in any material respect, the operations of the TopCo or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions in favor of the Company’s or such Subsidiary’s counterparty to such Contract, (C) contains “take or pay”, “requirements” or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person, or (D) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, directly or indirectly through third parties, or to solicit any potential employee or customer, in the case of each of the foregoing clauses (A), (B), (C) and (D), in any material respect or that would so limit or purports to limit, in any material respect, TopCo or any of its Affiliates after the Closing;

(viii) any Contract that (A) relates to (1) the licensing of, or grant of other rights under, material Intellectual Property to or from the Company or any Subsidiaries, or (2) the ownership, development or use of any Intellectual Property, or (B) affects the Company’s or any Subsidiaries’ ability to use, enforce or disclose any Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, excluding in the case of either (A) or (B) (x) non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf Software, with an aggregate fee of less than €250,000, and (y) non-exclusive licenses granted by the Company or a Subsidiary to customers in the ordinary course of business consistent with past practice;

(ix) any Contract that is a hosting agreement or a co-location agreement with an aggregate fee for hosting and/or co-location services in excess of €500,000;

(x) any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or any Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or any Subsidiary, in each case in excess of €100,000;

(xi) any Contract under which the Company or any Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than between the

Company and any Subsidiary) outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of €1,000,000 or made any capital contribution to, or other investment in, any Person;

(xii) any settlement or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of €300,000 in the aggregate after the date of this Agreement, (B) with a Governmental Authority, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company or any of its Subsidiaries (or TopCo or any of its Affiliates after the Closing);

(xiii) any Contract with a director, shareholder, executive officer, other employee or individual service provider of the Company or its Subsidiaries, in each case, with annual base compensation in excess of €300,000 or that (A) provides for Change of Control Payments or (B) provides for retention bonuses, severance, or similar payments in excess of €300,000;

(xiv) any Lease involving annual lease payments in excess of €300,000;

(xv) any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development, research and development or other similar Contract, and (B) any Contract establishing any joint venture, profit-sharing, partnership, co-promotion, commercialization, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole (other than joint ventures, profit-sharing, partnerships, co-promotion, commercialization, strategic alliances, and other collaborations entered into for purposes of a specific project or group of projects and which are not material to the business of the Company and its Subsidiaries taken as a whole);

(xvi) any other Contract the performance of which requires either (A) annual payments to or from the Company or any Subsidiary in excess of €500,000 or (B) aggregate payments to or from the Company or any Subsidiary in excess of €1,500,000 over the term of the agreement and, in each case, that is not terminable by the Company or any Subsidiary without penalty upon less than 60 days’ prior written notice; and

(xvii) any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “Labor Agreement”).

(b) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Material Contract is (i) in full force and effect and (ii) a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under any Material Contract, and, to the knowledge of the Company, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since October 1, 2018 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries thereunder.

(c) There are no agreements, side letters or arrangements between or among the Company, TopCo, the Company Shareholders, or any of their Affiliates, relating to the matters addressed by the Wiggle SPA.

Section 4.12 Company Benefit Plans.

(a) Section 4.12 of the Company Disclosure Schedules sets forth a true, correct and complete list, of each material Company Benefit Plan, excluding any Contract with an individual director, executive officer, other employee or individual service provider of the Company or its Subsidiaries unless such individual has an annual base compensation of more than €300,000 or the Contract provides for retention bonuses, severance, or similar payments of more than €300,000.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been established, operated and administered in compliance with its terms and all applicable Laws. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto), any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan that is or was subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or on account of at any time being considered a single employer under Section 414 of the Code with any other Person. Neither the Company nor any of its Subsidiaries has any obligation to provide any post-ownership or post-termination welfare benefits other than as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions would reasonably be expected to (whether alone or in connection with any subsequent event) (i) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits under any Company Benefit Plan or otherwise, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any Person under any Company Benefit Plan or otherwise or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

(e) The Company and its Subsidiaries do not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code or otherwise.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or Section 457A of the Code has been established, documented, operated and maintained in compliance with Section 409A of the Code or Section 457A of the Code in all material respects, and all applicable regulations and notices issued thereunder.

(g) No payment, amount or benefit that would reasonably be expected to be, or has been, received by or provided to (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) any current or former employee, officer, shareholder, director or other individual independent contractor of the Company and its Subsidiaries or any of its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event) would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.13 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to (including through membership in an employer’s association), or bound by (including for the avoidance of doubt being bound by any Governmental

Order (e.g., declaration of generally applicability (Allgemeinverbindlichkeitserklärung) under German Law)), any Labor Agreement, nor is there any duty or obligation on the part of the Company or any of its Subsidiaries to consult or bargain with, receive consent from or notify any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or its Subsidiaries, in connection with the transaction as contemplated in this Agreement, prior to the execution of this Agreement. To the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ employees are represented by any labor union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, in the past three years, there have been no activities or proceedings by any labor union, works council, other labor organization to organize any of the Company’s or any of its Subsidiaries’ employees. In the past three years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practices charge, material labor dispute, material labor grievance, material labor arbitration, strike, organized labor slowdown, lockout, material concerted refusal to work overtime, or organized labor work stoppage against or affecting the Company or any of its Subsidiaries.

(b) Except as would not result in a material Liability for the Company and its Subsidiaries, each individual, who is providing or, within the past three years, has provided services to the Company and its Subsidiaries as an individual independent contractor or consultant is or was properly classified and treated as such for all applicable purposes.

(c) The Company and its Subsidiaries are, and for the past three years have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since October 1, 2018, there have been no sexual harassment allegations or employment discrimination allegations raised, brought or, to the knowledge of the Company, threatened to be brought, or settled relating to any officer, director, or executive of the Company or any of its Subsidiaries other than any such allegations which have been investigated and with respect to which the Company and its Subsidiaries (i) concluded there was no unlawful action or (ii) took prompt corrective action.

(d) No facility closure or shutdown, reduction-in-force, furlough, short-time work, temporary layoff, material reduction in hours, or material reduction in salary or wages affecting employees of the Company or its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19.

(e) To the knowledge of the Company, no current employee of the Company or its Subsidiaries with annualized compensation at or above €300,000, has provided notice of his or her intent to terminate his or her employment in calendar year 2021.

Section 4.14 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with IFRS.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) No Subsidiary of the Company that is incorporated in the United States has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two years.

(f) No subsidiary of the Company incorporated in the United States has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case of clause (i), (ii) and (iii), for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by or has any material obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(j) Neither the Company nor any of its Subsidiaries is considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(k) Neither the Company nor any Subsidiary has taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.15 Insurance. Section 4.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date of this Agreement. All such policies are in full force and effect as of the date of this Agreement, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such policies as to which coverage has been denied by the insurers thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.16 Permits. Each of the Company and its Subsidiaries holds all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. The Company is, and since October 1, 2018 has been, in compliance with the terms of all the Material Permits except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance in all material respects with the terms of the Material Permits.

Section 4.17 Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property or interest therein.

(b) Leased Real Property. Section 4.17(b) of the Company Disclosure Schedules lists, as of the date of this Agreement, (i) the address of each Leased Real Property (other than temporary construction site offices relating to individual projects); and (ii) the Leased Real Property in respect of which the Company or any of its Subsidiaries are required to pay €250,000 or more annually in rent (the “Material Leased Real Property”). The Company has made available to Yucaipa true, correct and complete copies of the Contracts (including all modifications, amendments, guarantees, supplements, waivers, extensions, renewals, side letters and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Material Leased Real Property or is otherwise a party with respect to the Material Leased Real Property (the “Leases”). Each Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary that is a party thereto, enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company’s knowledge, each other party thereto, subject, in each case, to the Enforceability Exceptions. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and materially undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Except as set forth on Section 4.17(b) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries has a sublease, license or other Contract granting to any Person the right to use or occupy any Leased Real Property or any portion thereof. To the knowledge of the Company, neither the Company or any of its Subsidiaries nor any other party under any Lease is in material breach or default under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Lease or would permit the termination thereof by any party of any Lease. The Leased Real Property identified in Section 4.17(b) of the Company Disclosure Schedules comprises all of the real property necessary to conduct the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries that is a party to a Lease has assigned, transferred, conveyed, mortgaged, deed in trust, encumbered, or collaterally assigned or granted any other security interest in any Lease or any interest therein.

(c) Personal Property. The Company and each of its Subsidiaries own and have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material (i) equipment, tangible personal property and tangible assets of the Company and its Subsidiaries and (ii) assets and properties of the Company and its Subsidiaries, in each case of clauses (i) and (ii), free and clear of all Liens (other than Permitted Liens) and as reflected in the Financial Statements or thereafter acquired by the Company or any of its Subsidiaries, except for assets disposed of in the ordinary course of business.

(d) Assets; Sufficiency. The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has, since the Most Recent Balance Sheet, occurred with respect to such assets and properties. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company and its Subsidiaries will constitute all of the assets necessary to conduct the business immediately after the Closing in all material respects as it is conducted on the date of this Agreement. The Company and each of its Subsidiaries own, lease, license or have the legal right to use or otherwise hold good, valid and enforceable title to all the properties, assets, tangible or intangible, of the Company and its Subsidiaries reflected on the Financial Statements (collectively, the “Company Assets”), except for any Company Assets, that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the applicable balance sheets. The Company, the Company Assets are not subject to any Liens (other than Permitted Liens). At the Closing, the Company and each of its Subsidiaries will, directly or indirectly, own, with good, valid and enforceable title, or lease, under valid and enforceable leases, or have legal right or license to use, the Company Assets, free and clear of any Liens (other than Permitted Liens).

Section 4.18 Intellectual Property and IT Security.

(a) Section 4.18(a) of the Company Disclosure Schedules lists each material patent, registered trademark, registered service mark or domain name owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained as of the date of this Agreement (collectively, the “Registered Intellectual Property”). To the knowledge of the Company, all of the Registered Intellectual Property is subsisting, valid and enforceable. The Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission, all material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or otherwise used in the operation of the business of the Company and its Subsidiaries, as presently conducted, except for such Intellectual Property with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (it being understood that this Section 4.18(a) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(b) To the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries, and the business conducted thereby, are not currently infringing upon, misappropriating or otherwise violating any material Intellectual Property rights of any Person, and have not in the six years prior to the date of this Agreement, infringed upon, misappropriated, or otherwise violated any material Intellectual Property rights of any Person. In the six years prior to the date of this Agreement, the Company and its Subsidiaries have not received any communication, and no action has been instituted, settled or, to the knowledge of the Company and its Subsidiaries, threatened, that alleges any such infringement, violation or misappropriation of any material Intellectual Property rights of any Person. No third party is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of its Subsidiaries nor has any third party, in the six years prior to the date of this Agreement, infringed upon, misappropriated or otherwise violated any material Intellectual Property of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are in material compliance with all license, maintenance, support and services agreements for third party Software used in its business.

(d) The Company and its Subsidiaries have taken commercially reasonable steps under the circumstances to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries (including the confidentiality thereof). Each current or former consultant and contractor of the Company and its Subsidiaries has entered into a written agreement with the applicable Company or Subsidiary assigning to the Company or such Subsidiary all material Intellectual Property created by such Person within the scope of such Person’s duties to the Company or such Subsidiary and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary. To the knowledge of the Company, no current or former consultant or contractor of the Company or any Subsidiary has or is in breach of any such agreement.

(e) The Company and its Subsidiaries possess or have the right to use all source code and other documentation and materials necessary to compile and operate their products. Neither the Company nor any Subsidiary (i) has disclosed, delivered, licensed or otherwise made available, or (ii) has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Software owned by the Company or any Subsidiary to any person.

(f) None of the material Software of the Company or any Subsidiary is distributed with Open Source Software in a manner that has or would (i) require any public distribution of any such Software, (ii) create obligations for the Company or any Subsidiary to grant, or purport to grant, to any Person any rights under any material Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), (iii) impose any present economic limitations on the Company’s or any Subsidiaries’ commercial exploitation thereof, or (iv) require that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such Software.

(g) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security, confidentiality, continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby), including the implementation of appropriate procedures to ensure that the IT Systems are free of any Viruses. The Company and its Subsidiaries have back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of their IT Systems that are, in the reasonable determination of the Company’s management team, in accordance with standard industry practice. Since October 1, 2018, the Company and its Subsidiaries have not experienced any Security Incident that has had a Company Material Adverse Effect.

(h) The IT Systems (i) are sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted, (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Company and its Subsidiaries, and (iii) are owned by, leased by or licensed to, the Company or its Subsidiaries.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company’s and its Subsidiaries’ processing, collection, use, disclosure, storage and transfer of Personal Information complies in all respects with, and since October 1, 2018 has complied in all material respects with (i) any Contract to which any of them is a party, (ii) any of their published privacy policies and (iii) any applicable Privacy Laws. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received any complaints, notices of investigation, written notices, orders, correspondence or claims from any consumers, Governmental Authority, Person or other entities alleging a breach of, or non-compliance with, the Privacy Laws and, to the knowledge of the Company and its Subsidiaries, no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or claims being sent, served, given or made that would be expected to have a material impact on the Company or its Subsidiaries.

Section 4.19 Environmental Matters.

(a) The Company and its Subsidiaries are, and since October 1, 2018 have been, in compliance in all material respects with all applicable Environmental Laws.

(b) Each of the Company and its Subsidiaries holds and is in compliance with, and has since October 1, 2018 held and been in compliance in all material respects with, all Permits that are materially required under applicable Environmental Laws to own, lease or operate its properties and assets and to conduct its business.

(c) Since October 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice or report of any material violations of, or material liabilities arising under, Environmental Laws, including any material violations concerning any Hazardous Materials.

(d) There has been no release of, contamination by, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property, or at any other location in connection with the Company’s or its Subsidiaries’ operations, in each case as has resulted or would result in material liabilities to the Company or its Subsidiaries arising under Environmental Law.

(e) Neither the Company nor any Subsidiary has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person arising under Environmental Law.

(f) The Company and its Subsidiaries have made available to Yucaipa copies of any material environmental reports and other material environmental documents related to the Company, its Subsidiaries and the Leased Real Property in each case that are in their possession or under their reasonable control.

Section 4.20 Absence of Changes. During the period beginning on the date of the Most Recent Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, (i) the Company and its Subsidiaries have conducted their respective business in the ordinary course in all material respects, (ii) except as set forth on Section 4.20 of the Company Disclosure Schedules, the Company has not taken any action that would require the consent of Yucaipa if taken after the date of this Agreement and prior to Closing pursuant to Section 7.01(b)(i), (ii), (iv), (vii), (x) and (xiii) and (iii) the Company has not made any Change of Control Payment.

Section 4.21 Brokers. Other than Citigroup Global Markets Europe AG and Lilja & Co., no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates for which the Company has any obligation.

Section 4.22 Transactions with Affiliates. Except for the Contracts and transactions set forth on Section 4.22 of the Company Disclosure Schedules, there are no Contracts or transactions between (a) the Company or any of its Subsidiaries, on the one hand, and any (b) officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”) other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) the Company Shareholder Agreements and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.01(b) or entered into in accordance with Section 7.01(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 7.01 or entered into in accordance with Section 7.01). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.22 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.22) are referred to herein as “Company Related Party Transactions”.

Section 4.23 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company and its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing Yucaipa’s Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.24 Shareholder Undertaking. The Shareholder Undertaking is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or, to the Company’s knowledge, the Company Shareholders. There are no other agreements, side letters or arrangements between or among the Company, TopCo or the Company Shareholders relating to the matters addressed by the Shareholder Undertaking (other than the Transaction Documents or the agreements set forth in Exhibit G to the Shareholder Undertaking). To the Company’s knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company or the Company Shareholders under any material term or condition of the Shareholder Undertaking.

Section 4.25 No TID U.S. Business. Neither the Company nor any of its Subsidiaries is a TID U.S. business (as such term is defined at 31 CFR §800.248).

Section 4.26 Investigation; No Other Representations.

(a) Each of the Company and SISH, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Yucaipa and TopCo and (ii) it has been furnished with or given access to such documents and information about Yucaipa and TopCo and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, each of the Company and SISH has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of Yucaipa or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither Yucaipa nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO YUCAIPA, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, ARTICLE V, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER THE COMPANY, SISH OR ANY OTHER PERSON MAKES, AND THE COMPANY AND SISH EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO YUCAIPA OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY

SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY YUCAIPA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, ARTICLE V, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR SISH, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY YUCAIPA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO AND MERGER SUB

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.08), each of the Company, TopCo and Merger Sub hereby represents and warrants to Yucaipa as follows:

Section 5.01 Corporate Organization. Each of TopCo and Merger Sub is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable).

Section 5.02 Due Authorization. Each of TopCo and Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by Merger Sub pursuant to Section 7.06, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of each of TopCo and Merger Sub and no other proceeding on the part of TopCo or Merger Sub, as the case may be, is necessary to authorize this Agreement or such Transaction Documents or performance by TopCo or Merger Sub, as the case may be, hereunder or thereunder. This Agreement has been, and each Transaction Document to which TopCo or Merger Sub, as the case may be, will be party will be, duly and validly executed and delivered by TopCo or Merger Sub, as the case may be, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which TopCo or Merger Sub, as the case may be, will be party, will constitute a legal, valid and binding obligation of TopCo or Merger Sub, as the case may be, enforceable against TopCo or Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Capitalization.

(a) On the Closing Date, immediately prior to Closing, the issued share capital of TopCo shall consist of one TopCo Ordinary Share, which shall be duly authorized, validly issued and subject to a payment obligation of EUR €0.12 only. On the Closing Date, immediately following the Closing, such issued and outstanding TopCo Ordinary Share (i) shall have been issued in compliance with the Governing Documents of TopCo and applicable Law and (ii) shall not have been issued in breach or violation of any preemptive rights or Contract. Except as set forth in the second sentence of this Section 5.03(a), immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other TopCo Ordinary Shares or other equity securities of TopCo authorized, reserved, issued or outstanding.

(b) The sole limited liability company interest of Merger Sub is held by TopCo as the sole member of Merger Sub. As of the date hereof, TopCo has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any equity securities in any Person other than Merger Sub, and after giving effect to the Exchange TopCo will have no Subsidiaries other than Merger Sub and the Company and its Subsidiaries.

(c) Immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or any other Contracts to which TopCo is a party or by which TopCo is bound obligating TopCo to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares, in each case except as expressly provided for in this Agreement or the transactions contemplated thereby.

Section 5.04 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of TopCo or Merger Sub with respect to TopCo’s and Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Transactions Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the approval of the Financial Conduct Authority (UK) to TopCo (and each other person who, on Closing, becomes a “controller” of Wiggle Limited and Chain Reaction Cycles Retail Limited (the “Regulated Companies”)) holding an indirect controlling interest in the Regulated Companies, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Merger Documents under the applicable law of the Cayman Islands, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 7.06, or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution, delivery or performance by TopCo and each Merger Sub of this Agreement nor the Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the TopCo or either Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo or either Merger Sub is a party, (iii) violate, or constitute breach under, any Governmental Order or applicable Law to which TopCo or either Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05 Business Activities. Each of TopCo and Merger Sub was organized or formed solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 5.06 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TopCo or Merger Sub or any of their Subsidiaries or Affiliates for which TopCo or Merger Sub have any obligation.

Section 5.07 Tax Matters.

(a) For U.S. federal income Tax purposes, (i) TopCo is, and has been since the date of its formation, treated as an association taxable as a corporation and (ii) Merger Sub is, and has been since the date of its formation, treated as a disregarded entity of TopCo (and an IRS Form 8832 electing such treatment has been timely filed with the IRS).

(b) Neither TopCo nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.08 Investment Company Act. TopCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.09 Investigation; No Other Representations.

(a) Each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Yucaipa and (ii) it has been furnished with or given access to such documents and information about Yucaipa and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, each of TopCo and Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of Yucaipa or any other Person, either express or implied, and each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither Yucaipa nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.10 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO YUCAIPA OR ANY OF its REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER TOPCO, MERGER SUB NOR OR ANY OTHER PERSON MAKES, AND EACH OF TOPCO AND

MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO YUCAIPA OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO AND MERGER SUB BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY YUCAIPA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO OR MERGER SUBS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY YUCAIPA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO YUCAIPA

Except as set forth in (a) Yucaipa Disclosure Schedules (but subject to the terms of Section 12.08) or (b) any Yucaipa SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Yucaipa hereby represents and warrants to the Company, TopCo and Merger Sub as follows:

Section 6.01 Corporate Organization. Yucaipa is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the applicable law of the Cayman Islands. The copies of Yucaipa’s Governing Documents as in effect on the date hereof previously made available by Yucaipa to the Company are true, correct and complete, are in full force and effect and have not been amended.

Section 6.02 Due Authorization.

(a) Yucaipa has the requisite exempted company power and authority to execute and deliver this Agreement and each Transaction Document to which Yucaipa is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Required Yucaipa Shareholder Approval by the Pre-Closing Yucaipa Holders at the Special Meeting, the execution and delivery of this Agreement, the Transaction Documents to which Yucaipa is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Yucaipa. This Agreement has been, and each Transaction Document to which Yucaipa is or will be upon execution thereof, duly and validly executed and delivered by Yucaipa and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of Yucaipa (assuming this Agreement has been and the Transaction Documents to which Yucaipa is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Yucaipa in accordance with their terms, subject to the Enforceability Exceptions.

Section 6.03 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Yucaipa’s knowledge, threatened against or involving Yucaipa that, if adversely decided or resolved, would be material to Yucaipa. Neither Yucaipa nor any of their respective properties or assets is subject to any material Governmental Order. As of the date of this Agreement, there are no material Proceedings by Yucaipa pending against any other Person.

Section 6.04 Compliance with Applicable Law. Yucaipa is (and since its incorporation has been) in compliance with all applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to Yucaipa.

Section 6.05 Consents and Requisite Government Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Yucaipa with respect to Yucaipa’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Merger Documents under the applicable law of the Cayman Islands, (iv) the Yucaipa Shareholder Approval or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably by excepted to be, individually or in the aggregate, material to Yucaipa.

(b) Neither the execution, delivery or performance by Yucaipa of this Agreement nor the Transaction Documents to which Yucaipa is or will be a party nor the consummation by Yucaipa of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of Yucaipa’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Yucaipa is a party or by which Yucaipa or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which Yucaipa or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of Yucaipa, except in the case of clauses (ii) and (iii) above, as would not reasonably be expected to be, individually or in the aggregate, material to Yucaipa.

Section 6.06 Trust Account. As of the date of the Agreement, Yucaipa has an amount in cash equal to at least $345 million in a trust account (the “Trust Account”). The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated August 6, 2020 (the “Trust Agreement”), between Yucaipa and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Yucaipa SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, the Yucaipa SEC Reports to be inaccurate in any material respect or, to Yucaipa’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Yucaipa Holders who shall have elected to redeem their pre-Closing Yucaipa Class A Shares pursuant to the Governing Documents of Yucaipa or (iii) if Yucaipa fails to complete a business combination within the allotted time period set forth in the Governing Documents of Yucaipa and liquidates the Trust Account, subject to the terms of the Trust Agreement, Yucaipa (in limited amounts to permit Yucaipa to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Yucaipa) and then the Pre-Closing Yucaipa Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Yucaipa and the Trust Agreement. As of the date of this Agreement, Yucaipa has performed all material obligations required to be performed by it to date under, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to the knowledge of Yucaipa, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since August 6, 2020, Yucaipa has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, (B) to the Pre-Closing Yucaipa Holders who have elected to redeem their Yucaipa Class A Shares pursuant to the Governing Documents of Yucaipa and (C) TopCo, each in accordance with the terms of and as set forth in the Trust Agreement), Yucaipa shall have no further obligation under either the Trust Agreement or the Governing Documents of Yucaipa to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.07 Brokers. Except for the fees and commissions described in Section 6.07 of the Yucaipa Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Yucaipa for which Yucaipa has any obligation.

Section 6.08 SEC Filings. Yucaipa has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing through the date hereof, the “Yucaipa SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional Yucaipa SEC Reports”). Each of the Yucaipa SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Yucaipa SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Yucaipa SEC Reports or the Additional Yucaipa SEC Reports (for purposes of the Additional Yucaipa SEC Reports, assuming that the representation and warranty set forth in Section 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Yucaipa SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Yucaipa SEC Reports, assuming that the representation and warranty set forth in Section 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Yucaipa SEC Reports.

Section 6.09 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Yucaipa’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Yucaipa has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Yucaipa’s financial reporting and the preparation of Yucaipa’s financial statements included in the Yucaipa SEC Reports (collectively, the “Yucaipa Financial Statements”) for external purposes in accordance with GAAP and (ii) Yucaipa has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Yucaipa is made known to Yucaipa’s principal executive officer and principal financial officer by others within Yucaipa.

(b) Yucaipa has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, except as set forth in Section 6.09(c) of Yucaipa Disclosure Schedules, Yucaipa has complied in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The Yucaipa Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. As of the date of this Agreement, there is no Proceeding pending or, to the Yucaipa’s knowledge, threatened against Yucaipa by the Stock Exchange or the SEC with respect to any intention by such entity to deregister Yucaipa Class A Shares or prohibit or terminate the listing of Yucaipa Class A Shares on the Stock Exchange. Yucaipa has not taken any action that is designed to terminate the registration of Yucaipa Class A Shares under the Exchange Act.

(d) The Yucaipa SEC Reports contain true and complete copies of the applicable Yucaipa Financial Statements. The Yucaipa Financial Statements (i) fairly present in all material respects the financial position of Yucaipa as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited Yucaipa Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Yucaipa has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Yucaipa’s and its Subsidiaries’ assets. Yucaipa maintains and, for all periods covered by the Yucaipa Financial Statements, has maintained books and records of Yucaipa in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets, and liabilities of Yucaipa in all material respects.

(f) Since its incorporation, Yucaipa has not received any written complaint, allegation, assertion or claim that there is of any (i) a “significant deficiency” in the internal controls over financial reporting of Yucaipa, (ii) a “material weakness” in the internal controls over financial reporting of Yucaipa or (iii) fraud, whether or not material, that involves management or other employees of Yucaipa who have a significant role in the internal controls over financial reporting of Yucaipa.

(g) Section 6.09(g) of the Yucaipa Disclosure Schedules sets forth a list of all Indebtedness of Yucaipa as of the date of this Agreement.

Section 6.10 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 6.10 of the Yucaipa Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, (c) reflected or reserved for in the most recent balance sheet in the Yucaipa Financial Statements included in the Yucaipa SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Yucaipa SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (b) or (c) of this Section 6.10), or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Yucaipa, Yucaipa has no Liabilities.

Section 6.11 Taxes.

(a) All material Tax Returns required by Law to be filed by Yucaipa have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Yucaipa have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(c) Yucaipa has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Yucaipa is not engaged in any material audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Yucaipa has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where Yucaipa does not file a Tax Return that Yucaipa is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Yucaipa and no written request for any such waiver or extension is currently pending.

(e) Neither Yucaipa nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two years.

(f) There are no Liens with respect to material Taxes on any of the assets of Yucaipa, other than Permitted Liens.

(g) Yucaipa does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case of clause (i), (ii) and (iii), for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(h) Yucaipa is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(i) Yucaipa is not considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(j) Yucaipa has not taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.12 Capitalization.

(a) Section 6.12(a) of the Yucaipa Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding Yucaipa Shares and the Yucaipa Warrants. All outstanding Equity Securities of Yucaipa (except to the extent such concepts are not applicable under the applicable Law of Yucaipa’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Yucaipa and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than as set forth under the Governing Documents of Yucaipa or transfer restrictions under applicable Securities Laws) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except (i) for this Agreement, (ii) the Transaction Documents and the transactions contemplated hereby and thereby, (iii) as set forth in the Governing Documents of Yucaipa and (iv) as set forth on Section 6.12(a) of Yucaipa Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require Yucaipa, and, except as expressly contemplated by this Agreement or the Transaction Documents, there is no obligation of Yucaipa, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Yucaipa.

(b) As of the date of this Agreement, (i) the authorized share capital of Yucaipa consists of 500,000,000 Yucaipa Class A Shares, 50,000,000 Yucaipa Class B Shares and 1,000,000 preference shares of a par value of $0.0001 per share and (ii) all of the issued and outstanding Yucaipa Shares (A) are duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract to which Yucaipa is a party or bound.

(c) As of the date of this Agreement, Yucaipa has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

(d) On or prior to the date of this Agreement, Yucaipa has entered into Subscription Agreements with PIPE Investors, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to subscribe for and accept TopCo Ordinary Shares for a PIPE Investment amount of at least $300,000,000 (such amount, the “Committed PIPE Investment Amount”). As of the date of this Agreement, the Subscription Agreements are in full force and effect with respect to and binding on Yucaipa and, to the knowledge of Yucaipa, each PIPE Investor party thereto, in accordance with their terms.

Section 6.13 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Yucaipa expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the

Registration Statement/Proxy Statement is mailed to the Pre-Closing Yucaipa Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.14 Investigation; No Other Representations.

(a) Yucaipa, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, Yucaipa has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV, Article V, in the Transaction Documents to which it is a party and the Shareholder Undertaking and no other representations or warranties of the Company, TopCo or any other Person, either express or implied, and Yucaipa, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, Article V, in the Transaction Documents to which it is a party and the Shareholder Undertaking, neither the Company, TopCo nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 6.15 Absence of Changes. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the ability of Yucaipa to enter into and perform its obligations under this Agreement; and (b) Yucaipa has not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to Closing pursuant to Section 8.01(b), (c), (e), (f) or (i).

Section 6.16 Business Activities.

(a) Since formation, Yucaipa has not conducted any business activities other than (i) activities related to Yucaipa’s initial public offering or directed toward the evaluation, negotiation, accomplishment or consummation of a business combination (including the Transactions) or (ii) activities that are immaterial in nature.

(b) Except for the Transactions, Yucaipa does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Section 6.16 of Yucaipa’s Disclosure Schedules sets forth a list of all Contracts as of the date of this Agreement to which Yucaipa is a party or otherwise bound (other than this Agreement and any Transaction Document) which (i) require or will reasonably be expected to require payments by Yucaipa in excess of $500,000 in the aggregate; (ii) provide for material obligations of Yucaipa that will or will reasonably be expected to be complied with or performed following the Closing or under which material liabilities of Yucaipa will or will reasonably be expected to arise or remain outstanding in each case on or following the Closing or (iii) are otherwise material to Yucaipa.

(d) Yucaipa does not own or lease any real or personal property.

Section 6.17 Employees; Benefit Plans. As of the date of this Agreement, (a) other than any officers as described in the Yucaipa SEC Reports, Yucaipa does not have and has never had any employees and (b) Yucaipa does not and has never sponsored, maintained, contributed to or had any liability in respect of any Benefit Plan.

Section 6.18 PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for: (a) changes that are solely ministerial and other non-economic de minimis changes, or (b) any of the following actions that would not increase conditionality or impose any new obligation on the Company or Yucaipa, reduce the Committed PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Yucaipa under any Subscription Agreement, Yucaipa shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of TopCo Ordinary Shares contemplated thereby. Without limiting the generality of the foregoing, Yucaipa shall give the Company written notice as promptly as practicable: (x) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any material breach or default) by any party to any Subscription Agreement, in each case, that is known to Yucaipa and (y) of the receipt of any written notice by Yucaipa from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or of any provisions of any Subscription Agreement.

Section 6.19 Investment Company Act. Yucaipa is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20 Transactions with Affiliates. Except for the Contracts and transactions set forth on the Yucaipa Disclosure Schedules, there are no Contracts or transactions between (a) Yucaipa, on the one hand, and any (b) officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Yucaipa or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each a “Yucaipa Related Party”).

Section 6.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, TOPCO, MERGER SUB OR SISH OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI AND THE TRANSACTION DOCUMENTS, NEITHER YUCAIPA NOR ANY OTHER PERSON MAKES, AND YUCAIPA EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF YUCAIPA THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, TOPCO, MERGER SUB OR SISH, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF YUCAIPA BY THE MANAGEMENT OF YUCAIPA OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO, MERGER SUB OR SISH IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND

WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY YUCAIPA ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF YUCAIPA, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO, MERGER SUB OR SISH IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except as (i) expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(a) of the Company Disclosure Schedules, (iv) as required to comply with COVID-19 Measures or (iv) as consented to in writing by Yucaipa (such consent not to be unreasonably withheld, conditioned or delayed), (A) operate the business of the Company and its Subsidiaries in the ordinary course in all material respects and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, material assets and properties of the Company and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, (i) except as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(b) of the Company Disclosure Schedules or (iv) as consented to in writing by Yucaipa (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to Section 7.01(b)(i) and Section 7.01(b)(x), in which case, such consent shall be subject to Yucaipa’s sole discretion), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof for an aggregate purchase price in excess of €10,000,000;

(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company;

(iv) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Shareholder Agreements;

(v) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than a Permitted Lien);

(vi) (A) transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of Intellectual Property rights in accordance with its maximum statutory term) or otherwise dispose of any Intellectual Property of the Company, (B) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company in such trade secrets) or disclose, license, release, deliver, escrow or make available any source code or (C) make any material change to the operation or security of any IT Systems of the Company or any of the Company’s respective rules, policies or procedures with respect to privacy and security requirements for Personal Information that has the result of decreasing the overall operation or security of an IT Systems or decreasing the security of Personal Information;

(vii) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company;

(viii) incur, create or assume any Indebtedness, other than (A) ordinary course trade payables and (B) Indebtedness under the Company’s existing revolving credit facility provided that the amount outstanding thereunder at any time does not exceed €100,000,000;

(ix) (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract;

(x) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person (other than any of the Company and its Subsidiaries; provided that any such loans, advances, capital contributions, guarantees or investments are made in the ordinary course of business and on terms comparable to those available to such Subsidiary in the market), other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(xi) except as required under the terms of any Company Benefit Plan that is set forth on Section 7.01(b)(xi) of the Company Disclosure Schedules or a Labor Agreement, (A) amend, modify, adopt, enter into or terminate any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement, (B) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, except in the ordinary course of business consistent with past practice, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, except in the ordinary course of business consistent with past practice, (D) hire, engage or terminate the employment or engagement of (other than for cause), furlough or temporarily layoff, any director, manager, officer or employee of the Company whose annual base compensation exceeds €300,000, (E) except in the ordinary course of business consistent with past practice, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any Labor Agreement (to the extent such actions do not result in material economic concessions or operational restrictions), (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company or (G) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee or individual independent contractor of the Company, other than waiver of any restrictive covenant obligations (excluding nondisclosure obligations) as part of a settlement or similar agreement with such individual;

(xii) make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any material method of accounting with respect to Taxes, enter into any closing agreement with respect to any material Taxes, settle or compromise any material Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material Tax sharing or material Tax indemnification agreement (except for any such agreements that are commercial contracts not primarily relating to Taxes);

(xiii) enter into any settlement or similar Contract the performance of which would involve the payment by the Company in excess of €1,000,000, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xv) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to the Company and its assets and properties; provided that such coverage remains reasonably available (other than in connection with normal annual renewal activities and insurance program management);

(xvii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement, any Transaction Document, or the Wiggle SPA;

(xviii) fail to maintain the Leased Real Property in all material respects in the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted;

(xix) enter into, conduct, engage in or otherwise operate any new line of business, modify operating policies in any material respect or discontinue or make any material change to the business of the Company;

(xx) make any Change of Control Payment that is not set forth on Section 4.05(b)(ii) of the Company Disclosure Schedules; or

(xxi) enter into any Contract to take, or cause to be taken, or resolve to take, any of the actions set forth in this Section 7.01(b);

for purposes of this Section 7.01(b), references to the “Company” include the Company and each of its Subsidiaries.

(c) Notwithstanding anything in this Section 7.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give Yucaipa, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries during the Interim Period.

Section 7.02 Trust Account Waiver. Each of the Company, TopCo, Merger Sub and SISH acknowledges that Yucaipa is a blank check company with the power and privileges to effect a business combination, and that such Party has read Yucaipa’s final prospectus, dated August 3, 2020, and other Yucaipa SEC Reports, the Yucaipa’s Governing Documents and the Trust Agreement and understands that Yucaipa has established the Trust Account described therein for the benefit of Yucaipa’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company and TopCo further acknowledges that, if the transactions contemplated by this Agreement, or, in the event this Agreement is terminated pursuant to its terms, another business combination, are not consummated by August 6, 2022, or such later date as is approved by the shareholders of Yucaipa to complete a business combination, Yucaipa will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, each of the Company, TopCo, Merger Sub and SISH (on behalf of itself and its Affiliates), notwithstanding anything to the contrary in this Agreement, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Yucaipa or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided that nothing herein shall serve to limit or prohibit the Company’s, TopCo’s, Merger Sub’s or SISH’s right to pursue a claim against Yucaipa or any of its Affiliates for legal relief against assets held outside of the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Section 12.14 for specific performance or other injunctive relief (so long as such claim would not affect Yucaipa’s ability to fulfill its redemption obligations). This Section 7.02 shall survive the termination of this Agreement for any reason.

Section 7.03 Yucaipa D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of Yucaipa, as provided in a Yucaipa’s Governing Documents or otherwise in effect as of the date of the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo shall advance expenses in connection with such indemnification as provided in Yucaipa’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Yucaipa Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of Yucaipa (the “Yucaipa D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Yucaipa D&O Person was a director, officer, member, manager or employee of Yucaipa prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 7.03 to any Yucaipa D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Yucaipa D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) TopCo shall purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing Date, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of Yucaipa as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Yucaipa’s directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the Closing; provided that TopCo shall not be required to pay a premium for such “tail” insurance policy(ies) in excess of 350% of the most recent annual premium paid by Yucaipa prior to the date of this Agreement and, in such event, TopCo shall purchase the maximum coverage available for 350% of the most recent annual premium paid by Yucaipa prior to the date of this Agreement.

(d) If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.03.

(e) The Yucaipa D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.03 are intended to be third-party beneficiaries of this Section 7.03. This Section 7.03 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

Section 7.04 Company D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of the Company or any of its Subsidiaries, as provided in the Company’s or any of its Subsidiaries’ Governing Documents or otherwise in effect as of the date of the Closing, in either case, with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo, the Company and its Subsidiaries will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo, the Company and its Subsidiaries shall advance expenses in connection with such indemnification as provided in the Company’s or any of its Subsidiaries’ Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s and its Subsidiaries’ Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of the Company (the “Company D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Company D&O Person was a director, officer, member, manager or employee of the Company or any of its Subsidiaries prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 7.04 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and TopCo shall maintain, or cause to be maintained, in effect for a period of six years after the Closing Date, without any lapse in coverage, “tail” insurance policy(ies) providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of the Company or any of its Subsidiaries as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy as of the Closing; provided that none of TopCo or Yucaipa shall be required to pay a premium for such “tail” insurance policy(ies) in excess of 350% of the most recent annual premium paid by the Company or its Subsidiaries prior to the date of this Agreement and, in such event, the Company or its Subsidiaries shall purchase the maximum coverage available for 350% of the most recent annual premium paid by the Company or its Subsidiaries prior to the date of this Agreement.

(d) If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.04.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.04 are intended to be third-party beneficiaries of this Section 7.04. This Section 7.04 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

Section 7.05 Financial Information.

(a) As soon as reasonably practicable following the date of this Agreement (but in any event on or prior to June 25, 2021), the Company shall deliver to TopCo and Yucaipa the Closing Company Financial Statements. The Closing Company Financial Statements (i) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, (iii) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iv) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (v) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, TopCo and Yucaipa in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo or Yucaipa with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 7.06 Merger Sub Member Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, TopCo, as the sole member of Merger Sub, will approve and adopt this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 7.07 Stock Exchange Listing of TopCo Ordinary Shares. The Company shall cause TopCo to, and TopCo shall, use its reasonable best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and Yucaipa, the Company and Merger Sub shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of the Stock Exchange.

Section 7.08 Shareholder Undertaking. The Company and SISH shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company and SISH, as applicable, in the Shareholder

Undertaking and otherwise comply with its obligations and enforce its rights thereunder. Without limiting the generality of the foregoing, the Company and SISH shall give Yucaipa prompt (and, in any event, within one Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by the Company or the Company Shareholders of the Shareholder Undertaking, or (ii) of the receipt of any written notice or other written communication as to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by the Company Shareholders under the Shareholder Undertaking. The Company and the parties to the Shareholder Undertaking may not amend, modify, waive or terminate the Shareholder Undertaking (in whole or in part) without the prior written consent of Yucaipa (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.09 Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions except for those Company Related Party Transactions set forth in Section 7.09 of the Company Disclosure Schedules without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Closing, Yucaipa and its Affiliates). On or prior to the Closing, each of the Company Shareholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Shareholder or any of its Affiliates, on the other hand. If the Closing would result in the agreement set forth on Section 7.09(b) of the Company Disclosure Schedules being a violation of applicable Law, the Company shall terminate such agreement.

Section 7.10 Master Agency Agreement. Each of the Company Shareholders and the Company shall (a) take, or cause to be taken, all actions necessary or advisable to terminate as soon as possible, and in any event prior to the Closing, the Master Agency Agreement without any further obligations or Liabilities (including any obligations to make expense reimbursements, termination fees or other payments thereunder) of the Company or any of its Affiliates (including, from and after the Closing, Yucaipa and its Affiliates), (b) procure and undertake that no expense reimbursements, termination fees or other payments under the Master Agency Agreement are made by the Company or its Affiliates between the date hereof and Closing and (c) procure and undertake that any payments that were made by the Company or any its Affiliates under the Master Agency Agreement on or after January 1, 2021 are repaid or cause to be repaid in full to the Company.

Section 7.11 TopCo Tax Residency. During the Interim Period, TopCo shall not take or cause to be taken any action which would reasonably be expected to (a) cause TopCo to have its principal place of effective management outside of Germany or (b) otherwise be treated as a resident of any country other than Germany for Tax purposes.

Section 7.12 Equity Plans. Prior to the Closing Date, the board of directors of TopCo and the Company as the sole shareholder of TopCo shall approve and adopt the Incentive Equity Plan, substantially in the form attached as Exhibit I.

Section 7.13 Labor Consultation. Prior to the Closing, the Company and its Subsidiaries shall satisfy all pre-Closing notice, information, consultation or bargaining obligations owed to its employees and/or their representatives, including any labor unions, works council or other labor organization, under applicable Law, Labor Agreements or other Contracts, in connection with the consummation of the Transactions.

Section 7.14 Wiggle Acquisition Confirmation. If (a) all Transaction Conditions under the Wiggle SPA have been satisfied or waived in accordance with the Wiggle SPA other than the delivery by the Company to the Seller Representatives (as defined in the Wiggle SPA) of written confirmation that this Agreement has become unconditional in all respects and (b) all Transaction Conditions set forth in Section 10.01, Section 10.02 and Section 10.03 have been satisfied or waived (to the extent permitted by applicable Law) (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing and the Transaction

Condition set forth in Section 10.01(f)), then at least two Business Days prior to the Closing Date, the Company shall deliver written notice to the Seller Representatives (as defined in the Wiggle SPA) specifying the date and time on which Closing is expected to occur and providing that this Agreement shall automatically become unconditional in all respects as of the moment in time immediately prior to the Closing, assuming the actual satisfaction or waiver of any Transaction Conditions that, by their terms or nature, are to be satisfied at the Closing.

ARTICLE VIII

COVENANTS OF YUCAIPA

Section 8.01 Conduct of Yucaipa During the Interim Period. During the Interim Period, Yucaipa shall not, except (i) as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 8.01 of the Yucaipa Disclosure Schedules or (iv) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or Yucaipa’s Governing Documents (except for any amendment, modification or change to the Forward Purchase Agreement);

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Yucaipa or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Yucaipa or any of its Affiliates, other than, for the avoidance of doubt, in connection with the Yucaipa Shareholder Redemption;

(c) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or permit the conversion of any Indebtedness into warrants or other Equity Securities;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $3,000,000 individually or in the aggregate (“Permitted Yucaipa Indebtedness”);

(e) make any loans or advances to, or capital contributions in, any other Person;

(f) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(g) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Yucaipa;

(h) enter into any Contract (other than Contracts contemplated by this Agreement) which (i) require or will reasonably be expected to require payments by Yucaipa in excess of $500,000 in the aggregate, (ii) provide for material obligations of Yucaipa that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of Yucaipa will or will reasonably be expected to arise or remain outstanding on or following the Closing or (iii) will or will reasonably be expected to be otherwise material to Yucaipa other than, for the avoidance of doubt, in each case of (i) – (iii), any Contract relating to Yucaipa Transaction Expenses.

(i) engage in any activities or business, other than activities or business (i) currently conducted by Yucaipa as of the date of this Agreement (ii) in connection with or incident or related to Yucaipa’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by Yucaipa’s SEC Reports, (iii) contemplated by, or incident or related to, this Agreement or the Ancillary Agreements, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or (iv) that are (A) administrative or ministerial and (B) immaterial in nature;

(j) (i) amend, modify, adopt or enter into any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement or (ii) hire, engage or appoint, any director, manager, officer or employee;

(k) enter into, or modify or amend in any material respect any Contract between Yucaipa and any Yucaipa Related Party other than any Contracts between Yucaipa and the Sponsor and/or any of its Affiliates pursuant to which Yucaipa incurs, creates or assumes any Permitted Yucaipa Indebtedness; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 8.01; or

Section 8.02 Shareholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Yucaipa, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to the Transaction Documents or the Transactions (collectively, the “Transaction Litigation”) commenced against such Party or any of their respective Representatives (in their capacity as a representative of such Party) or Subsidiaries. Each of Yucaipa and the Company shall (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in (but not control) the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such Transaction Litigation if and to the extent all such settlement payments exceed $500,000 in the aggregate without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed, and (d) reasonably cooperate with each other with respect to any such Transaction Litigation.

Section 8.03 Yucaipa Public Filings. From the date hereof through the Effective Time, Yucaipa will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.04 Trust Account Proceeds and Redemptions. Upon satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions and provision of notice thereof to the Trustee (which notice Yucaipa shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Yucaipa (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay, as and when due, all amounts payable to holders of Yucaipa Shares pursuant to the Yucaipa Shareholder Redemptions, and (B) pay all remaining amounts then available in the Trust Account to Yucaipa for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.05 De-Listing. Prior to the Closing, Yucaipa shall cooperate with TopCo and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list Yucaipa’s Class A Shares from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Post-Closing TopCo Board of Directors and Officers.

(a) SISH, the Company and TopCo shall take all such action as may be necessary or reasonably appropriate such that effective as of the Change of Legal Form: (i) the board of directors of TopCo (the “TopCo

Board of Directors”) shall be a “one-tier” board of directors, with one executive director serving an initial four-year term and seven non-executive directors, who shall serve staggered multi-year terms (two directors serving an initial two-year term, two directors serving an initial three-year term and three directors serving an initial four-year term), (ii) the members of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(b) and Section 9.01(c), (iii) the members of the compensation committee, audit committee and nominating committee of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(d) and (iv) the officers of TopCo (the “TopCo Officers”) are the individuals determined in accordance with Section 9.01(e).

(b) The individual identified on Section 9.01(b) of the Yucaipa Disclosure Schedules, who shall be indicated by the Sponsor, shall be a non-executive director on the TopCo Board of Directors immediately after the Change of Legal Form, with such individual serving an initial four-year term (the “Yucaipa Designee”). Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Sponsor may, by giving the Company and Yucaipa written notice, replace the Yucaipa Designee with any individual and, upon the Sponsor so giving notice of the replacement of the Yucaipa Designee, Section 9.01(b) of the Yucaipa Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the Yucaipa Designee in lieu of, and to serve for the same initial term as, the individual so replaced.

(c) The seven individuals identified on Section 9.01(c) of the Company Disclosure Schedules shall be executive and non-executive directors, as the case may be, on the TopCo Board of Directors immediately after the Change of Legal Form, with each such individual serving an initial term set forth opposite his or her name (each, a “Company Designee”). Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, (i) the Company, with the prior written consent of SISH, may, by giving Yucaipa and the Sponsor written notice, replace any Company Designee with any other individual that is a member of the Company board of directors or is an observer of the Company board of directors, in either case, as of the date of this Agreement and, upon the Company so giving notice of the replacement of such Company Designee, Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced or (ii) the Company, may, with the prior written consent of SISH, Yucaipa and the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed by either Yucaipa or the Sponsor), replace any Company Designee with any other individual and, if Yucaipa and the Sponsor each provides its written consent to the replacement of any such Company Designee pursuant to this clause (ii), then Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced;

(d) Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company shall, with the prior written consent of SISH, designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the TopCo Board of Directors, subject to the applicable listing rules of the Stock Exchange.

(e) The individuals identified on Section 9.01(e) of the Company Disclosure Schedules shall be the TopCo Officers immediately after the Change of Legal Form, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 9.01(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as a TopCo Officer, then, prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may, with the prior written consent of SISH and the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such TopCo Officer and, if the Sponsor provides its consent to the replacement of such TopCo Officer, then Section 9.01(e) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a TopCo Officer in lieu of, and to serve with the same title as, the individual so replaced.

(f) The obligation of TopCo, SISH and the Company pursuant to Section 9.01(a) shall include TopCo causing the removal or resignation of the applicable officers and directors of TopCo prior to or at the Change of Legal Form for purposes of effectuating the agreements therein, to the extent such removal or resignation has not otherwise occurred prior to the Change of Legal Form.

Section 9.02 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Yucaipa, TopCo, Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (i) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using reasonable best efforts to obtain all material approvals of Governmental Authorities that any of Yucaipa, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall TopCo, Yucaipa, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (iii) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article X or otherwise to comply with this Agreement. The Parties shall promptly inform the other of any substantive communication between any itself, and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Section 9.02 obligates any Party or any of its Affiliates to agree to, and the Company shall not for the purpose of satisfying any condition set forth in Article X without Yucaipa’s consent, (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with such other Parties’ prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties, in advance. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

(c) Without limiting the foregoing, Yucaipa and TopCo shall use reasonable best efforts to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at the time contemplated hereby; (iv) confer with each other regarding timing of the Schedule Closing Date (as defined in the Subscription Agreements); (v) deliver notices to counterparties to the Subscription Agreements at least five Business Days prior to the Closing to cause them to fund their obligations at least two Business Days prior to the date that the Closing is scheduled to occur hereunder; and (vi) enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause (A) each PIPE Investor to pay the subscription price set forth in its PIPE Subscription Agreement and (B) the Sponsor to pay the subscription price set forth in the Sponsor Subscription Agreement, in each case, in accordance with its terms.

Section 9.03 Registration Statement/Proxy Statement; Yucaipa Special Meeting.

(a) Registration Statement/Proxy Statement.

(i) As promptly as practicable (and, in any event, within 30 days following the delivery of the Closing Company Financial Statements) following the date of this Agreement, Yucaipa, TopCo and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus which will be included therein as a prospectus and which will be used for the Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with, and as required by, the Yucaipa Governing Documents, applicable Law and any applicable rules and regulations of the SEC and the Stock Exchange). Each of Yucaipa, TopCo and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Without limiting the generality of the foregoing, the Company and Yucaipa shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.

(ii) Yucaipa, on the one hand, and the Company, TopCo and Merger Sub, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 9.03(a) or for including in any other statement, filing, notice or application made by or on behalf of Yucaipa or TopCo to the SEC or the Stock Exchange in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including using their respective reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC or to be submitted in connection therewith as described in Section 9.06(e). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (A) such Party shall promptly inform, in the case of Yucaipa, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub, Yucaipa, thereof; (B) such Party shall prepare and mutually agree upon with, in the case of Yucaipa, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub, Yucaipa (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement; (C) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Yucaipa Holders. TopCo shall promptly advise Yucaipa of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each of Yucaipa and TopCo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii) Each of the Parties shall use its reasonable best efforts to ensure that none of the information related to such Party or any of such Party’s Representatives, supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Yucaipa Special Meeting. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, Yucaipa shall (i) duly give notice of a meeting of the Yucaipa shareholders (the “Special Meeting”), (ii) cause the Registration Statement/Proxy Statement to be mailed to the Yucaipa shareholders and (iii) duly convene and hold the Special Meeting, in each case, in accordance with the Governing Documents of Yucaipa and applicable Law, for the purposes of obtaining the Required Yucaipa Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Yucaipa Shareholder Redemption. Yucaipa shall, through its board of directors, recommend to its shareholders the (i) adoption and approval of this Agreement and the Transactions and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Yucaipa, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (iii) adoption and approval of the Merger, along with the documents relating thereto and the transactions contemplated thereby (the “Merger Proposal”); and (iv) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (iv) together, the “Transaction Proposals”); provided that Yucaipa may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the Yucaipa Shareholder Approval, (B) for the absence of a quorum or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Yucaipa has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Yucaipa Holders prior to the Special Meeting; provided, further, that Yucaipa shall use commercially reasonable efforts to adjourn the Special Meeting on a date that is no more than 15 Business Days following the most recently adjourned meeting or 30 Business Days after the original date of the Special Meeting or, without the consent of the Company, on a date that is beyond the Termination Date. The board of directors of Yucaipa shall not withdraw, amend, qualify or modify the recommendation to its shareholders that is contemplated by this Section 9.03(b).

Section 9.04 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, TopCo, Merger Sub and SISH shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than Yucaipa) to do or seek to do any of the foregoing or seek to circumvent this Section 9.04(a) or further a Company Acquisition Proposal. The Company agrees to (A) notify Yucaipa promptly (within 24 hours) upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Yucaipa fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Yucaipa shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Yucaipa Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Yucaipa Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Yucaipa Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing or seek to circumvent this Section 9.04(b) or further a Yucaipa Acquisition Proposal. Yucaipa agrees to (A) notify the Company promptly (within 24 hours) upon receipt of any Yucaipa Acquisition Proposal, and to describe the material terms and conditions of any such Yucaipa Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Yucaipa Acquisition Proposal) and (B) keep the Company fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

Section 9.05 Wiggle SPA.

(a) SISH shall cause the Company (but only to the extent within SISH’s control and only in its capacity as a shareholder of the Company), and the Company shall, and shall cause each of its Subsidiaries to, in each case to the extent within its control, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective the Wiggle Acquisition substantially concurrently with the Closing in accordance with the terms of the Wiggle SPA. In addition, SISH shall cause the Company to (but only to the extent within SISH’s control and only in its capacity as a shareholder of the Company), and the Company shall (i) enforce its rights under the Wiggle Transaction Documents to the extent reasonably necessary to consummate the transactions contemplated by the Wiggle Transaction Documents, and (ii) comply with and, to the extent reasonably necessary, enforce, as applicable, in all material respects the covenants, agreements, obligations and rights of the Company, as set forth in the Wiggle Transaction Documents. Other than as expressly contemplated by this Agreement (including but not limited to, the assumption of the payment obligations by TopCo in accordance with this Agreement), the Company shall not (A) assign or delegate any of its rights under, amend or modify any of the terms or conditions of or waive any material covenants, agreements, obligations, representations or warranties of any other party under the Wiggle Transaction Documents (including, for the avoidance of doubt, any conditions or contingencies set forth in the Wiggle SPA), without the prior written consent of Yucaipa (such consent not to be unreasonably withheld, conditioned or delayed) or (B) terminate the Wiggle SPA without the prior written consent of Yucaipa.

(b) SISH shall cause the Company (but only to the extent within SISH’s control and only in its capacity as a shareholder of the Company), and the Company shall keep Yucaipa reasonably informed with respect to the status of the Wiggle SPA and shall promptly (and in any event within two Business Days thereof) provide written notice of (i) any material development, event or circumstance relating to the Wiggle SPA, including any development, event or circumstance that would (individually or together with any other development(s), event(s) or circumstance(s)) reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the consummation of the Wiggle Acquisition or the transactions contemplated by this Agreement, (ii) upon having actual knowledge of any material violation, breach or default (or any development, event or circumstance that, with or without notice, the lapse of time or both, would reasonably be expected to give rise to a material violation, breach or default) by any party to the Wiggle SPA, and (iii) the receipt of any notice or other material communication with respect to any material consent, material dispute or material disagreement between or among any parties to the Wiggle Transaction Documents. SISH shall cause the Company (but only to the extent within SISH’s control and only in its capacity as a shareholder of the Company), and the Company shall promptly (and in any event within two Business Days thereof) inform Yucaipa of any substantive communication between (or on behalf of) SISH or the Company or any other party to the Wiggle Transaction Documents, on the one hand, and any Governmental Authority, on the other hand, relating to the Wiggle Acquisition. SISH or the Company shall provide, or cause to be provided, Yucaipa and its Representatives a reasonable opportunity (being no less than one Business Day) to review in advance, and shall consider in good faith the views of Yucaipa and its Representatives in connection with, any proposed written communication to any Governmental Authority (including, for the avoidance of doubt, any consent) relating to the transactions contemplated by the Wiggle SPA, but only to the extent that such written communication involves commentary relating to the TopCo-Yucaipa Business Combination. SISH and the Company agree not to, shall cause their respective Representatives not to and shall use reasonable best efforts to cause any other Persons party to the Wiggle Transaction Documents and their Representatives not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by the Wiggle Transaction Documents unless, but only to the extent that such meeting or discussion will involve a discussion relating to the TopCo-Yucaipa Business Combination, any such Person consults with Yucaipa and its Representatives in advance and, to the extent not prohibited by such Governmental Authority, gives Yucaipa and its Representatives the opportunity to attend and participate in such meeting or discussion. For the purposes of this Section 9.05(b) all interactions between the Company and Yucaipa and its Representatives shall be effected on a counsel-to-counsel basis, and any communications exchanged between counsel which refers to any direct or indirect shareholder of SISH shall be redacted before being exchanged.

(c) In no event shall Yucaipa be required to take any action or to do anything in each case requested by the Company in order to obtain the governmental and regulatory consents required to satisfy the Transaction Conditions set forth in paragraphs 1 and 2 of Schedule 3 of the Wiggle SPA if such action would require Yucaipa or any of its respective Representatives to incur any costs, expenses or other monetary liabilities that the Company does not agree to pay, satisfy and discharge, or reimburse as applicable, in full promptly following the incurrence thereof. For the avoidance of doubt, Yucaipa shall be responsible for all of its costs, expenses and other monetary liabilities incurred by it in connection with the exercise of its rights hereunder.

Section 9.06 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, each Party shall pay its transfer, documentary, sales, use, stamp, registration, or other similar Taxes (other than VAT which is solely governed by Section 9.06(b)) incurred in connection with the Transactions as required by applicable Law. Each Party shall also, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, TopCo, Yucaipa or the Company will join in the execution of any such Tax Returns.

(b) None of the Parties shall waive any VAT exemption (including any waiver of any VAT exemption pursuant to Section 9 of the German VAT Act (Umsatzsteuergesetz –– UStG) or comparable provisions under the laws of any other jurisdiction) in relation to any of the transactions contemplated in this Agreement. If and to the extent (i) VAT becomes due and payable in relation to, or as a consequence of, any of the transactions contemplated by this Agreement (other than as a consequence of a waiver pursuant to the first sentence of this

Section 9.06(b)), and (ii) the respective provider of a supply or service for VAT purposes (“Relevant Provider”) owes the respective VAT amounts vis-à -vis the competent Governmental Authority, the respective recipient of the supply or service for VAT purposes (“Relevant Recipient”) shall pay such statutory VAT amounts to the Relevant Provider. Any such VAT amount shall be due and payable by the Relevant Recipient to the Relevant Provider upon issuance of an invoice which is in compliance with applicable Law.

(c) The Parties intend that for U.S. federal income Tax purposes the TopCoYucaipa Business Combination, shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause (which shall include taking, or not taking, any action which may reasonably be expected to prevent) the TopCo-Yucaipa Business Combination to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(e) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Yucaipa and TopCo shall use their reasonable best efforts to deliver to Kirkland & Ellis LLP customary Tax representation letters reasonably satisfactory to Kirkland & Ellis LLP, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Kirkland & Ellis LLP, in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

Section 9.07 Confidentiality; Access to Information; Publicity.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall apply to such disclosures. The Confidentiality Agreement shall survive the Closing in accordance with its terms.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Yucaipa and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company); provided that such access may be limited by the Company or any of its Subsidiaries, as applicable, in response to COVID-19 Changes to the extent reasonably necessary (i) to protect the health and safety of the Company and its Subsidiaries and their managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of clauses (i) and (ii), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (A) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, the Company shall not be required to provide to Yucaipa or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if the Company, on the one hand, and Yucaipa or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Yucaipa shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of Yucaipa (in a manner so as to not interfere with the normal business operations of Yucaipa); provided that such access may be limited by Yucaipa in response to COVID-19 Changes to the extent reasonably necessary (i) to protect the health and safety of the Yucaipa and its managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of clauses (i) and (ii), Yucaipa shall use reasonable best efforts to provide (A) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, Yucaipa shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Yucaipa is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of Yucaipa with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to Yucaipa under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), Yucaipa shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if Yucaipa, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Yucaipa shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) None of Parties or any of their respective Affiliates shall issue any press release or make any public announcement or other communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of, prior to the Closing, the Company and Yucaipa or, after the Closing, TopCo and the Sponsor, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case, (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is Yucaipa or a Representative of Yucaipa, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Yucaipa in connection therewith and provide Yucaipa with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with TopCo in connection therewith and provide TopCo with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (2) if the disclosing Person is TopCo, the Company or a Representative thereof, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith; (ii) to the extent such press release, public announcement or other communication contains only information previously disclosed in accordance with this Section 9.07(d); and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement, the Transaction Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, the Parties agree that Yucaipa, the Sponsor and (on their behalf) their respective Representatives may provide general information about the subject matter of the Transaction Documents to any current or prospective investors, (including the PIPE Investors), whether direct or indirect to the extent such information is consistent with information previously disclosed in accordance with this Section 9.07(d) and in documents filed with the SEC by TopCo.

(e) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Yucaipa prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Yucaipa shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by the Company and Yucaipa prior to the execution of this Agreement (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Yucaipa, as applicable). The Company, on the one hand, and Yucaipa, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Yucaipa, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Yucaipa and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), TopCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Yucaipa prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Yucaipa, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 9.08 Interim Period Cooperation; Consultation. From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 9.07), until the Closing Date, Yucaipa shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment, including by (a) providing regular updates, if requested by the Company and (b) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Yucaipa and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by each of Yucaipa and the Company in writing.

Section 9.09 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the Required Yucaipa Shareholder Approval shall have been obtained;

(d) the Required Company Shareholders’ Consent shall continue to be in full force and effect;

(e) after giving effect to the transactions contemplated hereby (including the PIPE Investment), TopCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

(f) the Wiggle Acquisition will be consummated simultaneously with the Closing.

(g) (i) The Master Agency Agreement shall have been terminated without any further obligations or Liabilities (including any obligations to make expense reimbursements, termination fees or other payments thereunder) of the Company or any of its Affiliates (including, from and after the Closing, Yucaipa and its Affiliates), (ii) no expense reimbursements, termination fees or other payments under the Master Agency Agreement shall have been made by the Company or its Affiliates after the date hereof and (iii) anypayments that were made by the Company or any its Affiliates under the Master Agency Agreement on or after January 1, 2021 shallhave been repaid or cause to be repaid in full to the Company or such Affiliates, as applicable

Section 10.02 Additional Conditions to the Obligations of TopCo, the Company and Merger Sub. The obligation of TopCo, the Company and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Yucaipa Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 6.12(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of Yucaipa in Article VI (other than the Yucaipa Fundamental Representations and the representations and warranties set forth in Section 6.12(a)) contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Yucaipa to consummate the Transactions contemplated by this Agreement and the other Transaction Documents;

(b) the covenants and agreements of Yucaipa contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(c) the aggregate amount of cash held in the Trust Account (after giving effect to Yucaipa Shareholder Redemptions and the PIPE Investment) shall be no less than an amount (such amount, the “Minimum Cash Amount”) equal to the greater of: (i) $522 million, net of any unpaid or contingent liabilities of Yucaipa (including, as applicable, any Yucaipa Transaction Expenses); and (ii) an aggregate amount equal to: (A) 60% of the Wiggle Consideration owed to the sellers under the Wiggle SPA plus (B) an amount equal to the aggregate estimated Yucaipa Transaction Expenses included in the TopCo Closing Statement and the Yucaipa Closing Statement plus (C) $150 million (the greater of clauses (i) and (ii), the “Minimum Available Cash Condition”);

(d) TopCo’s initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and TopCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Closing, and the TopCo Ordinary Shares shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof; and

(e) at or prior to the Closing, Yucaipa shall have delivered, or caused to be delivered, to TopCo and the Company the following documents:

(i) a certificate, signed by an officer of Yucaipa, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled; and

(ii) the Registration Rights Agreement duly executed by the Sponsor.

Section 10.03 Additional Conditions to Obligations of Yucaipa. The obligations of Yucaipa to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Yucaipa of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.05(a), Section 4.06 and Section 5.03 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Section 4.20(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the

Closing Date and (iv) the representations and warranties of the Company, TopCo and Merger Sub set forth in Article IV and Article V (other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.05(a), Section 4.06, Section 4.20(a) and Section 5.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company, TopCo and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company, TopCo and Merger Sub under this Agreement or the Shareholder Undertaking at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo’s Governing Documents;

(e) the Conversion shall have occurred;

(f) the Roll-up shall have occurred;

(g) the Company Shareholders have entered into, and are bound by, the Shareholder Undertaking, and the same has not been revoked, modified, amended, waived or terminated; and

(h) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to Yucaipa the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 10.03(a) and Section 10.03(b) are satisfied, in a form and substance reasonably satisfactory to Yucaipa; and

(ii) the Registration Rights Agreement duly executed by TopCo and the Pre-Closing Company Shareholders.

Section 10.04 Frustration of Conditions. The Parties agree that (a) none of the Company, TopCo, Merger Sub or Yucaipa may rely on the failure of the conditions set forth in Section 10.01(f) to be satisfied if all of the Transaction Conditions (other than any Transaction Conditions that are to be satisfied by action taken at the Closing or the Wiggle Closing, but subject to the satisfaction or waiver of such Transaction Conditions at the Closing and the Wiggle Closing, as applicable) have been satisfied (or, to the extent permitted by applicable Law, waived by the party entitled to the benefits thereof) and (b) none of the Company, TopCo or Merger Sub may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by the Company’s, TopCo’s or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement. Yucaipa may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by Yucaipa’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company, TopCo and Yucaipa;

(b) by written notice to the Company and TopCo from Yucaipa, if any of the representations or warranties set forth in Article IV or Article V shall not be true and correct or if the Company, TopCo or Merger Sub have failed to perform any covenant or agreement on the part of the Company, TopCo or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by Yucaipa, and (ii) the Termination Date; provided, however, that Yucaipa is not then in material breach of this Agreement;

(c) by written notice to Yucaipa from the Company, if any of the representations or warranties set forth in Article VI shall not be true and correct or if Yucaipa has failed to perform any covenant or agreement on the part of Yucaipa set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either in Section 10.02(a) or Section 10.02(b) would not be satisfied the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Yucaipa and (ii) the Termination Date; provided, however, that the Company, TopCo or Merger Sub is not then in material breach of this Agreement;

(d) by either Yucaipa or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to November 30, 2021 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to Yucaipa if Yucaipa’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s, TopCo’s or Merger Sub’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Yucaipa or the Company, if any Governmental Authority shall have issued a Governmental Order or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement beyond the Termination Date and such Governmental Order or other action shall have become final and nonappealable;

(f) by either Yucaipa or the Company, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the Pre-Closing Yucaipa Holders have duly voted and the Required Yucaipa Shareholder Approval was not obtained; or

(g) by Yucaipa, if the Required Company Shareholders’ Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.14, in the event of the termination of this Agreement pursuant to Section 11.01, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective

Representatives) with the exception of (a) Section 7.02 (Trust Account Waiver), Section 9.07 (Confidentiality; Access to Information; Publicity), this Section 11.02 (Effect of Termination), Article XII (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud with respect to the representations and warranties in Article IV, Article V and Article VI.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to Yucaipa:

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

Attn: Robert P. Bermingham

Email: legal@yucaipaco.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: David B. Feirstein, P.C., Marshall P. Shaffer, P.C., Christian O. Nagler

Email: david.feirstein@kirkland.com, marshall.shaffer@kirkland.com, cnagler@kirkland.com

(b)	If to the Company, TopCo, Merger Sub or the Surviving Company:

SIGNA Sports United GmbH

Kantsraße 164

10623 Berlin

Germany

Attn: Tilman Wink; Stefanie Kniepen

Email: t.wink@signa-sportsunited.com;s.kniepen@signa-sportsunited.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: Howard L. Ellin; Kenneth M. Wolff

Email: howard.ellin@skadden.com; kenneth.wolff@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

TaunusTurm, Taunustor 1

60310 Frankfurt, Germany

Attn: Stephan Hutter

Email: stephan.hutter@skadden.com

(c)	If to SISH:

SIGNA International Sports Holding GmbH

Maximiliansplatz 12 · 80333 München, Germany

Attn: Wolfram Keil

Email: w.keil@signa.de

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: Howard L. Ellin; Kenneth M. Wolff

Email: howard.ellin@skadden.com; kenneth.wolff@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

TaunusTurm, Taunustor 1

60310 Frankfurt, Germany

Attn: Stephan Hutter

Email: stephan.hutter@skadden.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.04 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.03 and Section 7.04, the last two sentences of this Section 12.04, Section 12.15 and Section 12.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.01, Section 9.07 and Section 12.10. Legal counsel identified in Section 12.18 shall be express third-party beneficiaries of Section 12.18.

Section 12.05 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Yucaipa shall pay, or cause to be paid, all unpaid Yucaipa Transaction Expenses and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Yucaipa Transaction Expenses.

Section 12.06 Governing Law. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act shall apply to the Merger).

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Yucaipa Disclosure Schedules corresponding to any Section or subsection of Article IV or Article V (in the case of the Company Disclosure Schedules) or Article VI (in the case of the Yucaipa Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article IV or Article V (in the case of the Company Disclosure Schedules) or Article VI (in the case of the Yucaipa Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article IV, Article V or Article VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and that certain Confidentiality Agreement in effect among the Parties (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified only by a written agreement executed and delivered by Yucaipa, the Company and SISH; provided that after the Closing, any written agreement providing for an amendment or modification of any provision in respect of which the Sponsor is an express third -party beneficiary pursuant to this Agreement shall also be required to be executed and delivered by the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 12.10 shall be void, ab initio.

Section 12.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.12 Jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.12.

Section 12.13 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

Section 12.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.15 Non-Recourse. Subject in all respects to the last sentence of this Section 12.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Yucaipa, TopCo or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.15 shall limit, amend or waive any rights or obligations of any party to any Transaction Document with respect to the other parties thereto.

Section 12.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.17 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V constitute the sole and exclusive representations and warranties of the Company, TopCo and Merger Sub in connection with the transactions contemplated hereby; (iii) the representations and warranties of Yucaipa in Article V constitute the sole and exclusive representations and warranties of Yucaipa; (iv) except for the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V and the representations and warranties of Yucaipa in Article V, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V and the representations and warranties of Yucaipa in Article V. The foregoing does not limit any rights of any Party pursuant to any Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or of which it is an express third party beneficiary. Except as otherwise expressly set forth in this Agreement, Yucaipa understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V or as provided in any certificate delivered in accordance with Section 10.03(h)(i) with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.17(a) shall relieve any Party of liability in the case of intentional fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.17. Notwithstanding anything herein to the contrary, nothing in this Section 12.17(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article IV, Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.17 on behalf of any Person that would be benefitted or protected by this Section 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any Transaction Document.

Section 12.18 Conflicts and Privilege.

(a) Each of the Parties to this Agreement, on its own behalf and on behalf of its respective directors, managers, members, partners, officers, Affiliates, successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the former shareholders or holders of other equity interests of Yucaipa and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “Yucaipa Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the SSU Group (as defined below), on the other hand, any legal counsel, including Kirkland & Ellis LLP (“Kirkland”), that represented Yucaipa and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Yucaipa Group, in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Surviving Company, and even though such counsel may have represented TopCo or the Surviving Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo, the Company or the Surviving Company and/or the Sponsor. Yucaipa, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Sponsor and/or any other member of the Yucaipa Group, on the one hand, and Kirkland, on the other hand (the “Kirkland Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Yucaipa Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by TopCo or the Company prior to the Closing with Yucaipa and/or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Kirkland Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Kirkland Privileged Communications, by virtue of the Transactions.

(b) Yucaipa, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the former shareholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “SSU Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the Yucaipa Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP and McDermott, Will & Emery LLP (collectively “Company Counsel”) that represented TopCo or the Company prior to the Closing may represent any member of the SSU Group in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Company, and even though such counsel may have represented TopCo and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo and/or the Company. Yucaipa, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Company and/or TopCo and/or any other member of the SSU Group, on the one hand, and Company Counsel, on the other hand (the “Company Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the SSU Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by Yucaipa prior to the Closing with the Company and/or TopCo under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Transactions.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner

Name:	Ira Tochner

Title:	Chief Financial Officer and Chief Operating Officer

OLYMPICS I MERGER SUB, LLC
By Member, SIGNA SPORTS UNITED B.V.

By:	/s/ Stephan Zoll

Name:	Stephan Zoll

Title:	Board Member

SIGNA SPORTS UNITED GMBH

By:	/s/ Stephen Zoll

Name:	Stephen Zoll

Title:	Managing Director

By:	/s/ Stefanie Kniepen

Name:	Stefanie Kniepen

Title:	Managing Director

SIGNA INTERNATIONAL SPORTS HOLDING GMBH

By:	/s/ Wolfram Keil

Name:	Wolfram Keil

Title:	Managing Director

SIGNA SPORTS UNITED B.V.

By:	/s/ Stephen Zoll

Name:	Stephen Zoll
Title:	Board Member

[Signature Page to Business Combination Agreement]

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of July 9, 2021 (the “Effective Date”), is by and among (i) Yucaipa Acquisition Corporation, a Cayman Islands exempted company, (ii) SIGNA Sports United GmbH, a German limited liability company, and (iii) SIGNA International Sports Holding GmbH, a German limited liability company (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of June 10, 2021 (as amended, the “Business Combination Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Business Combination Agreement (pursuant to and in accordance with Section 12.10 of the Business Combination Agreement), on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1.	Amendments to the Business Combination Agreement. Effective as of the Effective Date:

(a)	Section 2.01(a)(iii) is hereby amended and restated in its entirety as follows (specific amended language is included in bold below solely for presentation purposes):

At the Effective Time, each Yucaipa Share (other than Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (A) each holder of a Yucaipa Share (other than the Pre-Closing Yucaipa Holders holding Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) will be entitled to a claim for a corresponding Equity Security in the Merger Sub that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time (each, a “Merger Claim” and collectively, the “Merger Claims”); (B) the Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of the holders of the Yucaipa Shares and in consideration for such contribution in kind TopCo shall issue a corresponding number of TopCo Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each Yucaipa Share, other than the Yucaipa Class B Shares held by Sponsor, being exchanged for one TopCo Ordinary Share), and in fulfillment of each such holder’s respective obligations to pay up such TopCo Ordinary Shares; and (C) notwithstanding clauses (A) and (B) of this Section 2.01(a)(iii), the 8,565,000 Yucaipa Class B Shares held by Sponsor will entitle Sponsor to a claim for 9,815,000 Merger Claims, which 9,815,000 Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of Sponsor and in consideration for such contribution in kind TopCo shall issue 9,815,000 TopCo Ordinary Shares, and in fulfillment of Sponsor’s obligation to pay up such TopCo Ordinary Shares (together the “Merger Consideration”) (such issuance, together with the Merger, the “TopCo-Yucaipa Business Combination”). From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of Yucaipa Shares or Yucaipa Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(b)	Section 10.02(c) is hereby amended and restated in its entirety as follows (specific amended language is included in bold below solely for presentation purposes):

the aggregate amount of cash held in the Trust Account (after giving effect to Yucaipa Shareholder Redemptions and the PIPE Investment) shall be no less than an amount (such amount, the “Minimum Cash Amount”) equal to the greater of: (i) $522 million, net of any unpaid or contingent liabilities of Yucaipa (including, as applicable, any Yucaipa Transaction Expenses); and (ii) an aggregate amount equal to: (A) 60% of the Wiggle Consideration owed to the sellers under the Wiggle SPA plus (B) an amount equal to the aggregate estimated Company Transaction Expenses plus Yucaipa Transaction Expenses included in the TopCo Closing Statement and the Yucaipa Closing Statement, respectively plus (C) $150 million (the greater of clauses (i) and (ii), the “Minimum Available Cash Condition”);

(c)	All references to Section 2.01(b) shall hereinafter be replaced with references to Section 2.01(a)(iii).

2.

Miscellaneous. The terms, conditions and provisions of the Business Combination Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver or amendment of any provision of the Business Combination Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner
Name:	Ira Tochner
Title:	Chief Financial Officer and Chief Operating Officer

SIGNA SPORTS UNITED GMBH

By:	/s/ Stephan Zoll
Name:	Stephan Zoll
Title:	Managing Director

SIGNA SPORTS UNITED GMBH

By:	/s/ Stefanie Kniepen
Name:	Stefanie Kniepen
Title:	Managing Director

SIGNA INTERNATIONAL SPORTS HOLDING GMBH

By:	/s/ Wolfram Keil
Name:	Wolfram Keil
Title:	Managing Director

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of October 15, 2021 (the “Effective Date”), is by and among (i) Yucaipa Acquisition Corporation, a Cayman Islands exempted company, (ii) SIGNA Sports United GmbH, a German limited liability company, and (iii) SIGNA International Sports Holding GmbH, a German limited liability company (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of June 10, 2021 (as amended, the “Business Combination Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Business Combination Agreement (pursuant to and in accordance with Section 12.10 of the Business Combination Agreement), on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1.	Amendments to the Business Combination Agreement. Effective as of the Effective Date:

(a)	The following definitions are hereby added to Section 1.01:

“Olympics Partner” means Olympics Partner, LLC, a Cayman Islands limited liability company.

(b)	Section 2.01(a)(ii) is hereby amended and restated in its entirety as follows:

On the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Islands Act, Yucaipa shall merge with and into Merger Sub at the Effective Time. Following the Effective Time, the separate existence of Yucaipa shall cease and Merger Sub shall continue as the surviving entity of the Merger and shall succeed to and assume all the rights and obligations of Yucaipa in accordance with the Cayman Islands Act, and Merger Sub shall, upon the consummation of the transactions contemplated by Section 2.01(b), continue as the Surviving Company as a wholly-owned Subsidiary of TopCo.

(c)	Section 5.03(b) is hereby amended and restated in its entirety as follows (specific amended language is included in bold below solely for presentation purposes):

The limited liability company interests of Merger Sub are held by TopCo and Olympics Partner as the members of Merger Sub. TopCo has no Subsidiaries other than Merger Sub and Olympics Partner and does not own, directly or indirectly, any equity securities in any Person other than Merger Sub and Olympics Partner, and after giving effect to the Exchange TopCo will have no Subsidiaries other than Merger Sub, Olympics Partner and the Company and its Subsidiaries.

(d)	Section 11.01(d) is hereby amended and restated in its entirety as follows specific amended language is included in bold below solely for presentation purposes):

by either Yucaipa or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2021 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to Yucaipa if Yucaipa’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s, TopCo’s or Merger Sub’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)	The below seventh and tenth Recitals are hereby amended and restated respectfully as follows:

WHEREAS, concurrently with the execution of this Agreement, Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”), Yucaipa, the Company and certain individuals party thereto (the “Insiders”) have entered into the sponsor letter agreement in the form attached hereto as Exhibit E (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Insiders have agreed to (a) vote in favor of all of the Transaction Proposals, (b) waive certain adjustments to the conversion ratio set forth in Yucaipa’s Governing Documents with respect to the Yucaipa Class B Shares, (c) be bound by certain transfer restrictions with respect to their Yucaipa Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement, dated as of August 6, 2020, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement and (e) be bound by certain lock-up provisions during the lock-up period described therein with respect to the Equity Securities of TopCo issued pursuant to this Agreement on the terms and subject to the conditions set forth therein;

WHEREAS, certain investors (collectively, the “PIPE Investors”), Yucaipa and TopCo have entered into subscription agreements (the “PIPE Subscription Agreements” and, together with the Sponsor Subscription Agreement, the “Subscription Agreements”), substantially in the form attached hereto as Exhibit F, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and accept on the Closing Date, and TopCo has agreed to issue to each such PIPE Investor on the Closing Date, the number of TopCo Ordinary Shares set forth in the applicable PIPE Subscription Agreement for the subscription price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement and the applicable Dutch Deed of Issue (in the aggregate, together with the Sponsor Investment, the “PIPE Investment”);

(f)	Section 6.12(d) is hereby amended and restated in its entirety as follows (specific amended language is included in bold below solely for presentation purposes):

Yucaipa has entered into Subscription Agreements with PIPE Investors, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to subscribe for and accept TopCo Ordinary Shares for a PIPE Investment amount of at least $372,000,000 (such amount, the “Committed PIPE Investment Amount”). As of the date of this Agreement, the Subscription Agreements are in full force and effect with respect to and binding on Yucaipa and, to the knowledge of Yucaipa, each PIPE Investor party thereto, in accordance with their terms.

2.

Miscellaneous. The terms, conditions and provisions of the Business Combination Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver or amendment of any provision of the Business Combination Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner
Name: Ira Tochner
Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Second Amendment to Business Combination Agreement]

SIGNA SPORTS UNITED GMBH

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Managing Director

By:	/s/ Stefanie Kniepen
Name: Stefanie Kniepen
Title: Managing Director

[Signature Page to Second Amendment to Business Combination Agreement]

SIGNA INTERNATIONAL SPORTS HOLDING GMBH

By:	/s/ Wolfram Keil
Name: Wolfram Keil
Title: Managing Director

[Signature Page to Second Amendment to Business Combination Agreement]

Annex B

The Limited Liability Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date], 2021 between Olympics I Merger Sub, LLC (the “Surviving Entity”) and Yucaipa Acquisition Corporation (the “Merging Entity”).

Whereas the Surviving Entity is a Cayman Islands limited liability company and is entering into this Plan of Merger pursuant to the provisions of Part 10 of the Limited Liability Companies Act (As Revised) (the “Statute”).

Whereas the Merging Entity is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 10 of the Statute.

Whereas the manager of the Surviving Entity and the directors of the Merging Entity deem it desirable and in the commercial interests of the Surviving Entity and the Merging Entity, respectively, that the Merging Entity be merged with and into the Surviving Entity and that the undertaking, property and liabilities of the Merging Entity vest in the Surviving Entity (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated June 10, 2021 and made between, amongst others, the Surviving Entity and the Merging Entity (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent entities (as defined in the Statute) to this Merger are the Surviving Entity and the Merging Entity.

2	The surviving entity (as defined in the Statute) is the Surviving Entity.

3

The registered office of the Surviving Entity is c/o Walkers Corporate Limited of 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands and the registered office of the Merging Entity is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the interests of the Surviving Entity are wholly owned by the sole member.

5

Immediately prior to the Effective Date, the share capital of the Merging Entity will be US$55,100 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Merging Entity will have [            ] Class B ordinary shares and [            ] Class A ordinary shares in issue.

6

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Limited Liability Companies in the Cayman Islands (the “Registrar”) in accordance with section 46(13) of the Statute (the “Effective Date”).

7

The terms and conditions of the Merger, including the manner and basis of converting shares/interests in each constituent entity into interests in the Surviving Entity, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8	The registration statement (as defined in the Statute) of the Surviving Entity immediately prior to the Merger shall be its registration statement after the Merger.

9

[[Each director/manager]/[The following directors/managers] of [the Merging Entity]/[the Surviving Entity]/[the Merging Entity and the Surviving Entity] [(each of whom will resign as a director/manager of the Surviving Entity on the Effective Date)] will be paid the following amounts or receive the following benefits consequent upon the Merger:

9.1	[insert any payment or any benefit to be received by a director/manager]; and

9.2	[repeat as necessary].[1]

10	The Surviving Entity has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11	The Merging Entity has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and addresses of each manager of the surviving entity (as defined in the Statute) are:

12.1	[Insert name of Manager] of [Insert personal address of Manager];

12.2	[Insert name of Manager] of [Insert personal address of Manager]; and

12.3	[repeat for all Managers of the surviving entity (i.e. the merged entity)].[2]

13

This Plan of Merger has been approved by the managers of the Surviving Entity and the board of directors of Merging Entity pursuant to section 46(3) of the Statute and section 233(3) of the Companies Act respectively.

14

This Plan of Merger has been authorised by the sole member of the Surviving Entity and the members of the Merging Entity pursuant to section 46(6) of the Statute and section 233(6) of the Companies Act respectively.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors or managers of either the Surviving Entity or the Merging Entity;

15.2	amended by the board of directors or managers of both the Surviving Entity and the Merging Entity to:

(a)

change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Limited Liability Companies; and

(b)

effect any other changes to this Plan of Merger which the directors and managers of both the Surviving Entity and the Merging Entity deem advisable, provided that such changes do not materially adversely affect any rights of the members of the Surviving Entity or the Merging Entity, as determined by the managers and directors of both the Surviving Entity and the Merging Entity, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[1]	TBC
[2]	TBC

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Manager
Olympics I Merger Sub, LLC	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Yucaipa Acquisition Corporation	)

Annexure 1

Business Combination Agreement

Annex C

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

YUCAIPA ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 3 AUGUST 2020 AND EFFECTIVE ON 3 AUGUST 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

YUCAIPA ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 3 AUGUST 2020 AND EFFECTIVE ON 3 AUGUST 2020)

1	The name of the Company is YUCAIPA ACQUISITION CORPORATION

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,100 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

YUCAIPA ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 3 AUGUST 2020 AND EFFECTIVE ON 3 AUGUST 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Forward Purchase Agreements”	means forward purchase agreements entered into among the Company and certain investors prior to the IPO.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Directors by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Yucaipa Acquisition Manager, LLC, a Delaware limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the

Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the sum of: (i) the Company’s issued Shares after the IPO; and (ii) any Class A Shares to be issued pursuant to any Forward Purchase Agreement in connection with the consummation of the IPO; and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, including any Class A Shares issued pursuant to a Forward Purchase Agreement (but not any warrants), all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of: (a) the total number of Class A Shares and Class B Shares issued and outstanding upon completion of the IPO, plus: (b) the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued, or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its Affiliates or any Director or Officer upon conversion of working capital loans.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated

Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10

At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to the initially scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to this Article:

(a)

that would modify the substance or timing of the Company’s obligation to: (i) provide for the redemption of the Public Shares in connection with a Business Combination; or (ii) redeem 100 per cent of the Public Shares if the Company has not completed a Business Combination within 24 months from the closing of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to the rights of holders of the Class A Shares,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes paid or payable) and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)

vote as a class with the Public Shares: (i) on the Company’s initial Business Combination or on any other proposal presented to Members prior to or in connection with the completion of an initial Business Combination; or (ii) to approve an amendment to the Memorandum or the Articles to (x) extend the time we have to consummate a business combination beyond 24 months from the closing of the IPO or (y) amend this Article 49.10.

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

49.12

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13

As long as the securities of the Company are listed on the Designated Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

49.14

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex D

Note: this is a translation into English of the official Dutch version of the deed of incorporation of a private company with limited liability under Dutch law. Definitions included in article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF INCORPORATION

SIGNA SPORTS UNITED B.V.

On this, the nineteenth day of May two thousand and twenty-one, appeared before me, Koen Biesma, candidate civil law notary, hereinafter referred to as “civil law notary”, acting as deputy of Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:

Mike Federico Koudenburg, born in Santafé de Bogotá, Colombia on the sixteenth day of May nineteen hundred ninety-five, employed at the offices of me, civil law notary, located at Beethovenstraat 400, 1082 PR Amsterdam, acting for the purposes of this Deed as the holder of a written power of attorney from:

SIGNA Sports United GmbH, a Gesellschaft mit beschränkter Haftung under the laws of Germany, having its registered office at Kantstrasse 164, Upper West, 10623 Berlin, Germany, registered with the Handelsregister B des Amtsgerichts München under number HRB 241442 (the “Incorporator”).

The person appearing before me, acting in the above capacity, declared to hereby establish a private company with limited liability under Dutch law (the “Company”) to be governed by the following

ARTICLES OF ASSOCIATION

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Article	an article of these articles of association.

Company	the legal entity to which these articles of association relate.

DCC	the Dutch Civil Code.

General Meeting	the body formed by Persons with Meeting Rights, or a meeting of Persons with Meeting Rights.

Group Company	a legal entity or partnership with which the Company forms an economic and organisational unit.

Management Board	the management board of the Company.

Meeting Rights	the right to attend and address a General Meeting, whether in person or represented by the holder of a written proxy.

Person with Meeting Rights	a Shareholder and a usufructuary with voting rights and/or Meeting Rights, or a pledgee with voting rights and/or Meeting Rights.

Shareholder	a holder of shares in the capital of the Company.

Simple Majority	more than fifty percent (50%) of the votes cast.

Subsidiary	a legal entity in whose general meeting the Company or one or more of its subsidiaries can, whether by virtue of an agreement with other persons with voting rights or otherwise and whether acting alone or together, exercise more than fifty percent (50%) of the voting rights, and any other legal entities and partnerships that are designated as such by the DCC.

1.2	References to statutory provisions are to those provisions as they are in force from time to time.

1.3	Terms that are defined in the singular shall have the corresponding meaning in the plural and vice versa.

1.4	The term “written” or “in writing” shall also include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The name of the Company is SIGNA Sports United B.V.

2.2	It has its corporate seat at Amsterdam.

OBJECTS

Article 3

The objects of the Company are:

a.	to participate in, finance or hold any other interest in, or to conduct the management of, other legal entities, partnerships or enterprises;

b.

to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of Group Companies or other parties; and

c.	to do anything which, in the widest sense of the words, is connected with or may be conducive to the attainment of these objects.

SHARES—CAPITAL

Article 4

4.1	The nominal value of each share shall be twelve eurocent (EUR 0.12).

4.2	The shares shall be registered shares and shall be numbered consecutively, starting from 1.

4.3	At least one share must be held by a party other than, and not on behalf of, the Company or any of its Subsidiaries.

SHARES—REGISTER

Article 5

5.1	The Management Board shall keep a register setting out the names and addresses of all Shareholders, usufructuaries and pledgees.

5.2	Shareholders and others whose particulars must be set out in the register shall provide the Management Board with the necessary particulars in a timely manner.

5.3	All notifications and notices convening meetings shall be sent to Persons with Meeting Rights at the addresses set out in the register.

SHARES—ISSUE

Article 6

6.1

Shares may only be issued by the Company pursuant to a resolution of the General Meeting. The General Meeting may transfer its powers in this connection to another body, and it may revoke such a transfer.

6.2	Article 6.1 shall apply mutatis mutandis where rights to subscribe for shares are granted, but shall not apply where shares are issued to a person exercising an existing right to subscribe for shares.

SHARES—PRE-EMPTION RIGHTS

Article 7

7.1

In the event of an issue of shares, each Shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his shares. Shareholders shall not have pre-emption rights in respect of shares issued to employees of the Company or of a Group Company.

7.2	Pre-emption rights may, in relation to any particular issue, be limited or excluded by a resolution passed by the body entitled to decide on the issue.

7.3	The Company shall announce an issue with pre-emption rights and the period in which such rights can be exercised by sending a written notice to all Shareholders at the addresses given by them.

7.4	The pre-emption rights may be exercised for a period of not less than four weeks after the date on which the notice was sent.

7.5

The preceding provisions of Article 7 shall apply mutatis mutandis where rights to subscribe for shares are granted, but shall not apply where shares are issued to a person exercising an existing right to subscribe for shares.

SHARES—PAYMENT

Article 8

8.1

The full nominal value of each share shall be paid up upon subscription for that share. It may be stipulated that all or part of the nominal value need not be paid up until after a certain period of time or until the Company has called for payment.

8.2	The Management Board may perform juristic acts in respect of non-cash contributions for shares without the prior approval of the General Meeting.

SHARES—OWN SHARES

Article 9

9.1

The acquisition by the Company of shares in its own capital shall be decided on by the Management Board. The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

9.2

Except where it acquires such shares for no consideration, the Company may not acquire fully paid-up shares in its own capital if the shareholders’ equity less the acquisition price is less than the reserves which must be maintained by law, or if the Management Board knows or should reasonably foresee that, following the acquisition, the Company will be unable to continue paying its due and payable debts.

9.3	The preceding provisions of Article 9 shall not be applicable to shares acquired by the Company by universal succession.

SHARES—REDUCTION OF ISSUED CAPITAL

Article 10

10.1

A reduction of the Company’s issued capital by cancelling shares or by reducing the nominal value of the shares through an amendment to the articles of association shall require a resolution to that effect passed by the General Meeting. The resolution must specify the shares to which the resolution relates and provide for the implementation of the resolution.

10.2

A resolution to cancel shares may only relate to shares held by the Company itself or in respect of which the Company holds the depositary receipts. In all other cases, such a resolution shall require the consent of the relevant Shareholders.

10.3

A reduction of the nominal value of shares without repayment and without a release from the obligation to pay up the shares must be effected in respect of all shares on a proportional basis. The requirement of proportionality may be waived with the consent of all the relevant Shareholders.

10.4

A repayment or a release from the obligation to pay up shares as referred to in Article 10 is only permitted to the extent that the shareholders’ equity exceeds the reserves which must be maintained by law.

10.5

Where a resolution to reduce the Company’s issued capital entails a repayment, such a resolution shall not take effect as long as the Management Board has not given its approval. The Management Board may only withhold such approval if it knows or should reasonably foresee that, following the repayment, the Company will be unable to continue paying its due and payable debts. In case of a cancellation of a share, the Company shall only repay the nominal value of such share to the relevant holder thereof.

10.6	The notice convening a meeting at which a resolution as referred to in Article 10 is to be passed shall state the purpose of the reduction of the Company’s capital and the manner of implementation.

SHARES—TRANSFER

Article 11

11.1

The issue or transfer of a share or the creation of a limited right in respect of a share shall require a deed to that effect executed before a civil law notary practising in the Netherlands and to which the persons involved are parties.

11.2

The transfer of a share or the creation of a limited right in respect thereof in accordance with Article 11.1 shall also, by operation of law, have effect vis-à -vis the Company. Unless the Company itself is a party to the transaction, the rights attached to the relevant share may not be exercised until the Company has acknowledged the transaction or been served with the deed.

SHARES—TRANSFERABILITY

Article 12

The transferability of shares shall not be subject to any restrictions.

SHARES—USUFRUCT, PLEDGE AND DEPOSITARY RECEIPTS

Article 13

13.1	The voting rights attached to shares which are subject to a usufruct or pledge shall be vested in the relevant Shareholder.

13.2

Notwithstanding Article 13.1 and subject to what is provided in, respectively, Section 2:197 DCC and Section 2:198 DCC, a usufructuary or pledgee shall have voting rights if this has been stipulated when the relevant limited right was created or if this has been agreed at a subsequent time.

13.3

Usufructuaries and pledgees without voting rights shall not have Meeting Rights, unless the contrary is stipulated upon the creation or transfer of the relevant usufruct or, respectively, the creation or transmission of the relevant pledge.

13.4	No Meeting Rights shall be attached to depositary receipts for shares.

MANAGEMENT BOARD—APPOINTMENT, SUSPENSION AND REMOVAL

Article 14

14.1	The Company shall have a Management Board consisting of one or more managing directors. Both natural persons and legal entities may be managing directors.

14.2	The General Meeting shall determine the number of managing directors.

14.3	The General Meeting shall appoint the managing directors and may at any time suspend or remove any managing director.

14.4

Where one or more managing directors are no longer in office or are unable to act, the remaining managing director(s) shall be provisionally charged with the entire management of the Company. Where all managing directors or the only managing director are/is no longer in office or are/is unable to act, the management shall be provisionally conducted by the person designated for that purpose by the General Meeting.

MANAGEMENT BOARD—DUTIES, ORGANISATION AND DECISION MAKING

Article 15

15.1

The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, managing directors shall be guided by the interests of the Company and of the enterprise connected with it.

15.2

Where the Management Board consists of more than one managing director, resolutions shall be passed—irrespective of whether this occurs at a meeting or otherwise—by a Simple Majority. Invalid votes and blank votes shall not be counted as votes cast.

15.3	In the event of a tie at a meeting of the Management Board, the General Meeting shall decide.

15.4

A managing director may not participate in the deliberations and decision making of the Management Board on a matter in relation to which the managing director has a direct or indirect personal interest which conflicts with the interests of the Company and of the enterprise connected with it. Where all managing directors or the only managing director have/has such a conflict of interest, the relevant decision shall be taken by the General Meeting.

15.5	Meetings of the Management Board can be held through audio or audiovisual communication facilities, unless a managing director objects thereto.

15.6

Resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all managing directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

15.7	The Management Board may draw up rules concerning its internal matters. The managing directors may also allocate their duties among themselves, whether by drawing up rules or otherwise.

15.8

The Management Board shall require the approval of the General Meeting for such Management Board resolutions as the General Meeting shall have specified in a resolution to that effect and notified to the Management Board.

15.9	Failure to obtain the approval required under Article 15.8 shall not affect the powers of representation of the Management Board or managing directors.

15.10	The Management Board must follow the instructions of the General Meeting, unless these instructions are contrary to the interests of the Company and the enterprise connected with it.

MANAGEMENT BOARD—REPRESENTATION

Article 16

16.1	The Management Board is entitled to represent the Company, as is each managing director individually.

16.2

The Management Board may grant one or more persons a power of attorney to represent the Company and determine the scope of authority of such persons in this regard. The Management Board may give a person holding a power of attorney such title as it deems appropriate.

GENERAL MEETINGS—CONVOCATION AND AGENDA

Article 17

17.1	During each financial year at least one General Meeting must be held or at least one resolution passed in accordance with Article 20.1.

17.2	General Meetings shall also be held whenever such a meeting is convened by the Management Board or one or more managing directors.

17.3	General Meetings must be held in the place where the Company has its corporate seat as set out in these articles of association.

17.4	A General Meeting must be convened by letters sent to Persons with Meeting Rights no later than on the eighth day prior to the day of the meeting.

17.5

Where the rules laid down by law or by these articles of association in relation to the place where meetings should be held, the convening of meetings or the drawing up of agendas and the availability for inspection of the list of matters to be discussed, have not been complied with, legally valid resolutions may still be passed provided that all Persons with Meeting Rights have consented to the place of the meeting or to a decision being made on the relevant matters, respectively, and provided that the managing directors have been afforded the opportunity to give their advice prior to the decision-making.

GENERAL MEETING—PROCEDURAL RULES

Article 18

18.1	The General Meeting shall appoint its own chairperson.

18.2	Managing directors shall, in that capacity, have an advisory vote at General Meetings.

18.3

The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by a person holding a written proxy, to participate in, address and (where applicable) exercise its voting rights at the General Meeting by electronic means of communication.

18.4	The Management Board may impose conditions on the use of electronic means of communication.

GENERAL MEETING—DECISION-MAKING

Article 19

19.1	Each share shall give the right to cast one vote at General Meetings.

19.2

The Management Board may decide that votes cast before the General Meeting, but not earlier than on the thirtieth day before that of the meeting, by electronic means of communication shall be equated with those cast at the time of the meeting.

19.3	Unless a greater majority is required by law, all resolutions shall be passed by a Simple Majority. Invalid and blank votes shall not be counted as votes cast.

GENERAL MEETING—RESOLUTIONS WITHOUT HOLDING A MEETING

Article 20

20.1

Shareholders may pass resolutions without holding a meeting provided that all Persons with Meeting Rights have consented to this manner of decision-making, which consent may be given electronically. The votes on such a resolution must be cast in writing.

20.2	The managing directors must have been afforded the opportunity to give their advice prior to the decision-making referred to in Article 20.1.

FINANCIAL YEAR, ANNUAL ACCOUNTS

Article 21

21.1	The financial year of the Company shall run from the first day of October up to and including thirtieth day of September of the following calendar year.

21.2

Each year, within five months after the end of the Company’s financial year, unless this period is extended by a maximum of five months by the General Meeting on account of special circumstances, the Management Board shall prepare annual accounts and deposit them at the Company’s office for inspection by the Shareholders. If the Company is required by law to prepare a management report, the Management Board shall, within the same period, also deposit the management report for inspection by the Shareholders. The annual accounts shall be signed by all managing directors. If one or more of their signatures is missing, this fact and the reason therefor shall be stated.

21.3

The annual accounts shall be adopted by the General Meeting. The signing of the annual accounts as provided for in the first sentence of section 2:210(5) DCC shall not serve as adoption of those accounts.

21.4	The Company shall publish the annual accounts, together with all other relevant documents and information if and to the extent and in the manner required by law.

DISTRIBUTIONS ON SHARES

Article 22

22.1

The profits as determined through the adoption of the annual accounts shall be at the disposal of the General Meeting. The General Meeting may decide to make a distribution, to the extent that the shareholders’ equity exceeds the reserves that must be maintained by law.

22.2

A resolution to make a distribution shall not take effect as long as the Management Board has not given its approval. The Management Board may only withhold such approval if it knows or should reasonably foresee that, following the distribution, the Company will be unable to continue paying its due and payable debts.

22.3	For the purposes of calculating any distribution, shares held by the Company in its own capital shall not be included.

22.4

For the purposes of calculating the amount to be distributed on each share, only the amount of the mandatory payments towards the nominal value of the shares shall be taken into account. The preceding sentence may be derogated from with the consent of all Shareholders.

DISSOLUTION AND LIQUIDATION

Article 23

23.1	In the event of the Company being dissolved, the liquidation shall be effected by the Management Board unless the General Meeting decides otherwise.

23.2

Any assets remaining after payment of all of the Company’s debts shall first be applied to pay back the part of the nominal value that has been paid up on the shares. Any remaining assets shall then be distributed among the Shareholders in proportion to the aggregate nominal value of their shares. No distribution may be made to the Company in respect of shares held by it.

23.3

After the liquidation has been completed, the books, records and other information carriers of the Company shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FINAL STATEMENTS

Finally, the person appearing declared:

A.	to be authorised to act under a power of attorney in the form of a private instrument, which will be attached to this Deed immediately following its execution;

B.	the Incorporator has subscribed for one (1) share in the capital of the Company; therefore the Company’s issued capital amounts to twelve eurocent (EUR 0.12);

C.

immediately after receiving a request to that effect from the Company, the Incorporator will pay up, in full, the shares for which the Incorporator has subscribed; therefore the Company’s paid-up capital currently amounts to zero euro (EUR 0);

D.	payment in a currency other than that in which the nominal value of the shares is denominated is permitted;

E.	the following persons will be appointed as the Company’s first managing directors:

a.	Stephan Heinrich Zoll, born in Hamburg, Germany, on the twenty-third day of November nineteen hundred seventy; and

b.	Philipp Hartmut Rossner, born in Berlin, Germany, on the second day of January nineteen hundred eighty; and

F.	the Company’s first financial year shall end on the thirtieth day of September two thousand and twenty-one.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

(signatures follow)

ISSUED FOR TRUE COPY by me, K. Biesma, candidate civil law notary, acting as deputy of P.C.S. van der Bijl, civil law notary in Amsterdam, on this day 19 May 2021.
(Signed: K. Biesma)

Annex E

Draft dated 11 November 2021

This is a translation into English of the official Dutch version of the deed of conversion and amendment to the articles of association of a private company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF CONVERSION AND AMENDMENT TO THE ARTICLES OF ASSOCIATION

SIGNA SPORTS UNITED B.V.

On this day, the [day] day of [month] two thousand and twenty-one, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:

[NautaDutilh proxy holder].

The person appearing declared that the general meeting of SIGNA Sports United B.V., a private company with limited liability, having its corporate seat in Amsterdam (address: Kantstrasse 164, 10623 Upper West Berlin, Germany, trade register number: 82838194) (the “Company”), by written resolution dated the [day] day of [November] two thousand and twenty-one (the “Written Resolution”), decided to convert the Company into a public company with limited liability and to amend the Company’s articles of association in their entirety.

A copy of the Written Resolution shall be attached to this Deed as an annex.

The Company’s articles of association were adopted upon incorporation by a deed executed on the nineteenth day of May two thousand and twenty-one before a deputy of Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam.

In order to carry out the abovementioned resolution, the person appearing declared to (i) convert the Company into a public company with limited liability and (ii) amend the Company’s articles of association in their entirety, as set out below:

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Affiliate	Any Person controlling, controlled by, or under common control with another Person, with “control” meaning directly or indirectly owning or controlling at least fifty percent (50%) of such company’s voting stock, or possessing the decisive power, whether directly or indirectly, to direct or cause the direction of such company’s management and policies, provided that the Company and its Subsidiaries are not considered to be an Affiliate of SISH.

Article	An article of these articles of association.

Board	The Company’s board of directors.

Board Rules	The internal rules applicable to the Board, as drawn up by the Board.

CEO	The Company’s chief executive officer.

Chairman	The chairman of the Board, who may, at the discretion of the Board, be awarded the title of “Executive Chairman”.

Company	The company to which these articles of association pertain.

DCC	The Dutch Civil Code.

Director	A member of the Board.

Executive Director	An executive Director.

General Meeting	The Company’s general meeting.

Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.

Indemnified Officer	A current or former Director or such other current or former officer or employee of the Company or its Group Companies as designated by the Board.

Meeting Rights	With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Nomination Period	The period from [closing date] until the SISH Interest Percentage becomes less than ten percent (10%).

Non-Executive Director	A non-executive Director.

Person	A natural person, partnership, company, corporation, association with or without legal personality (rechtspersoonlijkheid), cooperative, mutual insurance society, foundation or any other entity or body which operates externally as an independent unit or organization, including state or governmental institutions, departments and agencies and other entities under public law.

Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for ordinary shares issued with the Company’s cooperation.

Record Date	The date of registration for a General Meeting as provided by law.

Simple Majority	More than half of the votes cast.

SISH	SIGNA International Sports Holding GmbH, a Gesellschaft mit beschränkter Haftung under the laws of Germany, having its registered office at Maximiliansplatz 12, 80333 Munich, registered with the commercial register in Munich, or its legal successors.

SISH Interest Percentage	The percentage of the Company’s issued share capital represented by the ordinary shares held by SISH, individually or together with any of its Affiliates, as determined by the Board in good faith.

SISH Nominee	A Director appointed upon nomination by SISH pursuant to Articles 15.2 and 15.3.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Vice-Chairman	The vice-chairman of the Board.

1.2	Unless the context requires otherwise, references to “ordinary shares” or “shareholders” are to ordinary shares in the Company’s capital or to the holders thereof, respectively.

1.3	References to statutory provisions are to those provisions as they are in force from time to time.

1.4	Terms that are defined in the singular have a corresponding meaning in the plural.

1.5	Words denoting a gender include each other gender.

1.6	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The Company’s name is SIGNA Sports United N.V.

2.2	The Company has its corporate seat in Amsterdam.

OBJECTS

Article 3

The Company’s objects are:

a.	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

b.	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

c.

to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties;

d.	to operate trading/retail businesses; and

e.	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1	The Company’s authorised share capital amounts to one hundred eighty-seven million five hundred thousand euro (EUR 187,500,000.00).

4.2

The authorised share capital is divided into one billion five hundred sixty-two million five hundred thousand (1,562,500,000) ordinary shares, each having a nominal value of twelve eurocent (EUR 0.12).

4.3

The Board may resolve that one or more ordinary shares are divided into such number of fractional ordinary shares as may be determined by the Board. Unless specified differently, the provisions of these articles of association concerning ordinary shares and shareholders apply mutatis mutandis to fractional ordinary shares and the holders thereof, respectively.

4.4	The Company may cooperate with the issue of depository receipts for ordinary shares in its capital.

SHARES - FORM AND SHARE REGISTER

Article 5

5.1

All ordinary shares are in registered form. The Company may issue share certificates for ordinary shares in registered form as may be approved by the Board. Each Director is authorised to sign any such share certificate on behalf of the Company.

5.2	Ordinary Shares shall be numbered consecutively, starting from 1.

5.3

The Board shall keep a register setting out the names and addresses of all shareholders and all holders of a usufruct or pledge in respect of ordinary shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

5.4

Shareholders, usufructuaries and pledgees shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

5.5	All notifications may be sent to shareholders, usufructuaries and pledgees at their respective addresses as set out in the register.

SHARES - ISSUE

Article 6

6.1

The Company can only issue ordinary shares pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years.[1] When granting such authorisation, the number of ordinary shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue ordinary shares, the General Meeting shall not have this authority.

6.2

Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for ordinary shares, but does not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

6.3	The Company may not subscribe for ordinary shares in its own capital.

6.4

The Company shall comply with New York Stock Exchange Rule 312.03 (b)(i) and (ii) for as long as the ordinary shares are admitted to trading on the New York Stock Exchange, irrespective of whether that rule is binding upon the Company.

SHARES - PRE-EMPTION RIGHTS

Article 7

7.1	Upon an issue of ordinary shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares.

[1]

The General Meeting will adopt a resolution prior to closing authorising the Board to issue ordinary shares up to the authorised share capital for a period of five years post-closing, subject to Article 6.4.

7.2	In deviation of Article 7.1, shareholders do not have pre-emption rights in respect of:

a.	ordinary shares issued against non-cash contribution; or

b.	ordinary shares issued to employees of the Company or of a Group Company.

7.3

The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5

Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years.[2] The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6

A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7

The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for ordinary shares, but do not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

SHARES - PAYMENT

Article 8

8.1

Without prejudice to Section 2:80(2) DCC, the nominal value of an ordinary share and, if the ordinary share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that ordinary share.

8.2	Ordinary shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3

Payment in a currency other than the euro can only be made with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE

Article 9

9.1

The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in its capital by others. This prohibition applies equally to Subsidiaries.

[2]	The General Meeting will adopt a resolution prior to the closing authorising the Board to limit or exclude pre-emption rights for a period of five years post-closing, subject to Article 6.4.

9.2

The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in the Company’s capital by others, unless the Board resolves to do so and Section 2:98c DCC is observed.

9.3

The preceding provisions of this Article 9 do not apply if ordinary shares or depository receipts for ordinary shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES - ACQUISITION OF OWN SHARES

Article 10

10.1	The acquisition by the Company of ordinary shares in its own capital which have not been fully paid up shall be null and void.

10.2

The Company may only acquire fully paid up ordinary shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3

An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of ordinary shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.[3]

10.4

Without prejudice to Articles 10.1 through 10.3, the Company may acquire ordinary shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5	The previous provisions of this Article 10 do not apply to ordinary shares acquired by the Company under universal title of succession.

10.6	In this Article 10, references to ordinary shares include depository receipts for ordinary shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1

The General Meeting can resolve to reduce the Company’s issued share capital by cancelling ordinary shares or by reducing the nominal value of ordinary shares by virtue of an amendment to these articles of association. The resolution must designate the ordinary shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2	A resolution to cancel ordinary shares may only relate to ordinary shares held by the Company itself or in respect of which the Company holds the depository receipts.

11.3	A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

[3]

The General Meeting will adopt a resolution prior to closing granting the Board an 18 month authorisation to repurchase up to 10% of the issued share capital on an open-market basis for a price that is between nil and 110% of the average market price of the listed ordinary shares.

SHARES - ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1

Except as otherwise provided or allowed by Dutch law, the issue or transfer of an ordinary share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3

For as long as any ordinary shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

SHARES - USUFRUCT AND PLEDGE

Article 13

13.1	Ordinary shares can be encumbered with a usufruct or pledge.

13.2	The voting rights attached to an ordinary share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3	In deviation of Article 13.2, the holder of a usufruct or pledge on ordinary shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created.

13.4	Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

BOARD - COMPOSITION

Article 14

14.1	The Company has a Board consisting of:

a.	one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.	one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.

The Board shall be composed of individuals.

14.2

The Board shall determine the number of Executive Directors and the number of Non-Executive Directors, subject always to the nomination rights of SISH during the Nomination Period pursuant to Articles 15.2 and 15.3.

14.3

The Board shall elect an Executive Director to be the CEO. The Board may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director without having the title of CEO.

14.4

The Board shall elect a Non-Executive Director to be the Chairman and another Non-Executive Director to be the Vice-Chairman. The Board may dismiss the Chairman or Vice-Chairman, provided that the Chairman or Vice-Chairman so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Chairman or Vice-Chairman, respectively. The Board may decide that the Chairman carries the title of Executive Chairman.

14.5

If a Director is absent or incapacitated, he may be replaced temporarily by a person whom the Board has designated for that purpose and, until then, the other Director(s) shall be charged with the management of the Company, provided that, in case of the absence or incapacitation of any SISH Nominee during the Nomination Period, each such SISH Nominee may only be temporarily replaced by a person designated by SISH for that purpose. If all Directors are absent or incapacitated, the management of the Company shall be attributed to:

a.	the person who most recently ceased to hold office as the Chairman, provided that he is willing and able to accept the position; or

b.	if such former Chairman is unwilling or unable to accept that position, the person who most recently ceased to hold office as the CEO, provided that he is willing and able to accept the position,

in each case, during the Nomination Period, together with a person designated by SISH for that purpose if the former Chairman or CEO, as applicable, was not a SISH Nominee immediately before he ceased to hold office.

The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company instead of, or together with, such person(s).

14.6	A Director shall be considered to be absent or incapacitated within the meaning of Article 14.5:

a.	during the existence of a vacancy on the Board, including as a result of:

i.	his death;

ii.	his dismissal by the General Meeting, other than at the proposal of the Board; or

iii.	his voluntary resignation before his term of office has expired;

iv.	not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Board,

provided that the Board may always decide to decrease the number of Directors such that a vacancy no longer exists; or

b.	during his suspension;

c.

in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board on the basis of the facts and circumstances at hand); or

d.

in connection with and during the deliberations and decision-making of the Board on matters in relation to which he has declared to have, or in relation to which the Board has established that he has, a conflict of interests as described in Article 17.8.

BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 15

15.1	The General Meeting shall appoint the Directors and may at any time suspend or dismiss any Director. In addition, the Board may at any time suspend an Executive Director.

15.2

The General Meeting can only appoint Directors upon a nomination by the Board or, during the Nomination Period with respect to the relevant number of SISH Nominees, by SISH in accordance with Article 15.3. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board or, during the Nomination Period with respect to the relevant number of SISH Nominees, by SISH. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.3	During the Nomination Period, SISH may nominate pursuant to Article 15.2:

a.	three (3) Directors for as long as the SISH Interest Percentage equals or exceeds thirty percent (30%);

b.	two (2) Directors for as long as the SISH Interest Percentage equals or exceeds twenty percent (20%) and is less than thirty percent (30%);

c.	one (1) Director for as long as the SISH Interest Percentage equals or exceeds ten percent (10%) and is less than twenty percent (20%).

In the event where a person has been designated by SISH as temporary replacement of a SISH Nominee in accordance with Article 14.5, such person shall be automatically dismissed from the moment when a SISH Nominee is appointed pursuant to Articles 15.2 and 15.3 in order to fill the vacancy for which such temporary replacement was designated.

15.4

The Company may from time to time request supporting information and/or documents demonstrating the SISH Interest Percentage for purposes of determining to which extent SISH has a nomination right pursuant to Articles 15.2 and 15.3. Upon the Company having made such a request, SISH shall promptly comply (and cause its Affiliates to comply) with such request to the extent permitted by applicable law.

15.5

At a General Meeting, a resolution to appoint a Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

15.6	Upon the appointment of a person as a Director, the General Meeting shall determine whether that person is appointed as Executive Director or as Non-Executive Director.

15.7

A resolution of the General Meeting to suspend or dismiss a Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed (i) at the proposal of the Board or (ii) during the Nomination Period with respect to a SISH Nominee, at the proposal of SISH. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.8	If a Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

BOARD - DUTIES AND ORGANISATION

Article 16

16.1

The Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

16.2

The Board shall draw up Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Directors shall act in compliance with the Board Rules.

16.3	The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, provided that:

a.	the Executive Directors shall be charged with the Company’s day-to-day operations;

b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors;

c.	the Chairman must be a Non-Executive Director; and

d.	the making of proposals for the appointment of a Director and the determination of the compensation of the Executive Directors cannot be allocated to an Executive Director.

16.4

The Board may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

16.5

To the extent permitted by applicable law, if and when SISH nominates a Director pursuant to Articles 15.2 and 15.3, the Board shall invite such nominee for its meetings and the meetings of any committee of the Board as an observer without voting rights until such individual has been appointed as SISH Nominee, provided that such nominee agrees with the Company to be bound by customary confidentiality with respect to any information received by that individual as an observer.

16.6

The Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Board. The Board shall draw up (and/or include in the Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

16.7	The Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

BOARD - DECISION-MAKING

Article 17

17.1	Without prejudice to Article 17.5, each Director may cast one vote in the decision-making of the Board.

17.2	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

17.3	Resolutions of the Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

17.4

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Directors who are present or represented at a meeting of the Board.

17.5

Where there is a tie in any vote of the Board, the Chairman shall have a casting vote, provided that (i) there are at least three Directors in office and (ii) during the Nomination Period, the resolution concerned is passed with the affirmative vote of at least one SISH Nominee. Otherwise, the relevant resolution shall not have been passed.

17.6

In case of the absence or incapacitation of each (or the only) SISH Nominee during the Nomination Period within the meaning of Article 14.5, the Board shall not pass any resolution which requires the affirmative vote of a SISH Nominee under the Board’s internal rules until at least one SISH Nominee or a temporary replacement has been appointed pursuant to Article 14.5 or Articles 15.2 and 15.3, as applicable.

17.7	The Executive Directors shall not participate in the decision-making concerning:

a.	the determination of the compensation of Executive Directors; and

b.	the instruction of an auditor to audit the annual accounts if the General Meeting has not granted such instruction.

17.8

A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a conflict of interests as described in the previous sentence.

17.9	Meetings of the Board can be held through audio-communication facilities, unless a Director objects thereto.

17.10

Resolutions of the Board may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 17.1 through 17.8 apply mutatis mutandis.

17.11	The approval of the General Meeting is required for resolutions of the Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.

entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.

acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets of the Company, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

17.12

The absence of the approval of the General Meeting of a resolution as referred to in Article 17.11 shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Board or of the Directors.

BOARD - COMPENSATION

Article 18

18.1	The General Meeting shall determine the Company’s policy concerning the compensation of the Board with due observance of the relevant statutory requirements.

18.2	The compensation of Directors shall be determined by the Board with due observance of the policy referred to in Article 18.1.

18.3

The Board shall submit proposals concerning compensation arrangements for the Board in the form of ordinary shares or rights to subscribe for ordinary shares to the General Meeting for approval. This proposal must at least include the number of ordinary shares or rights to subscribe for ordinary shares that may be awarded to the Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

BOARD - REPRESENTATION

Article 19

19.1	The Board is entitled to represent the Company.

19.2	The power to represent the Company also vests in the CEO and the Chairman acting jointly, as well as in the Chairman acting together with any other Director.

19.3

The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Board may grant an appropriate title to such person.

INDEMNITY

Article 20

20.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.	any financial losses or damages incurred by such Indemnified Officer; and

b.

any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

20.2	No indemnification shall be given to an Indemnified Officer:

a.

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 20.1 are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

b.

to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.

in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer; or

d.	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

20.3	The Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 20.1.

GENERAL MEETING - CONVENING AND HOLDING MEETINGS

Article 21

21.1	Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

21.2	A General Meeting shall also be held:

a.

within three months after the Board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.	whenever the Board so decides.

21.3

General Meetings must be held in the place where the Company has its corporate seat or in Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.

21.4

If the Board has failed to ensure that a General Meeting as referred to in Articles 21.1 or 21.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

21.5

One or more Persons with Meeting Rights who collectively represent at least the part of the Company’s issued share capital prescribed by law for this purpose may request the Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

21.6

Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

21.7

Persons with Meeting Rights who wish to exercise their rights as described in Articles 21.5 and 21.6 must first consult the Board. In that respect, the Board shall have, and Persons with Meeting Rights must observe, the right to invoke any cooling-off period and response period provided under applicable law and/or the Dutch Corporate Governance Code.

21.8	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

21.9

All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The shareholders may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.5. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES

Article 22

22.1	The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.	by the Chairman, if there is a Chairman and he is present at the General Meeting;

b.	by the Vice-Chairman, if there is a Vice-Chairman and he is present at the General Meeting;

c.	by another Non-Executive Director who is chosen by the Directors present at the General Meeting from their midst;

d.	by the CEO, if there is a CEO and he is present at the General Meeting; or

e.	by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

22.2

The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chairman of that General Meeting or by the Board. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

22.3	The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.	the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.	those who have a statutory right to attend that General Meeting on other grounds.

22.4

The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.

22.5

The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver’s license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

22.6	The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

22.7	The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairman of the General Meeting.

22.8

The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article 23

23.1

Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional ordinary shares together constituting the nominal value of an ordinary share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

23.2

The Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

23.3

The Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

23.4

For the purpose of Articles 23.1 through 23.3, those who have voting rights and/or Meeting Rights on the Record Date and are recorded as such in a register designated by the Board shall be considered to have those rights, irrespective of whoever is entitled to the ordinary shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Board is free to determine, when convening a General Meeting, whether the previous sentence applies.

23.5

Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING - DECISION-MAKING

Article 24

24.1

Each ordinary share shall give the right to cast one vote at the General Meeting. Fractional ordinary shares, if any, collectively constituting the nominal value of an ordinary share shall be considered to be equivalent to such ordinary share.

24.2

No vote can be cast at a General Meeting in respect of an ordinary share belonging to the Company or a Subsidiary or in respect of an ordinary share for which any of them holds the depository receipts. Usufructuaries and pledgees of ordinary shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant ordinary share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary can vote ordinary shares in respect of which it holds a usufruct or a pledge.

24.3

Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. If applicable law requires a greater majority for resolutions of the General Meeting and allows the articles of association to provide for a lower majority, those resolutions shall be passed with the lowest possible majority, except if these articles of association explicitly provide otherwise.

24.4

Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, if the Company is subject to the requirement that the General Meeting can only pass resolutions if a certain part of the Company’s issued share capital is represented at such General Meeting under applicable securities laws or listing rules, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules and a second meeting as referred to in Section 2:120(3) DCC cannot be convened.

24.5

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Ordinary shares in respect of which an invalid or blank vote has been cast and ordinary shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

24.6	Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

24.7	The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

24.8

The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

24.9

The Board shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

24.10

Shareholders may pass resolutions outside a meeting, unless the Company has cooperated with the issuance of depository receipts for ordinary shares in its capital. Such resolutions can only be passed by a unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

24.11	The Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING - SPECIAL RESOLUTIONS

Article 25

25.1	The following resolutions can only be passed by the General Meeting at the proposal of the Board and, during the Nomination Period, with a majority of seventy-five percent (75%) of the votes cast:

a.	the issue of ordinary shares or the granting of rights to subscribe for ordinary shares;

b.	the limitation or exclusion of pre-emption rights;

c.	the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

d.	the reduction of the Company’s issued share capital;

e.	the making of a distribution from the Company’s profits or reserves;

f.	the making of a distribution in the form of ordinary shares in the Company’s capital or in the form of assets, instead of in cash;

g.	the amendment of these articles of association (including, for the avoidance of doubt, any amendment to the content or purport of Article 6.4);

h.	the entering into of a merger or demerger;

i.	the instruction of the Board to apply for the Company’s bankruptcy; and

j.	the Company’s dissolution.

25.2

A matter which has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 21.5 and/or 21.6 shall not be considered to have been proposed by the Board for purposes of Article 25.1, unless the Board has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article 26

26.1	The Company’s financial year shall run from the first day of October up to and including the thirtieth day of September of the following calendar year.

26.2	Annually, within the relevant statutory period, the Board shall prepare the annual accounts and the management report and deposit them at the Company’s office for inspection by the shareholders.

26.3	The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

26.4

The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

26.5	The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article 27

27.1

The General Meeting shall instruct an external auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Board shall be authorised to do so.

27.2

The instruction may be revoked by the General Meeting and by the body that has granted the instruction. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - GENERAL

Article 28

28.1	A distribution can only be made to the extent that the Company’s equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

28.2

The Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 28.1 has been met.

28.3	Distributions shall be made in proportion to the aggregate nominal value of the ordinary shares.

28.4

The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

28.5

The General Meeting may resolve, subject to Article 25, that all or part of a distribution, instead of being made in cash, shall be made in the form of ordinary shares in the Company’s capital or in the form of the Company’s assets.

28.6

A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Board. If it concerns a distribution in the form of the Company’s assets, the Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

28.7	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

28.8

For the purpose of calculating the amount or allocation of any distribution, ordinary shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of ordinary shares held by it in its own capital.

DISTRIBUTIONS - RESERVES

Article 29

29.1	Subject to Article 25, the General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

29.2	The Board may resolve to charge amounts to be paid up on ordinary shares against the Company’s reserves, irrespective of whether those ordinary shares are issued to existing shareholders.

DISTRIBUTIONS - PROFITS

Article 30

30.1	Subject to Article 28.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	the Board shall determine which part of the profits shall be added to the Company’s reserves; and

b.	subject to Article 25, the remaining profits shall be at the disposal of the General Meeting for distribution on the ordinary shares.

30.2	Subject to Article 28.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article 31

31.1	In the event of the Company being dissolved, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise.

31.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

31.3	Any assets remaining after payment of all of the Company’s debts shall be distributed to the shareholders.

31.4

After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FEDERAL FORUM PROVISION

Article 32

Except as otherwise permitted by the Board, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America.

FINAL STATEMENTS

Finally, the person appearing declared that:

a.	as evidenced by the Written Resolution, the person appearing has been authorised to execute this Deed;

b.	immediately following the execution of this Deed, the Company’s issued share capital shall amount to [amount] (EUR [amount]); and

c.	the auditor’s statement as referred to in Section 2:72(1) of the Dutch Civil Code shall be attached to this Deed as an annex.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared that to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

Annex F

Draft dated 15 June 2021

BOARD RULES

SIGNA SPORTS UNITED N.V.

INTRODUCTION

Article 1

1.1	These rules govern the organisation, decision-making and other internal matters of the Board. In performing their duties, the Directors shall comply with these rules.

1.2	These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In these rules the following definitions shall apply:

Affiliate	An Affiliate (Aangeslotene) as defined in the Articles of Association.

Annual Business Plan	The Company’s annual business plan as adopted by the Board.

Article	An article of these rules.

Articles of Association	The Company’s articles of association.

Audit Committee	The Company’s audit committee.

Board	The Company’s board of directors.

Board Meeting	A meeting of the Board.

CEO	The Company’s chief executive officer.

Committee	The Audit Committee, the Compensation Committee, the Nomination and Corporate Governance Committee and such other committee as the Board may establish from time to time.

Committee Charter	The charter of the relevant Committee.

Company	SIGNA Sports United N.V.

Company Secretary	The Company’s company secretary.

Compensation Committee	The Company’s compensation committee.

Conflict of Interests	A direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it.

Director	A member of the Board.

Diversity Policy	The Company’s diversity policy.

Executive Chairman	The chairman of the Board, who shall carry the title of “Executive Chairman”.

Executive Director	An executive Director.

External Auditor	The auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged to audit the Company’s annual accounts and annual report, or the Company’s independent outside audit firm for purposes of U.S. laws and regulations (including applicable NYSE and/or SEC requirements), as the context may require.

F-1

Family Member	A Director’s spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.

General Meeting	The Company’s general meeting.

Internal Controls	The Company’s internal risk management and control systems.

Nomination and Corporate Governance Committee	The Company’s nomination and corporate governance committee.

Nomination Period	The Nomination Period (Nominatieperiode) as defined in the Articles of Association.

Non-Executive Director	A non-executive Director.

NYSE	The New York Stock Exchange.

Profile	The Company’s profile for the size, composition and independence of the group of Non-Executive Directors.

SEC	The U.S. Securities and Exchange Commission.

Simple Majority	More than half of the votes cast.

SISH	SIGNA International Sports Holding GmbH, a Gesellschaft mit beschränkter Haftung under the laws of Germany, having its registered office at Maximilianstrasse 12, 80333 Munich, registered with the commercial register in Munich, or its legal successors.

SISH Interest Percentage	The SISH Interest Percentage (SISH Belang Percentage) as defined in the Articles of Association.

SISH Nominee	A Director appointed upon nomination by SISH.

Vice-Chairman	The vice-chairman of the Board.

Website	The Company’s website.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	References to the Company’s issued and outstanding share capital are to the Company’s issued share capital excluding shares held by the Company itself or any of its subsidiaries.

2.6	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

COMPOSITION

Article 3

3.1	The Board consists of one Executive Director and seven Non-Executive Directors.

3.2	The size, composition and independence of the Board shall be determined taking into consideration the provisions of the Diversity Policy and the Profile.

3.3	The Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association and applicable law.

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3.4

A person may be appointed as Executive Director for a term of up to four years, without limitation on the number of consecutive terms which an Executive Director may serve. A person may be appointed as Non-Executive Director for a maximum of up to eight consecutive years and, subsequently, for a maximum of two consecutive terms of up to two years each.

3.5

The Board shall elect an Executive Director to be the CEO. The Board may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director without having the title of CEO.

3.6

The Board shall elect a Non-Executive Director to be the Executive Chairman and another Non-Executive Director to be the Vice-Chairman. The Board may dismiss the Executive Chairman or the Vice-Chairman, provided that the Non-Executive Director so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Executive Chairman or Vice-Chairman, as the case may be.

3.7	A Director shall retire:

a.	in the event of inadequate performance, structural incompatibility of interests, and in other instances where early retirement of the Director is considered necessary by the Board; and

b.

in respect of a SISH Nominee, upon SISH being entitled under the Articles of Association to nominate less persons for appointment as a SISH Nominee than the number of SISH Nominees then serving as Directors, provided that if SISH at that time remains entitled under the Articles of Association to nominate at least one person for appointment as a SISH Nominee, SISH shall select – in consultation with the Board – which of the incumbent SISH Nominee(s) shall retire under this paragraph b.; and

c.	in respect of each (or the only) SISH Nominee, upon expiry of the Nomination Period.

3.8	The Board shall ensure that:

a.	the Company has a sound plan in place for the succession of Directors which is aimed at retaining the appropriate balance in the requisite expertise, experience and diversity on the Board; and

b.	a retirement schedule is prepared in order to avoid, as much as possible and practicable, Non-Executive Directors retiring simultaneously.

3.9

The acceptance by an Executive Director of a position as supervisory director or non-executive director with another company or entity shall be subject to the approval of the Board. An Executive Director shall notify the Board in advance of any other position he wishes to pursue.

DUTIES AND ORGANISATION

Article 4

4.1

The Board is charged with the management of the Company, subject to the restrictions contained in the Articles of Association, with the Executive Director being primarily charged with the Company’s day-to-day operations and the Non-Executive Directors being primarily charged with the supervision of the performance of the duties of the Directors. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

4.2	The Board may obtain information from officers and external advisers of the Company in order to perform their duties, and the Company shall facilitate this.

4.3

All Directors shall follow an induction programme geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company’s corporate culture, the Company’s relationship with employees and the responsibilities of a Director under applicable law.

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4.4	The Executive Director shall ensure that internal procedures are established and maintained which safeguard that relevant information is or becomes known to the Board in a timely fashion.

4.5

At least annually, the Board shall evaluate—outside the presence of the Executive Director—the functioning of the Board, the Committees and the functioning of the individual Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Directors require further training or education. Each Non-Executive Director may require that all Non-Executive Directors be able to express their views confidentially during such evaluation. When performing the annual evaluation, the Non-Executive Directors shall at least consider:

a.	the mutual interaction among the Board;

b.	lessons learned from recent events; and

c.	the desired profile, composition, competency and expertise of the Board.

EXECUTIVE CHAIRMAN, VICE-CHAIRMAN AND COMPANY SECRETARY

Article 5

5.1

The Executive Chairman shall be tasked in particular with oversight of the formulation and execution on the Company’s mission, defining and shaping the Company’s mission and actively pursuing potential M&A targets or other business opportunities for the benefit of the Company and its business.

5.2	The Executive Chairman, in regular consultation with the CEO, shall also ensure that:

a.	the Non-Executive Directors have proper contact with the Executive Director, the Company’s employee representatives (if any) and the General Meeting;

b.	the Board elects a Vice-Chairman;

c.	there is sufficient time for deliberation and decision-making by the Board;

d.	the Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

e.	the Board and the Committees have a balanced composition and function properly;

f.	the functioning of individual Directors is reviewed at least annually;

g.	the Directors follow their induction programme, as well as their education or training programme (if and when relevant);

h.	the Executive Director performs activities in respect of corporate culture;

i.

the Board is responsive to signs of misconduct or irregularities from the Company’s business and ensures that any material misconduct and irregularities, or suspicions thereof, are reported to the Board without delay;

j.	the General Meeting proceeds in an orderly and efficient manner;

k.	effective communication with the Company’s shareholders is assured; and

l.	the Non-Executive Directors shall be involved closely, and at an early stage, in any merger or takeover process involving the Company.

5.3	If the Executive Chairman is absent or incapacitated, he may be replaced temporarily by the Vice-Chairman.

5.4

The Executive Chairman shall act on behalf of the Board as the primary contact for Directors and shareholders regarding the functioning of Directors, except for the Executive Chairman himself. The Vice-Chairman shall fulfil such role regarding the functioning of the Executive Chairman.

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5.5	The Board may be supported by a Company Secretary. The Company Secretary may be appointed and dismissed by the Board.

DECISION-MAKING

Article 6

6.1	The Board intends for the Company’s place of effective management to be located in Germany and shall observe this principle when taking decisions.

6.2

The Board shall meet as often as any Director deems necessary or appropriate, but no less than once each quarter. Board Meetings shall, in principle, be held at the Company’s head office in Germany, unless the Board decides otherwise.

6.3

Directors are expected to attend Board Meetings and the meetings of the Committees of which they are members. If a Director is frequently absent at such meetings, he shall be held accountable by the Board.

6.4

A Board Meeting may be convened by, or at the request of, any Director by means of a written notice sent to all Directors. Notice of a Board Meeting shall include the date, time, place and agenda for that Board Meeting. Board Meetings can be held through audio-communication facilities, provided that the location of the Company’s place of effective management in Germany is not jeopardised.

6.5

All Directors shall be given reasonable notice of at least five days for all Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

6.6

To the extent permitted by applicable law, if and when SISH nominates a person pursuant to the Articles of Association for appointment as a SISH Nominee, the Board shall invite such nominee for its Board Meetings and the meetings of any Committee as an observer without voting rights until such individual has been appointed as a SISH Nominee, provided that such nominee agrees with the Company to be bound by customary confidentiality with respect to any information received by that individual as an observer.

6.7

If a Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Board Meeting if all Directors not present or represented at that Board Meeting have waived compliance with the convening formalities in writing.

6.8

All Board Meetings shall be chaired by the Executive Chairman or, in his absence, by the Vice-Chairman or, in his absence, by another Director designated by the Directors present at the relevant Board Meeting. The chairman of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Director.

6.9

Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are certified by a Director.

6.10	Without prejudice to Article 6.13, each Director may cast one vote in the decision-making of the Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

6.11	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

6.12	Resolutions of the Board shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority, unless these rules provide differently.

6.13

Where there is a tie in any vote of the Board, the Executive Chairman shall have a casting vote, provided that (i) there are at least three Directors in office and (ii) during the Nomination Period, the resolution concerned is passed with the affirmative vote of at least one SISH Nominee. Otherwise, the relevant resolution shall not have been passed.

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6.14

Resolutions of the Board may, instead of at a Board Meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 6.10 through 6.13 apply mutatis mutandis.

6.15

Each Director, group of Directors, or Committee can validly pass resolutions in respect of matters which fall under the tasks and duties allocated to such Director, group of Directors, or Committee, respectively, pursuant to these rules or a Committee Charter.

6.16	The matters listed in Annex A to these rules shall require the approval of the Board.

6.17

The Board may require that officers and external advisers of the Company attend Board Meetings. In particular, the Board shall request the External Auditor to attend the Board Meeting where the External Auditor’s audit report regarding the Company’s financial statements is discussed.

CONFLICT OF INTERESTS

Article 7

7.1

A Director shall promptly report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or such Director to the other Directors, providing all relevant information relating to such transaction, including the involvement of any Family Member.

7.2

The determination whether a Director has a Conflict of Interests shall primarily be the responsibility of that Director. However, in case of debate, that determination shall be made by the Board without the Director concerned being present.

7.3

A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a Conflict of Interests.

7.4

Transactions in respect of which a Director has a Conflict of Interests shall be agreed on arms’ length terms. Any such transactions where the Conflict of Interests is of material significance to the Company and/or to the Director concerned shall be subject to the approval of the Board.

7.5	In order to avoid potential Conflicts of Interests, or the appearance thereof, Directors shall not:

a.	enter into competition with the Company;

b.	demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.	provide unjustified advantages to third parties to the detriment of the Company; or

d.	take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

7.6	The Company shall not grant its Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

Article 8

8.1	The Directors shall be subject to the Company’s insider trading policy. In addition, each Director shall practice great reticence:

a.

when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Director violating applicable insider trading and/or market manipulation prohibitions; and

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b.	when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

8.2	Any ordinary shares in the Company’s capital held by a Non-Executive Director are expected to be long-term investments.

COMMITTEES

Article 9

9.1	Each Committee shall be subject to this Article 9 and its respective Committee Charter.

9.2

Unless the relevant Committee Charter provides differently, Article 6 applies mutatis mutandis to the decision-making of each Committee, provided that references to the Executive Chairman should be interpreted as being references to the chairman of the relevant Committee.

9.3	The Board shall regularly review and discuss the reports received from the respective Committees.

AMENDMENTS AND DEVIATIONS

Article 10

Pursuant to a resolution to that effect, the Board may amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with applicable law and stock exchange requirements.

GOVERNING LAW AND JURISDICTION

Article 11

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

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ANNEX A

MATTERS REQUIRING FULL BOARD APPROVAL

The following matters shall always require the approval of the Board, except if the Board expressly delegates such matters to one or more Directors or a committee of Directors:

a)	adoption of, or amendments to, the Company’s long-term strategy;

b)	adoption of, or amendments to, the Annual Business Plan;

c)	adoption of, or amendments to, the Company’s corporate culture and values;

d)	approval of the Company’s annual accounts (jaarrekening) and annual board report (bestuursverslag);

e)	transactions by the Company that:

i.	lead to a substantial amendment or deviation from the approved Annual Business Plan and/or an expense overrun of the approved Annual Business Plan by more than 15% in total;

ii.	require the approval of the General Meeting;

iii.	capex investments or divestments representing an amount in excess of USD 50 million; or

iv.	M&A transactions representing an enterprise value in excess of USD 100 million,

provided, in each case, that a series of related transactions shall be deemed to be the same transaction and, provided further, that the definition of “transactions” shall include the making of acquisitions, disposals, investments, divestment, the entering into of financing arrangements (whether as lender, borrower, guarantor or obligor), the creation of security rights or other encumbrances, the granting of suretyships, joint liabilities, indemnities and guarantees, and the making of private offerings of shares, bonds or other financial instruments;

f)

approving, on behalf of the Company as a shareholder or member of any subsidiary of the Company, any matter which, under applicable law, the articles of association or other organizational documents of such subsidiary, requires such approval;

g)

public offerings and/or the admission to listing and trading of shares, bonds or other financial instruments on any stock exchange (except to the extent it concerns the admission to listing and trading of shares, bonds or other financial instruments of the class and type already admitted to listing and trading on the stock exchange concerned), or the termination of any such listing;

h)

proposing resolutions to the General Meeting concerning a merger, demerger or dissolution of the Company, amendments to the Articles of Association or the appointment, reappointment or dismissal of the External Auditor;

i)	approval of the External Auditor’s engagement;

j)	oversight of the Audit Committee’s tasks and responsibilities in respect of the appointment, compensation, retention and oversight of the External Auditor;

k)	appointment and dismissal of the Company’s senior internal auditor (if any);

l)	approval of the Company’s internal audit plan (if and when applicable);

m)	the appointment or removal of a managing director (Geschäftsführer) of SIGNA Sports United GmbH;

n)	approval of procedures established for reporting of actual or suspected misconduct or irregularities;

o)

approval of deviations from the Company’s code of ethics (whether or not such deviations are of a temporary or continuous nature) and oversight of the Audit Committee’s tasks and responsibilities in respect of administering and reviewing the Company’s code of ethics (including the procedure for complaints included therein);

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p)	approval of changes to the Internal Controls and oversight of the Audit Committee’s tasks and responsibilities in respect of monitoring and reviewing the Internal Controls;

q)	approval of changes to the arrangements and procedures in relation to the External Auditor;

r)	appointment and dismissal of the Company Secretary (if any);

s)	appointment and dismissal of members of a Committee and, more generally, evaluating the composition of the Committees;

t)	determination of a Director’s independence and qualifications for purposes of applicable NYSE and SEC requirements and for purposes of the Dutch Corporate Governance Code;

u)	approval of acceptance of a supervisory board position by an Executive Director (if and when applicable); and

v)	entering into, amending, terminating or extending Related Person Transactions (as defined in the Company’s related party transaction policy (if any)).

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Annex G

LOCK-UP AGREEMENT

June 10, 2021

SIGNA Sports United B.V.

Kantstrasse 164, Upper West

10623 Berlin, Germany

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to SIGNA Sports United B.V., a Netherlands private limited liability company (“TopCo”), in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), entered into by and among Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), SIGNA Sports United GmbH, a German limited liability company (the “Company”), TopCo, Olympics Merger Sub, a Cayman Islands exempted company, and SIGNA International Sports Holding GmbH, a German limited liability company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement.

In order to induce TopCo to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with TopCo as follows.

Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of TopCo, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any ordinary shares in the share capital of TopCo (the “Shares”) held by it immediately after the closing of the Transactions (the “Closing”), (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares or that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) during the Lock-Up Period (as defined below) (any of the actions specified in clauses (i)-(iii), collectively, “Transfer”), in each case, until the date that is 180 days after the Closing (the “Lock-Up Period”); provided, for the avoidance of doubt, that nothing in this Letter Agreement shall restrict any Securityholder’s right pursuant to any registration rights agreement with the Company to cause TopCo to file and cause to become effective a registration statement with the SEC naming such Securityholder as a selling shareholder (and to make any required disclosures on Schedule 13D in respect thereof).

The restrictions set forth in the immediately preceding paragraph shall not apply to:

(i)

in the case of an entity, Transfers to or distributions to any direct or indirect stockholder, partner, member or affiliate of such entity or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity;

(ii)

in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of such individual’s immediate family, to an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement;

(v)	in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)

the exercise of any options or warrants to purchase Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(vii)

transactions in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of TopCo’s securityholders having the right to exchange their Shares for cash, securities or other property;

(viii)

in connection with the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any of the Securityholder’s Shares in connection with a bona fide loan transaction; provided that prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to the Company a lock-up agreement in substantially the form of this Letter Agreement to take effect in the event that the pledgee takes possession of the Securityholder’s Shares as a result of a foreclosure, margin call or similar disposition; and

(ix)

any Transfer made to provide a Securityholder with funds to settle any taxation arising pursuant to the transactions taking place under the Business Combination Agreement; provided, that in the case of a transfer pursuant to this clause (ix), if the Securityholder is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Common Shares or any securities convertible into or exercisable or exchangeable for Shares by the undersigned during the Lock-Up Period, the Securityholder shall include a statement in such report to the effect that such transfer is being made to provide the Securityholder with funds to settle any taxation arising pursuant to the transactions taking place under the Business Combination Agreement.

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

For the avoidance of doubt, each Securityholder shall retain all of its rights as a shareholder of Topco with respect to the Shares during the Lock-Up Period, including without limitation the right to vote any Shares that are entitled to vote.

The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Securityholder shall be binding upon the permitted successors and assigns of the Securityholder from and after the date hereof.

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law or conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

This Letter Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Letter Agreement shall automatically terminate upon the earlier to occur of (i) the expiration of the Lock-Up Period and (ii) the termination of the Business Combination Agreement.

[remainder of page intentionally left blank]

Very truly yours,

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]

Annex H

Execution Version

LOCK-UP AGREEMENT

June 10, 2021

SIGNA Sports United B.V.

Kantstrasse 164, Upper West

10623 Berlin, Germany

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to SIGNA Sports United B.V., a Netherlands private limited liability company (“TopCo”), in connection with the transactions contemplated by (i) that certain sale and purchase agreement (the “SPA”), dated June 10, 2021 entered into by and among SIGNA Sports United GmbH, a German limited liability company (the “Company”), and the sellers identified as a party thereto relating to the acquisition of Mapil Topco Limited, a private company limited by shares incorporated in England and Wales and (ii) that certain Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), entered into by and among Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), the Company, TopCo, Olympics Merger Sub, a Cayman Islands exempted company and SIGNA International Sports Holding GmbH, a German limited liability company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement as in effect on the date of hereof.

In order to induce TopCo to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with TopCo as follows.

Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of TopCo, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any ordinary shares in the share capital of TopCo (the “Shares”) held by it immediately after the closing of the Transactions (the “Closing”), (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares or that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) during the Lock-Up Period (as defined below) (any of the actions specified in clauses (i)-(iii), collectively, “Transfer”), in each case, until the date that is 180 days after the Closing (the “Lock-Up Period”); provided, for the avoidance of doubt, that nothing in this Letter Agreement shall restrict any Securityholder’s right pursuant to any registration rights agreement with the Company to cause TopCo to file and cause to become effective a registration statement with the SEC naming such Securityholder as a selling shareholder (and to make any required disclosures on Schedule 13D in respect thereof).

The restrictions set forth in the immediately preceding paragraph shall not apply to:

(i)

in the case of an entity, Transfers to or distributions to any direct or indirect stockholder, partner, member or affiliate of such entity or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity;

(ii)

in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of such individual’s immediate family, to an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement;

(v)	in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)

the exercise of any options or warrants to purchase Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(vii)

transactions in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of TopCo’s securityholders having the right to exchange their Shares for cash, securities or other property;

(viii)

in connection with the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any of the Securityholder’s Shares in connection with a bona fide loan transaction; provided that prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to the Company a lock-up agreement in substantially the form of this Letter Agreement to take effect in the event that the pledgee takes possession of the Securityholder’s Shares as a result of a foreclosure, margin call or similar disposition; and

(ix)

any Transfer made to provide a Securityholder with funds to settle any taxation arising pursuant to the transactions taking place under the SPA, provided, that in the case of a transfer pursuant to this clause (ix), if the Securityholder is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Common Shares or any securities convertible into or exercisable or exchangeable for Shares by the undersigned during the Lock-Up Period, the Securityholder shall include a statement in such report to the effect that such transfer is not a transfer for value and that such transfer is being made to provide the Securityholder with funds to settle any taxation arising pursuant to the transactions taking place under the SPA.

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

For the avoidance of doubt, each Securityholder shall retain all of its rights as a shareholder of Topco with respect to the Shares during the Lock-Up Period, including without limitation the right to vote any Shares that are entitled to vote.

The Securityholder hereby represents and warrants that it is not a U.S. person (as defined in Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”)) and is acquiring the Shares for its own account in a transaction outside the United States pursuant to Regulation S under the Securities Act. The Securityholder will not offer, sell or otherwise transfer the Shares except in compliance with applicable U.S. securities laws including pursuant to (i) an effective registration statement covering the Shares, (ii) a transaction exempt from the registration requirements of the Securities Act, including pursuant to Rule 903 or Rule 904 of Regulation S (as applicable), or (iii) a transaction not subject to the registration requirements of the Securities Act.

The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Securityholder shall be binding upon the permitted successors and assigns of the Securityholder from and after the date hereof.

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law or conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

This Letter Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Letter Agreement shall automatically terminate upon the earlier to occur of (i) the expiration of the Lock-Up Period and (ii) the termination of the Business Combination Agreement.

[remainder of page intentionally left blank]

Very truly yours,

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]

Annex I

AMENDMENT TO

FORWARD PURCHASE AGREEMENT

This AMENDMENT TO FORWARD PURCHASE AGREEMENT (this “Amendment”), dated as of June 10, 2021, is entered into by and between Yucaipa Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser are party to that certain Forward Purchase Agreement, dated as of August 6, 2020 (the “Forward Purchase Agreement”);

WHEREAS, concurrently with the execution and delivery of this Amendment, the Company, Signa Sports United GmbH, a German limited liability company (“SSU”), Signa Sports United B.V., a Netherlands private limited liability company (“TopCo”), Olympics Merger Sub, a Cayman Islands exempted company, and SIGNA International Sports Holding GmbH, a German limited liability company, in its capacity as the representative of the Company Shareholders (as defined in the Business Combination Agreement) have entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which the parties thereto will consummate the “Transactions” (as such term is defined in the Business Combination Agreement), on the terms and subject to the conditions set forth therein;

WHEREAS, in consideration of the benefits to be received by the Purchaser under the terms of and transactions contemplated by the Business Combination Agreement and as a material inducement to the Company and other parties agreeing to enter into, and consummate the transactions contemplated by, the Business Combination Agreement, the Purchaser agrees to enter into this Amendment and to be bound by the agreements, covenants and obligations contained in this Amendment; and

WHEREAS, in connection with the execution and delivery of the Business Combination Agreement and the transactions contemplated thereby, the Company and the Purchaser wish to amend the Forward Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Defined Terms and Rules of Interpretation. Except as otherwise expressly provided herein, capitalized terms used herein without definition shall have the same meanings herein as set forth in the Forward Purchase Agreement after giving effect to this Amendment. For all purposes of this Amendment, except as otherwise expressly provided or unless the context otherwise requires, the rules of construction set forth in Section 8(o) of the Forward Purchase Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

Section 2 Amendment; Waiver. The Company and the Purchaser hereby agree that the Company will neither issue nor sell, and that the Purchaser will not exercise its rights to purchase, pursuant to Section 1 of the Forward Purchase Agreement, any of the Forward Purchase Securities (as such term is defined in the Forward Purchase Agreement), in connection with the closing of the Transactions. Each of the Company and the Purchaser hereby waive all other rights and obligations of such party under the Forward Purchase Agreement, as applicable in connection with the Transactions, including such party’s right to receive or obligation to deliver any notice thereunder.

I-1

(a) Termination. Pursuant to Section 7(a) of the Forward Purchase Agreement, the Company and the Purchaser agree that the Forward Purchase Agreement and all of such parties’ respective rights, obligations and liabilities thereunder shall terminate and be of no further force or effect automatically and without any further actions effective immediately upon and subject to the closing of the Transactions. If for any reason the Business Combination Agreement is terminated prior to the closing of the Transactions, this Amendment shall terminate and shall have no further force or effect.

(b) Except to the extent specifically amended or superseded by the terms of this Amendment, all of the provisions of the Forward Purchase Agreement shall remain in full force and effect to the extent in effect on the date hereof. The Forward Purchase Agreement, as modified by this Amendment, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

Section 3 Miscellaneous.

(a) Parties in Interest; Third-Party Beneficiaries. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties hereto expressly acknowledge and agree that this Amendment is also for the benefit of, and enforceable by TopCo.

(b) Governing Law. This Amendment, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

(c) Amendment and Waiver. No amendment or modification of or waiver under or with respect to this Amendment or the Forward Purchase Agreement shall be effective without the prior written consent of TopCo and the parties hereto.

(d) Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank.]

I-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

COMPANY

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner

Name:	Ira Tochner
Title:	Chief Financial Officer and Chief Operating Officer

PURCHASER

YUCAIPA ACQUISITION MANAGER, LLC

By:	/s/ Robert Bermingham
	Name:	Robert Bermingham
	Title:	Vice President and Secretary

Signature Page to First Amendment of Forward Purchase Agreement

Annex J

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of June 10, 2021, is made by and among Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”), Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), SIGNA Sports United GmbH, a German limited liability company (the “Company”), Signa Sports United B.V., a Dutch private limited liability company, to be converted into a public limited liability Company and renamed Signa Sports United N.V. promptly following the Share Exchange as defined below (“TopCo”), and Ronald W. Burkle, Ira Tochner, Christel Sicé and Yusef Jackson (such individuals, collectively, the “Insiders” and together with the Sponsor, the “Sponsor and Insider Parties”). The Sponsor, Yucaipa, the Company, TopCo and the Insiders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Yucaipa, the Company, TopCo, Olympics Merger Sub, a Cayman Islands exempted company (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company, entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor and Insider Party will agree to (a) vote in favor of approval of all of the Transaction Proposals, (b) waive (if applicable) certain adjustments to the conversion ratio set forth in Yucaipa’s Governing Documents, (c) be bound by certain transfer restrictions with respect to its Yucaipa Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement dated as of August 6, 2020 by and among Sponsor, Yucaipa and the Insiders (the “Letter Agreement”) and (e) be bound by certain lock-up provisions with respect to the Equity Securities of TopCo to be issued pursuant to the Business Combination Agreement or the Subscription Agreements (the “TopCo Covered Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote. Prior to the Termination Date (as defined herein), each Sponsor and Insider Party, in its capacity as a shareholder of Yucaipa, irrevocably and unconditionally agrees that at the meeting of Yucaipa’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of Yucaipa’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Insider Party shall:

(a) if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares owned by such Sponsor and Insider Party as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b) vote, or cause to be voted, at such meeting all of such Sponsor and Insider Party’s Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Yucaipa for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals; and

(c) vote or cause to be voted at such meeting all of such Sponsor and Insider Party’s Covered Shares against any other Yucaipa Acquisition Proposal and any other action that (i) would reasonably be expected to materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

The obligations of the Sponsor and Insider Parties specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of Yucaipa (the “Yucaipa Board”) or the Yucaipa Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, “Covered Shares” means all Yucaipa Class A Shares and Yucaipa Class B Shares held by such Sponsor and Insider Party as of the date hereof together with any Yucaipa Class B Shares and Yucaipa Class A Shares acquired by such Sponsor and Insider Party after the date hereof.

Section 2. Waiver of Anti-dilution Protection. With respect to its Covered Shares, each Sponsor and Insider Party hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Yucaipa, any rights to adjustment of the conversion ratio with respect to the Yucaipa Class B Shares owned by such Sponsor and Insider Party set forth in the Governing Documents of Yucaipa (including, but not limited to, the rights set forth in Article 17 of the Governing Documents of Yucaipa); provided that, with respect to Sponsor, such waiver shall only apply to the extent that, upon the conversion of all Yucaipa Class B Shares issued and outstanding as of immediately prior to the Closing, on an as-converted basis, such rights to adjustment of the conversion ratio would result in Sponsor holding more than 9,875,000 Yucaipa Class A Shares in the aggregate. Notwithstanding anything to the contrary contained herein, such Sponsor and Insider Party does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.

Section 3. Transfer of Shares.

(a) Each Sponsor and Insider Party agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of Yucaipa and the Company (which consent may be given or withheld by Yucaipa and the Company in their sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise (including by any other Transfer (as defined in the Letter Agreement)) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of Yucaipa as contemplated in Section 1); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its Covered Shares other than those created by this Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3(a) (1) shall also not prohibit a Transfer of its Covered Shares by it to any of its Affiliates, (2) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(b) Each Sponsor and Insider Party agrees that, for a period from the Closing Date through the date that is 180 days thereafter, it shall not, and shall cause its Affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. Notwithstanding the foregoing, this Section 3(b) shall also not prohibit a Transfer of its TopCo Covered Shares by it to any of its Affiliates; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(c) Any Transfer in violation of this Section 3 shall be null and void ab initio.

Section 4. Redemption; Other Covenants.

(a) Unless this Agreement shall have been terminated in accordance with Section 7, each Sponsor and Insider Party hereby agrees that such Sponsor and Insider Party shall not effect a Yucaipa Shareholder Redemption.

(b) Each Sponsor and Insider Party hereby agrees to be bound by and subject to (i) Section 9.04 (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Yucaipa and (ii) Section 9.07 (Confidentiality; Access to Information; Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, in each case, as if such Sponsor and Insider Party were directly a party thereto.

(c) The Sponsor hereby agrees to be bound by and subject to Section 2.01(h) (Sponsor Investment) of the Business Combination Agreement as if such Sponsor were directly a party thereto.

(d) Each of the Insiders, Yucaipa and Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

Section 5. Termination of Class B Shares Lock-up Period.

(a) Each of the Insiders, Yucaipa and Sponsor hereby agrees that effective as of the consummation of the Closing (and not before):

(i) paragraph (a) of Section 5 of the Letter Agreement shall be amended and restated in its entirety as follows:

“5. (a) Reserved.”

(ii) paragraph (c) of Section 5 of the Letter Agreement shall be amended to remove all references to paragraph (a) of Section 5 and all references to the Founder Shares (as such term is defined therein);

(iii) any provisions relating to the Private Placement Warrants (as defined therein) or Ordinary Shares (as defined therein) underlying the Private Placement Warrants shall refer to the warrants issued by TopCo (the “TopCo Warrants”) to the holders of Private Placement Warrants in exchange for such warrants as contemplated by the Business Combination Agreement and the shares of TopCo underlying the TopCo Warrants, respectively; and

(iv) clause (i) of Section 9 of the Letter Agreement shall be amended and restated in its entirety as follows:

“30 days after the completion of an initial Business Combination.”

(b) The amendments set forth in this Section 5 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

Section 6. Closing Date Deliverables. At or prior to the Closing, Sponsor shall deliver to Topco and the Company a duly executed copy of the Registration Rights Agreement by Sponsor.

Section 7. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) at Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto and SISH; provided that nothing herein will relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Yucaipa shall promptly notify the Sponsor and Insider Parties of the termination of the Business Combination Agreement promptly after the termination of such agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Sections 2 (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), 3, 4(b)(ii) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring and solely with respect to the provisions in Section 9.07 of the Business Combination Agreement that survive following the Closing), 4(c) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring) and 5 (and the other Sections of this Agreement to the extent relating to the aforementioned provisions and including for the avoidance of doubt, Sections 11 through 15) shall survive the termination of this Agreement pursuant to Section 7(a).

Section 8. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.

Section 9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Yucaipa Class B Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of Yucaipa, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Yucaipa or as an officer, employee or fiduciary of Yucaipa, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Yucaipa.

Section 10. Representations and Warranties.

(a) Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Each Sponsor and Insider Party hereby severally but not jointly represents and warrants as of the date hereof to Yucaipa, the Company and TopCo (solely with respect to itself, himself or herself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, result in any breach of any provision of the organizational documents of such Person, or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of the Merger Documents under the applicable law of the Cayman Islands, (4) the approval of the Financial Conduct Authority (UK) pertaining to the Wiggle Acquisition, (5) the Yucaipa Shareholder Approval or (6) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably by expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii) Such Person is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Yucaipa Class B Shares and the Private Placement Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, Yucaipa’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of such Person to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The equity securities set forth in such beneficial ownership reports filed with the SEC are the only equity securities in Yucaipa owned of record or beneficially by such Person on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Letter Agreement.

(iii) There are no Actions pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Letter Agreement.

(iv) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the Yucaipa Disclosure Schedules, based upon arrangements made by such Person, for which Yucaipa or any of its Affiliates may become liable.

(v) Such Person understands and acknowledges that each of Yucaipa, the Company and Topco is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

Section 11. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

Section 12. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 13. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email or (c) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to Sponsor:

Yucaipa Acquisition Manager, LLC

9130 West Sunset Boulevard

Los Angeles, CA 90069

Attention: Robert P. Bermingham

E-mail: legal@yucaipaco.com

with a required copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: David B. Feirstein, P.C., Marshall P. Shaffer, P.C., Christian O. Nagler

Email: david.feirstein@kirkland.com; marshall.shaffer@kirkland.com; cnagler@kirkland.com

If to Yucaipa:

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

Attention: Robert P. Bermingham

E-mail: legal@yucaipaco.com

with a required copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: David B. Feirstein, P.C., Marshall P. Shaffer, P.C., Christian O. Nagler

Email: david.feirstein@kirkland.com; marshall.shaffer@kirkland.com; cnagler@kirkland.com

If to the Company:

SIGNA Sports United GmbH

Kantstraße 164

10623 Berlin, Germany

Attn: Tilman Wink; Stefanie Kniepen

Email: t.wink@signa-sportsunited.com;s.kniepen@signa-sportsunited.com with a required copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: Howard L. Ellin; Kenneth M. Wolff; Stephan Hutter

Email: howard.ellin@skadden.com; kenneth.wolff@skadden.com; stephan.hutter@skadden.com

Section 14. No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 15. Incorporation by Reference. Sections 1.02 (Construction); 12.03 (Assignment); 12.06 (Governing Law); 12.07 (Captions; Counterparts); 12.09 (Entire Agreement); 12.10 (Amendments); 12.11 (Severability); 12.12 (Jurisdiction); 12.13 (Waiver of Jury Trial); 12.14 (Enforcement) and 12.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

YUCAIPA ACQUISITION MANAGER, LLC

By:	/s/ Robert Bermingham
Name: Robert Bermingham
Title: Vice President and Secretary

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner
Name: Ira Tochner
Title: Chief Financial Officer and Chief Operating Officer

SIGNA SPORTS UNITED GMBH

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Managing Director

By:	/s/ Stephanie Kniepen
Name: Stephanie Kniepen
Title Managing Director

SIGNA SPORTS UNITED B.V.

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Board Member

INSIDERS:

By:	/s/ Ronald W. Burkle
Name: Ronald W. Burkle

By:	/s/ Ira Tochner
Name: Ira Tochner

By:	/s/ Christel Sice
Name: Christel Sice

By:	/s/ Yusef Jackson
Name: Yusef Jackson

AMENDMENT TO

SPONSOR AGREEMENT

This AMENDMENT TO SPONSOR AGREEMENT (this “Amendment”), dated as of July 9, 2021, is entered into by and between Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”), Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), SIGNA Sports United GmbH, a German limited liability company (the “Company”), Signa Sports United B.V., a Dutch private limited liability company, to be converted into a public limited liability company and renamed Signa Sports United N.V. promptly following the Share Exchange (“TopCo”), and Ronald W. Burkle, Ira Tochner, Christel Sicé and Yusef Jackson (such individuals, collectively, the “Insiders” and together with the Sponsor, the “Sponsor Insider Parties”). The Sponsor, Yucaipa, the Company, TopCo and the Insiders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Sponsor, Yucaipa, the Company, TopCo and the Sponsor Insider Parties are party to that certain Sponsor Agreement, dated as of June 10, 2021 (the “Sponsor Agreement”);

WHEREAS, Yucaipa, the Company, TopCo, Olympics I Merger Sub, LLC, a Cayman Islands limited liability company, and Signa International Sports Holding GMBH, a German limited liability company (“SISH”), are party to that certain Business Combination Agreement, dated as of June 10, 2021 (the “Business Combination Agreement”);

WHEREAS, concurrently with the execution and delivery of this Amendment, Yucaipa, the Company and SISH have entered into that certain amendment to the Business Combination Agreement (the “Business Combination Agreement Amendment”), pursuant to which the parties have agreed to reduce the number of TopCo Ordinary Shares to which Sponsor will ultimately be entitled from 9,875,000 TopCo Ordinary Shares to 9,815,000 TopCo Ordinary Shares, among other things, on the terms and subject to the conditions set forth therein; and

WHEREAS, in connection with the execution and delivery of the Business Combination Agreement Amendment and the transactions contemplated thereby, the Parties wish to amend the Sponsor Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Defined Terms and Rules of Interpretation. Except as otherwise expressly provided herein, capitalized terms used herein without definition shall have the same meanings herein as set forth in the Sponsor Agreement after giving effect to this Amendment.

Section 2 Amendment. Each of the Parties agrees that Section 2 (Waiver of Anti-dilution Protection) of the Sponsor Agreement shall be amended and restated in its entirety as follows (specific amended language is included in bold below solely for presentation purposes):

“Section 2. Waiver of Anti-dilution Protection. With respect to its Covered Shares, each Sponsor and Insider Party hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Yucaipa, any rights to adjustment of the conversion ratio with respect to the Yucaipa Class B Shares owned by such Sponsor and

Insider Party set forth in the Governing Documents of Yucaipa (including, but not limited to, the rights set forth in Article 17 of the Governing Documents of Yucaipa); provided that, with respect to Sponsor, such waiver shall only apply to the extent that, upon the conversion of all Yucaipa Class B Shares issued and outstanding as of immediately prior to the Closing, on an as-converted basis, such rights to adjustment of the conversion ratio would result in Sponsor holding more than 9,815,000 TopCo Covered Shares in the aggregate. Notwithstanding anything to the contrary contained herein, such Sponsor and Insider Party does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.”

Section 3 Miscellaneous. Except to the extent specifically amended or superseded by the terms of this Amendment, all of the provisions of the Sponsor Agreement shall remain in full force and effect to the extent in effect on the date hereof. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Sponsor Agreement, as though the other provisions of this Amendment were set forth in the Sponsor Agreement. The Sponsor Agreement, as modified by this Amendment, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

YUCAIPA ACQUISITION MANAGER, LLC

By:	/s/ Robert Bermingham
Name: Robert Bermingham
Title: Vice President and Secretary

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner
Name: Ira Tochner
Title: Chief Financial Officer and Chief Operating Officer

SIGNA SPORTS UNITED GMBH

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Managing Director

By:	/s/ Stephanie Kniepen
Name: Stephanie Kniepen
Title: Managing Director

SIGNA SPORTS UNITED B.V.

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Board Member

By:	/s/ Ronald W. Burkle
Name: Ronald W. Burkle

By:	/s/ Ira Tochner
Name: Ira Tochner

By:	/s/ Christel Sice
Name: Christel Sicé

By:	/s/ Yusef Jackson
Name: Yusef Jackson

SECOND AMENDMENT TO SPONSOR AGREEMENT

THIS SECOND AMENDMENT TO SPONSOR AGREEMENT (this “Amendment”), dated as of October 15, 2021 (the “Effective Date”), is entered into by and among Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”), Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), SIGNA Sports United GmbH, a German limited liability company (the “Company”), Signa Sports United B.V., a Dutch private limited liability company, to be converted into a public limited liability company and renamed Signa Sports United N.V. promptly following the Share Exchange (“TopCo”), and Ronald W. Burkle, Ira Tochner, Christel Sicé and Yusef Jackson (such individuals, collectively, the “Insiders” and together with the Sponsor, the “Sponsor Insider Parties”). The Sponsor, Yucaipa, the Company, TopCo and the Insiders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Sponsor Agreement (as defined below).

RECITALS

WHEREAS, the Sponsor, Yucaipa, the Company, TopCo and the Sponsor Insider Parties are party to that certain Sponsor Agreement, dated as of June 10, 2021 (as amended, the “Sponsor Agreement”);

WHEREAS, Yucaipa, the Company, TopCo, Olympics I Merger Sub, LLC, a Cayman Islands limited liability company, and Signa International Sports Holding GMBH, a German limited liability company (“SISH”), are party to that certain Business Combination Agreement, dated as of June 10, 2021 (as amended, the “Business Combination Agreement”);

WHEREAS, concurrently with the execution and delivery of this Amendment, Yucaipa, the Company and SISH have entered into that certain second amendment to the Business Combination Agreement (the “Business Combination Agreement Second Amendment”); and

WHEREAS, in connection with the execution and delivery of the Business Combination Agreement Second Amendment and the transactions contemplated thereby, the Parties wish to amend the Sponsor Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Defined Terms and Rules of Interpretation. Except as otherwise expressly provided herein, capitalized terms used herein without definition shall have the same meanings herein as set forth in the Sponsor Agreement after giving effect to this Amendment.

2.	Amendment. Effective as of the Effective Date:

(a)	Section 3(b) is hereby amended and restated in its entirety as follows:

Each Sponsor and Insider Party agrees that, for a period from the Closing Date through the date that is 180 days thereafter, it shall not, and shall cause its Affiliates not to, Transfer, or enter into any contract, option derivative, hedging or other agreement or arrangement or undertaking (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares (other than its TopCo Covered Shares to be issued pursuant to the Subscription Agreements). Notwithstanding the foregoing, this Section 3(b) shall also not prohibit a Transfer of its TopCo Covered Shares (other than its TopCo Covered Shares to be issued pursuant to the Subscription Agreements) by it to any of its Affiliates; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

3.

Miscellaneous. Except to the extent specifically amended or superseded by the terms of this Amendment, all of the provisions of the Sponsor Agreement shall remain in full force and effect to the extent in effect on the date hereof. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Sponsor Agreement, as though the other provisions of this Amendment were set forth in the Sponsor Agreement. The Sponsor Agreement, as modified by this Amendment, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

YUCAIPA ACQUISITION MANAGER, LLC

By:	/s/ Robert Bermingham
Name: Robert Bermingham
Title: Vice President and Secretary

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner
Name: Ira Tochner
Title Chief Financial Officer and Chief Operating Officer

Signature Page to Sponsor Agreement Amendment

SIGNA SPORTS UNITED GMBH

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Managing Director

SIGNA SPORTS UNITED B.V.

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Board Member

Signature Page to Sponsor Agreement Amendment

By:	/s/ Ronald W. Burkle
Name: Ronald W. Burkle

By:	/s/ Ira Tochner
Name: Ira Tochner

By:	/s/ Christel Sicé
Name: Christel Sicé

By:	/s/ Yusef Jackson
Name: Yusef Jackson

Signature Page to Sponsor Agreement Amendment

Annex K

SUBSCRIPTION AGREEMENT

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

SIGNA Sports United B.V.

Kantstraße 164, Upper West

10623 Berlin, Federal Republic of Germany

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and among Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), SIGNA Sports United B.V., a Dutch private limited liability company (“TopCo”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, SIGNA Sports United GmbH, a German limited liability company (the “Company”), TopCo, Olympics Merger Sub, a Cayman Islands exempted company and a direct wholly owned subsidiary of TopCo (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company, pursuant to which, among other things, (i) SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger (the “Surviving Company”) which, after giving effect to such merger, will become a subsidiary of TopCo, on the terms and subject to the conditions therein (the “Merger”), and (ii) the TopCo-Yucaipa Business Combination, the Exchange and the Change of Legal Form (each as defined in the Business Combination Agreement and together with the Merger, the “Transaction”) will occur. In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with the closing of the Transaction, ordinary shares in the share capital of TopCo (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SPAC and TopCo are entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), pursuant to which the Investors, severally and not jointly, have agreed to purchase on or prior to the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of 30,200,000 Shares, at the Per Share Purchase Price.

The aggregate purchase price to be paid by the Investor for the Shares subscribed by the Investor (or its nominee) (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

At the closing of the Transaction (and as more fully described in the Business Combination Agreement), each outstanding SPAC Class A ordinary share and SPAC Class B ordinary share, each with a par value of $0.0001 per share, will be converted into one share of common stock, par value $0.001 per share, of the Surviving Company (the “Surviving Company Common Stock”) and, immediately thereafter, each resulting share of Surviving Company Common Stock will be exchanged for one Share and each SPAC warrant that is outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will represent a warrant on the same contractual terms and conditions as were in effect with respect to such SPAC warrant immediately prior to the Effective Time under the terms of the Warrant Agreement, dated as of August 6, 2020, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent, as applicable, that is exercisable for an equivalent number of Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement. Upon completion of the TopCo-Yucaipa Business Combination, in accordance with the Business Combination Agreement and the Shareholder Undertaking (as defined in the

Business Combination Agreement), the Company Shareholders (as defined in the Business Combination Agreement) and TopCo shall effect the Exchange, and upon completion of the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, SPAC and TopCo hereby agrees as follows:

1. Subscription.

The Investor hereby irrevocably subscribes for and agrees to purchase from TopCo, and TopCo hereby agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor and TopCo acknowledge and agree that, as a result of the Change of Legal Form, the Shares that will be purchased by the Investor and issued by TopCo pursuant hereto shall be ordinary shares in the share capital of a Dutch public limited liability company (naamloze vennootschap) (and not, for the avoidance of doubt, ordinary shares in a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

2. Closing.

The closing of the issuance of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and the satisfaction or waiver of the conditions set forth in Section 3 below. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Subject to (a) the satisfaction or waiver of the conditions set forth in Section 3 below (other than those conditions which by their nature are to be fulfilled at the Closing), and (b) delivery of written notice from (or on behalf of) TopCo to the Investor (the “Closing Notice”) that TopCo reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor and specifying the date on which the Closing is expected to occur (the “Closing Date”), the Investor shall deliver, at least two (2) business days prior to the Closing Date, (x) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the escrow account specified by TopCo in the Closing Notice, to be held by the escrow agent until immediately prior to Closing (at which time such funds shall be disbursed to TopCo) and (y) to TopCo, any other information that is reasonably requested in the Closing Notice in order for TopCo to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing, TopCo shall (A) issue to the Investor (or its nominee) the number of Shares set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor (or its nominee) on TopCo’s share register, free and clear of all liens, encumbrances or other restrictions (other than those arising under applicable securities laws), and (B) upon the request of the Investor, provide evidence to the Investor of such issuance and registration on and as of the Closing Date; provided, however, that TopCo’s obligation to issue the Shares to the Investor is contingent upon the Investor having paid the Subscription Amount in full to the escrow agent to be held for the account and benefit of TopCo in accordance with this Section 2. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, TopCo shall promptly (but not later than one (1) business day thereafter) cause the escrow agent to return the Subscription Amount in full to the Investor, in immediately available funds to the account specified by the Investor in writing, and any book entries for the Shares shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 8 hereof, the Investor shall remain obligated to (i) redeliver funds to TopCo following TopCo’s delivery to the Investor of a new Closing Notice and (ii) consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction.

Notwithstanding anything to the contrary herein, if this Subscription Agreement terminates, TopCo shall promptly (but no later than two (2) business days thereafter) return the Subscription Amount (if delivered) without any deduction for or on account of any tax, withholding, charges, costs, fees, expenses, or set-off to the Investor, by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares will be deemed repurchased and cancelled. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise enjoining, restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii) all conditions precedent to the closing of the Transaction under the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than (A) those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction (but subject to the satisfaction or waiver of those conditions), including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement and (B) the condition pursuant to Section 10.02(c) of the Business Combination Agreement) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.

b. The obligation of TopCo to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to “materiality” or “Investor Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be so true and correct as of such specific date) and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required to be performed by he, she or it at or prior to the Closing Date shall have been performed in all material respects.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of SPAC and TopCo contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to “materiality” or “SPAC/TopCo Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be so true and correct as of such specific date) and consummation of the Closing shall constitute a reaffirmation by SPAC and TopCo of each of the representations and warranties of SPAC and TopCo contained in this Subscription Agreement as of the Closing Date; (ii) all obligations, covenants and agreements of SPAC and TopCo required by the Subscription Agreement to be performed by them at or prior to the Closing Date shall have been performed in all material respects; (iii) the Shares shall have been approved for listing on the NYSE; and (iv) the Business Combination Agreement shall not have been modified or amended and no provision, obligation or condition thereunder shall have been waived (other than a modification, amendment or waiver of the condition set forth in Section 10.02(c) thereto), in each case, in a manner that materially and adversely affects the economic benefits that the Investor (in its capacity as such) would reasonably expect to receive under or in connection with this Subscription Agreement.

4. Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. SPAC and TopCo Representations and Warranties. Each of SPAC, with respect only to the representations and warranties set forth below relating to SPAC, and TopCo, with respect only to the representations and warranties set forth below relating to TopCo, represents and warrants to the Investor that (provided that no representation or warranty by SPAC or TopCo shall apply to any statement or information in the SEC Reports (as defined below) that relates to the Statement (as defined below), nor shall any correction, amendment or restatement of the SPAC’s financial statements arising from or relating to the Statement be deemed to be a breach of any representation or warranty by SPAC or TopCo or a SPAC/TopCo Material Adverse Effect):

a. SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Change of Legal Form, TopCo will be validly existing as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands with all the power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as currently contemplated to be conducted and to perform its obligations under this Subscription Agreement, duly incorporated and in good standing under the laws of the Netherlands (to the extent such concept exists in such jurisdiction).

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable (which, under Dutch law, is interpreted to mean that a holder of a Share shall not by reason of merely being such a holder be subject to assessment or calls by TopCo or its creditors for further payment on such Share) free and clear of any liens or restrictions (other than those arising under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under TopCo’s articles of association (statuten) as in effect at such time of issuance and as they will read following the Change of Legal Form, or other constituent documents of TopCo, by contract or under the laws of the Netherlands.

c. This Subscription Agreement has been duly authorized, executed and delivered by SPAC and TopCo and, assuming that this Subscription Agreement constitutes the legal, valid and binding agreement of the Investor, this Subscription Agreement constitutes the legal, valid and binding agreement of SPAC and TopCo and is enforceable against each of SPAC and TopCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The execution and delivery of, and the performance of the transactions contemplated hereby, including the issuance and sale of the Shares and the compliance by each of SPAC and TopCo with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein does not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC, TopCo, the Company or the Company’s subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, is a party or by which SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, is bound or to which any of the property or assets of SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, is subject that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, financial condition or results of operations of SPAC, TopCo or their subsidiaries, taken as a whole, or a material adverse effect on the ability of TopCo to consummate the issuance of the Shares (a “SPAC/TopCo Material Adverse Effect”), or to materially affect the validity of the Shares or the legal authority of SPAC or TopCo to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational or constituent documents of SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SPAC or TopCo to comply in all material respects with the terms of this Subscription Agreement.

e. Neither SPAC nor TopCo is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of SPAC or TopCo, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, SPAC or TopCo is a party or by which SPAC’s or TopCo’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over SPAC or any of its properties or over TopCo or any of its properties, as applicable, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect.

f. As of their respective dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all forms, reports, statements, schedules, prospectuses, proxies, registration statements and other documents, if any (the “SEC Reports”) filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) on or prior to the Closing Date complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and, except as it relates to the Statement, fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Each Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the SEC or the Staff relating thereto or to other accounting matters related to initial public offering securities or expenses, the “Statement”) and, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports arising from or relating to SPAC’s review of the Statement shall be deemed not material for purposes of this Agreement, including for purposes of Section 5(d), this Section 5(e) and Sections 6(f) and 6(h) below. A copy of each SEC Report is available to the Investor via the

SEC’s EDGAR system. Except for matters relating to the Statement, there are no material outstanding or unresolved comments in comment letters received by SPAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

g. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, neither SPAC nor TopCo is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SPAC of this Subscription Agreement (including, without limitation, the issuance of the Shares) and the consummation of the transactions contemplated herein other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 12 of this Subscription Agreement, (iv) filings required by the New York Stock Exchange (“NYSE”), including with respect to obtaining approval of SPAC’s shareholders, if applicable, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable and (vi) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect.

h. Except for such matters as have not had or would not be reasonably likely to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority or self-regulatory organization pending, or, to the knowledge of SPAC or TopCo, as applicable, threatened against SPAC, TopCo or the Company, as applicable, or (ii) judgment, decree, injunction, ruling or order of any court or other federal, state, local or other governmental authority, self-regulatory organization or arbitrator outstanding against SPAC, TopCo or the Company. Each of SPAC and TopCo have not received any written communication since August 3, 2020 from any governmental authority or self-regulatory organization that alleges that SPAC or TopCo is not in compliance with any applicable law, rule, regulation or order, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect.

i. As of the date hereof and as of immediately prior to the consummation of the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements and the Business Combination Agreement, the authorized capital stock of SPAC consists of (i) 500,000,000 Class A ordinary shares, (ii) 50,000,000 Class B ordinary shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 34,500,000 Class A ordinary shares of SPAC are issued and outstanding, (B) 8,625,000 Class B ordinary shares of SPAC are issued and outstanding, (C) 17,433,333 warrants to purchase Class A ordinary shares of SPAC, with each such warrant exercisable for one whole Class A ordinary share at a price of $11.50 per share, are issued and outstanding, and (D) no preference shares or shares of preferred stock are issued and outstanding. All (1) issued and outstanding Class A ordinary shares and Class B ordinary shares of SPAC have been duly authorized and validly issued, are fully paid and are non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and are not subject to preemptive or other similar rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive or similar rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any Class A ordinary shares, Class B ordinary shares or other equity interests in SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SPAC has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting of any securities of SPAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Business Combination Agreement.

j. As of the date hereof, the issued and outstanding ordinary shares of SPAC are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “YAC” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, claim, proceeding or investigation pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC, respectively, to prohibit or terminate the listing of SPAC’s ordinary shares on NYSE or to deregister the ordinary shares under the Exchange Act. SPAC has taken no action that is designed to terminate the registration of the ordinary shares under the Exchange Act. Upon consummation of the Closing, the Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on NYSE, and the Shares issued hereunder will be approved for listing on the NYSE, subject to official notice of issuance.

k. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws or in a manner that would otherwise adversely affect reliance by SPAC on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

l. Neither SPAC, TopCo nor any of their subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does SPAC, TopCo or any of their subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

m. There has been no action taken by SPAC, TopCo or, to the knowledge of SPAC or TopCo, as applicable, any officer, director, equityholder, manager, employee, agent or representative of SPAC or TopCo, in each case, acting on behalf of the SPAC or TopCo (as applicable), in violation of any applicable Anti-Corruption Laws (as herein defined), (i) neither SPAC nor TopCo has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) neither SPAC nor TopCo has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iii) neither SPAC nor TopCo has received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.

n. None of SPAC, TopCo nor any of their directors is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Each of SPAC and TopCo agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that SPAC or TopCo, as applicable, is permitted to do so under applicable law. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List.

o. Other than the Other Subscription Agreements and the Business Combination Agreement, and any other agreement expressly contemplated by the Business Combination Agreement or described in the SEC Reports, SPAC and TopCo have not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC or TopCo (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of SPAC by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Business Combination Agreement). The Other Subscription Agreements reflect the same Per Share Purchase Price and other terms and conditions with respect to the purchase of Shares that are no more favorable to such investor thereunder than the terms of this Subscription Agreement are to the Investor (other than terms particular to the regulatory requirements of such investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares).

p. TopCo is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

q. Neither SPAC nor TopCo has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned Investor could become liable. Other than Citigroup Global Markets Inc. and Jefferies LLC in connection with certain of the Other Subscription Agreements, neither SPAC nor TopCo is aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

r. SPAC and TopCo hereby understand and acknowledge that neither Citigroup Global Markets Inc. and Jefferies LLC, nor any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Shares to the Investor.

6. Investor Representations and Warranties. The Investor represents and warrants to TopCo and SPAC that:

a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A) or any securities laws of the United States or any other jurisdiction. The Investor is not an entity formed for the specific purpose of acquiring the Shares. The Investor further acknowledges that he, she or it is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.

b. The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including his, her or its participation in the purchase of the Shares, and (ii) has exercised independent judgment in evaluating his, her or its participation in the purchase of the Shares. The Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

c. The Investor acknowledges that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto. The Investor acknowledges that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that he, she or it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

d. Assuming the accuracy of SPAC’s and TopCo’s representations and warranties in Section 5, the consummation of the transactions contemplated pursuant to this Subscription Agreement, including the Transaction, does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Investor or any of its subsidiaries (if Investor is not an individual) pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Investor or any of its subsidiaries is a party or by which Investor or any of its subsidiaries is bound or to which any of the property or assets of Investor is subject that would reasonably be expected to have a material adverse effect on the ability of the Investor to enter into and timely perform Investor’s obligations under this Subscription Agreement (an “Investor Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of Investor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Investor or any of its properties that would reasonably be expected to have an Investor Material Adverse Effect

e. The Investor acknowledges and agrees that the Investor is purchasing the Shares from TopCo. The Investor further acknowledges that there have been no representations or warranties made to the Investor by or on behalf of SPAC, TopCo, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations or warranties of SPAC and TopCo expressly set forth in Section 5 of this Subscription Agreement.

f. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

g. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SPAC, TopCo, the Transaction and the business of the Company and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed, the SEC Reports and other information as the Investor have deemed necessary to make an investment decision with respect to the Shares. However, neither any such inquiries, nor any due diligence investigation conducted by the Investor or any of the Investor’s professional advisors nor anything else contained herein, shall modify, limit, or otherwise affect the Investor’s right to rely on each of SPAC’s and TopCo’s representations and warranties contained in this Subscription Agreement. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information from SPAC and TopCo as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

h. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that he, she or it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, TopCo, the Company, Citigroup Global Markets Inc. and Jefferies LLC, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC and TopCo contained in Section 5 of this Subscription Agreement, in making his, her or its investment decision to invest in TopCo. The Investor acknowledges that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

i. The Investor acknowledges that he, she or it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that, except for the SPAC’s and TopCo’s representations and warranties set forth in Section 5 of this Subscription Agreement, neither SPAC nor the Company has provided any tax or financial advice or any other representation or guarantee regarding the tax or financial consequences of the transactions contemplated by the Subscription Agreement or the Transaction. The Investor is able to sustain a complete loss on its investment in the Shares; has no need for liquidity with respect to his, her or its investment in the Shares; and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

j. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and considered the risks of an investment in the Shares and, assuming the accuracy of SPAC’s and TopCo’s representations and warranties set forth in Section 5 of this Subscription Agreement, determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in TopCo. The Investor acknowledges specifically that a possibility of total loss exists.

k. In making his, her or its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and SPAC’s and TopCo’s representations and warranties expressly set forth in Section 5 of this Subscription Agreement. The Investor further acknowledges he, she or it has (i) had access to, and an adequate opportunity to review and understand the materials and information made available to the Investor in connection with the Transaction, including financial and other information as he, she or it deems necessary to make his, her or its decision to purchase the Shares, (ii) been offered the opportunity to ask questions of SPAC and received answers thereto, including on the financial information, as the Investor deemed necessary in connection with his, her or its decision to purchase the Shares and (ii) made his, her or its own assessment and satisfied himself, herself or itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

l. The Investor acknowledges that he, she or it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares and has the ability to bear the economic risks of his, her or its prospective investment and can afford the complete loss of such investment. None of Citigroup Global Markets Inc. and Jefferies LLC, any of their respective affiliates or any of them or their control persons, officers, directors or employees will have any liability to it or any account for which it is acquiring the Shares, in connection with any purchase of the Shares.

m. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

n. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

o. The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its articles of incorporation, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the legal, valid and binding obligation of SPAC and TopCo, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

p. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”) or on any EU or United Nations sanctions list, or a person or entity subject to sanctions under any OFAC sanctions program, (ii) organized, resident, or located in a country or region subject to comprehensive sanctions administered by OFAC (as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or Venezuela), (iii) 50% or greater owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are described in clauses (i) or (ii) of this paragraph; (iv) a Designated national as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a foreign shell bank (as defined at 31 CFR § 1010.605) or providing banking or correspondent account services directly or indirectly to a foreign shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against lists of sanctioned parties maintained by OFAC, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

q. The Investor is acquiring and will hold the Shares “solely for the purpose of passive investment” (as such term is defined at 31 CFR § 800.243).

r. The Investor has or has commitments to have and, when required to deliver payment to TopCo pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

s. The Investor hereby understands and acknowledges that neither Citigroup Global Markets Inc. and Jefferies LLC, nor any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Shares to the Investor.

t. The Investor acknowledges that Issuer continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports, and any restatement, revision or other modification of the SEC Reports relating to or arising from such review will be deemed not material for purposes of this Agreement.

Nothing herein is intended to limit the Investor’s ability, subject to compliance with applicable securities laws, to trade in securities of issuers who may be in the same, or a similar, sector as the Target or the SPAC.

7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, TopCo agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Deadline”), it shall file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies TopCo that it will “review” the Registration Statement) and (ii) ten (10) business days after TopCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”). In connection with the foregoing, the Investor shall not be required to execute any lock up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. TopCo agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within 90 days without limitation as to the amount or manner of sale of such securities that may be sold and without the requirement for TopCo to be in compliance with the current public information requirement under Rule 144 or pursuant to any other exemption from registration (the earliest of (i)-(iii), the “End Date”). Prior to the End Date, TopCo shall use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its ownership to TopCo upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. TopCo may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form F-3 at such time after TopCo becomes eligible to use such Form F-3. The Investor acknowledges and agrees that TopCo may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or if such suspension arises out of, or is a result of, or is related to or is in connection with the Statement or related accounting, disclosure or other matters, provided, that, (I) TopCo shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case, in any three hundred sixty (360) day period and (II) TopCo shall use commercially reasonable efforts to make such Registration Statement available for the sale by the

Investor of such securities as soon as practicable thereafter. TopCo’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to TopCo such information regarding the Investor, the securities of TopCo held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by TopCo to effect the registration of such Shares, and shall execute such documents in connection with such registration as TopCo may reasonably request that are customary of a selling shareholder in similar situations; provided, however, that the Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. Upon the request of the Investor, TopCo will provide a substantially complete draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. Unless otherwise agreed to in writing by the Investor, the Investor shall not be identified as a statutory underwriter in the Registration Statement unless required by the SEC. Notwithstanding the foregoing, if the SEC prevents TopCo from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, TopCo shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. Unless otherwise agreed in writing by the investor, the Investor shall not be identified as a statutory underwriter in the Registration Statement unless requested from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by TopCo to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve TopCo of its obligations to file or effect the Registration Statement set forth in this Section 7.

b. Prior to the End Date, TopCo shall advise the Investor within three (3) business days (at TopCo’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by TopCo of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(b)(iv) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). Notwithstanding anything to the contrary set forth herein, TopCo shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding TopCo other than to the extent that providing notice to the Investor of the occurrence of the events listed in (i) through (iv) above constitutes material, nonpublic information regarding TopCo. TopCo shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as TopCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, TopCo shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that he, she or it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (iv) and receives notice that any post-effective amendment has become effective or unless otherwise notified by TopCo that he, she or it may resume such offers and sales. If so directed by TopCo, the Investor will deliver to TopCo or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

c. TopCo shall use commercially reasonable efforts to file all reports necessary to enable the Investor to resell the Shares pursuant to the Registration Statement. For as long as the Investor holds Shares, TopCo shall use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor). In addition, in connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, within three (3) trading days, TopCo shall have provided all documentation and instruction required for the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares, including without limitation, any volume and manner of sale restrictions, and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends, provided that TopCo and the Transfer Agent have received from the Investor customary representations and other documentation reasonably requested by (and in form reasonably acceptable to) TopCo and the Transfer Agent in connection therewith. Subject to receipt from the Investor by TopCo and the Transfer Agent of customary representations and other documentation reasonably requested by (and in form reasonably acceptable to) TopCo and the Transfer Agent in connection therewith, if required by the Transfer Agent, TopCo shall cause its counsel to deliver an opinion, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that TopCo remove any legend from the book entry position evidencing the Investor’s Shares following the earliest of such time as such Shares have been or are about to be sold or transferred (i) pursuant to an effective registration statement, (ii) pursuant to Rule 144, or (iii) under Rule 144(b)(1) or any successor provision without the requirement for TopCo to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, TopCo shall, in accordance with the provisions of this section and within five (5) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. TopCo shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

d. Indemnification.

(i) TopCo agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, officers, stockholders, partners, employees, agents and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and reasonable and documented out of pocket costs and expenses (including, without limitation, any reasonable and documented outside attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) that are caused by or arise out of any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information regarding the Investor furnished in writing to TopCo by or on behalf of the Investor expressly for use therein.

(ii) The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, TopCo, its directors, officers, stockholders, partners, employees, agents and each person who controls TopCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out of pocket costs and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of a material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information regarding the Investor so furnished in writing to TopCo by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to (or is not entitled to) assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, stockholder, partner, employee, agent, representative, advisor, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, costs and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 7(d), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, (x) upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) SPAC’s and TopCo’s notification to the Investor in writing that it has, with the prior written consent of the Company, abandoned its plans to move forward with the Transaction and terminated the Investor’s obligations with respect to the subscription without the delivery of the Shares having occurred, (d) 15 days after the Termination Date (as defined in the Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date other than as a result of a breach of Investor’s obligations hereunder, or (y) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are (i) not satisfied or waived on or prior to the Closing and (ii) not capable of being satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (x) and (y) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such intentional breach. SPAC shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to the escrow agent in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated August 3, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust

Account by virtue of his, her or its record or beneficial ownership of Shares (x) acquired by any means other than pursuant to this Subscription Agreement or (y) currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed in writing with SPAC to not exercise such redemption right.

10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that, upon written notice to SPAC and TopCo, (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to an affiliate or any fund or account advised or managed by the Investor or the same investment manager or investment advisor as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager or investment advisor without the prior consent of the other parties hereto and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares; provided, further, that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no such assignment shall relieve the Investor of his, her or its obligations hereunder if any such assignee fails to perform such obligations.

b. SPAC and TopCo may request from the Investor such additional information as SPAC or TopCo may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall as promptly as reasonably practicable provide such information as may reasonably be requested to the extent readily available and to the extent consistent with the Investor’s internal policies and procedures; provided that, each of SPAC and TopCo agree to keep any such information provided by the Investor confidential except (i) as required by applicable federal securities laws or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the applicable regulations of any national securities exchange on which SPAC’s or TopCo’s securities are listed for trading. The Investor acknowledges and agrees that if he, she or it does not provide TopCo with such requested information, TopCo may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that SPAC and TopCo may file a form of this Subscription Agreement that does not identify the Investor with the SEC as an exhibit to a periodic report or a registration statement of SPAC or TopCo.

c. The Investor acknowledges that SPAC, TopCo, the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, each party hereto agrees to promptly notify the other parties hereto if any of their respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 or Section 6, as applicable, above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case such party shall notify the other parties hereto if they are no longer accurate in any respect). Each party hereto acknowledges and agrees that each purchase by the Investor of Shares from TopCo will constitute a reaffirmation of the Investor’s acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d. SPAC, TopCo and the Company (as a third party beneficiary with right of enforcement) are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SPAC and TopCo set forth in this Subscription Agreement.

e. The Investor hereby acknowledges and agrees that from the date of this Subscription Agreement until the Closing (or the earlier termination of this Subscription Agreement in accordance with its terms), he, she or it will not, nor will any person acting at the Investor’s direction or pursuant to any understanding with Investor (including Investor’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Shares or any securities of SPAC or any instrument exchangeable for or convertible into any Shares or any securities of SPAC until the consummation of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). The Investor acknowledges its obligations under the U.S. federal securities laws, including with respect to any applicable restrictions on trading in the Shares or any securities of SPAC. For the avoidance of doubt, this Section 10(e) shall not apply to any sale (including the exercise of any redemption right) of securities of SPAC (x) held by the Investor, his, her or its controlled affiliates or any person or entity acting on behalf of the Investor or any of his, her or its controlled affiliates prior to the execution of this Subscription Agreement or (y) purchased by the Investor, his, her or its controlled affiliates or any person or entity acting on behalf of the Investor or any of his, her or its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby (including the Investor’s controlled affiliates or affiliates) from entering into any short sales; (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 10(e) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

f. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.

g. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SPAC or TopCo of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

h. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d), Section 8(b), Section 10(c), Section 10(d), Section 10(g), this Section 10(h), and the last sentence of Section 10(l) and Section 11 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.

i. Except as otherwise expressly provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

j. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

k. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

l. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

m. If any change in the number, type or classes of authorized shares of TopCo (including the Shares), other than as expressly contemplated by the Business Combination Agreement or any agreement contemplated by the Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares and the Per Share Purchase Price issued to the Investor shall be appropriately adjusted to reflect such change.

n. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

o. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan in the City of New York, New York, or the United States District Court for the Southern District of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(o) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(o) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

p. Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, or (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email.

11. Non-Reliance and Exculpation. The Investor acknowledges that he, she or it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made or provided by any person, firm or corporation, other than the statements, representations and warranties of SPAC and TopCo expressly contained in Section 5 of this Subscription Agreement, in making his, her or its investment or decision to invest in TopCo. The Investor acknowledges and agrees, other than the statements, representations and warranties of SPAC and TopCo, as applicable, expressly contained in Section 5 of this Subscription Agreement, that no other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, TopCo, the Company, or any Non-Party Affiliate concerning SPAC, TopCo, the Company or any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party

Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, TopCo, the Company or any of SPAC’s, TopCo’s, or the Company’s respective controlled affiliates or any family member of the foregoing.

12. Disclosure. SPAC shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of SPAC, the Investor shall not be in possession of any material, non-public information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC or any of its respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, neither TopCo nor SPAC shall publicly disclose the name of the Investor, his, her or its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, his, her or its investment advisor or any of their respective affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, in each case, without the prior written consent of the Investor, except (i) as required by applicable federal securities laws or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by applicable law, at the request of the staff of the SEC or regulatory agency or under the applicable regulations of any national securities exchange on which SPAC’s and/or TopCo’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 12.

13. Certain Tax Matters. The parties acknowledge and agree that for U.S. federal income tax purposes, Investor shall be deemed to be the owner of the funds transferred by Investor to any escrow account unless and until such funds are disbursed to TopCo in accordance with the terms of this Subscription Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by his, her or its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by TopCo in the Closing Notice.

IN WITNESS WHEREOF, SPAC and TopCo have accepted this Subscription Agreement as of the date set forth below.

YUCAIPA ACQUISITION CORPORATION

By:
Name:
Title:

SIGNA SPORTS UNITED B.V.

By:
Name:
Title:

Date:         , 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any “family office,” as defined in rule 202(a)(11)(g)-1 under the Investment Advisers Act of 1940, as amended, with assets under management in excess of $5,000,000, not formed to acquire the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

These pages should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Annex L

Confidential

SUBSCRIPTION AGREEMENT

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

SIGNA	Sports United B.V.
Kantstraße	164, Upper West
10623	Berlin, Federal Republic of Germany

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and among Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), SIGNA Sports United B.V., a Dutch private limited liability company (“TopCo”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, SIGNA Sports United GmbH, a German limited liability company (the “Company”), TopCo, Olympics Merger Sub, a Cayman Islands exempted company and a direct wholly owned subsidiary of TopCo (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company, pursuant to which, among other things, (i) SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger (the “Surviving Company”) which, after giving effect to such merger, will become a subsidiary of TopCo, on the terms and subject to the conditions therein (the “Merger”), and (ii) the TopCo-Yucaipa Business Combination, the Exchange and the Change of Legal Form (each as defined in the Business Combination Agreement and together with the Merger, the “Transaction”) will occur. In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with the closing of the Transaction, ordinary shares in the share capital of TopCo (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SPAC and TopCo are entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), pursuant to which the Investors, severally and not jointly, have agreed to purchase on or prior to the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of 30,200,000 Shares, at the Per Share Purchase Price.

The aggregate purchase price to be paid by the Investor for the Shares subscribed by the Investor (or its nominee) (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

At the closing of the Transaction (and as more fully described in the Business Combination Agreement), each outstanding SPAC Class A ordinary share and SPAC Class B ordinary share, each with a par value of $0.0001 per share, will be converted into one share of common stock, par value $0.001 per share, of the Surviving Company (the “Surviving Company Common Stock”) and, immediately thereafter, each resulting share of Surviving Company Common Stock will be exchanged for one Share and each SPAC warrant that is outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will represent a warrant on the same contractual terms and conditions as were in effect with respect to such SPAC warrant immediately prior to the Effective Time under the terms of the Warrant Agreement, dated as of August 6, 2020, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent, as applicable, that is exercisable for an equivalent number of Shares, in each case, on the terms and subject to the conditions set forth

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in the Business Combination Agreement. Upon completion of the TopCo-Yucaipa Business Combination, in accordance with the Business Combination Agreement and the Shareholder Undertaking (as defined in the Business Combination Agreement), the Company Shareholders (as defined in the Business Combination Agreement) and TopCo shall effect the Exchange, and upon completion of the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, SPAC and TopCo hereby agrees as follows:

1. Subscription.

The Investor hereby irrevocably subscribes for and agrees to purchase from TopCo, and TopCo hereby agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor and Topco acknowledge and agree that, as a result of the Change of Legal Form, the Shares that will be purchased by the Investor and issued by TopCo pursuant hereto shall be ordinary shares in the share capital of a Dutch public limited liability company (naamloze vennootschap) (and not, for the avoidance of doubt, ordinary shares in a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

2. Closing.

The closing of the issuance of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and the satisfaction or waiver of the conditions set forth in Section 3 below. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Subject to (a) the satisfaction or waiver of the conditions set forth in Section 3 below (other than those conditions which by their nature are to be fulfilled at the Closing), and (b) delivery of written notice from (or on behalf of) TopCo to the Investor (the “Closing Notice”) that TopCo reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor and specifying the date on which the Closing is expected to occur (the “Closing Date”), the Investor shall deliver, at least two (2) business days prior to the Closing Date, (x) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the escrow account specified by TopCo in the Closing Notice, to be held by the escrow agent until immediately prior to Closing (at which time such funds shall be disbursed to TopCo) and (y) to TopCo, any other information that is reasonably requested in the Closing Notice in order for TopCo to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing, TopCo shall (A) issue to the Investor (or its nominee) the number of Shares set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor (or its nominee) on TopCo’s share register, free and clear of all liens, encumbrances or other restrictions (other than those arising under applicable securities laws), and (B) upon the request of the Investor, provide evidence to the Investor of such issuance and registration on and as of the Closing Date; provided, however, that TopCo’s obligation to issue the Shares to the Investor is contingent upon the Investor having paid the Subscription Amount in full to the escrow agent to be held for the account and benefit of TopCo in accordance with this Section 2. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, TopCo shall promptly (but not later than one (1) business day thereafter) cause the escrow agent to return the Subscription Amount in full to the Investor, in immediately available funds to the account specified by the Investor in writing, and any book entries for the

Confidential

Shares shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 8 hereof, the Investor shall remain obligated to (i) redeliver funds to TopCo following TopCo’s delivery to the Investor of a new Closing Notice and (ii) consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. Notwithstanding anything to the contrary herein, if this Subscription Agreement terminates, TopCo shall promptly (but no later than two (2) business days thereafter) return the Subscription Amount (if delivered) without any deduction for or on account of any tax, withholding, charges, costs, fees, expenses, or set-off to the Investor, by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares will be deemed repurchased and cancelled. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise enjoining, restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii) all conditions precedent to the closing of the Transaction under the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than (A) those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction (but subject to the satisfaction or waiver of those conditions), including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement and (B) the condition pursuant to Section 10.02(c) of the Business Combination Agreement) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.

b. The obligation of TopCo to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to “materiality” or “Investor Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be so true and correct as of such specific date) and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of SPAC and TopCo contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to “materiality” or “SPAC/TopCo Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as

Confidential

of an earlier date, in which case they shall be so true and correct as of such specific date) and consummation of the Closing shall constitute a reaffirmation by SPAC and TopCo of each of the representations and warranties of SPAC and TopCo contained in this Subscription Agreement as of the Closing Date, (ii) all obligations, covenants and agreements of SPAC and TopCo required by the Subscription Agreement to be performed by them at or prior to the Closing Date shall have been performed in all material respects; (iii) the Shares shall have been approved for listing on the NYSE, and (iv) the Business Combination Agreement shall not have been modified or amended and no provision, obligation or condition thereunder shall have been waived (other than a modification, amendment or waiver of the condition set forth in Section 10.02(c) thereto), in each case, in a manner that materially and adversely affects the economic benefits that the Investor (in its capacity as such) would reasonably expect to receive under or in connection with this Subscription Agreement.

4. Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. SPAC and TopCo Representations and Warranties. Each of SPAC, with respect only to the representations and warranties set forth below relating to SPAC, and TopCo, with respect only to the representations and warranties set forth below relating to TopCo, represents and warrants to the Investor that (provided that no representation or warranty by SPAC or TopCo shall apply to any statement or information in the SEC Reports (as defined below) that relates to the Statement (as defined below), nor shall any correction, amendment or restatement of the SPAC’s financial statements arising from or relating to the Statement be deemed to be a breach of any representation or warranty by SPAC or TopCo or a SPAC/TopCo Material Adverse Effect):

a. SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Change of Legal Form, TopCo will be validly existing as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands with all the power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as currently contemplated to be conducted and to perform its obligations under this Subscription Agreement, duly incorporated and in good standing under the laws of the Netherlands (to the extent such concept exists in such jurisdiction).

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable (which, under Dutch law, is interpreted to mean that a holder of a Share shall not by reason of merely being such a holder be subject to assessment or calls by TopCo or its creditors for further payment on such Share) free and clear of any liens or restrictions (other than those arising under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under TopCo’s articles of association (statuten) as in effect at such time of issuance and as they will read following the Change of Legal Form, or other constituent documents of TopCo, by contract or under the laws of the Netherlands.

c. This Subscription Agreement has been duly authorized, executed and delivered by SPAC and TopCo and, assuming that this Subscription Agreement constitutes the legal, valid and binding agreement of the Investor, this Subscription Agreement constitutes the legal, valid and binding agreement of SPAC and TopCo and is enforceable against each of SPAC and TopCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other

Confidential

laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The execution and delivery of, and the performance of the transactions contemplated hereby, including the issuance and sale of the Shares and the compliance by each of SPAC and TopCo with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein does not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC, TopCo, the Company or the Company’s subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, is a party or by which SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, is bound or to which any of the property or assets of SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, is subject that would reasonably be expected to have, individually or in the aggregate, material adverse effect on the business, properties, assets, financial condition or results of operations of SPAC, TopCo or their subsidiaries, taken as a whole, or on the ability of TopCo to consummate the issuance of the Shares (a “SPAC/TopCo Material Adverse Effect”), or to materially affect the validity of the Shares or the legal authority of SPAC or TopCo to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational or constituent documents of SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SPAC or TopCo to comply in all material respects with the terms of this Subscription Agreement.

e. Neither SPAC nor TopCo is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of SPAC or TopCo, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, SPAC or TopCo is a party or by which SPAC’s or TopCo’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over SPAC or any of its properties or over TopCo or any of its properties, as applicable, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect.

f. As of their respective dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all forms, reports, statements, schedules, prospectuses, proxies, registration statements and other documents, if any (the “SEC Reports”) filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) on or prior to the Closing Date complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and, except as it relates to the Statement, fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited

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statements, to normal, year-end audit adjustments. Each Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the SEC or the Staff relating thereto or to other accounting matters related to initial public offering securities or expenses, the “Statement”) and, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports arising from or relating to SPAC’s review of the Statement shall be deemed not material for purposes of this Agreement, including for purposes of Section 5(d), this Section 5(e) and Sections 6(f) and 6(h) below. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. Except for matters relating to the Statement, there are no material outstanding or unresolved comments in comment letters received by SPAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

g. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, neither SPAC nor TopCo is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SPAC of this Subscription Agreement (including, without limitation, the issuance of the Shares) and the consummation of the transactions contemplated herein other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 12 of this Subscription Agreement, (iv) filings required by the New York Stock Exchange (“NYSE”), including with respect to obtaining approval of SPAC’s shareholders, if applicable, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable and (vi) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect.

h. Except for such matters as have not had or would not be reasonably likely to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority or self-regulatory organization pending, or, to the knowledge of SPAC or TopCo, as applicable, threatened against SPAC, TopCo or the Company, as applicable or (ii) judgment, decree, injunction, ruling or order of any court or other federal, state, local or other governmental authority, self-regulatory organization or arbitrator outstanding against SPAC, TopCo or the Company. Each of SPAC and TopCo have not received any written communication since August 3, 2020 from any governmental authority or self-regulatory organization that alleges that SPAC or TopCo is not in compliance with any applicable law, rule, regulation or order, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect.

i. As of the date hereof and as of immediately prior to the consummation of the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements and the Business Combination Agreement, the authorized capital stock of SPAC consists of (i) 500,000,000 Class A ordinary shares, (ii) 50,000,000 Class B ordinary shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 34,500,000 Class A ordinary shares of SPAC are issued and outstanding, (B) 8,625,000 Class B ordinary shares of SPAC are issued and outstanding, (C) 17,433,333 warrants to purchase Class A ordinary shares of SPAC, with each such warrant exercisable for one whole Class A ordinary share at a price of $11.50 per share, are issued and outstanding and (D) no preference shares or shares of preferred stock are issued and outstanding. All (1) issued and outstanding Class A ordinary shares and Class B ordinary shares of SPAC have been duly authorized and validly issued, are fully paid and are non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and are not subject to preemptive or other similar rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive or similar rights. Except as set forth above and

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pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any Class A ordinary shares, Class B ordinary shares or other equity interests in SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SPAC has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting of any securities of SPAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Business Combination Agreement.

j. As of the date hereof, the issued and outstanding ordinary shares of SPAC are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “YAC” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, claim, proceeding or investigation pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC, respectively, to prohibit or terminate the listing of SPAC’s ordinary shares on NYSE or to deregister the ordinary shares under the Exchange Act. SPAC has taken no action that is designed to terminate the registration of the ordinary shares under the Exchange Act. Upon consummation of the Closing, the Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on NYSE, and the Shares issued hereunder will be approved for listing on the NYSE, subject to official notice of issuance.

k. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws or in a manner that would otherwise adversely affect reliance by SPAC on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

l. Neither SPAC, TopCo nor any of their subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does SPAC, TopCo or any of their subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

m. There has been no action taken by SPAC, TopCo or, to the knowledge of SPAC or TopCo, as applicable, any officer, director, equityholder, manager, employee, agent or representative of SPAC or TopCo, in each case, acting on behalf of the SPAC or TopCo (as applicable), in violation of any applicable Anti-Corruption Laws (as herein defined), (i) neither SPAC nor TopCo has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) neither SPAC nor TopCo has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iii) neither SPAC nor TopCo has received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.

n. None of SPAC, TopCo nor any of their directors is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of

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Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Each of SPAC and TopCo agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that SPAC or TopCo, as applicable, is permitted to do so under applicable law. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List.

o. Other than the Other Subscription Agreements and the Business Combination Agreement, and any other agreement expressly contemplated by the Business Combination Agreement or described in the SEC Reports, SPAC and TopCo have not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC or TopCo (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of SPAC by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Business Combination Agreement). The Other Subscription Agreements reflect the same Per Share Purchase Price and other terms and conditions with respect to the purchase of Shares that are no more favorable to such investor thereunder than the terms of this Subscription Agreement are to the Investor (other than terms particular to the regulatory requirements of such investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares).

p. TopCo is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

q. Neither SPAC nor TopCo has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned Investor could become liable. Other than the Placement Agents (as defined below), neither SPAC nor TopCo is aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

r. If the Investor is an individual, SPAC and TopCo hereby understand and acknowledge that neither Placement Agent, nor any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Shares to the Investor.

6. Investor Representations and Warranties. The Investor represents and warrants to TopCo and SPAC that:

a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owned of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) the Investor has full investment discretion

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with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A) or any securities laws of the United States or any other jurisdiction. The Investor is not an entity formed for the specific purpose of acquiring the Shares. The Investor further acknowledges that it is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.

b. The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the purchase of the Shares, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. The Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

c. The Investor acknowledges that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto. The Investor acknowledges that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

d. Assuming the accuracy of SPAC’s and TopCo’s representations and warranties in Section 5, the consummation of the transactions contemplated pursuant to this Subscription Agreement, including the Transaction, does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Investor or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Investor or any of its subsidiaries is a party or by which Investor or any of its subsidiaries is bound or to which any of the property or assets of Investor is subject that would reasonably be expected to have a material adverse effect on the ability of the Investor to enter into and timely perform its obligations under this Subscription Agreement (an “Investor Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of Investor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Investor or any of its properties that would reasonably be expected to have an Investor Material Adverse Effect

e. The Investor acknowledges and agrees that the Investor is purchasing the Shares from TopCo. The Investor further acknowledges that there have been no representations or warranties made to the Investor by or on

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behalf of SPAC, TopCo, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations or warranties, of SPAC and TopCo expressly set forth in Section 5 of this Subscription Agreement.

f. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

g. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SPAC, TopCo, the Transaction and the business of the Company and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed, the SEC Reports and other information as the Investor have deemed necessary to make an investment decision with respect to the Shares. However, neither any such inquiries, nor any due diligence investigation conducted by the Investor or any of the Investor’s professional advisors nor anything else contained herein, shall modify, limit, or otherwise affect the Investor’s right to rely on each of SPAC’s and TopCo’s representations and warranties contained in this Subscription Agreement. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information from SPAC and TopCo as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

h. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, TopCo, the Company, Citigroup Global Markets Inc. (“Citi”) and Jefferies LLC (together with Citi, the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC and TopCo contained in Section 5 of this Subscription Agreement, in making its investment decision to invest in TopCo. The Investor acknowledges that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

i. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that, except for the SPAC’s and TopCo’s representations and warranties set forth in Section 5 of this Subscription Agreement, neither SPAC nor the Company has provided any tax or financial advice or any other representation or guarantee regarding the tax

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or financial consequences of the transactions contemplated by the Subscription Agreement or the Transaction. The Investor: will not look to the Placement Agents, any of their respective affiliates or any of them or their control persons, officers, directors or employees for all or part of any such loss or losses the Investor may suffer absent the respective Placement Agent’s or any of their respective affiliates or any of them or their control persons, officers, directors or employees gross negligence, fraud or intentional misconduct; is able to sustain a complete loss on its investment in the Shares; has no need for liquidity with respect to its investment in the Shares; and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

j. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and considered the risks of an investment in the Shares and, assuming the accuracy of SPAC’s and TopCo’s representations and warranties set forth in Section 5 of this Subscription Agreement, determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in TopCo. The Investor acknowledges specifically that a possibility of total loss exists.

k. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and SPAC’s and TopCo’s representations and warranties expressly set forth in Section 5 of this Subscription Agreement. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of either Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SPAC, TopCo, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares. The Investor further acknowledges it has (i) had access to, and an adequate opportunity to review and understand the materials and information made available to it in connection with the Transaction, including financial and other information as it deems necessary to make its decision to purchase the Shares, (ii) been offered the opportunity to ask questions of SPAC and received answers thereto, including on the financial information, as we deemed necessary in connection with our decision to purchase the Shares and (ii) made its own assessment and satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

l. The Investor acknowledges that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. None of the Placement Agents, any of their respective affiliates or any of them or their control persons, officers, directors or employees will have any liability to it or any account for which it is acquiring the Shares, in connection with any purchase of the Shares absent the respective Placement Agent’s or any of their respective affiliates or any of them or their control persons, officers, directors or employees gross negligence, fraud or intentional misconduct.

m. The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made and does not make any representation, express or implied as to SPAC, TopCo, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, (v) may have existing or future business relationships with SPAC, TopCo and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.

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n. The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their respective affiliates or any person acting on their behalf have conducted with respect to the Shares, SPAC, TopCo or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their respective affiliates.

o. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

p. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

q. The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its articles of incorporation, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the legal, valid and binding obligation of SPAC and TopCo, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

r. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”) or on any EU or United Nations sanctions list, or a person or entity subject to sanctions under any OFAC sanctions program, (ii) organized, resident, or located in a country or region subject to comprehensive sanctions administered by OFAC (as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or Venezuela), (iii) 50% or greater owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are described in clauses (i) or (ii) of this paragraph; (iv) a Designated national as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a foreign shell bank (as defined at 31 CFR § 1010.605) or providing banking or correspondent account services directly or indirectly to a foreign shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against lists of sanctioned parties maintained by OFAC, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably

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designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

s. The Investor is acquiring and will hold the Shares “solely for the purpose of passive investment” (as such term is defined at 31 CFR § 800.243).

t. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Shares.

u. The Investor acknowledges that neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to SPAC, TopCo, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SPAC or TopCo. The Placement Agents have not made and do not make any representations as to SPAC, TopCo, the Company or the quality or value of the Shares.

v. The Investor acknowledges that the Placement Agents have not provided any recommendation or investment advice nor have the Placement Agents solicited any action from it with respect to the offer and sale of the Shares and it has consulted with its own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The Investor further acknowledges that, although the Placement Agents may choose to provide certain Regulation Best Interest and Form CRS disclosures or other documentation to it in connection with the offer and sale of the Shares, the Placement Agents are not making a recommendation to participate in the offer and sale of the Shares, or to enter into any purchase agreement or similar document, and nothing set forth in any such disclosure or documents that may be provided to it from time to time is intended to suggest that the Placement Agents are making such a recommendation.

w. The Investor has or has commitments to have and, when required to deliver payment to TopCo pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

x. The Investor acknowledges that Placement Agents may have acquired, or during the term of this Subscription Agreement may acquire, non-public information with respect to SPAC, TopCo, the Target or their respective affiliates, which the Investor agrees, subject to requirements under applicable law, need not be provided to it.

y. The Investor acknowledges that Citigroup Global Markets Inc. (“Citi”) is acting both as placement agent in connection with the offer and sale of the Shares to be issued pursuant to this Transaction and as financial advisor to the Company in connection with the business combination to which the sale of the Shares relates, and that Citi may receive fees both for its placement agent services and financial advisory services. The Investor also acknowledges that (a) Citi is not acting as an underwriter and is not and shall not be construed as a fiduciary for it, SPAC, TopCo, their respective affiliates or any other person or entity in connection with the Transaction; provided, however, that Citi is acting as a financial advisor to the Company, (b) Citi has not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transaction, (c) Citi will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, financial condition or results of operations of SPAC, TopCo, the Company, any of their respective affiliates or the Transaction, and (d) Citi shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or

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disbursements incurred by it, SPAC, TopCo, their respective affiliates or any other person or entity), whether in contract, tort or otherwise, to it, or to any person claiming through it, in respect of the Transaction.

z. The Investor acknowledges that Issuer continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports, and any restatement, revision or other modification of the SEC Reports relating to or arising from such review will be deemed not material for purposes of this Agreement.

Nothing herein is intended to limit the Investor’s ability, subject to compliance with applicable securities laws, to trade in securities of issuers who may be in the same, or a similar, sector as the Target or the SPAC.

7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, TopCo agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Deadline”), it shall file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies TopCo that it will “review” the Registration Statement) and (ii) ten (10) business days after TopCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”). In connection with the foregoing, the Investor shall not be required to execute any lock up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. TopCo agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within 90 days without limitation as to the amount or manner of sale of such securities that may be sold and without the requirement for TopCo to be in compliance with the current public information requirement under Rule 144 or pursuant to any other exemption from registration (the earliest of (i)-(iii), the “End Date”). Prior to the End Date, TopCo shall use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its ownership to TopCo upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. TopCo may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form F-3 at such time after TopCo becomes eligible to use such Form F-3. The Investor acknowledges and agrees that TopCo may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or if such suspension arises out of, or is a result of, or is related to or is in connection with the Statement or related accounting, disclosure or other matters, provided, that, (I) TopCo shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case, in any three hundred sixty (360) day period and (II) TopCo shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. TopCo’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to TopCo such information regarding the Investor, the securities of TopCo held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by TopCo to effect

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the registration of such Shares, and shall execute such documents in connection with such registration as TopCo may reasonably request that are customary of a selling shareholder in similar situations; provided, however, that the Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. Upon the request of the Investor, TopCo will provide a substantially complete draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. Unless otherwise agreed to in writing by the Investor, the Investor shall not be identified as a statutory underwriter in the Registration Statement unless required by the SEC. Notwithstanding the foregoing, if the SEC prevents TopCo from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, TopCo shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. Unless otherwise agreed in writing by the investor, the Investor shall not be identified as a statutory underwriter in the Registration Statement unless requested from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by TopCo to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve TopCo of its obligations to file or effect the Registration Statement set forth in this Section 7.

b.    Prior to the End Date, TopCo shall advise the Investor within three (3) business days (at TopCo’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by TopCo of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(b)(iv) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). Notwithstanding anything to the contrary set forth herein, TopCo shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding TopCo other than to the extent that providing notice to the Investor of the occurrence of the events listed in (i) through (iv) above constitutes material, nonpublic information regarding TopCo. TopCo shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as TopCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, TopCo shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to

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above in clause (iv) and receives notice that any post-effective amendment has become effective or unless otherwise notified by TopCo that it may resume such offers and sales. If so directed by TopCo, the Investor will deliver to TopCo or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

c. TopCo shall use commercially reasonable efforts to file all reports necessary to enable the Investor to resell the Shares pursuant to the Registration Statement. For as long as the Investor holds Shares, TopCo shall use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor). In addition, in connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, within three (3) trading days, TopCo shall have provided all documentation and instruction required for the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares, including without limitation, any volume and manner of sale restrictions, and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends, provided that TopCo and the Transfer Agent have received from the Investor customary representations and other documentation reasonably requested by (and in form reasonably acceptable to) TopCo and the Transfer Agent in connection therewith. Subject to receipt from the Investor by TopCo and the Transfer Agent of customary representations and other documentation reasonably requested by (and in form reasonably acceptable to) TopCo and the Transfer Agent in connection therewith, if required by the Transfer Agent, TopCo shall cause its counsel to deliver an opinion, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that TopCo remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares have been or are about to be sold or transferred (i) pursuant to an effective registration statement, (ii) pursuant to Rule 144, or (iii) under Rule 144(b)(1) or any successor provision without the requirement for TopCo to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, TopCo shall, in accordance with the provisions of this section and within five (5) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. TopCo shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

d. Indemnification.

(i) TopCo agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, officers, stockholders, partners, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and reasonable and documented out of pocket costs and expenses (including, without limitation, any reasonable and documented outside attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) that are caused by or arise out of any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus included in any Registration

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Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information regarding the Investor furnished in writing to TopCo by or on behalf of the Investor expressly for use therein.

(ii) The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, TopCo, its directors, officers, stockholders, partners, employees, agents and each person who controls TopCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out of pocket costs and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of a material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information regarding the Investor so furnished in writing to TopCo by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to (or is not entitled to) assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, stockholder, partner employee, agent, representative, advisor, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, costs and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of

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such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 7(d), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, (x) upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) SPAC’s and TopCo’s notification to the Investor in writing that it has, with the prior written consent of the Company, abandoned its plans to move forward with the Transaction and terminated the Investor’s obligations with respect to the subscription without the delivery of the Shares having occurred, (d) 15 days after the Termination Date (as defined in the Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date other than as a result of a breach of Investor’s obligations hereunder, or (y) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are (i) not satisfied or waived on or prior to the Closing and (ii) not capable of being satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (x) and (y) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such intentional breach. SPAC shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to the escrow agent in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated August 3, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may

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have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares (x) acquired by any means other than pursuant to this Subscription Agreement or (y) currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed in writing with SPAC to not exercise such redemption right.

10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that, upon written notice to SPAC and TopCo, (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to an affiliate or any fund or account advised or managed by the Investor or the same investment manager or investment advisor as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager or investment advisor without the prior consent of the other parties hereto and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares; provided, further, that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no such assignment shall relieve the Investor of its obligations hereunder if any such assignee fails to perform such obligations.

b. SPAC and TopCo may request from the Investor such additional information as SPAC or TopCo may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall as promptly as reasonably practicable provide such information as may reasonably be requested to the extent readily available and to the extent consistent with the Investor’s internal policies and procedures; provided that, each of SPAC and TopCo agree to keep any such information provided by the Investor confidential except (i) as required by applicable federal securities laws or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the applicable regulations of any national securities exchange on which SPAC’s or TopCo’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide TopCo with such requested information, TopCo may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that SPAC and TopCo may file a form of this Subscription Agreement that does not identify the Investor with the SEC as an exhibit to a periodic report or a registration statement of SPAC or TopCo.

c. The Investor acknowledges that SPAC, TopCo, the Company, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, each party hereto agrees to promptly notify the other parties hereto and the Placement Agents if any of their respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 or Section 6, as applicable, above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case such party shall notify the other parties hereto and the Placement Agents if they are no longer accurate in any respect). Each party hereto acknowledges and agrees that each purchase by the Investor of Shares from TopCo will constitute a reaffirmation of the Investor’s acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d. SPAC, TopCo, the Company and the Placement Agents (each of the Company and the Placement Agents as a third party beneficiary with right of enforcement) are each entitled to rely upon this Subscription

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Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SPAC and TopCo set forth in this Subscription Agreement.

e. The Investor hereby acknowledges and agrees that from the date of this Subscription Agreement until the Closing (or the earlier termination of this Subscription Agreement in accordance with its terms), it will not, nor will any person acting at the Investor’s direction or pursuant to any understanding with Investor (including Investor’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Shares or any securities of SPAC or any instrument exchangeable for or convertible into any Shares or any securities of SPAC until the consummation of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). The Investor acknowledges its obligations under the U.S. federal securities laws, including with respect to any applicable restrictions on trading in the Shares or any securities of SPAC. For the avoidance of doubt, this Section 10(e) shall not apply to any sale (including the exercise of any redemption right) of securities of SPAC (x) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (y) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby (including the Investor’s controlled affiliates or affiliates) from entering into any short sales; (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 10(e) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

f. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.

g. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SPAC or TopCo of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

h. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral,

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among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d), Section 8(b), Section 10(c), Section 10(d), Section 10(g), this Section 10(h), the last sentence of Section 10(l) and Section 11 with respect to the persons specifically referenced therein, and Section 6 with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.

i. Except as otherwise expressly provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

j. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

k. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

l. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. For the avoidance of doubt, each of the Placement Agents are third party beneficiaries with rights to enforce Section 4, Section 5, Section 6, Section 10 and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of SPAC or TopCo. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

m. If any change in the number, type or classes of authorized shares of TopCo (including the Shares), other than as expressly contemplated by the Business Combination Agreement or any agreement contemplated by the Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares and the Per Share Purchase Price issued to the Investor shall be appropriately adjusted to reflect such change.

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n. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

o. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan in the City of New York, New York, or the United States District Court for the Southern District of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(o) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(o) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

p. Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, or (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email.

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made or provided by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control

Confidential

persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SPAC and TopCo expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in TopCo. The Investor acknowledges and agrees, other than the statements, representations and warranties of SPAC and TopCo, as applicable, expressly contained in Section 5 of this Subscription Agreement, that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, TopCo, the Company, the Placement Agents or any Non-Party Affiliate concerning SPAC, TopCo, the Company, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, TopCo, the Company, the Placement Agents or any of SPAC’s, TopCo’s, the Company’s or the Placement Agents’ respective controlled affiliates or any family member of the foregoing.

12. Disclosure. SPAC shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of SPAC, the Investor shall not be in possession of any material, non-public information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, neither TopCo nor SPAC shall publicly disclose the name of the Investor, its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, its investment advisor or any of their respective affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, in each case, without the prior written consent of the Investor, except (i) as required by applicable federal securities laws or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by applicable law, at the request of the staff of the SEC or regulatory agency or under the applicable regulations of any national securities exchange on which SPAC’s and/or TopCo’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 12.

13. Certain Tax Matters14. . The parties acknowledge and agree that for U.S. federal income tax purposes, Investor shall be deemed to be the owner of the funds transferred by Investor to any escrow account unless and until such funds are disbursed to TopCo in accordance with the terms of this Subscription Agreement.

[SIGNATURE PAGES FOLLOW]

Confidential

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by TopCo in the Closing Notice.

Confidential

IN WITNESS WHEREOF, SPAC and TopCo have accepted this Subscription Agreement as of the date set forth below.

YUCAIPA ACQUISITION CORPORATION

By:

Name:
Title:

SIGNA SPORTS UNITED B.V.

By:

Name:
Title:

Date:              , 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A. QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B. INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.  ☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2. ☐ We are not a natural person.

Rule 501(a), under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Annex M

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among SIGNA Sports United B.V., a Netherlands private limited liability company, to be renamed to SIGNA Sports United N.V. (the “Company”), Yucaipa Acquisition Corporation, a Cayman Islands exempted company (the “SPAC”), Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”), certain former stockholders of SIGNA Sports United GmbH, a German limited liability company (the “Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders”), Christel Sicé and Yusef Jackson (the “Director Holders”), certain sellers of Mapil Topco Limited, a private company limited by shares incorporated in England and Wales, set forth on Schedule 2 hereto (the “Wiggle Holders”), and the parties set forth on Schedule 3 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Target Holders, the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the SPAC, the Sponsor and the Director Holders are party to that certain Registration and Shareholder Rights Agreement, dated as of August 6, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of June 10, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the SPAC, the Target, the Company, Merger Sub, a Cayman Islands exempted company limited by shares and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and in its capacity as the shareholder representative, Signa International Sports Holding GmbH, pursuant to which, among other things, SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to such merger, will become a subsidiary of the Company, on the terms and subject to the conditions therein (the “Merger”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received ordinary shares in the capital of the Company, with a nominal value of EUR 0.12 per share (the “Ordinary Shares”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders have the right to receive Earnout Shares, as defined in the Merger Agreement (the “Earnout Shares”), in accordance with the terms and conditions set forth in the Merger Agreement;

WHEREAS, on the date hereof, the Wiggle Holders have the right to receive the Ordinary Shares (the “Wiggle Shares”) pursuant to the Wiggle SPA, as defined in the Merger Agreement, and in accordance with Section 2.01(k) of the Merger Agreement;

WHEREAS, on the date hereof, the Investor Stockholders and certain other investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of 30,200,000 Ordinary Shares (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of June 10, 2021, entered into by and between the Company, the SPAC and each of the Investor Stockholders and the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the SPAC and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders (as defined in the Original RRA) in the aggregate of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, the SPAC, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President, any other principal executive officer, or the principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (i) any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities or (ii) any other person or entity with the prior written consent of the Company, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the SPAC’s initial public offering, including any Ordinary Shares issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement, any Investor Shares and any Wiggle Shares); (b) any outstanding Ordinary Shares or any other equity security (including warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Ordinary Shares; (d) any Earnout Shares, and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a conversion, distribution, exchange, reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered to the Holder by the Company; (C) such securities shall have ceased to be outstanding; (D) such securities shall have been sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel (not to exceed $75,000 in the aggregate for each Registration without prior approval of the Company) selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“SEC Statement” shall mean the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies promulgated by the Commission on April 12, 2021 and any subsequent guidance, statements or interpretations issued by the Commission, the Staff or otherwise relating thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC” shall have the meaning given in the Recitals hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Wiggle Holders” shall have the meaning given in the Preamble hereto.

“Wiggle Shares” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. As soon as practicable but no later than thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a

Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of (i) the Sponsor or (ii) a Holder of at least four percent (4.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, the Target Holders, the Investor Stockholders, the Wiggle Holders and the Director Holders for an aggregate of not more than five (5) additional registrations per calendar year pursuant to this Agreement.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder, a Wiggle Holder or a Target Holder (any of the Sponsor, an Investor Stockholder, a Wiggle Holder or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall (i) include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million or (ii) cover all of the remaining Registrable Securities held by the Demanding Holder (each of the circumstances described in (i) and (ii), the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Investor Stockholders, the Wiggle Holders and the Target Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than eight (8) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary

Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown), (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder, a Wiggle Holder or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Wiggle Holders the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Stockholder, a Wiggle Holder, or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder, such Wiggle Holder or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of

Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering relative to the aggregate number of Registrable Securities that all Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven (7) days prior (to the extent notice of an Underwritten Offering has been provided) to and the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their Affiliates) hold at least 5% of the issued and outstanding Ordinary Shares and each of the Company’s directors and executive officers have agreed to a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.3 shall only apply for so long as such Holder (together with its Affiliates) holds at least 5% of the issued and outstanding Ordinary Shares.

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $25 million in the aggregate, net of underwriting discounts and commissions or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least three (3) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown and/or other disposition of Registrable Securities pursuant to a registration statement contemplated herein (to the extent applicable), the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such

Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (i) as may be reasonably requested by (x) the Sponsor or (y) any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or (z) any Underwriter of Registrable Securities or (ii) as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion or negative assurance letter, as applicable, is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, as applicable;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if (i) the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, or (ii) the majority of the Board determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Statement or other accounting matters, or any related disclosure or other matters, then the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) to the extent required by the transfer agent deliver the necessary legal opinions or instruction letters, as applicable, to the transfer agent in connection with the instruction under subclause (a). Following such time as Rule 144 is available, with a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: SIGNA Sports United N.V., Kantsraße 164, 10623, Berlin, Germany, Attention: Tilman Wink; Stefanie Kniepen, or by email: t.wink@signa-sportsunited.com; s.kniepen@signa-

sportsunited.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders, the Investor Stockholders, the Wiggle Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees), (ii) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce or multiply any rights of such Investor Stockholder or such transferees), (iii) each of the Wiggle Holders shall be permitted to transfer its rights hereunder as the Wiggle Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Wiggle Holder (it being understood that no such transfer shall reduce or multiply any rights of such Wiggle Holder or such transferees) and (iv) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT

SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Wiggle Holder so long as such Wiggle Holder and its respective affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Ordinary Shares, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (i) the Third-Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of August 6, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares, (ii) an Investor Stockholder, for so long as such Investor Stockholder and its affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares, (iii) a Wiggle Holder, for so long as such Wiggle Holder and its affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares and (iv) a Target Holder, for so long as such Target Stockholder and its affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor, each Investor Stockholder, each Wiggle Holder and each Target Holder (in each case, so long as such Holder and its affiliates hold at least two percent (2%) of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

5.13 Further Assurances . From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

SIGNA Sports United B.V.
a Netherlands private limited liability company

By:
Name:
Title:

Yucaipa Acquisition Corporation
a Cayman Islands exempted company

By:
Name:
Title:

HOLDERS:

Yucaipa Acquisition Manager, LLC
a Delaware limited liability company

By:
Name:
Title:

[Entity Target Holders] a [•]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

[Individual Target Holders]

[Entity Wiggle Holders] a [•]

By:
Name:
Title:

[Individual Wiggle Holders]

[Individual Investor Stockholder]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

Target Holders

SIGNA International Sports Holdings GmbH

SISH Beteiligung GmbH & Co. KG

AEON Co., Ltd.

Evergrow Luxembourg SCS

R+V Versicherung AG

R+V Lebensversicherung AG

Schedule 2

Wiggle Holders

Bridgepoint Europe IV (Nominees) Limited

Bridgepoint Europe IV ‘A’ L.P.

Bridgepoint Europe IV ‘B’ L.P.

Bridgepoint Europe IV ‘C’ L.P.

Bridgepoint Europe IV ‘D’ L.P.

Bridgepoint Europe IV ‘E’ L.P.

Bridgepoint Europe IV ‘F’ L.P.

Bridgepoint Europe IV ‘G’ LP

Christopher Watson

Michael Cowan

Lola O’Hare

Frank Warwick

Georgina Warwick

George Watson

Margaret (known as Janice) Watson

Sabrina McKeown (née Watson)

Hermes GPE PEC I LP

Stefan Barden

Nicholas Pink

Humphrey Cobbold

Paul James Bolwell

Aidan Fitzpatrick

Schedule 3

Investor Stockholders

Ron Burkle

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [NEWCO] a [Delaware corporation] (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) Ordinary Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [________].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder Its:

Address:

Agreed and Accepted as

of ____________, 20__

[NEWCO]

By:
Name:
Its:

Annex N

FORM OF

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of June 10, 2021, by and among Yucaipa Acquisition Corporation, a Cayman Islands exempted company (the “Company”), SIGNA Sports United B.V., a Dutch private limited liability company, to be converted into a public limited liability Company and renamed Signa Sports United N.V. promptly following the Share Exchange as defined below (“TopCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of August 6, 2020, and filed with the United States Securities and Exchange Commission on August 7, 2020 (including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, the Company has issued and sold (a) 5,993,333 warrants to Yucaipa Acquisition Manager, LLC (collectively, the “Private Placement Warrants”) to purchase the Company’s Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), with each Private Placement Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share, and (b) 11,500,000 warrants as part of units to public investors in a public offering (the “Public Warrants” and together with the Private Placement Warrants the “Warrants”) to purchase Class A Shares, with each whole Public Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the Company, SIGNA Sports United GmbH, a German limited liability company, TopCo, Olympics Merger Sub, a Cayman Islands exempted company (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company, entered into that certain Business Combination Agreement, dated as of June 10, 2021 (the “Business Combination Agreement”);

WHEREAS, on June 10, 2021, pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the “Merger”), with Merger Sub as the surviving company in the Merger (the “Surviving Company”), and immediately following the Merger, TopCo acquired as a contribution in kind on newly issued ordinary shares of TopCo with a par value of EUR 0.12 per share (“TopCo Shares”) all shares of common stock of the Surviving Company that were issued in the Merger (the “Share Exchange” and together with the Merger the “Transaction”) and the Surviving Company became a wholly owned subsidiary of TopCo;

WHEREAS, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Class A Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement);

WHEREAS, TopCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for TopCo Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for TopCo Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby). TopCo consents to payment of the Warrant Price (as defined in the Existing Warrant Agreement) in a currency other than Euro upon an exercise of such warrants for TopCo Shares in accordance with the terms of the Existing Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Yucaipa Acquisition Corporation, a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “Signa Sports United N.V., a public limited liability company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Signa Sports United N.V. rather than to Yucaipa Acquisition Corporation.

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Section 2.2 Reference to TopCo Shares. All references to “Class A ordinary shares” and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “ordinary shares in the capital of TopCo” and “with a par value of EUR 0.12 per share”, respectively. As a result thereof, all references to “Ordinary Shares” in the Existing Warrant Agreement shall be references to TopCo Shares rather than to Class A Shares.

Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Signa Sports United N.V.

Kantsraße 164

10623 Berlin Germany

Attention: Tilman Wink; Stefanie Kniepen

Email: t.wink@signa-sportsunited.com;s.kniepen@signa-sportsunited.com

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, TopCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

YUCAIPA ACQUISITION CORPORATION

By:
Name:
Title:

SIGNA SPORTS UNITED B.V.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]

Annex O

EARNOUT AGREEMENT

This EARNOUT AGREEMENT, effective as of June 10, 2021 (as it may from time to time be amended, this “Agreement”), is entered into by and among SIGNA Sports United B.V., a Dutch private limited liability company, to be converted into a public limited liability company and renamed SIGNA Sports United N.V. promptly following the Share Exchange as defined below (“TopCo”), SIGNA International Sports Holding GmbH, a German limited liability company (the “Holder”) and Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”, together with TopCo and the Holder, the “Parties” and each a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, TopCo is party to that certain Business Combination Agreement, dated as of June 10, 2021, by and among Yucaipa, Olympics Merger Sub., a Cayman Islands exempted company, TopCo, SIGNA Sports United GmbH, a German limited liability company (the “Company”) and the Holder (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Holder is being issued 51,000,000 new ordinary shares of TopCo (the “Earnout Shares”) on and subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

Section 1. Authorization, Issuance; Terms of the Earnout Shares.

A. Authorization of the Earnout Shares. TopCo has duly authorized the issuance of the Earnout Shares to the Holder.

B. Issuance of the Earnout Shares.

(i) At the Closing, as part of the Exchange, TopCo shall issue to the Holder the Earnout Shares.

(ii) The Earnout Shares shall be issued at par and the aggregate nominal value of the Earnout Shares shall be charged against TopCo’s reserves.

(iii) Upon their issuance, the Earnout Shares will be subject to the restrictions set forth in Section 1(D) and Section 1(E) until the earlier of (a) their vesting in accordance with Section 1(C) at which time they will automatically become unrestricted shares, and (b) the completion of the transfer of Unvested Shares (as defined below) in connection with their forfeiture in accordance with Section 1(F).

C. Vesting of Earnout Shares.

(i) The Earnout Shares shall vest as follows:

(a) 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price (as defined below) being greater than $12.50 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within five (5) years after the Closing Date (the “First Trigger Event”);

(b) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $15.00 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within five (5) years after the Closing Date (the “Second Trigger Event”);

(c) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $17.50 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within five (5) years after the Closing Date (the “Third Trigger Event”);

(d) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $20.00 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within five (5) years after the Closing Date (the “Fourth Trigger Event”);

(e) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $22.50 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within five (5) years after the Closing Date (the “Fifth Trigger Event”); and

(f) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $25.00 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within five (5) years after the Closing Date (the “Sixth Trigger Event” and collectively with the First Trigger Event, the Second Trigger Event, the Third Trigger Event, the Fourth Trigger Event and the Fifth Trigger Event, the “Trigger Events”).

(ii) In the event that, within five (5) years after the Closing Date, there occurs any transaction resulting in a Change of Control in which the ordinary shares of TopCo are valued at or above the price thresholds specified in clauses (i)(a) – (f) of this Section 1: (a) the Earnout Shares subject to the applicable price thresholds achieved or exceeded in connection with such Change of Control shall immediately vest and the Holder shall receive the same per share consideration (whether stock, cash or other property) in respect of such Earnout Shares as the other holders of ordinary shares of TopCo participating in such Change of Control; and (b) in the case of any Change of Control Transaction other than a Rollover Change of Control Transaction (as defined below), TopCo shall use commercially reasonably efforts to negotiate and agree in good faith with the acquiror in such Change of Control Transaction an equitable treatment of any Unvested Shares that will not vest in connection with such Change of Control Transaction and shall keep Holder reasonably informed of the status of such negotiations. For the avoidance of doubt, any Change of Control Transaction following which a Person or “group” (within the meaning of Section 13d) of the Exchange Act) of Persons (other than TopCo or any of its Subsidiaries, has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in TopCo or any of its Subsidiaries but less than one hundred percent (100%) (a “Rollover Change of Control Transaction”), then any Unvested Shares that will not vest in connection with such transaction will continue as Unvested Shares on and subject to the terms of this Agreement and will not be forfeited or cancelled.

(iii) As used herein: (A) “Share Price” shall mean the price per Share on the New York Stock Exchange (the “NYSE”) (or any other securities market that the Shares are traded or listed on at such time) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by TopCo and the Holder) as of 4:00 p.m., New York, New York time on the relevant date; and (B) “Change of Control” means any transaction or series of transactions (1) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than TopCo or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in TopCo or any of its Subsidiaries, (2) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (x) the members of the Board of Directors of TopCo immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving corporation is a Subsidiary, the ultimate parent thereof or (y) the voting securities of TopCo or any of its Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving corporation is a Subsidiary, the ultimate parent thereof, or (3) the result of which is a sale of all or substantially all of the assets of TopCo (as appearing in its most recent balance sheet) to any Person.

D. Restrictions on Earnout Shares.

(i) Any Earnout Shares that have not vested in accordance with this Agreement (“Unvested Shares”) shall be subject to the following restrictions:

(a) subject to Section 1(D)(i)(c) below, the Holder shall not vote, or cause to be voted, any Unvested Shares at any general meeting of TopCo or any meeting of shareholders of a specific class of TopCo (a “Shareholder Meeting”);

(b) subject to Section 1(D)(i)(c) below, the Holder shall not exercise, or cause to be exercised, any meeting rights attached to Unvested Shares and shall not register, or cause to be registered, any Unvested Shares to be represented at any Shareholder Meeting;

(c) if any resolution proposed to a Shareholder Meeting is subject to a quorum, or if a qualified majority becomes applicable to any such resolution if a quorum is not represented, then (and only then) shall the Holder be allowed to exercise the meeting rights attached to its Unvested Shares and register its Unvested Shares for such Shareholder Meeting, provided always that the Holder abstains from voting any Unvested Shares;

(d) the Holder shall not be entitled to receive any distribution that is declared or made payable on any Unvested Shares, including dividends, distributions from reserves, distributions from capital reductions or liquidation proceeds, whether in cash, in the form of assets or in the form of TopCo securities (a “Distribution”); and

(e) the Holder shall not exercise, or cause to be exercised, any other rights or entitlements arising from or attached to any Unvested Shares, including the rights under Sections 2:110, 2:111 and 2:114a of the Dutch Civil Code.

(ii) The Holder irrevocably waives any right and entitlement arising from or attached to any Unvested Shares to the maximum extent permitted by applicable law.

(iii) Without prejudice to the foregoing provisions of this Section 1(D), to the extent the Holder receives any proceeds from any Distribution on any Unvested Shares, the Holder shall promptly return such proceeds to the Company.

E. Transfer of Earnout Shares.

(i) The Holder shall not Transfer any Unvested Shares; provided, however, that nothing herein shall prohibit a Transfer of any Unvested Shares to any Approved Transferee (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in writing, reasonably satisfactory in form and substance to TopCo to be bound by all of the terms of this Agreement. Any Transfer of Unvested Shares in violation of this Section 1(E)(i) shall be null and void.

(ii) As used herein: (a) “Transfer” shall mean offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, demerger, tendering into any tender offer, distribution, redemption, repurchase or exchange offer or otherwise); (b) “Approved Transferee” shall mean (1) any Affiliate of TopCo and/or Holder, and (2) any direct or indirect (upstream and/or downstream and/or sidestream) Affiliate of a direct or indirect (including parent, grandparent etc. entities and their respective Affiliates) Affiliate of TopCo and/or Holder; (c) “Affiliate” shall mean (1) any person or legal entity holding a Qualified Shareholding in the relevant person or legal entity and (2) any person or legal entity in which the relevant person or legal entity holds a Qualified Shareholding; and (d) “Qualified Shareholding” shall mean a position holding (1) directly (through one or more intermediaries) alone or together with Affiliates at least 25 percent of the voting rights and/or share capital, or (2) alone or together with other immediate family members (including spouses) the position of founder and/or beneficiary of a trust or private foundation which is a direct or indirect Affiliate of TopCo and/or Holder.

(iii) The books and records of TopCo evidencing the Unvested Shares shall be imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER SET FORTH IN THE EARNOUT AGREEMENT, DATED AS OF JUNE 10, 2021 BY AND

AMONG SIGNA SPORTS UNITED N.V., SIGNA INTERNATIONAL SPORTS HOLDING GMBH AND YUCAIPA ACQUISITION CORPORATION.”

(iv) No later than two (2) Business Days following the date on which any Unvested Shares vest in accordance with this Agreement, TopCo shall remove or cause to be removed the Legend from the books and records of TopCo evidencing any Earnout Shares with respect to which a Trigger Event has occurred.

F. Forfeiture of Earnout Shares. On the fifth (5th) anniversary of the Closing Date, all Unvested Shares shall be cancelled or forfeited and shall promptly be transferred to TopCo for no consideration; provided that, to the extent such transfer is not permitted under applicable law at that time, such transfer shall take place as soon as it is permitted under applicable law. The Holder hereby irrevocably agrees to cooperate with such cancellation, forfeiture or transfer against no consideration.

Section 2. Representations and Warranties of TopCo. As a material inducement to the Holder to enter into this Agreement, TopCo hereby represents and warrants to the Holder that:

A. Organization and Corporate Power. TopCo is a Dutch private limited liability company duly incorporated, validly existing and in good standing under the laws of the Netherlands and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of TopCo. TopCo possesses all requisite corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

B. Authorization; No Breach.

(i) The execution, delivery and performance of this Agreement and the issuance of the Earnout Shares have been duly authorized by all necessary corporate action on the part of TopCo. This Agreement constitutes the valid and binding obligation of TopCo, enforceable in accordance with its terms.

(ii) The execution and delivery by TopCo of this Agreement, the issuance of the Earnout Shares and the fulfillment, of and compliance with, the respective terms hereof and thereof by TopCo, do not and will not as of the Closing Date: (a) result in any breach of any provision of TopCo’s Governing Documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo is a party, (c) violate, or constitute breach under, any Order or applicable Law to which TopCo or any of its properties or assets are bound or (d) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens).

(iii) Title to Securities. Upon issuance in accordance with the terms hereof, the Earnout Shares will be duly authorized, validly issued, fully paid and nonassessable (meaning that a holder of an Earnout Share shall not by reason of merely being such a holder be subject to assessment or calls by TopCo or its creditors for further payment on such Earnout Share). Upon issuance in accordance with the terms hereof, the Holder will have good title to the Earnout Shares, free and clear of all liens, claims and encumbrances of any kind, other than (i) restrictions hereunder, under the Business Combination Agreement (if any) and the other agreements contemplated hereby and thereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Holder.

(iv) Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of TopCo in order to permit TopCo’s execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) such filings with and approvals of the NYSE to permit the Earnout Shares to be listed on the NYSE and (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Holder, taken as a whole.

Section 3. Representations and Warranties of the Holder. As a material inducement to TopCo entering into this Agreement and issuing the Earnout Shares to the Holder, the Holder hereby represents and warrants to TopCo that:

A. Organization and Requisite Authority. The Holder is a German limited liability company that has been duly formed and is validly existing under the laws of the Federal Republic of Germany. The Holder is qualified to do business in every jurisdiction in which the Holder does business and where the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Holder. The Holder possesses all requisite corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

B. Authorization; No Breach.

(i) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Holder. This Agreement constitutes the valid and binding obligation of the Holder, enforceable in accordance with its terms.

(ii) The execution and delivery by the Holder of this Agreement and the fulfillment of, and compliance with, the terms hereof by the Holder, do not and will not as of the Closing Date: (a) result in any breach of any provision of the Holder’s Governing Documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which the Holder is a party, (c) violate, or constitute a breach under, any Order or applicable Law to which the Holder or any of its properties or assets are bound or (d) result in the creation of any Lien upon any of the Holder’s assets or properties (other than any Permitted Liens).

C. Investment Representations.

(i) The Holder is acquiring the Earnout Shares for the Holder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act (as defined below).

(ii) The Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D.

(iii) The Holder understands that the Earnout Shares are being offered and will be sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that TopCo is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations and warranties of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire such Earnout Shares.

(iv) The Holder did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(v) The Holder has been furnished with all materials relating to the business, finances and operations of TopCo and materials relating to the offer of the Earnout Shares which have been requested by the Holder. The Holder has been afforded the opportunity to ask questions of the executive officers and directors of TopCo. The Holder understands that its investment in the Earnout Shares involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Earnout Shares.

(vi) The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Earnout Shares or the fairness or suitability of the investment in the Earnout Shares by the Holder nor have such authorities passed upon or endorsed the merits of the offering of the Earnout Shares.

(vii) The Holder understands that: (a) the Earnout Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless the Earnout Shares are (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) neither TopCo nor any other person is under any obligation to register the Earnout Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, except as provided in that certain Amended and Restated Registration Rights Agreement to be entered into on or about the Closing Date by and among TopCo and the other parties identified therein.

(viii) The Holder has knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies such as TopCo, is capable of evaluating the merits and risks of an investment in the Earnout Shares and is able to bear the economic risk of an investment in the Earnout Shares in the amount contemplated hereunder for an indefinite period of time. The Holder has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Earnout Shares. The Holder can afford a complete loss of its investments in the Earnout Shares.

Section 4. Termination.

A. This Agreement shall terminate on the earlier of (a) the termination of the Business Combination Agreement, (b) the date on which the parties hereto mutually agree in writing to terminate this Agreement and (c) June 10, 2026; provided that, if the Holder holds Unvested Shares upon the termination of this Agreement, Sections 1(D) through (F) and Section 5 shall survive the termination of this Agreement until the forfeiture of those Unvested Shares as contemplated by Section 1(F) has been completed in accordance with that provision.

Section 5. Miscellaneous.

A. Assignment. Except pursuant to Section 1(E)(i) or as otherwise contemplated by the Business Combination Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party (whether by operation of law, merger or otherwise) without the prior written consent of each other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 5(A) shall be void.

B. Governing Law; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(ii) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 5(B).

(iii) THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT,

TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(B).

C. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:

(i)	if to TopCo, to:

SIGNA Sports United B.V.

Kantsraße 164

10623 Berlin

Germany

Attn: Tilman Wink; Stefanie Kniepen

Email: t.wink@signa-sportsunited.com;s.kniepen@signa-sportsunited.com

(ii)	if to Holder, to:

SIGNA International Sports Holding GmbH

Maximiliansplatz 12 · 80333 München, Germany

Attn: Wolfram Keil

Email: w.keil@signa.de

(iii)	if to Yucaipa, to:

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

Attn: Robert P. Bermingham

Email: legal@yucaipaco.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: David B. Feirstein, P.C., Marshall P. Shaffer, P.C., Christian O. Nagler

Email: david.feirstein@kirkland.com, marshall.shaffer@kirkland.com, cnagler@kirkland.com

D. Further Assurances. Subject to the terms and conditions of this Agreement, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s reasonable request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby.

E. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

F. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement.

G. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

H. Amendment and Waivers. This Agreement may be amended or modified only by a written agreement executed and delivered by the parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 6(H) shall be void, ab initio.

I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

J. Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

K. Enforcement1.1.1 . The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 6(K) shall not be required to provide any bond or other security in connection with any such injunction. In addition to any right to claim for damages and the right to claim an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement, in the event of a breach of by the Holder of any of the obligations and restrictions set out in

Sections 1 (D), (E), and/or (F), the Holder shall, without any further action being required, (i) immediately following the expiry of the cure period referenced below pay an amount equal to USD 4,000,000 per breach, to be increased by USD 100,000 for each day such breach continues, as a penalty (and not in lieu of damages) to TopCo until such time as the Unvested Shares are cancelled (and Topco shall use commercially reasonable efforts to cancel such Unvested Shares as promptly as practicable), and (ii) be obliged to cooperate with a cancellation of the Unvested Shares, or a prompt transfer of such Unvested Shares to TopCo for no consideration, each without prejudice to any other rights or remedies available to TopCo; provided, that such remedies shall only apply with respect to a breach in the event that TopCo has delivered written notice to the Holder of such breach and the Holder has not cured such breach within thirty (30) calendar days after written notice thereof has been received by the Holder.

L. Proxy. For the purpose of Section 1 (F) and Section 5 (K), the Holder hereby severally, irrevocably and unconditionally appoints TopCo, with full power of substitution, as its duly appointed attorney with the power to do all such things (including the granting of a power of attorney and the execution of a notarial deed of transfer and other documents) as may be necessary or useful to effect any transfer of Unvested Shares (in whole or in part), for the event that the Holder is obligated to cooperate with the cancelation, or transfer its Unvested Shares (in whole or in part) pursuant to any of the aforementioned Sections and fails to do so at the proposed transfer date. The Holder declares that all acts and things validly and lawfully done by TopCo (or its substitute) in exercising the powers conferred on it under this Section will be as good and valid as if they had been done by the Holder itself and that, to the extent that this is not the case, the Holder agrees to ratify and confirm whatever is validly and lawfully done by TopCo (or its substitute) in exercising such powers.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

TOPCO:

SIGNA Sports United B.V.

By:
Name: Stephan Zoll
Title: Board Member

HOLDER:

SIGNA International Sports Holding GmbH

By:
Name: Wolfram Keil
Title: Managing Director

YUCAIPA:

Yucaipa Acquisition Corporation

By:
Name: Title:

[Signature Page to Earnout Agreement]

Annex P

Confidential

SHAREHOLDERS’ UNDERTAKING

relating to

the Business Combination of

SIGNA Sports United GmbH, Munich, Germany with Yucaipa Acquisition

Corporation

Shareholders’ Undertaking relating to the Business Combination of SIGNA Sports

United GmbH, Munich, Germany, with Yucaipa Acquisition Corporation

(the “Agreement”)

by and between

(1)

SIGNA Sports United GmbH, a company with limited liability under the laws of the Federal Republic of Germany with registered seat in Munich, Germany, registered with the Commercial Register of the Local Court of Munich under HRB 241442, with business address at Kantstr. 164, Upper West, 10623 Berlin, Germany,

– hereinafter referred to as “SSU” or the “Company” –

(2)

SIGNA International Sports Holding GmbH, a company with limited liability under the laws of the Federal Republic of Germany with registered seat in Munich, Germany, registered with the Commercial Register of the Local Court of Munich under HRB 206325, with business address at Maximiliansplatz 12, 80333 Munich, Germany,

– hereinafter referred to as “SISH” –

(3)

SISH Beteiligung GmbH & Co. KG, a partnership under the laws of the Federal Republic of Germany with registered seat in Munich, Germany, registered with the Commercial Register of the Local Court of Munich under HRA 113611, with business address at Maximiliansplatz 12, 80333 Munich, Germany,

– hereinafter referred to as “SISH KG” –

(4)

AEON Co., Ltd., a publicly traded stock corporation under the laws of Japan with registered seat in Chiba, Japan, registered with the company register of Japan under no. 0400-01-003380, with business address at 1-5-1 Nakase Mihama-ku, 261-8515 Chiba, Japan,

– hereinafter referred to as “AEON” –

(5)	Evergrow Luxembourg SCS, a Luxembourg law governed partnership, having its registered office at 43, Avenue John F. Kennedy, L-1855 Luxembourg and registered with the R.C.S. Luxembourg under B249903,

– hereinafter referred to as “Evergrow” –

(6)

R+V Versicherung AG, a stock corporation under the laws of the Federal Republic of Germany with registered seat in Wiesbaden, Germany, registered with the Commercial Register of the Local Court of Wiesbaden under HRB 7934, with business address at Raiffeisenplatz 1, 65189 Wiesbaden, Germany,

– hereinafter referred to as “RVV” –

(7)

R+V Lebensversicherung Aktiengesellschaft, a stock corporation under the laws of the Federal Republic of Germany with registered seat in Wiesbaden, Germany, registered with the Commercial Register of the Local Court of Wiesbaden under HRB 7629, with business address at Raiffeisenplatz 1, 65189 Wiesbaden, Germany,

– hereinafter referred to as “RVLV”,

and together with SISH, SISH KG, AEON, Evergrow and RVV

hereinafter referred to as “Initial Shareholders” –

(8)

INGBE Stiftung, a foundation (Stiftung) under the laws of Liechtenstein with registered seat in Vaduz, Liechtenstein, registered with the commercial register of Liechtenstein under registration no. FL-0002.485.176-0, with business address at c/o/ Domar Treuhand-und Verwaltungs-Anstalt, Heiligkreuz 6, 9490 Vaduz, Liechtenstein,

– hereinafter referred to as “INGBE” –

(9)

Arrow Holding AG, a stock corporation under the laws of Switzerland with registered seat in St. Moritz, Switzerland, registered with the commercial register office of the canton Graubünden, Switzerland, under registration no. CHE 109.048.918, with business address at c/o RBT AG Plazza dal Mulin 6, 7500 St. Moritz, Switzerland,

– hereinafter referred to as “Arrow Holding” –

(10)

Guardians Invest AG, a stock corporation under the laws of Switzerland with registered seat in Engelberg, Switzerland, registered with the commercial register office of the canton Obwalden, Switzerland, under registration no. CHE-350.352.632, with business address at Alpstrasse 9, 6390 Engelberg, Switzerland,

– hereinafter referred to as “Guardians Invest”

and together with, INGBE, Arrow Holding, Bayerische Beamten

Lebensversicherung a.G. (“BBL”) and RSI SCS, SICAV-RAIF (“RAG-S”)

hereinafter referred to as “Convertible Loan Lenders” –

(11)	Michael Benner, born 6 September 1974, residing in Friedberg, Germany,

(12)	Jennifer Geiß (née Bürkle), born 5 August 1984, residing in Stuttgart, Germany,

(13)	Kai Ehlers, born 9 February 1980, residing in Stuttgart, Germany,

(14)	Bernd Humke, born 12 August 1971, residing in Hamburg, Germany,

(15)	Markus Knöller, born 31 August 1982, residing in Stuttgart, Germany,

(16)	René Marius Köhler, born 18 August 1982, residing in Stuttgart, Germany,

(17)	Stefan Ladusch, born 25 December 1979, residing in Kernen, Germany,

(18)	Katrin Langenfeld, born 22 February 1980, residing in Stuttgart, Germany,

(19)	David Langlade, born 12 September 1981, residing in Saint-Martin-la-Plaine, France,

(20)	Herbert Luik, born 29 September 1968, residing in Esslingen am Neckar, Germany,

(21)	Nils Pollex, born 8 June 1977, residing in Stuttgart, Germany,

(22)	Landri Ribeiro, born 6 August 1982, residing in Montceau, France,

(23)	Axel Rosenlöcher, born 23 March 1978, residing in Stuttgart, Germany,

(24)	Jörg Schaible, born 11 May 1984, residing in Stuttgart, Germany,

(25)	Thomas Spengler, born 14 April 1983, residing in Stuttgart, Germany,

(26)	Ulrich Spies, born 2 March 1983, residing in Stuttgart, Germany,

(27)	André Vollmer (née Gsell), born 23 December 1985, residing in Stuttgart, Germany,

(28)	Burkhard Wagner, born 1 November 1980, residing in Stuttgart, Germany,

(29)	Philipp Wiedmaier, born 19 August 1981, residing in Leinfelden-Echterdingen, Germany,

(30)	Markus Winter, born 8 September 1980, residing in Berlin, Germany,

(31)	Sabine Zwick, born 22 September 1982, residing in Filderstadt, Germany,

(32)

Rochon Holding SAS, a simplified stock corporation under the laws of France with registered seat in Jonzieux, registered with the commercial register of Saint-Etienne under 824 584 742, with business address Rue de la Tourette, Leudit Vazille, 42660 Jonzieux, France,

(33)	Christian Miele, born 17 January 1975, residing in Gütersloh, Germany,

(34)	Sascha Beyer, born 17 August 1969, residing in Kempen, Germany,

and

(35)	Yucaipa Acquisition Corporation, a Cayman Islands exempted company, with business address at 9130 West Sunset Boulevard, Los Angeles, California 90069, United States of America,

– hereinafter referred to as “Yucaipa” –

The parties set forth under nos. (12) – (34) are hereinafter referred to as “Minority Shareholders”. The parties set forth under nos. (1) – (35) above, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

1	Defined Terms	P-9

2	Undertakings of the Shareholders	P-9

3	Additional Undertakings of the Future Shareholders	P-10

4	Undertaking of the Company	P-11

5	Undertaking of SISH and SISH KG	P-11

6	Costs and Expenses	P-11

7	No Assignment of Rights and Obligations	P-11

8	Term of this Agreement; Termination of Prior Agreements	P-11

9	Confidentiality	P-12

10	Representations and Warranties; Liability	P-12

11	Miscellaneous	P-13

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement

Exhibit B	Minority Shareholdings

Exhibit C	Cap Table

Exhibit D	Forms of Power of Attorney (German)

Exhibit E	Forms of Power of Attorney (Dutch)

Exhibit F	Disclosures

Exhibit G	Notices

Preamble

(A)

The Initial Shareholders are the sole shareholders of SSU as of the date of this Agreement. SSU is active in the sports commerce and tech platform business focusing on the bike, tennis, outdoor and team sports sector.

(B)

SSU intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Yucaipa, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (J) below.

(C)

On or around the date of this Agreement, SISH and SSU will enter into a business combination agreement with Yucaipa and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(D)

SIGNA Sport Online GmbH, SIGNA AppVentures GmbH, Tennis-Point GmbH and Score Invest SAS are, among others, certain subsidiaries of SSU. The Minority Shareholders hold certain direct or, through SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG as pooling vehicle (the “Pooling Vehicle”), indirect minority interests in such SSU subsidiaries as set forth in Exhibit B (the “Minority Shareholdings”). Pursuant to certain agreements entered into by the Minority Shareholders with inter alios SISH and the Company (the “Roll-Up Agreements”) prior to the date hereof, the Minority Shareholders have agreed and undertaken, after signing of the BCA and prior to the Share Exchange, to contribute the Minority Shareholdings to SSU against issuance of new shares in SSU to the Minority Shareholders by way of a capital increase in kind of the share capital of SSU (the “Roll-up”). Prior to such Roll-up, the Pooling Vehicle shall be dissolved and the Company Shares held by the Pooling Vehicle on behalf of the Minority Shareholders shall be transferred to the respective Minority Shareholders (the “Dissolution”) and such transferred Company Shares will also be subject to the Roll-up. The Roll-up shall be completed after signing of the BCA and in any event in advance of the Share Exchange.

(E)

The Company, as borrower, entered into a EUR 50,000,000 convertible loan agreement with SISH, as original lender, on 20 December 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “SISH Convertible Loan Agreement”). Under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 14 December 2020 (notarial roll of deeds no. 348/2020 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to BBL in a partial amount of EUR 10,000,000 (plus accrued interest) whereby BBL has the right to transfer its rights and obligations relating to such portion of the SISH Convertible Loan Agreement to either or both of BL die Bayerische Lebensversicherung AG and BA die Bayerische Lebensversicherung AG, in each case, in a minimum denomination of at least EUR 5,000,000. As of the date of this Agreement, BBL has not made use of such right. In addition, under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 20 January 2021 (notarial roll of deeds no. 16/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to INGBE in a partial amount of EUR 40,000,000 (plus accrued interest) and, under two certain purchase and contractual assignment agreements (Vertragsübernahme) dated 16 March 2021 (notarial roll of deeds no. 82/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), was subsequently transferred and assigned from INGBE to each of Arrow Holding and Guardians Invest in a partial amount of EUR 5,000,000 each (plus accrued interest).

(F)

SSU, as borrower, entered into a EUR 25,000,000 convertible loan agreement with RAG-S (formerly: RAG-S Lending SCS, SICAV RAIF), as original lender, on 20 December 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “RAG-S Convertible Loan Agreement”, and together with the SISH Convertible Loan Agreement, the “Convertible Loan Agreements”).

(G)

Pursuant to certain irrevocable commitments entered into by the Convertible Loan Lenders with SISH on or prior to the date hereof, the Convertible Loan Lenders have agreed and undertaken, after signing of the BCA and prior to closing of the Business Combination, to convert the entire loan amount granted to SSU under the Convertible Loan Agreements (plus accrued interest) into new common shares in SSU, in the nominal amount of EUR 1.00 per share, by way of a capital increase in kind of the share capital of SSU (the “Conversion”). The Conversion shall be completed sufficiently in advance of the Business Combination.

(H)

Upon the occurrence of the Roll-up and the Conversion, the Minority Shareholders and the Convertible Loan Lenders, respectively, will become shareholders of SSU (the “Future Shareholders”, and together with the Initial Shareholders, the “Shareholders”).

(I)

SISH, with the participation of SSU, has entered into certain investment agreements with the SSU minority shareholders, i.e. (i) with AEON on 20 December 2018 (notarial roll of deeds no. 420/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), (ii) with Evergrow Asia Ltd. under participation of Harng Central Department Store Ltd. on 20 December 2018 (notarial roll of deeds no. 422/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) and (iii) with RVV and RVLV on 16 September 2019 (notarial roll of deeds no. 296/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), each as amended (collectively, the “Investment Agreements”). The Investment Agreements provide that any transfer restrictions pursuant to the respective Investment Agreements (e.g., among others, lock-ups, tag-along rights, drag-along rights, rights of first refusal as well as call and put options) shall not apply to any transfer of Company Shares in the course or after the so-called De-SPAC transaction. Such transfer restrictions also do not continue to apply with regards to the TopCo Shares (as defined below) following the implementation of the Transaction (as defined below) and the TopCo Shares are not subject to any transfer restrictions. This paragraph, for the avoidance of doubt, does not limit the rights arising from the respective Investment Agreements regarding the internal relationship between the parties of the respective Investment Agreements.

(J)

Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i) all of the Shareholders agree not to sell and/or transfer to any third party any of their respective (A) shares held in the Company (“Company Shares”), (B) prior to the Roll-up, Minority Shareholdings, or (C) prior to the Conversion, loan amounts and accrued interest under the Convertible Loan Agreements, as applicable, and will contribute their Company Shares (including, for the avoidance of doubt, such Company Shares issued upon the occurrence of the Conversion and the Roll-Up, as applicable) to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”), substantially on the basis of the exchange ratio as set forth in the cap table attached hereto as Exhibit C (the “Cap Table”, which also illustrates the shareholdings after the implementation of the Business Combination, the Conversion and the Roll-up and, accordingly, all Company Shares (including such Company Shares received by the Future Shareholders in connection with the Conversion and the Roll-up) will be exchanged for TopCo Shares as contemplated hereby) (the “Share Exchange”);

(ii) Yucaipa will merge into a newly formed and wholly owned subsidiary of TopCo, incorporated as a Cayman Islands exempted company, (“Merger Sub”) with the Merger Sub surviving the merger and the shareholders of Yucaipa receiving Class A ordinary shares in Merger Sub through an exchange agent who will contribute such shares to TopCo against issuance of TopCo Shares in exchange for the shares in Merger Sub;

(iii) as provided in Section 4.5 of that certain Warrant Agreement, dated as of 6 August 2020, by and between Yucaipa and Continental Stock Transfer & Trust Company, after giving effect to the Business

Combination, the warrants in Yucaipa will no longer be exercisable for shares in Yucaipa but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares;

(iv) certain investors will have, concurrently with the execution of the BCA, agreed to subscribe for and purchase a certain number of TopCo Shares in exchange for contribution of a cash amount on the “Closing Date” (as such term is defined in the BCA), immediately after the consummation of the merger set forth in clause (ii) above (the Roll-up, the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) above and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transaction”); and

(v) on or about the Closing Date, the TopCo Shares will be listed on the NYSE. The (pre-closing) equity valuation of SSU, on the basis of which the Transaction is to be consummated, is USD 2,461,891,680 (the “SSU Equity Value“) (as further set forth in the Cap Table).

(K)	It is in the Shareholders’ interest that the Transaction, including for the avoidance of doubt the Conversion and the Roll-up, is implemented substantially as described above and in the BCA.

(L)

In order to facilitate the implementation of the Transaction each of the Initial Shareholders, Convertible Loan Lenders and Minority Shareholders has (i), prior to the date hereof, duly executed and delivered powers of attorney to SISH or to another recipient of their choice, substantially in the form attached hereto as Exhibit D and has (ii) duly executed and delivered or will duly execute and deliver powers of attorney to NautaDutilh N.V. or another recipient of their choice, substantially in the form attached hereto as Exhibit E, or in the form of a sub-power of attorney with the respective scope, respectively, permitting the respective authorized person (i) to execute and deliver any agreements to which such Shareholder is a party to in connection with the Transaction (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed, each such term as defined in the BCA), (ii) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the “Transaction Documents” (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (iii) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Share Exchange and (iv) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1	Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2	Undertakings of the Shareholders

2.1

Each of the Shareholders which is a Party hereby irrevocably and unconditionally undertakes and agrees, subject to the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa, and in each case to the extent legally possible and permissible

2.1.1

to fully support the Transaction and to implement the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which such Shareholders’ support or participation is required or appropriate, and in particular, without limitation, to

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)	if and when shareholders’ meetings of the Company are held, appear at such meetings and cause the Company Shares to be counted as present thereat for the purpose of establishing a quorum;

(d)

participate in shareholders’ meetings of the Company and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, each Shareholder shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange (the “Shareholder Resolutions”);

(e)

to cause and instruct the members of the advisory board of the Company to vote in favor of all consents and approvals required by the advisory board to support and implement the Transaction and the transactions contemplated under and as set forth in the BCA and the other Transaction Documents; and

(f)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company;

2.1.2

to omit any actions which could be of detriment for the Transaction or the implementation of the transactions contemplated under and as set forth in the BCA and the other Transaction Documents, in particular, without limitation, (i) except for the Share Exchange, not to transfer the Company Shares held by such Shareholder and (ii) not to withdraw (or request withdrawal) from this Agreement;

2.1.3

to vote or cause to be voted all of such Shareholder’s Company Shares against any resolution that (i) would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transactions in any way, (ii) would result in the failure of any condition set forth in Article X of the BCA to be satisfied or (iii) result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement; and

2.1.4	to, in particular, contribute its respective Company Shares to TopCo in exchange for TopCo Shares substantially in accordance with the Cap Table and the exchange ratio as set forth therein.

2.2

The undertakings and agreements set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of the Future Shareholders, except if and as required for the implementation of the Roll-up and the Conversion.

2.3	The undertakings and agreements pursuant to Section 2.1 of

2.3.1

the Future Shareholders which are a Party shall be subject to the condition precedent (aufschiebende Bedingung) of the effectiveness of the Conversion and the Roll-up and the Future Shareholders becoming shareholders of SSU and owning Company Shares; and

2.3.2

the Shareholders which are a Party shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH.

3	Additional Undertakings of the Future Shareholders

Subject to the BCA being entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH,

3.1

each Convertible Loan Lender which is a Party hereby irrevocably and unconditionally undertakes and agrees vis-à-vis the Company and Yucaipa not to sell, transfer and/or assign its respective rights and obligations under the respective Convertible Loan Agreement; and

3.2

each Minority Shareholder hereby irrevocably and unconditionally undertakes and agrees, vis-à-vis the Company and Yucaipa not to sell, transfer and/or assign its Minority Shareholdings held by each Minority Shareholder other than for purposes of the Roll-Up.

4	Undertaking of the Company

Subject to the BCA being entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH, the Company vis-à-vis Yucaipa hereby irrevocably and unconditionally undertakes to implement the Dissolution and undertakes and agrees to do any acts, measures, make and accept any and all declarations and give any instructions (in particular instructions to the managing directors of the Pooling Vehicles’ general partner) to fully implement and support the Dissolution.

5	Undertaking of SISH and SISH KG

5.1

SISH KG as seller and Harng Central Department Store Limited (“Harng Central”) as investor entered into a call option agreement (Kaufoptionsvertrag) dated 13 April 2021 (notarial roll of deeds no. F2243/2021 by public notary Dr. Sebastian Franck, Munich) pursuant to which Harng Central has a certain call option right in relation to certain Company Shares owned by SISH KG as further specified in such agreement and Evergrow as seller and SIGNA Retail Luxury Holding GmbH entered into a call option agreement (Kaufoptionsvertrag) dated 17 December 2020 (notarial roll of deeds no. F6895/2020 by public notary Dr. Sebastian Franck, Munich) pursuant to which SIGNA Retail Luxury Holding GmbH has a certain call option right in relation to certain Company Shares owned by Evergrow as further specified in such agreement (“Reciprocal Call Option Agreements”).

5.2

SISH and SISH KG, vis-à-vis Yucaipa, hereby irrevocably and unconditionally procure and undertake to do any acts, measures, enter into any agreements and/or make and accept any and all declarations and, to the extent legally permissible, give any instructions to their affiliated entities which are required and necessary to ensure or otherwise ensure that the Company Shares which are subject to the Reciprocal Call Options are contributed to TopCo in exchange for TopCo Shares.

6	Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transaction (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs. The notarial costs for the recording of this Agreement and its exhibits shall be borne by the Company.

7	No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering party for its obligations arising out of this Agreement.

8	Term of this Agreement; Termination of Prior Agreements

8.1

This Agreement shall have effect as from the date of its notarization by each Party up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA or (iv) with respect to the Minority Shareholders, RVV and RVLV, December 31, 2021 (24:00 hrs); a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

8.2

The termination of this Agreement in accordance with Section 8.1 shall be without prejudice to any claims against a Shareholder that is in breach of this Agreement in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Yucaipa shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against such

Shareholder notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Yucaipa have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

8.3

Subject to the other terms and conditions hereof (including the undertakings and agreements set forth in Section 2), if one Party other than Yucaipa terminates this Agreement for any reason this Agreement shall be continued by the remaining Parties. If Yucaipa terminates this Agreement for any reason this Agreement shall be terminated between all Parties.

9	Confidentiality

None of the Shareholders which are a Party, nor any of their respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Yucaipa (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Yucaipa prior to announcement or issuance.

10	Representations and Warranties; Liability

10.1

Each Shareholder which is a Party hereby warrants as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa by way of an independent warranty that,

10.1.1	with respect to the Initial Shareholders, upon execution of this Agreement on the date of its notarization by such Shareholder; and,

10.1.2	with respect to the Future Shareholders, after occurrence and full consummation of the respective Conversion or the Roll-up as set out in the Cap Table (as supplemented)

and immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to him, her or it (and not for the avoidance of doubt any other Shareholder) and the Company Shares held by him, her or it:

10.1.3

Ownership. Each Shareholder has (i) legal and beneficial ownership of, (ii) good and valid title to and (iii) full and exclusive power to vote with, in each case, the Company Shares set forth next to its name on the Cap Table (as supplemented). Each of its Company Shares have been fully paid in and not been repaid. Other than this Agreement, the BCA, the other Transaction Documents and the agreements and documents set forth in Exhibit F, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating the Shareholder to transfer or cause to be transferred to any person other than TopCo any of its Company Shares, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Company Shares, (c) such Shareholder is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shareholder’s Company Shares, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on such Shareholder’s Company Shares, (e) the Shareholder’s Company Shares are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) the Shareholder’s Company Shares are not subject to any trust agreements or sub-participations. Except as substantially set forth in the Cap Table, the Shareholder does not hold any Equity Interests (as such term is defined in the BCA) in the Company or its subsidiaries.

10.1.4

Authority; Enforceability. Each Shareholder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against the Shareholder in accordance with its terms.

10.1.5

No Violation. The execution, delivery and performance of this Agreement by each Shareholder will not (i) violate any provision of any law applicable to such Shareholder or any of its Company Shares; (ii) violate any order, judgment or decree applicable to such Shareholder or any of its Company Shares; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which a Shareholder is a party or by which or any of its Company Shares are bound; except where, in each of the cases (i) through (iv), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Shareholder’s ownership of its Company Shares or (b) a material adverse effect on the ability of such Shareholder to satisfy or perform any of such Shareholder’s covenants and obligations hereunder.

10.1.6

Consents and Approvals. The execution and delivery by each Shareholder of this Agreement does not, and the performance of such Shareholder’s covenants and obligations hereunder do not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

10.1.7

Litigation. There is no proceeding pending or threatened against such Shareholder or its Company Shares which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Shareholder’s ownership of its Company Shares or (ii) a material adverse effect on the ability of such Shareholder to perform any of such Shareholder’s covenants and obligations hereunder.

10.2

Any and all obligations of each Shareholder under this Agreement shall be undertaken by such Shareholder solely as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the respective Company Shares held by such Shareholder. A Shareholder shall in no event be liable for any damages to the extent arising out of another Shareholder not complying with the obligations under this Agreement. No Shareholder guarantees compliance by any other Shareholder with the undertakings and agreements under this Agreement.

10.3

Each Shareholder’s liability for any and all claims of TopCo and Yucaipa under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Shareholder’s pro rata participation (based on the ratio of its participation in the share capital of SSU immediately prior to the Share Exchange) in the SSU Equity Value.

10.4	The claims of TopCo and Yucaipa under or in connection with this Section 8 shall become time-barred five (5) years after the date of notarization of this Agreement.

11	Miscellaneous

11.1

This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for the Roll-Up Agreements and the respective cooperation and consent agreement entered into between SISH and each Shareholder and any further agreements entered into in connection with the Transaction.

11.2

The Parties agree that, in case RVV and RVLV receive an administrative order (Verwaltungsakt) from the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or from another competent European or German regulatory authority to transfer the Company Shares held by

RVV and/ or RVLV under mandatory European and/ or German insurance laws and regulations, RVV and RVLV may transfer the Company Shares to a third party transferee, provided that such third party transferee shall assume all of RVV’s and RVLV’s obligations, respectively, under and shall accede to this Agreement.

11.3

Any notice or other declaration to be given to any Shareholder (i) in his, her or its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit G. The Shareholders which are a Party shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

11.4

All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.5	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

11.6

Amendments, additions or modifications to this Agreement, including this Section 10.6, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Yucaipa.

11.7

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 10.7 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

11.8

This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

11.9

English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

11.10	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Munich.

Exhibit A

Business Combination Agreement

Exhibit B

Minority Shareholdings

Exhibit C

Cap Table

Exhibit D

Form of Power of Attorney (German)

Exhibit E

Form of Power of Attorney (Dutch)

EXHIBIT F

DISCLOSURES

Exhibit G

Notices

Annex Q

Confidential

SHAREHOLDERS’ UNDERTAKING

relating to

the Business Combination of

SIGNA Sports United GmbH, Munich, Germany with Yucaipa Acquisition Corporation

Shareholders’ Undertaking relating to the Business Combination of SIGNA Sports United GmbH, Munich, Germany, with Yucaipa Acquisition Corporation

(the “Agreement”)

by and between

(1)

SIGNA Sports United GmbH, a company with limited liability under the laws of the Federal Republic of Germany with registered seat in Munich, Germany, registered with the Commercial Register of the Local Court of Munich under HRB 241442, with business address at Kantstr. 164, Upper West, 10623 Berlin, Germany,

– hereinafter referred to as “SSU” or the “Company” –

(2)

RSI S.C.S, SICAV-RAIF (formerly: RAG-S LENDING S.C.S, SICAV-RAIF), a simple limited partnership (Société en commandite simple) under the laws of Luxembourg with registered seat in 6B, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg, registered with the commercial and company register of Luxembourg under B229717, solely acting on behalf and for the account of compartment RSI Growth Capital

– hereinafter referred to as “RAG-S” –

and

(3)	Yucaipa Acquisition Corporation, a Cayman Islands exempted company, with business address at 9130 West Sunset Boulevard, Los Angeles, California 90069, United States of America,

– hereinafter referred to as “Yucaipa” –

SSU, RAG-S and Yucaipa, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

1	Defined Terms	Q-7

2	Undertakings of the Shareholders	Q-7

3	Additional Undertakings of the Future Shareholders	Q-9

4	Costs and Expenses	Q-9

5	No Assignment of Rights and Obligations	Q-9

6	Term of this Agreement; Termination of Prior Agreements	Q-9

7	Confidentiality	Q-9

8	Representations and Warranties; Liability	Q-9

9	Miscellaneous	Q-11

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement

Exhibit B	Minority Shareholdings

Exhibit C	Cap Table

Exhibit D	Forms of Power of Attorney (German)

Exhibit E	Forms of Power of Attorney (Dutch)

Exhibit F	Notices

Preamble

(A)

SIGNA International Sports Holding GmbH (“SISH”), SISH Beteiligung GmbH & Co. KG (“SISH KG”), AEON Co., Ltd. (“AEON”), Evergrow Luxembourg SCS (“Evergrow”), R+V Versicherung AG (“RVV”) and R+V Lebensversicherung Aktiengesellschaft (“RVLV” and together with SISH, SISH KG, AEON, Evergrow and RVV, the “Initial Shareholders”) are the sole shareholders of SSU as of the date of this Agreement. SSU is active in the sports commerce and tech platform business focusing on the bike, tennis, outdoor and team sports sector.

(B)

SSU intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Yucaipa, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (J) below.

(C)

On or around the date of this Agreement, SISH and SSU will enter into a business combination agreement with Yucaipa and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(D)

SIGNA Sport Online GmbH, SIGNA AppVentures GmbH, Tennis-Point GmbH and Score Invest SAS are, among others, certain subsidiaries of SSU. The individuals and the entity set forth in Exhibit B, herein referred to as “Minority Shareholders”, hold certain direct or, through SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG as pooling vehicle (the “Pooling Vehicle”), indirect minority interests in such SSU subsidiaries as set forth in Exhibit B (the “Minority Shareholdings”). Pursuant to certain agreements entered into by the Minority Shareholders with inter alios SISH and the Company (the “Roll-Up Agreements”) prior to the date hereof, the Minority Shareholders have agreed and undertaken, after signing of the BCA and prior to the Share Exchange, to contribute the Minority Shareholdings to SSU against issuance of new shares in SSU to the Minority Shareholders by way of a capital increase in kind of the share capital of SSU (the “Roll-up”). Prior to such Roll-up, the Pooling Vehicle shall be dissolved and the Company Shares held by the Pooling Vehicle on behalf of the Minority Shareholders shall be transferred to the respective Minority Shareholders and such transferred Company Shares will also be subject to the Roll-up. The Roll-up shall be completed after signing of the BCA and in any event in advance of the Share Exchange.

(E)

The Company, as borrower, entered into a EUR 50,000,000 convertible loan agreement with SISH, as original lender, on 20 December 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “SISH Convertible Loan Agreement”). Under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 14 December 2020 (notarial roll of deeds no. 348/2020 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to Bayerische Beamten Lebensversicherung a.G. (“BBL”) in a partial amount of EUR 10,000,000 (plus accrued interest) whereby BBL has the right to transfer its rights and obligations relating to such portion of the SISH Convertible Loan Agreement to either or both of BL die Bayerische Lebensversicherung AG and BA die Bayerische Lebensversicherung AG, in each case, in a minimum denomination of at least EUR 5,000,000. As of the date of this Agreement, BBL has not made use of such right. In addition, under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 20 January 2021 (notarial roll of deeds no. 16/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to INGBE Stiftung (“INGBE”) in a partial amount of EUR 40,000,000 (plus accrued interest) and, under two certain purchase and contractual assignment agreements (Vertragsübernahme) dated 16 March 2021 (notarial roll of deeds no. 82/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), was subsequently transferred and assigned from INGBE to each of Arrow Holding AG (“Arrow Holding”) and Guardians Invest AG (“Guardians Invest”, and together with BBL, INGBE, Arrow Holding and RAG-S, the “Convertible Loan Lenders”) in a partial amount of EUR 5,000,000 each (plus accrued interest).

(F)

SSU, as borrower, entered into a EUR 25,000,000 convertible loan agreement with RAG-S as original lender, on 20 December 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “RAG-S Convertible Loan Agreement”, and together with the SISH Convertible Loan Agreement, the “Convertible Loan Agreements”).

(G)

Pursuant to certain irrevocable commitments entered into by the Convertible Loan Lenders with SISH on or prior to the date hereof, the Convertible Loan Lenders have agreed and undertaken, after signing of the BCA and prior to closing of the Business Combination, to convert the entire loan amount granted to SSU under the Convertible Loan Agreements (plus accrued interest) into new common shares in SSU, in the nominal amount of EUR 1.00 per share, by way of a capital increase in kind of the share capital of SSU (the “Conversion”). The Conversion shall be completed sufficiently in advance of the Business Combination.

(H)

Upon the occurrence of the Roll-up and the Conversion, the Minority Shareholders and the Convertible Loan Lenders, respectively, will become shareholders of SSU (the “Future Shareholders”, and together with the Initial Shareholders, the “Shareholders”).

(I)

SISH, with the participation of SSU, has entered into certain investment agreements with the SSU minority shareholders, i.e. (i) with AEON on 20 December 2018 (notarial roll of deeds no. 420/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), (ii) with Evergrow Asia Ltd. under participation of Harng Central Department Store Ltd. on 20 December 2018 (notarial roll of deeds no. 422/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) and (iii) with RVV and RVLV on 16 September 2019 (notarial roll of deeds no. 296/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), each as amended (collectively, the “Investment Agreements”). The Investment Agreements provide that any transfer restrictions pursuant to the respective Investment Agreements (e.g., among others, lock-ups, tag-along rights, drag-along rights, rights of first refusal as well as call and put options) shall not apply to any transfer of Company Shares in the course or after the so-called De-SPAC transaction. Such transfer restrictions also do not continue to apply with regards to the TopCo Shares (as defined below) following the implementation of the Transaction (as defined below) and the TopCo Shares are not subject to any transfer restrictions. This paragraph, for the avoidance of doubt, does not limit the rights arising from the respective Investment Agreements regarding the internal relationship between the parties of the respective Investment Agreements.

(J)

Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i) all of the Shareholders agree not to sell and/or transfer to any third party any of their respective (A) shares held in the Company (“Company Shares”), (B) prior to the Roll-up, Minority Shareholdings, or (C) prior to the Conversion, loan amounts and accrued interest under the Convertible Loan Agreements, as applicable, and will contribute their Company Shares (including, for the avoidance of doubt, such Company Shares issued upon the occurrence of the Conversion and the Roll-Up, as applicable) to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”), substantially on the basis of the exchange ratio as set forth in the cap table attached hereto as Exhibit C (the “Cap Table”, which also illustrates the shareholdings after the implementation of the Business Combination, the Conversion and the Roll-up and, accordingly, all Company Shares (including such Company Shares received by the Future Shareholders in connection with the Conversion and the Roll-up) will be exchanged for TopCo Shares as contemplated hereby) (the “Share Exchange”);

(ii) Yucaipa will merge into a newly formed and wholly owned subsidiary of TopCo, incorporated as a Cayman Islands exempted company, (“Merger Sub”) with the Merger Sub surviving the merger and the shareholders of Yucaipa receiving Class A ordinary shares in Merger Sub through an exchange agent who will contribute such shares to TopCo against issuance of TopCo Shares in exchange for the shares in Merger Sub;

(iii) as provided in Section 4.5 of that certain Warrant Agreement, dated as of 6 August 2020, by and between Yucaipa and Continental Stock Transfer & Trust Company, after giving effect to the Business Combination, the warrants in Yucaipa will no longer be exercisable for shares in Yucaipa but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares;

(iv) certain investors will have, concurrently with the execution of the BCA, agreed to subscribe for and purchase a certain number of TopCo Shares in exchange for contribution of a cash amount on the “Closing Date” (as such term is defined in the BCA), immediately after the consummation of the merger set forth in clause (ii) above (the Roll-up, the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) above and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transaction”); and

(v) on or about the Closing Date, the TopCo Shares will be listed on the NYSE. The (pre-closing) equity valuation of SSU, on the basis of which the Transaction is to be consummated, is USD 2,461,891,680 (the “SSU Equity Value“) (as further set forth in the Cap Table).

(K)	It is in the Shareholders’ interest that the Transaction, including for the avoidance of doubt the Conversion and the Roll-up, is implemented substantially as described above and in the BCA.

(L)

In order to facilitate the implementation of the Transaction each of the Initial Shareholders, Convertible Loan Lenders and Minority Shareholders has (i), prior to the date hereof, duly executed and delivered powers of attorney to SISH or to another recipient of their choice, substantially in the form attached hereto as Exhibit D and has (ii) duly executed and delivered or will duly execute and deliver powers of attorney to NautaDutilh N.V. or another recipient of their choice, substantially in the form attached hereto as Exhibit E, or in the form of a sub-power of attorney with the respective scope, respectively, permitting the respective authorized person (i) to execute and deliver any agreements to which such Shareholder is a party to in connection with the Transaction (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed, each such term as defined in the BCA), (ii) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the “Transaction Documents” (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (iii) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Share Exchange and (iv) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1	Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2	Undertakings of the Shareholders

2.1

RAG-S hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa, and in each case to the extent legally possible and permissible

2.1.1

to fully support the Transaction and to implement the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which RAG-S’ support or participation is required or appropriate, and in particular, without limitation, to

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)	if and when shareholders’ meetings of the Company are held, appear at such meetings and cause the Company Shares to be counted as present thereat for the purpose of establishing a quorum;

(d)

participate in shareholders’ meetings of the Company and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, RAG-S shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange (the “Shareholder Resolutions”);

(e)

to cause and instruct the members of the advisory board of the Company to vote in favor of all consents and approvals required by the advisory board to support and implement the Transaction and the transactions contemplated under and as set forth in the BCA and the other Transaction Documents; and

(f)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company;

2.1.2

to omit any actions which could be of detriment for the Transaction or the implementation of the transactions contemplated under and as set forth in the BCA and the other Transaction Documents, in particular, without limitation, (i) except for the Share Exchange, not to transfer the Company Shares held by RAG-S and (ii) not to withdraw (or request withdrawal) from this Agreement;

2.1.3

to vote or cause to be voted all of RAG-S’ Company Shares against any resolution that (i) would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transactions in any way, (ii) would result in the failure of any condition set forth in Article X of the BCA to be satisfied or (iii) result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement; and

2.1.4	to, in particular, contribute its Company Shares to TopCo in exchange for TopCo Shares substantially in accordance with the Cap Table and the exchange ratio as set forth therein.

2.2

The undertakings and agreements set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of RAG-S, except if and as required for the implementation of the Conversion.

2.3	The undertakings and agreements pursuant to Section 2.1 of RAG-S

2.3.1

shall be subject to the condition precedent (aufschiebende Bedingung) of the effectiveness of the Conversion and the Roll-up and the Future Shareholders becoming shareholders of SSU and owning Company Shares; and

2.3.2	shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH.

3	Additional Undertakings of the Future Shareholders

Subject to the BCA being entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH, RAG-S hereby irrevocably and unconditionally undertakes and agrees vis-à-vis the Company and Yucaipa not to sell, transfer and/or assign its respective rights and obligations under its respective Convertible Loan Agreement.

4	Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transaction (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs. The notarial costs for the recording of this Agreement and its exhibits shall be borne by the Company.

5	No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering party for its obligations arising out of this Agreement.

6	Term of this Agreement; Termination of Prior Agreements

6.1

This Agreement shall have effect as from the date of its notarization by each Party up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

6.2

The termination of this Agreement in accordance with Section 6.1 shall be without prejudice to any claims against RAG-S when in breach of this Agreement in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Yucaipa shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against RAG-S notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Yucaipa have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

7	Confidentiality

Neither RAG-S, nor any of its respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Yucaipa (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Yucaipa prior to announcement or issuance.

8	Representations and Warranties; Liability

RAG-S hereby warrants as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa by way of an independent warranty that, after occurrence and full consummation of its respective Conversion as set out in the Cap Table (as supplemented) and immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to it (and not for the avoidance of doubt any other Shareholder) and the Company Shares held by it:

8.1.1

Ownership. RAG-S has (i) legal and beneficial ownership of, (ii) good and valid title to and (iii) full and exclusive power to vote with, in each case, the Company Shares set forth next to its name on the Cap Table (as supplemented). Its Company Shares have been fully paid in and not been repaid. Other than this Agreement, the BCA and the other Transaction Documents, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which RAG-S is a party obligating RAG-S to transfer or cause to be transferred to any person other than TopCo any of its Company Shares, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of RAG-S’ Company Shares, (c) RAG-S is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of RAG-S’ Company Shares, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on RAG-S’ Company Shares, (e) RAG-S’ Company Shares are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) RAG-S’ Company Shares are not subject to any trust agreements or sub-participations. Except as substantially set forth in the Cap Table, RAG-S does not hold any Equity Interests (as such term is defined in the BCA) in the Company or its subsidiaries.

8.1.2

Authority; Enforceability. RAG-S has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by RAG-S and constitutes a valid and binding agreement of RAG-S, enforceable against RAG-S in accordance with its terms.

8.1.3

No Violation. The execution, delivery and performance of this Agreement by RAG-S will not (i) violate any provision of any law applicable to RAG-S or any of its Company Shares; (ii) violate any order, judgment or decree applicable to RAG-S or any of its Company Shares; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which RAG-S is a party or by which or any of its Company Shares are bound; except where, in each of the cases (i) through (iv), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on RAG-S’ ownership of its Company Shares or (b) a material adverse effect on the ability of such Shareholder to satisfy or perform any of RAG-S’ covenants and obligations hereunder.

8.1.4

Consents and Approvals. The execution and delivery by RAG-S of this Agreement does not, and the performance of RAG-S’ covenants and obligations hereunder do not, require RAG-S to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

8.1.5

Litigation. There is no proceeding pending or threatened against RAG-S or its Company Shares which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such RAG-S’ ownership of its Company Shares or (ii) a material adverse effect on the ability of RAG-S to perform any of RAG-S’ covenants and obligations hereunder.

8.2

Any and all obligations of RAG-S under this Agreement shall be undertaken by RAG-S solely as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Company Shares held by RAG-S.

8.3

RAG-S’ liability for any and all claims of TopCo and Yucaipa under or in connection with this Agreement shall be limited to an aggregate maximum amount of RAG-S’ pro rata participation (based on the ratio of its participation in the share capital of SSU immediately prior to the Share Exchange) in the SSU Equity Value.

8.4	The claims of TopCo and Yucaipa under or in connection with this Section 8 shall become time-barred five (5) years after the date of notarization of this Agreement.

9	Miscellaneous

9.1

This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for the Roll-Up Agreements and the respective cooperation and consent agreement entered into between SISH and each Shareholder and any further agreements entered into in connection with the Transaction.

9.2

Any notice or other declaration to be given to RAG-S (i) in its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit F. RAG-S shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

9.3

All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.4	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

9.5

Amendments, additions or modifications to this Agreement, including this Section 9.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Yucaipa.

9.6

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 9.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

9.7

This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

9.8

English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

9.9	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Munich.

Exhibit A

Business Combination Agreement

Q-1

Exhibit B

Minority Shareholdings

Q-1

Exhibit C

Cap Table

Q-1

Exhibit D

Form of Power of Attorney (German)

Q-1

Exhibit E

Form of Power of Attorney (Dutch)

Q-1

EXHIBIT F

DISCLOSURES

Q-1

Exhibit G

Notices

Q-1

Annex R

Confidential

SHAREHOLDERS’ UNDERTAKING

relating to

the Business Combination of

SIGNA Sports United GmbH, Munich, Germany with Yucaipa Acquisition Corporation

Shareholders’ Undertaking relating to the Business Combination of SIGNA Sports

United GmbH, Munich, Germany, with Yucaipa Acquisition Corporation

(the “Agreement”)

by and between

(1)

SIGNA Sports United GmbH, a company with limited liability under the laws of the Federal Republic of Germany with registered seat in Munich, Germany, registered with the Commercial Register of the Local Court of Munich under HRB 241442, with business address at Kantstr. 164, Upper West, 10623 Berlin, Germany,

– hereinafter referred to as “SSU” or the “Company” –

(2)

Bayerische Beamten Lebensversicherung a.G., a mutual insurance company (Versicherungsverein auf Gegenseitigkeit) with registered seat in Munich, registered with the commercial register of the local court of Munich under HRB 262, with business address at Thomas-Dehler-Straße 25, 81737 Munich, Germany,

– hereinafter referred to as “BBL” –

and

(3)	Yucaipa Acquisition Corporation, a Cayman Islands exempted company, with business address at 9130 West Sunset Boulevard, Los Angeles, California 90069, United States of America,

– hereinafter referred to as “Yucaipa” –

SSU, BBL and Yucaipa, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

1	Defined Terms	R-7

2	Undertakings of the Shareholders	R-7

3	Additional Undertakings of the Future Shareholders	R-8

4	Costs and Expenses	R-9

5	No Assignment of Rights and Obligations	R-9

6	Term of this Agreement; Termination of Prior Agreements	R-9

7	Confidentiality	R-9

8	Representations and Warranties; Liability	R-9

9	Miscellaneous	R-10

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement

Exhibit B	Minority Shareholdings

Exhibit C	Cap Table

Exhibit D	Forms of Power of Attorney (German)

Exhibit E	Forms of Power of Attorney (Dutch)

Exhibit F	Notices

Preamble

(A)

SIGNA International Sports Holding GmbH (“SISH”), SISH Beteiligung GmbH & Co. KG (“SISH KG”), AEON Co., Ltd. (“AEON”), Evergrow Luxembourg SCS (“Evergrow”), R+V Versicherung AG (“RVV”) and R+V Lebensversicherung Aktiengesellschaft (“RVLV” and together with SISH, SISH KG, AEON, Evergrow and RVV, the “Initial Shareholders”) are the sole shareholders of SSU as of the date of this Agreement. SSU is active in the sports commerce and tech platform business focusing on the bike, tennis, outdoor and team sports sector.

(B)

SSU intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Yucaipa, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (J) below.

(C)

On or around the date of this Agreement, SISH and SSU will enter into a business combination agreement with Yucaipa and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(D)

SIGNA Sport Online GmbH, SIGNA AppVentures GmbH, Tennis-Point GmbH and Score Invest SAS are, among others, certain subsidiaries of SSU. The individuals and the entity set forth in Exhibit B, herein referred to as “Minority Shareholders”, hold certain direct or, through SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG as pooling vehicle (the “Pooling Vehicle”), indirect minority interests in such SSU subsidiaries as set forth in Exhibit B (the “Minority Shareholdings”). Pursuant to certain agreements entered into by the Minority Shareholders with inter alios SISH and the Company (the “Roll-Up Agreements”) prior to the date hereof, the Minority Shareholders have agreed and undertaken, after signing of the BCA and prior to the Share Exchange, to contribute the Minority Shareholdings to SSU against issuance of new shares in SSU to the Minority Shareholders by way of a capital increase in kind of the share capital of SSU (the “Roll-up”). Prior to such Roll-up, the Pooling Vehicle shall be dissolved and the Company Shares held by the Pooling Vehicle on behalf of the Minority Shareholders shall be transferred to the respective Minority Shareholders and such transferred Company Shares will also be subject to the Roll-up. The Roll-up shall be completed after signing of the BCA and in any event in advance of the Share Exchange.

(E)

The Company, as borrower, entered into a EUR 50,000,000 convertible loan agreement with SISH, as original lender, on 20 December 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “SISH Convertible Loan Agreement”). Under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 14 December 2020 (notarial roll of deeds no. 348/2020 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to BBL in a partial amount of EUR 10,000,000 (plus accrued interest) whereby BBL has the right to transfer its rights and obligations relating to such portion of the SISH Convertible Loan Agreement to either or both of BL die Bayerische Lebensversicherung AG and BA die Bayerische Lebensversicherung AG, in each case, in a minimum denomination of at least EUR 5,000,000. As of the date of this Agreement, BBL has not made use of such right. In addition, under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 20 January 2021 (notarial roll of deeds no. 16/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to INGBE Stiftung (“INGBE”) in a partial amount of EUR 40,000,000 (plus accrued interest) and, under two certain purchase and contractual assignment agreements (Vertragsübernahme) dated 16 March 2021 (notarial roll of deeds no. 82/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), was subsequently transferred and assigned from INGBE to each of Arrow Holding AG (“Arrow Holding”) and Guardians Invest AG (“Guardians Invest”) in a partial amount of EUR 5,000,000 each (plus accrued interest).

(F)

SSU, as borrower, entered into a EUR 25,000,000 convertible loan agreement with RSI SCS, SICAV-RAIF (formerly: RAG-S Lending SCS, SICAV-RAIF) (“RAG-S”, and together with BBL, INGBE, Arrow Holding and Guardians Invest, the “Convertible Loan Lenders”) as original lender, on 20 December 2019

(notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “RAG-S Convertible Loan Agreement”, and together with the SISH Convertible Loan Agreement, the “Convertible Loan Agreements”).

(G)

Pursuant to certain irrevocable commitments entered into by the Convertible Loan Lenders with SISH on or prior to the date hereof, the Convertible Loan Lenders have agreed and undertaken, after signing of the BCA and prior to closing of the Business Combination, to convert the entire loan amount granted to SSU under the Convertible Loan Agreements (plus accrued interest) into new common shares in SSU, in the nominal amount of EUR 1.00 per share, by way of a capital increase in kind of the share capital of SSU (the “Conversion”). The Conversion shall be completed sufficiently in advance of the Business Combination.

(H)

Upon the occurrence of the Roll-up and the Conversion, the Minority Shareholders and the Convertible Loan Lenders, respectively, will become shareholders of SSU (the “Future Shareholders”, and together with the Initial Shareholders, the “Shareholders”).

(I)

SISH, with the participation of SSU, has entered into certain investment agreements with the SSU minority shareholders, i.e. (i) with AEON on 20 December 2018 (notarial roll of deeds no. 420/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), (ii) with Evergrow Asia Ltd. under participation of Harng Central Department Store Ltd. on 20 December 2018 (notarial roll of deeds no. 422/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) and (iii) with RVV and RVLV on 16 September 2019 (notarial roll of deeds no. 296/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), each as amended (collectively, the “Investment Agreements”). The Investment Agreements provide that any transfer restrictions pursuant to the respective Investment Agreements (e.g., among others, lock-ups, tag-along rights, drag-along rights, rights of first refusal as well as call and put options) shall not apply to any transfer of Company Shares in the course or after the so-called De-SPAC transaction. Such transfer restrictions also do not continue to apply with regards to the TopCo Shares (as defined below) following the implementation of the Transaction (as defined below) and the TopCo Shares are not subject to any transfer restrictions. This paragraph, for the avoidance of doubt, does not limit the rights arising from the respective Investment Agreements regarding the internal relationship between the parties of the respective Investment Agreements.

(J)

Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i) all of the Shareholders agree not to sell and/or transfer to any third party any of their respective (A) shares held in the Company (“Company Shares”), (B) prior to the Roll-up, Minority Shareholdings, or (C) prior to the Conversion, loan amounts and accrued interest under the Convertible Loan Agreements, as applicable, and will contribute their Company Shares (including, for the avoidance of doubt, such Company Shares issued upon the occurrence of the Conversion and the Roll-Up, as applicable) to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”), substantially on the basis of the exchange ratio as set forth in the cap table attached hereto as Exhibit C (the “Cap Table”, which also illustrates the shareholdings after the implementation of the Business Combination, the Conversion and the Roll-up and, accordingly, all Company Shares (including such Company Shares received by the Future Shareholders in connection with the Conversion and the Roll-up) will be exchanged for TopCo Shares as contemplated hereby) (the “Share Exchange”);

(ii) Yucaipa will merge into a newly formed and wholly owned subsidiary of TopCo, incorporated as a Cayman Islands exempted company, (“Merger Sub”) with the Merger Sub surviving the merger and the shareholders of Yucaipa receiving Class A ordinary shares in Merger Sub through an exchange agent who will contribute such shares to TopCo against issuance of TopCo Shares in exchange for the shares in Merger Sub;

(iii) as provided in Section 4.5 of that certain Warrant Agreement, dated as of 6 August 2020, by and between Yucaipa and Continental Stock Transfer & Trust Company, after giving effect to the Business Combination, the warrants in Yucaipa will no longer be exercisable for shares in Yucaipa but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares;

(iv) certain investors will have, concurrently with the execution of the BCA, agreed to subscribe for and purchase a certain number of TopCo Shares in exchange for contribution of a cash amount on the “Closing Date” (as such term is defined in the BCA), immediately after the consummation of the merger set forth in clause (ii) above (the Roll-up, the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) above and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transaction”); and

(v) on or about the Closing Date, the TopCo Shares will be listed on the NYSE. The (pre-closing) equity valuation of SSU, on the basis of which the Transaction is to be consummated, is USD 2,461,891,680 (the “SSU Equity Value“) (as further set forth in the Cap Table).

(K)	It is in the Shareholders’ interest that the Transaction, including for the avoidance of doubt the Conversion and the Roll-up, is implemented substantially as described above and in the BCA.

(L)

In order to facilitate the implementation of the Transaction each of the Initial Shareholders, Convertible Loan Lenders and Minority Shareholders has (i), prior to the date hereof, duly executed and delivered powers of attorney to SISH or to another recipient of their choice, substantially in the form attached hereto as Exhibit D and has (ii) duly executed and delivered or will duly execute and deliver powers of attorney to NautaDutilh N.V. or another recipient of their choice, substantially in the form attached hereto as Exhibit E, or in the form of a sub-power of attorney with the respective scope, respectively, permitting the respective authorized person (i) to execute and deliver any agreements to which such Shareholder is a party to in connection with the Transaction (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed, each such term as defined in the BCA), (ii) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the “Transaction Documents” (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (iii) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Share Exchange and (iv) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1	Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2	Undertakings of the Shareholders

2.1

BBL hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa, and in each case to the extent legally possible and permissible

2.1.1

to fully support the Transaction and to implement the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which BBL’s support or participation is required or appropriate, and in particular, without limitation, to

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)	if and when shareholders’ meetings of the Company are held, appear at such meetings and cause the Company Shares to be counted as present thereat for the purpose of establishing a quorum;

(d)

participate in shareholders’ meetings of the Company and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, BBL shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange (the “Shareholder Resolutions”);

(e)

to cause and instruct the members of the advisory board of the Company to vote in favor of all consents and approvals required by the advisory board to support and implement the Transaction and the transactions contemplated under and as set forth in the BCA and the other Transaction Documents; and

(f)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company;

2.1.2

to omit any actions which could be of detriment for the Transaction or the implementation of the transactions contemplated under and as set forth in the BCA and the other Transaction Documents, in particular, without limitation, (i) except for the Share Exchange, not to transfer the Company Shares held by BBL and (ii) not to withdraw (or request withdrawal) from this Agreement;

2.1.3

to vote or cause to be voted all of BBL’s Company Shares against any resolution that (i) would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transactions in any way, (ii) would result in the failure of any condition set forth in Article X of the BCA to be satisfied or (iii) result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement; and

2.1.4	to, in particular, contribute its Company Shares to TopCo in exchange for TopCo Shares substantially in accordance with the Cap Table and the exchange ratio as set forth therein.

2.2

The undertakings and agreements set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of BBL, except if and as required for the implementation of the Conversion.

2.3	The undertakings and agreements pursuant to Section 2.1 of BBL

2.3.1

shall be subject to the condition precedent (aufschiebende Bedingung) of the effectiveness of the Conversion and the Roll-up and the Future Shareholders becoming shareholders of SSU and owning Company Shares; and

2.3.2	shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH.

3	Additional Undertakings of the Future Shareholders

Subject to the BCA being entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH, BBL hereby irrevocably and unconditionally undertakes and agrees vis-à-vis the Company and Yucaipa not to sell, transfer and/or assign its respective rights and obligations under its respective Convertible Loan Agreement.

4	Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transaction (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs. The notarial costs for the recording of this Agreement and its exhibits shall be borne by the Company.

5	No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering party for its obligations arising out of this Agreement.

6	Term of this Agreement; Termination of Prior Agreements

6.1

This Agreement shall have effect as from the date of its notarization by each Party up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

6.2

The termination of this Agreement in accordance with Section 6.1 shall be without prejudice to any claims against BBL when in breach of this Agreement in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Yucaipa shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against BBL notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Yucaipa have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

7	Confidentiality

Neither BBL, nor any of its respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Yucaipa (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Yucaipa prior to announcement or issuance.

8	Representations and Warranties; Liability

BBL hereby warrants as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa by way of an independent warranty that, after occurrence and full consummation of its respective Conversion as set out in the Cap Table (as supplemented) and immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to it (and not for the avoidance of doubt any other Shareholder) and the Company Shares held by it:

8.1.1

Ownership. BBL has (i) legal and beneficial ownership of, (ii) good and valid title to and (iii) full and exclusive power to vote with, in each case, the Company Shares set forth next to its name on the Cap Table (as supplemented). Its Company Shares have been fully paid in and not been repaid. Other than this Agreement, the BCA and the other Transaction Documents, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which BBL is a party obligating

BBL to transfer or cause to be transferred to any person other than TopCo any of its Company Shares, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of BBL’s Company Shares, (c) BBL is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of BBL’s Company Shares, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on BBL’s Company Shares, (e) BBL’s Company Shares are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) BBL’s Company Shares are not subject to any trust agreements or sub-participations. Except as substantially set forth in the Cap Table, BBL does not hold any Equity Interests (as such term is defined in the BCA) in the Company or its subsidiaries.

8.1.2

Authority; Enforceability. BBL has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by BBL and constitutes a valid and binding agreement of BBL, enforceable against BBL in accordance with its terms.

8.1.3

No Violation. The execution, delivery and performance of this Agreement by BBL will not (i) violate any provision of any law applicable to BBL or any of its Company Shares; (ii) violate any order, judgment or decree applicable to BBL or any of its Company Shares; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which BBL is a party or by which or any of its Company Shares are bound; except where, in each of the cases (i) through (iv), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on BBL’s ownership of its Company Shares or (b) a material adverse effect on the ability of such Shareholder to satisfy or perform any of BBL’s covenants and obligations hereunder.

8.1.4

Consents and Approvals. The execution and delivery by BBL of this Agreement does not, and the performance of BBL’s covenants and obligations hereunder do not, require BBL to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

8.1.5

Litigation. There is no proceeding pending or threatened against BBL or its Company Shares which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such BBL’ ownership of its Company Shares or (ii) a material adverse effect on the ability of BBL to perform any of BBL’s covenants and obligations hereunder.

8.2

Any and all obligations of BBL under this Agreement shall be undertaken by BBL solely as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Company Shares held by BBL.

8.3

BBL’s liability for any and all claims of TopCo and Yucaipa under or in connection with this Agreement shall be limited to an aggregate maximum amount of BBL’s pro rata participation (based on the ratio of its participation in the share capital of SSU immediately prior to the Share Exchange) in the SSU Equity Value.

8.4	The claims of TopCo and Yucaipa under or in connection with this Section 8 shall become time-barred five (5) years after the date of notarization of this Agreement.

9	Miscellaneous

9.1

This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for the Roll-Up Agreements and the respective cooperation and consent agreement entered into between SISH and each Shareholder and any further agreements entered into in connection with the Transaction.

9.2

Any notice or other declaration to be given to BBL (i) in its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit F. BBL shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

9.3

All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.4	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

9.5

Amendments, additions or modifications to this Agreement, including this Section 9.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Yucaipa.

9.6

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 9.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

9.7

This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

9.8

English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

9.9	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Munich.

Exhibit A

Business Combination Agreement

R-1

Exhibit B

Minority Shareholdings

R-1

Exhibit C

Cap Table

R-1

Exhibit D

Form of Power of Attorney (German)

R-1

Exhibit E

Form of Power of Attorney (Dutch)

R-1

Exhibit F

Notices

R-1

Annex S

1999 AVENUE OF THE STARS 19th FLOOR LOS ANGELES, CALIFORNIA 90067 T 310.443.2300 F 310.443.8700

June 10, 2021

Board of Directors

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Yucaipa Acquisition Corporation, a Cayman Islands exempted company (the “Company”), of the Consideration (as defined below) to be paid pursuant to (a) the Business Combination Agreement (the “Agreement”) to be entered into by and among SIGNA Sports United GmbH, a German limited liability company (“SIGNA”), SIGNA Sports United B.V., a Dutch private limited liability company and wholly owned subsidiary of SIGNA (“TopCo”), Olympics I Merger Sub, LLC, a Cayman Islands limited liability company and wholly owned subsidiary of TopCo (“Merger Sub”), SIGNA International Sports Holding GmbH (“SISH”), a German limited liability company, and the Company and (b) the Sale and Purchase Agreement (the “Wiggle SPA”) to be entered into between SIGNA and the Wiggle Sellers (as defined in the Agreement). As more fully described in the Agreement, at the closing of the Transactions (as defined below) (the “Closing”): (i) pursuant to a merger of the Company with and into Merger Sub and a subsequent exchange, each outstanding ordinary share of the Company will be exchanged for a claim for a corresponding equity security in Merger Sub, which will be contributed as a contribution in kind to TopCo in exchange for one ordinary share of TopCo (such ordinary shares, the “TopCo Ordinary Shares”) and each outstanding warrant to acquire ordinary shares of the Company will become a warrant to acquire an equal number of TopCo Ordinary Shares (collectively, the “TopCo-Yucaipa Business Combination”) and (ii) immediately thereafter, TopCo will issue TopCo Ordinary Shares, deemed under the Agreement to have an aggregate value of $2,462 million (the “SIGNA Consideration”), to the shareholders of SIGNA’s capital stock immediately prior to the Closing in exchange for the contribution by such shareholders of all of the paid up shares (Geschäftsanteile) shares of SIGNA (such exchange, the “Exchange”). Further, as more fully described in the Agreement and the Wiggle SPA, at the Closing, SIGNA will acquire all of the outstanding shares of Mapil Topco Limited (“Mapil”; such acquisition, the “Wiggle Acquisition” and the Wiggle Acquisition, together with the TopCo-Yucaipa Business Combination and the Exchange, the “Transactions”), and in connection therewith, under the terms of the Agreement, TopCo will pay and issue to the Wiggle Sellers, at the Closing, the Wiggle Cash Consideration (as defined in the Agreement) and a number of TopCo Ordinary Shares equivalent to the Wiggle Equity Consideration (as defined in the Agreement) and, after the Closing, the Wiggle Deferred Cash Consideration (as defined in the Agreement). The Wiggle Cash Consideration, the Wiggle Equity Consideration and the Wiggle Deferred Cash Consideration are collectively referred to as the “Wiggle Consideration”, and the SIGNA Consideration together with the Wiggle Consideration, are collectively referred to as the “Consideration”. Further, under the terms of the Earn-Out Agreement, as defined in the Agreement, TopCo will issue to SISH up to 51,000,000 TopCo Ordinary Shares that will vest upon, among other things, the achievement of certain earn-out thresholds as more fully described in the Earn-Out Agreement (the “Earn-Out Shares”). We express no opinion as to the Earn-Out Shares.

In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of SIGNA on a pro forma basis giving effect to

LOS ANGELES | NEW YORK | BOSTON | CHICAGO

the Wiggle Acquisition as well as the acquisitions of Midwest Sports Supply, Inc. (“MSI”) and Tennis Express, LP (“Tennis”; and such acquisitions, collectively, the “Contemplated Acquisitions”) prepared by SIGNA and furnished to us by the Company, including financial and other forecasts provided to or discussed with us by the management of the Company; (ii) reviewed certain internal information relating to synergies and related expenses expected to result from the Wiggle Acquisition and the other Contemplated Acquisitions (the “Expected Synergies”) and certain other pro forma financial effects of such acquisitions prepared by SIGNA and furnished to us by the Company; (iii) reviewed certain internal information relating to expenses expected to result from the Transactions prepared by SIGNA and furnished to us by the Company; (iv) conducted discussions with members of management and representatives of the Company concerning the information described in clauses (i) – (iii) of this paragraph, as well as the businesses and prospects of SIGNA, Mapil, MSI, Tennis and the Company generally; (v) reviewed the Company’s and SIGNA’s capital structure furnished to us by the management of the Company on a standalone basis pre-Transactions and TopCo’s capital structure on a pro forma basis giving effect to the Contemplated Acquisitions, the Transactions and the other transactions contemplated by the Agreement, including the issuance of the Earn-Out Shares; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) reviewed the financial terms of certain other transactions we deemed relevant; (viii) reviewed a draft, dated June 9, 2021, of the Agreement and an execution version of the Wiggle SPA; (ix) participated in certain discussions and negotiations among representatives of the Company and SIGNA and their advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified, any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial and other forecasts and other information relating to SIGNA on a pro forma basis giving effect to the Contemplated Acquisitions, the Company, the Expected Synergies and other pro forma financial effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of SIGNA on a pro forma basis giving effect to the Contemplated Acquisitions, the Company, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. We also have assumed, at your direction, that the future financial results (including the Expected Synergies) reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the existing technology, products and services of SIGNA on a pro forma basis giving effect to the Contemplated Acquisitions and the validity of, and risks associated with, the future technology, products and services of SIGNA on a pro forma basis giving effect to the Contemplated Acquisitions. We have assumed, with your consent, that there will be no developments with respect to any of the foregoing that would affect our analyses or opinion. With your consent, we have assumed, (i) the Wiggle Cash Consideration will be equal to the equivalent of $341 million, the Wiggle Equity Consideration will consist of TopCo Ordinary Shares having an aggregate value of $142 million and the Wiggle Deferred Cash Consideration will be equal to the equivalent of $85 million; (ii) that, for purposes of our analysis and to calculate TopCo’s pro forma enterprise value, TopCo will have (x) cash, net of debt, of $150 million on its balance sheet following the consummation of the Transactions (including the PIPE Investment) after giving effect to the payment of fees and expenses, the Wiggle Cash Consideration, the Wiggle Deferred Cash Consideration and consideration in respect of the Contemplated Acquisitions, and (y) noncontrolling interest of $16 million; and (iii) any adjustments to the Consideration in accordance with the terms of the Agreement and the Wiggle SPA or otherwise would not be

LOS ANGELES | NEW YORK | BOSTON | CHICAGO

material to our analysis or this opinion. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of SIGNA, Mapil, MSI and Tennis. We express no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of SIGNA, Mapil, MSI, Tennis or the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or the Wiggle SPA or any aspect or implication of the Transactions, except for the fairness of the Consideration from a financial point of view to the Company. With your consent, we express no opinion as to what the value of the TopCo Ordinary Shares actually will be when issued pursuant to the Transactions or the prices at which such TopCo Ordinary Shares or the ordinary shares of the Company or any other securities of TopCo or of the Company may trade at any time. With your consent, we are not expressing any opinion on the Earn-Out Shares or any other potential future consideration, including equity interests of TopCo, that may be received by sellers of SIGNA contingent on certain market prices for TopCo Ordinary Shares. We are not expressing any opinion with respect to the allocation of the Consideration between the SIGNA Consideration and the Wiggle Consideration or the separate fairness of the SIGNA Consideration or the Wiggle Consideration, respectively. We are not expressing any opinion as to the fair value or the solvency of SIGNA, Mapil, MSI, Tennis or TopCo following the closing of the Transactions. In rendering this opinion, we have assumed, with your consent, that the final executed forms of the Agreement and the Wiggle SPA will not differ in any material respect from the drafts thereof that we have reviewed, that the Transactions, including the PIPE Investment in an amount equal to $302 million, will be consummated in accordance with their terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement and Wiggle SPA will comply with all the material terms of the Agreement and the Wiggle SPA. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transactions will be obtained except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the TopCo-Yucaipa Business Combination will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transactions and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transactions, which fee is not contingent upon the conclusion expressed in this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, TopCo, SIGNA and Mapil. We have provided investment banking and other services to an affiliate of the Company and affiliates of Mapil, and in the future, we may provide investment banking or other services to such persons or their respective affiliates and have received and may receive compensation for such services. In the past three years prior to the date hereof, we have acted as a financial advisor to an affiliate of the Company on one engagement. In the past three years prior to the date hereof, we have acted as a financial advisor to affiliates of Mapil on seven engagements.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transactions. This opinion does not constitute a recommendation as to how any

LOS ANGELES | NEW YORK | BOSTON | CHICAGO

holder of securities should vote or act with respect to the Transactions or any other matter. This opinion does not address the fairness of the Transactions or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, SIGNA or Mapil. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid in the Transactions is fair from a financial point of view to the Company.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

LOS ANGELES | NEW YORK | BOSTON | CHICAGO

Annex T

Dienstvertrag zwischen: SIGNA Sports United GmbH, derzeit Maximiliansplatz 12, 80333 München, vertreten durch die Gesellschafterversammlung	Service Agreement between: SIGNA Sports United GmbH, currently Maximiliansplatz 12, 80333 München, represented by its shareholders’ meeting,

- nachfolgend “Gesellschaft” -	- hereinafter referred to as “Company” -

und Dr. Stephan H. Zoll, Reifträgerweg 7, 14129 Berlin	and Dr. H. Stephan Zoll, Reifträgerweg 7, 14129 Berlin

- nachfolgend “Herr Dr. Zoll” -	- hereinafter referred to as “Dr. Zoll”-

PRÄAMBEL	PREAMBLE

Herr Dr. Zoll ist zum Chief Executive Officer (CEO) der Gesellschaft bestellt. Dieser Dienstvertrag gilt für die Tätigkeit von Herrn Zoll ab dem 01. Juli 2018 und endet mit Ablauf des 30. Juni 2021.	Dr. Zoll is appointed as CEO of the Company. This Service Agreement will commence upon 01st July 2018 and will be concluded for a fixed term until 30th June 2021.

Dies vorausgeschickt, vereinbaren die Parteien Folgendes:	Therefore, the parties agree as follows:

§1 Rechtsstellung, Geschäftsführungsbefugnis	Article 1 Legal Position, Managerial Authorisation

(1)   Herr Dr. Zoll wird als Mitglied des gesetzlichen Vertretungsorgans (derzeit: Geschäftsführer) der Gesellschaft[1] angestellt. Er ist als Chief Executive Officer (CEO) der Gesellschaft und der SIGNA Sports United Group (vgl. Anlage 1) tätig.

(1)   Dr. Zoll shall be employed as member of the management body legally representing the Company[2] (currently as “Geschäftsführer”). He will act as Chief Executive Officer (CEO) of the Company and the SIGNA Sports United Group (cf. Annex 1).

(2) Herr Dr. Zoll hat die Geschäfte der Gesellschaft nach	(2) Dr. Zoll must conduct the business of the Company in accordance with:

- den Bestimmungen der Gesetze,	- the provisions of statutory law,
- den Bestimmungen des Gesellschaftsvertrages,	- the provisions of the articles of association of the Company,
- einer etwaigen Geschäftsordnung für das gesetzliche Vertretungsorgan sowie	- the eventually existing internal rules of procedure for the management, and
- diesem Dienstvertrag	- this Service Agreement.

und unter Beachtung der Empfehlungen des Deutschen Corporate Governance Kodex zu führen. Die Geschäftsordnung kann von der Gesellschaft jederzeit geändert werden.	as well as in accordance with the recommendations of the German Corporate Governance Codex. The Company is entitled to change the internal rules of procedure for the management at any time.

[1]	Soweit relevant hier und im Folgenden zu lesen als Verweis auf das jeweils zuständige Organ der Gesellschaft (z.B. Gesellschafterversammlung oder Aufsichtsrat).
[2]	To be read, insofar as relevant, as a reference to the respective competent organ of the Company (e.g. the Shareholders’ meeting or the supervisory board).

(3) Herr Dr. Zoll vertritt die Gesellschaft nach Maßgabe seiner Bestellung und des Gesellschaftervertrages.

(3)   Dr. Zoll represents the Company in accordance with his appointment as member of the management body legally representing the Company as well as the provisions of the articles of association of the Company.

§2 Aufgaben, Verantwortung und Sorgfaltspflicht	Article 2 Tasks, Responsibility and Duty of Care

(1) Die Gesellschaft ist berechtigt, die Anzahl und die Aufgaben der Mitglieder des gesetzlichen Vertretungsorgans zu bestimmen und ggf. zu verändern.	(1) The Company shall be entitled to determine and change the number and tasks of the member of the management body legally representing the Company.

(2)   Herr Dr. Zoll hat in den Angelegenheiten der Gesellschaft die Sorgfalt und Gewissenhaftigkeit eines ordentlichen Geschäftsmannes anzuwenden. Er muss sich bei allen Entscheidungen vom Wohl der Gesellschaft leiten lassen. Eine etwaige Ressortverteilung entbindet nicht von der Gesamtverantwortung für das Unternehmen.

(2)   When conducting the business of the Company, Dr. Zoll shall employ the care and diligence of a prudent businessman. All decisions taken by Dr. Zoll must be guided by the interests of the Company. An eventual division of responsibility does not release him from his overall responsibility for the Company.

(3)   Herr Dr. Zoll darf im Zusammenhang mit seiner Tätigkeit weder für sich noch für andere Personen von Dritten Zuwendungen oder sonstige Vorteile fordern oder annehmen oder Dritten ungerechtfertigte Vorteile gewähren. Der für die Gesellschaft geltende Verhaltenskodex in seiner jeweils gültigen Fassung ist Bestandteil dieses Dienstvertrags und wurde Herrn Dr. Zoll bereits ausgehändigt.

(3)   Dr. Zoll must not demand or accept from any third party benefits or other advantages either for himself or any other person in connection with his services; nor shall he grant any unjustified benefits to third parties. The Code of Conduct applying to the Company as in force from time to time shall form part of this Service Agreement and has already been delivered to Dr. Zoll.

§3 Umfang der Tätigkeitspflicht, Nebentätigkeit	Article 3 Scope of Duties, Secondary Employment

(1) Die Arbeitszeit von Herr Dr. Zoll richtet sich nach den geschäftlichen Erfordernissen und Bedürfnissen der Gesellschaft.	(1) Dr. Zoll’s working hours shall depend on the business requirements and needs of the Company.

(2)   Dienstsitz von Herrn Dr. Zoll ist Berlin. Es besteht Einigkeit, dass umfassende Reisetätigkeiten – insbesondere eine Anwesenheit von 2-3 Arbeitstagen pro Woche, ggf. auch mehr, in Zürich und vor Ort bei den Beteiligungen der Gesellschaft –erforderlich sind.

(2)   Dr. Zoll primary place of work is Berlin. The Parties agree that travelling is an integral part of Dr. Zoll work which requires, in particular, working 2-3 work days or more a week at Zurich and a presence at the offices of the holdings of the Company.

(3)   Herr Dr. Zoll hat seine ganze Arbeitskraft ausschließlich der Gesellschaft zu widmen. Er darf bei seinen Entscheidungen keine persönlichen Interessen verfolgen und Geschäftschancen, die dem Unternehmen zustehen, nicht für sich nutzen.

(3)   Dr. Zoll shall devote his entire working capacity exclusively to the Company. In making his decisions he shall not seek to serve any personal interest of his own and shall not use for himself any business opportunities available to the Company.

(4)   Herr Dr. Zoll ist verpflichtet, auf Wunsch der Gesellschaft Geschäftsführerämter, Vorstandsämter, Aufsichtsratsmandate oder Sitze in ähnlichen Kontrollorganen bei anderen Gesellschaften der SIGNA Retail GmbH sowie ehrenamtliche Funktionen bei Verbänden, denen die Gesellschaft angehört, zu übernehmen. Dies gilt insbesondere auch für die Übernahme der Geschäftsführung der INSIGNA GmbH und der SIGNA Sports Online GmbH sowie für die Vorbereitung und Begleitung etwaiger Börsengänge einer oder mehrerer von der Gesellschaft abhängiger Unternehmen. Derartige Tätigkeiten sind mit der Vergütung gemäß § 4 abgegolten. Er hat solche Ämter bzw. Tätigkeiten auf Wunsch der Gesellschaft jederzeit niederzulegen.

(4)   Upon request of the Company Dr. Zoll shall be obligated to perform managing director positions, supervisory board positions or memberships in similar corporate bodies for other companies part of SIGNA Retail GmbH as well as unpaid positions with associations the Company is a member of. This in particular applies to acting as managing director of INSIGNA GmbH and SIGNA Sports Online GmbH as well as the preparation and support of eventual initial public offerings of subsidiaries of the Company. Such activities shall be compensated for by the remuneration pursuant to Article 4. He shall resign from any such position respectively cease such activities at any time upon request of the Company.

(5)   Ohne schriftliche Zustimmung der Gesellschaft darf Herr Dr. Zoll keine andere geschäftliche oder gewerbliche Tätigkeit – sei es entgeltlich oder unentgeltlich – ausüben, an keinem gleichartigen oder branchenverwandten Unternehmen beteiligt sein, keine Aufsichtsratsmandate oder ähnliche Funktionen in einem anderen Unternehmen übernehmen und Ehrenämter nur annehmen, soweit eine gesetzliche Annahmepflicht besteht. Als Beteiligung im Sinne dieses Absatzes gilt nicht der Erwerb börsennotierter Aktien, soweit er nicht zu einem maßgebenden Einfluss auf das börsennotierte Unternehmen führt.

(5)   Without written consent from the Company Dr. Zoll may not carry out any other business or commercial activity — whether in return for remuneration or not — nor may he hold a participation in any other similar or branch-related company or assume positions on supervisory boards or similar positions in other companies, and he may accept honorary positions only if under statutory Obligation to do so. For the purposes of this clause, the acquisition of shares listed on the stock exchange shall not be deemed participation, provided this does not lead to controlling influence on the listed company.

(6)   Die Gesellschaft stimmt im bisherigen Umfang (1.) der Weiterführung der nebenberuflichen Tätigkeit von Herrn Dr. Zoll als Rechtsanwalt sowie (2.) seinen Beteiligungen an

-   Service Partner One GmbH

-   Comgy GmbH

-   NEXT Sports Rights AG

-   BOLD Capital Partners

-   Blockv.io

zu. Hierbei besteht Einigkeit, dass die v.g. Tätigkeiten bzw. Beteiligungen die Ausübung der Tätigkeit für die Gesellschaft nicht beeinträchtigen werden. Die Gesellschaft kann diese Zustimmung aus wichtigem Grund widerrufen.

(6)   The Company approves, to the current extent, Dr. Zoll continued part-time work as lawyer and his continued participation in

-   Service Partner One GmbH

-   Comgy GmbH

-   NEXT Sports Rights AG

-   BOLD Capital Partners

-   Blockv.io

The Parties agree that the aforementioned activities resp. participations will not affect Dr. Zoll’s work for the Company negatively. The Company can revoke this approval for good cause.

§4 Vergütung	Article 4 Remuneration

(1)   Herr Dr. Zoll erhält von der Gesellschaft ein festes Jahresbruttogehalt. Dieses beträgt 750.000,00 EUR. Es wird in zwölf gleichen Raten bargeldlos monatlich im Nachhinein bezahlt. Die mit der Unterzeichnung dieses Dienstvertrages entstehenden Vergütungs-ansprüche für die Monate Juli bis November 2018 werden im Dezember 2018 ausgezahlt.

(1)   Dr. Zoll shall receive from the Company a fixed gross annual salary. This fixed gross annual salary shall amount to € 750,000.00. It shall be paid in twelve equal installments in non-cash form on a monthly basis at the end of the month for which the salary is paid. The remuneration entitlements for the months July-November 2018 arise with the signature under this Service Agreement and will be paid in December 2018.

(2)   Darüber hinaus erhält Herr Dr. Zoll erstmalig für das Geschäftsjahrs 2018/2019 einen (geschäfts-)jährlichen Bonus (STI). Dieser beträgt bei Erfüllung (100%) der von der Gesellschaft jährlich gesetzten Ziel max. 500.000,00 EUR brutto. Bei einer Zielerreichung von mindestens 50%, aber weniger als 100% wird der Bonus anteilig gezahlt. Bei einer Zielerreichung unter 50% wird kein Bonus gezahlt. Die Zielerreichung ist begrenzt auf maximal 100% (Cap). Die konkreten Ziele und die Auswirkung des Zielerfüllungsgrades auf die Bonushöhe werden von der Gesellschaft nach vorheriger Besprechung mit Herrn Dr. Zoll spätestens einen Monat nach Beginn des jeweiligen Geschäftsjahres (derzeit: 1.10.-30.09) auf Basis des jeweiligen Budgets bzw. der Planung der jeweils Herrn Dr. Zoll übertragenen Projekte sowie unter Berücksichtigung etwaig einschlägiger gesetzlicher Vorgaben schriftlich festgelegt. Die Auszahlung des STI-Bonus erfolgt mit dem Fixgehalt am zweiten Monatsende nach der Feststellung des jeweiligen Jahresabschlusses. Für das laufende Geschäftsjahr erfolgt eine Festlegung von Zielen bis zum 31.01.2019.

(2)   Dr. Zoll shall also, from the beginning of the financial year 2018/2019, receive an annual bonus (STI). If all targets set by the Company for each year are achieved (100%), this STI shall amount to max. € 500,000.00 EUR gross. If at least 50%, but less than 100% of the targets are achieved, a pro rata share of the bonus shall be paid. If less than 50% of the targets are achieved, no bonus shall be paid. The maximum target achievement is 100% (cap). The concrete targets and the impact of the degree to which targets are achieved on the amount of the bonus will be specified after prior consultation of Dr. Zoll by the Company on the basis of the respective budget respectively the planning of the projects assigned to Dr. Zoll and in accordance with any applicable statutory regulations in writing no later than one month after the start of each financial year (currently: 1st October to 30th September). The STI-bonus is paid with the fixed salary at the second end of the month following the respective annual financial statement. Targets for the current financial year will be set until 31 January 2019.

(3)   Erfolgt bis zum 31.12.2019 ein erfolgreicher Börsengang (Erstnotiz an einem Handelsplatz einer regulierten Börse in Deutschland oder im Ausland) der Gesellschaft oder einer oder mehrerer ihrer abhängigen Gesellschaften, erhält Herr Dr. Zoll einen einmaligen IPO-Bonus von EUR 500.000,00 brutto. Auch bei mehreren Börsengängen in dem v.g. Zeitraum wird dieser Bonus insgesamt nur einmal gezahlt. Ein IPO-Bonus wird nicht gezahlt, wenn Herr Dr. Zoll vor dem IPO sein Amt ohne wichtigen Grund niedergelegt hat oder von der Gesellschaft aus wichtigem Grund iSd § 626 Abs. 1 BGB abberufen oder freigestellt worden war. Die Auszahlung dieses Bonus erfolgt mit dem Fixgehalt am zweiten Monatsende nach dem Börsengang.

(3)   In case of an IPO of the Company or any of its subsidiaries by 31st December 2019, Dr. Zoll receives a one-time IPO bonus in the amount of 500,000.00 EUR gross. This bonus is paid only once – even if several IPOs occur within this timeframe. An IPO bonus is not paid if Dr. Zoll before the IPO resigned from his office without good cause or if he was dismissed or put on garden leave by the Company with good cause as defined in § 626 (1) German Civil Code. This bonus will be paid with the fixed salary at the second end of the month following the IPO.

(4) Die Parteien vereinbaren die Zahlung eines langfristigen Bonus (LTI). Näheres ist in der Anlage 2 zu diesem Dienstvertrag geregelt.	(4) The parties agree for a participation in a positive commercial outcome in the form of a long-term bonus (LTI). Details are set out in Schedule 2 to this agreement.

(5) Zudem erhält Herr Dr. Zoll einen einmaligen Sign-on Bonus von 500.000,00 EUR brutto, der mit der Unterschrift unter diesen Dienstvertrag entsteht und im Dezember 2018 ausgezahlt wird.	(5) Dr. Zoll shall also receive a one-time sign-on bonus of 500,000.00 EUR gross that will arise with the signing of this Service Agreement and will be paid in December 2018.

(6)   Soweit Herr Dr. Zoll sozialversicherungs-pflichtig ist, gelten die gesetzlichen Regelungen insb. zur Zahlung des Arbeitgeberanteils zur Sozialversicherung. Dies umfasst auch die Übernahme eines dem gesetzlichen Arbeitgeberanteil für die Rentenversicherung entsprechenden und diesen ersetzenden Beitrag in etwaigen berufsständischen Versorgungswerken (z.B. Rechtsanwaltsversorgungswerk), in denen Herr Dr. Zoll Mitglied ist. Soweit Herr Dr. Zoll nicht sozialversicherungspflichtig ist, gewährt die Gesellschaft ihm für die Dauer dieses Dienstvertrages einen Zuschuss zur Kranken- und Rentenversicherung bzw. an deren Stelle tretende berufsständische Versorgungswerke wie dem Rechtsanwaltsversorgungswerk in Höhe des Arbeitgeberanteils, wie er bei Versicherungspflicht von Herrn Dr. Zoll bestünde, hinsichtlich des Krankenversicherungszuschusses jedoch höchstens in Höhe der Hälfte des Betrages, den er für seine Krankenversicherung tatsächlich aufzuwenden hat.

(6)   If Dr. Zoll is under the obligation by law to be insured against social risks (“gesetzliche Sozialversicherung”), the statutory provisions apply. This includes a contribution by the Company in the amount equal to and replacing the statutory employer’s contribution to any professional pension insurance (e.g. lawyer’s pension insurance) Dr. Zoll is a member of. If Dr. Zoll is not under the obligation by law to be insured against social risks (“gesetzliche Sozialversicherung”) the Company shall provide Dr. Zoll with an allowance towards health and pension insurance (incl. professional pension insurance like lawyer’s pension insurance) for the term of this Service Agreement in the amount that would be required if Dr. Zoll were under an obligation to be insured; the amount of the allowance for health insurance, however, shall not exceed half the amount Dr. Zoll actually has to spend on health insurance.

(7)   Mit der vorstehenden Vergütung ist die Tätigkeit von Herrn Dr. Zoll aus diesem Dienstvertrag abgegolten. Ebenfalls abgegolten ist die Tätigkeit für mit der Gesellschaft verbundene Unternehmen nach § 3 Abs. 4 dieses Dienstvertrags.

(7)   The above remuneration shall remunerate Dr. Zoll for his work under this Service Agreement. It shall also remunerate Dr. Zoll for any work for companies affiliated with the Company pursuant to Article 3 (4) of this Service Agreement.

(8)   Bei einer Abberufung, Amtsniederlegung und/oder Freistellung im laufenden Geschäftsjahr wird für die Zeit bis zu diesem Zeitpunkt der STI zeitanteilig gezahlt, wenn und soweit er vermutlich für das Geschäftsjahr entstanden wäre. Im Falle einer Abberufung und/oder Freistellung durch die Gesellschaft, die nicht aus wichtigem Grund iSd § 626 Abs. 1 BGB erfolgt, bzw. einer Amtsniederlegung durch Herrn Dr. Zoll, die aus wichtigem Grund erfolgt, wird ab diesem Zeitpunkt der STI Bonus gemäß Abs. 2 für die Zukunft auf Basis einer Zielerreichungsquote gezahlt, die der im Durchschnitt der bisherigen Vertragslaufzeit erreichten Zielerreichungsquote entspricht.

(8)   In the event of dismissal from office, resignation from office and/or garden leave during a financial year, the STI shall be paid pro rata temporis for the time until this occurs if and to the extent the entitlement would presumably have arisen for the financial year. In the event of dismissal from office and/or garden leave by the Company that does not occur for good cause as defined in § 626 (1) German Civil Code or a resignation from office by Dr. Zoll that does occur for good cause, the entitlement to STI bonus as described under (2) shall be paid for future periods of employment based on a target achievement that equals the target achievement

Ansonsten entfällt mit Abberufung/Freistellung durch die Gesellschaft bzw. Amtsniederlegung von Seiten Herrn Dr. Zolls der STI-Bonus für die Zukunft ab und für die Dauer von Abberufung, Freistellung bzw. Amtsniederlegung.

achieved during the earlier periods of employment. In other cases of dismissal from office and/or garden leave by the Company or resignation from office by Dr. Zoll, the STI-bonus shall be forfeited for the future from and for the duration of the dismissal from office, garden leave or resignation from office.

§5 Reisekosten und Spesen, Umzug	Article 5 Travel Costs and Expenses, Relocation

(1) Reisekosten und sonstige Aufwendungen, die im Interesse der Gesellschaft notwendig sind, ersetzt die Gesellschaft in einem der Position von Herrn Dr. Zoll angemessenem Umfang.	(1) Travel costs and other expenses that are necessary in the interest of the Company shall be reimbursed by the Company in an amount appropriate to Dr. Zoll’s position.

(2)   Herr Dr. Zoll ist bei dienstlichen Flügen im Inland und innerhalb Europas zur Nutzung der Economy Class und bei Flügen in das oder im außereuropäischen Ausland zur Nutzung der Business Class berechtigt.

(2)   In flights for business purposes, Dr. Zoll shall be entitled to use Economy class airline accommodations in domestic and European flights and Business Class airline accommodations in flights outside Europe.

(3) Bei Bahnfahrten ist Herr Dr. Zoll zur Nutzung der 1. Klasse berechtigt.	(3) When travelling by train, Dr. Zoll shall be entitled to use 1st class.

(4) Wegen der weiteren Einzelheiten wird auf die jeweils gültige Reisekostenrichtlinie verwiesen.	(4) Further details are set out in the respective travel costs guideline.

(5)   Für den Zeitraum bis zum Umzug der Familie von Herr Dr. Zoll nach Deutschland – längstens jedoch bis zum 31.12.2018 – räumt die Gesellschaft Herrn Dr. Zoll ein Budget für Privatflüge von Deutschland nach USA von 10.000,00 EUR brutto ein.

(5)   Until a relocation of Dr. Zoll’s family to Germany, but no longer than 31.12.2018, the Company provides a budget for Dr. Zoll’s private flight from Germany to the USA in the amount of 10,000.00 EUR gross.

(6) Für den Umzug gewährt die Gesellschaft Herrn Dr. Zoll ein einmaliges Umzugskosten-Budget von 20.000,00 EUR brutto.	(6) For relocation costs Dr. Zoll receives a one-time budget of 20,000.00 EUR gross.

§6 Versicherungen	Article 6 Insurance

(1)   Die Gesellschaft versichert Herrn Dr. Zoll auf Kosten der Gesellschaft gegen private und berufliche Unfälle mit 1 Mio. EUR bei Grundinvalidität, 2 Mio. EUR bei Vollinvalidität und 1 Mio. EUR im Todesfall. Die Ansprüche aus dem Versicherungsvertrag stehen unmittelbar Herrn Dr. Zoll bzw. im Todesfall seinen Erben zu.

(1)   The Company shall insure Dr. Zoll at its own expense against private accidents and work accidents with €1 Mio for basic invalidity, €2 Mio for complete invalidity and €1 Mio in the event of death. Dr. Zoll, or in the event of death his heirs, shall be entitled to any claims arising from the insurance contract.

(2) Die Gesellschaft schließt zugunsten von Herrn Dr. Zoll für die Dauer dieses Dienstvertrages eine Vermögensschaden-Haftpflichtversicherung (“D&O-Versicherung”) mit angemessener Deckungssumme ab.	(2) The Company shall take out a D&O insurance policy for Dr. Zoll for the term of this Service Agreement with appropriate coverage.

§7 Vergütungsfortzahlung bei Krankheit und Tod	Article 7 Continued Payment of Salary in the Event of Illness and Death

(1) Herr Dr. Zoll ist verpflichtet, der Gesellschaft jede Dienstverhinderung und ihre voraussichtliche Dauer unverzüglich anzuzeigen.	(1) Dr. Zoll undertakes to inform the Company of any incapacity for work and its anticipated duration without delay.

(2)   Wird Herr Dr. Zoll durch Arbeitsunfähigkeit infolge Krankheit oder Unfall an seiner Dienstleistung gehindert, so hat er Anspruch auf Fortzahlung der Grundvergütung gemäß § 4 Abs. 1 für bis zu 6 Monate, längstens jedoch bis zur Beendigung des Dienstverhältnisses. Bei der Feststellung der Zielerreichung für den Bonus gemäß § 4 Abs. 2 (STI) bleibt eine Verhinderung gemäß Satz 1 für die Dauer von bis zu 3 Monaten p.a. unberücksichtigt. Eine längere Verhinderung führt zu einer angemessenen zeitanteiligen Kürzung dieses Bonus wobei dann der gesamte Krankheitszeitraum in dem Jahr inklusive des im vorherigen Satz erwähnten Zeitraums berücksichtigt wird.

(2)   If Dr. Zoll is incapable of carrying out his duties owing to illness or accident, he shall be entitled to continued payment of the base salary pursuant to Article 4 (1) for up to six months thereafter, but no longer than until the end of his employment. Incapability within the meaning of sentence 1 of up to three months will not be taken into account when the achievement of the targets which are set for the bonus according to Art. 4 (2) (STI) needs to be assessed. If the incapability lasts longer, this bonus will be reduced in a reasonable pro-rata temporis manner that takes into account the total time of incapability during that year including the time period mentioned in the preceding sentence.

(3)   Im Falle des Ablebens von Herrn Dr. Zoll erhalten seine Hinterbliebenen (Witwe bzw. Lebenspartner im Sinne des LPartG und unterhaltsberechtigte Kinder bis zur Vollendung des 25. Lebensjahres) als Gesamtgläubiger die Festbezüge gemäß § 4 Abs. 1 für den Sterbemonat sowie für 6 weitere Monate fortbezahlt, längstens jedoch bis zu dem Zeitpunkt, zu dem das Dienstverhältnis ohne Tod geendet hätte. § 4 Abs. 8 gilt entsprechend als wäre eine Amtsniederlegung ohne wichtigen Grund erfolgt.

(3)   In the event of the death of Dr. Zoll, his surviving dependants (widow or partner pursuant to LPartG and children entitled to support up to the age of 25), as joint and several creditors, shall continue to receive the fixed base salary pursuant to Article 4 (1) for the month of death and six further months, but not beyond the date on which the employment would have ended if he had not died. Article 4 (8) shall apply mutatis mutandis as if the Managing Director resigned from office without good cause.

§8 Geheimhaltung und Rückgabepflicht	Article 8 Confidentiality and Duty to Return Company Property

(1)   Herr Dr. Zoll ist Außenstehenden gegenüber zur Geheimhaltung aller ihm durch seine Tätigkeit bei der Gesellschaft vermittelten Einblicke und Kenntnisse verpflichtet, soweit diese durch Bekanntgabe der Gesellschaft zum Nachteil gereichen könnten. Die Geheimhaltungspflicht besteht auch nach seinem Ausscheiden aus der Gesellschaft fort.

(1)   Dr. Zoll shall be obligated to hold all insights and knowledge obtained in the course of his work for the Company in confidence towards third parties, insofar as disclosure could be detrimental to the Company. This confidentiality obligation shall continue to apply even after Dr. Zoll has left the Company.

(2) Herr Dr. Zoll ist verpflichtet, alle seine dienstliche Tätigkeit betreffenden Betriebsmittel und Dokumente, einschließlich seiner eigenen geschäftlichen Aufzeichnungen jedweder Art und	(2) Dr. Zoll shall be obligated to treat all operating resources and documents concerning his contractual work, including his own business records in any type and form, as the property of

Form, als anvertrautes Eigentum der Gesellschaft zu behandeln, sorgfältig unter Verschluss aufzubewahren und während der Dauer seiner Dienstzeit auf Verlangen der Gesellschaft jederzeit, im Übrigen bei Beendigung des Dienstverhältnisses unaufgefordert und vollständig der Gesellschaft auszuhändigen. Ein Zurückbehaltungsrecht an vorgenannten Gegenständen steht Herrn Dr. Zoll nicht zu.

the Company entrusted to him, to store them carefully under lock and key and at the request of the Company at any time during his term of office and otherwise without special request upon termination of his employment to return them in full to the Company. Dr. Zoll shall not have any right of retention with regard to the above-mentioned objects.

§9 Urlaub	Article 9 Leave

(1) Herr Dr. Zoll hat Anspruch auf einen bezahlten Jahresurlaub von 30 Arbeitstagen.	(1) Dr. Zoll shall be entitled to annual paid leave of 30 working days.

(2)   Die zeitliche Festlegung des Urlaubs hat unter Berücksichtigung der geschäftlichen Belange der Gesellschaft in kollegialer Abstimmung mit den übrigen Mitgliedern des zur gesetzlichen Vertretung berufenen Organs zu erfolgen.

(2) The leave shall be scheduled in consideration of the business interests of the Company in coordination with the other members of management.

(3)   Kann Herr Dr. Zoll aus geschäftlichen oder in seiner Person liegenden Gründen den Urlaub nicht oder nicht vollständig bis zum jeweiligen Jahresende nehmen, so bleibt ihm der Anspruch auf Urlaub insoweit bis zum 31.03. des jeweiligen Folgejahres erhalten. Kann aus geschäftlichen Gründen auch bis zu diesem Zeitpunkt der übertragene Urlaub nicht oder nicht vollständig genommen werden, verfällt er ersatzlos.

(3)   If Dr. Zoll is unable to take his leave in whole or in part for business or personal reasons by the end of a year, he may carry over the outstanding leave until 31 March of the following year. If the leave cannot be taken in whole or in part for business reasons by this date, it will be forfeited without replacement.

§10 Vertragsdauer, Freistellung, Rechtsformwechsel, Börsengang	Article 10 Term of Agreement, Garden Leave, Change of legal form of the Company, IPO

(1) Der Dienstvertrag beginnt mit Wirkung zum 01.07.2018 und wird befristet bis zum 30.06.2021 geschlossen.	(1) The Service Agreement shall commence with effect per 1. July 2018 and be concluded for a fixed-term until 30. June 2021.

(2) Die Parteien werden sechs Monate vor Ablauf des Vertrags Verhandlungen über eine Verlängerung aufnehmen.	(2) The parties shall enter into negotiations concerning an extension six months before the Service Agreement expires.

(3) Das Recht zur außerordentlichen Kündigung aus wichtigem Grund bleibt beiderseits unberührt.	(3) This shall not affect the right to terminate for good cause.

(4) Jede Kündigung bedarf der Schriftform. Eine ohne Beachtung dieser Form ausgesprochene Kündigung ist rechtsunwirksam.	(4) Any termination notice must be in written form (on paper and signed). Any termination notice that does not comply with the written form requirement shall be invalid.

(5)   Unbeschadet vorstehender Regelungen endet das Dienstverhältnis, ohne dass es des Ausspruchs einer Kündigung bedarf, mit Ablauf des Monats, in dem Herr Dr. Zoll die Regelaltersgrenze in der gesetzlichen Rentenversicherung erreicht.

(5)   Without prejudice to the above provisions, the contractual relationship shall end at the latest at the end of the month in which Dr. Zoll has attained the regular statutory retirement age for receipt of old age pension.

(6)   Die Gesellschaft ist berechtigt, Herrn Dr. Zoll unter Fortzahlung seiner Grundvergütung gemäß § 4 Abs. 1 im Falle der Beendigung bzw. Suspendierung der Organstellung von Herrn Dr. Zoll (insb. durch Abberufung bzw. Widerruf der Bestellung oder Amtsniederlegung) von der Verpflichtung zur Erbringung der Dienstleistung freizustellen. Auf § 4 Abs. 8 wird verwiesen. Der Vertrag im Übrigen wird von der Freistellung nicht berührt. Insoweit bestehen insbesondere die Verschwiegenheitspflicht sowie das vertragliche Wettbewerbsverbot fort. Sofern die Freistellung aus wichtigem Grund nach § 626 Abs. 1 BGB erfolgt, gilt für die Zeit der Freistellung § 615 S. 2 BGB mit der Maßgabe, dass anderweitig erzieltes Einkommen zu 50% angerechnet wird.

(6)   The Company shall be entitled to put Dr. Zoll on garden leave (released from his duties) while continuing to pay his base salary pursuant to Art. 4 (1) in the event of a termination or suspension of his office (in particular the revocation of his appointment, resignation from office). Reference is made to Article 4 (8). The garden leave shall have no effect on the other provisions of this Service Agreement. In particular, the confidentiality obligation and the contractual non-compete covenant shall remain in effect. Insofar as Dr. Zoll is put on garden leaven for good cause as defined in Article 626 German Civil Code, Article 615, Sentence 2 of the German Civil Code is applicable with the provision that 50% of other income is taken into account.

(7) Auch im Falle einer vorzeitigen Beendigung gilt das nachvertragliche Wettbewerbsverbot gemäß § 11.	(7) The post-contractual non-compete clause under Article 11 shall also apply in the event of an early termination.

(8)   Ein etwaiger Wechsel der Rechtsform der Gesellschaft lässt den Bestand dieses Vertrages unberührt. Für eine etwaige (Wieder-)Bestellung von Herrn Dr. Zoll zum Mitglied des zur gesetzlichen Vertretung berufenen Organs gelten die dann anwendbaren gesetzlichen Bestimmungen. Im Falle eines Börsengangs der Gesellschaft werden die Parteien in dessen Vorbereitung ggf. rechtlich erforderliche oder für den Prozess sinnvolle Anpassungen dieses Vertrages unter Erhalt der wirtschaftlichen Konditionen dieses Vertrages vereinbaren und ggf. in einer Neufassung des Gesamtvertrages niederlegen.

(8)   Any eventual change of the legal form of the Company shall not affect the existence of the Service Agreement. For an eventual (re-)appointment of Dr. Zoll to a member of the body legally representing the Company, the respective legal provisions shall apply. In case of an IPO of the Company, the parties will, in preparation, agree eventually legally necessary or expedient modifications of this Service Agreement, preserving the economic conditions of this Service Agreement and record these modifications in a new version of this entire Service Agreement.

§11 Nachvertragliches Wettbewerbsverbot	Article 11 Post Contractual Non-Competition Clause

(1)   Herr Dr. Zoll verpflichtet sich, für die Dauer von 6 Monaten nach Beendigung dieses Dienstvertrages weder in selbständiger noch in unselbständiger Stellung oder in sonstiger Weise für ein Unternehmen tätig zu werden, welches in Konkurrenz zu der Gesellschaft oder einem von der Gesellschaft verbundenen Unternehmen steht und welches die in Abs. 2 genannten Kriterien erfüllt. In gleicher Weise ist es ihm untersagt, während dieser Zeit ein solches Konkurrenzunternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Der Erwerb von Aktien und/oder Geschäftsanteilen, der weder zu einer Mehrheitsbeteiligung noch zur Einräumung

(1)   Dr. Zoll shall be obliged, for a period of 6 months after this Service Agreement ends, neither to work as an employee nor to work on a self-employed or non-self-employed basis or in any other way for a company which is in competition with the Company or company affiliated with the Company and meets the criteria set out in (2). Similarly Dr. Zoll shall not be permitted, during this period of time, to set up, to purchase or to participate directly or indirectly in any company which is in competition with the Company. The purchase of shares or stock and/or business interests which neither causes any majority shareholding nor

einer Sperrminorität innerhalb der betreffenden Gesellschaften führt, fällt nicht unter die vorbezeichnete Beschränkung.	any blocking minority within such an enterprise shall not be barred under the above-mentioned restraint.

(2)   Das Wettbewerbsverbot gilt sachlich für

-   alle Unternehmen, die Warenhäuser betreiben oder mit einem solchen Unternehmen verbunden sind,

-   alle Unternehmen, die Sporthäuser/Sportfilialen betreiben sowie mit diesen Unternehmen verbundenen Unternehmen,

-   alle Unternehmen, die Online-Shops oder Online-Marktplätze für Sportartikel oder Sportbekleidung betreiben oder mit einem solchen Unternehmen verbunden sind, und

-   alle Unternehmen, die mit der Gesellschaft bzw. von ihr abhängigen Unternehmen im Wettbewerb stehen, insbesondere wenn sich die wesentlichen Warengruppen um mehr als 15% ihres Umsatzes mit denen bei der Gesellschaft bzw. abhängiger Unternehmen überschneiden, oder mit einem solchen Unternehmen verbunden sind.

(2)   This non-compete covenant shall apply in terms of subject matter to

-   all department store operators or companies affiliated with such operators,

-   all operators of chain stores for sporting goods and sportswear or companies affiliated with such operators,

-   all operators of online-shops or online-marketplaces for sporting goods and sportswear or companies affiliated with such operators, and

-   all companies competing with Company or its subsidiaries, particularly where the main categories of goods overlap by more than 15% of their sales with those of the Company respectively its subsidiary, or companies affiliated with such competing companies.

Das Wettbewerbsverbot gilt auch für solche in- und ausländischen Unternehmen, die die vorstehenden Kriterien erfüllen, wenn diese das erklärte Ziel haben, innerhalb eines Zeitraums von 12 Monaten nach der Beendigung dieses Dienstvertrages in den deutschen Markt der Waren- bzw. Sporthäuser/-filialisten einzutreten.

The non-compete clause shall also apply to domestic and foreign undertakings that satisfy the aforesaid criteria if they have stated that their goal is to enter the German market of department and/or sport stores within a time period of 12 months after the termination of this Service Contract.

(3)   Dieses Wettbewerbsverbot erstreckt sich in räumlicher Hinsicht auf das Gebiet, innerhalb dessen Herr Dr. Zoll im letzten Jahr vor Beendigung des Dienstvertrags zuständig war. Dies ist derzeit das Gebiet der Bundesrepublik Deutschland.

(3)   This non-compete covenant shall apply to the geographic region Dr. Zoll was responsible for during the last year prior to the end of this Service Agreement. Currently, this is the territory of the Federal Republic of Germany.

(4)   Für die Dauer des nachvertraglichen Wettbewerbsverbotes gemäß der vorstehenden Absätze 1 bis 3 verpflichtet sich die Gesellschaft, Herrn Dr. Zoll eine Entschädigung zu zahlen. Die Entschädigung beträgt für jeden Monat 50% des monatlichen Grundgehalts (§ 4 Abs. 1) und 50% des im Durchschnitt der letzten drei Jahre monatlich (anteilig) erzielten STI-Bonus gemäß § 4 Abs. 2. Hat der Vertrag noch keine drei Jahre gedauert, ist der Monatsdurchschnitt der Vertragslaufzeit maßgeblich. Die Entschädigung wird nach Maßgabe der dann gültigen steuerlichen und sozialversicherungsrechtlichen Vorgaben jeweils am Ende eines Kalendermonats ausgezahlt.

(4)   For the duration of the post-contractual non-compete covenant pursuant to Art. 13 (1) to (3), the Company must pay compensation to Dr. Zoll, which shall amount for each month to 50% of the monthly base salary (Article 4 (1)) and 50% of the average STI bonus as defined in Article 4 (2) received monthly over the last three years. The average monthly bonus received during the given duration of the contract is relevant if the duration is less than three years. This compensation is to be paid subject to the regulations of tax and social security law then being applicable at the end of each calendar month.

(5)   Die Gesellschaft kann vor der rechtlichen Beendigung des Anstellungsverhältnisses durch schriftliche Erklärung auf das nachvertragliche Wettbewerbsverbot mit der Wirkung verzichten, dass die Verpflichtung zur Zahlung einer Karenzentschädigung nach 6 Monaten entfällt und Herr Dr. Zoll unmittelbar im Anschluss an die Beendigung des Anstellungsverhältnisses in der Verwendung seiner Arbeitskraft frei wird.

(5)   The Company has the right to waive the covenant not to compete prior to the legal termination of the employment relationship in writing with the consequence that the obligation of the Company to pay the compensation for non-competition (Karenzentschädigung) ceases to exist after six months and Dr. Zoll is free to use his working skills immediately after the end of the contract.

(6) Im Übrigen gelten die Vorschriften der §§ 74 ff. HGB mit Ausnahme von § 75 Abs. 2 HGB.	(6) In all other respects, the provisions of §§ 74 ff of the German Commercial Code (HGB) apply excepted § 75 (2) of the German Commercial Code.

§12 Datenschutz und Datenverarbeitung	Article 12 Data Privacy Protection and Data Processing

(1) Herr Dr. Zoll wird darauf hingewiesen, dass	(1) Dr. Zoll is advised as follows:

a)  zur Abwicklung des Dienstverhältnisses nur personenbezogene Daten, die zur Abwicklung des Dienstverhältnisses notwendig sind (z.B. Gehaltsfindung, Gehaltabrechnung, Urlaubserfassung, Personalplanung und -entwicklung), erhoben, genutzt und verarbeitet werden und

a)  Only personal data that are necessary for the processing of the employment relationship (for example, salary calculation, salary statements, leave records, personnel planning and development) will be collected, used and processed for administration purposes.

b)  dass diese personenbezogenen Daten Dritten zum Zwecke der Weiterverarbeitung im Rahmen der Abwicklung des Dienstverhältnisses im Auftrag der Gesellschaft überlassen werden, wenn und soweit dies auf Grund der datenschutzrechtlichen Bestimmungen (insbesondere des Bundesdatenschutzgesetzes bzw. der EU-Datenschutz-Grundverordnung) zulässig ist.

b)  Such personal data will be disclosed to third parties for further processing for administration purposes by order of the Company if and to the extent this is permissible under the provisions of data privacy law (in particular, the German Federal Data Privacy Protection Act or respectively the EU General Data Protection Regulation).

Weitere Daten werden nicht erhoben.	No other data shall be collected.

(2)   Herr Dr. Zoll und die Gesellschaft sind zum verschwiegenen Umgang mit personenbezogenen Daten verpflichtet. Dies betrifft sowohl personenbezogene Daten von Kollegen und Mitarbeitern aber auch von Kunden. Diese Verpflichtung zur Einhaltung des Datengeheimnisses besteht auch nach Beendigung des Dienstverhältnisses fort.

(2)   Dr. Zoll and the Company shall be obligated to hold personal data in confidence. This obligation concerns personal data relating to colleagues and employees, but also relating to customers. This obligation to comply with data privacy protection rules shall remain in effect even after termination of this Service Agreement.

(3) Im Übrigen gelten die Bestimmungen des Bundesdatenschutzgesetzes (BDSG) bzw. der EU-Datenschutz-Grundverordnung.	(3) In all other respects, the provisions of the German Federal Data Privacy Protection Act (BDSG) or respectively the EU General Data Protection Regulation shall apply.

§13 Ausschlussfrist	Article 13 Preclusion Period

(1)   Ansprüche aus dem Dienstverhältnis verfallen, wenn sie nicht innerhalb einer Ausschlussfrist von drei Monaten gegenüber der anderen Partei in Textform geltend gemacht werden. Die Versäumung der Ausschlussfristen führt zum Verlust des Anspruchs. Die Ausschlussfrist beginnt, wenn der Anspruch fällig ist und der Anspruchsteller von den anspruchsbegründenden Umständen Kenntnis erlangt oder ohne grobe Fahrlässigkeit erlangen müsste. Diese Ausschlussfrist gilt nicht bei Haftung wegen Vorsatzes.

(1)   Claims arising from this Service Agreement shall be forfeited if they are not asserted in text form (Art. 126b of the German Civil Code) against the other party within a three-month preclusion period. Any failure to meet this deadline shall lead to loss of the entitlement. The preclusion period shall begin when the claim is due and the claimant gains knowledge of the circumstances justifying the entitlement or could reasonably be deemed to have gained such knowledge unless she/he had been grossly negligent. This preclusion period shall not apply in the event of liability based on intent.

(2)   Lehnt die Gegenpartei den Anspruch in Textform ab oder erklärt sich nicht innerhalb von einem Monat nach Geltendmachung des Anspruchs, so verfällt dieser, wenn er nicht innerhalb von drei Monaten nach der Ablehnung oder nach Fristablauf gerichtlich geltend gemacht wird. Die Erhebung einer Klage gegen eine Kündigung wahrt den Anspruch nicht.

(2)   If the other party rejects such claim in text form or does not state its position within one month after assertion of the claim, the claim shall be forfeited if it is not asserted in court within three months of the rejection or expiration of the deadline. Filing a lawsuit against termination of contract shall not prevent a claim from being forfeited.

§14 Schriftform	Article 14 Written Form

Dieser Vertrag unterliegt der Schriftform. Änderungen, Ergänzungen und die Aufhebung dieses Dienstvertrages, einschließlich dieser Schriftformklausel, bedürfen zu ihrer Rechtswirksamkeit der Schriftform. Faxsendungen, aber nicht E-Mail-Benachrichtigungen, erfüllen dieses Schriftformerfordernis.	This Service Agreement shall require written form on paper and signed. Any amendments, additions and the cancellation to and/or of this Service Agreement, including this clause, are only effective if made in written form. Faxes are sufficient, emails not.

§15 Anwendbares Recht/Sprache	Article 15 Governing Law/Language

(1) Dieser Vertrag sowie Streitigkeiten über oder aus ihm oder über seine Beendigung unterliegen ausschließlich dem Recht der Bundesrepublik Deutschland.	(1) This Service Agreement and any disputes arising about or out of it or about its termination shall be governed exclusively by the laws of the Federal Republic of Germany.

(2) Dieser Vertrag ist in deutscher und englischer Sprache aufgesetzt. Rechtlich maßgeblich ist allein die deutsche Fassung.	(2) This Service Agreement is made in German and English. Solely the German version of this Agreement shall be legally authoritative.

§16 Erfindungen	§16 Inventions

(1) Erfindungen, technische Entwicklungen, Patente, Gebrauchsmuster, Urheberrechte und sonstige gewerbliche Schutzrechte, die Herr Dr. Zoll während der Dauer dieses Dienstvertrages macht,	(1) Inventions, technical developments, patents, design-patents, copyrights and other industrial property rights that Dr. Zoll invented/developed during the term of this Service Agreement as sowie die Nutzung und Verwertung von technischen und organisatorischen Verbesserungsvorschlägen, Verfahrenstechniken und sonstiger Arbeitsergebnisse von Herrn Dr. Zoll (“Diensterfindungen”) stehen ohne besondere Vergütung ausschließlich und unbefristet, mithin auch über das Ende des Dienstverhältnisses hinaus, der Gesellschaft zu und sind auf diese – sofern rechtlich möglich – zu übertragen.

well as the right to use and exploit technical and organizational suggestions for improvement, technology and any other work products of Dr. Zoll (“Job-Related Inventions”) shall be exclusively and unlimited in time, i.e. even after termination of the service relationship, with the Company and – to the extent legally permissible – shall be conveyed to the Company without additional remuneration being required.

(2)   Sofern die Diensterfindungen nicht übertragbar sind, räumt Herr Dr. Zoll der Gesellschaft das ausschließliche Recht zur räumlich und zeitlich unbegrenzten Nutzung und Verwertung solcher Diensterfindungen ein.

(2)   To the extent Job-Related Inventions are legally not conveyable, Dr. Zoll shall grant the Company the exclusive and in terms of scope and time unrestricted right to use and exploit such Job-Related Inventions.

(3)   Herr Dr. Zoll ist verpflichtet, alle erforderlichen Erklärungen und Rechtshandlungen zur Übertragung der Diensterfindungen und/oder der Einräumung der Nutzungs- und Verwertungsrechte sowie der Anmeldung solcher Rechte auf die Gesellschaft abzugeben und/oder vorzunehmen.

(3)   Dr. Zoll shall conduct any action and/or make any statement that is required to convey Job-Related Inventions and/or grant rights to use and exploit to the Company. The same is true for actions and/or statements required to register these rights.

(4) Die Einräumung der Nutzungs- und Verwertungsrechte berechtigt die Gesellschaft auch zur Weiterübertragung der Nutzungs- und Verwertungsrechte an Dritte.	(4) The grant of rights to use and exploit shall allow the Company to license out the right of use and exploitation of its own to third parties.

(5) Herr Dr. Zoll ist verpflichtet, die Gesellschaft unverzüglich und schriftlich über alle Diensterfindungen zu informieren, um ihr die Wahrung ihrer Rechte zu ermöglichen.	(5) Dr. Zoll is obliged to inform the Company immediately and in writing about any Job-Related Inventions to allow the preservation of the Company’s rights.

(6) Sämtliche Diensterfindungen sowie die Übertragung und Einräumung sämtlicher Nutzungs- und Verwertungsrechte an die Gesellschaft sind mit dem in § 4 Absatz 1 vereinbarten Festgehalt abgegolten.	(6) Any and all Job-Related Inventions as well as conveyance and granting of rights of shall be fully compensated by payment of the Fixed Salary pursuant to Article 4 (1).

§17 Salvatorische Klausel	Article 17 Severability Clause

Sollte eine Bestimmung dieses Dienstvertrages unwirksam sein oder werden, berührt dies nicht die Wirksamkeit der übrigen Bestimmungen. Die unwirksame Bestimmung wird durch eine wirksame Bestimmung ersetzt, die in ihrer wirtschaftlichen Wirkung der unwirksamen Bestimmung so nahe wie möglich kommt. Dies gilt auch für eventuelle Regelungslücken.	If one of the provisions of this Service Agreement should be or become invalid, the remaining provisions shall remain valid. The invalid provision shall be replaced by a valid one which comes as close as possible to the economic effect of the invalid provision. The same shall apply to any gaps.

Geschäftsführer	SIGNA Sports United GmbH vertreten durch ihre Gesellschafterversammlung, diese handelnd durch ihre Alleingesellschafterin SIGNA International Sports Holding GmbH:

SIGNA Sports United GmbH represented by its shareholders’ meeting, in turn acting through the sole shareholder SIGNA International Sports Holding GmbH:

/s/ Dr. Stephan Zoll	/s/ Wolfram Keil

1. Nachtrag zum Dienstvertrag vom 12./17. Dezember 2018	1st Addendum to Service Agreement dated 12th / 17th December 2018
zwischen: SIGNA Sports United GmbH, vertreten durch den Beirat,	between: SIGNA Sports United GmbH, represented by its advisory board,

- nachfolgend “Gesellschaft” -	- hereinafter referred to as “Company” -

und Dr. Stephan H. Zoll, Reifträgerweg 7, 14129 Berlin	and Dr. Stephan H. Zoll, Reifträgerweg 7, 14129 Berlin

- nachfolgend auch “Geschäftsführer” -	- hereinafter referred to also as “Managing Director”-

PRÄAMBEL	PREAMBLE

Zwischen den Parteien besteht ein Dienstvertrag vom 12./17. Dezember 2018 („Dienstvertrag“), auf Grund dessen Herr Dr. Zoll als Geschäftsführer der Gesellschaft und ggf. auch für die Unternehmen der Gruppe (im Folgenden: „SIGNA Sports United Gruppe“) tätig ist.	The parties concluded a Service Agreement dated 12th /17th December 2018 (“Service Agreement”) based upon which Dr. Zoll acts as Managing Director of the Company and possibly also for the entities of the group (“SIGNA Sports United Group”).

Diesen Dienstvertrag passen die Parteien wie folgt an:	This Service Agreement is modified by the Parties as follows:

§ 1 Ergänzung des § 3 (Umfang der Tätigkeit, Nebentätigkeit)	Article 1 Supplement to Article 3 (scope of activity, secondary employment)

§ 3 wird mit Wirkung ab dem 01.03.2021 um folgende neue Absätze 7 und 8 ergänzt:

„(7) Zusätzlich zu den bisher genehmigten Nebentätigkeiten, für die die bisherigen Regelungen weitergelten, ist dem Geschäftsführer der Gesellschaft gestattet, zwei weitere Beiratsmandate anzunehmen. Die Ausübung dieser weiteren Tätigkeiten steht jeweils unter der Voraussetzung, dass sie die Interessen der Gesellschaft bzw. der SIGNA Sports United Gruppe nicht beeinträchtigen. Hierzu erteilt der Geschäftsführer notwendige Auskunft zu den konkreten Tätigkeiten. Sofern die Tätigkeiten Interessen der Gesellschaft bzw. der SIGNA Sports United Gruppe beeinträchtigen können (etwa im Hinblick auf mögliche Wettbewerbsinteressen der SIGNA Sports United Gruppe oder wegen des verbundenen Zeitaufwandes), ist die Gesellschaft zum Widerruf der Genehmigung mit angemessener Ankündigungsfrist berechtigt.

The following new paragraphs 7 and 8 shall be added to Article 3 with effect from 1st March 2021:

“(7) In addition to the already approved secondary activities, for which the current regulations continue to apply, the Managing Director of the Company is permitted to accept two further advisory board mandates. The exercise of these further activities is in each case subject to the condition that they do not impair the interests of the Company respectively SIGNA Sports United Group. The Managing Director will provide the necessary information on the concrete activities. If the activities may adversely affect the interests of the Company or SIGNA Sports United Group (e.g. with regard to possible competitive interests of SIGNA Sports United Group or due to the associated expenditure of time), the Company shall be entitled to revoke the authorisation with reasonable notice.

(8)Nach Beendigung der Geschäftsführertätigkeit wird dem Geschäftsführer unter der Voraussetzung, dass er nicht in geschäftsleitender Tätigkeit (z.B. Geschäftsführer, Vorstandsmitglied, leitender Angestellter, Beratungsmandat mit operativem Zuschnitt) bei Konkurrenzunternehmen tätig wird, die Übernahme eines Beiratsmandats bei der Gesellschaft angeboten.“	(8) Upon termination of the Managing Director’s position, the Managing Director shall be offered the opportunity to serve on the Advisory Board of the Company, provided that the Managing Director does not serve in a managerial role (e.g. managing director, member of the managing board, managerial employee, consultant with operational role) with competing companies.”

§ 2 Anpassung des § 4 (Vergütung)	Article 2 Amendment of Article 4 (Remuneration)

(1)   § 4 Abs. 1 wird mit Wirkung ab dem 01.03.2021 durch folgende Neufassung des § 4 Abs. 1 ersetzt:

„Der Geschäftsführer erhält ein festes Jahresbruttogehalt, das EUR 825.000,00 beträgt. Das Jahresbruttogehalt wird in zwölf gleichen Raten bargeldlos monatlich im Nachhinein bezahlt. Falls bis zum 31.12.2021 direkt oder indirekt (etwa im Rahmen einer de-SPAC Transaktion) eine Notierung der Gesellschaft an einem Handelsplatz einer Börse in Deutschland oder im Ausland erfolgt (im Folgenden: „Listing“; die an der Börse notierte Einheit im Folgenden die „Börsennotierte Einheit“) erhöht sich das feste Jahresbruttogehalt mit Wirkung zum Folgemonat des Monats, in dem das Listing erfolgte, auf EUR 900.000,00.“

Für die Monate März bis einschließlich Mai erfolgt die rückwirkende Erhöhung des Jahresbruttogehalts auf EUR 825.000,00 durch eine zeitanteilige Nachzahlung in Form einer Einmalzahlung mit der Abrechnung für Juni 2021.

(1)   Article 4 para. 1 shall be replaced by the following new version of Article 4 para. 1 with effect from 1st March 2021:

“The Managing Director shall receive a fixed annual gross salary amounting to EUR 825,000.00. The annual gross salary shall be paid in twelve equal instalments without cash monthly in arrears. If the Company is listed directly or indirectly (e.g. as part of a de-SPAC transaction) on a trading venue of a stock exchange in Germany or abroad by 31st December 2021 (hereinafter: “Listing”; the entity listed on the stock exchange hereinafter the “Listed Entity”), the fixed annual gross salary shall increase to EUR 900,000.00 with effect from the month following the month in which the Listing took place.”

For the months of March up to and including May, the retroactive increase of the annual gross salary to EUR 825,000.00 shall be made by means of a back payment in the form of a pro rata temporis one-off payment with the settlement for June 2021.

(2)   § 4 Abs. 2 des Dienstvertrages wird mit Wirkung ab dem 01.03.2021 durch folgende Neufassung des § 4 Abs. 2 ersetzt:

„Darüber hinaus erhält der Geschäftsführer einen (geschäfts-)jährlichen Bonus (STI). Dieser beträgt bei Erfüllung (100%) der von der Gesellschaft jährlich gesetzten Ziele EUR 550.000,00 brutto. Der Zielbetrag des STI-Bonus erhöht sich bei einem erfolgreichen Listing mit Wirkung zum Folgemonat auf EUR 600.000,00 brutto (100%). Bei einer Zielerreichung von mindestens 50%, aber weniger als 100% wird der Bonus anteilig gezahlt. Bei einer Zielerreichung unter 50% wird kein Bonus gezahlt. Die Zielerreichung ist begrenzt auf maximal 150% (Cap). Die konkreten Ziele und die Auswirkung des Zielerfüllungsgrades auf die Bonushöhe werden von der Gesellschaft nach vorheriger Besprechung mit dem Geschäftsführer spätestens einen Monat nach Beginn des jeweiligen Geschäftsjahres (derzeit: 01.10.-30.09) auf Basis des jeweiligen Budgets bzw. der Planung der jeweils dem Geschäftsführer übertragenen Projekte sowie unter Berücksichtigung etwaig einschlägiger gesetzlicher Vorgaben schriftlich festgelegt. Die Auszahlung des STI-Bonus erfolgt mit dem

(2)   Article 4 para. 2 of the Service Agreement shall be replaced by the following new version of Article 4 para 2 of the Service Agreement with effect from 1st March 2021:

“In addition, the Managing Director receives an annual bonus (STI). This amounts to EUR 550,000.00 gross per financial year if the annual targets set by the Company are met (100%). The target amount of the STI bonus increases to EUR 600,000.00 gross (100%) with effect from the following month in the event of a successful Listing. If the targets are achieved by at least 50% but less than 100%, the bonus is paid on a pro rata basis. If the target achievement is below 50%, no bonus will be paid. The target achievement is limited to a maximum of 150% (cap). The specific targets and the effect of the degree of target achievement on the bonus amount shall be determined in writing by the Company after prior discussion with the Managing Director no later than one month after the beginning of the respective financial year (currently: 1st October to 30th September) on the basis of the respective budget or the planning of the projects assigned

Fixgehalt am zweiten Monatsende nach der Feststellung des jeweiligen Jahresabschlusses.“

Für das zum Zeitpunkt des Vertragsschlusses laufende Geschäftsjahr besteht Einigkeit, dass die bereits festgelegten Ziele bis zum Ablauf des Geschäftsjahres am 30.09.2021 weiterhin Grundlage der Berechnung des STI-Bonus sind. Ebenfalls besteht Einigkeit, dass unterjährige Erhöhungen des STI-Bonus wie z. B. in Folge eines erfolgreichen Listing die Erhöhung in dem laufenden Geschäftsjahr zeitanteilig für den verbleibenden Zeitraum des Geschäftsjahres berücksichtigt wird.

to the Managing Director in each case and taking into account any relevant statutory requirements. The STI bonus is paid together with the fixed salary at the end of the second month after the adoption of the respective annual financial statements.”

For the current financial year, the targets already set will continue to be the basis for the calculation of the STI bonus until the end of the financial year on 30th September 2021. It is also agreed that in the event of an increase in the STI bonus during the year (e.g. as a result of a successful Listing), the increase in the current financial year will be taken into account pro rata temporis for the remaining period of the financial year.

(3) § 4 Abs. 3 und § 4 Abs. 4 / Anlage 2 des Dienstvertrages werden aufgehoben und wie folgt neu gefasst:	(3) Article 4 para. 3 and Article 4 para. 4 / Schedule 2 of the Service Agreement shall be repealed and reworded as follows:

a) Neufassung von § 4 Abs. 3 des Dienstvertrages:

“§ 4 Abs. 4 und Anlage 2 des Dienstvertrages vom 12./17.12.2018 werden wie folgt gefasst bzw. modifiziert und ergänzt: Der Geschäftsführer erhält nachfolgende Leistungen als abschließenden LTI-Bonus für Zeiträume ab dem Beginn der Tätigkeit des Geschäftsführers (01.07.2018) bis zum früheren Datum von (i) Tag des Listing bzw. (i) 30.09.2021 wie auch im Hinblick auf die Vertragsverlängerung und das ggf. erfolgreiche Listing unter den jeweils genannten Voraussetzungen:

(a)   Listing-Bonus

Erfolgt bis spätestens zum 31.12.2021 ein Listing, erhält der Geschäftsführer die nachfolgenden Leistungen (diese Leistungen im Folgenden: „Listing-Bonus“):

i.   Zahlung eines Bonus von insgesamt EUR 2.400.000,00 brutto (in Worten: zwei Millionen vierhunderttausend Euro). Ein Anteil von EUR 1.200.000,00 wird als Abschlagszahlung zum 30.06.2021 gezahlt. Der Restbetrag ist unverzüglich nach dem Listing zu zahlen.

ii.  Wenn das Listing im Rahmen der zur Unterzeichnung dieses Dienstvertrages geplanten De-SPAC Transaktion erfolgt, hat der Geschäftsführer einen Anspruch auf Zuteilung von Optionsrechten entsprechend

a) Rewording of Article 4 para. 3 of the Service Agreement:

“Article 4 para. 4 and Schedule 2 of the Service Agreement dated 12th/17th December 2018 shall be amended or modified and supplemented as follows: The Managing Director shall receive the following benefits as a final LTI bonus for periods from the commencement of the Managing Director’s activities (1st July 2018) until the earlier of (a) the Listing Date and (b) 30th September 2021 as well as with regard to the extension of the contract and the successful Listing, if any, under the conditions specified in each case:

(a)   Listing Bonus

If a Listing occurs no later than 31st December 2021, the Managing Director shall receive the following benefits (these benefits hereinafter: “Listing Bonus”):

i.   Payment of a bonus totalling EUR 2,400,000.00 gross (in words: two million four hundred thousand Euros). A portion of EUR 1,200,000.00 shall be paid as a down payment as of 30th June 2021. The remaining amount is to be paid immediately after Listing.

ii.  If the Listing takes place within the framework of the De-SPAC Transaction contemplated for the signing of this Service den Regelungen des Option Agreement zwischen ihm und der SIGNA Sports United B.V. vom heutigen Tag.

iii.   Erfolgt bis zum 31.12.2021 ein Listing in anderer Form, hat der Geschäftsführer Anspruch auf eine Option zur Kapitalbeteiligung an der dann maßgeblichen börsennotierten Einheit, die zum dann maßgeblichen Unternehmenswert im proportional dem gleichen Verhältnis steht wie der Wert der Beteiligung nach § 2 Abs. 3 lit. a) (a) ii. zur Unternehmens-bewertung im Zuge der geplanten De-SPAC Transaktion. Die Details werden die Parteien nach Treu und Glauben in einem dann gesondert abzuschließenden Option-Agreement vereinbaren.

Agreement, the Managing Director shall be entitled to an allotment of Option Rights in accordance with the provisions of the Option Agreement between him and SIGNA Sports United B.V. dated today.

iii.   If a Listing in another form takes place by 31 December 2021, the Managing Director shall be entitled to an option to acquire an equity interest in the then relevant Listed Entity, which value in relation to the then relevant enterprise value shall be the same proportional relation as the value of the equity interest pursuant to § 2 para. 3 lit. a ii. to the enterprise valuation in the course of the planned De-SPAC Transaction. The parties shall agree on the details in good faith in an option agreement to be concluded separately.

Voraussetzung für das Entstehen des Anspruchs auf den Listing-Bonus ist, dass der Geschäftsführer bis zum Listing bzw. bis zu einer etwaigen vorherigen vertragsgemäßen Vertragsbeendigung durch ihn (z.B. wirksame Kündigung des Geschäftsführers aus wichtigem Grund, Tod) vertragsgemäß (d.h. ohne schwerwiegende Verletzung vertraglicher Pflichten im Sinne an sich wichtiger Gründe gemäß § 626 BGB) für die Gesellschaft bzw. die SIGNA Sports United Gruppe tätig war.

The Listing-Bonus arises subject to the condition that the Managing Director has worked for the Company or the SIGNA Sports United Group in accordance with the contract (i.e. without serious breach of contractual obligations pursuant to sec. 626 German Civil Code (BGB)) until the listing or until any previous termination of the contract by him in accordance with the contract (e.g. effective termination of the Managing Director for good cause, death).

(b) Nicht-Listing Bonus	(b) Non-Listing Bonus

[vertraulich]	[confidential]

(c) Gemeinsame Bestimmungen (Erfüllung durch Dritte, Tragung von Steuern und Abgaben, Abtretung, Entfall von Ansprüchen)	(c) Common provisions (performance by third parties, payment of taxes and duties, assignment, waiver of claims)

Leistungen nach diesem § 4 Abs. 3 des Dienstvertrages (insb. Listing-Bonus und Nicht-Listing-Bonus, zusammen im Folgenden: „Relevante Ansprüche“) sind Bruttoleistungen vor Steuern und Abgaben. Etwaige im Zusammenhang mit den Relevanten Ansprüchen anfallende Steuern trägt der Geschäftsführer. Gleiches gilt im rechtlich zulässigen Umfang für sonstige Abgaben, insbesondere Sozialversicherungsbeiträge. Stellt der Geschäftsführer der Gesellschaft einen solchen Betrag im Voraus zur Verfügung, wird die Gesellschaft vorrangig diesen Betrag zum Ausgleich etwaiger Steuern und Abgaben verwenden. Ansonsten wird die Gesellschaft, soweit die Barvergütung für den (vollständigen)

Benefits under this Art. 4 para. 3 of the Service Agreement (esp. Listing Bonus and Non-Listing Bonus, together hereinafter: “Relevant Claims”) are gross benefits before taxes and duties. Any taxes incurred in connection with the Relevant Claims shall be borne by the Managing Director. The same shall apply to the extent permitted by law to any other levies, in particular social security contributions. If the Managing Director makes such amount available to the Company in advance, the Company shall give priority to using such amount to offset any taxes and duties. Otherwise, if the cash remuneration is not sufficient for the (complete) deduction of income

Lohnsteuerabzug nicht ausreicht, beim Betriebsstättenfinanzamt eine Anzeige gem. § 38 Abs. 4 S. 2 EStG vornehmen. Soweit dennoch eine Inanspruchnahme der Gesellschaft erfolgt, stellt der Geschäftsführer die Gesellschaft von festgestellten Steuern und Abgaben, die er zu tragen hat, frei und einen entsprechenden Barbetrag zur Verfügung.

tax, the company will file a report with the tax office at the place of business pursuant to sec. 38, para. 4, sentence 2 Income Tax Act (Einkommensteuergesetz). If a claim is nevertheless made against the Company, the Managing Director shall indemnify the Company against any taxes and duties determined to be payable by the Company and provide a corresponding cash amount.

Die Gesellschaft übernimmt keine Zusagen und Garantien hinsichtlich der steuerlichen Behandlung der Relevanten Ansprüche. Sie wird ggf. hinsichtlich der lohnsteuerlichen Behandlung der Relevanten Ansprüche eine Lohnsteueranrufungsauskunft beantragen, der der Geschäftsführer ausdrücklich seine Zustimmung erteilt und – falls erforderlich – entsprechend mitwirken wird.

The Company makes no representations or warranties as to the tax treatment of the Relevant Claims. The Company will, if necessary, request a payroll tax ruling (Lohnsteueranrufungsauskunft) in respect of the payroll tax treatment of the Relevant Claims, to which the Managing Director will expressly consent and, if necessary, cooperate.

Relevante Ansprüche können durch die Gesellschaft oder Dritte, etwa die Börsennotierte Einheit, erfüllt werden.	Relevant Claims may be settled by the Company or third parties, such as the Listed Entity.

Der Geschäftsführer ist berechtigt, Relevante Ansprüche an eine Kapitalgesellschaft abzutreten, sofern er (i) die Mehrheit der Anteile und Stimmrechte dieser derzeit und mindestens bis zum 31.03.2024 hält und diese Kapitalgesellschaft in diesem Zeitraum kontrolliert, (ii) die Kapitalgesellschaft die Erfüllung der Verpflichtung des Geschäftsführers zur Tragung von Steuern und Abgaben und damit zusammenhängende Verpflichtungen nach diesem § 4 Abs. 3 garantiert. Die Einhaltung von (i)-(ii) ist Voraussetzung für die Wirksamkeit einer Abtretung. Darüber hinaus ist eine Abtretung Relevanter Ansprüche ausgeschlossen.

The Managing Director shall be entitled to assign Relevant Claims to a corporation provided that he (i) holds the majority of the shares and voting rights in such corporation currently and until at least 31st March 2024 and controls such corporation during this period, (ii) such corporation guarantees the fulfilment of the Manager’s obligation to pay taxes and duties and related obligations under this sec. 4 para. 3. Compliance with (i)-(ii) is a prerequisite for the effectiveness of an assignment. Beyond that, an assignment of Relevant Claims is excluded.

Über das Obenstehende hinaus besteht für Zeiträume vom Tätigkeitsbeginn (01.07.2018) des Geschäftsführers bis zum früheren von (i) Tag des Listings oder (ii) 31.12.2021 kein Anspruch auf einen LTI-Bonus gegen die Gesellschaft oder Verbundene Unternehmen (§ 328 Abs. 1 BGB). Gleichfalls besteht kein Anspruch auf damit im Zusammenhang stehenden Ausgleich und Schadensersatz, insbesondere auch nicht aus Ziff. 2 Abs 2 der Anlage 2 des Dienstvertrages vom 12./17.12.2018.“

Beyond the above, there shall be no claim to an LTI bonus against the Company or Affiliated Companies (sec. 328 para. 1 of the German Civil Code) for periods from the beginning of the Managing Director’s activities (1st July 2018) until the earlier of (i) the Listing Date or (ii) 31st December 2021. Likewise, there is no claim to compensation and damages in connection therewith, in particular also not from No. 2 para. 2 of Annex 2 of the Service Agreement dated 12th/17th December 2018.”

b) Neufassung von § 4 Abs. 4 des Dienstvertrages: „Der Geschäftsführer nimmt ab dem Tag des Listing, spätestens jedoch ab dem 01.10.2021 an dem neuen LTI-Programm teil, das durch die	b) Rewording of Article 4 para. 4 of the Service Agreement: “From the date of the Listing, but no later than 1st October 2021, the Managing Director will

SIGNA Sports United Gruppe aufgelegt wird. Hierbei beträgt das on-target LTI-Volumen (Zielerreichungsgrad 100%) EUR 1.000.000,00 brutto pro Jahr der Dauer des Dienstvertrags innerhalb der geplanten mehrjährigen Laufzeit des geplanten LTI-Programms. Das LTI-Programm orientiert sich an marktüblichen Regelungen für Vorstände / Geschäftsführer vergleichbarer Unternehmen aus dem eCommerce-Bereich, insbesondere im Hinblick auf Vesting-Regelungen. Ggf. wird die Marktüblichkeit durch einen anerkannten externen Vergütungsberater, der von der Gesellschafterversammlung beauftragt wird, verifiziert. Bei Listing in den USA erhöht sich mit Wirkung für Zeiträume ab dem Stichtag des Listing das on-target LTI Volumen (100%) auf 2.000.000,00 EUR brutto pro Jahr der Dauer des Dienstvertrags innerhalb der geplanten mehrjährigen Laufzeit des geplanten LTI-Programms und sind die Wertentwicklung und die hieraus folgenden Erträge aus zugeteilten Anteilen (Shares oder Optionen) nicht gedeckelt. Die Auflegung des LTI-Programms erfolgt spätestens bis zum 30.09.2021; erfolgt diese nicht, hat der Geschäftsführer Anspruch auf eine pauschale LTI-Abschlagszahlung von EUR 83.333,33 brutto pro Monat vom 01.10.2021 bis zur Auflegung des Programms. Nach Auflegung eines LTI-Programms erfolgt eine Nachberechnung zum 01.10.2021 unter Berücksichtigung der Abschlagszahlungen. Rückforderungs-ansprüche im Hinblick auf Abschlagszahlungen sind ausgeschlossen.“

participate in the new LTI programme established by SIGNA Sports United Group. The on-target LTI volume (degree of target achievement 100%) amounts to EUR 1,000,000.00 gross per year of the term of the Service Agreement within the planned multi-year term of the planned LTI programme. The LTI programme is based on market standard regulations for board members / managing directors of comparable companies in the ecommerce sector, especially with regard to vesting regulations. If required, conformity with market standard will be confirmed by a reputable external remuneration consultant who is mandated by the shareholders’ meeting. In case of a listing in the USA, the on-target LTI volume (degree of target achievement 100%), with effect from the date of the Listing, increases to EUR 2,000,000.00 gross per year of the term of the Service Agreement within the planned multi-year term of the planned LTI programme and income from allocated shares or options is not capped. The LTI programme shall be launched by 30th September 2021 at the latest; if it does not occur, the Managing Director shall be entitled to an advance LTI payment of EUR 83,333.33 gross per month from 1st October 2021 until the launch of the programme. After the launch of an LTI programme, a recalculation per 1st October 2021 is carried out taking into account the down payment. Claims for repayment with regard to payments on account are excluded.”

(4)   Der in § 4 Abs. 5 geregelte Anspruch auf einen Sign-on Bonus ist erfüllt. Vor diesem Hintergrund wird § 4 Abs. 5 wie folgt neu gefasst:

„Im Fall des Listings wird die Höhe und Ausgestaltung der STI- und LTI-Vergütungskomponenten des Geschäftsführers in Zusammenarbeit mit einem externen Vergütungsberater neu festgelegt und soll der Höhe nach nicht unter dem Median vergleichbarer Unternehmen im e-Commerce Sektor liegen. Eine Absenkung des wirtschaftlichen Werts einzelner bis dahin geltender Vergütungskomponenten wird jedoch ausgeschlossen.“

(4)   The entitlement to a sign-on bonus regulated in Article 4 para. 5 has been fulfilled. Against this background, Article 4 para. 5 shall be reworded as follows:

“In the event of the Listing, the level and design of the STI and LTI remuneration components of the Managing Director will be re-determined in conjunction with an external remuneration consultant and shall not be below the median level of comparable companies in the e-Commerce sector. However, a reduction of the economic value of individual remuneration components applicable until then is excluded.”

§ 3 Anpassung des § 10 (Vertragsdauer, Freistellung, Rechtsformwechsel, Börsengang)	Article 3 Amendment of Article 10 (Term of Agreement, Garden Leave, Change of the Company, IPO)

(1)   § 10 Abs. 1 (Vertragsdauer) wird wie folgt ergänzt:

„Der Dienstvertrag wird um zwei Jahre und neun Monate verlängert. Er endet entsprechend mit Ablauf des 31.03.2024, ohne dass es einer Kündigung bedarf. Der Geschäftsführer hat das Recht, das Dienstverhältnis unter Einhaltung einer Frist von sechs Monaten zum Monatsende, frühestens jedoch zum 31.03.2023 ordentlich zu kündigen“

(1)   Article 10 para. 1 (duration of contract) shall be supplemented as follows:

“The Service Agreement shall be extended by two years and nine months. It shall end accordingly at the end of 31st March 2024 without the need for notice. The Managing Director has the right to terminate the employment relationship with six months’ notice to the end of the month, but no earlier than 31st March 2023”.

(2)   § 10 Abs. 8 (Rechtsformwechsel / Börsen-gang) wird wie folgt gefasst:

„Ein etwaiger Wechsel der Rechtsform der Gesellschaft, die Änderung des Sitzes der Gesellschaft, ein Börsengang der Gesellschaft und/oder eines Unternehmenszusammenschlusses der Gesellschaft lassen den Bestand dieses Vertrages unberührt. Bei Eintritt einer dieser Fälle nehmen die Parteien etwaige erforderliche Anpassungen vor. Hierbei werden die Parteien die wirtschaftlichen und rechtlichen Bedingungen dieses Dienstvertrages möglichst vollständig erhalten. Sie werden jedoch solche Anpassungen insb. im Hinblick auf die Vertragslaufzeit und die Vergütungsgestaltung vornehmen, die zur Herstellung bzw. Beibehaltung guter Corporate Governance im Sinne der anwendbaren gesetzlichen Bestimmungen erforderlich sind (inklusive Anpassung der Vergütungsstruktur und des Dienstsitzes).“

(2)   Article 10 para. 8 (Change of legal form / IPO) shall be worded as follows:

“A possible change of the legal form of the Company, a change of the registered office of the Company, an IPO of the Company and/or a merger of the Company shall not affect the existence of this Agreement. Upon the occurrence of one of these cases, the parties shall make any necessary adjustments. In doing so, the parties shall preserve the economic and legal terms of this Service Agreement as fully as possible. However, they shall make such adjustments, in particular with regard to the term of the agreement and the remuneration structure, as are necessary to establish or maintain good corporate governance as required by applicable law (including adjustment of the remuneration structure and the place of employment).”

§ 4 Schlussbestimmungen	Article 4 Final provisions

(1) Im Übrigen bleibt der Dienstvertrag unberührt.	(1) In all other respects, the Service Agreement remains unaffected.

(2)   Sollte eine Bestimmung dieses 1. Nachtrages zum Dienstvertrag unwirksam sein oder werden, berührt dies nicht die Wirksamkeit der übrigen Bestimmungen. Die unwirksame Bestimmung wird durch eine wirksame Bestimmung ersetzt, die in ihrer wirtschaftlichen Wirkung der unwirksamen Bestimmung so nahe wie möglich kommt. Dies gilt auch für eventuelle Regelungslücken.

(2)   If one of the provisions of this 1st Addendum to Service Agreement should be or become invalid, the remaining provisions shall remain valid. The invalid provision shall be replaced by a valid one which comes as close as possible to the economic effect of the invalid provision. The same shall apply to any gaps.

[Unterschriftenseite folgt]

[Unterschriftenseite]

Berlin, 10.6.21

Für die / on behalf of

Geschäftsführer / Managing Director	SIGNA Sports United GmbH vertreten durch den Beirat

SIGNA Sports United GmbH represented by its advisory board:

/s/ Dr. Stephan Zoll	/s/ Mike Özkan

bevollmächtigt per Beiratsbeschluss per 10.06.2021

Annex U

REDEMPTION OFFSET AGREEMENT

This REDEMPTION OFFSET AGREEMENT, effective as of October 15, 2021 (as it may from time to time be amended, this “Agreement”), is entered into by and among SIGNA Sports United B.V., a Dutch private limited liability company, to be converted into a public limited liability company and renamed SIGNA Sports United N.V. pursuant to the Business Combination Agreement (as defined below) (“TopCo”), SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”) and Bridgepoint Advisers Limited, a company incorporated in England and Wales under number 03220373 whose registered office is at 95 Wigmore Street, London, England and Wales, W1U 1FB (acting as manager of the Bridgepoint Beneficial Sellers (as defined in the Wiggle SPA (as defined below)) (“Bridgepoint,” together with TopCo and SISH, the “Parties” and each a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, TopCo is a party to that certain Business Combination Agreement, dated as of June 10, 2021, by and among Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), Olympics Merger Sub., a Cayman Islands exempted company, SIGNA Sports United GmbH, a German limited liability company (the “Company”) and SISH (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, holders of Yucaipa Class A Shares have the right to redeem all or a portion of their Yucaipa Class A Shares as set forth in Yucaipa’s Governing Documents;

WHEREAS, on and subject to the terms of this Agreement, SISH and Bridgepoint desire to offset such redemptions through: (i) an investment by SISH of up to $60 million in TopCo through the purchase by SISH of up to 6,000,000 TopCo Ordinary Shares based on a per share price of $10, and (ii) the settlement of all or a portion of the cash consideration that the Wiggle Sellers were entitled to receive through the payment of the First Consideration Instalment (as defined in the Wiggle SPA) and Third Consideration Instalment (as defined in the Wiggle SPA) pursuant to the terms of the Wiggle SPA (prior to it being amended in accordance with the Variation Agreement (as defined below)) in TopCo Ordinary Shares instead based on a per share price of $10; and

WHEREAS, concurrently with the execution of this Agreement, the Company, Bridgepoint and Huw Crwys-Williams are entering into a Variation Agreement (the “Variation Agreement”) to amend the Wiggle SPA in order to effect the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

Section 1. Definitions

A.    For purposes of this Agreement, the following terms shall have the meaning set forth in this Section 1.A.

(i)    “Actual Redemption Amount” means an amount equal to the Class A Share Redemption Price multiplied by the number of Yucaipa Class A Shares that are redeemed as of two (2) Business Days prior to the Closing.

(ii)    “Class A Share Redemption Price” means an amount equal to the aggregate amount on deposit in the Trust Account as of two Business Days prior to the Closing including interest thereon (which shall be net of taxes payable) divided by the number of then issued and outstanding Yucaipa Class A Shares.

(iii)    “First Instalment Shortfall Amount” means an amount equal to the lesser of the (i) Shortfall Amount and (ii) $60 million.

(iv)    “Redemption Threshold Amount” means an amount equal to the Class A Share Redemption Price multiplied by 16,698,000.

(v)    “Second Instalment Shortfall Amount” means an amount equal to the lesser of the (i) an amount equal to the Shortfall Amount minus $60 million and (ii) $30 million.

(vi)    “Shortfall Amount” means the amount by which the Actual Redemption Amount exceeds the Redemption Threshold Amount.

Section	2. Redemption Offset.

A.    If the Shortfall Amount is greater than zero then:

(i)    SISH shall subscribe for and purchase in cash and TopCo shall issue to SISH at the Closing such number of TopCo Ordinary Shares based on a per share price of $10 with an aggregate subscription price equal to fifty percent (50%) of the First Instalment Shortfall Amount; and

(ii)    All or a portion of the First Consideration Instalment (as defined in the Wiggle SPA) shall be settled through an increase to the Second Consideration Instalment, and TopCo shall issue to the Wiggle Sellers at the Closing such SPAC Shares (as defined in the Wiggle SPA) in accordance with the Wiggle SPA.

B.    If the Shortfall Amount is greater than $60 million, then SISH shall subscribe for and purchase in cash and Topco shall issue to SISH at the Closing such number of TopCo Ordinary Shares based on a per share price of $10 with an aggregate subscription price equal to the Second Instalment Shortfall Amount.

(i)    If the Shortfall Amount is greater than $90 million, then all or a portion of the Third Consideration Instalment (as defined in the Wiggle SPA) will be settled through an increase to the Second Consideration Instalment, and TopCo shall issue to the Wiggle Sellers at the Closing such SPAC Shares (as defined in the Wiggle SPA) in accordance with the Wiggle SPA.

Section	3. Representations and Warranties.

A.    Representations and Warranties of the Parties. Each Party hereby represents and warrants that:

(i)    Organization and Corporate Power. Such Party is an entity, duly organized or formed, as applicable, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the laws of its jurisdiction of incorporation or formation, as applicable. Such Party possesses all requisite corporate or other similar power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(ii)    Authorization; No Breach. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Party. This Agreement constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms subject to the Enforceability Exceptions.

(iii)    No Conflicts. Neither the execution, delivery or performance by such Party of this Agreement not the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (1) result in any breach of any provision of such Party’s Governing Documents, (2) result in a violation or breach of or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which such Party is a party, (3) violate, or constitute breach under, any Governmental Order or applicable Law to which such Party or any of their respective properties or assets are bound or (4) result in the creation of any Lien upon any of the assets or properties of such Party, except, in the case of any of clauses (2), (3) and (4) above, as would not reasonably be expected to have a material adverse effect on the ability of such Party to consummate the transactions contemplated by this Agreement.

B.    Representations and Warranties of SISH. SISH hereby represents and warrants that:

(i)    SISH is acquiring the TopCo Ordinary Shares for SISH’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act.

(ii)    SISH is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D.

(iii)    SISH understands that the TopCo Ordinary Shares are being offered and will be sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that TopCo is relying upon the truth and accuracy of, and SISH’s compliance with, the representations and warranties of SISH set forth herein in order to determine the availability of such exemptions and the eligibility of SISH to acquire such TopCo Ordinary Shares.

(iv)    SISH did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(v)    SISH has been furnished with all materials relating to the business, finances and operations of TopCo and materials relating to the offer of the TopCo Ordinary Shares which have been requested by SISH. SISH has been afforded the opportunity to ask questions of the executive officers and directors of TopCo. SISH understands that its investment in the TopCo Ordinary Shares involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the TopCo Ordinary Shares.

(vi)    SISH understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the TopCo Ordinary Shares or the fairness or suitability of the investment in the TopCo Ordinary Shares by SISH nor have such authorities passed upon or endorsed the merits of the offering of the TopCo Ordinary Shares.

(vii)    SISH understands that: (a) the TopCo Ordinary Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless the TopCo Ordinary Shares are (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) neither TopCo nor any other person is under any obligation to register the TopCo Ordinary Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, except as provided in that certain Amended and Restated Registration Rights Agreement to be entered into on or about the Closing by and among TopCo and the other parties identified therein.

(viii)    SISH has knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies such as TopCo, is capable of evaluating the merits and risks of an investment in the TopCo Ordinary Shares and is able to bear the economic risk of an investment in the TopCo Ordinary Shares in the amount contemplated hereunder for an indefinite period of time. SISH has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the TopCo Ordinary Shares. SISH can afford a complete loss of its investments in the TopCo Ordinary Shares.

C.    Representations and Warranties of TopCo. TopCo hereby represents and warrants that as of the Closing Date, the TopCo Ordinary Shares to be issued hereunder will be duly authorized and, when issued and delivered pursuant to this Agreement, against full payment, as applicable, such TopCo Ordinary Shares will be validly issued, fully paid and non-assessable (which, under Dutch law, is interpreted to mean that a holder of a TopCo Ordinary Share shall not by reason of merely being a holder be subject to assessment or calls by TopCo or its creditors for further payment of such TopCo Ordinary Shares) free and clear of any liens or restrictions (other than those arising under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under TopCo’s articles of association (statuten) as in effect at such time of issuance and as they will read following the Change of Legal Form, or other constituent documents of TopCo, by contract or under the laws of the Netherlands.

Section	4. Miscellaneous.

A.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party (whether by operation of law, merger or otherwise) without the prior written consent of each other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 4.A shall be void.

B.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)    This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(ii)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 4.B.

(iii)    THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.B.

C.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:

(i)    if to TopCo, to:

SIGNA Sports United B.V.

Kantsraße 164

10623 Berlin

Germany

Attn: Tilman Wink; Steffanie Kniepen

Email: t.wink@signa-sportsunited.com;s.kniepen@signa-sportsunited.com

(ii)    if to SISH, to:

SIGNA International Sports Holding GmbH

Maximiliansplatz 12 · 80333 München, Germany

Attn: Wolfram Keil

Email: w.keil@signa.de

(iii)    if to Bridgepoint, to:

Bridgepoint Advisers Limited

95 Wigmore Street

London

W1U 1FB

Attn: The Directors

Email: notices@bridgepoint.eu

D.    Further Assurances. Subject to the terms and conditions of this Agreement, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, at a Party’s reasonable request and without further consideration, the other Parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby.

E.    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

F.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

G.    Amendment and Waivers. This Agreement may be amended or modified only by a written agreement executed and delivered by the parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 4.G shall be void, ab initio.

H.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I.    Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

TOPCO:

SIGNA SportsUnited B.V.

By:	/s/ Stephan Zoll
	Name:	Stephan Zoll
	Title:	Board Member

[Signature Page to Redemption Offset Agreement]

SISH:

SIGNA International Sports Holding GmbH

By:	/s/ Wolfram Keil
	Name:	Wolfram Keil
	Title:	Director

[Signature Page to Redemption Offset Agreement]

BRIDGEPOINT:

Bridgepoint Advisers Limited (acting as manager of the Bridgepoint Beneficial Sellers)

By:	/s/ Michael Davy

Name:	Michael Davy
Title:	Authorised signatory

[Signature Page to Redemption Offset Agreement]

Annex V

DATED 15 OCTOBER 2021

VARIATION AGREEMENT

between

SIGNA SPORTS UNITED GMBH

and

BRIDGEPOINT ADVISERS LIMITED

and

HUW CRWYS-WILLIAMS

This agreement is dated 15 OCTOBER 2021

Parties

(1)

SIGNA SPORTS UNITED GMBH, incorporated in Germany with registered seat in Munich registered under number HRB 241442 (local court of Munich) and whose office address is at Kantstraße 164, 10623 Berlin, Germany (Buyer);

(2)

BRIDGEPOINT ADVISERS LIMITED, a company incorporated in England and Wales under number 03220373 whose registered office is at 95 Wigmore Street, London, England And Wales, W1U 1FB (acting as manager of the Bridgepoint Beneficial Sellers and in its capacity as “Investor Representative” under the SPA) (Investor Representative); and

(3)	HUW CRWYS-WILLIAMS of 3 Hepburn Place, London W3 9BG (in his capacity as “Manager Representative” under the SPA) (Manager Representative);

BACKGROUND

(A)	The Buyer, the Investor Representative and the Manager Representative are, among others, party to a sale and purchase agreement relating to Mapil Topco Limited dated 11 June 2021 (the SPA).

(B)

In accordance with clause 15.5 of the SPA, the parties have agreed to amend the SPA on the terms of this agreement (the Variation Agreement) with effect from the date of this Variation Agreement (Variation Date).

(C)

The purpose of this variation is to provide that: (i) in certain circumstances the amount of Total Consideration to be settled in cash as part of the First Consideration Instalment may be reduced by an amount of up to $30,000,000, with a corresponding increase to the amount of the Second Consideration Instalment to be settled via the issuance of SPAC Shares, and (ii) in certain circumstances some or all of the Third Consideration Instalment may be settled via the issuance of SPAC Shares on Completion rather than in cash within 10 Business Days of the Lock-Up Expiry Date. For the avoidance of doubt, nothing in this Agreement shall operate to reduce the amount of the Total Consideration.

Agreed terms

1.	Terms defined in the Agreement

Terms and expressions defined in the SPA shall have the same meanings in this Variation Agreement.

2.	Variation

With effect from the Variation Date, the SPA shall be varied by:

2.1	adding the following definitions to clause 1.1 of the SPA:

First Instalment Shortfall Amount means the lesser of (i) the Shortfall Amount, and (ii) US$ 60,000,000.

First Second Instalment Addition Amount has the meaning given to it in paragraph 1.1.1(b) of Part 3 of Schedule 1.

First Second Instalment Additional Shares means the SPAC Shares which are issued in satisfaction of the First Second Instalment Addition Amount.

Proportionate First Instalment Shortfall Amount means an amount equal to 0.5 x the First Instalment Shortfall Amount.

Redemption Offset Agreement means the redemption offset agreement dated 15 October 2021 entered into by and among SIGNA Sports United B.V., Signa International Sports Holding GmbH and Bridgepoint Advisers Limited.

Shortfall Amount has the meaning given to it in the Redemption Offset Agreement.

Third Instalment Shortfall Amount means the amount by which the Shortfall Amount exceeds US$ 90,000,000.

Third Second Instalment Addition Amount has the meaning given to it in paragraph 1.1.3(a) of Part 3 of Schedule 1.

Third Second Instalment Additional Shares means the SPAC Shares which are issued in satisfaction of the Third Second Instalment Addition Amount.

2.2	adding the following new clause 6.10:

6.10

The Buyer undertakes to the Sellers to confirm the Shortfall Amount to the Sellers Representatives and to provide reasonable supporting evidence of such amount (as requested by any Seller Representative) at least three Business Days before Completion.

2.3	adding the words “and, if any, the Third Second Instalment Additional Shares” immediately after the word “Second Consideration Instalment” in clause 13.6 of the SPA.

2.4	adding the following sentence at the end of clause 13.6 of the SPA:

“It is acknowledged and agreed that no lock-up period will apply in respect of the First Second Instalment Additional Shares and the lock-up deeds to be delivered pursuant to paragraph 1.4.1 of Part 1 of Schedule 5 will not contain any restrictions on the disposal of First Second Instalment Additional Shares.”

2.5	deleting the entire text of paragraph 1.1.1 of Part 3 of Schedule 1 of the SPA and replacing it with the following:

1.1.1	in respect of an amount equal to:

(a)

if the First Instalment Shortfall Amount is equal to zero, or if Signa International Sports Holding GmbH has not complied with its obligations under the Redemption Offset Agreement such that it has not subscribed in cash on or before Completion for a number of SPAC Shares equal to the amount of the Proportionate First Instalment Shortfall Amount divided by US $10, at a price of US $10 per SPAC Share, 60% of the Total Consideration; or

(b)

if the First Instalment Shortfall Amount exceeds zero and Signa International Sports Holding GmbH has complied with its obligations under the Redemption Offset Agreement such that it has subscribed in cash on or before Completion for a number of SPAC Shares equal to the amount of the Proportionate First Instalment Shortfall Amount divided by US $10, at a price of US $10 per SPAC Share, 60% of the Total Consideration minus an amount equal to the Proportionate First Instalment Shortfall Amount, with the amount of such reduction being calculated by first taking the Proportionate First Instalment Shortfall Amount in US dollars and redenominating such amount into sterling (at the SPAC Initial Business Combination FX Rate (Closing)) (such sterling amount being the “First Second Instalment Addition Amount”),

(in either case, the “First Consideration Instalment”) such amount will be paid by the Buyer to the Sellers in cash in sterling on Completion in accordance with paragraph 1.1 of Part 2 of Schedule 5, to be split amongst the Sellers as set out in paragraph 2.1 of this Part 3 of Schedule 1;

2.6

adding in to paragraph 1.1.2 of Part 3 of Schedule 1 of the SPA the words “plus an amount equal to the First Second Instalment Addition Amount (if any) plus an amount equal to the Third Second Instalment Addition Amount (if any)” after the words “25% of the Total Consideration”:

2.7	deleting the entire text of paragraph 1.1.3 of Part 3 of Schedule 1 of the SPA and replacing it with the following:

1.1.3	in respect of an amount equal to:

(a)    if the Third Instalment Shortfall Amount exceeds zero and Signa International Sports Holding GmbH has complied with its obligations under the Redemption Offset Agreement such that it has subscribed in cash on or before Completion for 6,000,000 SPAC Shares at a subscription price of USD60,000,000, an amount equal to 15% of the Total Consideration minus the Third Instalment Shortfall Amount (with the sterling amount of such reduction being calculated by first taking the US dollar amount of the Third Instalment Shortfall Amount and redenominating such amount into sterling at the SPAC Initial Business Combination FX Rate (Closing)) (such sterling denominated amount of the Third Instalment Shortfall Amount being the “Third Second Instalment Addition Amount”); or

(b)    if the Third Instalment Shortfall Amount equals zero or Signa International Sports Holding GmbH has not complied with its obligations under the Redemption Offset Agreement such that it has not subscribed in cash on or before Completion for 6,000,000 SPAC Shares at a subscription price of USD60,000,000, 15% of the Total Consideration,

(in either case the “Third Consideration Instalment”) such amount will be settled by the Buyer within 10 Business Days of the Lock-Up Expiry Date (or at such earlier date as is determined by the Buyer at its sole election) through the payment of cash, to be paid in sterling to the Seller Account(s) and such Initial Third Consideration Instalment shall be split amongst the Sellers as set out in paragraph 2.3 of this part 3 of Schedule 1.

3.	Continuation

Except as set out in clause 2 of this Variation Agreement, the SPA shall continue in full force and effect.

4.	Governing law and jurisdiction

4.1

This Variation Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and interpreted in accordance with the law of England and Wales.

4.2

The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of, or in connection with, this Variation Agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Bridgepoint Advisers Limited (acting as manager of the Bridgepoint Beneficial Sellers):

/s/ Michael Davy

Date:	15 October 2021

Position:	Partner

SIGNA Sports United GmbH:

	/s/ Stephan Zoll		/s/ Stefanie Kniepen

Name:	Stephan Zoll	Name:	Stefanie Kniepen

Date:	15 October 2021	Date:	15 October 2021

Position:	Managing Director	Position:	Managing Director

Huw Crwys-Williams:

/s/ Huw Crwys-Willaims
Date:	15 October 2021

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will be converted into a public limited liability company (naamloze vennootschap) and its name will be changed to SIGNA Sports United N.V.

Under Dutch law, our directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to our company and to third parties for infringement of our articles of association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil and criminal liabilities. Subject to certain exceptions, our articles of association provide for indemnification of our current and former directors and other current and former officers and employees as designated by our board of directors. No indemnification under our articles of association shall be given to an indemnified person:

•

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•

in relation to proceedings brought by such indemnified person against our company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and our company which has been approved by our board of directors or pursuant to insurance taken out by our company for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under our articles of association, our board of directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

2.1**	Business Combination Agreement, dated as of June 10, 2021, by and among Yucaipa Acquisition Corporation, SIGNA Sports United GmbH, SIGNA Sports United B.V., Olympics Merger Sub and SIGNA International Sports Holding GmbH (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

2.2**	Plan of Merger (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).

3.1**	Deed of Incorporation of SIGNA Sports United B.V. (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).

3.2**	Deed of Conversion and Amendment of the Articles of Association of SIGNA Sports United B.V. into SIGNA Sports United N.V. (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).

5.1*	Opinion of NautaDutilh N.V.

8.1**	Opinion of Kirkland & Ellis LLP regarding certain U.S. tax matters.

10.1**	Shareholder Undertaking, dated as of June 10, 2021, by and among by and among Yucaipa Acquisition Corporation, SIGNA Sports United GmbH, SIGNA Sports United B.V., and the Pre-Closing SSU Shareholders party thereto (included as Annex P to the proxy statement/prospectus forming a part of this Registration Statement).

10.2**	Shareholder Undertaking, dated as of June 10, 2021, by and among by and among Yucaipa Acquisition Corporation, SIGNA Sports United GmbH, SIGNA Sports United B.V., and RSI S.C.S, SICAV-RAIF (included as Annex Q to the proxy statement/prospectus forming a part of this Registration Statement).

10.3**	Shareholder Undertaking, dated as of June 10, 2021, by and among by and among Yucaipa Acquisition Corporation, SIGNA Sports United GmbH, SIGNA Sports United B.V., and Bayerische Beamten Lebensversicherung a.G. (included as Annex R to the proxy statement/prospectus forming a part of this Registration Statement).

10.4**	Form of SSU Lock-Up Agreement (included as Annex G to the proxy statement/prospectus forming a part of this Registration Statement).

10.5**	Form of Wiggle Seller Lock-Up Agreement (included as Annex H to the proxy statement/prospectus forming a part of this Registration Statement).

10.6**	Forward Purchase Agreement Amendment (included as Annex I to the proxy statement/prospectus forming a part of this Registration Statement).

10.7**	Sponsor Letter Agreement, dated as of June 10, 2021, by and among Yucaipa Acquisition Corporation, Yucaipa Acquisition Manager, LLC, SIGNA Sports United GmbH and certain individuals party thereto (included as Annex J to the proxy statement/prospectus forming a part of this Registration Statement).

10.8**	Form of Sponsor Subscription Agreement (included as Annex K to the proxy statement/prospectus forming a part of this Registration Statement).

10.9**	Form of PIPE Subscription Agreement (included as Annex L to the proxy statement/prospectus forming a part of this Registration Statement).

Exhibit No.	Description

10.10**	Form of Registration Rights Agreement (included as Annex M to the proxy statement/prospectus forming a part of this Registration Statement).

10.11**	Form of Warrant Assignment, Assumption and Amendment Agreement (included as Annex N to the proxy statement/prospectus forming a part of this Registration Statement).

10.12**	Form of Earn-Out Agreement (included as Annex O to the proxy statement/prospectus forming a part of this Registration Statement).

21.1**	Subsidiaries of TopCo.

23.1	Consent of WithumSmith+Brown, PC, auditor to Yucaipa.

23.2	Consent of KPMG AG, Wirtschaftsprüfungsgesellschaft, auditor to SSU.

23.3	Consent of KPMG LLP, auditor to Wiggle.

23.4	Consent of Moelis & Company LLC.

23.5*	Consent of NautaDutilh N.V. (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page to this registration statement).

99.1**	Form of Proxy Card for General Meeting of Yucaipa Acquisition Corp. Shareholders.

99.2**	Consent of Mike Özkan as a designee to the TopCo Board of Directors.

99.3**	Consent of Wolfram Keil as a designee to the TopCo Board of Directors.

99.4**	Consent of Dieter Berninghaus as a designee to the TopCo Board of Directors.

99.5**	Consent of Dr. Martin Wittig as a designee to the TopCo Board of Directors.

99.6**	Consent of Christoph Keese as a designee to the TopCo Board of Directors.

99.7**	Consent of Richard d’Abo as a designee to the TopCo Board of Directors.

99.8**	Consent of Dr. Thomas Rudolph as a designee to the TopCo Board of Directors.

*	To be filed by amendment
**	Previously filed

Item 22. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering;

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering’s by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(2) that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved thereby, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berlin, Federal Republic of Germany, on this 23rd day of November 2021.

SIGNA Sports United B.V.

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Stephan Zoll, Mike Özkan, Wolfram Keil, Dieter Berninghaus and Alexander Johnstone, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of SIGNA Sports United B.V., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Stephan Zoll Stephan Zoll	Managing Director and Chief Executive Officer (Principal Executive Officer)	November 23, 2021

/s/ Philipp Rossner Philipp Rossner	Managing Director and Chief Strategy Officer	November 23, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of SIGNA Sports United B.V., has signed this registration statement in the City of New York, State of New York, on November 23, 2021.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.